Form 10-K, Exhibit 13
HIBERNIA CORP
filed 1995-03-30
CIK 47288

PORTIONS OF THE 1994 ANNUAL REPORT TO SECURITY HOLDERS OF HIBERNIA CORPORATION

HIBERNIA CORPORATION INFORMATION

Corporate Offices             Mailing Address
313 Carondelet Street         PO BOX  61540
New Orleans, LA  70130        New Orleans,  LA  70161
                              504-533-3333

STOCK LISTING

     The common stock of Hibernia Corporation is listed on the New York Stock Exchange under the ticker symbol "HIB." Price and volume information are listed under "Hibernia" and "HIB" in the Wall Street Journal and under similar designations in other daily newspapers. At December 31, 1994, Hibernia Corporation had 12,763 shareholders of record and 3,261 full-time equivalent employees.

REGISTRAR AND TRANSFER AGENT

     Shareholders requesting a change of address, records or information about lost certificates should contact:
     Chemical Bank
     Securityholder Relations Department
     450 W. 33rd Street, 8th Floor
     New York, New York 10001
     Toll-free:  800-647-4273

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     Hibernia's Dividend Reinvestment and Stock Purchase Plan is an economical, convenient way for shareholders to increase their holdings of the Company's stock. Once enrolled in the plan, shareholders may purchase new shares directly from the Company by reinvesting cash dividends, making optional cash purchases or both.

INFORMATION

     Shareholders, media representatives and other individuals seeking copies of the annual report, Form 10-K and Form 10-Q, as well as general information, should contact Jim Lestelle, Manager of Corporate Communications, at 504-533-5482 or toll-free at 800-245-4388.

     Analysts and others seeking financial data or a prospectus on the Dividend Reinvestment and Stock Purchase Plan should contact
Linda Meche, Manager of Finance and Investor Relations, at 504-533-2180 or toll-free at 800-245-4388.

DUPLICATE MAILINGS

     The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should send a written request to Chemical Bank at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.


STOCK PRICE AND DIVIDEND INFORMATION

                            1994                          1993
                                       Cash                          Cash
                 Market Price(1)  Dividends    Market Price(1)  Dividends
                   High      Low   Declared      High      Low   Declared
Frist Quarter     $8.25    $7.38      $0.04     $7.88    $6.00          -
Second Quarter    $9.13    $7.38      $0.04     $8.13    $6.38          -
Third Quarter     $8.88    $7.88      $0.05     $8.50    $6.63      $0.03
Fourth Quarter    $8.50    $7.50      $0.06     $9.00    $6.88          -

(1) NYSE closing price

Management's Discussion and
Analysis of Financial Condition
and Results of Operations

     Management's Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation (the "Company" or "Hibernia") and its subsidiaries, principally Hibernia National Bank (the "Bank"), and should be read in conjunction with the accompanying consolidated financial statements, notes and tables. The results for 1992 include the accounts of Hibernia National Bank in Texas (the "Texas Bank") through June 30, 1992. From July 1, 1992 until the date of its sale on December 31, 1992, results include the equity investment of the parent company in the Texas Bank.

     During 1994, the Company completed six mergers which were accounted for as poolings of interests. Accordingly, all prior-year information has been restated to reflect the effect of these mergers. The six institutions with which the Company merged are referred to as the "pooled companies."

1994 Highlights

     Highlights of Hibernia Corporation's performance for 1994 include the following:

          * Net income of $84.7 million ($.78 per share), up 33% from $63.8 million ($.59 per share) in 1993.
          * Increases in profitability, loans and capital strength; further improvement in asset quality; and significant enhancements to the Company's franchise.
          * Loan growth of 15% to $3.4 billion at December 31, 1994, with commercial loans up 9% and consumer loans up 23% from a year earlier.
          * A decline in nonperforming assets of 66% to $34.9 million from $103.9 million at December 31, 1993. The continuing strong improvement in asset quality made possible a $17.2 million negative provision. After the negative provision, reserve coverage of nonperforming loans stood at 765%, compared to 263% at the end of 1993.
           * An increase in net interest income of $3.1 million primarily due to a $267.6 million increase in average loans. Modest pressure on spreads resulted in a 12 basis point decline in the net interest margin to 4.55%.
           *   An increase in returns on assets (ROA) and equity
               (ROE) to 1.35% and 15.63%, respectively, from 1.06% and 13.33% for 1993.
           * Doubling of the quarterly dividend. After an absence of more than two years, cash dividends were reinstated at $.03 per share in the third quarter of 1993. The dividend was increased three times in 1994, resulting in a $.06-per-share dividend in the fourth quarter.
           * Completion of mergers with six institutions with combined assets of $1.4 billion and 45 offices.
           * Announcement of merger agreements with four additional institutions which, when consummated, would increase the Company's assets by more than $400 million, or 7%, to $6.8 billion. Subject to regulatory and shareholder approval, consummation is anticipated in 1995.

Financial Condition:

Earning Assets

     Earning assets include loans, securities and short-term investments and are the Company's main source of income. Average earning assets totaled $5.8 billion in 1994, compared to $5.6 billion in 1993 and $5.9 billion in 1992. Average earning assets increased $207.2 million in 1994 due to growth in loans and securities held to maturity. Average earning assets decreased from 1992 to 1993 due to the sale of the Texas Bank in 1992, which resulted in a $378.9 million decrease. Loans as a percentage of average earning assets increased to 53.5% in 1994, compared to 50.7% in 1993 and 60.1% in 1992. Securities held to maturity increased to 32.0% of average earning assets in 1994 from 31.0% in 1993 and 21.0% in 1992.

     Loan demand, which began to increase in the second half of 1993, continued to strengthen throughout 1994. The Company reinvested the proceeds from lower-yielding, short-term investments into loans and securities held to maturity. The remaining earning assets are liquid assets which include securities available for sale and short-term investments.

     Total earning assets as of December 31, 1994 were $5.8 billion, up $36.9 million from a year earlier. Total loans increased $432.9 million (14.7%) to $3.4 billion, while securities held to maturity, securities available for sale and short-term investments declined $184.3 million, $115.3 million and $96.4 million, respectively.

Loans

     Funding sources are deployed into loans in order to meet customer credit needs and achieve yields that are generally higher than those available on alternative earning assets, while considering liquidity and credit quality. In addition, lending relationships afford the opportunity to cross-sell other products, thus creating additional sources of income.

     Average loans increased $267.6 million as both commercial and consumer lending experienced strong growth. More responsive customer service, improved consultative skills of Hibernia bankers, and enhanced banking convenience and products enabled the Company to increase loans in an improving Louisiana economy. Average loans declined $673.4 million in 1993, reflecting both the sale of the Texas Bank ($292.5 million) and downsizing efforts in 1992, which emphasized reducing non-relationship lending. The decline in 1993 also resulted from successful efforts to improve asset quality through the resolution of nonperforming loans. Loans at year-end 1994 totaled $3.4 billion, $432.9 million (14.7%) higher than at year-end 1993.

     Table 1 details Hibernia's loan portfolio according to industry concentration. Consumer loans grew $275.5 million (22.7%), while commercial loans increased $157.4 million (9.1%) in 1994. The portfolio mix was 44.2% consumer and 55.8% commercial at year-end 1994, compared to 41.3% and 58.7%, respectively, at year-end 1993. These results reflect Hibernia's strategy to seek growth in consumer lending while maintaining the Company's preeminence in Louisiana commercial lending.

Commercial Loans

Expansion of the commercial loan portfolio in 1994 was balanced among commercial real estate, up $45.7 million (10.6%); energy, up $23.7 million (34.6%); services, up $22.6 million (8.5%); and commercial and industrial, up $59.2 million (10.8%). Management expects to continue emphasizing Louisiana-based lending and balancing the mix of the commercial real estate portfolio by project type and tenant diversification.

Consumer Loans
The increase in consumer loans to $1,490.9 million at December 31, 1994, from $1,215.4 million at December 31, 1993, resulted primarily from increased marketing efforts, new product development and extended service hours, designed to maximize the effectiveness of the Company's extensive statewide office network.

     Indirect lending was a major focus within consumer lending in 1994. Until late 1991, the Company was one of the market leaders in indirect lending in Louisiana, which is primarily conducted through automobile dealerships. Management shifted emphasis away from indirect lending during the downsizing efforts of 1992 but began rebuilding the Company's indirect lending infrastructure and relationships in 1993. As a result, this portfolio increased to $480.2 million at December 31, 1994, from $301.7 million at December 31, 1993. Hibernia's market share of new-car indirect lending increased in virtually every major market as the result of increases in existing indirect relationships. Expansion of the Hibernia banking office system in markets which are either under-served or where the Company does not yet have a presence should enhance indirect lending efforts even further.

     Revolving credit loans increased $20.5 million (39.0%) in 1994 as Hibernia directed promotional efforts toward increasing usage of credit lines among existing customers and attracting new customers.

Securities

     At the end of 1994, total securities were $2.3 billion, a decrease of $299.6 million, or 11.6%, from the end of 1993. Of total securities, 97% are securities of the U.S. government or its agencies. The composition of the securities portfolios is shown in Table 2.

     On December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the classification of securities into one of three categories: trading, available for sale or held to maturity. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically.

     Trading account securities are held for resale in anticipation of short-term market movements. These securities are carried at fair value and are included in short-term investments.
Gains and losses, both realized and unrealized, are reflected in earnings.

     Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost.

     Securities not classified as trading or held to maturity are classified as available for sale. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. The Company may sell these securities prior to maturity in response to liquidity demands. Management has established a minimum acceptable level of available for sale securities which is equal to 10% of non-collateralized deposits.

     Prior to December 31, 1993, the Company classified securities as held for sale (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from those required by the new standard. Held for sale securities were recorded at the lower of cost or fair value.

Trading Securities

The Company held no trading securities at December 31, 1994, and there was no significant trading activity during 1994, 1993 or 1992.

Securities Available for Sale

     Average securities available
for sale decreased $12.4 million in 1994, reflecting contractual payments and prepayments of principal, primarily related to residential mortgage refinancing resulting from the low interest rate environment through 1993. The proceeds from the payments and prepayments were invested primarily in securities held to maturity and loans.

Securities Held to Maturity

     Average securities held to
maturity increased $120.1 million from 1993 to 1994. In light of weak loan demand in the first half of 1993, management elected to invest in adjustable-rate mortgage-backed securities.

     Maturities and yields of securities at year-end 1994 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization or projected prepayments.

     At December 31, 1994, the available for sale portfolio included $146.6 million, and the held to maturity portfolio included $650.6 million, of adjustable-rate securities, primarily mortgage-backed securities, which are tied to a cost-of-funds index. In much the same manner as Hibernia's cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

     The average repricing period of securities held to maturity at December 31, 1994 was 2.5 years, compared to 2.7 years at December 31, 1993. The average repricing period of securities available for sale at December 31, 1994 was 3.3 years, compared to 2.9 years at December 31, 1993. Although the indicated repricing period for securities available for sale was
3.3 years as of December 31, 1994, carrying these securities at market value has the effect of recognizing a yield on the securities equal to the current market yield.

Asset Quality

     Nonperforming assets consist of nonaccrual loans (loans on which interest income is not currently recognized), restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower) and foreclosed assets (assets to which title has been assumed in satisfaction of debt and in-substance foreclosures). In-substance foreclosures include loans for which the market value of the collateral is less than the loan obligation, it is uncertain that the borrower has the capacity to repay the loan in full, and management expects ultimate repayment to come from foreclosure on or liquidation of the collateral. Generally, payments received in satisfaction of debt on nonperforming loans are applied to reduce principal. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is a question concerning full collectibility of both principal and interest.

     Nonperforming assets totaled $34.9 million at year-end 1994, a $69.0 million (66%) decrease from the prior year. Nonperforming assets totaling $103.9 million at December 31, 1993 were down $125.4 million (55%) from December 31, 1992. The composition of nonperforming assets for the past five years is illustrated in Table 4.

     Table 5 lists the performance classifications of nonperforming assets. The Company classifies nonperforming loans and in-substance foreclosures according to the number of days a borrower is past due on scheduled principal or interest payments. Nonperforming loans totaled $19.4 million at year-end 1994, $65.6 million at year-end 1993 and $145.3 million at year-end 1992. At December 31, 1994, 66.4% of nonperforming loans were less than 60 days past due.

     Table 6 details nonperforming loan activity during 1994 by loan type (commercial real estate, other commercial and consumer). The significant reduction in nonperforming loans in 1994 is primarily the result of payments, sales and returns to performing status totaling $43.0 million, while additions to nonperforming loans totaled $19.6 million.

     In addition to the nonperforming loans discussed above, there are $12.0 million of commercial loans for which payments are current but which, in management's opinion, are subject to potential future classification as nonperforming.

     Foreclosed assets, which are recorded at fair value less estimated selling cost, totaled $15.5 million at year-end 1994, $38.3 million at year-end 1993 and $84.0 million at year-end 1992. Improvements in commercial real estate and general economic conditions, which allowed for favorable dispositions of previously foreclosed properties, and a decrease in the amount of loans being transferred to foreclosed assets were the primary factors in the decline.

     As of January 1, 1995, the Company will adopt SFAS No. 114, "Accounting for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. Accordingly, upon adoption, $6.9 million of in-substance foreclosures will be transferred from foreclosed assets to nonperforming loans.

     One measure of asset quality is the level of nonperforming assets compared to total loans plus foreclosed assets
(nonperforming asset ratio). At year-end 1994, the Company's nonperforming asset ratio was 1.03%, compared to 3.49% at year-end 1993 and 7.57% at year-end 1992.

     Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As illustrated in Table 7, net charge-offs in 1994 totaled $6.7 million, a $16.9 million decline from $23.6 million in 1993 and a $72.7 million reduction from $79.4 million in 1992. Net charge-offs as a percentage of average loans were .22% in 1994, .83% in 1993 and 2.25% in 1992.

     Hibernia's loan delinquency ratio - the level of accruing, delinquent loans (over 30 days past due) as a percentage of total loans - is an indicator of potential problems in asset quality. This ratio stood at .87% at December 31, 1994, compared to .70% at year-end 1993 and 1.26% at year-end 1992. The commercial loan delinquency ratio increased in 1994 from .51% to .72%, while the consumer loan delinquency ratio rose from .97% to 1.12%.


Reserve and Provision
for Possible Loan Losses

     The reserve for possible loan losses is composed of specific reserves (assessed for each loan for which a probable loss has been identified), general reserves and an unallocated reserve. Management continuously evaluates the reserve to ensure the level is adequate to absorb losses inherent in the loan portfolio. The provision expense is then recorded to maintain the reserve at the determined level. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical loss experience and trends in delinquencies and nonaccrual loans. The unallocated reserve serves to compensate generally for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans and specific reserve allocations. The board of directors reviews the adequacy of the reserve each quarter.

     The year-end 1994 reserve of $148.6 million provided 764.9% coverage of nonperforming loans, compared to $172.5 million, with 263.0% coverage, at year-end 1993 and $199.5 million, with 137.3% coverage, at year-end 1992. An allocation of the December 31, 1994 reserve is presented in Table 8.

     The provision for possible loan losses (a component of earnings) is the means by which the reserve for possible loan losses is adjusted to establish a reserve level considered adequate by management to absorb future potential loan losses. Due to the continuing improvements in asset quality discussed earlier and reduced levels of net loan charge-offs as detailed in Table 7, negative provisions were recorded in 1994 and 1993 amounting to $17.2 million and $3.7 million, respectively. These amounts compare to a $71.1 million provision in 1992. The provision attributable to the Texas Bank totaled $3.1 million in 1992. Because factors such as loan growth and the future collectibility of loans are uncertain, the likelihood of negative provisions in future periods cannot be predicted.

Funding Sources:

Deposits and Borrowings

DEPOSITS

     Deposits are the Company's primary source of funding for its earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits.

     Average deposits totaled $5.4 billion in 1994, a $166.0 million (3.2%) increase from 1993. Core deposits were up $153.6 million to $4.6 billion or 85.1% of total deposits. Transaction accounts (demand deposits and NOW accounts) accounted for most of the increase in core deposits. Rising interest rates during 1994 resulted in the reversal of a downward trend in consumer time deposits throughout the banking industry. Consumers began returning funds to insured deposits, primarily CDs, after having previously invested in other higher-yielding instruments such as mutual fund investments. Total deposits at year-end 1994 were $5.5 billion, a $168.3 million increase from year-end 1993.

Borrowings

The Company's borrowings historically have included long-term debt and short-term federal funds purchased and repurchase agreements. During 1994, the Company retired $24.5 million of debt acquired through mergers. The remaining $5.7 million of debt consists of $1.2 million in unsecured debt and $.9 million of subordinated debentures, both of which will be repaid in 1995, and $3.6 million in advances from the Federal Home Loan Bank.

     Federal funds purchased and securities sold under agreements to repurchase, short-term sources of funds, averaged $164.6 million in 1994, up 19.1% from $138.2 million in 1993 and down
20.6% from $207.3 million in 1992.

Interest Rate Sensitivity

     Interest rate risk is the potential impact of changes in interest rates on net interest income and results from mismatches in repricing opportunities of assets and liabilities over a period of time. Simulation models are utilized to estimate the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules and enter into derivative contracts as a means of limiting interest rate risk to an acceptable level. Table 11 presents Hibernia's interest rate sensitivity position at December 31, 1994.

     This profile, usually referred to as a gap analysis, is based on a point in time and may not be meaningful because, in general, assets and liabilities are placed in categories according to contractual maturities and repricing periods rather than estimating these characteristics as is done in simulation models. Also, the gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories. Although Table 11 indicates that the Company is liability-sensitive (interest-bearing liabilities exceed earning assets) up to one year, this may not be true in practice. The 1-30 day deposit category includes savings, NOW accounts and money market deposit accounts, which have indeterminate maturities. The rates paid on these core deposits, which account for 44.7% of interest-bearing deposits, do not necessarily reprice in direct relationship to changes in interest rates. In addition, one of Hibernia's deposit products is the OneWay CD, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 1994, these deposits totaled $632.6 million, of which $153.4 million had been repriced. The remaining $479.2 million are included in the 1-30 day deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as individual depositors choose when to exercise the option to adjust the rate on their deposits.

     In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company's loan and security portfolios contain fixed-rate mortgage loans and mortgage-backed securities that have actual maturities and cash flows that vary with the level of interest rates. These earning assets are reported in the "over 5 years and non-sensitive" category when, in fact, a portion of these balances may be subject to repricing within one year or less (depending on market interest rates), because the actual cash flows from these instruments will vary from the contractual maturities due to payoffs and refinancing activity.

     On a limited basis, Hibernia uses derivative financial instruments to manage interest rate exposure. Because the credit risk in these instruments is related to the ability of counterparties to meet contractual terms, appropriate credit approval is required before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. Deposit-related interest rate swaps have totaled $15.0 million at the end of each of the last three years. These interest rate swaps were entered into as hedges against longer-term deposits of the same maturity, exchanging a fixed rate of interest for a floating rate. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits.

     Derivative financial instruments are held or issued by the Company for trading purposes to provide Hibernia customers the ability to manage their own interest rate sensitivity. In general, matched trading positions are established to minimize interest rate risk to the Company. The notional value of these instruments totaled $148.1 million at year-end 1994, $13.7 million at year-end 1993 and $11.4 million at year-end 1992.

     In addition to these derivative instruments, the Company guarantees an interest rate swap agreement, with a notional value of $74.0 million, between a Hibernia customer and an unaffiliated bank. The Company is exposed to loss only if the customer defaults and the interest payments the customer is obligated to pay exceeds those it is entitled to receive from the unaffiliated bank.

Net Interest Margin

     The net interest margin is taxable-equivalent net interest income as a percentage of average earning assets. Net interest income is the difference between total interest and fee income generated by earning assets and total interest expense incurred on interest-bearing liabilities and is affected by:

          *         Volume, yield and mix of earning assets.
          *         Level of nonperforming loans.
          *         Interest rate environment.
          * Volume, yield and mix of interest-bearing liabilities.
          * Amount of noninterest-bearing liabilities supporting earning assets.

     The net interest margin is composed of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities; and the noninterest-bearing funds contribution, which measures the effect of noninterest-bearing funds (primarily demand deposits and shareholders' equity) on net interest income. In general, the higher the ratio of noninterest-bearing funds supporting earning assets, the higher the net interest margin. Hibernia's noninterest-bearing funds ratio was 21.38% in 1994, compared to 20.35% in 1993 and 13.43% in 1992.

     The net interest margin of 4.55% in 1994 compares to 4.67% in 1993 and 4.50% in 1992. The decrease in the net interest margin from 1993 to 1994 was the result of the reinvestment, at lower rates, of funds received from maturities and prepayments of securities and loans acquired during the higher rate environment of earlier years, and a higher cost of funds. This decline was largely offset by a change in the mix of earning assets as higher-yielding loans increased while lower-yielding short-term investments decreased as a proportion of total earning assets. The 17 basis-point increase in 1993 was the result of a significant decline in nonperforming loans, the replacement of high-cost long-term debt with equity and the favorable interest rate environment. In addition, a higher level of noninterest-bearing funds supported earning assets in 1993.

Results of Operations:

     The Company reported net income of $84.7 million, or $.78 per share, in 1994. In 1993, income before the cumulative effect of an accounting change totaled $61.1 million, or $.57 per share. Income before an extraordinary loss on debt restructuring and the utilization of net operating loss carryforwards was $2.0 million, or $.04 per share, in 1992.

     The improved operating results in 1994 are attributable to continuing improvements in asset quality and operating efficiency. These factors, along with an increase in the net interest margin and successful completion of the Company's recapitalization in 1992, contributed to the improvement in operating income in 1993.

Net Interest Income

     Net interest income on a taxable-equivalent basis increased $2.6 million, or 1.0%, to $264.7 million in 1994 from $262.1 million in 1993. Net interest income in 1992 was $263.8 million. Net interest income attributable to the Texas Bank totaled $20.2 million in 1992. Excluding net interest income of the Texas Bank in 1992, taxable-equivalent net interest income would have increased $18.5 million, or 7.6%, in 1993.

     Taxable-equivalent net interest income increased in 1994 because of the growth in earning assets and the change in the mix of earning assets, partially offset by lower spreads between earning assets and interest-bearing liabilities. As indicated in Table 13, the change in net volumes raised taxable-equivalent net interest income by $21.1 million, primarily the result of a lower level of nonperforming assets and an improved earning asset mix. The net change attributable to interest rates lowered taxable-equivalent net interest income by $18.5 million, reflecting a narrowing of the net interest spread as interest rates rose.

     The net decrease in taxable-equivalent net interest income in 1993 was primarily the result of a lower volume of earning assets due to the sale of the Texas Bank, partially offset by the lower volume of nonperforming assets and a lower-cost liability mix.

Noninterest Income

     Service charges on deposits, trust fees, mortgage loan servicing fees and retail investment service fees were the largest contributors to noninterest income in 1994. Noninterest income totaled $85.7 million in 1994, compared to $81.2 million in 1993 and $78.1 million in 1992 excluding gains and losses on sales of securities for all years and noninterest income of the Texas Bank in 1992.

     The $4.5 million (5.5%) increase in 1994 compared to 1993 was due to increases in retail investment service income, service charges on deposits and ATM fees, partially offset by declines in income from trust fees, the sale of mortgage loans and computer service fees.

     Retail investment service income increased $1.5 million (31.6%) reflecting Hibernia's intensive management and sales-and-service training program which emphasizes a proactive consultative approach to analyzing and providing for the financial needs of its customers. The increase in service charges on deposits of $3.3 million (8.6%) was due to both pricing increases and increases in fee-generating deposit balances. ATM fees increased $2.2 million (234.2%) due to an expanded and upgraded network and surcharges on ATM transactions.

     Trust fees declined $.9 million (6.7%) largely due to market conditions which impact certain fees based on the values of assets held in trust accounts. In addition, trust fees also decreased due to the effect of a restructuring of fee schedules for certain large accounts.

     The sale of mortgage loans resulted in losses totaling $.1 million in 1994, compared to $2.4 million in gains recorded in 1993. The Company enters into forward contracts to securities and sell its expected production of mortgage loans at a locked-in rate. The rise in mortgage loan rates during 1994 resulted in a higher-than-expected percentage of mortgage loan closings.
To the extent that mortgage loan production was greater than expected and given the rising rate environment, sales in the secondary market resulted in losses.

     Fees earned by providing computer services to correspondent banks decreased $1.2 million (52.4%) in 1994, reflecting management's earlier decision to discontinue pursuing third-party data processing business.

     The increase in total fee income in 1993 compared to 1992 was the result of an increase in trust fees of $1.0 million (7.9%), due to a new fee schedule implemented in the fourth quarter of 1992 and an 11.4% increase in trust assets; and an increase in service charges on deposits of $.9 million (2.4%), reflecting increases in transaction accounts (demand deposit, NOW and savings).

Noninterest Expense

     Noninterest expense totaled $271.2 million in 1994, compared to $272.6 million in 1993 and $260.2 million in 1992, excluding noninterest expense of the Texas Bank in 1992.

     Noninterest expense in 1994 included merger-related charges of $11.1 million, primarily $3.5 million of employee expenses, $2.6 million for duplicate facilities and equipment and $2.9 million in professional and other fees associated with the closing of merger transactions. Also included in 1994 noninterest expense is a $17.6 million charge for the impairment of goodwill associated with acquisitions in the mid-to-late 1980s.

     As a result of a new organizational structure implemented during the third quarter of 1994 and improved management information systems, management conducted an analysis which estimated the discounted cumulative net income before goodwill amortization expense for each of its primary geographic regions over the remaining amortization period of the associated goodwill of approximately nine years. Purchase prices for acquisitions which gave rise to recording goodwill reflected management's intent at the time to generate efficiencies by merging the operations of the acquired banks and increasing market share from the resulting base. However, management's current analysis indicated that projected performance of the Company's existing franchise in two regions would not be adequate to support the remaining unamortized goodwill resulting from previous acquisitions. The impaired goodwill was written off in one instance and written down to realizable value in another during the third quarter, resulting in a charge of $16.1 million. In addition $1.5 million of goodwill related to the formation of a bank holding company previously recorded by a pooled company was written off.

     Noninterest expense in 1993 included a provision for data processing enhancements totaling $12.0 million related to a contract with a new data processing service provider. Under the contract, the Company is installing a new integrated platform of software applications, including improved banking-office and teller-automation systems, all of which will enhance customer service and promote operating efficiencies. The enhanced systems should be in place in early 1995. This provision represented an estimate of costs relating to conversion, write-downs of application software that will be replaced and penalties for termination of the previous contract. The Company also recorded a provision for the recognition of the economic impairment of certain facilities which amounted to $2.7 million, as well as a $10.4 million addition to litigation reserves relating to a shareholder class-action suit and other suits.

     Excluding the expenses in 1994 and 1993 mentioned above, total noninterest expense declined $5.0 million (2.0%) to $242.5 million in 1994.

     Staff costs increased $10.3 million (9.5%), or $6.8 million
(6.3%) after merger-related expenses are excluded. This increase was primarily related to management incentive programs and merit increases.

     Occupancy and equipment expense increased $3.2 million (8.3%), or $.6 million (1.5%) excluding the merger-related expenses, primarily due to efforts to conform equipment of pooled companies to a common standard and investments in new technology designed to serve customers better. In addition, data processing expenses increased $2.4 million (14.2%), or $1.5 million (9.0%) excluding the merger-related expenses, primarily due to dual expenses involved in the conversion to a new vendor, as well as enhancements to the Company's technology.

     Deposit insurance and examination fees declined $1.8 million (11.7%) as the increase in deposits was more than offset by a decline in the insurance assessment rate in the second half of 1994, reflecting the Bank's improved rating from the Office of the Comptroller of the Currency. Foreclosed property expense declined $14.4 million, and loan collection expense decreased $3.1 million (63.5%), the result of the improved asset quality discussed earlier. Professional fees increased $.7 million (7.8%). However, after excluding merger-related costs, professional fees were down $2.2 million (22.6%) as 1993 included fees related to strengthening Hibernia's franchise, including its management and sales-and-service training program.

     Noninterest expense in 1993, excluding the charges for data processing enhancements, facilities impairment and litigation reserves previously discussed, decreased $12.7 million (4.9%) compared to 1992 excluding noninterest expense of the Texas Bank.

This decrease was primarily due to reductions in expenses related to problem assets as a result of improved asset quality. Foreclosed property expenses decreased $17.0 million (68.3%), and loan collection expenses declined $1.7 million (26.1%). In addition, professional fees decreased $3.8 million (28.3%), due to fees incurred in 1992 relating to the Company's recapitalization.

     Staff costs increased $8.2 million (8.2%) primarily due to the reinstatement of management incentive programs, merit increases and higher medical insurance costs. Advertising and promotional expenses increased $3.0 million (99.5%) as a result of aggressive corporate image and product marketing campaigns during 1993.

     Deposit insurance, computed under the new risk-related premium system in 1993, and regulatory examination fees increased $2.2 million (16.4%). Semiannual premiums paid in January 1993 were based on capital levels and supervisory ratings as of June 30, 1992, before the Company's recapitalization. The assessment rate used to calculate the July 1993 premium decreased, reflecting the improved capital position of the Bank.

     Management monitors the efficiency ratio, noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities gains and losses), as a measure of the success of its efforts to control costs and to generate income. The efficiency ratio of 77.39% in 1994 compares to 79.41% in 1993. Adjusted for the charges in both 1994 and 1993 discussed earlier, the efficiency ratio was 69.20% and 72.10% in 1994 and 1993, respectively.

Income Taxes

     The Company recorded a $3.3 million provision for income taxes in 1994, compared to $8.4 million and $5.1 million in 1993 and 1992, respectively. The 1993 and 1992 amounts include federal income tax expense recorded by the pooled companies. The Bank is subject to a Louisiana shareholder tax based partly on income. The income portion of the Louisiana shareholder tax is reported as state income tax. In addition, certain subsidiaries of the Company and the Bank are subject to Louisiana state income tax.

     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting For Income Taxes." The cumulative effect of adoption was an increase in net income in 1993 of $2.8 million. During 1994, the Company recorded a deferred tax benefit equal to its current tax liability. The net deferred tax asset at December 31, 1994 of $42.9 million was supported by the combination of Hibernia's carryback potential and its expected ability to generate taxable income over the following 12 months. Management evaluates the realizability of the deferred tax asset quarterly and records adjustments, if any, to the related valuation reserve.

     Net future deductible temporary differences at December 31, 1994 were $222.1 million, excluding $10.4 million of alternative minimum tax credit carryforwards. The reserve for possible loan losses represents $148.6 million of the future deductible temporary differences. The reserve for possible loan losses has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% statutory tax rate, the net future deductible amounts including alternative minimum tax credits, if ultimately recognized, would generate tax benefits of $88.1 million. Approximately $42.9 million of those benefits are reflected as a net deferred tax asset at December 31, 1994.

     The amount of the deferred tax asset Hibernia can record in 1995 will be based on the increase in its carryback potential for taxes paid in 1995 and on its ability to generate future taxable income. The Company expects to recognize federal income tax expense throughout 1995, but at an effective tax rate significantly less than the statutory tax rate.


Capital

     Capital represents shareholder ownership in the Company. It provides a base for asset growth while serving, together with the reserve for possible loan losses, as a cushion against potential losses. Support for future asset expansion will come from utilization of existing capital, issuance of capital stock and retention of earnings. The dividend payout ratio (dividends declared divided by net income) was approximately 24.4% in 1994.

     Shareholders' equity totaled $556.7 million at the end of 1994, compared to $522.5 million at the end of 1993 and $446.8 million at the end of 1992. The $34.2 million (6.5%) increase in 1994 was primarily due to current-year earnings, net of dividends paid to shareholders, partially offset by unrealized losses in securities available for sale. The 16.9% increase in 1993 reflected the Company's earnings and unrealized gains in securities available for sale.

     Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned a weight to measure their level of risk.

     Total risk-based capital ratios for the Company and the Bank were 16.54% and 15.65%, respectively, at year-end 1994. This compares to 16.24% and 15.70%, respectively, at year-end 1993. Leverage ratios were 8.93% for the Company and 8.41% for the Bank at the end of 1994, compared to 7.73% and 7.50% at the end of 1993. The current ratios significantly exceed the standards required for designation of an institution as "well-capitalized" by the regulators of the Company and the Bank. Table 16 shows the calculation of risk-based capital ratios for the Company and presents a comparison of such ratios to the minimum regulatory standards.


Liquidity

     Liquidity is a measure of a bank's ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, converting assets (such as short-term investments and securities available for sale) to cash and attracting new deposits. Management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts to minimize funding risks.

     Attracting and retaining core deposits at competitive rates is the Bank's primary source of liquidity. The Bank's extensive retail office network, aided by the introduction of new deposit products, provided $4.8 billion in core deposits at year-end 1994, up 3.4% from $4.6 billion a year earlier. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

     The Bank's loan-to-deposit ratio at year-end 1994 increased to 61.3%, compared to 55.1% at year-end 1993 and 56.1% at year-end 1992. These increases resulted from a modest increase in the deposit base, while loans experienced strong growth. Management believes that current and projected levels of short-term investments and securities available for sale are adequate to meet the Company's liquidity needs. Hibernia's continuing improvement in certificate of deposit ratings enhances its ability to raise funds in the open market. In addition, membership in the Federal Home Loan Bank further augments liquidity management by providing a readily accessible source of funds.

     Hibernia Corporation (the Parent Company) requires liquidity to fund operating expenses and pay dividends. At December 31, 1994, the Parent Company had $45.9 million in funds. During 1994, the Parent Company received $41.8 million in dividends from the Bank and paid $18.8 million in dividends to its shareholders.

     The Consolidated Statements of Cash Flows can be used to assess the Company's ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company incurred a net decrease in cash and cash equivalents in 1994 of $17.2 million. This decrease was the result of cash used in investing activities of $238.0 million, primarily relating to a net increase in loans. Both operating and financing activities provided cash during 1994, with operations providing $90.4 million and financing activities providing $130.3 million. Cash provided by financing activities was primarily the result of an increase in deposits.

     Cash and cash equivalents decreased $400.6 million in 1993. Cash provided by operations totaled $135.1 million, and financing activities provided another $55.8 million, primarily the result of increases in deposits and short-term borrowings. Cash used in investing activities totaled $591.6 million and primarily related to an increase in investments.

     Cash and cash equivalents increased $211.8 million in 1992. Cash provided by operations totaled $179.2 million, and investing activities provided another $408.6 million, primarily through a net reduction in loans. Cash used in financing activities was $376.0 million due to a net decrease in deposits.

Fourth-Quarter Results

Hibernia reported consolidated net earnings of $16.5 million in the fourth quarter of 1994, compared to $18.5 million in the fourth quarter of 1993 and $25.7 million in the third quarter of 1994. Earnings per share of $.15 for the fourth quarter of 1994 were down $.02 from the $.17 per share earned in the fourth quarter of 1993 and down $.09 from the third quarter of 1994.

Net income would have been $24.5 million ($.23 per share) in the fourth quarter of 1994, up 40% from $17.5 million ($.16 per share) in the fourth quarter of 1993, and up 3% from $23.8 million ($.22 per share) for the third quarter of 1994 after adjusting all quarters for certain items.

In the fourth quarter of 1994, these items included merger-related charges of $4.2 million, primarily $2.5 million for duplicate facilities and equipment, $.6 million in professional and other fees associated with the closing of merger transactions, and $.3 million of employee expenses; a loss of $2.4 million on the sale of securities acquired through mergers to conform the acquired securities portfolios to Hibernia's objectives for risk, liquidity and returns; and a charge of $1.4 million for the impairment of goodwill associated with a merger completed in the fourth quarter of 1994.

In the fourth quarter of 1993, these items included an $18.0 million negative provision for possible loan losses, the result of continuing significant improvement in asset quality; a $12.0 million charge to reflect costs related to the change in data processing vendors and related software; a $2.7 million charge for the economic impairment of certain facilities; and the addition of $2.3 million to litigation reserves relating to a class-action suit and other suits.

In the third quarter of 1994, these items included a $16.1 million charge for the impairment of goodwill discussed earlier; a loss of $1.7 million on the sale of securities acquired through mergers that did not fit the Company's risk profile; a $17.9 million negative provision for possible loan losses; and a $1.8 million gain related to the buyback of residual balances of loans securitized and sold in 1990.

Net interest income, on a taxable-equivalent basis, totaled $67.1 million in the fourth quarter of 1994, compared to $65.3 million in the fourth quarter of 1993 and $67.0 million in the third quarter of 1994.

The fourth-quarter 1994 increase in net interest income over both the fourth quarter of 1993 and the third quarter of 1994 was primarily the result of the growth in loans, partially offset by a narrowing of spreads. The average rate paid on interest-bearing liabilities increased by 73 basis points from the fourth quarter of 1993, while the average yield on earning assets increased by 59 basis points.

The net interest margin of 4.59% in the fourth quarter of 1994 was virtually unchanged up from 4.58% in the fourth quarter of 1993 and 4.63% in the third quarter of 1993. Table 17 illustrates the components of net interest margin on a quarterly basis for 1994 and 1993.

Average earning assets increased $147.7 million (2.6%) to $5.8 billion in the fourth quarter of 1994 from $5.7 billion in the fourth quarter of 1993 and were up $23.2 million compared to the third quarter of 1994.

Average loans increased $426.5 (14.7%) over the fourth quarter of 1993 and $138.7 (4.4%) over the third quarter of 1993. Period-end loans grew $98.9 million, 12.1% on an annualized basis, during the fourth quarter of 1994. Consumer loans were up $87.7 million (25.0% annualized), while commercial loans were up $11.2 million (2.4% annualized).

Average securities for the fourth quarter of 1994 totaled $2.4 billion, down $196.7 million (7.7%) from the fourth quarter of 1993 and down $146.0 million (5.8%) from the third quarter of 1994. The declines came as the result of the reinvestment of proceeds from payments and maturities into higher-yielding loans.

Average deposits increased $172.7 million (3.3%) to $5.4 billion in the fourth quarter of 1994 from $5.2 billion in the fourth quarter of 1993. Average deposits were unchanged from the third quarter of 1994.

Noninterest income, excluding securities transactions, during the fourth quarter of 1994 was $20.6 million, a $.9 million (4.3%) increase from the fourth quarter of 1993. Increases in service charges on deposits, retail investment service income and ATM fees were partially offset by decreases in trust fees and gains/losses on sales of mortgage loans.


Compared to the third quarter of 1994, noninterest income in the fourth quarter of 1994, excluding securities transactions, was down $1.8 million due to the previously mentioned $1.8 million gain related to the buyback of residual balances of loans securitized and sold in 1990.

Noninterest expense of $66.8 million in the fourth quarter of 1994 was $14.9 million lower than $81.7 million reported in the fourth quarter of 1993 and $11.2 million lower than $78.0 million in the third quarter of 1994. After adjusting for the items discussed earlier, noninterest expense would have been $61.2 million in the fourth quarter of 1994, compared to $64.7 million and $61.9 million in the fourth quarter of 1993 and third quarter of 1994, respectively. The decrease in the fourth quarter of 1994 compared to a year earlier is primarily due to decreases in foreclosed asset and loan collection expenses.

CONSOLIDATED SUMMARY OF INCOME AND SELECTED FINANCIAL DATA (1)
Hibernia Corporation and Subsidiaries

Years ended December 31 ($ in thousands, except per-share data)        1994       1993       1992       1991       1990
Interest income                                                    $414,379   $395,917   $459,910   $691,102   $811,427
Interest expense                                                    154,276    138,926    202,836    408,950    511,403
   Net interest income                                              260,103    256,991    257,074    282,152    300,024
Provision for possible loan losses                                  (17,231)    (3,734)    71,093    184,350    175,387
   Net interest income after provision for possible loan losses     277,334    260,725    185,981     97,802    124,637
Noninterest income:
   Noninterest income                                                85,703     81,240     83,080    103,731    130,480
   Securities gains (losses), net                                    (3,906)        92     17,358     17,893     10,930
Noninterest income                                                   81,797     81,332    100,438    121,624    141,410
Noninterest expense                                                 271,170    272,630    279,343    356,102    297,731
   Income (loss) before taxes, extraordinary items and
      cumulative effect of accounting changes                        87,961     69,427      7,076   (136,676)   (31,684)
Income tax expense (benefit)                                          3,310      8,365      5,113      2,740    (14,001)
   Net income (loss) before extraordinary items and
      cumulative effect of accounting changes                        84,651     61,062      1,963   (139,416)   (17,683)
Extraordinary loss on debt restructuring, net of tax                      -          -    (44,493)         -          -
Utilization of net operating loss carryforwards                           -          -      6,181        305          -
Cumulative effect of change in accounting for income taxes                -      2,782          -          -          -
Cumulative effect of change in accounting for lease expense               -          -          -    (21,643)         -
   NET INCOME (LOSS)                                                $84,651    $63,844   ($36,349) ($160,754)  ($17,683)
Income (loss) per share: (2)
Income (loss) before extraordinary items and
   cumulative effect of accounting changes                            $0.78      $0.57      $0.04     ($2.64)    ($0.34)
Extraordinary loss on debt restructuring, net of tax                      -          -      (0.82)         -          -
Utilization of net operating loss carryforwards                           -          -       0.11       0.01          -
Cumulative effect of change in accounting for income taxes                -       0.02          -          -          -
Cumulative effect of change in accounting for lease expense               -          -          -      (0.41)         -
   NET INCOME (LOSS) PER SHARE                                        $0.78      $0.59     ($0.67)    ($3.04)    ($0.34)
Cash dividends declared per share (2)                                 $0.19      $0.03          -      $0.15      $0.90
Average shares outstanding (000s)                                   108,489    107,917     54,350     52,859     52,195
SELECTED YEAR-END BALANCES (in millions)
Loans                                                              $3,375.7   $2,942.8   $2,946.4   $4,319.3   $5,767.2
Deposits                                                            5,506.8    5,338.5    5,256.5    6,509.5    7,640.7
Debt                                                                    5.7       30.2       32.6      134.8      146.9
Equity                                                                556.7      522.5      446.8      252.8      416.3
Total assets                                                        6,335.8    6,223.1    6,102.6    7,363.0    8,649.0
SELECTED AVERAGE BALANCES (in millions)
Loans                                                              $3,117.1   $2,849.5   $3,522.9   $5,249.2   $5,713.9
Deposits                                                            5,380.6    5,214.6    5,628.8    7,228.4    7,511.5
Debt                                                                   18.5       30.3      119.3      138.1      130.4
Equity                                                                541.7      479.0      287.2      343.6      448.0
Total assets                                                        6,254.6    6,017.3    6,436.4    8,110.7    8,633.1
SELECTED RATIOS
Return on average assets                                               1.35%      1.06%     -0.56%     -1.98%     -0.20%
Return on average equity                                              15.63%     13.33%    -12.66%    -46.79%     -3.95%
Net interest margin (taxable-equivalent)                               4.55%      4.67%      4.50%      4.02%      4.18%
Dividend payout ratio                                                 24.36%      5.08%         -        N/M        N/M
Average equity/average assets                                          8.66%      7.96%      4.46%      4.24%      5.19%
Tier 1 risk-based capital ratio                                       15.26%     14.80%     12.62%      4.85%      5.83%
Total risk-based capital ratio                                        16.54%     16.24%     14.11%      6.71%      7.64%
Leverage ratio                                                         8.93%      7.73%      6.66%      2.68%      3.81%

(1) All financial information has been restated for six mergers in 1994 accounted for as poolings of interests.  Prior years have been conformed to current-year presentation.  The Texas Bank was sold on December 31, 1992.  Effective June 30, 1992, and until the date of sale, the accounts of the Texas Bank were reported under the equity method as a single line item in the financial statements, related tables and charts.  The accounts of the Texas Bank were excluded from the computation of the
Company's average balances effective June 30, 1992.
(2) Income (loss) per share data are based on the weighted average number of common shares outstanding in the respective period.
Dividends per share are historical amounts.

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES (1)
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (2)
(Average balances $ in millions,
interest $ in thousands)
                                                 1994                           1993                            1992
                                      Average                        Average                         Average
                                      Balances   Interest  Rate      Balances    Interest  Rate      Balances    Interest   Rate

ASSETS
Interest-earning assets:
  Loans  (3)                          $3,117.1   $271,094   8.70 %    $2,849.5   $248,000   8.70 %    $3,522.9   $319,615   9.07 %
  Securities available for sale (4)      683.5     38,727   5.67         695.9     43,168   6.20         625.0     51,552   8.25
  Securities held to maturity (5)      1,860.7    102,514   5.51       1,740.6     99,663   5.73       1,232.2     78,936   6.41
  Short-term investments                 161.3      6,611   4.10         329.4     10,175   3.09         481.0     16,503   3.43
    Total interest-earning assets      5,822.6   $418,946   7.20 %     5,615.4   $401,006   7.14 %     5,861.1   $466,606   7.96 %
Reserve for possible loan losses        (168.3)                         (200.5)                         (229.1)
Noninterest-earning assets:
  Cash (excluding items in process
      of collection)                     166.3                           151.1                           144.8
  Items in process of collection         117.2                           104.7                           128.4
  Other assets                           316.8                           346.6                           531.2
    Total noninterest-earning assets     600.3                           602.4                           804.4
    Total assets                      $6,254.6                        $6,017.3                        $6,436.4


LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW accounts                      $  600.8   $ 10,262   1.71 %    $  556.5   $  9,027   1.62 %    $  576.0   $ 14,184   2.46 %
    Money market deposit accounts      1,081.0     26,735   2.47       1,079.3     26,454   2.45       1,242.0     39,002   3.14
    Savings accounts                     310.1      6,259   2.02         298.9      6,255   2.09         288.1      8,345   2.90
    Other consumer time deposits       1,600.3     70,192   4.39       1,579.7     63,521   4.02       1,813.0     84,996   4.69
    Public fund certificates of
        deposits of $100,000 or more     619.1     25,987   4.20         598.7     19,727   3.29         625.1     25,012   4.00
    Certificates of deposits of
        $100,000 or more                 166.2      6,270   3.77         186.3      6,159   3.31         201.3     10,218   5.08
    Foreign time deposits                 17.1        794   4.65           5.0        149   2.98           2.2         71   3.25
      Total interest-bearing deposits  4,394.6    146,499   3.33       4,304.4    131,292   3.05       4,747.7    181,828   3.83
  Short-term borrowings                  164.6      5,771   3.51         138.2      4,016   2.91         207.3      6,910   3.33
  Debt                                    18.5      2,006  10.82          30.3      3,618  11.94         119.3     14,097  11.82
    Total interest-bearing
        liabilities                    4,577.7   $154,276   3.37 %     4,472.9   $138,926   3.11 %     5,074.3   $202,835   4.00 %
Noninterest-bearing liabilities:
  Demand deposits                        986.0                           910.2                           881.1
  Other liabilities                      149.2                           155.2                           193.8
    Total noninterest-bearing
        liabilities                    1,135.2                         1,065.4                         1,074.9
Total shareholders' equity               541.7                           479.0                           287.2
    Total liabilities and
        shareholders' equity          $6,254.6                        $6,017.3                        $6,436.4


SPREAD AND NET YIELD
Interest rate spread                                        3.83 %                          4.03 %                          3.96 %
Cost of funds supporting interest-earning assets            2.65 %                          2.47 %                          3.46 %
Net interest income/margin                       $264,670   4.55 %               $262,080   4.67 %               $263,771   4.50 %


(1) All financial information has been restated for six mergers in 1994 accounted for as poolings of interests.
(2) Based on the statutory income tax rate of 35% for the years 1994 and 1993, and 34% for the preceding years.
(3) Excludes unearned income.  For purposes of yield computations, nonaccrual loans are included in loans outstanding.
(4) Yield computations are based on book values of securities available for sale.
(5) Prior to 1992, the Company did not classify securities as available for sale or held to maturity.  Accordingly, all securities are presented as held to maturity.

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES (1), (continued)
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (2)
(Average balances $ in millions,                                                                               5-Year
interest $ in thousands)                              1991                              1990                 Compound
                                                                                                            Growth Rate
                                          Average                           Average                         For Average
                                         Balances    Interest   Rate       Balances    Interest   Rate        Balances

ASSETS
Interest-earning assets:
  Loans  (3)                             $5,249.2   $527,462   10.05 %     $5,713.9   $644,963   11.29 %       (11.4)%
  Securities available for sale (4)             -          -       -              -          -       -             -
  Securities held to maturity (5)         1,861.4    163,594    8.79        1,924.9    179,886    9.35          (0.7)
  Short-term investments                    242.8     13,545    5.58          110.4     10,477    9.49           7.9
    Total interest-earning assets         7,353.4   $704,601    9.58 %      7,749.2   $835,326   10.78 %        (5.6)
Reserve for possible loan losses           (212.8)                           (124.3)                             6.2
Noninterest-earning assets:
  Cash (excluding items in process
      of collection)                        187.1                             257.2                             (8.4)
  Items in process of collection            208.9                             212.3                            (11.2)
  Other assets                              574.1                             538.7                            (10.1)
    Total noninterest-earning assets        970.1                           1,008.2                             (9.9)
    Total assets                         $8,110.7                          $8,633.1                             (6.2)%

LIABILITIES AND SHAREHOLDERS'

Interest-bearing liabilities:

    NOW accounts                         $  541.9   $ 23,338    4.31 %     $  447.2   $ 21,275    4.76 %         6.1 %
    Money market deposit accounts         1,665.7     90,267    5.42        1,568.6     95,551    6.09          (7.2)
    Savings accounts                        256.7     12,230    4.76          240.6     12,063    5.01           5.2
    Other consumer time deposits          2,336.1    158,994    6.81        2,090.8    166,447    7.96          (5.2)
    Public fund certificates of
        deposits of $100,000 or more        797.3     49,770    6.24          911.4     72,384    7.94          (7.4)
    Certificates of deposits of
        $100,000 or more                    546.6     38,469    7.04          925.5     77,916    8.42         (29.1)
    Foreign time deposits                    60.0      3,854    6.42          257.5     21,340    8.29         (41.9)
      Total interest-bearing deposits     6,204.3    376,922    6.08        6,441.6    466,976    7.25          (7.4)
  Short-term borrowings                     289.2     16,884    5.84          421.9     32,969    7.81         (17.2)
  Debt                                      138.1     15,144   10.97          130.4     11,458    8.79         (32.3)
    Total interest-bearing
        liabilities                       6,631.6   $408,950    6.17 %      6,993.9   $511,403    7.31 %        (8.1)
Noninterest-bearing liabilities:
  Demand deposits                         1,024.1                           1,069.9                             (1.6)
  Other liabilities                         111.4                             121.3                              4.2
    Total noninterest-bearing
        liabilities                       1,135.5                           1,191.2                             (1.0)
Total shareholders' equity                  343.6                             448.0                              3.9
    Total liabilities and
        shareholders' equity             $8,110.7                          $8,633.1                             (6.2)%


SPREAD AND NET YIELD
Interest rate spread                                            3.41 %                            3.47 %
Cost of funds supporting interest-earning assets                5.56 %                            6.60 %
Net interest income/margin                          $295,651    4.02 %                $323,923    4.18 %

(1) All financial information has been restated for six mergers in 1994 accounted for as poolings of interests.
(2) Based on the statutory income tax rate of 35% for the years 1994 and 1993, and 34% for the preceding years.
(3) Excludes unearned income.  For purposes of yield computations, nonaccrual loans are included in loans outstanding.
(4) Yield computations are based on book values of securities available for sale.
(5) Prior to 1992, the Company did not classify securities as available for sale or held to maturity.  Accordingly, all securities are presented as held to maturity.

QUARTERLY CONSOLIDATED SUMMARY OF INCOME AND SELECTED FINANCIAL DATA (1)
Hibernia Corporation and Subsidiaries                                     1994                                 1993
($ in thousands, except per-share data)                   Fourth    Third   Second    First    Fourth    Third   Second    First
Interest income                                         $109,541 $106,020 $101,111  $97,707   $98,351  $97,850  $99,545 $100,171
Interest expense                                          43,710   40,192   36,165   34,209    34,250   34,720   34,855   35,101
   Net interest income                                    65,831   65,828   64,946   63,498    64,101   63,130   64,690   65,070
Provision for possible loan losses                             -  (17,901)     215      455   (17,990)   3,429    4,718    6,109
   Net interest income after provision
      for possible loan losses                            65,831   83,729   64,731   63,043    82,091   59,701   59,972   58,961
Noninterest income:
   Noninterest income                                     20,586   22,406   21,496   21,215    19,729   20,236   19,043   22,232
   Securities gains (losses), net                         (2,387)  (1,681)       -      162        65       92        -      (65)
Noninterest income                                        18,199   20,725   21,496   21,377    19,794   20,328   19,043   22,167
Noninterest expense                                       66,764   77,966   65,775   60,665    81,677   62,784   61,301   66,868
   Income before taxes and cumulative effect
      of accounting change                                17,266   26,488   20,452   23,755    20,208   17,245   17,714   14,260
Income tax expense                                           786      773      771      980     1,725    1,991    2,634    2,015
   Income before cumulative effect of accounting change   16,480   25,715   19,681   22,775    18,483   15,254   15,080   12,245
Cumulative effect of accounting change                         -        -        -        -         -        -        -    2,782
   NET INCOME                                            $16,480  $25,715  $19,681  $22,775   $18,483  $15,254  $15,080  $15,027
Income per share:
Income before cumulative effect of accounting change       $0.15    $0.24    $0.18    $0.21     $0.17    $0.14    $0.14    $0.12
Cumulative effect of accounting change                         -        -        -        -         -        -        -     0.02
   NET INCOME PER SHARE                                    $0.15    $0.24    $0.18    $0.21     $0.17    $0.14    $0.14    $0.14
Cash dividends declared per share                          $0.06    $0.05    $0.04    $0.04         -    $0.03        -        -
Average shares outstanding (000s)                        108,606  108,537  108,432  108,377   108,336  108,185  107,989  107,142
SELECTED QUARTER-END BALANCES (in millions)
Loans                                                   $3,375.7 $3,276.8 $3,108.8 $2,954.3  $2,942.8 $2,871.5 $2,829.3 $2,797.6
Deposits                                                 5,506.8  5,395.0  5,366.5  5,568.8   5,338.5  5,212.1  5,228.9  5,284.3
Debt                                                         5.7      5.7     24.4     28.8      30.2     30.2     21.9     25.6
Equity                                                     556.7    552.4    536.5    528.4     522.5    492.7    479.4    462.4
Total assets                                             6,335.8  6,231.9  6,244.0  6,446.4   6,223.1  5,998.7  6,023.4  6,016.8
SELECTED AVERAGE BALANCES (in millions)
Loans                                                   $3,321.9 $3,183.2 $3,040.0 $2,918.3  $2,895.4 $2,815.2 $2,837.8 $2,850.0
Deposits                                                 5,400.6  5,370.7  5,386.7  5,364.0   5,227.9  5,192.7  5,210.3  5,227.2
Debt                                                         5.7     12.1     27.3     29.4      30.3     28.1     29.8     33.0
Equity                                                     557.4    545.7    532.8    530.7     501.4    488.2    472.6    452.9
Total assets                                             6,243.5  6,231.1  6,252.4  6,292.3   6,070.8  5,979.8  5,986.7  6,031.9
SELECTED RATIOS
Annualized return on average assets                         1.06%    1.65%    1.26%    1.45%     1.22%    1.02%    1.01%    1.00%
Annualized return on average equity                        11.83%   18.85%   14.78%   17.17%    14.75%   12.50%   12.76%   13.27%
Net interest margin (taxable-equivalent)                    4.59%    4.63%    4.55%    4.44%     4.58%    4.58%    4.73%    4.78%
Average equity/average assets                               8.93%    8.76%    8.52%    8.43%     8.26%    8.16%    7.89%    7.51%
Tier 1 risk-based capital ratio                            15.26%   15.42%   15.04%   15.08%    14.80%   14.51%   14.21%   13.70%
Total risk-based capital ratio                             16.54%   16.73%   16.46%   16.38%    16.24%   15.95%   15.70%   15.33%
Leverage ratio                                              8.93%    8.74%    8.12%    7.81%     7.73%    7.53%    7.27%    6.87%
(1) All financial information has been restated for six mergers in 1994 accounted for as poolings of interests.  Prior periods have been conformed to current-period presentation.

TABLE 1 - COMPOSITION OF LOAN PORTFOLIO
December 31 ($ in millions)
                                   1994                       1993
                                                Percent                  Percent
                                 Loans          of        Loans          of
                                 Outstanding    Total     Outstanding    Total
Energy                           $    92.2        2.7 %   $    68.5        2.3 %
Transportation, communication
   and utilities                     110.4        3.3         112.6        3.8
Commercial real estate               477.8       14.1         432.1       14.7
Health care                          211.7        6.3         214.4        7.3
Services                             288.3        8.5         265.8        9.0
Commercial and industrial            606.7       18.0         547.5       18.6
Other commercial                      97.7        2.9          86.5        3.0
     Total commercial              1,884.8       55.8       1,727.4       58.7
Residential mortgage                 612.5       18.1         558.4       19.0
Indirect                             480.2       14.2         301.7       10.2
Student                               92.7        2.8          74.5        2.5
Revolving credit                      73.1        2.2          52.6        1.8
Other                                232.4        6.9         228.2        7.8
     Total consumer                1,490.9       44.2       1,215.4       41.3
        Total loans              $ 3,375.7      100.0 %   $ 2,942.8      100.0 %


TABLE 2 - COMPOSITION OF SECURITIES
December 31  ($ in millions)
                                    1994          1993          1992

Available for sale:
  U.S. treasuries               $         -   $      78.6   $     119.1
  U.S. agencies:
    Mortgage-backed securities        377.0         500.9         579.4
    Other                             111.5          56.0          32.4
  Other                                48.9          17.2           9.6
    Total available for sale          537.4         652.7         740.5
Held to maturity:
  U.S. treasuries                     520.7         584.2         602.0
  U.S. agencies:
    Mortgage-backed securities      1,057.2       1,151.1         559.2
    Other                             139.4         155.6         117.5
  States and political subdivisions    19.6          22.3          16.5
  Other                                   -           8.0           5.8
    Total held to maturity          1,736.9       1,921.2       1,301.0
       Total securities         $   2,274.3   $   2,573.9   $   2,041.5


TABLE 3 - MATURITIES AND YIELDS OF SECURITIES
December 31, 1994 ($ in millions)
                                                           Due after 1        Due after 5
                                        Due in 1 year      year through       years through      Due after
                                        or less            5 years            10 years           10 years           Total
                                        Amount  Yield      Amount  Yield      Amount  Yield      Amount  Yield      Amount  Yield
Available for sale: (1)
   U.S. agencies:
     Mortgage-backed securities(2)   $       -      -   $     0.5   5.60%  $    42.2   6.60%  $   334.3   6.32%  $   377.0   6.35%
     Other                                 2.5   5.42%       38.3   4.99%       12.6   5.46%       58.1   5.96%      111.5   7.30%
   Other                                  42.7   4.90%        6.2   5.67%          -      -           -      -        48.9   1.34%
     Total available for sale             45.2   4.93%       45.0   5.09%       54.8   6.33%      392.4   6.27%      537.4   6.06%
Held to maturity:
   U.S. treasuries                       219.1   4.50%      300.6   6.64%        1.0   7.69%          -      -       520.7   5.74%
   U.S. agencies:
     Mortgage-backed securities(2)         0.3   8.22%       15.1   6.43%       16.2   7.69%    1,025.6   5.72%    1,057.2   5.76%
     Other                                18.8   5.02%      118.6   5.40%        2.0   7.82%          -      -       139.4   5.38%
   Other                                   3.7   5.85%        9.5   5.30%        5.2   6.30%        1.2   8.34%       19.6   5.85%
     Total held to maturity              241.9   4.56%      443.8   6.27%       24.4   7.40%    1,026.8   5.73%    1,736.9   5.72%
       Total securities              $   287.1   4.62%  $   488.8   6.16%  $    79.2   6.66%  $ 1,419.2   5.88%  $ 2,274.3   5.80%
(1) Yield computations are based on the book value of securities available for sale.
(2) Mortgage-backed securities are classified according to their contractual maturity without consideration of principal amortization or projected prepayments.


TABLE 4 - NONPERFORMING ASSETS
December 31 ($ in thousands)
                                             1994         1993         1992         1991         1990
Nonaccrual loans                         $   13,404   $   62,570   $  142,055   $  228,472   $  194,542
Restructured loans                            6,024        3,031        3,235          817        1,572
   Nonperforming loans                       19,428       65,601      145,290      229,289      196,114
Foreclosed assets                            15,493       38,316       84,015      156,968       98,915
     Total nonperforming assets          $   34,921   $  103,917   $  229,305   $  386,257   $  295,029
Accruing loans past due 90 days or more  $    3,723   $    4,038   $    8,957   $   12,896   $   41,404
Reserve for possible loan losses         $  148,596   $  172,535   $  199,518   $  223,294   $  170,454
Nonperforming assets/
   loans plus foreclosed assets                1.03%        3.49%        7.57%        8.63%        5.03%
Reserve for possible loan losses/
   nonperforming loans                        764.9%       263.0%       137.3%        97.4%        86.9%
Net loans charged off/average loans            0.22%        0.83%        2.25%        2.51%        1.67%


TABLE 5 - NONPERFORMING ASSETS BY PERFORMANCE CLASSIFICATION
December 31, 1994 ($ in thousands)
                                                                                                 Total
                                                Nonperforming    In-Substance     Other          Nonperforming
                                                Loans            Foreclosures     Real Estate    Assets
Current (1)                                     $   12,531       $    1,813       $        -     $   14,344
Substantial performance (30-59 days past due)          369                -                -            369
Marginal performance (60-89 days past due)             298                -                -            298
Minimal performance (90 or more days past due)       6,230            5,062            8,618         19,910
   Total                                        $   19,428       $    6,875       $    8,618     $   34,921
(1)Includes assets totaling $6.3 million that are performing in accordance with existing contractual repayment terms, although these terms have been modified from the original contractual terms.


TABLE 6 - SUMMARY OF NONPERFORMING LOAN ACTIVITY
Year ended December 31, 1994 ($ in thousands)
                                            Commercial    Other                      Total Non-
                                            Real Estate   Commercial  Consumer       performing Loans
Nonperforming loans at December 31, 1993    $  18,219     $  44,449    $   2,933     $  65,601
Additions in 1994                               5,074         4,845        9,636        19,555
Chargeoffs - gross                             (1,527)       (7,200)     (11,918)      (20,645)
Returned to performing status                  (9,545)       (3,828)           -       (13,373)
Transfers to foreclosed assets                 (1,034)       (1,081)           -        (2,115)
Sales                                            (539)       (7,187)           -        (7,726)
Payments                                       (3,585)      (18,138)        (146)      (21,869)
Nonperforming loans at December 31, 1994    $   7,063     $  11,860    $     505     $  19,428


TABLE 7 - RESERVE FOR POSSIBLE LOAN LOSSES ACTIVITY
Year ended December 31 ($ in thousands)
                                           1994        1993        1992
Balance at beginning of year              $172,535    $199,518    $223,294
    Loans charged off                      (23,923)    (41,311)    (96,715)
    Recoveries                              17,215      17,703      17,352
Net loans charged off                       (6,708)    (23,608)    (79,363)
Provision for possible loan losses         (17,231)     (3,734)     71,093
Addition due to acquisition of a bank            -         359           -
Reduction due to sale of Texas Bank              -           -     (15,506)
Balance at end of year                    $148,596    $172,535    $199,518


TABLE 8 - ALLOCATION OF RESERVE
          FOR POSSIBLE LOAN LOSSES
December 31, 1994 ($ in millions)
                           Reserve for
                           Possible Loan Losses  % of Total
Commercial real estate        $     26.0          17.5 %
Other commercial loans              59.5          40.0
Consumer loans                      26.4          17.8
Unallocated reserve                 36.7          24.7
   Total                      $    148.6         100.0 %


TABLE 9 - AVERAGE DEPOSIT RATES
                                       1994     1993     1992
NOW accounts                           1.71%    1.62%    2.46%
Money market deposit accounts          2.47%    2.45%    3.14%
Savings accounts                       2.02%    2.09%    2.90%
Other consumer time deposits           4.39%    4.02%    4.69%
Public fund certificates of deposit
  of $100,000 or more                  4.20%    3.29%    4.00%
Certificates of deposit
  of $100,000 or more                  3.77%    3.31%    5.08%
Foreign time deposits                  4.65%    2.98%    3.25%
   Total interest-bearing deposits     3.33%    3.05%    3.83%


TABLE 10  -  DEPOSIT COMPOSITION
($ in millions)
                                                   1994                       1993                       1992
                                               Average         % of       Average         % of       Average         % of
                                               Balances      Deposits     Balances      Deposits     Balances      Deposits
Demand, noninterest-bearing                    $    986.0       18.3 %    $    910.2       17.5 %    $    820.5       15.8 %
NOW accounts                                        600.8       11.2           556.5       10.7           518.0       10.0
Money market deposit accounts                     1,081.0       20.1         1,079.3       20.7         1,073.4       20.7
Savings accounts                                    310.1        5.8           298.9        5.7           276.3        5.3
Other consumer time deposits                      1,600.3       29.7         1,579.7       30.3         1,715.5       33.0
    Total core deposits (excluding Texas Bank)    4,578.2       85.1         4,424.6       84.9         4,403.7       84.8
Public fund certificates of
    deposit of $100,000 or more                     619.1       11.5           598.7       11.5           599.9       11.5
Certificates of deposit of
    $100,000 or more                                166.2        3.1           186.3        3.6           189.0        3.6
Foreign time deposits                                17.1        0.3             5.0          -             2.2        0.1
    Total deposits (excluding Texas Bank)      $  5,380.6      100.0 %    $  5,214.6      100.0 %    $  5,194.8      100.0 %
    Total deposits of Texas Bank                        -                          -                      434.0
    Total deposits                             $  5,380.6                 $  5,214.6                 $  5,628.8


TABLE 11 - INTEREST RATE SENSITIVITY AND GAP ANALYSIS
December 31, 1994 ($ in thousands)
                                                                                               Over     Over 5 Years
                                         1-30         31-60         61-90       91-365       1 Year-    and Non-
                                         Days          Days         Days         Days        5 Years    Sensitive       Total
Earning assets:
     Loans                          $ 1,017,952   $   169,212   $  124,758   $  334,226   $ 1,643,245   $    86,298   $ 3,375,691
     Securities held to maturity        662,444         8,923        9,003      233,699       476,115       346,733     1,736,917
     Securities available for sale      537,415             -            -            -             -             -       537,415
     Other earning assets               185,626             -            -            -             -             -       185,626
        Total earning assets          2,403,437       178,135      133,761      567,925     2,119,360       433,031     5,835,649
Funding sources:
     Savings and NOW accounts           933,150             -            -            -             -             -       933,150
     Money market deposit accounts    1,052,871             -            -            -             -             -     1,052,871
     Other interest-bearing deposits    957,468       241,886      234,654      606,461       296,403       120,497     2,457,369
     Short-term funds                   158,869             -            -            -             -             -       158,869
     Long-term debt                         770             -            -        1,264             -         3,616         5,650
     Noninterest-bearing sources              -             -            -            -             -     1,227,740     1,227,740
        Total funding sources         3,103,128       241,886      234,654      607,725       296,403     1,351,853     5,835,649
Repricing/maturity gap:
     Period                         $  (699,691)  $   (63,751)  $ (100,893)  $  (39,800)  $ 1,822,957   $  (918,822)  $         -
     Cumulative                     $  (699,691)  $  (763,442)  $ (864,335)  $ (904,135)  $   918,822   $         -   $         -
Gap/total earning assets:
     Period                               (12.0)%        (1.1)%       (1.7)%       (0.7)%        31.2 %       (15.7)%
     Cumulative                           (12.0)%       (13.1)%      (14.8)%      (15.5)%        15.7 %


TABLE 12 - NET INTEREST MARGIN (taxable-equivalent)
                                                       1994       1993       1992       1991       1990
Yield on earning assets                                7.20 %     7.14 %     7.96 %     9.58 %    10.78 %
Rate on interest-bearing liabilities                   3.37       3.11       4.00       6.17       7.31
     Net interest spread                               3.83       4.03       3.96       3.41       3.47
Contribution of noninterest-bearing funds              0.72       0.64       0.54       0.61       0.71
     Net interest margin                               4.55 %     4.67 %     4.50 %     4.02 %     4.18 %
Noninterest-bearing funds supporting earning assets   21.38 %    20.35 %    13.43 %     9.82 %     9.75 %


TABLE 13 - CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)
($ in thousands)
                                               1994 Compared to 1993                           1993 Compared to 1992
                                                              Increase (Decrease) Due to Change In:
                                       Volume          Rate         Total             Volume           Rate           Total
Taxable-equivalent
  interest earned on:
    Loans                           $   23,273     $    (179)    $  23,094         $ (59,044)      $ (12,571)      $  (71,615)
    Securities available for sale         (758)       (3,683)       (4,441)            5,393         (13,777)          (8,384)
    Securities held to maturity          6,709        (3,858)        2,851            29,818          (9,091)          20,727
    Short-term investments              (6,227)        2,663        (3,564)           (4,807)         (1,521)          (6,328)
       Total                            22,997        (5,057)       17,940           (28,640)        (36,960)         (65,600)

Interest paid on:
    NOW accounts                           741           494         1,235              (465)         (4,692)          (5,157)
    Money market deposit accounts           42           239           281            (4,690)         (7,858)         (12,548)
    Savings                                230          (226)            4               302          (2,392)          (2,090)
    Other consumer time                    838         5,833         6,671           (10,198)        (11,277)         (21,475)
    Public fund certificates of
      deposit of $100,000 or more          693         5,567         6,260            (1,020)         (4,265)          (5,285)
    Certificates of deposit
      of $100,000 or more                 (705)          816           111              (715)         (3,344)          (4,059)
    Foreign deposits                       524           121           645                84              (6)              78
    Short-term borrowings                  843           912         1,755            (2,090)           (804)          (2,894)
    Long-term debt                      (1,298)         (314)       (1,612)          (10,626)            147          (10,479)
       Total                             1,908        13,442         15,350          (29,418)        (34,491)         (63,909)
Taxable-equivalent
    net interest income             $   21,089     $ (18,499)    $   2,590         $     778       $  (2,469)      $   (1,691)
(1)  Change due to mix (both rate and volume) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.


TABLE 14 - NONINTEREST INCOME
                                                                                         Percent Increase (Decrease)
($ in thousands)                                                                             1994         1993
                                                     1994         1993         1992     over 1993    over 1992
Trust fees                                        $12,420      $13,314     $ 12,340       (6.7)%        7.9 %
Service charges on deposits                        41,909       38,602       37,712        8.6          2.4
Other service, collection and exchange charges:
  Mortgage loan servicing income                    7,137        7,558        7,621       (5.6)        (0.8)
  Retail investment service income                  6,069        4,612        4,511       31.6          2.2
  Other                                             7,863        7,763        6,805        1.3         14.1
Other income:
  Computer services                                 1,123        2,361        2,606      (52.4)        (9.4)
  Other income                                      9,182        7,030        9,473       30.6        (25.8)
Loss on sale of Texas Bank                              -            -       (2,934)       N/A       (100.0)
  Total fee income                                 85,703       81,240       78,134        5.5          4.0
Securities gains/(losses)                          (3,906)          92       17,358        N/M        (99.5)
  Total noninterest income                         81,797       81,332       95,492        0.6        (14.8)
  Noninterest income of Texas Bank                      -            -        4,946        N/A       (100.0)
  Total noninterest income                        $81,797      $81,332     $100,438        0.6 %      (19.0)%



TABLE 15 - NONINTEREST EXPENSE
                                                                                 Percent Increase (Decrease)
                                                                                         1994         1993
($ in thousands)                                1994         1993         1992      over 1993    over 1992
Salaries                                    $100,143      $89,860      $84,735         11.4 %       6.0 %
Benefits                                      18,240       18,228       15,136          0.1        20.4
  Total staff costs                          118,383      108,088       99,871          9.5         8.2
Occupancy, net                                25,678       24,789       24,358          3.6         1.8
Equipment                                     15,801       13,509       14,262         17.0        (5.3)
  Total occupancy and equipment               41,479       38,298       38,620          8.3        (0.8)
Data processing                               19,521       17,099       18,680         14.2        (8.5)
Foreclosed property expense, net              (6,560)       7,883       24,900          N/M       (68.3)
Provision for data processing enhancements         -       11,991            -       (100.0)      100.0
Deposit insurance and examination fees        13,537       15,327       13,168        (11.7)       16.4
Postage                                        4,380        4,362        4,347          0.4         0.3
Stationery and supplies                        4,771        4,754        4,333          0.4         9.7
Professional fees                             10,278        9,537       13,309          7.8       (28.3)
Amortization of intangibles                   23,113        8,328        9,489        177.5       (12.2)
State taxes on equity                          3,104        2,745        1,872         13.1        46.6
Loan collection expense                        1,777        4,875        6,599        (63.5)      (26.1)
Advertising and promotional expenses           5,531        6,044        3,029         (8.5)       99.5
Other                                         31,856       33,299       22,016         (4.3)       51.2
  Total noninterest expense                  271,170      272,630      260,233         (0.5)        4.8
  Noninterest expense of Texas Bank                -            -       19,110          N/A      (100.0)
  Total noninterest expense                 $271,170     $272,630     $279,343         (0.5)%      (2.4)%
Efficiency ratio (1)                           77.39%       79.41%       80.16%
(1) Noninterest expense as a percentage of net interest income (T.E.) plus fee income adjusted to exclude effect of the Texas Bank.



TABLE 16 - RISK BASED CAPITAL CALCULATIONS
December 31, 1994 ($ in millions)

                                                                   Minimum
                                         Balance        Ratio      Standards
Tier 1 (core capital):
     Shareholders' equity                $    556.7
     Less: goodwill & other
           intangibles                        (21.7)
     Plus: unrealized losses on
           securities available for sale       22.1
            Total Tier 1                      557.1     15.26 %       4.00%
Tier 2 (supplemental capital):
     Allowable reserve for possible
        loan losses (limited to 1.25% of
        gross risk-weighted assets;
        total reserves $148.6 million)         46.9
           Total Tier 2                        46.9      1.28
           Total capital                 $    604.0     16.54 %       8.00%
Net risk-weighted assets
     (includes off-balance-
     sheet amounts)                      $  3,652.1


TABLE 17 - NET INTEREST MARGIN  (taxable-equivalent)
                                                       1994                                        1993
                                      Fourth      Third     Second      First     Fourth      Third     Second      First
                                      Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
Yield on earning assets                 7.57 %     7.37 %     7.04 %     6.81 %     6.98 %     7.04 %     7.23 %     7.32 %
Rate on interest-bearing liabilities    3.79       3.46       3.16       3.05       3.06       3.09       3.10       3.18
     Net interest spread                3.78       3.91       3.88       3.76       3.92       3.95       4.13       4.14
Contribution of noninterest-
     bearing funds                      0.81       0.72       0.67       0.68       0.66       0.63       0.60       0.64
     Net interest margin                4.59 %     4.63 %     4.55 %     4.44 %     4.58 %     4.58 %     4.73 %     4.78 %
Noninterest-bearing funds/
     earning assets                    21.29 %    20.84 %    21.04 %    22.36 %    21.54 %    20.38 %    19.30 %    20.13 %

GRAPHIC MATERIAL APPENDIX

     GRAPH DESCRIPTION                       CROSS REFERENCE

Average Earning Asset Mix Pie Chart          See Consolidated Average Balance
                                                  Sheets, Yields and Rates

Loan Portfolio Mix  Pie Chart                See MD&A Table 1

Nonperforming Asset Ratio Graph              See MD&A Table 4

Leverage Ratio Graph                         See Consolidated Summary of Income
                                                  and Selected Financial Data

Cash Dividends Per Share Graph               See Quarterly Consolidated Summary
                                             of Income and Selected Financial
                                              Data

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors
and Shareholders
Hibernia Corporation

     We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Notes 4 and 14, in 1993 the Company changed its method of accounting for debt securities and income taxes.

                              /s/Ernst & Young LLP

New Orleans, Louisiana
January 9, 1995

CONSOLIDATED BALANCE SHEETS
Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                                1994            1993
ASSETS
  Cash and due from banks                                               $353,267        $274,090
  Short-term investments                                                 185,626         282,019
  Securities available for sale                                          537,415         652,708
  Securities held to maturity (estimated fair values 1994
      and 1993:  $1,668,429 and $1,953,099, respectively)              1,736,917       1,921,201
  Loans, net of unearned income                                        3,375,691       2,942,811
      Reserve for possible loan losses                                  (148,596)       (172,535)
          Loans, net                                                   3,227,095       2,770,276
  Bank premises and equipment                                            108,445         102,593
  Customers' acceptance liability                                          4,589          11,800
  Other assets                                                           182,428         208,374
          TOTAL ASSETS                                                $6,335,782      $6,223,061

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                                     $1,063,365      $1,036,182
      Interest-bearing                                                 4,443,390       4,302,278
          Total Deposits                                               5,506,755       5,338,460
  Short-term borrowings                                                  158,869         155,791
  Liability on acceptances                                                 4,589          11,800
  Payables arising from securities transactions not yet settled                -          50,875
  Other liabilities                                                      103,209         113,467
  Debt                                                                     5,650          30,194
          TOTAL LIABILITIES                                            5,779,072       5,700,587

SHAREHOLDERS' EQUITY
  Preferred Stock, no par value:
    Authorized - 100,000,000 shares; issued and
      outstanding - none                                                       -               -
  Class A Common Stock, no par value:
    Authorized - 200,000,000 shares; issued 109,046,297
     and 108,353,770 at December 31, 1994 and 1993, respectively         209,369         208,040
  Surplus                                                                388,304         384,997
  Retained earnings (deficit)                                            (16,462)        (82,356)
  Treasury stock at cost, 300,000 shares                                  (2,414)              -
  Unrealized gains (losses) on securities available for sale             (22,087)         12,193
  ESOP commitment                                                              -            (400)
          TOTAL SHAREHOLDERS' EQUITY                                     556,710         522,474
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $6,335,782      $6,223,061

See notes to consolidated financial statements.

CONSOLIDATED INCOME STATEMENTS
Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per-share data)       1994       1993       1992
Interest Income
    Interest and fees on loans                                   $267,156   $243,546   $313,577
    Interest on securities available for sale                      38,727     43,168     51,552
    Interest on securities held to maturity                       101,885     99,028     78,274
    Trading account interest                                           22         33         99
    Interest on time deposits                                           6        550        613
    Interest on federal funds sold and securities
        purchased under agreements to resell                        6,583      9,592     15,795
        Total Interest Income                                     414,379    395,917    459,910
Interest Expense
    Interest on deposits                                          146,499    131,292    181,828
    Interest on short-term borrowings                               5,771      4,016      6,910
    Interest on debt                                                2,006      3,618     14,098
        Total Interest Expense                                    154,276    138,926    202,836
Net Interest Income                                               260,103    256,991    257,074
    Provision for possible loan losses                            (17,231)    (3,734)    71,093
Net Interest Income After Provision for Possible Loan Losses      277,334    260,725    185,981
Noninterest Income
    Trust fees                                                     12,420     13,314     12,860
    Service charges on deposits                                    41,909     38,602     40,279
    Other service, collection and exchange charges                 21,069     19,933     18,293
    Loss on sale of Texas Bank                                          -          -     (2,934)
    Other operating income                                         10,305      9,391     14,582
    Securities gains (losses), net                                 (3,906)        92     17,358
        Total Noninterest Income                                   81,797     81,332    100,438
Noninterest Expense
    Salaries and employee benefits                                118,383    108,088    107,968
    Occupancy expense, net                                         25,678     24,789     27,349
    Equipment expense                                              15,801     13,509     15,689
    Data processing expense                                        19,521     17,099     18,727
    Foreclosed property expense, net                               (6,560)     7,883     25,368
    Amortization of intangibles                                    23,113      8,328     10,226
    Provision for data processing enhancements                          -     11,991          -
    Other operating expense                                        75,234     80,943     74,016
        Total Noninterest Expense                                 271,170    272,630    279,343
Income Before Income Taxes, Extraordinary Items
    and Cumulative Effect of Accounting Change                     87,961     69,427      7,076
Income tax expense                                                  3,310      8,365      5,113
Income Before Extraordinary Items and
    Cumulative Effect of Accounting Change                         84,651     61,062      1,963
Extraordinary loss on debt restructuring, net of tax                    -          -    (44,493)
Utilization of net operating loss carryforwards                         -          -      6,181
Cumulative effect of change in accounting for income taxes              -      2,782          -
Net Income (Loss)                                                 $84,651    $63,844   ($36,349)
Income (Loss) Per Share:
Income before extraordinary items and cumulative
    effect of accounting change                                     $0.78      $0.57      $0.04
Extraordinary loss on debt restructuring, net of tax                    -          -      (0.82)
Utilization of net operating loss carryforwards                         -          -       0.11
Cumulative effect of change in accounting for income taxes              -       0.02          -
Net Income (Loss) Per Share                                         $0.78      $0.59     ($0.67)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Hibernia Corporation and Subsidiaries


                                                     Shares of     Shares of
                                                     Preferred        Common
                                                         Stock         Stock  Preferred      Common
(in thousands, except per-share data)              Outstanding   Outstanding      Stock       Stock
     Balances at December 31, 1991                           -        53,007    $     -    $101,774
Net loss for 1992                                            -             -          -           -
Issuance of preferred stock in debt
   restructuring                                        21,818             -     60,000           -
Issuance of purchase warrants in debt
   restructuring                                             -             -          -           -
Conversion of preferred stock
     to common stock                                   (21,818)       22,091    (60,000)     42,416
Issuance of common stock:
   Dividend Reinvestment Plan                                -            14          -          26
   Employee Benefit Plan                                     -            12          -          24
   Rights offering                                           -        21,677          -      41,619
   Debt conversion                                           -        10,338          -      19,848
Cash dividends declared:
    By pooled companies prior to merger                      -             -          -           -
Reduction of ESOP commitment                                 -             -          -           -
Other                                                        -             -          -           -
     Balances at December 31, 1992                           -       107,139          -     205,707
Net income for 1993                                          -             -          -           -
Issuance of common stock:
   Dividend Reinvestment Plan                                -            32          -          62
   Stock Option Plan                                         -            32          -          61
   Exercise of purchase warrants                             -         1,151          -       2,210
Cash dividends declared:
   Common ($.03 per share)                                   -             -          -           -
   By pooled companies prior to merger                       -             -          -           -
Cumulative effect of change in accounting
    for securities available for sale                        -             -          -           -
Reduction of ESOP commitment                                 -             -          -           -
Other                                                        -             -          -           -
     Balances at December 31, 1993                           -       108,354          -     208,040
Net income for 1994                                          -             -          -           -
Issuance of common stock:
   Dividend Reinvestment Plan                                -           226          -         433
   Stock Option Plan                                         -            18          -          36
   Exercise of purchase warrants                             -           448          -         860
   By pooled companies in connection with mergers            -             -          -           -
Cash dividends declared:
   Common ($.19 per share)                                   -             -          -           -
   By pooled companies prior to merger                       -             -          -           -
Acquisition of treasury stock                                -          (300)         -           -
Change in unrealized gains (losses)
   on securities available for sale                          -             -          -           -
Reduction of ESOP commitment                                 -             -          -           -
Other                                                        -             -          -           -
     Balances at December 31, 1994                           -       108,746    $     -    $209,369

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)
Hibernia Corporation and Subsidiaries

                                                                                             Unrealized
                                                                Retained                 Gains (Losses)
                                                                Earnings    Treasury     on Securities         ESOP
(in thousands, except per-share data)                Surplus   (Deficit)       Stock Available for Sale  Commitment       Total
     Balances at December 31, 1991                  $253,746   ($101,957)    $     -  $               -       ($720)   $252,843
Net loss for 1992                                          -     (36,349)          -                  -           -     (36,349)
Issuance of preferred stock in debt
   restructuring                                      50,472           -           -                  -           -     110,472
Issuance of purchase warrants in debt
   restructuring                                       4,304           -           -                  -           -       4,304
Conversion of preferred stock
     to common stock                                  17,584           -           -                  -           -           -
Issuance of common stock:
   Dividend Reinvestment Plan                             38           -           -                  -           -          64
   Employee Benefit Plan                                  37           -           -                  -           -          61
   Rights offering                                    37,588           -           -                  -           -      79,207
   Debt conversion                                    20,079           -           -                  -           -      39,927
Cash dividends declared:
    By pooled companies prior to merger                    -      (3,785)          -                  -           -      (3,785)
Reduction of ESOP commitment                               -           -           -                  -         126         126
Other                                                    (90)          -           -                  -           -         (90)
     Balances at December 31, 1992                   383,758    (142,091)          -                  -        (594)    446,780
Net income for 1993                                        -      63,844           -                  -           -      63,844
Issuance of common stock:
   Dividend Reinvestment Plan                            167           -           -                  -           -         229
   Stock Option Plan                                      95           -           -                  -           -         156
   Exercise of purchase warrants                         955           -           -                  -           -       3,165
Cash dividends declared:
   Common ($.03 per share)                                 -      (2,508)          -                  -           -      (2,508)
   By pooled companies prior to merger                     -      (1,601)          -                  -           -      (1,601)
Cumulative effect of change in accounting
    for securities available for sale                      -           -           -             12,193           -      12,193
Reduction of ESOP commitment                               -           -           -                  -         194         194
Other                                                     22           -           -                  -           -          22
     Balances at December 31, 1993                   384,997     (82,356)          -             12,193        (400)    522,474
Net income for 1994                                        -      84,651           -                  -           -      84,651
Issuance of common stock:
   Dividend Reinvestment Plan                          1,340           -           -                  -           -       1,773
   Stock Option Plan                                      67           -           -                  -           -         103
   Exercise of purchase warrants                         372           -           -                  -           -       1,232
   By pooled companies in connection with mergers      1,542           -           -                  -           -       1,542
Cash dividends declared:
   Common ($.19 per share)                                 -     (17,353)          -                  -           -     (17,353)
   By pooled companies prior to merger                     -      (1,404)          -                  -           -      (1,404)
Acquisition of treasury stock                              -           -      (2,414)                 -           -      (2,414)
Change in unrealized gains (losses)
   on securities available for sale                        -           -           -            (34,280)          -     (34,280)
Reduction of ESOP commitment                               -           -           -                  -         400         400
Other                                                    (14)          -           -                  -           -         (14)
     Balances at December 31, 1994                  $388,304    ($16,462)    ($2,414)          ($22,087)  $       -    $556,710

See notes to consolidated financial statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                         1994          1993          1992

Operating Activities
  Net income (loss)                                                          $84,651       $63,844      ($36,349)
  Adjustments to reconcile net income (loss) to net
      cash provided by operating activities:
         Extraordinary loss on debt restructuring, net of tax                      -             -        44,493
         Provision for possible loan losses                                  (17,231)       (3,734)       71,093
         Amortization of intangibles and deferred charges                     23,113         8,799        10,548
         Depreciation and amortization                                        13,987        13,623        16,980
         Premium amortization, net of discount accretion                      14,615        19,472         9,819
         Realized investment securities (gains) losses                         3,906           (92)      (17,358)
         Provision for data processing enhancements                                -        11,991             -
         Gain on sale of assets                                               (5,720)       (4,936)       (2,186)
         Provision for losses on foreclosed and other assets                   2,268        13,672        27,802
         Decrease (increase) in deferred income tax assets                   (18,404)      (10,388)        1,419
         Decrease (increase) in interest receivable and other assets            (885)        5,520        43,948
         Increase (decrease) in interest payable and other liabilities        (9,858)       17,357         9,005
       Net Cash Provided By Operating Activities                              90,442       135,128       179,214

Investing Activities
  Purchases of securities for held to maturity portfolio                    (233,258)   (1,190,998)   (1,229,444)
  Purchases of securities for available for sale portfolio                  (254,387)     (163,564)            -
  Proceeds from sales of securities from avialable for sale portfolio        106,418        19,666       473,751
  Maturities of securities from held to maturity portfolio                   399,731       501,951       458,237
  Maturities of securities from available for sale portfolio                 177,397       226,490             -
  Net decrease (increase) in loans                                          (688,628)      (79,836)      631,412
  Proceeds from sales of loans                                               250,374        66,074        98,767
  Proceeds from sale of Texas Bank, net of $146,237 cash sold                      -             -       (88,237)
  Net cash paid to acquire bank                                                    -        (2,815)            -
  Purchases of premises, equipment and other assets                          (23,732)      (11,233)      (12,461)
  Proceeds from sales of foreclosed assets                                    27,970        40,129        52,207
  Proceeds from sales of premises, equipment and other assets                    163         2,553        24,353
       Net Cash (Used) Provided By Investing Activities                     (237,952)     (591,583)      408,585

Financing Activities
  Net increase (decrease) in domestic deposits                               137,708        29,509      (431,757)
  Net increase (decrease) in time deposits - foreign office                   30,587         1,722          (311)
  Net increase (decrease) in short-term borrowings                             3,078        27,905       (14,198)
  Proceeds from issuance of debt                                                   -        16,685         6,250
  Payments on debt                                                           (24,544)      (19,474)       (9,888)
  Issuance of common stock                                                     4,636         3,572        77,705
  Dividends paid                                                             (18,757)       (4,109)       (3,785)
  Acquisition of treasury stock                                               (2,414)            -             -
       Net Cash Provided (Used) By Financing Activities                      130,294        55,810      (375,984)
Increase (Decrease) in Cash and Cash Equivalents                             (17,216)     (400,645)      211,815
  Cash and Cash Equivalents at Beginning of Year                             556,109       956,754       744,939
       Cash and Cash Equivalents at End of Year                             $538,893      $556,109      $956,754
Supplemental Disclosures
Cash paid (received) during the year for:
  Interest expense                                                          $156,696      $138,504      $211,114
  Income taxes                                                               $20,063       $13,579      ($11,407)
Non-cash investing and financing activities:
  Loans transferred to (from) foreclosed and other assets                    ($1,389)       $6,443       $37,363

See notes to supplemental consolidated financial statements

Notes to Consolidated
Financial Statements
Hibernia Corporation and Subsidiaries

Note 1

Summary of Significant Accounting Policies

     Hibernia Corporation, through its wholly owned subsidiary, Hibernia National Bank (the Bank), provides a full array of financial products and services throughout Louisiana, including retail, commercial, international, mortgage and private banking, treasury management and trust. The Bank, through its wholly owned subsidiaries, also provides retail brokerage and alternative investments, including mutual funds and annuities.

     The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles.

Consolidation

     The consolidated financial statements include the accounts of Hibernia Corporation (the Parent Company) and its wholly owned subsidiaries, Hibernia National Bank and Zachary Taylor Life Insurance Company, for all periods presented and the accounts of Hibernia National Bank in Texas (the Texas Bank) from August 24, 1989, the date of acquisition, to June 30, 1992. The consolidated financial statements include the Parent Company's equity investment in the Texas Bank from June 30, 1992, to the date of its sale, December 31, 1992.

     These consolidated financial statements give retroactive effect to the mergers in 1994 of Hibernia Corporation with Commercial Bancshares, Inc., Bastrop National Bank, First Bancorp of Louisiana, Inc., First Continental Bancshares, Inc., Pioneer Bancshares Corporation and First State Bank and Trust Company, each of which has been accounted for using the pooling-of-interests method.

     All significant intercompany transactions and balances have been eliminated.

Securities

     At December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities into one of three categories: Trading, Available for Sale or Held to Maturity.

      Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

     Trading account securities are carried at fair value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings. Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

     The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

Loans

     Loans are stated at the principal amounts outstanding, less unearned income and the reserve for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.

     Commercial loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. Consumer loans are placed in nonaccrual status when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest, and the borrower demonstrates its ability to fulfill the contractual obligation.

Reserve for Possible Loan Losses

     The reserve for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. The reserve is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision (positive or negative) for possible loan losses in current-period earnings. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

Foreclosed Assets

     Foreclosed assets include real estate and other collateral acquired upon the default of loans and in-substance foreclosures. Foreclosed assets are recorded at fair value of the assets acquired less estimated selling cost. Losses arising from the initial reduction of the outstanding loan amount to fair value are deducted from the reserve for possible loan losses. A valuation reserve for foreclosed assets is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets prior to sale are included in current earnings.

Bank Premises and Equipment

     Bank premises and equipment are stated at cost less allowances for depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 10 to 40 years for buildings and 3 to 15 years for equipment, and over the shorter of the lease terms or the estimated lives of the leasehold improvements.

Excess of Cost Over
Fair Value of Net Assets Acquired

     The excess of cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 15 years.

     As events or changes in circumstances warrant, the Company evaluates the realizability of goodwill by geographic region using a methodology based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income before goodwill amortization expense over the remaining amortization period of the associated goodwill. To the extent that impairment exists, writedowns to realizable value are recorded.

Income Taxes

     Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are based on differences between the financial reporting and tax bases of assets and liabilities. The tax effect of these differences is measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and was measured at the tax rate in effect in the year the difference originated.

     The Company files a consolidated federal income tax return. The Bank is subject to a Louisiana shareholder tax which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and the Bank are subject to Louisiana state income tax.

Cash Flows

     Cash and cash equivalents include cash and due from banks, interest-bearing time deposits in domestic banks and federal funds sold and securities purchased under agreements to resell.

Reclassification

     Certain items included in the consolidated financial statements for 1993 and 1992 have been reclassified to conform with the 1994 presentation.


Note 2

Mergers

     The Company completed mergers with six Louisiana financial institutions in 1994. The Company's mergers with Commercial Bancshares, Inc. (Commercial), Bastrop National Bank (Bastrop),First Bancorp of Louisiana, Inc. (First Bancorp), First Continental Bancshares, Inc. (First Continental), Pioneer Bancshares Corporation (Pioneer) and First State Bank and Trust Company (First State), which are collectively referred to as the pooled companies, were accounted for as poolings of interests.

     The following table shows the merger date, Hibernia shares issued and the exchange ratio for each merger.

                                Merger      Hibernia  Exchange
                                  date shares issued     ratio
                               ------- -------------  --------
Commercial                July 1, 1994     2,367,481     8.4:1
Bastrop                   July 1, 1994     2,444,043   8.147:1
First Bancorp           August 1, 1994     4,311,315   18.14:1
First Continental       August 1, 1994     3,898,655    1.41:1
Pioneer              December 31, 1994     8,370,512    30.5:1
First State          December 31, 1994     3,350,000    33.5:1

The following table shows the key components of the results of operations of the previously separate entities for the years ended December 31, 1993 and 1992.

                                                                 First     First
($ in thousands)               Hibernia    Commercial  Bastrop  Bancorp Continental   Pioneer  First State   Total
Year ended December 31, 1993

Net interest income              $195,705      $6,459   $4,939   $8,248     $18,713    $16,682     $6,245   $256,991

Cumulative effect of
    change in accounting                -        $421        -        -      $2,622      ($261)         -     $2,782

Net income                        $47,950      $2,088   $2,050   $2,706      $3,640     $3,429     $1,981    $63,844

Year ended December 31, 1992

Net interest income              $197,278      $6,538   $5,179   $7,067     $18,336    $16,869     $5,807   $257,074

Extraordinary gain (loss)
    on debt restructuring        ($56,122)       $284        -        -     $11,345          -          -   ($44,493)

Utilization of net operating
    loss carryforwards                  -        $185        -        -      $5,996          -          -     $6,181

Net income (loss)                ($64,037)     $2,058   $2,179   $1,945     $17,791     $2,200     $1,515   ($36,349)

     Hibernia is a party to definitive merger agreements with four additional Louisiana financial institutions which are pending regulatory and shareholder approval. All of these transactions are expected to be consummated in early 1995 and are expected to be accounted for as poolings of interests. The summary below contains information regarding institutions with which Hibernia has entered into definitive merger agreements.

($ in thousands)                December 31, 1994     Estimated Consideration
                                                       Hibernia    Value of
                                  Number                Shares      Shares
                                    of        Total      to be       to be
          Institution             Offices    Assets    Issued *    Issued *
American Bank of Norco                   5    $88,572  2,250,000      $17,438
STABA Bancshares, Inc.                   4     92,950  2,323,000       18,000
Progressive Bancorporation, Inc.         5    141,790  2,500,000       19,375
Bank of St. John                         4    123,781  3,339,000       25,875
    Total                               18   $447,093 10,412,000      $80,688
* Based upon an estimated market value of $7.75 per share

Note 3

Short-Term Investments

     The following is a summary of short-term investments:

                                                     December 31
($ in thousands)                                   1994      1993
Interest-bearing time deposits in domestic banks     $191    $8,319
Federal funds sold and securities purchased
 under agreements to resell                       185,435   273,700
  Total short-term investments                   $185,626  $282,019

Note 4

Securities

As discussed in Note 1, the Company adopted SFAS No. 115 effective December
31, 1993. Prior to December 31, 1993, the Company classified securities as held for sale securities (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from that required by SFAS No. 115. Held for Sale securities were recorded at the lower of cost or fair value. A summary of securities classified as available for sale and held to maturity is presented below.

($ in thousands)                                  December 31, 1994
                                        Amortized    Fair    Unrealized Unrealized
Type                                      Cost       Value      Gains     Losses
Available for sale:
  U.S. Government Agencies:
     Mortgage-backed securities          $391,449   $377,063       $767   $15,153
     Other                                118,898    111,474         14     7,438
   Other                                   49,155     48,878        145       422
     Total available for sale            $559,502   $537,415       $926   $23,013
Held to maturity:
   U.S. Treasuries                       $520,741   $511,893        $28    $8,876
   U.S. Government Agencies:
     Mortgage-backed securities         1,057,190  1,004,339        522    53,373
     Other                                139,368    132,787         27     6,608
   States and political subdivisions       19,618     19,410        182       390
     Total held to maturity            $1,736,917 $1,668,429       $759   $69,247

($ in thousands)                                  December 31, 1993
                                        Amortized    Fair    Unrealized Unrealized
Type                                      Cost       Value      Gains     Losses
Available for sale:
  U.S. Treasuries                         $77,962    $78,589       $653       $26
  U.S. Government Agencies:
     Mortgage-backed securities           489,790    500,851     11,095        34
     Other                                 56,026     56,038         93        81
   Other                                   16,737     17,230        493         0
     Total available for sale            $640,515   $652,708    $12,334      $141
Held to maturity:
   U.S. Treasuries                       $584,183   $597,863    $13,933      $253
   U.S. Government Agencies:
     Mortgage-backed securities         1,151,080  1,166,499     19,562     4,143
     Other                                155,648    157,596      2,308       360
   States and political subdivisions       22,313     23,164        895        44
   Other                                    7,977      7,977          0         0
     Total held to maturity            $1,921,201 $1,953,099    $36,698    $4,800

     Realized gains and losses from the sale of available for sale securities are summarized below:

                                  Year Ended December 31
($ in thousands)                  1994     1993      1992
Realized gains                    $162     $175   $17,587
Realized losses                 (4,068)     (83)     (229)
   Net realized (losses) gains ($3,906)     $92   $17,358

    Securities with carrying values of $1,510,956,000 and $1,398,624,000 at December 31, 1994 and 1993, respectively, were either pledged to secure public and trust deposits or sold under repurchase agreements.

                                                      December 31
($ in thousands)                                    1994        1993
Available for sale:
  U.S. Treasuries                             $        -     $30,574
  U.S. Government Agencies:
     Mortgage-backed securities                  263,367     179,372
     Agencies                                     20,542      16,773
   Other                                               -       1,015
     Total available for sale                    283,909     227,734
Held to maturity:
   U.S. Treasuries                               363,412     455,445
   U.S. Government Agencies:
     Mortgage-backed securities                  820,871     675,597
     Other                                        42,764      34,958
   States and political subdivisions                   -       4,890
     Total held to maturity                    1,227,047   1,170,890
Total carrying value of securities pledged    $1,510,956  $1,398,624

     The carrying amount and estimated fair value by maturity of securities held to maturity and available for sale are shown below. Securities are classified according to their contractual maturity without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

                                                      December 31, 1994
                                           Available for Sale     Held to Maturity
                                          Amortized      Fair    Amortized       Fair
($ in millions)                                Cost     Value         Cost      Value
Due in 1 year or less                         $45.2     $45.2       $241.9     $237.8
Due after 1 year through 5 years               47.4      45.0        443.8      431.6
Due after 5 years through 10 years             57.2      54.8         24.4       23.8
Due after 10 years                            409.7     392.4      1,026.8      975.2
    Total                                    $559.5    $537.4     $1,736.9   $1,668.4

Note 5

Loans

     The following is a summary of commercial loans classified by repayment source and consumer loans classified by type:

                                              December 31
($ in thousands)                           1994          1993
Energy                                  $92,158       $68,492
Transportation, communications
and utilities                           110,454       112,625
Commercial real estate                  477,807       432,147
Health care                             211,656       214,348
Services                                288,322       265,831
Commercial and industrial               606,667       547,497
Other commercial                         97,705        86,454
    Total commercial                  1,884,769     1,727,394
Residential mortgage                    612,447       558,448
Indirect                                480,176       301,664
Student                                  92,741        74,526
Revolving credit                         73,125        52,557
Other                                   232,433       228,222
    Total consumer                    1,490,922     1,215,417
    Total loans                      $3,375,691    $2,942,811

     The following is a summary of nonperforming loans and foreclosed assets:

                                    December 31
($ in thousands)                  1994       1993
Nonaccrual loans               $13,404    $62,570
Restructured loans               6,024      3,031
Total nonperforming loans      $19,428    $65,601
Foreclosed assets              $15,493    $38,316

      Interest income in the amount of $4,831,000 for 1994, $9,138,000 for 1993 and $18,171,000 for 1992 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $3,314,000, $2,527,000 and $1,492,000 of interest income on nonperforming loans during 1994, 1993 and 1992, respectively.

     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which the Company will adopt effective January 1, 1995. SFAS No. 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" in October 1994. Among other things, SFAS No. 114 and SFAS No. 118 require that an impaired loan be measured based on discounted future cash flows, observable market price or fair value of the collateral. As it relates to in-substance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. Accordingly, upon adoption of SFAS No. 114, $6,875,000 of in-substance foreclosures will be transferred from foreclosed property to nonperforming loans. The adoption of SFAS No. 114 and SFAS No. 118 is not expected to have a material impact on the financial condition or operating results of the Company.

     The following is a summary of activity in the reserve for possible loan losses:

                                                      Year Ended December 31
($ in thousands)                                   1994        1993        1992
Balance at beginning of year                   $172,535    $199,518    $223,294
    Loans charged off                           (23,923)    (41,311)    (96,715)
    Recoveries                                   17,215      17,703      17,352
      Net loans charged off                      (6,708)    (23,608)    (79,363)
    Provision for possible loan losses          (17,231)     (3,734)     71,093
    Addition due to acquisition of a bank             -         359           -
    Reduction due to sale of Texas Bank               -           -     (15,506)
Balance at end of year                         $148,596    $172,535    $199,518

Note 6

Related-Party Transactions

     Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.

     Loans to related parties were $44,744,000 and $24,355,000 at December 31, 1994 and 1993, respectively. The change during 1994 reflects $153,071,000 in new loans and $132,682,000 of repayments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless the director had the ability to significantly influence the other entity.

     Securities sold to related parties under repurchase agreements amounted to $5,241,000 and $9,968,000 at December 31, 1994 and 1993,
respectively. During 1993, the Company sold $22,700,000 of mortgage loan pools to a related party at carrying value, which approximated fair value.

     The subordinated debentures totaling $879,000 at December 31, 1994 and 1993, and the unsecured notes payable totaling $1,155,000 at December 31,1994 and 1993 were acquired through merger with Pioneer Bancshares Corporation and are held by individuals who are related to the former chairman of Pioneer Bancshares Corporation, who is now an executive officer and director of Hibernia.

Note 7

Bank Premises and Equipment

                                           December 31
($ in thousands)                         1994       1993
Land                                  $22,937    $22,687
Bank premises                          79,048     72,824
Leasehold improvements                 31,722     28,403
Furniture and equipment               101,637     89,892
                                      235,344    213,806
Less allowance for depreciation
     and amortization                (126,899)  (111,213)
Total                                $108,445   $102,593

                                        Year Ended December 31
($ in thousands)                        1994     1993     1992
Provisions for depreciation
     and amortization included in:
        Occupancy expense             $6,700   $5,949   $4,806
        Equipment expense              8,873    7,501    9,171
Total                                $15,573  $13,450  $13,977

Note 8

Time Deposits

     Domestic certificates of deposit of $100,000 or more amounted to $734,363,000 and $745,677,000 at December 31, 1994 and 1993, respectively.
Interest on these certificates amounted to $33,432,000, $27,234,000 and $36,399,000 in 1994, 1993 and 1992, respectively.

     Foreign deposits, which are deposit liabilities of the Cayman Island office of the Bank, were $34,004,000 and $3,417,000 at December 31, 1994 and 1993, respectively. Interest expense on foreign deposits amounted to $794,000, $149,000 and $71,000 for 1994, 1993 and 1992, respectively.

Note 9

Debt

     The following is a summary of outstanding debt, all of which was acquired through mergers in 1994.

                                                   December 31
($ in thousands)                                 1994        1993
Hibernia Corporation:
    Subordinated Debentures,
      bearing interest at 6%,
      maturing in 1995                           $879        $879
    Unsecured notes payable to related
      parties, bearing interest at 6%,
      maturing in 1995                          1,155       1,155
    Senior Secured Notes Payable,
      bearing interest at 10.75%,
      due in 1997                                   -       5,884
    Mandatory Convertible
      Subordinated Debentures,
      bearing interest at 12%,
      maturing in 1996                              -       6,000
   Convertible subordinated debentures,
      bearing interest at 10%,
      due 2002                                      -         800
    Note payable to banks,
      bearing interest at floating rates,
      maturing from 1998 through 2003               -      11,214
   Employee Stock Ownership Plan,
      bearing interest at prime,
      maturing in 1997                              -         400
Hibernia National Bank:
   Federal Home Loan Bank advances              3,616       3,862
Total                                          $5,650     $30,194

     During 1994, the Company retired debt acquired through mergers at or immediately following the legal mergers, except for Federal Home Loan Bank
(FHLB) advances and the subordinated debentures and unsecured notes payable to related parties. The acquired debt which was retired was secured by the common stock of various subsidiaries of the pooled companies.

     The FHLB advances were obtained to fund certain mortgage loans which totaled $3,538,000 at December 31,1994, and secure the advances. The advances are also secured by the Company's investment in FHLB stock which totaled $21,456,000 at December 31,1994. The advances accrue interest at contractual rates of 5.7% to 6.3%, are due in monthly installments of approximately $39,000, including interest, and are scheduled to amortize through various dates between 2002 and 2008. However, should the loans for which the advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

     Maturities of debt for the next five years and thereafter are as follows: 1995 - $2,303,000; 1996 - $293,000; 1997 - $320,000; 1998 -
$349,000; 1999 - $381,000; and thereafter - $2,004,000.


Note 10

Other Assets and Other Liabilities

                                                 December 31
($ in thousands)                               1994       1993
Other assets:
    Accrued interest receivable             $53,640    $53,442
    Deferred income taxes                    42,865     24,461
    Goodwill                                 21,646     43,703
    Foreclosed assets                        15,493     38,316
    Purchased mortgage servicing rights       4,027      4,270
    Other                                    44,757     44,182
      Total other assets                   $182,428   $208,374

Other liabilities:
    Accrued interest payable                $20,140    $22,560
    Reserve for future rental
      payments under sale/leaseback          20,992     21,155
    Trade accounts payable and
      accrued liabilities                    51,578     49,766
    Other                                    10,499     19,986
      Total other liabilities              $103,209   $113,467

      Amortization relating to goodwill totaled $22,057,000, $4,985,000 and $5,828,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Accumulated amortization at December 31, 1994 and 1993, totaled $60,402,000 and $38,345,000, respectively.

     In 1994, amortization expense included a $16,142,000 charge for the impairment of goodwill associated with acquisitions consummated in the mid-to-late 1980s. As the result of a new organizational structure implemented during the third quarter of 1994, management conducted an analysis which estimated the discounted cumulative net income for each primary geographic region over the remaining amortization period of the associated goodwill of approximately nine years. Purchase prices for these acquisitions which gave rise to the recorded goodwill reflected management's intent at the time to generate efficiencies by merging the operations of the acquired institutions and increasing market share from the resulting base. The analysis indicated that projected performance of the Company's existing franchise in two regions would not be adequate to support the remaining unamortized goodwill resulting from previous acquisitions. The impaired goodwill was written off in one instance and written down to realizable value in another. In addition, $1,449,000 of goodwill previously recorded by one of the pooled companies was written off during 1994.

Note 11

Per-Share Data

     Income (loss) per common share data are based on the weighted average number of shares outstanding of 108,488,873; 107,917,135; and 54,350,285 in
1994, 1993 and 1992, respectively. In accordance with pooling-of-interests accounting, the common stock issued in all mergers consummated in 1994 is considered to be outstanding as of January 1, 1992, the beginning of the earliest period presented.

Note 12

Employee Benefit Plans

     The Company maintains a defined-contribution benefit plan under
Section 401(k) of the Internal Revenue Code, the Retirement Security Plan
(RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their regular compensation, with the Company matching a certain portion of employee contributions. Matching contributions are charged to employee benefits expense. At December 31, 1994, the RSP owned 1,008,000 shares of Class A Common Stock. The Company's contributions to the RSP totaled $1,361,000 in 1994, $1,321,000 in 1993 and $881,000 in
1992.

     The Company maintains incentive bonus programs for key employees. Costs of the incentive bonus programs were $7,263,000, $4,610,000 and $2,977,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

     During 1993, the Company established a plan for grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under this plan, if the Company achieved certain predetermined performance goals during the two-year period from January 1, 1993 through December 31, 1994, the Company would award common stock to certain members of management who contributed to that achievement. Approximately 371,100 shares of common stock were awarded in 1995 in accordance with the terms of the plan as a result of the Company's having met substantially all of the goals. Compensation expense of $1,477,000 and $1,619,000 was recorded relating to the performance share awards in 1994 and 1993, respectively.

     In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112, which became effective January 1, 1994, requires accrual-based accounting for the cost of benefits provided to former or inactive employees subsequent to their employment but before retirement. The adoption of SFAS No. 112 did not have a material effect on the financial condition or operating results of the Company.

     First Bancorp of Louisiana, Inc., which merged with the Company on August 1, 1994, maintained an Employee Stock Ownership Plan (ESOP). The ESOP, which remained in existence subsequent to the merger, covers substantially all First Bancorp employees who qualified as to age and length of service. Upon completion of five years of service, participants are fully vested in their account. Expense relating to this ESOP of $79,000, $466,000 and $135,000 is included in the consolidated income statements for the years ended December 31, 1994, 1993 and 1992, respectively.

     At December 31, 1993, the ESOP had a note payable to an unaffiliated bank in the amount of $400,000, which was secured by 305,541 shares of Hibernia's common stock and guaranteed by the Company. At December 31,1994 and 1993, the ESOP owned 1,161,181 and 1,202,210 shares, respectively, of Hibernia common stock.

     Certain of the pooled companies had adopted retention agreements to encourage certain officers and other key employees of the pooled companies to continue their employment through the consummation of a merger. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key members of management prior to legal merger. Compensation expense related to these agreements totaled approximately $1,400,000 in 1994.


Note 13

Stock Options

     The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors to purchase shares of Class A Common Stock at no less than the fair market value of the stock at the date of grant. All options issued prior to 1992 became exercisable six months from the date of grant. The remaining options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.

     Options issued to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan do not expire unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 180 days.

     At December 31, 1994, shares available for grant under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan amounted to 156,923; 1,125,941; and 845,000, respectively.

     The table below summarizes the activity in the plans during 1994.

                                                                      Price Range
                                    Incentive   Non-qualified           Per Share
1987 Stock Option Plan:
Outstanding, December 31, 1991        520,431         192,006    $14.63 to $25.13
Granted                               161,640         620,074       $4.19 to 5.31
Canceled                             (505,243)        (59,701)    $4.94 to $25.13
Outstanding, December 31, 1992        176,828         752,379      $4.19 to 18.80
Granted                                13,913         642,152               $7.19
Canceled                                    -          (4,196)              $4.94
Exercised                                   -         (31,639)              $4.94
Outstanding, December 31, 1993        190,741       1,358,696     $4.19 to $18.80
Granted                                     -          20,000      $7.88 to $8.75
Canceled                                    -          (2,978)              $4.94
Exercised                                   -         (16,024)              $4.94
Outstanding, December 31, 1994        190,741       1,359,694     $4.19 to $18.80
Exercisable, December 31, 1994         84,068         568,701     $4.19 to $18.80

Long-Term Incentive Plan:
Outstanding, December 31, 1992              -               -                   -
Granted                                     -         963,000      $5.94 to $7.75
Canceled                                    -         (58,000)     $7.13 to $7.63
Outstanding, December 31, 1993              -         905,000      $5.94 to $7.75
Granted                                12,598       1,676,476      $7.94 to $8.81
Canceled                                    -         (59,928)     $6.88 to $7.94
Exercised                                   -          (3,000)              $8.13
Outstanding, December 31, 1994         12,598       2,518,548      $5.94 to $8.81
Exercisable, December 31, 1994              -               -                   -

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1992              -               -                   -
Granted                                     -          75,000               $7.31
Outstanding, December 31, 1993              -          75,000               $7.31
Granted                                     -          80,000               $7.88
Outstanding, December 31, 1994              -         155,000      $7.31 to $7.88
Exercisable, December 31, 1994              -               -                   -

Note 14

Income Taxes

As discussed in Note 1, the Company adopted SFAS No. 109 effective January 1, 1993. As permitted by SFAS No. 109, prior-year financial statements were not restated. The cumulative effect of the adoption of SFAS No. 109 was to increase net income in 1993 by $2,782,000.
     Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

                                                       Year Ended December 31
($ in thousands)                                       1994      1993      1992
Current tax expense:
     Federal income tax                             $18,404   $15,210    $5,644
     State income tax                                 3,310     1,709       904
Total current tax expense                            21,714    16,919     6,548
Deferred tax expense (benefit):
     Federal income tax                              17,127     4,953    (1,435)
    Change in deferred tax valuation reserve        (35,531)  (13,507)        -
Total deferred tax expense (benefit)                (18,404)   (8,554)   (1,435)
Shareholders' Equity:
    Cumulative effect of change in accounting
      for securities available for sale                   -     4,268         -
    Change in unrealized gains (losses) on
      securities available for sale                 (11,998)        -         -
    Change in deferred tax valuation reserve         11,998    (4,268)        -
Total shareholders' equity                                -         -         -
Income tax expense                                   $3,310    $8,365    $5,113

The reconciliation of the federal statutory income tax rate to the Company's effective rate can be found in the table below.

                                                                        Year Ended December 31
($ in thousands)                                              1994               1993                1992
                                                         Amount     Rate     Amount    Rate     Amount    Rate
Tax expense (benefit) based on federal statutory rate   $30,786     35.0 %  $24,300    35.0 %   $2,408    34.0 %
Tax-exempt interest                                      (2,752)    (3.1)    (3,043)   (4.4)    (4,244)  (60.0)
Goodwill                                                  6,665      7.6      1,685     2.4      1,327    18.8
Sale of Texas Bank                                            -        -          -       -      2,182    30.8
State income tax, net of federal benefit                  2,151      2.5      1,103     1.6        559     7.9
Limitation on recognition of tax benefit                      -        -          -       -      2,527    35.7
Change in deferred tax valuation reserve                (35,531)   (40.4)   (13,507)  (19.5)         -       -
Change in tax rate on existing temporary differences          -        -     (2,109)   (3.0)         -       -
Other                                                     1,991      2.2        (64)      -        354     5.0
Income tax expense                                       $3,310      3.8 %   $8,365    12.1 %   $5,113    72.2 %

      During 1994 and 1993, deferred income taxes were based on differences between the basis of assets and liabilities for financial statement purposes and tax reporting purposes, net operating loss carryforwards and alternative minimum tax credit carryforwards. During 1992, deferred income taxes were provided on those items that were taxable or deductible in different periods for financial statement and federal income tax purposes. The tax effects of the cumulative temporary differences and tax credit carryforwards which create deferred tax assets and liabilities at December 31, 1994 and 1993, are detailed below:

                                                             December 31
($ in thousands)                                            1994      1993
Deferred tax assets:
    Reserve for possible loan losses                     $52,009   $57,208
    Unrealized loss on securities available for sale       7,730         -
    Sale / leaseback                                       6,873     6,258
    Foreclosed assets                                      2,424     7,187
    Loan fees                                              2,260     2,462
    Other                                                 14,175    15,004
    Alternative minimum tax credit carryforward           10,353    17,450
    Regular net operating losses                             268     2,096
Total deferred tax assets                                 96,092   107,665
Deferred tax liabilities:
    Discounts on securities                                  426       426
    Unrealized gain on securities available for sale           -     4,268
    Depreciation                                           2,128     2,825
    Purchase accounting adjustments, net                   1,774     2,619
    Other                                                  3,662     4,296
Total deferred tax liabilities                             7,990    14,434
Deferred tax assets, net of
  deferred tax liabilities                                88,102    93,231
Deferred tax valuation reserve                           (45,237)  (68,770)
Total net deferred tax asset                             $42,865   $24,461

      Management currently estimates realizability of the net deferred tax asset based on the Company's ability to, first, recover taxes previously paid and, second, generate taxable income over the next 12 months. A deferred tax valuation reserve is established to limit the net deferred tax asset to its realizable value.
     The tax effects of significant items giving rise to deferred tax benefits in 1992 are detailed below:

                                             Year Ended
($ in thousands)                      December 31, 1992
Provision for possible loan losses               $2,698
Discounts on securities                            (102)
Foreclosed assets                                   813
Loan fees                                           572
Depreciation                                       (776)
Sale of auto loans                               (3,638)
Alternative minimum tax credits                    (692)
Other                                              (310)
Deferred tax expense (benefit)                  ($1,435)

      For federal income tax purposes, the Company has $10,353,000 in alternative minimum tax credit carryforwards at December 31, 1994, which do not expire.

     During the years ended December 31, 1994, 1993 and 1992, the Company made federal income tax payments of $20,063,000, $13,579,000 and $6,685,000, respectively. During 1992, the Company received $18,092,000 in income tax refunds resulting from the carryback of a 1991 net operating loss.

     The 1992 debt restructuring between the Company and a group of banks discussed in Note 17 gave rise to "testing dates" under Section 382 of the Internal Revenue Code to determine if a change in ownership of the Company had occurred. Generally, a change in ownership occurs when the percentage of stock owned by one or more five-percent shareholders, as defined, has increased by more than 50 percentage points over a three-year period. When a change of this type occurs, a limitation is imposed on pre-change "built-in" losses, as defined, net operating loss carryforwards and alternative minimum tax credit carryforwards. Due to the issuance of stock in connection with mergers, for purposes of Section 382, a change in ownership of the Company occurred in 1994. However, as of the date of the change, the Company had no pre-change "built-in" losses. The Company's ability to utilize net operating loss carryforwards and alternative minimum tax credit carryforwards is not expected to be limited by this change in ownership.

Note 15

Leases

     The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2013. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.

     Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $10,408,000; $10,740,000; and $12,490,000 in 1994, 1993 and 1992,
respectively.

     The future minimum rental commitments at December 31, 1994, for all long-term operating leases are as follows: 1995 - $9,124,000; 1996
- $8,368,000; 1997 - $8,014,000; 1998 - $7,601,000; 1999 - $7,331,000; and
thereafter - $57,029,000.

Note 16

Other Operating Expense

                                                Year ended December 31
($ in thousands)                               1994      1993      1992
Deposit insurance and examination fees      $13,537   $15,327   $14,329
Postage                                       4,380     4,362     4,875
Stationery and supplies                       4,771     4,754     4,588
Professional fees                            10,278     9,537    13,882
State taxes on equity                         3,104     2,745     1,872
Loan collection expense                       1,777     4,875     7,241
Advertising and promotional expenses          5,531     6,044     3,235
Other                                        31,856    33,299    23,994
    Total other operating expense           $75,234   $80,943   $74,016

Note 17

Recapitalization of the Company
and Sale of the Texas Bank

     During 1992, the Company increased shareholders' equity by $177.8 million through the restructuring of $99.1 million in debt and a shareholder rights offering and completed the sale of its Texas Bank.

Debt Restructuring

     On September 28, 1992, the Company completed the restructuring of its $99.1 million debt to a group of banks. As reflected in the following table, the existing debt was extinguished through the issuance of securities and resulted in a non-cash extraordinary loss for the fair value of the securities issued in excess of the carrying value of the debt restructured.

     Subsequent to the completion of a rights offering to shareholders, the banks converted an aggregate of 21,818,182 shares of preferred stock to 22,091,443 shares of common stock. Each bank was also issued rights to purchase additional shares of common stock, the number to be determined by the number of shares issued in the rights offering. The senior and subordinated debt agreements provided that, if all shares available in the rights offering were purchased, the banks would have the right to purchase an aggregate of approximately 16.5 million shares. The rights offering was fully subscribed, and the banks elected to purchase an aggregate of 10.3 million shares through the conversion of debt and related accrued interest.

     Certain warrants issued in the restructuring have been exercised, resulting in the issuance of approximately 448,000 and 1,151,000 shares of common stock in 1994 and 1993, respectively. The number of shares subject to warrants outstanding and exercisable at December 31, 1994, was approximately 213,000. The warrants have an exercise price of $2.75 per share and expire in September 1999.

     During 1992, the former First Continental restructured its debt with a bank, resulting in a gain on extinguishment of debt of $11,345,000 net of tax. Also during 1992, a portion of the former Commercial's notes payable were discounted by the lending bank, resulting in a gain of $284,000 net of tax.

COMPUTATION OF EXTRAORDINARY LOSS
($ in thousands)

Securities issued:
     21,818,182 shares of non-cumulative
        convertible preferred stock valued at
        $5.125 per share, which was the quoted
        market price of Hibernia Corporation
        common stock on September 28, 1992               $111,818
     1,812,000 common stock purchase warrants
        valued at $2.375 per share, which is the
        spread between the $5.125 quoted market
        price of Hibernia Corporation common
        stock on September 28, 1992, and the
        $2.75 contractual exercise price                    4,304
     Senior debt, secured by all assets of the Company     26,625
     Subordinated debt                                     12,500
        Total fair value of securities issued             155,247
Less:  debt restructured                                   99,125
Extraordinary loss on debt restructuring - Hibernia        56,122
Extraordinary gain on debt restructuring by pooled
     companies prior to mergers                           (11,629)
Extraordinary loss on debt restructurings, net of tax     $44,493

Rights Offering

     On November 12, 1992, the Company commenced an offering to shareholders of record on that date to purchase an aggregate of 19.8 million shares of common stock at a subscription price of $4.00 per share. The closing market price of the Company's common stock on November 11, 1992, was $5.00 per share. The offering was fully subscribed, and the Company issued 19.8 million shares of common stock. Certain debtholders elected to participate in the rights offering and purchased an additional
1.9 million shares of common stock at $4.00 per share. The Company received net proceeds from the rights offering of $79,200,000.

Sale of the Texas Bank

     On December 31, 1992, the Company sold the stock of the Texas Bank to Comerica Incorporated. The Company received net proceeds of $56,200,000, which is the purchase price of $58,000,000 reduced by the dividend paid by the Texas Bank to the Parent Company in the third quarter of 1992. The Company recorded a loss of $2,900,000 in the third quarter of 1992 in order to reduce the Parent Company's investment in the Texas Bank to its net realizable value.

     At June 30, 1992, the carrying values of the assets and liabilities of the Texas Bank were $910.2 million and $848.2 million, respectively. The revenues and expenses of the Texas Bank (before eliminations) shown in the following table are included in the Consolidated Income Statements on a fully consolidated basis for the first six months of 1992.

Condensed Income Statement
Hibernia National Bank in Texas
                                                Six Months
($ in thousands)                       Ended June 30, 1992
Interest income                                    $36,132
Interest expense                                    15,974
  Net interest income                               20,158
Provision for possible loan losses                   3,125
  Net interest income after provision               17,033
Noninterest income                                   5,316
Noninterest expense                                 19,939
  Income before income taxes                         2,410
Income tax expense                                   1,009
  Net income                                        $1,401

Note 18

Hibernia Corporation

(Parent Company only)

BALANCE SHEETS
($ in thousands)                    December 31
                                   1994       1993
Investment in subsidiaries     $525,310   $512,123
Other assets                     47,047     67,486
    Total assets               $572,357   $579,609
Other liabilities               $13,613    $30,803
Debt                              2,034     26,332
Shareholders' equity            556,710    522,474
    Total liabilities and
      shareholders' equity     $572,357   $579,609

INCOME STATEMENTS
                                                             Year Ended December 31
($ in thousands)                                             1994      1993      1992
Equity in undistributed income of subsidiaries            $47,034   $67,651   $16,007
Dividends from subsidiaries                                41,755    11,340     7,838
Other income                                                2,258     2,263    (3,457)
    Total income                                           91,047    81,254    20,388
Interest expense                                            1,781     3,141    13,550
Other expense                                               6,402    13,384     6,140
    Total expense                                           8,183    16,525    19,690
    Income before taxes, extraordinary
      item and accounting change                           82,864    64,729       698
Income tax benefit                                         (1,787)     (289)   (1,186)
    Income before extraordinary items and
      cumulative effect of accounting change               84,651    65,018     1,884
Extraordinary loss on debt restructurings, net of tax           -         -   (44,493)
Utilization of NOL carryforwards                                -         -     6,260
Cumulative effect of accounting change                          -    (1,174)        -
    Net income (loss)                                     $84,651   $63,844  ($36,349)

STATEMENTS OF CASH FLOWS
                                                 Year Ended December 31
($ in thousands)                                1994      1993      1992
Operating Activities
    Net income (loss)                        $84,651   $63,844  ($36,349)
    Non-cash adjustment for equity
      in subsidiaries' undistributed
      net income                             (47,034)  (66,951)  (12,607)
    Extraordinary loss on
      debt restructuring                           -         -    44,493
    Other adjustments                        (11,273)    7,854    13,642
Net cash provided by operating activities     26,344     4,747     9,179
Investing Activities
    Investment in subsidiaries                     -    (9,181)  (75,000)
    Proceeds from sales of investments           907       283    (1,103)
    Sale of Texas Bank                             -         -    56,225
Net cash used by investing activities            907    (8,898)  (19,878)
Financing Activities
    Issuance of debt                                    13,119     6,250
    Payments on debt                         (24,298)  (13,275)   (9,475)
    Purchase of treasury stock                (2,414)        -         -
    Dividends paid                           (18,757)   (4,109)   (3,785)
    Issuance of Common Stock                   4,636     3,572    79,051
Net cash provided (used)
    by financing activities                  (40,833)     (693)   72,041
    Increase (decrease) in cash              (13,582)   (4,844)   61,342
Cash at beginning of year                     59,469    64,313     2,971
Cash at end of year                          $45,887   $59,469   $64,313

Note 19

Financial Instruments
and Derivative Financial Instruments

     Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, among them, core deposit intangibles, loan servicing rights, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying amount of cash and short-term investments, demand deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate swaps and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans and interest-bearing deposits is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.

     Interest rates were not adjusted for changes in credit risk of performing commercial loans for which there are no known credit concerns. Management segregates loans into appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

     Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for possible loan losses of $148,596,000.

     The fair value estimates presented are based on information available to management as of December 31, 1994 and 1993. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the table below are held for trading purposes.

($ in thousands)                                December 31, 1994         December 31, 1993
                                              Carrying         Fair     Carrying         Fair
                                                Amount        Value       Amount        Value
Assets
    Cash and short-term investments           $538,893     $538,893     $556,109     $556,109
    Securities available for sale             $537,415     $537,415     $652,708     $652,708
    Securities held to maturity             $1,736,917   $1,668,429   $1,921,201   $1,953,099
    Commercial loans                        $1,884,769   $1,865,880   $1,727,394   $1,734,124
    Consumer loans                          $1,490,922   $1,466,406   $1,215,417   $1,226,199
Liabilities
    Demand deposits                         $1,063,365   $1,063,365   $1,036,182   $1,036,182
    Interest-bearing deposits               $4,443,390   $4,427,737   $4,302,278   $4,288,736
    Short-term borrowings                     $158,869     $158,869     $155,791     $155,791
    Debt                                        $5,650       $5,074      $30,194      $39,227

      The Company issues financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, letters of credit, standby letters of credit and interest rate contracts and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

     Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future funding requirements.

                                         Letters of credit
                         Commitments to      and financial
($ in thousands)          extend credit         guarantees
December 31, 1994:
  Contract Amount              $880,325            $85,502
  Fair Value                    ($8,495)             ($622)
December 31, 1993:
  Contract Amount              $588,171           $106,370
  Fair Value                    ($5,593)             ($779)

     The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company's reserve for possible loan losses. Management does not anticipate any material losses related to these instruments.

     The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer-oriented and, when possible, matched trading positions are established to minimize risk to the Company. However, to meet the needs of customers, the Company also serves as the counterparty for certain smaller transactions.

     The credit exposure that results from interest rate contracts held for trading purposes is limited to the current fair value of assets, which at December 31, 1994 was $1,149,000. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.

     The amounts disclosed in the table below represent the end-of-period fair values of derivative financial instruments held or issued for trading purposes and the average aggregate fair values of those instruments during the year.

      The table below includes an interest rate swap agreement, which matures in 1996, with a notional amount of $74,000,000 as of December 31, 1994 and 1993. The Company was a guarantor of this agreement, which was executed by one of the Company's customers, and the Company's exposure to loss is limited to the difference between the interest payments the customer is obligated to pay and those it is entitled to receive.

     Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

($ in thousands)                       Notional Value          Fair Value      Average Fair Value
                                        December 31           December 31     Year ended December 31
                                       1994       1993       1994       1993        1994        1993
Interest Rate Swaps
    Assets                           $7,717     $7,054       $320       $596        $434        $784
    Liabilities                     $80,327    $78,356    ($2,511)   ($7,332)    ($4,152)    ($8,557)
Options, caps and floors held      $134,100     $2,329       $829         $1        $806          $6
Options, caps and floors written   $135,681     $2,646      ($878)       ($1)      ($843)        ($7)


     The Company also enters into interest rate swap agreements in order to manage interest rate exposure. Interest rate swap agreements involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into a rate swap agreement. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller.

     Interest rate swaps with a notional value of $15,000,000 at December 31, 1994, 1993 and 1992 were entered into as a hedge against longer-term deposits of the same maturity, exchanging a fixed rate of interest for a floating rate. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The related amount payable to or receivable from counterparties is included in other liabilities or other assets. These interest rate swaps mature in November 1995. The fair values of these swap agreements of $143,000 and $1,087,000 at December 31, 1994 and 1993,
respectively, are not recognized in the consolidated financial statements.

Note 20

Regulatory Matters
and Dividend Restrictions

     Under current Federal Reserve Bank (FRB) regulations, the Bank may lend the Parent Company up to 10% of the Bank's capital and surplus. Based on this limitation, approximately $31,825,000 was available for loans to the Parent Company at December 31, 1994.

     The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 1995, the Bank will have available to pay dividends to the Parent Company, without approval of the Office of the Comptroller of the Currency, approximately $123,062,000, plus net retained profits earned in 1995 prior to the dividend declaration date.

     Banks are required to maintain noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $35,345,000 in 1994 and $46,009,000 in 1993.


Note 21

Contingencies

     The Parent Company and the Bank were named defendants in a shareholder class-action suit which alleged that, during the period March 19, 1990 to July 30, 1991, the market value of the Company's common stock was artificially inflated due to false and misleading news releases and public statements and the failure to disclose material facts. During the first quarter of 1995, the parties to the class-action litigation entered into a settlement agreement which is subject to final court approval. Insurance coverage and previously established reserves will cover the costs of the settlement.

     In addition, the Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or results of operations of the Company.