Form 10-K, Exhibit 13
period 1995-12-31
HIBERNIA CORP
filed 1996-03-27
CIK 47288

HIBERNIA CORPORATION INFORMATION


Corporate Offices                   Mailing Address
313 Carondelet Street               P.O. Box 61540
New Orleans, LA 70130               New Orleans, LA 70161
504-533-3333

Stock Listing

The common stock of Hibernia Corporation is listed on the New York Stock Exchange under the ticker symbol "HIB." Price and volume information are listed under "Hibernia" and "HIB" in The Wall Street Journal and under similar designations in other daily newspapers. At December 31, 1995, Hibernia Corporation had 14,382 shareholders of record and 3,518 full-time equivalent employees.

Registrar and Transfer Agent

Shareholders requesting a change of address, records or information about lost certificates, or who want to have dividends deposited directly into checking or savings accounts, should contact:

Chemical Mellon Shareholder Services
Securityholder Relations Department
85 Challenger Road, Overpeck Centre
Ridgefield, N.J. 07660
Toll-free: 800-814-0305

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

Analysts and others seeking financial data or a prospectus on the Dividend Reinvestment and Stock Purchase Plan should contact Dana M. Combes, Manager of Investor and Government Relations, at 504-533-2180 or toll-free at 800-245-4388.

For 24-hour fax access to news releases, quarterly reports, analyst reports and dividend reinvestment details, call toll-free 800-207-9063.

Duplicate Mailings

The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should write to Chemical Mellon Shareholder Services at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.

Stock Price and Dividend Information
                                     1995                         1994
                                               Cash                         Cash
                         Market Price (1) Dividends    Market Price (1)Dividends
                             High     Low  Declared       High     Low  Declared
First Quarter             $  7.88  $ 6.88  $ 0.06       $ 8.25  $ 7.38    $ 0.04
Second Quarter            $  9.38  $ 7.75  $ 0.06       $ 9.13  $ 7.38    $ 0.04
Third Quarter             $ 10.63  $ 8.75  $ 0.06       $ 8.88  $ 7.88    $ 0.05
Fourth Quarter            $ 11.00  $ 9.75  $ 0.07       $ 8.50  $ 7.50    $ 0.06
(1) NYSE closing price.

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

The Company completed four mergers in 1995 and six mergers in 1994, all of which were accounted for as poolings of interests.
Accordingly, all prior-year information has been restated to reflect the effect of these mergers. The institutions with which the Company merged are referred to as the "pooled companies."

1995 Highlights:

     Highlights of Hibernia Corporation's performance for 1995 include the following:

  * Net income of $123.9 million ($1.05 per share), up 30% from $95.0 million ($.80 per share) in 1994.

  * Continued increases in the Company's profitability, loans and capital strength; further improvement in asset quality; and additional enhancements to the Company's franchise.

  * Loan growth of 23% to $4.5 billion at December 31, 1995, with commercial loans up 17% and consumer loans up 30% from a year earlier.

  * A decline in nonperforming assets of 31% to $25.2 million from $36.5 million at December 31, 1994. Reserve coverage of nonperforming loans stood at 861% compared to 559% at the end of 1994. The nonperforming asset ratio declined to 0.56% at year-end 1995 compared to 1.00% at year-end 1994.

  * An increase in net interest income of $16.5 million primarily due to a $649.8 million increase in average loans. The shift in the mix of earning assets to higher-yielding loans resulted in a nine basis point increase in the net interest margin to 4.70% in 1995.

  * Increases in returns on assets (ROA) and equity (ROE) to 1.78% and 19.22%, respectively, from 1.42% and 16.59% for 1994.

  * Continued improvements in operating efficiency marked by an improvement in the efficiency ratio to 65.56%, compared to 76.09% in 1994 and 78.31% in 1993.

  * An increase in total cash dividends per share for 1995 to $.25, 32% higher than the 1994 cash dividend of $.19 per share.

  * Completion of mergers with four institutions with combined assets of $447 million and 19 offices. Since the beginning of 1994, Hibernia has completed mergers with 10 institutions with combined assets of $1.8 billion and 64 offices. Two additional mergers with combined total assets of $160 million and 5 offices were completed in January 1996.

Financial Condition:

Earning Assets

Interest income from earning assets (including loans, securities and short-term investments) is the Company's main source of income. Average earning assets totaled $6.5 billion in 1995, compared to $6.3 billion in 1994 and $6.0 billion in 1993. Average earning assets increased $232.5 million in 1995 due to loan growth, partially offset by decreases in total securities and short-term investments. Average earning assets increased from 1993 to 1994 due to growth in loans and securities held to maturity, partially offset by decreases in short-term investments and securities available for sale.

Loan demand, which has been strong since the second half of 1993, continued to improve throughout 1995. The Company used the proceeds from maturities of other lower-yielding earning assets and the growth in deposits to fund the increase in loans. As a result of this shift of earning assets, average loans as a percentage of average earning assets increased to 62.0% in 1995, compared to 53.9% in 1994, and 51.2% in 1993. Average securities decreased to 36.2% of average earning assets in 1995 from 43.2% in 1994 and 43.0% in 1993.

Total earning assets as of December 31, 1995 were $6.7 billion, up $405.1 million from a year earlier. Total loans increased $841.7 million (23.2%) to $4.5 billion, while total securities and short-term investments declined by $436.7 million.

Loans.

The Company primarily deploys its funding sources into loans while considering liquidity and credit quality. Loans allow Hibernia to meet customer credit needs, while at the same time achieving yields that are generally higher than those available on alternative earning assets. Lending relationships are one part of Hibernia's goal of providing for all the financial needs of its customers.

Hibernia engages in commercial and consumer lending. The specific underwriting criteria for each major loan category is outlined in a formal loan policy and is approved by the Board of Directors. In general, each loan is evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. The loan policy, including the underwriting criteria for major loan categories, is adjusted on a regular basis. The loan policy and underwriting criteria are adjusted due to changes in the experience of the existing portfolio, financial and market conditions, and regulations, among other things.

Average loans increased $649.8 million in 1995 and $279.2 million in 1994. Both commercial and consumer lending experienced significant growth in an improving Louisiana economy.

Table 1 details Hibernia's commercial loans classified by repayment source and consumer loans classified by type. Consumer loans grew $502.9 million (30.1%), and commercial loans increased $338.8 million (17.3%) in 1995. The portfolio mix was 48.6% consumer and 51.4% commercial at year-end 1995, compared to 46.1% and 53.9%, respectively, at year-end 1994. Hibernia's strategy is to increase consumer lending while maintaining preeminence in Louisiana commercial lending.

Commercial Loans.

Growth in the commercial loan portfolio was distributed among commercial and industrial, up $261.2 million (40.0%); services, up $73.5 million (25.5%); and transportation, communications and utilities, up $77.7 million (67.7%). This growth was primarily due to increases in loans to small businesses.
Hibernia has assembled an experienced team of business bankers armed with a broad array of lending products and streamlined credit approval processes designed to help small- and medium-sized business customers reach their financial goals.

Consumer Loans.

The increase in consumer loans to $2.2 billion at December 31, 1995, from $1.7 billion at December 31, 1994, resulted primarily from increased marketing efforts, new products, improved application processing and extended service hours, designed to maximize the effectiveness of the Company's extensive statewide office network.

Indirect automobile lending (primarily through dealerships) and loans secured by mortgages on residential property are the two largest components of the consumer portfolio.

Hibernia's experienced indirect lending professionals and diverse products have helped to build the largest market share in indirect lending among banks in Louisiana. Tiered pricing of indirect loans has enabled Hibernia to offer top-rated customers attractive rates, while also allowing the Bank to earn higher returns on loans carrying slightly more risk. The recent introduction of a sub-prime product through a third party will allow Hibernia to arrange financing for those customers who ordinarily would not be able to obtain automobile financing through banks. Because the third party funds these loans, Hibernia does not assume any credit risk but earns income based on the volume of loans referred. Hibernia's market share of new car indirect lending increased in virtually every major market in Louisiana as the result of increases in existing indirect relationships. The indirect lending portfolio ended 1995 at $660.7 million, a 36% increase over year-end 1994.

Residential mortgage lending increased $260.9 million (32%) in 1995. Hibernia originated more than $350 million in loans for the purchase of homes, keeping more than $160 million in adjustable-rate loans for its own portfolio and securitizing and selling the balance, while generally retaining the associated servicing rights. Hibernia services approximately $1.7 billion in mortgage loans. In addition to the loans originated for the purchase of homes, consumer loans secured by mortgages increased significantly.

Several successful marketing campaigns held throughout the state to promote Hibernia's consumer loan products resulted in volume increases in other direct consumer loan categories. The largest increase was in unsecured loans, where direct marketing efforts for pre-approved borrowers resulted in significant loan closings.
These increases far surpass a decline in student loans of $92.0 million attributable to the sale of the student loan portfolio. Management determined that student lending was not profitable and began liquidating the student loan portfolio in the second quarter of 1995.

Securities.

At the end of 1995, securities totaled $2.1 billion, a decrease of $316.7 million, or 13.1%, from the end of 1994. The decrease is primarily due to maturities of U.S. Treasury securities. Of total securities, 96% are debt securities of the U.S. government or its agencies. The composition of the securities portfolio is shown in Table 2.

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

Prior to December 31, 1993, the Company classified securities as held for sale (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from that required by the new standard. Held for sale securities were recorded at the lower of cost or fair value.

On December 29, 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide), the Company chose to reclassify all of its securities in the held to maturity portfolio to the available for sale portfolio. At the date of the transfer, the amortized cost of those securities was $1.6 billion and net unrealized gains were $19.9 million. This reclassification will give the Company greater flexibility in managing the portfolio for income, interest-rate risk and liquidity. Although net unrealized gains or losses in the available for sale portfolio are reflected as a separate component of equity, these gains or losses are not included in regulatory capital for purposes of computing capital adequacy ratios. In the current interest rate environment it is anticipated that future purchases of securities will be classified as available for sale.

The Company held no trading securities at December 31, 1995, and there was no significant trading activity during 1995, 1994 or 1993. Average securities available for sale decreased $185.4 million in 1995, reflecting contractual payments and prepayments of principal, primarily related to residential mortgage refinancing. The effect of the transfer of securities from held to maturity had little impact on the yearly average. Proceeds from the payments and prepayments were invested primarily in loans. Average securities held to maturity decreased $165.7 million from 1994 to 1995, primarily due to maturities of U.S. Treasury securities.

Maturities and yields of securities at year-end 1995 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization or projected prepayments.

At December 31, 1995, the available for sale portfolio included $717.5 million of adjustable-rate securities, primarily mortgage-backed securities whose yields are tied to a cost-of-funds index. The rates on these securities may not fully reflect a change in market interest rates for more than a year. The Company purchased these adjustable-rate securities to shorten the average repricing period of its portfolio as part of its continuing strategy to reduce interest rate risk.

The average repricing period of total securities at December 31, 1995 was 3.0 years, compared to 2.7 years at December 31, 1994. The repricing period increased because almost 10% of the total securities portfolio in 1994 consisted of U.S. Treasury securities which matured in 1995. Carrying securities available for sale at fair value has the effect of recognizing a yield on the securities equal to the current market yield.

Asset Quality

Nonperforming assets consist of nonaccrual loans (loans on which interest income is not currently recognized), restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower) and foreclosed assets (assets to which title has been assumed in satisfaction of debt and duplicate or excess bank owned premises). Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is a question concerning full collectibility of both principal and interest.

Nonperforming assets totaled $25.2 million at year-end 1995, an $11.3 million (31%) decrease from the prior year. At December 31, 1995, 33.5% of nonperforming loans were less than 60 days past due. Nonperforming assets totaling $36.5 million at December 31, 1994 were down $76.5 million (68%) from December 31, 1993. The composition of nonperforming assets and certain key asset quality ratios for the past five years are illustrated in Table 4.

Table 5 details nonperforming loan activity during 1995 by loan type (commercial real estate, other commercial and consumer). Payments, sales and loans returned to performing status accounted for a $15.7 million reduction in nonperforming loans. Charge-offs of nonperforming loans totaled $12.0 million, while $19.0 million in loans were transferred to nonperforming status in 1995.

In addition to the nonperforming loans discussed above, there are $23.1 million of commercial loans for which payments are current but, in management's opinion, are subject to future classification as nonperforming.

Foreclosed assets, which are recorded at fair value less estimated selling cost, totaled $8.2 million at year-end 1995, $9.1 million at year-end 1994 and $17.7 million at year-end 1993. Improvements in commercial real estate and general economic conditions, which allowed for favorable dispositions, and a decrease in the amount of loans being transferred to foreclosed assets were the primary factors in the declines.

As of January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to classify these assets as loans on the balance sheet unless the creditor receives physical possession of the collateral. Accordingly, upon adoption, $7.1 million of in-substance foreclosures were transferred from foreclosed property to nonperforming loans. The Company reclassified in-substance foreclosures and the related loss reserves for all periods presented to conform to the new classification requirements. At December 31, 1995, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $16.2 million, with the related reserve for possible loan losses of $2.3 million. These loans are included in nonaccrual loans in Table 4.

One measure of asset quality is the level of nonperforming assets compared to total loans plus foreclosed assets (nonperforming asset ratio). At year-end 1995, the Company's nonperforming asset ratio was 0.56%, compared to 1.00% at year-end 1994 and 3.51% at year-end 1993. Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As illustrated in Table 6, net charge-offs in 1995 totaled $6.2 million, a $6.0 million decline from $12.2 million in 1994 and a $16.4 million reduction from $22.6 million in 1993. Net charge-offs as a percentage of average loans were .15% in 1995,
 .36% in 1994 and .73% in 1993.

The level of accruing, delinquent loans (more than 30 days past due) as a percentage of total loans was 1.0% at December 31, 1995, compared to .9% at year-end 1994 and .7% at year-end 1993. The commercial loan delinquency ratio decreased in 1995 from .7% to
 .5%, while the consumer loan delinquency ratio rose from 1.2% to 1.6%. Management believes that the increase in consumer loan delinquencies was primarily attributable to delayed collection efforts caused by system conversions during 1995 and does not appear to be indicative of a significant increase in risk.

Reserve and Provision for Possible Loan Losses

The reserve for possible loan losses is composed of specific reserves (assessed for each loan for which a potential loss has been identified, including impaired loans), general reserves and an unallocated reserve. Management continuously evaluates the reserve to ensure the level is adequate to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical loss experience. The unallocated portion of the reserve serves to compensate generally for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans and specific reserve allocations.

The provision for possible loan losses (a component of earnings) is the means by which the reserve for possible loan losses is adjusted to establish a reserve level considered adequate by management to absorb future potential loan losses.

The Board of Directors reviews the adequacy of the reserve each quarter. Due to the continuing improvements in asset quality discussed earlier and low levels of net loan charge-offs as detailed in Table 6, no provision was recorded in 1995. In 1994 and 1993 negative provisions amounted to $18.1 million and $3.2 million, respectively.

The year-end 1995 reserve of $146.7 million provided 860.9% coverage of nonperforming loans, compared to $152.8 million with 559.4% coverage at year-end 1994 and $183.1 million with 192.2% coverage at year-end 1993. As a percentage of total loans, the reserve for loan losses amounted to 3.28% at December 31, 1995, compared to 4.21% and 5.72% at year-end 1994 and 1993, respectively. Although the reserve for loan losses has declined over the past three years, in total and as a percentage of loans, the present level is considered adequate to absorb future potential
loan losses.    Because factors such as loan growth, the
future collectibility of loans and the amounts and timing of future cash flows expected to be received on impaired loans are uncertain, the level of future provisions (positive or negative), if any, generally cannot be predicted. However, if current trends continue, it is unlikely that provision expense will be required in the near term.

An allocation of the December 31, 1995 reserve is presented in Table 7.

Funding Sources:

Deposits and Borrowings

Deposits.

Deposits are the Company's primary source of funding for its earning assets. Hibernia offers a variety of deposit products designed to attract and retain customers, with the primary focus on core deposits.

Average deposits totaled $5.9 billion in 1995, a $149.6 million (2.6%) increase from 1994. Core deposits increased $77.7 million to $5.0 billion or 84.7% of total deposits. Total deposits at year-end 1995 were $6.1 billion, a $184.1 million increase from year-end 1994.

A $213.2 million increase in average consumer time deposits, partially offset by declines in NOW/Money market/Savings deposits accounted for most of the $77.7 million increase in core deposits. Money market interest rates increased during 1994 and remained above the levels of previous years in 1995. As a result, a downward trend in consumer time deposits experienced throughout the banking industry since the early 1990s was reversed. Consumers have returned funds to insured deposits, primarily certificates of deposit, after having previously invested in other higher-yielding instruments such as mutual fund investments. The primary Hibernia product which attracted this return was the consumer OneWay certificate of deposit, which has grown from an average balance of $433.6 million in 1994 to $738.4 million in 1995. Average NOW/Money market/Savings deposits declined $164.1 million as the rates paid on these accounts were less competitive with other investment products in the higher rate environment in 1995.
Average public fund certificates of deposit increased $73.0 million in part due to greater access in new markets to public agency funds through the pooled companies as well as increases in funds from existing relationships.

Borrowings.

Average borrowings (which include federal funds purchased, securities sold under agreements to repurchase and debt) increased $70.9 million to $261.3 million in 1995 compared to 1994. Average short-term borrowings in 1995 increased $85.8 million compared to 1994. The increase was primarily the result of growth in cash management products which allow Hibernia customers to earn interest on idle deposits. Fluctuations in short-term borrowings can also stem from differences in the timing of the expansion of lending opportunities and the growth of other funding sources (deposits and proceeds from maturing securities). The Company's reliance on these funds, although higher than a year ago, is still within parameters determined by management to be prudent in terms of liquidity and rate sensitivity.

The increases in short-term borrowings were partially offset by a $14.9 million decrease in average debt for 1995 compared to 1994. This reduction reflects the Company's practice of retiring debt acquired through mergers if the terms of the debt are not favorable. The Company's debt at December 31, 1995 is comprised primarily of Federal Home Loan Bank advances totaling $7.4 million.

Interest Rate Sensitivity

Interest rate risk is the potential impact of changes in interest rates on net interest income and results from mismatches in repricing opportunities of assets and liabilities over a period of time. Simulation models are utilized to estimate the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale and enter into derivative contracts as a means of limiting interest rate risk to an acceptable level. Table 10 presents Hibernia's interest rate sensitivity position at December 31, 1995.

This profile, usually referred to as a Gap analysis, is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating these characteristics, as is done in simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories. Although Table 10 indicates that the Company is liability-sensitive (interest-bearing liabilities exceed earning assets) up to one year, this may not be true in practice. The 1-30 day deposit category includes NOW, money market and savings accounts which have indeterminate maturities. The rates paid on these core deposits, which account for 39.3% of interest-bearing funds, do not necessarily reprice in a direct relationship to changes in interest rates. In addition, one of Hibernia's deposit products is the consumer OneWay CD which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 1995, these deposits totaled $756.6 million, of which $232.5 million had been repriced. The remaining $524.1 million are included in the 1-30 day deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as individual depositors choose when to exercise the option to adjust the rate on their deposits.

In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company's loan portfolio contains fixed-rate mortgage loans that have actual maturities and cash flows that vary with the level of interest rates. These earning assets are reported in the "over 5 years and non-sensitive" category, when in fact a portion of these balances may be subject to repricing within one year or less. Depending on market interest rates, actual cash flows from these loans will vary from the contractual maturities due to payoffs and refinancing activity.

On a limited basis, Hibernia uses derivative financial instruments to manage interest rate exposure. These agreements involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. Deposit-related interest rate swaps may be entered into as hedges against longer-term deposits of the same maturity, exchanging a fixed rate of interest for a floating rate. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The Company had no deposit-related interest rate swaps at December 31, 1995. Deposit-related interest rate swaps totaled $15.0 million at the end of 1994.

Derivative financial instruments are also held or issued by the Company for trading purposes to provide Hibernia customers the ability to manage their own interest rate sensitivity. In general, matched trading positions are established to minimize risk to the Company. The notional value of derivative financial instruments held for trading totaled $198.3 million at year-end 1995, $223.1 million at year-end 1994 and $87.7 million at year-end 1993. Included in these derivative instruments is an interest rate swap agreement between a customer and an unaffiliated bank guaranteed by the Company, which had a notional value of $68.0 million as of December 31, 1995 and $74.0 million as of December 31, 1994. The Company was exposed to loss only if the interest payments the customer was obligated to pay exceeded those it was entitled to receive from the unaffiliated bank and the customer defaulted.
This interest rate swap agreement matured January 2, 1996.

Net Interest Margin

The net interest margin is taxable-equivalent net interest income as a percentage of average earning assets. Net interest income is the difference between total interest and fee income generated by earning assets and total interest expense incurred on interest-bearing liabilities and is affected by the:

  --volume, yield and mix of earning assets;
  --level of nonperforming loans;
  --volume, yield and mix of interest-bearing liabilities;
  --amount of noninterest-bearing liabilities supporting earning assets; and --interest rate environment.

The net interest margin is composed of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds, which measures the effect of noninterest-bearing funds (primarily demand deposits and shareholders' equity) on net interest income. In general, the higher the ratio of noninterest-bearing funds supporting earning assets, the higher the net interest margin. Hibernia's noninterest-bearing funds ratio was 21.32% in 1995, compared to 21.46% in 1994 and 20.58% in 1993. Table 11 details the components of the net interest margin for the past five years.

The net interest margin of 4.70% in 1995 compares to 4.61% in 1994 and 4.70% in 1993. The change in the mix of earning assets to proportionately more loans -- with comparatively higher yields than other earning assets -- contributed to the increase in the net interest margin. In 1995, average loans were 62.0% of average earning assets compared to 53.9% in 1994. In addition, the value of Hibernia's noninterest-bearing funds increased in the current higher-rate environment resulting in an increase in the net interest margin. These favorable effects were partially offset by the narrowing of the net interest spread as funding costs increased by 101 basis points.

The nine basis point decline in the net interest margin from 1993 to 1994 was due to the reinvestment, at lower rates, of funds received from maturities and prepayments of securities and loans acquired during the higher rate environment of earlier years, and a higher cost of funds. This decline was partially offset by a change in the mix of earning assets as higher-yielding loans increased while lower-yielding short-term investments decreased as a proportion of total earning assets.

Results of Operations:

The Company earned $123.9 million, or $1.05 per share, in 1995. In 1994, net income totaled $95.0 million, or $.80 per share. The Company reported net income before the cumulative effect of a change in accounting for income taxes of $66.7 million, or $.57 per share, in 1993.

Operating results improved in 1995 because of a $16.5 million increase in net interest income resulting from an improved net interest margin and higher earning assets, a $10.6 million increase in noninterest income and a $23.6 million decrease in noninterest expense. In addition, 1994 results were benefited by an $18.1 million negative loan loss provision, whereas no provision was recorded in 1995. Improvements in asset quality and operating efficiency contributed to the improvement in operating income in 1994 compared to 1993.

Net Interest Income

Net interest income on a taxable-equivalent basis increased $16.6 million, or 5.7%, to $305.2 million in 1995 from $288.6 million in 1994. Taxable-equivalent net interest income in 1993 was $284.1 million.

Taxable-equivalent net interest income increased in 1995 over 1994 and in 1994 over 1993 as a result of the growth in earning assets and the change in the mix of earning assets, partially offset by lower spreads between earning assets and interest-bearing liabilities.

As indicated in Table 12, the change in net volumes raised taxable-equivalent net interest income by $22.1 million in 1995 compared to 1994. A $59.2 million increase in taxable-equivalent interest income due to the growth in loans was partially offset by a decrease in taxable-equivalent interest income related to a reduction in other earning assets (primarily securities). In addition, interest expense increased due to the growth in interest-bearing liabilities. The net change attributable to interest rates lowered taxable-equivalent net interest income by $5.5 million, reflecting a narrowing of the net interest spread as interest rates rose. The $45.4 million increase in interest expense due to higher rates was partially offset by a $39.9 million increase in taxable-equivalent interest income.

For 1994 compared to 1993, the change in net volumes raised taxable-equivalent net interest income by $21.6 million with the growth in loans adding $24.4 million to taxable-equivalent net interest income. The net change attributable to interest rates lowered taxable-equivalent net interest income by $17.0 million.

Noninterest Income

Service charges on deposits, trust fees, mortgage loan servicing fees, retail investment service fees and income generated from the operation of automated teller machines (ATMs) were the largest contributors to noninterest income in 1995. Noninterest income totaled $97.5 million in 1995, compared to $86.9 million in 1994 and $85.8 million in 1993.

Excluding securities transactions, noninterest income was up $8.2 million (9%) in 1995 compared to 1994. More than half of the increase resulted from nonrecurring transactions. The Company recorded gains of $2.4 million related to the divestiture of three banking offices in Northwest Louisiana in connection with the merger with Pioneer Bancshares Corporation and $3.4 million from the sale of the student loan portfolio and municipal bond administration business. The sale of the student loan portfolio and the municipal bond administration business resulted from strategic initiatives designed to focus Hibernia's efforts on businesses in which it enjoys a competitive advantage and which provide acceptable returns on investment.

Also contributing to the increase in noninterest income were increases in ATM fees, sales of credit-related insurance products, service charges on deposits and gains on the sale of mortgage loans. These increases were partially offset by a decline in trust fees. In addition, 1994 included $1.8 million of nonrecurring income related to the buy-back of residual balances of loans securitized and sold in 1990.

ATM fees increased $2.4 million (77%) due to an expanded and upgraded network and surcharges on ATM transactions. Income from credit-related insurance products increased $2.0 million due to improvements in both the product line and marketing efforts. The increase in service charges on deposits of $.5 million (1%) was due to increases in fee-generating deposit balances and an increase, during the fourth quarter of 1995, in the fees charged for certain deposit-related activities.

Gains on sales of mortgage loans were up $1.6 million in 1995 compared to losses on sales of mortgage loans of $.2 million in 1994. The Company enters into forward contracts to securitize and sell its expected production of mortgage loans at a locked-in rate. In 1994 the rise in mortgage loan rates resulted in a higher than expected percentage of mortgage loan closings. To the extent that mortgage loan production exceeded expectations and given the rising rate environment, sales in the secondary market in 1994 resulted in losses.

Trust fees declined $.7 million (6%) due primarily to the sale of the municipal bond administration business. However, this decline was partially offset by a $.1 million (1%) increase in retail investment service fees. Although the narrowing of the spread between fixed annuity investments and other alternative investments led to a significant decline in commissions from the sale of fixed annuity products, the Bank continued to meet the financial needs of customers by offering other retail investment products such as variable annuities and mutual funds through its brokerage subsidiary.

The $3.9 million (5%) increase (excluding securities transactions) in 1994 compared to 1993 was due to increases in retail investment service fees, service charges on deposits and ATM fees, partially offset by declines in income from trust fees and the sale of mortgage loans.

Noninterest Expense

Noninterest expense totaled $264.0 million in 1995, compared to $287.6 million in 1994 and $289.4 million in 1993. Noninterest expense decreased $23.6 million (8%) in 1995 compared to a year earlier due to reduced deposit insurance premiums of $6.8 million in 1995 as federal regulators, prompted by strengthened FDIC reserves, virtually eliminated premiums paid by banks on deposits; a charge for the impairment of goodwill of $17.6 million taken in 1994; and a reduction of $4.2 million in expenses related to merger activities. These items were partially offset by a $6.2 million reduction in net revenues in 1995 attributable to foreclosed properties.

Staff costs increased $2.6 million (2%), or $4.7 million (4%) after merger-related expenses are excluded, primarily due to costs related to the Hibernia Employee Stock Ownership Plan (ESOP) which was instituted in the second quarter of 1995, and merit increases. The ESOP is intended, among other things, to more closely align the interests of employees with those of shareholders.

Occupancy and equipment expense increased $2.0 million (4%), or $4.1 million (10%) excluding merger-related expenses, primarily due to higher depreciation and maintenance expenses related to the Company's investment in new technology designed to improve customer service and enhance employee efficiency.

Data processing expenses decreased $2.3 million (11%), or $3.0 million (15%) excluding merger-related expenses. The decrease is a result of Hibernia's conversion to a new data processor in January 1995, which was designed to enhance customer service and promote operating efficiencies, while reducing overall data processing costs. Telecommunications expenses increased $2.7 million as Hibernia built and outsourced the operation of its own wide area network instead of using the network of its prior data processing provider. In addition, data line expenses related to the enhanced ATM network increased telecommunications expenses.

Professional fees decreased $2.8 million (25%), or $1.8 million
(22%) excluding merger-related expenses, primarily due to a reduction in legal fees.

Excluding the charge for the impairment of goodwill recorded in 1994, amortization of intangibles decreased $1.9 million (34%).
The lower level of intangibles resulting from the 1994 charge led to the reduction in amortization expense.

Other noninterest expenses declined due to continuing efforts to improve efficiency and to achieve economies of scale contemplated in merger activity.

Noninterest expense declined $1.8 million in 1994 compared to 1993. Included in 1993 expense was a provision for data processing enhancements totaling $12.0 million related to the contract with the Company's new data processing service provider. This provision represented an estimate of costs relating to conversion, write-downs of application software that was replaced and penalties for termination of the previous contract. The Company also recorded a provision for the recognition of the economic impairment of certain facilities which amounted to $2.7 million, as well as a $10.4 million addition to litigation reserves relating to a shareholder class-action suit and other suits.

Excluding the charge for the impairment of goodwill and merger-related expenses in 1994 and the 1993 expenses mentioned above, total noninterest expenses declined $5.4 million (2%) to $258.9 million in 1994.

Foreclosed property expenses decreased $16.3 million, while staff costs increased $11.1 million (10%), or $7.6 million (7%) excluding merger-related costs, primarily due to performance based management incentive programs and merit increases.

Occupancy and equipment expense increased $3.6 million (9%), or $1.0 million (2%) excluding merger-related expenses, primarily due to efforts to conform equipment of pooled companies to a common standard and investments in new technology designed to enhance customer service. Data processing expenses increased $2.7 million (15%), or $1.8 million (10%) excluding merger-related expenses, primarily due to dual expenses involved in the conversion to a new vendor, as well as enhancements to the Company's technology. Regulatory expenses declined $1.7 million (10%) due to a decline in the FDIC assessment rate in the second half of 1994, reflecting the Bank's improved rating from the Office of the Comptroller of the Currency.

The Company's efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities gains and losses), is one measure of the success of its efforts to control costs and to generate income. The efficiency ratio of 65.56% in 1995 compares to 76.09% in 1994. Excluding the charge for the impairment of goodwill, the efficiency ratio in 1994 was 71.44%.

Income Taxes

The Company recorded a $9.4 million provision for income taxes in 1995, compared to $5.6 million and $11.3 million in 1994 and 1993, respectively. The 1994 and 1993 amounts include federal income tax expense recorded by the pooled companies. The Bank is subject to a Louisiana shareholder tax based partly on income. The income portion of the Louisiana shareholder tax is reported as state income tax. In addition, certain subsidiaries of the Company and the Bank are subject to Louisiana state income tax.

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting For Income Taxes." The cumulative effect of adoption was an increase in net income of $3.0 million in 1993. During 1995, 1994 and 1993 the Company recorded federal income taxes at a lower-than-normal effective tax rate due to previously unrecognized deferred tax benefits.

Net future deductible temporary differences at December 31, 1995, were $156.9 million. The reserve for possible loan losses represents $146.7 million of the future deductible temporary differences. The reserve for possible loan losses has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until charge-offs are taken. Valued at the 35% federal statutory tax rate, the net future deductible amounts including alternative minimum tax credits of $.3 million, if ultimately recognized, would generate tax benefits of $55.2 million. These benefits are reflected as the Company's deferred tax asset at December 31, 1995. The Company fully recorded its deferred tax asset during 1995 based on its carryback potential and its ability to generate future taxable income. Accordingly, the Company will recognize federal income tax expense throughout 1996 at an effective tax rate approximately equal to the statutory tax rate.

Capital:

Capital represents shareholder ownership in the Company -- the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for possible loan losses, as a cushion against potential losses. Support for future asset expansion will come from utilization of existing capital, issuance of capital stock and retention of earnings. Hibernia's dividend payout ratio (dividends declared divided by net income) was 23.81% in 1995 and 23.75% in 1994, as the Company seeks a balance between shareholders' return and earnings retention requirements.

Shareholders' equity totaled $717.2 million at the end of 1995, compared to $592.0 million at the end of 1994 and $551.8 million at the end of 1993. The $125.2 million (21%) increase in 1995 was primarily due to current-year earnings totaling $123.9 million; and a $40.4 million increase due to the change in unrealized gains (losses) on securities available for sale, partially offset by $28.6 million in dividends and a $14.4 million increase in unearned compensation related to the ESOP instituted in 1995. The $40.2 million (7%) increase in 1994 reflected the Company's $95.0 million in earnings, partially offset by dividends totaling $19.8 million and the $37.6 million decrease due to the change in unrealized gains (losses) on securities available for sale.

Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned a weight to measure their level of risk. The total risk-based capital ratio for the Company was 15.65% at year-end 1995, compared to 16.53% at year-end 1994. Leverage ratios were 9.75% and 8.90% at year-end 1995 and 1994, respectively. The total risk-based capital ratio declined 88 basis points in 1995 due to the shift in assets from lower-risk securities to loans which carry higher yields. However, the year-end 1995 ratios (risk-based and leverage) significantly exceed the standards required for designation of an institution as "well-capitalized" by regulators. Table 15 shows the calculation of risk-based capital ratios for the Company and presents a comparison of such ratios to the minimum regulatory standards.

Liquidity:

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

Attracting and retaining core deposits at competitive rates is the Bank's primary source of liquidity. The Bank's extensive retail office network, aided by the introduction of new deposit products, provided $5.2 billion in core deposits at year-end 1995, up 1.4% from $5.1 billion a year earlier. As previously mentioned in the discussion of borrowings, Hibernia has a large base of cash management-related repurchase agreements as part of total customer relationships. Because of the nature of the relationships, these funds are considered to be stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

 The Bank's loan-to-deposit ratio at year-end 1995 increased to 73.4%, compared to 61.5% at year-end 1994 and 55.9% at year-end 1993. These increases resulted from a modest increase in the deposit base, while loans experienced significant growth. Management believes that current and projected levels of short-term investments and securities available for sale are adequate to meet the Company's liquidity needs. Hibernia's continuing improvement in certificate of deposit and debt ratings enhances its ability to raise funds in the open market. In addition, membership in the Federal Home Loan Bank further augments liquidity management by providing a readily accessible source of funds.

Hibernia Corporation (the Parent Company) requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 1995, the Parent Company had $65.4 million in funds. During 1995, the Parent Company received $64.8 million in dividends from its bank subsidiary, and paid $28.6 million in dividends to shareholders.

The Consolidated Statements of Cash Flows can be used to assess the Company's ability to generate positive future net cash flows from operations and meet future obligations. The Company incurred a net decrease in cash and cash equivalents in 1995 of $123.8 million. The decrease was the result of cash used in investing activities of $535.7 million, as loans increased $1,132.7 million. This decline in cash due to loan fundings was partially offset by a net decrease of $358.8 million in securities. Operating activities provided $122.4 million and financing activities provided $289.5 million in cash in 1995. Cash provided by financing activities resulted from increases in deposits and short-term borrowings, primarily repurchase agreements with customers.

Cash and cash equivalents decreased $9.0 million in 1994. This decrease was the result of cash used in investing activities of $245.9 million, primarily relating to a net increase in loans, partially offset by a net decrease in investments. Both operating and financing activities provided cash during 1994, with operations providing $98.5 million and financing activities providing $138.4 million resulting from an increase in deposits.

Fourth-Quarter Results:

Hibernia reported consolidated net earnings of $34.8 million in the fourth quarter of 1995, compared to $18.8 million in the fourth quarter of 1994 and $33.6 million in the third quarter of 1995. Earnings per share of $.30 for the fourth quarter of 1995 were up $.14 from $.16 per share earned in the fourth quarter of 1994 and up $.01 from earnings of $.29 per share in the third quarter of 1995.

Net interest income, on a taxable-equivalent basis, totaled $79.8 million in the fourth quarter of 1995, compared to $73.0 million in the fourth quarter of 1994 and $77.2 million in the third quarter of 1995. The fourth-quarter 1995 increase in net interest income from the fourth quarter of 1994 was primarily the result of the growth in loans both in total and as a percentage of average total earning assets. Average loans increased $770.4 million over the fourth quarter of 1994 to $4.3 billion, or 66.2% of average earning assets compared to 57.3% of average earning assets in the fourth quarter of 1994. The net interest spread remained at 3.86% for both periods as the average yield on earning assets increased 64 basis points to 8.27% and the average rate paid on interest-bearing liabilities increased by the same amount to 4.41%.

The fourth-quarter 1995 increase in net interest income over the third quarter of 1995 was primarily due to the increase in higher-yielding loans as a percentage of earning assets, rising from 62.4% to 66.2%.

The net interest margin increased 18 basis points from the fourth quarter of 1994 to 4.84% for the fourth quarter of 1995 primarily due to the higher value of noninterest-bearing funds supporting earning assets. The fourth-quarter 1995 net interest margin was up 14 basis points compared to the third quarter of 1995 due to the change in the mix of earning assets (loans as a percentage of earning assets up 3.8% from 62.4%). Table 16 illustrates the components of net interest margin on a quarterly basis for 1995 and 1994.

Average earning assets increased $326.4 million (5.2%) to $6.6 billion in the fourth quarter of 1995 from $6.2 billion in the fourth quarter of 1994 and were up $25.3 million compared to the third quarter of 1995. Average loans increased $770.4 million (21.6%) over the fourth quarter of 1994 and increased $265.7 million (6.5%) over the third quarter of 1995. Period-end loans grew $264.3 million, 25.1% on an annualized basis, during the fourth quarter of 1995. Consumer loans were up $166.7 million (33.2% annualized), while commercial loans were up $97.6 million (17.8% annualized).

Average securities for the fourth quarter of 1995 totaled $2.1 billion, down $365.9 million (14.6%) from the fourth quarter of 1994 and down $172.2 million (7.5%) from the third quarter of 1995. The declines came as the result of the reinvestment of proceeds from payments and maturities into higher-yielding loans.

Average deposits increased $133.2 million (2.3%) to $5.9 billion in the fourth quarter of 1995 from $5.8 billion in the fourth quarter of 1994. Average deposits were unchanged from the third quarter of 1995.

Noninterest income, excluding securities transactions, was $24.6 million, a $3.0 million (14%) increase from the fourth quarter of 1994, primarily due to increases in service charges on deposits, income from credit-related insurance products, gains on the sale of mortgage loans and ATM fees.

Compared to the third quarter of 1995, noninterest income in the fourth quarter of 1995, excluding securities transactions, was up $.5 million primarily due to increases in service charges on deposits and income from credit-related insurance products.

Noninterest expense of $66.1 million in the fourth quarter of 1995 was $5.0 million lower than $71.1 million in the fourth quarter of 1994. Excluding merger-related costs in both periods, noninterest expense decreased $1.5 million due to decreases in regulatory expense and data processing expense, partially offset by increases in staff costs and occupancy and equipment expenses. Compared to the third quarter of 1995, noninterest expense was up $2.5 million from $63.5 million in the third quarter of 1995. Excluding merger-related expenses, noninterest expense was up $2.4 million as the third quarter of 1995, included a refund of second quarter FDIC insurance premiums, and the fourth quarter of 1995 included increases in staff costs related to management incentive programs.

Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries
Year Ended December 31
($ in thousands, except per-share data)                             1995       1994       1993       1992        1991
Interest income                                                $  523,175  $ 448,725  $ 428,748  $ 492,182  $  722,076
Interest expense                                                  223,415    165,513    150,426    216,500     426,478
   Net interest income                                            299,760    283,212    278,322    275,682     295,598
Provision for possible loan losses                                      -    (18,069)    (3,246)    71,557     184,870
   Net interest income after provision for possible loan losses   299,760    301,281    281,568    204,125     110,728
Noninterest income:
   Noninterest income                                              97,558     89,391     85,521     87,354     107,406
   Securities gains (losses), net                                     (13)    (2,451)       285     17,619      17,516
Noninterest income                                                 97,545     86,940     85,806    104,973     124,922
Noninterest expense                                               264,033    287,643    289,405    294,922     368,806
   Income (loss) before taxes, extraordinary items and
      cumulative effect of accounting changes                     133,272    100,578     77,969     14,176    (133,156)
Income tax expense                                                  9,413      5,558     11,266      6,734       3,570
   Net income (loss) before extraordinary items and
      cumulative effect of accounting changes                     123,859     95,020     66,703      7,442    (136,726)
Extraordinary loss on debt restructuring, net of tax                    -          -          -    (39,179)          -
Utilization of net operating loss carryforwards                         -          -          -      6,181         427
Cumulative effect of change in accounting for income taxes              -          -      3,009          -           -
Cumulative effect of change in accounting for lease expense             -          -          -          -     (21,643)
   Net income (loss)                                           $  123,859  $  95,020  $  69,712  $ (25,556) $ (157,942)
Income (loss) per share: (2)
Income (loss) before extraordinary items and
   cumulative effect of accounting changes                     $     1.05  $    0.80  $    0.57  $    0.12  $    (2.17)
Extraordinary loss on debt restructuring, net of tax                    -          -          -      (0.61)          -
Utilization of net operating loss carryforwards                         -          -          -       0.09        0.01
Cumulative effect of change in accounting for income taxes              -          -       0.02          -           -
Cumulative effect of change in accounting for lease expense             -          -          -          -       (0.35)
   Net income (loss) per share                                 $     1.05  $    0.80  $   $0.59  $   (0.40) $    (2.51)
Cash dividends declared per share (2)                          $     0.25  $    0.19  $    0.03  $       -  $     0.15
Average shares outstanding (000s)                                 117,880    118,595    118,023     64,456      62,965
Selected year-end balances (in millions)
Loans                                                          $  4,469.4  $ 3,627.7  $ 3,201.4  $ 3,184.2  $  4,562.0
Deposits                                                          6,085.1    5,901.0    5,721.0    5,633.5     6,850.5
Debt                                                                  8.7       11.8       38.7       39.1       141.3
Equity                                                              717.2      592.0      551.8      469.6       265.1
Total assets                                                      7,196.2    6,779.3    6,653.4    6,519.5     7,732.7
Selected average balances (in millions)
Loans                                                          $  4,024.7  $ 3,374.9  $ 3,095.7  $ 3,763.4  $  5,480.8
Deposits                                                          5,922.8    5,773.2    5,592.5    5,988.7     7,552.4
Debt                                                                  9.8       24.7       36.7      126.2       146.1
Equity                                                              644.5      572.9      508.3      310.5       358.4
Total assets                                                      6,950.3    6,691.9    6,440.1    6,836.8     8,463.3
Selected ratios
Return on average assets                                             1.78%      1.42%      1.08%   (0.37)%     (1.87)%
Return on average equity                                            19.22%     16.59%     13.71%   (8.23)%    (44.07)%
Net interest margin (taxable-equivalent)                             4.70%      4.61%      4.70%      4.50%       4.00%
Dividend payout ratio                                               23.81%     23.75%      5.08%         -         N/M
Average equity/average assets                                        9.27%      8.56%      7.89%      4.54%       4.23%
Tier 1 risk-based capital ratio                                     14.38%     15.25%     14.63%     12.50%       4.85%
Total risk-based capital ratio                                      15.65%     16.53%     16.05%     13.97%       6.69%
Leverage ratio                                                       9.75%      8.90%      7.65%      6.57%       2.71%

(1) All financial information has been restated for mergers accounted for as poolings of interests. Prior years have been conformed to current-year presentation. Hibernia National Bank in Texas was sold on December 31, 1992.
Effective June 30, 1992, and until the date of sale, the accounts of the Texas Bank were reported under the equity method as a single line item in the financial statements, related tables and charts.
(2) Income (loss) per share data are based on the weighted average number of common shares outstanding (net of uncommitted ESOP shares) in the respective period. Dividends per share are historical amounts.

Consolidated Average Balances, Interest and Rates

Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                         1995                          1994                           1993
(Average balances $ in millions,          Average                       Average                        Average
interest $ in thousands)                  Balance  Interest   Rate      Balance  Interest   Rate       Balance  Interest   Rate

ASSETS
Interest-earning assets:
  Loans  (2)                             $4,024.7  $370,938   9.22 %   $3,374.9  $294,571   8.73 %    $3,095.7  $269,749   8.71 %
  Securities available for sale (3)         569.7    37,559   6.59        755.1    43,112   5.71         774.2    48,294   6.24
  Securities held to maturity (4)         1,780.1   113,411   6.37      1,945.8   109,172   5.61       1,822.4   105,706   5.80
  Short-term investments                    114.7     6,706   5.85        180.9     7,279   4.02         350.3    10,739   3.07
      Total interest-earning assets       6,489.2  $528,614   8.15 %    6,256.7  $454,134   7.26 %     6,042.6  $434,488   7.19 %
Reserve for possible loan losses           (151.7)                       (177.6)                        (205.0)
Noninterest-earning assets:
  Cash and due from banks                   155.0                         180.6                          157.3
  Items in process of collection            147.9                         117.5                          114.0
  Other assets                              309.9                         314.7                          331.2
      Total noninterest-earning assets      612.8                         612.8                          602.5
      Total assets                       $6,950.3                      $6,691.9                       $6,440.1

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW/Money market/Savings accounts    $1,986.7  $ 47,939   2.41 %   $2,150.8  $ 47,065   2.19 %    $2,087.1  $ 45,572   2.18 %
    Other consumer time deposits          1,955.5   109,816   5.62      1,742.3    75,902   4.36       1,715.5    69,305   4.04
    Public fund certificates of deposit
      of $100,000 or more                   692.1    40,892   5.91        619.1    25,987   4.20         612.4    20,160   3.29
    Certificates of deposit of
      $100,000 or more                      175.2     8,847   5.05        194.3     7,358   3.79         203.1     6,790   3.34
    Foreign time deposits                    35.1     2,018   5.75         17.1       794   4.65           5.0       149   2.98
      Total interest-bearing deposits     4,844.6   209,512   4.32      4,723.6   157,106   3.33       4,623.1   141,976   3.07
  Short-term borrowings                     251.5    13,309   5.29        165.7     5,812   3.51         139.1     4,043   2.91
  Debt                                        9.8       594   6.05         24.7     2,595  10.49          36.7     4,407  12.00
      Total interest-bearing liabilities  5,105.9  $223,415   4.38 %    4,914.0  $165,513   3.37 %     4,798.9  $150,426   3.13 %
Noninterest-bearing liabilities:
  Demand deposits                         1,078.2                       1,049.6                          969.4
  Other liabilities                         121.7                         155.4                          163.5
      Total noninterest-bearing
        liabilities                       1,199.9                       1,205.0                        1,132.9
Total shareholders' equity                  644.5                         572.9                          508.3
      Total liabilities and
        shareholders' equity             $6,950.3                      $6,691.9                       $6,440.1

SPREAD AND NET YIELD
Interest rate spread                                          3.77 %                        3.89 %                         4.06 %
Cost of funds supporting interest-earning assets              3.45 %                        2.65 %                         2.49 %
Net interest income/margin                         $305,199   4.70 %             $288,621   4.61 %              $284,062   4.70 %

(1) Based on the statutory income tax rate of 35% for the years 1993 through 1995, and 34% for the preceding years.
(2) Excludes unearned income. For purposes of yield computations, nonaccrual loans are included in loans outstanding.
(3) Yield computations are based on book values of securities available for sale.
(4) Prior to 1992, the Company did not classify securities as available for sale or held to maturity. Accordingly, all securities are presented as held to maturity.

Consolidated Average Balances, Interest and Rates (cont.)
                                                                                                                        5-Year
Hibernia Corporation and Subsidiaries                                                                                  Compound
Taxable-equivalent basis (1)                            1992                                    1991                  Growth Rate
(Average balances $ in millions,          Average                                 Average                             For Average
interest $ in thousands)                  Balance     Interest     Rate           Balance     Interest     Rate         Balances

ASSETS
Interest-earning assets:
  Loans  (2)                             $3,763.4     $339,712     9.03 %        $5,480.8     $546,285     9.97 %         (6.0)%
  Securities available for sale (3)         697.6       57,031     8.18                 -            -        -              -
  Securities held to maturity (4)         1,310.8       84,975     6.48           1,991.6      174,962     8.79           (2.2)
  Short-term investments                    511.4       17,492     3.42             261.7       14,653     5.60          (15.2)
      Total interest-earning assets       6,283.2     $499,210     7.95 %         7,734.1     $735,900     9.52 %         (3.4)
Reserve for possible loan losses           (233.5)                                 (217.3)                                (6.9)
Noninterest-earning assets:
  Cash and due from banks                   149.3                                   191.4                                 (4.1)
  Items in process of collection            138.4                                   219.4                                 (7.6)
  Other assets                              499.4                                   535.7                                (10.4)
      Total noninterest-earning assets      787.1                                   946.5                                 (8.3)
      Total assets                       $6,836.8                                $8,463.3                                 (3.9)%

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW/Money market/Savings accounts    $2,244.2     $ 65,883     2.94 %        $2,579.5     $131,637     5.10 %         (5.1)%
    Other consumer time deposits          1,951.7       92,443     4.74           2,470.5      168,423     6.82           (4.6)
    Public fund certificates of deposit
      of $100,000 or more                   637.6       25,472     4.00             810.3       50,539     6.24           (3.1)
    Certificates of deposit of
      $100,000 or more                      219.7       10,997     5.01             562.3       39,419     7.01          (20.8)
    Foreign time deposits                     2.2           71     3.23              60.0        3,854     6.42          (10.2)
      Total interest-bearing deposits     5,055.4      194,866     3.85           6,482.6      393,872     6.08           (5.7)
  Short-term borrowings                     207.6        6,912     3.33             289.5       16,909     5.84           (2.8)
  Debt                                      126.2       14,722    11.67             146.1       15,697    10.74          (41.7)
      Total interest-bearing liabilities  5,389.2     $216,500     4.02 %         6,918.2     $426,478     6.16 %         (5.9)
Noninterest-bearing liabilities:
  Demand deposits                           933.3                                 1,069.8                                  0.2
  Other liabilities                         203.8                                   116.9                                  0.8
      Total noninterest-bearing
        liabilities                       1,137.1                                 1,186.7                                  0.2
Total shareholders' equity                  310.5                                   358.4                                 12.5
      Total liabilities and
        shareholders' equity             $6,836.8                                $8,463.3                                 (3.9)%

SPREAD AND NET YIELD
Interest rate spread                                               3.93 %                                  3.36 %
Cost of funds supporting interest-earning assets                   3.45 %                                  5.52 %
Net interest income/margin                            $282,710     4.50 %                     $309,422     4.00 %

(1) Based on the statutory income tax rate of 35% for the years 1993 through 1995, and 34% for the preceding years.
(2) Excludes unearned income. For purposes of yield computations, nonaccrual loans are included in loans outstanding.
(3) Yield computations are based on book values of securities available for sale.
(4) Prior to 1992, the Company did not classify securities as available for sale or held to maturity. Accordingly, all securities are presented as held to maturity.

Quarterly Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries                       1995                                       1994
($ in thousands, except per-share data)  Fourth    Third     Second    First      Fourth    Third     Second    First
Interest income                        $135,177 $ 133,314 $ 129,892 $ 124,792  $ 118,127 $ 115,168 $ 109,537 $ 105,893
Interest expense                         56,712    57,483    56,694    52,526     46,588    42,982    38,864    37,079
   Net interest income                   78,465    75,831    73,198    72,266     71,539    72,186    70,673    68,814
Provision for possible loan losses            -         -         -         -        104   (18,993)      285       535
   Net interest income after provision
       for possible loan losses          78,465    75,831    73,198    72,266     71,435    91,179    70,388    68,279
Noninterest income:
   Noninterest income                    24,554    24,063    25,097    23,844     21,528    23,314    22,379    22,170
   Securities gains (losses), net            52       (20)      (49)        4     (4,275)    1,634        (1)      191
Noninterest income                       24,606    24,043    25,048    23,848     17,253    24,948    22,378    22,361
Noninterest expense                      66,053    63,524    66,087    68,369     71,060    81,785    70,310    64,488
   Income before taxes                   37,018    36,350    32,159    27,745     17,628    34,342    22,456    26,152
Income tax expense (benefit)              2,265     2,790     2,082     2,276     (1,128)    3,352     1,563     1,771
   Net income                          $ 34,753 $  33,560 $  30,077 $  25,469  $  18,756 $  30,990 $  20,893 $  24,381
   Net income per share (2)            $   0.30 $    0.29 $    0.26 $    0.21  $    0.16 $    0.26 $    0.18 $    0.21
Cash dividends declared per share (2)  $   0.07 $    0.06 $    0.06 $    0.06  $    0.06 $    0.05 $    0.04 $    0.04
Average shares outstanding (000s)       117,408   117,318   117,681   119,137    118,712   118,643   118,538   118,483

Selected quarter-end balances (in millions)
Loans                                  $4,469.4 $ 4,205.1 $ 3,993.0 $ 3,791.9  $ 3,627.7 $ 3,532.6 $ 3,369.7 $ 3,216.7
Deposits                                6,085.1   5,923.9   5,976.7   5,926.9    5,901.0   5,785.7   5,762.9   5,967.8
Debt                                        8.7       8.8       9.1      10.9       11.8      10.7      29.6      37.3
Equity                                    717.2     673.1     644.6     628.4      592.0     585.7     565.5     558.0
Total assets                            7,196.2   6,962.4   7,002.6   6,866.9    6,779.3   6,667.8   6,681.3   6,889.7

Selected average balances (in millions)
Loans                                  $4,343.0 $ 4,077.3 $ 3,929.6 $ 3,741.9  $ 3,572.6 $ 3,445.6 $ 3,298.5 $ 3,177.6
Deposits                                5,919.0   5,935.7   5,898.7   5,937.8    5,785.8   5,764.7   5,784.2   5,757.8
Debt                                        8.7       8.9      10.6      11.1       11.6      17.2      32.6      37.9
Equity                                    684.4     655.1     628.5     608.8      592.0     577.4     561.4     560.2
Total assets                            7,012.1   7,007.0   6,921.2   6,858.3    6,676.9   6,669.9   6,690.6   6,731.1

Selected ratios
Annualized return on average assets        1.98%     1.92%     1.74%     1.49%      1.12%     1.86%     1.25%     1.45%
Annualized return on average equity       20.31%    20.49%    19.14%    16.73%     12.67%    21.47%    14.89%    17.41%
Net interest margin (taxable-equivalent)   4.84%     4.70%     4.62%     4.65%      4.66%     4.70%     4.61%     4.48%
Average equity/average assets              9.76%     9.35%     9.08%     8.88%      8.87%     8.66%     8.39%     8.32%
Tier 1 risk-based capital ratio           14.38%    14.72%    14.70%    14.36%     15.25%    15.37%    14.87%    14.90%
Total risk-based capital ratio            15.65%    15.99%    15.98%    15.64%     16.53%    16.66%    16.17%    16.20%
Leverage ratio                             9.75%     9.33%     9.04%     8.99%      8.90%     8.69%     8.03%     7.73%

(1) All financial information has been restated for mergers accounted for as poolings of interests. Prior periods have been conformed to current-period presentation.
(2) Income per share data are based on the weighted average number of common shares outstanding (net of uncommitted ESOP shares) in the respective period.
Dividends per share are historical amounts.


TABLE 1 - COMPOSITION OF LOAN PORTFOLIO
December 31 ($ in millions)                             1995                  1994
                                                   Loans   Percent       Loans   Percent
Commercial:
    Commercial and industrial                  $   913.4    20.4 %   $   652.2    18.0 %
    Commercial real estate                         440.1     9.9         494.5    13.6
    Services                                       362.1     8.1         288.6     7.9
    Health care                                    191.6     4.3         214.7     5.9
    Transportation, communications and utilities   192.5     4.3         114.8     3.2
    Individual                                     102.2     2.3          97.4     2.7
    Energy                                          93.3     2.1          94.2     2.6
          Total commercial                       2,295.2    51.4       1,956.4    53.9
Consumer:
    Residential mortgages:
        First mortgages                            980.7    21.9         725.6    20.0
        Junior liens                                90.5     2.0          84.7     2.3
    Indirect                                       660.7    14.8         486.0    13.4
    Revolving credit                                91.9     2.1          74.6     2.1
    Student                                          0.7     0.0          92.7     2.6
    Other                                          349.7     7.8         207.7     5.7
          Total consumer                         2,174.2    48.6       1,671.3    46.1
Total loans                                    $ 4,469.4   100.0 %   $ 3,627.7   100.0 %

TABLE 2 - COMPOSITION OF SECURITIES
                                   Available     Held to
December 31  ($ in millions)        for Sale    Maturity         Total
1995
    U.S. Treasuries                $   337.4    $       -    $   337.4
    U.S. government agencies:
        Mortgage-backed securities   1,453.1            -      1,453.1
        Other                          222.1            -        222.1
    States and political subdivisions   43.2            -         43.2
    Other                               42.5            -         42.5
          Total                    $ 2,098.3    $       -    $ 2,098.3
1994
    U.S. Treasuries                $    15.5    $   538.0    $   553.5
    U.S. government agencies:
        Mortgage-backed securities     379.3      1,095.8      1,475.1
        Other                          139.2        151.2        290.4
    States and political subdivisions      -         46.4         46.4
    Other                               49.6            -         49.6
          Total                    $   583.6    $ 1,831.4    $ 2,415.0
1993
    U.S. Treasuries                $   108.8    $   594.4    $   703.2
    U.S. government agencies:
        Mortgage-backed securities     507.2      1,187.5      1,694.7
        Other                           93.0        165.2        258.2
    States and political subdivisions      -         41.8         41.8
    Other                               17.9          8.0         25.9
          Total                    $   726.9    $ 1,996.9    $ 2,723.8

TABLE 3 - MATURITIES AND YIELDS OF SECURITIES
                                                          Due after 1     Due after 5
                                          Due in 1 year   year through    years through   Due after
December 31, 1995 ($ in millions)         or less         5 years         10 years        10 years           Total
                                           Amount Yield    Amount Yield    Amount Yield     Amount Yield     Amount Yield
Available for sale: (1)
    U.S. Treasuries                     $   102.1  5.03% $  235.3  7.06% $      -     -  $       -     -  $   337.4  6.45%
    U.S. government agencies:
        Mortgage-backed securities (2)        1.7  6.67%     15.2  6.36%     94.1  7.39%   1,342.1  6.77%   1,453.1  6.81%
        Other                                56.2  4.97%     93.0  5.50%     18.5  6.03%      54.4  6.11%     222.1  5.56%
    States and political subdivisions         3.9  5.70%      9.0  5.14%     15.0  5.39%      15.3  5.62%      43.2  5.45%
    Other                                    36.9  6.24%      5.6  5.80%        -       -        -       -     42.5  6.18%
          Total                         $   200.8  5.26% $  358.1  6.55% $  127.6  6.96% $ 1,411.8  6.73% $ 2,098.3  6.58%
(1) Yield computations are based on the market value of securities available for sale.
(2) Mortgage-backed securities are classified according to their contractual maturity without consideration of principal amortiazation or projected prepayments.

TABLE 4 - NONPERFORMING ASSETS
December 31 ($ in thousands)                 1995       1994       1993       1992       1991
Nonaccrual loans                        $  17,039  $  21,298  $  91,910  $ 183,012  $ 305,067
Restructured loans                              -      6,024      3,348      4,426      2,130
    Nonperforming loans                    17,039     27,322     95,258    187,438    307,197
Foreclosed assets                           8,159      9,147     17,703     45,092     97,219
        Total nonperforming assets      $  25,198  $  36,469  $ 112,961  $ 232,530  $ 404,416
Accruing loans past due 90 days or more $   2,466  $   4,016  $   4,385  $   9,372  $  13,583
Reserve for possible loan losses        $ 146,685  $ 152,838  $ 183,127  $ 208,575  $ 232,054
Nonperforming assets/
    loans plus foreclosed assets             0.56%      1.00%      3.51%      7.20%      8.68%
Reserve for possible loan losses/loans       3.28%      4.21%      5.72%      6.55%      5.09%
Reserve for possible loan losses/
    nonperforming loans                     860.9%     559.4%     192.2%     111.3%      75.5%
Net loans charged off/average loans          0.15%      0.36%      0.73%      2.11%      2.40%

TABLE 5 - SUMMARY OF NONPERFORMING LOAN ACTIVITY
                                           Commercial    Other
($ in thousands)                           Real Estate   Commercial   Consumer     Total
Nonperforming loans at December 31, 1994    $  13,449    $   9,413    $   4,460    $  27,322
Additions                                       6,502        5,763        6,767       19,032
Charge-offs - gross                            (2,884)      (5,531)      (3,562)     (11,977)
Transfers to foreclosed assets                   (472)        (294)        (841)      (1,607)
Returned to performing status                  (5,327)      (2,517)        (922)      (8,766)
Sales                                          (1,655)         (30)           -       (1,685)
Payments                                       (1,271)      (1,494)      (2,515)      (5,280)
Nonperforming loans at December 31, 1995    $   8,342    $   5,310    $   3,387    $  17,039

TABLE 6 - RESERVE FOR POSSIBLE LOAN LOSSES ACTIVITY
Year ended December 31 ($ in thousands)      1995        1994        1993
Balance at beginning of year              $ 152,838   $ 183,127   $ 208,575
    Loans charged off                       (23,995)    (30,199)    (42,083)
    Recoveries                               17,842      17,979      19,522
Net loans charged off                        (6,153)    (12,220)    (22,561)
Provision for possible loan losses                -     (18,069)     (3,246)
Addition due to acquisition of a bank             -           -         359
Balance at end of year                    $ 146,685   $ 152,838   $ 183,127

TABLE 7 - ALLOCATION OF RESERVE
FOR POSSIBLE LOAN LOSSES
                                  Reserve for
                                     Possible     % of
December 31, 1995 ($ in millions)   Loan Losses  Total
Commercial real estate              $   14.0      9.5%
Other commercial loans                  49.8     33.9
Consumer loans                          37.2     25.4
Unallocated reserve                     45.7     31.2
    Total                           $  146.7    100.0%

TABLE 8 - AVERAGE DEPOSIT RATES
                                                  1995         1994         1993
NOW/Money market/Savings accounts                 2.41%        2.19%        2.18%
Other consumer time deposits                      5.62%        4.36%        4.04%
Public fund certificates of deposit
    of $100,000 or more                           5.91%        4.20%        3.29%
Certificates of deposit
    of $100,000 or more                           5.05%        3.79%        3.34%
Foreign time deposits                             5.75%        4.65%        2.98%
        Total interest-bearing deposits           4.32%        3.33%        3.07%

TABLE 9  -  DEPOSIT COMPOSITION
                                     1995                1994                  1993
                                   Average   % of        Average   % of        Average   % of
($ in millions)                    Balances  Deposits    Balances  Deposits    Balances  Deposits
Demand, noninterest-bearing        $ 1,078.2    18.2 %   $ 1,049.6    18.2 %   $   969.4    17.3 %
NOW/Money market/Savings accounts    1,986.7    33.5       2,150.8    37.2       2,087.1    37.3
Other consumer time deposits         1,955.5    33.0       1,742.3    30.2       1,715.5    30.7
        Total core deposits          5,020.4    84.7       4,942.7    85.6       4,772.0    85.3
Public fund certificates of
    deposit of $100,000 or more        692.1    11.7         619.1    10.7         612.4    11.0
Certificates of deposit of
    $100,000 or more                   175.2     3.0         194.3     3.4         203.1     3.6
Foreign time deposits                   35.1     0.6          17.1     0.3           5.0     0.1
        Total deposits             $ 5,922.8   100.0 %   $ 5,773.2   100.0 %   $ 5,592.5   100.0 %

TABLE 10 - INTEREST RATE SENSITIVITY AND GAP ANALYSIS
                                                                                 Over        Over 5 Years
                                     1-30        31-60     61-90      91-365     1 Year-     and Non-
December 31, 1995 ($ in thousands)   Days        Days      Days       Days       5 Years     Sensitive     Total
Earning assets:
    Loans                            $1,287,741  $403,035  $  53,899  $ 613,384  $1,976,126  $    135,248  $ 4,469,433
    Securities available for sale     2,098,310         -          -          -           -             -    2,098,310
    Other earning assets                 85,195         -          -          -           -             -       85,195
        Total earning assets          3,471,246   403,035     53,899    613,384   1,976,126       135,248    6,652,938
Funding sources:
    NOW/Money market/
         Savings accounts             2,044,219         -          -          -           -             -    2,044,219
    Other interest-bearing deposits   1,070,547   265,867    267,702    893,806     280,726        94,781    2,873,429
    Short-term borrowings               272,947         -          -          -           -             -      272,947
    Debt                                  1,264         -          -          -           -         7,403        8,667
    Noninterest-bearing sources               -         -          -          -           -     1,453,676    1,453,676
        Total funding sources         3,388,977   265,867    267,702    893,806     280,726     1,555,860    6,652,938
Repricing/maturity gap:
    Period                           $   82,269  $137,168  $(213,803) $(280,422) $1,695,400  $ (1,420,612) $         -
    Cumulative                       $   82,269  $219,437  $   5,634  $(274,788) $1,420,612  $          -  $         -
Gap/total earning assets:
    Period                                  1.2%      2.1%    (3.2)%       (4.2)%      25.5%       (21.4)%
    Cumulative                              1.2%      3.3%     0.1%        (4.1)%      21.4%

TABLE 11 - NET INTEREST MARGIN (taxable-equivalent)
                                                      1995     1994     1993     1992     1991
Yield on earning assets                               8.15 %   7.26 %   7.19 %   7.95 %   9.52 %
Rate on interest-bearing liabilities                  4.38     3.37     3.13     4.02     6.16
    Net interest spread                               3.77     3.89     4.06     3.93     3.36
Contribution of noninterest-bearing funds             0.93     0.72     0.64     0.57     0.64
    Net interest margin                               4.70 %   4.61 %   4.70 %   4.50 %   4.00 %
Noninterest-bearing funds supporting earning assets  21.32 %  21.46 %  20.58 %  14.23 %  10.55 %

TABLE 12 - CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)

                                         1995 Compared to 1994       1994 Compared to 1993
                                                   Increase (Decrease) Due to Change In:
($ in thousands)                         Volume     Rate    Total     Volume       Rate    Total
Taxable-equivalent
    interest earned on:
    Loans                             $  59,179 $ 17,188 $ 76,367    $24,374 $      448 $ 24,822
    Securities available for sale       (11,591)   6,038   (5,553)    (1,169)    (4,013)  (5,182)
    Securities held to maturity          (9,788)  14,027    4,239      7,003     (3,537)   3,466
    Short-term investments               (3,203)   2,630     (573)    (6,178)     2,718   (3,460)
        Total                            34,597   39,883   74,480     24,030     (4,384)  19,646

Interest paid on:
    NOW/Money market/Savings accounts    (3,748)   4,622      874      1,395         98    1,493
    Other consumer time                  10,090   23,824   33,914      1,093      5,504    6,597
    Public fund certificates of
        deposit of $100,000 or more       3,344   11,561   14,905        221      5,606    5,827
    Certificates of deposit
        of $100,000 or more                (779)   2,268    1,489       (302)       870      568
    Foreign deposits                        998      226    1,224        524        121      645
    Short-term borrowings                 3,781    3,716    7,497        851        918    1,769
    Debt                                 (1,175)    (826)  (2,001)    (1,309)      (503)  (1,812)
        Total                            12,511   45,391   57,902      2,473     12,614   15,087
Taxable-equivalent
    net interest income               $  22,086 $ (5,508)$ 16,578    $21,557 $  (16,998)$  4,559

(1) Change due to mix (both rate and volume) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.

TABLE 13 - NONINTEREST INCOME
                                                                        Percent Increase (Decrease)
                                                                                    1995       1994
($ in thousands)                                 1995       1994       1993    over 1994  over 1993
Service charges on deposits                 $  45,009   $ 44,515   $ 41,211        1.1 %      8.0 %
Trust fees                                     11,705     12,420     13,314       (5.8)      (6.7)
Other service, collection and
    exchange charges:
    Mortgage loan servicing fees                7,586      7,137      7,558        6.3       (5.6)
    Retail investment service fees              6,145      6,069      4,612        1.3       31.6
    ATM fees                                    5,458      3,084        923       77.0      234.1
    Other                                       8,530      4,777      7,402       78.6      (35.5)
          Total other service, collection
              and exchange charges             27,719     21,067     20,495       31.6        2.8
Other income:
    Gain on divestiture of
        banking offices                         2,361          -          -          -          -
    Gain on sales of business lines             3,402          -          -          -          -
    Other income                                7,362     11,389     10,501      (35.4)       8.5
          Total other income                   13,125     11,389     10,501       15.2        8.5
Securities gains (losses), net                    (13)    (2,451)       285      (99.5)       N/M
          Total noninterest income          $  97,545   $ 86,940   $ 85,806       12.2 %      1.3 %
N/M = Not meaningful

TABLE 14 - NONINTEREST EXPENSE
                                                             Percent Increase (Decrease)
                                                                      1995       1994
($ in thousands)                       1995       1994       1993    over 1994 over 1993
Salaries                          $ 108,622  $ 105,752  $  94,796      2.7 %     11.6 %
Benefits                             19,400     19,674     19,505     (1.4)       0.9
    Total staff costs               128,022    125,426    114,301      2.1        9.7
Occupancy, net                       25,379     27,060     25,973     (6.2)       4.2
Equipment                            20,541     16,894     14,369     21.6       17.6
    Total occupancy and equipment    45,920     43,954     40,342      4.5        9.0
Data processing                      18,824     21,092     18,352    (10.8)      14.9
Foreclosed property expense, net       (950)    (7,120)     9,163    (86.7)       N/M
Regulatory expense                    7,852     14,616     16,309    (46.3)     (10.4)
Provision for data processing
    enhancements                          -          -     11,991        -     (100.0)
Postage                               5,078      4,561      4,567     11.3       (0.1)
Stationery and supplies               5,861      5,171      5,123     13.3        0.9
Telecommunications                    6,957      4,230      3,282     64.5       28.9
Professional fees                     8,239     11,046     10,329    (25.4)       6.9
State taxes on equity                 4,491      3,104      2,745     44.7       13.1
Advertising and promotional expenses  6,857      5,732      6,374     19.6      (10.1)
Amortization of intangibles           3,709     23,231      8,446    (84.0)     175.1
Other                                23,173     32,600     38,081    (28.9)     (14.4)
    Total noninterest expense     $ 264,033  $ 287,643  $ 289,405     (8.2)      (0.6)
Efficiency ratio (1)                  65.56%     76.09%     78.31%
N/M = Not meaningful
(1) Noninterest expense as a percentage of net interest income (T.E.) plus noninterest income (excluding securities transactions).

TABLE 15 - RISK-BASED CAPITAL CALCULATIONS                         Minimum
December 31, 1995 ($ in millions)          Balance       Ratio   Standards
Tier 1 (core capital):
    Shareholders' equity                    $   717.2
    Less: goodwill and other intangibles        (19.1)
    Less: unrealized gains on
        securities available for sale           (16.5)
          Total Tier 1                          681.6    14.38 %    4.00 %
Tier 2 (supplemental capital):
    Allowable reserve for possible
        loan losses (limited to 1.25% of
        gross risk-weighted assets;
        total reserves $146.7 million)           60.3
          Total Tier 2                           60.3     1.27
          Total capital                     $   741.9    15.65 %    8.00 %
Net risk-weighted assets
    (includes off-balance-sheet amounts)    $ 4,739.6

TABLE 16 - NET INTEREST MARGIN  (taxable-equivalent)
                                           1995                                 1994
                              Fourth  Third    Second   First    Fourth     Third   Second    First
                              Quarter Quarter  Quarter  Quarter  Quarter    Quarter Quarter   Quarter
Yield on earning assets        8.27 %   8.19 %   8.14 %   7.98 %    7.63 %   7.43 %   7.10 %   6.87 %
Rate on interest-bearing
    liabilities                4.41     4.43     4.45     4.21      3.77     3.46     3.16     3.08
        Net interest spread    3.86     3.76     3.69     3.77      3.86     3.97     3.94     3.79
Contribution of noninterest-
    bearing funds              0.98     0.94     0.93     0.88      0.80     0.73     0.67     0.69
        Net interest margin    4.84 %   4.70 %   4.62 %   4.65 %    4.66 %   4.70 %   4.61 %   4.48 %
Noninterest-bearing funds/
    earning assets            22.18 %  21.18 %  20.95 %  20.92 %   21.28 %  21.01 %  21.16 %  22.41 %

GRAPHIC MATERIAL INDEX

      GRAPHIC DESCRIPTION                    CROSS REFERENCE

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

Nonperforming Asset Ratio Graph              See MD&A Table 4

Leverage Ratio Graph                         See Consolidated Summary of Income
                                                 and Selected Financial Data

Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders
Hibernia Corporation


We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 4 and 15, in 1993 the Company changed its method of accounting for debt securities and income taxes.


/S/ Ernst & Young LLP

New Orleans, Louisiana
January 10, 1996

Consolidated Balance Sheets

Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                         1995         1994

Assets
  Cash and due from banks                                     $   377,058  $   380,895
  Short-term investments                                           85,195      205,143
  Securities available for sale                                 2,098,310      583,614
  Securities held to maturity (estimated fair value
      at December 31, 1994 was $1,759,679)                              -    1,831,429
  Loans, net of unearned income                                 4,469,433    3,627,663
  Reserve for possible loan losses                               (146,685)    (152,838)
          Loans, net                                            4,322,748    3,474,825
  Bank premises and equipment                                     117,276      117,966
  Customers' acceptance liability                                       -        4,589
  Other assets                                                    195,582      180,882
          Total assets                                        $ 7,196,169  $ 6,779,343

Liabilities
  Deposits:
      Demand, noninterest-bearing                             $ 1,167,441  $ 1,128,091
      Interest-bearing                                          4,917,648    4,772,902
          Total deposits                                        6,085,089    5,900,993
  Short-term borrowings                                           272,947      160,218
  Liability on acceptances                                              -        4,589
  Other liabilities                                               112,281      109,716
  Debt                                                              8,667       11,846
          Total liabilities                                     6,478,984    6,187,362

Shareholders' equity
  Preferred Stock, no par value:
    Authorized - 100,000,000 shares; issued and
      outstanding - none                                                -            -
  Class A Common Stock, no par value:
    Authorized - 200,000,000 shares; issued 119,310,127 and
     119,152,347 at December 31, 1995 and 1994, respectively      229,075      228,772
  Surplus                                                         378,368      377,569
  Retained earnings                                               107,852       11,996
  Treasury stock at cost, 17,407 and 300,000 shares at
     December 31, 1995 and 1994, respectively                        (183)      (2,414)
  Unrealized gains (losses) on securities available for sale       16,463      (23,942)
  Unearned compensation                                           (14,390)           -
          Total shareholders' equity                              717,185      591,981
          Total liabilities and shareholders' equity          $ 7,196,169  $ 6,779,343

See notes to consolidated financial statements.

Consolidated Income Statements

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per-share data)     1995       1994       1993
Interest income
    Interest and fees on loans                                $ 366,716  $ 290,504  $ 265,169
    Interest on securities available for sale                    37,549     43,112     48,294
    Interest on securities held to maturity                     112,204    107,830    104,546
    Interest on short-term investments                            6,706      7,279     10,739
        Total interest income                                   523,175    448,725    428,748
Interest expense
    Interest on deposits                                        209,512    157,106    141,976
    Interest on short-term borrowings                            13,309      5,812      4,043
    Interest on debt                                                594      2,595      4,407
        Total interest expense                                  223,415    165,513    150,426
Net interest income                                             299,760    283,212    278,322
    Provision for possible loan losses                                -    (18,069)    (3,246)
Net interest income after provision for possible loan losses    299,760    301,281    281,568
Noninterest income
    Service charges on deposits                                  45,009     44,515     41,211
    Trust fees                                                   11,705     12,420     13,314
    Other service, collection and exchange charges               27,719     21,067     20,495
    Gain on divestiture of banking offices                        2,361          -          -
    Gain on sales of business lines                               3,402          -          -
    Other operating income                                        7,362     11,389     10,501
    Securities gains (losses), net                                  (13)    (2,451)       285
        Total noninterest income                                 97,545     86,940     85,806
Noninterest expense
    Salaries and employee benefits                              128,022    125,426    114,301
    Occupancy expense, net                                       25,379     27,060     25,973
    Equipment expense                                            20,541     16,894     14,369
    Data processing expense                                      18,824     21,092     18,352
    Foreclosed property expense, net                               (950)    (7,120)     9,163
    Amortization of intangibles                                   3,709     23,231      8,446
    Provision for data processing enhancements                        -          -     11,991
    Other operating expense                                      68,508     81,060     86,810
        Total noninterest expense                               264,033    287,643    289,405
Income before income taxes and cumulative
    effect of accounting change                                 133,272    100,578     77,969
Income tax expense                                                9,413      5,558     11,266
Income before cumulative effect
    of accounting change                                        123,859     95,020     66,703
Cumulative effect of change in accounting for income taxes            -          -      3,009
Net income                                                    $ 123,859  $  95,020  $  69,712
Income per share:
    Income before cumulative effect of accounting change      $    1.05  $    0.80  $    0.57
    Cumulative effect of change in accounting for income taxes        -          -       0.02
Net income per share                                          $    1.05  $    0.80  $    0.59

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

Hibernia Corporation and Subsidiaries
(in thousands, except per-share data)
                                                                                              Unrealized
                                       Shares of                                          Gains (Losses)
                                          Common                     Retained              on Securities
                                           Stock  Common             Earnings    Treasury      Available      Unearned
                                     Outstanding   Stock   Surplus   (Deficit)    Stock         for Sale  Compensation    Total
Balances at December 31, 1992         117,245 $  225,110 $ 373,049 $ (128,004)   $      $       -       $     (594) $   469,561
Net income for 1993                         -          -         -     69,712         -         -                -       69,712
Issuance of common stock:
   Dividend Reinvestment Plan              32         62       167          -         -         -                -          229
   Stock Option Plan                       32         61        95          -         -         -                -          156
   Exercise of purchase warrants        1,151      2,210       955          -         -         -                -        3,165
Cash dividends declared:
   Common ($.03 per share)                  -          -         -     (2,508)        -         -                -       (2,508)
   By pooled companies prior
     to merger                              -          -         -     (2,410)        -         -                -       (2,410)
Cumulative effect of change in
    accounting for securities
    available for sale                      -          -         -          -         -    13,703                -       13,703
Reduction of ESOP commitment                -          -         -          -         -         -              194          194
Other                                       -          -        (1)       (10)        -         -                -          (11)
   Balances at December 31, 1993      118,460    227,443   374,265    (63,220)        -    13,703             (400)     551,791
Net income for 1994                         -          -         -     95,020         -         -                -       95,020
Issuance of common stock:
   Dividend Reinvestment Plan             226        433     1,340          -         -         -                -        1,773
   Stock Option Plan                       18         36        67          -         -         -                -          103
   Exercise of purchase warrants          448        860       372          -         -         -                -        1,232
   By pooled companies prior
     to merger                              -          -     1,542          -         -         -                -        1,542
Cash dividends declared:
   Common ($.19 per share)                  -          -         -    (17,353)        -         -                -      (17,353)
   By pooled companies prior
     to merger                              -          -         -     (2,465)        -         -                -       (2,465)
Acquisition of treasury stock            (300)         -         -          -    (2,414)        -                -       (2,414)
Change in unrealized gains (losses)
   on securities available for sale         -          -         -          -         -   (37,645)               -      (37,645)
Reduction of ESOP commitment                -          -         -          -         -         -              400          400
Other                                       -          -       (17)        14         -         -                -           (3)
   Balances at December 31, 1994      118,852    228,772   377,569     11,996    (2,414)  (23,942)               -      591,981
Net income for 1995                         -          -         -    123,859         -         -                -      123,859
Issuance of common stock:
   Dividend Reinvestment Plan              89        170       477          -         -         -                -          647
   Stock Option Plan                       53         81       214          -        94         -                -          389
   Retirement security plan                90          -       (32)         -       798         -                -          766
   Restricted stock awards                264         52      (122)         -     1,902         -                -        1,832
Cash dividends declared:
   Common ($.25 per share)                  -          -         -    (28,343)        -         -                -      (28,343)
   By pooled companies prior
     to merger                              -          -         -       (224)        -         -                -         (224)
Acquisition of treasury stock             (55)         -         -          -      (563)        -                -         (563)
Purchase of common shares by ESOP           -          -         -          -         -         -          (16,044)     (16,044)
Allocation of ESOP shares                   -          -       338          -         -         -            1,654        1,992
Change in unrealized gains (losses)
   on securities available for sale         -          -         -          -         -    40,405                -       40,405
Other                                       -          -       (76)       564         -         -                -          488
   Balances at December 31, 1995      119,293 $  229,075 $ 378,368 $  107,852  $   (183)$  16,463       $  (14,390) $   717,185

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                      1995        1994          1993

Operating activities
  Net income                                                         $    123,859  $   95,020  $     69,712
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for possible loan losses                                     -     (18,069)       (3,246)
         Amortization of intangibles and deferred charges                   3,709      23,292         8,917
         Depreciation and amortization                                     18,356      17,475        14,582
         Premium amortization, net of discount accretion                    7,104      14,671        19,536
         Realized securities (gains) losses, net                               13       2,451          (285)
         Provision for data processing enhancements                             -           -        11,991
         Gain on sale of assets                                            (8,447)     (5,689)       (5,272)
         Provision for losses on foreclosed and other assets                1,625          32        14,884
         Increase in deferred income tax asset                            (21,991)    (20,989)       (7,989)
         Decrease (increase) in interest receivable and other assets       (5,545)      2,043         3,468
         Increase (decrease) in interest payable and other liabilities      3,679     (11,716)       16,899
       Net cash provided by operating activities                          122,362      98,521       143,197
Investing activities
  Purchases of securities held to maturity                               (156,037)   (275,622)   (1,220,009)
  Purchases of securities available for sale                              (18,099)   (291,230)     (185,438)
  Proceeds from sales of securities available for sale                     28,492     151,831        33,275
  Maturities of securities held to maturity                               412,577     430,390       540,765
  Maturities of securities available for sale                              91,853     187,756       236,657
  Net increase in loans                                                (1,132,716)   (703,035)     (113,236)
  Proceeds from sales of loans                                            153,324     263,729        69,797
  Net cash paid to acquire bank                                                 -           -        (2,815)
  Purchases of premises, equipment and other assets                       (24,147)    (25,629)      (12,974)
  Proceeds from sales of foreclosed assets                                  6,547      15,758        39,463
  Proceeds from divestiture of banking offices, net of $1,069 cash sold   (13,709)          -             -
  Proceeds from sales of business lines                                   115,647           -             -
  Proceeds from sales of premises, equipment and other assets                 588         163         2,553
       Net cash used by investing activities                             (535,680)   (245,889)     (611,962)
Financing activities
  Net increase in domestic deposits                                       208,578     149,412        35,016
  Net increase in time deposits - foreign office                           11,462      30,587         1,722
  Net increase in short-term borrowings                                   114,212       2,849        27,714
  Proceeds from issuance of debt                                                -         584        18,562
  Payments on debt                                                         (3,179)    (27,436)      (19,331)
  Issuance of common stock                                                  3,634       4,650         3,550
  Purchase of common stock by ESOP                                        (16,044)          -             -
  Dividends paid                                                          (28,567)    (19,818)       (4,918)
  Acquisition of treasury stock                                              (563)     (2,414)            -
       Net cash provided by financing activities                          289,533     138,414        62,315
Decrease in cash and cash equivalents                                    (123,785)     (8,954)     (406,450)
  Cash and cash equivalents at beginning of year                          586,038     594,992     1,001,442
       Cash and cash equivalents at end of year                      $    462,253  $  586,038  $    594,992

Supplemental disclosures
Cash paid during the year for:
  Interest expense                                                   $    217,972  $  167,808  $    150,044
  Income taxes                                                       $     26,520  $   24,645  $     16,713
Non-cash investing and financing activities:
  Loans transferred to foreclosed and other assets                   $      1,657  $    1,493  $      7,036

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Hibernia Corporation and Subsidiaries

Note 1

Summary of Significant Accounting Policies

Hibernia Corporation (the Parent Company), through its wholly owned subsidiary, Hibernia National Bank (the Bank), provides a broad array of financial products and services throughout Louisiana. The principal products and services offered include retail, commercial, international, mortgage and private banking, leasing, corporate finance, treasury management and trust. The Bank, through its wholly owned subsidiaries, also provides retail brokerage and alternative investments, including mutual funds and annuities.

The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry.

Consolidation

The consolidated financial statements include the accounts of the Parent Company and its wholly owned subsidiaries, Hibernia National Bank and Zachary Taylor Life Insurance Company (Zachary Taylor), for all periods presented. Zachary Taylor is currently inactive, and the Parent Company has an agreement with the Federal Reserve Bank whereby Zachary Taylor will not be actively operated as an insurance company without Federal Reserve Board approval.

These consolidated financial statements give retroactive effect to the mergers of Hibernia Corporation with Commercial Bancshares, Inc. (on July 1, 1994), Bastrop National Bank (on July 1, 1994), First Bancorp of Louisiana, Inc. (on August 1, 1994), First Continental Bancshares, Inc. (on August 1, 1994), Pioneer Bancshares Corporation (on December 31, 1994), First State Bank and Trust Company (on December 31, 1994), American Bank (on March 1,
1995), STABA Bancshares, Inc. (on May 1, 1995), Progressive Bancorporation, Inc. (on July 1, 1995), and Bank of St. John (on July 1, 1995), which have each been accounted for as poolings of interests.

All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.
Actual results could differ from those estimates.

Securities

At December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of securities into one of three categories:
Trading, Available for Sale, or Held to Maturity.

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

Trading account securities are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings. Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.

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

Commercial loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. All commercial nonaccrual loans are considered to be impaired in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest, and the borrower demonstrates its ability to fulfill the contractual obligation.

Reserve for Possible Loan Losses

The reserve for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. On January 1, 1995, the Company adopted SFAS No. 114, as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures." In accordance with SFAS No. 114, the 1995 reserve for possible loan losses related to loans that are identified as impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the reserve for possible loan losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans.

The reserve is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision (positive or negative) for possible loan losses in current-period earnings. However, because factors such as loan growth, the future collectibility of loans and the amounts and timing of future cash flows expected to be received on impaired loans are uncertain, the level of future provisions (positive or negative), if any, generally cannot be predicted. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

Foreclosed Assets

Foreclosed assets include real estate and other collateral acquired upon the default of loans, loans classified as insubstance foreclosures and duplicate or excess bank owned premises. Foreclosed assets are recorded at the fair value of the assets acquired less estimated selling costs. Losses arising from the initial reduction of the outstanding loan amount to fair value are deducted from the reserve for possible loan losses. A valuation reserve for foreclosed assets is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets prior to sale are included in current earnings.

In accordance with SFAS No. 114, a loan is classified as insubstance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Loans previously classified as insubstance foreclosure but for which the Company had not taken possession of the collateral have been reclassified to loans.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 10 to 40 years for buildings and 3 to 15 years for equipment, and over the shorter of the lease terms or the estimated lives of leasehold improvements.

Excess of Cost Over Fair Value of Net Assets Acquired

The excess of cost over the fair value of net assets acquired
(goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 15 years.

As events or changes in circumstances warrant, the Company evaluates the realizability of goodwill by geographic region based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income before goodwill amortization expense over the remaining amortization period of the associated goodwill. To the extent that impairment exists, write-downs to realizable value are recorded.

Income Taxes

The Parent Company and its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities.
Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Bank is subject to a Louisiana shareholder tax which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and the Bank are subject to Louisiana state income tax.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, interest-bearing time deposits in domestic banks and federal funds sold and securities purchased under agreements to resell.

Reclassification

Certain items included in the consolidated financial statements for 1994 and 1993 have been reclassified to conform with the 1995 presentation.

Note 2
Mergers

The Company completed mergers with six Louisiana financial institutions in 1994 and four Louisiana financial institutions in 1995, all of which were accounted for as poolings of interests.
The Company completed mergers with Commercial Bancshares, Inc. (Commercial), Bastrop National Bank (Bastrop), First Bancorp of Louisiana, Inc. (First Bancorp), First Continental Bancshares, Inc. (First Continental), Pioneer Bancshares Corporation (Pioneer) and First State Bank and Trust Company (First State) in 1994 and American Bank (American), STABA Bancshares, Inc. (STABA), Progressive Bancorporation, Inc. (Progressive) and Bank of St. John (St. John) in 1995. The merged financial institutions are collectively referred to as the Pooled Companies.

The following table shows the merger date, Hibernia shares issued and the exchange ratio for each merger.

                           Merger       Hibernia    Exchange
                            date     shares issued     ratio
Commercial              July 1, 1994     2,367,481     8.4:1
Bastrop                 July 1, 1994     2,444,043   8.147:1
First Bancorp         August 1, 1994     4,311,315   18.14:1
First Continental     August 1, 1994     3,898,655    1.41:1
Pioneer            December 31, 1994     8,370,512    30.5:1
First State        December 31, 1994     3,350,000    33.5:1
American               March 1, 1995     2,098,968   4.815:1
STABA                    May 1, 1995     2,180,133   18.33:1
Progressive             July 1, 1995     2,488,249  4.0475:1
St. John                July 1, 1995     3,338,700  11.129:1

The following table shows the key components of the results of operations of the pooled companies for the years ended December
31, 1994 and 1993.

                                  Hibernia      1994
                               (originally    Pooled        1995 Pooled Companies
($ in thousands)                 reported) Companies* American STABA   Progressive St. John   Total
Year ended December 31, 1994

Net interest income              $ 260,103   $      -  $ 5,206 $ 4,286   $  7,216  $ 6,401  $ 283,212

Net income                       $  84,651   $      -  $ 1,920 $ 1,400   $  4,119  $ 2,930  $  95,020

Year ended December 31, 1993

Net interest income              $ 195,705   $ 61,286  $ 4,762 $ 4,019   $  6,630  $ 5,920  $ 278,322

Cumulative effect of change in
    accounting for income taxes  $       -   $  2,782  $    50 $     -   $      -  $   177  $   3,009

Net income                       $  47,950   $ 15,894  $ 1,261 $ 1,252   $  1,248  $ 2,107  $  69,712

* Results of operations for the year ended December 31, 1994 are included in Hibernia's results.

In January 1996, Hibernia consummated two additional mergers in Louisiana.
These transactions were accounted for as poolings of interests. The summary below contains information regarding these institutions:

($ in thousands)         December 31, 1995           Consideration*
                          Number   Total        Hibernia      Value of
Institution           of Offices   Assets    Shares Issued Shares Issued
FNB Bancshares, Inc.        2     $   54,417       889,640    $  9,564
Bunkie Bancshares, Inc.     3        105,907     1,874,760      19,216
    Total                   5     $  160,324     2,764,400    $ 28,780

*Based on the closing price of Hibernia Corporation stock on the day preceding merger.

Note 3
Short-Term Investments
The following is a summary of short-term investments:

($ in thousands)                                        December 31
                                                     1995         1994
Federal funds sold and securities purchased
    under agreements to resell                   $ 85,000   $  198,164
Interest-bearing time deposits in domestic banks      195        6,979
       Total short-term investments              $ 85,195   $  205,143

Note 4
Securities

As discussed in Note 1, the Company adopted SFAS No. 115 effective December 31, 1993. Prior to December 31, 1993, the Company classified securities as held for sale securities (available for sale) and investment securities (held to maturity) based on criteria which did not differ significantly from those required by SFAS No. 115. Held for sale securities were recorded at the lower of cost or fair value.

On November 15, 1995, the Financial Accounting Standards Board
(FASB) issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). In accordance with the Guide the Company chose to reclassify securities from held to maturity to available for sale. At the date of transfer the amortized cost of those securities was $1,571,142,000 and net unrealized gains were $19,946,000, which is included in shareholders' equity.

A summary of securities classified as available for sale and held to maturity follows.


($ in thousands)                                         December 31, 1995
                                        Amortized           Fair    Unrealized    Unrealized
Type                                         Cost          Value         Gains        Losses
Available for sale:
  U.S. Treasuries                     $   326,758    $   337,392     $  10,782     $    148
  U.S. government agencies:
     Mortgage-backed securities         1,439,942      1,453,117        20,088        6,913
     Other                                222,151        222,087         1,024        1,088
   States and political subdivisions       41,903         43,175         1,377          105
   Other                                   42,328         42,539           214            3
     Total available for sale         $ 2,073,082    $ 2,098,310     $  33,485     $  8,257

($ in thousands)                                         December 31, 1994
                                        Amortized           Fair    Unrealized    Unrealized
Type                                         Cost          Value         Gains        Losses
Available for sale:
  U.S. Treasuries                     $    15,739    $    15,471     $      29     $    297
  U.S. government agencies:
     Mortgage-backed securities           393,699        379,349           825       15,175
     Other                                148,205        139,158            36        9,083
   Other                                   49,913         49,636           145          422
     Total available for sale         $   607,556    $   583,614     $   1,035     $ 24,977
Held to maturity:
  U.S. Treasuries                     $   538,006    $   528,927     $      46     $  9,125
  U.S. government agencies:
     Mortgage-backed securities         1,095,774      1,041,466           643       54,951
     Other                                151,236        144,268            37        7,005
   States and political subdivisions       46,413         45,018           306        1,701
     Total held to maturity           $ 1,831,429    $ 1,759,679     $   1,032     $ 72,782


The following is a summary of realized gains and losses from the sale of available for sale securities for the years ended December 31, 1995, 1994 and 1993:

($ in thousands)                       Year Ended December 31
                                     1995        1994      1993
Realized gains                     $  312    $  3,766    $  383
Realized losses                      (325)     (6,217)      (98)
     Net realized gains (losses)   $  (13)   $ (2,451)   $  285

Securities with carrying values of $1,798,690,000 and $1,575,372,000 at December 31, 1995 and 1994, respectively, were either pledged to secure public and trust deposits or sold under repurchase agreements.

($ in thousands)                                   December 31
                                                  1995          1994
Available for sale:
  U.S. Treasuries                            $   333,437   $     8,126
  U.S. government agencies:
     Mortgage-backed securities                1,266,418       264,500
     Other                                       198,835        33,174
     Total available for sale                  1,798,690       305,800
Held to maturity:
  U.S. Treasuries                                      -       372,516
  U.S. government agencies:
     Mortgage-backed securities                        -       840,314
     Other                                             -        49,788
   States and political subdivisions                   -         6,954
     Total held to maturity                            -     1,269,572
Total carrying value of securities pledged   $ 1,798,690   $ 1,575,372

The amortized cost and estimated fair value by maturity of securities available for sale are shown below. Securities are classified according to their contractual maturity without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

($ in millions)                         December 31, 1995
                                        Available for Sale
                                       Amortized       Fair
                                           Cost       Value
Due in 1 year or less                $    200.7   $   200.8
Due after 1 year through 5 years          347.3       358.1
Due after 5 years through 10 years        125.2       127.6
Due after 10 years                      1,399.9     1,411.8
    Total                            $  2,073.1   $ 2,098.3

Note 5
Loans
The following is a summary of commercial loans classified by repayment source and consumer loans classified by type:

($ in thousands)                               December 31
                                            1995           1994
Commercial:
    Commercial and industrial        $   913,378    $   652,211
    Commercial real estate               440,118        494,545
    Services                             362,098        288,591
    Health care                          191,594        214,686
    Transportation, communications
        and utilities                    192,530        114,791
    Individual                           102,172         97,361
    Energy                                93,329         94,154
        Total commercial               2,295,219      1,956,339
Consumer:
    Residential mortgages:
        First mortgages                  980,722        725,597
        Junior liens                      90,452         84,711
    Indirect                             660,678        486,030
    Revolving credit                      91,933         74,552
    Student                                  695         92,741
    Other                                349,734        207,693
        Total consumer                 2,174,214      1,671,324
Total loans                          $ 4,469,433    $ 3,627,663

The following is a summary of nonperforming loans and foreclosed assets:

($ in thousands)                     December 31
                                 1995         1994
Nonaccrual loans              $ 17,039     $ 21,298
Restructured loans                   -        6,024
Total nonperforming loans     $ 17,039     $ 27,322
Foreclosed assets             $  8,159     $  9,147

As discussed in Note 1, the Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material impact on the financial condition or operating results of the Company. At December 31, 1995 the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $16,192,000. Included in this amount was $14,287,000 of impaired loans for which the related reserve for possible loan losses was $2,265,000 and $1,905,000 of impaired loans that do not have a reserve for possible loan losses. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $18,603,000. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the year ended December 31, 1995, the Company recognized interest income on impaired loans of $2,126,000.

As it relates to insubstance foreclosures, SFAS No. 114 requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. Accordingly, on January 1, 1995 insubstance foreclosures totaling $7,114,000 were transferred from foreclosed property to nonperforming loans. The Company reclassified insubstance foreclosures and the related reserve for loan losses for all periods presented to conform to the new classification requirements.

Interest income in the amount of $3,788,000 for 1995, $6,772,000 for 1994 and $12,554,000 for 1993 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $2,126,000, $3,366,000 and $2,627,000 of interest income on nonperforming loans during 1995, 1994 and 1993, respectively.

The following is a summary of activity in the reserve for possible loan losses:

($ in thousands)                                 Year Ended December 31
                                               1995        1994        1993
Balance at beginning of year             $  152,838  $  183,127  $  208,575
    Loans charged off                       (23,995)    (30,199)    (42,083)
    Recoveries                               17,842      17,979      19,522
      Net loans charged off                  (6,153)    (12,220)    (22,561)
    Provision for possible loan losses            -     (18,069)     (3,246)
    Addition due to acquisition of a bank         -           -         359
Balance at end of year                   $  146,685  $  152,838  $  183,127

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

Loans to related parties were $41,448,000 and $44,744,000 at December 31, 1995 and 1994, respectively. The change during 1995 reflects $192,507,000 in new loans and $195,803,000 of repayments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless the director had the ability to significantly influence the other entity.

Securities sold to related parties under repurchase agreements amounted to $7,021,000 and $5,241,000 at December 31, 1995 and
1994, respectively. During 1993, the Company sold $22,700,000 of mortgage loan pools to a related party at carrying value, which approximated fair value.

Subordinated debentures totaling $879,000 at both December 31, 1995 and 1994, and unsecured notes payable totaling $385,000 and $1,155,000 at December 31, 1995 and 1994, respectively, were acquired through merger with Pioneer Bancshares Corporation and are held by individuals who are related to the former chairman of Pioneer Bancshares Corporation, who is now an executive officer and director of Hibernia.

Note 7
Bank Premises and Equipment

The following are summaries of bank premises and equipment and related depreciation and amortization expense:

($ in thousands)                                            December 31
                                                         1995        1994
Land                                               $   24,309  $   24,958
Bank premises                                          83,378      88,880
Leasehold improvements                                 32,582      31,722
Furniture and equipment                               119,104     109,183
                                                      259,373     254,743
Less accumulated depreciation and amortization       (142,097)   (136,777)
Total                                              $  117,276  $  117,966

($ in thousands)                               Year Ended December 31
                                           1995        1994        1993
Provisions for depreciation
     and amortization included in:
        Occupancy expense             $   5,272    $  7,055    $  6,283
        Equipment expense                11,633       9,666       8,126
Total                                 $  16,905    $ 16,721    $ 14,409


In March 1995 the FASB issued SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long lived assets used in operations, including related goodwill, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long lived assets that are expected to be disposed of. The Company will adopt SFAS No. 121 in the first quarter of 1996. The effect of this adoption is not expected to be material.

Note 8
Time Deposits

Domestic certificates of deposit of $100,000 or more amounted to $879,811,000 and $769,994,000 at December 31, 1995 and 1994,
respectively. Interest on these certificates amounted to $49,739,000, $33,345,000 and $26,950,000 in 1995, 1994 and 1993,
respectively.

Foreign deposits, which are deposit liabilities of the Cayman Island office of the Bank, were $45,466,000 and $34,004,000 at December 31, 1995 and 1994, respectively. Interest expense on foreign deposits amounted to $2,018,000, $794,000 and $149,000 for 1995, 1994 and 1993, respectively.

Note 9
Debt

The following is a summary of outstanding debt:

($ in thousands)                                  December 31
                                               1995        1994
Hibernia National Bank:
    Federal Home Loan Bank advances        $  7,403    $  9,812
Hibernia Corporation:
    Subordinated debentures to related
      parties, bearing interest at 6%,
      maturing in 1996                          879         879
    Unsecured notes payable to related
      parties, bearing interest at 6%,
      maturing in 1996                          385       1,155
Total                                      $  8,667    $ 11,846

The Federal Home Loan Bank (FHLB) advances are secured by the Company's investment in FHLB stock which totaled $24,194,000 and $21,456,000 at December 31, 1995 and 1994, respectively, and also by a blanket floating lien on portions of the Company's residential loan portfolio. The advances accrue interest at contractual rates of 4.6% to 6.9%, are due in monthly installments of approximately $116,000, including interest, and are scheduled to amortize through various dates between 1997 and 2008. However, should the loans for which the advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

Maturities of debt are as follows: 1996 - $2,263,000; 1997 -
$1,026,000; 1998 - $760,000; 1999 - $730,000; 2000 - $736,000; and
thereafter - $3,152,000.

Note 10
Other Assets and Other Liabilities

The following are summaries of other assets and other liabilities:

($ in thousands)                           December 31
                                        1995        1994
Other assets:
    Accrued interest receivable     $  51,464   $  56,821
    Deferred income taxes              55,184      43,416
    Goodwill                           19,096      22,203
    Foreclosed assets                   8,159       9,147
    Mortgage servicing rights           4,058       4,027
    Other                              57,621      45,268
      Total other assets            $ 195,582   $ 180,882

Other liabilities:
    Accrued interest payable        $  27,277   $  21,834
    Reserve for future rental
      payments under sale/leaseback    20,829      20,992
    Trade accounts payable and
      accrued liabilities              47,894      56,362
    Other                              16,281      10,528
      Total other liabilities       $ 112,281   $ 109,716

Amortization relating to goodwill totaled $3,107,000, $22,175,000 and $5,103,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Accumulated amortization at December 31, 1995 and 1994 totaled $64,807,000 and $61,700,000, respectively.

In 1994, amortization expense included a $16,142,000 charge for the impairment of goodwill associated with acquisitions consummated in the mid to late 1980s. As the result of a new organizational structure implemented during the third quarter of 1994, management conducted an analysis which estimated the discounted cumulative net income for each primary geographic region over the remaining amortization period of the associated goodwill of approximately nine years. Purchase prices for these acquisitions which gave rise to the recorded goodwill reflected management's intent at the time to generate efficiencies by merging the operations of the acquired institutions and increasing market share from the resulting base. The analysis indicated that projected performance of the Company's existing franchise in two regions would not be adequate to support the remaining unamortized goodwill resulting from previous acquisitions. The impaired goodwill was written off in one instance and written down to realizable value in another. In addition, $1,449,000 of goodwill previously recorded by one of the Pooled Companies was written off during 1994.

As of January 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that the cost to acquire or originate a mortgage loan be allocated between the loan and the right to service the loan if the acquiring or originating entity intends to sell or securitize the loan and retain the servicing rights. In addition, SFAS No. 122 requires the assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of SFAS No. 122 did not have a material effect on the financial condition or operating results of the Company.

Note 11
Per-Share Data

Income per common share data are based on the weighted average number of shares outstanding of 117,879,746, 118,594,923 and 118,023,185 in 1995, 1994 and 1993, respectively. In 1995 these weighted averages exclude 1,358,201 average shares held by the Hibernia Employee Stock Ownership Plan (discussed in Note 13) which have not been committed to be released. The shares issued in all mergers consummated in 1995 and 1994 are considered to be outstanding as of January 1, 1993, the beginning of the earliest period presented.

Note 12
Employee Benefit Plans

The Company maintains a defined-contribution benefit plan under
Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their basic compensation, with the Company matching a certain portion of employee contributions. The matching contributions are invested in Hibernia common stock and are charged to employee benefits expense. At December 31, 1995, the RSP owned 1,514,000 shares of Hibernia Common Stock. The Company's contributions to the RSP totaled $2,881,000 in 1995, $1,361,000 in 1994 and $1,321,000 in 1993.

The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $9,908,000, $12,300,000 and $7,707,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

During 1993, the Company established a plan (1993-1994 Plan) for grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under the 1993-1994 Plan, if the Company achieved certain predetermined performance goals during the two-year period from January 1, 1993 through December 31, 1994, the Company would award Hibernia common stock to certain members of management who contributed to that achievement. Approximately 260,000 shares of restricted common stock were awarded in 1995, net of personal tax withholding. Compensation expense of $1,477,000 and $1,619,000 was recorded in 1994 and 1993, respectively, relating to the 1993-1994 Plan.

During 1995, the Company established a new plan (1995-1997 Plan) similar to the 1993 1994 Plan. The 1995 1997 Plan covers the three year period from January 1, 1995 through December 31, 1997.
Compensation expense of $1,619,000 was recorded in 1995 relating to the 1995-1997 Plan.

Certain of the Pooled Companies had adopted retention agreements to encourage certain officers and other key employees of the Pooled Companies to continue their employment through the consummation of a merger. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key employees prior to legal merger. Compensation expense related to these agreements totaled approximately $1,195,000 and $1,400,000 in 1995 and 1994, respectively.

Note 13
Employee Stock Ownership Plans

During 1995 the Company instituted an employee stock ownership plan
(ESOP) in which substantially all employees participate. The ESOP, with a guarantee of the Parent Company, borrowed funds from the Bank to purchase Hibernia common stock. The ESOP is expected to acquire up to $30,000,000 of Hibernia common stock in open-market purchases. At December 31, 1995, the ESOP owned approximately 2,009,000 shares of Hibernia common stock and had an outstanding debt obligation of $14,390,000. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors, but at least equal to the ESOP's minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 1995 were used to pay debt service and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as debt of the Parent Company and the shares pledged as collateral are reported as unearned compensation in equity. The Bank's loan asset and the Parent Company's debt liability eliminate in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated
ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest by the Parent Company.

Compensation expense of $2,395,000 relating to this ESOP was recorded during 1995. At December 31, 1995, the ESOP held 223,000 allocated shares and 1,786,000 suspense shares. The fair value of the suspense shares at December 31, 1995 was $19,200,000.

First Bancorp of Louisiana, Inc., which merged with the Company August 1, 1994, maintained an ESOP. The First Bancorp ESOP, which remained in existence subsequent to the merger, covered substantially all First Bancorp employees who qualified as to age and length of service. Upon completion of five years of service, participants were fully vested in their accounts. Expense relating to the First Bancorp ESOP of $79,000 and $466,000 is included in the consolidated income statements for the years ended December 31, 1994 and 1993, respectively. The First Bancorp ESOP was fully allocated on December 31, 1994 and is expected to be distributed in 1996.

Note 14
Stock Options

The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors to purchase shares of Common Stock at no less than the fair market value of the stock at the date of grant. All options granted prior to 1992 became exercisable six months from the date of grant. The remaining options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments:
50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.

Options granted to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan do not expire unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 365 days.

At December 31, 1995, shares available for grant under the 1987
Stock Option Plan, the Long-Term Incentive Plan and the 1993
Directors' Stock Option Plan amounted to 155,897, 699,007 and
765,000, respectively.

The table below summarizes the activity in the plans during 1995, 1994 and 1993.

                                                             Price Range
                                 Incentive Non-qualified       Per Share

1987 Stock Option Plan:
Outstanding, December 31, 1992     166,765      762,442  $4.19 to $18.80
Granted                             13,913      642,152            $7.19
Canceled                                 -       (4,196)           $4.94
Exercised                                -      (31,639)           $4.94
Reclassifications                   (5,125)       5,125 $14.94 to $18.80
Outstanding, December 31, 1993     175,553    1,373,884  $4.19 to $18.80
Granted                                  -       20,000   $7.88 to $8.75
Canceled                                 -       (2,978)           $4.94
Exercised                                -      (16,024)           $4.94
Outstanding, December 31, 1994     175,553    1,374,882  $4.19 to $18.80
Granted                                  -       10,000            $8.31
Canceled                            (7,500)      (1,474)  $4.94 to $5.31
Exercised                           (5,625)     (22,422)  $4.38 to $4.94
Outstanding, December 31, 1995     162,428    1,360,986  $4.19 to $18.80
Exercisable, December 31, 1995     104,010      977,446  $4.19 to $18.80

Long-Term Incentive Plan:
Outstanding, December 31, 1992           -            -                -
Granted                                  -      963,000   $5.94 to $7.75
Canceled                                 -      (58,000)  $7.13 to $7.63
Outstanding, December 31, 1993           -      905,000   $5.94 to $7.75
Granted                             12,598    1,676,476   $7.94 to $8.81
Canceled                                 -      (59,928)  $6.88 to $7.94
Exercised                                -       (3,000)           $8.13
Outstanding, December 31, 1994      12,598    2,518,548   $5.94 to $8.81
Granted                                  -    1,722,547  $6.94 to $10.63
Canceled                                 -     (208,150)  $6.94 to $7.94
Exercised                                -      (22,150)  $7.13 to $7.63
Issuances of restricted stock            -     (264,347) $6.94 to $10.63
Outstanding, December 31, 1995      12,598    3,746,448  $5.94 to $10.63
Exercisable, December 31, 1995           -      416,839   $5.94 to $8.81

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1992           -            -                -
Granted                                  -       75,000            $7.31
Outstanding, December 31, 1993           -       75,000            $7.31
Granted                                  -       80,000            $7.88
Outstanding, December 31, 1994           -      155,000   $7.31 to $7.88
Granted                                  -       80,000            $8.13
Exercised                                -       (2,500)           $7.31
Outstanding, December 31, 1995           -      232,500   $7.31 to $8.13
Exercisable, December 31, 1995           -       35,000            $7.31

The Company currently measures stock based compensation using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation." SFAS No. 123, which becomes effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting standards for stock based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. SFAS No. 123 defines a fair value based method of accounting for stock based compensation. However, it also allows an entity to continue to measure stock based compensation cost using the intrinsic value method of APB No. 25. Entities electing to remain with the accounting prescribed in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The Company is currently evaluating the provisions of SFAS No. 123 and has not determined whether SFAS No. 123 will be adopted for expense recognition purposes.

Note 15
Income Taxes

The Company adopted SFAS No. 109 effective January 1, 1993. As permitted by SFAS No. 109, prior-year financial statements were not restated. The cumulative effect of the adoption of SFAS No. 109 was to increase net income by $3,009,000 in 1993.

Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows:

($ in thousands)                                     Year Ended December 31
                                                    1995       1994       1993
Current tax expense:
     Federal income tax                        $  26,236  $  23,117  $  17,483
     State income tax                              3,710      3,310      1,709
Total current tax expense                         29,946     26,427     19,192
Deferred tax expense (benefit):
     Federal income tax                           16,018     15,717      5,581
     Change in deferred tax valuation reserve    (36,551)   (36,586)   (13,507)
Total deferred tax expense (benefit)             (20,533)   (20,869)    (7,926)
Income tax expense                             $   9,413  $   5,558  $  11,266
Shareholders' equity:
     Cumulative effect of change in accounting
        for securities available for sale      $       -  $       -  $   4,796
     Change in unrealized gains (losses) on
        securities available for sale             17,145    (13,176)         -
     Change in deferred tax valuation reserve     (8,380)    13,176     (4,796)
Total shareholders' equity                     $   8,765  $       -  $       -

The reconciliation of the federal statutory income tax rate to the Company's effective rate is as follows:

($ in thousands)                                          Year Ended December 31
                                                  1995              1994              1993
                                               Amount  Rate      Amount  Rate      Amount  Rate
Tax expense based on federal statutory rate $  46,645  35.0 % $  35,202  35.0 % $  27,289  35.0 %
Tax-exempt interest                            (3,356) (2.5)     (3,244) (3.2)     (3,426) (4.4)
State income tax, net of federal benefit        2,411   1.8       2,151   2.1       1,103   1.4
Goodwill                                        1,088   0.8       6,706   6.7       1,727   2.2
Change in deferred tax valuation reserve      (36,551)(27.4)    (36,586)(36.4)    (13,507)(17.3)
Change in tax rate on existing temporary
    differences                                     -     -           -     -      (2,109) (2.7)
Other                                            (824) (0.6)      1,329   1.3         189   0.2
Income tax expense                          $   9,413   7.1 % $   5,558   5.5 % $  11,266  14.4 %

Deferred income taxes are based on differences between the bases of assets and liabilites for financial statement purposes and tax reporting purposes, net operating loss carryforwards and alternative minimum tax credit carryforwards. The tax effects of the cummulative temporary differences and tax credit carryforwards which create deferred tax assets and liabilites at December 31, 1995 and 1994, are detailed below:

($ in thousands)                                                 December 31
                                                              1995       1994
Deferred tax assets:
    Reserve for possible loan losses                      $ 51,339  $  52,048
    Sale / leaseback                                         6,810      6,873
    Loan fees                                                2,285      2,260
    Foreclosed assets                                        2,094      3,203
    Net unrealized losses on securities available for sale       -      8,380
    Other                                                   12,778     14,517
    Alternative minimum tax credit carryforward                261     10,353
Total deferred tax assets                                   75,567     97,634
Deferred tax liabilities:
    Net unrealized gains on securities available for sale    8,765          -
    Purchase accounting adjustments, net                     2,431      1,774
    Depreciation                                             1,636      3,312
    Discounts on securities                                  1,081        507
    Other                                                    6,470      3,694
Total deferred tax liabilities                              20,383      9,287
Deferred tax assets, net of
  deferred tax liabilities                                  55,184     88,347
Deferred tax valuation reserve                                   -    (44,931)
Total net deferred tax asset                              $ 55,184  $  43,416

Management estimates realizability of the net deferred tax asset based on the Company's ability to, first, recover taxes previously paid and, second, generate taxable income in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

For federal income tax purposes, the Company had $261,000 in alternative minimum tax credit carryforwards at December 31, 1995, which do not expire.

A 1992 debt restructuring transaction between the Company and a group of banks gave rise to testing dates under Section 382 of the Internal Revenue Code to determine if a change in ownership of the Company had occurred. Generally, a change in ownership occurs when the percentage of stock owned by one or more five-percent shareholders, as defined, has increased by more than 50 percentage points over a three-year period. When a change of this type occurs, a limitation is imposed on pre-change "built-in" losses, as defined, net operating loss carryforwards and alternative minimum tax credit carryforwards. Due to the issuance of stock in connection with mergers, for purposes of Section 382, a change in ownership of the Company occurred in 1994. However, as of the date of the change, the Company had no pre-change "built-in" losses.
The Company's ability to utilize net operating loss carryforwards and alternative minimum tax credit carryforwards is not expected to be limited by this change in ownership.

Note 16
Leases

The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2013. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.

Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $10,449,000, $10,454,000 and $10,782,000 in 1995, 1994 and 1993, respectively.

The future minimum rental commitments at December 31, 1995, for all long-term operating leases are as follows: 1996 - $9,259,000; 1997
- $8,505,000; 1998 - $8,082,000; 1999 - $7,657,000; 2000 - $7,403,000; and
thereafter - $52,499,000.

Note 17
Other Operating Expense

The following is a summary of other operating expense:



($ in thousands)                        Year ended December 31
                                          1995       1994       1993
Regulatory expense                    $  7,852   $ 14,616   $ 16,309
Postage                                  5,078      4,561      4,567
Stationery and supplies                  5,861      5,171      5,123
Telecommunications                       6,957      4,230      3,282
Professional fees                        8,239     11,046     10,329
State taxes on equity                    4,491      3,104      2,745
Loan collection expense                  2,077      1,777      5,051
Advertising and promotional expenses     6,857      5,732      6,374
Other                                   21,096     30,823     33,030
    Total other operating expense     $ 68,508   $ 81,060   $ 86,810

Note 18
Hibernia Corporation

The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

Balance Sheets
($ in thousands)                        December 31
                                       1995            1994
Investment in bank subsidiary     $ 662,553       $ 564,978
Other assets                         80,868          48,919
    Total assets                  $ 743,421       $ 613,897

Current liabilities               $  10,582       $  19,882
Debt                                 15,654           2,034
Shareholders' equity                717,185         591,981
    Total liabilities and
      shareholders' equity        $ 743,421       $ 613,897

Income Statements
($ in thousands)                                 Year Ended December 31
                                                    1995      1994     1993
Equity in undistributed income of subsidiaries $  54,676 $  54,301 $ 72,759
Dividends from bank subsidiary                    64,848    44,194   13,295
Other income                                       3,604     2,288    2,297
    Total income                                 123,128   100,783   88,351
Interest expense                                     198     2,229    4,186
Other expense                                      3,304     7,382   13,650
    Total expense                                  3,502     9,611   17,836
Income before taxes and cumulative
      effect of accounting change                119,626    91,172   70,515
Income tax benefit                                (4,233)   (3,848)    (371)
Income before cumulative effect of
      accounting change                          123,859    95,020   70,886
Cumulative effect of accounting change                 -         -   (1,174)
Net income                                     $ 123,859 $  95,020 $ 69,712


Statements of Cash Flows
($ in thousands)                                  Year Ended December 31
                                              1995        1994       1993
Operating activities
    Net income                             $ 123,859    $ 95,020    $ 69,712
    Non-cash adjustment for equity
      in subsidiaries' undistributed
      net income                             (54,676)    (54,301)    (72,759)
    Other adjustments                        (10,260)    (10,884)      7,791
Net cash provided by operating activities     58,923      29,835       4,744
Investing activities
    Investment in subsidiaries                  (100)          -      (9,181)
    Purchases of securities for available
         for sale portfolio                     (229)       (395)          -
    Proceeds from sales of securities
         from available for sale portfolio       453         907         283
    Net increase in loans                    (10,867)          -           -
Net cash (used) provided by
         investing activities                (10,743)        512      (8,898)
Financing activities
    Issuance of debt                               -           -      13,119
    Payments on debt                          (3,506)    (27,190)    (12,933)
    Purchase of treasury stock                  (563)     (2,414)          -
    Dividends paid                           (28,567)    (19,818)     (4,918)
    Issuance of common stock                   3,634       4,636       3,572
Net cash used in financing activities        (29,002)    (44,786)     (1,160)
    Increase (decrease) in cash               19,178     (14,439)     (5,314)
Cash at beginning of year                     46,191      60,630      65,944
Cash at bank subsidiary at end of year     $  65,369    $ 46,191   $  60,630

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

The carrying amount of cash and short-term investments, demand deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate swaps and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and debt is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.

Interest rates are not adjusted for changes in credit risk of performing commercial loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for possible loan losses which totaled $146,685,000 at December 31, 1995.

The fair value estimates presented are based on information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the following table are held for trading purposes.


($ in thousands)                                          December 31
                                                    1995                        1994
                                        Carrying          Fair      Carrying          Fair
                                          Amount         Value        Amount         Value
Assets
    Cash and short-term investments  $   462,253   $   462,253   $   586,038   $   586,038
    Securities available for sale    $ 2,098,310   $ 2,098,310   $   583,614   $   583,614
    Securities held to maturity                -             -   $ 1,831,429   $ 1,759,679
    Commercial loans                 $ 2,295,219   $ 2,312,485   $ 1,956,339   $ 1,936,733
    Consumer loans                   $ 2,174,214   $ 2,170,816   $ 1,671,324   $ 1,643,842
Liabilities
    Demand deposits                  $ 1,167,441   $ 1,167,441   $ 1,128,091   $ 1,128,091
    Interest-bearing deposits        $ 4,917,648   $ 4,932,736   $ 4,772,902   $ 4,756,088
    Short-term borrowings            $   272,947   $   272,947   $   160,218   $   160,218
    Debt                             $     8,667   $     8,805   $    11,846   $    10,638

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

Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management's credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements.

The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit and the results of these reviews are considered in assessing the adequacy of the Company's reserve for possible loan losses. Management does not anticipate any material losses related to these instruments.

                                              Letters of credit
                                 Commitments      and financial
($ in thousands)            to extend credit         guarantees
December 31, 1995:
  Contract Amount           $    1,171,046        $  115,294
  Fair value                $      (11,288)       $     (848)
December 31, 1994:
  Contract amount           $      903,496        $   87,047
  Fair value                $       (8,727)       $     (637)

The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer oriented and, when possible, matched trading positions are established to minimize risk to the Company. However, to meet the needs of customers, the Company also serves as the counterparty for certain smaller transactions.

The credit exposure that results from interest rate contracts held for trading purposes is limited to the current fair value of asset derivative positions, which at December 31, 1995 was $141,000. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.

The amounts disclosed in the following table represent the end of period fair values of derivative financial instruments held or issued for trading purposes and the average aggregate fair values of those instruments during the year.

The following table includes an interest rate swap agreement with a notional amount of $68,000,000 as of December 31, 1995 and $74,000,000 as of December 31, 1994. The Company was a guarantor of this agreement, which was executed by one of the Company's customers, and the Company's exposure to loss was limited to the difference between the interest payments the customer was obligated to pay and those it was entitled to receive. This interest rate swap agreement matured January 2, 1996.

Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

($ in thousands)                      Notional Value      Fair Value      Average Fair Value
                                        December 31      December 31   Year ended December 31
                                      1995      1994     1995    1994       1995     1994
Interest rate swaps
    Assets                       $   4,716 $   7,717   $ 113 $    320   $    175 $    416
    Liabilities                  $  73,566 $  80,327   $ (96)$ (2,511)  $ (1,328)$ (4,137)
Options, caps and floors held    $ 120,063 $ 135,051   $  28 $    831   $    177 $     95
Options, caps and floors written $ 120,598 $ 135,681   $ (30)$   (880)  $   (203)$   (123)

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

Interest rate swaps with a notional value of $15,000,000 at December 31, 1994 were entered into as a hedge against longer term deposits of the same maturity, exchanging a fixed rate of interest for a floating rate. The differential to be paid or received was accrued as interest rates changed and was recognized as an adjustment to interest expense on deposits. The related amount payable to or receivable from counterparties was included in other liabilities or other assets. These interest rate swaps matured in May 1995 and November 1995. The fair value of these swap agreements of $143,000 at December 31, 1994 is not recognized in the consolidated financial statements.

Note 20
Regulatory Matters and Dividend Restrictions

Under current Federal Reserve Bank (FRB) regulations, the Bank may lend the Parent Company up to 10% of the Bank's capital and surplus.

The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 1996, the Bank will have available to pay dividends to the Parent Company, without approval of the Office of the Comptroller of the Currency, approximately $117,870,000, plus net retained profits earned in 1996 prior to the dividend declaration date.

Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest bearing balances with the FRB were $26,152,000 in 1995 and $37,258,000 in 1994.

Note 21
Contingencies

The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or results of operations of the Company.