Form 10-K, Exhibit 13
period 1996-12-31
HIBERNIA CORP
filed 1997-03-28
CIK 47288

HIBERNIA CORPORATION

Corporate Offices                   Mailing Address
313 Carondelet Street               P.O. Box 61540
New Orleans, LA 70130               New Orleans, LA 70161
504-533-3333                        Internet:
                                    http://www.hiberniabank.com

Stock Listing

The common stock of Hibernia Corporation is listed on the New York Stock Exchange under the ticker symbol "HIB". Price and volume information are listed under "Hibernia" and "HIB" in The Wall Street Journal and under similar designations in other daily newspapers. At December 31, 1996, Hibernia Corporation had 14,569 shareholders of record and 4,512 full-time equivalent employees.

Shareholder Assistance

Shareholders requesting a change of address, records or information about lost certificates, or who want to have dividends deposited directly into checking or savings accounts should contact:

Chase Mellon Shareholder Services
Security Relations Department
85 Challenger Road, Overpeck Centre
Ridgefield, NJ 07660
Toll free: 800-814-0305

Dividend Reinvestment and Stock Purchase Plan

Hibernia's Dividend Reinvestment and Stock Purchase Plan is an economical, convenient way for shareholders to increase their holdings of the Company's stock. Once enrolled in the plan, shareholders may purchase new shares directly from the Company by reinvesting cash dividends, making optional cash purchases or both.

Direct Deposit of Dividends

By depositing dividends directly to checking or savings accounts, shareholders can receive their funds faster. To sign up or receive information, call toll free 800-814-0305.

For Information

Shareholders, media representatives and other individuals seeking copies of the annual report, Form 10-K and Form 10-Q, as well as general information, should contact Jim Lestelle, Senior Vice President and Manager of Corporate Communications, at 504-533-5482 or toll free at 800-245-4388.
         Analysts and others seeking financial data or a prospectus on the Dividend Reinvestment and Stock Purchase Plan should contact Dana M. Combes, Senior Vice President and Manager of Investor and Government Relations, at 504-533-2180 or toll free at 800-245-4388.
         For fax access to news releases, quarterly reports, analyst reports and dividend reinvestment details, call toll free 800-207-9063.

Duplicate Mailings

The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should write to Chase Mellon Shareholder Services at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.

Hibernia Stock Price And Dividend Information

                                 1996                           1995
--------------------------------------------------------------------------------
                                            Cash                            Cash
                       Market Price(1) Dividends       Market Price(1) Dividends
                       High       Low   Declared       High       Low   Declared
--------------------------------------------------------------------------------
First quarter ..     $10.88     $10.00     $0.07     $ 7.88     $6.88     $0.06
--------------------------------------------------------------------------------
Second quarter .     $11.88     $10.00     $0.07     $ 9.38     $7.75     $0.06
--------------------------------------------------------------------------------
Third quarter ..     $11.75     $10.00     $0.07     $10.63     $8.75     $0.06
--------------------------------------------------------------------------------
Fourth quarter .     $13.50     $11.13     $0.08     $11.00     $9.75     $0.07
--------------------------------------------------------------------------------
----------
(1) NYSE closing price.

Five-Year Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries
----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31
($ in thousands, except per-share data)                     1996             1995          1994            1993            1992
----------------------------------------------------------------------------------------------------------------------------
Interest income ....................................    $  625,628      $  562,846     $  479,945      $  458,132      $  523,598
Interest expense ...................................       259,411         242,090        178,829         162,142         230,464
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ................................       366,217         320,756        301,116         295,990         293,134
Provision for possible loan losses .................       (12,625)          1,140        (17,869)         (2,786)         72,297
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses .......................       378,842         319,616        318,985         298,776         220,837
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ..............................       115,665         103,966         94,847          90,639          92,102
   Securities gains (losses), net ..................        (5,306)            248         (1,669)            819          17,295
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income .................................       110,359         104,214         93,178          91,458         109,397
Noninterest expense ................................       319,733         284,078        302,918         304,234         308,719
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes ................................       169,468         139,752        109,245          86,000          21,515
Income tax expense .................................        59,518          10,867          7,785          13,292           8,765
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ..................       109,950         128,885        101,460          72,708          12,750
Extraordinary loss on debt restructuring, net of tax          --              --             --              --           (39,179)
Utilization of net operating loss carryforwards ....          --              --             --              --             6,181
Cumulative effect of change in accounting for
   income taxes ....................................          --              --             --             3,461            --
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) ..................................    $  109,950      $  128,885     $  101,460      $   76,169      $  (20,248)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common shareholders     $  108,210      $  128,885     $  101,460      $   76,169      $  (20,248)
------------------------------------------------------------------------------------------------------------------------------------
Per common share information: (2)
   Income from continuing operations ...............    $     0.85      $     1.02     $     0.80      $     0.57      $     0.17
   Net income (loss) ...............................    $     0.85      $     1.02     $     0.80      $     0.60      $    (0.28)
   Tax-effected net income (loss) (3) ..............    $     0.85      $     0.72     $     0.56      $     0.47      $    (0.26)
   Cash dividends declared .........................    $     0.29      $     0.25     $     0.19      $     0.03      $       --
Average shares outstanding (000s) ..................       126,766         126,881        127,596         127,024          73,457
Dividend payout ratio ..............................        34.12%          24.51%         23.75%           5.00%            -- %
------------------------------------------------------------------------------------------------------------------------------------
Selected year-end balances (in millions)
Loans ..............................................    $  6,043.0      $  4,723.2     $  3,818.9      $  3,389.2      $  3,362.7
Deposits ...........................................       7,821.8         6,569.7        6,344.3         6,134.2         6,031.1
Debt ...............................................          51.3            34.4           21.0            39.2            39.1
Equity .............................................         936.4           767.8          637.7           594.6           506.8
Total assets .......................................       9,306.8         7,755.7        7,294.5         7,119.0         6,970.9
------------------------------------------------------------------------------------------------------------------------------------
Selected average balances (in millions)
Loans ..............................................    $  5,295.1      $  4,251.0     $  3,561.0      $  3,273.8      $  3,932.5
Deposits ...........................................       6,892.5         6,374.2        6,192.7         5,979.7         6,360.7
Debt ...............................................          26.9            26.6           32.9            37.9           127.1
Equity .............................................         814.8           694.5          615.9           547.2           345.6
Total assets .......................................       8,200.6         7,480.0        7,179.2         6,882.8         7,261.8
------------------------------------------------------------------------------------------------------------------------------------
Selected ratios
Net interest margin (taxable-equivalent) ...........         4.89%           4.69%          4.59%           4.70%          4.50 %
Return on assets ...................................         1.34%           1.72%          1.41%           1.11%         (0.28)%
Return on common equity ............................        13.71%          18.56%         16.47%          13.92%         (5.86)%
Return on total equity .............................        13.49%          18.56%         16.47%          13.92%         (5.86)%
Efficiency ratio ...................................        65.50%          65.84%         75.24%          77.34%         78.60 %
Average equity/average assets ......................         9.94%           9.28%          8.58%           7.95%          4.76 %
Tier 1 risk-based capital ratio ....................        12.07%          14.66%         15.53%          14.91%         12.82 %
Total risk-based capital ratio .....................        13.33%          15.93%         16.81%          16.20%         14.13 %
Leverage ratio .....................................         8.78%           9.71%          8.92%           7.77%          6.69 %
------------------------------------------------------------------------------------------------------------------------------------
Tax-effected net income and ratios excluding
  goodwill and core deposit intangible amortization
  and balances (3) (4)
Net income (loss) applicable to common shareholders     $  114,061      $   93,947     $   93,289      $   64,384      $ (13,067)
Net income (loss) per common share (2) .............    $     0.90      $     0.74     $     0.73      $     0.51      $   (0.18)
Return on assets ...................................         1.40%           1.26%          1.31%           0.94%         (0.18)%
Return on common equity ............................        15.69%          13.94%         16.15%          12.88%         (4.45)%
Efficiency ratio ...................................        64.17%          65.12%         69.70%          76.06%         77.08 %
------------------------------------------------------------------------------------------------------------------------------------
----------
(1)    All financial  information has been restated for mergers accounted for as poolings of interests.  The effects of mergers  accounted for as purchase transactions  have been  included  from the date of  consummation.  Prior periods have been conformed to current-period presentation.
(2)    Income per common share data are based on the weighted  average number of common  shares  outstanding  (net  of  uncommitted  ESOP  shares)  in the respective period. Dividends per common share are historical amounts.
(3)    Adjusted to reflect a 35% effective tax rate for years prior to 1996.
(4)    Amortization  and  balances  of  core  deposit  intangibles  are  net  of
       applicable  taxes.   Goodwill  amortization  and  balances  are  not  tax
       effected.

HIBERNIA CORPORATION

Management's Discussion and Analysis
of Financial Condition and Results
of Operations

      Management's Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation (the "Company" or "Hibernia") and its subsidiaries, principally Hibernia National Bank and Hibernia National Bank of Texas, formerly Texarkana National Bank, collectively referred to as the "Banks." To make certain comparisons more meaningful, net income and earnings per common share for 1995 and prior years are adjusted on a pro forma, tax-effected basis. Tax expense is assumed at an effective tax rate of 35% rather than the lower- than-normal federal income tax rate actually incurred as the Company recognized deferred tax benefits. This discussion should be read in conjunction with the accompanying tables and consolidated financial statements.


Merger Activity

      In 1996 the Company completed five mergers, two in Louisiana and one in Texas which were accounted for as poolings of interests, and two in Louisiana which were accounted for as purchase transactions. The Company completed four mergers in 1995 and six in 1994, all of which were accounted for as poolings of interests. All prior-year information has been restated to reflect the effect of mergers accounted for as poolings of interests. For the two mergers in 1996 accounted for as purchase transactions, the financial information of those institutions is combined with Hibernia as of and subsequent to consummation.

      Measures of financial performance subsequent to the purchase transactions are more relevant when comparing "tangible" results (i.e., before amortization of goodwill and core deposit intangibles) because they are more indicative of cash flows, and thus the Company's ability to support growth and pay dividends. The tangible measures of financial performance are presented in the Five-Year and Quarterly Consolidated Summary of Income and Selected Financial Data on pages 26 and 45.

      The institutions with which the Company merged are collectively referred to as the "merged companies." The merged companies in transactions accounted for as poolings of interests are referred to as the "pooled companies," and the merged companies in transactions accounted for as purchases are referred to as the "purchased companies."

1996 Highlights:

     Net income for 1996 totaled $110.0 million ($.85 per common share). For 1995, reported net income of $128.9 million ($1.02 per common share) would have been $90.8 million ($.72 per common share) on a tax-effected basis. Therefore, on a comparable basis, net income for 1996 increased 21% and earnings per common share increased 18% from 1995.

     Profitability, loans and core deposits continued to increase; asset quality improved; and the Company's franchise was further enhanced by the completed mergers and by investments in Hibernia's strategic improvement process - Vision 2000.

     Returns on assets (ROA) and total equity (ROE) were 1.34% and 13.49%, respectively, in 1996, compared to 1.21% and 13.08% on a tax-effected basis in 1995.

     Loans grew 28% to $6.0 billion at December 31, 1996, with commercial loans up 32%, small business banking loans up 25%, and consumer loans up 26% from a year earlier.

     Nonperforming loans declined 9% from $17.7 million at December 31, 1995 to $16.0 million at December 31, 1996. The year-end 1996 reserve coverage of nonperforming loans stood at 796% compared to 851% at the end of 1995.

     Nonperforming assets declined 7% to $24.9 million from $26.8 million at December 31, 1995. The nonperforming asset ratio declined to 0.41% at December 31, 1996 compared to 0.57% at year-end 1995.

     Net interest income increased $45.5 million in 1996 compared to 1995, primarily due to a $1.0 billion increase in average loans. The shift in the mix of earning assets to higher-yielding loans resulted in a 20 basis point increase in the net interest margin to 4.89% for 1996.

     Operating efficiency continued to improve. In 1996, the efficiency ratio was 65.50%, compared to 65.84% in 1995 and 75.24% in 1994. Excluding the impact of amortization of goodwill and core deposit intangibles, the efficiency ratio in 1996 was 64.17% compared to 65.12% in 1995 and 69.70% in 1994.

     Cash dividends per common share for 1996 increased to $.29, 16% higher than the 1995 cash dividend of $.25 per common share and 53% higher than the 1994 cash dividend of $.19 per common share. The dividend payout ratio for 1996, 1995 and 1994 was 34.12%, 24.51% and 23.75%, respectively.

     The five institutions with which Hibernia completed mergers in 1996 had combined assets of $1.6 billion and 48 offices. Since the beginning of 1994, Hibernia has completed mergers with 15 institutions with combined assets of $3.4 billion and 112 offices.

Financial Condition

Earning Assets

      Interest income from earning assets (including loans, securities and short-term investments) is the Company's main source of income. Average earning assets totaled $7.6 billion in 1996, compared to $7.0 billion in 1995 and $6.7 billion in 1994. Average earning assets increased $625.2 million in 1996 and $278.2 million in 1995 due to the effect of the purchased companies in 1996 and new loan growth, partially offset by decreases in total securities.

      Loan demand, which has been strong since the second half of 1993, continued to improve throughout 1996. The Company used the proceeds from maturities of lower-yielding, earning assets and the growth in deposits to fund the increase in loans. As a result of this shift of earning assets, loans as a percentage of average earning assets increased to 69.6% in 1996, compared to 60.9% in 1995, and 53.1% in 1994. Total securities decreased to 28.0% of average earning assets in 1996 from 37.3% in 1995 and 44.0% in 1994.

      Total earning assets as of December 31, 1996 were $8.4 billion, up $1.2 billion from a year earlier due to a $1.3 billion (28%) increase in loans.

      LOANS. The Company's lending activities are subject to both prudent underwriting standards and liquidity considerations. Loans allow Hibernia to meet customer credit needs, while at the same time achieving yields that are generally higher than those available on alternative earning assets. Lending relationships are one way Hibernia meets its goal of providing for all the financial needs of its customers.

---------------------------------------------------------------------------------------------------
TABLE 1 - COMPOSITION OF LOAN PORTFOLIO
---------------------------------------------------------------------------------------------------
December 31 ($ in millions)                                    1996                   1995
---------------------------------------------------------------------------------------------------
                                                         Loans     Percent       Loans    Percent
---------------------------------------------------------------------------------------------------
Commercial:
    Commercial and industrial ..................     $    865.9      14.3%   $    660.0      14.0%
    Services industry ..........................          455.3       7.5         276.5       5.9
    Real estate ................................          419.1       6.9         353.3       7.5
    Health care ................................          227.3       3.8         166.4       3.5
    Transportation, communications and utilities          182.4       3.0         184.1       3.9
    Energy .....................................          143.2       2.4          85.8       1.8
    Other ......................................           45.9       0.8          42.7       0.9
---------------------------------------------------------------------------------------------------
          Total commercial .....................        2,339.1      38.7       1,768.8      37.5
---------------------------------------------------------------------------------------------------
Small Business Banking:
    Commercial and industrial ..................          601.7      10.0         489.5      10.3
    Services industry ..........................          183.2       3.0         114.2       2.4
    Real estate ................................          118.9       2.0         103.0       2.2
    Health care ................................           54.7       0.9          33.8       0.7
    Transportation, communications and utilities           24.3       0.4          13.6       0.3
    Energy .....................................            6.8       0.1           8.2       0.2
    Other ......................................          120.9       2.0         127.0       2.7
---------------------------------------------------------------------------------------------------
          Total small business banking .........        1,110.5      18.4         889.3      18.8
---------------------------------------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ........................        1,082.2      17.9         830.4      17.6
        Junior liens ...........................          121.2       2.0          78.4       1.6
    Indirect ...................................          749.9      12.4         660.6      14.0
    Revolving credit ...........................          144.4       2.4          89.3       1.9
    Other ......................................          495.7       8.2         406.4       8.6
---------------------------------------------------------------------------------------------------
          Total consumer .......................        2,593.4      42.9       2,065.1      43.7
---------------------------------------------------------------------------------------------------
Total loans ....................................     $  6,043.0     100.0%   $  4,723.2     100.0%
---------------------------------------------------------------------------------------------------



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


      Average loans increased $1.0 billion in 1996 and $0.7 billion in 1995 as all segments experienced significant growth. The Company's efforts to achieve its goal of becoming the best financial services provider in each of its markets by building the most comprehensive and convenient banking network, and delivering top-quality service across a broad range of financial products and services enabled Hibernia to increase loans in an improving economy.

      Table 1 details Hibernia's commercial and small business banking loans classified by repayment source and consumer loans classified by type. Commercial loans grew $570.3 million (32%), small business banking loans were up $221.2 million (25%) and consumer loans increased $528.3 million (26%) in 1996. The growth from new and existing customers accounted for $965.9 million (73%) of the overall growth in loans in 1996, with the remainder of the growth resulting from the effects of the purchased companies. The portfolio mix was 42.9% consumer, 38.7% commercial and 18.4% small business banking at year-end 1996 compared to 43.7%, 37.5% and 18.8%, respectively, at year-end 1995. Hibernia's lending strategy is to increase consumer and small business lending while maintaining preeminence in commercial lending.

       Commercial Loans. The purchased companies accounted for 25% of the growth in commercial loans, with the remaining 75% resulting from new and existing customers. The growth from new and existing customers was distributed among the services industry, up $160.9 million (58%); commercial and industrial, up $142.3 million (22%); energy, up $55.0 million (64%); health care, up $45.6 million (27%); and commercial real estate, up $31.0 million (9%).

      Expertise in specialized industries including maritime, health care, energy, commercial real estate and agriculture allowed Hibernia's experienced team of lenders to increase the commercial portfolio in a growing regional economy. The skills of lenders who have joined the Company through mergers enabled Hibernia to more than double agriculture loans during 1996. In addition, Hibernia has identified niches such as equipment leasing and asset-based lending, where customer needs can be met efficiently and profitably.

      Small Business Banking Loans. Hibernia generally categorizes companies with revenues of less than $10 million as small businesses. In addition to growth related to the purchased companies (approximately 50%), the small business banking portfolio showed increases in the services industry, up $54.8 million, and commercial and industrial, up $34.4 million. Centralized underwriting, utilization of sophisticated credit scoring models and Hibernia's shortened application form, QuickApp, have made the underwriting process more efficient. This allows the experienced business bankers located in each market to concentrate on serving the credit and other financial needs of small- and medium-sized business customers. One of the newest products that Hibernia's business bankers can offer customers is the CapitalAccess(R) credit card for small businesses, introduced in early 1996.

      Consumer Loans. The increase in consumer loans to $2.6 billion at December 31, 1996, from $2.1 billion at December 31, 1995, resulted primarily from internal growth of $410.7 million. Increased marketing efforts, new product development and extended service hours, designed to maximize the effectiveness of the Company's extensive office network, were the major factors in this growth.

      Loans secured by mortgages on residential property and indirect automobile lending (primarily through dealerships) are the two largest components of the consumer portfolio.

      Residential mortgage loans increased $294.6 million (32%) in 1996. Technology-driven enhancements helped streamline the mortgage origination process, thereby improving customer service. Because of this improvement, realtors recommended and homeowners increasingly chose Hibernia for mortgage financing as evidenced by the 37% increase in origination of loans for the purchase of homes to over a half-billion dollars. Contributing to the higher service levels were innovations like Desktop Underwriter, a software system from Fannie Mae, the nation's largest source of home mortgage funds; laptop computers used by Hibernia's team of mortgage loan originators to take applications in the field; and automated loan closings.

      Approximately half of the 1996 mortgage loan originations were adjustable-rate loans that Hibernia retained in its portfolio. The remaining loans were securitized and sold, while Hibernia generally retained the associated servicing rights. Hibernia services almost $2.0 billion in loans. In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Equity PrimeLine(R), an attractively priced line of credit secured by a homeowner's residence.

       Hibernia's experienced team of indirect lending professionals and continued expansion of its banking office system have enabled the Company to build the largest market share in indirect lending among banks in Louisiana. Tiered pricing of indirect loans has enabled Hibernia to offer top-rated customers attractive rates, while also allowing the Company to earn higher returns on loans carrying slightly more risk. The indirect lending portfolio ended 1996 at $749.9 million, a 14% increase over year-end 1995.

      SECURITIES. At the end of 1996, securities totaled $2.2 billion, a decrease of $171.5 million, or 7.3%, from the end of 1995. The decrease is primarily due to a reduction in mortgage-backed securities as a result of contractual payments, prepayments of principal and sales, partially offset by the addition of the securities portfolios of the purchased companies. During 1996 Hibernia restructured its portfolio of securities available for sale to enhance future interest income and improve an already strong net interest margin. This restructuring resulted in the sale of almost $200 million of adjustable-rate mortgage-backed securities and the purchase of a similar amount of obligations of state and municipal governments and mortgage-backed securities. Of total securities at December 31, 1996, 91% are debt securities of the U.S. government or its agencies. The composition of the securities portfolio is shown in Table 2.

      On December 29, 1995, in accordance with the Financial Accounting Standards Board Special Report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company chose to reclassify all of its securities held to maturity to the available for sale portfolio. At the date of the transfer, the amortized cost of those securities was $1.7 billion and net unrealized gains were $21.5 million. This reclassification gives the Company greater flexibility in managing the portfolio for income, interest-rate risk and liquidity. Although net unrealized gains or losses in the available for sale portfolio are reflected as a separate component of equity, these gains or losses are not included in regulatory capital for purposes of computing capital adequacy ratios. It is anticipated that future purchases of securities will be classified as available for sale.

      The Company held no trading securities at December 31, 1996, and there was no significant trading activity during 1996, 1995 or 1994.

      Average securities available for sale increased $1.4 billion in 1996, reflecting the transfer of securities from

--------------------------------------------------------------------------------
TABLE 2 - COMPOSITION OF SECURITIES
--------------------------------------------------------------------------------
                                       Available   Held to
December 31  ($ in millions)            for Sale   Maturity        Total
--------------------------------------------------------------------------------
1996
    U.S. Treasuries .............     $    365.2   $   --       $    365.2
    U.S. government agencies:
        Mortgage-backed securities       1,294.3       --          1,294.3
        Other ...................          333.4       --            333.4
    States and political subdivisions      135.6       --            135.6
    Other .......................           48.4       --             48.4
    Derivative financial instruments         1.8       --              1.8
--------------------------------------------------------------------------------
          Total .................     $  2,178.7   $   --       $  2,178.7
--------------------------------------------------------------------------------
1995
    U.S. Treasuries .............     $    356.5   $   --       $    356.5
    U.S. government agencies:
        Mortgage-backed securities       1,587.8       --          1,587.8
        Other ...................          261.9       --            261.9
    States and political subdivisions       87.2       --             87.2
    Other .......................           56.7       --             56.7
    Derivative financial instruments         0.1       --              0.1
--------------------------------------------------------------------------------
          Total .................     $  2,350.2   $   --       $  2,350.2
--------------------------------------------------------------------------------
1994
    U.S. Treasuries .............     $     28.8   $    553.6   $    582.4
    U.S. government agencies:
        Mortgage-backed securities         477.7      1,098.0      1,575.7
        Other ...................          167.2        198.6        365.8
    States and political subdivisions       36.6         54.0         90.6
    Other .......................           67.7       --             67.7
    Derivative financial instruments         5.1       --              5.1
--------------------------------------------------------------------------------
          Total .................     $    783.1   $  1,904.2   $  2,687.3
--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------------
TABLE 3 - MATURITIES AND YIELDS OF SECURITIES
---------------------------------------------------------------------------------------------------------------------------------
                                                         Due after 1     Due after 5
                                       Due in 1 year     year through   years through        Due after
December 31, 1996 ($ in millions)          or less         5 years         10 years           10 years             Total
---------------------------------------------------------------------------------------------------------------------------------
                                       Amount   Yield   Amount   Yield   Amount Yield      Amount  Yield       Amount  Yield
---------------------------------------------------------------------------------------------------------------------------------
Available for sale: (1)
  U.S. Treasuries ..................   $ 98.0   5.71%   $267.2   7.05%   $ --     -- %    $   --     -- %    $  365.2   6.69%
---------------------------------------------------------------------------------------------------------------------------------
  U.S. government agencies:
      Mortgage-backed securities (2)      7.9   6.37      70.4   7.21     117.8   7.41     1,098.2   6.84     1,294.3   6.91
---------------------------------------------------------------------------------------------------------------------------------
      Other ........................     51.1   5.50     169.1   6.07      60.2   6.96        53.0   6.25       333.4   6.17
---------------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions       4.2   5.36      25.4   5.14      44.9   5.19        61.1   5.56       135.6   5.35
---------------------------------------------------------------------------------------------------------------------------------
  Other ............................     44.1   3.95       6.1   6.00      --     --          --     --          50.2   4.20
---------------------------------------------------------------------------------------------------------------------------------
        Total ......................   $205.3   5.30%   $538.2   6.66%   $222.9   6.84%   $1,212.3   6.75%   $2,178.7   6.60%
---------------------------------------------------------------------------------------------------------------------------------
----------------
(1)  Yield  computations  are based on the market value of securities  available for sale.
(2)  Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization or projected prepayments.

held to maturity and the addition of the securities available for sale attributable to the purchased companies, partially offset by the decrease in mortgage-backed securities previously described. Average securities held to maturity decreased $1.8 billion from 1995 to 1996 due to the transfer of securities to available for sale.


      Maturities and yields of securities at year-end 1996 are detailed in Table
3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization or projected prepayments.

      At December 31, 1996,  the available for sale  portfolio  included  $484.2 million of adjustable-rate securities, primarily mortgage-backed securities whose yields are tied to a cost-of-funds index. In much the same manner as Hibernia's cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year. The Company purchased these adjustable-rate securities to shorten the average repricing period of its portfolio as part of its continuing strategy to reduce interest rate risk.

      The average  repricing period of total securities at December 31, 1996 was
2.7 years, compared to 3.2 years at December 31, 1995. The repricing period decreased due to increased prepayment speeds for the Company's fixed-rate mortgage-backed securities, which account for over one-third of the securities available for sale. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.


Asset Quality

     Nonperforming assets consist of nonaccrual loans (loans on which interest income is not currently recognized), restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property. Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming


--------------------------------------------------------------------------------------------------------------
TABLE 4 - NONPERFORMING ASSETS
--------------------------------------------------------------------------------------------------------------
December 31 ($ in thousands)                    1996          1995          1994          1993          1992
--------------------------------------------------------------------------------------------------------------

Nonaccrual loans ......................     $ 16,043      $ 17,692      $ 22,210      $ 92,953      $184,468
Restructured loans ....................         --            --           6,024         3,348         4,426
--------------------------------------------------------------------------------------------------------------
    Nonperforming loans ...............       16,043        17,692        28,234        96,301       188,894
Foreclosed assets .....................        5,206         6,114        10,479        18,895        45,984
Excess bank-owned property ............        3,670         2,946          --            --             142
--------------------------------------------------------------------------------------------------------------
    Total nonperforming assets ........     $ 24,919      $ 26,752      $ 38,713      $115,196      $235,020
--------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more     $  5,281      $  2,922      $  4,403      $  5,031      $  9,747
Reserve for possible loan losses ......     $127,768      $150,516      $156,005      $186,562      $211,820
Nonperforming assets/loans plus
    foreclosed assets and excess
    bank-owned property ...............        0.41%         0.57%         1.01%         3.38%         6.89%
Reserve for possible loan losses/loans         2.11%         3.19%         4.09%         5.50%         6.30%
Reserve for possible loan losses/
    nonperforming loans ...............       796.4%        850.8%        552.5%        193.7%        112.1%
Net loans charged off/average loans ...        0.30%         0.16%         0.36%         0.70%         2.04%
--------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
TABLE 5 - SUMMARY OF NONPERFORMING LOAN ACTIVITY
---------------------------------------------------------------------------------------------------------------
                                                                             Small
                                           Commercial         Other       Business
($ in thousands)                          Real Estate    Commercial        Banking      Consumer         Total
---------------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1995     $  7,961      $  2,195      $  5,685      $  1,851      $ 17,692
Additions ..............................          138        10,848        13,709         8,331        33,026
Charge-offs - gross ....................         (133)       (2,804)       (3,790)       (7,077)      (13,804)
Transfers to foreclosed assets .........         (134)         (316)         (528)          (43)       (1,021)
Returned to performing status ..........         (165)         (391)         (728)         (163)       (1,447)
Sales ..................................       (1,192)       (5,847)          (36)         --          (7,075)
Payments ...............................       (4,165)       (1,844)       (4,893)         (426)      (11,328)
---------------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1996     $  2,310      $  1,841      $  9,419      $  2,473      $ 16,043
---------------------------------------------------------------------------------------------------------------



loans are current as to principal and interest payments but are classified as nonperforming because there is a question concerning full collectibility of both principal and interest.


      Nonperforming assets totaled $24.9 million at year-end 1996, a $1.8 million (7%) decrease from the prior year. Nonperforming assets totaling $26.8 million at December 31, 1995 were down $12.0 million (31%) from December 31, 1994. The composition of nonperforming assets and certain key asset quality ratios for the past five years are illustrated in Table 4.

      Table 5 details nonperforming loan activity during 1996 by loan type (commercial real estate, other commercial, small business banking and consumer). Payments, sales and loans returned to performing status accounted for a $19.9 million reduction in nonperforming loans. Charge-offs of nonperforming loans and transfers to foreclosed assets totaled $14.8 million, while $33.0 million in loans were transferred to nonperforming status in 1996.

      In addition to the nonperforming loans discussed above, there are $29.8 million of commercial loans which, in management's opinion, are subject to potential future classification as nonperforming. Most of this amount is due to one large commercial customer who has an agreement to sell the business to a third party. It is not anticipated that the Company will incur a significant loss associated with this customer.

      Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling cost, totaled $8.9 million at year-end 1996, $9.1 million at year-end 1995 and $10.5 million at year-end 1994. Improvements in commercial real estate and general economic conditions, which allowed for favorable dispositions, were the primary factors in the declines.

      As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. Accordingly, upon adoption, $7.1 million of in-substance foreclosures were transferred from foreclosed property to nonperforming loans, and related loss reserves of $0.2 million were transferred to the reserve for possible loan losses. The Company reclassified in-substance foreclosures and the related loss reserves for all periods to conform to the new classification requirements. At December 31, 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $14.3 million with the related reserve for possible loan losses of $1.5 million. These loans are included in nonaccrual loans in Table 4.

       One measure of asset quality is the level of nonperforming assets compared to total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio). At year-end 1996, the Company's nonperforming asset ratio was 0.41%, compared to 0.57% at year-end 1995 and 1.01% at year-end 1994. Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As illustrated in Table 6, net charge-offs in 1996 totaled $15.7 million, a $9.1 million increase from $6.6 million in 1995 and a $3.0 million increase from $12.7 million in 1994. Net charge-offs as a percentage of average loans were 0.30% in 1996, 0.16% in 1995 and 0.36% in 1994.

      The level of accruing, delinquent loans (over 30 days past due) as a percentage of total loans was 1.2% at December 31, 1996 compared to 1.1% at year-end 1995 and 0.9% at year-end 1994. The commercial loan delinquency ratio increased in 1996 from 0.2% to 0.8%, primarily due to the one large potential nonperforming loan discussed previously. The small business banking loan delinquency ratio was unchanged at 1.3%, and the consumer loan delinquency ratio decreased from 1.7% to 1.6%.

       Although the net charge-off and delinquency ratios have risen, the increases are indicative of the size and growth rate of the loan portfolio and are not necessarily indicative of a significant increase in risk.


Reserve and Provision for Possible Loan Losses

      The reserve for possible loan losses is composed of specific reserves (assessed for each loan that is impaired or for which a probable loss has been identified), general reserves and an unallocated reserve. Management continuously evaluates the reserve to ensure the level is adequate to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical loss experience and trends in delinquencies and nonaccrual loans. The unallocated reserve serves to compensate generally for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans and in specific reserve allocations.

      The provision for possible loan losses (a component of earnings) is the means by which the reserve for possible loan losses is adjusted to establish a reserve level considered adequate by management to absorb future potential loan losses.

     The Board of Directors reviews the adequacy of the reserve each quarter. As a result of continued asset quality improvement and strong reserve coverage, a $12.6 million negative provision was recorded in 1996. In 1995 a $1.1 million provision was recorded by the pooled companies, and in 1994 a negative provision of $17.9 million was recorded.

--------------------------------------------------------------------------------
TABLE 6 - LOAN LOSS RESERVE ACTIVITY
--------------------------------------------------------------------------------
Year Ended December 31
($ in thousands) ...................       1996         1995         1994
--------------------------------------------------------------------------------
Balance at beginning
  of year ..........................   $ 150,516    $ 156,005    $ 186,562
  Loans charged off ................     (34,875)     (24,985)     (31,520)
  Recoveries .......................      19,141       18,356       18,832
--------------------------------------------------------------------------------
Net loans
  charged off ......................     (15,734)      (6,629)     (12,688)
--------------------------------------------------------------------------------
Provision for possible
  loan losses ......................     (12,625)       1,140      (17,869)
Addition due to
  purchased
  companies ........................       5,611         --           --
--------------------------------------------------------------------------------
Balance at end
  of year ..........................   $ 127,768    $ 150,516    $ 156,005
--------------------------------------------------------------------------------

      The year-end 1996 reserve of $127.8 million provided 796.4% coverage of nonperforming loans compared to $150.5 million with 850.8% coverage at year-end 1995 and $156.0 million with 552.5% coverage at year-end 1994. As a percentage of total loans, the reserve for loan losses amounted to 2.11% at December 31, 1996, compared to 3.19% and 4.09% at year-end 1995 and 1994, respectively. Even though the reserve for loan losses has declined over the last four years, in total and as a percentage of loans, the present level is considered adequate to absorb future potential loan losses. Because factors such as loan growth, the future collectibility of loans and the amounts and timing of future cash flows expected to be received on impaired loans are uncertain, the level of future provisions (positive or negative), if any, cannot be predicted.

      An allocation of the December 31, 1996, reserve is presented in Table 7.

-------------------------------------------------------
TABLE 7 - ALLOCATION OF RESERVE
FOR POSSIBLE LOAN LOSSES
-------------------------------------------------------
                              Reserve for       % of
December 31, 1996                Possible      Total
($ in millions)               Loan Losses    Reserve
-------------------------------------------------------
Commercial real estate loans     $    5.5       4.3%
Other commercial loans .....         19.2      15.0
Small business banking loans          9.6       7.5
Consumer loans .............         61.8      48.4
Unallocated reserve ........         31.7      24.8
-------------------------------------------------------
    Total ..................     $  127.8     100.0%
-------------------------------------------------------


Funding Sources:


Deposits and Borrowings

      DEPOSITS. Deposits are the Company's primary source of funding for its earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits.

      Average deposits totaled $6.9 billion in 1996, a $518.3 million (8.1%) increase from 1995. Half of this increase was internally generated with the remainder due to the purchased companies. Average core deposits were up $287.0 million to $5.7 billion or 82.7% of total deposits. Total deposits at year-end 1996 were $7.8 billion, up $1.3 billion from year-end 1995.

------------------------------------------------------
TABLE 8 - AVERAGE DEPOSIT RATES
------------------------------------------------------
                                1996    1995    1994
------------------------------------------------------
NOW accounts .............      2.87%   2.20%   1.78%
Money market
  deposit accounts .......      2.36    2.65    2.50
Savings accounts .........      2.11    2.19    2.13
Other consumer
  time deposits ..........      5.51    5.64    4.35
Public fund certificates
  of deposits of
  $100,000 or more .......      5.40    5.91    4.19
Certificates of deposit
  of $100,000 or more ....      5.13    4.87    3.81
Foreign time deposits ....      5.41    5.75    4.65
------------------------------------------------------
    Total interest-bearing
      deposits ...........      4.28%   4.33%   3.34%
------------------------------------------------------

      NOW account average balances were down $327.4 million, and money market deposit accounts were up $321.7 million in 1996 compared to 1995. During the fourth quarter of 1995, Hibernia instituted a new product, the Reserve Money Manager account, in which each NOW account is joined with a money market account. As needed, funds are moved from the money market account to cover items presented for payment to the customer's NOW account up to a maximum of six transfers per statement cycle. The effect of the Reserve Money Manager account on average balances was $533.5 million in 1996 and $103.5 million in 1995 (reducing NOW account average balances and increasing money market deposit account average balances).

       Net of this effect, NOW account average balances were up $102.6 million (14%), and money market deposit account average balances were down $108.3 million (10%). Internal growth accounted for approximately half of the increase in average NOW accounts with the remainder due to the purchased companies. Money market deposit accounts declined because the rate paid on these accounts was less attractive than those of other investment products, including other Hibernia deposits.

       Other consumer time deposits increased $186.5 million (9%), with less than a third of the increase coming from the purchased companies. New deposit products successfully introduced during 1996, such as the Celebration CD and 7-day CD, with an attractive rate and short maturity, were the major factors in the increase in other consumer time deposits.

       Average noncore deposits increased $231.3 million (24%) in 1996 compared to the prior year. Public fund certificates of deposit increased $154.0 million (22%), and other large-denomination certificates of deposit increased $70.6 million (34%). These increases were primarily due to internal growth. The increase in public fund deposits is due, in part, to greater access in new markets (through mergers) to public agency funds as well as increases in funds from existing relationships.

------------------------------------------------------------------------------------------------------------
TABLE 9  -  DEPOSIT COMPOSITION
------------------------------------------------------------------------------------------------------------
                                              1996                   1995                       1994
------------------------------------------------------------------------------------------------------------
                                      Average     % of        Average    % of           Average    % of
($ in millions)                       Balances    Deposits    Balances   Deposits       Balances   Deposits
------------------------------------------------------------------------------------------------------------
Demand, noninterest-bearing ...     $  1,228.7      17.8%   $  1,139.6      17.9%   $  1,106.4      17.9%
NOW accounts ..................          305.4       4.4         632.8       9.9         712.2      11.5
Money market deposit accounts .        1,468.1      21.3       1,146.4      18.0       1,202.6      19.4
Savings accounts ..............          386.1       5.6         369.0       5.8         399.3       6.5
Other consumer time deposits ..        2,315.0      33.6       2,128.5      33.4       1,891.2      30.5
------------------------------------------------------------------------------------------------------------
        Total core deposits ...        5,703.3      82.7       5,416.3      85.0       5,311.7      85.8
------------------------------------------------------------------------------------------------------------
Public fund certificates of
    deposit of $100,000 or more          868.2      12.6         714.2      11.2         650.3      10.5
Certificates of deposit of
    $100,000 or more ..........          279.2       4.1         208.6       3.3         213.6       3.4
Foreign time deposits .........           41.8       0.6          35.1       0.5          17.1       0.3
------------------------------------------------------------------------------------------------------------
        Total deposits ........     $  6,892.5     100.0%   $  6,374.2     100.0%   $  6,192.7     100.0%
------------------------------------------------------------------------------------------------------------

       BORROWINGS. Average borrowings - which include federal funds purchased, securities sold under agreements to repurchase (repurchase agreements) and debt increased $61.3 million (21%) to $347.6 million in 1996 compared to 1995. The increase results primarily from growth in repurchase agreements related to new treasury management products which "sweep" funds from customers' deposit accounts. Fluctuations in short-term borrowings can also stem from differences in the timing of the expansion of lending opportunities and the growth of other funding sources (deposits and proceeds from maturing securities).


       The Company's debt at December 31, 1996, which totaled $51.3 million, is comprised primarily of advances from the Federal Home Loan Bank of Dallas.


Interest Rate Sensitivity

      Interest rate risk is the potential impact of changes in interest rates on net interest income and results from mismatches in repricing opportunities of assets and liabilities over a period of time. The Company uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale and enter into derivative contracts as a means of limiting interest rate risk to an acceptable level. Table 10 presents Hibernia's interest rate sensitivity position at December 31, 1996.

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

      Although Table 10 indicates that the Company is liability-sensitive (interest-bearing liabilities exceed earning assets) up to one year, this may not be true in practice. The 1-30 day deposit category includes NOW, money market and savings accounts which have indeterminate maturities. The rates paid on these core deposits, which account for almost 36% of interest-bearing funds, do not necessarily reprice in a direct relationship to changes in interest rates. In addition, one of Hibernia's deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 1996, these deposits totaled over $600 million, of which approximately $100 million had been repriced. Of the remaining $500 million, approximately $450 million are included in the 1-30 day deposit category because these certificates may reprice at any time. However, these deposits adjust to market rates over a much longer period as individual depositors choose when to exercise the option to adjust the rate on their deposits.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 10 - INTEREST RATE SENSITIVITY AND GAP ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Over 5 Years
December 31, 1996                           1-30       31-60        61-90         91-365     1 Year -       and Non-
($ in thousands)                            Days        Days         Days           Days      5 Years      Sensitive         Total
------------------------------------------------------------------------------------------------------------------------------------
Earning assets:
    Loans .........................   $2,195,810   $  78,059    $  80,108    $   712,272    $2,615,595   $   361,184    $6,043,028
    Securities available for sale .    2,178,674          --           --             --            --            --     2,178,674
    Other earning assets ..........      158,000          --           --            293            --            --       158,293
------------------------------------------------------------------------------------------------------------------------------------
        Total earning assets ......    4,532,484      78,059       80,108        712,565     2,615,595       361,184     8,379,995
------------------------------------------------------------------------------------------------------------------------------------
Funding sources:
    NOW accounts ..................      472,424          --           --             --            --            --       472,424
    Money market deposit accounts .    1,487,250          --           --             --            --            --     1,487,250
    Savings accounts ..............      437,249          --           --             --            --            --       437,249
    Other interest-bearing deposits    1,711,647     298,301      264,777      1,105,945       388,651       114,642     3,883,963
    Short-term borrowings .........      331,796          --           --             --            --            --       331,796
    Long-term debt ................           --          --       42,202             99            54         8,994        51,349
    Noninterest-bearing sources ...           --          --           --             --            --     1,715,964     1,715,964
------------------------------------------------------------------------------------------------------------------------------------
        Total funding sources .....    4,440,366     298,301      306,979      1,106,044       388,705     1,839,600     8,379,995
------------------------------------------------------------------------------------------------------------------------------------
Repricing/maturity gap:
    Period ........................   $   92,118   $(220,242)   $(226,871)   $  (393,479)   $2,226,890   $(1,478,416)   $       --
    Cumulative ....................   $   92,118   $(128,124)   $(354,995)   $  (748,474)   $1,478,416   $        --    $       --
------------------------------------------------------------------------------------------------------------------------------------
Gap/total earning assets:
    Period ........................         1.1%       (2.6)%       (2.7)%        (4.7)%         26.6%        (17.6)%
    Cumulative ....................         1.1%       (1.5)%       (4.2)%        (8.9)%         17.6%
------------------------------------------------------------------------------------------------------------------------------------

      In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company's loan and security portfolios contain fixed-rate mortgage loans and mortgage-backed securities that have actual maturities and cash flows that vary with the level of interest rates. These earning assets are reported in the over 5 years and non-sensitive category, when in fact a portion of these balances may be subject to repricing within one year or less. Depending on market interest rates, actual cash flows from these instruments will vary from the contractual maturities due to payoffs and refinancing activity.


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

      Derivative financial instruments - including interest rate swaps, caps, floors and options - were entered into by one of the pooled companies to hedge against exposure to changes in interest rates on the market value of the securities available for sale portfolio. At December 31, 1996, the notional value of these derivatives was $176.0 million compared to a notional value of $478.5 million at December 31, 1995. The fair value of these derivatives of $1.8 million and $0.1 million at December 31, 1996 and 1995, respectively, is included in the securities available for sale portfolio.

      Derivative financial instruments are also held or issued by the Company for trading purposes to provide Hibernia customers the ability to manage their own interest rate sensitivity. In general, matched trading positions are established to minimize risk to the Company. The notional value of derivative financial instruments held for trading totaled $209.9 million at year-end 1996, $318.9 million at year-end 1995 and $358.8 million at year-end 1994. Hibernia's credit exposure related to derivative financial instruments held for trading totaled $0.9 million at December 31, 1996 and $0.1 million at December 31, 1995.


Net Interest Margin

      The net interest margin is taxable-equivalent net interest income as a percentage of average earning assets. Net interest income is the difference between total interest and fee income generated by earning assets and total interest expense incurred on interest-bearing liabilities and is affected by the:

      o     volume, yield and mix of earning assets;
      o     level of nonperforming loans;
      o volume, yield and mix of interest-bearing liabilities;
      o amount of noninterest-bearing liabilities supporting earning assets; and
      o     interest rate environment.

--------------------------------------------------------------------------------------------------------------
TABLE 11 - NET INTEREST MARGIN (taxable-equivalent)
--------------------------------------------------------------------------------------------------------------
                                                            1996       1995       1994       1993       1992
--------------------------------------------------------------------------------------------------------------
Yield on earning assets ...........................         8.30%      8.15%      7.26%      7.21%      7.96%
Rate on interest-bearing liabilities ..............         4.32       4.38       3.38       3.15       4.02
--------------------------------------------------------------------------------------------------------------
    Net interest spread ...........................         3.98       3.77       3.88       4.06       3.94
Contribution of noninterest-bearing funds .........         0.91       0.92       0.71       0.64       0.56
--------------------------------------------------------------------------------------------------------------
    Net interest margin ...........................         4.89%      4.69%      4.59%      4.70%      4.50%
--------------------------------------------------------------------------------------------------------------
Noninterest-bearing funds supporting earning assets        21.01%     20.96%     21.06%     20.15%     14.18%
--------------------------------------------------------------------------------------------------------------


      The net  interest  margin is composed of the net  interest  spread,  which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds, which measures the effect of noninterest-bearing funds (primarily demand deposits and shareholders' equity) on net interest income. In general, the higher the ratio of noninterest-bearing funds supporting earning assets, the higher the net interest margin. Hibernia's noninterest-bearing funds ratio was 21.01% in 1996, compared to 20.96% in 1995 and 21.06% in 1994. Table 11 details the components of the net interest margin for the past five years.


      The net interest margin of 4.89% in 1996 compares to 4.69% in 1995 and 4.59% in 1994. The change in the mix of earning assets to proportionately more loans with comparatively higher yields than other earning assets - contributed to the increase in the net interest margin. In 1996, loans amounted to 69.6% of average earning assets compared to 60.9% in 1995. In addition to the favorable effect of the change in the mix, total funding costs decreased by 6 basis points as deposit costs decreased 5 basis points and other interest-bearing liabilities decreased 54 basis points.

      The 10 basis point increase in the net interest margin from 1994 to 1995 was also due to the change in the mix of earning assets. In the rising interest rate environment, the positive impact of higher yields on earning assets and the increased value of Hibernia's noninterest-bearing funds resulted in a higher net interest margin. These increases were mostly offset by similarly rising funding costs.


Results of Operations:

      The Company earned $110.0 million, or $.85 per common share, in 1996. In 1995, fully tax-effected net income was $90.8 million, or $.72 per common share. Fully tax-effected net income in 1994 was $71.0 million, or $.56 per common share.

      Operating results improved in 1996 because of a $45.0 million increase in taxable-equivalent net interest income resulting from an improved net interest margin and higher earning assets, an $11.7 million increase in noninterest income (excluding securities transactions) and a $12.6 million negative provision for possible loan losses in 1996 compared to a $1.1 million provision in 1995. These favorable effects were partially offset by securities losses totaling $5.3 million in 1996 and a $35.7 million increase in noninterest expense. Expenses related to the purchased companies and Vision 2000, Hibernia's strategic improvement process, as well as nonrecurring expenses were the primary factors for the increase in noninterest expense.

      The improvement in 1995 from 1994 was due to a $19.7 million increase in taxable-equivalent net interest income, an $11.0 million improvement in noninterest income and an $18.8 million decrease in noninterest expense. Partially offsetting these favorable effects, 1994 results benefited from a $17.9 million negative loan loss provision, compared to a $1.1 million provision recorded in 1995.


Net Interest Income

      Net interest income on a taxable-equivalent basis increased $45.0 million,
or  13.7%,   to  $372.5   million   in  1996  from   $327.5   million  in  1995.
Taxable-equivalent net interest income in 1994 was $307.8 million.

      Taxable-equivalent net interest income increased in 1996 over 1995 and in 1995 over 1994 primarily as a result of the change in the mix and the growth in earning assets.

      As indicated in Table 13, the change in volumes raised taxable-equivalent net interest income in 1996 by $45.3 million compared to 1995. A $95.0 million increase in taxable-equivalent interest income due to the growth in loans was partially offset by a decrease in taxable-equivalent interest income related to securities. In addition, interest expense increased due to the growth in interest-bearing liabilities. There was virtually no change in taxable-equivalent net interest income

-------------------------------------------------------------------------------------------
TABLE 12  -  INTEREST-EARNING ASSET COMPOSITION
-------------------------------------------------------------------------------------------
(Percentage of average balances)        1996       1995       1994       1993       1992
-------------------------------------------------------------------------------------------
Loans ..........................        69.6%      60.9%      53.1%      50.8%      58.9%
Securities available for sale ..        28.0       11.0       14.0       14.1       12.4
Securities held to maturity ....           -       26.3       30.0       29.4       20.7
-------------------------------------------------------------------------------------------
   Total securities ............        28.0       37.3       44.0       43.5       33.1
-------------------------------------------------------------------------------------------
Short-term investments .........         2.4        1.8        2.9        5.7        8.0
-------------------------------------------------------------------------------------------
   Total interest-earning assets       100.0%     100.0%     100.0%     100.0%     100.0%
-------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
TABLE 13 - CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)
-----------------------------------------------------------------------------------------------------------------------------
                                                  1996 Compared to 1995                  1995 Compared to 1994
                                          ------------------------------------   -------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                       Increase (Decrease) Due to Change In:
-----------------------------------------------------------------------------------------------------------------------------
($ in thousan ds)                             Volume          Rate         Total         Volume         Rate          Total
-----------------------------------------------------------------------------------------------------------------------------
Taxable-equivalent interest earned on:
    Loans ............................     $  95,005      $(7,720)     $  87,285      $ 63,114      $ 19,078      $ 82,192
    Securities available for sale ....        90,277          (20)        90,257       (10,677)        7,292        (3,385)
    Securities held to maturity ......      (117,670)          --       (117,670)       (9,996)       14,766         4,770
    Short-term investments ...........         3,090         (678)         2,412        (3,449)        2,876          (573)
-----------------------------------------------------------------------------------------------------------------------------
        Total ........................        70,702       (8,418)        62,284        38,992        44,012        83,004
-----------------------------------------------------------------------------------------------------------------------------
Interest paid on:
    NOW accounts .....................        (8,581)       3,436         (5,145)       (1,520)        2,760         1,240
    Money market deposit accounts ....         7,856       (3,489)         4,367        (1,441)        1,710           269
    Savings accounts .................           368         (298)            70          (660)          259          (401)
    Other consumer time deposits .....        10,319       (2,820)         7,499        11,227        26,528        37,755
    Public fund certificates of
        deposit of $100,000 or more ..         8,538       (3,848)         4,690         2,893        12,028        14,921
    Certificates of deposit
        of $100,000 or more ..........         3,602          575          4,177          (197)        2,225         2,028
    Foreign deposits .................           370         (127)           243           998           226         1,224
    Federal funds purchased ..........          (273)        (317)          (590)          744           834         1,578
    Repurchase agreements ............         3,177       (1,090)         2,087         2,951         3,037         5,988
    Long-term debt ...................            14          (91)           (77)         (496)         (845)       (1,341)
-----------------------------------------------------------------------------------------------------------------------------
        Total ........................        25,390       (8,069)        17,321        14,499        48,762        63,261
-----------------------------------------------------------------------------------------------------------------------------
Taxable-equivalent
    net interest income ..............     $  45,312      $  (349)     $  44,963      $ 24,493      $ (4,750)     $ 19,743
-----------------------------------------------------------------------------------------------------------------------------
----------------
(1)  Change due to mix (both rate and volume) has been  allocated  to volume and rate changes in  proportion  to the  relationship  of the  absolute  dollar amounts to the changes in each.

attributable to interest rates as the decrease in yields (primarily loans) was offset by lower rates paid on interest-bearing funds.


      For 1995 compared to 1994, the change in net volumes raised taxable-equivalent net interest income by $24.5 million, with the growth in loans adding $63.1 million to taxable-equivalent interest income. The net change attributable to interest rates lowered taxable-equivalent net interest income by $4.8 million.


Noninterest Income

       Service charges on deposits, trust fees, mortgage loan servicing fees, retail investment service fees and income generated from the operation of automated teller machines (ATMs) were the largest contributors to noninterest income in 1996. Noninterest income totaled $110.4 million in 1996, compared to $104.2 million in 1995 and $93.2 million in 1994. Excluding securities transactions, noninterest income was up $11.7 million (11%) in 1996 compared to 1995.

       Nonrecurring items in both 1996 and 1995 distort comparisons from year to year. In 1996, nonrecurring items include a $1.4 million gain on the settlement of an acquired loan and a $0.5 million gain related to the sale of Hibernia's municipal bond administration business. The nonrecurring items in 1995 include: a $2.4 million gain related to the divestiture of three banking offices in Northwest Louisiana in connection with Hibernia's merger with Pioneer Bancshares Corporation; a $0.6 million fee to amend the terms of a large commercial credit; and gains to record the sales of the Company's student loan portfolio and municipal bond administration business totaling $1.8 million and $1.6 million, respectively.

      Net of the nonrecurring items and securities transactions, noninterest income was up $16.2 million (17%), with less than 20% of the increase resulting from income related to the purchased companies. The major categories contributing to the increases in noninterest income were increases in service charges on deposits, ATM and debit card fees, trust fees, retail investment service income, and gains on the sale of mortgage loans.

      The increase in service charges on deposits of $9.6 million (20%) was due to increases in fee-generating deposit balances and an increase in the fees charged for certain deposit-related activities. ATM fees increased

--------------------------------------------------------------------------------------------------------------
TABLE 14 - NONINTEREST INCOME
--------------------------------------------------------------------------------------------------------------
                                                                                   Percent Increase (Decrease)
--------------------------------------------------------------------------------------------------------------
                                                                                            1996       1995
($ in thousands)                                   1996          1995         1994     over 1995  over 1994
--------------------------------------------------------------------------------------------------------------
Service charges on deposits .............     $  58,330      $ 48,715     $ 47,139         19.7%       3.3%
Trust fees ..............................        13,397        12,498       13,092          7.2       (4.5)
Other service, collection and
    exchange charges:
    Mortgage loan servicing fees ........         7,943         8,127        7,637         (2.3)       6.4
    Retail investment service fees ......         8,659         6,197        6,163         39.7        0.6
    ATM fees ............................         6,880         5,535        3,157         24.3       75.3
    Other ...............................        10,503         8,814        5,530         19.2       59.4
--------------------------------------------------------------------------------------------------------------
          Total other service, collection
              and exchange charges ......        33,985        28,673       22,487         18.5       27.5
--------------------------------------------------------------------------------------------------------------
Other income:
    Gain on divestiture of
        banking offices .................            --         2,361           --       (100.0)       --
    Gain on sales of business lines .....           517         3,402           --        (84.8)       --
    Other income ........................         9,436         8,317       12,129         13.5      (31.4)
--------------------------------------------------------------------------------------------------------------
          Total other income ............         9,953        14,080       12,129        (29.3)      16.1
--------------------------------------------------------------------------------------------------------------
Securities gains (losses), net ..........        (5,306)          248       (1,669)         N/M        N/M
--------------------------------------------------------------------------------------------------------------
          Total noninterest income ......     $ 110,359      $104,214     $ 93,178          5.9%      11.8%
--------------------------------------------------------------------------------------------------------------
----------------
N/M = Not meaningful

$1.3 million (24%) due to an expanded and upgraded network and surcharges on ATM transactions. Hibernia's debit card, CheckMateSM, a concept acquired from a 1995 merger, was introduced companywide in 1996 and earned over $1.3 million in its initial year, with expectations of further significant growth in 1997.


      Trust fees were up $0.9 million (7%) despite the sale of the municipal bond administration business. Retail investment service income increased $2.5 million (40%) due to the success of variable-rate annuity and mutual fund products delivered throughout the Hibernia banking office system by a restructured sales force.

      Gains on sales of mortgage loans were up $1.0 million in 1996 compared to 1995 due to the significant increase in volume.

      In 1996 Hibernia recorded $5.3 million in securities losses compared to gains of $0.2 million in 1995. The losses in 1996 were the result of the restructuring of the securities available for sale portfolio which was designed to enhance future earnings and improve an already strong net interest margin.

      Excluding securities transactions and nonrecurring items in both years, noninterest income in 1995 increased $4.5 million (5%) compared to 1994 due to increases in service charges on deposits and ATM fees.

Noninterest Expense

      Noninterest expense totaled $319.7 million in 1996, compared to $284.1 million in 1995 and $302.9 million in 1994. Excluding certain nonrecurring items and merger-related expenses for both years, noninterest expense in 1996 would have been $308.1 million, a $31.0 million (11%) increase over 1995. The nonrecurring items included $4.0 million in asset write-downs related to technology enhancements, $4.3 million in merger-related expenses and a $3.3 million addition to reserves for health care benefits and other expenses, all in 1996, and $7.0 million in merger-related expenses in 1995. Approximately 30% of the $31.0 million increase in noninterest expense in 1996 was due to expenses related to the purchased companies. The remainder of the increase was due to higher staff costs and $7.0 million in expenses related to Vision 2000.

      Staff costs increased $24.4 million (18%), or $22.7 million (17%) after merger-related expenses and the addition to the reserve for health care benefits are excluded. The purchased companies accounted for $3.3 million of the increase. Higher accruals for incentives and bonuses and increases in various medical and insurance benefits were other major factors contributing to this increase. The increases in incentives and bonuses reflect Hibernia's continued movement toward more performance-based compensation, which began several years ago.

--------------------------------------------------------------------------------------------------------------
TABLE 15 - NONINTEREST EXPENSE
--------------------------------------------------------------------------------------------------------------
                                                                                  Percent Increase (Decrease)
--------------------------------------------------------------------------------------------------------------
                                                                                          1996       1995
($ in thousands)                              1996           1995           1994     over 1995  over 1994
--------------------------------------------------------------------------------------------------------------
Salaries ...........................     $ 133,496      $ 116,122      $ 112,060         15.0%       3.6%
Benefits ...........................        27,674         20,682         20,942         33.8       (1.2)
--------------------------------------------------------------------------------------------------------------
    Total staff costs ..............       161,170        136,804        133,002         17.8        2.9
--------------------------------------------------------------------------------------------------------------
Occupancy, net .....................        26,959         26,501         28,338          1.7       (6.5)
Equipment ..........................        28,735         21,648         17,871         32.7       21.1
--------------------------------------------------------------------------------------------------------------
    Total occupancy and equipment ..        55,694         48,149         46,209         15.7        4.2
--------------------------------------------------------------------------------------------------------------
Data processing ....................        20,234         19,373         21,231          4.4       (8.8)
Telecommunications .................         8,844          7,089          4,417         24.8       60.5
Advertising and promotional expenses         9,709          7,430          6,177         30.7       20.3
Postage ............................         6,224          5,302          4,843         17.4        9.5
Stationery and supplies ............         6,610          6,393          5,555          3.4       15.1
Professional fees ..................         7,542          7,793         11,983         (3.2)     (35.0)
State taxes on equity ..............         6,000          4,491          3,164         33.6       41.9
Regulatory expense .................         1,196          8,493         15,663        (85.9)     (45.8)
Loan collection expense ............         2,494          2,149          1,822         16.1       17.9
Foreclosed property expense, net ...        (1,743)          (699)        (7,064)       149.4      (90.1)
Amortization of intangibles ........         7,290          3,709         23,231         96.5      (84.0)
Other ..............................        28,469         27,602         32,685          3.1      (15.6)
--------------------------------------------------------------------------------------------------------------
    Total noninterest expense ......     $ 319,733      $ 284,078      $ 302,918         12.6%      (6.2)%
--------------------------------------------------------------------------------------------------------------
Efficiency ratio (1)                        65.50%         65.84%         75.24%
--------------------------------------------------------------------------------------------------------------
----------------
(1)   Noninterest  expense as a percentage  of  taxable-equivalent  net interest income plus noninterest income (excluding securities transactions).

      Occupancy and equipment expense increased $7.5 million (16%), or $3.3 million (7%) excluding the $4.0 million asset write-down and merger-related expenses in both years. Almost half of the increase is due to expenses of the purchased companies, with the remainder primarily due to higher depreciation and maintenance expenses related to the Company's investment in new technology designed to improve customer service and enhance employee efficiency.

       Data processing expenses increased $0.9 million (4%), or $2.2 million (12%) excluding merger-related expenses. Vision 2000 expenses totaled $3.9 million and the expenses of the purchased companies totaled $0.2 million. Data processing expenses in 1995 included approximately $1.0 million of duplicate expenses to outside vendors as Hibernia completed its conversion to a new data processor in the first quarter of 1995. Net of the expenses related to mergers, the purchased companies and Vision 2000 in 1996, and the duplicate expenses in 1995, data processing expenses declined $0.9 million primarily resulting from the efficiencies of combining the data processing functions of the merged companies. Telecommunications expenses increased $1.8 million (25%) as Hibernia moved toward enhancing its communication capability as part of Vision 2000. In addition, data line expenses related to its enhanced ATM network increased telecommunications expenses.

       Regulatory expenses decreased $7.3 million (86%) in 1996 compared to 1995. The lower expense levels are the result of the virtual elimination of FDIC premiums for well-capitalized, highly-rated banks. Recently enacted legislation imposed a one-time $4.5 billion assessment on thrifts and banks with thrift deposits in order to raise the reserves of the Savings Association Insurance Fund to legally required levels. Because Hibernia has no thrift deposits, the Company did not incur expenses in 1996 related to this assessment. However, the legislation provides that, beginning in 1997, banks will pay assessments (based on deposit levels) to fund interest on bonds of the Financing Corporation
(FICO). The Company's 1997 expense related to the FICO funding is anticipated to be approximately $1.0 million.

       Professional fees decreased $0.3 million (3%). Excluding merger-related expenses, professional fees increased $0.7 million (12%) primarily due to consultant and other professional fees related to Vision 2000. State taxes on equity increased $1.5 million (34%) due to the growth in equity.

       Amortization of intangibles, a noncash expense, increased $3.6 million (97%) due to the goodwill and core deposit intangibles created by the two mergers in 1996 accounted for as purchase transactions. These two mergers resulted in goodwill of $120.1 million and core deposit intangibles of $18.5 million. The goodwill will be amortized on a straight-line basis over 25 years, while the core deposit intangibles will be amortized on an accelerated basis over 10 years.

      Postage increased $0.9 million (17%), while advertising and promotional expenses increased $2.3 million (31%) because of a general increase in advertising, product development activity and direct marketing. During 1996, Hibernia intensified efforts to better identify the financial needs of both existing and potential customers; to design products to meet customers' needs; and to efficiently deliver those products.

      Noninterest expense declined $18.8 million (6%) in 1995 compared to 1994. Excluding merger-related expenses of $7.0 million in 1995 and a $17.6 million charge for the impairment of goodwill and merger-related expenses of $11.1 million in 1994, total noninterest expenses increased $2.9 million (1%) to $277.1 million in 1995. The major factors increasing noninterest expense included a $6.4 million decrease in the net revenues attributable to foreclosed assets and a $5.9 million (5%) increase in staff costs related to the institution of the Hibernia Employee Stock Ownership Plan (ESOP) in 1995 and normal salary increases. These increases were offset by a $7.2 million (46%) decrease in regulatory expenses (due to the virtual elimination of FDIC deposit premiums in mid-1995) and a $3.4 million (37%) decrease in professional fees primarily due to a reduction in legal fees.

      The Company's efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of its efforts to control costs and generate income efficiently. The efficiency ratio of 65.50% in 1996 compares favorably to 65.84% in 1995 and 75.24% in 1994.
Excluding amortization of goodwill and core deposit intangibles, the efficiency ratio was 64.17% in 1996, down almost 100 basis points from 65.12% in 1995 and down over 550 basis points from 69.70% in 1994.


Income Taxes

      The Company recorded a $59.5 million provision for income taxes in 1996, compared to $10.9 million in 1995 and $7.8 million in 1994. During 1995 and 1994 the Company recorded federal income taxes at a lower-than-normal effective tax rate due to previously unrecognized deferred tax benefits.

      Hibernia National Bank is subject to a Louisiana shareholder tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and Hibernia National Bank are subject to Louisiana state income tax. Hibernia National Bank of Texas is subject to Texas franchise tax.

      Net future deductible temporary differences at December 31, 1996, were $157.8 million. The reserve for possible loan losses represents $127.8 million of the future deductible temporary differences. The reserve for possible loan losses has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% federal statutory tax rate, the net future deductible amounts (excluding the capital loss carryforwards for which a valuation has been established), if ultimately recognized, would generate tax benefits of $47.5 million. These benefits are recorded as a deferred tax asset at December 31, 1996.


Capital

      Capital represents shareholder ownership in the Company - the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for possible loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital and retention of earnings. Hibernia's common dividend payout ratio (common dividends declared per share divided by income per common share) was 34.12% in 1996 and 24.51% (34.72% on a tax-effected basis) in 1995, as the Company seeks a balance between shareholders' return and earnings retention requirements.

      Shareholders' equity totaled $936.4 million at the end of 1996, compared to $767.8 million at the end of 1995 and $637.7 million at the end of 1994. The $168.6 million (22%) increase in 1996 was primarily due to current-year earnings totaling $110.0 million and the

TABLE 16 - CAPITAL
----------------------------------------------------------------------------------------------------
($ in millions)                           1996         1995         1994         1993         1992
----------------------------------------------------------------------------------------------------
Risk-based capital:
    Tier 1 ....................     $    777.1   $    732.3   $    641.0   $    536.4   $    457.4
    Total .....................          858.1        795.8        693.8        583.2        504.1

Assets:
    Quarterly average assets(1)        8,850.9      7,541.5      7,182.5      6,907.0      6,834.4
    Net risk-adjusted assets ..        6,438.3      4,996.4      4,128.0      3,599.0      3,568.3

Ratios:
    Tier 1 risk -based capital          12.07%       14.66%       15.53%       14.91%       12.82%
    Total risk-based capital            13.33%       15.93%       16.81%       16.20%       14.13%
    Leverage .............               8.78%        9.71%        8.92%        7.77%        6.69%
----------------------------------------------------------------------------------------------------
----------------
(1) Excluding SFAS No. 115 adjustment and disallowed intangibles.

issuance of $100 million of preferred stock on September 30, 1996. These increases were partially offset by $36.4 million in dividends on common stock, $1.7 million for one quarter of dividends on preferred stock and an $8.3 million decrease in unrealized gains on securities available for sale. The $130.1 million (20%) increase in 1995 reflected the Company's $128.9 million in earnings and a $42.5 million increase due to the change in unrealized gains (losses) on securities available for sale, partially offset by common dividends totaling $30.8 million and a $14.4 million increase in unearned compensation related to the ESOP instituted in 1995.


      Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned a weight to measure their level of risk. The total risk-based capital ratio for the Company was 13.33% at year-end 1996, compared to 15.93% at year-end 1995. Leverage ratios were 8.78% and 9.71% at year-end 1996 and 1995, respectively.

      The two mergers completed during 1996 that were accounted for as purchase transactions enabled Hibernia to leverage its capital, acquiring assets (and earnings capacity) without increasing equity. As a result, leverage and risk-based capital ratios declined in 1996 but still significantly exceed the standards required for designation of an institution as well capitalized by regulators. Table 16 shows the calculation of capital ratios for the Company for the past five years.

       The Fixed/Adjustable Rate Noncumulative Preferred Stock issued on September 30, 1996 is nonconvertible and qualifies as Tier 1 capital. The issuance allowed Hibernia to maintain its strong capital ratios and enhances its ability to act when future opportunities arise. A shelf registration statement filed by the Company in July 1996 with the Securities and Exchange Commission allows the Company to issue up to $250 million of securities over a two-year period, including preferred stock and subordinated debt. The remaining $150 million in securities included in this shelf registration provide Hibernia with the flexibility to quickly modify its capital structure to meet competitive and market conditions.


Liquidity


      Liquidity is a measure of ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits and converting assets (such as short-term investments and securities available for sale) to cash. Management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts to minimize funding risks.

      Attracting and retaining core deposits at competitive rates is the Company's primary source of liquidity. Hibernia's extensive retail office network, aided by the introduction of new deposit products, provided $6.5 billion in core deposits at year-end 1996, up $843.1 million (15%) from $5.6 billion a year earlier. As previously mentioned in the discussion of borrowings, Hibernia has a large base of treasury management-related repurchase agreements as part of total customer relationships. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

      Hibernia's loan-to-deposit ratio at year-end 1996 increased to 77.3%, compared to 71.9% at year-end 1995 and 60.2% at year-end 1994. These increases resulted primarily from significant growth in loans, which outpaced increases in the deposit base. Management believes that current and projected levels of short-term investments and securities available for sale are adequate to meet the Company's liquidity needs. In addition, the Company's $150 million remaining shelf registration previously discussed and its membership in the Federal Home Loan Bank further augment liquidity management by providing a readily accessible source of funds at competitive rates.

      Hibernia Corporation (the Parent Company) requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 1996, the Parent Company had $167.3 million in funds. During 1996, the Parent Company received net proceeds of $98.0 million from the issuance of preferred stock, and $30.8 million in dividends from its bank subsidiaries. The Parent Company paid $36.4 million in dividends to its common shareholders and $1.7 million in preferred stock dividends.

      The Consolidated Statements of Cash Flows can be used to assess the Company's ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net increase in cash and cash equivalents in 1996 of $215.8 million. Cash provided by financing activities totaled $520.4 million, as total deposits increased $406.2 million, excluding the impact of the purchased companies, and the issuance of preferred stock provided net cash of $98.0 million. Net cash provided by operating activities totaled $177.9 million after adjusting 1996 net income for noncash items. These increases to cash were partially offset by net cash used in investing activities of $482.4 million, as loans increased $1.2 billion, excluding the impact of the purchased companies, partially offset by $542.0 million in cash provided by the sale and maturities of securities available for sale, excluding the impact of the purchased companies.

      Cash and cash equivalents decreased $121.0 million in 1995. This decrease was the result of cash used in investing activities of $576.7 million, as loans increased $1.2 billion, partially offset by a net decrease in securities. Both operating and financing activities provided cash during 1995, with operations providing $131.7 million and financing activities providing $324.0 million esulting primarily from an increase in deposits.


Quarterly Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries                             1996                                    1995
-------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per-share data)         Fourth      Third     Second     First    Fourth     Third    Second     First
-------------------------------------------------------------------------------------------------------------------------------
Interest income ............................   $171,350  $155,441   $151,100  $147,737  $145,636  $143,451  $139,655  $134,104
Interest expense ...........................     70,726    65,042     62,158    61,485    61,697    62,336    61,301    56,756
-------------------------------------------------------------------------------------------------------------------------------
Net interest income ........................    100,624    90,399     88,942    86,252    83,939    81,115    78,354    77,348
Provision for possible loan losses .........       --     (13,600)       550       425       450       530        30       130
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses ...............    100,624   103,999     88,392    85,827    83,489    80,585    78,324    77,218
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ......................     31,545    28,409     28,312    27,399    26,394    25,688    26,632    25,252
   Securities gains (losses), net ..........        165    (5,584)        46        67        50       179       (32)       51
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income .........................     31,710    22,825     28,358    27,466    26,444    25,867    26,600    25,303
Noninterest expense ........................     84,210    88,885     73,929    72,709    74,151    67,540    70,224    72,163
-------------------------------------------------------------------------------------------------------------------------------
Income before taxes ........................     48,124    37,939     42,821    40,584    35,782    38,912    34,700    30,358
Income tax expense .........................     17,189    13,369     14,678    14,282     1,675     3,461     2,721     3,010
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Net income .................................   $ 30,935  $ 24,570   $ 28,143  $ 26,302  $ 34,107  $ 35,451  $ 31,979  $ 27,348
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders   $ 29,195  $ 24,570   $ 28,143  $ 26,302  $ 34,107  $ 35,451  $ 31,979  $ 27,348
-------------------------------------------------------------------------------------------------------------------------------
Per common share information: (2)
   Net income ..............................   $   0.23  $   0.19   $   0.22  $   0.21  $   0.27  $   0.28  $   0.25  $   0.21
   Tax-effected net income (3) .............   $   0.23  $   0.19   $   0.22  $   0.21  $   0.18  $   0.20  $   0.18  $   0.15
   Cash dividends declared .................   $   0.08  $   0.07   $   0.07  $   0.07  $   0.07  $   0.06  $   0.06  $   0.06
Average shares outstanding (000s) ..........    127,080   126,834    126,620   126,524   126,409   126,319   126,682   128,138
Dividend payout ratio ......................     34.78%    36.84%     31.82%    33.33%    25.93%    21.43%    24.00%    28.57%
-------------------------------------------------------------------------------------------------------------------------------
Selected quarter-end balances (in millions)
Loans ......................................   $6,043.0  $5,717.5   $5,204.4  $4,956.4  $4,723.2  $4,455.8  $4,226.3  $3,995.8
Deposits ...................................    7,821.8   7,375.9    6,628.9   6,651.0   6,569.7   6,382.3   6,429.1   6,366.5
Debt .......................................       51.3      17.9       26.8      35.1      34.4      26.1      29.9      18.9
Equity .....................................      936.4     903.8      781.6     775.1     767.8     725.4     695.5     677.3
Total assets ...............................    9,306.8   8,807.7    7,855.2   7,880.6   7,755.7   7,497.8   7,552.2   7,375.3
-------------------------------------------------------------------------------------------------------------------------------
Selected average balances (in millions)
Loans ......................................   $5,892.0  $5,356.3   $5,084.7  $4,839.9  $4,593.6  $4,319.1  $4,145.3  $3,938.1
Deposits ...................................    7,529.3   6,839.7    6,617.4   6,577.4   6,391.4   6,385.9   6,342.0   6,377.2
Debt .......................................       31.4      21.3       27.3      27.5      31.8      27.5      26.5      20.6
Equity .....................................      921.0     787.7      773.8     775.9     736.8     706.7     678.2     655.5
Total assets ...............................    9,008.2   8,136.9    7,854.8   7,794.2   7,563.3   7,542.2   7,443.8   7,368.0
-------------------------------------------------------------------------------------------------------------------------------
Selected ratios
Net interest margin (taxable-equivalent) ...      4.93%     4.88%      4.95%     4.83%     4.81%     4.69%     4.63%     4.64%
Annualized return on assets ................      1.37%     1.21%      1.43%     1.35%     1.80%     1.88%     1.72%     1.48%
Annualized return on common equity .........     14.22%    12.49%     14.55%    13.56%    18.52%    20.07%    18.86%    16.69%
Annualized return on total equity ..........     13.44%    12.48%     14.55%    13.56%    18.52%    20.07%    18.86%    16.69%
Efficiency ratio ...........................     62.96%    73.87%     62.24%    63.07%    66.23%    62.27%    65.81%    69.15%
Average equity/average assets ..............     10.22%     9.68%      9.85%     9.95%     9.74%     9.37%     9.11%     8.90%
Tier 1 risk-based capital ratio ............     12.07%    12.77%     13.97%    14.32%    14.66%    14.93%    14.93%    15.64%
Total risk-based capital ratio .............     13.33%    14.03%     15.24%    15.59%    15.93%    16.20%    16.20%    16.92%
Leverage ratio .............................      8.78%     9.71%      9.84%     9.68%     9.71%     9.36%     9.09%     9.04%
-------------------------------------------------------------------------------------------------------------------------------
Tax-effected net income and ratios excluding
  goodwill and core deposit intangible
  amortization and balances (3) (4)
Net income applicable to common shareholders   $ 32,132  $ 25,931   $ 28,920  $ 27,079  $ 24,035  $ 26,070  $ 23,332  $ 20,510
Net income per common share (2) ............   $   0.25  $   0.20   $   0.23  $   0.21  $   0.19  $   0.21  $   0.18  $   0.16
Annualized return on assets ................      1.45%     1.29%      1.48%     1.39%     1.27%     1.39%     1.26%     1.12%
Annualized return on common equity .........     19.07%    14.38%     15.31%    14.31%    13.40%    15.19%    14.20%    12.95%
Efficiency ratio ...........................     60.38%    72.62%     61.59%    62.39%    65.54%    61.55%    65.08%    68.41%
-------------------------------------------------------------------------------------------------------------------------------
----------------
(1)    All financial  information has been restated for mergers accounted for as poolings of interests.  The effects of mergers  accounted for as purchase transactions  have been  included  from the date of  consummation.  Prior periods have been conformed to current-period presentation.
(2)    Income per common share data are based on the weighted  average number of common  shares  outstanding  (net  of  uncommitted  ESOP  shares)  in the respective period. Dividends per common share are historical amounts.
(3)    Adjusted to reflect a 35% effective tax rate for 1995.
(4)    Amortization  and  balances  of  core  deposit  intangibles  are  net  of
       applicable  taxes.   Goodwill  amortization  and  balances  are  not  tax
       effected.

Fourth Quarter Results:

      Hibernia reported consolidated net income of $30.9 million in the fourth quarter of 1996, a 33% increase from $23.3 million on a tax-effected basis in the fourth quarter of 1995 and a 26% increase from $24.6 million in the third quarter of 1996. Earnings in the third quarter of 1996 were negatively impacted by $5.6 million in securities losses, $4.0 million in asset write-downs related to technology enhancements, $3.7 million in merger-related expenses and a $3.3 million addition to reserves for health care benefits and other expenses. These items were partially offset by a $13.6 million negative provision for possible loan losses. Earnings per common share of $.23 for the fourth quarter of 1996 increased $.05 from the tax-effected earnings per common share of $.18 in the fourth quarter of 1995 and $.04 from third-quarter 1996 earnings of $.19 per common share.

      Net interest income, on a taxable-equivalent basis, totaled $102.2 million in the fourth quarter of 1996, compared to $85.6 million in the fourth quarter of 1995 and $91.9 million in the third quarter of 1996. The fourth-quarter 1996 increase in net interest income over the fourth quarter of 1995 was primarily the result of the growth in loans both in total and as a percentage of average earning assets. Average loans increased $1.3 billion over the fourth quarter of 1995 to $5.9 billion, or 71.3% of average earning assets compared to 64.9% of average earning assets in the fourth quarter of 1995. Loans increased $535.7 million in the fourth quarter of 1996 compared to the third quarter of 1996. The net interest spread of 4.04% in the fourth quarter of 1996 was up 19 basis points over the fourth quarter of 1995 and was up 4 basis points from the third quarter of 1996. The average yield on earning assets was 8.33%, up 6 basis points compared to the fourth quarter of 1995 and up 1 basis point from the third quarter of 1996. The average rate paid on interest-bearing liabilities decreased by 13 basis points from the fourth quarter of 1995 and 3 basis points from the third quarter of 1996 to 4.29% in the fourth quarter of 1996.

      The net interest margin increased 12 basis points over the fourth quarter of 1995 to 4.93% for the fourth quarter of 1996. Even though money market rates were down in the fourth quarter of 1996 compared to the fourth quarter of 1995, resulting in a decrease in yields on loans and interest-bearing liabilities, the overall yield on earning assets increased due to the change in the mix of earning assets. Compared to the third quarter of 1996 the net interest margin was up 5 basis points. A 4 basis point increase in loan yields resulted in a 1 basis point increase in the yield on earning assets. At the same time, an increase in lower-rate NOW, money market and savings accounts as a percentage of interest-bearing deposits led to a 3 basis point decline in the cost of funds. In addition, the percentage of noninterest-bearing funds (primarily demand deposits and equity) supporting earning assets in the fourth quarter of 1996 increased by 41 basis points compared to the third quarter of 1996. Table 17 illustrates the components of the net interest margin on a quarterly basis for 1996 and 1995.

      Average earning assets increased $1.2 billion (17%) to $8.3 billion in the fourth quarter of 1996 from $7.1 billion in the fourth quarter of 1995. Average earning assets were up $756.5 million (10%) compared to the third quarter of 1996. Average loans increased $1.3 billion (28%) over the fourth quarter of 1995 and increased $535.7 million (10%) over the third quarter of 1996, with the purchased companies contributing almost 30% of the growth over the year-ago quarter and about half of the growth over the prior quarter. Period-end loans grew $325.5 million, 23% on an annualized basis, during the fourth quarter of 1996, primarily due to internal growth.

       Average securities for the fourth quarter of 1996 totaled $2.2 billion, down $207.1 million (9%) from the fourth quarter of 1995 and up $203.0 million (10%) from the third quarter of 1996. The decline from the

-------------------------------------------------------------------------------------------------------------------------
TABLE 17 - NET INTEREST MARGIN  (taxable-equivalent)
-------------------------------------------------------------------------------------------------------------------------
                                                      1996                                        1995
-------------------------------------------------------------------------------------------------------------------------
                                   Fourth       Third     Second      First    Fourth       Third     Second      First
                                  Quarter     Quarter    Quarter    Quarter   Quarter     Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------
Yield on earning assets ....         8.33%      8.32%      8.34%      8.22%      8.27%      8.20%      8.16%      7.99%
Rate on interest-bearing
    liabilities ............         4.29       4.32       4.30       4.35       4.42       4.44       4.45       4.22
-------------------------------------------------------------------------------------------------------------------------
        Net interest spread          4.04       4.00       4.04       3.87       3.85       3.76       3.71       3.77
Contribution of noninterest-
    bearing funds ..........         0.89       0.88       0.91       0.96       0.96       0.93       0.92       0.87
-------------------------------------------------------------------------------------------------------------------------
        Net interest margin          4.93%      4.88%      4.95%      4.83%      4.81%      4.69%      4.63%      4.64%
-------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing funds/
    earning assets .........        20.65%     20.24%     21.13%     22.11%     21.79%     20.83%     20.61%     20.58%
-------------------------------------------------------------------------------------------------------------------------

fourth quarter of 1995 came as the result of the reinvestment of proceeds from payments and maturities into higher-yielding loans. The increase from the third quarter was due to the impact of the purchased companies as well as the reinvestment by the Company of proceeds from securities sold in the third quarter of 1996.


      Average deposits increased $1.1 billion (18%) to $7.5 billion in the fourth quarter of 1996 from $6.4 billion in the fourth quarter of 1995. Average deposits were up $689.6 million (10%) from the third quarter of 1996. The purchased companies accounted for about 75% of the growth in deposits over the fourth quarter of 1995 and about 90% of the growth over the third quarter of 1996.

      Noninterest income, excluding securities transactions, was $31.5 million, up $5.2 million (20%) from the fourth quarter of 1995, and up $3.1 million (11%) compared to the third quarter of 1996. Income related to the purchased companies, primarily service charges on deposits, contributed approximately half of the increase in both periods. Service charges on deposits, income from retail investment services, trust fees and ATM fees were the major categories of noninterest income that increased in the fourth quarter of 1996 over the fourth quarter of 1995 and the third quarter of 1996.

      Noninterest expense of $84.2 million in the fourth quarter of 1996 was $10.0 million higher than $74.2 million reported in the fourth quarter of 1995. Expenses related to the purchased companies accounted for almost 75% of the increase, primarily staff costs and amortization of intangibles.

      Compared to the third quarter of 1996, noninterest expenses in the fourth quarter of 1996 were down $4.7 million. Excluding the effect of merger-related and nonrecurring expenses, noninterest expenses were up $5.9 million. The nonrecurring expenses in the third quarter of 1996 included the $4.0 million in asset write-downs and the $3.3 million addition to reserves for health care benefits and other expenses. Expenses related to the purchased companies were up over $7.5 million in the fourth quarter of 1996 compared to the third quarter, while Vision 2000 expenses were down $1.4 million in the fourth quarter of 1996 to $1.0 million.

      The Company's efficiency ratio was 62.96% in the fourth quarter of 1996 compared to 66.23% and 73.87% in the fourth quarter of 1995 and the third quarter of 1996, respectively. Excluding amortization of goodwill and core deposit intangibles, the efficiency ratio was 60.38% in the fourth quarter of 1996, down over 500 basis points from 65.54% in the fourth quarter of 1995 and down significantly from the third quarter of 1996 partially due to the nonrecurring items and Vision 2000 expenses in the third quarter of 1996 previously discussed.

Consolidated Average Balances, Interest and Rates

Hibernia Corporation and Subsidiaries
Taxable-equivalent basis(1)                                        1996                                 1995
--------------------------------------------------------------------------------------------------------------------------
(Average balances $ in millions,                   Average                               Average
interest $ in thousands)                           Balance        Interest      Rate     Balance       Interest     Rate
--------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-earning assets:
    Loans(2) ...................................    $5,295.1      $481,150       9.09%    $4,251.0     $393,865     9.27%
    Securities available for sale ..............     2,131.9       140,966       6.61        766.6       50,709     6.61
    Securities held to maturity ................        --            --         --        1,841.3      117,670     6.39
--------------------------------------------------------------------------------------------------------------------------
        Total securities .......................     2,131.9       140,966       6.61      2,607.9      168,379     6.46
--------------------------------------------------------------------------------------------------------------------------
    Short-term investments .....................       183.3         9,780       5.34        126.2        7,368     5.84
--------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........     7,610.3      $631,896       8.30%     6,985.1     $569,612     8.15%
--------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............      (144.1)                               (154.9)
Noninterest-earning assets:
    Cash and due from banks ....................       337.1                                 322.3
    Other assets ...............................       397.3                                 327.5
--------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......       734.4                                 649.8
--------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................    $8,200.6                              $7,480.0
--------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
      SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................    $  305.4      $  8,764       2.87%    $  632.8     $ 13,909     2.20%
        Money market deposit accounts ..........     1,468.1        34,709       2.36      1,146.4       30,342     2.65
        Savings accounts .......................       386.1         8,161       2.11        369.0        8,091     2.19
        Other consumer time deposits ...........     2,315.0       127,461       5.51      2,128.5      119,962     5.64
        Public fund certificates of deposit
            of $100,000 or more ................       868.2        46,880       5.40        714.2       42,190     5.91
        Certificates of deposit
            of $100,000 or more ................       279.2        14,334       5.13        208.6       10,157     4.87
        Foreign time deposits ..................        41.8         2,261       5.41         35.1        2,018     5.75
--------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits ........     5,663.8       242,570       4.28      5,234.6      226,669     4.33
--------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................        49.5         2,546       5.14         54.5        3,136     5.75
        Repurchase agreements ..................       271.2        12,742       4.70        205.2       10,655     5.19
    Debt .......................................        26.9         1,553       5.78         26.6        1,630     6.12
--------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....     6,011.4      $259,411       4.32%     5,520.9     $242,090     4.38%
--------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................     1,228.7                               1,139.6
    Other liabilities ..........................       145.7                                 125.0
--------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..     1,374.4                               1,264.6
--------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................       814.8                                 694.5
--------------------------------------------------------------------------------------------------------------------------
        Total liabilities and
                shareholders' equity ...........    $8,200.6                              $7,480.0
--------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread ...........................                                 3.98%                              3.77%
Cost of funds supporting interest-earning assets                                 3.41%                              3.47%
Net interest income/margin .....................                  $372,485       4.89%                 $327,522     4.69%
--------------------------------------------------------------------------------------------------------------------------
----------------
(1)  Based on the  statutory  income tax rate of 35% for the years 1993  through
     1996 and 34% for 1992.
(2)  Yield computations include nonaccrual loans in loans outstanding.

Consolidated Average Balances, Interest and Rates (Cont.)

Hibernia Corporation and Subsidiaries
Taxable-equivalent basis(1)                                         1994                                1993
------------------------------------------------------------------------------------------------------------------------------
(Average balances $ in millions,                    Average                               Average
interest $ in thousands)                            Balance       Interest      Rate      Balance      Interest        Rate
------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-earning assets:
    Loans(2) ...................................    $3,561.0      $311,673       8.75%    $3,273.8     $285,658        8.73%
    Securities available for sale ..............       937.8        54,094       5.77        909.0       57,647        6.34
    Securities held to maturity ................     2,010.4       112,900       5.62      1,895.5      110,136        5.81
------------------------------------------------------------------------------------------------------------------------------
        Total securities .......................     2,948.2       166,994       5.66      2,804.5      167,783        5.98
------------------------------------------------------------------------------------------------------------------------------
   Short-term investments .....................       197.7         7,941       4.02        369.2       11,448        3.10
------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........     6,706.9      $486,608       7.26%     6,447.5     $464,889        7.21%
------------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............      (181.5)                               (208.9)
Noninterest-earning assets:
    Cash and due from banks ....................       318.0                                 290.2
    Other assets ...............................       335.8                                 354.0
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......       653.8                                 644.2
------------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................    $7,179.2                              $6,882.8
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
      SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................    $  712.2      $ 12,669       1.78%    $  659.8     $ 11,440        1.73%
        Money market deposit accounts ..........     1,202.6        30,073       2.50      1,193.9       29,465        2.47
        Savings accounts .......................       399.3         8,492       2.13        381.4        8,483        2.22
        Other consumer time deposits ...........     1,891.2        82,207       4.35      1,862.1       75,260        4.04
        Public fund certificates of deposit
            of $100,000 or more ................       650.3        27,269       4.19        634.0       20,901        3.30
        Certificates of deposit
            of $100,000 or more ................       213.6         8,129       3.81        223.1        7,610        3.41
        Foreign time deposits ..................        17.1           794       4.65          5.0          149        2.98
------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits ........     5,086.3       169,633       3.34      4,959.3      153,308        3.09
------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................        39.1         1,558       3.99         35.7        1,057        2.96
        Repurchase agreements ..................       136.4         4,667       3.42        115.6        3,356        2.90
    Debt .......................................        32.9         2,971       9.04         37.9        4,421       11.66
------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....     5,294.7      $178,829       3.38%     5,148.5     $162,142        3.15%
------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................     1,106.4                               1,020.4
    Other liabilities ..........................       162.2                                 166.7
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..     1,268.6                               1,187.1
------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................       615.9                                 547.2
------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and
                shareholders' equity ...........    $7,179.2                              $6,882.8
------------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread ...........................                                 3.88%                                 4.06%
Cost of funds supporting interest-earning assets                                 2.67%                                 2.51%
Net interest income/margin .....................                  $307,779       4.59%                 $302,747        4.70%
------------------------------------------------------------------------------------------------------------------------------
----------------
(1)  Based on the  statutory  income tax rate of 35% for the years 1993  through
     1996 and 34% for 1992.
(2)  Yield computations include nonaccrual loans in loans outstanding.


Consolidated Average Balances, Interest and Rates (Cont.)

Hibernia Corporation and Subsidiaries
Taxable-equivalent basis(1)                                        1992
------------------------------------------------------------------------------------------------------------------------------
                                                                                          Compound
                                                                                           5-Year
                                                                                        Growth Rate
(Average balances $ in millions,                     Average                            For Average
interest $ in thousands)                             Balance      Interest       Rate      Balances
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
    Loans(2) ...................................    $3,932.5      $356,307       9.06%         6.1%
    Securities available for sale ..............       828.2        66,648       8.05         20.8
    Securities held to maturity ................     1,380.7        89,870       6.51       (100.0)
------------------------------------------------------------------------------------------------------------------------------
        Total securities .......................     2,208.9       156,518       7.09         (0.7)
------------------------------------------------------------------------------------------------------------------------------
    Short-term investments .....................       533.5        18,319       3.43        (19.2)
------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........     6,674.9      $531,144       7.96%         2.7
------------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............      (237.3)                                 (9.5)
Noninterest-earning assets:
    Cash and due from banks ....................       310.1                                   1.7
    Other assets ...............................       514.1                                  (5.0)
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......       824.2                                  (2.3)
------------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................    $7,261.8                                   2.5%
------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND
      SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................    $  669.0      $ 16,842       2.52%       (14.5)%
        Money market deposit accounts ..........     1,350.3        42,488       3.15          1.7
        Savings accounts .......................       362.2        10,776       2.98          1.3
        Other consumer time deposits ...........     2,098.6        99,691       4.75          2.0
        Public fund certificates of deposit
            of $100,000 or more ................       658.7        26,422       4.01          5.7
        Certificates of deposit
            of $100,000 or more ................       238.1        11,974       5.03          3.2
        Foreign time deposits ..................         2.2            71       3.23         80.2
------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits ........     5,379.1       208,264       3.87          1.0
------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................       108.2         3,566       3.30        (14.5)
        Repurchase agreements ..................       114.1         3,896       3.41         18.9
    Debt .......................................       127.1        14,738      11.59        (26.7)
------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....     5,728.5      $230,464       4.02%         1.0
------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................       981.6                                   4.6
    Other liabilities ..........................       206.1                                  (6.7)
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..     1,187.7                                   3.0
------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................       345.6                                  18.7
------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and
                shareholders' equity ...........    $7,261.8                                   2.5%
------------------------------------------------------------------------------------------------------------------------------

SPREAD AND NET YIELD
Interest rate spread ...........................                                 3.94%
Cost of funds supporting interest-earning assets                                 3.46%
Net interest income/margin .....................                  $300,680       4.50%
------------------------------------------------------------------------------------------------------------------------------
----------------
(1)  Based on the  statutory  income tax rate of 35% for the years 1993  through
     1996 and 34% for 1992.
(2)  Yield computations include nonaccrual loans in loans outstanding.

GRAPHIC MATERIAL INDEX

      GRAPHIC DESCRIPTION                 CROSS REFERENCE

Average Earning Asset Mix Pie Chart       See Consolidated Average Balances
                                              Interest and Rates

Loan Portfolio Mix Pie Chart              See MD&A Table 1

Nonperforming Asset Ratio Graph           See MD&A Table 4

Net Interest Margin Graph                 See MD&A Table 11

Annual Dividends Graph                    See Five-Year Consolidated Summary of
                                              Income and Selected Financial Data

Report of Ernst & Young LLP, Independent Auditors



The Board of Directors and Shareholders
Hibernia Corporation



We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/Ernst & Young LLP

New Orleans, Louisiana
January 15, 1997

Consolidated Balance Sheets

Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                                  1996             1995
-------------------------------------------------------------------------------------------------------

Assets
  Cash and due from banks ........................................     $   558,440      $   403,667
  Short-term investments .........................................         158,293           97,248
  Securities available for sale ..................................       2,178,674        2,350,229
  Securities held to maturity ....................................            --               --
  Loans, net of unearned income ..................................       6,043,028        4,723,193
      Reserve for possible loan losses ...........................        (127,768)        (150,516)
-------------------------------------------------------------------------------------------------------
          Loans, net .............................................       5,915,260        4,572,677
-------------------------------------------------------------------------------------------------------
  Bank premises and equipment ....................................         172,107          128,306
  Customers' acceptance liability ................................             135             --
  Other assets ...................................................         323,887          203,592
-------------------------------------------------------------------------------------------------------
          Total assets ...........................................     $ 9,306,796      $ 7,755,719
-------------------------------------------------------------------------------------------------------

Liabilities
  Deposits:
      Demand, noninterest-bearing ................................     $ 1,540,917      $ 1,236,735
      Interest-bearing ...........................................       6,280,886        5,332,962
-------------------------------------------------------------------------------------------------------
          Total deposits .........................................       7,821,803        6,569,697
-------------------------------------------------------------------------------------------------------
  Short-term borrowings ..........................................         331,796          265,126
  Liability on acceptances .......................................             135             --
  Other liabilities ..............................................         165,328          118,728
  Debt ...........................................................          51,349           34,361
-------------------------------------------------------------------------------------------------------
          Total liabilities ......................................       8,370,411        6,987,912
-------------------------------------------------------------------------------------------------------
Shareholders' equity Preferred Stock, no par value:
    Authorized - 100,000,000 shares; 2,000,000  Series A
      issued and outstanding at December 31, 1996 ................         100,000             --
  Class A Common Stock, no par value:
    Authorized - 200,000,000 shares; issued 128,805,305, and
     128,311,148 at December 31, 1996 and 1995, respectively .....         247,306          246,357
  Surplus ........................................................         377,028          373,556
  Retained earnings ..............................................         217,797          146,010
  Treasury stock at cost, 50,000 and 17,407 shares at December 31,
     1996 and 1995, respectively .................................            (569)            (183)
  Unrealized gains on securities available for sale ..............           8,141           16,457
  Unearned compensation ..........................................         (13,318)         (14,390)
-------------------------------------------------------------------------------------------------------
          Total shareholders' equity .............................         936,385          767,807
-------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity .............     $ 9,306,796      $ 7,755,719
-------------------------------------------------------------------------------------------------------
----------------
See notes to consolidated financial statements.

Consolidated Income Statements

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per share data)        1996           1995           1994
-------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans .............................     $ 477,299      $ 389,609      $ 307,545
    Interest on securities available for sale ..............       138,549         49,632         53,134
    Interest on securities held to maturity ................          --          116,237        111,325
    Interest on short-term investments .....................         9,780          7,368          7,941
------------------------------------------------------------------------------------------------------------------------------------
        Total interest income ..............................       625,628        562,846        479,945
------------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits ...................................       242,570        226,669        169,633
    Interest on short-term borrowings ......................        15,288         13,791          6,225
    Interest on debt .......................................         1,553          1,630          2,971
------------------------------------------------------------------------------------------------------------------------------------
        Total interest expense .............................       259,411        242,090        178,829
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ........................................       366,217        320,756        301,116
    Provision for possible loan losses .....................       (12,625)         1,140        (17,869)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses       378,842        319,616        318,985
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ............................        58,330         48,715         47,139
    Trust fees .............................................        13,397         12,498         13,092
    Other service, collection and exchange charges .........        33,985         28,673         22,487
    Gain on divestiture of banking offices .................          --            2,361           --
    Gain on sale of business lines .........................           517          3,402           --
    Other operating income .................................         9,436          8,317         12,129
    Securities gains (losses), net .........................        (5,306)           248         (1,669)
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income ...........................       110,359        104,214         93,178
------------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits .........................       161,170        136,804        133,002
    Occupancy expense, net .................................        26,959         26,501         28,338
    Equipment expense ......................................        28,735         21,648         17,871
    Data processing expense ................................        20,234         19,373         21,231
    Foreclosed property expense, net .......................        (1,743)          (699)        (7,064)
    Amortization of intangibles ............................         7,290          3,709         23,231
    Other operating expense ................................        77,088         76,742         86,309
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ..........................       319,733        284,078        302,918
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .................................       169,468        139,752        109,245
Income tax expense .........................................        59,518         10,867          7,785
------------------------------------------------------------------------------------------------------------------------------------
Net income .................................................     $ 109,950      $ 128,885      $ 101,460
------------------------------------------------------------------------------------------------------------------------------------

Net income applicable to common shareholders ...............     $ 108,210      $ 128,885      $ 101,460
------------------------------------------------------------------------------------------------------------------------------------

Net income per common share ................................     $    0.85      $    1.02      $    0.80
------------------------------------------------------------------------------------------------------------------------------------
----------------
See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

Hibernia Corporation and Subsidiaries
($ in thousands, except per-share data)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Retained
                                         Preferred          Common                      Earnings
                                             Stock           Stock       Surplus       (Deficit)         Other          Total
------------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1993 ........     $    --       $ 244,725     $ 369,409      $ (32,796)     $  13,303      $ 594,641
Net income for 1994 ..................          --            --            --          101,460           --          101,460
Issuance of common stock:
   Dividend Reinvestment Plan ........          --             433         1,340           --             --            1,773
   Stock Option Plan .................          --              36            67           --             --              103
   Exercise of purchase warrants .....          --             860           372           --             --            1,232
   By pooled companies prior to merger          --            --           1,586           --             --            1,586
Cash dividends declared:
   Common ($.19 per share) ...........          --            --            --          (17,353)          --          (17,353)
   By pooled companies prior to merger          --            --            --           (3,985)          --           (3,985)
Acquisition of treasury stock ........          --            --            --             --           (2,414)        (2,414)
Change in unrealized gains (losses)
   on securities available for sale ..          --            --            --             --          (39,709)       (39,709)
Reduction of ESOP commitment .........          --            --            --             --              400            400
Other ................................          --            --             (17)            14           --               (3)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994 ........          --         246,054       372,757         47,340        (28,420)       637,731
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1995 ..................          --            --            --          128,885           --          128,885
Issuance of common stock:
   Dividend Reinvestment Plan ........          --             170           477           --             --              647
   Stock Option Plan .................          --              81           214           --               94            389
   Retirement Security Plan ..........          --            --             (32)          --              798            766
   Restricted stock awards ...........          --              52          (122)          --            1,902          1,832
Cash dividends declared:
   Common ($.25 per share) ...........          --            --            --          (28,343)          --          (28,343)
   By pooled companies prior to merger          --            --            --           (2,436)          --           (2,436)
Acquisition of treasury stock ........          --            --            --             --             (563)          (563)
Purchase of common shares by ESOP ....          --            --            --             --          (16,044)       (16,044)
Allocation of ESOP shares ............          --            --             338           --            1,654          1,992
Change in unrealized gains (losses)
   on securities available for sale ..          --            --            --             --           42,463         42,463
Other ................................          --            --             (76)           564           --              488
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995 ........          --         246,357       373,556        146,010          1,884        767,807
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1996 ..................          --            --            --          109,950           --          109,950
Issuance of common stock:
   Dividend Reinvestment Plan ........          --             275         1,310           --             --            1,585
   Stock Option Plan .................          --             282           844           --              483          1,609
   Retirement Security Plan ..........          --             383         1,862           --             --            2,245
   Restricted stock awards ...........          --               9            44           --               11             64
   By pooled companies prior to merger          --            --             638           --             --              638
Issuance of preferred stock ..........       100,000          --          (2,000)          --             --           98,000
Cash dividends declared:
   Common ($.29 per share) ...........          --            --            --          (34,916)          --          (34,916)
   Preferred ($.87 per share) ........          --            --            --           (1,740)          --           (1,740)
   By pooled companies prior to merger          --            --            --           (1,507)          --           (1,507)
Acquisition of treasury stock ........          --            --            --             --             (880)          (880)
Purchase of common shares by ESOP ....          --            --            --             --             (306)          (306)
Allocation of ESOP shares ............          --            --             774           --            1,378          2,152
Change in unrealized gains (losses)
   on securities available for sale ..          --            --            --             --           (8,316)        (8,316)
------------------------------------------------------------------------------------------------------------------------------------
   Balances at December 31, 1996 .....     $ 100,000     $ 247,306     $ 377,028      $ 217,797      $  (5,746)     $ 936,385
------------------------------------------------------------------------------------------------------------------------------------
----------------
See notes to consolidated financial statements.


Consolidated Statements of Cash Flows

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                             1996               1995               1994
------------------------------------------------------------------------------------------------------------------------------------
Operating activities
  Net income .........................................................       $   109,950        $   128,885        $   101,460
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for possible loan losses ..........................           (12,625)             1,140            (17,869)
         Amortization of intangibles and deferred charges ............             7,298              3,708             23,292
         Depreciation and amortization ...............................            26,724             19,552             18,456
         Premium amortization, net of discount accretion .............             4,778              8,307             15,586
         Realized securities (gains) losses, net .....................             5,306               (248)             1,669
         Gain on sales of assets .....................................            (2,601)            (8,787)            (6,096)
         Provision for losses on foreclosed and other assets .........             1,224              1,624                 62
         Decrease (increase) in deferred income tax asset ............             7,414            (23,325)           (20,731)
         Decrease (increase) in interest receivable and other assets .            (5,498)            (5,872)             1,730
         Increase (decrease) in interest payable and other liabilities            35,922              6,746            (11,204)
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities .....................           177,892            131,730            106,355
------------------------------------------------------------------------------------------------------------------------------------
Investing activities
  Purchases of securities held to maturity ...........................              --             (160,123)          (318,129)
  Purchases of securities available for sale .........................          (278,036)          (138,864)          (481,500)
  Proceeds from sales of securities available for sale ...............           285,118            118,468            249,122
  Maturities of securities held to maturity ..........................              --              435,511            459,925
  Maturities of securities available for sale ........................           541,952            126,380            227,628
  Net increase in loans ..............................................        (1,235,784)        (1,229,741)          (745,397)
  Proceeds from sales of loans .......................................           302,857            187,864            301,895
  Acquisitions, net of cash acquired of $172,717 .....................           (77,076)              --                 --
  Purchases of premises, equipment and other assets ..................           (30,276)           (25,478)           (26,614)
  Proceeds from sales of foreclosed assets ...........................             7,582              6,575             15,863
  Proceeds from divestiture of banking offices,
    net of cash sold of $1,069 .......................................              --              (13,709)              --
  Proceeds from sales of business lines ..............................               517            115,647               --
  Proceeds from sales of premises, equipment and other assets ........               707                726                474
------------------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities .........................          (482,439)          (576,744)          (316,733)
------------------------------------------------------------------------------------------------------------------------------------
Financing activities
  Net increase in domestic deposits ..................................           380,693            249,834            179,546
  Net increase in time deposits - foreign office .....................            25,549             11,462             30,587
  Net increase in short-term borrowings ..............................            31,965             93,120             10,279
  Proceeds from issuance of debt .....................................           115,968             55,970              9,250
  Payments on debt ...................................................          (100,342)           (42,621)           (27,436)
  Issuance of preferred stock ........................................            98,000               --                 --
  Issuance of common stock ...........................................             6,141              3,634              4,694
  Purchase of common stock by ESOP ...................................              (306)           (16,044)              --
  Dividends paid .....................................................           (36,423)           (30,779)           (21,338)
  Acquisition of treasury stock ......................................              (880)              (563)            (2,414)
------------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities .....................           520,365            324,013            183,168
------------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents .....................           215,818           (121,001)           (27,210)
  Cash and cash equivalents at beginning of year .....................           500,915            621,916            649,126
------------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year ......................       $   716,733        $   500,915        $   621,916
------------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures Cash paid during the year for:
  Interest expense ...................................................       $   253,759        $   236,189        $   180,772
  Income taxes .......................................................       $    48,008        $    29,392        $    26,170
Non-cash investing and financing activities:
  Loans and bank premises and equipment
    transferred to foreclosed assets .................................       $     4,741        $     4,970        $     1,519
  Acquisitions:
    Cash paid for acquisitions (including transaction costs) .........       $   249,793        $      --          $      --
    Fair value of assets acquired ....................................       $ 1,141,437        $      --          $      --
    Fair value of liabilities assumed ................................       $   891,644        $      --          $      --
------------------------------------------------------------------------------------------------------------------------------------
----------------
See notes to consolidated financial statements.






Notes to Consolidated Financial Statements


Hibernia Corporation and Subsidiaries



Note 1
Summary of Significant Accounting Policies
         Hibernia Corporation (the Parent Company), through its wholly owned subsidiaries, Hibernia National Bank and Hibernia National Bank of Texas, formerly Texarkana National Bank, (the Banks), provides a broad array of financial products and services throughout Louisiana and Northeast Texas. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; corporate finance; treasury management and trust. The Banks, through wholly owned subsidiaries, also provide retail brokerage and alternative investments, including mutual funds and annuities.
         The  accounting   principles  followed  by  Hibernia   Corporation  and
Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry.

Consolidation
         The consolidated financial statements include the accounts of the Parent Company and its wholly owned subsidiaries: Hibernia National Bank, Hibernia National Bank of Texas, Hibernia Capital Corporation (HCC) and Zachary Taylor Life Insurance Company (Zachary Taylor), for all periods presented. HCC is a licensed Small Business Investment Company formed in 1995 to provide equity capital and long-term loans to small businesses. Zachary Taylor is currently inactive, and the Parent Company has an agreement with the Federal Reserve Bank whereby Zachary Taylor will not be actively operated as an insurance company without Federal Reserve Board approval.
         These consolidated financial statements give retroactive effect to mergers accounted for as poolings of interests. In addition, the effects of mergers accounted for as purchase transactions have been included from the date of consummation (see Note 2).
         All significant intercompany transactions and balances have been eliminated.

Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Securities
         Management determines the appropriate classification of debt securities (trading, available for sale, or held to maturity) at the time of purchase and re-evaluates this classification periodically. Trading account securities are held for resale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.
         Trading account securities are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings. Held to maturity securities are stated at amortized cost. Available for sale securities are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.
         The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.


Loans
         Loans are stated at the principal amounts outstanding, less unearned income and the reserve for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.
         Commercial and small business banking loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. All commercial and small business banking nonaccrual loans are considered to be impaired in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

Reserve for Possible Loan Losses
         The reserve for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. The reserve related to loans that are identified as impaired is based on discounted cash flows, using the loan's initial effective interest rate, or the fair value of the collateral for certain collateral dependent loans.
         The reserve is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which deserve current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision (positive or negative) for possible loan losses in current-period earnings. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

Foreclosed Assets and Excess Bank-Owned Property
         Foreclosed assets include real estate and other collateral acquired upon the default of loans and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. Losses arising from the initial reduction of an outstanding loan amount to fair value are deducted from the reserve for possible loan losses. Losses arising from the transfer of bank premises and equipment to excess bank-owned property are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in current earnings.

Bank Premises and Equipment
         Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 10 to 30 years for buildings and 3 to 15 years for equipment, and over the shorter of the lease terms or the estimated lives of leasehold improvements.

Excess of Cost Over Fair Value of Net Assets Acquired
         The excess of cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 25 years.
         As events or changes in circumstances warrant, the Company evaluates the realizability of goodwill by geographic region based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income before goodwill amortization expense over the remaining amortization period of the associated goodwill. To the extent that impairment exists, write-downs to realizable value are recorded.

Income Taxes
         The Parent Company and its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.
         Hibernia National Bank is subject to a Louisiana shareholder tax which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income tax. Hibernia National Bank of Texas is subject to Texas franchise tax.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
         In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to cease to recognize them as financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. Subsequently, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which defers until January 1, 1998, the implementation of certain aspects of the original statement. The Company will apply the new rules prospectively to transactions when required. The adoption of SFAS No. 125 is not expected to have a material impact on the financial condition or operating results of the Company.

Cash and Cash Equivalents
         Cash  and  cash   equivalents   include   cash  and  due  from   banks,
interest-bearing time deposits in domestic banks and federal funds sold and securities purchased under agreements to resell.

Reclassification
       Certain items included in the consolidated financial statements for 1995 and 1994 have been reclassified to conform with the 1996 presentation.

Note 2
Mergers
       The Company completed mergers with six Louisiana financial institutions in 1994 and four Louisiana financial institutions in 1995, all of which were accounted for as poolings of interests. In 1996, the Company completed mergers with five financial institutions, two in Louisiana and one in Northeast Texas which were accounted for as poolings of interests, and two in Louisiana which were accounted for as purchase transactions. The Company completed mergers with Commercial Bancshares, Inc. (Commercial), Bastrop National Bank (Bastrop), First Bancorp of Louisiana, Inc. (First Bancorp), First Continental Bancshares, Inc. (First Continental), Pioneer Bancshares Corporation (Pioneer) and First State Bank and Trust Company (First State) in 1994; American Bank (American), STABA Bancshares, Inc. (STABA), Progressive Bancorporation, Inc. (Progressive) and Bank of St. John (St. John) in 1995; and FNB Bancshares, Inc. (FNB), Bunkie Bancshares, Inc. (Bunkie), CM Bank Holding Company, Inc. (Calcasieu), St. Bernard Bank & Trust Co. (St. Bernard) and Texarkana National Bancshares, Inc. (Texarkana) in 1996. It should be noted that the merger with Texarkana was a holding company only merger, and Hibernia National Bank of Texas (formerly Texarkana National Bank) is a wholly-owned subsidiary of the Parent Company.

         The institutions with which the Company merged are collectively referred to as the "merged companies." The merged companies in transactions accounted for as poolings of interests are referred to as the "pooled companies," and the merged companies in transactions accounted for as purchases are referred to as the "purchased companies."

         The following table shows the merger date, consideration issued, exchange ratio and accounting method for each merger.

------------------------------------------------------------------------------------------------------
                                                                 Exchange
                            Merger Date     Consideration(1)        Ratio        Accounting Method
------------------------------------------------------------------------------------------------------
Commercial ......          July 1, 1994     2,367,481 shares       8.40:1     Pooling of interests
Bastrop .........          July 1, 1994     2,444,043 shares       8.15:1     Pooling of interests
First Bancorp ...        August 1, 1994     4,311,315 shares      18.14:1     Pooling of interests
First Continental        August 1, 1994     3,898,655 shares       1.41:1     Pooling of interests
Pioneer .........     December 31, 1994     8,370,512 shares      30.50:1     Pooling of interests
First State .....     December 31, 1994     3,350,000 shares      33.50:1     Pooling of interests
American ........         March 1, 1995     2,098,968 shares       4.82:1     Pooling of interests
STABA ...........           May 1, 1995     2,180,133 shares      18.33:1     Pooling of interests
Progressive .....          July 1, 1995     2,488,249 shares       4.05:1     Pooling of interests
St. John ........          July 1, 1995     3,338,700 shares      11.13:1     Pooling of interests
FNB .............       January 1, 1996       889,640 shares      92.00:1     Pooling of interests
Bunkie ..........      January 15, 1996     1,874,760 shares     170.34:1     Pooling of interests
Calcasieu .......       August 26, 1996     $    201,700,000          N/A                 Purchase
St. Bernard .....       October 1, 1996     $     46,600,000          N/A                 Purchase
Texarkana .......     December 31, 1996     6,236,621 shares       8.20:1     Pooling of interests
------------------------------------------------------------------------------------------------------
----------------
(1) All shares issued were Hibernia Class A Common Stock.


         The following table shows the key components of the results of operations of the merged companies accounted for as poolings of interests for the years ended December 31, 1995 and 1994.

--------------------------------------------------------------------------------------------------------

                                Hibernia         1995               1996 Pooled Companies
                             (originally       Pooled      -----------------------------------------
($ in thousands)                reported) Companies(1)      FNB      Bunkie   Texarkana       Total
--------------------------------------------------------------------------------------------------------
Year ended December 31, 1995
--------------------------------------------------------------------------------------------------------
Net interest income              $299,760     $  --       $2,483     $4,103     $14,410     $320,756

Net income .........             $123,859     $  --       $  788     $1,052     $ 3,186     $128,885
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Year ended December 31, 1994
--------------------------------------------------------------------------------------------------------
Net interest income              $260,103     $23,109     $2,093     $3,781     $12,030     $301,116

Net income .........             $ 84,651     $10,369     $  632     $1,254     $ 4,554     $101,460
--------------------------------------------------------------------------------------------------------
----------------
(1) Results of operations  for the year ended  December 31, 1995 are included in
Hibernia's results.

       Under the purchase method of accounting, the assets and liabilities of Calcasieu and St. Bernard were adjusted to their estimated fair value as of each purchase date. The excess of cost over the fair value of net assets acquired was $120,126,000 and is being amortized on a straight-line basis over 25 years. In addition, a core deposit intangible of $18,457,000 was recorded and is being amortized on an accelerated basis over 10 years. The following table presents unaudited pro forma information giving effect to the purchases of Calcasieu and St. Bernard as if the transactions had occurred at the beginning of each period presented. The effect of anticipated savings resulting from the mergers has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results.

--------------------------------------------------------------------------
($ in thousands, except per-share data)    Year Ended December 31
--------------------------------------------------------------------------
                                        1996         1995         1994
--------------------------------------------------------------------------
Interest and noninterest income     $781,416     $734,023     $635,404

Net income ....................     $ 99,165     $126,005     $ 98,974

Net income per common share ...     $   0.78     $   0.99     $   0.78
--------------------------------------------------------------------------


Note 3
Short-Term Investments
         The following is a summary of short-term investments.

-------------------------------------------------------------------------------
($ in thousands)                                           December 31
-------------------------------------------------------------------------------
                                                       1996       1995
-------------------------------------------------------------------------------
Federal funds sold and securities purchased
    under agreements to resell .................   $158,000   $ 96,321
Interest-bearing time deposits in domestic banks        293        927
--------------------------------------------------------------------------------
  Total short-term investments .................   $158,293   $ 97,248
--------------------------------------------------------------------------------


Note 4
Securities
         The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective December 31, 1993. On November 15, 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). In accordance with the Guide, Hibernia chose to reclassify securities from held to maturity to available for sale. At the date of transfer the amortized cost of those securities was $1,665,664,000 and net unrealized gains included in shareholders' equity were $21,522,000.
         A summary of securities classified as available for sale follows.

------------------------------------------------------------------------------------------
($ in thousands)                                        December 31, 1996
------------------------------------------------------------------------------------------
                                      Amortized         Fair   Unrealized   Unrealized
Type                                       Cost        Value        Gains       Losses
------------------------------------------------------------------------------------------
  U.S. Treasuries ................   $  359,758   $  365,171   $    5,445   $       32
  U.S. government agencies:
     Mortgage-backed securities ..    1,289,850    1,294,336       15,755       11,269
     Other .......................      332,890      333,388        1,917        1,419
   States and political subdivisions    133,705      135,593        2,431          543
   Other .........................       48,188       48,371          188            5
   Derivative financial instruments       1,765        1,815          967          917
------------------------------------------------------------------------------------------
     Total available for sale ....   $2,166,156   $2,178,674   $   26,703   $   14,185
------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
($ in thousands)                                        December 31, 1995
----------------------------------------------------------------------------------------
                                     Amortized          Fair   Unrealized   Unrealized
Type                                      Cost         Value        Gains       Losses
----------------------------------------------------------------------------------------
  U.S. Treasuries ................   $  345,791   $  356,526   $   10,896   $      161
  U.S. government agencies:
     Mortgage-backed securities ..    1,572,942    1,587,780       22,033        7,195
     Other .......................      261,999      261,958        1,363        1,404
   States and political subdivisions     85,876       87,224        1,524          176
   Other .........................       56,455       56,638          306          123
   Derivative financial instruments       1,945          103          587        2,429
----------------------------------------------------------------------------------------
     Total available for sale ....   $2,325,008   $2,350,229   $   36,709   $   11,488
----------------------------------------------------------------------------------------

         The following is a summary of realized gains and losses from the sale of available for sale securities for the years ended December 31, 1996, 1995 and 1994.

----------------------------------------------------------------------------
($ in thousands)                        Year Ended December 31
----------------------------------------------------------------------------
                                      1996       1995       1994
----------------------------------------------------------------------------
Realized gains .................   $   307    $ 1,790    $ 5,632
Realized losses ................    (5,613)    (1,542)    (7,301)
----------------------------------------------------------------------------
     Net realized gains (losses)   $(5,306)   $   248    $(1,669)
----------------------------------------------------------------------------

         Securities with carrying values of $1,988,002,000 and $1,915,529,000 at December 31, 1996 and 1995, respectively, were either pledged to secure public and trust deposits or sold under repurchase agreements.

-------------------------------------------------------------
($ in  thousands)                           December 31
                                         1996         1995
-------------------------------------------------------------
U.S. Treasuries .................   $  359,835   $  343,504
U.S. government agencies:
   Mortgage-backed securities ...    1,249,743    1,270,529
   Other ........................      322,691      271,470
States and political subdivisions       55,733       30,026
-------------------------------------------------------------
     Total pledged securities ...   $1,988,002   $1,915,529
-------------------------------------------------------------

       The amortized cost and estimated fair value by maturity of securities available for sale are shown in the following table. Securities are classified according to their contractual maturity without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

--------------------------------------------------------------
($ in thousands)                         December 31, 1996
--------------------------------------------------------------
                                      Amortized         Fair
                                           Cost        Value
--------------------------------------------------------------
Due in 1 year or less ............   $  204,828   $  205,304
Due after 1 year through 5 years .      531,388      538,173
Due after 5 years through 10 years      219,762      222,959
Due after 10 years ...............    1,210,178    1,212,238
--------------------------------------------------------------
    Total ........................   $2,166,156   $2,178,674
--------------------------------------------------------------

         One of the pooled companies entered into various derivative financial instruments to hedge against exposure to changes in interest rates in the market value of its securities available for sale portfolio. Notional principal amounts are used to express the volume of the various derivative financial instruments, but the amounts subject to credit risk are much smaller.
         The following table summarizes the notional amounts, amortized cost and estimated fair value of the derivative financial instruments held to hedge the available for sale portfolio at December 31, 1996 and 1995. The Company has included deferred gains and losses relating to sold, settled or terminated derivative financial instruments in amortized cost. The fair value of these instruments is included in the available for sale portfolio.

---------------------------------------------------------------------------------------------------------------
($ in thousands)                             Notional Value            Amortized Cost        Fair Value
---------------------------------------------------------------------------------------------------------------
                                                December 31             December 31    Year Ended December 31
---------------------------------------------------------------------------------------------------------------
                                             1996         1995        1996         1995        1996      1995
---------------------------------------------------------------------------------------------------------------
Interest rate swaps, caps and floors     $176,000     $175,000     $ 2,322      $ 1,686      $1,815     $ 516
U.S. Treasury put and call options .     $     --     $ 18,500     $  (206)     $  (183)     $--        $ 112
Treasury note short positions ......     $     --     $ 80,000     $  (351)     $    94      $--        $(244)
Eurodollar short positions .........     $     --     $205,000     $     --     $   348      $--        $(281)
---------------------------------------------------------------------------------------------------------------


Note 5
Loans
         The following is a summary of commercial loans and small business banking loans classified by repayment source and consumer loans classified by type.

---------------------------------------------------------------------
($ in thousands)                                 December 31
---------------------------------------------------------------------
                                               1996           1995
---------------------------------------------------------------------
Commercial:
    Commercial and industrial ......     $  865,855     $  659,949
    Services industry ..............        455,323        276,494
    Real estate ....................        419,081        353,347
    Health care ....................        227,315        166,350
    Transportation, communications
        and utilities ..............        182,417        184,111
    Energy .........................        143,214         85,804
    Other ..........................         45,959         42,702
---------------------------------------------------------------------
        Total commercial ...........      2,339,164      1,768,757
---------------------------------------------------------------------
Small Business Banking:
    Commercial and industrial ......        601,648        489,443
    Services industry ..............        183,192        114,238
    Real estate ....................        118,898        102,971
    Health care ....................         54,697         33,834
    Transportation, communications
        and utilities ..............         24,300         13,544
    Energy .........................          6,834          8,238
    Other ..........................        120,915        127,036
---------------------------------------------------------------------
        Total small business banking      1,110,484        889,304
---------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ............      1,082,191        830,404
        Junior liens ...............        121,200         78,392
    Indirect .......................        749,861        660,607
    Revolving credit ...............        144,435         89,294
    Other ..........................        495,693        406,435
---------------------------------------------------------------------
        Total consumer .............      2,593,380      2,065,132
---------------------------------------------------------------------
Total loans ........................     $6,043,028     $4,723,193
---------------------------------------------------------------------

         The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

-------------------------------------------------------
($ in thousands)                        December 31
-------------------------------------------------------
                                      1996        1995
-------------------------------------------------------
Nonaccrual loans .............     $16,043     $17,692
Restructured loans ...........        --          --
-------------------------------------------------------
    Nonperforming loans ......      16,043      17,692
-------------------------------------------------------
Foreclosed assets ............       5,206       6,114
Excess bank-owned property ...       3,670       2,946
-------------------------------------------------------
    Total nonperforming assets     $24,919     $26,752
-------------------------------------------------------

         The Company adopted SFAS No. 114 effective January 1, 1995. The adoption of SFAS No. 114 did not have a material impact on the financial condition or operating results of the Company. At December 31, 1996 and 1995 the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $14,314,000 and $16,192,000, respectively. Included in the 1996 and 1995 amounts were $10,334,000 and $14,287,000, respectively, of impaired loans for which the related reserve for possible loan losses was $1,453,000 and $2,265,000, respectively. At December 31, 1996 and 1995 impaired loans that did not have a reserve for possible loan losses amounted to $3,980,000 and
$1,905,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995 was approximately $15,759,000 and $18,603,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1996 and 1995, the Company recognized interest income on impaired loans of $2,296,000 and $2,126,000, respectively.
         Interest income in the amount of $3,056,000 for 1996, $3,860,000 for 1995 and $6,914,000 for 1994 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $2,296,000, $2,126,000 and $3,366,000 of interest income on nonperforming loans during 1996, 1995 and 1994, respectively.
         The following is a summary of activity in the reserve for possible loan losses.

----------------------------------------------------------------------------
($ in thousands)                                 Year Ended December 31
----------------------------------------------------------------------------
                                               1996         1995        1994
----------------------------------------------------------------------------
Balance at beginning of year ..........   $ 150,516    $ 156,005    $ 186,562
    Loans charged off .................     (34,875)     (24,985)     (31,520)
    Recoveries ........................      19,141       18,356       18,832
--------------------------------------------------------------------------------
     Net loans charged off ...........      (15,734)      (6,629)     (12,688)
--------------------------------------------------------------------------------
    Provision for possible loan losses      (12,625)       1,140      (17,869)
    Addition due to purchased companies       5,611         --           --
--------------------------------------------------------------------------------
Balance at end of year ................   $ 127,768    $ 150,516    $ 156,005
--------------------------------------------------------------------------------


Note 6
Related-Party Transactions
         Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.
         Loans outstanding to related parties were $72,778,000 and $41,448,000 at December 31, 1996 and 1995, respectively. The change during 1996 reflects $232,581,000 in loan advances and $201,251,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless the director had the ability to significantly influence the other entity.
       Securities sold to related parties under repurchase agreements amounted to $3,004,000 and $7,021,000 at December 31, 1996 and 1995, respectively.

Note 7
Bank Premises and Equipment
         The   following   details  bank  premises  and  equipment  and  related
depreciation and amortization expense.

-----------------------------------------------------------------------------
($ in thousands)                                         December 31
-----------------------------------------------------------------------------
                                                      1996         1995
-----------------------------------------------------------------------------
Land .........................................   $  32,484    $  27,192
Bank premises ................................     135,997       93,639
Leasehold improvements .......................      36,001       32,582
Furniture and equipment ......................     135,273      128,161
--------------------------------------------------------------------------------
                                                   339,755      281,574
Less accumulated depreciation and amortization    (167,648)    (153,268)
--------------------------------------------------------------------------------
Total ........................................   $ 172,107    $ 128,306
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
($ in thousands)                                                   Year Ended December 31
--------------------------------------------------------------------------------------------
                                                                1996      1995        1994
--------------------------------------------------------------------------------------------
Provisions for depreciation and amortization included in:
        Occupancy expense ...............................    $ 6,693    $ 5,714    $ 7,514
        Equipment expense ...............................     18,995     12,194     10,187
--------------------------------------------------------------------------------------------
Total ...................................................    $25,688    $17,908    $17,701
--------------------------------------------------------------------------------------------

         In March  1995,  the FASB  issued  SFAS No.  121,  "Accounting  for the
Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations, including related goodwill, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS No. 121 in the first quarter of 1996 did not have a material effect on the financial condition or operating results of the Company.


Note 8
Time Deposits
         Domestic certificates of deposit of $100,000 or more amounted to $1,326,000,000 and $900,488,000 at December 31, 1996 and 1995, respectively.
Interest on these certificates amounted to $61,214,000, $52,347,000 and $35,398,000 in 1996, 1995 and 1994, respectively.
         Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, were $71,015,000 and $45,466,000 at December 31, 1996 and 1995, respectively. Interest expense on foreign deposits amounted to $2,261,000, $2,018,000 and $794,000 for 1996, 1995 and 1994, respectively.


Note 9
Debt
         The following is a summary of outstanding debt.

--------------------------------------------------------------------------------
($ in thousands)                                                 December 31
--------------------------------------------------------------------------------
                                                             1996           1995
--------------------------------------------------------------------------------
Federal Home Loan Bank short-term advance,
  bearing interest at 5.77%, secured by
  two commercial real estate notes receivable,
  interest payable monthly, maturing March 1997 ....       $42,202       $  --
Federal Home Loan Bank long-term advances ..........         7,654        31,403
Federal Reserve Bank treasury, tax and
  loan account .....................................         1,493         1,694
Other ..............................................          --           1,264
--------------------------------------------------------------------------------
  Total ............................................       $51,349       $34,361
--------------------------------------------------------------------------------

         The Federal Home Loan Bank (FHLB) advances are secured by the Company's investment in FHLB stock which totaled $28,863,000 and $26,732,000 at December 31, 1996 and 1995, respectively, and also by a blanket floating lien on portions of the Company's residential loan portfolio. The long-term advances accrue interest at contractual rates of 4.6% to 8.4%, are due in monthly installments of approximately $130,000, including interest, and are scheduled to amortize through various dates between 1997 and 2015. However, should the loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.
         The Federal Reserve Bank treasury, tax and loan account is an open-ended note option with the Federal Reserve Bank of Dallas.
       Maturities of debt are as follows:  1997 - $44,801,000;  1998 - $859,000;
1999  -  $840,000;  2000  -  $846,000;  2001  -  $1,013,000;  and  thereafter  -
$2,990,000.


Note 10
Other Assets and Other Liabilities
         The following are summaries of other assets and other liabilities.

----------------------------------------------------------------------
($ in thousands)                                      December 31
----------------------------------------------------------------------
                                                     1996       1995
----------------------------------------------------------------------
Other assets:
    Accrued interest receivable ...............   $ 63,074   $ 56,318
    Deferred income taxes .....................     47,523     56,227
    Foreclosed assets and excess
      bank-owned property .....................      8,876      9,060
    Mortgage servicing rights .................      6,214      4,059
    Goodwill ..................................    134,590     19,096
    Core deposit intangibles ..................     16,580       --
    Other .....................................     47,030     58,832
----------------------------------------------------------------------
      Total other assets ......................   $323,887   $203,592
----------------------------------------------------------------------

Other liabilities:
    Accrued interest payable ..................   $ 34,990   $ 29,338
    Trade accounts payable and
      accrued liabilities .....................     70,320     53,316
    Trade date securities purchases not settled     17,416       --
    Reserve for future rental payments
      under sale/leaseback ....................     20,667     20,829
    Other .....................................     21,935     15,245
----------------------------------------------------------------------
      Total other liabilities .................   $165,328   $118,728
----------------------------------------------------------------------

         As of January 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires that the cost to acquire or originate a mortgage loan be allocated between the loan and the right to service the loan if the acquiring or originating entity intends to sell or securitize the loan and retain the servicing rights. In addition, SFAS No. 122 requires the assessment of capitalized mortgage servicing rights for impairment based on the fair value of those rights. The adoption of SFAS No. 122 did not have a material effect on the financial condition or operating results of the Company.
         Amortization expense relating to goodwill totaled $4,632,000, $3,107,000 and $22,175,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Accumulated amortization relating to goodwill at December 31, 1996 and 1995 totaled $69,439,000 and $64,807,000, respectively. In addition, amortization expense relating to core deposit intangibles totaled $1,877,000 in 1996, and accumulated amortization totaled $1,877,000 at December 31, 1996.
         In 1994, amortization expense included a $16,142,000 charge for the impairment of goodwill associated with acquisitions consummated in the mid-to-late 1980s. As the result of a new organizational structure implemented during the third quarter of 1994, management conducted an analysis which estimated the discounted cumulative net income for each primary geographic region over the remaining amortization period of the associated goodwill of approximately nine years. Purchase prices for these acquisitions which gave rise to the recorded goodwill reflected management's intent at the time to generate efficiencies by merging the operations of the acquired institutions and increasing market share from the resulting base. The analysis indicated that projected performance of the Company's existing franchise in two regions would not be adequate to support the remaining unamortized goodwill resulting from previous acquisitions. The impaired goodwill was written off in one instance and written down to realizable value in another. In addition, $1,449,000 of goodwill previously recorded by one of the merged companies was written off during 1994.


Note 11
Preferred and Common Stock
         The Company has authorized 100,000,000 shares of no par value preferred stock. At December 31, 1996, 2,000,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock) were issued and outstanding. The Series A Preferred Stock is nonconvertible, with a $50 per share liquidation preference and a 6.9% annual dividend through October 1, 2001, payable on the first business day of each calendar quarter. Beginning October 1, 2001 the dividend rate is adjustable but will not be less than 7.4% nor greater than 13.4% per annum. Proceeds from the September 30, 1996 issuance totaled $98,000,000, which is net of $2,000,000 in issuance costs. The Series A Preferred Stock qualifies as Tier 1 capital for regulatory purposes and is redeemable at Hibernia's option (with prior Federal Reserve Board approval) at any time after October 1, 2001.
         The Company has authorized 200,000,000 shares of no par value Class A Common Stock. At December 31, 1996, 128,805,305 shares were issued and 128,755,305 shares were outstanding. At December 31, 1995, 128,311,148 shares were issued and 128,293,741 shares were outstanding. The Company held 50,000 and 17,407 shares of Class A Common Stock in treasury at December 31, 1996 and 1995, respectively.


Note 12
Per Share Data
         Income per common share data are based on the weighted average number of common shares outstanding of 126,765,513, 126,880,767 and 127,595,944 in
1996, 1995 and 1994, respectively. These weighted averages exclude 1,681,835 and 1,358,201 average common shares in 1996 and 1995, respectively, held by the Hibernia Employee Stock Ownership Plan (discussed in Note 14) which have not been committed to be released. The common shares issued in all mergers accounted for as poolings of interests consummated in 1996, 1995 and 1994 are considered to be outstanding as of January 1, 1994, the beginning of the earliest period presented.


Note 13
Employee Benefit Plans
         The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their compensation, with the Company matching a certain portion of employee contributions. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. At December 31, 1996, the RSP owned approximately 1,800,000 shares of Hibernia Class A Common Stock. The Company's contributions to the RSP totaled $4,874,000 in 1996, $2,896,000 in 1995 and $1,361,000 in 1994.
         The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $16,850,000, $10,519,000 and $12,607,000 for the years ended December 31, 1996, 1995 and 1994, respectively.
         During 1993, the Company established a plan (1993-1994 Plan) for grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under the 1993-1994 Plan, if the Company achieved certain predetermined performance goals during the two-year period from January 1, 1993 through December 31, 1994, the Company would award Hibernia Class A Common Stock to certain members of management who contributed to that achievement. Approximately 260,000 shares of restricted common stock were awarded in 1995, net of personal tax withholding. Compensation expense of $1,477,000 was recorded in 1994 relating to the 1993-1994 Plan.
         During 1995, the Company established a new plan (1995-1997 Plan) similar to the 1993-1994 Plan. The 1995-1997 Plan covers the three-year period from January 1, 1995 through December 31, 1997. Compensation expense of $3,148,000 and $1,619,000 was recorded in 1996 and 1995, respectively, relating to the 1995-1997 Plan.
         Certain of the merged companies had adopted retention agreements to encourage certain officers and other key employees of the merged companies to continue their employment through the consummation of a merger. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key employees prior to legal merger. Compensation expense related to these agreements totaled $997,000, $1,195,000 and $1,400,000 in 1996, 1995 and 1994, respectively.


Note 14
Employee Stock Ownership Plans
         During 1995, the Company  instituted an employee  stock  ownership plan
(ESOP) in which substantially all employees participate. The ESOP, with a guarantee of the Parent Company, borrowed funds from Hibernia National Bank to purchase Hibernia Class A Common Stock. The ESOP is expected to acquire up to $30,000,000 of Hibernia Class A Common Stock in open-market purchases of which $16,350,000 had been acquired at December 31, 1996. At December 31, 1996 and 1995, the ESOP owned approximately 2,036,000 and 2,009,000 shares of Hibernia Class A Common Stock and had an outstanding debt obligation of $13,318,000 and $14,390,000, respectively. The Banks make annual contributions to the ESOP in an amount determined by their Boards of Directors, but at least equal to the ESOP's minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 1996 and 1995 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees.
         The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as debt of the Parent Company and the shares pledged as collateral are reported as unearned compensation in equity. Hibernia National Bank's loan asset and the Parent Company's debt liability eliminate in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest by the Parent Company.
         Compensation expense of $2,882,000 and $2,395,000 relating to this ESOP was recorded during 1996 and 1995, respectively. The ESOP held 440,000 and 223,000 allocated shares and 1,596,000 and 1,786,000 suspense shares at December 31, 1996 and 1995, respectively. The fair value of the suspense shares at December 31, 1996 and 1995 was $21,145,000 and $19,200,000, respectively.
         Texarkana National Bancshares, Inc. (Texarkana), which merged with the Parent Company on December 31, 1996, maintained an ESOP (the Texarkana ESOP). This ESOP, which remained in existence subsequent to the merger, covers substantially all Texarkana employees. Upon completion of five years of service, participants are fully vested in their accounts. Compensation expense related to the Texarkana ESOP totaled $350,000, $350,000 and $300,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The Texarkana ESOP held 1,024,000 and 979,000 allocated shares of Hibernia Class A Common Stock and 74,000 and 102,000 suspense shares at December 31, 1996 and 1995, respectively. The fair value of the suspense shares at December 31, 1996 and 1995 was $974,000 and $1,102,000, respectively. At December 31, 1996, the Texarkana ESOP had a note payable to an unaffiliated bank in the amount of $359,000, which was secured by approximately 74,000 shares of Hibernia Class A Common Stock owned by the Texarkana ESOP.


Note 15
Stock Options
         SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective January 1, 1996, established financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees and directors receive shares of stock or other equity instruments of the company, or the company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
         The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The options are granted at no less than the fair market value of the stock at the date of grant. Options granted to directors under the 1987 Stock Option Plan vest in six months. All other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.
         Options granted to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan generally expire 10 years from the date of grant unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 365 days.
         At December 31, 1996, shares available for grant under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan amounted to 152,772, 649,973 and 712,500, respectively.
         The following summarizes the activity in the plans during 1996, 1995 and 1994.

-----------------------------------------------------------------------------------------------------
                                                                                           Weighted-
                                                                                             Average
                                                            Incentive   Non-Qualified Exercise Price
-----------------------------------------------------------------------------------------------------

1987 Stock Option Plan:
Outstanding, December 31, 1993 ......................        175,553       1,373,884      $ 7.28
Granted .............................................           --            20,000        8.28
Canceled ............................................           --            (2,978)       4.94
Exercised ...........................................           --           (16,024)       4.94
--------------------------------------------------------------------------------------------------
Outstanding, December 31, 1994 ......................        175,553       1,374,882        7.32
Granted (weighted-average fair value $2.41 per share)           --            10,000        8.31
Canceled ............................................         (7,500)         (1,474)       5.25
Exercised ...........................................         (5,625)        (22,422)       4.82
--------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 ......................        162,428       1,360,986        7.40
Granted (weighted-average fair value $3.47 per share)           --             5,000       11.56
Canceled ............................................         (1,875)           --          4.38
Exercised ...........................................           --           (22,398)       4.94
--------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................        160,553       1,343,588      $ 7.45
--------------------------------------------------------------------------------------------------
Exercisable, December 31, 1996 ......................        146,640       1,191,834      $ 7.47
--------------------------------------------------------------------------------------------------

Long-Term Incentive Plan:
Outstanding, December 31, 1993 ......................           --           905,000      $ 7.25
Granted .............................................         12,598       1,673,476        7.95
Award of restricted stock ...........................           --             3,000         --
Canceled ............................................           --           (59,928)       7.54
Issuances of restricted stock .......................           --            (3,000)        --
--------------------------------------------------------------------------------------------------
Outstanding, December 31, 1994 ......................         12,598       2,518,548        7.71
Granted (weighted-average fair value $2.09 per share)           --         1,458,200        6.98
Award of restricted stock ...........................           --           264,347         --
Canceled ............................................           --          (208,150)       7.43
Exercised ...........................................           --           (22,150)       7.23
Issuances of restricted stock .......................           --          (264,347)        --
--------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 ......................         12,598       3,746,448        7.45
Granted (weighted-average fair value $2.76 per share)           --         1,527,800       10.20
Award of restricted stock ...........................           --             5,775         --
Canceled ............................................           --          (282,718)       8.10
Exercised ...........................................           --          (149,558)       7.53
Issuances of restricted stock .......................           --            (5,775)        --
--------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................         12,598       4,841,972      $ 8.27
--------------------------------------------------------------------------------------------------
Exercisable, December 31, 1996 ......................           --         1,211,289      $ 7.69
--------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------
                                                                                   Weighted-
                                                                                     Average
                                                     Incentive  Non-Qualified Exercise Price
----------------------------------------------------------------------------------------------

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1993 ......................        -       75,000      $    7.31
Granted .............................................        -       80,000           7.88
----------------------------------------------------------------------------------------------
Outstanding, December 31, 1994 ......................        -      155,000           7.60
Granted (weighted-average fair value $2.41 per share)        -       80,000           8.13
Exercised ...........................................        -       (2,500)          7.31
----------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 ......................        -      232,500           7.79
Granted (weighted-average fair value $2.89 per share)        -       75,000          10.44
Canceled ............................................        -      (22,500)          7.56
Exercised ...........................................        -      (21,250)          7.70
----------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................        -      263,750      $    8.57
----------------------------------------------------------------------------------------------
Exercisable, December 31, 1996 ......................        -       85,000      $    7.64
----------------------------------------------------------------------------------------------

The following table presents the weighted-average remaining life as of December 31, 1996 for options outstanding for the 1987 Stock Option Plan, Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan within the stated exercise price ranges.

--------------------------------------------------------------------------------------------------------------
                                                          Outstanding                    Exercisable
--------------------------------------------------------------------------------------------------------------
             Exercise                                  Weighted-       Weighted-                   Weighted-
           Price Range                    Number         Average         Average      Number         Average
            Per Share                 of Options  Exercise Price  Remaining Life  of Options  Exercise Price
--------------------------------------------------------------------------------------------------------------

1987 Stock Option Plan:
  $4.19 to $7.19 .................     1,271,010        $ 5.85      5.75 years     1,110,343       $ 5.66
  $7.88 to $11.56 ................        35,000        $ 8.76      7.95 years        30,000       $ 8.29
  $14.94 to $18.80 ...............       198,131        $17.51      1.58 years       198,131       $17.51
--------------------------------------------------------------------------------------------------------------

Long-Term Incentive Plan:
  $5.94 to $7.94 .................     3,338,231        $ 7.42      7.34 years     1,176,950       $ 7.66
  $8.13 to $10.63 ................     1,516,339        $10.14      9.17 years        34,339       $ 8.73
--------------------------------------------------------------------------------------------------------------

1993 Directors' Stock Option Plan:
  $7.31 to $10.44 ................       263,750        $ 8.57      7.98 years        85,000       $ 7.64
--------------------------------------------------------------------------------------------------------------

         The following pro forma information was determined as if the Company had accounted for stock options issued in 1996 and 1995 using the fair-value-based method as defined in SFAS No. 123. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.44% and 7.74%; expected dividend yields of 2.74% and 3.41%; expected volatility factors of the market price of the Company's Class A Common Stock of 23% and 29%; and an expected life of the options of 10 years.
         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

       For purposes of pro forma disclosures, the estimated fair value of the options granted in 1996 and 1995 is amortized to expense over the options' vesting period. Since the Company's options generally vest over a four-year period, the pro forma disclosures are not indicative of future amounts until SFAS No. 123 is applied to all outstanding, nonvested options.

-----------------------------------------------------------------------------------------------
($ in thousands)                                            December 31
-----------------------------------------------------------------------------------------------
                                            1996                            1995
-----------------------------------------------------------------------------------------------
                                As Reported       Pro Forma     As Reported       Pro Forma
-----------------------------------------------------------------------------------------------
Net income ................     $   109,950     $   108,821     $   128,885     $   128,377

Net income per common share     $      0.85     $      0.84     $      1.02     $      1.01
-----------------------------------------------------------------------------------------------



Note 16
Income Taxes
       Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows.

--------------------------------------------------------------------------------------
($ in thousands)                                         Year Ended December 31
--------------------------------------------------------------------------------------
                                                     1996         1995         1994
--------------------------------------------------------------------------------------
Current tax expense:
     Federal income tax .....................    $ 51,056     $ 29,075     $ 24,802
     State income tax .......................       3,648        3,710        3,310
--------------------------------------------------------------------------------------
Total current tax expense ...................      54,704       32,785       28,112
--------------------------------------------------------------------------------------
Deferred tax expense (benefit):
     Federal income tax .....................       1,497       14,633       16,259
--------------------------------------------------------------------------------------
     Change in deferred tax valuation reserve       3,317      (36,551)     (36,586)
--------------------------------------------------------------------------------------
Total deferred tax expense (benefit) ........       4,814      (21,918)     (20,327)
--------------------------------------------------------------------------------------
Income tax expense ..........................    $ 59,518     $ 10,867     $  7,785
--------------------------------------------------------------------------------------
Shareholders' equity:
     Change in unrealized gains (losses)
        on securities available for sale ....    $ (4,385)    $ 18,205     $(14,237)
     Change in deferred tax valuation reserve        --         (8,380)      13,176
--------------------------------------------------------------------------------------
Total shareholders' equity ..................    $ (4,385)    $  9,825     $ (1,061)
--------------------------------------------------------------------------------------

         The reconciliation of the federal statutory income tax rate to the Company's effective rate is as follows.

-------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                            Year Ended December 31
-------------------------------------------------------------------------------------------------------------------------
                                                         1996                    1995                     1994
-------------------------------------------------------------------------------------------------------------------------
                                                  Amount        Rate       Amount        Rate       Amount        Rate
-------------------------------------------------------------------------------------------------------------------------
Tax expense based on federal statutory rate     $ 59,314        35.0%    $ 48,913        35.0%    $ 38,236        35.0%
Tax-exempt interest .......................       (3,812)       (2.3)      (4,188)       (3.0)      (4,068)       (3.7)
State income tax, net of federal benefit ..        2,371         1.4        2,411         1.7        2,151         2.0
Goodwill ..................................        1,621         1.0        1,088         0.8        6,706         6.1
Benefit from change in deferred tax
  valuation reserve .......................           --          --      (36,551)      (26.1)     (36,586)      (33.5)
Other .....................................           24          --         (806)       (0.6)       1,346         1.2
-------------------------------------------------------------------------------------------------------------------------
Income tax expense ........................     $ 59,518        35.1%    $ 10,867         7.8%    $  7,785         7.1%
-------------------------------------------------------------------------------------------------------------------------


         Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes, and capital loss, net operating loss and alternative minimum tax credit carryforwards. At December 31, 1996, the Company had $9,477,000 in capital loss carryforwards for federal income tax purposes, which expire in 1997. The tax effects of the cumulative temporary differences and capital loss carryforwards which create deferred tax assets and liabilities at December 31, 1996 and 1995, are detailed in the following table.

----------------------------------------------------------------------
($ in thousands)                                  December 31
----------------------------------------------------------------------
                                               1996          1995
----------------------------------------------------------------------
Deferred tax assets:
    Reserve for possible loan losses .     $ 44,719      $ 51,593
    Sale/leaseback ...................        7,527         6,810
    Loan fees ........................        2,528         2,285
    Foreclosed assets ................        1,596         2,135
    Capital loss carryforward ........        3,317          --
    Other ............................       19,904        14,425
----------------------------------------------------------------------
Total deferred tax assets ............       79,591        77,248
----------------------------------------------------------------------
Deferred tax liabilities:
    Net unrealized gains on securities
       available for sale ............        4,378         8,763
    Depreciation .....................       10,188         4,817
    Core deposit intangibles .........        5,489          --
    Discounts on securities ..........           71         1,123
    Other ............................        8,625         6,318
----------------------------------------------------------------------
Total deferred tax liabilities .......       28,751        21,021
----------------------------------------------------------------------
Deferred tax assets, net of
  deferred tax liabilities ...........       50,840        56,227
Deferred tax valuation reserve .......       (3,317)         --
----------------------------------------------------------------------
Total net deferred tax asset .........     $ 47,523      $ 56,227
----------------------------------------------------------------------

         Management assesses realizability of the net deferred tax asset based on the Company's ability to: first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value. The December 31, 1996 deferred tax valuation reserve is the result of the potential inability of the Company to generate capital gains in 1997.


Note 17
Leases
         The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2036. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.
         Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $10,966,000, $10,528,000 and $10,522,000 in 1996, 1995 and 1994, respectively.
         The future minimum rental commitments at December 31, 1996, for all long-term operating leases are as follows: 1997 - $9,846,000; 1998 - $9,336,000; 1999 - $8,753,000; 2000 - $8,160,000; 2001 - $7,980,000; and thereafter -
$56,670,000.


Note 18
Other Operating Expense
         The following is a summary of other operating expense.

-------------------------------------------------------------------------
($ in thousands)                            Year Ended December 31
-------------------------------------------------------------------------
                                            1996        1995        1994
-------------------------------------------------------------------------
Telecommunications .................     $ 8,844     $ 7,089     $ 4,417
Advertising and promotional expenses       9,709       7,430       6,177
Postage ............................       6,224       5,302       4,843
Stationery and supplies ............       6,610       6,393       5,555
Professional fees ..................       7,542       7,793      11,983
State taxes on equity ..............       6,000       4,491       3,164
Regulatory expense .................       1,196       8,493      15,663
Loan collection expense ............       2,494       2,149       1,822
Other ..............................      28,469      27,602      32,685
-------------------------------------------------------------------------
    Total other operating expense ..     $77,088     $76,742     $86,309
-------------------------------------------------------------------------


Note 19
Hibernia Corporation
         The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

-----------------------------------------------------------
Balance Sheets
-----------------------------------------------------------
($ in thousands)                         December 31
-----------------------------------------------------------
                                        1996         1995
-----------------------------------------------------------
Investment in bank subsidiaries     $779,925     $711,653
Other assets ..................      183,449       82,611
-----------------------------------------------------------
    Total assets ..............     $963,374     $794,264
-----------------------------------------------------------
Other liabilities .............     $ 13,671     $ 10,803
Debt ..........................       13,318       15,654
Shareholders' equity ..........      936,385      767,807
-----------------------------------------------------------
    Total liabilities and
      shareholders' equity ....     $963,374     $794,264
-----------------------------------------------------------


--------------------------------------------------------------------------------
Income Statements
--------------------------------------------------------------------------------
($ in thousands)                             Year Ended December 31
--------------------------------------------------------------------------------
                                             1996          1995         1994
--------------------------------------------------------------------------------
Equity in undistributed income
    of subsidiaries ............     $  76,524     $  56,584      $  59,746
Dividends from bank subsidiaries        30,845        68,001         45,172
Other income ...................         6,056         3,684          2,335
--------------------------------------------------------------------------------
    Total income ...............       113,425       128,269        107,253
--------------------------------------------------------------------------------
Interest expense ...............             3           207          2,236
Other expense ..................         2,107         3,403          7,391
--------------------------------------------------------------------------------
    Total expense ..............         2,110         3,610          9,627
--------------------------------------------------------------------------------
Income before taxes ............       111,315       124,659         97,626
Income tax expense (benefit) ...         1,365        (4,226)        (3,834)
--------------------------------------------------------------------------------
Net income .....................     $ 109,950     $ 128,885      $ 101,460
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Statements of Cash Flows
--------------------------------------------------------------------------------
($ in thousands)                                 Year Ended December 31
--------------------------------------------------------------------------------
                                             1996         1995         1994
--------------------------------------------------------------------------------
Operating activities
    Net income ......................   $ 109,950    $ 128,885    $ 101,460
    Non-cash adjustment for equity
      in subsidiaries' undistributed
      net income ....................     (76,524)     (56,584)     (59,746)
    Other adjustments ...............       1,833      (10,719)     (10,441)
--------------------------------------------------------------------------------
Net cash provided by
        operating activities ........      35,259       61,582       31,273
--------------------------------------------------------------------------------
Investing activities
    Investment in subsidiaries ......      (3,000)        (100)        --
    Purchases of securities available
       for sale .....................        --           (484)      (2,605)
    Proceeds from sales of securities
       available for sale ...........        --            453          907
    Maturities of securities
       available for sale ...........        --          1,600        1,633
    Net decrease (increase) in loans        2,206      (10,867)        --
--------------------------------------------------------------------------------
Net cash used by investing activities        (794)      (9,398)         (65)
--------------------------------------------------------------------------------
Financing activities
    Payments on debt ................      (1,264)      (3,506)     (27,190)
    Purchase of treasury stock ......        (880)        (563)      (2,414)
    Dividends paid ..................     (36,423)     (30,779)     (21,338)
    Issuance of preferred stock .....      98,000         --           --
    Issuance of common stock ........       6,141        3,634        4,680
--------------------------------------------------------------------------------
Net cash provided (used) by
         financing activities .......      65,574      (31,214)     (46,262)
--------------------------------------------------------------------------------
    Increase (decrease) in cash .....     100,039       20,970      (15,054)
Cash at beginning of year ...........      67,223       46,253       61,307
--------------------------------------------------------------------------------
Cash at end of year .................   $ 167,262    $  67,223    $  46,253
--------------------------------------------------------------------------------

Note 20
Financial Instruments and Derivative Financial Instruments
         Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, among them, core deposit intangibles, loan servicing rights, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
         The carrying amount of cash and short-term investments, demand deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate agreements and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and debt is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.

         Interest rates are not adjusted for changes in credit risk of performing commercial and small business banking loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.
         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for possible loan losses which totaled $127,768,000 at December 31, 1996.
         The fair value estimates presented are based on information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented. None of the assets or liabilities included in the following table are held for trading purposes.

-------------------------------------------------------------------------------------------------
($ in thousands)                                             December 31
-------------------------------------------------------------------------------------------------
                                                    1996                        1995
-------------------------------------------------------------------------------------------------
                                          Carrying           Fair       Carrying          Fair
                                            Amount          Value         Amount         Value
-------------------------------------------------------------------------------------------------
Assets
    Cash and short-term investments     $  716,733     $  716,733     $  500,915     $  500,915
    Securities available for sale .     $2,178,674     $2,178,674     $2,350,229     $2,350,229
    Commercial loans ..............     $2,339,164     $2,349,641     $1,768,757     $1,782,063
    Small business banking loans ..     $1,110,484     $1,116,752     $  889,304     $  895,551
    Consumer loans ................     $2,593,380     $2,556,323     $2,065,132     $2,064,284
Liabilities
    Demand deposits ...............     $1,540,917     $1,540,917     $1,236,735     $1,236,735
    Interest-bearing deposits .....     $6,280,886     $6,306,859     $5,332,962     $5,344,076
    Short-term borrowings .........     $  331,796     $  331,796     $  265,126     $  265,126
    Debt ..........................     $   51,349     $   52,337     $   34,361     $   34,499
-------------------------------------------------------------------------------------------------

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

---------------------------------------------------------------------------------------
($ in thousands)                                       December 31
---------------------------------------------------------------------------------------
                                      1996                            1995
---------------------------------------------------------------------------------------
                             Contract           Fair        Contract           Fair
($ in thousands)               Amount          Value          Amount          Value
---------------------------------------------------------------------------------------

Commitments
  to extend credit ...     $1,790,518     $  (16,971)     $1,199,500     $  (11,572)
---------------------------------------------------------------------------------------

Letters of credit and
  financial guarantees     $  131,970     $     (966)     $  116,149     $     (857)
---------------------------------------------------------------------------------------


         The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer oriented and, generally, matched trading positions are established to minimize risk to the Company. However, to meet the needs of customers, the Company also serves as the counterparty for certain transactions.
         The credit exposure that results from interest-rate contracts held for trading purposes is limited to the current fair value of asset derivative positions, which at December 31, 1996 was $913,000. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.
         The amounts disclosed in the following table represent the end-of-period notional and fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair value of those instruments during the year. This table includes an interest rate swap agreement with a notional amount of $68,000,000 as of December 31, 1995. The Company was a guarantor of this agreement, which was executed by one of the Company's customers, and the Company's exposure to loss was limited to the difference between the interest payments the customer was obligated to pay and those it was entitled to receive. This interest rate swap agreement matured January 2, 1996.
         Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

------------------------------------------------------------------------------------------------------------------------------------
($ in thousands)                           Notional Value                  Fair Value                 Average Fair Value
------------------------------------------------------------------------------------------------------------------------------------
                                            December 31                      December 31            Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                            1996          1995           1996            1995            1996            1995
------------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps
    Assets .....................       $ 56,099       $  4,716       $    881        $    113        $    993        $    175
    Liabilities ................       $ 46,099       $ 73,566       $   (515)       $    (96)       $   (726)       $ (1,328)
Options, caps and floors held ..       $ 53,687       $120,063       $     32        $     28        $    (35)       $    177
Options, caps and floors written       $ 54,062       $120,598       $    (36)       $    (30)       $     30        $   (203)
------------------------------------------------------------------------------------------------------------------------------------

         The Company also enters into interest rate contracts in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into a rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. At December 31, 1996 and 1995, the Company was party to several contracts to manage the interest rate risk of securities available for sale, as discussed in Note 4.


Note 21
Regulatory Matters and Dividend Restrictions
         The Company and the Banks are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.
         As of December 31, 1996 and 1995, the most recent notifications from the OCC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have a leverage capital ratio of at least 5.0% and Tier 1 and total risk-based ratios of at least 6.0% and 10.0%, respectively. There are no conditions or events since those notifications that management believes have changed the Banks' category.




          The Company's and the Banks' actual capital amounts and ratios are presented in the following table.

---------------------------------------------------------------------------------------------------
                                       Tier 1                Total                 Tier 1
($ in thousands)                 Risk-Based Capital     Risk-Based Capital        Leverage
---------------------------------------------------------------------------------------------------
                                   Amount     Ratio      Amount      Ratio      Amount   Ratio
---------------------------------------------------------------------------------------------------
December 31, 1996
    Hibernia Corporation .       $777,075    12.07%    $858,137     13.33%    $777,075    8.78%
    Hibernia National Bank       $583,784     9.41%    $661,952     10.67%    $583,784    6.91%
    Hibernia National Bank
      of Texas ...........       $ 37,183    15.42%    $ 40,027     16.60%    $ 37,183    9.24%

December 31, 1995
    Hibernia Corporation .       $732,255    14.66%    $795,798     15.93%    $732,255    9.71%
    Hibernia National Bank       $640,988    13.33%    $702,198     14.60%    $640,988    8.96%
    Hibernia National Bank
      of Texas ...........       $ 34,641    15.26%    $ 37,479     16.51%    $ 34,641    8.65%
---------------------------------------------------------------------------------------------------


         Under current FRB regulations, each of the Banks may lend the Parent Company up to 10% of their capital and surplus.
         The payment of dividends by the Banks to the Parent Company is restricted by various regulatory and statutory limitations. In 1997, the Banks will have available to pay dividends to the Parent Company, without approval of the OCC, approximately $134,830,000, plus net retained profits earned in 1997 prior to the dividend declaration date.
         Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $19,844,000 in 1996 and $27,400,000 in 1995.


Note 22
Contingencies
         The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or results of operations of the Company.