Form 10-K, Exhibit 13
period 1997-12-31
HIBERNIA CORP
filed 1998-03-27
CIK 47288

HIBERNIA CORPORATION

Corporate Offices                           Mailing Address
313 Carondelet Street                       P.O. Box 61540
New Orleans, LA  70130                      New Orleans, LA  70161
504-533-3333                                Internet:
                                            http://www.hiberniabank.com

Stock Listing

The common stock of Hibernia Corporation is listed on the New York Stock Exchange under the ticker symbol "HIB." Price and volume information are listed under "Hibernia" and "HIB" in The Wall Street Journal and under similar designations in other daily newspapers. At December 31, 1997, Hibernia Corporation had 13,700 shareholders of record and 4,429 full-time equivalent employees.

Hibernia Stock Price and Dividend Information

                                  1997                          1996
--------------------------------------------------------------------------------
                        Market Price (1) Dividend    Market Price (1) Dividend
                         High      Low   Declared     High       Low  Declared
--------------------------------------------------------------------------------
First quarter .....    $14.75    $12.75    $ 0.08   $10.88    $10.00    $ 0.07
--------------------------------------------------------------------------------
Second quarter ....    $14.50    $12.38    $ 0.08   $11.88    $10.00    $ 0.07
--------------------------------------------------------------------------------
Third quarter .....    $17.19    $13.81    $ 0.08   $11.75    $10.00    $ 0.07
--------------------------------------------------------------------------------
Fourth quarter ....    $19.38    $16.63    $ 0.09   $13.50    $11.13    $ 0.08
--------------------------------------------------------------------------------
----------
(1) NYSE closing price

Shareholder Assistance

Shareholders requesting a change of address, records or information about lost certificates or wanting to have dividends deposited directly into checking or savings accounts should contact:

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

Direct Deposit of Dividends

By depositing dividends directly to checking or savings accounts, shareholders can receive their funds faster. To sign up or receive information, call toll-free 800-814-0305.

For Information

Shareholders, media representatives and other individuals seeking copies of the annual report, Form 10-K and Form 10-Q, as well as general information, should contact Jim Lestelle, Senior Vice President and Manager of Corporate
Communications, at 504-533-5482 or toll free at 800-245-4388. Analysts and others seeking financial data or a prospectus on the Dividend Reinvestment and Stock Purchase Plan should contact Trisha Voltz, Vice President and Manager of Investor Relations, at 504-533-2180 or toll free at 800-245-4388.
         For fax access to news releases, quarterly reports, analyst reports and dividend reinvestment details, call toll free 800-207-9063.

Duplicate Meetings

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

Five-Year Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries
------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31
($ in thousands, except per-share data)                     1997           1996           1995            1994            1993

------------------------------------------------------------------------------------------------------------------------------------
Interest income ...................................   $  750,082     $  641,440      $  575,302     $  490,792       $  468,508
Interest expense ..................................      322,325        265,807         246,986        182,767          165,961
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ...............................      427,757        375,633         328,316        308,025          302,547
Provision for possible loan losses ................          620        (12,417)          1,218        (17,759)          (2,658)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses ......................      427,137        388,050         327,098        325,784          305,205
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income .............................      142,713        117,850         105,703         96,386           92,029
   Securities gains (losses), net .................        2,718         (5,306)            227         (1,678)             819
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income ................................      145,431        112,544         105,930         94,708           92,848
Noninterest expense ...............................      361,944        326,920         289,482        307,988          309,041
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes ...............................      210,624        173,674         143,546        112,504           89,012
Income tax expense ................................       73,235         60,856          12,134          8,846           14,191
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations .................      137,389        112,818         131,412        103,658           74,821
Cumulative effect of change in accounting for
   income taxes ...................................            -              -               -              -            3,556
------------------------------------------------------------------------------------------------------------------------------------
Net income ........................................   $  137,389     $  112,818      $  131,412     $  103,658       $   78,377
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders ......   $  130,489     $  111,078      $  131,412     $  103,658       $   78,377
------------------------------------------------------------------------------------------------------------------------------------
Per common share information: (2)
   Income from continuing operations ..............   $     1.00     $     0.85      $     1.01     $     0.79       $     0.57
   Net income .....................................   $     1.00     $     0.85      $     1.01     $     0.79       $     0.60
   Net income - assuming dilution .................   $     0.98     $     0.84      $     1.00     $     0.78       $     0.60
   Tax-effected net income (3) ....................   $     1.00     $     0.85      $     0.72     $     0.56       $     0.47
   Cash dividends declared ........................   $     0.33     $     0.29      $     0.25     $     0.19       $     0.03
Average shares outstanding (000s) .................      130,795        130,161         130,276        130,991          130,419
Dividend payout ratio .............................        33.00%         34.12%          24.75%         24.05%            5.00%
------------------------------------------------------------------------------------------------------------------------------------
Selected year-end balances (in millions)
Loans .............................................   $  7,580.2     $  6,165.9      $  4,819.6     $  3,905.9       $  3,470.5
Deposits ..........................................      8,633.3        8,052.7         6,733.0        6,500.8          6,281.3
Debt ..............................................        506.5           57.2            36.1           23.5             42.0
Equity ............................................      1,050.3          951.9           779.9          647.6            604.1
Total assets ......................................     11,023.0        9,560.3         7,933.8        7,464.2          7,279.0
------------------------------------------------------------------------------------------------------------------------------------
Selected average balances (in millions)
Loans .............................................   $  6,751.3     $  5,407.4      $  4,343.9     $  3,644.2       $  3,349.6
Deposits ..........................................      8,138.5        7,089.5         6,528.9        6,345.0          6,121.8
Debt ..............................................         94.1           31.8            28.9           35.5             41.4
Equity ............................................        991.7          828.8           705.8          626.1            556.0
Total assets ......................................      9,969.4        8,417.7         7,650.3        7,345.7          7,038.7
------------------------------------------------------------------------------------------------------------------------------------
Selected ratios
Net interest margin (taxable-equivalent) ..........         4.75%          4.89%           4.69%          4.59%            4.69%
Return on assets ..................................         1.38%          1.34%           1.72%          1.41%            1.11%
Return on common equity ...........................        14.63%         13.83%          18.62%         16.56%           14.10%
Return on total equity ............................        13.85%         13.61%          18.62%         16.56%           14.10%
Efficiency ratio ..................................        62.45%         65.40%          65.66%         74.90%           76.98%
Average equity/average assets .....................         9.95%          9.85%           9.23%          8.52%            7.90%
Tier 1 risk-based capital ratio ...................        10.77%         12.03%          14.62%         15.48%           14.82%
Total risk-based capital ratio ....................        12.02%         13.29%          15.89%         16.76%           16.12%
Leverage ratio ....................................         8.54%          8.68%           9.64%          8.87%            7.73%
------------------------------------------------------------------------------------------------------------------------------------
Tax-effected net income and ratios excluding
  goodwill and core deposit intangible amortization
  and balances (3) (4)
Net income applicable to common shareholders ......   $  141,259     $  117,080      $   96,413     $   95,450       $   66,602
Net income per common share (2) ...................   $     1.08     $     0.90      $     0.74     $     0.73       $     0.51
Return on assets ..................................         1.51%          1.44%           1.26%          1.31%            0.95%
Return on common equity ...........................        18.87%         17.88%          14.07%         16.23%           13.06%
Efficiency ratio ..................................        60.31%         64.07%          64.95%         69.47%           75.68%
------------------------------------------------------------------------------------------------------------------------------------
----------------
(1) All financial  information  has been  restated for mergers  accounted for as poolings  of  interests.  The effects of mergers  accounted  for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2) Dividends per common share are historical  amounts.  For a discussion of net income per common share  computations  refer to Note 13 of the  consolidated financial statements - "Net Income Per Common Share Data."
(3) Adjusted to reflect a 35% effective tax rate for years prior to 1996.
(4) Amortization and balances of core deposit  intangibles are net of applicable taxes. Goodwill amortization and balances are not tax effected.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

     Management's Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation (the "Company" or "Hibernia") and its subsidiaries, principally Hibernia National Bank and Hibernia National Bank of Texas, collectively referred to as the "Banks." To make certain comparisons more meaningful, net income and earnings per common share for 1995 and prior years are adjusted on a pro forma, tax-effected basis. Tax expense is assumed at an effective tax rate of 35% rather than the lower-than-normal federal income tax rate actually incurred as the Company recognized deferred tax benefits. This discussion should be read in conjunction with the accompanying tables and consolidated financial statements.


1997 Highlights


     Net income for 1997 totaled $137.4 million, a 22% increase compared to $112.8 million for 1996. Net income per common share for 1997 of $1.00 increased 18% compared to $.85 for 1996, and net income per common share - assuming dilution was $.98 for 1997, an increase of 17% compared to $.84 for 1996.

     Profitability, loans and deposits continued to increase; asset quality remained strong; and the Company's franchise was further enhanced by the expansion of its market through two completed mergers during 1997 and three pending mergers at December 31, 1997.

     Tangible returns on assets (ROA) and common equity (ROCE) were 1.51% and 18.87%, respectively, in 1997 compared to 1.44% and 17.88% in 1996.

     Loans grew 23% to $7.6 billion at December 31, 1997, with commercial loans up 32%, small business loans up 15% and consumer loans up 18% from a year earlier.

     Asset quality remained strong with nonperforming assets as a percent of loans plus foreclosed assets and excess bank-owned property of 0.33% at December 31, 1997 compared to 0.40% a year earlier. The year-end 1997 reserve coverage of nonperforming loans was 528% compared to 802% at the end of 1996.

     Net interest income increased $52.1 million in 1997 compared to 1996, primarily due to a $1.3 billion increase in average loans. The increase in average loans and the shift in the mix of earning assets to loans from lower-yielding securities were more than offset by the negative impact of declining loan yields, the shift in the mix of funding sources toward market rate funds and the decline in the percentage of noninterest bearing funds supporting earning assets, resulting in a 14-basis-point decline in the net interest margin to 4.75% for 1997 from 4.89% in 1996.

     Operating efficiency continued to improve. In 1997 the efficiency ratio was 62.45% compared to 65.40% in 1996 and 65.66% in 1995. The tangible efficiency ratio, which excludes the impact of amortization of goodwill and core deposit intangibles, was 60.31% in 1997 compared to 64.07% in 1996 and 64.95% in 1995.

     Cash dividends per common share for 1997 increased to $.33, 14% higher than the 1996 cash dividend of $.29 per common share and 32% higher than the 1995 cash dividend of $.25 per common share. The dividend payout ratios for 1997, 1996 and 1995 were 33%, 34% and 25% (35% on a tax-effected basis), respectively.

     Hibernia completed mergers in 1997 with two institutions that had combined assets of $254 million and a total of seven offices. Since the beginning of 1994, Hibernia has completed mergers with 17 institutions (comprising 19 banks) with combined assets of $3.7 billion and 121 offices. At December 31, 1997 mergers were pending with three institutions with combined assets of $1.2 billion and 28 offices.

Merger Activity

     In 1997 the Company completed two mergers with East Texas financial institutions which were accounted for as poolings of interests. The Company completed five mergers in 1996: two in Louisiana and one in East Texas which were accounted for as poolings of interests, and two in Louisiana which were accounted for as purchase transactions. The Company completed four mergers with Louisiana financial institutions in 1995, all of which were accounted for as poolings of interests.

     The institutions with which the Company merged are collectively referred to as the "merged companies." The merged companies that were acquired in transactions accounted for as poolings of interests are referred to as the "pooled companies," and institutions that were acquired in transactions accounted for as purchases are referred to as the "purchased companies."

     All prior-year information has been restated to reflect the effect of mergers accounted for as poolings of interests. For all purchase transactions, the financial information of those institutions is combined with Hibernia as of and subsequent to consummation; therefore, certain items contained in this discussion are only comparable after excluding the effect of the purchased companies.

     Measures of financial performance subsequent to the purchase transactions are more relevant when comparing "tangible" results (i.e., before amortization of goodwill and core deposit intangibles) because they are more indicative of cash flows, and thus the Company's ability to support growth and pay dividends. The tangible measures of financial performance are presented in the Five-Year and Quarterly Consolidated Summary of Income and Selected Financial Data on pages 26 and 47.


Financial Condition

Earning Assets

     Interest income from earning assets (including loans, securities and short-term investments) is the Company's main source of income. Average earning assets totaled $9.2 billion in 1997, compared to $7.8 billion in 1996 and $7.1 billion in 1995. Average earning assets increased $1.4 billion in 1997 and $667.2 million in 1996 due primarily to growth in the loan portfolio (including growth in the pooled companies' portfolios) and the effect of the purchased companies.

     Loan demand, which has been strong since the second half of 1993, continued to improve throughout 1997. Loans as a percentage of average earning assets increased to 73.4% in 1997, compared to 69.2% in 1996 and 60.8% in 1995. Total securities decreased to 23.9% of average earning assets in 1997 from 28.1% in 1996 and 37.3% in 1995. The Company funded the 1997 increase in earning assets through the growth in interest-bearing deposits of $873.0 million, other interest-bearing liabilities of $328.8 million and noninterest-bearing liabilities of $187.0 million.

     Total earning assets at December 31, 1997 were $10.1 billion, up $1.5 billion from a year earlier due to a $1.4 billion (23%) increase in loans.

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

     Hibernia engages in commercial, small business and consumer lending. The specific underwriting criteria for each major loan category are outlined in a formal credit policy that is approved by the Board of Directors. In general, commercial loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit scoring models which evaluate such factors as payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower are considered. The credit policy, including the underwriting criteria for major loan categories, is reviewed on a regular basis and adjusted when warranted.

     Average loans increased $1.3 billion in 1997 and $1.1 billion in 1996 as all segments experienced significant growth. The growth from new and existing customers accounted for approximately $1.1 billion (82%) of the overall growth in average loans in 1997, with the remainder of the growth resulting from the effect of the purchased companies. The Company's efforts to achieve its goal of becoming the best financial services provider in each of its markets by building the most comprehensive and convenient banking network, and delivering top-quality service across a broad range of financial products and services enabled Hibernia to increase loans.

--------------------------------------------------------------------------------------------------------------
TABLE 1 - COMPOSITION OF LOAN PORTFOLIO
--------------------------------------------------------------------------------------------------------------
December 31 ($ in millions)                                           1997                     1996
--------------------------------------------------------------------------------------------------------------
                                                               Loans       Percent      Loans       Percent
--------------------------------------------------------------------------------------------------------------
Commercial:
    Commercial and industrial .........................     $  1,089.2       14.4%   $    865.9       14.0%
    Services industry .................................          719.6        9.5         455.3        7.4
    Real estate .......................................          444.2        5.9         419.1        6.8
    Health care .......................................          251.7        3.3         227.3        3.7
    Transportation, communications and utilities ......          253.6        3.3         182.4        3.0
    Energy ............................................          279.0        3.7         143.2        2.3
    Other .............................................           54.2        0.7          46.0        0.7
--------------------------------------------------------------------------------------------------------------
          Total commercial ............................        3,091.5       40.8       2,339.2       37.9
--------------------------------------------------------------------------------------------------------------
Small Business:
    Commercial and industrial .........................          495.7        6.5         681.0       11.0
    Services industry .................................          309.9        4.1         183.2        3.0
    Real estate .......................................          179.0        2.4         118.9        1.9
    Health care .......................................           74.1        1.0          54.7        0.9
    Transportation, communications and utilities ......           38.0        0.5          24.3        0.4
    Energy ............................................           17.3        0.2           6.8        0.1
    Other .............................................          259.5        3.4         120.9        2.0
--------------------------------------------------------------------------------------------------------------
          Total small business ........................        1,373.5       18.1       1,189.8       19.3
--------------------------------------------------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ...............................        1,485.1       19.6       1,113.7       18.1
        Junior liens ..................................          129.4        1.7         121.2        2.0
    Indirect ..........................................          708.5        9.4         749.9       12.2
    Revolving credit ..................................          282.9        3.7         144.4        2.3
    Other .............................................          509.3        6.7         507.7        8.2
--------------------------------------------------------------------------------------------------------------
          Total consumer ..............................        3,115.2       41.1       2,636.9       42.8
--------------------------------------------------------------------------------------------------------------
Total loans ...........................................     $  7,580.2      100.0%   $  6,165.9      100.0%
--------------------------------------------------------------------------------------------------------------

     Table 1 details Hibernia's commercial and small business loans classified by repayment source and consumer loans classified by type. In 1997 commercial loans grew $752.3 million (32%), small business loans were up $183.7 million (15%) and consumer loans increased $478.3 million (18%). The portfolio mix was 41.1% consumer, 40.8% commercial and 18.1% small business at year-end 1997 compared to 42.8%, 37.9% and 19.3%, respectively, at year-end 1996. Hibernia's lending strategy is to maintain an appropriately balanced portfolio.

     Commercial Loans. The growth in the commercial portfolio was distributed among the services industry, up $264.3 million (58%); commercial and industrial, up $223.3 million (26%); energy, up $135.8 million (95%); transportation, communications and utilities, up $71.2 million (39%); commercial real estate, up $25.1 million (6%); and health care, up $24.4 million (11%). Even with significant growth in several industries, Hibernia's loan portfolio is still well diversified as evidenced by the portfolio percentages presented in Table 1.

     Expertise in specialized industries, including energy, maritime, health care and commercial real estate, allowed Hibernia's experienced team of lenders to increase the commercial portfolio. Part of that increase is a result of the identification of niches such as asset-based lending and equipment leasing, where Hibernia offered new products and services and is meeting customer needs efficiently and profitably. In addition, the skills and market knowledge of lenders who have joined the Company through mergers enabled Hibernia to capitalize on opportunities in the new markets it serves.

     Small Business Loans. Hibernia generally categorizes companies with revenues of less than $10 million as small businesses. The small business portfolio showed increases in the services industry, up $126.7 million (69%); real estate, up $60.1 million (51%); health care, up $19.4 million (35%); transportation, communications and utilities, up $13.7 million (56%); energy, up $10.5 million (154%); and other, up $138.6 million (115%). These increases were partially offset by a decrease in the commercial and industrial category of $185.3 million (27%). This decrease and the increase in the "other" category primarily resulted from the reclassification of merger bank loans to their appropriate category after converting to Hibernia's loan system.

     Centralized underwriting, utilization of sophisticated credit scoring models and Hibernia's shortened application form, QuickApp, have made the underwriting process more efficient while maintaining credit quality. This allows the experienced business bankers located in each market to concentrate on serving the credit and other financial needs of small- and medium-sized business customers.

     Consumer Loans. The increase in consumer loans to $3.1 billion at December 31, 1997, from $2.6 billion at December 31, 1996, resulted primarily from growth in the residential mortgage and revolving credit portfolios. Increased marketing efforts, new product development, shortened application and approval processes, and extended service hours designed to maximize the effectiveness of the Company's extensive banking office network were the major factors in this growth.

     Loans secured by mortgages on residential property and indirect lending (primarily through automobile dealerships) are the two largest components of the consumer portfolio.

     Residential mortgage loans increased $379.6 million (31%) in 1997 and now comprise approximately half of the consumer loan portfolio. It is Hibernia's practice to retain adjustable-rate mortgages originated and to securitize and sell fixed-rate mortgage loans originated, while generally retaining the associated servicing rights. At December 31, 1997 Hibernia serviced approximately $2.6 billion in residential mortgage loans.

     Technology-driven enhancements helped streamline the mortgage application, approval and closing processes, thereby improving customer service. This improvement as well as Hibernia's increased focus on mortgage lending resulted in over $1.0 billion in loan originations during 1997, a 112% increase from 1996.

     In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Equity PrimeLine(R), an attractively priced line of credit secured by a homeowner's residence.

     Although still a significant part of the consumer portfolio, Hibernia's indirect lending portfolio declined during 1997 by $41.4 million (6%). This decline was primarily the result of management's decision to decrease emphasis on indirect lending because of competitive market factors resulting in unacceptable profitability in portions of the portfolio.

     SECURITIES. At the end of 1997, securities totaled $2.1 billion, a decrease of $103.6 million, or 4.6%, from the end of 1996. The decrease is primarily due to a reduction in mortgage-backed securities of $211.1 million as a result of contractual payments and prepayments of principal. The proceeds from these principal reductions were used to fund loans as the mix of earning assets continued to change. Of total securities at December 31, 1997, 88% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgable securities and are used to collateralize repurchase agreements and public fund deposits. The composition of the securities portfolio is shown in Table 2.

     During 1996 Hibernia restructured its portfolio of securities available for sale to enhance future interest income and improve its net interest margin. This restructuring resulted in the sale of almost $200 million of adjustable-rate mortgage-backed securities and the purchase of a similar amount of obligations of states and political subdivisions and mortgage-backed securities.

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

     The Company held $35.9 million in securities as trading account assets at December 31, 1997. These trading account assets, purchased in late 1997, related to a single transaction associated with a tax planning strategy and were sold in early 1998 for slightly more than their carrying value at year-end 1997. The Company held no trading account assets at December 31, 1996, and there was no significant trading activity during 1996 or 1995. Hibernia classifies its trading account assets as short-term investments.

     Average securities available for sale in 1997 of $2.2 billion were virtually unchanged from 1996. Average securities available for sale increased $1.4 billion in 1996 reflecting the transfer of securities from held to maturity and the addition of the securities available for sale attributable to the purchased companies, partially offset by the decrease in mortgage-backed securities previously described. Average securities held to maturity decreased $1.9 billion from 1995 to 1996 due to the transfer of securities to the available for sale portfolio.

     Maturities  and yields of securities at year-end 1997 are detailed in Table
3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization or projected prepayments.

--------------------------------------------------------------------------------------------------
TABLE 2 - COMPOSITION OF SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------------------------------
December 31  ($ in millions)                                   1997         1996        1995
--------------------------------------------------------------------------------------------------
U.S. Treasuries ......................................     $    330.4   $    391.7   $    377.2
U.S. government agencies:
     Mortgage-backed securities ......................        1,110.3      1,321.4      1,610.2
     Other ...........................................          456.6        347.9        266.2
States and political subdivisions ....................          192.5        139.7         90.9
Other ................................................           57.6         48.5         56.7
Derivative financial instruments .....................            --           1.8          0.1
--------------------------------------------------------------------------------------------------
          Total ......................................     $  2,147.4   $  2,251.0   $  2,401.3
--------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
TABLE 3 - MATURITIES AND YIELDS OF SECURITIES AVAILABLE FOR SALE(1)
----------------------------------------------------------------------------------------------------------------------------------
                                                          Due after 1        Due after 5
                                        Due in 1 year     year through      years through       Due after
December 31, 1997 ($ in millions)          or less          5 years           10 years          10 years             Total
----------------------------------------------------------------------------------------------------------------------------------
                                       Amount   Yield    Amount   Yield    Amount   Yield    Amount   Yield     Amount   Yield
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries ..................   $  275.1    7.06%  $  55.3    6.14%  $   --      -- %  $   --      -- %  $  330.4    6.59%
----------------------------------------------------------------------------------------------------------------------------------
U.S. government agencies:
    Mortgage-backed securities (2)       16.1    6.27      54.9    7.00     241.8    7.25     797.5    6.77    1,110.3    7.20
----------------------------------------------------------------------------------------------------------------------------------
    Other ........................      168.9    5.71      73.5    6.53     179.7    6.96      34.5    6.12      456.6    5.04
----------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions         3.7    5.33      32.8    5.15      36.7    5.09     119.3    5.36      192.5    5.19
----------------------------------------------------------------------------------------------------------------------------------
Other ............................       56.6    5.28       1.0    6.85       --      --        --      --        57.6    5.31
----------------------------------------------------------------------------------------------------------------------------------
       Total .....................   $  520.4    6.39%  $ 217.5    6.34%  $ 458.2    6.97%  $ 951.3    6.57%  $2,147.4    6.42%
----------------------------------------------------------------------------------------------------------------------------------
----------------
(1)  Yield computations are based on market values.
(2)  Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization or projected prepayments.

     At December 31, 1997 the available for sale portfolio included $430.8 million of adjustable-rate securities, primarily mortgage-backed securities whose yields are tied to a cost-of-funds index. In much the same manner as Hibernia's cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

     The average  repricing  period of total securities at December 31, 1997 was
3.9 years, compared to 2.7 years at December 31, 1996. The repricing period increased due to an increased level of investment in bonds of states and political subdivisions, which have longer maturities, and movement toward longer maturity agency bonds which have call features. These call features are not considered in the calculation of the average repricing period. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.


Asset Quality

     Nonperforming assets consist of nonaccrual loans (loans on which interest income is not currently recognized), restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property. Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is a doubt concerning full collectibility of both principal and interest.

     Nonperforming assets totaled $25.2 million at year-end 1997, a $0.2 million (1%) increase from the prior year. Nonperforming assets totaling $25.0 million at December 31, 1996 were down $1.9 million (7%) from December 31, 1995. The composition of nonperforming assets and certain key asset quality ratios for the past five years are illustrated in Table 4.

-----------------------------------------------------------------------------------------------------
TABLE 4 - NONPERFORMING ASSETS
-----------------------------------------------------------------------------------------------------
December 31 ($ in thousands)                  1997        1996        1995        1994        1993
-----------------------------------------------------------------------------------------------------
Nonaccrual loans ......................   $ 20,356    $ 16,080    $ 17,717    $ 22,379    $ 93,097
Restructured loans ....................         --          --          --       6,024       3,348

    Nonperforming loans ...............     20,356      16,080      17,717      28,403      96,445
Foreclosed assets .....................      2,452       5,209       6,155      10,480      19,048
Excess bank-owned property ............      2,360       3,670       2,946          --          --
-----------------------------------------------------------------------------------------------------
    Total nonperforming assets ........   $ 25,168    $ 24,959    $ 26,818    $ 38,883    $115,493
-----------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more   $  4,839    $  5,538    $  2,926    $  4,409    $  5,032
Reserve for possible loan losses ......   $107,540    $129,039    $151,367    $156,896    $187,368
Nonperforming assets/loans plus
    foreclosed assets and excess
    bank-owned property ...............       0.33%       0.40%       0.56%       0.99%       3.31%
Reserve for possible loan losses/loans        1.42%       2.09%       3.14%       4.02%       5.40%
Reserve for possible loan losses/
    nonperforming loans ...............      528.3%      802.5%      854.4%      552.4%      194.3%
Net loans charged off/average loans ...       0.33%       0.29%       0.16%       0.35%       0.69%
-----------------------------------------------------------------------------------------------------

     Table 5 details nonperforming loan activity during 1997 by loan type (commercial real estate, other commercial, small business and consumer). Payments and loans returned to performing status accounted for a $27.4 million reduction in nonperforming loans. Charge-offs of nonperforming loans and transfers to foreclosed assets totaled $9.0 million, while $40.7 million in loans were transferred to nonperforming status in 1997.

-------------------------------------------------------------------------------------------------------
TABLE 5 - SUMMARY OF NONPERFORMING LOAN ACTIVITY
-------------------------------------------------------------------------------------------------------
                                         Commercial       Other      Small
($ in thousands)                        Real Estate  Commercial    Business    Consumer       Total
-------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1996   $  2,310    $  1,841    $  9,390    $  2,539    $ 16,080
Additions ..............................        598      22,992      12,924       4,189      40,703
Charge-offs - gross ....................       (283)     (3,264)     (1,905)       (221)     (5,673)
Transfers to foreclosed assets .........       (700)         --        (374)     (2,240)     (3,314)
Returned to performing status ..........         --        (810)     (1,030)         --      (1,840)
Payments ...............................     (1,726)    (15,676)     (7,833)       (365)    (25,600)
-------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1997   $    199    $  5,083    $ 11,172    $  3,902    $ 20,356
-------------------------------------------------------------------------------------------------------

     In addition to the nonperforming loans discussed above, there are $19.4 million of loans which, in management's opinion, are subject to potential future classification as nonperforming.

     Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling cost, totaled $4.8 million at year-end 1997, $8.9 million at year-end 1996 and $9.1 million at year-end 1995. Improvements in commercial real estate and general economic conditions, which allowed for favorable dispositions, were the primary factors in the declines.

     As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting for Impairment of a Loan," which, as it relates to in-substance foreclosures, requires that a creditor continue to follow loan classification on the balance sheet unless the creditor receives physical possession of the collateral. At December 31, 1997 and 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $17.0 million and $14.5 million, respectively, with a related reserve for possible loan losses of $2.6 million and $1.5 million, respectively. These loans are included in nonaccrual loans in Table 4.

     Nonperforming assets compared to total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 1997 the Company's nonperforming asset ratio was 0.33%, compared to 0.40% at year-end 1996 and 0.56% at year-end 1995. Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As illustrated in Table 6, net charge-offs in 1997 totaled $22.1 million, a $6.4 million increase from $15.8 million in 1996. Net charge-offs as a percentage of average loans were 0.33% in 1997, 0.29% in 1996 and 0.16% in 1995.

     The level of accruing, delinquent loans (over 30 days past due) as a percentage of total loans was 0.8% at December 31, 1997 compared to 1.2% at year-end 1996 and 1.1% at year-end 1995. The commercial loan delinquency ratio decreased in 1997 to 0.2% from 0.8% at the end of 1996. Delinquencies in 1996 included one large loan which was subsequently collected without significant loss to the Company. The small business loan delinquency ratio declined in 1997 to 1.0% from 1.3% at the end of 1996, and the consumer loan delinquency ratio decreased to 1.3% from 1.6%.


Reserve and Provision for Possible Loan Losses

     The reserve for possible loan losses is comprised of specific reserves (assessed for each loan that is impaired or for which a probable loss has been identified), general reserves and an unallocated reserve.

     Management continuously evaluates the reserve for possible loan losses to ensure the level is adequate to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical loss experience and trends in delinquencies and nonaccrual loans. The unallocated reserve serves to compensate generally for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans and in specific reserve allocations.

-----------------------------------------------------------------
TABLE 6 - LOAN LOSS RESERVE ACTIVITY
-----------------------------------------------------------------
Year Ended December 31
($ in thousands)              1997         1996         1995
-----------------------------------------------------------------
Balance at beginning
  of year ............   $ 129,039    $ 151,367    $ 156,896
  Loans charged off ..     (43,942)     (35,147)     (25,416)
  Recoveries .........      21,823       19,380       18,669
-----------------------------------------------------------------
Net loans
  charged off ........     (22,119)     (15,767)      (6,747)
-----------------------------------------------------------------
Provision for possible
  loan losses ........         620      (12,417)       1,218
Addition due to
  purchased
  companies ..........          --        5,856           --
-----------------------------------------------------------------
Balance at end
  of year ............   $ 107,540    $ 129,039    $ 151,367
-----------------------------------------------------------------

     The provision for possible loan losses (a component of earnings) is the means by which the reserve for possible loan losses is adjusted to establish a reserve level considered adequate by management to absorb future potential loan losses.

     The Board of Directors reviews the adequacy of the reserve each quarter. As a result of the low level of nonperforming loans and strong reserve coverage of nonperforming loans, Hibernia recorded no provision in 1997. However, a nominal provision for possible loan losses was recorded by certain of the pooled companies, compared to a $12.4 million negative provision recorded in 1996 and a $1.2 million provision recorded by certain of the pooled companies in 1995.

     The year-end 1997 reserve of $107.5 million provided 528% coverage of nonperforming loans compared to $129.0 million with 802% coverage at year-end 1996 and $151.4 million with 854% coverage at year-end 1995. As a percentage of total loans, the reserve for possible loan losses amounted to 1.42% at December 31, 1997 compared to 2.09% and 3.14% at year-end 1996 and 1995, respectively. Even though the reserve for possible loan losses has declined over the last five years in total and as a percentage of loans, the present level is considered adequate to absorb future potential loan losses.

     During 1998 the Company expects to begin recording a provision for possible loan losses to maintain an adequate reserve level. Factors such as loan growth, the future collectibility of loans and the amounts and timing of future cash flows expected to be received on impaired loans will be considered and will impact the estimate of the required provision.

     The allocation of the December 31, 1997 reserve for possible loan losses is presented in Table 7.

-----------------------------------------------------------------
TABLE 7 - ALLOCATION OF RESERVE
FOR POSSIBLE LOAN LOSSES
-----------------------------------------------------------------
                                   Reserve for            % of
December 31, 1997                     Possible           Total
($ in millions)                    Loan Losses         Reserve
-----------------------------------------------------------------
Commercial real estate loans          $    2.9            2.7%
Other commercial loans .....              18.9           17.6
Small business loans .......              10.1            9.4
Consumer loans .............              52.2           48.5
Unallocated reserve ........              23.4           21.8
-----------------------------------------------------------------
    Total ..................          $  107.5          100.0%
-----------------------------------------------------------------

Funding Sources

Deposits

     Deposits are the Company's primary source of funding for its earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of Hibernia's average deposit rates and deposit composition are presented in Table 8 and Table 9, respectively.

--------------------------------------------------------------
TABLE 8 - AVERAGE DEPOSIT RATES
-----------------------------------------------------------------
                                    1997       1996       1995
-----------------------------------------------------------------
NOW accounts .............         3.05%      2.80%      2.21%
Money market
  deposit accounts .......         2.51       2.37       2.65
Savings accounts .........         2.98       2.12       2.20
Other consumer
  time deposits ..........         5.24       5.51       5.63
Public fund certificates
  of deposit of
  $100,000 or more .......         5.51       5.40       5.90
Certificates of deposit
  of $100,000 or more ....         5.19       5.14       4.89
Foreign time deposits ....         5.30       5.41       5.76
-----------------------------------------------------------------
    Total interest-bearing
      deposits ...........         4.28%      4.27%      4.32%
-----------------------------------------------------------------

     Average deposits totaled $8.1 billion in 1997, a $1.0 billion (15%) increase from 1996. Approximately half of this increase was due to the effect of the purchased companies, with the remainder resulting from Hibernia's emphasis on attracting new deposits and expanding current banking relationships through outstanding service and the success of new products such as the Tower Super SavingsSM account (which offers liquidity and a rate indexed to the 90-day Treasury bill auction discount rate) and the 7-day certificate of deposit.

------------------------------------------------------------------------------------------------------------
TABLE 9  -  DEPOSIT COMPOSITION
------------------------------------------------------------------------------------------------------------
                                              1997                    1996                    1995
------------------------------------------------------------------------------------------------------------
                                       Average       % of      Average       % of      Average       % of
($ in millions)                       Balances   Deposits     Balances   Deposits     Balances   Deposits
------------------------------------------------------------------------------------------------------------
Demand, noninterest-bearing ...     $  1,449.7      17.8%   $  1,273.7      18.0%   $  1,174.4      18.0%
NOW accounts ..................          356.9       4.4         339.0       4.8         663.4      10.1
Money market deposit accounts .        1,583.5      19.4       1,484.2      20.9       1,156.2      17.7
Savings accounts ..............          681.3       8.4         410.9       5.8         389.6       6.0
Other consumer time deposits ..        2,601.1      32.0       2,374.6      33.5       2,174.4      33.3
------------------------------------------------------------------------------------------------------------
        Total core deposits ...        6,672.5      82.0       5,882.4      83.0       5,558.0      85.1
------------------------------------------------------------------------------------------------------------
Public fund certificates of
    deposit of $100,000 or more          957.2      11.8         870.7      12.3         717.9      11.0
Certificates of deposit of
    $100,000 or more ..........          410.6       5.0         294.6       4.1         217.9       3.4
Foreign time deposits .........           98.2       1.2          41.8       0.6          35.1       0.5
------------------------------------------------------------------------------------------------------------
        Total deposits ........     $  8,138.5     100.0%   $  7,089.5     100.0%   $  6,528.9     100.0%
------------------------------------------------------------------------------------------------------------

     Average core deposits were up $790.1 million to $6.7 billion or 82.0% of total deposits. Approximately 60% of the growth in core deposits was due to the effect of the purchased companies. All core deposit types showed strong growth during 1997 with demand deposit accounts up $176.0 million (14%), NOW accounts up $17.9 million (5%), money market deposit accounts up $99.3 million (7%), savings accounts up $270.4 million (66%) and other consumer time deposits up $226.5 million (10%). The significant growth in savings accounts was the result of the successful introduction of the Tower Super SavingsSM account in the first quarter of 1997.

     In addition, average noncore deposits increased $258.9 million (21%), of which approximately 26% was due to the effect of the purchased companies. Public fund certificates of deposit of $100,000 or more increased $86.5 million (10%), other large-denomination certificates of deposit increased $116.0 million (39%) and foreign deposits increased $56.4 million (135%). The increase in public fund deposits was due, in part, to greater access in new markets (through mergers) to public agency funds, as well as increases in funds from existing relationships. The growth in other large-denomination certificates of deposit was primarily the result of competitive pricing and increased marketing efforts as the Company funded its growing loan portfolio. Foreign deposits were positively impacted by a treasury management sweep product which moves commercial customer funds into higher-yielding Eurodollar deposits. Because of the nature of these commercial customer funds, they are considered stable and not subject to the same volatility as other sources of foreign deposits.

     At December 31, 1997 total deposits were $8.6 billion, up $580.6 million (7%) from December 31, 1996. This increase in deposits was not impacted by the effect of the purchased companies because the purchase trans-actions were completed prior to December 31, 1996.

     Average deposits for 1996 increased $560.6 million compared to 1995, with approximately half of the increase due to the effect of the purchased companies. NOW account average balances for 1996 were down $324.4 million compared to 1995, and money market average deposits were up $328.0 million in 1996 compared to 1995. During the fourth quarter of 1995, Hibernia instituted a new product, the Reserve Money Manager account, in which each NOW account is joined with a money market account. As needed, funds are moved from the money market account to cover items presented for payment to the customer's NOW account up to a maximum of six transfers per statement cycle. The effect of the Reserve Money Manager account on average balances was $533.5 million in 1996 and $103.5 million in 1995 (reducing NOW account average balances and increasing money market deposit account average balances).

     Net of this effect, NOW account average balances were up $105.6 million (14%) in 1996 compared to 1995, and money market deposit account average balances were down $102.0 million (10%). Approximately half of the increase in average NOW accounts was due to the effect of the purchased companies. Other consumer time deposits increased $200.2 million (9%), with less than a third of the increase resulting from the effect of the purchased companies. New deposit products successfully introduced during 1996, such as the 7-day CD, with an attractive rate and short maturity, and the Celebration CD were the major factors in the increase in other consumer time deposits.


Borrowings

     Average borrowings - which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan account; and debt - increased $328.8 million (93%) to $681.3 million in 1997 compared to 1996.

     Average federal funds purchased were $246.7 million during 1997, an increase of $197.2 million from 1996. Fluctuations in short-term borrowings stem from differences in the timing of the expansion of lending opportunities and the growth of other funding sources (deposits and proceeds from maturing securities). Average repurchase agreements increased $69.3 million in 1997 compared to 1996. This increase resulted primarily from treasury management products which "sweep" funds from commercial customers' deposit accounts.

     The Company's debt at December 31, 1997, which totaled $506.5 million, is comprised primarily of advances from the Federal Home Loan Bank of Dallas. The average rate on debt during 1997 was 5.94% compared to 6.06% during 1996. Debt increased $449.4 million from December 31, 1996 as Hibernia locked in attractive fixed rates to fund its growing loan portfolio. At December 31, 1997 the Company is committed to borrow an additional $200 million over the next two months in anticipation of continuing loan growth. When borrowed, the rate on this additional three-year debt will range from 6.19% to 6.21%. The Company's reliance on borrowings, while higher than a year ago, is still within parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.


Interest Rate Sensitivity

     Interest rate risk represents the potential impact of interest rate changes on net income and capital, resulting from mismatches in repricing opportunities of assets and liabilities over a period of time. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest sensitivity (Gap) analyses. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of the Company's net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale, and enter into derivative contracts.

     The simulation models incorporate management's assumptions regarding the level of interest rates or balance changes for indeterminate maturity deposits (demand, NOW, savings and money market deposits) for a given level of market rate changes. These assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Key assumptions in the simulation models include prepayment speeds on mortgage-related assets and cash flows and maturities of derivative and other financial instruments held for purposes other than trading. In addition, the impact of planned growth and anticipated new business is factored into the simulation models. These assumptions are inherently uncertain and, as a result, the models cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net income or capital. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

     Hibernia's policy objective is to limit the change from an immediate and sustained change in interest rates of 200 basis points to 20% of projected 12-month net income. Based on the results of the simulation models at December 31, 1997, the Company would expect an increase in net income of $14.8 million in the event of an immediate 200-basis-point increase in interest rates and a decrease in net income of $20.0 million in the event of an immediate 200-basis-point decrease in interest rates. In addition, the Company projects an increase in net income of $11.4 million and a decrease in net income of $15.3 million if interest rates gradually increase or decrease, respectively, by 150 basis points over the next year.

     Table 10 presents Hibernia's interest rate sensitivity position at December 31, 1997. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 10 - INTEREST RATE SENSITIVITY AND GAP ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Over 5 Years
December 31, 1997                           1-30       31-60        61-90        91-365       1 Year -      and Non-
($ in thousands)                            Days        Days         Days          Days        5 Years     Sensitive          Total
------------------------------------------------------------------------------------------------------------------------------------
Earning assets:
    Loans .........................  $ 2,945,357   $ 131,052    $ 129,478    $  896,338    $ 2,765,228   $   712,798    $ 7,580,251
    Securities available for sale .    2,147,405          --           --            --             --            --      2,147,405
    Other earning assets ..........      393,915          --           --            --             --            --        393,915
------------------------------------------------------------------------------------------------------------------------------------
        Total earning assets ......    5,486,677     131,052      129,478       896,338      2,765,228       712,798     10,121,571
------------------------------------------------------------------------------------------------------------------------------------
Funding sources:
    NOW accounts ..................      413,953          --           --            --             --            --        413,953
    Money market deposit accounts .    1,621,628          --           --            --             --            --      1,621,628
    Savings accounts ..............      778,149          --           --            --             --            --        778,149
    Other interest-bearing deposits    1,639,363     303,450      269,490     1,203,750        623,153       159,680      4,198,886
    Short-term borrowings .........      700,247          --           --            --             --            --        700,247
    Debt ..........................           73          73           73       300,642        203,448         2,239        506,548
    Noninterest-bearing sources ...           --          --           --            --             --     1,902,160      1,902,160
------------------------------------------------------------------------------------------------------------------------------------
        Total funding sources .....    5,153,413     303,523      269,563     1,504,392        826,601     2,064,079     10,121,571
------------------------------------------------------------------------------------------------------------------------------------
Repricing/maturity gap:
    Period ........................  $   333,264   $(172,471)   $(140,085)   $ (608,054)   $ 1,938,627   $(1,351,281)
    Cumulative ....................  $   333,264   $ 160,793    $  20,708    $ (587,346)   $ 1,351,281   $        --
------------------------------------------------------------------------------------------------------------------------------------
Gap/total earning assets:
    Period ........................         3.3%      (1.7)%       (1.4)%        (6.0)%          19.2%       (13.4)%
    Cumulative ....................         3.3%       1.6 %        0.2 %        (5.8)%          13.4%
------------------------------------------------------------------------------------------------------------------------------------

     Although the Gap analysis indicates that the Company is liability-sensitive (interest-bearing liabilities exceed interest-earning assets) up to one year, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 34% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, one of Hibernia's deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 1997 these deposits totaled $663.1 million, of which approximately $166.9 million had been repriced. Of the remaining $496.2 million, approximately $470.9 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as individual depositors choose when to exercise the option to adjust the rate on their deposits.

     In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company's loan portfolio contains mortgage loans that have actual maturities and cash flows that vary with the level of interest rates. Depending on market interest rates, actual cash flows from these earning assets will vary from the contractual maturities due to payoffs and refinancing activity.

     On a limited basis, Hibernia uses derivative financial instruments to manage interest rate exposure. These instruments involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. Deposit-related interest rate swaps may be entered into as hedges against deposits of the same maturity. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The notional amount of deposit-related interest rate swaps totaled $100.0 million at the end of 1997. There were no deposit-related interest rate swaps at the end of 1996.

     Derivative financial instruments, including interest rate swaps, caps, floors and options, were entered into by one of the pooled companies to hedge against exposure to changes in interest rates on the market value of the securities available for sale portfolio. At December 31, 1996 the notional amount of these derivatives was $176.0 million compared to $478.5 million at December 31, 1995. The fair value of these derivatives of $1.8 million and $0.1 million at December 31, 1996 and 1995, respectively, was included in the securities available for sale portfolio. These derivative financial instruments were liquidated during the first quarter of 1997 with no material impact on the financial condition or operating results of the Company.

     Derivative financial instruments are also held or issued by the Company for trading purposes to provide Hibernia customers the ability to manage their own interest rate sensitivity. In general, matched positions are established to minimize risk to the Company. The notional value of derivative financial instruments held for trading totaled $224.3 million at year-end 1997, $209.9 million at year-end 1996 and $318.9 million at year-end 1995. Hibernia's credit exposure to derivative financial instruments held for trading totaled $0.9 million at December 31, 1997, $0.9 million at December 31, 1996 and $0.1 million at December 31, 1995.

Net Interest Margin

     The net interest margin is taxable-equivalent net interest income as a percentage of average earning assets. Net interest income is the difference between total interest and fee income generated by earning assets and total interest expense incurred on interest-bearing liabilities and is affected by the:

     o    volume, yield and mix of earning assets;
     o    level of nonperforming loans;
     o    volume, yield and mix of interest-bearing liabilities;
     o amount of noninterest-bearing funds supporting earning assets; and
     o    interest rate environment.

     The net interest margin is comprised of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds, which measures the effect of noninterest-bearing funds (primarily demand deposits and shareholders' equity) on net interest income. In general, the higher the ratio of noninterest-bearing funds supporting earning assets, the higher the net interest margin. Hibernia's noninterest-bearing funds ratio was 19.88% in 1997, compared to 21.02% in 1996 and 21.00% in 1995. Table 11 details the components of the net interest margin for the past five years.

     The net interest margin of 4.75% in 1997 compares to 4.89% in 1996 and 4.69% in 1995. The decline in the net interest margin in 1997 was the result of a decline in loan yields to 8.87% from 9.09% in 1996, a shift in the mix of funding sources toward market rate funds and the decline in the level of noninterest-bearing funds supporting earning assets. The change in the mix of funding sources and the decline in the level of noninterest-bearing funds are evidenced by the increase in the cost of funds supporting earning assets to 3.50% in 1997 from 3.40% in 1996. These negative impacts were partially offset by the change in the mix of earning assets to proportionately more loans, with comparatively higher yields than other earning assets. In 1997 loans amounted to 73.4% of average earning assets compared to 69.2% in 1996.

----------------------------------------------------------------------------------------------------------------
TABLE 11 - NET INTEREST MARGIN (taxable-equivalent)
----------------------------------------------------------------------------------------------------------------
                                                            1997       1996       1995       1994       1993
----------------------------------------------------------------------------------------------------------------
Yield on earning assets ...........................         8.25%      8.29%      8.15%      7.25%      7.21%
Rate on interest-bearing liabilities ..............         4.37       4.31       4.38       3.37       3.15
----------------------------------------------------------------------------------------------------------------
    Net interest spread ...........................         3.88       3.98       3.77       3.88       4.06
Contribution of noninterest-bearing funds .........         0.87       0.91       0.92       0.71       0.63
----------------------------------------------------------------------------------------------------------------
    Net interest margin ...........................         4.75%      4.89%      4.69%      4.59%      4.69%
----------------------------------------------------------------------------------------------------------------
Noninterest-bearing funds supporting earning assets        19.88%     21.02%     21.00%     21.06%     20.11%
----------------------------------------------------------------------------------------------------------------

     The 20-basis-point increase in the margin from 1995 to 1996 was primarily the result of a change in the mix of earning assets, as loans comprised 69.2% of all earning assets in 1996 compared to 60.8% in 1995, and a seven-basis-point decline in total funding costs, as deposit costs decreased five basis points and the cost of other interest-bearing liabilities decreased 53 basis points.


Results of Operations

     The Company earned $137.4 million, or $1.00 per common share, in 1997. In 1996 net income was $112.8 million, or $.85 per common share. Fully tax-effected net income in 1995 was $93.3 million, or $.72 per common share. Net income per common share - assuming dilution was $.98, $.84 and $.71 (tax-effected) for 1997, 1996 and 1995, respectively.

     Operating results improved in 1997 because of a $54.9 million increase in taxable-equivalent net interest income resulting from a higher level of earning assets, a $24.9 million increase in noninterest income (excluding securities transactions) and $2.7 million in securities gains in 1997 compared to $5.3 million in securities losses in 1996. These favorable effects were partially offset by a $0.6 million provision for possible loan losses taken by certain of the pooled companies in 1997 compared to a $12.4 million negative provision in 1996, and a $35.0 million increase in noninterest expense. In addition, income tax expense increased $12.4 million in 1997 compared to 1996.

     The improvement in 1996 from 1995 was due to a $46.8 million increase in taxable-equivalent net interest income, a $12.1 million improvement in noninterest income (excluding securities transactions) and a $12.4 million negative provision for possible loan losses in 1996 compared to a $1.2 million provision in 1995. Partially offsetting these favorable effects, 1996 results included $5.3 million in securities losses, an increase in noninterest expense of $37.4 million and a $48.7 million higher income tax expense due primarily to 1995 benefiting from a lower-than-normal effective tax rate due to previously unrecognized deferred tax benefits.


--------------------------------------------------------------------------------------------
TABLE 12  -  INTEREST-EARNING ASSET COMPOSITION
--------------------------------------------------------------------------------------------
(Percentage of average balances)        1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------------
Loans ..........................        73.4%      69.2%      60.8%      53.1%      50.8%
Securities available for sale ..        23.9       28.1       11.3       14.3       14.3
Securities held to maturity ....          --         --       26.0       29.6       29.2
--------------------------------------------------------------------------------------------
   Total securities ............        23.9       28.1       37.3       43.9       43.5
--------------------------------------------------------------------------------------------
Short-term investments .........         2.7        2.7        1.9        3.0        5.7
--------------------------------------------------------------------------------------------
   Total interest-earning assets       100.0%     100.0%     100.0%     100.0%     100.0%
--------------------------------------------------------------------------------------------

Net Interest Income

     Net interest income on a taxable-equivalent basis increased $54.9 million, or 14.4%, to $436.9 million in 1997 from $382.0 million in 1996.
Taxable-equivalent net interest income in 1995 was $335.2 million. Taxable-equivalent net interest income increased in 1997 over 1996 and in 1996 over 1995 primarily as the result of the change in the mix and the growth of earning assets.

     As indicated in Table 13, the change in volumes increased taxable-equivalent net interest income in 1997 by $67.9 million compared to 1996. A $119.4 million increase in taxable-equivalent interest income due to the growth in loans was partially offset by a $54.0 million increase in interest expense due to growth in interest-bearing liabilities. The change in interest rates caused a decline in taxable-equivalent net interest income of $13.1 million. Taxable-equivalent interest income on loans declined $12.6 million due to changes in rates caused by the competitive lending environment, and interest expense increased $2.5 million due to an increase in the rates paid on interest-bearing deposits and a change in the mix of funding sources toward market rate funds.

--------------------------------------------------------------------------------------------------------------------
TABLE 13 - CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)
--------------------------------------------------------------------------------------------------------------------
                                                1997 Compared to 1996                 1996 Compared to 1995
--------------------------------------------------------------------------------------------------------------------
                                                        Increase (Decrease) Due to Change In:
--------------------------------------------------------------------------------------------------------------------
($ in thousands)                            Volume        Rate        Total      Volume         Rate        Total
--------------------------------------------------------------------------------------------------------------------
Taxable-equivalent interest earned on:
    Loans ............................   $ 119,438   $ (12,587)   $ 106,851   $  96,843    $  (7,456)   $  89,387
    Securities available for sale ....          49       1,624        1,673      91,559           33       91,592
    Securities held to maturity ......           -           -            -    (118,561)           -     (118,561)
    Short-term investments ...........       2,441         410        2,851       3,968         (752)       3,216
--------------------------------------------------------------------------------------------------------------------
        Total ........................     121,928     (10,553)     111,375      73,809       (8,175)      65,634
--------------------------------------------------------------------------------------------------------------------
Interest paid on:
    NOW accounts .....................         519         875        1,394      (8,401)       3,264       (5,137)
    Money market deposit accounts ....       2,426       2,071        4,497       8,018       (3,435)       4,583
    Savings accounts .................       7,177       4,398       11,575         457         (295)         162
    Other consumer time deposits .....      12,069      (6,589)       5,480      11,076       (2,839)       8,237
    Public fund certificates of
        deposit of $100,000 or more ..       4,749         959        5,708       8,467       (3,799)       4,668
    Certificates of deposit
        of $100,000 or more ..........       6,016         132        6,148       3,918          570        4,488
    Foreign deposits .................       2,989         (46)       2,943         370         (127)         243
    Federal funds purchased ..........      10,988         237       11,225        (290)        (319)        (609)
    Repurchase agreements ............       3,366         523        3,889       3,179       (1,092)       2,087
    Long-term debt ...................       3,698         (39)       3,659         180          (81)          99
--------------------------------------------------------------------------------------------------------------------
        Total ........................      53,997       2,521       56,518      26,974       (8,153)      18,821
--------------------------------------------------------------------------------------------------------------------
Taxable-equivalent
    net interest income ..............   $  67,931   $ (13,074)   $  54,857   $  46,835    $     (22)   $  46,813
--------------------------------------------------------------------------------------------------------------------
----------
(1)  Change due to mix (both rate and volume) has been  allocated  to volume and rate changes in  proportion  to the  relationship  of the  absolute  dollar amounts to the changes in each.

     In addition, net interest income for 1997 was negatively impacted by the funding cost of a transaction designed to utilize an expiring capital loss carryforward. The $2.2 million in income associated with this transaction is recorded as a securities gain in noninterest income rather than in net interest income.

     For 1996 compared to 1995, the change in net volumes increased taxable-equivalent net interest income by $46.8 million. This increase was primarily the result of growth in loans adding $96.8 million to taxable-equivalent interest income, partially offset by a decline in securities reducing taxable-equivalent interest income by $27.0 million, and an increase in interest-bearing funds increasing interest expense by $27.0 million. There was virtually no change in taxable-equivalent net interest income attributable to interest rates as the decrease in yields on earning assets (primarily loans) was offset by lower rates paid on interest-bearing liabilities.



Noninterest Income

     Noninterest income totaled $145.4 million in 1997 compared to $112.5 million in 1996 and $105.9 million in 1995. Excluding securities transactions, noninterest income was up $24.9 million (21%) in 1997 compared to 1996.

     Nonrecurring items in both 1997 and 1996 impact comparisons from year to year. In 1997, nonrecurring items included a $1.2 million gain recognized on the sale of Hibernia's interest in an electronic funds transfer network and $1.2 million in trading account income resulting from a single transaction related to a tax planning strategy. In 1996, nonrecurring items included a $1.4 million gain on the settlement of an acquired loan and a $0.5 million gain related to the sale of Hibernia's municipal bond administration business.

--------------------------------------------------------------------------------------------------------------------
TABLE 14 - NONINTEREST INCOME
--------------------------------------------------------------------------------------------------------------------
                                                                                      Percent Increase (Decrease)
--------------------------------------------------------------------------------------------------------------------
                                                                                             1997        1996
($ in thousands)                                   1997          1996           1995    over 1996   over 1995
--------------------------------------------------------------------------------------------------------------------
Service charges on deposits .............     $  71,798     $  59,488      $  50,074        20.7%       18.8%
Trust fees ..............................        14,757        13,404         12,506        10.1         7.2
Other service, collection and
    exchange charges:
    Mortgage loan servicing fees ........         8,540         7,969          8,127         7.2        (1.9)
    Retail investment service fees ......        12,070         8,659          6,197        39.4        39.7
    ATM fees ............................         8,670         6,952          5,535        24.7        25.6
    Other ...............................        13,728        11,067          8,998        24.0        23.0
--------------------------------------------------------------------------------------------------------------------
          Total other service, collection
              and exchange charges ......        43,008        34,647         28,857        24.1        20.1
--------------------------------------------------------------------------------------------------------------------
Other income:
    Gain on divestiture of
        banking offices .................            --            --          2,361          --      (100.0)
    Gain on sales of business lines .....            --           517          3,402      (100.0)      (84.8)
    Other income ........................        13,150         9,794          8,503        34.3        15.2
--------------------------------------------------------------------------------------------------------------------
          Total other income ............        13,150        10,311         14,266        27.5       (27.7)
--------------------------------------------------------------------------------------------------------------------
Securities gains (losses), net ..........         2,718        (5,306)           227         N/M         N/M
--------------------------------------------------------------------------------------------------------------------
          Total noninterest income ......     $ 145,431     $ 112,544      $ 105,930        29.2%        6.2%
--------------------------------------------------------------------------------------------------------------------
--------------
N/M = Not meaningful

     Net of the nonrecurring items and securities transactions, noninterest income was up $24.4 million (21%), with approximately 25% of the increase resulting from income related to the purchased companies. The major categories contributing to the increase in noninterest income were services charges on deposits, up $12.3 million; retail investment service fees, up $3.4 million; debit/credit card fees, up $2.1 million; ATM fees, up $1.7 million; trust fees, up $1.4 million; and gains on the sale of mortgage loans, up $1.3 million.

     Service charges on deposits increased $12.3 million (21%) to $71.8 million in 1997 compared to 1996. The purchased companies accounted for approximately 40% of this increase. The remainder of the growth was primarily the result of increases in fee-generating deposit balances.

     Trust fees were $14.8 million in 1997, up $1.4 million (10%) compared to 1996; and retail investment service fees were $12.1 million, up $3.4 million (39%) due to the expanded availability of investment and brokerage services throughout the Hibernia banking office network. Approximately 30% of the growth in trust fees was due to the effect of the purchased companies. The purchased companies had virtually no retail investment service operations.

     ATM fees increased $1.7 million (25%) to $8.7 million in 1997 compared to 1996 due to the continued growth of the ATM network and expansion of services offered by Hibernia through ATMs. Hibernia's CheckMateSM debit card and Capital Access(C) credit card were introduced in 1996 and contributed $4.6 million of income in 1997, an increase of $2.1 million (87%) compared to 1996.

     Gains on sales of mortgage loans were up $1.3 million in 1997 compared to 1996 due to the significant increase in volume in mortgage loans originated and sold.

     In 1997 Hibernia recorded $2.7 million in securities gains compared to $5.3 million in securities losses in 1996. The gains recognized in 1997 were primarily the result of the completion of a transaction designed to utilize an expiring capital loss carryforward. The losses in 1996 were the result of the restructuring of the securities available for sale portfolio which was designed to enhance future earnings and improve the net interest margin.

     Excluding securities transactions and nonrecurring items in both years, noninterest income in 1996 increased $16.6 million (17%) compared to 1995. The nonrecurring items in 1995 included a $2.4 million gain related to the divestiture of three banking offices in Northwest Louisiana in connection with Hibernia's merger with Pioneer Bancshares Corporation, a $0.6 million fee to amend the terms of a large commercial credit and gains from the sales of the Company's student loan portfolio and municipal bond administration business totaling $1.8 million and $1.6 million, respectively. The increase in 1996 noninterest income was primarily the result of growth in service charges on deposits, retail investment service fees and ATM fees.


Noninterest Expense

     Noninterest expense totaled $361.9 million in 1997 compared to $326.9 million in 1996 and $289.5 million in 1995. Excluding certain merger-related expenses for both years and nonrecurring items in 1996, noninterest expense in 1997 would have been $358.6 million, a $43.3 million (14%) increase over 1996. Merger-related expenses were $3.3 million and $4.3 million in 1997 and 1996, respectively. The nonrecurring items in 1996 included $4.0 million in asset write-downs related to technology enhancements and a $3.3 million addition to reserves for health care benefits and other expenses. Approximately 45% of the $43.3 million increase in noninterest expense in 1997 was due to expenses related to the purchased companies. The major categories contributing to the increase in noninterest income were staff costs, up $16.3 million; amortization of intangibles, up $6.3 million; advertising and promotional expenses, up $3.3 million; and data processing, up $2.2 million.

     Staff costs, which represent approximately 50% of noninterest expense, increased $16.3 million (10%) in 1997 compared to 1996. However, after adjusting for the effect of the purchased companies, merger-related expenses and the addition to the reserve for health care benefits during 1996, staff costs increased $11.6 million (7%). Higher accruals for performance based incentives and bonuses and normal merit increases were other major factors contributing to the increase in staff costs.

     Occupancy and equipment expense increased $1.9 million (3%) in 1997, or $2.6 million (5%) excluding the effect of the purchased companies, the $4.0 million asset write-down and merger-related expenses. The increase in occupancy and equipment is primarily due to depreciation and maintenance expenses related to the Company's investment in new technology designed to improve customer service and enhance employee efficiency.

-----------------------------------------------------------------------------------------------------------
TABLE 15 - NONINTEREST EXPENSE
-----------------------------------------------------------------------------------------------------------
                                                                                 Percent Increase (Decrease)
-----------------------------------------------------------------------------------------------------------
                                                                                         1997       1996
($ in thousands)                             1997          1996            1995     over 1996  over 1995
-----------------------------------------------------------------------------------------------------------
Salaries ...........................    $ 153,017      $ 136,498      $ 118,286         12.1%       15.4%
Benefits ...........................       28,080         28,276         21,179         (0.7)       33.5
-----------------------------------------------------------------------------------------------------------
    Total staff costs ..............      181,097        164,774        139,465          9.9        18.1
-----------------------------------------------------------------------------------------------------------
Occupancy, net .....................       30,823         27,531         26,955         12.0         2.1
Equipment ..........................       27,815         29,178         22,058         (4.7)       32.3
-----------------------------------------------------------------------------------------------------------
    Total occupancy and equipment ..       58,638         56,709         49,013          3.4        15.7
-----------------------------------------------------------------------------------------------------------
Data processing ....................       22,952         20,711         19,731         10.8         5.0
Telecommunications .................       10,593          8,975          7,123         18.0        26.0
Advertising and promotional expenses       13,144          9,815          7,506         33.9        30.8
Postage ............................        7,576          6,378          5,433         18.8        17.4
Stationery and supplies ............        7,333          6,827          6,554          7.4         4.2
Professional fees ..................        5,852          7,636          7,876        (23.4)       (3.0)
State taxes on equity ..............        6,100          6,000          4,491          1.7        33.6
Regulatory expense .................        2,455          1,323          8,762         85.6       (84.9)
Loan collection expense ............        4,037          2,494          2,149         61.9        16.1
Foreclosed property expense, net ...       (3,219)        (1,735)          (693)        85.5       150.4
Amortization of intangibles ........       13,747          7,441          3,709         84.7       100.6
Other ..............................       31,639         29,572         28,363          7.0         4.3
-----------------------------------------------------------------------------------------------------------
    Total noninterest expense ......    $ 361,944      $ 326,920      $ 289,482         10.7%       12.9%
-----------------------------------------------------------------------------------------------------------
Efficiency ratio (1) ...............       62.45%         65.40%         65.66%
-----------------------------------------------------------------------------------------------------------
Tangible efficiency ratio (2) ......       60.31%         64.07%         64.95%
-----------------------------------------------------------------------------------------------------------
-------------
(1)  Noninterest  expense as a  percentage  of  taxable-equivalent  net interest income plus noninterest income (excluding securities transactions).
(2)  Noninterest   expense  (excluding   amortization  of  purchase   accounting
     intangibles) as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).

     Data processing expenses increased $2.2 million (11%) in 1997, or $1.4 million (7%) excluding the effect of the purchased companies and merger-related expenses. The increase in data processing expenses is primarily due to continued improvements in technology and increased transaction volume related to growth in the Company's customer base. Telecommunications expenses increased $1.6 million (18%) in 1997 compared to 1996 as Hibernia continued to enhance its communication capability to better serve customers. Data line expenses related to the Company's growing banking office and ATM networks increased telecommunications expenses.

     Advertising and promotional expenses totaled $13.1 million in 1997, a $3.3 million (34%) increase compared to 1996. Excluding the effects of the purchased companies and merger-related expenses, advertising and promotional expenses increased $2.6 million (27%). This increase is primarily related to the introduction of new products, such as the Tower Super SavingsSM account, the Capital Access(C) credit card and the Hibernia Equity PrimeLine(R) loan.

     Professional fees in 1997 decreased $1.8 million (23%) compared to 1996, or $1.1 million (18%) excluding the effect of the purchased companies and merger-related expenses. Regulatory expenses increased $1.1 million (86%) in 1997 compared to 1996. The higher regulatory expenses are the result of $1.0 million in assessments to fund interest on bonds of the Financing Corporation (FICO bonds).

     Amortization of intangibles, a noncash expense, was $13.7 million in 1997, an increase of $6.3 million (85%) compared to 1996. This increase is due to the goodwill and core deposit intangibles created by the 1996 acquisition of the purchased companies. These two mergers resulted in goodwill of $120.1 million and core deposit intangibles of $18.5 million. The goodwill will be amortized on a straight-line basis over 25 years, while the core deposit intangibles will be amortized on an accelerated basis over 10 years. Excluding the effect of the increased amortization associated with these purchase transactions, amortization of intangibles increased $0.2 million in 1997.

     Loan collection expense in 1997 totaled $4.0 million, a $1.5 million (62%) increase compared to 1996. This increase reflects growth in the loan portfolio and continued efforts to collect problem loans. Foreclosed property expense decreased $1.5 million in 1997 compared to 1996, primarily as a result of gains recorded n the sale of several significant properties in 1997.

     Noninterest expense in 1997 included charges incurred in connection with the Company's efforts to ensure that its systems are year 2000 compliant. The Company expects to continue incurring charges related to this project; however, these costs have not been material to date and are not expected to have a material impact on the Company's earnings in the future. The majority of the costs associated with these efforts is the responsibility of the Company's third party data processor which also provides many of the Company's software applications. In addition, a portion of the Company's costs is likely to constitute a reassignment of existing internal resources and, therefore, is not expected to be incremental.

     A team comprised of Hibernia employees and representatives of the Company's third party data processor was formed in early 1997 to address all year 2000 issues. The team's plan is to achieve year 2000 compliance for all mainframe application systems, local area network application systems and departmental and vendor application systems by the end of 1998. In addition, the Company is discussing year 2000 issues and their potential impact on business operations with many of its customers and suppliers.

     Noninterest expense increased $37.4 million (13%) in 1996 compared to 1995. Excluding the effect of the purchased companies, merger-related expenses of $4.3 million in 1996 and $7.0 million in 1995, and nonrecurring items totaling $7.3 million in 1996 previously discussed, noninterest expense increased $32.8 million (12%) in 1996. Other significant increases in noninterest expense included staff costs, up $20.4 million; occupancy and equipment, up $1.9 million; and advertising and promotional expenses, up $2.8 million. These increases were partially offset by a decrease in regulatory expense of $7.4 million resulting from the virtual elimination of FDIC premiums for well-capitalized banks in 1996.

     The Company's efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of its efforts to control costs and generate income efficiently. The efficiency ratio of 62.45% in 1997 compares favorably to 65.40% in 1996 and 65.66% in 1995. The tangible efficiency ratio, which excludes the impact of amortization of goodwill and core deposit intangibles, was 60.31% in 1997, down 376 basis points from 64.07% in 1996 and down 464 basis points from 64.95% in 1995.


Income Taxes

     The Company recorded a $73.2 million provision for income taxes in 1997 compared to $60.9 million in 1996 and $12.1 million in 1995. During 1995 the Company recorded federal income taxes at a lower-than-normal effective tax rate due to previously unrecognized deferred tax benefits.

     Hibernia National Bank is subject to a Louisiana shareholders' tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and Hibernia National Bank are subject to Louisiana state income tax. Hibernia National Bank of Texas is subject to Texas franchise tax.

     Net future deductible temporary differences at December 31, 1997 were $87.4 million. The reserve for possible loan losses represents $107.5 million of the future deductible temporary differences. The provisions for possible loan losses which contributed to the reserve have been recognized as expense for financial reporting purposes but are not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $30.6 million. These benefits are recorded as a deferred tax asset at December 31, 1997.


Capital

     Capital represents shareholder ownership in the Company - the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for possible loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital and retention of earnings. Hibernia's common dividend payout ratio (common dividends declared per share divided by net income per common share) was 33% in 1997, 34% in 1996 and 25 % (35% on a tax-effected basis) in 1995, as the Company seeks a balance between shareholder return and earnings retention requirements.

     Shareholders' equity totaled $1,050.3 million at the end of 1997 compared to $951.9 million at the end of 1996 and $779.9 million at the end of 1995. The $98.4 million (10%) increase in 1997 was primarily due to current-year earnings totaling $137.4 million and a $4.2 million increase in unrealized gains on securities available for sale, partially offset by $42.7 million in dividends on common stock, $6.9 million in dividends on preferred stock and a $4.1 million increase in unearned compensation related to the Company's employee stock ownership plan. The $172.0 million (22%) increase in 1996 reflected the Company's $112.8 million in earnings and the issuance of $100 million of preferred stock on September 30, 1996. These increases were partially offset by common dividends totaling $37.3 million, preferred dividends totaling $1.7 million and an $8.3 million decrease due to the change in unrealized gains (losses) on securities available for sale.

     Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned a weight to measure their level of risk. The total risk-based capital ratio for the Company was 12.02% at year-end 1997 compared to 13.29% at year-end 1996. Leverage ratios were 8.54% and 8.68% at year-end 1997 and 1996, respectively.

     The two mergers completed during 1996 that were accounted for as purchase transactions enabled Hibernia to leverage its capital, acquiring assets (and earnings capacity) without increasing equity. As a result, leverage and risk-based capital ratios declined in 1996 but still significantly exceeded the standards required for designation of an institution as well capitalized by regulators. Table 16 shows the calculation of capital ratios for the Company for the past five years.

--------------------------------------------------------------------------------------------------------------
TABLE 16 - CAPITAL
--------------------------------------------------------------------------------------------------------------
($ in millions)                             1997           1996           1995           1994           1993
--------------------------------------------------------------------------------------------------------------
Risk-based capital:
    Tier 1 ....................     $      895.4    $     789.2    $     744.0    $     652.0    $     546.0
    Total .....................            999.4          871.8          808.7          705.9          593.8

Assets:
    Quarterly average assets(1)         10,487.2        9,096.1        7,714.4        7,350.6        7,067.1
    Net risk-adjusted assets ..          8,315.1        6,559.4        5,088.7        4,211.0        3,683.4

Ratios:
    Tier 1 risk-based capital .           10.77%         12.03%         14.62%         15.48%         14.82%
    Total risk-based capital ..           12.02%         13.29%         15.89%         16.76%         16.12%
    Leverage ..................            8.54%          8.68%          9.64%          8.87%          7.73%
--------------------------------------------------------------------------------------------------------------
-------------
(1)Excluding SFAS No. 115 adjustment and disallowed intangibles.


     The Fixed/Adjustable Rate Noncumulative Preferred Stock issued on September 30, 1996 is nonconvertible and qualifies as Tier 1 capital. The issuance allowed Hibernia to maintain its strong capital ratios and enhanced its ability to act when future opportunities arise. A shelf registration statement filed by the Company in July 1996 with the Securities and Exchange Commission allows the Company to issue up to $250 million of securities including preferred stock and subordinated debt. The remaining $150 million in securities included in this shelf registration provide Hibernia with the flexibility to quickly modify its capital structure to meet competitive and market conditions.


Liquidity

     Liquidity is a measure of ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits and converting assets (such as short-term investments and securities available for sale) to cash. To minimize funding risks, management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts.

     Core deposits that are maintained at competitive rates are the Company's primary source of liquidity. Hibernia's extensive banking office network, aided by the introduction of new deposit products, provided $7.0 billion in core deposits at year-end 1997, up $345.7 million (5%) from $6.7 billion a year earlier. As previously mentioned in the discussion of borrowings, Hibernia has a large base of treasury management-related repurchase agreements as part of total customer relationships. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

     Hibernia's loan-to-deposit ratio at year-end 1997 increased to 87.8% compared to 76.6% at year-end 1996 and 71.6% at year-end 1995. These increases resulted primarily from significant growth in loans, which outpaced increases in the deposit base. Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (such as large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 21.9% of Hibernia's loans and securities were funded by net large liabilities (total liabilities less short-term investments) at year-end 1997, up 382 basis points from the prior year level of 18.1%.

     Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company's current liquidity needs. The Company also has $150 million remaining on its shelf registration previously discussed, and its membership in the Federal Home Loan Bank further augments liquidity by providing a readily accessible source of funds at competitive rates. In addition, a substantial portion of the Company's $1.5 billion residential first mortgage portfolio and $708.5 million indirect consumer portfolio can be sold or securitized and, therefore, provides an added source of liquidity, if needed.

     Hibernia Corporation (the "Parent Company") requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 1997 the Parent Company had $141.8 million in available funds. During 1997 the Parent Company received $47.2 million in dividends from its bank subsidiaries. The Parent Company paid $42.7 million in dividends to its common shareholders and $6.9 million in dividends to its preferred shareholders and increased its investment in two of its subsidiaries by a total of $28.0 million.

     The Consolidated Statements of Cash Flows can be used to assess the Company's ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net increase in cash and cash equivalents in 1997 of $157.0 million. Net cash provided by financing activities totaled $1,353.5 million, as total deposits increased $580.7 million, short-term borrowings increased $368.5 million and debt totaling $500.0 million was issued. Net cash provided by operating activities totaled $153.9 million after adjusting 1997 net income for noncash items. These increases to cash were partially offset by net cash used in investing activities of $1,350.3 million, as loans (net of sales) increased $1.4 billion and purchases of securities available for sale totaled $617.1 million, partially offset by $727.8 million from the sales and maturities of securities available for sale.

     Cash and cash equivalents increased $239.2 million in 1996. Cash provided by financing activities totaled $522.6 million, as total deposits increased $433.7 million, excluding the impact of the purchased companies, and the issuance of preferred stock provided net cash of $98.0 million. Net cash provided by operating activities totaled $181.4 million after adjusting 1996 net income for noncash items. These increases to cash were partially offset by net cash used in investing activities of $494.8 million, as loans (net of sales) increased $0.9 billion, excluding the impact of the purchased companies, partially offset by $532.4 million in net cash provided from activity in securities available for sale, excluding the impact of the purchased companies.

     Cash and cash equivalents decreased $108.7 million in 1995. This decrease was the result of cash used in investing activities of $572.2 million, as loans (net of sales) increased $1.1 billion, partially offset by a net decrease in securities of $396.2 million. Both operating and financing activities provided cash during 1995, with operations providing $134.5 million and financing activities providing $328.9 million, primarily from an increase in deposits.

Quarterly Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries                             1997                                      1996
------------------------------------------------------------------------------------------------------------------------------------

($ in thousands, except per-share data)         Fourth      Third    Second       First     Fourth     Third      Second      First

------------------------------------------------------------------------------------------------------------------------------------
Interest income ............................ $ 198,946  $ 191,606  $ 183,304  $ 176,226  $ 175,843  $ 159,748  $ 154,794  $ 151,055
Interest expense ...........................    88,930     82,403     77,267     73,725     72,596     66,799     63,631     62,781
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ........................   110,016    109,203    106,037    102,501    103,247     92,949     91,163     88,274
Provision for possible loan losses .........       451         51         59         59        (19)   (13,495)       622        475
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses ...............   109,565    109,152    105,978    102,442    103,266    106,444     90,541     87,799
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ......................    37,979     35,610     36,526     32,598     32,198     29,039     28,828     27,785
   Securities gains (losses), net ..........     2,346          1        356         15        165     (5,584)        46         67
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income .........................    40,325     35,611     36,882     32,613     32,363     23,455     28,874     27,852
Noninterest expense ........................    91,405     91,392     92,067     87,080     86,237     90,897     75,686     74,100
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes ........................    58,485     53,371     50,793     47,975     49,392     39,002     43,729     41,551
Income tax expense .........................    20,137     18,495     17,970     16,633     17,601     13,692     14,980     14,583
------------------------------------------------------------------------------------------------------------------------------------
Net income ................................. $  38,348  $  34,876  $  32,823  $  31,342  $  31,791  $  25,310  $  28,749  $  26,968
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders $  36,623  $  33,151  $  31,098  $  29,617  $  30,051  $  25,310  $  28,749  $  26,968
------------------------------------------------------------------------------------------------------------------------------------
Per common share information: (2)
   Net income .............................. $    0.28  $    0.25  $    0.24  $    0.23  $    0.23  $    0.19  $    0.22  $    0.21
   Net income - assuming dilution .......... $    0.27  $    0.25  $    0.23  $    0.22  $    0.23  $    0.19  $    0.22  $    0.21
   Cash dividends declared ................. $    0.09  $    0.08  $    0.08  $    0.08  $    0.08  $    0.07  $    0.07  $    0.07
Average shares outstanding (000s) ..........   131,103    130,801    130,604    130,668    130,475    130,229    130,015    129,919
Dividend payout ratio ......................     32.14%     32.00%     33.33%     34.78%     34.78%     36.84%     31.82%     33.33%
------------------------------------------------------------------------------------------------------------------------------------
Selected quarter-end balances (in millions)
Loans ...................................... $ 7,580.2  $ 7,107.8  $ 6,685.9  $ 6,321.8   $6,165.9   $5,840.0  $ 5,327.0  $ 5,052.9
Deposits ...................................   8,633.3    8,208.4    8,198.2    8,169.3    8,052.7    7,592.7    6,837.2    6,812.0
Debt .......................................     506.5      109.8       12.7       13.1       57.2       24.3       33.3       36.8
Equity .....................................   1,050.3    1,018.6      985.7      956.4      951.9      918.5      795.8      787.5
Total assets ...............................  11,023.0   10,200.4    9,926.2    9,641.8    9,560.3    9,046.8    8,085.3    8,056.7
------------------------------------------------------------------------------------------------------------------------------------
Selected average balances (in millions)
Loans ...................................... $ 7,337.5  $ 6,920.7  $ 6,515.0  $ 6,217.7  $ 6,015.3  $ 5,478.5  $ 5,192.0  $ 4,936.5
Deposits ...................................   8,309.2    8,168.0    8,106.2    7,966.6    7,754.6    7,052.7    6,803.2    6,740.7
Debt .......................................     254.4       57.1       12.9       50.1       37.6       27.8       32.6       29.2
Equity .....................................   1,033.2    1,003.0      969.7      959.8      936.6      802.5      786.9      788.4
Total assets ...............................  10,641.7   10,027.2    9,675.2    9,520.7    9,256.7    8,372.4    8,060.4    7,972.6
------------------------------------------------------------------------------------------------------------------------------------
Selected ratios
Net interest margin (taxable-equivalent) ...      4.53%      4.79%      4.87%      4.83%      4.92%      4.88%      4.93%      4.83%
Annualized return on assets ................      1.44%      1.39%      1.36%      1.32%      1.37%      1.21%      1.43%      1.35%
Annualized return on common equity .........     15.70%     14.68%     14.30%     13.78%     14.37%     12.63%     14.61%     13.68%
Annualized return on total equity ..........     14.85%     13.91%     13.54%     13.06%     13.58%     12.62%     14.61%     13.68%
Efficiency ratio ...........................     60.81%     62.11%     63.56%     63.43%     62.92%     73.58%     62.27%     62.95%
Average equity/average assets ..............      9.71%     10.00%     10.02%     10.08%     10.12%      9.59%      9.76%      9.89%
Tier 1 risk-based capital ratio ............     10.77%     11.33%     11.69%     12.05%     12.03%     12.70%     13.87%     14.30%
Total risk-based capital ratio .............     12.02%     12.58%     12.94%     13.31%     13.29%     13.96%     15.13%     15.57%
Leverage ratio .............................      8.54%      8.74%      8.75%      8.69%      8.68%      9.57%      9.72%      9.61%
------------------------------------------------------------------------------------------------------------------------------------
Tax-effected net income and ratios excluding
  goodwill and core deposit intangible
  amortization and balances (3)
Net income applicable to common shareholders $  39,121  $  35,706  $  33,911  $  32,521  $  33,049  $  26,733  $  29,553  $  27,745
Net income per common share (2) ............ $    0.30  $    0.27  $    0.26  $    0.25  $    0.25  $    0.21  $    0.23  $    0.21
Annualized return on assets ................      1.56%      1.51%      1.50%      1.46%      1.53%      1.29%      1.47%      1.40%
Annualized return on common equity .........     19.71%     18.76%     18.70%     18.25%     19.26%     14.59%     15.40%     14.42%
Efficiency ratio ...........................     58.91%     60.11%     61.32%     60.98%     60.35%     72.31%     61.61%     62.29%
------------------------------------------------------------------------------------------------------------------------------------
(1)All  financial  information  has been  restated for mergers  accounted for as poolings  of  interests.  The  effects of mergers  accounted  for as purchase transactions have been included from the date of consummation.  Prior periods have been conformed to current-period presentation.
(2)Dividends per common share are  historical  amounts.  For a discussion of net income per common  share  computations  refer to Note 13 of the  consolidated financial statements - "Net Income Per Common Share Data."
(3)Amortization  and balances of core deposit  intangibles are net of applicable taxes. Goodwill amortization and balances are not tax effected.

Fourth Quarter Results

     Hibernia reported net income of $38.3 million in the fourth quarter of 1997, a 21% increase from $31.8 million in the fourth quarter of 1996 and a 10% increase from $34.9 million in the third quarter of 1997. Net income per common share of $.28 for the fourth quarter of 1997 increased $.05 from $.23 in the fourth quarter of 1996 and $.03 from the third-quarter 1997 amount of $.25. Net income per common share - assuming dilution was $.27 in the fourth quarter of 1997 compared to $.23 and $.25 for the fourth quarter of 1996 and the third quarter of 1997, respectively.

     Net interest income, on a taxable-equivalent basis, totaled $112.3 million in the fourth quarter of 1997 compared to $104.9 million in the fourth quarter of 1996 and $111.5 million in the third quarter of 1997. Net interest income for the fourth quarter of 1997 was negatively impacted by the funding cost of a transaction designed to utilize an expiring capital loss carryforward. The $2.2 million in income associated with this transaction is recorded as a securities gain in noninterest income rather than in net interest income.

     The fourth-quarter 1997 increase in net interest income over the fourth quarter of 1996 was primarily the result of the growth in loans both in total and as a percentage of average earning assets. Average loans increased $1.3 billion over the fourth quarter of 1996 to $7.3 billion, or 74.4% of average earning assets compared to 70.8% of average earning assets in the fourth quarter of 1996. Loans increased $416.8 million in the fourth quarter of 1997 compared to the third quarter of 1997. The net interest spread of 3.65% in the fourth quarter of 1997 was down 38 basis points from the fourth quarter of 1996 and was down 27 basis points from the third quarter of 1997. The average yield on earning assets was 8.11%, down 20 basis points compared to the fourth quarter of 1996 and the third quarter of 1997. The average rate paid on interest-bearing liabilities increased by 18 basis points from the fourth quarter of 1996 and seven basis points from the third quarter of 1997 to 4.46% in the fourth quarter of 1997.

     The net interest margin decreased 39 basis points from the fourth quarter of 1996 to 4.53% for the fourth quarter of 1997. A 26-basis-point decline in loan yields and a 49-basis-point decline in securities yields led to the 20-basis-point decrease in the yield on earning assets. At the same time, an increase in market rate funds, such as short-term borrowings, the Tower Super SavingsSM account and foreign deposits, led to an 18-basis-point increase in the cost of interest-bearing funds. In addition, the percentage of noninterest-bearing funds (primarily demand deposits and shareholders' equity) supporting earning assets in the fourth quarter of 1997 decreased 86 basis points compared to the fourth quarter of 1996.

     Compared to the third quarter of 1997 the net interest margin was down 26 basis points. A seven-basis-point decrease in loan yields and a 66-basis-point decrease in securities yields resulted in a 20-basis-point decrease in the yield on earning assets, and an increase in market rate funds resulted in a seven-basis-point increase in the cost of funds. Table 17 illustrates the components of the net interest margin on a quarterly basis for 1997 and 1996.

     Average earning assets increased $1.4 billion (16%) to $9.9 billion in the fourth quarter of 1997 from $8.5 billion in the fourth quarter of 1996. Average earning assets were up $597.8 million (6%) compared to the third quarter of 1997. Average loans increased $1.3 billion (22%) over the fourth quarter of 1996 and increased $416.8 million (6%) over the third quarter of 1997. Period-end loans grew $472.4 million, 27% on an annualized basis, during the fourth quarter of 1997. Average securities for the fourth quarter of 1997 totaled $2.2 billion, virtually unchanged from the fourth quarter of 1996 and up $133.0 million (6%) from the third quarter of 1997.

--------------------------------------------------------------------------------------------------------------------------
TABLE 17 - NET INTEREST MARGIN  (taxable-equivalent)
--------------------------------------------------------------------------------------------------------------------------
                                                     1997                                        1996
--------------------------------------------------------------------------------------------------------------------------
                                    Fourth      Third     Second      First     Fourth      Third     Second      First
                                   Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------------
Yield on earning assets ....         8.11%      8.31%      8.34%      8.25%      8.31%      8.31%      8.32%      8.22%
Rate on interest-bearing
    liabilities ............         4.46       4.39       4.34       4.28       4.28       4.31       4.30       4.34
--------------------------------------------------------------------------------------------------------------------------
        Net interest spread          3.65       3.92       4.00       3.97       4.03       4.00       4.02       3.88
Contribution of noninterest-
    bearing funds ..........         0.88       0.87       0.87       0.86       0.89       0.88       0.91       0.95
--------------------------------------------------------------------------------------------------------------------------
        Net interest margin          4.53%      4.79%      4.87%      4.83%      4.92%      4.88%      4.93%      4.83%
--------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing funds/
    earning assets .........        19.81%     19.68%     19.90%     20.18%     20.67%     20.25%     21.14%     22.13%
--------------------------------------------------------------------------------------------------------------------------

     Average deposits increased $554.6 million (7%) to $8.3 billion in the fourth quarter of 1997 from $7.8 billion in the fourth quarter of 1996. Average deposits were up $141.2 million (2%) from the third quarter of 1997.

     Noninterest income, excluding securities transactions, was $38.0 million, up $5.8 million (18%) from the fourth quarter of 1996 and up $2.4 million (7%) from the third quarter of 1997. Service charges on deposits, income from retail investment services and securities trading income were the major categories of noninterest income that increased in the fourth quarter of 1997 compared to the fourth quarter of 1996. The securities trading income resulted from a single transaction related to a tax planning strategy. Service charges on deposits and securities trading income were the major categories of noninterest income that increased in the fourth quarter of 1997 compared to the third quarter of 1997. Securities gains totaling $2.3 million were recognized during the fourth quarter of 1997 primarily as a result of the Company's completion of a transaction designed to utilize an expiring capital loss carryforward.

     Noninterest expense of $91.4 million in the fourth quarter of 1997 was $5.2 million (6%) higher than $86.2 million reported in the fourth quarter of 1996 and virtually unchanged from the third quarter of 1997. The increase compared to the fourth quarter of 1996 was primarily due to an increase in staff costs resulting from higher accruals for performance based incentives and bonuses and normal merit increases.

     The Company's efficiency ratio was 60.81% in the fourth quarter of 1997 compared to 62.92% and 62.11% in the fourth quarter of 1996 and the third quarter of 1997, respectively. The tangible efficiency ratio, which excludes the impact of amortization of goodwill and core deposit intangibles, was 58.91% in the fourth quarter of 1997 compared to 60.35% in the fourth quarter of 1996 and 60.11% in the third quarter of 1997.

Consolidated Average Balances, Interest and Rates
------------------------------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                          1997                                    1996
(Average balances $ in millions,                       Average                                Average
interest $ in thousands)                               Balance      Interest       Rate       Balance       Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Interest-earning assets:
    Commercial loans ...........................    $   2,687.3    $ 237,691       8.84 %    $ 1,971.9    $  181,092     9.18%
    Small business loans .......................        1,226.8      116,114       9.46        1,058.0        99,811     9.43
    Consumer loans .............................        2,837.2      244,827       8.63        2,377.5       210,878     8.87
------------------------------------------------------------------------------------------------------------------------------------
        Total loans (2).........................        6,751.3      598,632       8.87        5,407.4        491,78     9.09
------------------------------------------------------------------------------------------------------------------------------------
    Securities available for sale ..............        2,195.9      146,646       6.68        2,195.2       144,973     6.60
    Securities held to maturity ................              -            -          -              -             -        -
------------------------------------------------------------------------------------------------------------------------------------
        Total securities .......................        2,195.9      146,646       6.68        2,195.2       144,973     6.60
------------------------------------------------------------------------------------------------------------------------------------
    Short-term investments .....................          252.2       13,916       5.52          207.7        11,065     5.33
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........        9,199.4    $ 759,194       8.25 %      7,810.3    $  647,819     8.29%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............         (119.4)                                (145.2)
Noninterest-earning assets:
    Cash and due from banks ....................          392.7                                  347.3
    Other assets ...............................          496.7                                  405.3
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......          889.4                                  752.6
------------------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................    $   9,969.4                              $  8,417.7
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................    $     356.9    $  10,892       3.05 %    $   339.0     $   9,498     2.80%
        Money market deposit accounts ..........        1,583.5       39,680       2.51        1,484.2        35,183     2.37
        Savings accounts .......................          681.3       20,297       2.98          410.9         8,722     2.12
        Other consumer time deposits ...........        2,601.1      136,236       5.24        2,374.6       130,756     5.51
        Public fund certificates of deposit
            of $100,000 or more ................          957.2       52,734       5.51          870.7        47,026     5.40
        Certificates of deposit
            of $100,000 or more ................          410.6       21,295       5.19          294.6        15,147     5.14
        Foreign time deposits ..................           98.2        5,204       5.30           41.8         2,261     5.41
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits ....        6,688.8      286,338       4.28        5,815.8       248,593     4.27
------------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................          246.7       13,771       5.58           49.5         2,546     5.14
        Repurchase agreements ..................          340.5       16,631       4.88          271.2        12,742     4.70
    Debt .......................................           94.1        5,585       5.94           31.8         1,926     6.06
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....        7,370.1    $ 322,325       4.37 %      6,168.3     $ 265,807     4.31%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................        1,449.7                                1,273.7
    Other liabilities ..........................          157.9                                  146.9
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..        1,607.6                                1,420.6
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................          991.7                                  828.8
------------------------------------------------------------------------------------------------------------------------------------
            Total liabilities and
                shareholders' equity ...........    $   9,969.4                              $ 8,417.7
====================================================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                    3.88 %                                3.98%
Cost of funds supporting interest-earning assets                                    3.50 %                                3.40%
Net interest income/margin .....................                   $ 436,869        4.75 %                  $ 382,012     4.89%
====================================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

Consolidated Average Balances, Interest and Rates  (Cont.)
------------------------------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                         1995                                1994
(Average balances $ in millions,                       Average                                Average
interest $ in thousands)                               Balance     Interest         Rate      Balance    Interest    Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
    Commercial loans ...........................    $   1,630.9   $ 158,003         9.69 %
    Small business loans .......................          868.2      84,400         9.72
    Consumer loans .............................        1,844.8     159,991         8.67
------------------------------------------------------------------------------------------------------------------------------
        Total loans (2).........................        4,343.9     402,394         9.26     $ 3,644.2   $318,614    8.74 %
------------------------------------------------------------------------------------------------------------------------------
    Securities available for sale ..............          808.8      53,381         6.60         980.0     56,553    5.77
    Securities held to maturity ................        1,856.1     118,561         6.39       2,032.0    114,162    5.62
------------------------------------------------------------------------------------------------------------------------------
        Total securities .......................        2,664.9     171,942         6.45       3,012.0    170,715    5.67
------------------------------------------------------------------------------------------------------------------------------
    Short-term investments .....................          134.3       7,849         5.85         205.1      8,267    4.03
------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........        7,143.1   $ 582,185         8.15 %     6,861.3   $497,596    7.25 %
------------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............         (155.9)                                (182.3)
Noninterest-earning assets:
    Cash and due from banks ....................          330.8                                  326.5
    Other assets ...............................          332.3                                  340.2
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......          663.1                                  666.7
------------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................    $   7,650.3                              $ 7,345.7
==============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................    $     663.4   $  14,635         2.21 %   $   743.8   $ 13,345    1.79 %
        Money market deposit accounts ..........        1,156.2      30,600         2.65       1,214.0     30,346    2.50
        Savings accounts .......................          389.6       8,560         2.20         421.2      9,001    2.14
        Other consumer time deposits ...........        2,174.4     122,519         5.63       1,935.4     84,118    4.35
        Public fund certificates of deposit
            of $100,000 or more ................          717.9      42,358         5.90         652.1     27,324    4.19
        Certificates of deposit
            of $100,000 or more ................          217.9      10,659         4.89         221.7      8,446    3.81
        Foreign time deposits ..................           35.1       2,018         5.76          17.1        794    4.65
------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits ....        5,354.5     231,349         4.32       5,205.3    173,374    3.33
------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................           54.8       3,155         5.76          39.2      1,566    4.00
        Repurchase agreements ..................          205.2      10,655         5.19         136.4      4,667    3.42
    Debt .......................................           28.9       1,827         6.33          35.5      3,161    8.90
------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....        5,643.4   $ 246,986         4.38 %     5,416.4   $182,768    3.37 %
------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................        1,174.4                                1,139.7
    Other liabilities ..........................          126.7                                  163.5
------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..        1,301.1                                1,303.2
------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................          705.8                                  626.1
------------------------------------------------------------------------------------------------------------------------------
            Total liabilities and
                shareholders' equity ...........    $   7,650.3                              $ 7,345.7
==============================================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                    3.77 %                           3.88 %
Cost of funds supporting interest-earning assets                                    3.46 %                           2.66 %
Net interest income/margin .....................                  $ 335,199         4.69 %               $314,828    4.59 %
==============================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

Consolidated Average Balances, Interest and Rates   (Cont.)
--------------------------------------------------------------------------------------------------------------
                                                                                                     5-Year
Hibernia Corporation and Subsidiaries                                                               Compound
Taxable-equivalent basis (1)                                         1993                         Growth Rate
(Average balances $ in millions,                        Average                                   For Average
interest $ in thousands)                                Balance      Interest       Rate             Balances
--------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
    Commercial loans
    Small business loans
    Consumer loans
--------------------------------------------------------------------------------------------------------------
        Total loans (2).........................       $ 3,349.6  $   291,889        8.71%         11.0 %
--------------------------------------------------------------------------------------------------------------
    Securities available for sale ..............           944.4       60,081        6.36          20.5
    Securities held to maturity ................         1,920.0      111,703        5.82        (100.0)
--------------------------------------------------------------------------------------------------------------
        Total securities .......................         2,864.4      171,784        6.00          (0.6)
--------------------------------------------------------------------------------------------------------------
    Short-term investments .....................           377.8       11,732        3.11         (14.1)
--------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........         6,591.8    $ 475,405        7.21%           6.2
--------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............          (209.7)                                  (12.9)
Noninterest-earning assets:
    Cash and due from banks ....................           297.9                                     4.5
    Other assets ...............................           358.7                                    (0.9)
--------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......           656.6                                     1.3
--------------------------------------------------------------------------------------------------------------
        Total assets ...........................    $    7,038.7                                     6.1 %
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................    $      688.8    $  12,072        1.75%         (12.5)%
        Money market deposit accounts ..........         1,204.0       29,742        2.47            3.1
        Savings accounts .......................           401.2        8,952        2.23           12.2
        Other consumer time deposits ...........         1,906.3       77,112        4.05            3.9
        Public fund certificates of deposit
            of $100,000 or more ................           634.9       20,921        3.30            7.7
        Certificates of deposit
            of $100,000 or more ................           233.5        7,961        3.41           10.6
        Foreign time deposits ..................             5.0          149        2.98          113.8
--------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits ....         5,073.7      156,909        3.09            4.0
--------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................            35.8        1,063        2.97           17.9
        Repurchase agreements ..................           115.6        3,356        2.90           24.4
    Debt .......................................            41.4        4,631       11.18           (6.5)
--------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....         5,266.5    $ 165,959        3.15%           4.8
--------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................         1,048.1                                     7.6
    Other liabilities ..........................           168.1                                    (5.4)
--------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..         1,216.2                                     5.8
--------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................           556.0                                    22.9
--------------------------------------------------------------------------------------------------------------
            Total liabilities and
                shareholders' equity ...........    $    7,038.7                                    6.1 %
==============================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                     4.06%
Cost of funds supporting interest-earning assets                                     2.52%
Net interest income/margin .....................                   $  309,446        4.69%
==============================================================================================================
-------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

GRAPHIC MATERIAL INDEX

     GRAPHIC DESCRIPTION                CROSS REFERENCE

Average Earning Asset Mix Pie Chart     See Consolidated Average Balances,
                                            Interest and Rates

Total Loans Bar Graph                   See Five-Year Consolidated Summary of
                                            Income and Selected Financial Data

Nonperforming Asset Ratio Bar Graph     See MD&A Table 4

Net Interest Income Bar Graph           See Consolidated Average Balances,
                                            Interest and Rates


Annual Common Dividends Bar Graph       See Five-Year Consolidated Summary of
                                            Income and Selected Financial Data

Total Shareholders' Equity Bar Graph    See Five-Year Consolidated Summary of
                                            Income and Selected Financial Data

Report of Ernst & Young LLP, Independent Auditors



The Board of Directors and Shareholders
Hibernia Corporation



We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ Ernst & Young, LLP

New Orleans, Louisiana
January 13, 1998

Consolidated Balance Sheets

Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                             1997              1996
----------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks ..................................     $    529,724      $    572,182
  Short-term investments ...................................          393,915           194,410
  Securities available for sale ............................        2,147,405         2,250,952
  Securities held to maturity ..............................                -                 -
  Loans, net of unearned income ............................        7,580,251         6,165,903
      Reserve for possible loan losses .....................         (107,540)         (129,039)
----------------------------------------------------------------------------------------------------
          Loans, net .......................................        7,472,711         6,036,864
----------------------------------------------------------------------------------------------------
  Bank premises and equipment ..............................          173,906           176,649
  Customers' acceptance liability ..........................              144               135
  Other assets .............................................          305,233           329,128
----------------------------------------------------------------------------------------------------
          Total assets .....................................     $ 11,023,038      $  9,560,320
----------------------------------------------------------------------------------------------------

Liabilities
  Deposits:
      Demand, noninterest-bearing ..........................     $  1,620,713      $  1,596,170
      Interest-bearing .....................................        7,012,616         6,456,576
----------------------------------------------------------------------------------------------------
          Total deposits ...................................        8,633,329         8,052,746
----------------------------------------------------------------------------------------------------
  Short-term borrowings ....................................          700,247           331,796
  Liability on acceptances .................................              144               135
  Other liabilities ........................................          132,456           166,510
  Debt .....................................................          506,548            57,192
----------------------------------------------------------------------------------------------------
          Total liabilities ................................        9,972,724         8,608,379
----------------------------------------------------------------------------------------------------
Shareholders' equity Preferred Stock, no par value:
    Authorized - 100,000,000  shares;  2,000,000 Series A
     issued and outstanding at December 31, 1997 and 1996,
     respectively ..........................................          100,000           100,000
  Class A Common Stock, no par value:
    Authorized - 200,000,000 shares; issued 133,000,857 and
    132,200,373 at December 31, 1997 and 1996, respectively           255,362           253,825
  Surplus ..................................................          385,095           376,683
  Retained earnings ........................................          314,600           226,848
  Treasury stock at cost: 50,000 shares at December 31, 1996                -              (569)
  Unrealized gains on securities available for sale ........           12,644             8,472
  Unearned compensation ....................................          (17,387)          (13,318)
----------------------------------------------------------------------------------------------------
          Total shareholders' equity .......................        1,050,314           951,941
----------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity .......     $ 11,023,038      $  9,560,320
----------------------------------------------------------------------------------------------------
------------
See notes to consolidated financial statements

Consolidated Income Statements

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per-share data)        1997           1996           1995
------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans .............................     $ 594,775      $ 487,918      $ 398,117
    Interest on securities available for sale ..............       141,391        142,457         52,226
    Interest on securities held to maturity ................             -              -        117,110
    Interest on short-term investments .....................        13,916         11,065          7,849
------------------------------------------------------------------------------------------------------------
        Total interest income ..............................       750,082        641,440        575,302
------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits ...................................       286,338        248,593        231,349
    Interest on short-term borrowings ......................        30,402         15,288         13,810
    Interest on debt .......................................         5,585          1,926          1,827
------------------------------------------------------------------------------------------------------------
        Total interest expense .............................       322,325        265,807        246,986
------------------------------------------------------------------------------------------------------------
Net interest income ........................................       427,757        375,633        328,316
    Provision for possible loan losses .....................           620        (12,417)         1,218
------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses       427,137        388,050        327,098
------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ............................        71,798         59,488         50,074
    Trust fees .............................................        14,757         13,404         12,506
    Other service, collection and exchange charges .........        43,008         34,647         28,857
    Gain on divestiture of banking offices .................             -              -          2,361
    Gain on sale of business lines .........................             -            517          3,402
    Other operating income .................................        13,150          9,794          8,503
    Securities gains (losses), net .........................         2,718         (5,306)           227
------------------------------------------------------------------------------------------------------------
        Total noninterest income ...........................       145,431        112,544        105,930
------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits .........................       181,097        164,774        139,465
    Occupancy expense, net .................................        30,823         27,531         26,955
    Equipment expense ......................................        27,815         29,178         22,058
    Data processing expense ................................        22,952         20,711         19,731
    Foreclosed property expense, net .......................        (3,219)        (1,735)          (693)
    Amortization of intangibles ............................        13,747          7,441          3,709
    Other operating expense ................................        88,729         79,020         78,257
------------------------------------------------------------------------------------------------------------
        Total noninterest expense ..........................       361,944        326,920        289,482
------------------------------------------------------------------------------------------------------------
Income before income taxes .................................       210,624        173,674        143,546
Income tax expense .........................................        73,235         60,856         12,134
------------------------------------------------------------------------------------------------------------
Net income .................................................     $ 137,389      $ 112,818      $ 131,412
------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders ...............     $ 130,489      $ 111,078      $ 131,412
------------------------------------------------------------------------------------------------------------
Net income per common share ................................     $    1.00      $    0.85      $    1.01
------------------------------------------------------------------------------------------------------------
Net income per common share - assuming dilution ............     $    0.98      $    0.84      $    1.00
------------------------------------------------------------------------------------------------------------
-------------
See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

Hibernia Corporation and Subsidiaries
($ in thousands, except per-share data)
---------------------------------------------------------------------------------------------------------------------------------
                                            Preferred        Common                    Retained
                                                Stock         Stock      Surplus       Earnings          Other         Total
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994 ........           $ -   $   252,572   $   371,057    $    53,008    $   (29,041)   $   647,596
Net income for 1995 ..................             -             -             -        131,412              -        131,412
Issuance of common stock:
   Dividend Reinvestment Plan ........             -           170           477              -              -            647
   Stock Option Plan .................             -            81           214              -             94            389
   Retirement Security Plan ..........             -             -           (32)             -            798            766
   Restricted stock awards ...........             -            52          (122)             -          1,902          1,832
Cash dividends declared:
   Common ($.25 per share) ...........             -             -             -        (28,343)             -        (28,343)
   By pooled companies prior to merger             -             -             -         (3,609)             -         (3,609)
Acquisition of treasury stock ........             -             -             -              -           (563)          (563)
Purchase of common shares by ESOP ....             -             -             -              -        (16,044)       (16,044)
Allocation of ESOP shares ............             -             -           338              -          1,654          1,992
Change in unrealized gains (losses)
   on securities available for sale ..             -             -             -              -         43,438         43,438
Other ................................             -             -          (212)           564              -            352
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995 ........             -       252,875       371,720        153,032          2,238        779,865
---------------------------------------------------------------------------------------------------------------------------------
Net income for 1996 ..................             -             -             -        112,818              -        112,818
Issuance of common stock:
   Dividend Reinvestment Plan ........             -           276         1,310              -              -          1,586
   Stock Option Plan .................             -           282           844              -            483          1,609
   Retirement Security Plan ..........             -           383         1,862              -              -          2,245
   Restricted stock awards ...........             -             9            44              -             11             64
   By pooled companies prior to merger             -             -         2,138              -              -          2,138
Issuance of preferred stock ..........       100,000             -        (2,000)             -              -         98,000
Cash dividends declared:
   Common ($.29 per share) ...........             -             -             -        (34,916)             -        (34,916)
   Preferred ($.87 per share) ........             -             -             -         (1,740)             -         (1,740)
   By pooled companies prior to merger             -             -             -         (2,346)             -         (2,346)
Acquisition of treasury stock ........             -             -             -              -           (880)          (880)
Purchase of common shares by ESOP ....             -             -             -              -           (306)          (306)
Allocation of ESOP shares ............             -             -           774              -          1,378          2,152
Change in unrealized gains (losses)
   on securities available for sale ..             -             -             -              -         (8,339)        (8,339)
Other ................................             -             -            (9)             -              -             (9)
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996 ........       100,000       253,825       376,683        226,848         (5,415)       951,941
---------------------------------------------------------------------------------------------------------------------------------
Net income for 1997 ..................             -             -             -        137,389              -        137,389
Issuance of common stock:
   Dividend Reinvestment Plan ........             -           418         2,693              -            477          3,588
   Stock Option Plan .................             -         1,068         4,457              -            166          5,691
   Retirement Security Plan ..........             -            44           265              -              -            309
   Restricted stock awards ...........             -             7            45              -              -             52
   Director compensation .............             -             -            32              -            225            257
Cash dividends declared:
   Common ($.33 per share) ...........             -             -             -        (42,109)             -        (42,109)
   Preferred ($3.45 per share) .......             -             -             -         (6,900)             -         (6,900)
   By pooled companies prior to merger             -             -             -           (628)             -           (628)
Acquisition of treasury stock ........             -             -             -              -           (299)          (299)
Purchase of common shares by ESOP ....             -             -             -              -         (5,021)        (5,021)
Allocation of ESOP shares ............             -             -           920              -            952          1,872
Change in unrealized gains (losses)
   on securities available for sale ..             -             -             -              -          4,172          4,172
---------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997 ........   $   100,000   $   255,362   $   385,095    $   314,600    $    (4,743)   $ 1,050,314
---------------------------------------------------------------------------------------------------------------------------------
----------------
See notes to consolidated financial statements

Consolidated Statements of Cash Flows

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                            1997          1996            1995
-------------------------------------------------------------------------------------------------------------------------
Operating activities
  Net income ............................................................   $   137,389    $   112,818    $   131,412
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for possible loan losses .............................           620        (12,417)         1,218
         Amortization of intangibles and deferred charges ...............        13,280          7,449          3,709
         Depreciation and amortization ..................................        26,458         27,148         19,857
         Premium amortization, net of discount accretion ................         2,023          4,870          8,443
         Realized securities (gains) losses, net ........................        (2,718)         5,306           (227)
         Gains on sales of assets .......................................        (4,027)        (2,714)        (8,892)
         Provision for losses on foreclosed and other assets ............         1,313          1,263          1,705
         Decrease (increase) in deferred income tax asset ...............        14,520          7,253        (23,434)
         Increase in interest receivable and other assets ...............        (2,796)        (5,374)        (5,960)
         (Decrease) increase in interest payable and other liabilities ..       (32,167)        35,753          6,710
-------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities ........................       153,895        181,355        134,541
-------------------------------------------------------------------------------------------------------------------------
Investing activities
  Purchases of securities held to maturity ..............................             -              -       (160,123)
  Purchases of securities available for sale ............................      (617,089)      (314,964)      (142,881)
  Proceeds from maturities of securities held to maturity ...............             -              -        435,511
  Proceeds from maturities of securities available for sale .............       523,254        561,156        142,770
  Proceeds from sales of securities available for sale ..................       204,511        286,193        120,967
  Net increase in loans ######### .......................................    (1,601,042)    (1,232,593)    (1,142,620)
  Proceeds from sales of loans ..........................................       508,495        310,896        195,619
  Purchases of loans ....................................................      (347,229)       (15,205)      (104,345)
  Acquisitions, net of cash acquired of $181,913 ........................             -        (68,779)             -
  Purchases of premises, equipment and other assets .....................       (35,656)       (30,528)       (26,409)
  Proceeds from sales of foreclosed assets and excess bank-owned property        14,147          7,831          6,675
  Proceeds from divestiture of banking offices, net of $1,069 cash sold .             -              -        (13,709)
  Proceeds from sales of business lines .................................             -            517        115,647
  Proceeds from sales of premises, equipment and other assets ...........           310            707            726
-------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities ............................    (1,350,299)       (494,769)      (572,172)
-------------------------------------------------------------------------------------------------------------------------
Financing activities
  Net increase in domestic deposits .....................................       464,217        408,149        256,656
  Net increase in foreign time deposits .................................       116,502         25,549         11,462
  Net increase in short-term borrowings .................................       368,451         31,965         93,120
  Proceeds from issuance of debt ........................................       500,000        120,743         55,970
  Payments on debt ......................................................       (50,644)      (100,982)       (43,362)
  Proceeds from issuance of preferred stock .............................             -         98,000              -
  Proceeds from issuance of common stock ................................         9,897          7,642          3,634
  Purchase of common stock by ESOP ......................................        (5,021)          (306)       (16,044)
  Dividends paid ........................................................       (49,652)       (37,262)       (31,952)
  Acquisition of treasury stock .........................................          (299)          (880)          (563)
-------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities ........................     1,353,451        552,618        328,921
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents ........................       157,047        239,204       (108,710)
  Cash and cash equivalents at beginning of year ........................       766,592        527,388        636,098
-------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year .........................   $   923,639    $   766,592    $   527,388
-------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures Cash paid during the year for:
   Interest expense .....................................................   $   325,591    $   260,381    $   240,968
   Income taxes .........................................................   $    55,695    $    49,539    $    30,788
 Non-cash investing and financing activities:
   Loans and bank premises and equipment transferred to foreclosed
      assets and excess bank-owned property .............................   $     7,338    $     4,761    $     5,052
   Acquisitions:
      Cash paid for acquisitions (including transaction costs) .........    $         -    $   250,692    $         -
      Fair value of assets acquired ....................................    $         -    $ 1,1353,451   $         -
      Fair value of liabilities assumed ................................    $         -    $   932,143    $         -
-------------------------------------------------------------------------------------------------------------------------
---------------
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Hibernia Corporation and Subsidiaries


Note 1
Summary of Significant Accounting Policies
         Hibernia Corporation (the Parent Company), through its wholly owned subsidiaries, Hibernia National Bank and Hibernia National Bank of Texas (the Banks), provides a broad array of financial products and services throughout Louisiana and East Texas. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; venture capital; corporate finance; treasury management and trust. The Banks, through wholly owned subsidiaries, also provide insurance products, retail brokerage and alternative investments, including mutual funds and annuities.
         The  accounting   principles  followed  by  Hibernia   Corporation  and
Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry.

Consolidation
         The consolidated financial statements include the accounts of the Parent Company and its wholly owned subsidiaries: Hibernia National Bank, Hibernia National Bank of Texas, Hibernia Capital Corporation (HCC) and Zachary Taylor Life Insurance Company (Zachary Taylor). HCC is a licensed Small Business Investment Company formed in 1995 to provide equity capital and long-term loans to small businesses. Zachary Taylor is currently inactive, and the Parent Company has an agreement with the Federal Reserve Bank whereby Zachary Taylor will not be actively operated as an insurance company without Federal Reserve Board approval.
         These consolidated financial statements give retroactive effect to mergers accounted for as poolings of interests. In addition, the effects of mergers accounted for as purchase transactions have been included from the date of consummation (see Note 2).
         All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents
         Cash  and  cash   equivalents   include   cash  and  due  from   banks,
interest-bearing time deposits in domestic banks, federal funds sold and securities purchased under agreements to resell and trading account assets.

Securities
         Management determines the appropriate classification of debt securities (trading, available for sale, or held to maturity) at the time of purchase and re-evaluates this classification periodically. Securities classified as trading account assets are held for sale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.
         Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized cost.
Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity.
         The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

Loans
         Loans are stated at the principal amounts outstanding, less unearned income and the reserve for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.
         Commercial and small business loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. All commercial and small business nonaccrual loans are considered to be impaired in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

Reserve for Possible Loan Losses
         The reserve for possible loan losses is maintained to provide for possible losses inherent in the loan portfolio. The reserve related to loans that are identified as impaired is based on discounted cash flows, using the loan's initial effective interest rate, or the fair value of the collateral for certain collateral dependent loans.
         The reserve is based on management's estimate of future losses; actual losses may vary from the current estimate. The estimate is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past loss experience, general economic conditions and other factors which warrant current recognition. As adjustments to the estimate of future losses become necessary, they are reflected as a provision for possible loan losses in current-period earnings. Actual loan losses are deducted from and subsequent recoveries are added to the reserve.

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

Foreclosed Assets and Excess Bank-Owned Property
         Foreclosed assets include real estate and other collateral acquired upon the default of loans and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. Losses arising from the initial reduction of an outstanding loan amount to fair value are deducted from the reserve for possible loan losses. Losses arising from the transfer of bank premises and equipment to excess bank-owned property are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in current earnings.

Excess of Cost Over Fair Value of Net Assets Acquired
         The excess of cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 25 years.
         As events or changes in circumstances warrant, the Company evaluates the realizability of goodwill by geographic region based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income, before goodwill amortization expense, over the remaining amortization period of the associated goodwill. To the extent that impairment exists, write-downs to realizable value are recorded.

Income Taxes
         The Parent Company and its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.
         Hibernia National Bank is subject to a Louisiana shareholders' tax which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income tax. Hibernia National Bank of Texas is subject to Texas franchise tax.

Net Income Per Common Share
         In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share," which requires the presentation of both net income per common share and net income per common share - assuming dilution. The Company adopted the provisions of SFAS No. 128 effective December 31, 1997. The adoption did not impact the Company's net income per common share. However, the Company had not previously been required to present net income per common share - assuming dilution, which is now presented for all periods.

Derivative Financial Instruments
         The Company may enter into derivative financial instruments for purposes other than trading to assist in the management of its exposure to interest rate risk. Derivative financial instruments used for asset and liability hedges are recorded using the accrual method of accounting. Under this method the expected differential to be paid or received is accrued in the appropriate income or expense caption on the income statement (i.e., hedge of a loan in interest income, hedge of a deposit or debt in interest expense). The fair value of these instruments and the changes in the fair value are not recognized in the financial statements. In addition, the Company may enter into derivative financial instruments to manage its exposure to changes in interest rates on the market value of its securities available for sale portfolio. These instruments are recorded using the fair value method of accounting. Under this method, gains and losses are recognized, net of tax, in a separate component of shareholders' equity.
         In addition, the Company may enter into derivative financial instruments for trading purposes. These instruments are recorded using the fair value method of accounting. Changes in the fair value of these instruments are recorded in noninterest income.

Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification
         Certain items included in the consolidated financial statements for 1996 and 1995 have been reclassified to conform with the 1997 presentation. Recent Accounting Pronouncements
         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to cease to recognize them as financial assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. Subsequently, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which deferred until January 1, 1998, the implementation of certain aspects of the original statement. The adoption of SFAS No. 125 is not expected to have a material impact on the financial condition or operating results of the Company. The Company will apply the new rules prospectively to transactions when required.
         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires the presentation of comprehensive income and establishes standards for reporting its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The adoption of SFAS No. 130 will not have an impact on the financial condition or operating results of the Company. The Company will adopt the provisions of SFAS No. 130 in 1998.
         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and allocating resources to segments. Because SFAS No. 131 addresses how supplemental financial information is disclosed in annual and interim reports, its adoption will not have an impact on the financial condition or operating results of the Company. The Company will adopt the provisions of SFAS No. 131 in 1998.


Note 2
Mergers
         The Company completed mergers with four Louisiana financial institutions in 1995, all of which were accounted for as poolings of interests. In 1996, the Company completed mergers with five financial institutions, two in Louisiana and one in East Texas which were accounted for as poolings of interests, and two in Louisiana which were accounted for as purchase transactions. In 1997, the Company completed mergers with two East Texas financial institutions which were accounted for as poolings of interests. The Company completed mergers with American Bank (American), STABA Bancshares, Inc. (STABA), Progressive Bancorporation, Inc. (Progressive) and Bank of St. John (St. John) in 1995; FNB Bancshares, Inc. (FNB), Bunkie Bancshares, Inc. (Bunkie), CM Bank Holding Company, Inc. (Calcasieu), St. Bernard Bank & Trust Co. (St. Bernard) and Texarkana National Bancshares, Inc. (Texarkana) in 1996; and Executive Bancshares, Inc. (Executive) and Unicorp Bancshares - Texas, Inc. (Unicorp) in 1997. It should be noted that the merger with Texarkana was a holding company only merger, and Hibernia National Bank of Texas (formerly Texarkana National Bank) is a wholly-owned subsidiary of the Parent Company.
         The institutions with which the Company merged are collectively referred to as the "merged companies." The merged companies in transactions accounted for as poolings of interests are referred to as the "pooled companies," and institutions in transactions accounted for as purchases are referred to as the "purchased companies."
         The following table shows the merger date, consideration issued, exchange ratio and accounting method for each merger.

------------------------------------------------------------------------------------------------
                                                                                       Exchange
                Merger Date           Consideration(1)     Ratio        Accounting Method
------------------------------------------------------------------------------------------------
American ..     March 1, 1995         2,098,968 shares     4.82:1       Pooling of interests
STABA .....     May 1, 1995           2,180,133 shares     18.33:1      Pooling of interests
Progressive     July 1, 1995          2,488,249 shares     4.05:1       Pooling of interests
St. John ..     July 1, 1995          3,338,700 shares     11.13:1      Pooling of interests
FNB .......     January 1, 1996       889,640 shares       92.00:1      Pooling of interests
Bunkie ....     January 15, 1996      1,874,760 shares     170.34:1     Pooling of interests
Calcasieu .     August 26, 1996       $    201,700,000     N/A          Purchase
St. Bernard     October 1, 1996       $     46,600,000     N/A          Purchase
Texarkana .     December 31, 1996     6,236,621 shares     8.20:1       Pooling of interests
Executive .     August 31, 1997       1,161,680 shares     15.85:1      Pooling of interests
Unicorp ...     November 7, 1997      2,233,388 shares     1.60:1       Pooling of interests
------------------------------------------------------------------------------------------------
------------
(1)All shares issued were Hibernia Class A Common Stock.

         The following table shows the key components of the results of operations of the merged companies accounted for as poolings of interests for the years ended December 31, 1996 and 1995.

--------------------------------------------------------------------------------------------------
                                  Hibernia      1996
                               (originally      Pooled            1997 Pooled Companies
($ in thousands)                  reported)  Companies(1)  Executive     Unicorp        Total
--------------------------------------------------------------------------------------------------
Year ended December 31, 1996
--------------------------------------------------------------------------------------------------
Net interest income ........     $366,217          $ -     $  4,109     $  5,307     $375,633

Net income .................     $109,950          $ -     $    767     $  2,101     $112,818
--------------------------------------------------------------------------------------------------
                                                                                     --------
--------------------------------------------------------------------------------------------------
Year ended December 31, 1995
--------------------------------------------------------------------------------------------------
Net interest income ........     $299,760     $ 20,996     $  3,553     $  4,007     $328,316

Net income .................     $123,859     $  5,026     $    813     $  1,714     $131,412
--------------------------------------------------------------------------------------------------
------------
(1)Results  of operations  for the year ended  December 31, 1996 are included in
Hibernia's results.


         Under the purchase method of accounting, the assets and liabilities of Calcasieu and St. Bernard were adjusted to their estimated fair values as of each purchase date. The excess of cost over the fair value of net assets acquired was $120,126,000 and is being amortized on a straight-line basis over 25 years. In addition, a core deposit intangible of $18,457,000 was recorded and is being amortized on an accelerated basis over 10 years. The following table presents unaudited pro forma information giving effect to the purchases of Calcasieu and St. Bernard as if the transactions had occurred at the beginning of each period presented. The effect of anticipated savings resulting from the mergers has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results.

--------------------------------------------------------------------------------
($ in thousands, except per-share data)                  Year Ended December 31
--------------------------------------------------------------------------------
                                                           1996            1995
--------------------------------------------------------------------------------
Interest and noninterest income ...............     $   799,413     $   748,195

Net income ....................................     $   102,033     $   128,532

Net income per common share ...................     $      0.78     $      0.99

Net income per common share - assuming dilution     $      0.77     $      0.98
--------------------------------------------------------------------------------

         In January 1998 Hibernia consummated a merger with Northwest Bancshares of Louisiana, Inc. (Northwest) accounted for as a pooling of interests, wherein Hibernia issued 1,508,019 shares of Class A Common Stock valued at $28,464,000, based on a per-share market value of $18.875. At December 31, 1997, Northwest had five branches with total assets of $101,152,000.
         Hibernia is a party to definitive merger agreements with two additional financial institutions, one in Louisiana and one in East Texas, which are pending certain regulatory and shareholder approval. These mergers are expected to be consummated in the first quarter of 1998 and are expected to be accounted for as poolings of interests. The following table contains information regarding institutions with which Hibernia has entered into definitive merger agreements.

------------------------------------------------------------------------------------------------
($ in thousands)                      December 31, 1997        Estimated Consideration
------------------------------------------------------------------------------------------------
                                    Number         Total   Hibernia Shares  Value of Shares
Institution                     of Offices        Assets     to Be Issued   to Be Issued*
------------------------------------------------------------------------------------------------
ArgentBank ...............             18     $  805,410     13,317,236     $  251,363
Firstshares of Texas, Inc.              5        283,652      3,690,616         69,660
------------------------------------------------------------------------------------------------
             Total .......             23     $1,089,062     17,007,852     $  321,023
------------------------------------------------------------------------------------------------
------------
*Based on the December 31, 1997 market value of $18.875 per share.


Note 3
Short-Term Investments
         The following is a summary of short-term investments.

-------------------------------------------------------------------------------
($ in thousands)                                             December 31
-------------------------------------------------------------------------------
                                                         1997         1996
-------------------------------------------------------------------------------
Federal funds sold and securities purchased
    under agreements to resell .................     $355,498     $190,455
Interest-bearing time deposits in domestic banks        2,474        3,955
Trading account assets .........................       35,943            -
-------------------------------------------------------------------------------
  Total short-term investments .................     $393,915     $194,410
-------------------------------------------------------------------------------

Note 4
Securities
         The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective December 31, 1993. On November 15, 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (Guide). In accordance with the Guide, Hibernia chose to reclassify securities from held to maturity to available for sale. At December 31, 1995, the date of transfer, the amortized cost of those securities was $1,665,664,000 and net unrealized gains included in shareholders' equity were $21,522,000.
         A summary of securities classified as available for sale follows.

--------------------------------------------------------------------------------------------------------------
($ in thousands)                                                December 31, 1997
--------------------------------------------------------------------------------------------------------------
                                            Amortized           Fair     Unrealized     Unrealized
Type                                             Cost          Value          Gains         Losses
--------------------------------------------------------------------------------------------------------------
  U.S. Treasuries ....................     $  328,189     $  330,344     $    2,158     $        3
  U.S. government agencies:
     Mortgage-backed securities ......      1,101,306      1,110,343         16,778          7,741
     Other ...........................        454,762        456,641          2,440            561
   States and political subdivisions .        186,326        192,521          6,555            360
   Other .............................         57,369         57,556            188              1
--------------------------------------------------------------------------------------------------------------
     Total securities available for sale   $2,127,952     $2,147,405     $   28,119     $    8,666
--------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
($ in thousands)                                                 December 31, 1996
------------------------------------------------------------------------------------------------------
                                            Amortized           Fair     Unrealized     Unrealized
Type                                             Cost          Value          Gains         Losses
------------------------------------------------------------------------------------------------------
  U.S. Treasuries ....................     $  386,078     $  391,642     $    5,609     $       45
  U.S. government agencies:
     Mortgage-backed securities ......      1,316,686      1,321,419         16,085         11,352
     Other ...........................        347,411        347,934          1,942          1,419
   States and political subdivisions .        137,670        139,636          2,511            545
   Other .............................         48,323         48,506            188              5
   Derivative financial instruments ..          1,765          1,815            967            917
------------------------------------------------------------------------------------------------------
     Total securities available for sale   $2,237,933     $2,250,952     $   27,302     $   14,283
------------------------------------------------------------------------------------------------------

         The following is a summary of realized gains and losses from the sale of securities available for sale for the years ended December 31, 1997, 1996 and 1995.


----------------------------------------------------------------------
($ in thousands)                            Year Ended December 31
----------------------------------------------------------------------
                                        1997        1996        1995
----------------------------------------------------------------------
Realized gains .................     $ 2,718     $   307      $ 1,790
Realized losses ................           -      (5,613)      (1,563)
----------------------------------------------------------------------
     Net realized gains (losses)     $ 2,718     $(5,306)     $   227
----------------------------------------------------------------------


         Securities with carrying values of $2,050,120,000 and $2,014,885,000 at December 31, 1997 and 1996, respectively, were either pledged to secure public and trust deposits or sold under repurchase agreements.

($ in thousands)                                December 31
-------------------------------------------------------------------
                                            1997           1996
-------------------------------------------------------------------
U.S. Treasuries .................     $  322,811     $  371,559
U.S. government agencies:
   Mortgage-backed securities ...      1,101,837      1,261,158
   Other ........................        448,178        323,894
States and political subdivisions        172,766         58,274
Other ...........................          4,528              -
-------------------------------------------------------------------
     Total pledged securities ...     $2,050,120     $2,014,885
===================================================================

         The amortized cost and estimated fair value by maturity of securities available for sale are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

-------------------------------------------------------------------
($ in thousands)                            December 31, 1997
-------------------------------------------------------------------
                                        Amortized           Fair
                                             Cost          Value
-------------------------------------------------------------------
Due in 1 year or less ............     $  518,631     $  520,422
Due after 1 year through 5 years .        214,780        217,499
Due after 5 years through 10 years        451,761        458,163
Due after 10 years ...............        942,780        951,321
-------------------------------------------------------------------
    Total ........................     $2,127,952     $2,147,405
-------------------------------------------------------------------

         One of the pooled companies entered into various derivative financial instruments to hedge against exposure to changes in interest rates on the market value of its securities available for sale portfolio. Notional principal amounts are used to express the volume of the various derivative financial instruments, but the amounts subject to credit risk are much smaller. These derivative financial instruments were liquidated during the first quarter of 1997 with no material impact on the financial condition or operating results of the Company.
         The following table summarizes the notional amounts, amortized cost and estimated fair value of the derivative financial instruments held to hedge the available for sale portfolio at December 31, 1996. The Company has included deferred gains and losses relating to sold, settled or terminated derivative financial instruments in amortized cost. The fair value of these instruments is included in the available for sale portfolio.

--------------------------------------------------------------------------------
($ in thousands)                                 December 31, 1996
--------------------------------------------------------------------------------
                                  Notional Amount Amortized Cost  Fair Value
--------------------------------------------------------------------------------
Interest rate swaps, caps and floors     $176,000     $  2,322      $  1,815
U.S. Treasury put and call options .            -     $   (206)            -
Treasury note short positions ......            -     $   (351)            -
--------------------------------------------------------------------------------


Note 5
Loans
         The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

------------------------------------------------------------------
($ in thousands)                               December 31
------------------------------------------------------------------
                                             1997          1996
------------------------------------------------------------------
Commercial:
    Commercial and industrial ....     $1,089,199     $  865,855
    Services industry ............        719,648        455,323
    Real estate ..................        444,188        419,081
    Health care ..................        251,724        227,315
    Transportation, communications
        and utilities ............        253,617        182,417
    Energy .......................        278,988        143,214
    Other ........................         54,170         45,959
------------------------------------------------------------------
        Total commercial .........      3,091,534      2,339,164
==================================================================
Small Business:
    Commercial and industrial ....        495,646        681,012
    Services industry ............        309,916        183,192
    Real estate ..................        178,980        118,898
    Health care ..................         74,134         54,697
    Transportation, communications
        and utilities ............         38,048         24,300
    Energy .......................         17,314          6,834
    Other ........................        259,487        120,915
------------------------------------------------------------------
        Total small business .....      1,373,525      1,189,848
------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ..........      1,485,109      1,113,744
        Junior liens .............        129,357        121,200
    Indirect .....................        708,549        749,861
    Revolving credit .............        282,876        144,435
    Other ........................        509,301        507,651
------------------------------------------------------------------
        Total consumer ...........      3,115,192      2,636,891
------------------------------------------------------------------
        Total loans ..............     $7,580,251     $6,165,903
==================================================================

         The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

-----------------------------------------------------------
($ in thousands)                        December 31
-----------------------------------------------------------
                                      1997        1996
-----------------------------------------------------------
Nonaccrual loans .............     $20,356     $16,080
Restructured loans ...........           -           -
-----------------------------------------------------------
   Nonperforming loans .......      20,356      16,080
-----------------------------------------------------------
Foreclosed assets ............       2,452       5,209
Excess bank-owned property ...       2,360       3,670
-----------------------------------------------------------
    Total nonperforming assets     $25,168     $24,959
-----------------------------------------------------------

         At December 31, 1997 and 1996 the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $17,034,000 and $14,476,000, respectively. Included in the 1997 and 1996 amounts were $15,111,000 and $10,334,000, respectively, of impaired loans for which the related reserve for possible loan losses was $2,560,000 and $1,453,000, respectively. At December 31, 1997 and 1996 impaired loans that did not have a reserve for possible loan losses amounted to $1,923,000 and $4,142,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1997, 1996 and 1995 was approximately $16,464,000, $15,818,000 and $18,827,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1997, 1996 and 1995, the Company recognized interest income on impaired loans of $1,199,000, $2,296,000 and $2,126,000, respectively.
         Interest income in the amount of $1,898,000 for 1997, $3,151,000 for 1996 and $3,897,000 for 1995 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $1,199,000, $2,296,000 and $2,126,000 of interest income on nonperforming loans during 1997, 1996 and 1995, respectively.
         The following is a summary of activity in the reserve for possible loan losses.

----------------------------------------------------------------------------------------
($ in thousands)                                           Year Ended December 31
----------------------------------------------------------------------------------------
                                                 1997           1996           1995
----------------------------------------------------------------------------------------
Balance at beginning of year ..........     $ 129,039      $ 151,367      $ 156,896
    Loans charged off .................       (43,942)       (35,147)       (25,416)
    Recoveries ........................        21,823         19,380         18,669
----------------------------------------------------------------------------------------
      Net loans charged off ...........       (22,119)       (15,767)        (6,747)
----------------------------------------------------------------------------------------
    Provision for possible loan losses            620        (12,417)         1,218
    Addition due to purchased companies             -          5,856              -
----------------------------------------------------------------------------------------
Balance at end of year ................     $ 107,540      $ 129,039      $ 151,367
----------------------------------------------------------------------------------------


Note 6
Related-Party Transactions
         Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.
         Loans outstanding to related parties were $45,325,000 and $72,778,000 at December 31, 1997 and 1996, respectively. The change during 1997 reflects $199,372,000 in loan advances and $226,825,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless the director had the ability to significantly influence the other entity.
         Securities sold to related parties under repurchase agreements amounted to $7,290,000 and $3,004,000 at December 31, 1997 and 1996, respectively.

Note 7
Bank Premises and Equipment
         The following tables detail bank premises and equipment and related depreciation and amortization expense.

-----------------------------------------------------------------------------
($ in thousands)                                            December 31
-----------------------------------------------------------------------------
                                                        1997          1996
-----------------------------------------------------------------------------
Land .........................................     $  34,089      $  34,422
Bank premises ................................       151,226        139,634
Leasehold improvements .......................        29,265         36,001
Furniture and equipment ......................       141,552        137,147
-----------------------------------------------------------------------------
                                                     356,132        347,204
Less accumulated depreciation and amortization      (182,226)      (170,555)
-----------------------------------------------------------------------------
Total ........................................     $ 173,906      $ 176,649
=============================================================================

-------------------------------------------------------------------------------------------------
($ in thousands)                                            Year Ended December 31
-------------------------------------------------------------------------------------------------
                                                                 1997        1996        1995
-------------------------------------------------------------------------------------------------
Provisions for depreciation and amortization included in:
        Occupancy expense ...............................     $ 8,418     $ 6,880     $ 5,869
        Equipment expense ...............................      16,204      19,233      12,344
-------------------------------------------------------------------------------------------------
Total ...................................................     $24,622     $26,113     $18,213
=================================================================================================

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


Note 8
Deposits
         At December 31, 1997 time deposits with a remaining maturity of one year or more amounted to $918,581,000. Maturities of all time deposits are as follows: 1998 - $3,092,656,000; 1999 - $687,981,000; 2000 - $80,717,000; 2001 -
$13,701,000; 2002 - $49,376,000; and thereafter $86,806,000.
         Domestic certificates of deposit of $100,000 or more amounted to $1,469,784,000 and $1,349,185,000 at December 31, 1997 and 1996, respectively.
Interest on these certificates amounted to $74,029,000, $62,173,000 and $53,017,000 in 1997, 1996 and 1995, respectively.
         Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $187,517,000 and $71,015,000 at December 31, 1997 and 1996, respectively. Interest expense on foreign deposits amounted to $5,204,000, $2,261,000 and $2,018,000 for 1997, 1996 and 1995,
respectively.


Note 9
Short-Term Borrowings
         The following is a summary of short-term borrowings.

------------------------------------------------------------------------------
($ in thousands)                                           December 31
------------------------------------------------------------------------------
                                                       1997         1996
------------------------------------------------------------------------------
Federal funds purchased ......................     $310,640     $ 31,909
Securities sold under agreements to repurchase      331,866      299,887
Federal Reserve Bank treasury, tax and
  loan account ...............................       57,741            -
------------------------------------------------------------------------------
  Total ......................................     $700,247     $331,796
------------------------------------------------------------------------------

         Federal funds purchased and securities sold under agreements to repurchase generally mature within one to 14 days from the transaction date. The Federal Reserve Bank treasury, tax and loan account is an open-ended note option with the Federal Reserve Bank of Atlanta. The following is a summary of pertinent data related to short-term borrowings for 1997, 1996 and 1995.

------------------------------------------------------------------------------
($ in thousands)                                 December 31
------------------------------------------------------------------------------
                                       1997          1996          1995
------------------------------------------------------------------------------
Outstanding at December 31 ...     $700,247      $331,796      $265,126
Maximum month-end outstandings     $929,048      $363,496      $359,582
Average daily outstandings ...     $587,207      $320,654      $259,647
Average rate during the year .          5.2%          4.8%          5.3%
Average rate at year end .....          5.7%          5.0%          4.8%
------------------------------------------------------------------------------

Note 10
Debt
         The following is a summary of outstanding debt.

------------------------------------------------------------------------------
($ in thousands)                                    December 31
------------------------------------------------------------------------------
                                                  1997         1996
------------------------------------------------------------------------------
Federal Home Loan Bank callable advances      $300,000          $ -
Federal Home Loan Bank long-term advances      206,548        7,654
Federal Home Loan Bank short-term advance            -       42,202
Other ...................................            -        7,336
------------------------------------------------------------------------------
  Total .................................     $506,548     $ 57,192
==============================================================================

         The Federal Home Loan Bank (FHLB) advances are secured by the Company's investment in FHLB stock, which totaled $31,920,000 and $28,863,000 at December 31, 1997 and 1996, respectively, and also by a blanket floating lien on portions of the Company's residential loan portfolio.
         The FHLB callable advances require monthly interest payments and mature in 2007. Callable advances of $100,000,000 accrue interest at a rate of 4.72% and $200,000,000 accrue interest at a rate of 4.82%. The FHLB may demand payment on the callable advances at quarterly intervals beginning in June 1998. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current floating rate. The FHLB long-term advances accrue interest at contractual rates of 4.64% to 8.36%, are due in monthly installments of approximately $1,125,000, including interest, and are scheduled to amortize through various dates between 1998 and 2015. However, should the loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate. The FHLB short-term advance accrued interest at 5.77%, was secured by two commercial real estate notes receivable and required monthly interest payments. This short-term advance matured in March 1997.
         At December 31, 1997 the Company had committed to borrow an additional $200,000,000 from the FHLB at rates that range from 6.19% to 6.21%. These borrowings will be drawn in the first quarter of 1998 and mature in 2001.
         Maturities of debt are as follows: 1998 - $859,000; 1999 - $100,840,000; 2000 - $100,853,000; 2001 - $1,014,000; 2002 - $741,000; and
thereafter - $302,241,000.

Note 11
Other Assets and Other Liabilities
         The following are summaries of other assets and other liabilities.

------------------------------------------------------------------------------
($ in thousands)                                           December 31
------------------------------------------------------------------------------
                                                        1997         1996
------------------------------------------------------------------------------
Other assets:
    Accrued interest receivable ...............     $ 70,820     $ 64,802
    Deferred income taxes .....................       30,593       47,328
    Foreclosed assets and excess
      bank-owned property .....................        4,812        8,879
    Mortgage servicing rights .................       12,030        6,214
    Goodwill ..................................      130,405      137,644
    Core deposit intangibles ..................       11,878       16,580
    Other .....................................       44,695       47,681
------------------------------------------------------------------------------
      Total other assets ......................     $305,233     $329,128
==============================================================================

Other liabilities:
    Accrued interest payable ..................     $ 32,254     $ 35,520
    Trade accounts payable and
      accrued liabilities .....................       68,531       73,100
    Trade date securities purchases not settled            -       17,416
    Reserve for future rental payments
      under sale/leaseback ....................       20,505       20,667
    Other .....................................       11,166       19,807
------------------------------------------------------------------------------
      Total other liabilities .................     $132,456     $166,510
==============================================================================

         Amortization expense relating to goodwill totaled $7,714,000, $4,783,000 and $3,107,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Accumulated amortization relating to goodwill at December 31, 1997 and 1996 totaled $48,792,000 and $41,078,000, respectively. Amortization expense relating to core deposit intangibles totaled $4,702,000 and $1,877,000 in 1997 and 1996, respectively. Accumulated amortization relating to core deposit intangibles totaled $6,579,000 and $1,877,000 at December 31, 1997 and 1996, respectively.

Note 12
Preferred and Common Stock
         The Company has authorized 100,000,000 shares of no par value preferred stock. At December 31, 1997 and 1996, 2,000,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock) were issued and outstanding. The Series A Preferred Stock is nonconvertible, with a $50 per share liquidation preference and a 6.9% annual dividend through October 1, 2001, payable on the first business day of each calendar quarter. Beginning October 1, 2001 the dividend rate is adjustable but will not be less than 7.4% nor greater than 13.4% per annum. Proceeds from the September 30, 1996 issuance totaled $98,000,000, which is net of $2,000,000 in issuance costs. The Series A Preferred Stock qualifies as Tier 1 capital for regulatory purposes and is redeemable at Hibernia's option (with prior Federal Reserve Board approval) at any time after October 1, 2001.
         The Company has authorized 200,000,000 shares of no par value Class A Common Stock. At December 31, 1997, 133,000,857 shares were issued and outstanding. At December 31, 1996, 132,200,373 shares were issued and 132,150,373 shares were outstanding. The Company held 50,000 shares of Class A Common Stock in treasury at December 31, 1996.

Note 13
Net Income Per Common Share Data
         The following sets forth the computation of net income per common share and net income per common share - assuming dilution.

------------------------------------------------------------------------------------------------------------
($ in thousands, except per-share data)                                Year Ended December 31
------------------------------------------------------------------------------------------------------------
                                                               1997              1996             1995
------------------------------------------------------------------------------------------------------------
Numerator:
    Net income ....................................     $    137,389     $    112,818     $    131,412
    Preferred stock dividends .....................            6,900            1,740                -
------------------------------------------------------------------------------------------------------------
    Numerator for net income per common share .....          130,489          111,078          131,412
    Effect of dilutive securities .................                -                -                -
------------------------------------------------------------------------------------------------------------
    Numerator for net income per common
        share - assuming dilution .................     $    130,489     $    111,078     $    131,412
------------------------------------------------------------------------------------------------------------
Denominator:
    Denominator for net income per common
        share (weighted average shares outstanding)      130,795,276      130,160,581      130,275,835
    Effect of dilutive securities:
        Stock options .............................        2,204,500        1,337,904          777,431
        Purchase warrants .........................          174,376          160,200          148,075
        Restricted stock awards ...................          151,255                -                -
------------------------------------------------------------------------------------------------------------
    Denominator for net income per common
        share - assuming dilution .................      133,325,407      131,658,685      131,201,341
------------------------------------------------------------------------------------------------------------
Net income per common share .......................     $       1.00     $       0.85     $       1.01
------------------------------------------------------------------------------------------------------------
Net income per common share - assuming dilution ...     $       0.98     $       0.84     $       1.00
------------------------------------------------------------------------------------------------------------

         The weighted average shares outstanding exclude 1,782,937, 1,681,835 and 1,358,201 average common shares in 1997, 1996 and 1995, respectively, held by the Hibernia Employee Stock Ownership Plan (discussed in Note 15) which have not been committed to be released. The common shares issued in all mergers accounted for as poolings of interests consummated in 1997, 1996 and 1995 are considered to be outstanding as of January 1, 1995, the beginning of the earliest period presented.
         Options with an exercise price greater than the average market price of the Company's Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share - assuming dilution. During 1997 there were 129,501 antidilutive options outstanding with exercise prices ranging from $16.30 to $18.80, during 1996 there were 203,131 antidilutive options outstanding with exercise prices ranging from $11.56 to $18.80 and during 1995 there were 208,131 antidilutive options outstanding with exercise prices ranging from $10.63 to $18.80.

Note 14
Employee Benefit Plans
         The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their compensation, with the Company matching a certain portion of employee contributions. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. At December 31, 1997, the RSP owned approximately 2,167,000 shares of Hibernia Class A Common Stock. The Company's contributions to the RSP totaled $4,729,000 in 1997, $4,942,000 in 1996 and $2,955,000 in 1995.
         The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $20,422,000, $17,166,000 and $10,727,000 for the years ended December 31, 1997, 1996 and 1995, respectively.
         During 1995, the Company established a plan (1995-1997 Plan) for the grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under the 1995-1997 Plan, if the Company achieves certain predetermined performance goals during the three-year period from January 1, 1995 through December 31, 1997, the Company will award Hibernia Class A Common Stock to certain members of management who contributed to that achievement. The number of shares to be issued under the 1995-1997 Plan will be determined in early 1998. Compensation expense of $6,390,000, $3,148,000 and $1,619,000 was recorded in 1997, 1996 and 1995, respectively, relating to the 1995-1997 Plan. The Company is currently developing a new performance share awards plan for the three-year period from January 1, 1998 through December 31, 2000. This new plan is expected to be similar to the 1995-1997 Plan.
         Certain of the pooled companies had adopted retention agreements to encourage certain officers and other key employees of the pooled companies to continue their employment through the consummation of a merger. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key employees prior to legal merger. Compensation expense related to these agreements totaled $34,000, $997,000 and $1,195,000 in 1997, 1996 and 1995, respectively.


Note 15
Employee Stock Ownership Plan
         During 1995, the Company  instituted an employee  stock  ownership plan
(ESOP) in which substantially all employees participate. The ESOP, with a guarantee of the Parent Company, borrowed funds from Hibernia National Bank to purchase Hibernia Class A Common Stock. The ESOP is expected to acquire up to $30,000,000 of Hibernia Class A Common Stock in open-market purchases, of which $8,629,000 remains for future purchases at December 31, 1997. At December 31, 1997 and 1996, the ESOP owned approximately 2,431,000 and 2,036,000 shares of Hibernia Class A Common Stock and had an outstanding debt obligation of $17,387,000 and $13,318,000, respectively. The Banks make annual contributions to the ESOP in an amount determined by their Boards of Directors, but at least equal to the ESOP's minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 1997, 1996 and 1995 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees.
         The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as debt of the Parent Company and the shares pledged as collateral are reported as unearned compensation in equity. Hibernia National Bank's loan asset and the Parent Company's debt liability eliminate in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for net income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest by the Parent Company.
         Compensation expense of $3,014,000, $2,882,000 and $2,395,000 relating to the ESOP was recorded during 1997, 1996 and 1995, respectively. The ESOP held 618,000 and 440,000 allocated shares and 1,813,000 and 1,596,000 suspense shares at December 31, 1997 and 1996, respectively. The fair value of the suspense shares at December 31, 1997 and 1996 was $34,237,000 and $21,145,000,
respectively.


Note 16
Stock Options
         SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective January 1, 1996, established financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees and directors receive shares of stock or other equity instruments of the company, or the company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income, net income per common share and net income per common share - assuming dilution as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
         The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The options are granted at no less than the fair market value of the stock at the date of grant. Options granted to directors upon inception of service as a director vest in six months. Until October 1997 those options were granted under the 1987 Stock Option Plan; after October 1997 those options are granted under the 1993
Directors' Stock Option Plan. All other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.
         Options granted to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan generally expire 10 years from the date of grant unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 365 days.
         The following summarizes the option activity in the plans during 1997, 1996 and 1995. During 1997 the 1987 Stock Option Plan was terminated; therefore, at December 31, 1997 there are no shares available for grant under this plan. The termination did not impact options outstanding under the 1987 Stock Option Plan.

------------------------------------------------------------------------------------------------------------------------
                                                                                                         Weighted-
                                                                                                           Average
                                                                                                          Exercise
                                                           Incentive   Non-Qualified          Total          Price
------------------------------------------------------------------------------------------------------------------------
1987 Stock Option Plan:
Outstanding, December 31, 1994 ......................        175,553       1,374,882       1,550,435      $    7.32
Granted (weighted-average fair value $2.41 per share)              -          10,000          10,000           8.31
Canceled ............................................         (7,500)         (1,474)         (8,974)          5.25
Exercised ...........................................         (5,625)        (22,422)        (28,047)          4.82
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 ......................        162,428       1,360,986       1,523,414           7.40
Granted (weighted-average fair value $3.47 per share)              -           5,000           5,000          11.56
Canceled ............................................         (1,875)              -          (1,875)          4.38
Exercised ...........................................              -         (22,398)        (22,398)          4.94
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................        160,553       1,343,588       1,504,141           7.45
Canceled ............................................              -         (67,104)        (67,104)         16.37
Exercised ...........................................        (18,750)        (34,745)        (53,495)          5.47
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ......................        141,803       1,241,739       1,383,542      $    7.10
------------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1997 ......................        141,803       1,241,739       1,383,542      $    7.10
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
                                                                                                          Weighted-
                                                                                                            Average
                                                                                                           Exercise
                                                           Incentive  Non-Qualified           Total          Price
------------------------------------------------------------------------------------------------------------------------

Long-Term Incentive Plan:
Outstanding, December 31, 1994 ......................         12,598      2,518,548       2,531,146      $    7.71
Granted (weighted-average fair value $2.09 per share)              -      1,458,200       1,458,200           6.98
Canceled ............................................              -       (208,150)       (208,150)          7.43
Exercised ...........................................              -        (22,150)        (22,150)          7.23
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 ......................         12,598      3,746,448       3,759,046           7.45
Granted (weighted-average fair value $2.76 per share)              -      1,527,800       1,527,800          10.20
Canceled ............................................              -       (282,718)       (282,718)          8.10
Exercised ...........................................              -       (149,558)       (149,558)          7.53
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................         12,598      4,841,972       4,854,570           8.27
Granted (weighted-average fair value $3.99 per share)              -      1,540,300       1,540,300          13.43
Canceled ............................................              -       (172,488)       (172,488)         10.92
Exercised ...........................................              -       (473,772)       (473,772)          7.31
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ......................         12,598      5,736,012       5,748,610      $    9.65
------------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1997 ......................              -      1,918,393       1,918,393      $    7.55
------------------------------------------------------------------------------------------------------------------------
Available for Grant, December 31, 1997 ..............                                     1,205,891
------------------------------------------------------------------------------------------------------------------------

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1994 ......................            -      155,000       155,000      $    7.60
Granted (weighted-average fair value $2.41 per share)            -       80,000        80,000           8.13
Exercised ...........................................            -       (2,500)       (2,500)          7.31
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1995 ......................            -      232,500       232,500           7.79
Granted (weighted-average fair value $2.89 per share)            -       75,000        75,000          10.44
Canceled ............................................            -      (22,500)      (22,500)          7.56
Exercised ...........................................            -      (21,250)      (21,250)          7.70
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................            -      263,750       263,750           8.57
Granted (weighted-average fair value $3.90 per share)            -       70,000        70,000          13.00
Exercised ...........................................            -      (43,750)      (43,750)          8.11
------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ......................            -      290,000       290,000      $    9.70
------------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1997 ......................            -      116,250       116,250      $    7.86
------------------------------------------------------------------------------------------------------------------------
Available for Grant, December 31, 1997 ..............                                 642,500
------------------------------------------------------------------------------------------------------------------------

         In addition to the above option activity in the plans, 7,900, 5,755 and 264,347 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 1997, 1996 and 1995, respectively.

         The following table presents the weighted-average remaining life as of December 31, 1997 for options outstanding for the 1987 Stock Option Plan, Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan within the stated exercise price ranges.


--------------------------------------------------------------------------------------------------------
                                                  Outstanding                       Exercisable
--------------------------------------------------------------------------------------------------------
            Exercise                                Weighted-    Weighted-                 Weighted-
          Price Range                    Number      Average      Average        Number     Average
           Per Share                 of Options    Exercise      Remaining   of Options    Exercise
                                                     Price         Life                      Price
--------------------------------------------------------------------------------------------------------

1987 Stock Option Plan:
  $4.19 to $5.31 .................       578,375     $ 4.45     4.24 years       578,375     $ 4.45
  $7.19 to $8.75 .................       672,666     $ 7.24     5.30 years       672,666     $ 7.24
  $14.94 to $18.80 ...............       132,501     $17.96     0.90 years       132,501     $17.96
--------------------------------------------------------------------------------------------------------

Long-Term Incentive Plan:
  $6.63 to $8.81 .................     2,895,995     $ 7.47     6.41 years     1,913,393     $ 7.54
  $10.19 to $10.63 ...............     1,378,300     $10.20     8.22 years         5,000     $10.63
  $12.63 to $14.38 ...............     1,474,315     $13.43     9.08 years             -          -
--------------------------------------------------------------------------------------------------------

1993 Directors' Stock Option Plan:
  $7.31 to $8.13 .................       150,000     $ 7.83     6.45 years       111,250     $ 7.75
  $10.44 to $13.00 ...............       140,000     $11.72     8.83 years         5,000     $10.44
--------------------------------------------------------------------------------------------------------


         The following pro forma information was determined as if the Company had accounted for stock options issued in 1997, 1996 and 1995 using the fair-value-based method as defined in SFAS No. 123. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.67%, 6.44% and 7.74%; expected dividend yields of 2.39%, 2.74% and 3.41%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 23%, 23% and 29%; and an expected life of the options of 10 years.
         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.
         For purposes of pro forma disclosures, the estimated fair value of the options granted in 1997, 1996 and 1995 is amortized to expense over the options' vesting period. Since the Company's options generally vest over a four-year period, the pro forma disclosures are not indicative of future amounts until SFAS No. 123 is applied to all outstanding, nonvested options.

-----------------------------------------------------------------------------------------------------------------------
($ in thousands, except per-share data)                       December 31
-----------------------------------------------------------------------------------------------------------------------
                                 1997                             1996                            1995
-----------------------------------------------------------------------------------------------------------------------
                      As Reported       Pro Forma     As Reported      Pro Forma      As Reported       Pro Forma
-----------------------------------------------------------------------------------------------------------------------
Net income ........     $ 137,389       $ 135,326       $ 112,818       $ 111,690       $ 131,412       $ 130,887
Net income per
  common share ....     $    1.00       $    0.98       $    0.85       $    0.84       $    1.01       $    1.00
Net income per
  common share -
  assuming dilution     $    0.98       $    0.96       $    0.84       $    0.84       $    1.00       $    1.00
-----------------------------------------------------------------------------------------------------------------------

Note 17
Income Taxes
         Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The components of income tax expense are as follows.

-------------------------------------------------------------------------------------------
($ in thousands)                                            Year Ended December 31
-------------------------------------------------------------------------------------------
                                                      1997          1996          1995
-------------------------------------------------------------------------------------------
Current tax expense:
     Federal income tax .....................     $ 54,880      $ 52,456      $ 30,339
     State income tax .......................        3,882         3,648         3,710
-------------------------------------------------------------------------------------------
Total current tax expense ...................       58,762        56,104        34,049
-------------------------------------------------------------------------------------------
Deferred tax expense (benefit):
     Federal income tax .....................       17,790         1,435        14,636
     Change in deferred tax valuation reserve       (3,317)        3,317       (36,551)
-------------------------------------------------------------------------------------------
Total deferred tax expense (benefit) ........       14,473         4,752       (21,915)
-------------------------------------------------------------------------------------------
Income tax expense ..........................     $ 73,235      $ 60,856      $ 12,134
-------------------------------------------------------------------------------------------
Shareholders' equity:
     Change in unrealized gains (losses)
        on securities available for sale ....     $  2,262      $ (4,397)     $ 18,526
     Change in deferred tax valuation reserve            -             -        (8,380)
-------------------------------------------------------------------------------------------
Total shareholders' equity ..................     $  2,262      $ (4,397)     $ 10,146
===========================================================================================


The reconciliation of the federal statutory income tax rate to the Company's effective rate is as follows.


------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
                                                         1997                    1996                  1995
------------------------------------------------------------------------------------------------------------------------
                                                  Amount       Rate      Amount      Rate       Amount      Rate
------------------------------------------------------------------------------------------------------------------------
Tax expense based on federal statutory rate     $ 73,718      35.0 %   $ 60,786      35.0 %   $ 50,241      35.0 %
Tax-exempt interest .......................       (5,404)     (2.6)      (3,859)     (2.2)      (4,286)     (3.0)
State income tax, net of federal benefit ..        2,523       1.2        2,371       1.4        2,411       1.7
Goodwill ..................................        2,681       1.3        1,657       0.9        1,088       0.8
Benefit from change in deferred tax
  valuation reserve .......................            -         -            -         -      (36,551)     (25.5)
Other .....................................         (283)     (0.1)         (99)     (0.1)        (769)     (0.5)
------------------------------------------------------------------------------------------------------------------------
Income tax expense ........................     $ 73,235      34.8 %   $ 60,856      35.0 %   $ 12,134      8.5 %
========================================================================================================================

         Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities at December 31, 1997 and 1996, are detailed in the following table.


--------------------------------------------------------------------
($ in thousands)                                  December 31
--------------------------------------------------------------------
                                               1997         1996
--------------------------------------------------------------------
Deferred tax assets:
    Reserve for possible loan losses .     $ 37,639     $ 44,994
    Sale/leaseback ...................        7,409        7,527
    Loan fees ........................        2,934        1,596
    Foreclosed assets ................           62        2,528
    Capital loss carryforward ........           97        3,317
    Other ............................       17,830       19,911
--------------------------------------------------------------------
Total deferred tax assets ............       65,971       79,873
--------------------------------------------------------------------
Deferred tax liabilities:
    Net unrealized gains on securities
       available for sale ............        6,809        4,547
    Depreciation .....................       10,463       10,326
    Core deposit intangibles .........        3,905        5,489
    Discounts on securities ..........        1,316           71
    Other ............................       12,885        8,795
--------------------------------------------------------------------
Total deferred tax liabilities .......       35,378       29,228
--------------------------------------------------------------------
Deferred tax assets, net of
  deferred tax liabilities ...........       30,593       50,645
Deferred tax valuation reserve .......            -       (3,317)
--------------------------------------------------------------------
Total net deferred tax asset .........     $ 30,593     $ 47,328
====================================================================

         Management assesses realizability of the net deferred tax asset based on the Company's ability to: first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.


Note 18
Leases
         The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.
         Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $12,171,000, $10,975,000 and $10,529,000 in 1997, 1996 and 1995, respectively.
         The future minimum rental commitments at December 31, 1997, for all long-term operating leases are as follows: 1998 - $10,305,000; 1999 - $9,619,000; 2000 - $8,932,000; 2001 - $8,740,000; 2002 - $8,551,000; and
thereafter - $47,337,000.



Note 19
Other Operating Expense
         The following is a summary of other operating expense.

----------------------------------------------------------------------------
($ in thousands)                               Year Ended December 31
----------------------------------------------------------------------------
                                            1997        1996        1995
----------------------------------------------------------------------------
Advertising and promotional expenses     $13,144     $ 9,815     $ 7,506
Telecommunications .................      10,593       8,975       7,123
Postage ............................       7,576       6,378       5,433
Stationery and supplies ............       7,333       6,827       6,554
State taxes on equity ..............       6,100       6,000       4,491
Professional fees ..................       5,852       7,636       7,876
Loan collection expense ............       4,037       2,494       2,149
Regulatory expense .................       2,455       1,323       8,762
Other ..............................      31,639      29,572      28,363
----------------------------------------------------------------------------
    Total other operating expense ..     $88,729     $79,020     $78,257
============================================================================

Note 20
Hibernia Corporation
         The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.


------------------------------------------------------------------
Balance Sheets
------------------------------------------------------------------
($ in thousands)                             December 31
------------------------------------------------------------------
                                         1997            1996
------------------------------------------------------------------
Investment in bank subsidiaries     $  912,232     $  801,169
Other assets ..................        156,504        183,907
------------------------------------------------------------------
    Total assets ..............     $1,068,736     $  985,076
==================================================================
Other liabilities .............     $    1,035     $   13,973
Debt ..........................         17,387         19,162
Shareholders' equity ..........      1,050,314        951,941
------------------------------------------------------------------
    Total liabilities and
      shareholders' equity ....     $1,068,736     $  985,076
==================================================================

--------------------------------------------------------------------------------
Income Statements
--------------------------------------------------------------------------------
($ in thousands)                                 Year Ended December 31
--------------------------------------------------------------------------------
                                            1997         1996           1995
--------------------------------------------------------------------------------
Equity in undistributed net income
    of subsidiaries ..............     $  81,945     $  75,345     $  57,144
Dividends from bank subsidiaries .        47,183        35,215        70,201
Other income .....................        12,054         6,037         3,685
--------------------------------------------------------------------------------
    Total income .................       141,182       116,597       131,030
--------------------------------------------------------------------------------
Interest expense .................           351           375           405
Other expense ....................           651         2,249         3,471
--------------------------------------------------------------------------------
    Total expense ................         1,002         2,624         3,876
--------------------------------------------------------------------------------
Income before taxes ..............       140,180       113,973       127,154
Income tax expense (benefit) .....         2,791         1,155        (4,258)
--------------------------------------------------------------------------------
Net income .......................     $ 137,389     $ 112,818     $ 131,412
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Statements of Cash Flows
------------------------------------------------------------------------------------------
($ in thousands)                                           Year Ended December 31
------------------------------------------------------------------------------------------
                                                     1997          1996           1995
------------------------------------------------------------------------------------------
Operating activities
    Net income ............................     $ 137,389      $ 112,818      $ 131,412
    Equity in undistributed
      net income of subsidiaries ..........       (81,945)       (75,345)       (57,144)
    Realized securities (gains) losses, net        (1,305)             -              -
    Other adjustments .....................        (8,146)         1,826        (10,856)
------------------------------------------------------------------------------------------
Net cash provided by
        operating activities ..............        45,993         39,299         63,412
------------------------------------------------------------------------------------------
Investing activities
    Investment in subsidiaries ............       (28,000)       (11,747)          (100)
    Purchases of securities available
       for sale ...........................      (120,000)             -           (484)
    Proceeds from sales of securities
       available for sale .................       121,305              -            453
    Maturities of securities
       available for sale .................             -              -          1,600
    Net decrease (increase) in loans ......           834          2,206        (10,867)
------------------------------------------------------------------------------------------
Net cash used by investing activities .....       (25,861)        (9,541)        (9,398)
------------------------------------------------------------------------------------------
Financing activities
    Issuance of debt ......................             -          4,776              -
    Payments on debt ......................        (5,843)        (1,903)        (4,247)
    Purchase of treasury stock ............          (299)          (880)          (563)
    Dividends paid ........................       (49,652)       (37,262)       (31,952)
    Issuance of preferred stock ...........             -         98,000              -
    Issuance of common stock ..............         9,897          7,642          3,634
------------------------------------------------------------------------------------------
Net cash provided (used) by
         financing activities .............       (45,897)        70,373        (33,128)
------------------------------------------------------------------------------------------
    Increase (decrease) in cash
      and cash equivalents ................       (25,765)       100,131         20,886
Cash and cash equivalents
  at beginning of year ....................       167,614         67,483         46,597
------------------------------------------------------------------------------------------
Cash and cash equivalents
  at end of year ..........................     $ 141,849      $ 167,614      $  67,483
------------------------------------------------------------------------------------------

Note 21
Financial Instruments and Derivative Financial Instruments
         Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, among them, core deposit intangibles, loan servicing rights, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
         The carrying amount of cash and short-term investments, demand deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate agreements and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and debt is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.
         Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.
         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for possible loan losses which totaled $107,540,000 and $129,039,000 at December 31, 1997 and 1996,
respectively.
         The fair value estimates presented are based on information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented. At December 31, 1997, $35,943,000 of short-term investments included in the following table are held for trading purposes.

------------------------------------------------------------------------------------------------
($ in thousands)                                              December 31
------------------------------------------------------------------------------------------------
                                                    1997                         1996
------------------------------------------------------------------------------------------------
                                          Carrying           Fair       Carrying           Fair
                                            Amount          Value         Amount          Value
------------------------------------------------------------------------------------------------
Assets
    Cash and short-term investments     $  923,639     $  923,639     $  766,592     $  766,592
    Securities available for sale .     $2,147,405     $2,147,405     $2,250,952     $2,250,952
    Commercial loans ..............     $3,091,534     $3,103,489     $2,339,164     $2,349,641
    Small business loans ..........     $1,373,525     $1,379,149     $1,189,848     $1,196,386
    Consumer loans ................     $3,115,192     $3,117,221     $2,636,891     $2,599,659
Liabilities
    Demand deposits ...............     $1,620,713     $1,620,713     $1,596,170     $1,596,170
    Interest-bearing deposits .....     $7,012,616     $7,029,864     $6,456,576     $6,483,111
    Short-term borrowings .........     $  700,247     $  700,247     $  331,796     $  331,796
    Debt ..........................     $  506,548     $  505,302     $   57,192     $   58,292
------------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------------
($ in thousands)                                    December 31
-------------------------------------------------------------------------------------
                                        1997                          1996
-------------------------------------------------------------------------------------
                             Contract           Fair        Contract           Fair
                               Amount          Value          Amount          Value
-------------------------------------------------------------------------------------

Commitments
  to extend credit ...     $2,996,993     $  (27,193)     $1,803,997     $  (16,908)
-------------------------------------------------------------------------------------

Letters of credit and
  financial guarantees     $  187,239     $   (1,386)     $  132,413     $     (969)
-------------------------------------------------------------------------------------

         The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer-oriented and, generally, matched trading positions are established to minimize risk to the Company. However, to meet the needs of customers, the Company also serves as the counterparty for certain transactions.
         The credit exposure that results from interest rate contracts held for trading purposes is limited to the current fair value of asset derivative positions, which at December 31, 1997 and 1996 was $884,000 and $913,000, respectively. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.
         The amounts disclosed in the following table represent the end-of-period notional and fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair value of those instruments during the year. Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

----------------------------------------------------------------------------------------------------------------------
($ in thousands)                          Notional Amount               Fair Value          Average Fair Value
----------------------------------------------------------------------------------------------------------------------
                                            December 31                 December 31        Year Ended December 31
----------------------------------------------------------------------------------------------------------------------
                                         1997         1996          1997         1996          1997         1996
----------------------------------------------------------------------------------------------------------------------
Interest rate swaps
    Assets .....................     $124,700     $ 56,099     $    880      $    881      $    796      $    993
    Liabilities ................     $ 56,178     $ 46,099     $   (398)     $   (515)     $   (434)     $   (726)
Options, caps and floors held ..     $ 21,700     $ 53,687     $      5      $     32      $     19      $    (35)
Options, caps and floors written     $ 21,700     $ 54,062     $     (6)     $    (36)     $    (22)     $     30
----------------------------------------------------------------------------------------------------------------------

         The Company also enters into interest rate contracts in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into a rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller.
         One interest rate swap with a notional amount of $100,000,000 at December 31, 1997 was entered into during 1997 as a hedge against a deposit relationship of the same maturity. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The related amount payable or receivable is included in other assets or other liabilities. This interest rate swap matured on January 2, 1998.
         At December 31, 1996, the Company was party to several contracts to manage the interest rate risk of securities available for sale, as discussed in
Note 4.


Note 22
Regulatory Matters and Dividend Restrictions
         The Company and the Banks are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.
         As of December 31, 1997 and 1996, the most recent notifications from the OCC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Banks' categories.
     The Company's and the Banks' actual capital amounts and ratios are presented in the following table.

($ in thousands)                     Tier 1                   Total
                               Risk-Based Capital       Risk-Based Capital           Leverage
----------------------------------------------------------------------------------------------------
                                 Amount     Ratio        Amount     Ratio        Amount     Ratio
----------------------------------------------------------------------------------------------------
December 31, 1997
    Hibernia Corporation .     $895,387     10.77%     $999,370     12.02%     $895,387      8.54%
    Hibernia National Bank     $699,974      8.77%     $799,875     10.01%     $699,974      7.12%
    Hibernia National Bank
      of Texas ...........     $ 58,657     18.71%     $ 61,341     19.57%     $ 58,657      9.21%

December 31, 1996
    Hibernia Corporation .     $789,244     12.03%     $871,817     13.29%     $789,244      8.68%
    Hibernia National Bank     $583,784      9.41%     $661,952     10.67%     $583,784      6.91%
    Hibernia National Bank
      of Texas ...........     $ 55,039     15.20%     $ 59,154     16.34%     $ 55,039      8.50%
----------------------------------------------------------------------------------------------------

         Under current FRB regulations, each of the Banks may lend the Parent Company up to 10% of their capital and surplus.
         The payment of dividends by the Banks to the Parent Company is restricted by various regulatory and statutory limitations. In 1998, the Banks will have available to pay dividends to the Parent Company, without approval of the OCC, approximately $157,059,000, plus net retained profits earned in 1998 prior to the dividend declaration date.
         Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $15,863,000 in 1997 and $19,929,000 in 1996.


Note 23
Contingencies
         The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.