Form 10-K, Exhibit 13
period 1998-12-31
HIBERNIA CORP
filed 1999-03-17
CIK 47288

HIBERNIA CORPORATION

Corporate Offices
313 Carondelet St., New Orleans, LA 70130
504-533-3333

Mailing Address
P.O. Box 61540
New Orleans, LA 70161

Electronic Address
Internet: www.hiberniabank.com
E-mail: mailus@hiberniabank.com

At December 31, 1998 -- Shareholders of record: 17,179/Full-time equivalent employees: 5,012

Stock Listing
The common stock of Hibernia Corporation is listed on the New York Stock Exchange (NYSE) under the ticker symbol "HIB." Price and volume information are listed under "Hibernia" and "HIB" in The Wall Street Journal and under similar designations in other daily newspapers.


Shareholder Assistance
Shareholders requesting a change of address, records or information about lost certificates or wanting to have dividends deposited directly into checking or savings accounts should contact:
ChaseMellon Shareholder Services
Securityholder Relations Department
85 Challenger Road, Overpeck Centre
Ridgefield Park, NJ 07660
Toll free: 800-814-0305

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

Duplicate Mailings
The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should write to ChaseMellon Shareholder Services at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.

Hibernia Stock Price And Dividend Information
-------------------------------------------------------------------------------
                            1998                           1997
-------------------------------------------------------------------------------
                                    Cash                           Cash
                  Market Price(1)   Dividends    Market Price(1)   Dividends
                  High     Low      Declared     High     Low      Declared
-------------------------------------------------------------------------------
1st quarter       $21.63   $17.25   $  .09       $14.75   $12.75   $.08
2nd quarter       $21.94   $19.56   $  .09       $14.50   $12.38   $.08
3rd quarter       $20.31   $13.50   $  .09       $17.19   $13.81   $.08
4th quarter       $17.75   $13.06   $  .105      $19.38   $16.63   $.09
-------------------------------------------------------------------------------
----------
(1) NYSE closing price.

Five-Year Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31
($ in thousands, except per-share data)                    1998           1997           1996           1995           1994
---------------------------------------------------------------------------------------------------------------------------------
Interest income .....................................   $  953,722    $  842,058    $  722,098     $  647,920    $  554,466
Interest expense ....................................      423,188       360,022       299,829        276,560       205,752
---------------------------------------------------------------------------------------------------------------------------------
Net interest income .................................      530,534       482,036       422,269        371,360       348,714
Provision for possible loan losses ..................       26,000         3,148       (12,127)           416       (19,810)
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses ........................      504,534       478,888       434,396        370,944       368,524
---------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ...............................      179,257       151,272       125,853        112,247       102,538
   Securities gains (losses), net ...................        5,678         2,725        (5,152)           958        (1,183)
---------------------------------------------------------------------------------------------------------------------------------
Noninterest income ..................................      184,935       153,997       120,701        113,205       101,355
Noninterest expense .................................      416,584       409,254       359,815        319,856       338,651
---------------------------------------------------------------------------------------------------------------------------------
Income before taxes .................................      272,885       223,631       195,282        164,293       131,228
Income tax expense ..................................       94,256        78,835        67,389         18,087        14,156
---------------------------------------------------------------------------------------------------------------------------------
Net income ..........................................   $  178,629    $  144,796    $  127,893     $  146,206    $  117,072
---------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders ........   $  171,729    $  137,896    $  126,153     $  146,206    $  117,072
=================================================================================================================================
Per common share information: (2)
   Net income .......................................   $     1.12    $     0.90    $     0.83     $     0.96    $     0.76
   Net income - assuming dilution ...................   $     1.10    $     0.89    $     0.82     $     0.95    $     0.76
   Tax-effected net income (3) ......................   $     1.12    $     0.90    $     0.83     $     0.70    $     0.56
   Cash dividends declared ..........................   $    0.375    $     0.33    $     0.29     $     0.25    $     0.19
Average shares outstanding (000s) ...................      153,719       152,874       152,239        152,354       153,069
Average shares outstanding - assuming dilution (000s)      156,165       155,404       153,737        153,280       154,149
Dividend payout ratio ...............................        33.48%        36.67%        34.94%         26.04%        25.00%
=================================================================================================================================
Selected year-end balances (in millions)
Loans ...............................................   $ 10,006.2    $  8,286.5    $  6,738.4     $  5,285.0    $  4,289.8
Deposits ............................................     10,603.0       9,814.4       9,073.3        7,669.0       7,412.2
Debt ................................................        805.7         506.5          57.2           36.7          23.5
Equity ..............................................      1,318.1       1,196.1       1,078.9          900.8         754.7
Total assets ........................................     14,011.5      12,388.2      10,730.9        9,017.6       8,502.3
=================================================================================================================================
Selected average balances (in millions)
Loans ...............................................   $  9,142.2    $  7,395.4    $  5,921.6     $  4,767.2    $  4,002.6
Deposits ............................................      9,926.2       9,242.8       8,083.6        7,440.7       7,256.1
Debt ................................................        710.7          94.1          32.2           29.6          35.8
Equity ..............................................      1,260.7       1,132.5         950.7          817.1         730.6
Total assets ........................................     12,892.4      11,247.8       9,562.3        8,694.5       8,381.9
=================================================================================================================================
Selected ratios
Net interest margin (taxable-equivalent) ............         4.51%         4.74%         4.83%          4.66%         4.55%
Return on assets ....................................         1.39%         1.29%         1.34%          1.68%         1.40%
Return on common equity .............................        14.80%        13.36%        13.63%         17.89%        16.02%
Return on total equity ..............................        14.17%        12.79%        13.45%         17.89%        16.02%
Efficiency ratio ....................................        57.79%        63.57%        64.76%         65.07%        73.77%
Average equity/average assets .......................         9.78%        10.07%         9.94%          9.40%         8.72%
Tier 1 risk-based capital ratio .....................        10.76%        11.26%        12.68%         15.25%        16.21%
Total risk-based capital ratio ......................        11.96%        12.51%        13.94%         16.52%        17.49%
Leverage ratio ......................................         8.58%         8.65%         8.92%          9.81%         9.09%
=================================================================================================================================
Tax-effected net income and ratios excluding
  purchase accounting intangible amortization
  and balances (3) (4)
Net income applicable to common shareholders ........   $  182,398    $  149,432    $  133,162     $  109,994    $  107,698
Net income per common share (2) .....................   $     1.19    $     0.98    $     0.87     $     0.72    $     0.70
Net income per common share - assuming dilution (2)..   $     1.17    $     0.96    $     0.87     $     0.72    $     0.70
Return on assets ....................................         1.49%         1.41%         1.43%          1.27%         1.29%
Return on common equity .............................        18.04%        16.99%        17.20%         13.83%        15.57%
Efficiency ratio ....................................        56.13%        61.51%        63.50%         64.42%        68.89%
=================================================================================================================================
----------------
(1)All  financial  information  has been  restated for mergers  accounted for as poolings  of  interests.  The  effects of mergers  accounted  for as purchase transactions have been included from the date of consummation.  Prior periods have been conformed to current-period presentation.
(2)Dividends per common share are  historical  amounts.  For a discussion of net income per common  share  computations  refer to Note 18 of the  consolidated financial statements - "Net Income Per Common Share Data."
(3)Adjusted to reflect a 35% effective tax rate for years prior to 1996.
(4)Amortization and  balances of core deposit intangibles  are net of applicable taxes. Goodwill amortization and balances are not tax effected.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     Management's Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation (the "Company" or "Hibernia") and its subsidiaries, principally Hibernia National Bank and Hibernia National Bank of Texas, collectively referred to as the "Banks." Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank. This discussion should be read in conjunction with the accompanying tables and consolidated financial statements.


1998 Highlights

-- Net income for 1998 totaled $178.6 million, a 23% increase compared to $144.8 million for 1997. Net income per common share for 1998 of $1.12 increased 24% compared to $.90 for 1997, and net income per common share - assuming dilution was $1.10 for 1998, an increase of 24% compared to $.89 for 1997.

-- Pre-tax, pre-provision earnings in 1998 were $298.9 million, a 32% increase compared to $226.8 million in 1997 and a 63% increase compared to $183.2 million in 1996. The provision for possible loan losses in 1998 totaled $26.0 million.

-- Tangible returns on assets (ROA) and common equity (ROCE) were 1.49% and 18.04%, respectively, in 1998 compared to 1.41% and 16.99% in 1997.

-- Profitability, loans and deposits continued to increase; asset quality remained sound; and the Company's franchise was further enhanced by the expansion of its market coverage through four completed mergers during 1998 and three pending transactions at December 31, 1998.

-- Loans grew 21% to $10.0 billion at December 31, 1998, with commercial loans up 25%, small business loans up 6% and consumer loans up 24% from a year earlier.

-- The nonperforming asset ratio was 0.52% at December 31, 1998 compared to 0.33% at year-end 1997. The year-end 1998 reserve coverage of nonperforming loans was 319% compared to 550% at the end of 1997. Although there has been a decline in these measures, overall asset quality remains sound.

-- Deposits increased to $10.6 billion at December 31, 1998, a $788.6 million (8%) increase from year-end 1997.

-- Net interest income increased $48.5 million in 1998 compared to 1997, primarily due to a $1.7 billion increase in average loans. The change in the mix of earning assets, due to average loans increasing at a faster rate than lower-yielding securities, was more than offset by the negative impact of declining loan yields, the increased use of market-rate funds and the decline in the percentage of noninterest-bearing funds supporting earning assets, resulting in a 23-basis-point decline in the net interest margin to 4.51% for 1998 from 4.74% for 1997.

-- Operating efficiency and productivity continued to improve. In 1998 the efficiency ratio was 57.79% compared to 63.57% in 1997 and 64.76% in 1996. The tangible efficiency ratio, which excludes the impact of amortization of purchase accounting intangibles, was 56.13% in 1998 compared to 61.51% in 1997 and 63.50% in 1996. Revenue per full-time equivalent employee for 1998 increased 10% compared to 1997.

-- Cash dividends per common share for 1998 increased to $.375, or 14% higher than the 1997 cash dividend of $.33 per common share and 29% higher than the 1996 cash dividend of $.29 per common share. The dividend payout ratios for 1998, 1997 and 1996 were 33.5%, 36.7% and 34.9%, respectively.

-- Hibernia completed mergers in 1998 with four institutions that had combined assets of $1.4 billion and 37 offices. Since the beginning of 1994, Hibernia has completed mergers with 21 institutions (comprising 23 banks) with combined assets of $5.1 billion and 158 offices. At December 31, 1998 transactions were pending with three institutions with combined assets of $1.1 billion and 19 offices.


Merger Activity

     In 1998 the Company completed four mergers, three in Louisiana and one in East Texas which were accounted for as poolings of interests. In 1997 the Company completed two mergers with East Texas financial institutions which were accounted for as poolings of interests. The Company completed five mergers in 1996, two in Louisiana and one in East Texas which were accounted for as poolings of interests, and two in Louisiana which were accounted for as purchase transactions.

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

     Measures of financial performance subsequent to the purchase transactions are more relevant when comparing "tangible" results (i.e., before amortization of purchase accounting intangibles) because they are more indicative of cash flows, and thus the Company's ability to support growth and pay dividends. The tangible measures of financial performance are presented in the Five-Year and Quarterly Consolidated Summary of Income and Selected Financial Data on pages 28 and 51.


Financial Condition

Earning Assets

     Interest income from earning assets (including loans, securities and short-term investments) is the Company's main source of income. Average earning assets totaled $12.0 billion in 1998, compared to $10.4 billion in 1997 and $8.9 billion in 1996. The increase in average earning assets of $1.6 billion in 1998 and $1.5 billion in 1997 was primarily due to growth in the loan portfolio.

     Loan demand remained strong throughout 1998. Loans as a percentage of average earning assets increased to 76.2% in 1998 compared to 71.1% in 1997 and 66.6% in 1996. Average securities decreased to 21.8% of average earning assets in 1998 from 25.9% in 1997 and 30.5% in 1996. The Company funded the 1998 increase in earning assets through the growth in interest-bearing deposits of $513.2 million, other interest-bearing liabilities of $801.4 million, noninterest-bearing liabilities of $201.8 million and shareholders' equity of $128.2 million.

     Total earning assets at December 31, 1998 were $13.0 billion, up $1.6 billion from a year earlier primarily due to a $1.7 billion (21%) increase in loans.

     LOANS. The Company's lending activities are subject to both prudent underwriting standards and liquidity considerations. Loans allow Hibernia to meet customer credit needs and at the same time achieve yields that are generally higher than those available on other earning assets. Lending relationships are one way Hibernia meets its goal of providing for all the financial needs of its customers.

     Hibernia engages in commercial, small business and consumer lending. The specific underwriting criteria for each major loan category are outlined in a credit policy that is approved by the Board of Directors. In general, commercial loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit scoring models which consider factors such as payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower are considered. The credit policy, including the underwriting criteria for major loan categories, is reviewed on a regular basis and adjusted when warranted.

     Average loans increased $1.7 billion in 1998 and $1.5 billion in 1997 as all segments experienced strong growth. Hibernia's efforts to achieve its goal of becoming the best financial services company in each of its markets by building the most comprehensive and convenient banking network, and delivering top-quality service across a broad range of financial products and services, enabled the Company to increase loans by deepening relationships with existing customers and by attracting new customers from competitors.

-----------------------------------------------------------------------------------------------------------------
TABLE 1 - COMPOSITION OF LOAN PORTFOLIO
-----------------------------------------------------------------------------------------------------------------
December 31 ($ in millions)                                        1998                         1997
-----------------------------------------------------------------------------------------------------------------
                                                            Balance     Percent         Balance     Percent
-----------------------------------------------------------------------------------------------------------------
Commercial:
    Commercial and industrial ..................       $   1,371.2        13.7%     $  1,089.2        13.1%
    Services industry ..........................           1,055.6        10.5           719.6         8.7
    Real estate ................................             457.4         4.6           444.2         5.4
    Health care ................................             306.5         3.1           251.7         3.0
    Transportation, communications and utilities             212.0         2.1           253.6         3.1
    Energy .....................................             422.0         4.2           279.0         3.4
    Other ......................................              55.1         0.6            54.2         0.6
-----------------------------------------------------------------------------------------------------------------
          Total commercial .....................           3,879.8        38.8         3,091.5        37.3
-----------------------------------------------------------------------------------------------------------------
Small Business:
    Commercial and industrial ..................             678.7         6.8           981.3        11.8
    Services industry ..........................             440.2         4.4           309.9         3.7
    Real estate ................................             274.6         2.7           179.0         2.2
    Health care ................................             107.6         1.1            74.1         0.9
    Transportation, communications and utilities              82.2         0.8            38.0         0.5
    Energy .....................................              46.3         0.5            17.3         0.2
    Other ......................................             348.0         3.5           259.6         3.1
-----------------------------------------------------------------------------------------------------------------
          Total small business .................           1,977.6        19.8         1,859.2        22.4
-----------------------------------------------------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ........................           2,195.9        21.9         1,591.2        19.2
        Junior liens ...........................             190.1         1.9           129.4         1.6
    Indirect ...................................             850.5         8.5           748.4         9.0
    Revolving credit ...........................             325.8         3.2           282.9         3.4
    Other ......................................             586.5         5.9           583.9         7.1
-----------------------------------------------------------------------------------------------------------------
          Total consumer .......................           4,148.8        41.4         3,335.8        40.3
-----------------------------------------------------------------------------------------------------------------
Total loans ....................................       $  10,006.2       100.0%     $  8,286.5       100.0%
=================================================================================================================

     Table 1 details Hibernia's commercial and small business loans classified by repayment source and consumer loans classified by type. In 1998 commercial loans grew $788.3 million (25%), small business loans were up $118.4 million (6%) and consumer loans increased $813.0 million (24%). The portfolio mix was 39% commercial, 20% small business and 41% consumer at year-end 1998 compared to 37%, 23% and 40%, respectively, at year-end 1997. Hibernia's lending strategy includes maintaining an appropriately balanced portfolio.

     Commercial Loans. The growth in the commercial portfolio was distributed among the services industry, up $336.0 million (47%); commercial and industrial, up $282.0 million (26%); energy, up $143.0 million (51%); health care, up $54.8 million (22%); and commercial real estate, up $13.2 million (3%). These increases were partially offset by a decrease of $41.6 million (16%) in the transportation, communications and utilities industry. Despite significant growth in several industries, Hibernia's loan portfolio is still well diversified, as evidenced by the portfolio percentages presented in Table 1.

     Hibernia's experienced relationship managers, including experts in specialized industries such as health care, commercial real estate, energy and maritime, allowed Hibernia to increase the commercial portfolio. Part of that increase is a result of the identification of niches such as asset-based lending and equipment leasing, where Hibernia offers products and services and is meeting customer needs efficiently and profitably. In addition, the skills and market knowledge of lenders who have joined the Company through mergers enabled Hibernia to capitalize on opportunities in new markets.

     The energy industry experienced a decline in 1998 as oil prices decreased worldwide. The Company's experienced energy/maritime management team reviews the energy portfolio for potential adverse developments and proactively manages Hibernia's exposure to risk. The Company does not have significant risk associated with the energy industry as its energy portfolio represents approximately 10.9% of the commercial loan portfolio and only 4.7% of total loans as of December 31, 1998. In addition, more than two-thirds of Hibernia's energy portfolio is composed of customers which are well-capitalized public companies with decades of experience in the energy industry.

     Hibernia's commercial loan portfolio does not contain significant exposure to foreign countries and has no hedge-fund exposure.

     Small Business Loans. The small business portfolio showed increases in the services industry, up $130.3 million (42%); real estate, up $95.6 million (53%); transportation, communications and utilities, up $44.2 million (116%); health care, up $33.5 million (45%); energy, up $29.0 million (168%); and other, up $88.4 million (34%). These increases were partially offset by a decrease of $302.6 million (31%) in the commercial and industrial category. This decrease and the increase in the "other" category primarily resulted from the reclassification of merger bank loans to their appropriate category after converting to Hibernia's loan system.

     Centralized underwriting, utilization of sophisticated credit scoring models and Hibernia's shortened application form, QuickApp, have made the underwriting process more efficient while maintaining credit quality. This allows the experienced business bankers located in each market to concentrate on serving the credit and other financial needs of small business customers.

     Consumer Loans. The increase in consumer loans to $4.1 billion at December 31, 1998 from $3.3 billion at December 31, 1997 resulted primarily from growth in the residential mortgage portfolio. Increased marketing efforts, new products, shortened application and approval processes, and extended service hours were the major factors in the growth.

     Residential mortgage loans increased $665.4 million (39%) in 1998 and comprise more than half of the consumer loan portfolio. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. At December 31, 1998 Hibernia serviced approximately $4.0 billion in residential mortgage loans.

     Technology-driven enhancements helped streamline the mortgage application, approval and closing processes, thereby improving customer service. This improvement as well as Hibernia's increased focus on mortgage lending resulted in over $2.4 billion in loan originations during 1998, a 125% increase from 1997.

     In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Equity PrimeLine(R), an attractively priced line of credit secured by the customer's residence.

     SECURITIES. At the end of 1998, securities totaled $2.7 billion, an increase of $48.1 million, or 1.8%, from the end of 1997. Of total securities at December 31, 1998, 88% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund deposits. The composition of the securities portfolio is shown in Table 2.

     During 1998, as a result of the interest rate environment, Hibernia restructured its securities portfolio. This restructuring resulted in the sale of $30.0 million of U.S. Treasuries and the purchase of a similar amount of U.S. government agencies. In connection with these transactions, the Company recognized a gain on the sale of securities of $1.3 million, while enhancing future interest income.

     The Company held no trading securities at December 31, 1998. The Company held $35.9 million in securities as trading account assets at December 31, 1997. These trading account assets, purchased in late 1997, related to a single transaction associated with a tax planning strategy and were sold in early 1998 for slightly more than their carrying value at year-end 1997. The Company held no trading account assets at December 31, 1996, and there was no significant trading activity during 1996. Hibernia classifies its trading account assets as short-term investments.

     Average securities available for sale decreased $74.0 million (3%) to $2.6 billion in 1998 as a result of the reinvestment of maturing securities into higher-yielding loans during 1997. Average securities available for sale decreased $22.0 million from 1996 to 1997 primarily due to a reduction in mortgage-backed securities as a result of contractual payments and prepayments of principal. The proceeds from these principal reductions were used to fund loans.

     Maturities  and yields of securities at year-end 1998 are detailed in Table
3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

     At December 31, 1998 the available for sale portfolio included $209.6 million of adjustable-rate securities. In much the same manner as Hibernia's cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

-------------------------------------------------------------------------------------
TABLE 2 - COMPOSITION OF SECURITIES AVAILABLE FOR SALE
-------------------------------------------------------------------------------------
December 31  ($ in millions)                 1998          1997            1996
-------------------------------------------------------------------------------------
U.S. Treasuries .................       $    254.5     $    433.8     $    512.8
U.S. government agencies:
     Mortgage-backed securities..            971.1        1,296.9        1,507.2
     Bonds ......................          1,134.2          582.0          455.2
States and political subdivisions            241.1          248.9          181.2
Other ...........................             75.4           66.6           61.6
Derivative financial instruments                 -              -            1.8
-------------------------------------------------------------------------------------
          Total .................       $  2,676.3     $  2,628.2     $  2,719.8
-------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
TABLE 3 - MATURITIES AND YIELDS OF SECURITIES AVAILABLE FOR SALE(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                          Due after 1          Due after 5
                                      Due in 1 year       year through        years through          Due after
December 31, 1998 ($ in millions)        or less             5 years            10 years              10 years           Total
------------------------------------------------------------------------------------------------------------------------------------
                                       Amount   Yield    Amount    Yield     Amount    Yield     Amount     Yield    Amount    Yield
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries ..................  $   56.6    6.46%   $ 197.9    5.63%   $     -       -%   $      -        -%   $ 254.5     5.82%
------------------------------------------------------------------------------------------------------------------------------------
U.S. government agencies:
    Mortgage-backed securities (2)       1.3    4.93       60.5    6.51      192.5    7.13       716.8     6.47       971.1    6.60
------------------------------------------------------------------------------------------------------------------------------------
    Bonds ........................      36.5    6.19      165.7    5.68      806.9    6.30       125.1     6.19     1,134.2    6.20
------------------------------------------------------------------------------------------------------------------------------------
States and political subdivisions       14.5    7.68       44.1    7.71       55.4    7.51       127.1     8.07       241.1    7.46
------------------------------------------------------------------------------------------------------------------------------------
Other ............................      72.4    4.53        1.8    5.03        1.2    5.03           -        -        75.4    4.55
------------------------------------------------------------------------------------------------------------------------------------
       Total .....................  $  181.3    5.72%   $ 470.0    5.96     1056.0    6.51%   $  969.0     6.64%   $2,676.3    6.37%
====================================================================================================================================
----------------
(1)Yield  computations are presented on a taxable-equivalent  basis using market values and a statutory income tax rate of 35%.
(2)Mortgage-backed  securities are classified  according to contractual maturity without  consideration of principal  amortization,  projected  prepayments or call options.

     The average  repricing  period of total securities at December 31, 1998 was
5.5 years compared to 3.9 years at December 31, 1997. The repricing period increased due to a movement toward longer maturity agency bonds which have call features. These call features are not considered in the calculation of the average repricing period. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.


Asset Quality

Nonperforming assets consist of nonaccrual loans (loans on which interest income is not currently recognized), restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower), foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property. Nonperforming assets totaled $52.4 million at year-end 1998, a $24.9 million (90%) increase from the prior year. Nonperforming assets totaling $27.5 million at December 31, 1997 were up $1.2 million (5%) from December 31, 1996. Approximately 50% of the increase in nonperforming assets is the result of one large non-energy-related commercial loan. The composition of nonperforming assets and certain key asset quality ratios for the past five years are illustrated in Table 4.

     Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility of both principal and interest.

-------------------------------------------------------------------------------------------------------------
TABLE 4 - NONPERFORMING ASSETS
-------------------------------------------------------------------------------------------------------------
December 31 ($ in thousands)                  1998         1997         1996         1995         1994
-------------------------------------------------------------------------------------------------------------
Nonaccrual loans ......................    $ 40,152     $ 22,598     $ 17,109     $ 18,515     $ 23,610
Restructured loans ....................           -            -            -            -        6,024
-------------------------------------------------------------------------------------------------------------
    Nonperforming loans ...............      40,152       22,598       17,109       18,515       29,634
Foreclosed assets .....................       9,618        2,577        5,533        6,654       11,156
Excess bank-owned property ............       2,648        2,360        3,670        2,946            -
-------------------------------------------------------------------------------------------------------------
    Total nonperforming assets ........    $ 52,418     $ 27,535     $ 26,312     $ 28,115     $ 40,790
-------------------------------------------------------------------------------------------------------------
Accruing loans past due 90 days or more    $  7,054     $  5,767     $  5,918     $  3,201     $  5,581
Reserve for possible loan losses ......    $127,976     $124,381     $143,566     $165,099     $171,454
Nonperforming assets/loans plus
    foreclosed assets and excess
    bank-owned property ...............        0.52%        0.33%        0.39%       0.53%         0.95%
Reserve for possible loan losses/loans         1.28%        1.50%        2.13%       3.12%         4.00%
Reserve for possible loan losses/
    nonperforming loans ...............       318.7%       550.4%       839.1%      891.7%        578.6%
Net loans charged off/average loans ...        0.25%        0.31%        0.26%       0.14%         0.30%
=============================================================================================================

     Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired which totaled $36.5 million at December 31, 1998 and $17.2 million at December 31, 1997. The reserve for possible loan losses related to these loans was $9.8 million and $2.6 million at December 31, 1998 and 1997, respectively.

     In addition to the nonperforming loans discussed above, there are $20.7 million of loans which, in management's opinion, are subject to potential future classification as nonperforming.

     Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling cost, totaled $12.3 million at year-end 1998, $4.9 million at year-end 1997 and $9.2 million at year-end 1996.

     Table 5 details nonperforming loan activity during 1998 by loan type (commercial real estate, other commercial, small business and consumer). Payments and loans returned to performing status accounted for a $21.2 million reduction in nonperforming loans. Charge-offs of nonperforming loans and transfers to foreclosed assets totaled $13.7 million, while $52.4 million in loans were transferred to nonperforming status in 1998.


---------------------------------------------------------------------------------------------------------------------
TABLE 5 - SUMMARY OF NONPERFORMING LOAN ACTIVITY
---------------------------------------------------------------------------------------------------------------------
                                            Commercial      Other         Small
($ in thousands)                            Real Estate   Commercial     Business      Consumer        Total
---------------------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1997      $ 199       $  5,083       $ 11,306       $ 6,010       $ 22,598
Additions ..............................          -         25,000         23,201         4,227         52,428
Gross charge-offs ......................       (118)          (875)        (2,998)         (511)        (4,502)
Transfers to foreclosed assets .........          -         (7,686)          (893)         (575)        (9,154)
Returned to performing status ..........          -              -         (1,281)       (2,069)        (3,350)
Payments ...............................          -         (2,388)       (12,291)       (3,189)       (17,868)
---------------------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1998      $  81       $ 19,134       $ 17,044       $ 3,893       $ 40,152
=====================================================================================================================


     Nonperforming assets compared to total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 1998 the Company's nonperforming asset ratio was 0.52% compared to 0.33% at year-end 1997 and 0.39% at year-end 1996. Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As illustrated in Table 6, net charge-offs in 1998 totaled $22.4 million, a $0.4 million decrease from $22.8 million in 1997. Net charge-offs as a percentage of average loans were 0.25% in 1998, 0.31% in 1997 and 0.26% in 1996.

     The level of accruing, delinquent loans (over 30 days past due) as a percentage of total loans was 0.6% at December 31, 1998 compared to 0.8% at year-end 1997 and 1.3% at year-end 1996. The commercial loan delinquency ratio increased in 1998 to 0.3% from 0.2% at the end of 1997. The small business loan delinquency ratio declined in 1998 to 0.5% from 0.8% at the end of 1997, and the consumer loan delinquency ratio decreased to 0.9% from 1.4%. The improvement in consumer delinquencies from 1997 is primarily due to a change in the reporting methodology from number of days to payment cycle dates for mortgage loans, a methodology utilized in the banking industry.


Reserve and Provision for Possible Loan Losses

     The reserve for possible loan losses is comprised of specific reserves (assessed for each loan that is impaired or for which a probable loss has been identified), general reserves and an unallocated reserve.

     Management continuously evaluates the reserve for possible loan losses to ensure the level is adequate to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical charge-offs considering factors such as risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve generally serves to compensate for the uncertainty in estimating loan losses, including the possibility of improper risk ratings and specific reserve allocations. The reserve also considers trends in delinquencies and nonaccrual loans as well as the evolving portfolio mix in terms of collateral, relative loan size and the degree of seasoning in the various loan products.

----------------------------------------------------------------------------
TABLE 6 - LOAN LOSS RESERVE ACTIVITY
----------------------------------------------------------------------------
Year Ended December 31
($ in thousands)                1998           1997           1996
----------------------------------------------------------------------------
Balance at beginning
  of year ............      $ 124,381       $ 143,566       $ 165,099
  Loans charged off ..        (39,702)        (45,596)        (36,228)
  Recoveries .........         17,297          22,784          20,608
----------------------------------------------------------------------------
Net loans
  charged off ........        (22,405)        (22,812)        (15,620)
----------------------------------------------------------------------------
Provision for possible
  loan losses ........         26,000           3,148         (12,127)
Addition due to
  purchase
  transactions .......              -             479           6,214
----------------------------------------------------------------------------
Balance at end
  of year ............      $ 127,976       $ 124,381       $ 143,566
============================================================================

     The provision for possible loan losses (a component of earnings) is the means by which the reserve for possible loan losses is adjusted to establish a reserve level considered adequate by management to absorb future potential loan losses.

     The Board of Directors reviews the adequacy of the reserve each quarter. As a result of continued growth in the loan portfolio and increases in nonaccrual loans, Hibernia recorded a $26.0 million provision for loan losses in 1998, compared to a $3.1 million provision recorded by certain of the pooled companies in 1997 and a $12.1 million negative provision recorded in 1996.

     The year-end 1998 reserve of $128.0 million provided 319% coverage of nonperforming loans compared to $124.4 million with 550% coverage at year-end 1997 and $143.6 million with 839% coverage at year-end 1996. As a percentage of total loans, the reserve for possible loan losses amounted to 1.28% at December 31, 1998 compared to 1.50% and 2.13% at year-end 1997 and 1996, respectively. While the reserve for possible loan losses as a percentage of loans has declined over the last five years, the present level is considered adequate to absorb future potential losses.

     During 1999 the Company expects the quarterly provision for possible loan losses to increase to maintain an adequate reserve level. Factors such as loan growth, the level of nonperforming loans and the amounts and timing of future cash flows expected to be received on impaired loans will be considered and will impact the estimate of the required provision.

     The allocation of the December 31, 1998 reserve for possible loan losses is presented in Table 7.

     Allocations to commercial and consumer loans declined slightly as a percentage of their respective portfolios in 1998 compared to 1997, reflecting improved loss experience. The unallocated reserve has increased as a prudent response to potential risk factors including the impact on all three portfolios of declining oil prices in the economies where Hibernia operates.

----------------------------------------------------------------
TABLE 7 - ALLOCATION OF RESERVE
FOR POSSIBLE LOAN LOSSES
----------------------------------------------------------------
                                    Reserve for      % of
December 31, 1998                    Possible        Total
($ in millions)                     Loan Losses     Reserve
----------------------------------------------------------------
Commercial real estate loans        $    2.2          1.7%
Other commercial loans .....            23.6         18.5
Small business loans .......            13.8         10.8
Consumer loans .............            51.3         40.0
Unallocated reserve ........            37.1         29.0
----------------------------------------------------------------
    Total ..................        $  128.0        100.0%
----------------------------------------------------------------

Funding Sources

Deposits

     Deposits are the Company's primary source of funding for earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of average deposit rates and deposit composition are presented in Table 8 and Table 9, respectively.

     Average deposits totaled $9.9 billion in 1998, a $683.4 million (7%) increase from 1997. Average core deposits were up $502.1 million (7%) to $8.1 billion or 81.8% of total deposits. This growth resulted from an emphasis on attracting new deposits and expanding current banking relationships through outstanding service and the promotion of products such as Tower Super SavingsSM and Tower GoldSM Services, which offer liquidity, competitive interest rates and the security of a bank deposit.

--------------------------------------------------------------------------
TABLE 8 - AVERAGE DEPOSIT RATES
--------------------------------------------------------------------------
                                     1998         1997         1996
--------------------------------------------------------------------------
NOW accounts .............           3.33%        2.77%        2.60%
Money market
  deposit accounts .......           2.53         2.57         2.41
Savings accounts .........           3.22         2.90         2.19
Other consumer
  time deposits ..........           5.19         5.23         5.47
Public fund certificates
  of deposit of
  $100,000 or more .......           5.35         5.50         5.40
Certificates of deposit
  of $100,000 or more ....           5.28         5.21         5.18
Foreign time deposits ....           5.04         5.30         5.41
--------------------------------------------------------------------------
    Total interest-bearing
      deposits ...........           4.22%        4.25%        4.24%
==========================================================================

     NOW account average balances for 1998 were down $181.5 million compared to 1997, and money market average deposits were up $224.4 million in 1998 compared to 1997. NOW account average balances for 1997 were up $13.3 million compared to 1996, and money market average deposits were up $120.6 million in 1997 compared to 1996. During the fourth quarter of 1995, Hibernia instituted a new product, the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer's NOW account up to a maximum of six transfers per statement cycle. As a result of additional analysis performed in 1997, the Reserve Money Manager account was enhanced in the first quarter of 1998 to create a more efficient sweep process. The effect of the Reserve Money Manager account on average balances was $1,097.0 million in 1998, $743.9 million in 1997 and $533.5 million in 1996 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $171.6 million (14%) in 1998 compared to 1997 and up $223.7 million
(22%) in 1997 compared to 1996, and money market deposit account average balances were down $128.7 million (13%) in 1998 compared to 1997 and down $89.8 million (8%) in 1997 compared to 1996.

---------------------------------------------------------------------------------------------------------------------
TABLE 9  -  DEPOSIT COMPOSITION
---------------------------------------------------------------------------------------------------------------------
                                                 1998                     1997                     1996
---------------------------------------------------------------------------------------------------------------------
                                        Average      % of         Average      % of        Average         % of
($ in millions)                        Balances     Deposits     Balances    Deposits     Balances     Deposits
---------------------------------------------------------------------------------------------------------------------
Noninterest-bearing ...........      $  1,803.1       18.2%    $  1,632.9       17.7%    $  1,433.8       17.7%
NOW accounts ..................           323.6        3.3          505.1        5.4          491.8        6.1
Money market deposit accounts..         1,970.0       19.8        1,745.6       18.9        1,625.0       20.1
Savings accounts ..............         1,104.2       11.1          792.6        8.6          493.1        6.1
Other consumer time deposits ..         2,924.2       29.4        2,946.8       31.9        2,673.1       33.1
---------------------------------------------------------------------------------------------------------------------
        Total core deposits ...         8,125.1       81.8        7,623.0       82.5        6,716.8       83.1
---------------------------------------------------------------------------------------------------------------------
Public fund certificates of
    deposit of $100,000 or more           992.1       10.0        1,014.3       11.0          926.9       11.5
Certificates of deposit of
    $100,000 or more ..........           582.3        5.9          507.3        5.5          398.1        4.9
Foreign time deposits .........           226.7        2.3           98.2        1.0           41.8        0.5
---------------------------------------------------------------------------------------------------------------------
        Total deposits ........      $  9,926.2      100.0%    $  9,242.8      100.0%    $  8,083.6      100.0%
=====================================================================================================================

     Average noncore deposits increased $181.3 million (11%) to $1.8 billion in 1998 compared to 1997. Public fund certificates of deposit of $100,000 or more decreased $22.2 million (2%), while other large-denomination certificates of deposit increased $75.0 million (15%) and foreign deposits increased $128.5 million (131%). The growth in other large-denomination certificates of deposit was primarily the result of competitive pricing and increased marketing efforts as the Company funded its growing loan portfolio. Foreign deposits were positively impacted by a treasury management sweep product which moves commercial customer funds into higher-yielding Eurodollar deposits. Because of the nature of these commercial customer funds, they are considered stable and not subject to the same volatility as other sources of foreign deposits.


Borrowings

     Average borrowings - which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan account; and debt - increased $801.4 million (114%) to $1.5 billion in 1998 compared to 1997.

     Average federal funds purchased were $395.2 million during 1998, an increase of $129.6 million from 1997. Fluctuations in short-term borrowings stem from differences in the timing of growth in the loan portfolio and growth of other funding sources (deposits, proceeds from maturing securities and debt). Average repurchase agreements increased $55.2 million in 1998 compared to 1997. This increase resulted primarily from treasury management products which sweep funds from commercial customers' deposit accounts.

     The Company's debt at December 31, 1998, which totaled $805.7 million, is comprised of advances from the Federal Home Loan Bank of Dallas (FHLB). The average rate on debt during 1998 was 5.60% compared to 5.94% during 1997. Debt increased $299.1 million from December 31, 1997 as Hibernia locked in attractive fixed rates to fund its growing loan portfolio. The FHLB may demand payment of $300 million in callable advances at quarterly intervals, of which $200 million may not be called before June of 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The Company's reliance on borrowings, while higher than a year ago, continues to be within parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.

Interest Rate Sensitivity

     Interest rate risk represents the potential impact of interest rate changes on net income and capital resulting from mismatches in repricing opportunities of assets and liabilities over a period of time. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest sensitivity (Gap) analyses. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of the Company's net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale, and enter into derivative contracts.

     The simulation models incorporate management's assumptions regarding the level of interest rates or balance changes for indeterminate maturity deposits (demand, NOW, savings and money market deposits) for a given level of market rate changes. These assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Key assumptions in the simulation models include the relative timing of prepayments on mortgage-related assets and cash flows and maturities of derivative and other financial instruments held for purposes other than trading. In addition, the impact of planned growth and anticipated new business is factored into the simulation models. These assumptions are inherently uncertain and, as a result, the models cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net income or capital. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

     Hibernia's policy objective is to limit the impact on net interest income, from an immediate and sustained change in interest rates of 200 basis points, to 20% of projected 12-month net income. Based on the results of the simulation models at December 31, 1998, the Company would expect an increase in net interest income of $2.1 million in the event of an immediate 200-basis-point increase in interest rates and an increase in net interest income of $3.0 million in the event of an immediate 200-basis-point decrease in interest rates. In addition, the Company projects an increase in net interest income of $2.0 million and a decrease of $4.9 million if interest rates gradually increase or decrease, respectively, by 150 basis points over the next year.

     Table 10 presents Hibernia's interest rate sensitivity position at December 31, 1998. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

------------------------------------------------------------------------------------------------------------------------------------
TABLE 10 - INTEREST RATE SENSITIVITY AND GAP ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Over 5 Years
December 31, 1998                       1-30         31-60       61-90         91-365       1 Year          -and Non-
($ in thousands)                        Days          Days        Days          Days        5 Years         Sensitive      Total
------------------------------------------------------------------------------------------------------------------------------------
Earning assets:
    Loans ......................... $ 4,262,112   $ 186,472    $ 184,804     $1,406,221    $3,272,437     $  694,136     $10,006,182
    Securities available for sale..   2,676,311           -            -              -             -              -       2,676,311
    Other earning assets ..........     350,132           -            -              -             -              -         350,132
------------------------------------------------------------------------------------------------------------------------------------
        Total earning assets ......   7,288,555     186,472      184,804      1,406,221     3,272,437        694,136      13,032,625
------------------------------------------------------------------------------------------------------------------------------------
Funding sources:
    NOW accounts ..................     295,180           -            -              -             -              -         295,180
    Money market deposit accounts..   2,220,112           -            -              -             -              -       2,220,112
    Savings accounts ..............   1,205,742           -            -              -             -              -       1,205,742
    Foreign deposits ..............     321,537           -            -              -             -              -         321,537
    Other interest-bearing deposits   1,480,209     436,771      345,820      1,595,436       620,782         55,198       4,534,216
    Short-term borrowings .........   1,134,136           -            -              -             -              -       1,134,136
    Debt ..........................     100,070          70           70        100,630       603,037          1,812         805,689
    Noninterest-bearing sources ...           -           -            -              -             -      2,516,013       2,516,013
------------------------------------------------------------------------------------------------------------------------------------
        Total funding sources .....   6,756,986     436,841      345,890      1,696,066     1,223,819      2,573,023      13,032,625
------------------------------------------------------------------------------------------------------------------------------------
Repricing/maturity gap:
    Period ........................ $   531,569   $(250,369)   $(161,086)$     (289,845)   $2,048,618     (1,878,887)
    Cumulative .................... $   531,569   $ 281,200    $ 120,114 $     (169,731)   $1,878,887              -
------------------------------------------------------------------------------------------------------------------------------------
Gap/total earning assets:
    Period ........................         4.1%       (1.9)%       (1.2)%         (2.2)%        15.7%         (14.4)%
    Cumulative ....................         4.1%        2.2 %        0.9 %         (1.3)%        14.4%
====================================================================================================================================

     Although the Gap analysis indicates the Company is liability-sensitive (interest-bearing liabilities exceed interest-earning assets) up to one year, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 35% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, one of Hibernia's deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 1998 these deposits totaled $546.4 million, of which approximately $127.2 million had been repriced. Of the remaining $419.2 million, approximately $388.2 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

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

     On a limited basis, Hibernia uses derivative financial instruments to manage interest rate exposure. These instruments involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. Deposit-related interest rate swaps may be entered into as hedges against deposits of the same maturity. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The notional amount of deposit-related interest rate swaps totaled $125.0 million at the end of 1998 and $100.0 million at the end of 1997, respectively. There were no deposit-related interest rate swaps at the end of 1996.

     Derivative financial instruments are also held or issued by the Company for trading purposes to provide customers the ability to manage their own interest rate sensitivity. In general, matched positions are established to minimize risk to the Company. The notional value of derivative financial instruments held for trading totaled $405.0 million at year-end 1998, $224.3 million at year-end 1997 and $209.9 million at year-end 1996. However, Hibernia's credit exposure to derivative financial instruments held for trading totaled only a fraction of those amounts: $4.0 million at December 31, 1998, $0.9 million at December 31, 1997 and $0.9 million at December 31, 1996.


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

     The net interest margin is comprised of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds, which measures the effect of noninterest-bearing funds (primarily demand deposits and shareholders' equity) on net interest income. In general, the higher the ratio of noninterest-bearing funds supporting earning assets, the higher the net interest margin. Hibernia's noninterest-bearing funds ratio was 19.79% in 1998 compared to 20.09% in 1997 and 21.09% in 1996. Table 11 details the components of the net interest margin for the past five years.

     The net interest margin of 4.51% in 1998 compares to 4.74% in 1997 and 4.83% in 1996. The decline in the net interest margin in 1998 was the result of a decline in loan yields to 8.57% from 8.89% in 1997, an increased use of market-rate funds and the decline in the level of noninterest-bearing funds supporting earning assets. The decline in loan yields results from a lower interest-rate environment and a change in the mix of the loan portfolio. The increased use of market-rate funds and the decline in the level of noninterest-bearing funds are evidenced by the increase in the cost of funds supporting earning assets to 3.53% in 1998 from 3.46% in 1997. These negative impacts were partially offset by the change in the mix of earning assets to proportionately more loans with comparatively higher yields than other earning assets. In 1998 loans amounted to 76% of average earning assets compared to 71% in 1997.

-------------------------------------------------------------------------------------------------------------------
TABLE 11 - NET INTEREST MARGIN (taxable-equivalent)
-------------------------------------------------------------------------------------------------------------------
                                                            1998       1997       1996       1995       1994
-------------------------------------------------------------------------------------------------------------------
Yield on earning assets ...........................         8.04%      8.20%      8.20%      8.06%      7.17%
Rate on interest-bearing liabilities ..............         4.40       4.33       4.27       4.31       3.32
-------------------------------------------------------------------------------------------------------------------
    Net interest spread ...........................         3.64       3.87       3.93       3.75       3.85
Contribution of noninterest-bearing funds .........         0.87       0.87       0.90       0.91       0.70
-------------------------------------------------------------------------------------------------------------------
    Net interest margin ...........................         4.51%      4.74%      4.83%      4.66%      4.55%
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing funds supporting earning assets        19.79%     20.09%     21.09%     21.14%     21.06%
===================================================================================================================

     The net interest margin was negatively impacted (approximately three basis points) in 1998 due to a $3.0 million adjustment related to revenue-sharing arrangements with certain automobile dealers brought about by a higher-than-expected level of consumer automobile prepayments. Borrowers have increasingly opted to prepay these types of loans, resulting in a decrease in the reserve established to protect the Company against the impact of prepayments. This behavior is primarily due to economic and market conditions, the current interest rate environment and the ability of borrowers to obtain alternative financing at attractive rates. The Company will actively monitor future prepayment activity and adjust pricing and the reserve level accordingly. In addition, the net interest margin was reduced approximately three basis points in 1998 and one basis point in 1997 by the funding cost of a transaction designed to utilize capital losses. On a normalized basis, the net interest margin would have been 4.57% for 1998 compared to 4.75% in 1997.

     From 1996 to 1997 the normalized net interest margin decreased eight basis points. The negative effects of an increased use of market-rate funds, a decline in loan yields to 8.89% from 9.10% and a six-basis-point increase in total funding costs were partially offset by the change in the mix of earning assets.


Results of Operations

     The Company earned $178.6 million, or $1.12 per common share, in 1998. In 1997 net income was $144.8 million, or $.90 per common share, and 1996 net income was $127.9 million, or $.83 per common share. Net income per common share assuming dilution was $1.10, $.89 and $.82 for 1998, 1997 and 1996, respectively.

     Operating results improved in 1998 because of a $49.0 million increase in taxable-equivalent net interest income resulting from a higher level of earning assets, a $28.0 million increase in noninterest income (excluding securities transactions) and a $3.0 million increase in securities gains. These favorable effects were partially offset by a $26.0 million provision for possible loan losses in 1998 compared to a $3.1 million provision taken by certain of the pooled companies in 1997 and a $7.3 million increase in noninterest expense. In addition, income tax expense increased $15.4 million in 1998 compared to 1997.

     The improvement in 1997 from 1996 was due to a $62.7 million increase in taxable-equivalent net interest income, a $25.4 million improvement in noninterest income (excluding securities transactions) and $2.7 million in securities gains in 1997 compared to $5.2 million in securities losses in 1996. Partially offsetting these favorable effects, 1997 results included a $3.1 million provision for possible loan losses compared to a $12.1 million negative provision in 1996, an increase in noninterest expense of $49.4 million and an $11.4 million increase in income tax expense.

--------------------------------------------------------------------------------------------
TABLE 12  -  INTEREST-EARNING ASSET COMPOSITION
--------------------------------------------------------------------------------------------
(Percentage of average balances)     1998       1997       1996       1995       1994
--------------------------------------------------------------------------------------------
Loans .......................        76.2%      71.1%      66.6%      58.6%      51.0%
Securities available for sale        21.8       25.9       30.5       13.1       15.3
Securities held to maturity..         -          -          -         26.0       30.5
--------------------------------------------------------------------------------------------
Total securities ............        21.8       25.9       30.5       39.1       45.8
--------------------------------------------------------------------------------------------
Short-term investments ......         2.0        3.0        2.9        2.3        3.2
--------------------------------------------------------------------------------------------
Total interest-earning assets       100.0%     100.0%     100.0%     100.0%     100.0%
============================================================================================

Net Interest Income

     Net interest income on a taxable-equivalent basis increased $49.0 million, or 10%, to $541.5 million in 1998 from $492.5 million in 1997. Taxable-equivalent net interest income in 1996 was $429.8 million. Taxable-equivalent net interest income increased in 1998 compared to 1997 and in 1997 compared to 1996 primarily as the result of the growth and change in the mix of earning assets.

     As indicated in Table 13, the change in volumes increased taxable-equivalent net interest income in 1998 by $77.7 million compared to 1997. A $148.7 million increase in taxable-equivalent interest income due to the growth in loans was partially offset by a $62.1 million increase in interest expense due to growth in interest-bearing liabilities. The change in interest rates caused a decline in taxable-equivalent net interest income of $28.6 million. Taxable-equivalent interest income on loans declined $22.2 million due to changes in yields caused by the competitive lending environment and a change in the mix of the loan portfolio. Interest expense increased $1.1 million due to an increase in the rates paid on interest-bearing deposits and a change in the mix of funding sources toward market-rate funds.

--------------------------------------------------------------------------------------------------------------------
TABLE 13 - CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME(1)
--------------------------------------------------------------------------------------------------------------------
                                              1998 Compared to 1997                1997 Compared to 1996
--------------------------------------------------------------------------------------------------------------------
                                                         Increase (Decrease) Due to Change In:
--------------------------------------------------------------------------------------------------------------------
($ in thousands)                         Volume        Rate        Total       Volume       Rate        Total
--------------------------------------------------------------------------------------------------------------------
Taxable-equivalent interest earned on:
    Commercial loans ..............    $  73,169   $  (9,191)  $   63,978   $   32,540   $  (8,986)  $  23,554
    Small business loans ..........       15,852      (3,325)      12,527       57,467       1,039      58,506
    Consumer loans ................       59,726      (9,638)      50,088       43,620      (7,399)     36,221
--------------------------------------------------------------------------------------------------------------------
       Loans ......................      148,747     (22,154)     126,593      133,627     (15,346)    118,281
--------------------------------------------------------------------------------------------------------------------
    Securities available for sale..       (4,821)     (6,391)     (11,212)      (1,444)      2,439         995
    Short-term investments ........       (4,211)      1,022       (3,189)       3,123         527       3,650
--------------------------------------------------------------------------------------------------------------------
        Total .....................      139,715     (27,523)     112,192      135,306     (12,380)    122,926
--------------------------------------------------------------------------------------------------------------------
Interest paid on:
    NOW accounts ..................       (5,676)      2,491       (3,185)         352         828       1,180
    Money market deposit accounts..        5,692        (573)       5,119        3,004       2,644       5,648
    Savings accounts ..............        9,824       2,743       12,567        7,946       4,275      12,221
    Other consumer time deposits ..       (1,176)     (1,209)      (2,385)      14,510      (6,715)      7,795
    Public fund certificates of
        deposit of $100,000 or more       (1,204)     (1,518)      (2,722)       4,790         920       5,710
    Certificates of deposit
        of $100,000 or more .......        3,953         362        4,315        5,683          94       5,777
    Foreign deposits ..............        6,485        (267)       6,218        2,990         (47)      2,943
    Federal funds purchased .......        6,989        (243)       6,746       11,738         177      11,915
    Repurchase agreements .........        2,648        (345)       2,303        2,848         539       3,387
    Debt ..........................       34,529        (339)      34,190        3,674         (57)      3,617
--------------------------------------------------------------------------------------------------------------------
        Total .....................       62,064       1,102       63,166       57,535       2,658      60,193
--------------------------------------------------------------------------------------------------------------------
Taxable-equivalent
    net interest income ...........    $  77,651   $ (28,625)  $   49,026   $   77,771   $ (15,038)  $  62,733
====================================================================================================================
--------------
(1)Change due to mix (both  volume  and rate) has been  allocated  to volume and rate  changes in  proportion  to the  relationship  of the  absolute  dollar amounts to the changes in each.

     Net interest income for 1998 was negatively impacted by a $3.0 million adjustment related to revenue-sharing arrangements with certain automobile dealers discussed in the Net Interest Margin section. In addition, net interest income in 1998 and 1997 was reduced by the funding cost of a transaction that utilized capital loss carryforwards. Income of $3.8 million in 1998 and $2.2 million in 1997 associated with this transaction is recorded as a securities gain in noninterest income rather than in net interest income.

     For 1997 compared to 1996, the change in net volumes increased taxable-equivalent net interest income by $77.8 million. This increase was primarily the result of growth in loans adding $133.6 million to
taxable-equivalent   interest  income,   partially  offset  by  an  increase  in
interest-bearing funds increasing interest expense by $57.5 million. Taxable-equivalent interest income on loans decreased $15.3 million, and interest expense increased $2.7 million due to changes in the interest rate environment.

Noninterest Income

     Noninterest income totaled $184.9 million in 1998 compared to $154.0 million in 1997 and $120.7 million in 1996. Excluding securities transactions, noninterest income was up $28.0 million (19%) in 1998 compared to 1997.

     Nonrecurring items in 1997 affect comparisons of noninterest income from 1998 to 1997. In 1997, nonrecurring items included a $1.2 million gain recognized on the sale of Hibernia's interest in an electronic funds transfer network and $1.2 million in trading account income resulting from a single transaction related to a tax planning strategy.

     Net of the nonrecurring items and securities transactions, noninterest income was up $30.4 million (20%). The major categories contributing to the increase in noninterest income were service charges on deposits, up $7.4 million; mortgage loan origination and servicing fees, up $5.6 million; retail investment service fees, up $5.2 million; gains on the sale of mortgage loans, up $4.8 million; debit/credit card fees, up $3.0 million; ATM fees, up $1.3 million; and trust fees, up $1.2 million.

     Service charges on deposits increased $7.4 million (10%) to $85.6 million in 1998 compared to 1997. This change was the result of growth in transaction-based fees and commercial account analysis fees due to an increase in the number of accounts.

     Trust fees were $16.7 million in 1998, up $1.2 million (7%) compared to 1997, and retail investment service fees were $17.2 million, up $5.2 million (43%) due to market conditions, the expanded availability of investment and brokerage services throughout the banking office network and the addition of new customers from merger banks where these products previously were not offered.

     Mortgage loan origination and servicing fees were $15.2 million in 1998, up $5.6 million (58%) compared to 1997. The increase was primarily due to an increase in mortgage origination activity brought about by a continued focus on mortgage banking and the favorable interest rate environment. In 1998 Hibernia processed $2.4 billion in residential first mortgages compared to $1.0 billion in 1997.

     ATM fees increased $1.3 million (14%) to $10.3 million in 1998 compared to 1997 due to the continued growth of the ATM network and the expansion of ATM services.

     Debit/credit card fees were $7.9 million in 1998, an increase of $3.0 million (61%) compared to 1997. The increase resulted primarily from fees generated by Hibernia's CheckMateSM debit card and Capital Access(C) credit card for small businesses.

--------------------------------------------------------------------------------------------------------------------
TABLE 14 - NONINTEREST INCOME
--------------------------------------------------------------------------------------------------------------------
                                                                                   Percent Increase (Decrease)
--------------------------------------------------------------------------------------------------------------------
                                                                                         1998        1997
($ in thousands)                                1998          1997          1996      over 1997   over 1996
--------------------------------------------------------------------------------------------------------------------
Service charges on deposits .............     $ 85,567     $ 78,132     $  64,982          9.5%     20.2%
Trust fees ..............................       16,678       15,519        14,055          7.5      10.4
Retail investment service fees ..........       17,231       12,070         8,659         42.8      39.4
Mortgage loan origination
    and servicing fees ..................       15,235        9,642         8,131         58.0      18.6
Other service, collection and
    exchange charges:
    ATM fees ............................       10,255        8,971         7,034         14.3      27.5
    Debit/credit card fees ..............        7,894        4,897         2,606         61.2      87.9
    Other ...............................       10,297        8,768         9,258         17.4      (5.3)
--------------------------------------------------------------------------------------------------------------------
          Total other service, collection
              and exchange charges ......       28,446       22,636        18,898         25.7      19.8
--------------------------------------------------------------------------------------------------------------------
Other operating income:
    Gain on sales of mortgage loans .....        8,607        3,772         2,411        128.2      56.4
    Other income ........................        7,493        9,501         8,717         21.1       9.0
--------------------------------------------------------------------------------------------------------------------
          Total other operating income ..       16,100       13,273        11,128         21.3      19.3
--------------------------------------------------------------------------------------------------------------------
Securities gains (losses), net ..........        5,678        2,725        (5,152)       108.4       N/M
--------------------------------------------------------------------------------------------------------------------
          Total noninterest income ......     $184,935     $153,997     $ 120,701         20.1%     27.6%
====================================================================================================================
--------------
N/M = Not meaningful

     Gains on sales of mortgage loans were up $4.8 million in 1998 compared to 1997 due to the significant increase in volume in the mortgage banking operation.

     Securities gains increased $3.0 million (108%) to $5.7 million in 1998 compared to 1997. As previously mentioned in the discussion in the Securities section, the Company liquidated high-quality securities for a gain and used the proceeds to buy securities with similar credit quality and a higher yield made possible by the interest rate environment. This transaction resulted in a $1.3 million securities gain. The remainder of the securities gain in 1998 was primarily the result of the completion of a transaction designed to utilize capital losses.

     Excluding securities transactions and nonrecurring items in both years, noninterest income in 1997 increased $24.9 million (20%) compared to 1996. The nonrecurring items in 1996 included a $1.4 million gain on the settlement of an acquired loan and a $0.5 million gain related to the sale of Hibernia's municipal bond administration business. The increase in 1997 noninterest income was primarily the result of growth in service charges on deposits and retail investment service fees.


Noninterest Expense

     Noninterest expense totaled $416.6 million in 1998 compared to $409.3 million in 1997 and $359.8 million in 1996. Excluding certain merger-related expenses for both years and a $2.0 million nonrecurring charge in 1998 related to asset write-downs resulting from activities designed to improve customer delivery convenience by optimizing an expanding banking office network, noninterest expense in 1998 would have been $411.5 million, a $16.9 million (4%) increase from 1997. Merger-related expenses were $3.1 million and $14.6 million in 1998 and 1997, respectively. The major categories contributing to the increase in noninterest expense were staff costs, up $4.1 million; state taxes on equity, up $3.7 million; data processing, up $2.6 million; foreclosed property expense, up $2.2 million; and amortization of intangibles, up $2.1 million.

TABLE 15 - NONINTEREST EXPENSE
-------------------------------------------------------------------------------------------------------------------
                                                                                  Percent Increase (Decrease)
-------------------------------------------------------------------------------------------------------------------
                                                                                           1998        1997
($ in thousands)                            1998            1997            1996        over 1997   over 1996
-------------------------------------------------------------------------------------------------------------------
Salaries ...........................     $ 177,867       $ 170,130       $ 149,564           4.5%       13.8%
Benefits ...........................        29,265          32,914          31,574         (11.1)        4.2
-------------------------------------------------------------------------------------------------------------------
    Total staff costs ..............       207,132         203,044         181,138           2.0        12.1
-------------------------------------------------------------------------------------------------------------------
Occupancy, net .....................        33,923          33,956          30,244          (0.1)       12.3
Equipment ..........................        30,584          30,808          31,723          (0.7)       (2.9)
-------------------------------------------------------------------------------------------------------------------
    Total occupancy and equipment ..        64,507          64,764          61,967          (0.4)        4.5
-------------------------------------------------------------------------------------------------------------------
Data processing ....................        28,808          26,181          22,813          10.0        14.8
Advertising and promotional expenses        14,991          15,634          10,907          (4.1)       43.3
Foreclosed property expense, net ...          (999)         (3,235)         (1,786)        (69.1)       81.1
Amortization of intangibles ........        16,715          14,593           7,791          14.5        87.3
Telecommunications .................        11,129          11,314           9,675          (1.6)       16.9
Postage ............................         6,951           6,916           7,024           0.5        (1.5)
Stationery and supplies ............         5,501           6,006           6,482          (8.4)       (7.3)
Professional fees ..................         6,574          10,170           8,641         (35.4)       17.7
State taxes on equity ..............        11,237           7,578           6,760          48.3        12.1
Regulatory expense .................         2,761           2,854           1,629          (3.3)       75.2
Loan collection expense ............         4,771           4,037           2,552          18.2        58.2
Other ..............................        36,506          39,398          34,222          (7.3)       15.1
-------------------------------------------------------------------------------------------------------------------
    Total noninterest expense ......     $ 416,584       $ 409,254       $ 359,815           1.8%       13.7%
-------------------------------------------------------------------------------------------------------------------
Efficiency ratio (1) ...............         57.79%          63.57%          64.76%
-------------------------------------------------------------------------------------------------------------------
Tangible efficiency ratio (2) ......         56.13%          61.51%          63.50%
===================================================================================================================
--------------
(1)Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).

(2)Noninterest   expense   (excluding   amortization   of  purchase   accounting
   intangibles) as a percentage of  taxable-equivalent  net interest income plus noninterest income (excluding securities transactions).

     Staff costs, which represent approximately 50% of noninterest expense, increased $4.1 million (2%) in 1998 compared to 1997. Excluding the effect of merger-related expenses, staff costs increased $7.5 million (4%) in 1998 compared to 1997. Higher accruals for performance based incentives and bonuses and for normal merit increases were major factors contributing to the increase in staff costs.

     Occupancy and equipment expenses in 1998 decreased $0.3 million compared to 1997. However, after adjusting for the effect of merger-related expenses and the $2.0 million charge discussed above, occupancy and equipment expenses were virtually unchanged.

     Data processing expenses increased $2.6 million (10%) to $28.8 million in 1998. Excluding the effect of merger-related expenses, data processing expenses increased $4.4 million (18%). The increase in data processing expenses is primarily due to increased transaction volume related to growth in the Company's customer base, expenses related to Year 2000 compliance and improvements in technology which enhance risk-management and sales tools.

     Amortization of intangibles, a noncash expense, was $16.7 million in 1998, an increase of $2.1 million (15%) compared to 1997. This increase is primarily due to an increase in the amortization of mortgage servicing rights resulting from the growth in the Company's mortgage banking operations, partially offset by a decline in the amortization of the core deposit intangibles.

     Professional fees in 1998 totaled $6.6 million, a decrease of $3.6 million (35%) compared to 1997. Excluding the effect of merger-related expenses, professional fees increased $0.4 million (8%). State taxes on equity expense increased $3.7 million (48%) to $11.2 million in 1998 due to the growth in equity and increases in millages used to assess those taxes.

     Loan collection expense in 1998 totaled $4.8 million, a $0.7 million (18%) increase compared to 1997. This increase reflects growth in the loan portfolio and efforts to more proactively collect problem loans. Foreclosed property expense increased $2.2 million (69%) in 1998 compared to 1997 primarily as a result of gains recorded on the sale of several significant properties in 1997.

     Noninterest expense increased $49.4 million (14%) in 1997 compared to 1996. Excluding the effect of the purchased companies, merger-related expenses of $14.6 million in 1997 and $4.3 million in 1996, and nonrecurring items in 1996, noninterest expense increased $46.4 million (13%) in 1997. The nonrecurring items in 1996 included $4.0 million in asset write-downs related to technology enhancements and a $3.3 million addition to reserves for health care benefits and other expenses. Other significant increases in noninterest expense, excluding merger-related expenses, included staff costs, up $24.5 million; occupancy and equipment, up $6.7 million; advertising and promotional expenses, up $4.2 million; and data processing, up $1.4 million.

     The Company's efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of its efforts to control costs and generate income efficiently. The efficiency ratio of 57.79% in 1998 compares favorably to 63.57% in 1997 and 64.76% in 1996.
Excluding the merger-related expenses and nonrecurring items discussed previously, the efficiency ratio would have been 56.85%, 61.52% and 62.88% in 1998, 1997 and 1996, respectively.

     The tangible efficiency ratio, which excludes the impact of amortization of goodwill and core deposit intangibles, was 56.13% in 1998, down 538 basis points from 61.51% in 1997 and down 737 basis points from 63.50% in 1996. Excluding the effect of merger-related expenses and nonrecurring items discussed previously, the tangible efficiency ratio would have been 55.19%, 59.46% and 61.62% in 1998, 1997 and 1996, respectively. The improvements in efficiency reflect higher revenue growth rates compared to expense growth rates. The Company believes this ratio will decline further in future periods. The declines are expected to result from cost efficiencies contemplated in completed and pending mergers, enhancement of noninterest revenue sources and increased net interest income.


Income Taxes

     The Company recorded a $94.3 million provision for income taxes in 1998 compared to $78.8 million in 1997 and $67.4 million in 1996.

     Hibernia National Bank is subject to a Louisiana shareholders' tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and Hibernia National Bank are subject to Louisiana state income tax. Hibernia National Bank of Texas is subject to Texas franchise tax. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank resulting in one bank in all markets. The Texas operations of Hibernia National Bank will continue to be subject to Texas franchise tax.

     Net future deductible temporary differences at December 31, 1998 were $77.2 million. The reserve for possible loan losses represents $128.0 million of the future deductible temporary differences. The provision for possible loan losses which contributed to the reserve has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $27.0 million. These benefits are recorded as a deferred tax asset at December 31, 1998.



Capital

     Capital represents shareholder ownership in the Company - the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for possible loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital and retention of earnings. Hibernia's common dividend payout ratio (common dividends declared per share divided by net income per common share) was 33.5 % in 1998, 36.7% in 1997 and 34.9% in 1996.

     Shareholders' equity totaled $1,318.1 million at the end of 1998 compared to $1,196.1 million at the end of 1997 and $1,078.9 million at the end of 1996. The $122.0 million (10%) increase in 1998 was primarily due to current-year earnings totaling $178.6 million, issuance of common stock of $15.5 million and a $12.2 million increase in unrealized gains on securities available for sale, partially offset by $57.0 million in dividends on common stock, $6.9 million in dividends on preferred stock and a $20.4 million increase in unearned compensation. The increase in unearned compensation is related to the purchase of stock for Hibernia's Employee Stock Ownership Plan (ESOP). During 1998 the ESOP completed its purchase of the originally authorized $30.0 million of stock and acquired an additional $15.0 million in stock, the purchase of which was authorized in 1998. As a result, the ESOP acquired approximately 1,443,000 shares of stock during 1998 and holds a total of approximately 3,874,000 shares at December 31, 1998.

--------------------------------------------------------------------------------------------------------------------------
TABLE 16 - CAPITAL
--------------------------------------------------------------------------------------------------------------------------
($ in millions)                             1998             1997            1996             1995            1994
--------------------------------------------------------------------------------------------------------------------------
Risk-based capital:
    Tier 1 ....................      $    1,142.9     $    1,021.8     $      913.8     $     862.0     $     761.6
    Total .....................           1,270.9          1,135.4          1,004.5           933.9           821.7

Assets:
    Quarterly average assets(1)          13,316.2         11,806.8         10,248.1         8,786.9         8,381.8
    Net risk-adjusted assets ..          10,623.9          9,076.5          7,207.1         5,652.3         4,699.1

Ratios:
    Tier 1 risk-based capital..             10.76%           11.26%           12.68%          15.25%          16.21%
    Total risk-based capital ..             11.96%           12.51%           13.94%          16.52%          17.49%
    Leverage ..................              8.58%            8.65%            8.92%           9.81%           9.09%
==========================================================================================================================
---------------
(1)Excluding   the  adjustment  for  unrealized  gains  (losses)  on  securities available for sale and disallowed intangibles.

     The $117.2 million (11%) increase in shareholders' equity in 1997 reflected the Company's $144.8 million in earnings, issuance of common stock of $23.8 million and a $6.9 million increase in unrealized gains on securities available for sale. These increases were partially offset by common dividends totaling $48.0 million, preferred dividends totaling $6.9 million and a $4.1 million increase in unearned compensation.

     Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 11.96% at year-end 1998, 12.51% at year-end 1997 and 13.94% at year-end 1996. Leverage ratios were 8.58%, 8.65% and 8.92% at year-end 1998, 1997 and 1996, respectively. Table 16 shows the calculation of capital ratios for the Company for the past five years.

     A shelf registration statement filed by the Company in July 1996 with the Securities and Exchange Commission allows the Company to issue up to $250 million of securities, including preferred stock and subordinated debt. The Company issued $100 million of Fixed/Adjustable Rate Noncumulative Preferred
Stock on September 30, 1996. This issuance, which is nonconvertible and qualifies as Tier 1 capital, allowed Hibernia to maintain its strong capital ratios and enhanced its ability to act when future opportunities arise. The remaining $150 million in securities included in this shelf registration provides Hibernia with the flexibility to quickly modify its capital structure to meet competitive and market conditions.

     The Company anticipates issuing approximately 7.5 million shares of Hibernia Class A Common Stock in pending mergers with First Guaranty Bank and MarTex Bancshares, Inc.



Liquidity

     Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits and converting assets (such as short-term investments and securities available for sale) to cash. To minimize funding risks, management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts.

     Core deposits that are maintained at competitive rates are the Company's primary source of liquidity. Hibernia's extensive banking office network, aided by the introduction of new deposit products, provided $8.6 billion in core deposits at year-end 1998, up $555.4 million (7%) from $8.1 billion a year earlier.

     As previously discussed in the Funding Sources section, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits that are a part of total customer relationships. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

     Hibernia's loan-to-deposit ratio at year-end 1998 increased to 94.4% compared to 84.4% at year-end 1997 and 74.3% at year-end 1996. These increases resulted primarily from significant growth in loans, which outpaced increases in the deposit base.

     Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (such as large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 20.0% of Hibernia's loans and securities were funded by net large liabilities (total liabilities less short-term investments) at year-end 1998, up approximately 100 basis points from the prior-year level of 19.0%.

     Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company's current liquidity needs. The Company also has $150 million remaining on its shelf registration previously discussed in the Capital section, and its membership in the FHLB further augments liquidity by providing a readily accessible source of funds at competitive rates. In addition, a substantial portion of the Company's $2.2 billion residential first mortgage portfolio and $850.5 million indirect consumer portfolio can be sold or securitized and, therefore, provides an added source of liquidity, if needed.

     Hibernia Corporation (the "Parent Company") requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 1998 the Parent Company had $134.6 million in available funds. During 1998 the Parent Company received $50.0 million in dividends from its bank subsidiaries. The Parent Company paid $57.0 million in dividends to common shareholders and $6.9 million in dividends to preferred shareholders and increased its investment in two of its subsidiaries by a total of $8.4 million.

     The Consolidated Statements of Cash Flows can be used to assess the Company's ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net decrease in cash and cash equivalents in 1998 of $159.4 million. This decrease was the result of cash used in investing activities of $1.8 billion, as loans (net of sales) used cash of $1.8 billion, while the purchase of securities available for sale was offset by the sale and maturities of securities available for sale. These activities were partially offset with net cash provided from financing activities of $1.4 billion, as deposits provided cash of $788.7 million, short-term borrowings provided $414.2 million and the proceeds from debt issuance, net of payments, totaled $299.1 million. Net cash provided by operating activities totaled $239.3 million after adjusting 1998 net income for noncash items.

     Cash and cash equivalents increased $192.3 million in 1997. Cash provided by financing activities totaled $1.4 billion, as deposits provided cash of $602.0 million, short-term borrowings provided $376.4 million and debt totaling $500.0 million was issued. Net cash provided by operating activities totaled $191.7 million after adjusting 1997 net income for noncash items. These increases to cash were partially offset by net cash used in investing activities of $1.4 billion, as loans (net of sales) used cash of $1.5 billion, partially offset by $99.3 million in net cash provided from activity in securities available for sale.

     Cash and cash equivalents increased $255.5 million in 1996. Cash provided by financing activities totaled $598.3 million, as deposits provided cash of $488.7 million and the issuance of preferred stock provided $98.0 million. Net cash provided by operating activities totaled $194.4 million after adjusting 1996 net income for noncash items. These increases were partially offset by net cash used in investing activities of $537.2 million, as loans (net of sales) used cash of $1.0 billion, partially offset by $591.7 million in net cash provided from activity in securities available for sale.


Year 2000

     The Year 2000 issue results from the fact that many computer programs store and process data using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This issue affects not only Hibernia, but virtually all companies and organizations that use computer information systems.

     A team comprised of Hibernia employees and representatives of the Company's third party data processor was formed in early 1997 to address Year 2000 issues. The team's plan is to achieve Year 2000 compliance for all mainframe application systems, local area network application systems, departmental and vendor application systems and its infrastructure by the end of the second quarter of 1999. In addition to testing and making appropriate changes to its own internal systems, the Company continues to discuss Year 2000 issues and their potential impact on business operations with many customers and suppliers. The status of these activities is provided to Hibernia's Board of Directors, and the Company's regulators monitor Year 2000 efforts.

     Through the performance of a business-unit impact analysis, the Company identified 37 mission critical systems or systems identified as vital to core business activities of the Company. As of December 31, 1998, the Company has remediated and substantially completed unit testing on 35 mission critical systems, which represents 95% of all mission critical systems. The mission critical systems that have been remediated are currently in production. Unit testing and validations began in the third quarter of 1998 and are scheduled throughout 1999 to continuously reaffirm the Year 2000 compliance of mission critical systems.

     A small number of mission critical systems are provided by third parties on a service bureau basis, such as small business credit card processing and services supporting securities brokerage businesses. Third party providers of mission critical services are on schedule to certify Year 2000 readiness and complete testing by March 31, 1999, as required by federal banking regulations. Non-mission critical systems are expected to be Year 2000 compliant prior to or during the second quarter of 1999. Date-reliant infrastructure components, which include items such as ATMs; personal computers; and internal phone, vault and alarm systems, have been verified to be Year 2000 compliant. The Company and its data processing vendors and service providers will monitor progress and implement contingency plans in the event that these procedures fail to achieve their objectives.

     The Company expects to continue incurring charges related to Year 2000 compliance. However, the majority of the costs associated with these efforts are the responsibility of the Company's third party data processor which also provides many of the Company's software applications. Contract specifications require the Company's third party data processor to ensure that all systems meet Year 2000 compliance and other banking regulations. Hibernia estimates that it will supplement its vendors' efforts with a total of approximately $1.5 million, much of which has already been expensed, to upgrade ATMs, hardware, software and other technology. This investment will be funded through operating cash flows and will be expensed as incurred.

     As of December 31, 1998, the Company has incurred direct expenses amounting to approximately $1.1 million. Year 2000 expenses were spread throughout a number of noninterest expense categories and do not include computer equipment and software that was scheduled to be replaced in the normal course of business. The Company does not separately track the indirect costs incurred for the Year 2000 project which primarily consist of the related payroll costs of employees from various departments.

     The Company's estimate of Year 2000 investment costs and the estimated time periods set forth above by which the Company expects to substantially complete mission critical system programming and testing and implementation are based on management's best current estimates, which were derived utilizing numerous assumptions about future events. There can be no guarantee that these estimates will be achieved, and actual results could differ from those anticipated. Because of the critical nature of the Year 2000 issues to the Company's business and to all of the financial services industry, if necessary modifications are not made, the Company's operations could be materially impacted. Hibernia and its data processing vendors remain on schedule to ensure achievement of Year 2000 compliance; therefore, an adverse impact on the Company's operations is not expected.


     The discussion above entitled "Year 2000," includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Hibernia of the protections of the safe harbor provisions of the PSLRA. Management's ability to predict results or effects of Year 2000 issues is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the possibility that remediation efforts and contingency plans will not operate as intended, the Company's failure to timely or completely identify all software and hardware applications requiring remediation, unexpected costs, and the uncertainty associated with the impact of Year 2000 issues on the banking industry and on the Company's customers, vendors, and others with whom it conducts business. Readers are cautioned not to place undue reliance on these forward looking statements.

Quarterly Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries                        1998                                           1997
------------------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per-share data)     Fourth     Third       Second     First      Fourth      Third      Second      First

------------------------------------------------------------------------------------------------------------------------------------
Interest income ..........................$ 245,533  $ 240,742   $ 237,201  $ 230,246  $ 223,384   $ 216,164   $ 205,440  $ 197,070
Interest expense .........................  108,122    109,085     104,079    101,902     98,639      92,566      86,556     82,261
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ......................  137,411    131,657     133,122    128,344    124,745     123,598     118,884    114,809
Provision for possible loan losses .......    9,000      8,000       5,500      3,500      2,761         191          47        149
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses .............  128,411    123,657     127,622    124,844    121,984     123,407     118,837    114,660
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ....................   47,149     45,644      46,046     40,418     39,994      37,792      38,807     34,679
   Securities gains (losses), net ........    2,077      2,687          27        887      2,231          75         404         15
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income .......................   49,226     48,331      46,073     41,305     42,225      37,867      39,211     34,694
Noninterest expense ......................  104,113    102,293     106,403    103,775    110,557     102,581     100,654     95,462
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes ......................   73,524     69,695      67,292     62,374     53,652      58,693      57,394     53,892
Income tax expense .......................   25,610     23,032      23,744     21,870     20,149      20,184      20,044     18,458
------------------------------------------------------------------------------------------------------------------------------------
Net income ...............................$  47,914  $  46,663   $  43,548  $  40,504  $  33,503   $  38,509   $  37,350  $  35,434
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
shareholders .............................$  46,189  $  44,938   $  41,823  $  38,779  $  31,778   $  36,784   $  35,625  $  33,709
------------------------------------------------------------------------------------------------------------------------------------
Per common share information: (2)
   Net income ............................$    0.30  $    0.29   $    0.27  $    0.25  $    0.21   $    0.24   $    0.23  $    0.22
   Net income - assuming dilution ........$    0.30  $    0.29   $    0.27  $    0.25  $    0.20   $    0.24   $    0.23  $    0.22
   Cash dividends declared ...............$   0.105  $    0.09   $    0.09  $    0.09  $    0.09   $    0.08   $    0.08  $    0.08
Average shares outstanding (000s) ........  153,437    153,892     153,904    153,643    153,182     152,879     152,682    152,746
Average shares outstanding -
 assuming dilution (000s)                   155,383    156,236     156,791    156,476    156,365     155,153     154,576    154,732
Dividend payout ratio ....................    35.00%     31.03%      33.33%     36.00%     42.86%      33.33%      34.78%     36.36%
------------------------------------------------------------------------------------------------------------------------------------
Selected quarter-end balances
(in millions)
Loans ....................................$10,006.2  $ 9,594.7   $ 9,126.7  $ 8,715.3  $ 8,286.5   $ 7,804.3   $ 7,357.9  $ 6,914.7
Deposits ................................. 10,603.0    9,920.1     9,908.8    9,978.3    9,814.4     9,362.7     9,384.8    9,211.3
Debt .....................................    805.7      705.9       706.1      706.3      506.5       109.8        12.7       13.1
Equity ...................................  1,318.1    1,308.4     1,255.4    1,230.6    1,196.1     1,170.5     1,133.8    1,085.1
Total assets ............................. 14,011.5   13,272.8    12,821.5   12,544.8   12,388.2    11,540.9    11,302.9   10,845.2
------------------------------------------------------------------------------------------------------------------------------------
Selected average balances
(in millions)
Loans ....................................$ 9,764.5  $ 9,347.8   $ 8,914.8  $ 8,526.0  $ 8,040.7   $ 7,609.4   $ 7,117.2  $ 6,798.4
Deposits ................................. 10,100.8    9,938.7     9,890.8    9,770.6    9,472.7     9,349.4     9,144.8    8,998.0
Debt .....................................    799.2      706.0       706.2      629.7      254.4        57.1        12.9       50.1
Equity ...................................  1,306.5    1,275.5     1,243.0    1,216.5    1,186.0     1,153.2     1,100.9    1,088.7
Total assets ............................. 13,499.4   12,938.4    12,623.0   12,497.1   11,980.6    11,384.4    10,903.5   10,707.1
------------------------------------------------------------------------------------------------------------------------------------
Selected ratios
Net interest margin(taxable-equivalent)...     4.42%      4.42%       4.63%      4.59%      4.57%       4.78%       4.83%      4.79%
Annualized return on assets ..............     1.42%      1.44%       1.38%      1.30%      1.12%       1.35%       1.37%      1.32%
Annualized return on common equity .......    15.31%     15.29%      14.64%     13.89%     11.70%      13.97%      14.24%     13.64%
Annualized return on total equity ........    14.67%     14.63%      14.01%     13.32%     11.30%      13.36%      13.57%     13.02%
Efficiency ratio .........................    55.58%     56.80%      58.50%     60.51%     66.03%      62.50%      62.80%     62.83%
Average equity/average assets ............     9.68%      9.86%       9.85%      9.73%      9.90%      10.13%      10.10%     10.17%
Tier 1 risk-based capital ratio ..........    10.76%     11.02%      11.07%     11.29%     11.26%      11.90%      12.25%     12.70%
Total risk-based capital ratio ...........    11.96%     12.27%      12.32%     12.54%     12.51%      13.15%      13.50%     13.96%
Leverage ratio ...........................     8.58%      8.76%       8.70%      8.58%      8.65%       8.88%       8.98%      8.93%
------------------------------------------------------------------------------------------------------------------------------------
Tax-effected net income and ratios
 excluding purchase accounting
 intangible amortization
 and balances (3)
Net income applicable to
common shareholders ......................$  48,796  $  47,590      44,515     41,495     34,570   $  39,635   $  38,526  $  36,700
Net income per common share (2) ..........$    0.32  $    0.31   $    0.29  $    0.27  $    0.23   $    0.26   $    0.25  $    0.24
Net income per common share -
assuming dilution (2) ....................$    0.31  $    0.30   $    0.28  $    0.27  $    0.22   $    0.26   $    0.25  $    0.24
Annualized return on assets ..............     1.51%      1.54%       1.48%      1.40%      1.23%       1.47%       1.50%      1.46%
Annualized return on common equity .......    18.40%     18.54%      17.95%     17.24%     14.87%      17.72%      18.06%     17.50%
Efficiency ratio .........................    54.02%     55.15%      56.83%     58.71%     64.12%      60.50%      60.72%     60.55%
====================================================================================================================================
----------------
(1)All  financial  information  has been  restated for mergers  accounted for as poolings  of  interests.  The  effects of mergers  accounted  for as purchase transactions have been included from the date of consummation.  Prior periods have been conformed to current-period presentation.
(2)Dividends per common share are historical amounts.  For a  discussion of  net income per common share  computations  refer to  Note 18 of  the consolidated financial statements - "Net Income Per Common Share Data."
(3)Amortization  and balances of core deposit intangibles  are net of applicable taxes. Goodwill amortization and balances are not tax effected.

Fourth Quarter Results

     Hibernia reported net income of $47.9 million in the fourth quarter of 1998, a 43% increase from $33.5 million in the fourth quarter of 1997 and a 3% increase from $46.7 million in the third quarter of 1998. Net income per common share of $.30 for the fourth quarter of 1998 increased $.09 from $.21 in the fourth quarter of 1997 and $.01 from $.29 in the third quarter of 1998. Net income per common share - assuming dilution was $.30 in the fourth quarter of 1998 compared to $.20 and $.29 for the fourth quarter of 1997 and the third quarter of 1998, respectively.

     Excluding merger-related expenses in all periods and nonrecurring activity in the fourth quarter of 1997 and third quarter of 1998, net income would have been $48.3 million in the fourth quarter of 1998, a 20% increase from $40.2 million in the fourth quarter of 1997 and virtually unchanged from $48.9 million in the third quarter of 1998. Net income per common share would have been $.30 for the fourth quarter of 1998 compared to $.25 for the same period in 1997 and $.31 for the third quarter of 1998. Fourth quarter 1998 net income per common share - assuming dilution would have been $.30 compared to $.25 for the fourth quarter of 1997 and $.30 for the third quarter of 1998.

     Net interest income, on a taxable-equivalent basis, totaled $140.2 million in the fourth quarter of 1998 compared to $127.4 million in the fourth quarter of 1997 and $134.4 million in the third quarter of 1998. Net interest income was negatively impacted by the funding cost of transactions designed to utilize an expiring loss carryforward. The $1.9 million, $1.2 million and $1.1 million in income associated with these transactions is recorded as securities gains in noninterest income rather than in net interest income for the fourth quarter of 1998, the fourth quarter of 1997 and the third quarter of 1998, respectively. In addition, the third quarter of 1998 was negatively impacted by a $3.0 million charge related to revenue-sharing arrangements with certain automobile dealers brought about by a higher-than-expected level of consumer automobile loan prepayments.

     The fourth-quarter 1998 increase in net interest income compared to the fourth quarter of 1997 was primarily the result of the growth in loans both in total and as a percentage of average earning assets. Average loans increased $1.7 billion from the fourth quarter of 1997 to $9.8 billion, or 77.4% of average earning assets compared to 72.4% of average earning assets in the fourth quarter of 1997. Loans increased $416.7 million in the fourth quarter of 1998 compared to the third quarter of 1998. The net interest spread of 3.55% in the fourth quarter of 1998 was down 13 basis points from the fourth quarter of 1997 and up two basis points from the third quarter of 1998. The average yield on earning assets was 7.82%, down 27 basis points compared to the fourth quarter of 1997 and down 18 basis points from the third quarter of 1998. The average rate paid on interest-bearing liabilities decreased by 14 basis points from the fourth quarter of 1997 and 20 basis points from the third quarter of 1998 to 4.27% in the fourth quarter of 1998.

     The net interest margin decreased 15 basis points from the fourth quarter of 1997 to 4.42% for the fourth quarter of 1998. A 46-basis-point decline in loan yields and a 24-basis-point decline in securities yields led to the 27-basis-point decrease in the yield on earning assets. At the same time, the rate on interest-bearing liabilities decreased 14 basis points, and the contribution of noninterest-bearing funds decreased two basis points compared to the fourth quarter of 1997.

-----------------------------------------------------------------------------------------------------------------------------
TABLE 17 - NET INTEREST MARGIN  (taxable-equivalent)
-----------------------------------------------------------------------------------------------------------------------------
                                                     1998                                      1997
-----------------------------------------------------------------------------------------------------------------------------
                                   Fourth     Third      Second      First     Fourth     Third     Second      First
                                   Quarter   Quarter     Quarter    Quarter    Quarter    Quarter   Quarter    Quarter
-----------------------------------------------------------------------------------------------------------------------------
Yield on earning assets ....         7.82%      8.00%      8.17%      8.19%      8.09%      8.27%      8.28%      8.17%
Rate on interest-bearing
    liabilities ............         4.27       4.47       4.43       4.42       4.41       4.35       4.31       4.25
-----------------------------------------------------------------------------------------------------------------------------
        Net interest spread          3.55       3.53       3.74       3.77       3.68       3.92       3.97       3.92
Contribution of noninterest-
    bearing funds ..........         0.87       0.89       0.89       0.82       0.89       0.86       0.86       0.87
-----------------------------------------------------------------------------------------------------------------------------
        Net interest margin          4.42%      4.42%      4.63%      4.59%      4.57%      4.78%      4.83%      4.79%
-----------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing funds/
    earning assets .........        20.33%     20.01%     19.94%     18.78%     20.09%     19.82%     20.09%     20.38%
=============================================================================================================================

     The net interest margin of 4.42% for the fourth quarter of 1998 remained unchanged from the third quarter of 1998. The $3.0 million charge discussed in the Net Interest Margin section negatively impacted the third quarter net interest margin by ten basis points. A 15-basis-point decrease in loan yields and a 29-basis-point decrease in securities yields resulted in an 18-basis-point decrease in the yield on earning assets. These decreases were partially offset with a 20-basis-point decrease in the cost of funds and a 32-basis-point increase in the percentage of noninterest-bearing funds (primarily demand deposits and shareholders' equity) supporting earning assets. Table 17 illustrates the components of the net interest margin on a quarterly basis for 1998 and 1997.

     Average earning assets increased $1.5 billion (14%) to $12.6 billion in the fourth quarter of 1998 from $11.1 billion in the fourth quarter of 1997. Average earning assets were up $522.8 million (4%) compared to the third quarter of 1998. Average loans increased $1.7 billion (21%) from the fourth quarter of 1997 and increased $416.7 million (4%) from the third quarter of 1998. Period-end loans grew $411.5 million, 17% on an annualized basis, during the fourth quarter of 1998. Average securities for the fourth quarter of 1998 totaled $2.7 billion, virtually unchanged from the fourth quarter of 1997 and up $242.4 million (10%) from the third quarter of 1998.

     Average deposits increased $628.1 million (6%) to $10.1 billion in the fourth quarter of 1998 from $9.5 billion in the fourth quarter of 1997. Average deposits were up $162.1 million (2%) from the third quarter of 1998.

     Noninterest income, excluding securities transactions, was $47.1 million, up $7.2 million (18%) from the fourth quarter of 1997 and up $1.5 million (3%) from the third quarter of 1998. Fourth quarter 1997 noninterest income included $1.2 million in trading account income resulting from a single transaction related to a tax planning strategy. Excluding this nonrecurring item, noninterest income for the fourth quarter of 1998 was up $8.2 million (20%) compared to the fourth quarter of 1997. Service charges on deposits and income from mortgage loan origination and servicing fees were the major categories of noninterest income that increased in the fourth quarter of 1998 compared to the fourth quarter of 1997 and the third quarter of 1998. The increase in income from mortgage loan origination and servicing fees is primarily due to an increase in mortgage origination activity brought about by continued focus on mortgage banking and the interest rate environment.

     Noninterest expense of $104.1 million in the fourth quarter of 1998 was $6.4 million (6%) lower than $110.6 million in the fourth quarter of 1997 and $1.8 million (2%) higher than $102.3 million in the third quarter of 1998. The decrease compared to the fourth quarter of 1997 was primarily due to a decrease in staff costs as a result of higher accruals for performance based incentives and bonuses in 1997. Excluding merger-related expenses, noninterest expense would have been $103.5 million in the fourth quarter of 1998, a $4.9 million (5%) increase from $98.6 million in the fourth quarter of 1997 and a $1.6 million (2%) increase from $101.9 million in the third quarter of 1998.

     In the fourth quarter of 1998 the Company incurred expenses amounting to approximately $0.1 million related to Year 2000 compliance.

     The Company's efficiency ratio was 55.58% in the fourth quarter of 1998 compared to 66.03% and 56.80% in the fourth quarter of 1997 and the third quarter of 1998, respectively. The tangible efficiency ratio, which excludes the impact of purchase accounting intangibles, was 54.02% in the fourth quarter of 1998 compared to 64.12% in the fourth quarter of 1997 and 55.15% in the third quarter of 1998.

     Excluding merger-related expenses and nonrecurring items discussed above, the Company's efficiency ratio would have been 55.23% in the fourth quarter of 1998 compared to 59.29% and 57.53% in the fourth quarter of 1997 and the third quarter of 1998, respectively. The tangible efficiency ratio would have been 53.68% in the fourth quarter of 1998 compared to 57.37% in the fourth quarter of 1997 and 55.85% in the third quarter of 1998.

Consolidated Average Balances, Interest and Rates
------------------------------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                          1998                                    1997
------------------------------------------------------------------------------------------------------------------------------------
(Average balance $ in millions,                        Average                                Average
interest $ in thousands)                               Balance      Interest      Rate        Balance       Interest        Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
    Commercial loans ...........................     $   3,513.4   $  297,423      8.47%    $   2,652.6   $   233,445        8.80%
    Small business loans .......................         1,862.4      174,245      9.36         1,693.6       161,718        9.55
    Consumer loans .............................         3,766.4      312,115      8.29         3,049.2       262,027        8.59
------------------------------------------------------------------------------------------------------------------------------------
        Total loans (2).........................         9,142.2      783,783      8.57         7,395.4       657,190        8.89
------------------------------------------------------------------------------------------------------------------------------------
    Securities available for sale ..............         2,619.6      167,004      6.38         2,693.6       178,216        6.62
    Securities held to maturity ................               -            -         -               -             -           -
------------------------------------------------------------------------------------------------------------------------------------
        Total securities .......................         2,619.6      167,004      6.38         2,693.6       178,216        6.62
------------------------------------------------------------------------------------------------------------------------------------
    Short-term investments .....................           237.3       13,942      5.88           309.9        17,131        5.53
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........        11,999.1   $  964,729      8.04%       10,398.9   $   852,537        8.20%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............          (124.2)                                (134.2)
Noninterest-earning assets:
    Cash and due from banks ....................           442.1                                  438.1
    Other assets ...............................           575.4                                  545.0
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......         1,017.5                                  983.1
------------------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................     $  12,892.4                            $  11,247.8
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................     $     323.6   $   10,788      3.33%    $     505.1   $    13,973        2.77%
        Money market deposit accounts ..........         1,970.0       49,907      2.53         1,745.6        44,788        2.57
        Savings accounts .......................         1,104.2       35,583      3.22           792.6        23,016        2.90
        Other consumer time deposits ...........         2,924.2      151,690      5.19         2,946.8       154,075        5.23
        Public fund certificates of deposit
            of $100,000 or more ................           992.1       53,053      5.35         1,014.3        55,775        5.50
        Certificates of deposit
            of $100,000 or more ................           582.3       30,731      5.28           507.3        26,416        5.21
        Foreign time deposits ..................           226.7       11,422      5.04            98.2         5,204        5.30
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits ....         8,123.1      343,174      4.22         7,609.9       323,247        4.25
------------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................           395.2       21,304      5.39           265.6        14,558        5.48
        Repurchase agreements ..................           395.7       18,934      4.78           340.5        16,631        4.88
    Debt .......................................           710.7       39,776      5.60            94.1         5,586        5.94
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....         9,624.7   $  423,188      4.40%        8,310.1   $   360,022        4.33%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................         1,803.1                                1,632.9
    Other liabilities ..........................           203.9                                  172.3
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..         2,007.0                                1,805.2
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................         1,260.7                                1,132.5
====================================================================================================================================
            Total liabilities and
                shareholders' equity ...........     $  12,892.4                            $  11,247.8
====================================================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                   3.64%                                     3.87%
Cost of funds supporting interest-earning assets                                   3.53%                                     3.46%
Net interest income/margin .....................                   $  541,541      4.51%                  $   492,515        4.74%
====================================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

Consolidated Average Balances, Interest and Rates (Cont.)
------------------------------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                           1996                                    1995
------------------------------------------------------------------------------------------------------------------------------------
(Average balance $ in millions,                         Average                                Average
interest $ in thousands)                                Balance      Interest      Rate        Balance       Interest       Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
    Commercial loans ...........................     $   2,286.1   $  209,891      9.18%    $   1,890.8   $   182,003        9.63%
    Small business loans .......................         1,091.6      103,212      9.45           889.8        86,718        9.75
    Consumer loans .............................         2,543.9      225,806      8.88         1,986.6       172,697        8.69
------------------------------------------------------------------------------------------------------------------------------------
        Total loans (2).........................         5,921.6      538,909      9.10         4,767.2       441,418        9.26
------------------------------------------------------------------------------------------------------------------------------------
    Securities available for sale ..............         2,715.6      177,221      6.53         1,067.7        69,361        6.50
    Securities held to maturity ................               -            -         -         2,111.4       134,184        6.36
------------------------------------------------------------------------------------------------------------------------------------
        Total securities .......................         2,715.6      177,221      6.53         3,179.1       203,545        6.40
------------------------------------------------------------------------------------------------------------------------------------
    Short-term investments .....................           253.1       13,481      5.33           185.9        10,928        5.88
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........         8,890.3   $  729,611      8.20%        8,132.2   $   655,891        8.06%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............          (159.5)                                (170.2)
Noninterest-earning assets:
    Cash and due from banks ....................           388.1                                  369.5
    Other assets ...............................           443.4                                  363.0
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......           831.5                                  732.5
------------------------------------------------------------------------------------------------------------------------------------
        Total assets ...........................     $   9,562.3                            $   8,694.5
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................     $     491.8   $   12,793      2.60%    $     807.3   $    17,894        2.22%
        Money market deposit accounts ..........         1,625.0       39,140      2.41         1,299.8        34,411        2.65
        Savings accounts .......................           493.1       10,795      2.19           470.9        10,666        2.27
        Other consumer time deposits ...........         2,673.1      146,280      5.47         2,432.6       135,420        5.57
        Public fund certificates of deposit
            of $100,000 or more ................           926.9       50,065      5.40           756.5        44,555        5.89
        Certificates of deposit
            of $100,000 or more ................           398.1       20,639      5.18           310.8        15,317        4.93
        Foreign time deposits ..................            41.8        2,261      5.41            35.1         2,018        5.75
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits ....         6,649.8      281,973      4.24         6,113.0       260,281        4.26
------------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................            51.2        2,643      5.16            55.2         3,184        5.77
        Repurchase agreements ..................           281.8       13,244      4.70           215.5        11,202        5.20
    Debt .......................................            32.2        1,969      6.11            29.6         1,893        6.40
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....         7,015.0   $  299,829      4.27%        6,413.3   $   276,560        4.31%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................         1,433.8                                1,327.7
    Other liabilities ..........................           162.8                                  136.4
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..         1,596.6                                1,464.1
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................           950.7                                  817.1
====================================================================================================================================
            Total liabilities and
                shareholders' equity ...........     $   9,562.3                            $   8,694.5
====================================================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                   3.93%                                     3.75%
Cost of funds supporting interest-earning assets                                   3.37%                                     3.40%
Net interest income/margin .....................                   $  429,782      4.83%                  $   379,331        4.66%
====================================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.



Consolidated Average Balances, Interest and Rates (Cont.)
----------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                                1994
----------------------------------------------------------------------------------------------------------
                                                                                             5-Year
                                                                                            Compound
                                                                                           Growth Rate
(Average balance $ in millions,                        Average                             For Average
interest $ in thousands)                               Balance       Interest      Rate     Balances
----------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning assets:
    Commercial loans
    Small business loans
    Consumer loans
----------------------------------------------------------------------------------------------------------
        Total loans (2).........................     $   4,002.6   $  349,818      8.74%       20.0%
----------------------------------------------------------------------------------------------------------
    Securities available for sale ..............         1,198.8       68,682      5.73        21.1
    Securities held to maturity ................         2,391.1      133,609      5.59      (100.0)
----------------------------------------------------------------------------------------------------------
        Total securities .......................         3,589.9      202,291      5.63        (5.2)
----------------------------------------------------------------------------------------------------------
    Short-term investments .....................           248.9       10,184      4.09       (12.2)
----------------------------------------------------------------------------------------------------------
        Total interest-earning assets ..........         7,841.4   $  562,293      7.17%        9.7%
----------------------------------------------------------------------------------------------------------
Reserve for possible loan losses ...............          (198.0)                             (11.2)
Noninterest-earning assets:
    Cash and due from banks ....................           364.9                                5.8
    Other assets ...............................           373.6                                7.8
----------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets .......           738.5                                6.9
----------------------------------------------------------------------------------------------------------
        Total assets ...........................     $   8,381.9                                9.9%
==========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ...........................     $     890.1       16,370      1.84%      (17.2)%
        Money market deposit accounts ..........         1,379.5       34,226      2.48         7.5
        Savings accounts .......................           511.0       11,261      2.20        17.8
        Other consumer time deposits ...........         2,178.9       93,021      4.27         6.7
        Public fund certificates of deposit
            of $100,000 or more ................           687.8       28,723      4.18         8.1
        Certificates of deposit
            of $100,000 or more ................           306.3       11,642      3.80         9.8
        Foreign time deposits ..................            17.1          794      4.64       114.4
----------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits ....         5,970.7      196,037      3.28         6.8
----------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased ................            39.7        1,602      4.04        61.6
        Repurchase agreements ..................           144.1        4,933      3.42        25.8
    Debt .......................................            35.8        3,180      8.87        76.6
----------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities .....         6,190.3   $  205,752      3.32%        9.7
----------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Demand deposits ............................         1,285.4                                8.9
    Other liabilities ..........................           175.6                                2.8
----------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ..         1,461.0                                8.1
----------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................           730.6                               14.2
==========================================================================================================
            Total liabilities and
                shareholders' equity ...........     $   8,381.9                                9.9%
==========================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                   3.85%
Cost of funds supporting interest-earning assets                                   2.62%
Net interest income/margin .....................                   $  356,541      4.55%
==========================================================================================================
-------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

GRAPHIC MATERIAL INDEX

GRAPHIC DESCRIPTION                     CROSS REFERENCE
-------------------                     ---------------

Average Earning Asset Mix Pie Chart     See Consolidated Average Balances,
                                             Interest and Rates

Total Loans Bar Graph                   See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Total Deposits Bar Graph                See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Net Interest Income Bar Graph           See Consolidated Average Balances,
                                             Interest and Rates

Efficiency Ratio Bar Graph              See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Total Shareholders' Equity Bar Graph    See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Annual Common Dividends Bar Graph       See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Report of Ernst & Young LLP, Independent Auditors



The Board of Directors and Shareholders
Hibernia Corporation



We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Ernst & Young, LLP

New Orleans, Louisiana
January 12, 1999


Consolidated Balance Sheets

Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                             1998                 1997
----------------------------------------------------------------------------------------------------------
Assets
  Cash and due from banks .................................        $    555,756         $    580,235
  Short-term investments ..................................             350,132              485,015
  Securities available for sale ...........................           2,676,311            2,628,164
  Loans, net of unearned income ...........................          10,006,182            8,286,492
      Reserve for possible loan losses ....................            (127,976)            (124,381)
----------------------------------------------------------------------------------------------------------
          Loans, net ......................................           9,878,206            8,162,111
----------------------------------------------------------------------------------------------------------
  Bank premises and equipment .............................             187,978              190,020
  Customers' acceptance liability .........................                 331                  144
  Other assets ............................................             362,817              342,495
----------------------------------------------------------------------------------------------------------
          Total assets ....................................        $ 14,011,531         $ 12,388,184
==========================================================================================================

Liabilities
  Deposits:
      Noninterest-bearing .................................        $  2,026,219         $  1,820,896
      Interest-bearing ....................................           8,576,787            7,993,522
----------------------------------------------------------------------------------------------------------
          Total deposits ..................................          10,603,006            9,814,418
----------------------------------------------------------------------------------------------------------
  Short-term borrowings ...................................           1,134,136              719,961
  Liability on acceptances ................................                 331                  144
  Other liabilities .......................................             150,268              151,032
  Debt ....................................................             805,689              506,548
----------------------------------------------------------------------------------------------------------
          Total liabilities ...............................          12,693,430           11,192,103
----------------------------------------------------------------------------------------------------------
Shareholders'  equity
Preferred  Stock, no par value:
 Authorized - 100,000,000 shares; 2,000,000 Series A
 issued and outstanding at December 31, 1998
  and 1997, respectively ..................................             100,000              100,000
 Class A Common Stock, no par value:
  Authorized - 300,000,000  shares;  issued and  outstanding -
  156,400,398  and  155,079,094 at December 31, 1998 and
  1997, respectively ......................................             300,289              297,752
  Surplus .................................................             407,436              394,479
  Retained earnings .......................................             521,016              406,335
  Accumulated other comprehensive income ..................              27,111               14,902
  Unearned compensation ...................................             (37,751)             (17,387)
----------------------------------------------------------------------------------------------------------
          Total shareholders' equity ......................           1,318,101            1,196,081
----------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity ......        $ 14,011,531         $ 12,388,184
==========================================================================================================
-------------
See notes to consolidated financial statements.


Consolidated Income Statements

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per-share data)       1998            1997            1996
-----------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans .............................      $ 779,401       $ 653,260       $ 535,016
    Interest on securities available for sale ..............        160,379         171,667         173,601
    Interest on short-term investments .....................         13,942          17,131          13,481
-----------------------------------------------------------------------------------------------------------------
        Total interest income ..............................        953,722         842,058         722,098
-----------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits ...................................        343,174         323,247         281,973
    Interest on short-term borrowings ......................         40,238          31,189          15,887
    Interest on debt .......................................         39,776           5,586           1,969
-----------------------------------------------------------------------------------------------------------------
        Total interest expense .............................        423,188         360,022         299,829
-----------------------------------------------------------------------------------------------------------------
Net interest income ........................................        530,534         482,036         422,269
    Provision for possible loan losses .....................         26,000           3,148         (12,127)
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses        504,534         478,888         434,396
-----------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ............................         85,567          78,132          64,982
    Trust fees .............................................         16,678          15,519          14,055
    Retail investment service fees .........................         17,231          12,070           8,659
    Mortgage loan origination and servicing fees ...........         15,235           9,642           8,131
    Other service, collection and exchange charges .........         28,446          22,636          18,898
    Other operating income .................................         16,100          13,273          11,128
    Securities gains (losses), net .........................          5,678           2,725          (5,152)
-----------------------------------------------------------------------------------------------------------------
        Total noninterest income ...........................        184,935         153,997         120,701
-----------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits .........................        207,132         203,044         181,138
    Occupancy expense, net .................................         33,923          33,956          30,244
    Equipment expense ......................................         30,584          30,808          31,723
    Data processing expense ................................         28,808          26,181          22,813
    Advertising and promotional expense ....................         14,991          15,634          10,907
    Foreclosed property expense, net .......................           (999)         (3,235)         (1,786)
    Amortization of intangibles ............................         16,715          14,593           7,791
    Other operating expense ................................         85,430          88,273          76,985
-----------------------------------------------------------------------------------------------------------------
        Total noninterest expense ..........................        416,584         409,254         359,815
-----------------------------------------------------------------------------------------------------------------
Income before income taxes .................................        272,885         223,631         195,282
Income tax expense .........................................         94,256          78,835          67,389
-----------------------------------------------------------------------------------------------------------------
Net income .................................................      $ 178,629       $ 144,796       $ 127,893
=================================================================================================================
Net income applicable to common shareholders ...............      $ 171,729       $ 137,896       $ 126,153
=================================================================================================================
Net income per common share ................................      $    1.12       $    0.90       $    0.83
=================================================================================================================
Net income per common share - assuming dilution ............      $    1.10       $    0.89       $    0.82
=================================================================================================================
--------------
See notes to consolidated financial statements.


Consolidated Statements of Changes in Shareholders' Equity

Hibernia Corporation and Subsidiaries
($ in thousands, except per-share data)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Accumulated
                                                                                                      Other
                                                 Preferred    Common                 Retained   Comprehensive          Comprehensive
                                                    Stock      Stock      Surplus    Earnings        Income     Other      Income
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995 .................   $      -   $295,265   $ 367,269    $ 234,158    $ 18,680    $(14,573)
Net income for 1996 ...........................          -          -           -      127,893           -           -    $ 127,893
Unrealized gains (losses) on securities,
  net of reclassification adjustments .........          -          -           -            -     (10,662)          -      (10,662)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ..........................                                                                            $117,231
------------------------------------------------------------------------------------------------------------------------------------
Issuance of preferred stock ...................    100,000          -      (2,000)           -           -           -
Issuance of common stock:
   Dividend Reinvestment Plan .................          -        276       1,310            -           -           -
   Stock Option Plan ..........................          -        282         844            -           -         483
   Retirement Security Plan ...................          -        383       1,862            -           -           -
   Restricted stock awards ....................          -          9          44            -           -          11
   By pooled companies prior to merger ........          -          -       2,163            -           -           -
Cash dividends declared:
   Preferred ($.87 per share) .................          -          -           -       (1,740)          -           -
   Common ($.29 per share) ....................          -          -           -      (34,916)          -           -
   By pooled companies prior to merger ........          -          -           -       (6,879)          -           -
Acquisition of treasury stock .................          -          -           -            -           -        (880)
Purchase of common shares by ESOP .............          -          -           -            -           -        (306)
Allocation of ESOP shares .....................          -          -         774            -           -       1,378
Other .........................................          -          -        (118)      (2,103)          -           -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996 .................    100,000    296,215     372,148      316,413       8,018     (13,887)
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1997 ...........................          -          -           -      144,796           -           -    $ 144,796
Unrealized gains (losses) on securities,
  net of reclassification adjustments .........          -          -           -            -       6,884           -        6,884
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ..........................                                                                            $151,680
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Dividend Reinvestment Plan .................          -        418       2,693            -           -         477
   Stock Option Plan ..........................          -      1,068       4,457            -           -         166
   Retirement Security Plan ...................          -         44         265            -           -           -
   Restricted stock awards ....................          -          7          45            -           -           -
   Director compensation ......................          -          -          32            -           -         225
   By pooled companies prior to merger ........          -          -      13,919            -           -           -
Cash dividends declared:
   Preferred ($3.45 per share) ................          -          -           -       (6,900)          -           -
   Common ($.33 per share) ....................          -          -           -      (42,109)          -           -
   By pooled companies prior to merger ........          -          -           -       (5,865)          -
Acquisition of treasury stock .................          -          -           -            -           -        (299)
Purchase of common shares by ESOP .............          -          -           -            -           -      (5,021)
Allocation of ESOP shares .....................          -          -         920            -           -         952
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997 .................    100,000    297,752     394,479      406,335      14,902     (17,387)
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1998 ...........................          -          -           -      178,629           -           -    $ 178,629
Unrealized gains (losses) on securities,
  net of reclassification adjustments .........          -          -           -            -      12,209           -       12,209
Comprehensive income ..........................                                                                            $190,838
Issuance of common stock:
   Stock Option Plan ..........................          -        949       4,189            -           -           -
   Restricted stock awards ....................          -        870       7,433            -           -           -
   Exercise of purchase warrants ..............          -        409         177            -           -           -
Cash dividends declared:
   Preferred ($3.45 per share) ................          -          -           -       (6,900)          -           -
   Common ($.375 per share) ...................          -          -           -      (56,647)          -           -
   By pooled companies prior to merger ........          -          -           -         (401)          -           -
Purchase of common shares by ESOP .............          -          -           -            -           -     (23,630)
Allocation of ESOP shares .....................          -          -         943            -           -       3,266
Other .........................................          -        309         215            -           -           -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998 .................   $100,000   $300,289   $ 407,436    $ 521,016    $ 27,111    $(37,751)
------------------------------------------------------------------------------------------------------------------------------------
----------------
See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                            1998             1997             1996
----------------------------------------------------------------------------------------------------------------------------------
Operating activities
  Net income ............................................................     $   178,629      $   144,796      $   127,893
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for possible loan losses .............................          26,000            3,148          (12,127)
         Amortization of intangibles and deferred charges ...............          16,317           14,125            7,799
         Depreciation and amortization ..................................          27,710           28,869           29,207
         Premium amortization, net of discount accretion ................           4,155            2,747            5,197
         Realized securities (gains) losses, net ........................          (5,678)          (2,725)           5,152
         Gains on sales of assets, net ..................................            (122)          (3,251)          (2,742)
         Provision for losses on foreclosed and other assets ............             622            2,351            1,267
         Decrease in deferred income tax asset ..........................             689           12,342            7,487
         Increase in interest receivable and other assets ...............         (20,586)          (8,550)          (9,073)
         (Decrease) increase in interest payable and other liabilities ..          11,573           (2,187)          34,345
----------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities ........................         239,309          191,665          194,405
----------------------------------------------------------------------------------------------------------------------------------
Investing activities
  Purchases of securities available for sale ............................      (1,815,620)        (845,733)        (588,869)
  Proceeds from maturities of securities available for sale .............       1,013,375          666,968          775,656
  Proceeds from sales of securities available for sale ..................         774,314          278,104          404,902
  Net increase in loans .................................................      (2,210,466)      (1,677,004)      (1,323,109)
  Proceeds from sales of loans ..........................................       1,496,851          509,456          310,896
  Purchases of loans ....................................................      (1,039,977)        (347,229)         (15,205)
  Acquisitions, net of cash acquired of $64,095 and $184,991 for the
    years ended December 31, 1997 and 1996, respectively ................               -           56,563          (73,861)
  Purchases of premises, equipment and other assets .....................         (45,744)         (33,466)         (31,606)
  Proceeds from sales of foreclosed assets and excess bank-owned property           7,219           14,758            8,083
  Proceeds from sales of premises, equipment and other assets ...........           1,259            1,101           (4,062)
----------------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities ............................      (1,818,789)      (1,376,482)        (537,175)
----------------------------------------------------------------------------------------------------------------------------------
Financing activities
  Net increase in deposits ..............................................         788,656          602,038          488,727
  Net increase in short-term borrowings .................................         414,175          376,410           27,721
  Proceeds from issuance of debt ........................................         600,000          500,000          120,743
  Payments on debt ......................................................        (300,859)         (50,644)        (101,657)
  Proceeds from issuance of preferred stock .............................               -                -           98,000
  Proceeds from issuance of common stock ................................           5,724            9,539            7,578
  Purchase of common stock by ESOP ......................................         (23,630)          (5,021)            (306)
  Dividends paid ........................................................         (63,948)         (54,889)         (41,650)
  Acquisition of treasury stock .........................................               -             (299)            (880)
----------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities ........................       1,420,118        1,377,134          598,276
----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents ........................        (159,362)         192,317          255,506
  Cash and cash equivalents at beginning of year ........................       1,065,250          872,933          617,427
----------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year .........................     $   905,888      $ 1,065,250      $   872,933
==================================================================================================================================

Supplemental disclosures Cash paid during the year for:
   Interest expense .....................................................     $   425,747      $   362,670      $   294,057
   Income taxes .........................................................     $    87,629      $    62,935      $    55,588
Non-cash investing and financing activities:
   Loans and bank premises and equipment transferred to foreclosed
      assets and excess bank-owned property .............................     $    13,143      $     7,714      $     4,761
   Acquisitions:
      Common stock issued ...............................................     $         -      $    13,968      $         -
      Fair value of assets acquired .....................................     $         -      $   161,762      $ 1,227,391
      Fair value of liabilities assumed .................................     $         -      $   140,262      $   968,539
==================================================================================================================================
----------------
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Hibernia Corporation and Subsidiaries

Note 1
Summary of Significant Accounting Policies
         Hibernia Corporation (the Parent Company), through its wholly owned subsidiaries, Hibernia National Bank and Hibernia National Bank of Texas (the Banks), provides a broad array of financial products and services throughout Louisiana and East Texas. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; venture capital; corporate finance; treasury management and trust. The Banks, through wholly owned subsidiaries, also provide insurance products, retail brokerage and alternative investments, including mutual funds and annuities. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank in a transaction that was accounted for at historical cost in a manner similar to that of a pooling-of-interest transaction.
         The  accounting   principles  followed  by  Hibernia   Corporation  and
Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry.

Consolidation
         The consolidated financial statements include the accounts of the Parent Company and its wholly owned subsidiaries: Hibernia National Bank, Hibernia National Bank of Texas, Hibernia Capital Corporation (HCC) and Zachary Taylor Life Insurance Company (Zachary Taylor). HCC, a licensed Small Business Investment Company, provides equity capital and long-term loans to small businesses. Zachary Taylor is currently inactive, and the Parent Company has an agreement with the Federal Reserve Bank whereby Zachary Taylor will not be actively operated as an insurance company without Federal Reserve Board approval.
         These consolidated financial statements give retroactive effect to mergers accounted for as poolings of interests. In addition, the effects of mergers accounted for as purchase transactions have been included from the date of consummation (see Note 2).
         All significant intercompany transactions and balances have been eliminated.

Cash and Cash Equivalents
         Cash  and  cash   equivalents   include   cash  and  due  from   banks,
interest-bearing time deposits in domestic banks, federal funds sold and securities purchased under agreements to resell and trading account assets.

Securities
         Management determines the appropriate classification of debt securities (trading, available for sale, or held to maturity) at the time of purchase and re-evaluates this classification periodically. Securities classified as trading account assets are held for sale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.
         Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized cost.
Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in shareholders' equity and included in other comprehensive income.
         The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

Loans
         Loans are stated at the principal amounts outstanding, less unearned income and the reserve for possible loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.
         Commercial and small business loans are placed in nonaccrual status when, in management's opinion, there is doubt concerning full collectibility of both principal and interest. All commercial and small business nonaccrual loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

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

Income Taxes
         The Parent Company and its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes using the liability method. Temporary differences occur between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are recorded for these differences based on enacted tax rates and laws that will be in effect when the differences are expected to reverse.
         Hibernia National Bank is subject to a Louisiana shareholders' tax, which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income tax. Hibernia National Bank of Texas is subject to Texas franchise tax.

Derivative Financial Instruments
         The Company may enter into derivative financial instruments for purposes other than trading to assist in the management of its exposure to interest rate risk. Derivative financial instruments used for asset and liability hedges are recorded using the accrual method of accounting. Under this method the expected differential to be paid or received is accrued in the appropriate income or expense caption on the income statement (i.e., hedge of a loan in interest income, hedge of a deposit or debt in interest expense). The fair value of these instruments and the changes in the fair value are not recognized in the financial statements. In addition, the Company may enter into derivative financial instruments to manage its exposure to changes in interest rates on the market value of its securities available for sale portfolio. These instruments are recorded using the fair value method of accounting. Under this method, gains and losses are recognized, net of tax, in shareholders' equity and are included in other comprehensive income.
         The Company may also enter into derivative financial instruments for trading purposes. These instruments are recorded using the fair value method of accounting. Changes in the fair value of these instruments are recorded in noninterest income.

Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification
         Certain items included in the consolidated financial statements for 1997 and 1996 have been reclassified to conform with the 1998 presentation.

Recent Accounting Pronouncements
         In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations, including related goodwill, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS No. 121 in the first quarter of 1996 did not have a material effect on the financial condition or operating results of the Company.
         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to cease to recognize financial and servicing assets when control has been surrendered in accordance with the criteria provided in SFAS No. 125. Subsequently, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," which deferred until January 1, 1998, the implementation of certain aspects of the original statement. The adoption of SFAS No. 125 in the first quarter of 1998 did not have a material impact on the financial condition or operating results of the Company.
         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position
(SOP) 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The adoption of SOP 98-1 is not expected to have a material impact on the financial condition or operating results of the Company.
         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for financial statements for years beginning after June 15, 1999. Because of the limited use of derivatives, management does not anticipate that the adoption of SFAS No. 133 will have a material impact on the financial condition or operating results of the Company.


Note 2
Mergers
         The Company completed mergers with five financial institutions in 1996, two in Louisiana and one in East Texas which were accounted for as poolings of interests, and two in Louisiana which were accounted for as purchase transactions. In 1997, the Company completed mergers with two East Texas financial institutions which were accounted for as poolings of interests. In 1998, the Company completed mergers with four financial institutions, three in Louisiana and one in East Texas, all of which were accounted for as poolings of interests. The Company completed mergers with FNB Bancshares, Inc.(FNB), Bunkie Bancshares, Inc. (Bunkie), CM Bank Holding Company, Inc. (Calcasieu), St. Bernard Bank & Trust Co. (St. Bernard) and Texarkana National Bancshares, Inc. (Texarkana) in 1996; Executive Bancshares, Inc. (Executive) and Unicorp Bancshares - Texas, Inc. (Unicorp) in 1997; and Northwest Bancshares of
Louisiana, Inc. (Northwest), ArgentBank (Argent), Firstshares of Texas, Inc. (Firstshares) and Peoples Holding Corporation (Peoples) in 1998.
         The institutions with which the Company merged are collectively referred to as the "merged companies." The merged companies in transactions accounted for as poolings of interests are referred to as the "pooled companies," and institutions in transactions accounted for as purchases are referred to as the "purchased companies."
         The following table shows the merger date, consideration issued, exchange ratio and accounting method for each merger.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                        Exchange
                                         Merger Date            Consideration(1)         Ratio                 Accounting Method
------------------------------------------------------------------------------------------------------------------------------------
FNB ............................       January 1, 1996          889,640 shares           92.00:1             Pooling of interests
Bunkie .........................       January 15, 1996         1,874,760 shares         170.34:1            Pooling of interests
Calcasieu ......................       August 26, 1996          $     201,700,000        N/A                 Purchase
St. Bernard ....................       October 1, 1996          $      46,600,000        N/A                 Purchase
Texarkana ......................       December 31, 1996        6,236,621 shares         8.20:1              Pooling of interests
Executive ......................       August 31, 1997          1,161,680 shares         15.85:1             Pooling of interests
Unicorp ........................       November 7, 1997         2,233,388 shares         1.60:1              Pooling of interests
Northwest ......................       January 1, 1998          1,508,019 shares         3.90:1              Pooling of interests
Argent .........................       February 1, 1998         13,317,236 shares        2.04:1              Pooling of interests
Firstshares ....................       March 15, 1998           3,690,615 shares         7.15:1              Pooling of interests
Peoples ........................       July 1, 1998             3,562,367 shares         9.50:1              Pooling of interests
------------------------------------------------------------------------------------------------------------------------------------
----------------
(1)All shares issued were Hibernia Class A Common Stock.

         The following table shows the key components of the results of operations of the pooled companies.

------------------------------------------------------------------------------------------------------------------------------------
                                 Hibernia         1997
                                (originally     Pooled                     1998 Pooled Companies
($ in thousands)                 reported)   Companies(1)  Northwest      Argent      Firstshares       Peoples         Total
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ..........    $427,757       $ -       $4,252         $29,507        $11,599        $8,921         $482,036

Net income ...................    $137,389       $ -       $  851         $   454        $ 2,291        $3,811         $144,796
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ..........    $366,217       $9,416    $3,852         $24,449        $10,204        $8,131         $422,269

Net income ...................    $109,950       $2,868    $1,370         $ 7,738        $ 2,739        $3,228         $127,893
------------------------------------------------------------------------------------------------------------------------------------
----------------
(1)Results  of operations  for the year ended  December 31, 1997 are included in
Hibernia's results.

     Under the purchase method of accounting, the assets and liabilities of Calcasieu and St. Bernard were adjusted to their estimated fair values as of each purchase date. The excess of cost over the fair value of net assets acquired was $120,126,000 and is being amortized on a straight-line basis over 25 years. In addition, a core deposit intangible of $18,457,000 was recorded and is being amortized on an accelerated basis over 10 years. On an unaudited pro forma basis, after giving effect to the purchases of Calcasieu and St. Bernard as if the transactions had occurred at the beginning of 1996, interest and noninterest income would have been $888,228,000, net income would have been $117,108,000, and net income per common share and net income per common share - assuming dilution would have been $.77 and $.76, respectively. The effect of anticipated savings resulting from the mergers has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results.
     Hibernia is a party to definitive merger agreements with two additional financial institutions, one in Louisiana and one in East Texas, which are pending certain regulatory and shareholder approval. The Company anticipates that these mergers will be consummated in early 1999 and that they will be accounted for as poolings of interests. In addition, Hibernia has signed an agreement with Chase Bank of Texas, N.A. to purchase the assets and assume the liabilities of its Beaumont, Texas operations. This purchase transaction is expected to be consummated in the second quarter of 1999. The following table contains information regarding institutions with which Hibernia has entered into definitive merger agreements and the pending purchase of the Beaumont operations of the Chase Bank of Texas, N.A.

---------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                         December 31, 1998               Estimated Consideration
---------------------------------------------------------------------------------------------------------------------------
                                                        Number        Total                           Value of Shares
         Institution                                  of Offices     Assets           Consideration    to Be Issued*
---------------------------------------------------------------------------------------------------------------------------
MarTex Bancshares, Inc. .........................         9        $  319,579        3,450,000 shares      $ 59,944
First Guaranty Bank .............................         6           276,663        4,021,517 shares        69,874
Beaumont operations of
     Chase Bank of Texas, N.A ...................         4           465,405        $ 87,000                  N/A
---------------------------------------------------------------------------------------------------------------------------
             Total ..............................        19        $1,061,647                              $129,818
---------------------------------------------------------------------------------------------------------------------------
---------------
*Based on the December 31, 1998 market value of $17.375 per share


Note 3
Short-Term Investments
         The following is a summary of short-term investments.

-------------------------------------------------------------------------------------
($ in thousands)                                               December 31
                                                          1998             1997
-------------------------------------------------------------------------------------
Federal funds sold and securities purchased
    under agreements to resell .................        $348,991        $446,598
Interest-bearing time deposits in domestic banks           1,141           2,474
Trading account assets .........................               -          35,943
-------------------------------------------------------------------------------------
    Total short-term investments ...............        $350,132        $485,015
-------------------------------------------------------------------------------------


Note 4
Securities
         The following is a summary of securities classified as available for sale. The Company had no securities classified as held to maturity during the three-year period ended December 31, 1998.

---------------------------------------------------------------------------------------------------------
($ in thousands)                                                 December 31, 1998
---------------------------------------------------------------------------------------------------------
                                             Amortized         Fair         Unrealized   Unrealized
Type                                            Cost           Value          Gains        Losses
---------------------------------------------------------------------------------------------------------
  U.S. Treasuries ....................      $  250,430      $  254,538      $ 4,108      $    -
  U.S. government agencies:
     Mortgage-backed securities ......         959,765         971,114       14,394       3,045
     Bonds ...........................       1,118,077       1,134,231       18,035       1,881
   States and political subdivisions..         231,146         241,056       10,107         197
   Other .............................          75,184          75,372          188           -
---------------------------------------------------------------------------------------------------------
     Total securities available for sale    $2,634,602      $2,676,311      $46,832      $5,123
=========================================================================================================

---------------------------------------------------------------------------------------------------------
($ in thousands)                                               December 31, 1997
---------------------------------------------------------------------------------------------------------
                                             Amortized         Fair       Unrealized    Unrealized
Type                                            Cost           Value         Gains       Losses
---------------------------------------------------------------------------------------------------------
  U.S. Treasuries ....................      $  430,601      $  433,802      $ 3,210      $     9
  U.S. government agencies:
     Mortgage-backed securities ......       1,287,369       1,296,852       18,074        8,591
     Bonds ...........................         578,669         581,950        4,506        1,225
   States and political subdivisions..         241,816         248,927        7,524          413
   Other .............................          66,659          66,633          318          344
---------------------------------------------------------------------------------------------------------
     Total securities available for sale    $2,605,114      $2,628,164      $33,632      $10,582
=========================================================================================================

         The following is a summary of realized gains and losses from the sale of securities available for sale.

-------------------------------------------------------------------------------------
($ in thousands)                                 Year Ended December 31
-------------------------------------------------------------------------------------
                                          1998            1997            1996
-------------------------------------------------------------------------------------
Realized gains .................        $ 6,135         $ 2,840         $   463
Realized losses ................           (457)           (115)         (5,615)
-------------------------------------------------------------------------------------
     Net realized gains (losses)        $ 5,678         $ 2,725         $(5,152)
=====================================================================================

         Securities with carrying values of $2,541,050,000 and $2,315,582,000 at December 31, 1998 and 1997, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements.

---------------------------------------------------------------------------
($ in thousands)                                   December 31
---------------------------------------------------------------------------
                                             1998              1997
---------------------------------------------------------------------------
U.S. Treasuries .................        $  254,538        $  357,511
U.S. government agencies:
   Mortgage-backed securities ...           969,468         1,230,599
   Bonds ........................         1,130,546           527,178
States and political subdivisions           185,491           195,766
Other ...........................             1,007             4,528
---------------------------------------------------------------------------
     Total pledged securities ...        $2,541,050        $2,315,582
===========================================================================

         The amortized cost and estimated fair value by maturity of securities available for sale are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

($ in thousands)                                    December 31, 1998
---------------------------------------------------------------------------------
                                                Amortized           Fair
                                                   Cost             Value
---------------------------------------------------------------------------------
Due in 1 year or less .................        $  180,286        $  181,334
Due after 1 year through 5 years ......           463,687           470,023
Due after 5 years through 10 years ....         1,036,374         1,055,974
Due after 10 years ....................           954,255           968,980
---------------------------------------------------------------------------------
    Total securities available for sale        $2,634,602        $2,676,311
=================================================================================


Note 5
Loans
         The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type. The change in small business commercial and industrial and small business other balances from 1997 to 1998 reflects the reclassification of pooled companies' loans to their appropriate category after converting to Hibernia's loan system.

-------------------------------------------------------------------------------------------
($ in thousands)                                                  December 31
-------------------------------------------------------------------------------------------
                                                            1998              1997
-------------------------------------------------------------------------------------------
Commercial:
    Commercial and industrial ..................        $ 1,371,174        $1,089,199
    Services industry ..........................          1,055,589           719,648
    Real estate ................................            457,427           444,188
    Health care ................................            306,522           251,724
    Transportation, communications and utilities            211,986           253,617
    Energy .....................................            421,998           278,988
    Other ......................................             55,140            54,170
-------------------------------------------------------------------------------------------
        Total commercial .......................          3,879,836         3,091,534
-------------------------------------------------------------------------------------------
Small Business:
    Commercial and industrial ..................            678,700           981,290
    Services industry ..........................            440,194           309,916
    Real estate ................................            274,661           178,980
    Health care ................................            107,616            74,134
    Transportation, communications and utilities             82,175            38,048
    Energy .....................................             46,312            17,314
    Other ......................................            347,975           259,487
-------------------------------------------------------------------------------------------
        Total small business ...................          1,977,633         1,859,169
-------------------------------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ........................          2,195,882         1,591,222
        Junior liens ...........................            190,073           129,357
    Indirect ...................................            850,501           748,391
    Revolving credit ...........................            325,788           282,876
    Other ......................................            586,469           583,943
-------------------------------------------------------------------------------------------
        Total consumer .........................          4,148,713         3,335,789
-------------------------------------------------------------------------------------------
        Total loans ............................        $10,006,182        $8,286,492
===========================================================================================

         The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

($ in thousands)                            December 31
------------------------------------------------------------------
                                        1998           1997
------------------------------------------------------------------
Nonaccrual loans .............        $40,152        $22,598
Restructured loans ...........              -              -
------------------------------------------------------------------
   Nonperforming loans .......         40,152         22,598
------------------------------------------------------------------
Foreclosed assets ............          9,618          2,577
Excess bank-owned property ...          2,648          2,360
------------------------------------------------------------------
    Total nonperforming assets        $52,418        $27,535
==================================================================


         At December 31, 1998 and 1997 the recorded investment in loans that were considered to be impaired was $36,540,000 and $17,168,000, respectively. Included in the 1998 and 1997 amounts were $33,226,000 and $15,111,000, respectively, of impaired loans for which the related reserve for possible loan losses was $9,798,000 and $2,560,000, respectively. At December 31, 1998 and 1997 impaired loans that did not have a reserve for possible loan losses amounted to $3,314,000 and $2,057,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1998, 1997 and 1996 was approximately $26,911,000, $16,466,000 and $15,818,000, respectively.
         Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1998, 1997 and 1996, the Company recognized interest income on impaired loans of $1,682,000, $1,199,000 and $2,296,000, respectively.
         Interest income in the amount of $3,274,000 for 1998, $2,042,000 for 1997 and $3,242,000 for 1996 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $1,682,000, $1,199,000 and $2,296,000 of interest income on nonperforming loans during 1998, 1997 and 1996, respectively.
         The following is a summary of activity in the reserve for possible loan losses.

-----------------------------------------------------------------------------------------------------
($ in thousands)                                             Year Ended December 31
-----------------------------------------------------------------------------------------------------
                                                    1998              1997             1996
-----------------------------------------------------------------------------------------------------
Balance at beginning of year ............        $ 124,381         $ 143,566         $ 165,099
    Loans charged off ...................          (39,702)          (45,596)          (36,228)
    Recoveries ..........................           17,297            22,784            20,608
-----------------------------------------------------------------------------------------------------
      Net loans charged off .............          (22,405)          (22,812)          (15,620)
-----------------------------------------------------------------------------------------------------
    Provision for possible loan losses ..           26,000             3,148           (12,127)
    Addition due to purchase transactions                -               479             6,214
-----------------------------------------------------------------------------------------------------
Balance at end of year ..................        $ 127,976         $ 124,381         $ 143,566
=====================================================================================================


Note 6
Bank Premises and Equipment
         The following tables detail bank premises and equipment and related depreciation and amortization expense.

----------------------------------------------------------------------------------------
($ in thousands)                                                      December 31
----------------------------------------------------------------------------------------
                                                          1998              1997
----------------------------------------------------------------------------------------
Land .........................................        $  37,422         $  37,327
Buildings ....................................          173,843           170,819
Leasehold improvements .......................           30,660            29,265
Furniture and equipment ......................          128,249           152,712
----------------------------------------------------------------------------------------
                                                        370,174           390,123
Less accumulated depreciation and amortization         (182,196)         (200,103)
----------------------------------------------------------------------------------------
Total bank premises and equipment ............        $ 187,978         $ 190,020
========================================================================================

----------------------------------------------------------------------------
($ in thousands)                         Year Ended December 31
----------------------------------------------------------------------------
                                   1998           1997           1996
----------------------------------------------------------------------------
Provisions for depreciation
and amortization included in:
        Occupancy expense        $10,872        $ 9,335        $ 7,658
        Equipment expense         16,615         17,700         20,513
----------------------------------------------------------------------------
Total depreciation and
   amortization expense..        $27,487        $27,035        $28,171
============================================================================


Note 7
Deposits
         At December 31, 1998 time deposits with a remaining maturity of one year or more amounted to $877,111,000. Maturities of all time deposits are as follows: 1999 - $3,655,353,000; 2000 - $647,942,000; 2001 - $63,575,000; 2002 -
$50,489,000; 2003 - $31,946,000; and thereafter $83,159,000.
         Domestic certificates of deposit of $100,000 or more amounted to $1,709,755,000 and $1,633,796,000 at December 31, 1998 and 1997, respectively.
Interest on these certificates amounted to $83,784,000, $82,191,000 and $70,704,000 in 1998, 1997 and 1996, respectively.
         Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $321,537,000 and $187,517,000 at December 31, 1998 and 1997, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $11,422,000, $5,204,000 and $2,261,000 for 1998, 1997 and 1996,
respectively.


Note 8
Short-Term Borrowings
         The following is a summary of short-term borrowings.

-------------------------------------------------------------------------------------
($ in thousands)                                               December 31
-------------------------------------------------------------------------------------
                                                          1998             1997
-------------------------------------------------------------------------------------
Federal funds purchased ......................        $  705,320        $317,554
Securities sold under agreements to repurchase           390,743         343,951
Federal Reserve Bank treasury, tax and
  loan account ...............................            38,073          58,456
-------------------------------------------------------------------------------------
    Total short-term borrowings ..............        $1,134,136        $719,961
=====================================================================================

         Federal funds purchased and securities sold under agreements to repurchase generally mature within one to 14 days from the transaction date. The Federal Reserve Bank treasury, tax and loan account is an open-ended note option with the Federal Reserve Bank of Atlanta. The following is a summary of pertinent data related to short-term borrowings.

-----------------------------------------------------------------------------------------
($ in thousands)                                       December 31
-----------------------------------------------------------------------------------------
                                          1998             1997             1996
-----------------------------------------------------------------------------------------
Outstanding at December 31 ...        $1,134,136         $719,961         $343,551
Maximum month-end outstandings        $1,134,136         $938,716         $377,189
Average daily outstandings ...        $  790,890         $606,102         $332,975
Average rate during the year..               5.1%             5.2%             4.8%
Average rate at year end .....               5.0%             5.7%             5.0%
=========================================================================================


Note 9
Debt
         The following is a summary of outstanding debt.

-------------------------------------------------------------------------------
($ in thousands)                                       December 31
-------------------------------------------------------------------------------
                                                    1998           1997
-------------------------------------------------------------------------------
Federal Home Loan Bank callable advances         $300,000        $300,000
Federal Home Loan Bank long-term advances         505,689         206,548
-------------------------------------------------------------------------------
    Total debt ..........................        $805,689        $506,548
===============================================================================

         The Federal Home Loan Bank (FHLB) advances are secured by the Company's investment in FHLB stock, which totaled $43,032,000 and $34,897,000 at December 31, 1998 and 1997, respectively, and also by a blanket floating lien on portions of the Company's residential loan portfolio.
         The FHLB callable advances require monthly interest payments and mature in 2008. Callable advances of $100,000,000 accrue interest at a rate of 4.76% and $200,000,000 accrue interest at a rate of 5.28%. The FHLB may demand payment on the callable advances at quarterly intervals which began in December 1998 for the $100,000,000 advance and which begin in June 2003 for the $200,000,000 advance. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The FHLB long-term advances accrue interest at contractual rates of 4.61% to 8.36%, are due in monthly installments of approximately $2,539,000, including interest, and are scheduled to amortize through various dates between 1999 and 2015. However, should the loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.
         Maturities of debt are as follows: 1999 - $100,840,000; 2000 - $100,853,000; 2001 - $301,014,000; 2002 - $741,000; 2003 - $429,000; and
thereafter - $301,812,000.


Note 10
Other Assets and Other Liabilities
         The following are summaries of other assets and other liabilities.

----------------------------------------------------------------------------
($ in thousands)                                      December 31
----------------------------------------------------------------------------
                                                 1998            1997
----------------------------------------------------------------------------
Other assets:
    Accrued interest receivable ......        $ 91,412        $ 82,750
    Foreclosed assets and excess
      bank-owned property ............          12,266           4,937
    Deferred income taxes ............          27,010          34,063
    Goodwill, net ....................         138,393         145,870
    Core deposit intangibles, net ....           9,650          13,497
    Mortgage servicing rights, net ...          31,111          12,029
    Other ............................          52,975          49,349
----------------------------------------------------------------------------
      Total other assets .............        $362,817        $342,495
----------------------------------------------------------------------------
Other liabilities:
    Accrued interest payable .........        $ 36,456        $ 39,015
    Trade accounts payable and
      accrued liabilities ............          73,867          75,454
    Reserve for future rental payments
      under sale/leaseback ...........          19,821          20,505
    Other ............................          20,124          16,058
----------------------------------------------------------------------------
      Total other liabilities ........        $150,268        $151,032
============================================================================

         Amortization expense relating to goodwill totaled $8,168,000, $8,331,000 and $5,133,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization relating to goodwill at December 31, 1998 and 1997 totaled $45,005,000 and $36,837,000, respectively. Amortization expense relating to core deposit intangibles totaled $3,847,000, $4,931,000 and $1,877,000 in 1998, 1997 and 1996, respectively. Accumulated amortization relating to core deposit intangibles totaled $10,655,000 and $6,808,000 at December 31, 1998 and 1997, respectively.


Note 11
Preferred and Common Stock
         The Company has authorized 100,000,000 shares of no par value preferred stock. At December 31, 1998 and 1997, 2,000,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock) were issued and outstanding. The Series A Preferred Stock is nonconvertible, with a $50 per share liquidation preference and a 6.9% annual dividend through October 1, 2001, payable on the first business day of each calendar quarter. Beginning October 1, 2001 the dividend rate is adjustable but will not be less than 7.4% nor greater than 13.4% per annum. Proceeds from the September 30, 1996 issuance totaled $98,000,000, which is net of $2,000,000 in issuance costs. The Series A Preferred Stock qualifies as Tier 1 capital for regulatory purposes and is redeemable at Hibernia's option (with prior Federal Reserve Board approval) at any time after October 1, 2001.
         In April 1998 shareholders approved an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of no par value Class A Common Stock from 200,000,000 to 300,000,000 shares.


Note 12
Employee Benefit Plans
         The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their compensation, with the Company matching 100% of the first 5% of an employee's contribution. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. At December 31, 1998, the RSP owned approximately 2,602,000 shares of Hibernia Class A Common Stock. The Company's contributions to the RSP totaled $5,384,000 in 1998, $4,973,000 in 1997 and $5,135,000 in 1996.
         The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $25,412,000, $20,806,000 and $17,550,000 for the years ended December 31, 1998, 1997 and 1996, respectively.
         During 1995, the Company established a plan (1995-1997 Plan) for the grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under the 1995-1997 Plan, if the Company achieved certain predetermined performance goals during the three-year period from January 1, 1995 through December 31, 1997, the Company would award Hibernia Class A Common Stock to certain members of management who contributed to that achievement. A total of 425,499 shares of Hibernia Class A Common Stock, net of personal tax withholding, was issued under the 1995-1997 Plan in the first quarter of 1998. Compensation expense of $6,390,000 and $3,148,000 was recorded in 1997 and 1996, respectively, relating to the 1995-1997 Plan.
         The Company  developed a new  performance  share awards plan (1998-2000
Plan) for the three-year period from January 1, 1998 through December 31, 2000. The structure of the 1998-2000 Plan is similar to that of the 1995-1997 Plan. Compensation expense of $8,000,000 was recorded in 1998 relating to the 1998-2000 Plan.


Note 13
Employee Stock Ownership Plan
         During 1995, the Company  instituted an employee  stock  ownership plan
(ESOP) in which substantially all employees participate. The ESOP was authorized to purchase $30,000,000 of Hibernia Class A Common Stock and to borrow the needed funds from Hibernia National Bank, with a guarantee from the Parent
Company. The ESOP acquired $30,000,000 of Hibernia Class A Common Stock in open-market transactions from March 1995 to May 1998. During 1998, the ESOP was authorized to acquire an additional $15,000,000 of Hibernia Class A Common Stock which was to be funded by an additional borrowing from Hibernia National Bank, with a guarantee from the Parent Company. The additional $15,000,000 of Hibernia Class A Common Stock was purchased on October 22, 1998.
          At December 31, 1998 and 1997, the ESOP owned approximately 3,874,000 and 2,431,000 shares of Hibernia Class A Common Stock and had an outstanding debt obligation of $37,751,000 and $17,387,000, respectively. The Banks make annual contributions to the ESOP in an amount determined by their Boards of Directors, but at least equal to the ESOP's minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 1998, 1997 and 1996 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees.
         The debt of the ESOP is recorded as debt of the Parent Company and the shares pledged as collateral are reported as unearned compensation in equity. Hibernia National Bank's loan asset and the Parent Company's debt liability eliminate in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market value of the shares, and the shares become outstanding for net income per common share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest by the Parent Company.
         Compensation expense of $4,224,000, $3,014,000 and $2,882,000 relating to the ESOP was recorded during 1998, 1997 and 1996, respectively. The ESOP held 872,000 and 618,000 allocated shares and 3,002,000 and 1,813,000 suspense shares at December 31, 1998 and 1997, respectively. The fair value of the suspense shares at December 31, 1998 and 1997 was $52,168,000 and $34,237,000,
respectively.


Note 14
Stock Options
         SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective January 1, 1996, established financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees and directors receive shares of stock or other equity instruments of the company, or the company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income, net income per common share and net income per common share - assuming dilution as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
         The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The options are granted at no less than the fair market value of the stock at the date of grant. Options granted to directors upon inception of service as a director vest in six months. Until October 1997 those options were granted under the 1987 Stock Option Plan; after October 1997 those options are granted under the 1993
Directors' Stock Option Plan. All other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.
         Options granted to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan generally expire 10 years from the date of grant unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 30 to 365 days. All options vest immediately upon a change in control of the Company.
         The following summarizes the option activity in the plans during 1998, 1997 and 1996. During 1997, the 1987 Stock Option Plan was terminated;
therefore, there are no shares available for grant under this plan. The termination did not impact options outstanding under the 1987 Stock Option Plan.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Weighted-
                                                                                                                      Average
                                                                                                                     Exercise
                                                             Incentive       Non-Qualified          Total              Price
------------------------------------------------------------------------------------------------------------------------------------
1987 Stock Option Plan:
Outstanding, December 31, 1995 ......................         162,428          1,360,986          1,523,414         $    7.40
Granted (weighted-average fair value $3.47 per share)               -              5,000              5,000             11.56
Canceled ............................................          (1,875)                 -             (1,875)             4.38
Exercised ...........................................               -            (22,398)           (22,398)             4.94
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................         160,553          1,343,588          1,504,141              7.45
Canceled ............................................               -            (67,104)           (67,104)            16.37
Exercised ...........................................         (18,750)           (34,745)           (53,495)             5.47
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ......................         141,803          1,241,739          1,383,542              7.10
Canceled ............................................               -            (42,625)           (42,625)            16.45
Exercised ...........................................         (91,640)           (19,777)          (111,417)             4.61
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ......................          50,163          1,179,337          1,229,500         $    7.00
------------------------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1998 ......................          50,163          1,179,337          1,229,500         $    7.00
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Weighted-
                                                                                                                     Average
                                                                                                                     Exercise
                                                              Incentive      Non-Qualified          Total             Price
------------------------------------------------------------------------------------------------------------------------------------
Long-Term Incentive Plan:
Outstanding, December 31, 1995 ......................           12,598         3,746,448          3,759,046         $    7.45
Granted (weighted-average fair value $2.76 per share)                -         1,527,800          1,527,800             10.20
Canceled ............................................                -          (282,718)          (282,718)             8.10
Exercised ...........................................                -          (149,558)          (149,558)             7.53
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................           12,598         4,841,972          4,854,570              8.27
Granted (weighted-average fair value $3.99 per share)                -         1,540,300          1,540,300             13.43
Canceled ............................................                -          (172,488)          (172,488)            10.92
Exercised ...........................................                -          (473,772)          (473,772)             7.31
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ......................           12,598         5,736,012          5,748,610              9.65
Granted (weighted-average fair value $5.59 per share)                -         1,919,684          1,919,684             18.35
Canceled ............................................                -          (222,819)          (222,819)            13.81
Exercised ...........................................                -          (366,728)          (366,728)             7.99
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ......................           12,598         7,066,149          7,078,747         $   11.97
------------------------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1998 ......................           12,598         2,918,035          2,930,633         $    8.15
------------------------------------------------------------------------------------------------------------------------------------
Available for Grant, December 31, 1998 ..............                                             1,047,569
====================================================================================================================================

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1995 ......................                -           232,500            232,500         $    7.79
Granted (weighted-average fair value $2.89 per share)                -            75,000             75,000             10.44
Canceled ............................................                -           (22,500)           (22,500)             7.56
Exercised ...........................................                -           (21,250)           (21,250)             7.70
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1996 ......................                -           263,750            263,750              8.57
Granted (weighted-average fair value $3.90 per share)                -            70,000             70,000             13.00
Exercised ...........................................                -           (43,750)           (43,750)             8.11
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ......................                -           290,000            290,000              9.70
Granted (weighted-average fair value $7.14 per share)                -            75,000             75,000             21.57
Canceled ............................................                -           (10,000)           (10,000)            17.36
Exercised ...........................................                -           (20,000)           (20,000)             8.44
------------------------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ......................                -           335,000            335,000         $   12.21
------------------------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1998 ......................                -           181,250            181,250         $    9.34
------------------------------------------------------------------------------------------------------------------------------------
Available for Grant, December 31, 1998 ..............                                               577,500
====================================================================================================================================

         In addition to the above option activity in the plans, 484,915, 7,900 and 5,755 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 1998, 1997 and 1996, respectively.
         The following table presents the weighted-average remaining life as of December 31, 1998 for options outstanding for the 1987 Stock Option Plan, Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan within the stated exercise price ranges.

------------------------------------------------------------------------------------------------------------------------
                                                        Outstanding                          Exercisable
------------------------------------------------------------------------------------------------------------------------
                                                       Weighted-        Weighted-                      Weighted-
                                          Number        Average         Average         Number         Average
Exercise Price Range Per Share          of Options   Exercise Price  Remaining Life   of Options    Exercise Price
------------------------------------------------------------------------------------------------------------------------
1987 Stock Option Plan:
  $4.19 to $5.31 .................       467,958     $    4.43       3.24 years        467,958       $    4.43
  $7.19 to $8.75 .................       672,666     $    7.24       4.30 years        672,666       $    7.24
  $14.94 to $18.80 ...............        88,876     $   18.71       0.10 years         88,876       $   18.71
------------------------------------------------------------------------------------------------------------------------
Long-Term Incentive Plan:
  $6.88 to $8.81 .................     2,574,733     $    7.47       5.40 years      2,291,408       $    7.54
  $10.19 to $10.63 ...............     1,260,925     $   10.20       7.22 years        621,125       $   10.20
  $12.63 to $15.81 ...............     1,419,630     $   13.45       8.10 years          8,000       $   13.44
  $18.28 to $21.56 ...............     1,823,459     $   18.38       9.08 years         10,100       $   18.28
------------------------------------------------------------------------------------------------------------------------
1993 Directors' Stock Option Plan:
  $7.31 to $8.13 .................       135,000     $    7.83       5.47 years        123,750       $    7.80
  $10.44 to $13.00 ...............       130,000     $   11.72       7.83 years         47,500       $   10.98
  $19.50 to $21.72 ...............        70,000     $   21.56       9.30 years         10,000       $   20.61
========================================================================================================================

         The following pro forma information was determined as if the Company had accounted for stock options issued in 1995 and thereafter using the fair-value-based method as defined in SFAS No. 123. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 5.66%, 6.67% and 6.44%; expected dividend yields of 1.95%, 2.39% and 2.74%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 24%, 23% and 23%; and an expected life of the options of 10 years.
         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.
         For purposes of pro forma disclosures, the estimated fair value of the options granted in 1995 and thereafter is amortized to expense over the options' vesting period. Since the Company's options generally vest over a four-year period, the pro forma disclosures are not indicative of future amounts until SFAS No. 123 is applied to all outstanding, nonvested options.

--------------------------------------------------------------------------------------------------------------------------
($ in thousands, except per-share data)                          Year Ended December 31
--------------------------------------------------------------------------------------------------------------------------
                                   1998                              1997                             1996
--------------------------------------------------------------------------------------------------------------------------
                        As Reported      Pro Forma       As Reported      Pro Forma        As Reported     Pro Forma
--------------------------------------------------------------------------------------------------------------------------
Net income ........     $   178,629     $   174,941     $   144,796     $   142,733     $   127,893     $   126,765
Net income per
  common share ....     $      1.12     $      1.09     $       .90     $       .89     $       .83     $       .82
Net income per
  common share -
  assuming dilution     $      1.10     $      1.08     $       .89     $       .87     $       .82     $       .81
--------------------------------------------------------------------------------------------------------------------------


Note 15
Leases
         The Company leases its headquarters, operations center and certain other bank premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 30 years.
         Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $12,298,000, $12,625,000 and $11,255,000 in 1998, 1997 and 1996, respectively.
         Minimum rental commitments for long-term operating leases are as follows: 1999 - $10,098,000; 2000 - $10,021,000; 2001 - $9,674,000; 2002 -
$9,488,000; 2003 - $9,253,000; and thereafter - $44,508,000.


Note 16
Other Operating Expense
         The following is a summary of other operating expense.

------------------------------------------------------------------------------------
($ in thousands)                                 Year Ended December 31
------------------------------------------------------------------------------------
                                           1998           1997           1996
------------------------------------------------------------------------------------
State taxes on equity ...........        $11,237        $ 7,578        $ 6,760
Telecommunications ..............         11,129         11,314          9,675
Postage .........................          6,951          6,916          7,024
Professional fees ...............          6,574         10,170          8,641
Stationery and supplies .........          5,501          6,006          6,482
Loan collection expense .........          4,771          4,037          2,552
Regulatory expense ..............          2,761          2,854          1,629
Other ...........................         36,506         39,398         34,222
------------------------------------------------------------------------------------
    Total other operating expense        $85,430        $88,273        $76,985
------------------------------------------------------------------------------------


Note 17
Income Taxes
         Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The following is a summary of the components of income tax expense.

---------------------------------------------------------------------------------------------------
($ in thousands)                                            Year Ended December 31
---------------------------------------------------------------------------------------------------
                                                       1998            1997            1996
---------------------------------------------------------------------------------------------------
Current tax expense:
     Federal income tax .....................        $87,472        $ 62,323         $ 58,755
     State income tax .......................          6,181           3,882            3,648
---------------------------------------------------------------------------------------------------
Total current tax expense ...................         93,653          66,205           62,403
---------------------------------------------------------------------------------------------------
Deferred tax expense (benefit):
     Federal income tax .....................            603          15,947            1,669
     Change in deferred tax valuation reserve              -          (3,317)           3,317
---------------------------------------------------------------------------------------------------
Total deferred tax expense ..................            603          12,630            4,986
---------------------------------------------------------------------------------------------------
Income tax expense ..........................        $94,256        $ 78,835         $ 67,389
---------------------------------------------------------------------------------------------------
Shareholders' equity:
     Change in accumulated other
        comprehensive income ................        $ 6,450        $  3,566         $ (5,612)
===================================================================================================

         The following is a reconciliation of the federal statutory income tax rate to the Company's effective rate.

------------------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                             Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------------
                                                           1998                       1997                      1996
------------------------------------------------------------------------------------------------------------------------------------
                                                  Amount          Rate        Amount         Rate       Amount          Rate
------------------------------------------------------------------------------------------------------------------------------------
Tax expense based on federal statutory rate      $ 95,510         35.0%     $ 78,271         35.0%     $ 68,349         35.0%
Tax-exempt interest .......................        (6,351)        (2.3)       (6,244)        (2.8)       (4,361)        (2.2)
State income tax, net of federal benefit ..         4,018          1.4         2,523          1.2         2,371          1.2
Goodwill ..................................         2,766          1.0         2,909          1.3         1,734          0.9
Other .....................................        (1,687)        (0.6)        1,376          0.6          (704)        (0.4)
------------------------------------------------------------------------------------------------------------------------------------
Income tax expense ........................      $ 94,256         34.5%     $ 78,835         35.3%     $ 67,389         34.5%
====================================================================================================================================

         Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities are detailed in the following table.

--------------------------------------------------------------------------
($ in thousands)                                    December 31
--------------------------------------------------------------------------
                                                1998           1997
--------------------------------------------------------------------------
Deferred tax assets:
    Reserve for possible loan losses..        $44,792        $43,533
    Sale/leaseback ...................          7,024          7,409
    Loan fees ........................          3,443          2,982
    Accrued expenses .................          9,675          9,648
    Deferred compensation ............          3,659          2,226
    Other ............................          8,047          6,351
--------------------------------------------------------------------------
Total deferred tax assets ............         76,640         72,149
--------------------------------------------------------------------------
Deferred tax liabilities:
    Net unrealized gains on securities
       available for sale ............         14,598          8,148
    Depreciation .....................         13,729         10,537
    Core deposit intangibles .........          2,601          3,884
    Mortgage servicing rights ........          4,764          2,159
    Other ............................         13,938         13,358
--------------------------------------------------------------------------
Total deferred tax liabilities .......         49,630         38,086
--------------------------------------------------------------------------
Deferred tax assets, net of
  deferred tax liabilities ...........        $27,010        $34,063
==========================================================================

         Management assesses realizability of the net deferred tax asset based on the Company's ability to: first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.


Note 18
Net Income Per Common Share Data
         In February 1997, the FASB issued SFAS No. 128, "Earnings per Share," which requires the presentation of both net income per common share and net income per common share - assuming dilution. The Company adopted the provisions of SFAS No. 128 effective December 31, 1997. The adoption did not impact the Company's net income per common share. However, the Company had not previously been required to present net income per common share - assuming dilution, which is now presented for all periods.
         The following sets forth the computation of net income per common share and net income per common share - assuming dilution.

---------------------------------------------------------------------------------------------------------------------
($ in thousands, except per-share data)                                   Year Ended December 31
---------------------------------------------------------------------------------------------------------------------
                                                                1998               1997                 1996
---------------------------------------------------------------------------------------------------------------------
Numerator:
    Net income ....................................        $    178,629        $    144,796        $    127,893
    Preferred stock dividends .....................               6,900               6,900               1,740
---------------------------------------------------------------------------------------------------------------------
    Numerator for net income per common share .....             171,729             137,896             126,153
    Effect of dilutive securities .................                   -                   -                   -
---------------------------------------------------------------------------------------------------------------------
    Numerator for net income per common
        share - assuming dilution .................        $    171,729        $    137,896        $    126,153
---------------------------------------------------------------------------------------------------------------------
Denominator:
    Denominator for net income per common
        share (weighted-average shares outstanding)         153,718,782         152,873,513         152,238,818
    Effect of dilutive securities:
        Stock options .............................           2,410,838           2,204,500           1,337,904
        Purchase warrants .........................                   -             174,376             160,200
        Restricted stock awards ...................              35,850             151,255                   -
---------------------------------------------------------------------------------------------------------------------
    Denominator for net income per common
        share - assuming dilution .................         156,165,470         155,403,644         153,736,922
---------------------------------------------------------------------------------------------------------------------
Net income per common share .......................        $       1.12        $       0.90        $       0.83
---------------------------------------------------------------------------------------------------------------------
Net income per common share - assuming dilution ...        $       1.10        $       0.89        $       0.82
=====================================================================================================================

         The weighted-average shares outstanding exclude 2,224,254, 1,782,937 and 1,681,835 average common shares in 1998, 1997 and 1996, respectively, held by the Hibernia ESOP (discussed in Note 13) which have not been committed to be released. The common shares issued in all mergers accounted for as poolings of interests consummated in 1998, 1997 and 1996 are considered to be outstanding as of the beginning of the earliest period presented.
         Options with an exercise price greater than the average market price of the Company's Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share - assuming dilution. During 1998 there were 269,076 antidilutive options outstanding with exercise prices ranging from $18.80 to $21.72, during 1997 there were 129,501 antidilutive options outstanding with exercise prices ranging from $16.30 to $18.80 and during 1996 there were 203,131 antidilutive options outstanding with exercise prices ranging from $11.56 to $18.80.



Note 19
Comprehensive Income
         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires the presentation of comprehensive income and establishes standards for reporting its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The adoption of SFAS No. 130 in 1998 had no impact on the financial condition or operating results of the Company.
         The following is a summary of the components of other comprehensive income.

-----------------------------------------------------------------------------------------------
                                                                Income
                                               Before         Tax Expense        After
($ in thousands)                             Income Taxes      (Benefit)     Income Taxes
-----------------------------------------------------------------------------------------------
Year ended December 31, 1998
-----------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
  available for sale, net .............        $ 17,812         $ 6,154         $ 11,658
Reclassification adjustment for net
  (gains) losses realized in net income             847             296              551
-----------------------------------------------------------------------------------------------
Other comprehensive income ............        $ 18,659         $ 6,450         $ 12,209
===============================================================================================

-----------------------------------------------------------------------------------------------
Year ended December 31, 1997
-----------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
  available for sale, net .............        $ 10,637         $ 3,631         $  7,006
Reclassification adjustment for net
  (gains) losses realized in net income            (187)            (65)            (122)
-----------------------------------------------------------------------------------------------
Other comprehensive income ............        $ 10,450         $ 3,566         $  6,884
===============================================================================================

-----------------------------------------------------------------------------------------------
Year ended December 31, 1996
-----------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
  available for sale, net .............        $(17,818)        $(6,152)        $(11,666)
Reclassification adjustment for net
  (gains) losses realized in net income           1,544             540            1,004
-----------------------------------------------------------------------------------------------
Other comprehensive income ............        $(16,274)        $(5,612)        $(10,662)
===============================================================================================


Note 20
Related-Party Transactions
         Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.
         Loans outstanding to related parties were $22,008,000 and $45,325,000 at December 31, 1998 and 1997, respectively. The change during 1998 reflects $72,834,000 in loan advances and $96,151,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.
         Securities sold to related parties under repurchase agreements amounted to $7,882,000 and $7,290,000 at December 31, 1998 and 1997, respectively.


Note 21
Financial Instruments and Derivative Financial Instruments
         Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, among them: core deposit intangibles, loan servicing rights, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
         The carrying amount of cash and short-term investments, noninterest-bearing deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate agreements and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and debt is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments.
         Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.
         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for possible loan losses which totaled $127,976,000 and $124,381,000 at December 31, 1998 and 1997,
respectively.
         The fair value estimates presented are based on information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented. At December 31, 1997, $35,943,000 of short-term investments included in the following table were held for trading purposes. There were no trading account assets at December 31, 1998.

($ in thousands)                                                December 31
---------------------------------------------------------------------------------------------------------
                                                    1998                            1997
---------------------------------------------------------------------------------------------------------
                                          Carrying         Fair          Carrying           Fair
                                           Amount         Value           Amount           Value
---------------------------------------------------------------------------------------------------------
Assets
    Cash and short-term investments      $  905,888      $  905,888      $1,065,250      $1,065,250
    Securities available for sale..      $2,676,311      $2,676,311      $2,628,164      $2,628,164
    Commercial loans ..............      $3,879,836      $3,919,242      $3,091,534      $3,103,489
    Small business loans ..........      $1,977,633      $2,012,818      $1,859,169      $1,866,696
    Consumer loans ................      $4,148,713      $4,251,490      $3,335,789      $3,338,008
Liabilities
    Noninterest-bearing deposits ..      $2,026,219      $2,026,219      $1,820,896      $1,820,896
    Interest-bearing deposits .....      $8,576,787      $8,613,593      $7,993,522      $8,013,153
    Short-term borrowings .........      $1,134,136      $1,134,136      $  719,961      $  719,961
    Debt ..........................      $  805,689      $  814,875      $  506,548      $  505,302
---------------------------------------------------------------------------------------------------------

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

----------------------------------------------------------------------------------------------
($ in thousands)                                      December 31
----------------------------------------------------------------------------------------------
                                        1998                            1997
----------------------------------------------------------------------------------------------
                              Contract         Fair           Contract          Fair
                               Amount          Value           Amount           Value
----------------------------------------------------------------------------------------------
Commitments
  to extend credit ...       $3,805,638       $(34,748)       $3,092,271       $(28,119)
----------------------------------------------------------------------------------------------
Letters of credit and
  financial guarantees       $  225,949       $ (1,669)       $  193,479       $ (1,433)
==============================================================================================

         The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer-oriented and, generally, matched trading positions are established to minimize risk to the Company. The credit exposure that results from interest rate contracts held for trading purposes is limited to the current fair value of asset derivative positions, which at December 31, 1998 and 1997 was $3,993,000 and $885,000, respectively. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.
         The amounts disclosed in the following table represent the end-of-period notional and fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair value of those instruments during the year. Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

-------------------------------------------------------------------------------------------------------------------
($ in thousands)                         Notional Amount            Fair Value           Average Fair Value
-------------------------------------------------------------------------------------------------------------------
                                          December 31               December 31        Year Ended December 31
-------------------------------------------------------------------------------------------------------------------
                                       1998         1997         1998        1997        1998        1997
-------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
    Assets .....................     $227,180     $124,700     $ 3,993      $ 880      $ 3,284      $ 796
    Liabilities ................     $150,580     $ 56,178     $(2,805)     $(398)     $(2,117)     $(434)
Options, caps and floors held ..     $ 13,603     $ 21,700         $ -      $   5      $     3      $  19
Options, caps and floors written     $ 13,603     $ 21,700     $    (1)     $  (6)     $    (4)     $ (22)
===================================================================================================================

         The Company also enters into interest rate contracts in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest-rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller.
         One interest rate swap with a notional amount of $125,000,000 at December 31, 1998 was entered into during 1998 as a hedge against a deposit relationship of the same maturity. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. The related amount payable or receivable is included in other assets or other liabilities. This interest rate swap matured on January 4, 1999.


Note 22
Regulatory Matters and Dividend Restrictions
         The Company and the Banks are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Banks' capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.
         As of December 31, 1998 and 1997, the most recent notifications from the OCC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Banks' categories. On a pro forma basis, after the merger of Hibernia National Bank of Texas, Hibernia National Bank's December 31, 1998 Tier 1 and total risk-based capital ratios and leverage ratio would be in excess of the minimum levels required for designation as well capitalized.
         The Company's and the Banks' actual capital amounts and ratios are presented in the following table.

----------------------------------------------------------------------------------------------------------------
($ in thousands)               Tier 1 Risk-Based Capital     Total Risk-Based Capital      Leverage
----------------------------------------------------------------------------------------------------------------
                                     Amount      Ratio        Amount       Ratio        Amount     Ratio
----------------------------------------------------------------------------------------------------------------
December 31, 1998
----------------------------------------------------------------------------------------------------------------
    Hibernia Corporation ....     $1,142,947     10.76%     $1,270,923     11.96%     $1,142,947     8.58%
    Hibernia National Bank ..     $  929,886      9.12%     $1,050,338     10.30%     $  929,886     7.39%
    Hibernia National Bank
      of Texas ..............     $   87,725     17.81%     $   93,899     19.06%     $   87,725     9.06%
================================================================================================================

----------------------------------------------------------------------------------------------------------------
December 31, 1997
----------------------------------------------------------------------------------------------------------------
    Hibernia Corporation ....     $1,021,812     11.26%     $1,135,403     12.51%     $1,021,812     8.65%
    Hibernia National Bank ..     $  802,219      9.34%     $  909,713     10.59%     $  802,219     7.38%
    Hibernia National Bank
      of Texas ..............     $   78,496     16.55%     $   82,702     17.43%     $   78,496     8.55%
================================================================================================================

         Under current FRB regulations, each of the Banks may lend the Parent Company up to 10% of their capital and surplus.
         The payment of dividends by the Banks to the Parent Company is restricted by various regulatory and statutory limitations. On a pro forma basis, after the merger of Hibernia National Bank of Texas, Hibernia National Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $212,268,000, plus net retained profits earned in 1999 prior to the dividend declaration date.
         Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $20,993,000 in 1998 and $19,303,000 in 1997.


Note 23
Hibernia Corporation
         The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

-------------------------------------------------------------------------
Balance Sheets
-------------------------------------------------------------------------
($ in thousands)                                December 31
-------------------------------------------------------------------------
                                           1998             1997
-------------------------------------------------------------------------
Investment in bank subsidiaries        $1,191,729        $1,053,656
Other assets ..................           165,638           161,727
-------------------------------------------------------------------------
    Total assets ..............        $1,357,367        $1,215,383
-------------------------------------------------------------------------
Other liabilities .............        $    1,515        $    1,915
Debt (ESOP guarantee) .........            37,751            17,387
Shareholders' equity ..........         1,318,101         1,196,081
-------------------------------------------------------------------------
    Total liabilities and
      shareholders' equity ....        $1,357,367        $1,215,383
=========================================================================

--------------------------------------------------------------------------------------
Income Statements
--------------------------------------------------------------------------------------
($ in thousands)                                 Year Ended December 31
--------------------------------------------------------------------------------------
                                          1998            1997            1996
--------------------------------------------------------------------------------------
Equity in undistributed net income
    of subsidiaries ............        $125,366        $ 85,901        $ 85,262
Dividends from bank subsidiaries          50,000          51,130          40,585
Other income ...................           7,582          12,077           6,042
--------------------------------------------------------------------------------------
    Total income ...............         182,948         149,108         131,889
--------------------------------------------------------------------------------------
Interest expense ...............               -             351             418
Other expense ..................           2,748           1,419           2,374
--------------------------------------------------------------------------------------
    Total expense ..............           2,748           1,770           2,792
--------------------------------------------------------------------------------------
Income before income taxes .....         180,200         147,338         129,097
Income tax expense .............           1,571           2,542           1,204
--------------------------------------------------------------------------------------
Net income .....................        $178,629        $144,796        $127,893
======================================================================================

--------------------------------------------------------------------------------------------------------------
Statements of Cash Flows
--------------------------------------------------------------------------------------------------------------
($ in thousands)                                                        Year Ended December 31
--------------------------------------------------------------------------------------------------------------
                                                                 1998            1997            1996
--------------------------------------------------------------------------------------------------------------
Operating activities
    Net income .........................................      $ 178,629       $ 144,796       $ 127,893
    Non-cash adjustment for equity in
      subsidiaries' undistributed net income ...........       (125,366)        (85,901)        (85,262)
    Realized securities (gains), net ...................         (3,778)         (1,305)              -
    Other adjustments ..................................          1,887          (8,313)          2,210
--------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities ..............         51,372          49,277          44,841
--------------------------------------------------------------------------------------------------------------
Investing activities
    Investment in subsidiaries .........................         (8,360)        (28,000)        (16,908)
    Purchases of securities available for sale .........       (205,513)       (120,000)              -
    Proceeds from sales of securities available for sale        206,697         121,305               -
    Net decrease (increase) in loans ...................         (6,430)            834           2,206
--------------------------------------------------------------------------------------------------------------
Net cash used by investing activities ..................        (13,606)        (25,861)        (14,702)
--------------------------------------------------------------------------------------------------------------
Financing activities
    Issuance of debt ...................................              -               -           4,776
    Payments on debt ...................................              -          (5,843)         (2,578)
    Issuance of preferred stock ........................              -               -          98,000
    Issuance of common stock ...........................         14,027           9,848           7,578
    Purchase of treasury stock .........................              -            (299)           (880)
    Dividends paid .....................................        (63,948)        (54,889)        (41,650)
--------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities .......        (49,921)        (51,183)         65,246
--------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and cash equivalents ...        (12,155)        (27,767)         95,385
Cash and cash equivalents at beginning of year .........        146,756         174,523          79,138
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year ...............      $ 134,601       $ 146,756       $ 174,523
==============================================================================================================


Note 24
Segment Information
         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that is reported internally for evaluating segment performance and allocating resources to segments. Because SFAS No. 131 addresses how supplemental financial information is disclosed in annual and interim reports, its adoption in 1998 had no impact on the financial condition or operating results of the Company.
         The Company's segment information is presented by line of business. Each line of business is a strategic unit that serves a particular group of customers that have certain common characteristics, through various products and services. The reportable operating segments are Commercial Banking, Small Business Banking, Consumer Banking, and Investments and Public Funds. The Commercial Banking and Small Business Banking segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, treasury management and venture capital. The Commercial Banking segment provides products and services to larger business entities and the Small Business Banking segment provides products and services to mid-size and smaller business entities. The Consumer Banking segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage and insurance. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest-rate risk, and liquidity and funding positions.
         The accounting policies used by each segment are the same as those discussed in the summary of significant accounting policies, except as described in the reconciliation of segment totals to consolidated totals. The following is a summary of certain average balances by segment.

----------------------------------------------------------------------------------------------------------------------------
                                           Small                         Investments
                        Commercial        Business         Consumer       and Public                         Segment
 ($ in thousands)         Banking          Banking         Banking          Funds            Other            Total
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
December 31, 1998
----------------------------------------------------------------------------------------------------------------------------
Average loans ...       $3,487,700       $1,685,400       $3,922,400       $        -       $ 46,700       $ 9,142,200
Average assets ..       $3,550,200       $1,726,100       $6,642,300       $3,187,600       $452,800       $15,559,000
Average deposits        $  711,600       $1,215,700       $6,157,000       $1,527,700       $ 53,200       $ 9,665,200

----------------------------------------------------------------------------------------------------------------------------
December 31, 1997
----------------------------------------------------------------------------------------------------------------------------
Average loans ...       $2,613,300       $1,151,300       $3,573,100       $        -       $ 57,700       $ 7,395,400
Average assets ..       $2,654,000       $1,216,600       $6,776,800       $2,262,200       $479,700       $13,389,300
Average deposits        $  474,500       $  888,700       $6,234,000       $1,409,800       $ 28,400       $ 9,035,400
============================================================================================================================

         The following table presents condensed income statements for each segment.

--------------------------------------------------------------------------------------------------------------------------------
                                                          Small                    Investments
                                        Commercial      Business       Consumer     and Public                     Segment
 ($ in thousands)                        Banking        Banking        Banking        Funds         Other           Total
--------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
--------------------------------------------------------------------------------------------------------------------------------
Net interest income ...............     $ 120,710      $ 115,582      $ 249,550      $ 59,839      $(10,765)     $ 534,916
Provision for possible loan losses         10,450          5,638          9,618             -           294         26,000
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses ........       110,260        109,944        239,932        59,839       (11,059)       508,916
--------------------------------------------------------------------------------------------------------------------------------
Noninterest income ................        18,821         17,412        136,687         5,084        11,132        189,136
Noninterest expense ...............        46,967         79,826        282,769         7,216         2,437        419,215
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ........        82,114         47,530         93,850        57,707        (2,364)       278,837
Income tax expense ................        28,740         16,636         32,848        20,197         3,190        101,611
--------------------------------------------------------------------------------------------------------------------------------
Net income ........................     $  53,374      $  30,894      $  61,002      $ 37,510      $ (5,554)     $ 177,226
================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
--------------------------------------------------------------------------------------------------------------------------------
Net interest income ...............     $  95,046      $  84,393      $ 262,393      $ 48,654      $ (4,520)     $ 485,966
Provision for possible loan losses          1,068            577          1,375             -           128          3,148
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses ........        93,978         83,816        261,018        48,654        (4,648)       482,818
--------------------------------------------------------------------------------------------------------------------------------
Noninterest income ................        16,193         13,591        114,898         2,064        10,963        157,709
Noninterest expense ...............        41,273         64,960        291,147         6,302         7,943        411,625
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ........        68,898         32,447         84,769        44,416        (1,628)       228,902
Income tax expense ................        24,114         11,356         29,669        15,545         3,799         84,483
--------------------------------------------------------------------------------------------------------------------------------
Net income ........................     $  44,784      $  21,091      $  55,100      $ 28,871      $ (5,427)     $ 144,419
================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996
--------------------------------------------------------------------------------------------------------------------------------
Net interest income ...............     $  78,280      $  61,476      $ 236,764      $ 45,469      $  4,143      $ 426,132
Provision for possible loan losses         (3,609)        (1,592)        (5,484)            -        (1,442)       (12,127)
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
  for possible loan losses ........        81,889         63,068        242,248        45,469         5,585        438,259
--------------------------------------------------------------------------------------------------------------------------------
Noninterest income ................        14,218         10,360         95,404        (5,183)        7,606        122,405
Noninterest expense ...............        37,707         51,030        258,102         5,598         9,731        362,168
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes ........        58,400         22,398         79,550        34,688         3,460        198,496
Income tax expense ................        20,440          7,839         27,843        12,141         4,706         72,969
--------------------------------------------------------------------------------------------------------------------------------
Net income ........................     $  37,960      $  14,559      $  51,707      $ 22,547      $ (1,246)     $ 125,527
================================================================================================================================

         Each segment's balance sheet is adjusted to reflect its net funding position. Assets are increased if excess funds are provided; liabilities are increased if the funds are needed to support assets. Segment assets and deposits are decreased for cash items in process of collection, which are reclassified from assets to deposits.
         The Consumer Banking Segment contains an intangible asset related to certain mortgage servicing rights associated with loans originated and sold before January 1, 1995 and all loans originated and retained in the Company's loan portfolio after origination. Noninterest income is adjusted for gains and fees associated with these mortgage servicing rights and noninterest expense is adjusted for the amortization of these mortgage servicing rights. Generally accepted accounting principles does not allow the capitalization of servicing rights; therefore, they are not currently recorded in these financial statements.
         Each segment's net interest income includes an adjustment for match funding of the segment's earning assets and liabilities. Match funding is calculated as the economic spread value attributable to the various products of the segment and indicates the historical interest-rate risk taken by the entity as a whole. Interest income for tax-exempt loans is adjusted to a taxable-equivalent basis. Each segment is charged a provision for possible loan losses that is determined based on each loan's risk rating or loan type. In addition, each reportable segment recognizes income tax assuming a 35% income tax rate. State income tax expense is included in the Other category.
         Direct support costs, such as deposit servicing, technology, and loan servicing and underwriting, are allocated to each segment based on activity-based cost studies, where appropriate, or on various statistical information or staff costs. Indirect costs, such as management expenses and corporate support, are allocated to each segment based on various statistical information or staff costs. There are no significant intersegment revenues.
         The following is a reconciliation of segment totals to consolidated totals.

--------------------------------------------------------------------------------------------------
                                             Average           Average             Average
($ in thousands)                              Loans            Assets              Deposits
--------------------------------------------------------------------------------------------------
December 31, 1998
--------------------------------------------------------------------------------------------------
Segment total .....................        $9,142,200        $ 15,559,000         $9,665,200
  Excess funds invested ...........                 -          (2,911,700)                 -
  Mortgage servicing rights .......                 -             (15,900)                 -
  Reclassification of cash items in
    process of collection .........                 -             261,000            261,000
--------------------------------------------------------------------------------------------------
Consolidated total ................        $9,142,200        $ 12,892,400         $9,926,200
==================================================================================================

--------------------------------------------------------------------------------------------------
December 31, 1997
--------------------------------------------------------------------------------------------------
Segment total .....................        $7,395,400        $ 13,389,300         $9,035,400
  Excess funds invested ...........                 -          (2,334,600)                 -
  Mortgage servicing rights .......                 -             (14,300)                 -
  Reclassification of cash items in
    process of collection .........                 -             207,400            207,400
--------------------------------------------------------------------------------------------------
Consolidated total ................        $7,395,400        $ 11,247,800         $9,242,800
==================================================================================================

------------------------------------------------------------------------------------------------------------------------------
                                                   Provision                                   Income Tax
                                   Net Interest   for Possible   Noninterest   Noninterest      Expense
($ in thousands)                       Income     Loan Losses       Income       Expense       (Benefit)      Net Income
------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------------
Segment total .................     $ 534,916      $ 26,000      $ 189,136      $ 419,215      $ 101,611      $ 177,226
  Taxable-equivalent adjustment        (4,382)            -              -              -         (1,534)        (2,848)
  Mortgage servicing rights ...             -             -         (4,201)        (2,631)          (550)        (1,020)
  Income tax expense ..........             -             -              -              -         (5,271)         5,271
------------------------------------------------------------------------------------------------------------------------------
Consolidated total ............     $ 530,534      $ 26,000      $ 184,935      $ 416,584      $  94,256      $ 178,629
==============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------------
Segment total .................     $ 485,966      $  3,148      $ 157,709      $ 411,625      $  84,483      $ 144,419
  Taxable-equivalent adjustment        (3,930)            -              -              -         (1,376)        (2,554)
  Mortgage servicing rights ...             -             -         (3,712)        (2,371)          (469)          (872)
  Income tax expense ..........             -             -              -              -         (3,803)         3,803
------------------------------------------------------------------------------------------------------------------------------
Consolidated total ............     $ 482,036      $  3,148      $ 153,997      $ 409,254      $  78,835      $ 144,796
==============================================================================================================================

------------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1996
------------------------------------------------------------------------------------------------------------------------------
Segment total .................     $ 426,132      $(12,127)     $ 122,405      $ 362,168      $  72,969      $ 125,527
  Taxable-equivalent adjustment        (3,863)            -              -              -         (1,352)        (2,511)
  Mortgage servicing rights ...             -             -         (1,704)        (2,353)           227            422
  Income tax expense ..........             -             -              -              -         (4,455)         4,455
------------------------------------------------------------------------------------------------------------------------------
Consolidated total ............     $ 422,269      $(12,127)     $ 120,701      $ 359,815      $  67,389      $ 127,893
==============================================================================================================================


Note 25
Contingencies
         The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.