Form 10-K, Exhibit 13
period 1999-12-31
HIBERNIA CORP
filed 2000-03-13
CIK 47288

HIBERNIA COPRPORATION

Corporate Offices
313 Carondelet St.
New Orleans, LA 70130
504-533-3333

Mailing Address
P.O. Box 61540
New Orleans, LA 70161

Electronic Adress
Internet: www.hibernia.com
E-mail: mailus@hibernia.com

Shareholder, Employee Data
(at December 31, 1999)
Shareholder's of record: 17,243
Full-time equivalent employees: 5,211

Stock Listing
Common Stock
Exchange: NYSE
Symbol:  HIB
Price and volume
Listed as "Hibernia" or "HIB" in the Wall Street Journal and under similar designations in other daily newspapers.

Sharholder Assistance
For change of address, records, transfer of stock from one name to another, assistance with lost certificates, direct deposits of dividends or a Dividend Reinvestment and Stock Purchase Plan prospectus:
   ChaseMellon Shareholder Services
   Securityholder Relations Department
   85 Challenger Road, Overpeck Centre
   Ridgfield Park, NJ 07660
   Toll free: 800-814-0305
   www.chasemellon.com

Dividend Reinvestment and Stock Purchase Plan
Once enrolled, shareholders may purchase new shares directly form the Company through reinvested dividends, optional cash purchases or both-an economical, convenient way to increase Hibernia holdings. For more information call, 800-245-4388, Option 3.

Direct Deposit of Dividends
Obtain  dividends  faster  through  direct  deposit.   To  sign  up  or  receive
information, call 800-814-0305.

For Information
Shareholders, media and other individuals requesting the annual report, Forms 10-K or 10-Q and general information: Jim Lestelle, Senior Vice President and Manager of Corporate Communications, 504-533-5482 or 800-245-4388, Option 4.
    Analysts and others requesting financial data: Trisha Voltz, Vice President and Manager of Investor Relations, 504-533-2180 or 800-245-4388, Option 2.
    For fax access to news releases, quarterly reports, analyst reports, and dividend reinvestment details, call 800-207-9063.

Duplicate Mailings
Hibernia is required to mail information to each shareholder on its list, even when there is duplication. To eliminate duplicates, write to ChaseMellon Share-holder Serevices at the address above and indicate names to be removed. This does not affect dividend or proxy mailings.

Hibernia Stock Price And Dividend Information
                             1999                            1998
--------------------------------------------------------------------------------
                                      Cash                             Cash
                   Market Price(1)    Dividends     Market Price(1)    Dividends
                   High     Low       Declared      High     Low       Declared
--------------------------------------------------------------------------------
1st quarter        $17.25   $13.19    $.105         $21.63   $17.25    $.09
2nd quarter        $16.19   $11.44    $.105         $21.94   $19.56    $.09
3rd quarter        $16.19   $11.63    $.105         $20.31   $13.50    $.09
4th quarter        $14.19   $10.38    $.12          $17.75   $13.06    $.105
--------------------------------------------------------------------------------
----------
(1) NYSE closing price.

Five-Year Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries
====================================================================================================================================
Year Ended December 31
($ in thousands, except per-share data)                           1999            1998           1997           1996           1995
====================================================================================================================================
Interest income .....................................   $    1,055,325    $    977,728    $   864,704    $   736,718    $   660,988
Interest expense ....................................          470,520         434,934        370,624        305,859        281,657
------------------------------------------------------------------------------------------------------------------------------------
Net interest income .................................          584,805         542,794        494,080        430,859        379,331
Provision for loan losses ...........................           87,800          27,226          3,433        (11,887)           733
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses .........................          497,005         515,568        490,647        442,746        378,598
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Noninterest income ................................          214,271         181,530        153,677        127,292        113,973
  Securities gains (losses), net ....................              432           5,899          2,739         (5,200)         1,081
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income ..................................          214,703         187,429        156,416        122,092        115,054
Noninterest expense .................................          440,921         426,155        418,879        366,294        325,950
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes .................................          270,787         276,842        228,184        198,544        167,702
Income tax expense ..................................           95,684          95,886         80,289         68,465         19,298
------------------------------------------------------------------------------------------------------------------------------------
Net income ..........................................   $      175,103    $    180,956    $   147,895    $   130,079    $   148,404
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders ........   $      168,203    $    174,056    $   140,995    $   128,339    $   148,404
====================================================================================================================================
Per common share information: (2)
  Net income ........................................   $         1.07    $       1.11    $      0.90    $      0.82    $      0.95
  Net income - assuming dilution ....................   $         1.06    $       1.09    $      0.89    $      0.82    $      0.95
  Tax-effected net income (3) .......................   $         1.07    $       1.11    $      0.90    $      0.82    $      0.70
  Cash dividends declared ...........................   $        0.435    $      0.375    $      0.33    $      0.29    $      0.25
Average shares outstanding (000s) ...................          157,253         157,169        156,324        155,689        155,804
Average shares outstanding - assuming dilution (000s)          158,902         159,615        158,854        157,187        156,730
Dividend payout ratio ...............................            40.65%          33.78%         36.67%         35.37%         26.32%
====================================================================================================================================
Selected year-end balances (in millions)
Loans ...............................................   $     10,856.7    $    9,907.2    $   8,387.2    $   6,894.5    $   5,389.4
Deposits ............................................         11,855.9        10,892.6       10,103.0        9,331.4        7,812.5
Debt ................................................            844.8           806.3          507.6           59.8           36.7
Equity ..............................................          1,375.5         1,344.6        1,220.4        1,100.0          915.1
Total assets ........................................         15,314.2        14,329.9       12,704.0       11,015.2        9,176.4
====================================================================================================================================
Selected average balances (in millions)
Loans ...............................................   $     10,455.8    $    9,121.6    $   7,496.9    $   6,036.3    $   4,865.7
Deposits ............................................         11,177.2        10,218.2        9,507.5        8,242.5        7,580.4
Debt ................................................            840.5           711.6           96.0           32.2           30.6
Equity ..............................................          1,359.7         1,286.4        1,154.9          966.0          830.3
Total assets ........................................         14,637.0        13,212.8       11,537.6        9,736.7        8,849.9
====================================================================================================================================
Selected ratios
Net interest margin (taxable-equivalent) ............             4.38%           4.51%          4.73%          4.84%          4.68%
Return on assets ....................................             1.20%           1.37%          1.28%          1.34%          1.68%
Return on common equity .............................            13.35%          14.67%         13.37%         13.65%         17.87%
Return on total equity ..............................            12.88%          14.07%         12.81%         13.47%         17.87%
Efficiency ratio ....................................            54.40%          57.93%         63.61%         64.74%         65.01%
Average equity/average assets .......................             9.29%           9.74%         10.01%          9.92%          9.38%
Tier 1 risk-based capital ratio .....................            10.21%          10.78%         11.26%         12.64%         15.19%
Total risk-based capital ratio ......................            11.46%          11.98%         12.51%         13.90%         16.46%
Leverage ratio ......................................             8.11%           8.55%          8.61%          8.92%          9.77%
====================================================================================================================================
Cash-basis financial data (3) (4)
Net income applicable to common shareholders ........   $      182,144    $    185,146    $   152,972    $   135,600    $   112,469
Net income per common share (2) .....................   $         1.16    $       1.18    $      0.98    $      0.87    $      0.72
Net income per common share - assuming dilution (2) .   $         1.15    $       1.16    $      0.96    $      0.86    $      0.72
Return on assets ....................................             1.31%           1.47%          1.40%          1.43%          1.27%
Return on common equity .............................            16.82%          17.91%         17.01%         17.24%         13.94%
Efficiency ratio ....................................            52.29%          56.24%         61.53%         63.45%         64.32%
Average equity/average assets .......................             8.18%           8.68%          8.78%          8.47%          9.14%
====================================================================================================================================
----------------
(1)All  financial information  has been  restated  for mergers  accounted for as poolings  of  interests.  The effects of mergers  accounted  for as  purchase transactions have been included from the date of consummation.  Prior periods have been  conformed to  current-period  presentation.
(2)Dividends per common share are historical amounts.  For  a  discussion of net income  per common share  computations  refer to Note 18  of the consolidated financial  statements - "Net Income Per Common Share Data."
(3)Adjusted  to reflect a 35% effective tax rate for  1995.
(4)Excluding amortization  and  balances of purchase  accounting intangibles net of applicable taxes.

Management's Discussion and Analysis of Financial Condition and Results of Operations

     Management's Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation (the "Company" or "Hibernia") and its subsidiaries, principally Hibernia National Bank (the "Bank"). This discussion should be read in conjunction with the accompanying tables and consolidated financial statements.

1999 Highlights

-- Cash-basis net income in 1999, excluding merger-related expenses, was $194.9 million ($1.20 per common share) compared to $194.1 million ($1.19 per common share in 1998). Cash-basis net income excludes the effect of the amortization of purchase accounting intangibles.

-- Net income for 1999 totaled $175.1 million, a 3% decrease compared to $181.0 million for 1998. Net income per common share for 1999 of $1.07 decreased 4% compared to $1.11 for 1998, and net income per common share - assuming dilution was $1.06 for 1999, a decrease of 3% compared to $1.09 for 1998.

-- Pre-tax, pre-provision earnings in 1999 were $358.6 million, an 18% increase compared to $304.1 million in 1998 and a 55% increase compared to $231.6 million in 1997. The provision for loan losses in 1999 totaled $87.8 million compared to $27.2 million in 1998. The 1999 provision exceeded net charge-offs by $22.9 million.

-- Total assets increased $1.0 billion (7%) to $15.3 billion at December 31, 1999 compared to December 31, 1998.

-- Loans grew 10% to $10.9 billion at December 31, 1999 compared to December 31, 1998. Consumer loans grew $843.9 million (21%) to $4.8 billion, small business loans increased $292.1 million (14%) to $2.4 billion and commercial loans decreased $186.5 million (5%) to $3.7 billion. Commercial loans decreased as management implemented new policies designed to better manage and diversify the risk of the portfolio.

-- Delinquencies as a percentage of total loans at December 31, 1999 were 0.46%, down from 0.60% at December 31, 1998. Commercial, small business and consumer loan delinquencies were 0.15%, 0.34% and 0.75%, respectively, at year-end 1999, compared to 0.27%, 0.50% and 0.98%, respectively, at year-end 1998.

-- Deposits increased to $11.9 billion at December 31, 1999, a $963.3 million (9%) increase from December 31, 1998.

-- Net interest income increased $42.0 million (8%) to $584.8 million in 1999 from $542.8 million in 1998. The net interest margin was 4.38% for 1999, compared to 4.51% for 1998. The decline in the margin was primarily the result of lower yields on earning assets, the increased use of market-rate funds and the decline in the percentage of noninterest-bearing funds supporting earning assets.

-- On a taxable-equivalent basis, excluding securities transactions, revenues for 1999 totaled $810.6 million, a $74.9 million (10%) increase from the 1998 level of $735.6 million. Noninterest income, excluding securities transactions, increased $32.7 million (18%) to $214.3 million compared to 1998. Noninterest expense for 1999 totaled $440.9 million, an increase of $14.8 million (3%) from 1998.

-- Operating efficiency and productivity continued to improve. In 1999 the efficiency ratio was 54.40% compared to 57.93% in 1998 and 63.61% in 1997. The cash-basis efficiency ratio, which excludes the impact of amortization of purchase accounting intangibles, was 52.29% in 1999 compared to 56.24% in 1998 and 61.53% in 1997. Revenue per full-time equivalent employee, another efficiency measure, increased 9% to approximately  $155,000  in  1999  from approximately  $142,000 in 1998.

-- Cash dividends per common share for 1999 increased to $.435, or 16% higher than the 1998 cash dividend of $.375 per common share and 32% higher than the 1997 cash dividend of $.33 per common share. The dividend payout ratios for 1999, 1998 and 1997 were 40.7%, 33.8% and 36.7%, respectively.

-- In 1999 Hibernia completed a merger with one East Texas financial institution and purchased the assets and assumed the liabilities of the Beaumont branches of Chase Bank of Texas, N.A. These mergers added $785 million in assets and 13 banking offices.


Merger  Activity

     In 1999 the Company completed a merger with MarTex Bancshares, Inc. in East Texas which was accounted for as a pooling of interests. Additionally in 1999, the Company purchased the assets and assumed the liabilities of the Beaumont branches ofChase Bank of Texas, N.A. (the "Beaumont transaction"). In 1998 the Company completed four mergers, three in Louisiana and one in East Texas, which were accounted for as poolings of interests. The Company completed two mergers with East Texas financial institutions in 1997 which were accounted for as poolings of interests.

     The institutions with which the Company merged are collectively referred to as the "merged companies." The merged companies that were acquired in transactions accounted for as poolings of interests are referred to as the "pooled companies," and institutions that were acquired in transactions accounted for as purchases  are referred to as the  "purchased  companies."

     All prior-year information has been restated to reflect the effect of mergers accounted for as poolings of interests. For purchase transactions, the financial information of those institutions is combined with Hibernia as of and subsequent to consummation; therefore, certain items contained in this discussion are only comparable after excluding the effect of the purchased companies.

     Measures of financial performance subsequent to the purchase transactions are more relevant when comparing "cash-basis" results (i.e., before amortization of purchase accounting intangibles) because they are more indicative of cash flows, and thus the Company's ability to support growth and pay dividends. The cash-basis measures of financial performance are presented in the Five-Year and Quarterly Consolidated Summary of Income and Selected Financial Data on pages 20 and 43.


Financial   Condition

Earning  Assets

     Interest income from earning assets (including loans, securities, short-term investments and mortgage loans held for sale) is the Company's main source of income. Average earning assets totaled $13.6 billion in 1999, compared to $12.3 billion in 1998 and $10.7 billion in 1997. The increase in average earning assets of $1.3 billion in 1999 and $1.6 billion in 1998 was primarily due to growth in the loan portfolio.

     Loan demand remained strong throughout 1999. Average loans as a percentage of average earning assets increased to 76.7% in 1999 compared to 74.2% in 1998 and 70.3% in 1997. Average securities decreased to 20.3% of average earning assets in 1999 from 22.1% in 1998 and 26.1% in 1997. The Company funded the 1999 increase in earning assets through growth in interest-bearing deposits of $787.5 million, other interest-bearing liabilities of $424.5 million, noninterest-bearing liabilities of $138.9 million and shareholders' equity of $73.3 million.

     Total earning assets at December 31, 1999 were $14.2 billion, up $838.6 million (6%) from a year earlier primarily due to a $949.5 million (10%) increase in loans.

     LOANS. The Company's lending activities are subject to both prudent underwriting standards and liquidity considerations. Loans allow Hibernia to meet customer credit needs and at the same time achieve yields that are generally higher than those available on other earning assets. Lending relationships are one way Hibernia meets its goal of providing for all of the financial needs of its customers.

     Hibernia engages in commercial, small business and consumer lending. The specific underwriting criteria for each major loan category are outlined in a credit policy approved by the Board of Directors. In general, commercial loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit scoring models which consider factors including payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower are considered. The credit policy, including the underwriting criteria for major loan categories, is reviewed on a regular basis and adjusted when warranted.

     Average loans increased $1.3 billion (15%) in 1999 and $1.6 billion (22%) in 1998. Excluding the effect of the Beaumont transaction, average loans increased approxi-mately 14% from 1998 to 1999. Hibernia's efforts to achieve its goal of being recognized as the integrated financial services leader in the Gulf South by building the most comprehensive and convenient banking network, and delivering top-quality service across a broad range of financial products and services, enabled the Company to increase loans by deepening relationships with existing customers and by attracting new customers from competitors.

     Table 1 details Hibernia's commercial and small business loans classified by repayment source and consumer loans classified by type. In 1999 consumer loans grew $843.9 million (21%), small business loans increased $292.1 million (14%) and commercial loans decreased $186.5 million (5%). The portfolio mix was 44% consumer, 22% small business and 34% commercial at year-end 1999 compared to 40%, 21% and 39%, respectively, at year-end 1998. Hibernia's lending strategy includes maintaining an appropriately balanced portfolio.

---------------------------------------------------------------------------------------------------------------------
TABLE 1 - COMPOSITION OF LOAN PORTFOLIO
=====================================================================================================================
December 31 ($ in millions)                                           1999                          1998
---------------------------------------------------------------------------------------------------------------------
                                                           Balance         Percent       Balance        Percent
---------------------------------------------------------------------------------------------------------------------

Commercial:
    Commercial and industrial ..................        $   1,501.0         13.8%      $  1,371.2         13.8%
    Services industry ..........................              955.4          8.8          1,055.6         10.7
    Real estate ................................              434.2          4.0            457.4          4.6
    Health care ................................              298.1          2.7            306.5          3.1
    Transportation, communications and utilities              228.6          2.1            212.0          2.1
    Energy .....................................              192.6          1.8            422.0          4.3
    Other ......................................               83.4          0.8             55.1          0.6
---------------------------------------------------------------------------------------------------------------------
          Total commercial .....................            3,693.3         34.0          3,879.8         39.2
---------------------------------------------------------------------------------------------------------------------
Small Business:
    Commercial and industrial ..................              823.4          7.6            770.8          7.8
    Services industry ..........................              539.6          5.0            440.2          4.4
    Real estate ................................              340.2          3.1            274.7          2.8
    Health care ................................              150.8          1.4            107.6          1.1
    Transportation, communications and utilities               91.9          0.9             82.2          0.8
    Energy .....................................               43.7          0.4             46.3          0.5
    Other ......................................              372.3          3.4            348.0          3.5
---------------------------------------------------------------------------------------------------------------------
          Total small business .................            2,361.9         21.8          2,069.8         20.9
---------------------------------------------------------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ........................            2,263.4         20.8          1,915.5         19.3
        Junior liens ...........................              282.1          2.6            190.1          1.9
    Indirect ...................................            1,277.3         11.8            850.5          8.6
    Revolving credit ...........................              374.2          3.4            325.8          3.3
    Other ......................................              604.5          5.6            675.7          6.8
---------------------------------------------------------------------------------------------------------------------
          Total consumer .......................            4,801.5         44.2          3,957.6         39.9
---------------------------------------------------------------------------------------------------------------------
Total loans ....................................        $  10,856.7        100.0%      $  9,907.2        100.0%
=====================================================================================================================

     Commercial Loans. The change in the commercial portfolio was primarily due to decreases in energy, down $229.4 million (54%), and the services industry, down $100.2 million (9%), partially offset by an increase of $129.8 million (9%) in commercial and industrial. Hibernia's loan portfolio remains well diversified, as evidenced by the portfolio percentages presented in Table 1. The decrease in commercial loans is the result of the implementation of new policies designed to better manage and diversify the risk of the portfolio.

     Although the overall economy continues to expand, the energy industry experienced a decline in 1998 and early 1999 as oil prices decreased worldwide. The Company's experienced energy/maritime management team reviews the energy portfolio for potential adverse developments and proactively manages Hibernia's exposure to risk. As a result of these efforts, the Company's energy portfolio has been reduced. However, the Company remains active in the energy industry on a selective basis, and the energy portion of the loan portfolio represents 2.2% of total loans as of December 31, 1999.

     Hibernia's commercial loan portfolio does not contain significant exposure to foreign countries.

     Small Business Loans. Hibernia generally categorizes companies with revenues of less than $10 million as small businesses. The small business portfolio showed increases primarily in the services industry, up $99.4 million (23%); real estate, up $65.5 million (24%); commercial and industrial, up $52.6 million (7%); and health care, up $43.2 million (40%).

     Centralized underwriting, utilization of sophisticated credit scoring models and Hibernia's shortened application form, "No Financials Application," have made the underwriting process more efficient while maintaining credit quality. This allows Hibernia's experienced business bankers located in each market to concentrate on serving the credit and other financial needs of small business customers.

     Consumer Loans. The increase in the consumer portfolio was spread among residential mortgages, up $439.9 million (21%); indirect, up $426.8 million (50%); and revolving credit, up $48.4 million (15%). These increases were partially offset by a decrease of $71.2 million (11%) in the "other" category.

     Residential mortgage loans comprise more than half of the consumer loan portfolio. Increased marketing efforts, new products, shortened application and approval processes, extended service hours and an increase in the percentage of adjustable-rate mortgages funded and retained were the major factors contributing to the growth from 1998. Hibernia's increased focus on mortgage lending resulted in approximately $2.3 billion in mortgage loan originations during 1999.

     The level of adjustable-rate mortgages increased in 1999 as a result of changes in the interest rate environment. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. At December 31, 1999 Hibernia serviced approximately $5.4 billion in residential mortgage loans.

     In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Equity PrimeLine(R), an attractively priced line of credit secured by the customer's residence.

     An additional factor contributing to the change in the consumer portfolio during 1999 was the increase in indirect loans. This growth was fueled primarily by a strategic expansion into the Texas market and the introduction of a new automobile lease product. When new markets are entered and new products are introduced, outstanding loans grow rapidly for the first few years until maturing loans and pay-offs begin to offset current production.

     During 1999, Hibernia securitized $512.6 million of its residential first mortgages through the Federal National Mortgage Association (FNMA), of which $210.0 million was securitized during the second quarter of 1999 and $302.6 million was securitized during the fourth quarter of 1999. These portions of the consumer portfolio were securitized with recourse provisions, and reserves have been established to cover estimated losses. These transactions affect the categorization of individual line items on the balance sheet by reducing mortgage loans and increasing securities.

==========================================================================================
TABLE 2 - COMPOSITION OF SECURITIES
------------------------------------------------------------------------------------------
December 31  ($ in millions)                    1999            1998            1997
------------------------------------------------------------------------------------------

Available for sale:

U.S. Treasuries ..................        $    277.0      $    257.6      $    437.8
U.S. government agencies:
     Mortgage-backed securities ..             997.8         1,019.7         1,349.2
     Bonds .......................           1,065.3         1,153.2           626.4
States and political subdivisions              224.4           255.8           260.8
Other ............................              95.8            75.4            66.6
------------------------------------------------------------------------------------------
          Total available for sale           2,660.3         2,761.7         2,740.8
------------------------------------------------------------------------------------------
Held to maturity:
U.S. government agencies:
     Mortgage-backed securities ..             300.5             -               -
------------------------------------------------------------------------------------------
          Total held to maturity .             300.5             -               -
------------------------------------------------------------------------------------------
Total securities .................        $  2,960.8      $  2,761.7      $  2,740.8
==========================================================================================

     SECURITIES. At the end of 1999, securities totaled $3.0 billion, an increase of $199.1 million, or 7%, from the end of 1998. Of total securities at December 31, 1999, 89% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund deposits. The composition of the securities portfolio is shown in Table 2.

     During 1998, as a result of the interest rate environment, Hibernia restructured a portion of its securities portfolio, resulting in the sale of $30.0 million of U.S. Treasuries and the purchase of a similar amount of U. S. government agencies. In connection with these transactions, the Company recognized a gain on the sale of securities of $1.3 million, while enhancing future interest income.

     Trading Account Assets. The Company held no trading account assets at December 31, 1999 or December 31, 1998. The Company held $35.9 million in securities as trading account assets at December 31, 1997. These securities, purchased in late 1997, related to a single transaction associated with a tax planning strategy and were sold in early 1998 for slightly more than their carrying value at year-end 1997. Hibernia classifies its trading account assets as short-term investments.

====================================================================================================================================
TABLE 3 - MATURITIES AND YIELDS OF SECURITIES(1)
====================================================================================================================================
                                                           Due after 1       Due after 5
                                         Due in 1 year    year through      years through        Due after
December 31, 1999 ($ in millions)           or less          5 years          10 years           10 Years             Total
------------------------------------------------------------------------------------------------------------------------------------
                                        Amount  Yield    Amount   Yield    Amount   Yield     Amount   Yield     Amount   Yield
====================================================================================================================================
Available for sale:
U.S. Treasuries ..................    $  47.0   5.74%   $ 230.0   5.67%   $     -      -%   $      -      -%   $  277.0   5.69%
U.S. government agencies:
    Mortgage-backed securities (2)       13.3   6.50       36.1   6.62      174.9   7.46       773.5   6.47       997.8   6.65
    Bonds ........................      107.6   5.72      127.2   5.92      716.3   6.76       114.2   6.93     1,065.3   6.57
States and political subdivisions        10.0   7.51       51.9   7.82       45.8   7.85       116.7   8.61       224.4   8.19
Other ............................       90.7   4.11        2.4   5.03        1.3   5.03         1.4   5.69        95.8   4.16
------------------------------------------------------------------------------------------------------------------------------------
       Total available for sale ..    $ 268.6   5.28%   $ 447.6   6.06%   $ 938.3   6.94%   $1,005.8   6.77%   $2,660.3   6.56%
------------------------------------------------------------------------------------------------------------------------------------
Held to Maturity:
U.S. government agencies:
    Mortgage-backed securities (2)    $     -      -%   $     -      -%   $   6.3   5.09%   $  294.2   6.15%   $  300.5   6.13%
------------------------------------------------------------------------------------------------------------------------------------
       Total held to maturity ....    $     -      -%   $     -      -%   $   6.3   5.09%   $  294.2   6.15%   $  300.5   6.13%
====================================================================================================================================
----------
(1)Yield computations are presented on a  taxable-equivalent  basis using market values for securities  available for sale, amortized cost for securities held to maturity and a statutory income tax rate of 35%.
(2)Mortgage-backed  securities are classified  according to contractual maturity without  consideration of principal  amortization,  projected  prepayments or call options.

     Securities Available For Sale. Average securities available for sale increased $21.1 million (1%) to $2.7 billion in 1999. Average securities available for sale decreased $68.6 million from 1997 to 1998.

     At December 31, 1999 the securities available for sale portfolio included $350.2 million of adjustable-rate securities, primarily mortgage-backed securities, which are tied to a cost-of-funds index. In much the same manner as Hibernia's cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

     The average repricing period of securities available for sale at December 31, 1999 was 5.5 years, unchanged from December 31, 1998. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.

     Securities Held To Maturity. Average securities held to maturity totaled $31.5 million in 1999. The increase was a result of the securitization of $302.6 million of residential first mortgages in the fourth quarter of 1999.

     At December 31, 1999 the securities held to maturity portfolio included $238.2 million of adjustable-rate mortgage-backed securities, which are tied to a cost-of-funds index. The average repricing period of securities held to maturity at December 31, 1999 was 4.5 years.

      Maturities and yields of securities at year-end 1999 are detailed in Table
3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

     SHORT-TERM INVESTMENTS. Average short-term investments, primarily federal funds sold and securities purchased under agreements to resell (reverse repurchase agreements) decreased $24.6 million (10%) in 1999 to $232.5 million. This decrease is the result of the securitization of residential first mortgages previously discussed which generated collateral required for certain deposits, thus reducing the need for short-term investments. Average short-term investments decreased $60.6 million (19%) in 1998 compared to 1997.

     MORTGAGE LOANS HELD FOR SALE. Mortgage loans held for sale are loans that have been originated and are pending securitization or sale in the secondary market. Average mortgage loans held for sale were $167.2 million in 1999, a $32.3 million (16%) decrease from $199.5 million in 1998. Average mortgage loans held for sale in 1998 increased $135.7 million (213%) from $63.8 million. Since mortgage warehouse loans are generally held in inventory for a short period of time (30 to 60 days), there may be significant differences between average and period-end balances. At year-end 1999, mortgage loans held for sale totaled $92.7 million compared to $281.4 million and $69.6 million in 1998 and 1997, respectively.

     Mortgage loans held for sale, previously included in total loans, began to be reported as a separate line item on the balance sheet as of January 1, 1999. Prior-period information has been reclassified to reflect this change.


Asset Quality

     Several key measures are used to evaluate and monitor the Company's asset quality. These measures include the level of loan delinquencies; nonaccrual loans; restructured loans; and foreclosed assets and excess bank-owned property, in addition to their related ratios.

     Table 4 details loan delinquencies and delinquencies as a percentage of their related portfolio segment and in total for each of the past five years. The level of accruing, delinquent loans past due 30 days or more was $49.6 million, or 0.46% of loans at December 31, 1999, down from $59.6 million, or 0.60% of total loans at December 31, 1998 and $70.4 million, or 0.84% of loans at year-end 1997. The decline in 1999 reflects lower levels of delinquent loans in each of the three loan portfolio segments - commercial, small business and consumer. Commercial delinquencies improved to 0.15% at year-end 1999, down from 0.27% a year ago and down slightly from 0.18% at year-end 1997. The small business loan delinquency ratio improved to 0.34% in 1999 from 0.50% in 1998 and 0.80% in 1997, and the consumer loan delinquency ratio improved to 0.75% in 1999, from 0.98% and 1.47% in 1998 and 1997, respectively. The improvement in small business delinquencies in 1999 is the result of continued enhancements in the underwriting, portfolio management and collection processes. The improvement in consumer delinquencies for 1999 is primarily due to ongoing adjustments in the underwriting criteria and enhancements in the collection process. The reduction in consumer delinquencies from 1997 to 1998 is primarily due to a change in the reporting methodology for mortgage loans from number of days past due to payment cycle date, a methodology utilized in the banking industry.

===================================================================================================================
TABLE 4  -  LOAN DELINQUENCIES (1)
===================================================================================================================
December 31 ($ in millions)                             1999        1998        1997        1996      1995(2)
-------------------------------------------------------------------------------------------------------------------
Days past due:
  30 to 89 days ...............................     $   43.6    $   52.6    $   64.6    $   80.6    $   56.1
  90 days or more .............................          6.0         7.0         5.8         6.0         3.5
-------------------------------------------------------------------------------------------------------------------
     Total delinquencies ......................     $   49.6    $   59.6    $   70.4    $   86.6    $   59.6
===================================================================================================================
Total delinquencies as a percentage of loans:
  Commercial ..................................         0.15%       0.27%       0.18%       0.84%       0.45%
  Small business ..............................         0.34%       0.50%       0.80%       1.00%          -
  Consumer ....................................         0.75%       0.98%       1.47%       1.75%       2.01%
  Total loans .................................         0.46%       0.60%       0.84%       1.26%       1.11%
===================================================================================================================
----------------
(1) Accruing loans past due as to principal and/or interest 30 days or more.
(2) Small business loans are included in commercial loans in 1995.

     Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower). Nonperforming loans totaled $76.5 million at December 31, 1999, up from $40.9 million a year ago and $23.6 million in 1997. The change from 1998 was primarily driven by nonaccrual loans in the commercial loan portfolio, which increased to $51.6 million from $19.2 million as a result of the deterioration of two large credits in the health care and death care industries during the latter part of 1999. The majority of nonperforming consumer loans are residential mortgage loans on which no significant losses are expected. The composition of nonperforming loans, foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property as well as certain asset quality ratios for the past five years are set forth in Table 5.

     Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility.

     Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Included in nonaccrual loans are loans that are considered to be impaired under Statement of Financial Accounting Standards No. 114 totaling $70.0 million at December 31, 1999 and $37.2 million at December 31, 1998. Included in the 1999 and 1998 amounts were $65.9 million and $33.2 million, respectively, of impaired loans for which the related reserve for loan losses was $17.2 million and $9.8 million, respectively.

====================================================================================================================
TABLE 5  -  NONPERFORMING ASSETS
====================================================================================================================
($ in thousands)                             1999           1998           1997           1996         1995(1)
--------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
  Commercial ......................    $   51,620     $   19,215     $    5,282     $    4,230     $   14,569
  Small business ..................        18,329         17,694         11,762          9,335              -
  Consumer ........................         6,512          4,031          6,532          4,053          4,255
--------------------------------------------------------------------------------------------------------------------
    Total nonperforming loans .......      76,461         40,940         23,576         17,618         18,824
--------------------------------------------------------------------------------------------------------------------
Foreclosed assets ...............           7,710         10,762          3,056          5,828          7,136
Excess bank-owned property ......           4,197          2,648          2,360          3,670          2,946
--------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets ......  $   88,368     $   54,350     $   28,992     $   27,116     $   28,906
====================================================================================================================
Reserve for loan losses .........      $  156,072     $  130,347     $  126,557     $  146,097     $  167,505
Nonperforming loan ratio:
  Commercial ......................          1.40%          0.50%          0.17%          0.18%          0.47%
  Small business ..................          0.78%          0.85%          0.61%          0.55%             -
  Consumer ........................          0.14%          0.10%          0.19%          0.14%          0.19%
  Total loans .....................          0.70%          0.41%          0.28%          0.26%          0.35%
Nonperforming asset ratio .......            0.81%          0.55%          0.35%          0.39%          0.54%
Reserve for loan losses as a
  percentage of nonperforming loans        204.12%        318.39%        536.80%        829.25%        889.85%
====================================================================================================================
----------------
(1) Small business loans are included in commercial loans in 1995.

==========================================================================================================================
TABLE 6 - SUMMARY OF NONPERFORMING LOAN ACTIVITY
==========================================================================================================================
                                              Commercial          Other          Small
($ in thousands)                             Real Estate     Commercial       Business      Consumer          Total
--------------------------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1998         $    81     $   19,134     $   17,694     $   4,031     $   40,940
Additions ..............................             414        114,685         18,438         9,300        142,837
Gross charge-offs ......................             (16)       (40,779)        (2,695)         (688)       (44,178)
Transfers to foreclosed assets .........             (65)        (1,676)          (951)       (2,464)        (5,156)
Returned to performing status ..........               -         (4,948)          (591)       (1,122)        (6,661)
Payments and sales .....................            (300)       (34,910)       (13,566)       (2,545)       (51,321)
==========================================================================================================================
Nonperforming loans at December 31, 1999         $   114     $   51,506     $   18,329     $   6,512     $   76,461
==========================================================================================================================

     In addition to the nonperforming  loans discussed earlier,  there are $62.7
million of loans which, in   management's   opinion,   are   currently   subject
to  potential   future classification  as  nonperforming.

      Table 6 presents a summary of changes in nonperforming loans for 1999 by loan type (commercial real estate, other commercial, small business and consumer). Loans totaling $142.8 million were added during the year, primarily in the commercial loan portfolio. Sales and payments resulted in a $51.3 million reduction in nonperforming loans. Charge-offs of $44.2 million further reduced nonperforming loans during 1999. A significant portion of these charge-offs related to the sales of a number of large credit relationships in the secondary market. In addition, $6.7 million in loans were returned to performing status. Recoveries experienced on previously charged-off loans are reflected in the reserve for loan losses in Table 7 and are not a component of nonperforming loan activity.

     Foreclosed assets and excess bank-owned property, which are recorded atfair value less estimated selling costs, totaled $11.9 million at December 31, 1999, $13.4 million at December 31, 1998 and $5.4 million at December 31, 1997.

     Nonperforming assets as a percentage of total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 1999 the Company's nonperforming asset ratio was 0.81% compared to 0.55% at year-end 1998 and 0.35% at year-end 1997.

     Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As illustrated in Table 7, net charge-offs totaled $64.9 million in 1999 compared to $23.4 million in 1998 and $23.5 million in 1997. Net charge-offs as a percentage of average loans were 0.62% in 1999 compared to 0.26% in 1998 and 0.31% in 1997. The increase in net charge-offs primarily occurred in the commercial loan portfolio, while net charge-offs in the small business and consumer portfolios declined from levels experienced in the previous two years.


Reserve and  Provision for Loan Losses

     The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management's assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded an $87.8 million provision for loan losses in 1999 compared to $27.2 million in 1998 and $3.4 million in 1997. The increase in the provision was made primarily to address credit quality issues within the commercial loan portfolio, as indicated by higher levels of charge-offs and nonperforming loans. The provision for loan losses for 1999 exceeded net charge-offs by $22.9 million. Table 7 presents an analysis of the activity in the reserve for loan losses for the past three years.

     The reserve for loan losses is composed of specific reserves (assessed for each loan that is reviewed for impairment or for which a probable loss has been identified), general reserves (based on historical loss factors) and an unallocated reserve.

     The Company continuously evaluates its reserve for loan losses to maintain an adequate level to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan's initial effective interest rate, the observable market value of the loan or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical charge-offs considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings and specific reserve allocations. It also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, the reserve considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. The results of reviews performed by internal and external examiners are also considered.

====================================================================================================================================
TABLE 7  -  RESERVE FOR LOAN LOSSES ACTIVITY
====================================================================================================================================
Year Ended December 31
($ in thousands)                                                            1999                    1998                    1997
====================================================================================================================================
Balance at beginning of year                                          $  130,347              $  126,557              $  146,097
Loans charged off:
    Commercial                                                           (46,195)                 (1,751)                 (4,695)
    Small business                                                       (12,134)                (12,485)                (11,329)
    Consumer                                                             (25,037)                (26,652)                (30,393)
Recoveries:
    Commercial                                                             5,303                   6,090                   9,135
    Small business                                                         4,835                   2,680                   2,445
    Consumer                                                               8,300                   8,682                  11,385
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged off                                                    (64,928)                (23,436)                (23,452)
Provision for loan losses                                                 87,800                  27,226                   3,433
Addition due to purchase transactions                                      3,035                       -                     479
Transfer due to securitizations                                             (182)                      -                       -
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                $  156,072              $  130,347              $  126,557
====================================================================================================================================
Reserve for loan losses
    as a percentage of loans                                                1.44%                   1.32%                   1.51%
Net charge-offs as a percentage
    of average loans:
        Commercial                                                          1.06%                  (0.12)%                 (0.17)%
        Small business                                                      0.33%                   0.50%                   0.51%
        Consumer                                                            0.38%                   0.49%                   0.62%
        Total loans                                                         0.62%                   0.26%                   0.31%
====================================================================================================================================

     The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be dynamic and responsive to changes in actual credit losses. These changes are reflected in both the general and unallocated reserves. The historical loss ratios, which are key factors in this analysis, are updated quarterly and are weighted more heavily for recent charge-off experience. The review of reserve adequacy is performed by executive management and presented to the Board of Directors for its review, consideration and ratification.

     There were no significant changes in the composition of the loan portfolio during 1999, except for the previously discussed decreases in the commercial portfolio and the growth in indirect lending. The Company proactively managed its problem loan exposure primarily through the sales of certain large commercial credits at a discount. Reserve levels increased during 1999 in view of the risk profile of the portfolio as indicated by the Company's internal risk rating system and based upon consistent application of the Company's reserve methodology.

     The reserve coverage of net charge-offs declined during 1999 to 240% from 556% in 1998 and 540% in 1997. This decline was primarily due to the higher level of commercial net charge-offs experienced during 1999. The reserve for loan losses is established to provide for losses which are inherent in the portfolio. Therefore, a comparison of historical charge-offs to the reserve is not necessarily an appropriate measure of reserve adequacy, since the timing of charge-offs and recoveries impacts these ratios. This is particularly true with respect to 1999, since a significant portion of charge-offs relates to the complete disposition through sale of several large commercial credits.

     The year-end 1999 reserve of $156.1 million provided 204% coverage of nonperforming loans compared to $130.3 million with 318% coverage at year-end 1998 and $126.6 million with 537% coverage at year-end 1997. As a percentage of total loans, the reserve for loan losses was 1.44% at December 31, 1999 compared to 1.32% and 1.51% at December 31, 1998 and 1997, respectively. While the reserve for loan losses as a percentage of loans has generally declined over the past five years, the present leve is considered adequate to absorb probable loan losses inherent in the portfolio considering the level and mix of the loan portfolio, current economic conditions and market trends.

     During 2000 the Company expects to provide less for loan losses than in 1999. Loan growth, the level of nonperforming loans, the risk profile of the portfolio, and the amounts and timing of future cash flows expected to be received on impaired loans, will be considered and will impact the estimate of the reserve for loan losses, and thus the level of the required provision.

     The allocation of the December 31, 1999 reserve for loan losses is presented in Table 8.

=============================================================
TABLE 8 - ALLOCATION OF RESERVE
FOR LOAN LOSSES
=============================================================
December 31, 1999              Reserve for   % of Total
($ in millions)                Loan Losses      Reserve
---------------------------------------------------------------
Commercial real estate loans     $    3.6          2.3%
Other commercial loans .....         43.7         28.0
Small business loans .......         21.7         13.9
Consumer loans .............         47.6         30.5
Unallocated reserve ........         39.5         25.3
-------------------------------------------------------------
Total ......................     $  156.1        100.0%
=============================================================

     The assumptions and methodologies used in allocating the reserve for loan losses were unchanged during the year. Allocations to the commercial portfolio increased as a result of the higher levels of losses experienced in 1999. The allocation to the small business portfolio increased, while the allocation to the consumer portfolio declined as a result of improving loss experience in recent years. The unallocated reserve declined from 29% in 1998 to 25% in 1999 as more reserves were allocated to the commercial portfolio. This reallocation is consistent with management's expectations and the loan loss methodology which weights recent history more heavily and reflects the current risk profile of the portfolio.


Funding Sources

Deposits

     Deposits are the Company's primary source of funding for earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of average deposit rates and deposit composition are presented in Table 9 and Table 10, respectively.

     Average  deposits  totaled  $11.2  billion  in 1999, a $959.0 million  (9%)
increase from 1998. Excluding the effect of the Beaumont transaction, average deposits increased approxi-mately 7%. Average core deposits were up $696.4 million (8%) to $9.1 billion or 81% of total average deposits. Approximately one-third of this increase was due to the effect of the Beaumont transaction. Average noninterest-bearing deposits increased $171.5 million and average savings grew $570.6 million as a result of the promotion of products, including Tower GoldSM Services, which offers liquidity, competitive interest rates and the security of a bank deposit.

     NOW account average balances for 1999 increased $13.6 million compared to 1998 and money market average deposits were up $41.5 million in 1999 compared to 1998. NOW account average balances for 1998 were down $176.1 million compared to 1997, and money market average deposits were up $227.5 million in 1998 compared to 1997. During the fourth quarter of 1995, Hibernia instituted a new product, the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer's NOW account up to a maximum of six transfers per statement cycle. As a result of additional analysis, the Reserve Money Manager account was enhanced in the first quarter of 1998 to create a more efficient sweep process. The effect of the Reserve Money Manager account on average balances was $1,389.1 million in 1999, $1,097.0 million in 1998 and $743.9 million in 1997 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $305.7 million (21%) in 1999 compared to 1998 and up $177.0 million (14%) in 1998 compared to 1997, and money market deposit account average balances were down $250.6 million (27%) in 1999 compared to 1998 and down $125.6 million (12%) in 1998 compared to 1997.

=================================================================
TABLE 9 - AVERAGE DEPOSIT RATES
=================================================================
                                  1999      1998      1997
-----------------------------------------------------------------
NOW accounts ...........          2.63%     3.32%     2.77%
Money market
 deposit accounts .......         2.42      2.54      2.58
Savings accounts .......          3.69      3.21      2.89
Other consumer
 time deposits ..........         4.90      5.20      5.23
Public fund certificates
 of deposit of
 $100,000 or more .......         4.92      5.35      5.50
Certificates of deposit
 of $100,000 or more ....         5.21      5.30      5.23
Foreign time deposits ..          4.62      5.04      5.30
=================================================================
  Total interest-bearing
   deposits ...............       4.05%     4.24%     4.26%
=================================================================

     Average noncore deposits increased $262.6 million (14%) to $2.1 billion in 1999 compared to 1998. Approximately one-third of the increase was due to the effect of the Beaumont transaction. Public fund certificates of deposit of $100,000 or more increased $46.8 million (5%). Other large-denomination certificates of deposit increased $134.0 million (22%) and foreign deposits increased $81.8 million (36%). The growth in other large-denomination certificates of deposit was primarily the result of competitive pricing and increased marketing efforts. Foreign deposits were positively impacted by a treasury management sweep product which moves commercial customer funds into higher-yielding Eurodollar deposits. Because of the nature of these funds, they are considered stable and not subject to the same volatility as other sources of foreign deposits.

     Total deposits at December 31, 1999 were $11.9 billion, up $963.3 million (9%) from December 31, 1998. The effect of the Beaumont transaction accounted for approximately half of the growth in total deposits.

======================================================================================================================
TABLE 10  -  DEPOSIT COMPOSITION
======================================================================================================================
                                                  1999                    1998                      1997
----------------------------------------------------------------------------------------------------------------------
                                          Average      % of        Average        % of       Average        % of
($ in millions)                          Balances  Deposits       Balances    Deposits      Balances    Deposits
======================================================================================================================
Noninterest-bearing .............      $   2,012.4     18.0%   $   1,840.9       18.0%   $   1,666.9       17.5%
NOW accounts ....................            349.2      3.1          335.6        3.3          511.7        5.4
Money market deposit accounts....          2,073.3     18.5        2,031.8       19.9        1,804.3       19.0
Savings accounts ................          1,688.0     15.1        1,117.4       10.9          806.4        8.5
Other consumer time deposits.....          2,948.3     26.4        3,049.1       29.9        3,061.2       32.2
----------------------------------------------------------------------------------------------------------------------
    Total core deposits .........          9,071.2     81.1        8,374.8       82.0        7,850.5       82.6
----------------------------------------------------------------------------------------------------------------------
Public fund certificates of
  deposit of $100,000 or more ...          1,051.8      9.4        1,005.0        9.8        1,027.2       10.8
Certificates of deposit of
  $100,000 or more ..............            745.7      6.7          611.7        6.0          531.6        5.6
Foreign time deposits ...........            308.5      2.8          226.7        2.2           98.2        1.0
======================================================================================================================
     Total deposits .............      $  11,177.2    100.0%   $  10,218.2      100.0%   $   9,507.5      100.0%
======================================================================================================================

 Borrowings

     Average borrowings - which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan account; and debt-increased $424.5 million (28%) to $1.9 billion in 1999 compared to 1998.

     Average federal funds purchased and treasury, tax and loan borrowings were $628.8 million during 1999, an increase of $233.6 million from 1998. Fluctuations in short-term borrowings stem from differences in the timing of growth in the loan portfolio and growth of other funding sources (deposits, proceeds from maturing securities and debt). Average repurchase agreements increased $62.0 million in 1999 compared to 1998. This increase primarily resulted from treasury management products which sweep funds from commercial customers' deposit accounts.

     The Company's debt at December 31, 1999, which totaled $844.8 million, is composed of advances from the Federal Home Loan Bank of Dallas (FHLB). The average rate on debt during 1999 was 5.58% compared to 5.60% during 1998. Debt increased $38.5 million from December 31, 1998 as Hibernia locked in attractive fixed rates. During 1999, the FHLB exercised its right to call a $100 million advance, and a $100 million advance reached maturity. Replacement funding consisted of a $200 million advance bearing a fixed rate of 5.65% and a $40 million advance bearing a monthly adjustable rate. The FHLB may demand payment of $400 million in callable advances at quarterly intervals, of which $200 million is not callable before September 2001 and $200 million is not callable before June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The Company's reliance on borrowings, while higher than a year ago, continues to be within parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.


Interest  Rate  Sensitivity

     Interest rate risk represents the potential impact of interest rate changes on net income and capital resulting from mismatches in repricing opportunities of assets and liabilities over a period of time. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest sensitivity (Gap) analyses. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of the Company's net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through the sale and purchase of securities available for sale, and enter into derivative contracts.

     The simulation models incorporate management's assumptions regarding the level of interest rates or balance changes for indeterminate maturity deposits (demand, NOW, savings and money market deposits) for a given level of market rate changes. These assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Key assumptions in the simulation models include anticipated prepayments on mortgage-related instruments, loans and investments; contractual cash flows and maturities of all financial instruments; deposit sensitivity; and changes in market conditions. In addition, the impact of planned growth and anticipated new business is factored into the simulation models. These assumptions are inherently uncertain, and as a result, the models cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net income or capital. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

     Hibernia's policy objective is to limit the impact on net interest income, from an immediate and sustained change in interest rates of 200 basis points, to 20% of projected 12-month net income. Based on the results of the simulation models at December 31, 1999, the Company would expect an increase in net interest income of $3.5 million in the event of an immediate and sustained 200-basis-point parallel interest rate increase and a decrease in net interest income of $11.9 million in the event of an immediate and sustained 200-basis-point parallel interest rate decrease. In addition, the Company projects an increase in net interest income of $2.4 million and a decrease of $3.0 million if interest rates gradually increase or decrease in parallel movement, respectively, by 200 basis points over the next year.

     Table 11 presents Hibernia's interest rate sensitivity position at December 31, 1999. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

     Although the Gap analysis indicates the Company is liability-sensitive (interest-bearing liabilities exceed interest-earning assets) up to one year, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 39% of interest-bearing liabilities, do not necessarily reprice in direct relationship to changes in market interest rates. In addition, one of Hibernia's deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 1999 these deposits totaled $490.5 million, of which approximately $113.1 million had been repriced. Of the remaining $377.4 million, approximately $361.9 million are included in the 1-30 days other interest-bearing deposits category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

     In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company's loan portfolio contains mortgage loans that have actual cash flows and maturities that vary with the level of interest rates. Depending on market interest rates, actual cash flows from these earning assets will vary from the contractual maturities due to payoffs and refinancing activity.

      On a limited basis, Hibernia uses derivative financial instruments to manage interest rate exposure. These instruments involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive a ppropriate credit approval before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. Deposit-related interest rate swaps may be entered into as hedges against deposits of the same maturity. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expens on deposits. There were no deposit-related interest rate swaps at the end of 1999. The notional amount of deposit-related interest rate swaps at the end of 1998 and 1997 totaled $125.0 million and $100.0 million, respectively.

====================================================================================================================================
TABLE 11 - INTEREST RATE SENSITIVITY AND GAP ANALYSIS
====================================================================================================================================
                                                                                                          Over 5 Years
December 31, 1999                         1-30       31-60         61-90         91-365       1 Year -      and Non-
($ in thousands)                          Days        Days          Days           Days        5 Years     Sensitive         Total
====================================================================================================================================
Earning assets:
  Loans..........................   $ 4,517,054   $ 171,251    $  170,247    $ 1,439,606    $ 3,906,770   $   651,748   $10,856,676
  Securities available for sale..     2,660,322           -             -              -              -             -     2,660,322
  Securities held to maturity....         9,393       8,794        10,290         80,505        165,064        26,479       300,525
  Mortgage loans held for sale...        92,704           -             -              -              -             -        92,704
  Other earning assets...........       256,648           -             -              -              -             -       256,648
------------------------------------------------------------------------------------------------------------------------------------
      Total earning assets.......     7,536,121     180,045       180,537      1,520,111      4,071,834       678,227    14,166,875
------------------------------------------------------------------------------------------------------------------------------------
Funding sources:
  NOW accounts...................       340,194           -             -              -              -             -       340,194
  Money market deposit accounts..     2,214,916           -             -              -              -             -     2,214,916
  Savings accounts...............     1,959,181           -             -              -              -             -     1,959,181
  Foreign deposits...............       362,723           -             -             -               -             -       362,723
  Other interest-bearing deposits     1,348,770     459,081       410,363      1,830,992        784,036        60,325     4,893,567
  Short-term borrowings..........     1,102,690           -             -              -              -             -     1,102,690
  Debt...........................            70          71            71        100,641        742,553         1,443       844,849
  Noninterest-bearing sources....             -           -             -              -              -     2,448,755     2,448,755
------------------------------------------------------------------------------------------------------------------------------------
      Total funding sources......     7,328,544     459,152       410,434      1,931,633      1,526,589     2,510,523    14,166,875
------------------------------------------------------------------------------------------------------------------------------------
Repricing/maturity gap:
  Period.........................   $   207,577   $(279,107)   $ (229,897)   $  (411,522)   $ 2,545,245   $(1,832,296)
  Cumulative.....................   $   207,577   $ (71,530)   $ (301,427)   $  (712,949)   $ 1,832,296   $         -
====================================================================================================================================
Gap/total earning assets:
  Period.........................           1.5%       (2.0)%        (1.6)%         (2.9)%         17.9%        (12.9)%
  Cumulative.....................           1.5%       (0.5)%        (2.1)%         (5.0)%         12.9%
====================================================================================================================================

     Derivative financial instruments are also held or issued by the Company for trading purposes to provide customers the ability to manage their own interest rate sensitivity. Matched positions are ordinarily established to minimize risk to the Company. The notional value of d erivative financial instruments held for trading totaled $500.3 million at year-end 1999, $405.0 million at year-end 1998 and $224.3 million at year-end 1997. In addition to these customer-related derivative financial instruments, the Company has entered into contracts for its own account related to its mortgage origination activity which totaled $132.5 million, $333.2 million and $129.6 million at year-and 1999, 1998 and 1997, respectively. Hibernia's credit exposure to derivative financial instruments held for trading totaled $5.4 million at December 31, 1999, $4.0 million at December 31, 1998 and $0.9 million at December 31, 1997.


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

     The net interest margin is composed of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds, which measures the effect of noninterest-bearing funds (primarily demand deposits and shareholders' equity) on net interest income. In general, the higher the ratio of noninterest-bearing funds supporting earning assets, the higher the net interest margin. Hibernia's noninterest-bearing funds ratio was 18.61% in 1999 compared to 19.67% in 1998 and 19.92% in 1997. Table 12 details the components of the net interest margin for the past five years.

===================================================================================================================
TABLE 12 - NET INTEREST MARGIN (taxable-equivalent)
===================================================================================================================
                                                            1999       1998       1997       1996       1995
===================================================================================================================
Yield on earning assets ...........................         7.83%      8.04%      8.21%      8.22%      8.09%
Rate on interest-bearing liabilities ..............         4.24       4.40       4.34       4.28       4.31
-------------------------------------------------------------------------------------------------------------------
  Net interest spread ...............................       3.59       3.64       3.87       3.94       3.78
Contribution of noninterest-bearing funds .........         0.79       0.87       0.86       0.90       0.90
===================================================================================================================
  Net interest margin ...............................       4.38%      4.51%      4.73%      4.84%      4.68%
===================================================================================================================
Noninterest-bearing funds supporting earning assets        18.61%     19.67%     19.92%     21.03%     21.07%
===================================================================================================================

     The net interest margin of 4.38% in 1999 compares to 4.51% in 1998 and 4.73% in 1997. The decline in the net interest margin in 1999 was the result of a decline in loan yields to 8.29% from 8.63% in 1998, a decline in the interest rate spread to 3.59% from 3.64% in 1998, an increased use of market-rate funds and a decline in the level of noninterest-bearing funds supporting earning assets. The decline in loan yields and the interest rate spread are the result of an increasingly competitive lending environment. The level of noninterest-bearing funds supporting earning assets decreased 106 basis points to 18.61% in 1999 from 19.67% in 1998. This change resulted in an eight-basis-point decline in the contribution of noninterest-bearing funds to the net interest margin to 0.79% in 1999. These negative impacts were partially offset by the change in the mix of earning assets to proportionately more loans with comparatively higher yields than other earning assets. In 1999 loans amounted to 77% of average earning assets compared to 74% in 1998.

     The net interest margin was negatively impacted (approximately three basis points) in 1998 due to a $3.0 million adjustment related to revenue-sharing arrangements with certain automobile dealers brought about by a higher-than-expected level of consumer automobile prepayments. Borrowers had increasingly opted to prepay these types of loans, resulting in a decrease in the reserve established to protect the Company against the impact of prepayments. This behavior was primarily due to economic and market conditions, the current interest rate environment and the ability of borrowers to obtain alternative financing at attractive rates. In addition, the net interest margin was reduced approximately two basis points in 1998 by the funding cost of a transaction designed to utilize capital losses. On a normalized basis, the net interest margin would have been 4.56% for 1998.

     The net interest margin was reduced approximately two basis points in 1997 by the funding cost of a transaction designed to utilize capital losses. From 1997 to 1998, the normalized net interest margin decreased 19 basis points. The negative effects of an increased use of market-rate funds, a decline in loan yields to 8.63% from 8.92%, a 25-basis-point decrease in the level of noninterest bearing funds supporting earning assets and a six-basis-point increase in the cost of interest-bearing liabilities were partially offset by the change in the mix of earning assets.


Results  of Operations

     The Company earned $175.1 million, or $1.07 per common share, in 1999. In 1998 net income was $181.0 million, or $1.11 per common share, and 1997 net income was $147.9 million, or $.90 per common share. Net income per common share - assuming dilution was $1.06, $1.09 and $.89 for 1999, 1998 and 1997, respectively.

     Operating results slightly decreased in 1999 because of an $87.8 million provision for loan losses compared to a $27.2 million provision in 1998, a $14.8 million increase in noninterest expense and a $5.5 million decrease in securities gains. As discussed in the Reserve for Loan Losses section, the 1999 provision for loan losses exceeded charge-offs by $22.9 million. These negative effects on operations were partially offset by a $42.2 million increase in taxable-equivalent net interest income resulting from a higher level of earning assets and a $32.7 million increase in noninterest income (excluding securities transactions).

================================================================================================================================
TABLE 13  -  INTEREST-EARNING ASSET COMPOSITION
================================================================================================================================
(Percentage of average balances)                        1999            1998            1997            1996          1995
================================================================================================================================
Loans.......................................           76.7%           74.2%           70.3%           66.7%         58.8%
Securities available for sale...............           20.1            22.1            26.1            30.5          13.3
Securities held to maturity.................            0.2               -               -               -          25.6
--------------------------------------------------------------------------------------------------------------------------------
    Total securities........................           20.3            22.1            26.1            30.5          38.9
--------------------------------------------------------------------------------------------------------------------------------
Short-term investments......................            1.7             2.1             3.0             2.8           2.3
Mortgage loans held for sale................            1.3             1.6             0.6               -             -
================================================================================================================================
    Total interest-earning assets...........          100.0%          100.0%          100.0%          100.0%        100.0%
================================================================================================================================

     The improvement in net income in 1998 from 1997 was due to a $49.3 million increase in taxable-equivalent net interest income, a $27.9 million improvement in noninterest income (excluding securities transactions) and a $3.2 million increase in securities gains. Partially offsetting these favorable effects, 1998 results included a $27.2 million provision for loan losses compared to a $3.4 million provision in 1997, an increase in noninterest expense of $7.3 million and a $15.6 million increase in income tax expense.


Net Interest Income

     Net interest income on a taxable-equivalent basis increased $42.2 million, or 8%, to $596.3 million in 1999 from $554.1 million in 1998. Taxable-equivalent net interest income in 1997 was $504.9 million. Taxable-equivalent net interest income increased in 1999 compared to 1998 and in 1998 compared to 1997 primarily as the result of the growth and change in the mix of earning assets.

     As indicated in Table 14, the change in volumes increased taxable-equivalent net interest income in 1999 by $59.8 million compared to 1998. A $112.1 million increase in taxable-equivalent interest income due to the growth in loans was partially offset by a $52.0 million increase in interest expense
due  to  growth  in   interest-bearing liabilities.

================================================================================================================================
TABLE 14 - CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME(1)
================================================================================================================================
                                                     1999 Compared to 1998                     1998 Compared to 1997
--------------------------------------------------------------------------------------------------------------------------------
                                                                Increase (Decrease) Due to Change In:
--------------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                 Volume         Rate         Total       Volume         Rate         Total
================================================================================================================================
Taxable-equivalent interest earned on:
  Commercial loans .....................     $   29,443   $  (18,925)   $   10,518   $   72,196   $   (9,214)   $   62,982
  Small business loans .................         24,785       (6,185)       18,600       19,125       (6,230)       12,895
  Consumer loans .......................         57,828       (7,015)       50,813       48,420       (5,974)       42,446
--------------------------------------------------------------------------------------------------------------------------------
    Loans ..............................        112,056      (32,125)       79,931      139,741      (21,418)      118,323
--------------------------------------------------------------------------------------------------------------------------------
  Securities available for sale ........          1,343            2         1,345       (4,470)      (6,616)      (11,086)
  Securities held to maturity ..........          1,908            -         1,908            -            -             -
--------------------------------------------------------------------------------------------------------------------------------
    Securities .........................          3,251            2         3,253       (4,470)      (6,616)      (11,086)
--------------------------------------------------------------------------------------------------------------------------------
  Short-term investments ...............         (1,359)      (1,749)       (3,108)      (3,511)         844        (2,667)
  Mortgage loans held for sale .........         (2,118)        (193)       (2,311)       9,026          (34)        8,992
--------------------------------------------------------------------------------------------------------------------------------
     Total .............................        111,830      (34,065)       77,765      140,786      (27,224)      113,562
--------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  NOW accounts .........................            435       (2,399)       (1,964)      (5,487)       2,483        (3,004)
  Money market deposit accounts ........          1,041       (2,659)       (1,618)       5,799         (668)        5,131
  Savings accounts .....................         20,443        5,958        26,401        9,768        2,784        12,552
  Other consumer time deposits .........         (5,133)      (8,989)      (14,122)        (627)        (987)       (1,614)
  Public fund certificates of
    deposit of $100,000 or more ........          2,431       (4,394)       (1,963)      (1,208)      (1,517)       (2,725)
  Certificates of deposit
    of $100,000 or more ................          6,985         (560)        6,425        4,239          363         4,602
  Foreign deposits .....................          3,845       (1,002)        2,843        6,485         (266)        6,219
  Federal funds purchased ..............         11,897       (1,377)       10,520        6,988         (242)        6,746
  Repurchase agreements ................          2,864         (866)        1,998        2,648         (345)        2,303
  Debt .................................          7,196         (130)        7,066       34,504         (404)       34,100
--------------------------------------------------------------------------------------------------------------------------------
     Total .............................         52,004      (16,418)       35,586       63,109        1,201        64,310
--------------------------------------------------------------------------------------------------------------------------------
Taxable-equivalent
  net interest income ..................     $   59,826   $  (17,647)   $   42,179   $   77,677   $  (28,425)   $   49,252
================================================================================================================================
---------------
(1)Change due to mix (both  volume  and rate) has been  allocated  to volume and
   rate  changes in  proportion  to the  relationship  of the  absolute   dollar
   amounts to the changes in each.

     The change in interest rates caused a decline in taxable-equivalent net interest income of $17.6 million. Taxable-equivalent interest income on loans declined $32.1 million due to changes in yields caused by the competitive lending environment and a change in the mix of the loan portfolio. Interest expense decreased $16.4 million due to a decrease in the rates paid on interest-bearing deposits and a change in the mix of funding sources toward market-rate funds.

     Net interest income for 1998 was negatively impacted by a $3.0 million adjustment related to revenue-sharing arrangements with certain automobile dealers, discussed in the Net Interest Margin section. In addition, net interest income in 1998 and 1997 was reduced by the funding cost of a transaction that utilized capital loss carryforwards. Income of $3.8 million in 1998 and $2.2 million in 1997 associated with this transaction is recorded as a securities gain in noninterest income rather than in net interest income.

     For 1998 compared to 1997, the change in net volumes increased taxable-equivalent net interest income by $77.7 million. This increase was primarily the result of growth in loans adding $139.7 million to taxable-equivalent interest income, partially offset by a higher level of interest-bearing funds which increased interest expense by $63.1 million. Taxable-equivalent interest income on loans decreased $21.4 million, and interest expense increased $1.2 million due to changes in the interest rate environment.


Noninterest Income

      Noninterest income totaled $214.7 million in 1999 compared to $187.4 million in 1998 and $156.4 million in 1997. Excluding securities transactions, noninterest income was up $32.7 million (18%) in 1999 compared to 1998. Included in noninterest income in 1999 is a $1.7 million gain related to an investment in a mezzanine financing.

     Net of the nonrecurring item and securities transactions, noninterest income was up $31.1 million (17%). The effect of the Beaumont transaction accounted for approximately 25% of the increase in 1999. The major categories contributing to the increase in noninterest income were service charges on deposits, up $10.1 million; trust fees, up $6.5 million; retail investment service fees, up $6.3 million; debit/credit card fees, up $3.7 million; mortgage loan origination and servicing fees, up $3.4 million; and ATM fees, up $1.7 million.

============================================================================================================================
TABLE 15 - NONINTEREST INCOME
============================================================================================================================
                                                                                           Percent Increase (Decrease)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  1999        1998
($ in thousands)                                        1999           1998           1997   over 1998   over 1997
============================================================================================================================
Service charges on deposits ..........            $   97,301     $   87,222     $   79,909        11.6%        9.2%
Trust fees ...........................                23,190         16,683         15,535        39.0         7.4
Retail investment service fees........                23,561         17,230         12,070        36.7        42.8
Mortgage loan origination
  and servicing fees .................                18,737         15,366          9,739        21.9        57.8
Other service, collection and
  exchange charges:
  ATM fees ...........................                12,010         10,333          9,030        16.2        14.4
  Debit/credit card fees .............                11,660          7,983          4,919        46.1        62.3
  Other ..............................                12,319         10,351          8,911        19.0        16.2
----------------------------------------------------------------------------------------------------------------------------
     Total other service, collection
       and exchange charges ..........                35,989         28,667         22,860        25.5        25.4
----------------------------------------------------------------------------------------------------------------------------
Other operating income:
  Gain on sales of mortgage loans                      5,578          8,640          3,758       (35.4)      129.9
  Other income .......................                 9,915          7,722          9,806        28.4       (21.3)
----------------------------------------------------------------------------------------------------------------------------
     Total other operating income ....                15,493         16,362         13,564        (5.3)       20.6
----------------------------------------------------------------------------------------------------------------------------
Securities gains, net ................                   432          5,899          2,739       (92.7)      115.4
============================================================================================================================
       Total noninterest income ......            $  214,703     $  187,429     $  156,416        14.6%       19.8%
============================================================================================================================

     Service charges on deposits increased $10.1 million (12%) to $97.3 million in 1999 compared to 1998. This change was the result of growth in transaction-based fees and commercial account analysis fees due to an increase in the number of accounts.

     Trust fees were $23.2 million in 1999, up $6.5 million (39%) compared to 1998 primarily due to new business and the income associated with the $1.4 billion increase in trust assets resulting from the Beaumont transaction. The effect of the Beaumont transaction accounted for approximately 75% of the increase in trust fees.

     Retail investment service fees increased $6.3 million (37%) in 1999 compared to 1998. The increase is primarily due to market conditions which resulted in an increase in the sale of financial products including annuities and discount brokerage services, and the availability of insurance products throughout the banking office network from business lines acquired in 1998.

     Mortgage loan origination and servicing fees were $18.7 million in 1999, up $3.4 million (22%) compared to 1998. The increase in mortgage fees primarily resulted from the Company's continued emphasis on mortgage banking and the increase in the volume of mortgage loans serviced to $5.4 billion. In 1999 Hibernia funded $2.3 billion in residential first mortgages.

     ATM fees increased $1.7 million (16%) to $12.0 million in 1999 compared to 1998 due to the continued growth of the ATM network and the expansion of ATM services.

     Debit/credit card fees were $11.7 million in 1999, an increase of $3.7 million (46%) compared to 1998. The increase primarily resulted from fees generated by Hibernia's CheckMateSM debit card and Capital Access(C) credit card for small businesses.

     Gains on sales of mortgage loans decreased $3.1 million (35%) in 1999 compared to 1998. As a result of changes in the interest rate environment, the Company experienced an increase in the percentage of adjustable-rate mortgages funded and retained. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights.

     Securities gains decreased $5.5 million (93%) to $0.4 million in 1999 compared to 1998. As previously mentioned in the Securities section, the
Company liquidated high-quality securities in 1998 for a gain and used the proceeds to buy securities with similar credit quality and a higher yield made possible by the interest rate environment. This transaction resulted in a $1.3 million securities gain. The remainder of the securities gains in 1998 were primarily the result of the completion of a transaction designed to utilize capital losses.

     Nonrecurring items in 1997 affect comparisons of noninterest income from 1998 to 1997. In 1997, nonrecurring items included a $1.2 million gain recognized on the sale of Hibernia's interest in an electronic funds transfer network and $1.2 million in trading account income resulting from a single transaction related to a tax planning strategy. Excluding securities transactions and nonrecurring items, noninterest income in 1998 increased $30.3 million (20%) compared to 1997. The increase in 1998 noninterest income was primarily the result of growth in service charges on deposits, retail investment service fees, and mortgage loan origination and servicing fees.


Noninterest Expense

     Noninterest expense totaled $440.9 million in 1999 compared to $426.2 million in 1998 and $418.9 million in 1997.

     Noninterest expense increased $14.8 million (3%) in 1999 compared to 1998. Excluding the effect of the Beaumont transaction in 1999, noninterest expense would have increased $2.4 million (1%) in 1999 compared to 1998. Excluding certain merger-related expenses for both years and a nonrecurring charge in 1998, noninterest expense in 1999 would have been $431.9 million, a $10.9 million (3%) increase from 1998. Merger-related expenses were $9.0 million and $3.1 million in 1999 and 1998, respectively. Noninterest expense in 1998 included a $2.0 million nonrecurring charge related to asset write-downs resulting from activities designed to improve customer delivery convenience by optimizing an expanding banking office network. The major categories contributing to the increase in noninterest expense were amortization of intangibles, up $6.6 million; data processing, up $1.9 million; occupancy and equipment, up $1.1 million; state taxes on equity, up $0.9 million; professional fees, up $0.6 million; and stationery and supplies, up $0.6 million.

     Staff costs, which represent the largest component of noninterest expense, decreased $0.6 million in 1999 compared to 1998. The Company reduced management incentives in 1999 and reversed $8.0 million accrued in 1998 related to a long-term performance share award for senior management. The reversal resulted from the failure to meet certain requirements necessary to achieve a payout under that plan. In addition, a management bonus program for 1999 affecting a much larger group was not fulfilled at originally planned levels. Excluding the effect of merger-related expenses, staff costs decreased $5.4 million (3%) in 1999 compared to 1998. Merger-related expenses were $5.1 million and $0.4 million in 1999 and 1998, respectively. Merger-related expenses in 1999 included the cost of a $4.4 million stock grant agreement with two key merger employees that was in place several years prior to negotiation of the merger agreement.

     Occupancy and equipmen expenses in 1999 increased $1.1 million (2%) compared to 1998. Excluding the effect of merger-related expenses and the $2.0 million charge in 1998 discussed above, occupancy and equipment expenses increased $1.7 million (3%).

     Data processing expenses increased $1.9 million (6%) to $31.5 million in 1999. Excluding the effect of merger-related expenses, data processing expenses increased $1.6 million (5%). The increase in data processing expenses is primarily related to continued improvements in technology and increased transaction volume related to growth in the Company's customer base.

     Advertising and promotional expenses in 1999 decreased $1.0 million (6%) compared to 1998. Excluding the effect of merger-related expenses, advertising and promotional expenses decreased $0.6 million (4%) primarily due to higher expenses in 1998 related to advertising, direct marketing and shareholder communications. Higher expenses in 1998 were the result of opportunities related to mergers of several competitors, the expansion of the franchise into the markets of merged companies and the promotion of products, including Tower Super SavingsSM and Hibernia CheckMateSM debit card.

     Amortization of intangibles, a noncash expense, increased $6.6 million (39%) primarily due to amortization of goodwill, core deposit intangibles and trust intangibles associated with the purchase of the Beaumont branches. The Beaumont transaction resulted in an increase of $62.6 million in goodwill, $12.7 million in core deposit intangibles and $17.1 million in trust intangibles. These intangible assets are being amortized over periods from seven to 25 years. The remainder of the change from 1998 is due to an increase of $2.0 million in the amortization of mortgage servicing rights resulting from the growth in mortgage lending activity.

========================================================================================================================
TABLE 16 - NONINTEREST EXPENSE
========================================================================================================================
                                                                                       Percent Increase (Decrease)
------------------------------------------------------------------------------------------------------------------------
                                                                                            1999         1998
($ in thousands)                              1999            1998            1997       over 1998    over 1997
========================================================================================================================
Salaries ...........................     $ 177,904       $ 182,231       $ 174,243          (2.4)%        4.6%
Benefits ...........................        33,622          29,911          33,475          12.4        (10.6)
------------------------------------------------------------------------------------------------------------------------
  Total staff costs ................       211,526         212,142         207,718          (0.3)         2.1
------------------------------------------------------------------------------------------------------------------------
Occupancy, net .....................        33,388          34,604          34,691          (3.5)        (0.3)
Equipment ..........................        33,465          31,167          31,259           7.4         (0.3)
------------------------------------------------------------------------------------------------------------------------
  Total occupancy and equipment ....        66,853          65,771          65,950           1.6         (0.3)
------------------------------------------------------------------------------------------------------------------------
Data processing ....................        31,503          29,590          26,891           6.5         10.0
Advertising and promotional expenses        14,258          15,226          15,907          (6.4)        (4.3)
Foreclosed property expense, net ...          (866)         (1,019)         (3,173)        (15.0)       (67.9)
Amortization of intangibles ........        23,763          17,138          15,034          38.7         14.0
Telecommunications .................         9,844          11,259          11,437         (12.6)        (1.6)
Postage ............................         7,256           7,216           7,110           0.6          1.5
Stationery and supplies ............         6,344           5,736           6,355          10.6         (9.7)
Professional fees ..................         7,371           6,755          10,539           9.1        (35.9)
State taxes on equity ..............        12,115          11,237           7,681           7.8         46.3
Regulatory expense .................         3,061           2,867           2,953           6.8         (2.9)
Loan collection expense ............         5,003           4,771           4,054           4.9         17.7
Other ..............................        42,890          37,466          40,423          14.5         (7.3)
========================================================================================================================
  Total noninterest expense ........     $ 440,921       $ 426,155       $ 418,879           3.5%         1.7%
========================================================================================================================
Efficiency ratio (1) ...............         54.40%          57.93%          63.61%
========================================================================================================================
Cash-basis efficiency ratio (2).....         52.29%          56.24%          61.53%
========================================================================================================================
----------
(1)Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).
(2)Excluding amortization of purchase accounting intangibles.

     Telecommunications expense in 1999 totaled $9.8 million, a decrease of $1.4 million (13%) compared to 1998. Stationery and supplies expense increased $0.6 million (11%) to $6.3 million in 1999.

     Professional fees in 1999 totaled $7.4 million, an increase of $0.6 million (9%) compared to 1998. State taxes on equity expense increased $0.9 million (8%) to $12.1 million in 1999 due to the growth in equity and increases in millages used to assess those taxes.

     Noninterest expense increased $7.3 million (2%) in 1998 compared to 1997. Excluding the effect of merger-related expenses of $3.1 million in 1998 and $14.6 million in 1997, and a nonrecurring item in 1998 previously discussed, noninterest expense increased $16.8 million (4%) in 1998. Other significant changes in noninterest expense, excluding merger-related expenses, included staff costs, up $7.8 million; data processing, up $4.4 million; state taxes on equity, up $3.6 million; occupancy and equipment, up $2.2 million; and amortization of intangibles, up $2.1 million.

     The Company's efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of its efforts to control costs and generate income efficiently. The efficiency ratio for 1999 was 54.40% compared to 57.93% in 1998 and 63.61% in 1997. The improvements in the efficiency ratio reflect continued higher revenue growth rates compared to expense growth rates. Excluding the merger-related expenses and nonrecurring items discussed previously, the efficiency ratio would have been 53.39%, 57.24% and 61.61% in 1999, 1998 and 1997, respectively.

     The cash-basis efficiency ratio, which excludes the impact of the amortization of purchase accounting intangibles, was 52.29% in 1999 compared to 56.24% and 61.53% in 1997. Excluding the effect of merger-related expenses and nonrecurring items discussed previously, the cash-basis efficiency ratio would have been 51.28%, 55.55% and 59.52% in 1999, 1998 and 1997, respectively.


Income Taxes

     The Company recorded a $95.7 million provision for income taxes in 1999 compared to $95.9 million in 1998 and $80.3 million in 1997.

     Hibernia National Bank is subject to a Louisiana shareholders' tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and Hibernia National Bank are subject to Louisiana state income tax. Effective January 1, 1999 Hibernia National Bank of Texas was merged with and into Hibernia National Bank resulting in one bank in all markets. The Texas operations of Hibernia National Bank are subject to Texas franchise tax.

     Net future deductible temporary differences at December 31, 1999 were $209.4 million. The reserve for loan losses represents $156.1 million of the future deductible temporary differences. The provision for loan losses which contributed to the reserve has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $73.3 million. These benefits are recorded as a deferred tax asset at December 31, 1999.


Capital

     Capital represents shareholder ownership in the Company - the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with th reserve for loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital and retention of earnings.

     Hibernia's common dividend payout ratio (common dividends declared per-share divided by net income per common share) was 40.7% in 1999, 33.8% in 1998 and 36.7% in 1997.

     Shareholders' equity totaled $1,375.5 million at the end of 1999 compared to $1,344.6 million at the end of 1998 and $1,220.4 million at the end of 1997. The $30.9 million (2%) increase in 1999 was primarily due to current-year earnings totaling $175.1 million, the issuance of $9.8 million of common stock ($5.4 million of which related to stock issued by a pooled company prior to merger) and a $3.1 million change in unearned compensation due to the allocation of shares in Hibernia's Employee Stock Ownership Plan (ESOP). These increases were partially offset by an $82.1 million change in unrealized gains (losses) on securities available for sale, $68.1 million in dividends on common stock and $6.9 million in dividends on preferred stock. The change in unrealized gains (losses) is primarily due to a rising interest rate environment.

     The $124.2 million (10%) increase in shareholders' equity in 1998 reflected the Company's $181.0 million in earnings, the issuance of common stock of $15.5 million and a $12.5 million increase in unrealized gains on securities available for sale. These increases were partially offset by common dividends totaling $57.5 million, preferred dividends totaling $6.9 million and a $20.4 million change in unearned compensation. The increase in unearned compensation is related to the purchase of stock for the ESOP. During 1998 the ESOP completed its purchase of the originally authorized $30.0 million of stock and acquired an additional $15.0 million in stock in a purchase which was authorized later that same year. As a result, the ESOP acquired approximately 1,443,000 shares of stock during 1998.

     Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 11.46% at year-end 1999, 11.98% at year-end 1998 and 12.51% at year-end 1997. Leverage ratios were 8.11%, 8.55% and 8.61% at year-end 1999, 1998 and 1997, respectively. Table 17 shows the calculation of capital ratios for the Company for the past five years.

     The purchase of the Beaumont branches during 1999 enabled Hibernia to leverage its capital by acquiring assets without increasing equity. As a result of this transaction, leverage and risk-based capital ratios declined in 1999 but still significantly exceed the standards required for designation of an institution as "well capitalized" by regulators.

=====================================================================================================================
TABLE 17 - CAPITAL
=====================================================================================================================
($ in millions)                             1999            1998            1997            1996           1995
---------------------------------------------------------------------------------------------------------------------
Risk-based capital:
  Tier 1 ....................       $    1,203.2    $    1,166.0    $    1,042.5    $      932.0    $     874.2
  Total .....................            1,350.7         1,296.3         1,158.4         1,024.9          947.3

Assets:
  Quarterly average assets(1)           14,833.7        13,629.9        12,108.1        10,450.6        8,944.7
  Net risk-adjusted assets ..           11,788.6        10,819.7         9,258.4         7,375.3        5,754.9

Ratios:
  Tier 1 risk-based capital .              10.21%          10.78%          11.26%          12.64%         15.19%
  Total risk-based capital ..              11.46%          11.98%          12.51%          13.90%         16.46%
  Leverage ..................               8.11%           8.55%           8.61%           8.92%          9.77%
=====================================================================================================================
----------
(1)Excluding the adjustment for unrealized gains (losses)on securities available for sale and disallowed intangibles.


Liquidity

     Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits, converting assets (including short-term investments, mortgage loans held for sale, securities available for sale and loans) to cash and increasing borrowings. To minimize funding risks, management monitors liquidity through periodic reviews of maturity profiles, yield and rate behaviors, and loan and deposit forecasts.

     Core deposits that are maintained at competitive rates are the Company's primary source of liquidity. Core deposits totaled $9.5 billion at year-end 1999, up $613.1 million (7%) from $8.9 billion a year earlier. This increase is the result of Hibernia's extensive banking office network, aided by the introduction of new deposit products, and the effect of the Beaumont transaction in 1999, which added $331.0 million in core deposits. As previously discussed in the Funding Sources section, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits that are a part of total customer relationships. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.


     Hibernia's loan-to-deposit ratio at year-end 1999 increased to 91.6% compared to 91.0% at year-end 1998 and 83.0% at year-end 1997. These increases primarily resulted from significant growth in loans, which outpaced increases in the deposit base. A factor contributing to the change in the growth rate from 1998 to 1999 compared to the growth rate from 1997 to 1998 is the effect of the Beaumont transaction in 1999, which added $464.8 million in deposits and $172.0 million in loans (a 37.0% loan-to-deposit ratio).

     Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (including large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 22.1% of Hibernia's earning assets were funded by net large liabilities (total liabilities less short-term investments) at year-end 1999, up approximately 236 basis points from the prior-year level of 19.7%.

     Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company's current liquidity needs. In February 1999 Hibernia National Bank established a $2.0 billion bank note program. Notes issued under this program will mature 30 days or more after the date of issue and bear fixed or floating interest rates. Additional sources of liquidity available to the Company include the ability to issue brokered certificates of deposit and the ability to sell or securitize a substantial portion of the Company's $2.3 billion residential first mortgage portfolio and $1.3 billion indirect consumer portfolio. The Company also has available Federal funds lines and its membership in the FHLB to further augment liquidity by providing a readily accessible source of funds at competitive rates.

     Hibernia Corporation (the "Parent Company") requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 1999 the Parent Company had $127.8 million in available funds. During 1999 the Parent Company received $77.0 million in dividends from its bank subsidiaries. The Parent Company paid $68.1 million in dividends to common shareholders and $6.9 million in dividends to preferred shareholders and increased its investment in two of its subsidiaries by a total of $15.5 million.

     The Consolidated Statements of Cash Flows can be used to assess the Company's ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net decrease in cash and cash equivalents in 1999 of $117.3 million. This decrease was the result of cash used in investing activities of $1,035.9 million, as loans (net of sales) used cash of $1,365.1 million and purchases of securities available for sale totaled $428.3 million, partially offset by $608.2 million from the sales and maturities of securities available for sale and the maturities of securities held to maturity. These activities were partially offset with net cash provided from financing activities of $436.5 million, as deposits provided cash of $498.5 million. Net cash provided by operating activities totaled $482.1 million after adjusting 1999 net income for noncash items.

     Cash and cash equivalents decreased $141.2 million in 1998. Cash used in investing activities totaled $1,591.9 million, as loans (net of sales) used cash of $1,554.2 million and purchases of securities available for sale used $1,833.4 million, partially offset by $1,833.1 million from the sales and maturities of securities available for sale. These activities were partially offset with net cash provided from financing activities of $1,420.2 million, as deposits provided cash of $789.6 million, short-term borrowings provided $414.2 million and the proceeds from debt issuance, net of payments, totaled $298.8 million.


     Cash and cash equivalents increased $182.7 million in 1997. Cash provided by financing activities totaled $1,405.6 million, as deposits provided cash of $632.5 million, short-term borrowings provided $376.4 million and the proceeds from debt issuance, net of payments, totaled $447.8 million. These increases were partially offset by net cash used in investing activities of $1,348.1 million, as loans (net of sales) used cash of $1,460.3 million and purchases of securities available for sale used $920.3 million, partially offset by $994.2 million from sales and maturities of securities available for sale. Net cash provided by operating activities totaled $125.3 million after adjusting 1997 net income for noncash items.


Year 2000

     The Year 2000 issue arose from the fact that many computer programs stored and processed data using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may have recognized a date using "00" as the year 1900 rather than the year 2000 upon the date change. This issue affected not only Hibernia, but virtually all companies and organizations that use computer information systems.

     A team composed of Hibernia employees and representatives of the Company's third party data processor, Alltel Information Services, Inc., was formed in early 1997 to address the Year 2000 issue. During 1999, the Company completed its plan to achieve Year 2000 compliance for all mainframe application systems, local area network application systems, departmental and vendor application systems and the Company's infrastructure. Efforts to ensure Year 2000 compliance, which included both the remediation of the application program code and the successful unit testing in an isolated and fully functional environment occurred throughout 1999. In addition to testing and making appropriate changes to its internal systems, the Company discussed the Year 2000 issue and its potential impact on business operations with many of its customers and vendors. The Company evaluated the Year 2000 readiness of its significant borrowers and the resulting effect on the credit quality of its loan portfolio. In addition, the Company evaluated the Year 2000 readiness of its significant depositors and the potential effect on its liquidity. The status of these activities was provided to Hibernia's Board of Directors, and the Company's regulators monitored Year 2000 efforts.

     The majority of the costs associated with Year 2000 efforts were the responsibility of the Company's third party data processor which also provides many of the Company's software applications. Contract specifications required the Company's third party data processor to ensure that all systems met Year 2000 compliance and other banking regulations. Hibernia supplemented its vendors' efforts with its own efforts at a total cost of approximately $1.7 million, most of which was expensed in 1998 and early 1999, in order to upgrade ATMs, hardware, software and other technology. Year 2000 expenses were spread throughout a number of noninterest expense categories and did not include computer equipment and software that was scheduled to be replaced in the normal course of business. The Company did not separately track the indirect costs incurred for the Year 2000 project, which primarily consisted of payroll costs of employees from various departments. This investment was funded through operating cash flows and expensed as incurred. The Company does not expect to incur any additional costs associated with the Year 2000 issue.

     As a result of the efforts and preparations, the Company did not experience any systematic problems associated with the Year 2000 issue. The Company and its data processing vendors and service providers achieved their objective of allowing Hibernia to conduct business without interruption. As a result of the successful transition into 2000, customers were provided continuous access to their funds and account information. Based upon current analysis, the Company does not believe its borrowers, depositors or vendors to be negatively impacted by the Year 2000 issue. The Company will continue to monitor Year 2000 related issues and will implement business resumption plans as necessary; however, an adverse impact on the Company's operations is not expected.

Quarterly Consolidated Summary of Income and Selected Financial Data (1)

Hibernia Corporation and Subsidiaries                            1999                                        1998
====================================================================================================================================
($ in thousands, except per-share data)        Fourth      Third     Second      First     Fourth      Third     Second      First
====================================================================================================================================
Interest income........................     $ 277,144  $ 270,480  $ 256,613  $ 251,088  $ 251,436  $ 246,738  $ 243,272  $ 236,282
Interest expense.......................       127,929    120,776    111,804    110,011    110,872    112,001    107,087    104,974
------------------------------------------------------------------------------------------------------------------------------------
Net interest income....................       149,215    149,704    144,809    141,077    140,564    134,737    136,185    131,308
Provision for loan losses..............        17,100     28,500     12,200     30,000      9,988      8,089      5,581      3,568
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses..........       132,115    121,204    132,609    111,077    130,576    126,648    130,604    127,740
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income..................        54,996     55,798     52,301     51,176     47,804     46,202     46,579     40,945
   Securities gains (losses), net......            24         (1)       368         41      2,201      2,774         37        887
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income.....................        55,020     55,797     52,669     51,217     50,005     48,976     46,616     41,832
Noninterest expense....................       112,175    100,822    111,587    116,337    106,496    104,668    108,785    106,206
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes....................        74,960     76,179     73,691     45,957     74,085     70,956     68,435     63,366
Income tax expense.....................        26,249     26,711     26,338     16,386     26,098     23,458     24,132     22,198
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Net income.............................     $  48,711  $  49,468  $  47,353  $  29,571  $  47,987  $  47,498  $  44,303  $  41,168
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
 shareholders..........................     $  46,986  $  47,743  $  45,628  $  27,846  $  46,262  $  45,773  $  42,578  $  39,443
====================================================================================================================================
Per common share information: (2)
   Net income..........................     $    0.30  $    0.30  $    0.29  $    0.18  $    0.29  $    0.29  $    0.27  $    0.25
   Net income - assuming dilution......     $    0.30  $    0.30  $    0.29  $    0.18  $    0.29  $    0.29  $    0.27  $    0.25
   Cash dividends declared.............     $    0.12  $   0.105  $   0.105  $   0.105  $   0.105  $    0.09  $    0.09  $    0.09
Average shares outstanding (000s)......       157,513    157,354    157,186    156,952    156,887    157,342    157,354    157,093
Average shares outstanding -
 assuming dilution(000S)...............       158,741    158,879    158,693    158,952    158,833    159,686    160,241    159,926
Dividend payout ratio..................         40.00%     35.00%     36.21%     58.33%     36.21%     31.03%     33.33%     36.00%
====================================================================================================================================
Selected quarter-end balances
(in millions)
Loans..................................     $10,856.7  $10,876.1  $10,484.8  $10,148.8  $ 9,907.2  $ 9,612.2  $ 9,134.7  $ 8,676.3
Deposits...............................      11,855.9   11,459.6   11,328.9   10,828.9   10,892.6   10,209.1   10,202.8   10,274.8
Debt...................................         844.8    1,045.1      805.3      805.5      806.3      706.7      706.9      707.3
Equity.................................       1,375.5    1,367.1    1,345.1    1,349.6    1,344.6    1,334.9    1,280.9    1,255.5
Total assets...........................      15,314.2   15,045.9   14,734.6   14,283.7   14,329.9   13,590.8   13,143.2   12,869.0
====================================================================================================================================
Selected average balances
(in millions)
Loans..................................     $10,879.0  $10,654.5  $10,279.2  $ 9,998.3  $ 9,714.7  $ 9,331.7  $ 8,897.2  $ 8,527.3
Deposits...............................      11,554.2   11,304.1   11,072.6   10,767.9   10,388.2   10,229.5   10,185.9   10,065.7
Debt...................................         934.0      815.6      805.3      806.0      800.0      706.8      707.1      630.8
Equity.................................       1,372.3    1,353.4    1,356.5    1,356.5    1,333.7    1,301.3    1,268.2    1,241.1
Total assets...........................      15,022.0   14,827.7   14,428.4   14,259.2   13,816.6   13,257.4   12,945.7   12,820.0
====================================================================================================================================
Selected ratios
Net interest margin (taxable-equivalent)         4.34%      4.42%      4.39%      4.35%      4.42%      4.42%      4.61%      4.58%
Annualized return on assets............          1.30%      1.33%      1.31%      0.83%      1.39%      1.43%      1.37%      1.28%
Annualized return on common equity.....         14.77%     15.24%     14.53%      8.86%     15.00%     15.24%     14.58%     13.83%
Annualized return on total equity......         14.20%     14.62%     13.96%      8.72%     14.39%     14.60%     13.97%     13.27%
Efficiency ratio.......................         54.21%     48.30%     55.83%     59.64%     55.69%     56.95%     58.63%     60.67%
Average equity/average assets..........          9.14%      9.13%      9.40%      9.51%      9.65%      9.82%      9.80%      9.68%
Tier 1 risk-based capital ratio........         10.21%      9.99%      9.85%     10.82%     10.78%     11.03%     11.08%     11.29%
Total risk-based capital ratio.........         11.46%     11.24%     11.10%     12.07%     11.98%     12.28%     12.33%     12.54%
Leverage ratio.........................          8.11%      7.97%      7.96%      8.43%      8.55%      8.72%      8.66%      8.54%
====================================================================================================================================
Cash-basis financial data (3)
Net income applicable to
 common shareholders...................     $  50,984  $  51,963  $  48,708  $  30,489  $  48,974  $  48,529  $  45,377  $  42,266
Net income per common share (2)........     $    0.32  $    0.33  $    0.31  $    0.19  $    0.31  $    0.31  $    0.29  $    0.27
Net income per common share -
 assuming dilution (2).................     $    0.32  $    0.33  $    0.31  $    0.19  $    0.31  $    0.30  $    0.28  $    0.26
Annualized return on assets............          1.42%      1.47%      1.41%      0.91%      1.48%      1.53%      1.47%      1.39%
Annualized return on common equity.....         18.92%     19.70%     17.93%     10.98%     18.05%     18.48%     17.89%     17.17%
Efficiency ratio.......................         51.76%     45.72%     54.00%     58.14%     54.12%     55.27%     56.93%     58.84%
Average equity/average assets..........          7.94%      7.89%      8.32%      8.58%      8.67%      8.78%      8.71%      8.57%
====================================================================================================================================
----------
(1)All  financial  information  has  been  restated for mergers accounted for as poolings  of interests.  The  effects of mergers  accounted  for as  purchase transactions  have been included from the date of consummation. Prior periods have been  conformed to  current-period  presentation.
(2)Dividends  per common share are  historical  amounts. For a discussion of net income  per common  share  computations  refer to Note 18 of the consolidated financial  statements - "Net Income Per  Common  Share  Data."
(3)Excluding  amortization  and  balances of purchase accounting intangibles net of applicable taxes.

Fourth  Quarter Results

     Hibernia reported net income of $48.7 million in the fourth quarter of 1999, a 2% increase from $48.0 million in the fourth quarter of 1998 and a 2% decrease from $49.5 million in the third quarter of 1999. Net income per common share of $.30 for the fourth quarter of 1999 increased $.01 from $.29 in the fourth quarter of 1998 and remained unchanged from the third quarter of 1999. Net income per common share - assuming dilution was $.30 in the fourth quarter of 1999 compared to $.29 and $.30 for the fourth quarter of 1998 and the third quarter of 1999, respectively.

     Cash-basis net income of $52.7 million in the fourth quarter of 1999 increased 4% from $50.7 million in the fourth quarter of 1998 and decreased 2% from $53.7 million in the third quarter of 1999. Cash-basis net income per common share of $.32 for the fourth quarter of 1999 increased $.01 from $.31 in the fourth quarter of 1998 and decreased $.01 from the third quarter of 1999. Fourth quarter 1999 cash-basis net income per common share - assuming dilution was $.32 compared to $.31 for the fourth quarter of 1998 and $.33 for the third quarter of 1999.

     Net interest income, on a taxable-equivalent basis, totaled $151.9 million in the fourth quarter of 1999 compared to $143.4 million in the fourth quarter of 1998 and $152.9 million in the third quarter of 1999. Net interest income for the fourth quarter of 1998 was negatively impacted by the funding cost of transactions designed to utilize an expiring loss carryforward. The $1.9 million in income associated with this transaction is recorded as securities gains in noninterest income rather than in net interest income.

     The fourth-quarter 1999 increase in net interest income compared to the fourth quarter of 1998 was primarily the result of the effect of the Beaumont transaction in 1999 (which accounted for approximately one-third of the increase) and the growth in loans both in total and as a percentage of average earning assets. Average loans increased $1.2 billion from the fourth quarter of 1998 to $10.9 billion, or 78.1% of average earning assets compared to 75.2% of average earning assets in the fourth quarter of 1998. Average loans increased $224.5 million in the fourth quarter of 1999 compared to the third quarter of 1999. The net interest spread of 3.54% in the fourth quarter of 1999 was down two basis points from the fourth quarter of 1998 and down 11 basis points from the third quarter of 1999. The average yield on earning assets was 7.98%, up 15 basis points compared to the fourth quarter of 1998 and up seven basis points from the third quarter of 1999. The average rate paid on interest-bearing liabilities increased by 17 basis points from the fourth quarter of 1998 and 18 basis points from the third quarter of 1999 to 4.44% in the fourth quarter of 1999.

     The net interest margin decreased eight basis points from the fourth quarter of 1998 to 4.34% for the fourth quarter of 1999. A two-basis-point increase in loan yields and a 46-basis-point increase in securities yields led to the 15-basis-point increase in the yield on earning assets. At the same time, the rate on interest-bearing liabilities increased 17 basis points, and the contribution of noninterest-bearing funds decreased six basi points compared to the fourth quarter of 1998.

     The net interest margin of 4.34% for the fourth quarter of 1999 decreased eight basis points from the third quarter of 1999. A seven-basis-point increase in loan yields and a two-basis-point increase in securities resulted in a seven-basis-point increase in the yield on earning assets. These increases were offset by an 18-basis-point increase in the rate on interest-bearing liabilities and a 15-basis-point increase in the cost of funds supporting earning assets. Table 18 illustrates the components of the net interest margin on a quarterly basis for 1999 and 1998.

=============================================================================================================================
TABLE 18 - NET INTEREST MARGIN  (taxable-equivalent)
=============================================================================================================================
                                                     1999                                        1998
-----------------------------------------------------------------------------------------------------------------------------
                                    Fourth     Third      Second     First      Fourth     Third      Second     First
                                   Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
=============================================================================================================================
Yield on earning assets ....         7.98%      7.91%      7.72%      7.70%      7.83%      8.00%      8.17%      8.19%
Rate on interest-bearing
  liabilities ..............         4.44       4.26       4.11       4.14       4.27       4.47       4.44       4.43
-----------------------------------------------------------------------------------------------------------------------------
     Net interest spread ...         3.54       3.65       3.61       3.56       3.56       3.53       3.73       3.76
Contribution of noninterest-
  bearing funds ............         0.80       0.77       0.78       0.79       0.86       0.89       0.88       0.82
=============================================================================================================================
     Net interest margin ...         4.34%      4.42%      4.39%      4.35%      4.42%      4.42%      4.61%      4.58%
=============================================================================================================================
Noninterest-bearing funds/
  earning assets ...........        17.98%     18.27%     19.07%     19.17%     20.22%     19.89%     19.81%     18.66%
=============================================================================================================================

     Average earning assets increased $1.0 billion (8%) to $13.9 billion in the fourth quarter of 1999 from $12.9 billion in the fourth quarter of 1998. Average earning assets were up $176.3 million (1%) compared to the third quarter of 1999. Average loans increased $1.2 billion (12%) from the fourth quarter of 1998 and increased $224.5 million (2%) from the third quarter of 1999. Excluding the effect of the Beaumont transaction in 1999, average loans increased approximately 10% from the fourth quarter of 1998. Average securities for the fourth quarter of 1999 totaled $2.8 billion, down $30.9 million (1%) from the fourth quarter of 1998 and up $26.6 million (1%) from the third quarter of 1999.

     Average deposits increased $1.2 billion (11%) to $11.6 billion in the fourth quarter of 1999 from $10.4 billion in the fourth quarter of 1998. Average deposits were up $250.1 million (2%) from the third quarter of 1999. Excluding the effect of the Beaumont transaction in 1999, average deposits increased 7% from the fourth quarter of 1998.

     Noninterest income, excluding securities transactions, was $55.0 million, up $7.2 million (15%) from the fourth quarter of 1998 and down $0.8 million (1%) from the third quarter of 1999. Excluding the effect of the Beaumont transaction in 1999, noninterest income would have increased approximately 9% from the fourth quarter of 1998. Service charges on deposits and income from mortgage loan origination and servicing fees were the major categories of noninterest income that increased in the fourth quarter of 1999 compared to the fourth quarter of 1998.

     Noninterest expense of $112.2 million in the fourth quarter of 1999 was $5.7 million (5%) higher than $106.5 million in the fourth quarter of 1998 and $11.4 million (11%) higher than $100.8 million in the third quarter of 1999. Excluding the effect of the Beaumont transaction in 1999, noninterest expense would have been virtually unchanged from the fourth quarter of 1998. Excluding merger-related expenses, noninterest expense would have increased $6.3 million (6%) from the fourth quarter of 1998. The increase in noninterest expense from the third quarter of 1999 is primarily due to an increase of $11.0 million (26%) in staff costs. During the third quarter of 1999, no accrual for management incentives was made and $11.3 million accrued in prior periods was reversed.

     In the fourth quarter of 1999 the Company incurred minimal expenses related to Year 2000 compliance, as virtually all expenses related to Year 2000 compliance occurred in prior periods.

     The  Company's  efficiency  ratio was 54.21% in the fourth  quarter of 1999 compared to 55.69% and 48.30% in the fourth quarter of 1998 and the third quarter of 1999, respectively. The change in the efficiency ratio from the third quarter of 1999 primarily resulted from the reduction in staff costs discussed earlier. The cash-basis efficiency ratio, which excludes the amortization of purchase accounting intangibles, was 51.76% in the fourth quarter of 1999 compared to 54.12% in the fourth quarter of 1998 and 45.72% in the third quarter of 1999.

     Excluding the effect of merger-related expenses, the Company's efficiency ratio would have been 54.21% in the fourth quarter of 1999 compared to 55.35% and 48.27% in the fourth quarter of 1998 and the third quarter of 1999, respectively. Excluding the effect of merger-related expenses, the cash-basis efficiency ratio would have been 51.75% in the fourth quarter of 1999 compared to 53.77% in the fourth quarter of 1998 and 45.69% in the third quarter of 1999.


     Statements in Management's Discussion and Analysis of Financial Condition and Results of Operations that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this filing. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, asset quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.

Consolidated Average Balances, Interest and Rates
------------------------------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                           1999                                      1998
====================================================================================================================================
(Average balances $ in millions,                       Average                                   Average
interest $ in thousands)                               Balance       Interest       Rate         Balance       Interest       Rate
====================================================================================================================================
ASSETS
Interest-earning assets:
  Commercial loans ...                             $   3,863.7    $   306,945       7.94%    $   3,501.9    $   296,427       8.46%
  Small business loans                                 2,238.8        199,326       8.90         1,962.2        180,726       9.21
  Consumer loans ...............................       4,353.3        360,981       8.29         3,657.5        310,168       8.48
------------------------------------------------------------------------------------------------------------------------------------
    Total loans (2).............................      10,455.8        867,252       8.29         9,121.6        787,321       8.63
------------------------------------------------------------------------------------------------------------------------------------
  Securities available for sale.................       2,741.2        174,755       6.38         2,720.1        173,410       6.38
  Securities held to maturity ..................          31.5          1,908       6.06               -              -          -
------------------------------------------------------------------------------------------------------------------------------------
    Total securities ...........................       2,772.7        176,663       6.37         2,720.1        173,410       6.38
------------------------------------------------------------------------------------------------------------------------------------
  Short-term investments .......................         232.5         11,928       5.13           257.1         15,036       5.85
  Mortgage loans held for sale .................         167.2         10,962       6.55           199.5         13,273       6.65
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets...............      13,628.2    $ 1,066,805       7.83%       12,298.3    $   989,040       8.04%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses ........................        (147.9)                                   (126.3)
Noninterest-earning assets:
  Cash and due from banks ......................         492.5                                     452.2
  Other assets .................................         664.2                                     588.6
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest-earning assets                   1,156.7                                   1,040.8
------------------------------------------------------------------------------------------------------------------------------------
    Total assets ...............................   $  14,637.0                               $  13,212.8
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW accounts ...............................   $     349.2    $     9,182       2.63%    $     335.6    $    11,146       3.32%
    Money market deposit accounts ..............       2,073.3         50,083       2.42         2,031.8         51,701       2.54
    Savings accounts ...........................       1,688.0         62,292       3.69         1,117.4         35,891       3.21
    Other consumer time deposits................       2,948.3        144,427       4.90         3,049.1        158,549       5.20
    Public fund certificates of deposit
      of $100,000 or more ......................       1,051.8         51,771       4.92         1,005.0         53,734       5.35
    Certificates of deposit
      of $100,000 or more ......................         745.7         38,823       5.21           611.7         32,398       5.30
    Foreign time deposits ......................         308.5         14,266       4.62           226.7         11,423       5.04
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits...........       9,164.8        370,844       4.05         8,377.3        354,842       4.24
------------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings:
    Federal funds purchased ....................         628.8         31,824       5.06           395.2         21,304       5.39
    Repurchase agreements ......................         457.7         20,932       4.57           395.7         18,934       4.78
  Debt .........................................         840.5         46,920       5.58           711.6         39,854       5.60
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                11,091.8    $   470,520       4.24%        9,879.8    $   434,934       4.40%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
  Demand deposits ..............................       2,012.4                                   1,840.9
  Other liabilities ............................         173.1                                     205.7
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest-bearing liabilities.......       2,185.5                                   2,046.6
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity .....................       1,359.7                                   1,286.4
====================================================================================================================================
        Total liabilities and
          shareholders' equity..................   $  14,637.0                               $  13,212.8
====================================================================================================================================
SPREAD AND NET YIELD
Interest rate spread ...........................                                    3.59%                                     3.64%
Cost of funds supporting interest-earning assets                                    3.45%                                     3.53%
Net interest income/margin .....................                  $   596,285       4.38%                   $   554,106       4.51%
====================================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.


Consolidated Average Balances, Interest and Rates
------------------------------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)                                           1997                                      1996
====================================================================================================================================
(Average balances $ in millions,                       Average                                   Average
interest $ in thousands)                               Balance       Interest       Rate         Balance       Interest       Rate
====================================================================================================================================
ASSETS
Interest-earning assets:
  Commercial loans..............................   $   2,652.6    $   233,445       8.80%    $   2,286.1    $   209,891       9.18%
  Small business loans..........................       1,756.4        167,831       9.56         1,127.1        106,831       9.48
  Consumer loans................................       3,087.9        267,722       8.67         2,623.1        233,860       8.92
------------------------------------------------------------------------------------------------------------------------------------
    Total loans  (2)............................       7,496.9        668,998       8.92         6,036.3        550,582       9.12
------------------------------------------------------------------------------------------------------------------------------------
  Securities available for sale.................       2,788.7        184,496       6.62         2,759.7        180,058       6.52
  Securities held to maturity...................             -              -          -               -              -          -
------------------------------------------------------------------------------------------------------------------------------------
    Total securities............................       2,788.7        184,496       6.62         2,759.7        180,058       6.52
------------------------------------------------------------------------------------------------------------------------------------
  Short-term investments........................         317.7         17,703       5.57           258.0         13,748       5.33
  Mortgage loans held for sale..................          63.8          4,281       6.71               -              -          -
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets...............      10,667.1    $   875,478       8.21%        9,054.0    $   744,388       8.22%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses.........................        (136.5)                                   (161.6)
Noninterest-earning assets:
  Cash and due from banks.......................         449.2                                     394.9
  Other assets..................................         557.8                                     449.4
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest-earning assets............       1,007.0                                     844.3
------------------------------------------------------------------------------------------------------------------------------------
    Total assets................................   $  11,537.6                               $   9,736.7
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW accounts................................   $     511.7    $    14,150       2.77%    $     495.9    $    12,899       2.60%
    Money market deposit accounts...............       1,804.3         46,570       2.58         1,660.4         40,100       2.42
    Savings accounts............................         806.4         23,339       2.89           501.7         10,998       2.19
    Other consumer time deposits................       3,061.2        160,163       5.23         2,738.6        149,820       5.47
    Public fund certificates of deposit
      of $100,000 or more.......................       1,027.2         56,459       5.50           934.6         50,482       5.40
    Certificates of deposit
      of $100,000 or more.......................         531.6         27,796       5.23           412.1         21,443       5.20
    Foreign time deposits.......................          98.2          5,204       5.30            41.8          2,261       5.41
------------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits...........       7,840.6        333,681       4.26         6,785.1        288,003       4.24
------------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings:
    Federal funds purchased.....................         265.6         14,558       5.48            51.2          2,643       5.16
    Repurchase agreements.......................         340.5         16,631       4.88           281.8         13,244       4.70
  Debt..........................................          96.0          5,754       6.00            32.2          1,969       6.11
------------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities..........       8,542.7    $   370,624       4.34%        7,150.3    $   305,859       4.28%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
  Demand deposits...............................       1,666.9                                   1,457.4
  Other liabilities.............................         173.1                                     163.0
------------------------------------------------------------------------------------------------------------------------------------
    Total noninterest-bearing liabi1ities.......       1,840.0                                   1,620.4
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity......................       1,154.9                                     966.0
====================================================================================================================================
        Total liabilities and
          shareholders' equity..................   $  11,537.6                               $   9,736.7
====================================================================================================================================
SPREAD AND NET YIELD
Interest rate spread............................                                    3.87%                                     3.94%
Cost of funds supporting interest-earning assets                                    3.48%                                     3.38%
Net interest income/margin......................                  $   504,854       4.73%                   $   438,529       4.84%
====================================================================================================================================
-------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.


Consolidated Average Balances, Interest and Rates
---------------------------------------------------------------------------------------------------------------
Hibernia Corporation and Subsidiaries
Taxable-equivalent basis (1)
===============================================================================================================

                                                                                                5-Year
                                                                       1995                    Compound
----------------------------------------------------------------------------------------------Growth Rate
(Average balances $ in millions,                       Average                                For Average
interest $ in thousands)                               Balance       Interest       Rate       Balances
===============================================================================================================
ASSETS
Interest-earning assets:
  Commercial loans..............................   $   1,890.8    $   182,003       9.63%
  Small business loans..........................         922.3         90,081       9.77
  Consumer loans................................       2,052.6        179,524       8.75
---------------------------------------------------------------------------------------------------------------
    Total loans  (2)............................       4,865.7        451,608       9.28         20.8%
---------------------------------------------------------------------------------------------------------------
  Securities available for sale.................       1,101.8         71,692       6.51         17.5
  Securities held to maturity...................       2,118.4        134,635       6.36        (58.0)
---------------------------------------------------------------------------------------------------------------
    Total securities............................       3,220.2        206,327       6.41         (5.2)
---------------------------------------------------------------------------------------------------------------
  Short-term investments........................         189.3         11,165       5.90         (1.7)
  Mortgage loans held for sale..................             -              -          -            -
---------------------------------------------------------------------------------------------------------------
    Total interest-earning assets...............       8,275.2    $   669,100       8.09%        11.4
---------------------------------------------------------------------------------------------------------------
Reserve for loan losses.........................        (172.1)                                  (5.7)
Noninterest-earning assets:
  Cash and due from banks.......................         376.9                                    5.5
  Other assets..................................         369.9                                   12.0
---------------------------------------------------------------------------------------------------------------
    Total noninterest-earning assets............         746.8                                    8.9
---------------------------------------------------------------------------------------------------------------
    Total assets................................   $   8,849.9                                   11.5%
===============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing deposits:
    NOW accounts................................   $     812.5    $    18,031       2.22%       (17.2)%
    Money market deposit accounts...............       1,332.2         35,328       2.65          8.1
    Savings accounts............................         479.6         10,907       2.27         26.7
    Other consumer time deposits................       2,484.9        138,094       5.56          5.9
    Public fund certificates of deposit
      of $100,000 or more.......................        760.2          44,761       5.89          8.8
    Certificates of deposit

      of $100,000 or more.......................         325.9         16,118       4.95         18.5
    Foreign time deposits.......................          35.1          2,018       5.75         78.3
---------------------------------------------------------------------------------------------------------------
      Total interest-bearing deposits...........       6,230.4        265,257       4.26          8.6
---------------------------------------------------------------------------------------------------------------
  Short-term borrowings:
    Federal funds purchased.....................          55.2          3,184       5.77         73.7
    Repurchase agreements.......................         215.5         11,202       5.20         26.0
  Debt..........................................          30.6          2,014       6.58         87.3
---------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities..........       6,531.7    $   281,657       4.31%        12.1
---------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
  Demand deposits...............................       1,350.0                                    9.0
  Other liabilities.............................         137.9                                   (0.4)
---------------------------------------------------------------------------------------------------------------
    Total noninterest-bearing liab1ities........       1,487.9                                    8.1
---------------------------------------------------------------------------------------------------------------
Total shareholders' equity......................         830.3                                   12.9
===============================================================================================================
        Total liabilities and
          shareholders' equity..................   $   8,849.9                                   11.5%
===============================================================================================================
SPREAD AND NET YIELD

Interest rate spread............................                                    3.78%
Cost of funds supporting interest-earning assets                                    3.41%
Net interest income/margin......................                  $   387,443       4.68%
===============================================================================================================
-------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

GRAPHIC MATERIAL INDEX

GRAPHIC DESCRIPTION                     CROSS REFERENCE
-------------------                     ---------------

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

Total Loans Bar Graph                   See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Total Deposits Bar Graph                See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Net Interest Income Bar Graph           See Consolidated Average Balances,
                                             Interest and Rates

Annual Common Dividends Bar Graph       See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Total Shareholdres' Equity Bar Graph    See Five-Year Consolidated Summary of
                                             Income and Selected Financial Data

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders
Hibernia Corporation

We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young, LLP

New Orleans, Louisiana
January 17, 2000

========================================================================================================================
Consolidated Balance Sheets

Hibernia Corporation and Subsidiaries
December 31 ($ in thousands)                                                               1999            1998
------------------------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents ....................................................   $    827,699    $    945,021
  Securities available for sale ................................................      2,660,322       2,761,701
  Securities held to maturity (estimated fair value of $297,072
     at December 31, 1999) .....................................................        300,525               -
  Mortgage loans held for sale .................................................         92,704         281,434
  Loans, net of unearned income ................................................     10,856,676       9,907,194
      Reserve for loan losses ..................................................       (156,072)       (130,347)
------------------------------------------------------------------------------------------------------------------------
          Loans, net ...........................................................     10,700,604       9,776,847
------------------------------------------------------------------------------------------------------------------------
  Bank premises and equipment ..................................................        205,165         194,723
  Customers' acceptance liability ..............................................            108             331
  Other assets .................................................................        527,052         369,827
------------------------------------------------------------------------------------------------------------------------
          Total assets .........................................................   $ 15,314,179    $ 14,329,884
------------------------------------------------------------------------------------------------------------------------

Liabilities
  Deposits:
      Noninterest-bearing ......................................................   $  2,085,322    $  2,065,770
      Interest-bearing .........................................................      9,770,581       8,826,803
------------------------------------------------------------------------------------------------------------------------
          Total deposits .......................................................     11,855,903      10,892,573
------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings ........................................................      1,102,690       1,134,136
  Liability on acceptances .....................................................            108             331
  Other liabilities ............................................................        135,114         151,905
  Debt .........................................................................        844,849         806,337
------------------------------------------------------------------------------------------------------------------------
          Total liabilities ....................................................     13,938,664      12,985,282
------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
Preferred Stock, no par value:
    Authorized - 100,000,000  shares;  2,000,000 Series A issued and outstanding at December 31, 1999
     and 1998, respectively ....................................................        100,000         100,000
  Class A Common Stock, no par value:
    Authorized - 300,000,000  shares;  issued and  outstanding - 160,324,729 and
     159,850,398 at December 31, 1999 and
     1998, respectively ........................................................        307,824         306,913
  Surplus ......................................................................        425,185         416,269
  Retained earnings ............................................................        631,314         531,233
  Accumulated other comprehensive income .......................................        (54,122)         27,938
  Unearned compensation ........................................................        (34,686)        (37,751)
------------------------------------------------------------------------------------------------------------------------
          Total shareholders' equity ...........................................      1,375,515       1,344,602
------------------------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity ...........................   $ 15,314,179    $ 14,329,884
========================================================================================================================
----------
See notes to consolidated financial statements.

====================================================================================================
Consolidated Income Statements

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands, except per-share data) 1999         1998         1997
----------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ......................   $   862,310    $ 782,939    $ 665,017
    Interest on securities available for sale .......       168,217      166,480      177,703
    Interest on securities held to maturity .........         1,908            -            -
    Interest on short-term investments ..............        11,928       15,036       17,703
    Interest and fees on mortgage loans held for sale        10,962       13,273        4,281
----------------------------------------------------------------------------------------------------
        Total interest income .......................     1,055,325      977,728      864,704
----------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits ............................       370,844      354,842      333,681
    Interest on short-term borrowings ...............        52,756       40,238       31,189
    Interest on debt ................................        46,920       39,854        5,754
----------------------------------------------------------------------------------------------------
        Total interest expense ......................       470,520      434,934      370,624
----------------------------------------------------------------------------------------------------
Net interest income .................................       584,805      542,794      494,080
    Provision for loan losses .......................        87,800       27,226        3,433
----------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses .       497,005      515,568      490,647
----------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits .....................        97,301       87,222       79,909
    Trust fees ......................................        23,190       16,683       15,535
    Retail investment service fees ..................        23,561       17,230       12,070
    Mortgage loan origination and servicing fees ....        18,737       15,366        9,739
    Other service, collection and exchange charges ..        35,989       28,667       22,860
    Other operating income ..........................        15,493       16,362       13,564
    Securities gains, net ...........................           432        5,899        2,739
----------------------------------------------------------------------------------------------------
        Total noninterest income ....................       214,703      187,429      156,416
----------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ..................       211,526      212,142      207,718
    Occupancy expense, net ..........................        33,388       34,604       34,691
    Equipment expense ...............................        33,465       31,167       31,259
    Data processing expense .........................        31,503       29,590       26,891
    Advertising and promotional expense .............        14,258       15,226       15,907
    Foreclosed property expense, net ................          (866)      (1,019)      (3,173)
    Amortization of intangibles .....................        23,763       17,138       15,034
    Other operating expense .........................        93,884       87,307       90,552
----------------------------------------------------------------------------------------------------
        Total noninterest expense ...................       440,921      426,155      418,879
----------------------------------------------------------------------------------------------------
Income before income taxes ..........................       270,787      276,842      228,184
Income tax expense ..................................        95,684       95,886       80,289
----------------------------------------------------------------------------------------------------
Net income ..........................................   $   175,103    $ 180,956    $ 147,895
====================================================================================================
Net income applicable to common shareholders ........   $   168,203    $ 174,056    $ 140,995
====================================================================================================
Net income per common share .........................   $      1.07    $    1.11    $     .90
====================================================================================================
Net income per common share - assuming dilution .....   $      1.06    $    1.09    $     .89
====================================================================================================
----------
See notes to consolidated financial statements.

====================================================================================================================================
Consolidated Statements of Changes in Shareholders' Equity

Hibernia Corporation and Subsidiaries
($ in thousands, except per-share data)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Accumulated
                                                                                                     Other
                                                Preferred      Common                  Retained  Comprehensive         Comprehensive
                                                   Stock        Stock      Surplus     Earnings      Income    Other        Income
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996 .................   $100,000   $ 302,839    $ 380,875    $ 322,158  $   8,034  $ (13,887)
Net income for 1997 ...........................          -           -            -      147,895          -          -    $ 147,895
Unrealized gains (losses) on securities,
  net of reclassification adjustments .........          -           -            -            -      7,388          -        7,388
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ..........................                                                                           $ 155,283
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Dividend Reinvestment Plan .................          -         418        2,693            -          -        477
   Stock Option Plan ..........................          -       1,068        4,457            -          -        166
   Retirement Security Plan ...................          -          44          265            -          -          -
   Restricted stock awards ....................          -           7           45            -          -          -
   Director compensation ......................          -           -           32            -          -        225
   By pooled companies prior to merger ........          -           -       13,963            -          -          -
Cash dividends declared:
   Preferred ($3.45 per share) ................          -           -            -       (6,900)         -          -
   Common ($.33 per share) ....................          -           -            -      (42,109)         -          -
   By pooled companies prior to merger ........          -           -            -       (6,339)         -          -
Acquisition of treasury stock .................          -           -            -            -          -       (299)
Purchase of common shares by ESOP .............          -           -            -            -          -     (5,021)
Allocation of ESOP shares .....................          -           -          920            -          -        952
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997 .................    100,000     304,376      403,250      414,705     15,422    (17,387)
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1998 ...........................          -           -            -      180,956          -          -    $ 180,956
Unrealized gains (losses) on securities,
  net of reclassification adjustments .........          -           -            -            -     12,516          -       12,516
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ..........................                                                                           $ 193,472
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Stock Option Plan ..........................          -         949        4,189            -          -          -
   Restricted stock awards ....................          -         870        7,433            -          -          -
   Exercise of purchase warrants ..............          -         409          177            -          -          -
   By pooled companies prior to merger ........          -           -           62            -          -          -
Cash dividends declared:
   Preferred ($3.45 per share) ................          -           -            -       (6,900)         -          -
   Common ($.375 per share) ...................          -           -            -      (56,647)         -          -
   By pooled companies prior to merger ........          -           -            -         (881)         -          -
Purchase of common shares by ESOP .............          -           -            -            -          -    (23,630)
Allocation of ESOP shares .....................          -           -          943            -          -      3,266
Other .........................................          -         309          215            -          -          -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998 .................    100,000     306,913      416,269      531,233     27,938    (37,751)
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1999 ...........................          -           -            -      175,103          -          -    $ 175,103
Unrealized gains (losses) on securities,
  net of reclassification adjustments .........          -           -            -            -    (82,060)         -      (82,060)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ..........................                                                                           $  93,043
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Stock Option Plan ..........................          -         882        4,083            -          -          -
   Restricted stock awards ....................          -          29          172            -          -          -
   By pooled company prior to merger ..........          -           -        5,387            -          -          -
Cash dividends declared:
   Preferred ($3.45 per share) ................          -           -            -       (6,900)         -          -
   Common ($.435 per share) ...................          -           -            -      (67,995)         -          -
   By pooled company prior to merger- .........          -           -            -         (127)         -          -
Allocation of ESOP shares .....................          -           -         (480)           -          -      3,065
Other .........................................          -           -         (246)           -          -          -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999 .................   $100,000   $ 307,824    $ 425,185    $ 631,314  $ (54,122)  $(34,686)
====================================================================================================================================
----------
See notes to consolidated financial statements.

========================================================================================================================
Consolidated Statements of Cash Flows

Hibernia Corporation and Subsidiaries
Year Ended December 31 ($ in thousands)                                            1999           1998           1997
------------------------------------------------------------------------------------------------------------------------
Operating activities
  Net income ............................................................   $   175,103    $   180,956    $   147,895
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for loan losses ......................................        87,800         27,226          3,433
         Amortization of intangibles and deferred charges ...............        23,809         16,739         14,566
         Depreciation and amortization ..................................        30,316         30,390         29,336
         Non-cash compensation expense ..................................         4,385             62             43
         Premium amortization, net of discount accretion ................         6,493          4,438          2,972
         Realized securities gains, net .................................          (432)        (5,899)        (2,739)
         Gains on sales of assets, net ..................................        (3,098)        (2,418)        (3,453)
         Provision for losses on foreclosed and other assets ............         1,254            664          2,377
         Decrease (increase) in mortgage loans held for sale ............       188,730       (211,851)       (69,583)
         Decrease (increase) in deferred income tax asset ...............          (814)           722         12,716
         Increase in interest receivable and other assets ...............       (17,667)       (19,716)        (9,314)
         (Decrease) increase in interest payable and other liabilities ..       (13,806)         9,178         (2,964)
------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities ........................       482,073         30,491        125,285
------------------------------------------------------------------------------------------------------------------------
Investing activities
  Purchases of securities available for sale ............................      (428,316)    (1,833,372)      (920,272)
  Proceeds from maturities of securities available for sale .............       391,608      1,058,737        698,527
  Proceeds from maturities of securities held to maturity ...............         2,314              -              -
  Proceeds from sales of securities available for sale ..................       214,315        774,314        295,637
  Net increase in loans .................................................      (883,673)    (1,354,074)    (1,333,356)
  Proceeds from sales of loans ..........................................        83,149          7,932          7,682
  Purchases of loans ....................................................      (564,577)      (208,094)      (134,642)
  Acquisitions, net of cash acquired of $277,702 and $64,095 for the
    years ended December 31, 1999 and 1997, respectively ................       188,552              -         56,563
  Purchases of premises, equipment and other assets .....................       (52,504)       (46,776)       (34,428)
  Proceeds from sales of foreclosed assets and excess bank-owned property        11,069          8,190         14,999
  Proceeds from sales of premises, equipment and other assets ...........         2,174          1,259          1,151
------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities ............................    (1,035,889)    (1,591,884)    (1,348,139)
------------------------------------------------------------------------------------------------------------------------
Financing activities
  Net increase in deposits ..............................................       498,483        789,599        632,519
  Net increase (decrease) in short-term borrowings ......................       (31,446)       414,175        376,410
  Proceeds from issuance of debt ........................................       240,000        600,000        500,000
  Payments on debt ......................................................      (201,488)      (301,225)       (52,193)
  Proceeds from issuance of common stock ................................         5,967          5,724          9,539
  Purchase of common stock by ESOP ......................................             -        (23,630)        (5,021)
  Dividends paid ........................................................       (75,022)       (64,428)       (55,362)
  Acquisition of treasury stock .........................................             -              -           (299)
------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities ........................       436,494      1,420,215      1,405,593
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents ........................      (117,322)      (141,178)       182,739
  Cash and cash equivalents at beginning of year ........................       945,021      1,086,199        903,460
------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year .........................   $   827,699    $   945,021    $ 1,086,199
------------------------------------------------------------------------------------------------------------------------

Supplemental disclosures Cash paid during the year for:
   Interest expense .....................................................   $   486,333    $   437,463    $   373,076
   Income taxes .........................................................   $    90,566    $    87,700    $    64,359
Non-cash investing and financing activities:
   Loans and bank premises and equipment transferred to foreclosed
      assets and excess bank-owned property .............................   $     7,923    $    14,422    $     8,186
   Mortgage loans securitized and retained ..............................   $   511,354    $         -    $         -
   Acquisitions:
      Common stock issued ...............................................   $         -    $         -    $    13,968
      Fair value of assets acquired .....................................   $   554,567    $         -    $   161,762
      Fair value of liabilities assumed .................................   $   465,417    $         -    $   140,262
========================================================================================================================
----------
See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Hibernia Corporation and Subsidiaries

Note 1
Summary of Significant Accounting Policies

         Hibernia Corporation (the Parent Company), through its wholly owned subsidiary, Hibernia National Bank (the Bank), provides a broad array of financial products and services throughout Louisiana and East Texas. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; private equity investments; corporate finance; treasury management; insurance; and trust and investment management. The Bank, through wholly owned subsidiaries, also provides insurance products, retail brokerage and alternative investments, including mutual funds and annuities. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank in a transaction that was accounted for at historical cost in a manner similar to that of a pooling-of-interests transaction.

         The  accounting   principles  followed  by  Hibernia   Corporation  and
Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry.

Consolidation

         The consolidated financial statements include the accounts of the Parent Company and its wholly owned subsidiaries: Hibernia National Bank, Hibernia Capital Corporation (HCC) and Zachary Taylor Life Insurance Company (Zachary Taylor). HCC, a licensed Small Business Investment Company, provides private equity investments to small businesses. Zachary Taylor is currently inactive, and the Parent Company has an agreement with the Federal Reserve Bank whereby Zachary Taylor will not be actively operated as an insurance company without Federal Reserve Board approval.

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

Mortgage Loans Held for Sale

         Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other operating income.

Loans

         Loans are stated at the principal amounts outstanding, less unearned income and the reserve for loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the life of the loan.

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

Reserve for Loan Losses

         The reserve for loan losses is maintained to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The reserve related to loans that are identified as impaired is based on discounted expected future cash flows (using the loan's initial effective interest rate), the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans.

         The reserve for loan losses is based on management's estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The reserve for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the reserve for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries are added to the reserve.

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

Foreclosed Assets and Excess Bank-Owned Property

         Foreclosed assets include real estate and other collateral acquired upon the default of loans. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. Losses arising from the initial reduction of an outstanding loan amount to fair value are deducted from the reserve for loan losses. Losses arising from the transfer of bank premises and equipment to excess bank-owned property are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in current earnings.

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

Mortgage Servicing Rights

         Mortgage servicing rights are recorded when purchased or originated mortgage loans are sold with servicing rights retained. The fair value of capitalized mortgage servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values, capitalized mortgage servicing rights are periodically assessed for impairment. To the extent that impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. For purposes of performing its impairment evaluation, the portfolio is stratified on the basis of certain risk characteristics including origination date, loan type and interest rate. Capitalized mortgage servicing rights are amortized over the period of estimated net servicing income, which considers appropriate prepayment assumptions.

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

         Hibernia National Bank is subject to a Louisiana shareholders' tax, which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income tax. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank, resulting in one bank in all markets. The Texas operations of Hibernia National Bank are subject to Texas franchise tax.

Derivative Financial Instruments

         The Company may enter into derivative financial instruments for purposes other than trading to assist in the management of its exposure to interest rate risk. Derivative financial instruments used for asset and liability hedges are recorded using the accrual method of accounting. Under this method, the expected differential to be paid or received is accrued in the appropriate income or expense caption on the income statement (i.e., hedge of a loan in interest income, hedge of a deposit or debt in interest expense). The fair value of these instruments and the changes in the fair value are not recognized in the financial statements. In addition, the Company may enter into derivative financial instruments to manage its exposure to changes in interest rates on the market value of its securities available for sale portfolio. These instruments are recorded using the fair value method of accounting. Under this method, gains and losses are recognized, net of tax, in shareholders' equity and are included in other comprehensive income.

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

Reclassification

         Certain items included in the consolidated financial statements for 1998 and 1997 have been reclassified to conform with the 1999 presentation.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which defers the effective date of SFAS No. 133 to apply to all financial statements for years beginning after June 15, 2000. Because of the limited use of derivatives, management does not anticipate that the adoption of SFAS No. 133 will have a material impact on the financial condition or operating results of the Company.

Note 2
Mergers
         The Company completed mergers with two East Texas financial institutions in 1997 which were accounted for as poolings of interests. In 1998, the Company completed mergers with four financial institutions, three in Louisiana and one in East Texas, all of which were accounted for as poolings of interests. In 1999, the Company completed a merger with one East Texas financial institution which was accounted for as a pooling of interests. Additionally in 1999, the Company purchased the assets and assumed the liabilities of the Beaumont branches of Chase Bank of Texas, N.A. Completed mergers include Executive Bancshares, Inc. (Executive) and Unicorp Bancshares - Texas, Inc. (Unicorp) in 1997; Northwest Bancshares of Louisiana, Inc. (Northwest), ArgentBank (Argent), Firstshares of Texas, Inc. (Firstshares) and Peoples Holding Corporation (Peoples) in 1998; and MarTex Bancshares, Inc. (MarTex) in 1999.

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

====================================================================================================================================
                                                                                                   Exchange
                                                           Merger Date         Consideration(1)      Ratio      Accounting Method
------------------------------------------------------------------------------------------------------------------------------------
Executive ..............................................   August 31, 1997     1,161,680 shares     15.85:1    Pooling of interests
Unicorp ................................................   November 7, 1997    2,233,388 shares      1.60:1    Pooling of interests
Northwest ..............................................   January 1, 1998     1,508,019 shares      3.90:1    Pooling of interests
Argent .................................................   February 1, 1998   13,317,236 shares      2.04:1    Pooling of interests
Firstshares ............................................   March 15, 1998      3,690,615 shares      7.15:1    Pooling of interests
Peoples ................................................   July 1, 1998        3,562,367 shares      9.50:1    Pooling of interests
MarTex .................................................   March 8, 1999       3,450,000 shares      0.25:1    Pooling of interests
Beaumont branches of
     Chase Bank of Texas, N.A ..........................   May 21, 1999             $87,000,000         N/A    Purchase
------------------------------------------------------------------------------------------------------------------------------------
----------
(1)All shares issued were Hibernia Class A Common Stock.
====================================================================================================================================

         The following table shows the key components of the results of operations of the pooled companies.

================================================================================
                               Hibernia         1998    1999 Pooled
                            (originally       Pooled        Company
($ in thousands)              reported)  Companies(1       (MarTex)     Total
--------------------------------------------------------------------------------
Year ended December 31, 1998
--------------------------------------------------------------------------------
Net interest income ........   $530,534      $     -       $12,260   $542,794

Net income .................   $178,629      $     -       $ 2,327   $180,956
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Year ended December 31, 1997
--------------------------------------------------------------------------------
Net interest income ........   $427,757      $54,279       $12,044   $494,080

Net income .................   $137,389      $ 7,407       $ 3,099   $147,895
--------------------------------------------------------------------------------
----------
(1)Results  of operations  for the year ended  December 31, 1998 are included in
Hibernia's results.
================================================================================

         Under the purchase method of accounting, the assets and liabilities of the Beaumont branches were adjusted to their estimated fair values as of the purchase date. The excess of cost over the fair value of net assets acquired was $62.6 million and is being amortized on a straight-line basis over 25 years. In addition, intangibles of $12.7 million related to core deposits and $17.1 million related to trust business were recorded and are being amortized on an accelerated basis over approximately seven years. The following table presents unaudited pro forma information giving effect to the purchase of the Beaumont branches as if the transaction had occurred at the beginning of each period presented. The effect of anticipated savings resulting from the merger has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results.

===============================================================================================
($ in thousands, except per-share data)                      Year Ended December 31
===============================================================================================
                                                         1999          1998          1997
-----------------------------------------------------------------------------------------------
Net interest and noninterest income ...........   $   810,539   $   760,325   $   679,191

Net income ....................................   $   173,565   $   179,928   $   146,498

Net income per common share ...................   $      1.06   $      1.10   $      0.89

Net income per common share - assuming dilution   $      1.05   $      1.08   $      0.88
===============================================================================================

         Hibernia is a party to a definitive merger agreement with Southcoast Capital, L.L.C. (Southcoast) which is pending regulatory approval. Southcoast is a full-service investment banking firm providing corporate finance, equity research, institutional equity sales and trading services. The Company anticipates that this merger will be consummated in the second quarter of 2000 and that it will be accounted for as a purchase transaction.


Note 3
Cash and Cash Equivalents
         The following is a summary of cash and cash equivalents.

================================================================================
($ in thousands)                                             December 31
--------------------------------------------------------------------------------
                                                            1999       1998
--------------------------------------------------------------------------------
Cash and due from banks .............................   $571,051   $567,057
Short-term investments:
     Federal funds sold .............................    167,050    224,580
     Securities purchased under agreements to resell      85,000    147,991
     Interest-bearing time deposits in domestic banks      4,598      5,393
--------------------------------------------------------------------------------
          Total short-term investments ..............    256,648    377,964
--------------------------------------------------------------------------------
          Total cash and cash equivalents ...........   $827,699   $945,021
================================================================================

Note 4
Securities
         The following is a summary of securities classified as available for sale and held to maturity. The Company had no securities classified as held to maturity during 1998.

===================================================================================================================
($ in thousands)                                                                December 31, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                    Amortized      Fair   Unrealized  Unrealized
Type                                                                     Cost      Value       Gains      Losses
-------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. Treasuries ...........................................   $  278,869   $  276,973   $   115     $ 2,011
     U.S. government agencies:
          Mortgage-backed securities ...........................    1,020,715      997,758     4,291      27,248
          Bonds ................................................    1,122,229    1,065,331       215      57,113
     States and political subdivisions .........................      225,098      224,442     1,890       2,546
     Other .....................................................       96,675       95,818       184       1,041
-------------------------------------------------------------------------------------------------------------------
          Total securities available for sale ..................   $2,743,586   $2,660,322   $ 6,695     $89,959
-------------------------------------------------------------------------------------------------------------------
Held to maturity:
     U.S. government agencies:
          Mortgage-backed securities ...........................   $  300,525   $  297,072   $   557     $ 4,010
-------------------------------------------------------------------------------------------------------------------
          Total securities held to maturity ....................   $  300,525   $  297,072   $   557     $ 4,010
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                                December 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                                                    Amortized      Fair   Unrealized  Unrealized
Type                                                                     Cost      Value       Gains      Losses
-------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. Treasuries ...........................................   $  253,423   $  257,608   $ 4,185     $     -
     U.S. government agencies:
          Mortgage-backed securities ...........................    1,007,913    1,019,708    14,928       3,133
          Bonds ................................................    1,136,711    1,153,179    18,349       1,881
     States and political subdivisions .........................      245,489      255,815    10,528         202
     Other .....................................................       75,203       75,391       188           -
-------------------------------------------------------------------------------------------------------------------
          Total securities available for sale ..................   $2,718,739   $2,761,701   $48,178     $ 5,216
===================================================================================================================

         The following is a summary of realized gains and losses from the sale of securities available for sale.

=================================================================
($ in thousands)             Year Ended December 31
-----------------------------------------------------------------
                           1999       1998       1997
-----------------------------------------------------------------
Realized gains ........   $ 465    $ 6,356    $ 2,894
Realized losses .......     (33)      (457)      (155)
-----------------------------------------------------------------
     Net realized gains   $ 432    $ 5,899    $ 2,739
=================================================================

         Securities with carrying values of $2,802,414,000 and $2,587,140,000 at December 31, 1999 and 1998, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements.

================================================================================
($ in thousands)                                              December 31
--------------------------------------------------------------------------------
                                                             1999         1998
--------------------------------------------------------------------------------
Available for sale:
     U.S. Treasuries ...............................   $  276,973   $  257,608
     U.S. government agencies:
          Mortgage-backed securities ...............      994,715      993,041
          Bonds ....................................    1,061,737    1,143,460
     States and political subdivisions .............      165,699      192,024
     Other .........................................        2,765        1,007
--------------------------------------------------------------------------------
          Total available for sale .................    2,501,889    2,587,140
--------------------------------------------------------------------------------
Held to maturity:
     U.S. government agencies:
          Mortgage-backed securities ...............      300,525            -
--------------------------------------------------------------------------------
          Total held to maturity ...................      300,525            -
--------------------------------------------------------------------------------
          Total carrying value of pledged securities   $2,802,414   $2,587,140
================================================================================

         The amortized cost and estimated fair value by maturity of securities are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

================================================================================
($ in thousands)                                  December 31, 1999
--------------------------------------------------------------------------------
                                                 Amortized         Fair
                                                      Cost        Value
--------------------------------------------------------------------------------
Available for sale:
     Due in 1 year or less ..................   $  270,054   $  268,611
     Due after 1 year through 5 years .......      454,657      447,608
     Due after 5 years through 10 years .....      979,188      938,272
     Due after 10 years .....................    1,039,687    1,005,831
--------------------------------------------------------------------------------
          Total securities available for sale   $2,743,586   $2,660,322
--------------------------------------------------------------------------------
Held to maturity:
     Due after 5 years through 10 years .....   $    6,313   $    5,855
     Due after 10 years .....................      294,212      291,217
--------------------------------------------------------------------------------
          Total securities held to maturity..   $  300,525   $  297,072
================================================================================

Note 5
Loans
         The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

================================================================================
($ in thousands)                                             December 31
--------------------------------------------------------------------------------
                                                           1999         1998
--------------------------------------------------------------------------------
Commercial:
     Commercial and industrial ..................   $ 1,501,038   $1,371,174
     Services industry ..........................       955,418    1,055,589
     Real estate ................................       434,232      457,427
     Health care ................................       298,070      306,522
     Transportation, communications and utilities       228,614      211,986
     Energy .....................................       192,587      421,998
     Other ......................................        83,349       55,140
--------------------------------------------------------------------------------
          Total commercial ......................     3,693,308    3,879,836
--------------------------------------------------------------------------------
Small Business:
     Commercial and industrial ..................       823,369      770,811
     Services industry ..........................       539,585      440,194
     Real estate ................................       340,190      274,661
     Health care ................................       150,818      107,616
     Transportation, communications and utilities        91,947       82,175
     Energy .....................................        43,652       46,312
     Other ......................................       372,305      347,975
--------------------------------------------------------------------------------
          Total small business ..................     2,361,866    2,069,744
--------------------------------------------------------------------------------
Consumer:
     Residential mortgages:
          First mortgages .......................     2,263,405    1,915,562
          Junior liens ..........................       282,123      190,073
     Indirect ...................................     1,277,294      850,501
     Revolving credit ...........................       374,152      325,788
     Other ......................................       604,528      675,690
--------------------------------------------------------------------------------
          Total consumer ........................     4,801,502    3,957,614
--------------------------------------------------------------------------------
          Total loans ...........................   $10,856,676   $9,907,194
================================================================================

         The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property. For a discussion of private equity investments, refer to Note 23 - "Hibernia Corporation."

============================================================
($ in thousands)                      December 31
------------------------------------------------------------
                                     1999      1998
------------------------------------------------------------
Nonaccrual loans ..............   $76,461   $40,940
Restructured loans ............         -         -
------------------------------------------------------------
     Nonperforming loans ......    76,461    40,940
------------------------------------------------------------
Foreclosed assets .............     7,710    10,762
Excess bank-owned property ....     4,197     2,648
------------------------------------------------------------
     Total nonperforming assets   $88,368   $54,350
============================================================

         At December 31, 1999 and 1998, the recorded investment in loans that were considered to be impaired was $69,997,000 and $37,191,000, respectively. Included in the 1999 and 1998 amounts were $65,896,000 and $33,226,000, respectively, of impaired loans for which the related reserve for loan losses was $17,244,000 and $9,798,000, respectively. At December 31, 1999 and 1998, impaired loans that did not have a reserve for loan losses amounted to $4,101,000 and $3,965,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 1999, 1998 and 1997 was approximately $60,834,000, $26,911,000 and $16,466,000, respectively.

         Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. For the years ended December 31, 1999, 1998 and 1997, the Company recognized interest income on impaired loans of $3,145,000, $1,682,000 and $1,199,000, respectively.

         Interest income in the amount of $6,723,000 for 1999, $3,291,000 for 1998 and $2,057,000 for 1997 would have been recorded on nonperforming loans if they had been classified as performing. The Company recorded $3,145,000, $1,682,000 and $1,199,000 of interest income on nonperforming loans during 1999, 1998 and 1997, respectively.

         The following is a summary of activity in the reserve for loan losses.

===================================================================================
($ in thousands)                                    Year Ended December 31
-----------------------------------------------------------------------------------
                                                  1999         1998         1997
-----------------------------------------------------------------------------------
Balance at beginning of year .............   $ 130,347    $ 126,557    $ 146,097
     Loans charged off ...................     (83,366)     (40,888)     (46,417)
     Recoveries ..........................      18,438       17,452       22,965
-----------------------------------------------------------------------------------
          Net loans charged off ..........     (64,928)     (23,436)     (23,452)
-----------------------------------------------------------------------------------
     Provision for loan losses ...........      87,800       27,226        3,433
     Addition due to purchase transactions       3,035            -          479
     Transfer due to securitizations .....        (182)           -            -
-----------------------------------------------------------------------------------
Balance at end of year ...................   $ 156,072    $ 130,347    $ 126,557
===================================================================================

Note 6
Bank Premises and Equipment
         The following tables detail bank premises and equipment and related depreciation and amortization expense.

================================================================================
($ in thousands)                                            December 31
--------------------------------------------------------------------------------
                                                         1999            1998
--------------------------------------------------------------------------------
Land .........................................      $  38,632       $  37,904
Buildings ....................................        190,285         179,860
Leasehold improvements .......................         33,946          30,660
Furniture and equipment ......................        149,169         131,682
--------------------------------------------------------------------------------
                                                      412,032         380,106
Less accumulated depreciation and amortization       (206,867)       (185,383)
--------------------------------------------------------------------------------
     Total bank premises and equipment .......      $ 205,165       $ 194,723
================================================================================

================================================================================
($ in thousands)                      Year Ended December 31
--------------------------------------------------------------------------------
                                     1999        1998        1997
--------------------------------------------------------------------------------
Provisions for depreciation
 and amortization included in:
    Occupancy expense             $ 9,756     $11,086     $ 9,525
    Equipment expense              17,429      16,980      17,976
--------------------------------------------------------------------------------
      Total depreciation and
         amortization expense     $27,185     $28,066     $27,501
================================================================================

Note 7
Deposits
         At December 31, 1999, time deposits with a remaining maturity of one year or more amounted to $985,142,000. Maturities of all time deposits are as follows: 2000 - $4,270,170,000; 2001 - $732,287,000; 2002 - $109,412,000; 2003 -
$32,542,000; 2004 - $56,572,000; and thereafter - $54,329,000.

         Domestic certificates of deposit of $100,000 or more amounted to $2,085,972,000 and $1,746,404,000 at December 31, 1999 and 1998, respectively.
Interest on these certificates amounted to $90,594,000, $86,132,000 and $84,255,000 in 1999, 1998 and 1997, respectively.

         Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $362,723,000 and $321,537,000 at December 31, 1999 and 1998, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $14,266,000, $11,422,000 and $5,204,000 for 1999, 1998 and 1997,
respectively.


Note 8
Short-Term Borrowings
         The following is a summary of short-term borrowings.

=========================================================================================
($ in thousands)                                                December 31
-----------------------------------------------------------------------------------------
                                                               1999            1998
-----------------------------------------------------------------------------------------
Federal funds purchased ...........................      $  552,275      $  705,320
Securities sold under agreements to repurchase ....         475,416         390,743
Federal Reserve Bank treasury, tax and loan account          74,999          38,073
-----------------------------------------------------------------------------------------
     Total short-term borrowings ..................      $1,102,690      $1,134,136
=========================================================================================

         Federal funds purchased and securities sold under agreements to repurchase generally mature within one to 14 days from the transaction date. The Federal Reserve Bank treasury, tax and loan account is an open-ended note option with the Federal Reserve Bank of Atlanta. The following is a summary of pertinent data related to short-term borrowings.

====================================================================================
($ in thousands)                                       December 31
------------------------------------------------------------------------------------
                                          1999             1998           1997
------------------------------------------------------------------------------------
Outstanding at December 31 ...      $1,102,690       $1,134,136       $719,961
Maximum month-end outstandings      $1,301,423       $1,134,136       $938,716
Average daily outstandings ...      $1,086,547       $  790,890       $606,102
Average rate during the year..             4.9%             5.1%           5.2%
Average rate at year end .....             4.9%             5.0%           5.7%
====================================================================================

Note 9
Debt
         The following is a summary of outstanding debt.

================================================================================
($ in thousands)                                December 31
--------------------------------------------------------------------------------
                                                1999       1998
--------------------------------------------------------------------------------
Federal Home Loan Bank callable advances    $400,000   $300,000
Federal Home Loan Bank long-term advances    444,849    505,689
Other ...................................          -        648
--------------------------------------------------------------------------------
     Total debt .........................   $844,849   $806,337
================================================================================

         The Federal Home Loan Bank (FHLB) advances are secured by the Company's investment in FHLB stock, which totaled $48,972,000 and $43,032,000 at December 31, 1999 and 1998, respectively, and also by a blanket floating lien on portions of the Company's residential mortgage loan portfolio.

         The FHLB callable advances require monthly interest payments. An advance in the amount of $200,000,000 matures in 2008, accrues interest at a rate of 5.28%, and is callable at quarterly intervals which begin in June 2003. Another $200,000,000 advance matures in 2004, accrues interest at a rate of 5.65%, and is callable at quarterly intervals which begin in September 2001. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The FHLB long-term advances accrue interest at contractual rates of 4.61% to 8.36%, are due in monthly installments of approximately $2,251,000, including interest, and are scheduled to amortize through various dates between 2000 and 2015. However, should the residential mortgage loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

         Maturities of debt are as follows: 2000 - $100,853,000; 2001 - $301,014,000; 2002 - $40,741,000; 2003 - $429,000; 2004 - $200,369,000; and
thereafter - $201,443,000.


Note 10
Other Assets and Other Liabilities
         The following are summaries of other assets and other liabilities.

================================================================================
($ in thousands)                               December 31
--------------------------------------------------------------------------------
                                              1999       1998
--------------------------------------------------------------------------------
Other assets:
     Accrued interest receivable ......   $ 96,907   $ 93,765
     Foreclosed assets and excess
          bank-owned property .........     11,907     13,410
     Deferred income taxes ............     73,277     26,482
     Goodwill, net ....................    194,217    140,877
     Core deposit intangibles, net ....     17,170      9,650
     Trust intangibles, net ...........     15,007          -
     Mortgage servicing rights, net ...     45,746     31,111
     Other ............................     72,821     54,532
--------------------------------------------------------------------------------
          Total other assets ..........   $527,052   $369,827
--------------------------------------------------------------------------------
Other liabilities:
     Accrued interest payable .........   $ 39,711   $ 37,524
     Trade accounts payable and
          accrued liabilities .........     52,408     74,347
     Reserve for future rental payments
          under sale/leaseback ........     18,270     19,821
     Other ............................     24,725     20,213
--------------------------------------------------------------------------------
          Total other liabilities .....   $135,114   $151,905
================================================================================

         Amortization expense relating to goodwill totaled $9,840,000, $8,591,000 and $8,772,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Accumulated amortization relating to goodwill at December 31, 1999 and 1998 totaled $54,338,000 and $46,274,000, respectively. Amortization expense relating to core deposit intangibles totaled $5,197,000, $3,847,000 and $4,931,000 in 1999, 1998 and 1997, respectively. Accumulated amortization relating to core deposit intangibles totaled $15,852,000 and $10,655,000 at December 31, 1999 and 1998, respectively. Amortization expense relating to trust intangibles totaled $2,052,000 in 1999. Accumulated amortization relating to trust intangibles totaled $2,052,000 at December 31, 1999.

         Mortgage servicing rights of $27,009,000 and $24,066,000 were added during the years ended December 31, 1999 and 1998, respectively. Amortization expense related to mortgage servicing rights totaled $6,674,000, $3,900,000 and $1,331,000 for 1999, 1998 and 1997, respectively. There was no valuation reserve for mortgage servicing rights in 1997. A valuation reserve in the amount of $800,000 was established in 1998. There was no activity in this valuation reserve during 1999.


Note 11
Preferred Stock
         The Company has authorized 100,000,000 shares of no par value preferred stock. At December 31, 1999 and 1998, 2,000,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock) were issued and outstanding. The Series A Preferred Stock is nonconvertible, with a $50 per-share liquidation preference and a 6.9% annual dividend through October 1, 2001, payable on the first business day of each calendar quarter. Beginning October 1, 2001, the dividend rate is adjustable but will not be less than 7.4% nor greater than 13.4% per annum. The Series A Preferred Stock qualifies as Tier 1 capital for regulatory purposes and is redeemable at Hibernia's option (with prior Federal Reserve Board approval) at any time after October 1, 2001.


Note 12
Employee Benefit Plans
         The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Under the RSP, employees contribute a portion of their compensation, with the Company matching 100% of the first 5% of an employee's contribution. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. At December 31, 1999, the RSP owned approximately 3,149,000 shares of Hibernia Class A Common Stock. The Company's contributions to the RSP totaled $5,627,000 in 1999, $5,511,000 in 1998 and $5,048,000 in 1997.

         The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $24,371,000, $25,732,000 and $21,051,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

         During 1995, the Company established a plan (1995-1997 Plan) for the grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under the 1995-1997 Plan, if the Company achieved certain predetermined performance goals during the three-year period from January 1, 1995 through December 31, 1997, the Company would award Hibernia Class A Common Stock to certain members of management who contributed to that achievement. A total of 425,499 shares of Hibernia Class A Common Stock, net of personal tax withholding, was issued under the 1995-1997 Plan in the first quarter of 1998. Compensation expense of $6,390,000 was recorded in 1997 relating to the 1995-1997 Plan.

         A new performance share awards plan (1998-2000 Plan) was established for the three-year period from January 1, 1998 through December 31, 2000. The structure of the 1998-2000 Plan was similar to that of the 1995-1997 Plan. Compensation expense of $8,000,000 was recorded in 1998 relating to the 1998-2000 Plan and reversed in 1999. The reversal resulted from the failure to meet certain requirements necessary to achieve a payout under the plan.


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

         The ESOP owned approximately 3,874,000 shares of Hibernia Class A Common Stock at December 31, 1999 and 1998. The outstanding debt obligation of the ESOP totaled $34,686,000 and $37,751,000 at December 31, 1999 and 1998,
respectively. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors, but at least equal to the ESOP's minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 1999, 1998 and 1997 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees.

         The debt of the ESOP is recorded as debt of the Parent Company, and the shares pledged as collateral are reported as unearned compensation in equity. Hibernia National Bank's loan asset and the Parent Company's debt liability are eliminated in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market value of the shares, and the shares become outstanding for net income per common share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest by the Parent Company.

         Compensation expense of $2,763,000, $4,224,000 and $3,014,000 relating to the ESOP was recorded during 1999, 1998 and 1997, respectively. The ESOP held 1,151,000 and 872,000 allocated shares and 2,723,000 and 3,002,000 suspense shares at December 31, 1999 and 1998, respectively. The fair value of the suspense shares at December 31, 1999 and 1998 was $28,929,000 and $52,168,000,
respectively.


Note 14
Stock Options
        SFAS No.123,"Accounting for Stock-Based Compensation," defines financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees and directors receive shares of stock or other equity instruments of the company, or the company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income, net income per common share and net income per common share - assuming dilution as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The Company's stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The options are granted at no less than the fair market value of the stock at the date of grant. Options granted to directors upon inception of service as a director vest in six months. Until October 1997, those options were granted under the 1987 Stock Option Plan; after October 1997, those options are granted under the 1993 Directors' Stock Option Plan. All other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.

         Options granted to employees and directors, other than the chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted. Options granted under the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan generally expire 10 years from the date of grant unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 90 to 365 days. All options vest immediately upon a change in control of the Company.

         The following summarizes the option activity in the plans during 1999, 1998 and 1997. During 1997, the 1987 Stock Option Plan was terminated;
therefore, there are no shares available for grant under this plan. The termination did not impact options outstanding under the 1987 Stock Option Plan.

=====================================================================================
                                                                         Weighted-
                                                                          Average
                                                                          Exercise
                                Incentive  Non-Qualified       Total        Price
-------------------------------------------------------------------------------------
1987 Stock Option Plan:
Outstanding, December 31, 1996    160,553     1,343,588     1,504,141    $    7.45
     Canceled ................          -       (67,104)      (67,104)       16.37
     Exercised ...............    (18,750)      (34,745)      (53,495)        5.47
-------------------------------------------------------------------------------------
Outstanding, December 31, 1997    141,803     1,241,739     1,383,542         7.10
     Canceled ................          -       (42,625)      (42,625)       16.45
     Exercised ...............    (91,640)      (19,777)     (111,417)        4.61
-------------------------------------------------------------------------------------
Outstanding, December 31, 1998     50,163     1,179,337     1,229,500         7.00
     Canceled ................          -       (86,876)      (86,876)       18.80
     Exercised ...............     (6,250)       (8,949)      (15,199)        6.05
-------------------------------------------------------------------------------------
Outstanding, December 31, 1999     43,913     1,083,512     1,127,425    $    6.10
-------------------------------------------------------------------------------------
Exercisable, December 31, 1999     43,913     1,083,512     1,127,425    $    6.10
=====================================================================================

===================================================================================================================
                                                                                                      Weighted-
                                                                                                       Average
                                                                                                      Exercise
                                                             Incentive  Non-Qualified       Total       Price
-------------------------------------------------------------------------------------------------------------------
Long-Term Incentive Plan:
Outstanding, December 31, 1996 ...........................      12,598    4,841,972     4,854,570    $    8.27
     Granted (weighted-average fair value $3.99 per share)           -    1,540,300     1,540,300        13.43
     Canceled ............................................           -     (172,488)     (172,488)       10.92
     Exercised ...........................................           -     (473,772)     (473,772)        7.31
-------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ...........................      12,598    5,736,012     5,748,610         9.65
     Granted (weighted-average fair value $5.59 per share)           -    1,919,684     1,919,684        18.35
     Canceled ............................................           -     (222,819)     (222,819)       13.81
     Exercised ...........................................           -     (366,728)     (366,728)        7.99
-------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ...........................      12,598    7,066,149     7,078,747        11.97
     Granted (weighted-average fair value $4.49 per share)           -    2,411,175     2,411,175        15.95
     Canceled ............................................           -     (260,788)     (260,788)       16.29
     Exercised ...........................................           -     (407,062)     (407,062)        8.40
-------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1999 ...........................      12,598    8,809,474     8,822,072    $   13.09
-------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1999 ...........................      12,598    3,842,659     3,855,257    $    9.20
-------------------------------------------------------------------------------------------------------------------
Available for Grant, December 31, 1999 ...................                              1,164,446
-------------------------------------------------------------------------------------------------------------------

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1996 ...........................           -      263,750       263,750    $    8.57
     Granted (weighted-average fair value $3.90 per share)           -       70,000        70,000        13.00
     Exercised ...........................................           -      (43,750)      (43,750)        8.11
-------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1997 ...........................           -      290,000       290,000         9.70
     Granted (weighted-average fair value $7.14 per share)           -       75,000        75,000        21.57
     Canceled ............................................           -      (10,000)      (10,000)       17.36
     Exercised ...........................................           -      (20,000)      (20,000)        8.44
-------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ...........................           -      335,000       335,000        12.21
     Granted (weighted-average fair value $3.45 per share)           -       80,000        80,000        12.90
     Canceled ............................................           -       (5,000)       (5,000)       21.72
     Exercised ...........................................           -      (40,000)      (40,000)        9.79
-------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1999 ...........................           -      370,000       370,000    $   12.49
-------------------------------------------------------------------------------------------------------------------
Exercisable, December 31, 1999 ...........................           -      193,750       193,750    $    9.65
-------------------------------------------------------------------------------------------------------------------
Available for Grant, December 31, 1999 ...................                                502,500
===================================================================================================================

         In addition to the above option activity in the plans, 82,346, 484,915 and 7,900 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 1999, 1998 and 1997, respectively.

         The following table presents the weighted-average remaining life as of December 31, 1999 for options outstanding for the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors' Stock Option Plan within the stated exercise price ranges.

=========================================================================================================
                                                Outstanding                            Exercisable
---------------------------------------------------------------------------------------------------------
                                                  Weighted-        Weighted-                  Weighted-
                                        Number     Average          Average        Number      Average
Exercise Price Range Per Share      of Options  Exercise Price  Remaining Life  of Options Exercise Price
---------------------------------------------------------------------------------------------------------
1987 Stock Option Plan:
     $4.19 to $5.31 ..............     457,759     $    4.42       2.23 years     457,759     $    4.42
     $7.19 to $8.75 ..............     667,666     $    7.23       3.29 years     667,666     $    7.23
     $14.94.......................       2,000     $   14.94       0.55 years       2,000     $   14.94
---------------------------------------------------------------------------------------------------------
Long-Term Incentive Plan:
     $6.88 to $8.25 ..............   2,274,322     $    7.48       4.41 years   2,274,322     $    7.48
     $10.19 to $13.97 ............   2,630,000     $   12.00       6.81 years   1,578,635     $   11.65
     $15.13 to $16.09 ............   2,202,325     $   16.09       9.08 years       1,100     $   16.09
     $18.28 to $21.56 ............   1,715,425     $   18.37       8.08 years       1,200     $   18.28
---------------------------------------------------------------------------------------------------------
1993 Directors' Stock Option Plan:
     $7.31 to $8.13 ..............     115,000     $    7.83       4.45 years     115,000     $    7.83
     $10.44 to $13.00 ............     185,000     $   12.09       7.85 years      68,750     $   11.46
     $17.00 to $21.72 ............      70,000     $   21.22       8.35 years      10,000     $   18.25
=========================================================================================================

         The following pro forma information was determined as if the Company had accounted for stock options issued in 1995 and thereafter using the fair-value-based method as defined in SFAS No. 123. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: risk-free interest rates of 4.92%, 5.66% and 6.67%; expected dividend yields of 2.66%, 1.95% and 2.39%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 29%, 24% and 23%; and an expected life of the options of 10 years.

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

================================================================================================================
($ in thousands, except per-share data)                           Year Ended December 31
----------------------------------------------------------------------------------------------------------------
                                    1999                        1998                        1997
----------------------------------------------------------------------------------------------------------------
                         As Reported     Pro Forma   As Reported     Pro Forma   As Reported     Pro Forma
----------------------------------------------------------------------------------------------------------------
Net income ...........   $   175,103   $   170,348   $   180,956   $   177,268   $   147,895   $   145,832
Net income per
     common share ....   $      1.07   $      1.04   $      1.11   $      1.08   $       .90   $       .89
Net income per
     common share -
     assuming dilution   $      1.06   $      1.03   $      1.09   $      1.07   $       .89   $       .87
================================================================================================================

Note 15
Leases
         The Company leases its headquarters, operations center and certain other office space, bank premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years.

         Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $13,697,000, $12,449,000 and $12,745,000 in 1999, 1998 and 1997, respectively.

         Minimum rental commitments for long-term operating leases are as follows: 2000 - $12,131,000; 2001 - $12,041,000; 2002 - $11,737,000; 2003 -
$11,267,000; 2004 - $10,865,000; and thereafter - $40,760,000.


Note 16
Other Operating Expense
         The following is a summary of other operating expense.

=======================================================================
($ in thousands)                      Year Ended December 31
-----------------------------------------------------------------------
                                      1999      1998      1997
-----------------------------------------------------------------------
State taxes on equity ..........   $12,115   $11,237   $ 7,681
Telecommunications .............     9,844    11,259    11,437
Professional fees ..............     7,371     6,755    10,539
Postage ........................     7,256     7,216     7,110
Stationery and supplies ........     6,344     5,736     6,355
Loan collection expense ........     5,003     4,771     4,054
Regulatory expense .............     3,061     2,867     2,953
Other ..........................    42,890    37,466    40,423
-----------------------------------------------------------------------
   Total other operating expense   $93,884   $87,307   $90,552
=======================================================================


Note 17
Income Taxes
         Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The following is a summary of the components of income tax expense.

================================================================================
($ in thousands)                                     Year Ended December 31
--------------------------------------------------------------------------------
                                                    1999       1998       1997
--------------------------------------------------------------------------------
Current tax expense:
     Federal income tax .....................   $ 90,089    $89,035   $ 63,483
     State income tax .......................      6,963      6,181      3,882
--------------------------------------------------------------------------------
          Total current tax expense .........     97,052     95,216     67,365
--------------------------------------------------------------------------------
Deferred tax expense (benefit):
     Federal income tax .....................     (1,368)       670     16,241
     Change in deferred tax valuation reserve          -          -     (3,317)
--------------------------------------------------------------------------------
          Total deferred tax expense ........     (1,368)       670     12,924
--------------------------------------------------------------------------------
Income tax expense ..........................   $ 95,684    $95,886   $ 80,289
--------------------------------------------------------------------------------
Shareholders' equity:
     Change in accumulated other
          comprehensive income ..............   $(44,166)   $ 6,609   $  3,829
================================================================================

         The following is a reconciliation of the federal statutory income tax rate to the Company's effective rate.

========================================================================================================================
($ in thousands)                                                     Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
                                                      1999                  1998                  1997
------------------------------------------------------------------------------------------------------------------------
                                                Amount     Rate       Amount     Rate       Amount     Rate
------------------------------------------------------------------------------------------------------------------------
Tax expense based on federal statutory rate   $ 94,775     35.0 %   $ 96,895     35.0 %   $ 79,864     35.0 %
Tax-exempt interest .......................     (6,634)    (2.5)      (6,543)    (2.4)      (6,396)    (2.8)
State income tax, net of federal benefit ..      4,526      1.7        4,018      1.5        2,523      1.1
Goodwill ..................................      2,873      1.0        2,891      1.0        3,040      1.3
Other .....................................        144      0.1       (1,375)    (0.5)       1,258      0.6
------------------------------------------------------------------------------------------------------------------------
     Income tax expense ...................   $ 95,684     35.3 %   $ 95,886     34.6 %   $ 80,289     35.2 %
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

--------------------------------------------------------------------------------
($ in thousands)                                December 31
--------------------------------------------------------------------------------
                                               1999      1998
--------------------------------------------------------------------------------
Deferred tax assets:
     Reserve for loan losses ...........   $ 54,625   $45,621
     Sale/leaseback ....................      6,116     7,024
     Loan fees .........................      4,126     3,443
     Accrued expenses ..................      9,071     9,614
     Deferred compensation .............      4,146     3,659
     Net unrealized losses on securities
          available for sale ...........     29,142         -
     Other .............................      5,007     7,708
--------------------------------------------------------------------------------
          Total deferred tax assets ....    112,233    77,069
--------------------------------------------------------------------------------
Deferred tax liabilities:
     Net unrealized gains on securities
          available for sale ...........          -    15,024
     Depreciation ......................     12,123    14,260
     Core deposit intangibles ..........      1,380     2,601
     Mortgage servicing rights .........      6,525     4,764
     Other .............................     18,928    13,938
--------------------------------------------------------------------------------
          Total deferred tax liabilities     38,956    50,587
--------------------------------------------------------------------------------
          Deferred tax assets, net of
               deferred tax liabilities    $ 73,277   $26,482
================================================================================

         Management assesses realizability of the net deferred tax asset based on the Company's ability to: first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 18
Net Income Per Common Share Data
         The following sets forth the computation of net income per common share and net income per common share - assuming dilution.

==============================================================================================================
($ in thousands, except per-share data)                                Year Ended December 31
--------------------------------------------------------------------------------------------------------------
                                                                1999             1998             1997
--------------------------------------------------------------------------------------------------------------
Numerator:
     Net income .....................................     $  175,103       $  180,956       $  147,895
     Preferred stock dividends ......................         (6,900)          (6,900)          (6,900)
--------------------------------------------------------------------------------------------------------------
     Numerator for net income per common share ......        168,203          174,056          140,995
     Effect of dilutive securities ..................              -                -                -
--------------------------------------------------------------------------------------------------------------
     Numerator for net income per common
          share - assuming dilution ................      $  168,203       $  174,056       $  140,995
--------------------------------------------------------------------------------------------------------------
Denominator:
     Denominator for net income per common
          share (weighted-average shares outstanding)     157,253,229      157,168,782      156,323,513
     Effect of dilutive securities:
          Stock options .............................       1,548,018        2,410,838        2,204,500
          Purchase warrants .........................               -                -          174,376
          Restricted stock awards ...................         100,775           35,850          151,255
--------------------------------------------------------------------------------------------------------------
     Denominator for net income per common
          share - assuming dilution .................     158,902,022      159,615,470      158,853,644
--------------------------------------------------------------------------------------------------------------
Net income per common share .........................         $  1.07          $  1.11          $  0.90
--------------------------------------------------------------------------------------------------------------
Net income per common share - assuming dilution .....         $  1.06          $  1.09          $  0.89
==============================================================================================================

        The weighted-average shares outstanding exclude 2,902,121, 2,224,254 and 1,782,937 average common shares in 1999, 1998 and 1997, respectively, held by the Hibernia ESOP (discussed in Note 13) which have not been committed to be released. The common shares issued in all mergers accounted for as poolings of interests consummated in 1999, 1998 and 1997 are considered to be outstanding as of the beginning of the earliest period presented.

         Options with an exercise price greater than the average market price of the Company's Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share - assuming dilution. During 1999 there were 4,014,750 antidilutive options outstanding with exercise prices ranging from $13.97 to $21.72, during 1998 there were 269,076 antidilutive options outstanding with exercise prices ranging from $18.80 to $21.72 and during 1997 there were 129,501 antidilutive options outstanding with exercise prices ranging from $16.30 to $18.80.

Note 19
Comprehensive Income
         The following is a summary of the components of other comprehensive income.

=====================================================================================
                                                         Income Tax
                                              Before       Expense     After
($ in thousands)                           Income Taxes   (Benefit  Income Taxes
-------------------------------------------------------------------------------------
Year ended December 31, 1999
-------------------------------------------------------------------------------------
Unrealized gains (losses) on securities ..   $(124,472)   $(43,552)   $(80,920)
     available for sale, net
Reclassification adjustment for net
     (gains) losses realized in net income      (1,754)       (614)     (1,140)
-------------------------------------------------------------------------------------
          Other comprehensive income .....   $(126,226)   $(44,166)   $(82,060)
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Year ended December 31, 1998
-------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
     available for sale, net .............   $  18,278    $  6,313    $ 11,965
Reclassification adjustment for net
     (gains) losses realized in net income         847         296         551
-------------------------------------------------------------------------------------
          Other comprehensive income .....   $  19,125    $  6,609    $ 12,516
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Year ended December 31, 1997
-------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
     available for sale, net .............   $  11,404    $  3,894    $  7,510
Reclassification adjustment for net
     (gains) losses realized in net income        (187)        (65)       (122)
-------------------------------------------------------------------------------------
          Other comprehensive income .....   $  11,217    $  3,829    $  7,388
-------------------------------------------------------------------------------------


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

         Loans outstanding to related parties were $24,668,000 and $22,008,000 at December 31, 1999 and 1998, respectively. The change during 1999 reflects $5,439,000 in loan advances and $2,779,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.

         Securities sold to related parties under repurchase agreements amounted to $4,693,000 and $7,882,000 at December 31, 1999 and 1998, respectively.


Note 21
Financial Instruments and Derivative Financial Instruments
         Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, among them: core deposit intangibles, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The carrying amount of cash and cash equivalents, noninterest-bearing deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate agreements and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and debt is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The estimated fair value of mortgage servicing rights is based on present values of estimated future cash flows. The estimated fair value of commitments to extend credit and letters of credit and financial guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

         Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses which totaled $156,072,000 and $130,347,000 at December 31, 1999 and 1998, respectively.

         The fair value estimates presented are based on information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

===========================================================================================
($ in thousands)                                       December 31
-------------------------------------------------------------------------------------------
                                              1999                       1998
-------------------------------------------------------------------------------------------
                                      Carrying       Fair       Carrying       Fair
                                        Amount      Value        Amount       Value
-------------------------------------------------------------------------------------------
Assets
     Cash and cash equivalents ...   $  827,699   $  827,699   $  945,021   $  945,021
     Securities available for sale   $2,660,322   $2,660,322   $2,761,701   $2,761,701
     Securities held to maturity..   $  300,525   $  297,072          $ -          $ -
     Mortgage loans held for sale    $   92,704   $   92,951   $  281,434   $  294,367
     Commercial loans ............   $3,693,308   $3,711,726   $3,879,836   $3,919,242
     Small business loans ........   $2,361,866   $2,381,764   $2,069,744   $2,105,160
     Consumer loans ..............   $4,801,502   $4,854,143   $3,957,614   $4,050,755
     Mortgage servicing rights ...   $   45,746   $   62,618   $   31,111   $   37,018
Liabilities
     Noninterest-bearing deposits    $2,085,322   $2,085,322   $2,065,770   $2,065,770
     Interest-bearing deposits ...   $9,770,581   $9,781,759   $8,826,803   $8,864,682
     Short-term borrowings .......   $1,102,690   $1,102,690   $1,134,136   $1,134,136
     Debt ........................   $  844,849   $  848,150   $  806,337   $  815,530
===========================================================================================

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

         The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company's reserve for loan losses. Management does not anticipate any material losses related to these instruments.

==========================================================================================
($ in thousands)                              December 31
------------------------------------------------------------------------------------------
                                     1999                     1998
------------------------------------------------------------------------------------------
                             Contract      Fair      Contract       Fair
                              Amount       Value      Amount        Value
------------------------------------------------------------------------------------------
Commitments
     to extend credit ...   $3,519,620   $(31,477)   $3,492,945   $(31,559)
------------------------------------------------------------------------------------------
Letters of credit and
     financial guarantees   $  269,563   $ (2,003)   $  227,247   $ (1,679)
==========================================================================================

         The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer-oriented and, generally, matched trading positions are established to minimize risk to the Company. The credit exposure that results from interest rate contracts held for trading purposes is limited to the current fair value of asset derivative positions, which at December 31, 1999 and 1998 was $5,370,000 and $3,993,000, respectively. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.

         The amounts disclosed in the following table represent the end-of-period notional and estimated fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair value of those instruments during the year. Net trading gains recognized in earnings on interest rate contracts outstanding were immaterial for all years presented.

===========================================================================================================
($ in thousands)                     Notional Amount            Fair Value           Average Fair Value
-----------------------------------------------------------------------------------------------------------
                                        December 31            December 31         Year Ended December 31
-----------------------------------------------------------------------------------------------------------
                                       1999       1998        1999       1998         1999        1998
-----------------------------------------------------------------------------------------------------------
Interest rate swaps:
     Assets ....................   $259,650   $227,180     $ 5,370    $ 3,993      $ 3,181     $ 3,284
     Liabilities ...............   $239,650   $150,580     $(4,643)   $(2,805)     $(2,325)    $(2,117)
Options, caps and floors held ..   $    502   $ 13,603     $     -    $     -      $     -     $     3
Options, caps and floors written   $    502   $ 13,603     $    (1)   $    (1)     $    (1)    $    (4)
===========================================================================================================

         The Company also enters into interest rate contracts in order to manage interest rate exposure. Interest-rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest-rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller.

         One interest rate swap with a notional amount of $125,000,000 at December 31, 1998 was entered into during 1998 as a hedge against a deposit relationship of the same maturity. The differential to be paid or received was accrued as interest rates changed and was recognized as an adjustment to interest expense on deposits. The related amount payable or receivable was included in other assets or other liabilities. This interest rate swap matured on January 4, 1999.

Note 22
Regulatory Matters and Dividend Restrictions
         The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.

         As of December 31, 1999 and 1998, the most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Bank's categories.

         The Company's and the Bank's actual capital amounts and ratios are presented in the following table.

========================================================================================================================
($ in thousands)                        Tier 1 Risk-Based Capital  Total Risk-Based Capital          Leverage
------------------------------------------------------------------------------------------------------------------------
                                             Amount      Ratio        Amount      Ratio         Amount      Ratio
------------------------------------------------------------------------------------------------------------------------
December 31, 1999
------------------------------------------------------------------------------------------------------------------------
     Hibernia Corporation ...........      $1,203,242    10.21%     $1,350,708    11.46%      $1,203,242    8.11%
     Hibernia National Bank .........      $1,073,402     9.11%     $1,220,769    10.36%      $1,073,402    7.24%
------------------------------------------------------------------------------------------------------------------------

December 31, 1998
------------------------------------------------------------------------------------------------------------------------
     Hibernia Corporation ...........      $1,165,985    10.78%     $1,296,332    11.98%      $1,165,985    8.55%
     Hibernia National Bank .........      $1,040,458     9.61%     $1,170,805    10.82%      $1,040,458    7.67%
========================================================================================================================

         Under current FRB regulations, the Bank may lend the Parent Company up to 10% of its capital and surplus.

         The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 2000, the Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $223,578,000, plus net retained profits earned in 2000 prior to the dividend declaration date.

         Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $18,947,000 in 1999 and $22,804,000 in 1998.


Note 23
Hibernia Corporation
         The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

================================================================================
Balance Sheets
--------------------------------------------------------------------------------
($ in thousands)                                           December 31
--------------------------------------------------------------------------------
                                                          1999         1998
--------------------------------------------------------------------------------
Investment in bank subsidiary ...................   $1,246,205   $1,218,705
Other assets ....................................      165,940      165,898
--------------------------------------------------------------------------------
     Total assets ...............................   $1,412,145   $1,384,603
--------------------------------------------------------------------------------
Other liabilities ...............................   $    1,944   $    1,603
Debt (includes ESOP guarantee
     of $34,686 and $37,751
     at December 31, 1999 and 1998, respectively)       34,686       38,398
Shareholders' equity ............................    1,375,515    1,344,602
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity..   $1,412,145   $1,384,603
================================================================================

         The Parent Company and certain of its nonbank subsidiaries engage in private equity investments. These investments, totaling $34,966,000 and $29,346,000 at December 31, 1999 and 1998, respectively, are primarily equity transactions, some of which contain minor debt features. At December 31, 1999, $7,000,000 of these investments were not in compliance with their contractual terms.

========================================================================================================================
Income Statements
------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                         Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
                                                         1999       1998       1997
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Equity in undistributed net income of subsidiaries   $ 96,087   $127,277   $ 86,526
Dividends from bank subsidiary ...................     77,044     50,520     53,596
Other income .....................................      9,748      7,582     12,260
------------------------------------------------------------------------------------------------------------------------
     Total income ................................    182,879    185,379    152,382
------------------------------------------------------------------------------------------------------------------------
Interest expense .................................          -         77        519
Other expense ....................................      7,183      2,829      1,516
------------------------------------------------------------------------------------------------------------------------
     Total expense ...............................      7,183      2,906      2,035
------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................    175,696    182,473    150,347
Income tax expense ...............................        593      1,517      2,452
------------------------------------------------------------------------------------------------------------------------
Net income .......................................   $175,103   $180,956   $147,895
========================================================================================================================


========================================================================================================================
Statements of Cash Flows
------------------------------------------------------------------------------------------------------------------------
($ in thousands)                                                  Year Ended December 31
------------------------------------------------------------------------------------------------------------------------
                                                                 1999         1998         1997
------------------------------------------------------------------------------------------------------------------------
Operating activities
     Net income .........................................   $ 175,103    $ 180,956    $ 147,895
     Non-cash adjustment for equity in
          subsidiaries' undistributed net income ........     (96,087)    (127,277)     (86,526)
     Realized securities gains, net .....................        (364)      (3,778)      (1,305)
     Other adjustments ..................................       3,739        2,213       (8,688)
------------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities .....      82,391       52,114       51,376
------------------------------------------------------------------------------------------------------------------------
Investing activities
     Investment in subsidiaries .........................     (15,500)      (8,360)     (28,000)
     Purchases of securities available for sale .........      (9,292)    (205,513)    (120,000)
     Proceeds from sales of securities available for sale         603      206,697      121,305
     Other ..............................................       4,455       (6,430)         834
------------------------------------------------------------------------------------------------------------------------
          Net cash used by investing activities .........     (19,734)     (13,606)     (25,861)
------------------------------------------------------------------------------------------------------------------------
Financing activities
     Payments on debt ...................................        (647)        (366)      (7,392)
     Issuance of common stock ...........................       6,168       14,027        9,848
     Purchase of treasury stock .........................           -            -         (299)
     Dividends paid .....................................     (75,022)     (64,428)     (55,362)
------------------------------------------------------------------------------------------------------------------------
          Net cash used by financing activities .........     (69,501)     (50,767)     (53,205)
------------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents ...................      (6,844)     (12,259)     (27,690)
Cash and cash equivalents at beginning of year ..........     134,610      146,869      174,559
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year ................   $ 127,766    $ 134,610    $ 146,869
========================================================================================================================

Note 24
Segment Information
         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that is reported internally for evaluating segment performance and allocating resources to segments.

         The Company's segment information is presented by line of business. Each line of business is a strategic unit that provides various products and services to groups of customers that have certain common characteristics. The reportable operating segments are Commercial Banking, Small Business Banking, Consumer Banking, and Investments and Public Funds. The Commercial Banking and Small Business Banking segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, factoring, treasury management and private equity investments. The Commercial Banking segment provides products and services to larger business entities and the Small Business Banking segment provides products and services to mid-size and smaller business entities. The Consumer Banking segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage and insurance. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest-rate risk, and liquidity and funding positions.

         The accounting policies used by each segment are the same as those discussed in the summary of significant accounting policies, except as described in the reconciliation of segment totals to consolidated totals. The following is a summary of certain average balances by segment.

===================================================================================================
                                    Small                 Investments
                    Commercial     Business     Consumer   and Public                 Segment
($ in thousands)       Banking      Banking      Banking        Funds      Other       Total
---------------------------------------------------------------------------------------------------
December 31, 1999
---------------------------------------------------------------------------------------------------
Average loans ...   $3,899,600   $2,188,400   $4,332,300   $    1,300   $ 34,200   $10,455,800
Average assets ..   $3,962,400   $2,237,400   $7,743,400   $3,028,700   $574,600   $17,546,500
Average deposits    $  847,600   $1,499,800   $6,646,200   $1,828,100   $ 57,800   $10,879,500
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
December 31, 1998
---------------------------------------------------------------------------------------------------
Average loans ...   $3,487,700   $1,685,400   $3,901,800          $ -   $ 46,700   $ 9,121,600
Average assets ..   $3,550,200   $1,726,100   $6,962,500   $3,187,600   $452,800   $15,879,200
Average deposits    $  711,600   $1,215,700   $6,448,800   $1,527,700   $ 53,200   $ 9,957,000
===================================================================================================

         The following table presents condensed income statements for each segment.

===================================================================================================
                                              Small             Investments
                               Commercial   Business   Consumer  and Public              Segment
($ in thousands)                  Banking    Banking    Banking    Funds      Other       Total
---------------------------------------------------------------------------------------------------
Year ended December 31, 1999
---------------------------------------------------------------------------------------------------
Net interest income ..........   $128,130   $142,138   $279,658   $58,552   $(18,731)   $589,747
Provision for loan losses ....     43,578     17,608     26,883         -       (269)     87,800
---------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses     84,552    124,530    252,775    58,552    (18,462)    501,947
---------------------------------------------------------------------------------------------------
Noninterest income ...........     26,805     20,539    166,189     1,048      7,899     222,480
Noninterest expense ..........     51,768     91,990    311,638     7,991    (19,582)    443,805
---------------------------------------------------------------------------------------------------
Income before income taxes ...     59,589     53,079    107,326    51,609      9,019     280,622
Income tax expense ...........     20,856     18,578     37,564    18,063      7,684     102,745
---------------------------------------------------------------------------------------------------
Net income ...................   $ 38,733   $ 34,501   $ 69,762   $33,546   $  1,335    $177,877
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Year ended December 31, 1998
---------------------------------------------------------------------------------------------------
Net interest income ..........   $120,710   $115,582   $261,810   $59,839   $(10,765)   $547,176
Provision for loan losses ....     10,450      5,638     10,844         -        294      27,226
---------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses    110,260    109,944    250,966    59,839    (11,059)    519,950
---------------------------------------------------------------------------------------------------
Noninterest income ...........     18,821     17,412    139,181     5,084     11,132     191,630
Noninterest expense ..........     46,967     79,826    292,340     7,216      2,437     428,786
---------------------------------------------------------------------------------------------------
Income before income taxes ...     82,114     47,530     97,807    57,707     (2,364)    282,794
Income tax expense ...........     28,740     16,636     34,233    20,197      3,190     102,996
---------------------------------------------------------------------------------------------------
Net income ...................   $ 53,374   $ 30,894   $ 63,574   $37,510   $ (5,554)   $179,798
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Year ended December 31, 1997
---------------------------------------------------------------------------------------------------
Net interest income ..........   $ 95,046   $ 84,393   $274,488   $48,654   $ (4,520)   $498,061
Provision for loan losses ....      1,068        577      1,660         -        128       3,433
---------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses     93,978     83,816    272,828    48,654     (4,648)    494,628
---------------------------------------------------------------------------------------------------
Noninterest income ...........     16,193     13,591    117,317     2,064     10,963     160,128
Noninterest expense ..........     41,273     64,960    300,772     6,302      7,943     421,250
---------------------------------------------------------------------------------------------------
Income before income taxes ...     68,898     32,447     89,373    44,416     (1,628)    233,506
Income tax expense ...........     24,114     11,356     31,281    15,545      3,799      86,095
---------------------------------------------------------------------------------------------------
Net income ...................   $ 44,784   $ 21,091   $ 58,092   $28,871   $ (5,427)   $147,411
===================================================================================================

         Each segment's balance sheet is adjusted to reflect its net funding position. Assets are increased if excess funds are provided; liabilities are increased if the funds are needed to support assets. Segment assets and deposits are decreased for cash items in process of collection, which are reclassified from assets to deposits.

         The Consumer Banking Segment contains an intangible asset related to certain mortgage servicing rights associated with loans originated and sold before January 1, 1995 and all loans originated and retained in the Company's loan portfolio after origination. Noninterest income is adjusted for gains and fees associated with these mortgage servicing rights, and noninterest expense is adjusted for the amortization of these mortgage servicing rights. Generally accepted accounting principles do not allow the capitalization of these servicing rights; therefore, they are not currently recorded in these financial statements.

         Each segment's net interest income includes an adjustment for match funding of the segment's earning assets and liabilities. Match funding is calculated as the economic spread value attributable to the various products of the segment and indicates the historical interest-rate risk taken by the entity as a whole. Interest income for tax-exempt loans is adjusted to a taxable-equivalent basis. Each segment is charged a provision for loan losses that is determined based on each loan's risk rating or loan type. In addition, each reportable segment recognizes income tax assuming a 35% income tax rate. State income tax expense is included in the Other category.

         Direct support costs, such as deposit servicing, technology, and loan servicing and underwriting, are allocated to each segment based on activity-based cost studies, where appropriate, or on various statistics or staff costs. Indirect costs, such as management expenses and corporate support, are allocated to each segment based on various statistics or staff costs. There are no significant intersegment revenues.

         The following is a reconciliation of segment totals to consolidated totals.

================================================================================
                                      Average        Average        Average
($ in thousands)                       Loans          Assets        Deposits
--------------------------------------------------------------------------------
December 31, 1999
--------------------------------------------------------------------------------
Segment total ...................   $10,455,800   $ 17,546,500    $10,879,500
Excess funds invested ...........             -     (3,189,700)             -
Mortgage servicing rights .......             -        (17,500)             -
Reclassification of cash items in
     process of collection ......             -        297,700        297,700
--------------------------------------------------------------------------------
Consolidated total ..............   $10,455,800   $ 14,637,000    $11,177,200
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
December 31, 1998
--------------------------------------------------------------------------------
Segment total ...................   $ 9,121,600   $ 15,879,200    $ 9,957,000
Excess funds invested ...........             -     (2,911,700)             -
Mortgage servicing rights .......             -        (15,900)             -
Reclassification of cash items in
     process of collection ......             -        261,200        261,200
--------------------------------------------------------------------------------
Consolidated total ..............   $ 9,121,600   $ 13,212,800    $10,218,200
--------------------------------------------------------------------------------

========================================================================================================================
                                          Provision                             Income Tax
                             Net Interest  for Loan  Noninterest  Noninterest     Expense
($ in thousands)                Income      Losses      Income      Expense      (Benefit)   Net Income
------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1999
------------------------------------------------------------------------------------------------------------------------
Segment total ...............   $ 589,747    $87,800   $ 222,480    $ 443,805    $ 102,745    $ 177,877
Taxable-equivalent adjustment      (4,942)         -           -            -       (1,730)      (3,212)
Mortgage servicing rights ...           -          -      (7,777)      (2,884)      (1,713)      (3,180)
Income tax expense ..........           -          -           -            -       (3,618)       3,618
------------------------------------------------------------------------------------------------------------------------
Consolidated total ..........   $ 584,805    $87,800   $ 214,703    $ 440,921    $  95,684    $ 175,103
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------
Segment total ...............   $ 547,176    $27,226   $ 191,630    $ 428,786    $ 102,996    $ 179,798
Taxable-equivalent adjustment      (4,382)         -           -            -       (1,534)      (2,848)
Mortgage servicing rights ...           -          -      (4,201)      (2,631)        (550)      (1,020)
Income tax expense ..........           -          -           -            -       (5,026)       5,026
------------------------------------------------------------------------------------------------------------------------
Consolidated total ..........   $ 542,794    $27,226   $ 187,429    $ 426,155    $  95,886    $ 180,956
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------
Segment total ...............   $ 498,061    $ 3,433   $ 160,128    $ 421,250    $  86,095    $ 147,411
Taxable-equivalent adjustment      (3,981)         -           -            -       (1,393)      (2,588)
Mortgage servicing rights ...           -          -      (3,712)      (2,371)        (469)        (872)
Income tax expense ..........           -          -           -            -       (3,944)       3,944
------------------------------------------------------------------------------------------------------------------------
Consolidated total ..........   $ 494,080    $ 3,433   $ 156,416    $ 418,879    $  80,289    $ 147,895
========================================================================================================================


Note 25
Contingencies
         The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.