Form 10-K, Exhibit 13
period 2000-12-31
HIBERNIA CORP
filed 2001-03-30
CIK 47288

EXHIBIT 13

HIBERNIA CORPORATION

CORPORATE OFFICES
313 Carondelet Street
New Orleans, LA 70130
504-533-3333

MAILING ADDRESS
P.O. Box 61540
New Orleans, LA 70161

ELECTRONIC ADDRESS
Internet: www.hibernia.com
E-mail: mailus@hibernia.com

SHAREHOLDER, EMPLOYEE DATA
(at December 31, 2000)
Shareholder's of record: 16,708
Full-time equivalent employees: 5,366

Hibernia Stock Price And Dividend Information
                             2000                            1999
--------------------------------------------------------------------------------
                                      Cash                             Cash
                   Market Price(1)    Dividends     Market Price(1)    Dividends
                   High     Low       Declared      High     Low       Declared
--------------------------------------------------------------------------------

1st quarter        $10.69   $ 8.75    $.12          $17.25   $13.19    $.105
2nd quarter        $13.75   $10.00    $.12          $16.19   $11.44    $.105
3rd quarter        $13.13   $10.89    $.12          $16.19   $11.63    $.105
4th quarter        $12.88   $10.94    $.13          $14.19   $10.38    $.12
--------------------------------------------------------------------------------
----------
(1) NYSE closing price.

STOCK LISTING
Common Stock
Exchange: NYSE
Symbol: HIB
Price and volume
Listed as“Hibernia” or “HIB” in the Wall Street Journal and under similar designations in other daily newspapers.

SHAREHOLDER ASSISTANCE
For change of address, records, transfer of stock from one name to another, assistance with lost certificates, direct deposits of dividends or a Dividend Reinvestment and Stock Purchase Plan prospectus:
     Mellon Investor Services
     Securityholder Relations Department
     85 Challenger Road, Overpeck Centre
     Ridgefield Park, NJ 07660
     Toll free: 800-814-0305
     www.mellon-investor.com

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Once enrolled, shareholders may purchase new shares directly from the Company through reinvested dividends, optional cash purchases or both--an economical, convenient way to increase Hibernia holdings. For more information, call 800-814-0305.

DIRECT DEPOSIT OF DIVIDENDS
Obtain dividends faster through direct deposit. To sign up or to receive information, call 800-814-0305.

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

DUPLICATE MAILINGS
Hibernia is required to mail information to each shareholder on its list, even when there is duplication. To eliminate duplicates, write to Mellon Investor Services at the address above and indicate names to be removed. This does not affect dividend or proxy mailings.

FIVE-YEAR CONSOLIDATED SUMMARY OF INCOME AND
SELECTED FINANCIAL DATA (1)

HIBERNIA CORPORATION AND SUBSIDIARIES
====================================================================================================================================
Year Ended December 31
($ in thousands, except per-share data)                          2000             1999           1998           1997           1996
====================================================================================================================================
Interest income .....................................   $   1,217,319    $   1,055,325    $   977,728    $   864,704    $   736,718
Interest expense ....................................         606,760          470,520        434,934        370,624        305,859
------------------------------------------------------------------------------------------------------------------------------------
Net interest income .................................         610,559          584,805        542,794        494,080        430,859
Provision for loan losses ...........................         120,650           87,800         27,226          3,433        (11,887)
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses .......................         489,909          497,005        515,568        490,647        442,746
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ...............................         252,606          214,271        181,530        153,677        127,292
   Securities gains (losses), net ...................          (3,921)             432          5,899          2,739         (5,200)
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income ..................................         248,685          214,703        187,429        156,416        122,092
Noninterest expense .................................         476,078          440,921        426,155        418,879        366,294
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes .................................         262,516          270,787        276,842        228,184        198,544
Income tax expense ..................................          91,883           95,684         95,886         80,289         68,465
------------------------------------------------------------------------------------------------------------------------------------
Net income ..........................................   $     170,633    $     175,103    $   180,956    $   147,895    $   130,079
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shareholders ........   $     164,200    $     168,203    $   174,056    $   140,995    $   128,339
====================================================================================================================================
Per common share information: (2)
   Net income .......................................   $        1.05    $        1.07    $      1.11    $      0.90    $      0.82
   Net income - assuming dilution ...................   $        1.04    $        1.06    $      1.09    $      0.89    $      0.82
   Cash dividends declared ..........................   $        0.49    $       0.435    $     0.375    $      0.33    $      0.29
Average shares outstanding (000s) ...................         156,655          157,253        157,169        156,324        155,689
Average shares outstanding - assuming dilution (000s)         158,020          158,902        159,615        158,854        157,187
Dividend payout ratio ...............................           46.67%           40.65%         33.78%         36.67%         35.37%
====================================================================================================================================
Selected year-end balances (in millions)
Loans ...............................................   $    12,124.7    $    10,856.7    $   9,907.2    $   8,387.2    $   6,894.5
Deposits ............................................        12,692.7         11,855.9       10,892.6       10,103.0        9,331.4
Federal Home Loan Bank advances .....................         1,044.0            844.8          806.3          507.6           59.8
Equity ..............................................         1,479.7          1,375.5        1,344.6        1,220.4        1,100.0
Total assets ........................................        16,698.0         15,314.2       14,329.9       12,704.0       11,015.2
====================================================================================================================================
Selected average balances (in millions)
Loans ...............................................   $    11,504.7    $    10,455.8    $   9,121.6    $   7,496.9    $   6,036.3
Deposits ............................................        12,095.1         11,177.2       10,218.2        9,507.5        8,242.5
Federal Home Loan Bank advances .....................           886.8            840.5          711.6           96.0           32.2
Equity ..............................................         1,422.5          1,359.7        1,286.4        1,154.9          966.0
Total assets ........................................        15,854.2         14,637.0       13,212.8       11,537.6        9,736.7
====================================================================================================================================
Selected ratios
Net interest margin (taxable-equivalent) ............            4.21%            4.38%          4.51%          4.73%          4.84%
Return on assets ....................................            1.08%            1.20%          1.37%          1.28%          1.34%
Return on common equity .............................           12.35%           13.35%         14.67%         13.37%         13.65%
Return on total equity ..............................           12.00%           12.88%         14.07%         12.81%         13.47%
Efficiency ratio ....................................           54.49%           54.40%         57.93%         63.61%         64.74%
Average equity/average assets .......................            8.97%            9.29%          9.74%         10.01%          9.92%
Tier 1 risk-based capital ratio .....................            9.69%           10.21%         10.78%         11.26%         12.64%
Total risk-based capital ratio ......................           10.94%           11.46%         11.98%         12.51%         13.90%
Leverage ratio ......................................            7.65%            8.11%          8.55%          8.61%          8.92%
====================================================================================================================================
Cash-basis financial data (3)
Net income applicable to common shareholders ........   $     180,585    $     182,144    $   185,146    $   152,972    $   135,600
Net income per common share (2) .....................   $        1.15    $        1.16    $      1.18    $      0.98    $      0.87
Net income per common share - assuming dilution (2)..   $        1.14    $        1.15    $      1.16    $      0.96    $      0.86
Return on assets ....................................            1.19%            1.31%          1.47%          1.40%          1.43%
Return on common equity .............................           16.04%           16.82%         17.91%         17.01%         17.24%
Efficiency ratio ....................................           52.15%           52.29%         56.24%         61.53%         63.45%
Average equity/average assets .......................            7.79%            8.18%          8.68%          8.78%          8.47%
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

2000 HIGHLIGHTS

          • Net income for 2000 totaled $170.6 million, a 3% decrease compared to $175.1 million for 1999. Net income per common share for 2000 of $1.05 decreased 2% compared to $1.07 for 1999, and net income per common share - assuming dilution was $1.04 for 2000, a decrease of 2% compared to $1.06 for 1999. Excluding securities transactions, net income per common share - assuming dilution was $1.06, unchanged from 1999.

          • Cash-basis net income in 2000, excluding merger-related expenses, was $187.1 million ($1.15 per common share) compared to $194.9 million ($1.20 per common share) in 1999. Cash-basis net income excludes the effect of the amortization of purchase accounting intangibles.

          • On a taxable-equivalent basis, excluding securities transactions, revenues for 2000 totaled $873.7 million, a $63.1 million (8%) increase from the 1999 level of $810.6 million. Noninterest income, excluding securities transactions, increased $38.3 million (18%) from 1999 to $252.6 million. Noninterest expense for 2000 totaled $476.1 million, an increase of $35.2 million (8%) from 1999.

          • Total assets grew $1.4 billion (9%) to $16.7 billion at December 31, 2000 compared to December 31, 1999.

          • Loans grew 12% to $12.1 billion at December 31, 2000 compared to December 31, 1999. Consumer loans grew $1.4 billion (30%) to $6.2 billion, small business loans increased $34.1 million (1%) to $2.4 billion and commercial loans decreased $191.7 million (5%) to $3.5 billion, as Hibernia’s efforts to diversify the risk of the loan portfolio continued to show progress.

          • Deposits grew to $12.7 billion at December 31, 2000, an $836.8 million (7%) increase from December 31, 1999.

          • Net interest income increased $25.8 million (4%) to $610.6 million in 2000 from $584.8 million in 1999. The net interest margin was 4.21% for 2000, compared to 4.38% for 1999. The decline in the margin was primarily the result of a change in loan mix toward lower yielding consumer loans combined with increased deposit costs and reduced loan fees.

          • In March 2000, Hibernia became one of the first U.S. bank holding companies to become a "financial holding company" pursuant to the Gramm-Leach-Bliley Act. This classification allows Hibernia to offer a broader range of products and services, thus creating new opportunities for the Company to add to or enhance its lines of business.

          • Hibernia continues to broaden its range of financial products and services. On April 1, 2000, Hibernia added investment banking with the completion of the merger with Southcoast Capital, L.L.C. and on July 6, 2000, Hibernia expanded its insurance line by completing a merger with the Rosenthal Agency, Louisiana’s largest independent insurance broker.

          • In April 2000, the Board of Directors authorized a buyback of up to 7.5 million common shares over the following 12 months. As of December 31, 2000, the Company had repurchased approximately 3.3 million shares of its common stock.

          • Cash dividends per common share for 2000 increased to $.49, or 13% higher than the 1999 cash dividend of $.435 per common share and 31% higher than the 1998 cash dividend of $.375 per common share. The dividend payout ratios for 2000, 1999 and 1998 were 46.7%, 40.7% and 33.8%, respectively.

          • The nonperforming asset and nonperforming loan ratios improved to 0.73% and 0.68% at December 31, 2000, respectively, compared to 0.81% and 0.70% a year earlier.

          • The provision for loan losses in 2000 totaled $120.7 million compared to $87.8 million in 1999. The 2000 provision exceeded net charge-offs by $21.8 million.

MERGER ACTIVITY

        In 2000, Hibernia further broadened its range of financial products and services through the completion of mergers with Southcoast Capital, L.L.C. (Southcoast), a full-service investment banking firm, and the Rosenthal Agency (Rosenthal), Louisiana’s largest independent insurance broker. Southcoast provides equity research, institutional equity sales and trading services to large, institutional money managers and corporate finance services to middle-market companies in the Gulf South. Rosenthal offers property and casualty insurance and consulting services to a client base that includes specialty industries such as energy and marine, construction and bonding, transportation, real estate, wholesalers and auto dealerships. Additionally in 2000, the Company purchased the assets and assumed the liabilities of three East Texas banking offices from Compass Bank (the “Compass transaction”). These transactions were accounted for using the purchase method of accounting which includes the financial results of operations from the dates of acquisition. In 1999, the Company completed a merger in East Texas which was accounted for as a pooling of interests and purchased the assets and assumed the liabilities of the Beaumont branches of Chase Bank of Texas, N.A. (the “Beaumont transaction”). In 1998 the Company completed four mergers, three in Louisiana and one in East Texas which were accounted for as poolings of interests.

        The institutions with which the Company merged are collectively referred to as the “merged companies.” The merged companies that were acquired in transactions accounted for as poolings of interests are referred to as the “pooled companies,” and institutions that were acquired in transactions accounted for as purchases are referred to as the “purchased companies.”

        All prior-year information has been restated to reflect the effect of mergers accounted for as poolings of interests. For all purchase transactions, the financial information of those institutions is combined with Hibernia as of and subsequent to consummation; therefore, certain items contained in this discussion are only comparable after excluding the effect of the purchased companies.

        Measures of financial performance subsequent to the purchase transactions are more relevant when comparing “cash-basis” results (i.e., before amortization of purchase accounting intangibles) because they are more indicative of cash flows, and thus the Company’s ability to support growth and pay dividends. The cash-basis measures of financial performance are presented in the Five-Year and Quarterly Consolidated Summary of Income and Selected Financial Data on pages 20 and 41.

FINANCIAL CONDITION

EARNING ASSETS

        Interest income from earning assets (primarily loans and securities) is the Company’s main source of income. Average earning assets totaled $14.8 billion in 2000, compared to $13.6 billion in 1999 and $12.3 billion in 1998. The increase in average earning assets of $1.2 billion in 2000 and $1.3 billion in 1999 was primarily due to growth in the loan portfolio.

        Average loans as a percentage of average earning assets increased to 78.0% in 2000 compared to 76.7% in 1999 and 74.2% in 1998. Average securities were 20.6% of average earning assets in 2000 compared to 20.3% in 1999 and 22.1% in 1998. The Company funded the 2000 increase in earning assets through growth in interest-bearing deposits of $839.8 million, other interest-bearing liabilities of $226.5 million, noninterest-bearing liabilities of $88.1 million and shareholders’ equity of $62.8 million.

        Total earning assets at December 31, 2000 were $15.5 billion, up from $14.2 billion (9%) a year earlier, primarily due to a $1.3 billion (12%) increase in loans.

        LOANS. The Company’s lending activities are subject to both liquidity considerations and underwriting standards which are tailored to each of the Company’s loan portfolios. Loans allow Hibernia to meet customer credit needs and at the same time achieve yields that are generally higher than those available on other earning assets. Lending relationships are one way Hibernia meets its goal of providing for all the financial needs of its customers.

        Hibernia engages in commercial, small business and consumer lending. The specific underwriting criteria for each major loan category are outlined in a credit policy that is approved by the Board of Directors. In general, commercial loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit scoring models which consider factors including payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower are considered. Hibernia’s credit policy, including the underwriting criteria for major loan categories, is reviewed on a regular basis and adjusted when warranted.

TABLE 1 | COMPOSITION OF LOAN PORTFOLIO

December 31 ($ in millions)                                   2000                 1999
-----------------------------------------------------------------------------------------------
                                                         Balance  Percent     Balance  Percent
------------------------------------------------------------------------------------------------
Commercial:
    Commercial and industrial ....................   $   1,387.9    11.4% $   1,501.0    13.8%
    Services industry ............................         811.4     6.7        955.4     8.8
    Real estate ..................................         434.4     3.6        434.2     4.0
    Health care ..................................         295.3     2.4        298.1     2.7
    Transportation, communications and utilities..         212.8     1.8        228.6     2.1
    Energy .......................................         265.7     2.2        192.6     1.8
    Other ........................................          94.1     0.8         83.4     0.8
------------------------------------------------------------------------------------------------
          Total commercial .......................       3,501.6    28.9      3,693.3    34.0
------------------------------------------------------------------------------------------------
Small Business:
    Commercial and industrial ....................         755.7     6.2        823.4     7.6
    Services industry ............................         594.3     4.9        539.6     5.0
    Real estate ..................................         402.9     3.3        340.2     3.1
    Health care ..................................         153.2     1.3        150.8     1.4
    Transportation, communications and utilities..          95.8     0.8         91.9     0.9
    Energy .......................................          27.5     0.2         43.7     0.4
    Other ........................................         366.6     3.1        372.3     3.4
------------------------------------------------------------------------------------------------
          Total small business ...................       2,396.0    19.8      2,361.9    21.8
------------------------------------------------------------------------------------------------
Consumer:
    Residential mortgages:
        First mortgages ..........................       2,899.8    23.9      2,263.4    20.8
        Junior liens .............................         409.2     3.4        282.1     2.6
    Indirect .....................................       1,863.7    15.3      1,277.3    11.8
    Revolving credit .............................         448.7     3.7        374.2     3.4
    Other ........................................         605.7     5.0        604.5     5.6
------------------------------------------------------------------------------------------------
          Total consumer .........................       6,227.1    51.3      4,801.5    44.2
================================================================================================
Total loans ......................................   $  12,124.7   100.0% $  10,856.7   100.0%
================================================================================================

        Average loans increased $1.0 billion (10%) in 2000 and $1.3 billion (15%) in 1999. Excluding the effect of the Beaumont and Compass transactions, average loans increased approximately 9% from 1999 to 2000.

        Table 1 details Hibernia’s commercial and small business loans classified by repayment source and consumer loans classified by type. In 2000 consumer loans grew $1.4 billion (30%), small business loans increased $34.1 million (1%) and commercial loans decreased $191.7 million (5%). The portfolio mix was 51% consumer, 20% small business and 29% commercial at year-end 2000 compared to 44%, 22% and 34%, respectively, at year-end 1999.

        Commercial Loans. The change in the commercial portfolio was primarily due to decreases in the services industry, down $144.0 million (15%); commercial and industrial, down $113.1 million (8%); and transportation, communications and utilities, down $15.8 million (7%). These decreases were partially offset by increases of $73.1 million (38%) in energy and $10.7 million (13%) in other. The real estate and health care portions of the commercial loan portfolio remained relatively unchanged from 1999. Hibernia’s loan portfolio remains well diversified across industries, as evidenced by the portfolio percentages presented in Table 1.

        The decrease in commercial loans includes a 26% decrease in shared national credits, totaling $1.3 billion at December 31, 2000, down from $1.7 billion a year earlier. The Company’s long-term goal is to reduce shared national credits to a maximum of 10% of total loans, take smaller pieces of these credits and focus on customers in Hibernia’s markets, allowing the Company to build relationships for other services.

        Hibernia’s commercial loan portfolio does not contain significant exposure to foreign countries.

        Small Business Loans. Hibernia generally categorizes companies with revenues of less than $10 million as small businesses. The small business portfolio showed increases primarily in real estate, up $62.7 million (18%) and the services industry, up $54.7 million (10%). These increases were partially offset by decreases of $67.7 million (8%) in commercial and industrial and $16.2 million (37%) in energy.

        Hibernia’s small business lending area continues to excel in technology and process efficiency. In addition to centralized underwriting, the use of sophisticated credit scoring models, and shortened application forms, the small business area has introduced an automated workflow system, credit file imaging, and an advanced risk management system including behavioral scoring. These enhancements have kept Hibernia’s small business area on the cutting edge of customer service, process efficiency and credit quality.

        Consumer Loans. The increase in the consumer portfolio was spread among residential mortgages, up $763.5 million (30%); indirect, up $586.4 million (46%); and revolving credit, up $74.5 million (20%).

        Residential mortgage loans comprise more than half of the consumer loan portfolio. Increased marketing efforts, new products, shortened application and approval processes, extended service hours and an increase in the volume of adjustable-rate mortgages were the major factors contributing to the growth.

        As a result of the interest rate environment the level of adjustable-rate mortgages funded and retained increased in 2000. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. At December 31, 2000 Hibernia serviced approximately $6.6 billion in residential mortgage loans.

        Through the innovative use of technology enhancements, such as Hibernia’s online mortgage-loan application, the mortgage process has become more streamlined, with less documentation and faster approvals. These improvements, as well as Hibernia’s focus on mortgage lending, resulted in nearly $2.1 billion in loan fundings during 2000.

        In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Equity PrimeLine®, an attractively priced line of credit secured by the customer’s residence.

        Hibernia’s new automobile lease product, which was introduced in 1999, comprises 6% of the indirect portfolio and totaled $117.6 million at December 31, 2000. Residual value insurance is in place for these leases.

        An additional factor contributing to the change in the consumer portfolio during 2000 was the increase in indirect loans. This growth was fueled by a strategic expansion into Texas markets in 2000. When new markets are entered and new products are introduced, loans outstanding grow rapidly for the first few years until maturing loans and pay-offs begin to offset current production.

        During 2000 and 1999, Hibernia securitized $112.5 million and $511.4 million, respectively, of its residential first mortgages through the Federal National Mortgage Association (FNMA). These portions of the consumer portfolio were securitized with recourse provisions, and reserves have been established to cover estimated losses. These transactions affect the categorization of individual line items on the balance sheet by reducing mortgage loans and increasing securities.

        INVESTMENT SECURITIES. At the end of 2000, investment securities totaled $3.0 billion, an increase of $88.1 million, or 3%, from the end of 1999. Of total investment securities at December 31, 2000, 86% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund deposits. The composition of the investment securities portfolio is shown in Table 2.

        Securities Available for Sale. Average securities available for sale decreased $54.8 million (2%) to $2.7 billion in 2000. This decrease was primarily due to changes in unrealized gains (losses) reflecting the interest rate environment during 2000. Average securities available for sale increased $21.1 million from 1998 to 1999.

        At December 31, 2000 the securities available for sale portfolio included $228.1 million of adjustable-rate securities, primarily mortgage-backed securities, which are tied to a cost-of-funds index. In much the same manner as Hibernia’s cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

TABLE 2 | COMPOSITION OF INVESTMENT SECURITIES

December 31  ($ in millions)                 2000           1999         1998
-------------------------------------------------------------------------------
Available for sale:
U.S. Treasuries ....................   $    230.7     $    277.0   $    257.6
U.S. government agencies:
     Mortgage-backed securities ....        820.3          997.8      1,019.7
     Bonds .........................      1,204.4        1,065.3      1,153.2
     Stocks ........................        110.8             --           --
States and political subdivisions...        215.9          224.4        255.8
Other ..............................        104.9           95.8         75.4
-------------------------------------------------------------------------------
          Total available for sale..      2,687.0        2,660.3      2,761.7
-------------------------------------------------------------------------------
Held to maturity:
U.S. government agencies:
     Mortgage-backed securities ....        361.9          300.5           --
-------------------------------------------------------------------------------
          Total held to maturity ...        361.9          300.5           --
===============================================================================
Total investment securities ........   $  3,048.9     $  2,960.8   $  2,761.7
===============================================================================

        The average repricing period of securities available for sale at December 31, 2000 was 5.1 years, down from 5.5 years at December 31, 1999. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.

        Securities Held to Maturity. Average securities held to maturity totaled $356.3 million in 2000, up from $31.5 million in 1999. The increase was the result of the securitization of residential first mortgages of $112.5 million in the second quarter of 2000 and $302.6 million in the fourth quarter of 1999.

        At December 31, 2000 the securities held to maturity portfolio included $309.6 million of adjustable-rate mortgage-backed securities which are tied to a cost-of-funds index. The average repricing period of securities held to maturity at December 31, 2000 was 3.7 years, down from 4.5 years at December 31, 1999.

        Maturities and yields of investment securities at year-end 2000 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

TABLE 3 | MATURITIES AND YIELDS
OF INVESTMENT SECURITIES (1)

                                                                 Due after 1    Due after 5
                                               Due in 1 year    year through   years through    Due after
December 31, 2000 ($ in millions)                 or less          5 years        10 years      10 years          Total
----------------------------------------------------------------------------------------------------------------------------------
                                                Amount Yield    Amount Yield   Amount Yield   Amount Yield     Amount Yield
----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
U.S. Treasuries ...........................   $  224.6  5.60%   $  6.1  6.56%  $   --    --%  $   --    --%  $  230.7  5.63%
U.S. government agencies:
    Mortgage-backed securities ............        3.0  6.32      33.5  6.70    138.6  7.49    645.2  6.57      820.3  6.73
    Bonds .................................       82.5  6.23     167.1  6.16    715.8  6.38    239.0  6.02    1,204.4  6.35
    Stocks ................................      110.8  6.23        --    --       --    --       --    --      110.8  6.23
States and political subdivisions .........       11.4  7.64      53.1  7.71     38.2  7.77    113.2  8.19      215.9  7.79
Other .....................................      101.2  4.49       2.4  5.03      0.5  4.95      0.8  6.05      104.9  4.52
----------------------------------------------------------------------------------------------------------------------------------
       Total available for sale ...........   $  533.5  5.66%   $262.2  6.54%  $893.1  6.61%  $998.2  6.62%  $2,687.0  6.44%
----------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
U.S. government agencies:
    Mortgage-backed securities ............   $     --    --%   $   --    --%  $  4.8  5.04%  $357.1  6.32%  $  361.9  6.30%
----------------------------------------------------------------------------------------------------------------------------------
       Total held to maturity .............   $     --    --%   $   --    --%  $  4.8  5.04%  $357.1  6.32%  $  361.9  6.30%
==================================================================================================================================
(1)Yield computations are presented on a taxable-equivalent basis using market values for securities available for sale, amortized cost for securities held to maturity and a statutory income tax rate of 35%.

        SHORT-TERM INVESTMENTS. Average short-term investments, primarily federal funds sold and securities purchased under agreements to resell (reverse repurchase agreements), decreased $117.9 million (51%) in 2000 to $114.6 million. This decrease is the result of the securitization of residential first mortgages previously discussed as the securities generated in this transaction provide collateral required for certain deposits, thus reducing the need for short-term investments. Average short-term investments decreased $24.6 million (10%) in 1999 compared to 1998.

        Trading account assets are also classified as short-term investments. At December 31, 2000, the Company held a minimal amount of trading account assets, resulting from activity in its investment banking subsidiary. The Company held no trading account assets at December 31, 1999. Trading gains and losses are included in other noninterest income. There were no material trading gains or losses for 2000, 1999 or 1998.

        MORTGAGE LOANS HELD FOR SALE. Mortgage loans held for sale are loans that have been originated and are pending securitization or sale in the secondary market. Average mortgage loans held for sale were $90.9 million in 2000, a $76.3 million (46%) decrease from $167.2 million in 1999. Average mortgage loans held for sale in 1999 decreased $32.3 million (16%) from $199.5 million in 1998. The decrease in mortgage loans held for sale is primarily the result of an increase in the volume of adjustable-rate mortgages originated or purchased due to the interest rate environment. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans.

        Since mortgage warehouse loans are generally held in inventory for a short period of time (30 to 60 days), there may be significant differences between average and period-end balances. At year-end 2000, mortgage loans held for sale totaled $123.7 million compared to $92.7 million and $281.4 million in 1999 and 1998, respectively.

ASSET QUALITY

        Several key measures are used to evaluate and monitor the Company’s asset quality. These measures include the level of loan delinquencies; nonaccrual loans; restructured loans; and foreclosed assets and excess bank-owned property, in addition to their related ratios.

        Table 4 details loan delinquencies and delinquencies as a percentage of their related portfolio segment and in total for each of the past five years. Accruing, delinquent loans past due 30 days or more were $78.4 million, or 0.65% of loans at December 31, 2000, up from $49.6 million, or 0.46% of total loans at December 31, 1999 and $59.6 million, or 0.60% of loans at year-end 1998. The increase in 2000 reflected higher levels of delinquent loans in each of the three loan portfolio segments – commercial, small business and consumer. Commercial delinquencies increased to 0.33% at year-end 2000, up from 0.15% a year ago and 0.27% at year-end 1998, principally due to the delinquency of a real estate secured loan. The small business loan delinquency ratio was 0.63% at December 31, 2000, up from 0.34% at December 31, 1999 and 0.50% at December 31, 1998. The consumer loan delinquency ratio increased to 0.83% at year-end 2000, up from 0.75% at year-end 1999 and down from 0.98% at the end of 1998. These increases primarily reflect the impact of slowing economic conditions in 2000. The reduction in consumer delinquencies from 1997 to 1998 is primarily due to a change in the reporting methodology for mortgage loans from number of days past due to payment cycle date, a methodology utilized in the banking industry.

        Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower). Nonperforming loans totaled $82.0 million at December 31, 2000, up from $76.5 million a year ago and $40.9 million in 1998. The increase of $5.5 million in 2000 was driven by deterioration in the commercial loan portfolio. Commercial nonperforming loans comprised 73% of total nonperforming loans at December 31, 2000, up from 68% a year ago. Nonperforming loans declined modestly in the small business and consumer portfolios. The majority of nonperforming consumer loans are residential mortgage loans on which no significant losses are expected. The composition of nonperforming loans, foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property, as well as certain key asset quality ratios for the past five years, are presented in Table 5.

TABLE 4 | LOAN DELINQUENCIES (1)

December 31 ($ in millions)                             2000      1999      1998      1997      1996
--------------------------------------------------------------------------------------------------------
Days past due:
    30 to 89 days ...............................     $ 69.5    $ 43.6    $ 52.6    $ 64.6    $ 80.6
    90 days or more .............................        8.9       6.0       7.0       5.8       6.0
--------------------------------------------------------------------------------------------------------
        Total delinquencies .....................     $ 78.4    $ 49.6    $ 59.6    $ 70.4    $ 86.6
========================================================================================================
Total delinquencies as a percentage of loans:
    Commercial ..................................      0.33%     0.15%     0.27%     0.18%     0.84%
    Small business ..............................      0.63%     0.34%     0.50%     0.80%     1.00%
    Consumer ....................................      0.83%     0.75%     0.98%     1.47%     1.75%
    Total loans .................................      0.65%     0.46%     0.60%     0.84%     1.26%
========================================================================================================
(1) Accruing loans past due as to principal and/or interest 30 days or more.

TABLE 5 | NONPERFORMING ASSETS

($ in thousands)                               2000       1999       1998       1997       1996
--------------------------------------------------------------------------------------------------
Nonaccrual loans:
    Commercial ........................... $ 59,916   $ 51,620   $ 19,215   $  5,282   $  4,230
    Small business .......................   16,005     18,329     17,694     11,762      9,335
    Consumer .............................    6,034      6,512      4,031      6,532      4,053
--------------------------------------------------------------------------------------------------
        Total nonperforming loans ........   81,955     76,461     40,940     23,576     17,618
--------------------------------------------------------------------------------------------------
Foreclosed assets ........................    4,267      7,710     10,762      3,056      5,828
Excess bank-owned property ...............    2,586      4,197      2,648      2,360      3,670
--------------------------------------------------------------------------------------------------
        Total nonperforming assets ....... $ 88,808   $ 88,368   $ 54,350   $ 28,992   $ 27,116
==================================================================================================
Reserve for loan losses .................. $178,253   $156,072   $130,347   $126,557   $146,097
Nonperforming loan ratio:
    Commercial loans .....................    1.71%      1.40%      0.50%      0.17%      0.18%
    Small business loans .................    0.67%      0.78%      0.85%      0.61%      0.55%
    Consumer loans .......................    0.10%      0.14%      0.10%      0.19%      0.14%
    Total loans ..........................    0.68%      0.70%      0.41%      0.28%      0.26%
Nonperforming asset ratio ................    0.73%      0.81%      0.55%      0.35%      0.39%
Reserve for loan losses as a
    percentage of nonperforming loans ....  217.50%    204.12%    318.39%    536.80%    829.25%
==================================================================================================

        Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility.

        Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Specific reserves are established for impaired loans based on a review of the collectibility of the principal after considering any prior charge-offs. Included in nonaccrual loans are loans that are considered to be impaired under Statement of Financial Accounting Standard No. 114, totaling $76.0 million at December 31, 2000 and $70.0 million at December 31, 1999. These amounts included $61.2 million and $65.9 million, respectively, of impaired loans for which the related reserve for loan losses was $13.2 million and $17.2 million at December 31, 2000 and 1999, respectively. The remaining impaired loans did not require specific reserves.

        In addition to the nonperforming loans discussed earlier, there are $44.5 million of loans which, in management’s opinion, are currently subject to potential future classification as nonperforming.

        Table 6 presents a summary of changes in nonperforming loans for 2000 by loan type (commercial real estate, other commercial, small business and consumer). Loans totaling $130.8 million were added during 2000, down from $142.8 million in 1999. The majority of these additions in both years related to the commercial loan portfolio. The additions to nonperforming loans in 2000 were offset by charge-offs of $70.9 million, which included the impact of the sale of several large credit relationships in the secondary market. Payments of $28.0 million, sales of $14.7 million and returns to performing status of $6.3 million also reduced nonperforming loans in 2000. Recoveries experienced on previously charged-off loans are reflected in the reserve for loan losses in Table 7 and are not a component of nonperforming loan activity.

        Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling costs, totaled $6.9 million at December 31, 2000, down from $11.9 million at December 31, 1999 and $13.4 million at December 31, 1998. These decreases are primarily the result of sales of these nonperforming assets.

        Nonperforming assets as a percentage of total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 2000 the Company’s nonperforming asset ratio was 0.73% compared to 0.81% at year-end 1999 and 0.55% at year-end 1998.

TABLE 6 | SUMMARY OF NONPERFORMING LOAN ACTIVITY

                                                 Commercial        Other        Small
($ in thousands)                                Real Estate   Commercial     Business   Consumer      Total
-------------------------------------------------------------------------------------------------------------
Nonperforming loans at December 31, 1999 .........   $  114      $51,506      $18,329     $6,512   $ 76,461
Additions ........................................    3,482       99,041       19,754      8,476    130,753
Gross charge-offs ................................   (1,666)     (63,724)      (5,444)       (39)   (70,873)
Transfers to foreclosed assets ...................       --       (1,203)      (1,191)    (3,003)    (5,397)
Returned to performing status ....................       --       (3,440)      (1,699)    (1,204)    (6,343)
Payments .........................................       --      (10,145)     (13,105)    (4,708)   (27,958)
Sales ............................................   (1,815)     (12,234)        (639)        --    (14,688)
==============================================================================================================
Nonperforming loans at December 31, 2000 .........   $  115      $59,801      $16,005     $6,034   $ 81,955
==============================================================================================================

        Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As shown in Table 7, net charge-offs totaled $98.9 million in 2000 compared to $64.9 million in 1999 and $23.4 million in 1998. Net charge-offs as a percentage of average loans were 0.86% in 2000 compared to 0.62% in 1999 and 0.26% in 1998. The increase was principally due to the commercial loan portfolio which had a net charge-off ratio of 1.76% in 2000, up from 1.06% in 1999, and compared to a net recovery of 0.12% in 1998. These higher levels of commercial charge-offs primarily related to large syndicated loans, with a significant portion resulting from credits to borrowers with relatively higher levels of leverage. The small business net charge-off ratio increased to 0.48% in 2000, up from 0.33% in 1999, but down from 0.50% in 1998. Small business net charge-offs in 1999 included several relatively large recoveries. The increase in the consumer loan net charge-off ratio to 0.43% in 2000 from 0.38% in 1999 was driven primarily by increases in the indirect portfolio. In addition, 1999 consumer net charge-offs included $0.7 million of recoveries related to the sale of a pool of charged-off loans, a majority of which related to the indirect portfolio.

RESERVE AND PROVISION FOR LOAN LOSSES

        The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded a $120.7 million provision for loan losses in 2000 compared to $87.8 million in 1999 and $27.2 million in 1998. The increase in the provision was primarily to address credit quality issues within the commercial loan portfolio, as indicated by higher levels of charge-offs and nonperforming loans. The provision for loan losses for 2000 exceeded net charge-offs by $21.8 million. Table 7 presents an analysis of the activity in the reserve for loan losses for the past three years.

        The reserve for loan losses is comprised of specific reserves (assessed for each loan that is reviewed for impairment or for which a probable loss has been identified), general reserves and an unallocated reserve.

        The Company continuously evaluates its reserve for loan losses to maintain an adequate level to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan’s initial effective interest rate, the observable market value of the loan or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical charge-offs considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under-allocations of specific reserves. It also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, the unallocated reserve considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio also impact the unallocated reserve levels. The results of reviews performed by internal and external examiners are also considered.

        The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be dynamic and responsive to changes in actual and expected credit losses. These changes are reflected in both the general and unallocated reserves. The historical loss ratios, which are key factors in this analysis, are updated quarterly and are weighted more heavily for recent charge-off experience. The review of reserve adequacy is performed by executive management and presented to the Board of Directors for its review, consideration and ratification.

TABLE 7 | RESERVE FOR LOAN LOSSES ACTIVITY

Year Ended December 31
($ in thousands)                                          2000        1999       1998
-----------------------------------------------------------------------------------------
Balance at beginning of year ......................  $ 156,072   $ 130,347  $ 126,557
Loans charged off:
    Commercial ....................................    (65,750)    (46,195)    (1,751)
    Small business ................................    (15,337)    (12,134)   (12,485)
    Consumer ......................................    (31,366)    (25,037)   (26,652)
Recoveries:
    Commercial ....................................      2,182       5,303      6,090
    Small business ................................      3,929       4,835      2,680
    Consumer ......................................      7,491       8,300      8,682
-----------------------------------------------------------------------------------------
Net loans charged off .............................    (98,851)    (64,928)   (23,436)
Provision for loan losses .........................    120,650      87,800     27,226
Addition due to purchase transactions..............        450       3,035         --
Transfer due to securitizations ...................        (68)       (182)        --
-----------------------------------------------------------------------------------------
Balance at end of year ............................  $ 178,253   $ 156,072  $ 130,347
=========================================================================================
Reserve for loan losses as a percentage of loans...      1.47%       1.44%       1.32%
Net charge-offs as a percentage of average loans:
        Commercial ................................      1.76%       1.06%      (0.12%)
        Small business ............................      0.48%       0.33%       0.50%
        Consumer ..................................      0.43%       0.38%       0.49%
        Total loans ...............................      0.86%       0.62%       0.26%
=========================================================================================

        The composition of the loan portfolio reflected the previously discussed changes, including the decrease in the commercial portfolio which was driven by management’s current strategy to diversify risk in that portfolio. The loan portfolio composition was also impacted by growth in the consumer portfolio, primarily in the residential mortgage and indirect portfolios. The Company continued to proactively manage its problem loan exposure in 2000 as evidenced by the charge-off of portions of credits, including those related to the disposition of certain large commercial credits through sales. Reserve levels increased during 2000 in view of the risk profile of the portfolio as indicated by the Company’s internal risk rating system and based upon consistent application of the Company’s reserve methodology.

        The reserve coverage of net charge-offs declined during 2000 to 180% from 240% in 1999 and 556% in 1998. This decline was primarily due to the higher level of commercial net charge-offs experienced during 2000 and 1999. The reserve for loan losses is established to provide for losses which are inherent in the portfolio. Therefore, a comparison of historical charge-offs to the reserve, which is a backward looking measure, is not necessarily an appropriate measure of reserve adequacy, especially in periods where net charge-off ratios are expected to significantly increase or decrease and where there is a lag between the timing of charge-offs and recoveries. This is particularly true with respect to 2000 and 1999, since a significant portion of charge-offs in these years related to the complete disposition through sale of several large commercial credits.

        The year-end 2000 reserve of $178.3 million provided 218% coverage of nonperforming loans compared to $156.1 million with 204% coverage at year-end 1999 and $130.3 million with 318% coverage at year-end 1998. As a percentage of total loans, the reserve for loan losses amounted to 1.47% at December 31, 2000 compared to 1.44% and 1.32% at December 31, 1999 and 1998, respectively.

         The allocation of the December 31, 2000 reserve for loan losses is presented in Table 8.

TABLE 8 | ALLOCATION OF RESERVE FOR LOAN LOSSES

December 31, 2000               Reserve for   % of Total
($ in millions)                 Loan Losses      Reserve
---------------------------------------------------------------
Commercial real estate loans....   $    4.1         2.3%
Other commercial loans .........       44.1        24.7
Small business loans ...........       39.0        21.9
Consumer loans .................       62.6        35.1
Unallocated reserve ............       28.5        16.0
===============================================================
    Total ......................   $  178.3       100.0%
===============================================================

        The assumptions and methodologies used in allocating the reserve for loan losses were refined during the year to more fully reflect the separate loss experience of the small business and commercial portfolios. Allocations to the commercial portfolio increased to $48.2 million at December 31, 2000 from $42.9 million a year ago as a result of the higher levels of losses experienced in 2000. The allocations to the small business and consumer portfolios also increased from $30.8 million and $47.6 million, respectively at December 31, 1999 to $39.0 million and $62.6 million, respectively at December 31, 2000. These increases were primarily driven by higher levels of losses, particularly in the indirect consumer portfolio. Additionally, the allocation to the consumer portfolio reflects the growth in both the indirect and residential mortgage portfolios. The unallocated reserve declined from 22% of the total reserve in 1999 to 16% in 2000. These allocations reflect the loan loss methodology which weights recent history more heavily. As a result, the allocated portion of the reserve increases in periods when charge-offs are relatively high. Management considers both the allocated and unallocated reserve levels when assessing reserve adequacy. The current level of the unallocated reserve is consistent with management’s expectations and is considered appropriate in view of the relatively high levels of allocation to the commercial portfolio.

        Management believes the present level of the reserve for loan losses is adequate to absorb probable loan losses inherent in the portfolio considering the level and mix of the loan portfolio, current expectations with respect to economic conditions and market trends.

        The Company expects the provision for loan losses to be lower in 2001, as commercial charge-offs are expected to decline from the level experienced in 2000. Although additional weakening of the overall U.S. economy is currently forecast, management currently believes this may not have a significant impact on the Company’s local market conditions and loan loss experience within these markets. Other factors which could impact the provision level for 2001 include loan growth; the level of nonperforming loans; the risk profile of the portfolio, including the impact of an economic slowdown on the large syndicated loan portfolio (which includes borrowers with significant operations outside the Company’s local markets); and the amounts and timing of future cash flows expected to be received on impaired loans.

FUNDING SOURCES

DEPOSITS

        Deposits are the Company’s primary source of funding for earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of average deposit rates and deposit composition are presented in Table 9 and Table 10, respectively.

        Average deposits totaled $12.1 billion in 2000, a $917.9 million (8%) increase from 1999. Excluding the effect of the Beaumont and Compass transactions, average deposits increased approximately 6%. Average core deposits were up $533.5 million (6%) to $9.6 billion or 79.4% of total average deposits. Approximately one-third of this increase was due to the effect of the Beaumont and Compass transactions. Average noninterest-bearing deposits increased $78.1 million and average savings grew $427.7 million as a result of the continued promotion of products like Tower GoldSM Services and Tower AdvantageSM, both of which offer liquidity, competitive interest rates and the security of a bank deposit.

        NOW account average balances for 2000 decreased $42.8 million compared to 1999 and money market average deposits were up $87.0 million in 2000 compared to 1999. NOW account average balances for 1999 were up $13.6 million compared to 1998, and money market average deposits were up $41.5 million in 1999 compared to 1998. During 1995, Hibernia instituted a new product, the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer’s NOW account up to a maximum of six transfers per statement cycle. As a result of additional analysis, the Reserve Money Manager account was enhanced in the first quarter of 1998 to create a more efficient sweep process. The effect of the Reserve Money Manager account on average balances was $1,622.7 million in 2000, $1,389.1 million in 1999 and $1,097.0 million in 1998 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $190.8 million (11%) in 2000 compared to 1999 and up $305.7 million (21%) in 1999 compared to 1998, and money market deposit account average balances were down $146.6 million (21%) in 2000 compared to 1999 and down $250.6 million (27%) in 1999 compared to 1998.

        Average noncore deposits increased $384.4 million (18%) from 1999 to $2.5 billion in 2000. Approximately 20% of the increase was due to the effects of the Beaumont and Compass transactions. Average public fund certificates of deposit of $100,000 or more decreased $108.2 million (10%). Average other large-denomination certificates of deposit increased $387.7 million (52%) and foreign deposits increased $104.9 million (34%). The growth in other large-denomination certificates of deposit was primarily the result of competitive pricing and increased marketing efforts as the Company funded loan growth. Foreign deposits were positively impacted by a treasury management sweep product which moves commercial customer funds into higher-yielding Eurodollar deposits. Because of the nature of these commercial customer funds, they are considered stable and not subject to the same volatility as other sources of foreign deposits.

TABLE 9 | AVERAGE DEPOSIT RATES

                                      2000       1999       1998
-------------------------------------------------------------------
NOW accounts .....................    3.80%      2.63%      3.32%
Money market
  deposit accounts ...............    2.88       2.42       2.54
Savings accounts .................    4.52       3.69       3.21
Other consumer
  time deposits ..................    5.37       4.90       5.20
Public fund certificates
  of deposit of
  $100,000 or more ...............    6.09       4.92       5.35
Certificates of deposit
  of $100,000 or more ............    6.03       5.21       5.30
Foreign time deposits ............    5.93       4.62       5.04
===================================================================
    Total interest-bearing
      deposits ...................    4.77%      4.05%      4.24%
===================================================================

        Deposits at December 31, 2000 totaled $12.7 billion, up $836.8 million (7%) from December 31, 1999. The effect of the Compass transaction accounted for approximately 10% of the growth in total deposits.

TABLE 10 | DEPOSIT COMPOSITION

                                              2000                   1999                    1998
-----------------------------------------------------------------------------------------------------------
                                        Average     % of       Average    % of        Average    % of
($ in millions)                        Balances  Deposits     Balances  Deposits     Balances  Deposits
-----------------------------------------------------------------------------------------------------------
Noninterest-bearing .............     $ 2,090.5    17.3%     $ 2,012.4    18.0%     $ 1,840.9    18.0%
NOW accounts ....................         306.4     2.5          349.2     3.1          335.6     3.3
Money market deposit accounts....       2,160.3    17.9        2,073.3    18.5        2,031.8    19.9
Savings accounts ................       2,115.7    17.5        1,688.0    15.1        1,117.4    10.9
Other consumer time deposits ....       2,931.8    24.2        2,948.3    26.4        3,049.1    29.9
-----------------------------------------------------------------------------------------------------------
        Total core deposits .....       9,604.7    79.4        9,071.2    81.1        8,374.8    82.0
-----------------------------------------------------------------------------------------------------------
Public fund certificates of
    deposit of $100,000 or more..         943.6     7.8        1,051.8     9.4        1,005.0     9.8
Certificates of deposit of
    $100,000 or more ............       1,133.4     9.4          745.7     6.7          611.7     6.0
Foreign time deposits ...........         413.4     3.4          308.5     2.8          226.7     2.2
===========================================================================================================
        Total deposits ..........     $12,095.1   100.0%     $11,177.2   100.0%     $10,218.2   100.0%
===========================================================================================================

BORROWINGS

        Average borrowings - which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan account; and Federal Home Loan Bank (FHLB) advances - increased $226.5 million (12%) from 1999 to $2.2 billion in 2000.

        Average federal funds purchased and treasury, tax and loan borrowings were $733.9 million during 2000, an increase of $105.1 million from 1999. Fluctuations in short-term borrowings stem from differences in the timing of growth in the loan portfolio and growth of other funding sources (deposits, proceeds from maturing securities and FHLB advances). Average repurchase agreements increased $75.1 million in 2000 from 1999. This increase primarily resulted from treasury management products which sweep funds from commercial customers’ deposit accounts.

        The Company’s FHLB advances totaled $1,044.0 million at December 31, 2000, and are comprised of various advances from the Federal Home Loan Bank of Dallas. The average rate on FHLB advances during 2000 was 5.78% compared to 5.58% during 1999. FHLB advances increased $199.1 million from December 31, 1999 as Hibernia secured advances to fund loan growth. During 2000, a $100 million FHLB advance reached maturity. Replacement funding consisted of a $300 million advance bearing a quarterly adjustable rate. The FHLB may demand payment of $400 million in callable advances at quarterly intervals, of which $200 million is not callable before September 2001 and $200 million is not callable before June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The Company’s reliance on borrowings, while higher than a year ago, continues to be within parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.

INTEREST RATE SENSITIVITY

        Interest rate risk represents the potential impact of interest rate changes on net income and capital resulting from mismatches in repricing opportunities of assets and liabilities over a period of time. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest sensitivity (Gap) analyses. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of the Company’s net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale, and enter into derivative contracts.

        The simulation models incorporate management’s assumptions regarding the level of interest rates and balances for indeterminate maturity deposits (demand, NOW, savings and money market deposits) for a given level of market rate changes. These assumptions have been developed through a combination of historical analysis and future expected pricing behavior. Key assumptions in the simulation models include anticipated prepayments on mortgage-related instruments, loans and investments; contractual cash flows and maturities of all financial instruments; deposit sensitivity; and changes in market conditions. In addition, the impact of planned growth and anticipated new business is factored into the simulation models. These assumptions are inherently uncertain, and as a result, the models cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net income or capital. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

        Hibernia’s policy objective is to limit the change in after-tax net interest income, from an immediate and sustained change in interest rates of 200 basis points compared to a flat rate scenario, to 20% of projected 12-month net income. Based on the results of the simulation models at December 31, 2000, the Company would expect a decrease in after-tax net interest income of $14.4 million in the event of an immediate and sustained 200-basis-point parallel interest rate increase, and an increase in after-tax net interest income of $3.4 million in the event of an immediate and sustained 200-basis-point parallel interest rate decrease. Results of both scenarios are within the limits of Hibernia’s policy objective. In addition, the Company projects an increase in after-tax net interest income of $2.1 million and an increase of $18.6 million if interest rates gradually increase or decrease, respectively, by 100 basis points over the next year.

        Table 11 presents Hibernia’s interest rate sensitivity position at December 31, 2000. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

TABLE 11 | INTEREST RATE SENSITIVITY AND GAP ANALYSIS

                                                                                                                              Over 5 Years
December 31, 2000                                      1-30           31-60           61-90          91-365        1 Year -       and Non-
($ in thousands)                                       Days            Days            Days            Days         5 Years      Sensitive           Total
-------------------------------------------------------------------------------------------------------------------------------------------------------------
Earning assets:
    Loans ...................................   $ 4,424,909     $   227,948     $   226,657     $ 1,948,588     $ 4,577,974    $   718,602     $12,124,678
    Securities available for sale ...........     2,686,988              --              --              --              --             --       2,686,988
    Securities held to maturity .............        10,949           8,094           7,895          75,091         227,591         32,252         361,872
    Mortgage loans held for sale ............       123,671              --              --              --              --             --         123,671
    Other earning assets ....................       185,156              --              --              --              --             --         185,156
-------------------------------------------------------------------------------------------------------------------------------------------------------------
        Total earning assets ................     7,431,673         236,042         234,552       2,023,679       4,805,565        750,854      15,482,365
-------------------------------------------------------------------------------------------------------------------------------------------------------------
Funding sources:
    NOW accounts ............................       340,488              --              --              --              --             --         340,488
    Money market deposit accounts ...........     2,365,703              --              --              --              --             --       2,365,703
    Savings accounts ........................     2,198,606              --              --              --              --             --       2,198,606
    Foreign deposits ........................       628,348              --              --              --              --             --         628,348
    Other interest-bearing deposits..........     1,173,980         573,561         387,777       1,987,658         768,017         25,550       4,916,543
    Short-term borrowings ...................     1,310,515              --              --              --              --             --       1,310,515
    Federal Home Loan Bank advances .........       140,132         100,132         300,132         300,618         202,243            739       1,043,996
    Noninterest-bearing sources .............            --              --              --              --              --      2,678,166       2,678,166
-------------------------------------------------------------------------------------------------------------------------------------------------------------
        Total funding sources ...............     8,157,772         673,693         687,909       2,288,276         970,260      2,704,455      15,482,365
-------------------------------------------------------------------------------------------------------------------------------------------------------------
Repricing/maturity gap:
    Period ..................................   $  (726,099)    $  (437,651)    $  (453,357)    $  (264,597)    $ 3,835,305    $(1,953,601)
    Cumulative ..............................   $  (726,099)    $(1,163,750)    $(1,617,107)    $(1,881,704)    $ 1,953,601    $      --
=============================================================================================================================================================
Gap/total earning assets:
    Period ..................................        (4.7)%          (2.8)%          (2.9)%          (1.7)%           24.8%        (12.6)%
    Cumulative ..............................        (4.7)%          (7.5)%         (10.4)%         (12.2)%           12.6%
=============================================================================================================================================================

        Although the Gap analysis indicates the Company is liability-sensitive (interest-bearing liabilities exceed interest-earning assets) up to one year, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 38% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, one of Hibernia’s deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 2000 these deposits totaled $456.3 million, of which approximately $150.8 million had been repriced. Of the remaining $305.5 million, $294.0 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

        In addition to core deposits, which serve to lessen the volatility of net interest income in changing rate conditions, the Company’s loan portfolio contains mortgage loans that have actual maturities and cash flows that vary with the level of interest rates. Depending on market interest rates, actual cash flows from these earning assets will vary from the contractual maturities due to payoffs and refinancing activity.

        On a limited basis, Hibernia uses derivative financial instruments to manage interest rate exposure. These instruments involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. Deposit-related interest rate swaps may be entered into as hedges against deposits of the same maturity. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense on deposits. There were no deposit-related interest rate swaps at the end of 2000 or 1999. The notional amount of deposit-related interest rate swaps at the end of 1998 totaled $125.0 million.

        The Company has entered into forward sales contracts for its own account related to its mortgage origination activity which totaled $224.3 million, $132.5 million and $333.2 million at year-end 2000, 1999 and 1998, respectively.

        Derivative financial instruments are also held or issued by the Company for trading purposes to provide customers the ability to manage their own interest rate sensitivity. In general, matched positions are established to minimize risk to the Company. The notional value of these derivative financial instruments held for trading totaled $425.7 million at year-end 2000, $500.3 million at year-end 1999 and $405.0 million at year-end 1998. Hibernia’s credit exposure to derivative financial instruments held for trading totaled $3.1 million at December 31, 2000, $5.4 million at December 31, 1999 and $4.0 million at December 31, 1998.

NET INTEREST MARGIN

        The net interest margin is taxable-equivalent net interest income as a percentage of average earning assets. Net interest income is the difference between total interest and fee income generated by earning assets and total interest expense incurred on interest-bearing liabilities and is affected by the:

          • volume, yield and mix of earning assets;
          • level of nonperforming loans;
          • volume, yield and mix of interest-bearing liabilities;
          • amount of noninterest-bearing funds supporting earning assets; and
          • interest rate environment.

        The net interest margin is comprised of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds supporting earning assets (primarily demand deposits and shareholders’ equity). The net interest margin is impacted not only by the level of noninterest-bearing liabilities supporting earning assets, but also by the value of these funds in relation to the interest rate environment. In a rising interest rate environment, these noninterest-bearing liabilities become more valuable, affecting the margin in a positive manner. Hibernia’s noninterest-bearing funds ratio was 17.59% in 2000 compared to 18.61% in 1999 and 19.67% in 1998. Table 12 details the components of the net interest margin for the past five years.

TABLE 12 | NET INTEREST MARGIN (taxable-equivalent)

                                                               2000      1999      1998      1997       1996
---------------------------------------------------------------------------------------------------------------
Yield on earning assets ...............................        8.32%     7.83%     8.04%     8.21%     8.22%
Rate on interest-bearing liabilities ..................        4.99      4.24      4.40      4.34      4.28
---------------------------------------------------------------------------------------------------------------
    Net interest spread ...............................        3.33      3.59      3.64      3.87      3.94
Contribution of noninterest-bearing funds .............        0.88      0.79      0.87      0.86      0.90
===============================================================================================================
    Net interest margin ...............................        4.21%     4.38%     4.51%     4.73%     4.84%
===============================================================================================================
Noninterest-bearing funds supporting earning assets ...       17.59%    18.61%    19.67%    19.92%    21.03%
===============================================================================================================

TABLE 13 | INTEREST-EARNING ASSET COMPOSITION

(Percentage of average balances)                2000      1999      1998      1997      1996
-------------------------------------------------------------------------------------------------
Commercial loans ........................       24.5%     28.4%     28.5%     24.9%     25.3%
Small business loans ....................       16.0      16.4      16.0      16.5      12.4
Consumer loans ..........................       37.5      31.9      29.7      28.9      29.0
-------------------------------------------------------------------------------------------------
     Total loans ........................       78.0      76.7      74.2      70.3      66.7
-------------------------------------------------------------------------------------------------
Securities available for sale ...........       18.2      20.1      22.1      26.1      30.5
Securities held to maturity .............        2.4       0.2        --        --        --
-------------------------------------------------------------------------------------------------
     Total securities ...................       20.6      20.3      22.1      26.1      30.5
-------------------------------------------------------------------------------------------------
Short-term investments ..................        0.8       1.7       2.1       3.0       2.8
Mortgage loans held for sale ............        0.6       1.3       1.6       0.6        --
=================================================================================================
     Total interest-earning assets ......      100.0%    100.0%    100.0%    100.0%    100.0%
=================================================================================================

        The net interest margin of 4.21% in 2000 compares to 4.38% in 1999 and 4.51% in 1998. The decline in the net interest margin in 2000 was the result of a 26 basis point decrease in the net interest spread, reflecting a change in the mix of earning assets to lower yielding consumer loans and a change in the mix of interest-bearing liabilities to more market-rate funding. Although the level of noninterest-bearing funds supporting earning assets decreased, the contribution from this funding source increased nine basis points due to the higher interest rate environment.

        The net interest margin of 4.38% in 1999 compares to 4.51% in 1998. The decline in the net interest margin in 1999 was the result of a decline in loan yields to 8.29% from 8.63% in 1998, a decline in the interest rate spread to 3.59% from 3.64% in 1998, an increased use of market-rate funds and a decline in the level of noninterest-bearing funds supporting earning assets. The level of noninterest-bearing funds supporting earning assets decreased 106 basis points to 18.61% in 1999 from 19.67% in 1998. This change resulted in an eight basis-point decline in the contribution of noninterest-bearing funds to the net interest margin to 0.79% in 1999. These negative impacts were partially offset by the change in the mix of earning assets to proportionately more loans with comparatively higher yields than other earning assets.

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

RESULTS OF OPERATIONS

        The Company earned $170.6 million, or $1.05 per common share, in 2000. In 1999 net income was $175.1 million, or $1.07 per common share, and 1998 net income was $181.0 million, or $1.11 per common share. Net income per common share - assuming dilution was $1.04 in 2000 compared to $1.06 and $1.09 for 1999 and 1998, respectively.

        Operating results slightly decreased in 2000 because of a $120.7 million provision for loan losses compared to an $87.8 million provision recorded in 1999, a $35.2 million increase in noninterest expense and a $4.4 million decrease in net securities gains (losses). As discussed in the Reserve and Provision for Loan Losses section, the 2000 provision for loan losses exceeded charge-offs by $21.8 million. These negative effects on operations were partially offset by a $24.8 million increase in taxable-equivalent net interest income primarily resulting from a higher level of earning assets and a $38.3 million increase in noninterest income (excluding securities transactions).

        The slight decrease in 1999 from 1998 was due to an $87.8 million provision for loan losses compared to a $27.2 million provision recorded in 1998, a $14.8 million increase in noninterest expense and a $5.5 million decrease in securities gains. Partially offsetting these negative effects, 1999 results included a $42.2 million increase in taxable-equivalent net interest income and a $32.7 million increase in noninterest income (excluding securities transactions).

NET INTEREST INCOME

        Net interest income on a taxable-equivalent basis increased $24.8 million, or 4%, to $621.1 million in 2000 from $596.3 million in 1999. Taxable-equivalent net interest income in 1998 was $554.1 million. Taxable-equivalent net interest income increased in 2000 compared to 1999 and in 1999 compared to 1998 primarily as the result of the growth of and change in the mix of earning assets, particularly in consumer loans which increased $1.2 billion (27%) from 1999.

TABLE 14 | CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)

                                                  2000 Compared to 1999              1999 Compared to 1998
-------------------------------------------------------------------------------------------------------------------
                                                              Increase (Decrease) Due to Change In:
-------------------------------------------------------------------------------------------------------------------
($ in thousands)                                Volume      Rate     Total       Volume       Rate      Total
-------------------------------------------------------------------------------------------------------------------
Taxable-equivalent interest earned on:
    Commercial loans ......................  $ (21,112) $ 36,204  $ 15,092     $ 29,443  $ (18,925   $ 10,518
    Small business loans ..................     11,602    11,812    23,414       24,785     (6,185)    18,600
    Consumer loans ........................     99,595     8,152    07,747       57,828     (7,015)    50,813
-------------------------------------------------------------------------------------------------------------------
       Loans ..............................     90,085    56,168   146,253      112,056    (32,125)    79,931
-------------------------------------------------------------------------------------------------------------------
    Securities available for sale..........     (3,540)    6,782     3,242        1,343          2      1,345
    Securities held to maturity............     20,133        46    20,179        1,908         --      1,908
-------------------------------------------------------------------------------------------------------------------
       Securities .........................     16,593     6,828    23,421        3,251          2      3,253
-------------------------------------------------------------------------------------------------------------------
    Short-term investments ................     (7,016)    2,340    (4,676)      (1,359)    (1,749)    (3,108)
    Mortgage loans held for sale ..........     (5,634)    1,671    (3,963)      (2,118)      (193)    (2,311)
-------------------------------------------------------------------------------------------------------------------
          Total ...........................      94,028   67,007   161,035      111,830    (34,065)    77,765
-------------------------------------------------------------------------------------------------------------------
Interest paid on:
    NOW accounts ..........................      (1,233)   3,679     2,446          435     (2,399)    (1,964)
    Money market deposit accounts .........       2,174    9,932    12,106        1,041     (2,659)    (1,618)
    Savings accounts ......................      17,665   15,691    33,356       20,443      5,958     26,401
    Other consumer time deposits ..........        (813)  13,885    13,072       (5,133)    (8,989)   (14,122)
    Public fund certificates of
        deposit of $100,000 or more .......      (5,708)  11,375     5,667        2,431     (4,394)    (1,963)
    Certificates of deposit
        of $100,000 or more ...............      22,629    6,873    29,502        6,985       (560)     6,425
    Foreign time deposits .................       5,598    4,636    10,234        3,845     (1,002)     2,843
    Federal funds purchased ...............       5,869    9,516    15,385       11,897     (1,377)    10,520
    Repurchase agreements .................       3,787    6,339    10,126        2,864       (866)     1,998
    Federal Home Loan Bank advance ........       2,641    1,705     4,346        7,196       (130)     7,066
--------------------------------------------------------------------------------------------------------------------
          Total ...........................      52,609   83,631   136,240       52,004    (16,418)    35,586
--------------------------------------------------------------------------------------------------------------------
Taxable-equivalent net interest income ....  $   41,419 $(16,624) $ 24,795     $ 59,826  $ (17,647   $ 42,179
====================================================================================================================
(1)Change due to mix (both volume and rate) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.

        As indicated in Table 14, the change in volume increased taxable-equivalent net interest income in 2000 by $41.4 million from 1999. A $90.1 million increase in taxable-equivalent interest income due to the growth in loans was partially offset by a $52.6 million increase in interest expense due to growth in interest-bearing liabilities.

        The change in interest rates caused a decline in taxable-equivalent net interest income of $16.6 million. Taxable-equivalent interest income on loans grew $56.2 million due to increases in yields. Interest expense increased $83.6 million due to increases in the rates paid on interest-bearing deposits and a change in the mix of funding sources toward market-rate funds.

        For 1999 compared to 1998, the change in net volume increased taxable-equivalent net interest income by $59.8 million. This increase was primarily the result of growth in loans, adding $112.1 million to taxable-equivalent interest income, partially offset by a higher level of interest-bearing funds which increased interest expense by $52.0 million. The change in interest rates caused a $17.6 million decline in taxable-equivalent net interest income for 1999 compared to 1998. Taxable-equivalent interest income on loans decreased $32.1 million, and interest expense decreased $16.4 million due to changes in the interest rate environment.

TABLE 15 |  NONINTEREST INCOME

                                                                                    Percent Increase (Decrease)
---------------------------------------------------------------------------------------------------------------------
                                                                                            2000       1999
($ in thousands)                                       2000        1999       1998     over 1999  over 1998
---------------------------------------------------------------------------------------------------------------------
Service charges on deposits ...................... $102,924    $ 97,301   $ 87,222         5.8%      11.6%
Retail investment service fees ...................   28,264      21,198     15,767        33.3        34.4
Trust fees .......................................   26,906      23,190     16,683        16.0        39.0
Mortgage loan origination
    and servicing fees ...........................   22,828      18,737     15,366        21.8        21.9
Investment banking ...............................    9,230          --         --         N/M          --
Insurance ........................................    7,089       2,363      1,491       200.0        58.5
Other service, collection and exchange charges:
    ATM fees .....................................   13,157      12,010     10,333         9.6        16.2
    Debit/credit card fees .......................   14,904      11,660      7,983        27.8        46.1
    Other ........................................   14,256      12,319     10,323        15.7        19.3
---------------------------------------------------------------------------------------------------------------------
          Total other service, collection
              and exchange charges ...............   42,317      35,989     28,639        17.6        25.7
---------------------------------------------------------------------------------------------------------------------
Other operating income:
    Gain on sales of mortgage loans ..............    3,904       5,578      8,640       (30.0)      (35.4)
    Other income .................................    9,144       9,915      7,722        (7.8)       28.4
---------------------------------------------------------------------------------------------------------------------
          Total other operating income ...........   13,048      15,493     16,362       (15.8)       (5.3)
---------------------------------------------------------------------------------------------------------------------
Securities gains (losses), net ...................   (3,921)        432      5,899         N/M       (92.7)
=====================================================================================================================
          Total noninterest income ............... $248,685    $214,703   $187,429        15.8%      14.6%
=====================================================================================================================
N/M = not meaningful

NONINTEREST INCOME

        Noninterest income totaled $248.7 million in 2000 compared to $214.7 million in 1999 and $187.4 million in 1998. Excluding securities transactions, noninterest income was up $38.3 million (18%) in 2000 compared to 1999 and $32.7 million (18%) in 1999 compared to 1998.

        Excluding the effect of the 2000 and 1999 purchase transactions, noninterest income increased approximately 10% in 2000. The major categories contributing to the increase in noninterest income were investment banking fees, up $9.2 million; retail investment service fees, up $7.1 million; service charges on deposits, up $5.6 million; insurance fees, up $4.7 million; mortgage loan origination and servicing fees, up $4.1 million; trust fees, up $3.7 million; and debit and credit card fees, up $3.2 million.

        Service charges on deposits increased $5.6 million (6%) from 1999 to $102.9 million in 2000. This change was primarily the result of growth in transaction-based fees and commercial account analysis fees due to an increase in the number of accounts. Increased treasury management products and services provided additional increases in this fee category.

        Retail investment service fees increased $7.1 million (33%) in 2000 compared to 1999. The increase is primarily due to market conditions, which resulted in an increase in the sale of financial products, particularly annuities.

        Trust fees were $26.9 million in 2000, up $3.7 million (16%) compared to 1999, primarily due to increased income associated with the $1.4 billion in trust assets acquired in the Beaumont transaction.

        Mortgage loan origination and servicing fees were $22.8 million in 2000, up $4.1 million (22%) compared to 1999. The increase in mortgage fees primarily resulted from the increase in the volume of mortgage loans serviced, to $6.6 billion at December 31, 2000, compared to $5.4 billion at December 31, 1999. In 2000 Hibernia funded $2.1 billion in residential first mortgages.

        The merger with Southcoast in April 2000 initiated the Company’s entry into one of its newest business lines, full-service investment banking. Investment banking fees, which includes brokerage commissions, contributed $9.2 million to noninterest income in 2000.

        Insurance fees were $7.1 million in 2000, up $4.7 million (200%) from 1999. The purchase of Rosenthal, Louisiana’s largest insurance broker, consummated in July 2000, significantly expanded Hibernia’s property and casualty insurance capabilities.

        ATM fees increased $1.1 million (10%) from 1999 to $13.2 million in 2000 due to the continued growth of the ATM network and the expansion of ATM services.

        Debit/credit card fees were $14.9 million in 2000, an increase of $3.2 million (28%) compared to 1999. The increase primarily resulted from fees generated by Hibernia’s MasterMoneyTM debit card and Capital Access© credit card for small businesses.

        Gains on sales of mortgage loans decreased $1.7 million (30%) in 2000 compared to 1999. As a result of changes in the interest rate environment, the Company experienced a decrease in the percentage of fixed-rate mortgages funded and sold. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights.

        Net securities losses totaled $3.9 million in 2000 compared to net securities gains of $0.4 million in 1999. The net securities losses in 2000 were the result of an energy-related private-equity investment loss of $5.3 million, partially offset by $1.4 million in other net securities gains.

NONINTEREST EXPENSE

        Noninterest expense totaled $476.1 million in 2000 compared to $440.9 million in 1999 and $426.2 million in 1998.

        Noninterest expense increased $35.2 million (8%) in 2000 compared to 1999. Excluding the effect of the purchase transactions in 2000 and 1999, noninterest expense would have increased approximately 3% in 2000 compared to 1999. Noninterest expense excluding certain merger-related expenses would have increased $44.0 million (10%) in 2000 from 1999. Merger-related expenses were $0.1 million and $9.0 million in 2000 and 1999, respectively. The major categories contributing to the increase in noninterest expense were staff costs, up $34.2 million; amortization of intangibles, up $6.0 million; state taxes on equity, up $1.6 million; and foreclosed property expenses, up $1.6 million.

        Staff costs, which represent the largest component of noninterest expense, increased $34.2 million in 2000 compared to 1999. The increase in staff costs in 2000 was primarily due to additional staffing resulting from the 2000 and 1999 purchase transactions. Staff costs in 1999 reflect the reversal of an $8.0 million accrual made in 1998 related to a long-term performance share award plan for senior management. Also affecting 1999 staff costs was $5.1 million in merger-related expense, which included a $4.4 million stock grant agreement for two merger-partner employees that was in place several years prior to the negotiation of the merger agreement.

TABLE 16 |  NONINTEREST EXPENSE

                                                                     Percent Increase (Decrease)
-----------------------------------------------------------------------------------------------------
                                                                              2000       1999
($ in thousands)                           2000       1999       1998    over 1999  over 1998
-----------------------------------------------------------------------------------------------------
Salaries ............................. $206,792   $177,904   $182,231        16.2%    (2.4)%
Benefits .............................   38,921     33,622     29,911        15.8      12.4
-----------------------------------------------------------------------------------------------------
    Total staff costs ................  245,713    211,526    212,142        16.2      (0.3)
-----------------------------------------------------------------------------------------------------
Occupancy, net .......................   36,035     33,388     34,604         7.9      (3.5)
Equipment ............................   29,679     33,465     31,167       (11.3)      7.4
-----------------------------------------------------------------------------------------------------
    Total occupancy and equipment ....   65,714     66,853     65,771        (1.7)      1.6
-----------------------------------------------------------------------------------------------------
Data processing ......................   29,670     31,503     29,590        (5.8)      6.5
Advertising and promotional expenses .   14,804     14,258     15,226         3.8      (6.4)
Foreclosed property expense, net .....      711       (866)    (1,019)     (182.1)    (15.0)
Amortization of intangibles ..........   29,719     23,763     17,138        25.1      38.7
Telecommunications ...................    8,922      9,844     11,259        (9.4)    (12.6)
Postage ..............................    7,375      7,256      7,216         1.6       0.6
Stationery and supplies ..............    4,612      6,344      5,736       (27.3)     10.6
Professional fees ....................    5,894      7,371      6,755       (20.0)      9.1
State taxes on equity ................   13,707     12,115     11,237        13.1       7.8
Regulatory expense ...................    4,225      3,061      2,867        38.0       6.8
Loan collection expense ..............    6,163      5,003      4,771        23.2       4.9
Other ................................   38,849     42,890     37,466        (9.4)     14.5
=====================================================================================================
    Total noninterest expense ........ $476,078   $440,921   $426,155         8.0%     3.5%
=====================================================================================================
Efficiency ratio (1) .................    54.49%     54.40%     57.93%
=====================================================================================================
Cash-basis efficiency ratio (2) ......    52.15%     52.29%     56.24%
=====================================================================================================
(1) Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).
(2) Excluding amortization of purchase accounting intangibles.

        Data processing costs decreased $1.8 million (6%) to $29.7 million in 2000. This change is primarily due to decreases in expenses associated with outside data processing services.

        Amortization of intangibles, a noncash expense, increased $6.0 million (25%) to $29.7 million in 2000. This increase is primarily due to amortization of goodwill, core deposit intangibles and trust intangibles associated with the purchased companies. Additional factors contributing to the increase in intangible amortization include increased amortization of mortgage servicing rights resulting from: (1) the growth in mortgage lending activity, and (2) a $2.2 million impairment charge due to a change in the interest rate environment.

        Stationery and supplies expense decreased $1.7 million (27%) to $4.6 million in 2000. State taxes on equity expense increased $1.6 million (13%) to $13.7 million in 2000 due to the growth in equity and increases in millages used to assess those taxes. Regulatory expense was up $1.2 million (38%) in 2000 compared to 1999 primarily due to an increase in FDIC assessment rates. Other noninterest expense decreased $4.0 million (9%) to $38.8 million in 2000 primarily due to the reversal of approximately $5.0 million in various balance sheet reserves which were considered excess at year-end.

        Noninterest expense increased $14.8 million (3%) in 1999 compared to 1998. Excluding the effect of merger-related expenses of $9.0 million in 1999 and $3.1 million in 1998, and a nonrecurring item related to asset write-downs in 1998 of $2.0 million, noninterest expense increased $10.9 million (3%) in 1999. Other significant changes in noninterest expense, excluding merger-related expenses, included staff costs, down $5.4 million; data processing, up $1.6 million; occupancy and equipment, up $1.7 million; and amortization of intangibles, up $6.6 million.

        The Company’s efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of its efforts to control costs and generate income efficiently. The efficiency ratio for 2000 was 54.49% compared to 54.40% in 1999 and 57.93% in 1998. Excluding merger-related expenses, the efficiency ratio would have been 54.48%, 53.29% and 57.51% in 2000, 1999 and 1998, respectively.

        The cash-basis efficiency ratio, which excludes the impact of the amortization of purchase accounting intangibles, was 52.15% in 2000 compared to 52.29% in 1999 and 56.24% in 1998. Excluding the effect of merger-related expenses, the cash-basis efficiency ratio would have been 52.13%, 51.18% and 55.82% in 2000, 1999 and 1998, respectively.

INCOME TAXES

        The Company recorded a $91.9 million provision for income taxes in 2000 compared to $95.7 million in 1999 and $95.9 million in 1998.

        Hibernia National Bank is subject to a Louisiana shareholders’ tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and Hibernia National Bank are subject to Louisiana state income tax. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank, resulting in one bank in all markets. The Texas operations of Hibernia National Bank are subject to Texas franchise tax.

        Net future deductible temporary differences at December 31, 2000 were $118.4 million. The reserve for loan losses represents $178.3 million in future deductible temporary differences. The provision for loan losses which contributed to the reserve has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $41.4 million. These benefits are recorded as a deferred tax asset at December 31, 2000.

CAPITAL

        Capital represents shareholder ownership in the Company - the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital and retention of earnings.

        Dividends of $.49 per share were declared on the Company’s common stock in 2000, representing a 13% increase over the $.435 per common share declared in 1999. Hibernia’s common dividend payout ratio (common dividends declared per share divided by net income per common share) was 46.7% in 2000, 40.7% in 1999 and 33.8% in 1998.

        Shareholders’ equity totaled $1,479.7 million at the end of 2000 compared to $1,375.5 million at the end of 1999 and $1,344.6 million at the end of 1998. The $104.1 million (8%) increase in 2000 was primarily due to current-year earnings totaling $170.6 million and a $53.4 million change in unrealized gains (losses) on securities available for sale, partially offset by $76.8 million in dividends on common stock, the acquisition of $38.1 million of treasury stock and the redemption of $13.1 million of preferred stock. The change in unrealized gains (losses) is primarily due to the declining interest rate environment.

        In April 2000, Hibernia’s Board of Directors authorized the Company to begin a buyback of up to 7.5 million common shares over the next 12 months. As of December 31, 2000, the Company had repurchased 3,268,400 shares of its common stock under this program at a cumulative weighted average price of $10.92.

        The $30.9 million (2%) increase in shareholders’ equity in 1999 reflected the Company’s $175.1 million in earnings and the issuance of $9.8 million of common stock ($5.4 million of which related to stock issued by a pooled company prior to merger), partially offset by an $82.1 million change in unrealized gains (losses) on securities available for sale and $68.1 million in dividends on common stock.

        Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 10.94% at year-end 2000, 11.46% at year-end 1999 and 11.98% at year-end 1998. Leverage ratios were 7.65%, 8.11% and 8.55% at year-end 2000, 1999 and 1998, respectively. Table 17 shows the calculation of capital ratios for the Company for the past five years.

        The purchase of the Compass branches during 2000 and the Beaumont branches during 1999 enabled Hibernia to leverage its capital by acquiring assets without increasing equity. As a result of these transactions, leverage and risk-based capital ratios declined. The common share repurchase program discussed earlier also lowered the regulatory capital ratios in 2000, but Hibernia’s capital ratios still significantly exceed the minimum regulatory capital adequacy requirements administered by the Federal Reserve Board.

        In addition, the most recent notifications from the Office of the Comptroller of the Currency categorized Hibernia National Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. At December 31, 2000 the Bank’s Tier 1, total risk-based and leverage ratios were 9.04%, 10.30% and 7.13%, respectively.

TABLE 17 |  CAPITAL

($ in millions)                              2000       1999       1998       1997       1996
-------------------------------------------------------------------------------------------------
Risk-based capital:
    Tier 1 ...........................  $ 1,230.7  $ 1,203.2  $ 1,166.0  $ 1,042.5  $   932.0
    Total ............................    1,389.8    1,350.7    1,296.3    1,158.4    1,024.9

Assets:
    Quarterly average assets(1) ......   16,089.3   14,833.7   13,629.9   12,108.1   10,450.6
    Net risk-adjusted assets .........   12,706.5   11,788.6   10,819.7    9,258.4    7,375.3

Ratios:
    Tier 1 risk-based capital ........      9.69%     10.21%     10.78%     11.26%     12.64%
    Total risk-based capital .........     10.94%     11.46%     11.98%     12.51%     13.90%
    Leverage .........................      7.65%      8.11%      8.55%      8.61%      8.92%
==================================================================================================
(1)Excluding the adjustment for unrealized gains (losses) on securities available for sale and disallowed intangibles.

LIQUIDITY

        Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits, converting assets (including short-term investments, mortgage loans held for sale, securities available for sale and loans) to cash through sales or securitizations, and increasing borrowings. To minimize funding risks, management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts.

        Core deposits that are maintained at competitive rates are the Company’s primary source of liquidity. Core deposits totaled $10.1 billion at year-end 2000, up $558.4 million (6%) from $9.5 billion a year earlier. This increase is the result of Hibernia’s extensive banking office network, aided by the introduction of new deposit products, and the effect of the Compass transaction in 2000, which added $104.4 million in core deposits. As previously discussed in the Funding Sources section, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits that are a part of total customer relationships. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

        Hibernia’s loan-to-deposit ratio at year-end 2000 increased to 95.5% compared to 91.6% at year-end 1999 and 91.0% at year-end 1998. These increases primarily resulted from significant growth in loans, which outpaced increases in the deposit base.

        Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (including large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 24.9% of Hibernia’s earning assets were funded by net large liabilities (total liabilities less short-term investments) at year-end 2000, up approximately 278 basis points from the prior-year level of 22.1%.

        Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company’s current liquidity needs. Additional sources of liquidity available to the Company include the ability to issue brokered certificates of deposit and the ability to sell or securitize a substantial portion of the Company’s $2.9 billion residential first mortgage portfolio and $1.9 billion indirect consumer portfolio. The Company also has available Federal funds lines and its membership in the FHLB to further augment liquidity by providing a readily accessible source of funds at competitive rates.

        Hibernia Corporation (the “Parent Company”) requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 2000 the Parent Company had $72.5 million in available funds. During 2000 the Parent Company received $104.3 million in dividends from its subsidiaries. The Parent Company paid $76.8 million in dividends to common shareholders and $6.7 million in dividends to preferred shareholders. Additionally, the Parent Company paid $38.1 million to repurchase shares of its common stock, $12.8 million to redeem shares of its preferred stock and increased its investment in its subsidiaries by a total of $27.2 million.

        The Consolidated Statements of Cash Flows can be used to assess the Company’s ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net decrease in cash and cash equivalents in 2000 of $7.4 million. This decrease was the result of cash used in investing activities of $1,290.3 million, as growth in loans (net of sales) used cash of $1,445.7 million. These activities were partially offset with net cash provided from financing activities of $991.4 million, as deposit increases provided cash of $717.0 million. Net cash provided by operating activities totaled $291.5 million after adjusting 2000 net income for noncash items.

        Cash and cash equivalents decreased $117.3 million in 1999. Cash used in investing activities totaled $1,035.9 million, as loan growth (net of sales) used cash of $1,365.1 million and purchases of securities available for sale used $428.3 million, partially offset by $608.2 million in cash provided from the sales and maturities of securities available for sale and the maturities of securities held to maturity. These activities were partially offset with net cash provided from financing activities of $436.5 million, as deposit growth provided cash of $498.5 million. Net cash provided by operating activities totaled $482.1 million after adjusting 1999 net income for noncash items.

        Cash and cash equivalents decreased $141.2 million in 1998. Cash used in investing activities totaled $1,591.9 million, as loan growth (net of sales) used cash of $1,554.2 million and purchases of securities available for sale used $1,833.4 million, partially offset by $1,833.1 million from the sales and maturities of securities available for sale. These activities were partially offset with net cash provided from financing activities of $1,420.2 million, as deposit growth provided cash of $789.6 million, short-term borrowings provided $414.2 million and the proceeds from FHLB advances, net of payments, provided $298.8 million.

QUARTERLY CONSOLIDATED SUMMARY OF INCOME AND
SELECTED FINANCIAL DATA (1)

HIBERNIA CORPORATION AND SUBSIDIARIES                             2000                                        1999
====================================================================================================================================
($ in thousands, except per-share data)         Fourth      Third     Second      First     Fourth      Third     Second      First
====================================================================================================================================
Interest income ........................     $ 318,046  $ 312,683  $ 302,534  $ 284,056  $ 277,144  $ 270,480  $ 256,613  $ 251,088
Interest expense .......................       163,987    158,732    148,303    135,738    127,929    120,776    111,804    110,011
------------------------------------------------------------------------------------------------------------------------------------
Net interest income ....................       154,059    153,951    154,231    148,318    149,215    149,704    144,809    141,077
Provision for loan losses ..............        70,000     17,400     17,000     16,250     17,100     28,500     12,200     30,000
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses ..........        84,059    136,551    137,231    132,068    132,115    121,204    132,609    111,077
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
   Noninterest income ..................        66,810     64,215     63,138     58,443     54,996     55,798     52,301     51,176
   Securities gains (losses), net ......          (231)        11     (3,731)        30         24         (1)       368         41
------------------------------------------------------------------------------------------------------------------------------------
Noninterest income .....................        66,579     64,226     59,407     58,473     55,020     55,797     52,669     51,217
Noninterest expense ....................       124,979    119,272    118,766    113,061    112,175    100,822    111,587    116,337
------------------------------------------------------------------------------------------------------------------------------------
Income before taxes ....................        25,659     81,505     77,872     77,480     74,960     76,179     73,691     45,957
Income tax expense .....................         8,231     28,442     27,861     27,349     26,249     26,711     26,338     16,386
------------------------------------------------------------------------------------------------------------------------------------
Net income .............................     $  17,428  $  53,063  $  50,011  $  50,131  $  48,711  $  49,468  $  47,353  $  29,571
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common
 shareholders                                $  15,928  $  51,459  $  48,407  $  48,406  $  46,986  $  47,743  $  45,628  $  27,846
====================================================================================================================================
Per common share information: (2)
   Net income ..........................     $    0.10  $    0.33  $    0.31  $    0.31  $    0.30  $    0.30  $    0.29  $    0.18
   Net income - assuming dilution ......     $    0.10  $    0.33  $    0.31  $    0.31  $    0.30  $    0.30  $    0.29  $    0.18
   Cash dividends declared .............     $    0.13  $    0.12  $    0.12  $    0.12  $    0.12  $   0.105  $   0.105  $   0.105
Average shares outstanding (000s) ......       155,758    156,427    156,937    157,512    157,513    157,354    157,186    156,952
Average shares outstanding -
 assuming dilution (000)                       157,219    157,964    158,363    158,238    158,741    158,879    158,693    158,952
Dividend payout ratio ..................        130.00%     36.36%     38.71%     38.71%     40.00%     35.00%     36.21%     58.33%
====================================================================================================================================
Selected quarter-end balances
(in millions)
Loans ..................................     $12,124.7  $11,838.8  $11,591.7  $11,326.0  $10,856.7  $10,876.1  $10,484.8  $10,148.8
Deposits ...............................      12,692.7   12,216.4   12,261.8   12,161.2   11,855.9   11,459.6   11,328.9   10,828.9
Federal Home Loan Bank advances ........       1,044.0    1,044.2      844.4      844.6      844.8    1,045.1      805.3      805.5
Equity .................................       1,479.7    1,467.7    1,415.4    1,393.7    1,375.5    1,367.1    1,345.2    1,349.6
Total assets ...........................      16,698.0   16,239.1   15,962.3   15,741.8   15,314.2   15,045.9   14,734.6   14,283.7
====================================================================================================================================
Selected average balances
(in millions)
Loans ..................................     $11,981.1  $11,634.2  $11,423.2  $10,973.5  $10,879.0  $10,654.5  $10,279.2  $ 9,998.3
Deposits ...............................      12,146.5   12,273.3   12,082.4   11,875.8   11,554.2   11,304.1   11,072.6   10,767.9
Federal Home Loan Bank advances ........       1,044.1      812.8      844.5      844.7      934.0      815.6      805.3      806.0
Equity .................................       1,475.2    1,438.0    1,392.8    1,383.1    1,372.3    1,353.4    1,356.5    1,356.6
Total assets ...........................      16,312.6   16,019.9   15,788.5   15,289.1   15,022.0   14,827.7   14,428.4   14,259.2
====================================================================================================================================
Selected ratios
Net interest margin (taxable-equivalent)          4.11%      4.19%      4.27%      4.27%      4.34%      4.42%      4.39%      4.35%
Annualized return on assets ............          0.43%      1.32%      1.27%      1.31%      1.30%      1.33%      1.31%      0.83%
Annualized return on common equity .....          4.59%     15.30%     14.90%     15.08%     14.77%     15.24%     14.53%      8.86%
Annualized return on total equity ......          4.73%     14.76%     14.36%     14.50%     14.20%     14.62%     13.96%      8.72%
Efficiency ratio .......................         55.92%     54.01%     53.99%     53.99%     54.21%     48.30%     55.83%     59.64%
Average equity/average assets ..........          9.04%      8.98%      8.82%      9.05%      9.14%      9.13%      9.40%      9.51%
Tier 1 risk-based capital ratio ........          9.69%      9.97%     10.00%     10.15%     10.21%      9.99%      9.85%     10.82%
Total risk-based capital ratio .........         10.94%     11.22%     11.25%     11.40%     11.46%     11.24%     11.10%     12.07%
Leverage ratio .........................          7.65%      7.88%      7.90%      8.12%      8.11%      7.97%      7.96%      8.43%
====================================================================================================================================
Cash-basis financial data (3)
Net income applicable
 to common shareholders                      $  20,169  $  55,799  $  52,288  $  52,329  $  50,984  $  51,963  $  48,708  $  30,489
Net income per common share (2) ........     $    0.13  $    0.36  $    0.33  $    0.33  $    0.32  $    0.33  $    0.31  $    0.19
Net income per common share -
 assuming dilution(2)                        $    0.13  $    0.35  $    0.33  $    0.33  $    0.32  $    0.33  $    0.31  $    0.19
Annualized return on assets ............          0.54%      1.45%      1.38%      1.43%      1.42%      1.47%      1.41%      0.91%
Annualized return on common equity .....          6.87%     19.78%     18.89%     19.14%     18.92%     19.70%     17.93%     10.98%
Efficiency ratio .......................         53.57%     51.56%     51.78%     51.62%     51.76%     45.72%     54.00%     58.14%
Average equity/average assets ..........          7.83%      7.73%      7.70%      7.90%      7.94%      7.89%      8.32%      8.58%
====================================================================================================================================
----------------
(1)The effects of  mergers  accounted  for as  purchase  transactions  have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2)Dividends per common share are  historical  amounts.  For a discussion of net income per common share  computations  refer to Note 18 of the  consolidated financial statements - "Net Income Per Common Share Data."
(3)Excluding amortization and balances of purchase accounting intangibles net of applicable taxes.

FOURTH QUARTER RESULTS

        Hibernia reported net income of $17.4 million in the fourth quarter of 2000, compared to $48.7 million in the fourth quarter of 1999 and $53.1 million in the third quarter of 2000. Net income per common share and net income per common share - assuming dilution were $.10 in the fourth quarter of 2000 compared to $.30 and $.33 for the fourth quarter of 1999 and the third quarter of 2000, respectively. Fourth quarter results include a $70.0 million provision for loan losses, compared to $17.1 million in the fourth quarter of 1999 and $17.4 million in the third quarter of 2000.

        Cash-basis net income totaled $21.7 million in the fourth quarter of 2000 compared to $52.7 million in the fourth quarter of 1999 and $57.4 million in the third quarter of 2000. Cash-basis net income per common share was $.13 for the fourth quarter of 2000, $.32 in the fourth quarter of 1999 and $.36 in the third quarter of 2000. Fourth quarter 2000 cash-basis net income per common share assuming dilution was $.13 compared to $.32 for the fourth quarter of 1999 and $.35 for the third quarter of 2000.

        Net interest income, on a taxable-equivalent basis, totaled $156.7 million in the fourth quarter of 2000 compared to $151.9 million in the fourth quarter of 1999 and $156.6 million in the third quarter of 2000.

        The fourth-quarter 2000 increase in net interest income compared to the fourth quarter of 1999 was primarily the result of growth and change in the mix of earning assets, particularly in consumer loans. Average loans increased $1.1 billion from the fourth quarter of 1999 to $12.0 billion, or 78.9% of average earning assets compared to 78.1% of average earning assets in the fourth quarter of 1999. Average loans increased $346.9 million in the fourth quarter of 2000 compared to the third quarter of 2000. The net interest spread of 3.20% in the fourth quarter of 2000 was down 34 basis points from the fourth quarter of 1999 and down eight basis points from the third quarter of 2000. The average yield on earning assets was 8.41%, up 43 basis points compared to the fourth quarter of 1999 and down one basis point from the third quarter of 2000. The average rate paid on interest-bearing liabilities increased by 77 basis points from the fourth quarter of 1999 and seven basis points from the third quarter of 2000 to 5.21% in the fourth quarter of 2000.

        The net interest margin decreased 23 basis points from the fourth quarter of 1999 to 4.11% for the fourth quarter of 2000. A 50-basis-point increase in loan yields led to the 43-basis-point increase in the yield on earning assets. At the same time, the rate on interest-bearing liabilities increased 77 basis points, and the contribution of noninterest-bearing funds increased 11 basis points compared to the fourth quarter of 1999.

        The net interest margin of 4.11% for the fourth quarter of 2000 decreased eight basis points from the third quarter of 2000. A one basis-point decrease in loan yields and a 12 basis-point decrease in securities resulted in a one basis-point decrease in the yield on earning assets. These changes were further impacted by a seven basis-point increase in the rate on interest-bearing liabilities and a seven basis-point increase in the cost of funds supporting earning assets. Table 18 illustrates the components of the net interest margin on a quarterly basis for 2000 and 1999.

        Average earning assets increased $1.3 billion (9%) to $15.2 billion in the fourth quarter of 2000 from $13.9 billion in the fourth quarter of 1999. Average earning assets were up $277.2 million (2%) compared to the third quarter of 2000. Average loans increased $1.1 billion (10%) from the fourth quarter of 1999 and increased $346.9 million (3%) from the third quarter of 2000. Average securities for the fourth quarter of 2000 totaled $3.0 billion, up $269.4 million (10%) from the fourth quarter of 1999 and down $35.4 million (1%) from the third quarter of 2000.

        Average deposits increased $592.3 million (5%) to $12.1 billion in the fourth quarter of 2000 from $11.6 billion in the fourth quarter of 1999. Average deposits were down $126.8 million (1%) from the third quarter of 2000. Excluding the effect of the Compass transaction in 2000, average deposits increased 4% from the fourth quarter of 1999.

TABLE 18 |  NET INTEREST MARGIN (taxable-equivalent)

                                                 2000                                 1999
------------------------------------------------------------------------------------------------------------
                                  Fourth    Third   Second    First     Fourth    Third   Second    First
                                 Quarter  Quarter  Quarter  Quarter    Quarter  Quarter  Quarter  Quarter
------------------------------------------------------------------------------------------------------------
Yield on earning assets ....       8.41%    8.42%    8.32%    8.12%      7.98%    7.91%    7.72%    7.70%
Rate on interest-bearing
    liabilities ............       5.21     5.14     4.92     4.66       4.44     4.26     4.11     4.14
------------------------------------------------------------------------------------------------------------
      Net interest spread ..       3.20     3.28     3.40     3.46       3.54     3.65     3.61     3.56
Contribution of noninterest-
    bearing funds ..........       0.91     0.91     0.87     0.81       0.80     0.77     0.78     0.79
============================================================================================================
      Net interest margin ..       4.11%    4.19%    4.27%    4.27%      4.34%    4.42%    4.39%    4.35%
============================================================================================================
Noninterest-bearing funds/
    earning assets .........      17.58%   17.65%   17.65%   17.47%     17.98%   18.27%   19.07%   19.17%
============================================================================================================

        The Company recorded a $70.0 million provision for loan losses in the fourth quarter of 2000 compared to $17.4 million in the prior quarter and $17.1 million in the comparable period a year ago. The provision for loan losses exceeded net charge-offs by $15.6 million in the current quarter, and was substantially equal to net charge-offs in the prior quarter and the year-ago quarter.

        Net charge-offs were $54.4 million in the fourth quarter, up from $17.5 million in the prior quarter and $17.1 million in the fourth quarter of 1999. This increase was primarily due to higher levels of charge-offs in the commercial loan portfolio and included the impact of the sale of certain syndicated loans.

        Noninterest income, excluding securities transactions, was $66.8 million, up $11.8 million (21%) from the fourth quarter of 1999 and up $2.6 million (4%) from the third quarter of 2000. Excluding the effect of the purchase transactions in 2000 and 1999, noninterest income would have increased approximately 10% from the fourth quarter of 1999. Investment banking, insurance and service charges on deposits were the major categories of noninterest income that increased in the fourth quarter of 2000 compared to the fourth quarter of 1999. Increased service charges on deposits and investment banking, offset by a decrease in retail investment service fees, contributed to the increase in the fourth quarter 2000 compared to the third quarter 2000.

        Noninterest expense of $125.0 million in the fourth quarter of 2000 was $12.8 million (11%) higher than $112.2 million in the fourth quarter of 1999 and $5.7 million (5%) higher than $119.3 million in the third quarter of 2000. Excluding the effect of the purchase transactions in 2000 and 1999, noninterest expense would have increased approximately 5% from the fourth quarter of 1999.

        The Company’s efficiency ratio was 55.92% in the fourth quarter of 2000 compared to 54.21% and 54.01% in the fourth quarter of 1999 and the third quarter of 2000, respectively. The cash-basis efficiency ratio, which excludes the amortization of purchase accounting intangibles, was 53.57% in the fourth quarter of 2000 compared to 51.76% in the fourth quarter of 1999 and 51.56% in the third quarter of 2000.

        Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this filing. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, asset quality, interest rates, loan demand, changes in consumer spending, borrowing and saving habits, competition, government monetary policy, changes in laws and regulations and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.

CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

HIBERNIA CORPORATION AND SUBSIDIARIES
Taxable-equivalent basis (1)                                             2000                                      1999
====================================================================================================================================
(Average balances $ in millions,                           Average                                   Average
interest $ in thousands)                                   Balance       Interest    Rate            Balance       Interest    Rate
====================================================================================================================================
Assets
Interest-earning assets:
    Commercial loans ............................     $    3,608.9    $   322,037    8.92%      $    3,863.7    $   306,945    7.94%
    Small business loans ........................          2,365.5        222,740    9.42            2,238.8        199,326    8.90
    Consumer loans ..............................          5,530.3        468,728    8.48            4,353.3        360,981    8.29
-----------------------------------------------------------------------------------------------------------------------------------
        Total loans (2)..........................         11,504.7      1,013,505    8.81           10,455.8        867,252    8.29
------------------------------------------------------------------------------------------------------------------------------------
    Securities available for sale ...............          2,686.4        177,997    6.63            2,741.2        174,755    6.38
    Securities held to maturity .................            356.3         22,087    6.20               31.5          1,908    6.06
------------------------------------------------------------------------------------------------------------------------------------
        Total securities ........................          3,042.7        200,084    6.58            2,772.7        176,663    6.37
------------------------------------------------------------------------------------------------------------------------------------
    Short-term investments ......................            114.6          7,252    6.33              232.5         11,928    5.13
    Mortgage loans held for sale ................             90.9          6,999    7.70              167.2         10,962    6.55
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ...........         14,752.9    $ 1,227,840    8.32%          13,628.2    $ 1,066,805    7.83%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses .........................           (163.2)                                   (147.9)
Noninterest-earning assets:
    Cash and due from banks .....................            493.8                                     492.5
    Other assets ................................            770.7                                     664.2
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets ........          1,264.5                                   1,156.7
------------------------------------------------------------------------------------------------------------------------------------
        Total assets ............................     $   15,854.2                              $   14,637.0
====================================================================================================================================

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ............................     $      306.4    $    11,628    3.80%      $      349.2    $     9,182    2.63%
        Money market deposit accounts ...........          2,160.3         62,189    2.88            2,073.3         50,083    2.42
        Savings accounts ........................          2,115.7         95,648    4.52            1,688.0         62,292    3.69
        Other consumer time deposits ............          2,931.8        157,499    5.37            2,948.3        144,427    4.90
        Public fund certificates of deposit
            of $100,000 or more .................            943.6         57,438    6.09            1,051.8         51,771    4.92
        Certificates of deposit
            of $100,000 or more .................          1,133.4         68,325    6.03              745.7         38,823    5.21
        Foreign time deposits ...................            413.4         24,500    5.93              308.5         14,266    4.62
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits .....         10,004.6        477,227    4.77            9,164.8        370,844    4.05
------------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased .................            733.9         47,209    6.43              628.8         31,824    5.06
        Repurchase agreements ...................            532.8         31,058    5.83              457.7         20,932    4.57
    Federal Home Loan Bank advances .............            886.8         51,266    5.78              840.5         46,920    5.58
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities ......         12,158.1    $   606,760    4.99%          11,091.8    $   470,520    4.24%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Noninterest-bearing deposits ................          2,090.5                                   2,012.4
    Other liabilities ...........................            183.1                                     173.1
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ...          2,273.6                                   2,185.5
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity ......................          1,422.5                                   1,359.7
====================================================================================================================================
            Total liabilities and
                shareholders' equity ............     $   15,854.2                              $   14,637.0
====================================================================================================================================
Spread and Net Yield
Interest rate spread ............................                                    3.33%                                     3.59%
Cost of funds supporting interest-earning assets                                     4.11%                                     3.45%
Net interest income/margin ......................                     $   621,080    4.21%                      $   596,285    4.38%
====================================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%
(2)Yield computations include nonaccrual loans in loans outstanding.

CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

HIBERNIA CORPORATION AND SUBSIDIARIES
Taxable-equivalent basis (1)                                             1998                                      1997
====================================================================================================================================
(Average balances $ in millions,                           Average                                   Average
interest $ in thousands)                                   Balance       Interest    Rate            Balance       Interest    Rate
====================================================================================================================================
Assets
Interest-earning assets:
    Commercial loans ............................     $    3,501.9    $   296,427    8.46%      $    2,652.6    $   233,445    8.80%
    Small business loans ........................          1,962.2        180,726    9.21            1,756.4        167,831    9.56
    Consumer loans ..............................          3,657.5        310,168    8.48            3,087.9        267,722    8.67
------------------------------------------------------------------------------------------------------------------------------------
        Total loans (2)..........................          9,121.6        787,321    8.63            7,496.9        668,998    8.92
------------------------------------------------------------------------------------------------------------------------------------
    Securities available for sale ...............          2,720.1        173,410    6.38            2,788.7        184,496    6.62
    Securities held to maturity .................                -              -       -                  -              -       -
------------------------------------------------------------------------------------------------------------------------------------
        Total securities ........................          2,720.1        173,410    6.38            2,788.7        184,496    6.62
------------------------------------------------------------------------------------------------------------------------------------
    Short-term investments ......................            257.1         15,036    5.85              317.7         17,703    5.57
    Mortgage loans held for sale ................            199.5         13,273    6.65               63.8          4,281    6.71
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ...........         12,298.3    $   989,040    8.04%          10,667.1    $   875,478    8.21%
------------------------------------------------------------------------------------------------------------------------------------
Reserve for loan losses .........................           (126.3)                                   (136.5)
Noninterest-earning assets:
    Cash and due from banks .....................            452.2                                     449.2
    Other assets ................................            588.6                                     557.8
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets ........          1,040.8                                   1,007.0
------------------------------------------------------------------------------------------------------------------------------------
        Total assets ............................     $   13,212.8                              $   11,537.6
====================================================================================================================================

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ............................     $      335.6    $    11,146    3.32%      $      511.7    $    14,150    2.77%
        Money market deposit accounts ...........          2,031.8         51,701    2.54            1,804.3         46,570    2.58
        Savings accounts ........................          1,117.4         35,891    3.21              806.4         23,339    2.89
        Other consumer time deposits ............          3,049.1        158,549    5.20            3,061.2        160,163    5.23
        Public fund certificates of deposit
            of $100,000 or more .................          1,005.0         53,734    5.35            1,027.2         56,459    5.50
        Certificates of deposit
            of $100,000 or more .................            611.7         32,398    5.30              531.6         27,796    5.23
        Foreign time deposits ...................            226.7         11,423    5.04               98.2          5,204    5.30
------------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits .....          8,377.3        354,842    4.24            7,840.6        333,681    4.26
------------------------------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased .................            395.2         21,304    5.39              265.6         14,558    5.48
        Repurchase agreements ...................            395.7         18,934    4.78              340.5         16,631    4.88
    Federal Home Loan Bank advances .............            711.6         39,854    5.60               96.0          5,754    6.00
------------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities ......          9,879.8    $   434,934    4.40%           8,542.7    $   370,624    4.34%
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Noninterest-bearing deposits ................          1,840.9                                   1,666.9
    Other liabilities ...........................            205.7                                     173.1
------------------------------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ...          2,046.6                                   1,840.0
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity ......................          1,286.4                                   1,154.9
====================================================================================================================================
            Total liabilities and
                shareholders' equity ............     $   13,212.8                              $   11,537.6
====================================================================================================================================
Spread and Net Yield
Interest rate spread ............................                                    3.64%                                     3.87%
Cost of funds supporting interest-earning assets                                     3.53%                                     3.48%
Net interest income/margin ......................                     $   554,106    4.51%                      $   504,854    4.73%
====================================================================================================================================
----------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.
----------

CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

HIBERNIA CORPORATION AND SUBSIDIARIES                                                             5-Year
Taxable-equivalent basis (1)                                             1996                    Compound
=============================================================================================== Growth Rate
(Average balances $ in millions,                           Average                              For Average
interest $ in thousands)                                   Balance       Interest    Rate        Balances
===============================================================================================================
Assets
Interest-earning assets:
    Commercial loans ............................     $    2,286.1    $   209,891    9.18%         13.8%
    Small business loans ........................          1,127.1        106,831    9.48          20.7
    Consumer loans ..............................          2,623.1        233,860    8.92          21.9
---------------------------------------------------------------------------------------------------------------
        Total loans (2)..........................          6,036.3        550,582    9.12          18.8
---------------------------------------------------------------------------------------------------------------
    Securities available for sale ...............          2,759.7        180,058    6.52          19.5
    Securities held to maturity .................                -              -       -         (30.0)
---------------------------------------------------------------------------------------------------------------
        Total securities ........................          2,759.7        180,058    6.52          (1.1)
---------------------------------------------------------------------------------------------------------------
    Short-term investments ......................            258.0         13,748    5.33          (9.5)
    Mortgage loans held for sale ................                -              -       -             -
---------------------------------------------------------------------------------------------------------------
        Total interest-earning assets ...........          9,054.0    $   744,388    8.22%         12.3
---------------------------------------------------------------------------------------------------------------
Reserve for loan losses .........................           (161.6)                                (1.1)
Noninterest-earning assets:
    Cash and due from banks .....................            394.9                                  5.6
    Other assets ................................            449.4                                 15.8
---------------------------------------------------------------------------------------------------------------
        Total noninterest-earning assets ........            844.3                                 11.1
---------------------------------------------------------------------------------------------------------------
        Total assets ............................     $    9,736.7                                 12.4%
===============================================================================================================

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
    Interest-bearing deposits:
        NOW accounts ............................     $      495.9    $    12,899    2.60%        (17.7)%
        Money market deposit accounts ...........          1,660.4         40,100    2.42          10.2
        Savings accounts ........................            501.7         10,998    2.19          34.6
        Other consumer time deposits ............          2,738.6        149,820    5.47           3.4
        Public fund certificates of deposit
            of $100,000 or more .................            934.6         50,482    5.40           4.4
        Certificates of deposit
            of $100,000 or more .................            412.1         21,443    5.20          28.3
        Foreign time deposits ...................             41.8          2,261    5.41          63.8
---------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits .....          6,785.1        288,003    4.24           9.9
---------------------------------------------------------------------------------------------------------------
    Short-term borrowings:
        Federal funds purchased .................             51.2          2,643    5.16          67.8
        Repurchase agreements ...................            281.8         13,244    4.70          19.8
    Federal Home Loan Bank advances .............             32.2          1,969    6.11          96.1
---------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities ......          7,150.3    $   305,859    4.28%         13.2
---------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
    Noninterest-bearing deposits ................          1,457.4                                  9.1
    Other liabilities ...........................            163.0                                  5.8
---------------------------------------------------------------------------------------------------------------
        Total noninterest-bearing liabilities ...          1,620.4                                  8.9
---------------------------------------------------------------------------------------------------------------
Total shareholders' equity ......................            966.0                                  1.4
===============================================================================================================
            Total liabilities and
                shareholders' equity ............     $    9,736.7                                 12.4%
===============================================================================================================
Spread and Net Yield
Interest rate spread ............................                                    3.94%
Cost of funds supporting interest-earning assets                                     3.38%
Net interest income/margin ......................                     $   438,529    4.84%
===============================================================================================================
-------------
(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding .

GRAPHIC DESCRIPTION                                 CROSS REFERENCE/FINANCIAL INFORMATION

Average Earning Assets Bar Graph              See Consolidated Average Balances, Interest and Rates

Loan Mix Pie Chart                                           See Table 1 - Composition of Loan Portfolio
                                                                               1998 Total Loans $9,907,000: Commercial $3,880,000 (39%),
                                                                               Small Business Loans $2,070,000 (21%), Consumer Loans $3,957,000 (40%)

Total Deposits Bar Graph                                See Five-Year Consolidated Summmary of Income and Selected Financial Data

Net Interest Income Bar Graph                       See Consolidated Average Balances, Interest and Rates

Annual Common Dividends Bar Graph         See Five-Year Consolidated Summmary of Income and Selected Financial Data

Total Shareholders' Equity Bar Graph            See Five-Year Consolidated Summmary of Income and Selected Financial Data

                                                                                        Report of Independent Auditors

The Board of Directors and Shareholders
Hibernia Corporation

We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young, LLP

New Orleans, Louisiana
January 16, 2001

CONSOLIDATED BALANCE SHEETS

HIBERNIA CORPORATION AND SUBSIDIARIES
December 31 ($ in thousands)                                                                 2000              1999
=========================================================================================================================
Assets
  Cash and cash equivalents ....................................................     $    820,334      $    827,699
  Securities available for sale ................................................        2,686,988         2,660,322
  Securities held to maturity (estimated fair value of $356,211 and $297,072
     at December 31, 2000 and 1999, respectively) ..............................          361,872           300,525
  Mortgage loans held for sale .................................................          123,671            92,704
  Loans, net of unearned income ................................................       12,124,678        10,856,676
      Reserve for loan losses ..................................................         (178,253)         (156,072)
-------------------------------------------------------------------------------------------------------------------------
          Loans, net ...........................................................       11,946,425        10,700,604
-------------------------------------------------------------------------------------------------------------------------
  Bank premises and equipment ..................................................          207,703           205,165
  Customers' acceptance liability ..............................................               46               108
  Other assets .................................................................          551,007           527,052
-------------------------------------------------------------------------------------------------------------------------
          Total assets .........................................................     $ 16,698,046      $ 15,314,179
=========================================================================================================================

Liabilities
  Deposits:
      Noninterest-bearing ......................................................     $  2,243,044      $  2,085,322
      Interest-bearing .........................................................       10,449,688         9,770,581
-------------------------------------------------------------------------------------------------------------------------
          Total deposits .......................................................       12,692,732        11,855,903
-------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings ........................................................        1,310,515         1,102,690
  Liability on acceptances .....................................................               46               108
  Other liabilities ............................................................          171,106           135,114
  Federal Home Loan Bank advances ..............................................        1,043,996           844,849
-------------------------------------------------------------------------------------------------------------------------
          Total liabilities ....................................................       15,218,395        13,938,664
-------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
  Preferred Stock, no par value:
    Authorized - 100,000,000 shares; Series A issued and outstanding - 1,739,000
    and 2,000,000 at December 31, 2000 and 1999, respectively ..................           86,950           100,000
  Class A Common Stock, no par value:
    Authorized - 300,000,000  shares; issued - 161,014,058  and  160,324,729  at
    December 31, 2000 and 1999, respectively ...................................          309,147           307,824
  Surplus ......................................................................          432,378           425,185
  Retained earnings ............................................................          718,719           631,314
  Treasury stock at cost -  3,284,720 shares at December 31, 2000 ..............          (35,927)                -
  Accumulated other comprehensive income .......................................             (679)          (54,122)
  Unearned compensation ........................................................          (30,937)          (34,686)
-------------------------------------------------------------------------------------------------------------------------
          Total shareholders' equity ...........................................        1,479,651         1,375,515
-------------------------------------------------------------------------------------------------------------------------
          Total liabilities and shareholders' equity ...........................     $ 16,698,046      $ 15,314,179
=========================================================================================================================
----------------
See notes to consolidated financial statements.

CONSOLIDATED INCOME STATEMENTS

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands, except per-share data)              2000           1999           1998
====================================================================================================================
Interest income
    Interest and fees on loans .......................               $ 1,009,067    $   862,310    $   782,939
    Interest on securities available for sale ........                   171,914        168,217        166,480
    Interest on securities held to maturity ..........                    22,087          1,908              -
    Interest on short-term investments ...............                     7,252         11,928         15,036
    Interest and fees on mortgage loans held for sale                      6,999         10,962         13,273
--------------------------------------------------------------------------------------------------------------------
        Total interest income ........................                 1,217,319      1,055,325        977,728
--------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .............................                   477,227        370,844        354,842
    Interest on short-term borrowings ................                    78,267         52,756         40,238
    Interest on Federal Home Loan Bank advances ......                    51,266         46,920         39,854
--------------------------------------------------------------------------------------------------------------------
        Total interest expense .......................                   606,760        470,520        434,934
--------------------------------------------------------------------------------------------------------------------
Net interest income ..................................                   610,559        584,805        542,794
    Provision for loan losses ........................                   120,650         87,800         27,226
--------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses ..                   489,909        497,005        515,568
--------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ......................                   102,924         97,301         87,222
    Retail investment service fees ...................                    28,264         21,198         15,767
    Trust fees .......................................                    26,906         23,190         16,683
    Mortgage loan origination and servicing fees .....                    22,828         18,737         15,366
    Investment banking ...............................                     9,230              -              -
    Insurance ........................................                     7,089          2,363          1,491
    Other service, collection and exchange charges ...                    42,317         35,989         28,639
    Other operating income ...........................                    13,048         15,493         16,362
    Securities gains (losses), net ...................                    (3,921)           432          5,899
--------------------------------------------------------------------------------------------------------------------
        Total noninterest income .....................                   248,685        214,703        187,429
--------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...................                   245,713        211,526        212,142
    Occupancy expense, net ...........................                    36,035         33,388         34,604
    Equipment expense ................................                    29,679         33,465         31,167
    Data processing expense ..........................                    29,670         31,503         29,590
    Advertising and promotional expense ..............                    14,804         14,258         15,226
    Foreclosed property expense, net .................                       711           (866)        (1,019)
    Amortization of intangibles ......................                    29,719         23,763         17,138
    Other operating expense ..........................                    89,747         93,884         87,307
--------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ....................                   476,078        440,921        426,155
--------------------------------------------------------------------------------------------------------------------
Income before income taxes ...........................                   262,516        270,787        276,842
Income tax expense ...................................                    91,883         95,684         95,886
--------------------------------------------------------------------------------------------------------------------
Net income ...........................................               $   170,633    $   175,103    $   180,956
====================================================================================================================
Net income applicable to common shareholders .........               $   164,200    $   168,203    $   174,056
====================================================================================================================
Net income per common share ..........................               $      1.05    $      1.07    $      1.11
====================================================================================================================
Net income per common share - assuming dilution ......               $      1.04    $      1.06    $      1.09
====================================================================================================================
----------------
See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

HIBERNIA CORPORATION AND SUBSIDIARIES
($ in thousands, except per-share data)
                                                                                              Accumulated                                                                     Unearned
                                                                                                    Other
                                           Preferred       Common                  Retained Comprehensive             Comprehensive
                                               Stock        Stock      Surplus     Earnings        Income       Other        Income
====================================================================================================================================
Balances at December 31, 1997 ..........   $ 100,000    $ 304,376    $ 403,250    $ 414,705    $  15,422    $ (17,387)
Net income for 1998 ....................           -            -            -      180,956            -            -     $ 180,956
Unrealized gains (losses) on securities,
  net of reclassification adjustments..            -            -            -            -       12,516            -        12,516
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ...................                                                                                  $ 193,472
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Stock Option Plan ...................           -          949        4,189            -            -            -
   Restricted stock awards .............           -          870        7,433            -            -            -
   Exercise of purchase warrants .......           -          409          177            -            -            -
   By pooled companies prior to merger .           -            -           62            -            -            -
Cash dividends declared:
   Preferred ($3.45 per share) .........           -            -            -       (6,900)           -            -
   Common ($.375 per share) ............           -            -            -      (56,647)           -            -
   By pooled companies prior to merger .           -            -            -         (881)           -            -
Purchase of common shares by ESOP ......           -            -            -            -            -      (23,630)
Allocation of ESOP shares ..............           -            -          943            -            -        3,266
Other ..................................           -          309          215            -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1998 ..........     100,000      306,913      416,269      531,233       27,938      (37,751)
------------------------------------------------------------------------------------------------------------------------------------
Net income for 1999 ....................           -            -            -      175,103            -            -     $ 175,103
Unrealized gains (losses) on securities,
  net of reclassification adjustments...           -            -            -            -      (82,060)           -       (82,060)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ...................                                                                                  $  93,043
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Stock Option Plan ...................           -          882        4,083            -            -            -
   Restricted stock awards .............           -           29          172            -            -            -
   By pooled company prior to merger ...           -            -        5,387            -            -            -
Cash dividends declared:
   Preferred ($3.45 per share) .........           -            -            -       (6,900)           -            -
   Common ($.435 per share) ............           -            -            -      (67,995)           -            -
   By pooled company prior to merger....           -            -            -         (127)           -            -
Allocation of ESOP shares ..............           -            -         (480)           -            -        3,065
Other ..................................           -            -         (246)           -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1999 ..........     100,000      307,824      425,185      631,314      (54,122)     (34,686)
------------------------------------------------------------------------------------------------------------------------------------
Net income for 2000 ....................           -            -            -      170,633           -             -     $ 170,633
Unrealized gains (losses) on securities,
  net of reclassification adjustments...           -            -            -            -       53,443            -        53,443
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income ...................                                                                                  $ 224,076
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock:
   Stock Option Plan ...................           -          277        1,000            -            -          572
   Restricted stock awards .............           -           31          151            -            -            -
   Shares issued in acquisitions .......           -        1,015        4,264            -            -        1,641
Cash dividends declared:
   Preferred ($3.45 per share) .........           -            -            -       (6,433)           -            -
   Common ($.49 per share) .............           -            -            -      (76,795)           -            -
Issuance of 790,888 common stock
   purchase warrants in acquisition ....           -            -        2,000            -            -            -
Acquisition of treasury stock ..........           -            -            -            -            -      (38,140)
Redemption of preferred stock ..........     (13,050)           -          252            -            -            -
Allocation of ESOP shares ..............           -            -         (156)           -            -        3,749
Other ..................................           -            -         (318)           -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2000 ..........   $  86,950    $ 309,147    $ 432,378    $ 718,719    $    (679)   $ (66,864)
====================================================================================================================================
----------------
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands)                                                2000           1999           1998
===============================================================================================================================
Operating activities
  Net income ............................................................       $   170,633    $   175,103    $   180,956
  Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for loan losses ......................................           120,650         87,800         27,226
         Amortization of intangibles and deferred charges ...............            29,610         23,809         16,739
         Depreciation and amortization ..................................            28,087         30,316         30,390
         Non-cash compensation expense ..................................                 -          4,385             62
         Premium amortization (discount accretion), net .................            (2,424)         6,493          4,438
         Realized securities (gains) losses, net ........................             3,921           (432)        (5,899)
         Gains on sales of assets, net ..................................            (1,346)        (3,098)        (2,418)
         Provision for losses on foreclosed and other assets ............               868          1,254            664
         Decrease (increase) in mortgage loans held for sale ............           (30,967)       188,730       (211,851)
         Decrease (increase) in deferred income tax asset ...............             3,872           (814)           722
         Increase in interest receivable and other assets ...............           (30,893)       (17,667)       (19,716)
         Increase (decrease) in interest payable and other liabilities ..              (509)       (13,806)         9,178
-------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities ........................           291,502        482,073         30,491
-------------------------------------------------------------------------------------------------------------------------------
Investing activities
  Purchases of securities available for sale ............................        (2,030,492)      (428,316)    (1,833,372)
  Proceeds from maturities of securities available for sale .............         2,001,187        391,608      1,058,737
  Proceeds from maturities of securities held to maturity ...............            51,066          2,314              -
  Proceeds from sales of securities available for sale ..................           118,873        214,315        774,314
  Net increase in loans .................................................          (901,536)      (883,673)    (1,354,074)
  Proceeds from sales of loans ..........................................            16,646         83,149          7,932
  Purchases of loans ....................................................          (560,803)      (564,577)      (208,094)
  Acquisitions, net of cash acquired of $78,049 and $277,702 for the
    years ended December 31, 2000 and 1999, respectively ................            43,287        188,552              -
  Purchases of premises, equipment and other assets .....................           (40,054)       (52,504)       (46,776)
  Proceeds from sales of foreclosed assets and excess bank-owned property            10,608         11,069          8,190
  Proceeds from sales of premises, equipment and other assets ...........               925          2,174          1,259
-------------------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities ............................        (1,290,293)    (1,035,889)    (1,591,884)
-------------------------------------------------------------------------------------------------------------------------------
Financing activities
  Net increase in deposits ..............................................           716,996        498,483        789,599
  Net increase (decrease) in short-term borrowings ......................           207,825        (31,446)       414,175
  Proceeds from issuance of Federal Home Loan Bank advances .............           300,000        240,000        600,000
  Payments on Federal Home Loan Bank advances ...........................          (100,853)      (201,488)      (301,225)
  Proceeds from issuance of common stock ................................             1,849          5,967          5,724
  Purchase of common stock by ESOP ......................................                 -              -        (23,630)
  Dividends paid ........................................................           (83,453)       (75,022)       (64,428)
  Redemption of preferred shares ........................................           (12,798)             -              -
  Acquisition of treasury stock .........................................           (38,140)             -              -
-------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by financing activities ........................           991,426        436,494      1,420,215
-------------------------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents ...................................            (7,365)      (117,322)      (141,178)
  Cash and cash equivalents at beginning of year ........................           827,699        945,021      1,086,199
-------------------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year .........................       $   820,334    $   827,699    $   945,021
===============================================================================================================================
Supplemental disclosures Cash paid during the year for:
   Interest expense .....................................................       $   606,375    $   486,333    $   437,463
   Income taxes .........................................................       $    89,800    $    90,566    $    87,700
Non-cash investing and financing activities:
   Loans and bank premises and equipment transferred to foreclosed
      assets and excess bank-owned property .............................       $     5,342    $     7,923    $    14,422
   Mortgage loans securitized and retained ..............................       $   112,476    $   511,354    $         -
   Acquisitions:
      Common stock issued ...............................................       $     6,920    $         -    $         -
      Common stock purchase warrants issued .............................       $     2,000    $         -    $         -
      Fair value of assets acquired .....................................       $   169,390    $   554,567    $         -
      Fair value of liabilities assumed .................................       $   125,708    $   465,417    $         -
===============================================================================================================================
---------------
See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HIBERNIA CORPORATION AND SUBSIDIARIES

1 | SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Hibernia Corporation (the Parent Company) is a financial holding company which, through its bank and nonbank subsidiaries, provides a broad array of financial products and services throughout Louisiana, East Texas and South Mississippi. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; insurance; and trust and investment management. Hibernia National Bank (the Bank), through wholly owned subsidiaries, also provides retail brokerage and alternative investments, including mutual funds and annuities. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank in a transaction that was accounted for at historical cost in a manner similar to that of a pooling-of-interests transaction.

        The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with generally accepted accounting principles and those generally practiced within the banking industry.

CONSOLIDATION

        The consolidated financial statements include the accounts of the Parent Company and its subsidiaries, all of which are wholly owned. These consolidated financial statements give retroactive effect to mergers accounted for as poolings of interests. In addition, the effects of mergers accounted for as purchase transactions have been included from the date of consummation (see Note 2). All significant intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash and due from banks, interest-bearing time deposits in domestic banks, federal funds sold and securities purchased under agreements to resell and trading account assets.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        Securities purchased under agreements to resell and securities sold under agreements to repurchase are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of securities pledged as collateral under these agreements is continually monitored to ensure protection of the Company’s assets.

SECURITIES

        Management determines the appropriate classification of securities (trading, available for sale or held to maturity) at the time of purchase and re-evaluates this classification periodically. Securities classified as trading account assets are held for sale in anticipation of short-term market movements. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities not classified as held to maturity or trading are classified as available for sale.

        Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized cost. Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in shareholders’ equity and included in other comprehensive income.

        The amortized cost of securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

MORTGAGE LOANS HELD FOR SALE

        Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Market adjustments and realized gains and losses are classified as other operating income.

LOANS

        Loans are stated at the principal amounts outstanding, less unearned income and the reserve for loan losses. Interest on loans and accretion of unearned income are computed by methods which approximate a level rate of return on recorded principal. Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan’s yield over the life of the loan.

        Commercial and small business loans are placed in nonaccrual status when, in management’s opinion, there is doubt concerning full collectibility of both principal and interest. Commercial and small business nonaccrual loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

RESERVE FOR LOAN LOSSES

        The reserve for loan losses is maintained to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The reserve is comprised of specific reserves, general reserves and an unallocated reserve.

        Specific reserves are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified. The reserve related to loans that are identified as impaired is based on discounted expected future cash flows (using the loan’s initial effective interest rate), the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions.

        General reserves are established based on historical charge-offs considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over or under allocations of specific reserves. It also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, the unallocated reserve considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio also impact the unallocated reserve levels.

        The reserve for loan losses is based on management’s estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The reserve for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the reserve for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries are added to the reserve.

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

GOODWILL AND OTHER INTANGIBLES

        The excess of cost over the fair value of net assets acquired (goodwill) is being amortized using the straight-line method over the estimated periods benefited, generally 25 years. Other purchased intangible assets arising from acquisitions are amortized using various methods over the estimated lives of the assets.

        The Company reviews its intangible assets periodically for other-than-temporary impairment. The realizability of goodwill is evaluated by geographic region based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income, before goodwill amortization expense, over the remaining amortization period of the associated goodwill. To the extent that impairment exists, write-downs to realizable value are recorded.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS

        The Company sells mortgage and other loans through secondary market securitizations. Upon consummation of the sale, the securitzed loans are removed from the balance sheet and a gain or loss on the sale is recognized. If the securitized asset is retained rather than sold, the asset is reclassified on the balance sheet and no gain or loss is recognized.

        If loans are sold with servicing rights retained, a servicing asset is recorded. The fair value of capitalized servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values, capitalized servicing rights are periodically assessed for impairment. To the extent that impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. For purposes of performing its impairment evaluation, the portfolio is stratified on the basis of certain risk characteristics including loan type and interest rate. Capitalized servicing rights are amortized over the period of estimated net servicing income, which considers appropriate prepayment assumptions.

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

        Hibernia National Bank is subject to a Louisiana shareholders’ tax, which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income tax. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank, resulting in one bank in all markets. The Texas operations of Hibernia National Bank are subject to Texas franchise tax.

DERIVATIVE FINANCIAL INSTRUMENTS

        The Company may enter into derivative financial instruments for purposes other than trading to assist in the management of its exposure to interest rate or foreign exchange risk. Derivative financial instruments used for asset and liability hedges are recorded using the accrual method of accounting. Under this method, the expected differential to be paid or received is accrued in the appropriate income or expense caption on the income statement (i.e., hedge of a loan in interest income, hedge of a deposit or debt in interest expense). The fair value of these instruments and the changes in the fair value are not recognized in the financial statements. In addition, the Company may enter into derivative financial instruments to manage its exposure to changes in interest rates on the market value of its securities available for sale portfolio. These instruments are recorded using the fair value method of accounting. Under this method, gains and losses are recognized, net of tax, in shareholders’ equity and are included in other comprehensive income.

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

RECLASSIFICATION

        Certain items included in the consolidated financial statements for 1999 and 1998 have been reclassified to conform with the 2000 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133,” which defers the effective date of SFAS No. 133 to apply to all financial statements for years beginning after June 15, 2000. The FASB also issued SFAS No. 138, which amends certain provisions of SFAS No. 133 by providing implementation guidance in selected areas. Because of the limited use of derivatives, management does not anticipate that the adoption of SFAS No. 133 will have a material impact on the financial condition or operating results of the Company (see Note 21).

        In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement revises and clarifies the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures. The disclosure requirements are effective for fiscal years ending after December 15, 2000. The accounting requirements of SFAS No. 140 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS No. 140 is not expected to have a material impact on the financial condition or operating results of the Company.

2 | MERGERS

        The Company completed mergers with four financial institutions in 1998, three in Louisiana and one in East Texas, all of which were accounted for as poolings of interests. In 1999, the Company completed a merger with one East Texas financial institution which was accounted for as a pooling of interests and purchased the assets and assumed the liabilities of the Beaumont branches of Chase Bank of Texas, N.A. In 2000, the Company purchased a full-service investment banking firm and an insurance brokerage firm. Additionally in 2000, the Company purchased the assets and assumed the liabilities of three East Texas banking offices of Compass Bank. Completed mergers include Northwest Bancshares of Louisiana, Inc. (Northwest), ArgentBank (Argent), Firstshares of Texas, Inc. (Firstshares) and Peoples Holding Corporation (Peoples) in 1998; MarTex Bancshares, Inc. (MarTex) in 1999; and Southcoast Capital, L.L.C. (Southcoast) and the Rosenthal Agency (Rosenthal) in 2000.

        The institutions with which the Company merged are collectively referred to as the “merged companies.” The merged companies in transactions accounted for as poolings of interests are referred to as the “pooled companies,” and institutions in transactions accounted for as purchases are referred to as the “purchased companies.”

         The following table shows the merger date, consideration issued, exchange ratio and accounting method for each merger.

                                                                                Exchange
                                 Merger Date               Consideration(1)     Ratio        Accounting Method
---------------------------------------------------------------------------------------------------------------------
Northwest                        January 1, 1998           1,508,019 shares     3.90:1       Pooling of interests
Argent                           February 1, 1998         13,317,236 shares     2.04:1       Pooling of interests
Firstshares                      March 15, 1998            3,690,615 shares     7.15:1       Pooling of interests
Peoples                          July 1, 1998              3,562,367 shares     9.50:1       Pooling of interests
MarTex                           March 8, 1999             3,450,000 shares     0.25:1       Pooling of interests
Beaumont branches of
     Chase Bank of Texas, N.A.   May 21, 1999                 $  87,000,000     N/A          Purchase
Southcoast                       April 1, 2000                $     412,000     N/A          Purchase
                                                             698,512 shares
East Texas banking offices of
     Compass Bank                June 22, 2000                $  13,417,000     N/A          Purchase
Rosenthal                        July 6, 2000                 $  21,000,000     N/A          Purchase
                                                  790,888 purchase warrants
--------------------------------------------------------------------------------------------------------------------
(1)All shares issued were Hibernia Class A Common Stock.

        The restatement of Hibernia’s results of operations for the year ended December 31, 1998 to give effect to the pooling-of-interests merger with MarTex resulted in an increase of $12,260,000 in net interest income and $2,327,000 in net income. The results of operations of MarTex for the year ended December 31, 1999 were included in Hibernia’s results when originally reported.

        Under the purchase method of accounting, the assets and liabilities of the purchased companies were adjusted to their estimated fair values as of the purchase date. In the Beaumont transaction consummated in 1999, the excess of cost over the fair value of net assets acquired was $62.6 million and is being amortized on a straight-line basis over 25 years. In addition, intangibles of $12.7 million related to core deposits and $17.1 million related to trust business were recorded and are being amortized on an accelerated basis over approximately seven years. The excess of cost over the fair value of net assets acquired in the Southcoast and Compass transactions was approximately $4.3 million and $10.6 million, respectively, and is being amortized on a straight-line basis over 20 years. In the Compass transaction, intangibles of $3.1 million related to core deposits were also recorded and are being amortized on an accelerated basis over approximately 10 years. The excess cost over the fair value of net assets acquired in the Rosenthal transaction was approximately $22.6 million and is being amortized on a straight-line basis over 15 years.

        The following table presents unaudited pro forma information giving effect to the purchase transactions discussed above as if the transactions had occurred at the beginning of each period presented. The effect of anticipated savings resulting from the mergers has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results.

($ in thousands, except per-share data)                        Year Ended December 31
---------------------------------------------------------------------------------------------------
                                                           2000          1999          1998
---------------------------------------------------------------------------------------------------
Net interest and noninterest income .............   $   869,784   $   834,070   $   778,887
Net income ......................................   $   169,676   $   172,658   $   179,924
Net income per common share .....................   $      1.04   $      1.05   $      1.10
Net income per common share - assuming dilution..   $      1.03   $      1.04   $      1.08
===================================================================================================

3 | CASH AND CASH EQUIVALENTS

         The following is a summary of cash and cash equivalents.

($ in thousands)                                                 December 31
-------------------------------------------------------------------------------------
                                                               2000         1999
-------------------------------------------------------------------------------------
Cash and due from banks ................................   $635,178     $571,051
Short-term investments:
     Federal funds sold ................................     17,000      167,050
     Securities purchased under agreements to resell....    155,000       85,000
     Interest-bearing time deposits in domestic banks...     13,094        4,598
     Trading account assets ............................         62           -
-------------------------------------------------------------------------------------
          Total short-term investments .................    185,156      256,648
-------------------------------------------------------------------------------------
          Total cash and cash equivalents ..............   $820,334     $827,699
=====================================================================================

4 | SECURITIES

         The following is a summary of securities classified as available for sale and held to maturity.

($ in thousands)                                                                    December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------
                                                               Amortized            Fair        Unrealized       Unrealized
Type                                                                Cost           Value             Gains           Losses
-----------------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. Treasuries ..................................     $    230,548    $    230,687          $    465        $     326
     U.S. government agencies:
          Mortgage-backed securities ..................          823,033         820,346             6,222            8,909
          Bonds .......................................        1,208,760       1,204,406             6,148           10,502
          Stocks ......................................          109,903         110,838               975               40
     States and political subdivisions ................          210,259         215,852             5,892              299
     Other ............................................          105,530         104,859               416            1,087
-----------------------------------------------------------------------------------------------------------------------------
          Total securities available for sale .........     $  2,688,033    $  2,686,988          $ 20,118        $  21,163
=============================================================================================================================
Held to maturity:
     U.S. government agencies:
          Mortgage-backed securities ..................     $    361,872    $    356,211          $  2,063        $   7,724
-----------------------------------------------------------------------------------------------------------------------------
          Total securities held to maturity ...........     $    361,872    $    356,211          $  2,063        $   7,724
=============================================================================================================================

($ in thousands)                                                                   December 31, 1999
-----------------------------------------------------------------------------------------------------------------------------
                                                               Amortized            Fair        Unrealized       Unrealized
Type                                                                Cost           Value             Gains           Losses
-----------------------------------------------------------------------------------------------------------------------------
Available for sale:
     U.S. Treasuries ..................................     $    278,869    $    276,973          $    115        $   2,011
     U.S. government agencies:
          Mortgage-backed securities ..................        1,020,715         997,758             4,291           27,248
          Bonds .......................................        1,122,229       1,065,331               215           57,113
     States and political subdivisions ................          225,098         224,442             1,890            2,546
     Other ............................................           96,675          95,818               184            1,041
-----------------------------------------------------------------------------------------------------------------------------
          Total securities available for sale .........     $  2,743,586    $  2,660,322          $  6,695        $  89,959
=============================================================================================================================
Held to maturity:
     U.S. government agencies:
          Mortgage-backed securities ..................     $    300,525    $    297,072          $    557        $   4,010
-----------------------------------------------------------------------------------------------------------------------------
          Total securities held to maturity ...........     $    300,525    $    297,072          $    557        $   4,010
=============================================================================================================================

         The following is a summary of realized gains and losses from the sale of securities available for sale.

($ in thousands)                           Year Ended December 31
-------------------------------------------------------------------------
                                         2000       1999       1998
-------------------------------------------------------------------------
Realized gains ....................   $ 2,267     $  465    $ 6,356
Realized losses ...................    (6,188)       (33)      (457)
-------------------------------------------------------------------------
     Net realized gains (losses)...   $(3,921)    $  432    $ 5,899
=========================================================================

        Securities with carrying values of $2,741,650,000 and $2,802,414,000 at December 31, 2000 and 1999, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements. The following is a summary of pledged securities.

($ in thousands)                                                         December 31
-----------------------------------------------------------------------------------------------
                                                                    2000            1999
-----------------------------------------------------------------------------------------------
Available for sale:
     U.S. Treasuries ..................................     $    230,687    $    276,973
     U.S. government agencies:
          Mortgage-backed securities ..................          782,768         994,715
          Bonds .......................................        1,199,673       1,061,737
     States and political subdivisions ................          164,695         165,699
     Other ............................................            1,955           2,765
-----------------------------------------------------------------------------------------------
          Total available for sale ....................     $  2,379,778    $  2,501,889
===============================================================================================
Held to maturity:
     U.S. government agencies:
          Mortgage-backed securities ..................     $    361,872    $    300,525
-----------------------------------------------------------------------------------------------
          Total held to maturity ......................     $    361,872    $    300,525
-----------------------------------------------------------------------------------------------
          Total carrying value of pledged securities...     $  2,741,650    $  2,802,414
===============================================================================================

        The amortized cost and estimated fair value by maturity of securities are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

                                                        Amortized           Fair
                                                             Cost          Value
-----------------------------------------------------------------------------------
Available for sale:
     Due in 1 year or less .......................     $  533,155     $  533,460
     Due after 1 year through 5 years ............        258,922        262,214
     Due after 5 years through 10 years ..........        893,075        893,149
     Due after 10 years ..........................      1,002,881        998,165
-----------------------------------------------------------------------------------
          Total securities available for sale ....     $2,688,033     $2,686,988
===================================================================================
Held to maturity:
     Due after 5 years through 10 years ..........     $    4,795     $    4,548
     Due after 10 years ..........................        357,077        351,663
-----------------------------------------------------------------------------------
          Total securities held to maturity ......     $  361,872     $  356,211
===================================================================================

        The Company securitized and retained $112,476,000 and $511,354,000 of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA) during 2000 and 1999, respectively. The loans were reclassified to investment securities and had carrying values of $87,155,000 and $181,419,000 in securities available for sale at December 31, 2000 and 1999, respectively, and $361,872,000 and $300,525,000 in securities held to maturity at December 31, 2000 and 1999, respectively. During 2000 securities relating to these transactions with a carrying value of approximately $49,625,000 were sold to a third party. The balance of the securitized loans, which are serviced by the Bank, totaled $500,587,000 and $481,272,000 at December 31, 2000 and 1999, respectively. Included in this balance are securitized loans 90 days or more past due of $349,000 and $501,000 at December 31, 2000 and 1999, respectively. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses.

5 | LOANS

        The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

($ in thousands)                                                  December 31
-----------------------------------------------------------------------------------
                                                               2000           1999
-----------------------------------------------------------------------------------
Commercial:
     Commercial and industrial .....................     $1,387,943     $1,501,038
     Services industry .............................        811,382        955,418
     Real estate ...................................        434,387        434,232
     Health care ...................................        295,292        298,070
     Transportation, communications and utilities...        212,833        228,614
     Energy ........................................        265,721        192,587
     Other .........................................         94,064         83,349
-----------------------------------------------------------------------------------
          Total commercial .........................      3,501,622      3,693,308
-----------------------------------------------------------------------------------
Small Business:
     Commercial and industrial .....................        755,688        823,369
     Services industry .............................        594,285        539,585
     Real estate ...................................        402,845        340,190
     Health care ...................................        153,222        150,818
     Transportation, communications and utilities...         95,771         91,947
     Energy ........................................         27,534         43,652
     Other .........................................        366,614        372,305
-----------------------------------------------------------------------------------
          Total small business .....................      2,395,959      2,361,866
-----------------------------------------------------------------------------------
Consumer:
     Residential mortgages:
          First mortgages ..........................      2,899,788      2,263,405
          Junior liens .............................        409,208        282,123
     Indirect ......................................      1,863,695      1,277,294
     Revolving credit ..............................        448,651        374,152
     Other .........................................        605,755        604,528
-----------------------------------------------------------------------------------
          Total consumer ...........................      6,227,097      4,801,502
-----------------------------------------------------------------------------------
          Total loans ..............................    $12,124,678    $10,856,676
===================================================================================

        The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property. For a discussion of private equity investments, refer to Note 23 - “Hibernia Corporation.”

($ in thousands)                                                December 31
----------------------------------------------------------------------------------
                                                             2000           1999
----------------------------------------------------------------------------------
Nonaccrual loans .................................     $   81,955     $   76,461
Restructured loans ...............................           --             --
----------------------------------------------------------------------------------
     Nonperforming loans .........................         81,955         76,461
----------------------------------------------------------------------------------
Foreclosed assets ................................          4,267          7,710
Excess bank-owned property .......................          2,586          4,197
----------------------------------------------------------------------------------
     Total nonperforming assets ..................     $   88,808     $   88,368
==================================================================================

        At December 31, 2000 and 1999, the recorded investment in loans that were considered to be impaired was $75,991,000 and $69,997,000, respectively. Included in the 2000 and 1999 amounts were $61,192,000 and $65,896,000, respectively, of impaired loans for which the related reserve for loan losses was $13,195,000 and $17,244,000, respectively. At December 31, 2000 and 1999, impaired loans that did not require a reserve for loan losses amounted to $14,799,000 and $4,101,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 2000, 1999 and 1998 was approximately $84,803,000, $60,834,000 and $26,911,000, respectively.

        The amount of interest income actually recognized on nonperforming loans during 2000, 1999 and 1998 was approximately $1,669,000, $3,145,000 and $1,682,000, respectively, substantially all of which related to impaired loans. The additional amount of interest income that would have been recorded during 2000, 1999 and 1998 if these loans had been current in accordance with their original terms was approximately $10,032,000, $6,723,000 and $3,291,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income.

        The following is a summary of activity in the reserve for loan losses.

($ in thousands)                                        Year Ended December 31
-------------------------------------------------------------------------------------
                                                     2000         1999         1998
-------------------------------------------------------------------------------------
Balance at beginning of year ...............    $ 156,072    $ 130,347    $ 126,557
     Loans charged off .....................     (112,453)     (83,366)     (40,888)
     Recoveries ............................       13,602       18,438       17,452
-------------------------------------------------------------------------------------
          Net loans charged off ............      (98,851)     (64,928)     (23,436)
-------------------------------------------------------------------------------------
     Provision for loan losses .............      120,650       87,800       27,226
     Addition due to purchase transactions..          450        3,035         --
     Transfer due to securitizations .......          (68)        (182)        --
-------------------------------------------------------------------------------------
Balance at end of year .....................    $ 178,253    $ 156,072    $ 130,347
=====================================================================================

6 | BANK PREMISES AND EQUIPMENT

         The following tables detail bank premises and equipment and related depreciation and amortization expense.

($ in thousands)                                                December 31
-----------------------------------------------------------------------------------
                                                             2000           1999
-----------------------------------------------------------------------------------
Land .............................................     $   39,984     $   38,632
Buildings ........................................        198,098        190,285
Leasehold improvements ...........................         36,706         33,946
Furniture and equipment ..........................        163,131        149,169
-----------------------------------------------------------------------------------
                                                          437,919        412,032
Less accumulated depreciation and amortization ...       (230,216)      (206,867)
-----------------------------------------------------------------------------------
     Total bank premises and equipment ...........     $  207,703     $  205,165
===================================================================================

($ in thousands)                                       Year Ended December 31
-----------------------------------------------------------------------------------
                                                  2000         1999         1998
-----------------------------------------------------------------------------------

Provisions for depreciation and
          amortization included in:
     Occupancy expense ..................    $  10,593    $   9,756    $  11,086
     Equipment expense ..................       14,370       17,429       16,980
-----------------------------------------------------------------------------------
     Total ..............................    $  24,963    $  27,185    $  28,066
===================================================================================

7 | DEPOSITS

        At December 31, 2000, time deposits with a remaining maturity of one year or more amounted to $1,238,806,000. Maturities of all time deposits are as follows: 2001 - $4,304,899,000; 2002 - $972,228,000; 2003 - $109,058,000; 2004 - $51,424,000; 2005 - $87,022,000; and thereafter - $19,074,000.

        Domestic certificates of deposit of $100,000 or more amounted to $2,073,508,000 and $2,085,972,000 at December 31, 2000 and 1999, respectively. Interest on these certificates amounted to $125,763,000, $90,594,000 and $86,132,000 in 2000, 1999 and 1998, respectively.

        Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $628,348,000 and $362,723,000 at December 31, 2000 and 1999, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $24,500,000, $14,266,000 and $11,423,000 for 2000, 1999 and 1998, respectively.

8 | SHORT-TERM BORROWINGS

         The following is a summary of short-term borrowings.

($ in thousands)                                               December 31
-----------------------------------------------------------------------------------
                                                             2000           1999
-----------------------------------------------------------------------------------
Federal funds purchased .............................  $  758,025     $  552,275
Securities sold under agreements to repurchase ......     497,334        475,416
Federal Reserve Bank treasury, tax and loan account..      55,091         74,999
Trading account liabilities .........................          65           --
-----------------------------------------------------------------------------------
     Total short-term borrowings .................     $1,310,515     $1,102,690
===================================================================================

        Federal funds purchased and securities sold under agreements to repurchase generally mature within one to 14 days from the transaction date. The Federal Reserve Bank treasury, tax and loan account is an open-ended note option with the Federal Reserve Bank of Atlanta. Trading account liabilities result from trading activity by the Company’s investment banking subsidiary. The following is a summary of pertinent data related to short-term borrowings.

($ in thousands)                                          December 31
-----------------------------------------------------------------------------------
                                                   2000         1999         1998
-----------------------------------------------------------------------------------
Outstanding at December 31 ..............    $1,310,515   $1,102,690   $1,134,136
Maximum month-end outstandings ..........    $1,583,381   $1,301,423   $1,134,136
Average daily outstandings ..............    $1,266,792   $1,086,547   $  790,890
Average rate during the year ............          6.2%         4.9%         5.1%
Average rate at year end ................          6.3%         4.9%         5.0%
===================================================================================

9 | FEDERAL HOME LOAN BANK ADVANCES

         The following is a summary of Federal Home Loan Bank (FHLB) advances.

($ in thousands)                                                December 31
-----------------------------------------------------------------------------------
                                                             2000           1999
-----------------------------------------------------------------------------------
Federal Home Loan Bank callable advances .........     $  400,000     $  400,000
Federal Home Loan Bank long-term advances ........        643,996        444,849
-----------------------------------------------------------------------------------
     Total Federal Home Loan Bank advances .......     $1,043,996     $  844,849
===================================================================================

        The FHLB advances are secured by the Company’s investment in FHLB stock, which totaled $53,924,000 and $48,972,000 at December 31, 2000 and 1999, respectively, and also by a blanket floating lien on portions of the Company’s residential mortgage loan portfolio.

        The FHLB callable advances require monthly interest payments. An advance in the amount of $200,000,000 matures in 2004, accrues interest at a rate of 5.65%, and is callable at quarterly intervals which begin in September 2001. Another $200,000,000 advance matures in 2008, accrues interest at a rate of 5.28%, and is callable at quarterly intervals which begin in June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The FHLB long-term advances include advances of $303,996,000 which accrue interest at fixed contractual rates of 4.61% to 8.36%, and advances of $340,000,000 which accrue interest at variable rates. The variable rate advances had rates ranging from 6.36% to 6.83% at December 31, 2000. The average rate on these advances during 2000 was 6.51%. The long-term advances are due in monthly installments of approximately $3,448,000, including interest, and are scheduled to amortize through various dates between 2001 and 2015. However, should the residential mortgage loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

        Maturities of FHLB advances are as follows: 2001 - $301,014,000; 2002 - $40,741,000; 2003 - $429,000; 2004 - $200,369,000; 2005 - $300,704,000; and thereafter - $200,739,000.

10 | OTHER ASSETS AND OTHER LIABILITIES

         The following are summaries of other assets and other liabilities.

($ in thousands)                                                             December 31
------------------------------------------------------------------------------------------------
                                                                          2000           1999
------------------------------------------------------------------------------------------------
Other assets:
     Accrued interest receivable ..............................     $  112,486     $   96,907
     Foreclosed assets and excess bank-owned property..........          6,853         11,907
     Deferred income taxes ....................................         41,431         73,277
     Goodwill, net ............................................        219,780        194,217
     Core deposit intangibles, net ............................         14,626         17,170
     Trust intangibles, net ...................................         12,041         15,007
     Insurance expirations, net ...............................          3,158           --
     Mortgage servicing rights, net ...........................         55,321         45,746
     Other ....................................................         85,311         72,821
------------------------------------------------------------------------------------------------
          Total other assets ..................................     $  551,007     $  527,052
================================================================================================

Other liabilities:
     Accrued interest payable .................................     $   40,096     $   39,711
     Trade accounts payable and accrued liabilities............         64,776         52,408
     Reserve for future rental payments under sale/leaseback...         16,594         18,270
     Other ....................................................         49,640         24,725
------------------------------------------------------------------------------------------------
          Total other liabilities .............................     $  171,106     $  135,114
================================================================================================

        Amortization expense relating to goodwill totaled $11,839,000, $9,840,000 and $8,591,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Accumulated amortization relating to goodwill at December 31, 2000 and 1999 totaled $60,611,000 and $54,338,000, respectively. Amortization expense relating to core deposit intangibles totaled $5,674,000, $5,197,000 and $3,847,000 in 2000, 1999 and 1998, respectively. Accumulated amortization relating to core deposit intangibles totaled $21,526,000 and $15,852,000 at December 31, 2000 and 1999, respectively. Amortization expense relating to trust intangibles totaled $2,966,000 and $2,052,000 in 2000 and 1999, respectively. Accumulated amortization relating to trust intangibles totaled $5,018,000 and $2,052,000 at December 31, 2000 and 1999. Amortization expense relating to insurance expirations totaled $126,000 in 2000. Accumulated amortization relating to insurance expirations totaled $126,000 at December 31, 2000.

        Mortgage servicing rights of $19,144,000 and $23,452,000 were added during the years ended December 31, 2000 and 1999, respectively. Amortization expense related to mortgage servicing rights totaled $6,914,000, $6,674,000, and $3,900,000 for 2000, 1999 and 1998, respectively. A valuation reserve in the amount of $800,000 was established in 1998. There was no activity in the valuation reserve during 1999 and $2,200,000 was added to the valuation reserve in 2000.

11 | PREFERRED AND COMMON STOCK

        The Company has authorized 100,000,000 shares of no par value preferred stock. At December 31, 2000 and 1999, 1,739,000 and 2,000,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock), respectively, were issued and outstanding. The Series A Preferred Stock is nonconvertible, with a $50 per-share liquidation preference and a 6.9% annual dividend through October 1, 2001, payable on the first business day of each calendar quarter. Beginning October 1, 2001, the dividend rate is adjustable but will not be less than 7.4% nor greater than 13.4% per annum. The Series A Preferred Stock qualifies as Tier 1 capital for regulatory purposes and is redeemable at Hibernia’s option (with prior Federal Reserve Board approval) at any time after October 1, 2001. With prior Federal Reserve Board approval, the Company redeemed 261,000 shares during 2000, at a redemption price of approximately $49 per share for a total cost of $12,798,000. The total redemption discount of $252,000 was included in surplus at December 31, 2000.

        The Company has authorized 300,000,000 shares of no par value Class A Common Stock. At December 31, 2000, 161,014,058 shares were issued and 157,729,338 shares were outstanding. At December 31, 1999, 160,324,729 shares were issued and outstanding. The Company held 3,284,720 shares of Class A Common Stock in treasury at December 31, 2000. In April 2000, the Company’s Board of Directors authorized the buyback of up to 7,500,000 shares of common stock over the following twelve month period. During 2000, the Company repurchased 3,268,400 shares of common stock under the buyback program at a total cost of $35,677,000.

        As partial consideration in the acquisition of the Rosenthal Agency on July 6, 2000 (see Note 2), the Company issued 790,888 common stock purchase warrants recorded at a fair value of $2,000,000. Each warrant is convertible into one share of Class A Common Stock at an exercise price of $13.12 per share. The warrants become exercisable July 7, 2003 and expire July 6, 2005.

12 | EMPLOYEE BENEFIT PLANS

        The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Employees contribute a portion of their compensation with the Company matching 100% of the first 5%. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. At December 31, 2000, the RSP owned approximately 3,768,000 shares of Hibernia Class A Common Stock. The Company’s contributions to the RSP totaled $6,401,000 in 2000, $5,627,000 in 1999 and $5,511,000 in 1998.

        The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $35,469,000, $24,371,000 and $25,732,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

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

        A new performance share awards plan (1998-2000 Plan) was established for the three-year period from January 1, 1998 through December 31, 2000. The structure of the 1998-2000 Plan was similar to that of the 1995-1997 Plan. Compensation expense of $8,000,000 was recorded in 1998 relating to the 1998-2000 Plan and reversed in 1999. The reversal resulted from the failure to meet certain requirements necessary to achieve a payout under the plan, and accordingly, no expense relating to this plan was recorded in 2000.

13 |  EMPLOYEE STOCK OWNERSHIP PLAN

        During 1995, the Company instituted an internally-leveraged employee stock ownership plan (ESOP) in which substantially all employees participate. The ESOP owned approximately 3,872,000 and 3,874,000 shares of Hibernia Class A Common Stock at December 31, 2000 and 1999, respectively. The outstanding debt obligation of the ESOP totaled $30,937,000 and $34,686,000 at December 31, 2000 and 1999, respectively. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors, but at least equal to the ESOP’s minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 2000, 1999 and 1998 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees.

        The debt of the ESOP is recorded as debt of the Parent Company, and the shares pledged as collateral are reported as unearned compensation in equity. Hibernia National Bank’s loan asset and the Parent Company’s debt liability are eliminated in consolidation. As shares are committed to be released, the Company reports compensation expense equal to the current market value of the shares, and the shares become outstanding for net income per common share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest by the Parent Company.

        Compensation expense of $3,570,000, $2,763,000 and $4,224,000 relating to the ESOP was recorded during 2000, 1999 and 1998, respectively. The ESOP held 1,459,000 and 1,151,000 allocated shares and 2,413,000 and 2,723,000 suspense shares at December 31, 2000 and 1999, respectively. The fair value of the suspense shares at December 31, 2000 and 1999 was $30,762,000 and $28,929,000, respectively.

14 |  STOCK OPTIONS

         SFAS No. 123, "Accounting for Stock-Based Compensation," defines financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees and directors receive shares of stock or other equity instruments of the company, or the company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income, net income per common share and net income per common share - assuming dilution as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The Company’s stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. Options granted to non-employee directors upon inception of service as a director and certain options granted to directors who retire as employees vest in six months. Until October 1997, those options were granted under the 1987 Stock Option Plan; after October 1997, those options are granted under the 1993 Directors’ Stock Option Plan. Other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant.

        Options granted to employees and directors, other than certain options granted to a former chief executive officer, become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted unless the holder leaves the employ of the Company other than through retirement, death or disability, in which case the options expire at the date of termination. Options granted under the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally expire 10 years from the date of grant unless the holder dies, retires, becomes permanently disabled or leaves the employ of the Company, at which time the options expire at various times ranging from 90 days to 12 months. All options vest immediately upon a change of control of the Company.

        The following summarizes the option activity in the plans during 2000, 1999 and 1998. During 1997, the 1987 Stock Option Plan was terminated; therefore, there are no shares available for grant under this plan. The termination did not impact options outstanding under the 1987 Stock Option Plan.

                                                                                                          Weighted-
                                                                                                            Average
                                                                                                           Exercise
                                                               Incentive  Non-Qualified          Total        Price
---------------------------------------------------------------------------------------------------------------------
1987 Stock Option Plan:
Outstanding, December 31, 1997 ...........................       141,803      1,241,739      1,383,542    $    7.10
     Canceled ............................................          --          (42,625)       (42,625)       16.45
     Exercised ...........................................       (91,640)       (19,777)      (111,417)        4.61
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ...........................        50,163      1,179,337      1,229,500         7.00
     Canceled ............................................          --          (86,876)       (86,876)       18.80
     Exercised ...........................................        (6,250)        (8,949)       (15,199)        6.05
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1999 ...........................        43,913      1,083,512      1,127,425         6.10
     Canceled ............................................          --           (2,000)        (2,000)       14.94
     Exercised ...........................................          --           (2,233)        (2,233)        4.94
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2000 ...........................        43,913      1,079,279      1,123,192    $    6.09
=====================================================================================================================
Exercisable, December 31, 2000 ...........................        43,913      1,079,279      1,123,192    $    6.09
=====================================================================================================================

Long-Term Incentive Plan:
Outstanding, December 31, 1997 ...........................        12,598      5,736,012      5,748,610    $    9.65
     Granted (weighted-average fair value $5.59 per share)          --        1,919,684      1,919,684        18.35
     Canceled ............................................          --         (222,819)      (222,819)       13.81
     Exercised ...........................................          --         (366,728)      (366,728)        7.99
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ...........................        12,598      7,066,149      7,078,747        11.97
     Granted (weighted-average fair value $4.49 per share)          --        2,411,175      2,411,175        15.95
     Canceled ............................................          --         (260,788)      (260,788)       16.29
     Exercised ...........................................          --         (407,062)      (407,062)        8.40
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1999 ...........................        12,598      8,809,474      8,822,072        13.09
     Granted (weighted-average fair value $2.33 per share)          --        2,890,335      2,890,335        10.04
     Canceled ............................................          --         (513,057)      (513,057)       13.66
     Exercised ...........................................          --         (206,218)      (206,218)        8.03
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2000 ...........................        12,598     10,980,534     10,993,132    $   12.36
=====================================================================================================================
Exercisable, December 31, 2000 ...........................        12,598      5,077,187      5,089,785    $   11.06
=====================================================================================================================
Available for Grant, December 31, 2000 ...................                                   1,116,662
=====================================================================================================================

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1997 ...........................          --          290,000        290,000    $    9.70
     Granted (weighted-average fair value $7.14 per share)          --           75,000         75,000        21.57
     Canceled ............................................          --          (10,000)       (10,000)       17.36
     Exercised ...........................................          --          (20,000)       (20,000)        8.44
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1998 ...........................          --          335,000        335,000        12.21
     Granted (weighted-average fair value $3.45 per share)          --           80,000         80,000        12.90
     Canceled ............................................          --           (5,000)        (5,000)       21.72
     Exercised ...........................................          --          (40,000)       (40,000)        9.79
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 1999 ...........................          --          370,000        370,000        12.49
     Granted (weighted-average fair value $2.42 per share)          --           60,000         60,000        10.38
---------------------------------------------------------------------------------------------------------------------
Outstanding, December 31, 2000 ...........................          --          430,000        430,000    $   12.20
=====================================================================================================================
Exercisable, December 31, 2000 ...........................          --          273,750        273,750    $   11.59
=====================================================================================================================
Available for Grant, December 31, 2000 ...................                                     442,500
=====================================================================================================================

        In addition to the above option activity in the plans, 112,814, 82,346 and 484,915 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 2000, 1999 and 1998, respectively.

        The following table presents the weighted-average remaining life as of December 31, 2000 for options outstanding for the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan within the stated exercise price ranges.

                                               Outstanding                       Exercisable
                                   -------------------------------------   -----------------------
                                                Weighted-     Weighted-                Weighted-
                                                  Average       Average                  Average
                                        Number   Exercise     Remaining         Number  Exercise
Exercise Price Range Per Share      of Options      Price          Life     of Options     Price
--------------------------------------------------------------------------------------------------

1987 Stock Option Plan:
     $4.19 to $5.31 ..............     455,526   $   4.42    1.22 years        455,526   $  4.42
     $7.19 to $8.75 ..............     667,666   $   7.23    2.29 years        667,666   $  7.23
--------------------------------------------------------------------------------------------------

Long-Term Incentive Plan:
     $6.88 to $8.25 ..............   2,125,700   $   7.51    3.39 years      2,125,700   $  7.51
     $9.91 to $13.88 .............   5,165,299   $  10.96    7.53 years      2,137,252   $ 11.76
     $15.13 to $16.09 ............   2,066,550   $  16.09    8.08 years          6,850   $ 15.63
     $18.28 to $21.56 ............   1,635,583   $  18.37    7.08 years        819,983   $ 18.37
--------------------------------------------------------------------------------------------------

1993 Directors' Stock Option Plan:
     $7.31 to $8.13 ..............     115,000   $    7.83   3.45 years        115,000   $  7.83
     $10.38 to $13.00 ............     245,000   $   11.67   7.45 years        113,750   $ 11.68
     $17.00 to $21.72 ............      70,000   $   21.22   7.35 years         45,000   $ 20.95
==================================================================================================

        The following pro forma information was determined as if the Company had accounted for the stock options issued in 1995 and thereafter using the fair-value-based method as defined in SFAS No. 123. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 6.79%, 4.92%, and 5.66%; expected dividend yields of 4.82%, 2.66% and 1.95%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 32%, 29%, and 24%; and an expected life of the options of 10 years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

        For purposes of pro forma disclosures, the estimated fair value of the options granted in 1995 and thereafter is amortized to expense over the options’ vesting period. Since the Company’s options generally vest over a four-year period, the pro forma disclosures are not indicative of future amounts until SFAS No. 123 is applied to all outstanding, nonvested options.

($ in thousands, except per-share)                         Year Ended December 31
--------------------------------------------------------------------------------------------------------------
                                           2000                      1999                     1998
--------------------------------------------------------------------------------------------------------------
                                As Reported   Pro Forma    As Reported  Pro Forma   As Reported   Pro Forma
--------------------------------------------------------------------------------------------------------------
Net income ....................   $ 170,633   $ 165,937      $ 175,103  $ 170,348     $ 180,956   $ 177,268
Net income per common share ...   $    1.05   $    1.02      $    1.07  $    1.04     $    1.11   $    1.08
Net income per common share -
     assuming dilution ........   $    1.04   $    1.01      $    1.06  $    1.03     $    1.09   $    1.07
==============================================================================================================

15 |  LEASES

        The Company leases its headquarters, operations center and certain other office space, bank premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years.

        Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $14,582,000, $13,697,000 and $12,449,000 in 2000, 1999 and 1998, respectively.

        Minimum rental commitments for long-term operating leases are as follows: 2001 - $13,059,000; 2002 - $12,775,000; 2003 - $12,147,000; 2004 - $11,537,000; 2005 - $11,306,000; and thereafter - $32,722,000.

16 | OTHER OPERATING EXPENSE

         The following is a summary of other operating expense.

($ in thousands)                                    Year Ended December 31
-----------------------------------------------------------------------------------
                                                  2000         1999         1998
-----------------------------------------------------------------------------------
State taxes on equity ...................    $  13,707    $  12,115    $  11,237
Telecommunications ......................        8,922        9,844       11,259
Postage .................................        7,375        7,256        7,216
Loan collection expense .................        6,163        5,003        4,771
Professional fees .......................        5,894        7,371        6,755
Stationery and supplies .................        4,612        6,344        5,736
Regulatory expense ......................        4,225        3,061        2,867
Other ...................................       38,849       42,890       37,466
-----------------------------------------------------------------------------------
   Total other operating expense ........    $  89,747    $  93,884    $  87,307
===================================================================================

17 | INCOME TAXES

        Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The following is a summary of the components of income tax expense.

($ in thousands)                                              Year Ended December 31
-------------------------------------------------------------------------------------------
                                                          2000         1999         1998
-------------------------------------------------------------------------------------------
Current tax expense:
     Federal income tax .........................    $  80,433    $  90,089    $  89,035
     State income tax ...........................        7,402        6,963        6,181
-------------------------------------------------------------------------------------------
          Total current tax expense .............       87,835       97,052       95,216
-------------------------------------------------------------------------------------------
Deferred tax expense (benefit):
     Federal income tax .........................        4,048       (1,368)         670
-------------------------------------------------------------------------------------------
          Total deferred tax expense (benefit)...        4,048       (1,368)         670
-------------------------------------------------------------------------------------------
Income tax expense ..............................    $  91,883    $  95,684    $  95,886
===========================================================================================
Shareholders' equity:
     Change in accumulated other
              comprehensive income...............    $  28,776    $ (44,166)   $   6,609
===========================================================================================

         The following is a reconciliation of the federal statutory income tax rate to the Company's effective rate.

($ in thousands)                                                      Year Ended December 31
-------------------------------------------------------------------------------------------------------------------
                                                          2000                  1999             1998
-------------------------------------------------------------------------------------------------------------------
                                                      Amount     Rate      Amount    Rate      Amount    Rate
-------------------------------------------------------------------------------------------------------------------
Tax expense based on federal statutory rate.....   $  91,881     35.0%   $ 94,775    35.0%   $ 96,895    35.0%
Tax-exempt interest ............................      (5,951)    (2.3)     (6,634)   (2.5)     (6,543)   (2.4)
State income tax, net of federal benefit........       4,811      1.8       4,526     1.7       4,018     1.5
Goodwill .......................................       3,089      1.2       2,873     1.0       2,891     1.0
Other ..........................................      (1,947)    (0.7)        144     0.1      (1,375)   (0.5)
-------------------------------------------------------------------------------------------------------------------
     Income tax expense ........................   $  91,883     35.0%   $ 95,684    35.3%   $ 95,886    34.6%
===================================================================================================================

        Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities are detailed in the following table.

($ in thousands)                                                          December 31
---------------------------------------------------------------------------------------------
                                                                        2000          1999
---------------------------------------------------------------------------------------------
Deferred tax assets:
     Reserve for loan losses ....................................  $  62,389     $  54,625
     Sale/leaseback .............................................      5,116         6,116
     Loan fees ..................................................      3,992         4,126
     Accrued expenses ...........................................      8,503         9,071
     Deferred compensation ......................................      4,764         4,146
     Goodwill and other purchase accounting intangibles..........        408            --
     Net unrealized losses on securities available for sale......        366        29,142
     Other ......................................................      6,683         5,007
---------------------------------------------------------------------------------------------
          Total deferred tax assets .............................     92,221       112,233
---------------------------------------------------------------------------------------------
Deferred tax liabilities:
     Depreciation ...............................................     12,415        12,123
     Leasing ....................................................     11,440         4,549
     Mortgage servicing rights ..................................      7,476         6,525
     Goodwill and other purchase accounting intangibles..........         --         1,380
     Other ......................................................     19,459        14,379
---------------------------------------------------------------------------------------------
          Total deferred tax liabilities ........................     50,790        38,956
---------------------------------------------------------------------------------------------
          Deferred tax assets, net of deferred tax liabilities...  $  41,431     $  73,277
=============================================================================================

        Management assesses realizability of the net deferred tax asset based on the Company’s ability to first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

18 | NET INCOME PER COMMON SHARE DATA

        The following sets forth the computation of net income per common share and net income per common share - assuming dilution.

($ in thousands, except per-share data)                                    Year Ended December 31
------------------------------------------------------------------------------------------------------------
                                                                    2000            1999            1998
------------------------------------------------------------------------------------------------------------
Numerator:
     Net income ..........................................     $ 170,633       $ 175,103       $ 180,956
     Preferred stock dividends ...........................        (6,433)         (6,900)         (6,900)
------------------------------------------------------------------------------------------------------------
     Numerator for net income per common share............       164,200         168,203         174,056
     Effect of dilutive securities .......................            --              --              --
------------------------------------------------------------------------------------------------------------
     Numerator for net income per common
          share - assuming dilution ......................     $ 164,200       $ 168,203       $ 174,056
============================================================================================================
Denominator:
     Denominator for net income per common
          share (weighted-average shares outstanding).....   156,655,470     157,253,229     157,168,782
     Effect of dilutive securities:
          Stock options ..................................     1,196,116       1,548,018       2,410,838
          Purchase warrants ..............................            --              --              --
          Restricted stock awards ........................       168,785         100,775          35,850
------------------------------------------------------------------------------------------------------------
     Denominator for net income per common
          share - assuming dilution ......................   158,020,371     158,902,022     159,615,470
------------------------------------------------------------------------------------------------------------
Net income per common share ..............................     $    1.05       $    1.07       $    1.11
============================================================================================================
Net income per common share - assuming dilution...........     $    1.04       $    1.06       $    1.09
============================================================================================================

        The weighted-average shares outstanding exclude 2,621,757, 2,902,121 and 2,224,254 average common shares in 2000, 1999 and 1998, respectively, held by the Hibernia ESOP (see Note 13) which have not been committed to be released. The common shares issued in all mergers accounted for as poolings of interests consummated in 1999 and 1998 are considered to be outstanding as of the beginning of the earliest period presented.

        Options with an exercise price greater than the average market price of the Company’s Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share - assuming dilution. During 2000 there were 5,411,417 antidilutive options outstanding with exercise prices ranging from $11.38 to $21.72, during 1999 there were 4,014,750 antidilutive options outstanding with exercise prices ranging from $13.97 to $21.72 and during 1998 there were 269,076 antidilutive options outstanding with exercise prices ranging from $18.80 to $21.72.

19 |  COMPREHENSIVE INCOME

         The following is a summary of the components of other comprehensive income.

                                                                         Income Tax
                                                                Before      Expense          After
($ in thousands)                                          Income Taxes     (Benefit)  Income Taxes
----------------------------------------------------------------------------------------------------
Year ended December 31, 2000
----------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
 available for sale, net ................................    $  81,661    $  28,581      $  53,080
Reclassification adjustment for net (gains)
 losses realized in net income ..........................          558          195            363
----------------------------------------------------------------------------------------------------
          Other comprehensive income ....................    $  82,219    $  28,776      $  53,443
====================================================================================================

Year ended December 31, 1999
----------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
 available for sale, net ................................    $(124,472)   $ (43,552)     $ (80,920)
Reclassification adjustment for net (gains)
 losses realized in net income ..........................      (1,754)        (614)         (1,140)
----------------------------------------------------------------------------------------------------
          Other comprehensive income ....................    $(126,226)   $ (44,166)     $ (82,060)
====================================================================================================

Year ended December 31, 1998
----------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
 available for sale, net ................................    $  18,278    $   6,313      $  11,965
Reclassification adjustment for net (gains)
 losses realized in net income ..........................          847          296            551
----------------------------------------------------------------------------------------------------
          Other comprehensive income ....................    $  19,125    $   6,609      $  12,516
====================================================================================================

20 |  RELATED-PARTY TRANSACTIONS

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

        Loans outstanding to related parties were $17,916,000 and $24,668,000 at December 31, 2000 and 1999, respectively. The change during 2000 reflects $36,739,000 in loan advances, $41,839,000 in loan payments and $1,652,000 of other decreases due to the change in status of those who are considered related parties. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.

        Securities sold to related parties under repurchase agreements amounted to $8,158,000 and $4,693,000 at December 31, 2000 and 1999, respectively.

21 | FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

        Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, including: core deposit intangibles, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The carrying amount of cash and cash equivalents, noninterest-bearing deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate agreements and other off-balance-sheet instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and Federal Home Loan Bank advances is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The estimated fair value of mortgage servicing rights is based on present values of estimated future cash flows. Mortgage servicing rights are valued on an individual loan basis, grouped in tranches stratifed by loan type, rate type (fixed vs. adjustable) and interest rate. The estimated fair value of commitments to extend credit and letters of credit and financial guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

        Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

        Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses which totaled $178,253,000 and $156,072,000 at December 31, 2000 and 1999, respectively.

        The fair value estimates presented are based on information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

($ in thousands)                                                                    December 31
--------------------------------------------------------------------------------------------------------------------------
                                                                         2000                          1999
--------------------------------------------------------------------------------------------------------------------------
                                                                Carrying          Fair        Carrying            Fair
                                                                  Amount         Value          Amount           Value
--------------------------------------------------------------------------------------------------------------------------
Assets
     Cash and cash equivalents ...........................   $   820,334    $   820,334    $   827,699     $   827,699
     Securities available for sale .......................   $ 2,686,988    $ 2,686,988    $ 2,660,322     $ 2,660,322
     Securities held to maturity .........................   $   361,872    $   356,211    $   300,525     $   297,072
     Mortgage loans held for sale ........................   $   123,671    $   124,400    $    92,704     $    92,951
     Commercial loans ....................................   $ 3,501,622    $ 3,509,632    $ 3,693,308     $ 3,711,726
     Small business loans ................................   $ 2,395,959    $ 2,395,010    $ 2,361,866     $ 2,381,764
     Consumer loans ......................................   $ 6,227,097    $ 6,165,144    $ 4,801,502     $ 4,854,143
     Mortgage servicing rights ...........................   $    55,321    $    68,926    $    45,746     $    62,618

Liabilities
     Noninterest-bearing deposits ........................   $ 2,243,044    $ 2,243,044    $ 2,085,322     $ 2,085,322
     Interest-bearing deposits ...........................   $10,449,688    $10,454,291    $ 9,770,581     $ 9,781,759
     Short-term borrowings ...............................   $ 1,310,515    $ 1,310,515    $ 1,102,690     $ 1,102,690
     Federal Home Loan Bank advances .....................   $ 1,043,996    $ 1,039,702    $   844,849     $   848,150
===========================================================================================================================

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

        Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements.

        The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company’s reserve for loan losses. Management does not anticipate any material losses related to these instruments.

($ in thousands)                                                                   December 31
--------------------------------------------------------------------------------------------------------------------
                                                                         2000                        1999
--------------------------------------------------------------------------------------------------------------------
                                                                Contract         Fair       Contract        Fair
                                                                  Amount        Value         Amount       Value
--------------------------------------------------------------------------------------------------------------------
Commitments to extend credit .............................   $ 2,994,929    $ (25,564)   $ 3,519,620   $ (31,477)
Letters of credit and financial guarantees ...............   $   297,000    $  (2,217)   $   269,563   $  (2,003)
====================================================================================================================

        The Company maintains trading positions in a variety of derivative financial instruments. These trading activities are customer-oriented and, generally, matched trading positions are established to minimize risk to the Company. The credit exposure that results from derivative contracts held for trading purposes is limited to the gross positive fair value of derivative positions, which at December 31, 2000 and 1999 was $3,143,000 and $5,387,000, respectively. The Company manages the potential credit exposure through evaluation of the counterparty credit standing, collateral agreements and other contract provisions. The potential credit exposure from future market movements is estimated by using a statistical model that takes into consideration possible changes in interest rates over time.

        The amounts disclosed in the following table represent the end-of-period notional and estimated fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair value of those instruments during the year. Net trading gains recognized in earnings on derivative contracts outstanding were immaterial for all years presented.

($ in thousands)                             Notional Amount                    Fair Value             Average Fair Value
------------------------------------------------------------------------------------------------------------------------------
                                                December 31                    December 31          Year Ended December 31
------------------------------------------------------------------------------------------------------------------------------
                                             2000          1999            2000          1999           2000          1999
------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps:
     Assets .......................   $   204,583   $   259,650      $   2,672     $   5,370       $   2,324     $   3,181
     Liabilities ..................   $   204,583   $   239,650      $  (2,188)    $  (4,643)      $  (1,741)    $  (2,325)
Options, caps and floors held......   $     8,277   $       502      $     323     $      --       $     219     $      --
Options, caps and floors written...   $     8,277   $       502      $    (323)    $      (1)      $    (219)    $      (1)
Foreign exchange contracts:
     Purchased ....................   $     1,806   $       657      $     137     $     (11)      $     133     $      (6)
     Sold .........................   $     1,807   $       661      $    (131)    $      17       $    (128)    $      11
==============================================================================================================================

        The Company may enter into interest rate contracts in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into an interest rate contract. Notional principal amounts express the volume of these transactions, although the amounts potentially subject to credit and market risk are much smaller. No such interest rate contracts were entered into during 2000 or 1999. One interest rate swap with a notional amount of $125,000,000 at December 31, 1998 was entered into during 1998 as a hedge against a deposit relationship of the same maturity. The differential to be paid or received was accrued as interest rates changed and was recognized as an adjustment to interest expense on deposits. The related amount payable or receivable was included in other assets or other liabilities. This interest rate swap matured on January 4, 1999.

        The Company entered into limited foreign exchange contracts to manage its exposure to foreign currency changes for certain foreign currency denominated loans. These contracts had notional amounts of $11,481,000 and $14,748,000, an estimated negative fair value of $161,000 and an estimated positive fair value of $94,000 at December 31, 2000 and 1999, respectively.

        The Company also entered into forward sales contracts for its own account related to mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (including anticipated loan fundings) due to changes in market conditions. These contracts had notional amounts outstanding of $224,285,000 and $132,489,000 and an estimated negative fair value of $2,564,000 and an estimated positive fair value of $1,068,000 at December 31, 2000 and 1999, respectively.

22 |  REGULATORY MATTERS AND DIVIDEND RESTRICTIONS

        The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.

        As of December 31, 2000 and 1999, the most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Bank’s categories.

         The Company's and the Bank's actual capital amounts and ratios are presented in the following table.

($ in thousands)               Tier 1 Risk-Based Capital   Total Risk-Based Capital             Leverage
-----------------------------------------------------------------------------------------------------------------
                                       Amount    Ratio           Amount    Ratio            Amount    Ratio
-----------------------------------------------------------------------------------------------------------------
December 31, 2000
-----------------------------------------------------------------------------------------------------------------
     Hibernia Corporation .....   $ 1,230,725     9.69%     $ 1,389,796    10.94%      $ 1,230,725     7.65%
     Hibernia National Bank ...   $ 1,146,704     9.04%     $ 1,305,423    10.30%      $ 1,146,704     7.13%
=================================================================================================================

December 31, 1999
-----------------------------------------------------------------------------------------------------------------
     Hibernia Corporation .....   $ 1,203,242    10.21%     $ 1,350,708    11.46%      $ 1,203,242     8.11%
     Hibernia National Bank ...   $ 1,073,402     9.11%     $ 1,220,769    10.36%      $ 1,073,402     7.24%
=================================================================================================================

         Under current FRB regulations, the Bank may lend the Parent Company up to 10% of its capital and surplus.

         The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 2001, the Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $162,970,000, plus net retained profits earned in 2001 prior to the dividend declaration date.

        Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $10,712,000 in 2000 and $18,947,000 in 1999.

23 |  HIBERNIA CORPORATION

        The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

Balance Sheets
----------------------------------------------------------------------------------
($ in thousands)                                               December 31
----------------------------------------------------------------------------------
                                                             2000           1999
----------------------------------------------------------------------------------
Investment in bank subsidiary ....................     $1,366,330     $1,246,205
Investment in nonbank subsidiaries ...............         62,970         16,607
Other assets .....................................         95,336        149,333
----------------------------------------------------------------------------------
     Total assets ................................     $1,524,636     $1,412,145
==================================================================================
Other liabilities ................................     $   14,048     $    1,944
Debt (ESOP guarantee) ............................         30,937         34,686
Shareholders' equity .............................      1,479,651      1,375,515
----------------------------------------------------------------------------------
     Total liabilities and shareholders' equity ..     $1,524,636     $1,412,145
==================================================================================

        The Parent Company and certain of its nonbank subsidiaries engage in private equity investments. These investments, totaling $38,314,000 and $34,966,000 at December 31, 2000 and 1999, respectively, are primarily equity transactions, some of which contain minor debt features. At December 31, 1999, $7,000,000 of these investments were not in compliance with their contractual terms.

Income Statements
---------------------------------------------------------------------------------------------------
($ in thousands)                                                 Year Ended December 31
---------------------------------------------------------------------------------------------------
                                                                2000         1999         1998
---------------------------------------------------------------------------------------------------
Equity in undistributed net income of subsidiaries.....    $  66,823    $  96,087    $ 127,277
Dividends from subsidiaries ...........................      104,263       77,044       50,520
Other income ..........................................        7,014        9,384        3,804
Securities gains (losses), net ........................       (3,991)         364        3,778
---------------------------------------------------------------------------------------------------
     Total income .....................................      174,109      182,879      185,379
---------------------------------------------------------------------------------------------------
Interest expense ......................................           --           --           77
Other expense .........................................        3,186        7,183        2,829
---------------------------------------------------------------------------------------------------
     Total expense ....................................        3,186        7,183        2,906
---------------------------------------------------------------------------------------------------
Income before income taxes ............................      170,923      175,696      182,473
Income tax expense ....................................          290          593        1,517
---------------------------------------------------------------------------------------------------
Net income ............................................    $ 170,633    $ 175,103    $ 180,956
===================================================================================================

Statements of Cash Flows
---------------------------------------------------------------------------------------------------
($ in thousands)                                                   Year Ended December 31
---------------------------------------------------------------------------------------------------
                                                                2000         1999         1998
---------------------------------------------------------------------------------------------------
Operating activities
     Net income .......................................    $ 170,633    $ 175,103    $ 180,956
     Non-cash adjustment for equity in
          subsidiaries' undistributed net income.......      (66,823)     (96,087)    (127,277)
     Realized securities (gains) losses, net...........        3,991         (364)      (3,778)
     Other adjustments ................................       (2,243)       3,739        2,213
---------------------------------------------------------------------------------------------------
          Net cash provided by operating activities....      105,558       82,391       52,114
---------------------------------------------------------------------------------------------------
Investing activities
     Investment in subsidiaries .......................      (27,187)     (15,500)      (8,360)
     Purchases of securities available for sale........       (3,807)      (9,292)    (205,513)
     Proceeds from sales of securities
           available for sale..........................        2,008          603      206,697
     Other ............................................          496        4,455       (6,430)
---------------------------------------------------------------------------------------------------
          Net cash used by investing activities........      (28,490)     (19,734)     (13,606)
---------------------------------------------------------------------------------------------------
Financing activities
     Dividends paid ...................................      (83,453)     (75,022)     (64,428)
     Issuance of common stock .........................        2,031        6,168       14,027
     Redemption of preferred stock ....................      (12,798)          --           --
     Purchase of treasury stock .......................      (38,140)          --           --
     Other ............................................         --           (647)        (366)
---------------------------------------------------------------------------------------------------
          Net cash used by financing activities........     (132,360)     (69,501)     (50,767)
---------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents .................      (55,292)      (6,844)     (12,259)
Cash and cash equivalents at beginning of year.........      127,766      134,610      146,869
---------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year...............    $  72,474    $ 127,766    $ 134,610
===================================================================================================

24 | SEGMENT INFORMATION

        SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that is reported internally for evaluating segment performance and allocating resources to segments.

        The Company’s segment information is presented by line of business. Each line of business is a strategic unit that provides various products and services to groups of customers that have certain common characteristics. The reportable operating segments are Commercial Banking, Small Business Banking, Consumer Banking, and Investments and Public Funds. The Commercial Banking and Small Business Banking segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, factoring, treasury management, investment banking and private equity investments. The Commercial Banking segment provides products and services to larger business entities and the Small Business Banking segment provides products and services to mid-size and smaller business entities. The Consumer Banking segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage and insurance. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest rate risk, and liquidity and funding positions.

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

                                           Small                 Investments
                        Commercial      Business      Consumer    and Public                     Segment
($ in thousands)           Banking       Banking       Banking         Funds         Other         Total
-----------------------------------------------------------------------------------------------------------
December 31, 2000
-----------------------------------------------------------------------------------------------------------

Average loans .....    $ 3,595,100   $ 2,346,200   $ 5,537,500   $       900   $    25,000   $11,504,700
Average assets ....    $ 3,649,400   $ 2,352,600   $ 8,196,000   $ 3,204,700   $   699,600   $18,102,300
Average deposits...    $ 1,052,600   $ 1,733,900   $ 7,119,100   $ 1,871,400   $     8,200   $11,785,200
===========================================================================================================

December 31, 1999
-----------------------------------------------------------------------------------------------------------

Average loans .....    $ 3,844,400   $ 2,224,400   $ 4,353,900   $     1,300   $    31,800   $10,455,800
Average assets ....    $ 3,896,300   $ 2,228,700   $ 7,698,700   $ 3,005,000   $   659,900   $17,488,600
Average deposits...    $   824,400   $ 1,538,400   $ 6,694,600   $ 1,811,700   $    10,400   $10,879,500
===========================================================================================================

         The following table presents condensed income statements for each segment.

                                                  Small            Investments
                                  Commercial   Business   Consumer  and Public                Segment
($ in thousands)                     Banking    Banking    Banking       Funds      Other       Total
---------------------------------------------------------------------------------------------------------
Year ended December 31, 2000
---------------------------------------------------------------------------------------------------------
Net interest income .............   $127,624   $156,213   $313,993     $15,455   $  2,116    $615,401
Provision for loan losses .......     64,696     20,333     36,198          --       (577)    120,650
---------------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses...     62,928    135,880    277,795      15,455      2,693     494,751
---------------------------------------------------------------------------------------------------------
Noninterest income ..............     38,813     25,650    185,063       1,208      7,073     257,807
Noninterest expense .............     77,384     95,197    285,161       9,738     12,434     479,914
---------------------------------------------------------------------------------------------------------
Income before income taxes ......     24,357     66,333    177,697       6,925     (2,668)    272,644
Income tax expense ..............      8,525     23,217     62,194       2,424      3,877     100,237
---------------------------------------------------------------------------------------------------------
Net income ......................   $ 15,832   $ 43,116   $115,503     $ 4,501   $ (6,545)   $172,407
=========================================================================================================

Year ended December 31, 1999
---------------------------------------------------------------------------------------------------------
Net interest income .............   $125,600   $144,707   $262,858     $62,256   $ (5,674)   $589,747
Provision for loan losses .......     45,634     17,839     27,549          --     (3,222)     87,800
---------------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses...     79,966    126,868    235,309      62,256     (2,452)    501,947
---------------------------------------------------------------------------------------------------------
Noninterest income ..............     31,022     22,666    161,039       1,480      6,273     222,480
Noninterest expense .............     64,137     98,062    279,915       9,810     (8,119)    443,805
---------------------------------------------------------------------------------------------------------
Income before income taxes ......     46,851     51,472    116,433      53,926     11,940     280,622
Income tax expense ..............     16,398     18,015     40,752      18,874      8,706     102,745
---------------------------------------------------------------------------------------------------------
Net income ......................   $ 30,453   $ 33,457   $ 75,681     $35,052   $  3,234    $177,877
=========================================================================================================

Year ended December 31, 1998
---------------------------------------------------------------------------------------------------------
Net interest income .............   $122,327   $119,583   $252,498     $48,978   $  3,790    $547,176
Provision for loan losses .......     10,531      6,617     11,549          --     (1,471)     27,226
---------------------------------------------------------------------------------------------------------
Net interest income after
     provision for loan losses...    111,796    112,966    240,949      48,978      5,261     519,950
---------------------------------------------------------------------------------------------------------
Noninterest income ..............     22,899     18,941    137,665       6,927      5,198     191,630
Noninterest expense .............     62,736     85,979    269,037       9,332      1,702     428,786
---------------------------------------------------------------------------------------------------------
Income before income taxes ......     71,959     45,928    109,577      46,573      8,757     282,794
Income tax expense ..............     25,186     16,075     38,352      16,301      7,082     102,996
---------------------------------------------------------------------------------------------------------
Net income ......................   $ 46,773   $ 29,853   $ 71,225     $30,272   $  1,675    $179,798
=========================================================================================================

        Each segment’s balance sheet is adjusted to reflect its net funding position. Assets are increased if excess funds are provided; liabilities are increased if the funds are needed to support assets. Segment assets and deposits are decreased for cash items in process of collection, which are reclassified from assets to deposits.

        The Consumer Banking Segment contains an intangible asset related to certain mortgage servicing rights associated with loans originated and sold before January 1, 1995 and all loans originated and retained in the Company’s loan portfolio after origination. Noninterest income is adjusted for gains and fees associated with these mortgage servicing rights, and noninterest expense is adjusted for the amortization of these mortgage servicing rights. Generally accepted accounting principles do not allow the capitalization of these servicing rights; therefore, they are only recorded in the segment financial statements.

        Each segment’s net interest income includes an adjustment for match funding of the segment’s earning assets and liabilities. Match funding is calculated as the net interest income attributable to the various products of the segment and also indicates the historical interest rate risk taken by the entity as a whole. Interest income for tax-exempt loans is adjusted to a taxable-equivalent basis. Each segment is charged a provision for loan losses that is determined based on each loan’s risk rating or loan type. In addition, each reportable segment recognizes income tax assuming a 35% income tax rate. State income tax expense is included in the Other segment.

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

                                                                Average        Average        Average
($ in thousands)                                                  Loans         Assets       Deposits
----------------------------------------------------------------------------------------------------------
December 31, 2000
----------------------------------------------------------------------------------------------------------
Segment total ............................................   $11,504,700   $ 18,102,300    $11,785,200
Excess funds invested ....................................            --     (2,534,500)            --
Mortgage servicing rights ................................            --        (23,500)            --
Reclassification of cash items in process of collection...            --        309,900        309,900
----------------------------------------------------------------------------------------------------------
Consolidated total .......................................   $11,504,700   $ 15,854,200    $12,095,100
==========================================================================================================

December 31, 1999
----------------------------------------------------------------------------------------------------------

Segment total ............................................   $10,455,800   $ 17,488,600    $10,879,500
Excess funds invested ....................................          --       (3,131,800)          --
Mortgage servicing rights ................................          --          (17,500)          --
Reclassification of cash items in process of collection...          --          297,700        297,700
----------------------------------------------------------------------------------------------------------
Consolidated total .......................................   $10,455,800   $ 14,637,000    $11,177,200
==========================================================================================================

                                                 Provision                               Income Tax
                                Net Interest      for Loan  Noninterest    Noninterest     Expense
($ in thousands)                      Income        Losses       Income        Expense    (Benefit)   Net Income
-------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000
-------------------------------------------------------------------------------------------------------------------
Segment total ...................   $615,401      $120,650     $257,807       $479,914     $100,237     $172,407
Taxable-equivalent adjustment....     (4,842)           --           --             --       (1,695)      (3,147)
Mortgage servicing rights .......         --            --       (9,122)        (3,836)      (1,850)      (3,436)
Income tax expense ..............         --            --           --             --       (4,809)       4,809
-------------------------------------------------------------------------------------------------------------------
Consolidated total ..............   $610,559      $120,650     $248,685       $476,078     $ 91,883     $170,633
===================================================================================================================

Year ended December 31, 1999
-------------------------------------------------------------------------------------------------------------------
Segment total ...................   $589,747      $ 87,800     $222,480       $443,805     $102,745     $177,877
Taxable-equivalent adjustment....     (4,942)           --           --             --       (1,730)      (3,212)
Mortgage servicing rights .......         --            --       (7,777)        (2,884)      (1,713)      (3,180)
Income tax expense ..............         --            --           --             --       (3,618)       3,618
-------------------------------------------------------------------------------------------------------------------
Consolidated total ..............   $584,805      $ 87,800     $214,703       $440,921     $ 95,684     $175,103
===================================================================================================================

Year ended December 31, 1998
-------------------------------------------------------------------------------------------------------------------
Segment total ...................   $547,176      $ 27,226      $191,630      $428,786     $102,996     $179,798
Taxable-equivalent adjustment....     (4,382)           --            --            --       (1,534)      (2,848)
Mortgage servicing rights .......         --            --        (4,201)       (2,631)        (550)      (1,020)
Income tax expense ..............         --            --            --            --       (5,026)       5,026
-------------------------------------------------------------------------------------------------------------------
Consolidated total ..............   $542,794      $ 27,226      $187,429      $426,155     $ 95,886     $180,956
===================================================================================================================

25 |  CONTINGENCIES

        The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.