Form 10-K, Exhibit 13
period 2001-12-31
HIBERNIA CORP
filed 2002-03-11
CIK 47288

EXHIBIT 13

HIBERNIA CORPORATION

CORPORATE OFFICES
313 Carondelet Street
New Orleans, LA 70130
504-533-3333

MAILING ADDRESS
P.O. Box 61540
New Orleans, LA 70161

ELECTRONIC ADDRESS
Internet: www.hibernia.com
E-mail: mailus@hibernia.com

SHAREHOLDER, EMPLOYEE DATA
(at December 31, 2001)
Shareholder's of record: 16,004
Full-time equivalent employees: 5,398

Hibernia Stock Price and Dividend Information
	2001			2000

			Cash			Cash
	Market Price (1)		Dividends	Market Price (1)		Dividends
	High	Low	Declared	High	Low	Declared

1st quarter	$14.70	$11.88	$.13	$10.69	$ 8.75	$.12
2nd quarter	$17.80	$13.34	$.13	$13.75	$10.00	$.12
3rd quarter	$19.23	$14.70	$.13	$13.13	$10.89	$.12
4th quarter	$17.93	$14.49	$.14	$12.88	$10.94	$.13

(1)NYSE closing price.

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
     www.melloninvestor.com

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
Once enrolled, shareholders may purchase new shares directly from the Company through reinvested dividends, optional cash purchases or both—an economical, convenient way to increase Hibernia holdings. For more information, call 800-814-0305.

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
        For fax access to news releases, quarterly reports and dividend reinvestment details, call 800-207-9063.

DUPLICATE MAILINGS
Shareholders of record who receive more than one copy of this annual report can contact Mellon Investor Services at the address to the left and arrange to have their accounts consolidated.

FIVE-YEAR CONSOLIDATED SUMMARY OF INCOME AND SELECTED FINANCIAL DATA (1)

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31
($ in thousands, except per-share data)	2001	2000	1999	1998	1997

Interest income	$ 1,159,400	$ 1,217,319	$ 1,055,325	$ 977,728	$ 864,704
Interest expense	494,729	606,760	470,520	434,934	370,624

Net interest income	664,671	610,559	584,805	542,794	494,080
Provision for loan losses	97,250	120,650	87,800	27,226	3,433

Net interest income after
provision for loan losses	567,421	489,909	497,005	515,568	490,647

Noninterest income:
Noninterest income	327,045	252,606	214,271	181,530	153,677
Securities gains (losses), net	(8,921)	(3,921)	432	5,899	2,739

Noninterest income	318,124	248,685	214,703	187,429	156,416
Noninterest expense	548,295	476,078	440,921	426,155	418,879

Income before taxes	337,250	262,516	270,787	276,842	228,184
Income tax expense	118,452	91,883	95,684	95,886	80,289

Net income	$ 218,798	$ 170,633	$ 175,103	$ 180,956	$ 147,895

Net income applicable to common shareholders	$ 214,298	$ 164,200	$ 168,203	$ 174,056	$ 140,995

Per common share information: (2)
Net income	$ 1.37	$ 1.05	$ 1.07	$ 1.11	$ 0.90
Net income - assuming dilution	$ 1.35	$ 1.04	$ 1.06	$ 1.09	$ 0.89
Cash dividends declared	$ 0.53	$ 0.49	$ 0.435	$ 0.375	$ 0.33
Average shares outstanding (000s)	156,207	156,655	157,253	157,169	156,324
Average shares outstanding - assuming dilution (000s)	159,236	158,020	158,902	159,615	158,854
Dividend payout ratio	38.69%	46.67%	40.65%	33.78%	36.67%

Selected year-end balances (in millions)
Loans	$ 11,241.0	$ 12,124.7	$ 10,856.7	$ 9,907.2	$ 8,387.2
Deposits	12,953.1	12,692.7	11,855.9	10,892.6	10,103.0
Federal Home Loan Bank advances	1,043.0	1,044.0	844.8	806.3	507.6
Equity	1,559.8	1,479.7	1,375.5	1,344.6	1,220.4
Total assets	16,618.2	16,698.0	15,314.2	14,329.9	12,704.0

Selected average balances (in millions)
Loans	$ 11,622.8	$ 11,504.7	$ 10,455.8	$ 9,121.6	$ 7,496.9
Deposits	12,608.3	12,095.1	11,177.2	10,218.2	9,507.5
Federal Home Loan Bank advances	1,116.0	886.8	840.5	711.6	96.0
Equity	1,551.6	1,422.5	1,359.7	1,286.4	1,154.9
Total assets	16,478.4	15,854.2	14,637.0	13,212.8	11,537.6

Selected ratios
Net interest margin (taxable-equivalent)	4.39%	4.21%	4.38%	4.51%	4.73%
Return on assets	1.33%	1.08%	1.20%	1.37%	1.28%
Return on common equity	14.42%	12.35%	13.35%	14.67%	13.37%
Return on total equity	14.10%	12.00%	12.88%	14.07%	12.81%
Efficiency ratio	54.76%	54.49%	54.40%	57.93%	63.61%
Average equity/average assets	9.42%	8.97%	9.29%	9.74%	10.01%
Tier 1 risk-based capital ratio	10.14%	9.69%	10.21%	10.78%	11.26%
Total risk-based capital ratio	11.39%	10.94%	11.46%	11.98%	12.51%
Leverage ratio	8.14%	7.65%	8.11%	8.55%	8.61%

Cash-basis financial data (3)
Net income applicable to common shareholders	$ 230,328	$ 180,585	$ 182,144	$ 185,146	$ 152,972
Net income per common share (2)	$ 1.47	$ 1.15	$ 1.16	$ 1.18	$ 0.98
Net income per common share - assuming dilution (2)	$ 1.45	$ 1.14	$ 1.15	$ 1.16	$ 0.96
Return on assets	1.44%	1.19%	1.31%	1.47%	1.40%
Return on common equity	17.95%	16.04%	16.82%	17.91%	17.01%
Efficiency ratio	52.80%	52.15%	52.29%	56.24%	61.53%
Average equity/average assets	8.28%	7.79%	8.18%	8.68%	8.78%

(1) All financial information has been restated for mergers accounted for as poolings of interest. The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2) Dividends per common share are historical amounts. For a discussion of net income per common share computations refer to Note 19 of the consolidated financial statements - “Net Income Per Common Share Data.”
(3) Excluding amortization and balances of purchase accounting intangibles net of applicable taxes.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Management’s Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation (the “Company” or “Hibernia”) and its subsidiaries, principally Hibernia National Bank (the “Bank”). This discussion should be read in conjunction with the accompanying tables and consolidated financial statements.

2001 HIGHLIGHTS

•	Net income for 2001 totaled $218.8 million, a 28% increase compared to $170.6 million for 2000. Net income per common share for 2001 of $1.37 increased 30% compared to $1.05 for 2000, and net income per common share - assuming dilution was $1.35 for 2001, an increase of 30% compared to $1.04 for 2000.

•	Cash-basis net income in 2001 was $234.8 million ($1.47 per common share) compared to $187.0 million ($1.15 per common share) in 2000. Cash-basis net income excludes the effect of the amortization of purchase accounting intangibles.

•	Net interest income increased $54.1 million (9%) to $664.7 million in 2001 from $610.6 million in 2000. The net interest margin was 4.39% for 2001, compared to 4.21% for 2000. The increase in the margin was primarily the result of growth in interest-earning assets and rates on interest-bearing liabilities declining faster than yields on earning assets.

•	On a taxable-equivalent basis, excluding securities transactions, revenues for 2001 totaled $1,001.3 million, a $127.6 million (15%) increase from the 2000 level of $873.7 million. Excluding a net gain of $10.4 million from the securitization of indirect auto loans, revenues for 2001 totaled $990.9 million. Noninterest income, excluding securities transactions and the net gain on the indirect auto loan securitization, increased $64.0 million (25%) from 2000 to $316.7 million. Noninterest expense for 2001 totaled $548.3 million, an increase of $72.2 million (15%) from 2000.

•	Hibernia’s continued efforts to diversify the risk of the loan portfolio resulted in a decrease in loans of 7% from December 31, 2000, to $11.2 billion at December 31, 2001. The decrease in total loans is the result of a strategic decision to reduce the commercial portfolio, a securitization of approximately $600 million of indirect auto loans and an increase in the production and resulting sale of fixed-rate mortgage loans. Hibernia originated a record $4.5 billion mortgage loans in 2001, up from $2.1 billion in 2000.

•	Shared national credits totaled $873.4 million at December 31, 2001, down 31% from a year earlier. Shared national credits as a percentage of total loans were 7.8% at December 31, 2001, compared to 10.5% at December 31, 2000.

•	Deposits grew to $13.0 billion at December 31, 2001, a $260.4 million (2%) increase from December 31, 2000. Noninterest-bearing deposits grew to $2.5 billion at December 31, 2001, a $241.8 million increase (11%) from December 31, 2000.

•	The provision for loan losses in 2001 totaled $97.3 million compared to $120.7 million in 2000. The 2001 provision exceeded net charge-offs by $24.8 million.

•	Reserve coverage of total loans improved to 1.74% at December 31, 2001, compared to 1.47% a year earlier.

•	The nonperforming asset and nonperforming loan ratios improved to 0.69% and 0.63% , respectively, at December 31, 2001, compared to 0.73% and 0.68% a year earlier.

•	Capital remained strong at December 31, 2001, with a leverage ratio of 8.14% compared to 7.65% at December 31, 2000. In October 2001, the Company redeemed its Series A Fixed/Adjustable Rate Preferred Stock, totaling $87.0 million.

•	Return on assets and return on common equity ratios improved to 1.33% and 14.42%, respectively, for the year ended December 31, 2001, compared to 1.08% and 12.35% for the prior year.

•	Cash dividends per common share for 2001 increased to $.53, or 8% higher than the 2000 cash dividend of $.49 per common share and 22% higher than the 1999 cash dividend of $.435 per common share. The dividend payout ratios for 2001, 2000 and 1999 were 38.7%, 46.7% and 40.7%, respectively.

•	Hibernia’s common stock price experienced a 40% increase during 2001, closing at $17.79 per share at December 31, 2001, compared to $12.75 per share at December 31, 2000.

CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	2001			2000

(Average balances $ in millions,	Average			Average
interest $ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Commercial loans	$ 3,129.8	$ 225,403	7.20%	$ 3,608.9	$ 322,037	8.92%
Small business loans	2,459.5	218,336	8.88	2,365.5	222,740	9.42
Consumer loans	6,033.5	504,267	8.36	5,530.3	468,728	8.48

Total loans(2)	11,622.8	948,006	8.16	11,504.7	1,013,505	8.81

Securities available for sale	2,882.3	172,358	5.98	2,686.4	177,997	6.63
Securities held to maturity	316.6	19,139	6.04	356.3	22,087	6.20

Total securities	3,198.9	191,497	5.99	3,042.7	200,084	6.58

Short-term investments	232.6	9,026	3.88	114.6	7,252	6.33
Mortgage loans held for sale	311.2	20,449	6.57	90.9	6,999	7.70

Total interest-earning assets	15,365.5	$ 1,168,978	7.61%	14,752.9	$ 1,227,840	8.32%

Reserve for loan losses	(182.1)			(163.2)
Noninterest-earning assets:
Cash and due from banks	516.2			493.8
Other assets	778.8			770.7

Total noninterest-earning assets	1,295.0			1,264.5

Total assets	$ 16,478.4			$ 15,854.2

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 355.7	$ 8,442	2.37%	$ 306.4	$ 11,628	3.80%
Money market deposit accounts	2,272.4	48,082	2.12	2,160.3	62,189	2.88
Savings accounts	2,514.6	77,162	3.07	2,115.7	95,648	4.52
Other consumer time deposits	2,784.9	144,793	5.20	2,931.8	157,499	5.37
Public fund certificates of deposit
of $100,000 or more	830.8	38,729	4.66	943.6	57,438	6.09
Certificates of deposit
of $100,000 or more	1,044.7	58,919	5.64	1,133.4	68,325	6.03
Foreign time deposits	583.3	20,741	3.56	413.4	24,500	5.93

Total interest-bearing deposits	10,386.4	396,868	3.82	10,004.6	477,227	4.77

Short-term borrowings:
Federal funds purchased	362.5	17,940	4.95	733.9	47,209	6.43
Repurchase agreements	586.0	20,893	3.57	532.8	31,058	5.83
Federal Home Loan Bank advances	1,116.0	59,028	5.29	886.8	51,266	5.78

Total interest-bearing liabilities	12,450.9	$ 494,729	3.97%	12,158.1	$ 606,760	4.99%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,221.9			2,090.5
Other liabilities	254.0			183.1

Total noninterest-bearing liabilities	2,475.9			2,273.6

Total shareholders' equity	1,551.6			1,422.5

Total liabilities and
shareholders' equity	$ 16,478.4			$ 15,854.2

Spread and Net Yield
Interest rate spread			3.64%			3.33%
Cost of funds supporting interest-earning assets			3.22%			4.11%
Net interest income/margin		$ 674,249	4.39%		$ 621,080	4.21%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	1999			1998

(Average balances $ in millions,	Average			Average
interest $ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Commercial loans	$ 3,863.7	$ 306,945	7.94%	$ 3,501.9	$ 296,427	8.46%
Small business loans	2,238.8	199,326	8.90	1,962.2	180,726	9.21
Consumer loans	4,353.3	360,981	8.29	3,657.5	310,168	8.48

Total loans(2)	10,455.8	867,252	8.29	9,121.6	787,321	8.63

Securities available for sale	2,741.2	174,755	6.38	2,720.1	173,410	6.38
Securities held to maturity	31.5	1,908	6.06	-	-	-

Total securities	2,772.7	176,663	6.37	2,720.1	173,410	6.38

Short-term investments	232.5	11,928	5.13	257.1	15,036	5.85
Mortgage loans held for sale	167.2	10,962	6.55	199.5	13,273	6.65

Total interest-earning assets	13,628.2	$ 1,066,805	7.83%	12,298.3	$ 989,040	8.04%

Reserve for loan losses	(147.9)			(126.3)
Noninterest-earning assets:
Cash and due from banks	492.5			452.2
Other assets	664.2			588.6

Total noninterest-earning assets	1,156.7			1,040.8

Total assets	$ 14,637.0			$ 13,212.8

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 349.2	$ 9,182	2.63%	$ 335.6	$ 11,146	3.32%
Money market deposit accounts	2,073.3	50,083	2.42	2,031.8	51,701	2.54
Savings accounts	1,688.0	62,292	3.69	1,117.4	35,891	3.21
Other consumer time deposits	2,948.3	144,427	4.90	3,049.1	158,549	5.20
Public fund certificates of deposit
of $100,000 or more	1,051.8	51,771	4.92	1,005.0	53,734	5.35
Certificates of deposit
of $100,000 or more	745.7	38,823	5.21	611.7	32,398	5.30
Foreign time deposits	308.5	14,266	4.62	226.7	11,423	5.04

Total interest-bearing deposits	9,164.8	370,844	4.05	8,377.3	354,842	4.24

Short-term borrowings:
Federal funds purchased	628.8	31,824	5.06	395.2	21,304	5.39
Repurchase agreements	457.7	20,932	4.57	395.7	18,934	4.78
Federal Home Loan Bank advances	840.5	46,920	5.58	711.6	39,854	5.60

Total interest-bearing liabilities	11,091.8	$ 470,520	4.24%	9,879.8	$ 434,934	4.40%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,012.4			1,840.9
Other liabilities	173.1			205.7

Total noninterest-bearing liabilities	2,185.5			2,046.6

Total shareholders' equity	1,359.7			1,286.4

Total liabilities and
shareholders' equity	$ 14,637.0			$ 13,212.8

Spread and Net Yield
Interest rate spread			3.59%			3.64%
Cost of funds supporting interest-earning assets			3.45%			3.53%
Net interest income/margin		$ 596,285	4.38%		$ 554,106	4.51%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

				5-Year
HIBERNIA CORPORATION AND SUBSIDIARIES				Compound

Taxable-equivalent basis (1)	1997			Growth Rate

(Average balances $ in millions,	Average			For Average
interest $ in thousands)	Balance	Interest	Rate	Balances

Assets
Interest-earning assets:
Commercial loans	$ 2,652.6	$ 233,445	8.80%	6.5%
Small business loans	1,756.4	167,831	9.56	16.9
Consumer loans	3,087.9	267,722	8.67	18.1

Total loans(2)	7,496.9	668,998	8.92	14.0

Securities available for sale	2,788.7	184,496	6.62	0.9
Securities held to maturity	-	-	-	-

Total securities	2,788.7	184,496	6.62	3.0

Short-term investments	317.7	17,703	5.57	(2.1)
Mortgage loans held for sale	63.8	4,281	6.71	-

Total interest-earning assets	10,667.1	$ 875,478	8.21%	11.2

Reserve for loan losses	(136.5)			2.4
Noninterest-earning assets:
Cash and due from banks	449.2			5.5
Other assets	557.8			11.6

Total noninterest-earning assets	1,007.0			8.9

Total assets	$ 11,537.6			11.1%

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 511.7	$ 14,150	2.77%	(6.4)%
Money market deposit accounts	1,804.3	46,570	2.58	6.5
Savings accounts	806.4	23,339	2.89	38.0
Other consumer time deposits	3,061.2	160,163	5.23	0.3
Public fund certificates of deposit
of $100,000 or more	1,027.2	56,459	5.50	(2.3)
Certificates of deposit
of $100,000 or more	531.6	27,796	5.23	20.4
Foreign time deposits	98.2	5,204	5.30	69.4

Total interest-bearing deposits	7,840.6	333,681	4.26	8.9

Short-term borrowings:
Federal funds purchased	265.6	14,558	5.48	47.9
Repurchase agreements	340.5	16,631	4.88	15.8
Federal Home Loan Bank advances	96.0	5,754	6.00	103.2

Total interest-bearing liabilities	8,542.7	$ 370,624	4.34%	11.7

Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,666.9			8.8
Other liabilities	173.1			9.3

Total noninterest-bearing liabilities	1,840.0			8.8

Total shareholders' equity	1,154.9			9.9

Total liabilities and
shareholders' equity	$ 11,537.6			11.1%

Spread and Net Yield
Interest rate spread			3.87%
Cost of funds supporting interest-earning assets			3.48%
Net interest income/margin		$ 504,854	4.73%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

MERGER ACTIVITY

        The Company did not consummate any mergers in 2001. In 2000, Hibernia further broadened its range of financial products and services through the completion of mergers with Southcoast Capital, L.L.C. (Southcoast), a full-service investment banking firm, and the Rosenthal Agency (Rosenthal), Louisiana’s largest independent insurance broker. Southcoast provides equity research, institutional equity sales and trading services to large, institutional money managers and corporate finance services to middle-market companies in the Gulf South. Rosenthal offers property and casualty insurance and consulting services to a client base that includes specialty industries such as energy and marine, construction and bonding, transportation, real estate, wholesalers and auto dealerships. Additionally in 2000, the Company purchased the assets and assumed the liabilities of three East Texas banking offices from Compass Bank (the “Compass transaction”). These transactions were accounted for using the purchase method of accounting. In 1999, the Company completed a merger in East Texas which was accounted for as a pooling of interests and purchased the assets and assumed the liabilities of the Beaumont banking offices of Chase Bank of Texas, N.A. (the “Beaumont transaction”).

        The institutions with which the Company merged are collectively referred to as the “merged companies.” The merged company in the transaction accounted for as a pooling of interests is referred to as the “pooled company.” The merged companies in transactions accounted for as purchases are referred to as the “purchased companies.”

        All prior-year information has been restated to reflect the effect of mergers accounted for as poolings of interests. For all purchase transactions, the financial information of those institutions is combined with Hibernia as of and subsequent to consummation; therefore, certain items contained in this discussion are only comparable after excluding the effect of the purchased companies.

        Measures of financial performance subsequent to the purchase transactions are more relevant when comparing “cash-basis” results (i.e., before amortization of purchase accounting intangibles) because they are more indicative of cash flows, and thus the Company’s ability to support growth and pay dividends. The cash-basis measures of financial performance are presented in the Five-Year and Quarterly Consolidated Summary of Income and Selected Financial Data on pages 18 and 44.

FINANCIAL CONDITION

EARNING ASSETS

        Interest income from earning assets (primarily loans and securities) is the Company’s main source of income. Average earning assets totaled $15.4 billion in 2001, compared to $14.8 billion in 2000 and $13.6 billion in 1999. The increase of $612.6 million in average earning assets for 2001 compared to 2000 was due to growth spread among all areas. The increase of $1.1 billion in average earning assets for 2000 compared to 1999 was primarily in loans.

        Average loans as a percentage of average earning assets decreased to 75.6% in 2001 compared to 78.0% in 2000 and 76.7% in 1999. Average securities were 20.8% of average earning assets in 2001 compared to 20.6% in 2000 and 20.3% in 1999. The Company funded the 2001 increase in average earning assets primarily through growth in interest-bearing deposits of $381.8 million.

        Total earning assets at December 31, 2001, were $15.3 billion, down from $15.5 billion (1%) a year earlier. This change was primarily due to decreases in loans of $883.7 million (7%) and short-term investments of $138.8 million (75%), which were partially offset by increases in securities of $442.3 million (15%) and mortgage loans held for sale of $443.3 million (358%).

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

TABLE 1 | COMPOSITION OF LOAN PORTFOLIO
December 31 ($ in millions)		2001		2000

		Balance	Percent	Balance	Percent

Commercial:	Commercial and industrial	$ 1,084.7	9.6%	$ 1,387.9	11.4%
	Services industry	717.1	6.4	811.4	6.7
	Real estate	422.5	3.7	434.4	3.6
	Health care	265.3	2.4	295.3	2.4
	Transportation, communications and utilities	154.6	1.4	212.8	1.8
	Energy	235.1	2.1	265.7	2.2
	Other	83.1	0.7	94.1	0.8

	Total commercial	2,962.4	26.3	3,501.6	28.9

Small Business:	Commercial and industrial	775.9	6.9	755.7	6.2
	Services industry	632.0	5.6	594.3	4.9
	Real estate	422.8	3.8	402.9	3.3
	Health care	149.7	1.3	153.2	1.3
	Transportation, communications and utilities	106.7	1.0	95.8	0.8
	Energy	33.9	0.3	27.5	0.2
	Other	369.8	3.3	366.6	3.1

	Total small business	2,490.8	22.2	2,396.0	19.8

Consumer:	Residential mortgages:
	First mortgages	2,615.5	23.3	2,899.8	23.9
	Junior liens	500.1	4.4	409.2	3.4
	Indirect	1,535.6	13.7	1,863.7	15.3
	Revolving credit	518.5	4.6	448.7	3.7
	Other	618.1	5.5	605.7	5.0

	Total consumer	5,787.8	51.5	6,227.1	51.3

Total loans		$ 11,241.0	100.0%	$ 12,124.7	100.0%

        Average loans increased $118.1 million (1%) in 2001 and $1,048.9 million (10%) in 2000. Average loans remained relatively flat in 2001 compared to 2000 primarily due to efforts to diversify the risk of the portfolio, discussed in further detail below.

        Table 1 details Hibernia’s commercial and small business loans classified by repayment source and consumer loans classified by type. In 2001 commercial loans decreased $539.2 million (15%), small business loans increased $94.8 million (4%) and consumer loans decreased $439.3 million (7%). The portfolio mix was 26% commercial, 22% small business and 52% consumer at year-end 2001, compared to 29%, 20% and 51%, respectively, at year-end 2000.

        Commercial Loans. The change in the commercial portfolio was due to decreases in all industries, with the largest decreases in commercial and industrial, down $303.2 million (22%); the services industry, down $94.3 million (12%) and transportation, communications and utilities, down $58.2 million (27%).

        The decrease in commercial loans was primarily the result of a strategic decision to increase the granularity of the commercial portfolio and to refine the Company’s approach to participation in shared national credits. This strategy focuses on lending to customers which operate in its markets, particularly those which use other Company services, and on retaining a smaller piece of the credit relationship. Shared national credits totaled $873.4 million at December 31, 2001, down 31% from $1.3 billion a year earlier. A shared national credit is one that is shared by three or more banks and aggregates $20 million or more.

        Hibernia’s commercial loan portfolio remains well diversified across industries, as evidenced by the portfolio percentages presented in Table 1. Hibernia’s commercial loan portfolio does not contain significant exposure to foreign countries.

        Small Business Loans. Hibernia generally categorizes companies with revenues of less than $10 million as small businesses. The small business portfolio showed growth primarily in the services industry, up $37.7 million (6%); commercial and industrial, up $20.2 million (3%); real estate, up $20.0 million (5%) and transportation, communications and utilities, up $10.9 million (11%). The growth in the small business portfolio was impacted by slowing demand for loans as a result of a softening economy.

        Hibernia continues to be an industry leader in process efficiency and technology for small business lending. In 2002, Hibernia enters its tenth year of centralized underwriting and its ninth year using credit scoring models for loan decisioning. Automated decisioning and a new simplified suite of standardized products for loans $50,000 and less have been added to an already impressive list of innovations. These innovations include shortened application forms, an automated workflow system, paperless application processing and underwriting, credit file imaging, behavioral scoring and ongoing enhancements to the risk management data warehouse.

        Consumer Loans. The decrease in the consumer portfolio was primarily due to decreases in indirect, down $328.1 million (18%) and residential mortgages, down $193.4 million (6%), partially offset by an increase in revolving credit, up $69.8 million (16%).

        In the second quarter of 2001, the Company securitized and sold $592.2 million of indirect auto loans from its consumer portfolio. This transaction further diversified the loan portfolio and reduced short-term borrowings. Excluding the effect of this transaction, indirect loans would have increased 6% from December 31, 2000.

        Residential mortgage loans comprise more than half of the consumer loan portfolio. Through the innovative use of technology enhancements, such as Hibernia’s online mortgage-loan application, the mortgage process has become more streamlined, with less documentation and faster approvals. The favorable interest rate environment, along with these improvements, resulted in $4.5 billion in loan originations during 2001, compared to $2.1 billion in 2000. While the Company experienced a record volume of fundings, the majority of these loans were fixed-rate mortgages and were sold with servicing retained. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. At December 31, 2001, Hibernia serviced approximately $8.8 billion in residential mortgage loans.

        During 2001 and 2000, Hibernia securitized $305.2 million and $112.5 million, respectively, of its residential first mortgages through the Federal National Mortgage Association (FNMA). These portions of the consumer portfolio were securitized with recourse provisions, and reserves have been established to cover estimated losses. These transactions affect the categorization of individual line items on the balance sheet by reducing mortgage loans and increasing securities.

        In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Equity PrimeLineSM, an attractively priced line of credit secured by the customer’s residence.

        INVESTMENT SECURITIES. At the end of 2001, investment securities totaled $3.5 billion, an increase of $442.3 million, or 15%, from the end of 2000. Of total investment securities at December 31, 2001, 89% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund deposits. The composition of the investment securities portfolio is shown in Table 2.

        Securities Available for Sale. Average securities available for sale increased $195.9 million (7%) to $2.9 billion in 2001. This increase was primarily due to purchases of securities required to collateralize certain public fund deposits and repurchase agreements, as well as changes in unrealized gains (losses) reflecting the changing interest rate environment. The securitization of residential first mortgages in the first and second quarters of 2001 also contributed to this increase. Average securities available for sale decreased $54.8 million, or 2%, from 1999 to 2000.

        At December 31, 2001, the securities available for sale portfolio included $360.4 million of adjustable-rate securities, primarily mortgage-backed securities, which are tied to a cost-of-funds index. In much the same manner as Hibernia’s cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

TABLE 2 | COMPOSITION OF INVESTMENT SECURITIES
December 31 ($ in millions)		2001	2000	1999

Available for sale:	U.S. Treasuries	$ 37.8	$ 230.7	$ 277.0
	U.S. government agencies:
	Mortgage-backed securities	1,066.3	820.3	997.8
	Bonds	1,740.1	1,204.4	1,065.3
	Stocks	103.4	110.8	-
	States and political subdivisions	189.6	215.9	224.4
	Other	104.1	104.9	95.8

	Total available for sale	3,241.3	2,687.0	2,660.3

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	249.9	361.9	300.5

	Total held to maturity	249.9	361.9	300.5

Total investment securities		$ 3,491.2	$ 3,048.9	$ 2,960.8

        The average repricing period of securities available for sale at December 31, 2001, was 2.2 years, down from 5.1 years at December 31, 2000. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.

        Securities Held to Maturity. Average securities held to maturity totaled $316.6 million in 2001, down from $356.3 million in 2000.

        At December 31, 2001, the securities held to maturity portfolio included $209.9 million of adjustable-rate mortgage-backed securities which are tied to a cost-of-funds index. The average repricing period of securities held to maturity at December 31, 2001, was 2.8 years, down from 3.7 years at December 31, 2000.

        Maturities and yields of investment securities at year-end 2001 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

TABLE 3 | MATURITIES AND YIELDS OF INVESTMENT SECURITIES (1)
			Due after 1		Due after 5
	Due in 1 year		year through		years through		Due after
December 31, 2001 ($ in millions)	or less		5 years		10 years		10 years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for sale:
U.S. Treasuries	$ 3.1	6.67%	$ 3.0	6.50%	$ 31.7	3.19%	$ -	-%	$ 37.8	3.77%
U.S. government agencies:
Mortgage-backed securities	1.9	6.17	31.4	6.78	102.2	7.22	930.8	6.33	1,066.3	6.43
Bonds	480.5	1.83	154.1	5.41	292.1	6.01	813.4	5.73	1,740.1	4.68
Stocks	-	-	-	-	103.4	6.38	-	-	103.4	6.38
States and political subdivisions	12.3	7.70	50.1	7.66	25.6	7.95	101.6	8.20	189.6	7.29
Other	101.8	3.00	1.8	5.03	-	-	0.5	4.88	104.1	3.04

Total available for sale	$ 599.6	2.19%	$ 240.4	6.07%	$ 555.0	6.23%	$ 1,846.3	6.17%	$ 3,241.3	5.40%

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$ -	-%	$ 3.0	4.93%	$ -	-%	$ 246.9	6.14%	$ 249.9	6.12%

Total held to maturity	$ -	-%	$ 3.0	4.93%	$ -	-%	$ 246.9	6.14%	$ 249.9	6.12%

(1)Yield computations are presented on a taxable-equivalent basis using market values for securities available for sale, amortized cost for securities held to maturity and a statutory income tax rate of 35%.

         SHORT-TERM INVESTMENTS. Average short-term investments, primarily federal funds sold, securities purchased under agreements to resell (reverse repurchase agreements) and an interest-only strip receivable resulting from the previously mentioned indirect auto loan securitization, increased $118.0 million (103%) in 2001 to $232.6 million. This increase in short-term investments resulted primarily from an increase in federal funds sold and the addition of the interest-only strip receivable, partially offset by a decreased level of reverse repurchase agreements. The increase in federal funds sold is due to higher levels of cash resulting from the previously mentioned securitization and sale of indirect auto loans in the second quarter of 2001. Average short-term investments decreased $117.9 million (51%) in 2000 compared to 1999.

         At December 31, 2001, the Company held an additional $0.1 million of trading account assets resulting from activity in its investment banking subsidiary. The Company held a minimal amount of trading account assets at December 31, 2000. Trading gains and losses are included in other noninterest income. There were no material trading gains or losses for 2001, 2000 or 1999.

        MORTGAGE LOANS HELD FOR SALE. Mortgage loans held for sale are loans that have been originated and are pending securitization or sale in the secondary market. Average mortgage loans held for sale were $311.2 million in 2001, a $220.3 million (242%) increase from $90.9 million in 2000. Average mortgage loans held for sale in 2000 decreased $76.3 million (46%) from $167.2 million in 1999. As a result of changes in the interest rate environment, there was an increased demand for fixed-rate mortgages during 2001 compared to 2000. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans.

        Since mortgage warehouse loans are generally held in inventory for a short period of time (30 to 60 days), there may be significant differences between average and period-end balances. At year-end 2001, mortgage loans held for sale totaled $566.9 million compared to $123.7 million and $92.7 million in 2000 and 1999, respectively.

ASSET QUALITY

        Several key measures are used to evaluate and monitor the Company’s asset quality. These measures include the level of loan delinquencies; nonaccrual loans; restructured loans; charge-offs; and foreclosed assets and excess bank-owned property, in addition to their related ratios.

        Table 4 details loan delinquencies and delinquencies as a percentage of their related portfolio segment and in total for each of the past five years. Managed accruing, delinquent loans past due 30 days or more were $71.5 million, or 0.61% of total managed loans at December 31, 2001, down from $78.4 million, or 0.65% at December 31, 2000, and up from $49.6 million, or 0.46% at year-end 1999. The decrease in 2001 reflected declines in the commercial and small business portfolios partially offset by higher levels of delinquent loans in the consumer portfolio. Commercial delinquencies decreased to 0.25% at year-end 2001, down from 0.33% a year ago and up from 0.15% at year-end 1999. The small business loan delinquency ratio was 0.41% at December 31, 2001, down from 0.63% at December 31, 2000, and up from 0.34% at December 31, 1999. The managed consumer loan delinquency ratio increased to 0.87% at year-end 2001, up from 0.83% at year-end 2000 and 0.75% at the end of 1999. These increases primarily reflect the impact of slowing economic conditions in 2001 and growth in the managed indirect portfolio. The reduction in consumer delinquencies from 1997 to 1998 is primarily due to a change in the reporting methodology for mortgage loans from number of days past due to payment cycle date, a methodology utilized in the banking industry.

TABLE 4 | LOAN DELINQUENCIES
December 31 ($ in millions)	2001	2000	1999	1998	1997

Days past due:
30 to 89 days	$ 57.8	$ 69.5	$ 43.6	$ 52.6	$ 64.6
90 days or more	8.0	8.9	6.0	7.0	5.8

Total delinquencies	65.8	78.4	49.6	59.6	70.4
Securitized indirect auto delinquencies	5.7	-	-	-	-

Total managed delinquencies	$ 71.5	$ 78.4	$ 49.6	$ 59.6	$ 70.4

Total delinquencies as a percentage of loans:
Commercial	0.25%	0.33%	0.15%	0.27%	0.18%
Small business	0.41%	0.63%	0.34%	0.50%	0.80%
Consumer	0.84%	0.83%	0.75%	0.98%	1.47%
Total held loans	0.59%	0.65%	0.46%	0.60%	0.84%
Managed consumer	0.87%	0.83%	0.75%	0.98%	1.47%
Total managed loans	0.61%	0.65%	0.46%	0.60%	0.84%

        Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower). Nonperforming loans totaled $70.9 million at December 31, 2001, down from $82.0 million a year ago and $76.5 million in 1999. The decline was driven by a $31.6 million decrease in commercial nonperforming loans resulting primarily from sales and charge-offs. Commercial nonperforming loans comprised 40% of total nonperforming loans at December 31, 2001, down from 73% a year ago. However, small business and consumer nonperforming loans increased as a result of the slowing economic environment in 2001 which was exacerbated by terrorist activities. The majority of nonperforming consumer loans are residential mortgage loans on which no significant losses are expected. The composition of nonperforming loans, foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property, as well as certain key asset quality ratios for the past five years, are presented in Table 5.

TABLE 5 | NONPERFORMING ASSETS
($ in thousands)	2001	2000	1999	1998	1997

Nonaccrual loans:
Commercial	$ 28,361	$ 59,916	$ 51,620	$ 19,215	$ 5,282
Small business	31,448	16,005	18,329	17,694	11,762
Consumer	11,079	6,034	6,512	4,031	6,532

Total nonperforming loans	70,888	81,955	76,461	40,940	23,576

Foreclosed assets	5,782	4,267	7,710	10,762	3,056
Excess bank-owned property	1,482	2,586	4,197	2,648	2,360

Total nonperforming assets	$ 78,152	$ 88,808	$ 88,368	$ 54,350	$ 28,992

Reserve for loan losses	$ 195,766	$ 178,253	$ 156,072	$ 130,347	$ 126,557
Nonperforming loan ratio:
Commercial loans	0.96%	1.71%	1.40%	0.50%	0.17%
Small business loans	1.26%	0.67%	0.78%	0.85%	0.61%
Consumer loans	0.19%	0.10%	0.14%	0.10%	0.19%
Total loans	0.63%	0.68%	0.70%	0.41%	0.28%
Nonperforming asset ratio	0.69%	0.73%	0.81%	0.55%	0.35%
Reserve for loan losses as a
percentage of nonperforming loans	276.16%	217.50%	204.12%	318.39%	536.80%

        Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility.

        Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Specific reserves are established for impaired loans based on a review of the collectibility of the principal after considering any prior charge-offs. Included in nonaccrual loans are loans that are considered to be impaired under Statement of Financial Accounting Standards No. 114, totaling $59.8 million at December 31, 2001 and $76.0 million at December 31, 2000. These amounts included $49.7 million and $61.2 million, respectively, of impaired loans for which the related reserve for loan losses was $11.0 million and $13.2 million at December 31, 2001 and 2000, respectively. The remaining impaired loans did not require specific reserves. Impaired loans are included in nonaccrual loans in Table 5.

        In addition to the nonperforming loans discussed earlier, there are $91.2 million of loans which, in management’s opinion, are currently subject to potential future classification as nonperforming.

        Table 6 presents a summary of changes in nonperforming loans for 2001 by loan type (commercial real estate, other commercial, small business and consumer). Loans totaling $114.5 million were added during 2001, down from $130.8 million in 2000. The majority of these additions in both years related to the commercial loan portfolio. However, $36.3 million of small business loans were added in 2001, compared with $19.8 million in 2000. The additions to nonperforming loans in 2001 were offset by sales of $48.6 million and charge-offs of $37.0 million, which included the impact of the sale of several large credit relationships in the secondary market. Payments of $31.5 million also reduced nonperforming loans in 2001. Recoveries experienced on previously charged-off loans are reflected in the reserve for loan losses in Table 7 and are not a component of nonperforming loan activity.

TABLE 6 | SUMMARY OF NONPERFORMING LOAN ACTIVITY
	Commercial	Other	Small
($ in thousands)	Real Estate	Commercial	Business	Consumer	Total

Nonperforming loans at December 31, 2000	$ 115	$ 59,801	$ 16,005	$ 6,034	$ 81,955
Additions	5,070	58,956	36,260	14,228	114,514
Gross charge-offs	-	(29,361)	(7,578)	(86)	(37,025)
Transfers to foreclosed assets	-	(2,027)	(1,353)	(2,949)	(6,329)
Returned to performing status	-	-	(212)	(1,850)	(2,062)
Payments	-	(16,190)	(11,071)	(4,280)	(31,541)
Sales	-	(48,003)	(603)	(18)	(48,624)

Nonperforming loans at December 31, 2001	$ 5,185	$ 23,176	$ 31,448	$ 11,079	$ 70,888

        Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling costs, totaled $7.3 million at December 31, 2001, up from $6.9 million at December 31, 2000, and down from $11.9 million at December 31, 1999. The decrease in 2000 was primarily the result of sales of these nonperforming assets.

        Nonperforming assets as a percentage of total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 2001, the Company’s nonperforming asset ratio was 0.69% compared to 0.73% at year-end 2000 and 0.81% at year-end 1999.

        Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As shown in Table 7, net charge-offs totaled $72.4 million in 2001 compared to $98.9 million in 2000 and $64.9 million in 1999. Net charge-offs as a percentage of average loans were 0.62% in 2001 compared to 0.86% in 2000 and 0.62% in 1999. The decrease was principally due to the commercial loan portfolio which had a net charge-off ratio of 0.76% in 2001, down from 1.76% in 2000 and 1.06% in 1999. The commercial charge-offs primarily related to large syndicated loans, with a significant portion resulting from credits to borrowers with relatively higher levels of leverage. The small business net charge-off ratio increased to 0.70% in 2001, up from 0.48% in 2000 and 0.33% in 1999. The increase in 2001 was primarily due to the impact of the weaker economy. Small business net charge-offs in 1999 included several relatively large recoveries. The increase in the consumer loan net charge-off ratio to 0.52% in 2001 from 0.43% in 2000 was driven primarily by increases in the indirect portfolio. In addition, 1999 consumer net charge-offs included $0.7 million of recoveries related to the sale of a pool of charged-off loans, a majority of which related to the indirect portfolio.

RESERVE AND PROVISION FOR LOAN LOSSES

        The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded a $97.3 million provision for loan losses in 2001 compared to $120.7 million in 2000 and $87.8 million in 1999. While the provision remained at relatively high levels in 2001, it was down almost 20% from the prior year. The provision for loan losses for 2001 exceeded net charge-offs by $24.8 million. Table 7 presents an analysis of the activity in the reserve for loan losses for the past three years.

TABLE 7 | RESERVE FOR LOAN LOSSES ACTIVITY
Year Ended December 31 ($ in thousands)	2001	2000	1999

Balance at beginning of year	$ 178,253	$ 156,072	$ 130,347
Loans charged off:
Commercial	(29,982)	(65,750)	(46,195)
Small business	(21,796)	(15,337)	(12,134)
Consumer	(39,847)	(31,366)	(25,037)
Recoveries:
Commercial	6,203	2,182	5,303
Small business	4,564	3,929	4,835
Consumer	8,412	7,491	8,300

Net loans charged off	(72,446)	(98,851)	(64,928)
Provision for loan losses	97,250	120,650	87,800
Addition due to purchase transactions	-	450	3,035
Transfer due to securitizations	(7,291)	(68)	(182)

Balance at end of year	$ 195,766	$ 178,253	$ 156,072

Reserve for loan losses as a percentage of loans	1.74%	1.47%	1.44%
Net charge-offs as a percentage of average loans:
Commercial	0.76%	1.76%	1.06%
Small business	0.70%	0.48%	0.33%
Consumer	0.52%	0.43%	0.38%
Total loans	0.62%	0.86%	0.62%

        The reserve for loan losses is comprised of specific reserves (assessed for each loan that is reviewed for impairment or for which a probable loss has been identified), general reserves and an unallocated reserve.

        The Company continuously evaluates its reserve for loan losses to maintain an adequate level to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan’s initial effective interest rate, the observable market value of the loan or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical charge-offs, considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under-allocations of specific reserves. It also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, the unallocated reserve considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio also affect the unallocated reserve levels. The results of reviews performed by internal and external examiners are also considered.

        The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be dynamic and responsive to changes in actual and expected credit losses and general economic conditions. These changes are reflected in both the general and unallocated reserves. The historical loss ratios, which are key factors in this analysis, are updated quarterly and are weighted more heavily for recent charge-off experience. The review of reserve adequacy is performed by executive management and presented to the Board of Directors for its review, consideration and ratification.

        The composition of the loan portfolio reflected the previously discussed changes, including the decrease in the commercial portfolio which was driven by management’s strategy to continue to diversify risk in that portfolio. The loan portfolio composition was also impacted by growth in the consumer portfolio, primarily in the residential mortgage and indirect portfolios, offset by the previously discussed securitizations and sales. In addition, the residential mortgage portfolio was impacted by a high level of refinancing activity in 2001 which resulted in higher levels of fixed-rate loans – the majority of which are sold in the secondary market with servicing retained. The Company continued to proactively manage its problem loan exposure in 2001 as evidenced by the charge-off of portions of credits, including those related to the disposition of certain large commercial credits through sales. Reserve levels increased during 2001 in view of current economic conditions and the risk profile of the portfolio as indicated by the Company’s internal risk rating system and based upon consistent application of the Company’s reserve methodology.

        The reserve coverage of net charge-offs increased during 2001 to 270% from 180% in 2000 and 240% in 1999. This increase was primarily due to the lower level of commercial net charge-offs experienced during 2001. The reserve for loan losses is established to provide for losses which are inherent in the portfolio. Therefore, a comparison of historical charge-offs to the reserve, which is a backward-looking measure, is not necessarily an appropriate measure of reserve adequacy, especially in periods where net charge-off ratios are expected to significantly increase or decrease and where there is a lag between the timing of charge-offs and recoveries. This is particularly true with respect to the last three years, since a significant portion of charge-offs in these years related to the complete disposition through sale of several large commercial credits.

        The year-end 2001 reserve of $195.8 million provided 276% coverage of nonperforming loans compared to $178.3 million with 218% coverage at year-end 2000 and $156.1 million with 204% coverage at year-end 1999. As a percentage of total loans, the reserve for loan losses amounted to 1.74% at December 31, 2001, compared to 1.47% and 1.44% at December 31, 2000, and 1999, respectively.

         The allocation of the December 31, 2001, reserve for loan losses is presented in Table 8.

TABLE 8 | ALLOCATION OF RESERVE FOR LOAN LOSSES
December 31, 2001	Reserve for	% of Total
($ in millions)	Loan Losses	Reserve

Commercial real estate loans	$ 2.9	1.5%
Other commercial loans	48.0	24.5
Small business loans	42.1	21.5
Consumer loans	55.0	28.1
Unallocated reserve	47.8	24.4

Total	$ 195.8	100.0%

        The assumptions and methodologies used in allocating the reserve for loan losses were refined during the year to more fully reflect the separate loss experience of certain segments of the commercial and consumer portfolios. Allocations to the commercial portfolio increased to $50.9 million at December 31, 2001, from $48.2 million a year ago as a result of the higher levels of losses experienced over the past several years. The allocation to the small business portfolio also increased from $39.0 million at December 31, 2000, to $42.1 million at December 31, 2001, reflecting higher charge off experience in recent years. The allocation to the consumer portfolio declined from $62.6 million at December 31, 2000, to $55.0 million at December 31, 2001, in part due to the indirect auto loan securitization. The unallocated reserve increased from 16% of the total reserve in 2000 to 24% in 2001 as a result of the strengthening of reserves in view of the current weak economy which has resulted in negative earnings trends across many industries and increased personal and corporate bankruptcies. These allocations reflect the loan loss methodology which weighs recent history more heavily. As a result, the allocated portion of the reserve increases in periods when charge-offs are relatively high. Management considers both the allocated and unallocated reserve levels when assessing reserve adequacy. Management believes the present level of the reserve for loan losses is adequate to absorb probable loan losses inherent in the portfolio considering the level and mix of the loan portfolio, current expectations with respect to economic conditions and market trends.

        The Company expects the provision for loan losses for 2002 to remain relatively high. Economic forecasts for the overall U.S. economy are mixed, with some economists forecasting a recovery during 2002, while others indicate a continuation of current conditions. Management believes that the current local economic conditions, which have only experienced modest weakness in 2001, will continue throughout 2002. Other factors which could impact the provision level for 2002 include loan growth; the level of delinquent and nonperforming loans; the risk profile of the portfolio, including the impact of a soft economy on the large syndicated loan portfolio (which includes borrowers with significant operations outside the Company’s local markets) as well as the small business and consumer portfolios; and the amounts and timing of future cash flows expected to be received on impaired loans. Negative trends in any of these factors could result in deterioration in asset quality resulting in higher levels of nonperforming loans, charge-offs and provisioning. The Company will continue to evaluate these levels and trends and provide accordingly.

FUNDING SOURCES

DEPOSITS

        Deposits are the Company’s primary source of funding for earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of average deposit rates and deposit composition are presented in Tables 9 and 10, respectively.

        Average deposits totaled $12.6 billion in 2001, a $513.2 million (4%) increase from 2000. Average deposits totaled $12.1 billion in 2000, a $917.9 million (8%) increase from 1999. Excluding the effect of the Beaumont and Compass transactions, average deposits increased approximately 6% in 2000 compared to 1999.

        Average core deposits in 2001 totaled $10.1 billion or 80.5% of total average deposits, up $544.8 million (6%) compared to 2000. Average noninterest-bearing deposits increased $131.4 million (6%) and average savings grew $398.9 million (19%). The increase in average core deposits was a result of Hibernia’s emphasis on attracting new deposits and expanding current banking relationships. A marketing campaign launched in January 2001 focused on Tower Gold ServicesSM, Tower Advantage Checking and One Price Business CheckingSM, and fueled the growth in these deposit products.

        Average core deposits in 2000 totaled $9.6 billion or 79.4% of total average deposits, up $533.5 million (6%) compared to 1999. Approximately one-third of this increase was due to the effect of the Beaumont and Compass transactions. Average noninterest-bearing deposits increased $78.1 million (4%) and average savings grew $427.7 million (25%) as a result of the continued promotion of specialty consumer deposit products.

        NOW account average balances for 2001 increased $49.3 million (16%) compared to 2000 and money market average deposits were up $112.1 million (5%) in 2001 compared to 2000. NOW account average balances for 2000 were down $42.8 million (12%) compared to 1999, and money market average deposits were up $87.0 million (4%) in 2000 compared to 1999. These balances are affected by the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer’s NOW account up to a maximum of six transfers per statement cycle. The effect of the Reserve Money Manager account on average balances was $1,779.3 million in 2001, $1,622.7 million in 2000 and $1,389.1 million in 1999 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $205.9 million (11%) in 2001 compared to 2000 and up $190.8 million (11%) in 2000 compared to 1999, and money market deposit account average balances were down $44.5 million (8%) in 2001 compared to 2000 and down $146.6 million (21%) in 2000 compared to 1999.

TABLE 9 | AVERAGE DEPOSIT RATES
	2001	2000	1999

NOW accounts	2.37%	3.80%	2.63%
Money market deposit accounts	2.12	2.88	2.42
Savings accounts	3.07	4.52	3.69
Other consumer time deposits	5.20	5.37	4.90
Public fund certificates of deposit of
$100,000 or more	4.66	6.09	4.92
Certificates of deposit of $100,000 or more	5.64	6.03	5.21
Foreign time deposits	3.56	5.93	4.62

Total interest-bearing deposits	3.82%	4.77%	4.05%

        Average noncore deposits decreased $31.6 million (1%) from 2000 to $2,458.8 million in 2001. Average public fund certificates of deposit of $100,000 or more decreased $112.8 million (12%). Average other large-denomination certificates of deposit decreased $88.7 million (8%) and foreign deposits increased $169.9 million (41%). The decrease in consumer time deposits was primarily due to the rate environment and the movement of longer-term deposit funds into more liquid deposit products as the volatility of the market has increased. Foreign deposits were positively impacted by a treasury management sweep product which moves commercial customer funds into higher-yielding Eurodollar deposits. Because of the nature of these commercial customer funds, they are considered stable and not subject to the same volatility as other sources of foreign deposits.

        Average noncore deposits increased $384.4 million (18%) from 1999 to $2,490.4 million in 2000. Approximately 20% of the increase was due to the effects of the Beaumont and Compass transactions. Average public fund certificates of deposit of $100,000 or more decreased $108.2 million (10%). Average other large-denomination certificates of deposit increased $387.7 million (52%) and foreign deposits increased $104.9 million (34%). The growth in other large-denomination certificates of deposit was primarily the result of competitive pricing and increased marketing efforts as the Company funded loan growth. Foreign deposits were positively impacted by the treasury management sweep product.

        Deposits at December 31, 2001, totaled $13.0 billion, up $260.4 million (2%) from December 31, 2000.

TABLE 10 | DEPOSIT COMPOSITION
	2001		2000		1999

	Average	% of	Average	% of	Average	% of
($ in millions)	Balances	Deposits	Balances	Deposits	Balances	Deposits

Noninterest-bearing	$ 2,221.9	17.6%	$ 2,090.5	17.3%	$ 2,012.4	18.0%
NOW accounts	355.7	2.8	306.4	2.5	349.2	3.1
Money market deposit accounts	2,272.4	18.0	2,160.3	17.9	2,073.3	18.5
Savings accounts	2,514.6	20.0	2,115.7	17.5	1,688.0	15.1
Other consumer time deposits	2,784.9	22.1	2,931.8	24.2	2,948.3	26.4

Total core deposits	10,149.5	80.5	9,604.7	79.4	9,071.2	81.1

Public fund certificates of
deposit of $100,000 or more	830.8	6.6	943.6	7.8	1,051.8	9.4
Certificates of deposit of
$100,000 or more	1,044.7	8.3	1,133.4	9.4	745.7	6.7
Foreign time deposits	583.3	4.6	413.4	3.4	308.5	2.8

Total deposits	$ 12,608.3	100.0%	$ 12,095.1	100.0%	$ 11,177.2	100.0%

BORROWINGS

        Average borrowings - which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan account; and Federal Home Loan Bank (FHLB) advances - decreased $89.0 million (4%) from 2000 to $2.1 billion in 2001.

        Average federal funds purchased and treasury, tax and loan borrowings were $362.5 million during 2001, a decrease of $371.4 million from 2000. This decrease reflects the reduction of federal funds purchased in the second quarter of 2001 resulting from the proceeds of $570.0 million from the securitization and sale of a portion of the indirect auto loan portfolio, discussed earlier. Other fluctuations in short-term borrowings stem from differences in the timing of growth in the loan portfolio and growth of other funding sources (deposits, proceeds from maturing securities and FHLB advances). Average repurchase agreements increased $53.2 million in 2001 from 2000. This increase primarily resulted from treasury management products which sweep funds from commercial customers’ deposit accounts.

        The Company’s FHLB advances totaled $1.0 billion at December 31, 2001, and are comprised of various advances from the Federal Home Loan Bank of Dallas. The average rate on FHLB advances during 2001 was 5.29% compared to 5.78% during 2000. FHLB advances were relatively unchanged when compared to December 31, 2000. During 2001 and 2000, FHLB advances totaling $300 million and $100 million, respectively, reached maturity. Replacement funding consisted of a $300 million FHLB advance obtained in the third quarter of 2000 and an additional $300 million FHLB advance obtained in the first quarter of 2001, each bearing quarterly adjustable rates. The FHLB may demand payment of $400 million in callable advances at quarterly intervals, of which $200 million is not callable before June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate.

        Of the $1.0 billion in FHLB advances outstanding at December 31, 2001, $640 million accrues interest at variable rates. Hibernia instituted partial hedges against the effect of rising interest rates on its variable rate debt by entering into interest rate swap agreements in the first and second quarters of 2001, whereby Hibernia will receive quarterly variable rate (LIBOR) payments and pay a fixed rate on a notional amount of $600 million. The estimated negative fair value of these interest rate swap agreements totaled $11.1 million at December 31, 2001, and is recorded as a liability, with the corresponding offset, net of deferred taxes, recorded in other comprehensive income. Net settlements on the swap agreements are accrued monthly, effectively converting $600 million of FHLB advances from a variable rate to a fixed rate.

        The Company’s reliance on borrowings continues to be within parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.

INTEREST RATE SENSITIVITY

        Interest rate risk represents the potential impact from changes in the level of interest rates on net income and capital resulting from mismatches in repricing opportunities of assets and liabilities. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest sensitivity (Gap) analyses. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of the Company’s net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale, and enter into derivative contracts.

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

        Hibernia’s policy objective is to limit the change in after-tax net interest income, from an immediate and sustained change in interest rates of 200 basis points compared to a flat rate scenario, to 15% of projected 12-month net income. Based on the results of the simulation models at December 31, 2001, the Company would expect a decrease in after-tax net interest income of $7.9 million in the event of an immediate and sustained 200-basis-point parallel interest rate increase, and an increase in after-tax net interest income of $2.0 million in the event of an immediate and sustained 100-basis-point parallel interest rate decrease. Due to the low rate environment experienced at year-end 2001, with a federal funds rate of 1.75%, the 200-basis-point interest rate decrease would have been unrealistic and was therefore replaced with a 100-basis-point interest rate decrease. Results of both scenarios are within the limits of Hibernia’s policy objective. In addition, the Company projects a decrease in after-tax net interest income of $2.9 million and an increase of $3.3 million if interest rates gradually rise or decline, respectively, by 100 basis points over the next year.

        Based on the results of the simulation models at December 31, 2000, the Company could expect a decrease in after-tax net interest income of $14.4 million in the event of an immediate and sustained 200-basis-point parallel interest rate increase, and an increase in after-tax net interest income of $3.4 million in the event of an immediate and sustained 200-basis-point parallel interest rate decrease. Results of both scenarios were within the limits of Hibernia’s policy objective. In addition, the Company projected an increase in after-tax net interest income of $2.1 million and an increase of $18.6 million if interest rates gradually increased or decreased, respectively, by 100 basis points over the next year.

        Table 11 presents Hibernia’s interest rate sensitivity position at December 31, 2001. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

TABLE 11 | INTEREST RATE SENSITIVITY AND GAP ANALYSIS
						Over 5 Years
December 31, 2001	1-30	31-60	61-90	91-365	1 Year -	and Non-
($ in thousands)	Days	Days	Days	Days	5 Years	Sensitive	Total

Earning assets:
Loans	$ 3,068,106	$ 1,038,578	$ 805,363	$ 2,028,766	$ 3,745,350	$ 554,819	$ 11,240,982
Securities available for sale	3,241,277	-	-	-	-	-	3,241,277
Securities held to maturity	9,412	8,998	8,754	74,644	142,435	5,641	249,884
Mortgage loans held for sale	566,933	-	-	-	-	-	566,933
Other earning assets	46,356	-	-	-	-	-	46,356

Total earning assets	6,932,084	1,047,576	814,117	2,103,410	3,887,785	560,460	15,345,432

Funding sources:
NOW accounts	384,898	-	-	-	-	-	384,898
Money market deposit accounts	2,493,630	-	-	-	-	-	2,493,630
Savings accounts	2,665,233	-	-	-	-	-	2,665,233
Foreign deposits	586,848	-	-	-	-	-	586,848
Other interest-bearing deposits	1,537,655	378,424	412,275	1,560,611	431,331	17,395	4,337,691
Short-term borrowings	752,747	-	-	-	-	-	752,747
Federal Home Loan Bank advances	40,070	70	200,070	532	801,793	448	1,042,983
Noninterest-bearing sources	-	-	-	-	-	3,081,402	3,081,402

Total funding sources	8,461,081	378,494	612,345	1,561,143	1,233,124	3,099,245	15,345,432

Repricing/maturity gap:
Period	$ (1,528,997)	$ 669,082	$ 201,772	$ 542,267	$ 2,654,661	$ (2,538,785)
Cumulative	$ (1,528,997)	$ (859,915)	$ (658,143)	$ (115,876)	$ 2,538,785	$ -

Gap/total earning assets:
Period	(10.0)%	4.4%	1.3%	3.5%	17.3%	(16.5)%
Cumulative	(10.0)%	(5.6)%	(4.3)%	(0.8)%	16.5%

        Although the Gap analysis indicates the Company is liability-sensitive (interest-bearing liabilities exceed interest-earning assets) for the 1-30 days deposit category, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 45% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, one of Hibernia’s deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 2001, these deposits totaled $394.3 million, of which approximately $66.4 million had been repriced. Of the remaining $327.9 million, $311.1 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

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

        On a limited basis the Company has entered into interest rate and foreign exchange rate swaps, forward and option contracts, and forward sales contracts to hedge interest rate or foreign exchange rate risk on specific assets and liabilities on behalf of itself and for customers. With the implementation of Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001, previous off-balance sheet items, primarily interest rate swaps and forward sales contracts, are now recorded as assets and liabilities on the balance sheet.

        The Company enters into forward sales contracts relating to its mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (including anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. The Company designates a portion of these forward sales contracts relating to mortgage loans held for sale as fair value hedges. Forward sales contracts with a notional value of $483.5 million and an estimated positive fair value of $8.8 million were designated as fair value hedges at December 31, 2001. The related hedged mortgage loans held for sale had a principal balance of $483.5 million and were decreased by a negative change in fair value of $8.8 million at December 31, 2001, resulting in no impact on earnings related to the hedge. The forward sales contracts relating to interest rate lock commitments are not designated as hedges and are adjusted to fair value through income. At December 31, 2001, interest rate lock commitments had a notional amount of $447.5 million with a negative fair value of $4.1 million, and the related forward sales contracts had a notional amount of $447.5 million and a positive fair value of $4.5 million.

        Derivative financial instruments are also held or issued by the Company to provide customers the ability to manage their own interest rate sensitivity. Matched positions are ordinarily established to minimize risk to the Company. The notional value of customer-related derivative financial instruments not designated as hedges totaled $1.6 billion at December 31, 2001, with positive fair values of $23.5 million and negative fair values of $20.3 million.

        Hibernia holds foreign exchange rate forward contracts that had notional amounts totaling $10.6 million at December 31, 2001, which minimize the Company’s exchange rate risk on loans to be repaid in foreign currencies.

        The interest rate swap agreements discussed in “Borrowings” were entered into by the Company to hedge against the effect of rising interest rates on portions of its variable rate Federal Home Loan Bank advances. Hibernia will receive quarterly variable-rate (LIBOR) payments and pay fixed rates under the interest rate swap agreements on a total notional amount of $600 million. The estimated negative fair value of derivative financial instruments designated as cash flow hedges totaled $11.1 million at December 31, 2001.

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

        The net interest margin is comprised of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds supporting earning assets (primarily demand deposits and shareholders’ equity). The net interest margin is impacted not only by the level of noninterest-bearing liabilities supporting earning assets, but also by the value of these funds in relation to the interest rate environment. Hibernia’s noninterest-bearing funds ratio was 18.97% in 2001 compared to 17.59% in 2000 and 18.61% in 1999. Table 12 details the components of the net interest margin for the past five years.

TABLE 12 | NET INTEREST MARGIN (taxable-equivalent)
	2001	2000	1999	1998	1997

Yield on earning assets	7.61%	8.32%	7.83%	8.04%	8.21%
Rate on interest-bearing liabilities	3.97	4.99	4.24	4.40	4.34

Net interest spread	3.64	3.33	3.59	3.64	3.87
Contribution of noninterest-bearing funds	0.75	0.88	0.79	0.87	0.86

Net interest margin	4.39%	4.21%	4.38%	4.51%	4.73%

Noninterest-bearing funds supporting earning assets	18.97%	17.59%	18.61%	19.67%	19.92%

TABLE 13 | INTEREST-EARNING ASSET COMPOSITION
(Percentage of average balances)	2001	2000	1999	1998	1997

Commercial loans	20.4%	24.5%	28.4%	28.5%	24.9%
Small business loans	16.0	16.0	16.4	16.0	16.5
Consumer loans	39.3	37.5	31.9	29.7	28.9

Total loans	75.7	78.0	76.7	74.2	70.3

Securities available for sale	18.7	18.2	20.1	22.1	26.1
Securities held to maturity	2.1	2.4	0.2	-	-

Total securities	20.8	20.6	20.3	22.1	26.1

Short-term investments	1.5	0.8	1.7	2.1	3.0
Mortgage loans held for sale	2.0	0.6	1.3	1.6	0.6

Total interest-earning assets	100.0%	100.0%	100.0%	100.0%	100.0%

        The net interest margin of 4.39% in 2001 compares to 4.21% in 2000 and 4.38% in 1999. The increase in the net interest margin in 2001 reflects the benefits derived from the Company’s net liability sensitive balance sheet position, as well as the favorable impact of a steepening yield curve. Rate cuts by the Federal Reserve caused the yield on average interest-earning assets to decline 71 basis points while the rate on average interest-bearing liabilities declined 102 basis points for 2001 compared to 2000. The indirect loan securitization in the second quarter of 2001, the average deposit growth and the slowing loan growth negated the need to replace maturing higher-rate liabilities.

        The net interest margin of 4.21% in 2000 compares to 4.38% in 1999. The decline in the net interest margin in 2000 was the result of a 26 basis-point decrease in the net interest spread, reflecting a change in the mix of earning assets to lower-yielding consumer loans and a change in the mix of interest-bearing liabilities to more market-rate funding. Although the level of noninterest-bearing funds supporting earning assets decreased, the contribution from this funding source increased nine basis points due to the higher interest rate environment.

        The decline in the net interest margin in 1999 was the result of a decline in loan yields to 8.29% from 8.63% in 1998, a decline in the interest rate spread to 3.59% from 3.64% in 1998, an increased use of market-rate funds and a decline in the level of noninterest-bearing funds supporting earning assets. The level of noninterest-bearing funds supporting earning assets decreased 106 basis points to 18.61% in 1999 from 19.67% in 1998. This change resulted in an eight basis-point decline in the contribution of noninterest-bearing funds to the net interest margin. These negative impacts were partially offset by the change in the mix of earning assets to proportionately more loans, which have historically been higher-yielding than other investments and short-term assets.

RESULTS OF OPERATIONS

        The Company earned $218.8 million, or $1.37 per common share, in 2001. In 2000 net income was $170.6 million, or $1.05 per common share, and 1999 net income was $175.1 million, or $1.07 per common share. Net income per common share - assuming dilution was $1.35 in 2001 compared to $1.04 and $1.06 for 2000 and 1999, respectively.

        Operating results increased in 2001 due to a $74.4 million increase in noninterest income (excluding securities transactions), a $53.2 million increase in taxable-equivalent net interest income and a $23.4 million decrease in the provision for loan losses compared to 2000. These positive effects on operations were partially offset by a $72.2 million increase in noninterest expense and a $5.0 million increase in net securities losses.

        The slight decrease in 2000 from 1999 was due to a $120.7 million provision for loan losses compared to a $87.8 million provision recorded in 1999, a $35.2 million increase in noninterest expense and a $4.4 million decrease in net securities gains (losses). Partially offsetting these negative effects, 2000 results included a $24.8 million increase in taxable-equivalent net interest income and a $38.3 million increase in noninterest income (excluding securities transactions).

        Effective January 1, 2002, with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company will apply new accounting rules regarding amortization of goodwill and other intangible assets. Application of the nonamortization provisions of this accounting pronouncement is expected to result in an increase in net income of approximately $11,000,000 ($.07 per share) per year.

NET INTEREST INCOME

        Net interest income on a taxable-equivalent basis increased $53.2 million, or 9%, to $674.2 million in 2001 from $621.1 million in 2000. Taxable-equivalent net interest income in 1999 was $596.3 million. Taxable-equivalent net interest income increased in 2001 compared to 2000 primarily due to the growth in interest-earning assets and rates on interest-bearing liabilities declining faster than earning asset yields, reflecting the Company’s net liability sensitive balance sheet position. The increase in taxable-equivalent net interest income in 2000 as compared to 1999 is the result of the growth of and change in the mix of earning assets, particularly in consumer loans which increased $1.2 billion (27%) from 1999.

TABLE 14 | CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)
	2001 Compared to 2000			2000 Compared to 1999

	Increase (Decrease) Due to Change In:

($ in thousands)	Volume	Rate	Total	Volume	Rate	Total

Taxable-equivalent interest earned on:
Commercial loans	$(39,390)	$(57,244)	$(96,634)	$(21,112)	$ 36,204	$ 15,092
Small business loans	8,644	(13,048)	(4,404)	11,602	11,812	23,414
Consumer loans	42,135	(6,596)	35,539	99,595	8,152	107,747

Loans	11,389	(76,888)	(65,499)	90,085	56,168	146,253

Securities available for sale	12,439	(18,078)	(5,639)	(3,540)	6,782	3,242
Securities held to maturity	(2,411)	(537)	(2,948)	20,133	46	20,179

Securities	10,028	(18,615)	(8,587)	16,593	6,828	23,421

Short-term investments	5,368	(3,594)	1,774	(7,016)	2,340	(4,676)
Mortgage loans held for sale	14,618	(1,168)	13,450	(5,634)	1,671	(3,963)

Total	41,403	(100,265)	(58,862)	94,028	67,007	161,035

Interest paid on:
NOW accounts	1,660	(4,846)	(3,186)	(1,233)	3,679	2,446
Money market deposit accounts	3,087	(17,194)	(14,107)	2,174	9,932	12,106
Savings accounts	15,891	(34,377)	(18,486)	17,665	15,691	33,356
Other consumer time deposits	(7,737)	(4,969)	(12,706)	(813)	13,885	13,072
Public fund certificates of
deposit of $100,000 or more	(6,323)	(12,386)	(18,709)	(5,708)	11,375	5,667
Certificates of deposit
of $100,000 or more	(5,158)	(4,248)	(9,406)	22,629	6,873	29,502
Foreign time deposits	8,028	(11,787)	(3,759)	5,598	4,636	10,234
Federal funds purchased	(20,105)	(9,164)	(29,269)	5,869	9,516	15,385
Repurchase agreements	2,855	(13,020)	(10,165)	3,787	6,339	10,126
Federal Home Loan Bank advances	12,402	(4,640)	7,762	2,641	1,705	4,346

Total	4,600	(116,631)	(112,031)	52,609	83,631	136,240

Taxable-equivalent net interest income	$ 36,803	$ 16,366	$ 53,169	$ 41,419	$(16,624)	$ 24,795

(1)Change due to mix (both volume and rate) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.

        As indicated in Table 14, the change in volume increased taxable-equivalent net interest income in 2001 by $36.8 million from 2000. A $41.4 million increase in taxable-equivalent interest income due to the growth in earning assets was partially offset by a $4.6 million increase in interest expense due to growth in interest-bearing liabilities.

        Although interest rates declined in 2001, the change in interest rates caused taxable-equivalent net interest income to increase $16.4 million. Taxable-equivalent interest income on earning assets decreased $100.3 million due to decreases in yields. Interest expense decreased $116.6 million due to decreases in the rates paid on interest-bearing deposits and the maturity of some high-rate interest-bearing products.

        For 2000 compared to 1999, the change in net volume increased taxable-equivalent net interest income by $41.4 million. This increase was primarily the result of growth in loans, adding $90.1 million to taxable-equivalent interest income, partially offset by a higher level of interest-bearing funds which increased interest expense by $52.6 million. The change in interest rates caused a $16.6 million decline in taxable-equivalent net interest income for 2000 compared to 1999. Taxable-equivalent interest income on loans increased $56.2 million, and interest expense increased $83.6 million due to increases in the interest rate environment and a change in the mix of funding sources toward market-rate funds.

NONINTEREST INCOME

        Noninterest income totaled $318.1 million in 2001 compared to $248.7 million in 2000 and $214.7 million in 1999. Excluding securities transactions, noninterest income was up $74.4 million (29%) in 2001 compared to 2000 and $38.3 million (18%) in 2000 compared to 1999.

        The major categories contributing to the increase in noninterest income were gains on sales of mortgage loans, up $17.2 million; service charges on deposits, up $14.3 million; the gain on the indirect auto loan securitization of $11.4 million; other service, collection and exchange charges, up $9.0 million; mortgage loan origination and servicing fees, up $6.5 million; insurance fees, up $6.2 million and investment banking fees, up $4.1 million.

        Service charges on deposits increased $14.3 million (14%) from 2000 to $117.3 million in 2001. This change was primarily due to growth in transaction-based fees, commercial account analysis fees and increased treasury management products and services. In the fourth quarter of 2001, the Company implemented a new fee structure which further contributed to the increase in this category.

        Mortgage loan origination and servicing fees were $29.4 million in 2001, up $6.5 million (29%) compared to 2000. The increase in mortgage fees is primarily the result of increased mortgage activity due to favorable interest rates during 2001. The volume of mortgage loans serviced increased to $8.8 billion at December 31, 2001, compared to $6.6 billion at December 31, 2000. In 2001 Hibernia originated a record $4.5 billion in residential first mortgages.

        Trust fees were $25.9 million in 2001, down $1.1 million (4%) compared to 2000, primarily due to a decline in market value of trust assets resulting in lower trust fees.

        The merger with Southcoast in April 2000 initiated the Company’s entry into the full-service investment banking business. Investment banking fees, which include brokerage commissions, contributed $13.4 million to noninterest income in 2001, up $4.1 million (45%) from 2000.

        Insurance fees were $13.3 million in 2001, up $6.2 million (88%) from 2000. The purchase of the Rosenthal Agency, consummated in July 2000, significantly expanded Hibernia’s property and casualty insurance capabilities.

        ATM fees were up $1.5 million (11%) from 2000 to $14.6 million in 2001. This increase was fueled by Hibernia’s continued growth of remote ATMs, along with an expansion of ATM services.

        Debit/credit card fees were $17.9 million in 2001, an increase of $3.0 million (20%) compared to 2000. The increase primarily resulted from fees generated by Hibernia’s MasterMoney debit card and Capital AccessSM credit card for small businesses.

        The increase in other service, collection and exchange charges of $4.5 million is primarily due to indirect lending servicing fees of $3.1 million resulting from the securitization of indirect loans discussed earlier.

        Gains on sales of mortgage loans increased $17.2 million (440%) in 2001 compared to 2000. This increase was primarily due to the lower interest rate environment, resulting in an increased volume of fixed-rate loans funded and subsequently sold. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights.

        Other operating income increased $18.4 million (201%) to $27.5 million in 2001 compared to 2000. The gain on the indirect auto loan securitization added $11.4 million to other income. This gain was partially offset by a loss included in derivative income from interest rate contracts of $1.0 million on an interest rate swap entered into to lock in the gain on the transaction. Other income related to the indirect loan securitization also added $2.1 million to other operating income in 2001.

        On January 1, 2001, the Company implemented SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As a result of the adoption of SFAS No. 133 (as amended), $0.6 million was recognized in noninterest income due to the cumulative effect of the accounting change. The after-tax cumulative effect of the change in accounting of $0.4 million was considered immaterial and therefore is not separately presented in the Consolidated Income Statements.

        Derivative income associated with interest rate contracts increased $2.4 million in 2001 compared to 2000. This increase was impacted by the adoption of SFAS No. 133, which accelerates the timing of revenue recognition on derivative instruments. Also contributing to the increase was a higher volume of customer interest rate swaps initiated in 2001, which are generally matched to reduce the Company’s risk in these transactions. This increase in revenue was offset by the $1.0 million loss on the interest rate swap discussed above, entered into in conjunction with the indirect auto loan securitization.

        Net securities losses totaled $8.9 million in 2001 compared to net securities losses of $3.9 million in 2000. The net securities losses in 2001 and 2000 are primarily due to other-than-temporary impairment in the Company’s private-equity investments. The Company does not plan any new direct private-equity investments.

        The major categories contributing to the increase in noninterest income in 2000 were investment banking fees, up $9.2 million; retail investment service fees, up $7.1 million; service charges on deposits, up $5.6 million; insurance fees, up $4.7 million; mortgage loan origination and servicing fees, up $4.1 million; trust fees, up $3.7 million; and debit and credit card fees, up $3.2 million.

TABLE 15 | NONINTEREST INCOME
				Percent Increase (Decrease)

				2001	2000
($ in thousands)	2001	2000	1999	over 2000	over 1999

Service charges on deposits	$ 117,265	$ 102,924	$ 97,301	13.9%	5.8%
Mortgage loan origination
and servicing fees	29,366	22,828	18,737	28.6	21.8
Retail investment service fees	27,953	28,264	21,198	(1.1)	33.3
Trust fees	25,851	26,906	23,190	(3.9)	16.0
Investment banking	13,355	9,230	-	44.7	-
Insurance	13,338	7,089	2,363	88.2	200.0
Other service, collection and exchange charges:
ATM fees	14,633	13,157	12,010	11.2	9.6
Debit/credit card fees	17,888	14,904	11,660	20.0	27.8
Other	18,776	14,256	12,319	31.7	15.7

Total other service, collection
and exchange charges	51,297	42,317	35,989	21.2	17.6

Gain on sales of mortgage loans	21,073	3,904	5,578	439.8	(30.0)
Other operating income:
Gain on indirect auto loan securitization	11,417	-	-	-	-
Mortgage loan derivative income	423	-	-	-	-
Derivative income from interest rate contracts	3,043	609	645	399.7	(5.6)
Other income	12,664	8,535	9,270	48.4	(7.9)

Total other operating income	27,547	9,144	9,915	201.3	(7.8)

Securities gains (losses), net	(8,921)	(3,921)	432	(127.5)	N/M

Total noninterest income	$ 318,124	$ 248,685	$ 214,703	27.9%	15.8%

N/M = not meaningful

NONINTEREST EXPENSE

        Noninterest expense totaled $548.3 million in 2001 compared to $476.1 million in 2000 and $440.9 million in 1999.

        Noninterest expense increased $72.2 million (15%) in 2001 compared to 2000. Excluding the effect of the purchase transactions in 2000, noninterest expense would have increased approximately 13% in 2001 compared to 2000. The major categories contributing to the increase in noninterest expense were staff costs, up $31.8 million; amortization of intangibles, up $16.9 million; occupancy and equipment expense, up $3.4 million; and loan collection expenses, up $2.7 million.

        Staff costs, which represent the largest component of noninterest expense, increased $31.8 million in 2001 compared to 2000. The effect of purchased companies accounted for approximately 25% of the increase. The remaining increase compared to the prior year is primarily due to $11.3 million in wage increases and $10.7 million in higher incentives. The increase in incentive expense was driven primarily by the growth in revenues during the year.

        Occupancy and equipment costs increased $3.4 million (5%) to $69.1 million in 2001. This increase is primarily due to the effect of the purchased companies as well as higher utility, rental and maintenance costs in 2001.

        Data processing costs increased $1.8 million (6%) to $31.4 million in 2001. This change is primarily due to higher software amortization and maintenance costs in 2001.

        Amortization of intangibles, a non-cash expense, increased $16.9 million (57%) to $46.6 million in 2001. This increase is primarily the result of a $12.3 million provision for the temporary impairment of mortgage servicing rights recorded in 2001 and a higher amortization of mortgage servicing rights as a result of increased volume of mortgage loans serviced and prepayments. Based upon current fair values, capitalized mortgage servicing rights are periodically assessed for impairment. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. Permanent impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. For purposes of performing its impairment evaluation, the mortgage servicing portfolio is stratified on the basis of certain risk characteristics including loan type and interest rate.

        Loan collection expense increased $2.7 million (44%) to $8.9 million in 2001. This increase reflects increased legal fees associated with the collection of delinquent and criticized assets. Approximately one-quarter of the $2.7 million increase in 2001 relates to collection expenses associated with property taxes due on one real estate secured commercial loan.

        Advertising and promotional expenses were up $1.1 million (7%) in 2001 due to Hibernia’s brand campaign, along with Tower Gold ServicesSM and home equity line campaigns. Other noninterest expense increased $10.1 million (26%) to $49.0 million in 2001 primarily due to the reversal of approximately $5.0 million of various balance sheet reserves in 2000, which were considered excess at year-end.

        Noninterest expense increased $35.2 million (8%) in 2000 compared to 1999. Excluding the effect of purchase transactions in 2000 and 1999, noninterest expense would have increased approximately 3% in 2000 compared to 1999. Noninterest expense excluding certain merger-related expenses would have increased $44.0 million (10%) in 2000 from 1999. Merger-related expenses were $0.1 million and $9.0 million in 2000 and 1999, respectively. The major categories contributing to the increase in noninterest expense were staff costs, up $34.2 million; amortization of intangibles, up $6.0 million; state taxes on equity, up $1.6 million; and foreclosed property expenses, up $1.6 million.

        The Company’s efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of efforts to control costs and generate income efficiently. The efficiency ratio for 2001 was 54.76% compared to 54.49% in 2000 and 54.40% in 1999. Excluding merger-related expenses, the efficiency ratio would have been 54.76%, 54.48% and 53.29% in 2001, 2000 and 1999, respectively.

        The cash-basis efficiency ratio, which excludes the impact of the amortization of purchase accounting intangibles, was 52.80% in 2001 compared to 52.15% in 2000 and 52.29% in 1999. Excluding the effect of merger-related expenses, the cash-basis efficiency ratio would have been 52.80%, 52.13% and 51.18% in 2001, 2000 and 1999, respectively.

TABLE 16 | NONINTEREST EXPENSE
				Percent Increase (Decrease)

				2001	2000
($ in thousands)	2001	2000	1999	over 2000	over 1999

Salaries	$ 233,445	$ 206,792	$ 177,904	12.9%	16.2%
Benefits	44,063	38,921	33,622	13.2	15.8

Total staff costs	277,508	245,713	211,526	12.9	16.2

Occupancy, net	37,747	36,035	33,388	4.8	7.9
Equipment	31,356	29,679	33,465	5.7	(11.3)

Total occupancy and equipment	69,103	65,714	66,853	5.2	(1.7)

Data processing	31,427	29,670	31,503	5.9	(5.8)
Advertising and promotional expenses	15,877	14,804	14,258	7.2	3.8
Foreclosed property expense, net	887	711	(866)	24.8	182.1
Amortization of intangibles	46,604	29,719	23,763	56.8	25.1
Telecommunications	9,220	8,922	9,844	3.3	(9.4)
Postage	7,940	7,375	7,256	7.7	1.6
Stationery and supplies	5,604	4,612	6,344	21.5	(27.3)
Professional fees	7,398	5,894	7,371	25.5	(20.0)
State taxes on equity	14,652	13,707	12,115	6.9	13.1
Regulatory expense	4,244	4,225	3,061	0.4	38.0
Loan collection expense	8,850	6,163	5,003	43.6	23.2
Other	48,981	38,849	42,890	26.1	(9.4)

Total noninterest expense	$ 548,295	$ 476,078	$ 440,921	15.2%	8.0%

Efficiency ratio (1)	54.76%	54.49%	54.40%

Cash-basis efficiency ratio (2)	52.80%	52.15%	52.29%

(1) Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).
(2) Excluding amortization of purchase accounting intangibles.

INCOME TAXES

        The Company recorded a $118.5 million provision for income taxes in 2001 compared to $91.9 million in 2000 and $95.7 million in 1999. The Company’s effective tax rates for 2001, 2000 and 1999 were 35.1%, 35.0% and 35.3%, respectively.

        Hibernia National Bank is subject to a Louisiana shareholders’ tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and Hibernia National Bank are subject to Louisiana state income tax. The Texas operations of Hibernia National Bank are subject to Texas franchise tax.

        Net future deductible temporary differences at December 31, 2001, were $61.1 million. The reserve for loan losses, the largest component of future deductible temporary differences, represents $195.8 million of this amount. The provision for loan losses has been recognized as expense for financial reporting purposes but is not deductible for federal income tax purposes until the loans are charged off. Valued at the 35% federal statutory tax rate, the net future deductible amounts, if ultimately recognized, would generate tax benefits of $21.4 million. These benefits are recorded as a deferred tax asset at December 31, 2001.

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

        Dividends of $.53 per share were declared on the Company’s common stock in 2001, representing an 8% increase over the $.49 per common share declared in 2000. Hibernia’s common dividend payout ratio (common dividends declared per share divided by net income per common share) was 38.7% in 2001, 46.7% in 2000 and 40.7% in 1999.

        Shareholders’ equity totaled $1,559.8 million at the end of 2001 compared to $1,479.7 million at the end of 2000 and $1,375.5 million at the end of 1999. The $80.1 million (5%) increase in 2001 was primarily due to current-year earnings totaling $218.8 million, the issuance of $15.0 million of common stock and a $14.0 million change in accumulated other comprehensive income. These increases were partially offset by the redemption of $87.0 million of preferred stock and $82.7 million in dividends on common stock.

        In April 2000, Hibernia’s Board of Directors authorized the Company to begin a buyback of up to 7.5 million common shares over the following 12 months. At December 31, 2000, the Company had repurchased 3,268,400 shares of its common stock under this program at a cumulative weighted average price of $10.92. In April 2001, Hibernia’s Board of Directors authorized the continuation of the repurchase plan under terms that allow the repurchase of up to 3.5 million additional shares of Hibernia common stock over the next 12 months. No shares were repurchased under this plan in 2001.

        As part of the Company’s capital-management strategy, the Company redeemed its Series A Fixed/Adjustable Rate Noncumulative Preferred Stock on October 1, 2001. The redemption consisted of the repurchase of 1,739,000 shares at a par value of $50 per share for a total repurchase price of $87.0 million.

        The $104.1 million (8%) increase in shareholders’ equity in 2000 was primarily due to $170.6 million in earnings and a $53.4 million change in accumulated other comprehensive income, partially offset by $76.8 million in dividends on common stock, the acquisition of $38.1 million of treasury stock and the redemption of $13.1 million of preferred stock. The change in accumulated other comprehensive income was primarily due to the declining interest rate environment.

        Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 11.39% at year-end 2001, 10.94% at year-end 2000 and 11.46% at year-end 1999. Leverage ratios were 8.14%, 7.65% and 8.11% at year-end 2001, 2000 and 1999, respectively. Table 17 shows the calculation of capital ratios for the Company for the past five years.

        The purchase of the Compass banking offices during 2000 and the Beaumont banking offices during 1999 enabled Hibernia to leverage its capital by acquiring assets without increasing equity. As a result of these transactions, leverage and risk-based capital ratios declined. The common share repurchase program discussed earlier also lowered the regulatory capital ratios in 2000, but Hibernia’s capital ratios still significantly exceed the minimum regulatory capital adequacy requirements administered by the Federal Reserve Board.

        In addition, the most recent notifications from the Office of the Comptroller of the Currency categorized Hibernia National Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. At December 31, 2001, the Bank’s Tier 1, total risk-based and leverage ratios were 9.37%, 10.62% and 7.51%, respectively.

TABLE 17 | CAPITAL
($ in millions)		2001	2000	1999	1998	1997

Risk-based capital:	Tier 1	$ 1,307.7	$ 1,230.7	$ 1,203.2	$ 1,166.0	$ 1,042.5
	Total	1,469.3	1,389.8	1,350.7	1,296.3	1,158.4

Assets:	Quarterly average assets(1)	16,062.9	16,089.3	14,833.7	13,629.9	12,108.1
	Net risk-adjusted assets	12,894.7	12,706.5	11,788.6	10,819.7	9,258.4

Ratios:	Tier 1 risk-based capital	10.14%	9.69%	10.21%	10.78%	11.26%
	Total risk-based capital	11.39%	10.94%	11.46%	11.98%	12.51%
	Leverage	8.14%	7.65%	8.11%	8.55%	8.61%

(1)Excluding the adjustment for accumulated other comprehensive income and other disallowed assets.

LIQUIDITY

        Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits, converting assets (including short-term investments, mortgage loans held for sale, securities available for sale and loans) to cash through sales or securitizations and increasing borrowings. To minimize funding risks, management monitors liquidity through a periodic review of maturity profiles, yield and rate behaviors, and loan and deposit forecasts.

        Core deposits that are maintained at competitive rates are the Company’s primary source of liquidity. Core deposits totaled $10.6 billion at year-end 2001, up $574.9 million (6%) from $10.1 billion a year earlier. This increase is the result of Hibernia’s extensive banking office network, aided by the introduction and promotion of new and attractive deposit products. As previously discussed in the Funding Sources section, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits that are a part of total customer relationships. Because of the nature of these relationships, the funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

        Hibernia’s loan-to-deposit ratio at year-end 2001 decreased to 86.8% compared to 95.5% at year-end 2000 and 91.6% at year-end 1999. The decrease from the last two years is primarily due to the decline in loans, discussed earlier.

        Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (including large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 21.0% of Hibernia’s earning assets were funded by net large liabilities (total liabilities less short-term investments) at year-end 2001, down approximately 390 basis points from the prior-year level of 24.9%.

        Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company’s current liquidity needs. Additional sources of liquidity available to the Company include the ability to issue brokered certificates of deposit and the ability to sell or securitize a substantial portion of the Company’s $2.6 billion residential first mortgage portfolio and $1.5 billion indirect consumer portfolio. The Company also has available federal funds lines and its membership in the FHLB to further augment liquidity by providing a readily accessible source of funds at competitive rates. As previously discussed, the Company securitized and sold $592.2 million of indirect auto loans from its consumer portfolio in the second quarter of 2001 and used the proceeds to substantially reduce the balance of federal funds purchased.

        Hibernia Corporation (the “Parent Company”) requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 2001, the Parent Company had $86.4 million in available funds. During 2001 the Parent Company received $179.3 million in dividends from its subsidiaries. The issuance of common stock during 2001 provided the Parent Company with $12.1 million of additional funds. The Parent Company paid $82.7 million in dividends to common shareholders and $6.0 million in dividends to preferred shareholders. Additionally, the Parent Company paid $87.0 million to redeem shares of its preferred stock.

        The payment of dividends by the Bank to the Parent Company is restricted by various regulatory limitations. In 2002, the Bank would have available to pay dividends to the Parent Company, without prior approval of the Office of the Comptroller of the Currency, approximately $116.2 million plus net retained profits earned in 2002 prior to the dividend declaration date.

        The Consolidated Statements of Cash Flows can be used to assess the Company’s ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net decrease in cash and cash equivalents in 2001 of $121.6 million. This decrease was the result of cash used in financing activities of $461.9 million, primarily due to the decrease in short-term borrowings of $557.8 million, the payment of dividends of $88.7 million and the redemption of preferred stock of $87.0 million, partially offset by increased deposits of $260.4 million. Net cash of $423.3 million provided from investing activities primarily resulted from a net reduction in loans of $507.2 million, partially offset by purchases of premises and equipment of $74.3 million. Net cash used in operating activities totaled $83.1 million after adjusting 2001 net income for non-cash and other operating items, the largest being an increase of $452.1 million in mortgage loans held for sale.

        Cash and cash equivalents decreased $7.4 million in 2000. Cash used in investing activities totaled $1,290.3 million, as loan growth (net of sales) used cash of $1,445.7 million. These activities were partially offset with net cash provided from financing activities of $991.1 million, as deposit growth provided cash of $717.0 million. Net cash provided by operating activities totaled $291.7 million after adjusting 2000 net income for non-cash and other operating items.

        Cash and cash equivalents decreased $117.3 million in 1999. Cash used in investing activities totaled $1,035.9 million, as loan growth (net of sales) used cash of $1,365.1 million and purchases of securities available for sale used $428.3 million, partially offset by $608.2 million in cash provided from the sales and maturities of securities available for sale and the maturities of securities held to maturity. These activities were partially offset with net cash provided from financing activities of $435.4 million, as deposit growth provided cash of $498.5 million. Net cash provided by operating activities totaled $483.2 million after adjusting 1999 net income for non-cash and other operating items.

FOURTH QUARTER RESULTS

        Hibernia reported net income of $56.4 million in the fourth quarter of 2001, compared to $17.4 million in the fourth quarter of 2000 and $57.2 million in the third quarter of 2001. Net income per common share was $.36 in the fourth quarter of 2001 compared to $.10 and $.36 in the fourth quarter of 2000 and the third quarter of 2001, respectively. Fourth quarter 2001 net income per common share - assuming dilution was $.35 compared to $.10 and $.35 for the fourth quarter of 2000 and the third quarter of 2001, respectively. Fourth quarter results include a $29.3 million provision for loan losses, compared to $70.0 million in the fourth quarter of 2000 and $23.0 million in the third quarter of 2001.

        Cash-basis net income totaled $60.2 million in the fourth quarter of 2001 compared to $21.7 million in the fourth quarter of 2000 and $61.1 million in the third quarter of 2001. Cash-basis net income per common share was $.38 for the fourth quarter of 2001, $.13 for the fourth quarter of 2000 and $.38 for the third quarter of 2001. Fourth quarter 2001 cash-basis net income per common share assuming dilution was $.38 compared to $.13 for the fourth quarter of 2000 and $.37 for the third quarter of 2001.

        Average earning assets totaled $15.2 billion in the fourth quarter, which was relatively flat when compared to the fourth quarter of 2000. Significant variances from the fourth quarter of 2000 include a decrease in loans of $727.6 million, offset by increases in mortgage loans held for sale of $352.3 million and securities of $279.8 million. The decrease in loans is primarily due to a reduction of commercial loans and the securitization of approximately $600 million of indirect auto loans in the second quarter of 2001. The increase in mortgage loans held for sale is primarily due to the increased volume of fixed-rate mortgages as a result of the interest rate environment.

        Average earning assets were down $140.8 million in the fourth quarter of 2001 compared to the prior quarter. This decrease is primarily due to the decrease in short-term investments of $358.0 million, offset by increases in mortgage loans held for sale of $161.2 million and securities of $131.5 million. Third quarter 2001 had a higher-than-normal level of short-term investments as a result of excess cash from the indirect auto loan securitization.

        Average deposits increased $525.6 million (4%) to $12.7 billion in the fourth quarter of 2001 from $12.1 billion in the fourth quarter of 2000. Average deposits were down $120.8 million (1%) from the third quarter of 2001. Average short-term borrowings in the fourth quarter of 2001 decreased $745.8 million compared to the fourth quarter of 2000. This decrease reflects the use of proceeds from the indirect auto loan securitization to reduce short-term borrowings.

        Net interest income, on a taxable-equivalent basis, totaled $174.7 million in the fourth quarter of 2001 compared to $156.7 million in the fourth quarter of 2000 and $168.0 million in the third quarter of 2001.The increase in net interest income in the fourth quarter of 2001 compared to the fourth quarter of 2000 and the third quarter of 2001 was primarily the result of growth in the net interest margin due to the rates on interest-bearing liabilities decreasing faster than the rates on earning assets.

        The net interest margin of 4.58% for the fourth quarter of 2001 increased 47 basis points from the fourth quarter of 2000. A 145-basis-point decrease in loan yields led to the 148-basis-point decrease in the yield on earning assets. The rate on interest-bearing liabilities decreased 225 basis points, and the contribution of noninterest-bearing funds decreased 30 basis points compared to the fourth quarter of 2000.

        The net interest margin of 4.58% for the fourth quarter of 2001 increased 21 basis points from 4.37% in the third quarter of 2001. The increase in the margin was primarily a result of a decrease in the yield on earning assets of 49 basis points which was offset by a decline of 70 basis points in the cost of funds supporting earning assets. Driving the cost of funds decline is the maturity of higher-rate liabilities along with the impact of the Company’s net liability sensitive position. Table 18 illustrates the components of the net interest margin for the last eight quarters.

TABLE 18 | NET INTEREST MARGIN (taxable-equivalent)
	2001				2000

	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Yield on earning assets	6.93%	7.42%	7.88%	8.21%	8.41%	8.42%	8.32%	8.12%
Rate on interest-bearing
liabilities	2.96	3.78	4.23	4.89	5.21	5.14	4.92	4.66

Net interest spread	3.97	3.64	3.65	3.32	3.20	3.28	3.40	3.46
Contribution of noninterest-
bearing funds	0.61	0.73	0.79	0.85	0.91	0.91	0.87	0.81

Net interest margin	4.58%	4.37%	4.44%	4.17%	4.11%	4.19%	4.27%	4.27%

Noninterest-bearing funds
supporting earning assets	20.75%	19.20%	18.57%	17.35%	17.58%	17.65%	17.65%	17.47%

        The Company recorded a $29.3 million provision for loan losses in the fourth quarter of 2001 compared to $23.0 million in the prior quarter and $70.0 million in the comparable period a year ago. The provision in the fourth quarter of 2000 was increased primarily to address credit quality issues within the commercial loan portfolio. The provision for loan losses exceeded net charge-offs by $13.6 million in the fourth quarter of 2001, and by $3.6 million and $15.6 million in the prior quarter and the year-ago quarter, respectively.

        Net charge-offs were $15.7 million in the fourth quarter, down from $19.4 million in the prior quarter and $54.4 million in the fourth quarter of 2000.

        Noninterest income, excluding securities transactions, was $85.9 million, up $19.1 million (29%) from the fourth quarter of 2000 and up $4.8 million (6%) from the third quarter of 2001. Gain on the sales of mortgage loans; service charges on deposits; other service, collection and exchange charges; and mortgage loan origination and servicing fees were the major categories of noninterest income that increased in the fourth quarter of 2001 compared to the fourth quarter of 2000. Increased service charges on deposits and gain on sales of mortgage loans, offset by a decrease in other operating income, contributed to the increase in the fourth quarter of 2001 compared to the third quarter of 2001.

        Noninterest expense of $143.0 million in the fourth quarter of 2001 was $18.0 million (14%) higher than $125.0 million in the fourth quarter of 2000 and $6.1 million (4%) higher than $136.9 million in the third quarter of 2001. The increase compared to the fourth quarter 2000 is primarily the result of an increase in the provision for the temporary impairment of mortgage servicing rights and increased amortization of mortgage servicing rights, as well as increased salaries and benefits.

        The Company’s efficiency ratio was 54.88% in the fourth quarter of 2001 compared to 55.92% and 54.98% in the fourth quarter of 2000 and the third quarter of 2001, respectively. The cash-basis efficiency ratio, which excludes the amortization of purchase accounting intangibles, was 53.09% in the fourth quarter of 2001 compared to 53.57% in the fourth quarter of 2000 and 53.03% in the third quarter of 2001.

        Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, competition, stock price volatility, government monetary policy, changes in laws and regulations and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

QUARTERLY CONSOLIDATED SUMMARY OF INCOME AND SELECTED FINANCIAL DATA (1)

HIBERNIA CORPORATION AND SUBSIDIARIES			2001			2000

($ in thousands, except per-share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$ 262,169	$ 283,424	$ 299,586	$ 314,221	$ 318,046	$ 312,683	$ 302,534	$ 284,056
Interest expense	89,767	117,803	131,823	155,336	163,987	158,732	148,303	135,738

Net interest income	172,402	165,621	167,763	158,885	154,059	153,951	154,231	148,318
Provision for loan losses	29,250	23,000	27,000	18,000	70,000	17,400	17,000	16,250

Net interest income after
provision for loan losses	143,152	142,621	140,763	140,885	84,059	136,551	137,231	132,068

Noninterest income:
Noninterest income	85,861	81,012	87,381	72,791	66,810	64,215	63,138	58,443
Securities gains (losses), net	424	23	(5,454)	(3,914)	(231)	11	(3,731)	30

Noninterest income	86,285	81,035	81,927	68,877	66,579	64,226	59,407	58,473
Noninterest expense	142,986	136,888	137,343	131,078	124,979	119,272	118,766	113,061

Income before taxes	86,451	86,768	85,347	78,684	25,659	81,505	77,872	77,480
Income tax expense	30,060	29,596	30,445	28,351	8,231	28,442	27,861	27,349

Net income	$ 56,391	$ 57,172	$ 54,902	$ 50,333	$ 17,428	$ 53,063	$ 50,011	$ 50,131

Net income applicable to common shareholders	$ 56,391	$ 55,672	$ 53,402	$ 48,833	$ 15,928	$ 51,459	$ 48,407	$ 48,406

Per common share information: (2)
Net income	$ 0.36	$ 0.36	$ 0.34	$ 0.31	$ 0.10	$ 0.33	$ 0.31	$ 0.31
Net income - assuming dilution	$ 0.35	$ 0.35	$ 0.34	$ 0.31	$ 0.10	$ 0.33	$ 0.31	$ 0.31
Cash dividends declared	$ 0.14	$ 0.13	$ 0.13	$ 0.13	$ 0.13	$ 0.12	$ 0.12	$ 0.12
Average shares outstanding (000s)	156,859	156,600	155,905	155,443	155,758	156,427	156,937	157,512
Average shares outstanding - assuming dilution (000s)	159,494	159,883	158,736	157,469	157,219	157,964	158,363	158,238
Dividend payout ratio	38.89%	36.11%	38.24%	41.94%	130.00%	36.36%	38.71%	38.71%

Selected quarter-end balances (in millions)
Loans	$11,241.0	$11,360.8	$11,286.2	$11,916.7	$12,124.7	$11,838.8	$11,591.7	$11,326.0
Deposits	12,953.1	12,929.0	12,679.0	12,700.5	12,692.7	12,216.4	12,261.8	12,161.2
Federal Home Loan Bank advances	1,043.0	1,143.2	1,143.4	1,143.6	1,044.0	1,044.2	844.4	844.6
Equity	1,559.8	1,618.7	1,567.3	1,529.8	1,479.7	1,467.7	1,415.4	1,393.7
Total assets	16,618.2	16,615.3	16,306.6	16,678.4	16,698.0	16,239.1	15,962.3	15,741.8

Selected average balances (in millions)
Loans	$11,253.5	$11,329.0	$11,808.4	$12,112.9	$11,981.1	$11,634.2	$11,423.2	$10,973.5
Deposits	12,672.1	12,792.9	12,586.3	12,376.7	12,146.5	12,273.3	12,082.4	11,875.8
Federal Home Loan Bank advances	1,051.8	1,143.3	1,143.5	1,126.0	1,044.1	812.8	844.5	844.7
Equity	1,554.6	1,596.7	1,551.2	1,502.7	1,475.2	1,438.0	1,392.8	1,383.1
Total assets	16,332.5	16,430.6	16,448.0	16,707.1	16,312.6	16,019.9	15,788.5	15,289.1

Selected ratios
Net interest margin (taxable-equivalent)	4.58%	4.37%	4.44%	4.17%	4.11%	4.19%	4.27%	4.27%
Annualized return on assets	1.38%	1.39%	1.34%	1.21%	0.43%	1.32%	1.27%	1.31%
Annualized return on common equity	14.51%	14.75%	14.59%	13.80%	4.59%	15.30%	14.90%	15.08%
Annualized return on total equity	14.51%	14.32%	14.16%	13.40%	4.73%	14.76%	14.36%	14.50%
Efficiency ratio	54.88%	54.98%	53.32%	55.97%	55.92%	54.01%	53.99%	53.99%
Average equity/average assets	9.52%	9.72%	9.43%	8.99%	9.04%	8.98%	8.82%	9.05%
Tier 1 risk-based capital ratio	10.14%	10.50%	10.21%	9.96%	9.69%	9.97%	10.00%	10.15%
Total risk-based capital ratio	11.39%	11.75%	11.46%	11.21%	10.94%	11.22%	11.25%	11.40%
Leverage ratio	8.14%	8.37%	8.09%	7.70%	7.65%	7.88%	7.90%	8.12%

Cash-basis financial data (3)
Net income applicable to common shareholders	$ 60,219	$ 59,640	$ 57,489	$ 52,980	$ 20,169	$ 55,799	$ 52,288	$ 52,329
Net income per common share(2)	$ 0.38	$ 0.38	$ 0.37	$ 0.34	$ 0.13	$ 0.36	$ 0.33	$ 0.33
Net income per common share - assuming dilution (2)	$ 0.38	$ 0.37	$ 0.36	$ 0.34	$ 0.13	$ 0.35	$ 0.33	$ 0.33
Annualized return on assets	1.49%	1.51%	1.45%	1.32%	0.54%	1.45%	1.38%	1.43%
Annualized return on common equity	17.75%	18.23%	18.26%	17.57%	6.87%	19.78%	18.89%	19.14%
Efficiency ratio	53.09%	53.03%	51.38%	53.79%	53.57%	51.56%	51.78%	51.62%
Average equity/average assets	8.41%	8.60%	8.29%	7.84%	7.83%	7.73%	7.70%	7.90%

(1)The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2)For a discussion of net income per common share computations refer to Note 19 of the consolidated financial statements - "Net Income Per Common Share Data."
(3)Excluding amortization and balances of purchase accounting intangibles net of applicable taxes.

GRAPHIC DESRIPTION	CROSS REFERENCE/FINANCIAL INFORMATION
Average Earning Assets Bar Graph	See Consolidated Average Balances, Interest and Rates

Loan Mix Pie Chart	See Table 1 - Composition of Loan Portfolio
1999 Total Loans $10,857,000: Commercial $3,693,000 (34%),
Small Business Loans $2,362,000 (22%), Consumer Loans $4,802,000 (44%)

Total Deposits Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data

Taxable Equivalent Net Interest Income Bar Graph	See Consolidated Average Balances, Interest and Rates

Annual Common Dividends Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data

                                                                                        Report of Independent Auditors

The Board of Directors and Shareholders
Hibernia Corporation

We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young, LLP

New Orleans, Louisiana
January 16, 2002

CONSOLIDATED BALANCE SHEETS

HIBERNIA CORPORATION AND SUBSIDIARIES
December 31 ($ in thousands)	2001	2000

Assets
Cash and cash equivalents	$ 698,713	$ 820,272
Trading account assets	18,078	62
Securities available for sale	3,241,277	2,686,988
Securities held to maturity (estimated fair value of $254,087 and $356,211
at December 31, 2001 and 2000, respectively)	249,884	361,872
Mortgage loans held for sale	566,933	123,671
Loans, net of unearned income	11,240,982	12,124,678
Reserve for loan losses	(195,766)	(178,253)

Loans, net	11,045,216	11,946,425

Bank premises and equipment	204,839	207,703
Customers' acceptance liability	-	46
Other assets	593,236	551,007

Total assets	$16,618,176	$ 16,698,046

Liabilities
Deposits:
Noninterest-bearing	$2,484,812	$ 2,243,044
Interest-bearing	10,468,300	10,449,688

Total deposits	12,953,112	12,692,732

Short-term borrowings	752,747	1,310,515
Liability on acceptances	-	46
Other liabilities	309,555	171,106
Federal Home Loan Bank advances	1,042,983	1,043,996

Total liabilities	15,058,397	15,218,395

Shareholders' equity
Preferred Stock, no par value:
Authorized - 100,000,000 shares; Series A issued
and outstanding - 1,739,000 shares at December 31, 2000	-	86,950
Class A Common Stock, no par value:
Authorized - 300,000,000 shares; issued - 162,351,682 and
161,014,058 shares at December 31, 2001 and 2000, respectively	311,715	309,147
Surplus	446,900	432,378
Retained earnings	850,295	718,719
Treasury stock at cost - 3,284,720 shares at December 31, 2001 and 2000	(35,927)	(35,927)
Accumulated other comprehensive income	13,279	(679)
Unearned compensation	(26,483)	(30,937)

Total shareholders' equity	1,559,779	1,479,651

Total liabilities and shareholders' equity	$16,618,176	$ 16,698,046

See notes to consolidated financial statements.

CONSOLIDATED INCOME STATEMENTS

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands, except per-share data)	2001	2000	1999

Interest income
Interest and fees on loans	$ 943,991	$ 1,009,067	$ 862,310
Interest on securities available for sale	166,795	171,914	168,217
Interest on securities held to maturity	19,139	22,087	1,908
Interest on short-term investments	9,026	7,252	11,928
Interest and fees on mortgage loans held for sale	20,449	6,999	10,962

Total interest income	1,159,400	1,217,319	1,055,325

Interest expense
Interest on deposits	396,868	477,227	370,844
Interest on short-term borrowings	38,833	78,267	52,756
Interest on Federal Home Loan Bank advances	59,028	51,266	46,920

Total interest expense	494,729	606,760	470,520

Net interest income	664,671	610,559	584,805
Provision for loan losses	97,250	120,650	87,800

Net interest income after provision for loan losses	567,421	489,909	497,005

Noninterest income
Service charges on deposits	117,265	102,924	97,301
Mortgage loan origination and servicing fees	29,366	22,828	18,737
Retail investment service fees	27,953	28,264	21,198
Trust fees	25,851	26,906	23,190
Investment banking	13,355	9,230	-
Insurance	13,338	7,089	2,363
Other service, collection and exchange charges	51,297	42,317	35,989
Gain on sales of mortgage loans	21,073	3,904	5,578
Other operating income	27,547	9,144	9,915
Securities gains (losses), net	(8,921)	(3,921)	432

Total noninterest income	318,124	248,685	214,703

Noninterest expense
Salaries and employee benefits	277,508	245,713	211,526
Occupancy expense, net	37,747	36,035	33,388
Equipment expense	31,356	29,679	33,465
Data processing expense	31,427	29,670	31,503
Advertising and promotional expense	15,877	14,804	14,258
Foreclosed property expense, net	887	711	(866)
Amortization of intangibles	46,604	29,719	23,763
Other operating expense	106,889	89,747	93,884

Total noninterest expense	548,295	476,078	440,921

Income before income taxes	337,250	262,516	270,787
Income tax expense	118,452	91,883	95,684

Net income	$ 218,798	$ 170,633	$ 175,103

Net income applicable to common shareholders	$ 214,298	$ 164,200	$ 168,203

Net income per common share	$ 1.37	$ 1.05	$ 1.07

Net income per common share - assuming dilution	$ 1.35	$ 1.04	$ 1.06

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

HIBERNIA CORPORATION AND SUBSIDIARIES
($ in thousands, except per-share data)

					Accumulated
					Other
	Preferred	Common		Retained	Comprehensive		Comprehensive
	Stock	Stock	Surplus	Earnings	Income	Other	Income

Balances at December 31, 1998	$ 100,000	$ 306,913	$ 416,269	$ 531,233	$ 27,938	$(37,751)
Net income for 1999	-	-	-	175,103	-	-	$ 175,103
Unrealized gains (losses) on securities,
net of reclassification adjustments	-	-	-	-	(82,060)	-	(82,060)
Comprehensive income							$ 93,043
Issuance of common stock:
Stock Option Plan	-	882	4,083	-	-	-
Restricted stock awards	-	29	172	-	-	-
By pooled company prior to merger	-	-	5,387	-	-	-
Cash dividends declared:
Preferred ($3.45 per share)	-	-	-	(6,900)	-	-
Common ($.435 per share)	-	-	-	(67,995)	-	-
By pooled company prior to merger	-	-	-	(127)	-	-
Allocation of ESOP shares	-	-	(480)	-	-	3,065
Other	-	-	(246)	-	-	-

Balances at December 31, 1999	100,000	307,824	425,185	631,314	(54,122)	(34,686)

Net income for 2000	-	-	-	170,633	-	-	$ 170,633
Unrealized gains (losses) on securities,
net of reclassification adjustments	-	-	-	-	53,443	-	53,443
Comprehensive income							$ 224,076
Issuance of common stock:
Stock Option Plan	-	277	1,000	-	-	572
Restricted stock awards	-	31	151	-	-	-
Shares issued in acquisitions	-	1,015	4,264	-	-	1,641
Cash dividends declared:
Preferred ($3.45 per share)	-	-	-	(6,433)	-	-
Common ($.49 per share)	-	-	-	(76,795)	-	-
Issuance of 790,888 common stock
purchase warrants in acquisition	-	-	2,000	-	-	-
Acquisition of treasury stock	-	-	-	-	-	(38,140)
Redemption of preferred stock	(13,050)	-	252	-	-	-
Allocation of ESOP shares	-	-	(156)	-	-	3,749
Other	-	-	(318)	-	-	-

Balances at December 31, 2000	86,950	309,147	432,378	718,719	(679)	(66,864)

Net income for 2001	-	-	-	218,798	-	-	$ 218,798
Unrealized gains (losses) on securities,
net of reclassification adjustments	-	-	-	-	21,144	-	21,144
Change in accumulated gains (losses)
on cash flow hedges, net of
reclassification adjustments	-	-	-	-	(7,186)	-	(7,186)
Comprehensive income							$ 232,756
Issuance of common stock:
Stock Option Plan	-	2,528	12,617	-	-	-
Restricted stock awards	-	40	289	-	-	-
Cash dividends declared:
Preferred ($2.5875 per share)	-	-	-	(4,500)	-	-
Common ($.53 per share)	-	-	-	(82,722)	-	-
Acceleration of vesting of
stock options	-	-	844	-	-	-
Redemption of preferred stock	(86,950)	-	-	-	-	-
Allocation of ESOP shares	-	-	1,221	-	-	4,454
Other	-	-	(449)	-	-	-

Balances at December 31, 2001	$ -	$ 311,715	$ 446,900	$ 850,295	$ 13,279	$(62,410)

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands)	2001	2000	1999

Operating activities
Net income	$ 218,798	$ 170,633	$ 175,103
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
Provision for loan losses	97,250	120,650	87,800
Amortization of intangibles and deferred charges	46,561	29,610	23,809
Depreciation and amortization	29,841	28,087	30,316
Non-cash derivative instruments gains, net	(3,720)	-	-
Non-cash compensation expense	844	-	4,385
Premium amortization (discount accretion), net	(373)	(2,424)	6,493
Realized securities (gains) losses, net	8,921	3,921	(432)
Gains on sales of assets, net	(11,889)	(1,346)	(3,098)
Provision for losses on foreclosed and other assets	866	868	1,254
Decrease (increase) in mortgage loans held for sale	(452,096)	(30,967)	188,730
Decrease (increase) in deferred income tax asset	12,514	3,872	(814)
Net tax benefit (expense) related to stock options and the employee
stock ownership plan	2,251	(19)	1,051
Increase in interest receivable and other assets	(43,005)	(30,955)	(17,667)
Increase (decrease) in interest payable and other liabilities	10,187	(196)	(13,779)

Net cash provided (used) by operating activities	(83,050)	291,734	483,151

Investing activities
Purchases of securities available for sale	(4,028,550)	(2,030,492)	(428,316)
Proceeds from maturities of securities available for sale	3,313,196	2,001,187	391,608
Proceeds from maturities of securities held to maturity	111,758	51,066	2,314
Proceeds from sales of securities available for sale	587,402	118,873	214,315
Net decrease (increase) in loans	279,037	(901,536)	(883,673)
Proceeds from sales of loans	656,542	16,646	83,149
Purchases of loans	(428,412)	(560,803)	(564,577)
Acquisitions, net of cash acquired of $78,049 and $277,702 for the
years ended December 31, 2000 and 1999, respectively	-	43,287	188,552
Purchases of premises, equipment and other assets	(74,322)	(40,054)	(52,504)
Proceeds from sales of foreclosed assets and excess bank-owned property	5,190	10,608	11,069
Proceeds from sales of premises, equipment and other assets	1,508	925	2,174

Net cash provided (used) by investing activities	423,349	(1,290,293)	(1,035,889)

Financing activities
Net increase in deposits	260,380	716,996	498,483
Net increase (decrease) in short-term borrowings	(557,768)	207,825	(31,446)
Proceeds from issuance of Federal Home Loan Bank advances	300,000	300,000	240,000
Payments on Federal Home Loan Bank advances	(301,013)	(100,853)	(201,488)
Proceeds from issuance of common stock	12,215	1,555	4,889
Dividends paid	(88,722)	(83,453)	(75,022)
Redemption of preferred shares	(86,950)	(12,798)	-
Acquisition of treasury stock	-	(38,140)	-

Net cash provided (used) by financing activities	(461,858)	991,132	435,416

Decrease in cash and cash equivalents	(121,559)	(7,427)	(117,322)
Cash and cash equivalents at beginning of year	820,272	827,699	945,021

Cash and cash equivalents at end of year	$ 698,713	$ 820,272	$ 827,699

Supplemental disclosures
Cash paid during the year for:
Interest expense	$ 503,598	$ 606,375	$ 486,333
Income taxes	$ 89,600	$ 89,800	$ 90,566
Non-cash investing and financing activities:
Loans and bank premises and equipment transferred to foreclosed
assets and excess bank-owned property	$ 5,276	$ 5,342	$ 7,923
Mortgage loans securitized and retained	$ 305,245	$ 112,476	$ 511,354
Acquisitions:
Common stock issued	$ -	$ 6,920	$ -
Common stock purchase warrants issued	$ -	$ 2,000	$ -
Fair value of assets acquired	$ -	$ 169,390	$ 554,567
Fair value of liabilities assumed	$ -	$ 125,708	$ 465,417

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Hibernia Corporation and Subsidiaries

1 | SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Hibernia Corporation (the Parent Company) is a financial holding company which, through its bank and nonbank subsidiaries, provides a broad array of financial products and services throughout Louisiana, East Texas and South Mississippi. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; insurance; and trust and investment management. Hibernia National Bank (the Bank), through a wholly owned subsidiary, also provides retail brokerage and alternative investments, including mutual funds and annuities. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank in a transaction that was accounted for at historical cost in a manner similar to that of a pooling-of-interests transaction.

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

CASH AND CASH EQUIVALENTS
        The Company considers all highly liquid investments with a stated maturity of three months or less when purchased to be cash equivalents.

SHORT-TERM INVESTMENTS
        Short-term investments include interest-bearing time deposits in domestic banks, federal funds sold, securities purchased under agreements to resell and trading account assets. Included in trading account assets is an interest-only strip receivable resulting from a loan securitization and equity securities held by an investment banking subsidiary. Certain short-term investments are considered to be cash equivalents.

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

MORTGAGE LOANS HELD FOR SALE
        Mortgage loans held for sale consist primarily of single-family residential loans collateralized by the underlying property. Effective January 1, 2001, with the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, mortgage loans held for sale that are covered by forward sales contracts are designated as hedged items. These mortgage loans are carried at cost, adjusted for changes in fair value based on sales commitments or current market quotes after the date of designation as a hedged item. Those loans not designated as hedged items are carried at the lower of aggregate cost or market. Prior to January 1, 2001, all mortgage loans held for sale were carried at the lower of aggregate cost or market. Market adjustments and realized gains and losses are classified as other operating income.

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

        The reserve for loan losses is based on management’s estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The reserve for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the reserve for loan losses become necessary, they are reflected as a provision for loan losses in current earnings. Actual loan charge-offs are deducted from and subsequent recoveries are added to the reserve.

BANK PREMISES AND EQUIPMENT
        Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed primarily using the straight-line method over the estimated useful lives of the assets, which generally are 10 to 20 years for buildings and 3 to 10 years for equipment, and over the shorter of the lease terms or the estimated lives of leasehold improvements.

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

        The Company reviews its intangible assets periodically for other-than-temporary impairment. The realizability of goodwill is evaluated by geographic region and line of business based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income, before goodwill amortization expense, over the remaining amortization period of the associated goodwill. To the extent that impairment exists, write-downs to realizable value are recorded.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
        The Company sells mortgage and other loans through secondary market securitizations. A transfer of financial assets is accounted for as a sale when control is surrendered over the asset transferred. Upon consummation of the sale, the securitized loans are removed from the balance sheet and a gain or loss on the sale is recognized. If the securitized asset is retained rather than sold, the asset is reclassified on the balance sheet and no gain or loss is recognized.

        The Company may retain residual interests in the securitized and sold assets, which may take the form of an interest-only strip receivable, a cash reserve account (securitization proceeds receivable) or a servicing asset. Gains and losses on sales of loans depend in part on the previous carrying amount of the financial assets involved in the transfer, which are allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. The fair value of retained interests are determined using quoted market prices, if available, or estimated based on the present value of expected future cash flows using management’s estimates of key assumptions. Key assumptions may include credit losses, prepayment speeds and discount rates commensurate with the risks involved.

         Interest-only strip receivables are carried at fair value in trading account assets. Cash receipts are applied as a reduction of the balance. Securitization proceeds receivable are included in other assets. Changes in the fair value of retained interests are recorded as other operating income.

        A servicing asset is recorded when the right to service mortgage loans for others is acquired through a purchase or retained upon the sale of loans. The fair value of capitalized servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values, capitalized servicing rights are periodically assessed for impairment. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. Permanent impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. For purposes of performing its impairment evaluation, the portfolio is stratified on the basis of certain risk characteristics including loan type and interest rate. Capitalized servicing rights are amortized over the period of estimated net servicing income, which considers appropriate prepayment assumptions.

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

        Hibernia National Bank is subject to a Louisiana shareholders’ tax, which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income and franchise tax. Effective January 1, 1999, Hibernia National Bank of Texas was merged with and into Hibernia National Bank, resulting in one bank in all markets. The Texas operations of Hibernia National Bank are subject to Texas franchise tax.

DERIVATIVE FINANCIAL INSTRUMENTS
        The Company may enter into derivative contracts for the purposes of managing exposure to interest rate or foreign exchange risk or to meet the financing needs of its customers. Effective January 1, 2001, the Company adopted the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” These statements require all derivatives to be recorded on the balance sheet at fair value.

        For derivatives designated as hedging the exposure to changes in the fair value of an asset or liability (fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain to the hedged item attributable to the risk being hedged. Earnings will be affected to the extent to which the hedge is not effective in achieving offsetting changes in fair value. For derivatives designated as hedging exposure to variable cash flows of a forecasted transaction (cash flow hedge), the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings or when the hedge is terminated. The ineffective portion of the gain or loss is reported in earnings immediately. For derivatives that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately.

        In applying hedge accounting for derivatives, the Company establishes a method for assessing the effectiveness of the hedging derivative and a measurement approach for determining the ineffective aspect of the hedge upon the inception of the hedge. These methods are consistent with the Company’s approach to managing risk.

         Prior to the adoption of SFAS No. 133, derivative financial instruments used for asset and liability hedges were recorded using the accrual method of accounting. Under this method, the expected differential to be paid or received was accrued in the appropriate income or expense caption on the income statement (i.e., hedge of a loan in interest income, hedge of a deposit or debt in interest expense). The fair value of these instruments and the changes in the fair value were not recognized in the financial statements. Derivative financial instruments used to manage exposure to changes in interest rates on the market value of its securities available for sale portfolio were recorded using the fair value method of accounting. Under this method, gains and losses were recognized, net of tax, in shareholders’ equity and were included in other comprehensive income. The Company also entered into derivative financial instruments for trading purposes. These instruments were recorded using the fair value method of accounting. Changes in the fair value of these instruments were recorded in noninterest income.

USE OF ESTIMATES
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION
        Certain items included in the consolidated financial statements for 2000 and 1999 have been reclassified to conform with the 2001 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS
         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of SFAS No. 133 to apply to all financial statements for years beginning after June 15, 2000. The FASB also issued SFAS No. 138, which amended certain provisions of SFAS No. 133 by providing implementation guidance in selected areas. The adoption of SFAS No. 133 in the first quarter of 2001 did not have a material impact on the financial condition or operating results of the Company (see Note 22).

        In September 2000, the FASB issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This statement revises and clarifies the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures. The disclosure requirements were effective for fiscal years ending after December 15, 2000 and were included in the 2000 Annual Report. The accounting requirements of SFAS No. 140 were effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of the accounting requirements SFAS No. 140 in the second quarter of 2001 did not have a material impact on the financial condition or operating results of the Company.

        In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules regarding accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS No. 142 is expected to result in an increase in net income of approximately $11,000,000 ($.07 per share) per year. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. The results of these impairment tests are not expected to have a material impact on the financial condition or operating results of the Company.

        In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 addresses the financial accounting and reporting requirements for the impairment or disposal of long-lived assets. The requirements of the statement are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to have a material impact on the financial condition or operating results of the Company.

2 | MERGERS

        In 1999, the Company completed a merger with one East Texas financial institution which was accounted for as a pooling of interests and purchased the assets and assumed the liabilities of the Beaumont banking offices of Chase Bank of Texas, N.A. In 2000, the Company purchased a full-service investment banking firm and an insurance brokerage firm. Additionally in 2000, the Company purchased the assets and assumed the liabilities of three East Texas banking offices of Compass Bank. Completed mergers include MarTex Bancshares, Inc. (MarTex) in 1999; and Southcoast Capital, L.L.C. (Southcoast) and the Rosenthal Agency (Rosenthal) in 2000.

        The institutions with which the Company merged are collectively referred to as the “merged companies.” The merged company in the transaction accounted for as a pooling of interests is referred to as the “pooled company.” The merged companies in transactions accounted for as purchases are referred to as the “purchased companies.”

        The following table shows the merger date, consideration issued, exchange ratio and accounting method for each merger.

			Exchange
	Merger Date	Consideration(1)	Ratio	Accounting Method

MarTex	March 8, 1999	3,450,000 shares	0.25:1	Pooling of interests
Beaumont banking offices of
Chase Bank of Texas, N.A.	May 21, 1999	$87,000,000	N/A	Purchase
Southcoast	April 1, 2000	$ 412,000	N/A	Purchase
		698,512 shares
East Texas banking offices of
Compass Bank	June 22, 2000	$13,417,000	N/A	Purchase
Rosenthal	July 6, 2000	$21,000,000	N/A	Purchase
	790,888 purchase warrants

(1)All shares issued were Hibernia Class A Common Stock.

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

        The following table presents unaudited pro forma information giving effect to the purchase transactions discussed above as if the transactions had occurred at the beginning of each period presented. The effect of anticipated savings resulting from the mergers has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results. There were no purchase transactions in 2001.

($ in thousands, except per-share data)	Year Ended December 31

	2000	1999

Net interest and noninterest income	$ 869,784	$ 834,070
Net income	$ 169,676	$ 172,658
Net income per common share	$ 1.04	$ 1.05
Net income per common share - assuming dilution	$ 1.03	$ 1.04

3 | CASH AND CASH EQUIVALENTS

         The following is a summary of cash and cash equivalents.

($ in thousands)	December 31

	2001	2000

Cash and due from banks	$ 670,435	$ 635,178
Federal funds sold	18,033	17,000
Securities purchased under agreements to resell	-	155,000
Interest-bearing time deposits in domestic banks	10,245	13,094

Total cash and cash equivalents	$ 698,713	$ 820,272

4 | SECURITIES

        The following is a summary of securities classified as available for sale and held to maturity.

($ in thousands)		December 31, 2001

		Amortized	Fair	Unrealized	Unrealized
		Cost	Value	Gains	Losses

Available for sale:	U.S. Treasuries	$ 38,236	$ 37,737	$ 60	$ 559
	U.S. government agencies:
	Mortgage-backed securities	1,049,313	1,066,326	20,002	2,989
	Bonds	1,728,813	1,740,103	18,621	7,331
	Stocks	105,000	103,415	-	1,585
	States and political subdivisions	183,858	189,633	5,976	201
	Other	104,572	104,063	318	827

	Total securities available for sale	$ 3,209,792	$ 3,241,277	$ 44,977	$ 13,492

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$ 249,884	$ 254,087	$ 4,639	$ 436

	Total securities held to maturity	$ 249,884	$ 254,087	$ 4,639	$ 436

($ in thousands)		December 31, 2000

		Amortized	Fair	Unrealized	Unrealized
		Cost	Value	Gains	Losses

Available for sale:	U.S. Treasuries	$ 230,548	$ 230,687	$ 465	$ 326
	U.S. government agencies:
	Mortgage-backed securities	823,033	820,346	6,222	8,909
	Bonds	1,208,760	1,204,406	6,148	10,502
	Stocks	109,903	110,838	975	40
	States and political subdivisions	210,259	215,852	5,892	299
	Other	105,530	104,859	416	1,087

	Total securities available for sale	$ 2,688,033	$ 2,686,988	$ 20,118	$ 21,163

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$ 361,872	$ 356,211	$ 2,063	$ 7,724

	Total securities held to maturity	$ 361,872	$ 356,211	$ 2,063	$ 7,724

        The following is a summary of realized gains and losses from the sale of securities available for sale.

($ in thousands)	Year Ended December 31

	2001	2000	1999

Realized gains	$ 850	$ 2,267	$ 465
Realized losses	(9,771)	(6,188)	(33)

Net realized gains (losses)	$ (8,921)	$ (3,921)	$ 432

        Securities with carrying values of $3,115,058,000 and $2,741,650,000 at December 31, 2001 and 2000, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements. The following is a summary of pledged securities.

($ in thousands)		December 31

		2001	2000

Available for sale:	U.S. Treasuries	$ 37,737	$ 230,687
	U.S. government agencies:
	Mortgage-backed securities	988,387	782,768
	Bonds	1,677,247	1,199,673
	States and political subdivisions	161,382	164,695
	Other	421	1,955

	Total available for sale	2,865,174	2,379,778

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	249,884	361,872

	Total held to maturity	249,884	361,872

	Total carrying value of pledged securities	$ 3,115,058	$ 2,741,650

        The amortized cost and estimated fair value by maturity of securities are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

($ in thousands)		December 31, 2001

		Amortized	Fair
		Cost	Value

Available for sale:	Due in 1 year or less	$ 599,837	$ 599,592
	Due after 1 year through 5 years	231,620	240,446
	Due after 5 years through 10 years	546,970	554,962
	Due after 10 years	1,831,365	1,846,277

	Total securities available for sale	$ 3,209,792	$ 3,241,277

Held to maturity:	Due after 5 years through 10 years	$ 2,986	$ 2,967
	Due after 10 years	246,898	251,120

	Total securities held to maturity	$ 249,884	$ 254,087

5 | LOANS

        The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

($ in thousands)		December 31

		2001	2000

Commercial:	Commercial and industrial	$1,084,650	$1,387,943
	Services industry	717,088	811,382
	Real estate	422,540	434,387
	Health care	265,302	295,292
	Transportation, communications and utilities	154,561	212,833
	Energy	235,114	265,721
	Other	83,122	94,064

	Total commercial	2,962,377	3,501,622

Small Business:	Commercial and industrial	775,928	755,688
	Services industry	631,997	594,285
	Real estate	422,810	402,845
	Health care	149,740	153,222
	Transportation, communications and utilities	106,670	95,771
	Energy	33,954	27,534
	Other	369,748	366,614

	Total small business	2,490,847	2,395,959

Consumer:	Residential mortgages:
	First mortgages	2,615,530	2,899,788
	Junior liens	500,098	409,208
	Indirect	1,535,589	1,863,695
	Revolving credit	518,478	448,651
	Other	618,063	605,755

	Total consumer	5,787,758	6,227,097

	Total loans	$ 11,240,982	$ 12,124,678

        The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

($ in thousands)	December 31

	2001	2000

Nonaccrual loans	$ 70,888	$ 81,955
Restructured loans	-	-

Nonperforming loans	70,888	81,955

Foreclosed assets	5,782	4,267
Excess bank-owned property	1,482	2,586

Total nonperforming assets	$ 78,152	$ 88,808

        At December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired was $59,809,000 and $75,991,000, respectively. Included in the 2001 and 2000 amounts were $49,723,000 and $61,192,000, respectively, of impaired loans for which the related reserve for loan losses was $10,966,000 and $13,195,000, respectively. At December 31, 2001 and 2000, impaired loans that did not require a reserve for loan losses amounted to $10,086,000 and $14,799,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 2001, 2000 and 1999 was approximately $62,277,000, $84,803,000 and $60,834,000, respectively.

        The amount of interest income actually recognized on nonperforming loans during 2001, 2000 and 1999 was approximately $645,000, $1,669,000 and $3,145,000, respectively, substantially all of which related to impaired loans. The additional amount of interest income that would have been recorded during 2001, 2000 and 1999 if these loans had been current in accordance with their original terms was approximately $8,812,000, $10,032,000 and $6,723,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income.

         The following is a summary of activity in the reserve for loan losses.

($ in thousands)	Year Ended December 31

	2001	2000	1999

Balance at beginning of year	$ 178,253	$ 156,072	$ 130,347
Loans charged off	(91,625)	(112,453)	(83,366)
Recoveries	19,179	13,602	18,438

Net loans charged off	(72,446)	(98,851)	(64,928)

Provision for loan losses	97,250	120,650	87,800
Addition due to purchase transactions	-	450	3,035
Transfer due to securitizations	(7,291)	(68)	(182)

Balance at end of year	$ 195,766	$ 178,253	$ 156,072

6 | LOAN SECURITIZATIONS

        In June 2001, the Company sold fixed-rate indirect automobile loans totaling $592,177,000 in a securitization transaction and recognized a pre-tax gain of $11,417,000, which was recorded in other noninterest income. This gain was partially offset by a loss of $1,025,000 on an interest rate swap used to lock in the gain on the transaction. Under the terms of the transaction, the Company will receive annual servicing fees of approximately one percent of the outstanding balance of the automobile loans and retain the rights to future cash flows remaining after the investors in the securitization trust have received their contractual return. The investors have no recourse to the Company’s other assets beyond the cash reserve account in the event of failure of debtors to pay when due. The Company’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit and prepayment risks on the transferred financial assets.

        Key economic assumptions used in measuring the retained interests and the components of retained interests at the date of securitization were as follows: a monthly prepayment rate of 1.5%, a weighted average remaining life of 1.5 years, expected annual net credit losses of 0.98% and residual cash flows discounted at 15%. The fair value of the retained interests at the date of the securitization included an interest-only strip receivable of $24,648,000, recorded as a trading account asset, and a cash reserve account (securitization proceeds receivable) of $20,494,000, included in other assets. Cash flows from the securitization and sale consisted of proceeds received of $570,041,000.

        At December 31, 2001, the outstanding principal balance of the securitized automobile loans totaled $446,354,000, of which $604,000 was past due 90 days or more. Net charge-offs on these securitized automobile loans totaled $2,154,000 during 2001. Cash flows in 2001 consisted of $2,680,000 of servicing income and $416,000 of interest on the securitization proceeds receivable. Additionally, excess cash flows of $4,156,000 were applied to reduce the balance of the interest-only strip receivable.

        At December 31, 2001, key economic assumptions and the sensitivity to current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows. These sensitivities are hypothetical and should be used with caution. In this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions; in actuality, changes in one factor may result in changes in another which could magnify or counteract the sensitivities.

($ in thousands)	December 31, 2001

Carrying amount/fair value of retained interests	$ 39,675

Prepayment speed assumption (monthly rate)	1.5%
Impact on fair value of 10% adverse change	$ (1,091)
Impact on fair value of 20% adverse change	$ (2,259)

Expected credit losses (annual rate)	0.98%
Impact on fair value of 10% adverse change	$ (556)
Impact on fair value of 20% adverse change	$ (1,137)

Residual cash flows discount rate (annual rate)	15%
Impact on fair value of 10% adverse change	$ (938)
Impact on fair value of 20% adverse change	$ (1,846)

        The Company securitized and retained $305,245,000 and $112,476,000 of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA) during 2001 and 2000, respectively. The loans were reclassified to investment securities. Investment securities resulting from mortgage loan securitizations had carrying values of $255,837,000 and $87,155,000 in securities available for sale at December 31, 2001 and 2000, respectively, and $249,884,000 and $361,872,000 in securities held to maturity at December 31, 2001 and 2000, respectively. During 2000 securities relating to these transactions with a carrying value of approximately $49,625,000 were sold from the available for sale portfolio to a third party. The balance of these securitized loans, which are serviced by the Bank, totaled $527,070,000 and $500,587,000 at December 31, 2001 and 2000, respectively. Included in these balances are securitized loans 90 days or more past due of $1,011,000 and $349,000 at December 31, 2001 and 2000, respectively. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses.

7 | BANK PREMISES AND EQUIPMENT

        The following tables detail bank premises and equipment and related depreciation and amortization expense.

($ in thousands)	December 31

	2001	2000

Land	$ 42,754	$ 39,984
Buildings	195,367	198,098
Leasehold improvements	37,947	36,706
Furniture and equipment	177,447	163,131

	453,515	437,919
Less accumulated depreciation and amortization	(248,676)	(230,216)

Total bank premises and equipment	$204,839	$207,703

($ in thousands)	Year Ended December 31

	2001	2000	1999

Provisions for depreciation and amortization included in:
Occupancy expense	$ 10,140	$ 10,593	$ 9,756
Equipment expense	14,935	14,370	17,429

Total depreciation and amortization expense	$ 25,075	$ 24,963	$ 27,185

8 | DEPOSITS

        At December 31, 2001, time deposits with a remaining maturity of one year or more amounted to $683,225,000. Maturities of all time deposits are as follows: 2002 - $4,240,878,000; 2003 - $416,093,000; 2004 - $127,210,000; 2005 - $86,925,000; 2006 - $35,805,000; and thereafter - $17,192,000.

        Domestic certificates of deposit of $100,000 or more amounted to $1,808,231,000 and $2,073,508,000 at December 31, 2001 and 2000, respectively. Interest on these certificates amounted to $97,648,000, $125,763,000 and $90,594,000 in 2001, 2000 and 1999, respectively.

        Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $586,848,000 and $628,348,000 at December 31, 2001 and 2000, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $20,741,000, $24,500,000 and $14,266,000 for 2001, 2000 and 1999, respectively.

9 | SHORT-TERM BORROWINGS

         The following is a summary of short-term borrowings.

($ in thousands)	December 31

	2001	2000

Federal funds purchased	$ 121,872	$ 758,025
Securities sold under agreements to repurchase	554,118	497,334
Federal Reserve Bank treasury, tax and loan account	76,730	55,091
Trading account liabilities	27	65

Total short-term borrowings	$ 752,747	$ 1,310,515

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

($ in thousands)	December 31

	2001	2000	1999

Outstanding at December 31	$ 752,747	$ 1,310,515	$ 1,102,690
Maximum month-end outstandings	$1,569,441	$ 1,583,381	$ 1,301,423
Average daily outstandings	$ 948,494	$ 1,266,792	$ 1,086,547
Average rate during the year	4.09%	6.18%	4.86%
Average rate at year end	1.51%	6.33%	4.88%

10 | FEDERAL HOME LOAN BANK ADVANCES

         The following is a summary of Federal Home Loan Bank (FHLB) advances.

($ in thousands)	December 31

	2001	2000

Federal Home Loan Bank callable advances	$ 400,000	$ 400,000
Federal Home Loan Bank long-term advances	642,983	643,996

Total Federal Home Loan Bank advances	$ 1,042,983	$ 1,043,996

        The FHLB advances are secured by the Company’s investment in FHLB stock, which totaled $58,801,000 and $53,924,000 at December 31, 2001 and 2000, respectively, and also by a blanket floating lien on portions of the Company’s residential mortgage loan portfolio.

        The FHLB callable advances require monthly interest payments. An advance in the amount of $200,000,000 matures in 2004, accrues interest at a rate of 5.65%, and is callable at quarterly intervals which began in September 2001. Another $200,000,000 advance matures in 2008, accrues interest at a rate of 5.28%, and is callable at quarterly intervals which begin in June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. The FHLB long-term advances include advances of $2,983,000 which accrue interest at fixed contractual rates of 5.70% to 8.36%, and advances of $640,000,000 which accrue interest at variable rates. The variable rate advances had rates ranging from 1.80% to 2.23% at December 31, 2001. The average rate on these advances during 2001 was 4.24%. The long-term fixed-rate advances are due in monthly installments of approximately $78,000, including interest, and are scheduled to amortize through various dates between 2002 and 2015. However, should the residential mortgage loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

        The Company instituted partial hedges against the effect of rising interest rates on its variable rate debt by entering into interest rate swap agreements during 2001 whereby the Company will receive quarterly variable rate (LIBOR) payments and pay fixed rates on notional amounts totaling $600,000,000. Net settlements on the swap agreements are accrued monthly, effectively converting $600,000,000 of FHLB advances from variable rates to an average fixed rate of 5.01%.

        Maturities of FHLB advances are as follows: 2002 - $40,741,000; 2003 - $429,000; 2004 - $500,369,000; 2005 - $300,704,000; 2006 - $291,000; and thereafter - $200,449,000.

11 | OTHER ASSETS AND OTHER LIABILITIES

         The following are summaries of other assets and other liabilities.

($ in thousands)		December 31

		2001	2000

Other assets:	Accrued interest receivable	$ 85,236	$ 112,486
	Foreclosed assets and excess bank-owned property	7,264	6,853
	Deferred income taxes	21,400	41,431
	Goodwill, net	206,625	219,780
	Core deposit intangibles, net	10,050	14,626
	Trust intangibles, net	9,661	12,041
	Insurance expirations, net	3,372	3,158
	Mortgage servicing rights, net	95,022	55,321
	Fair value derivative assets	36,925	-
	Other	117,681	85,311

	Total other assets	$ 593,236	$ 551,007

Other liabilities:	Accrued interest payable	$ 31,227	$ 40,096
	Trade accounts payable and accrued liabilities	63,946	64,776
	Trade date securities payable	135,702	34,806
	Fair value derivative liabilities	35,624	-
	Reserve for future rental payments under sale/leaseback	14,891	16,594
	Other	28,165	14,834

	Total other liabilities	$ 309,555	$ 171,106

        Amortization expense relating to goodwill totaled $12,668,000, $11,839,000 and $9,840,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated amortization relating to goodwill at December 31, 2001 and 2000 totaled $66,914,000 and $60,611,000, respectively. Amortization expense related to core deposit intangibles totaled $4,576,000, $5,674,000 and $5,197,000 in 2001, 2000 and 1999, respectively. Accumulated amortization related to core deposit intangibles totaled $26,102,000 and $21,526,000 at December 31, 2001 and 2000, respectively. Amortization expense related to trust intangibles totaled $2,380,000, $2,966,000 and $2,052,000 in 2001, 2000 and 1999 respectively. Accumulated amortization related to trust intangibles totaled $7,398,000 and $5,018,000 at December 31, 2001 and 2000.

        Insurance expirations of $600,000 and $3,284,000 were added during the years ended December 31, 2001 and 2000, respectively. Amortization expense related to insurance expirations totaled $386,000 and $126,000 in 2001 and 2000, respectively. Accumulated amortization related to insurance expirations totaled $512,000 and $126,000 at December 31, 2001 and 2000, respectively.

        Mortgage servicing rights of $66,295,000 and $19,144,000 were added during the years ended December 31, 2001 and 2000, respectively. Amortization expense related to mortgage servicing rights totaled $14,293,000, $6,914,000, and $6,674,000 for 2001, 2000 and 1999, respectively. A valuation reserve for the temporary impairment of mortgage servicing rights totaled $15,301,000 and $3,000,000 at December 31, 2001 and 2000, respectively. Activity in the valuation reserve included additions, recorded in amortization expense, of $12,301,000 and $2,200,000 in 2001 and 2000, respectively. There was no activity in the valuation reserve during 1999.

12 | PREFERRED AND COMMON STOCK

        The Company has authorized 100,000,000 shares of no par value preferred stock. There were no preferred shares issued and outstanding at December 31, 2001. At December 31, 2000, there were 1,739,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock) issued and outstanding. The Series A Preferred Stock was nonconvertible, with a $50 per-share liquidation preference and a 6.9% annual dividend. The Series A Preferred Stock was redeemable at Hibernia’s option at any time after October 1, 2001. During 2000, with prior Federal Reserve Board approval, the Company redeemed 261,000 shares of the Series A Preferred Stock at a redemption price of approximately $49 per share for a total cost of $12,798,000. The redemption discount of $252,000 was included in surplus at December 31, 2000. On October 1, 2001, the Company redeemed the remaining 1,739,000 outstanding shares. The redemption price was $50 per share for a total cost of $86,950,000. The Series A Preferred Stock qualified as Tier 1 capital for regulatory purposes.

        The Company has authorized 300,000,000 shares of no par value Class A Common Stock. There were 162,351,682 and 161,014,058 shares issued and 159,066,962 and 157,729,338 shares outstanding at December 31, 2001 and 2000, respectively. The Company held 3,284,720 shares of Class A Common Stock in treasury at December 31, 2001 and 2000. In April 2000, the Company’s Board of Directors authorized the buyback of up to 7,500,000 shares of common stock over the following twelve month period. During 2000, the Company repurchased 3,268,400 shares of common stock under the buyback program at a total cost of $35,677,000. In April 2001, the Company’s Board of Directors authorized the continuation of the repurchase plan for the next twelve months under terms that allow the repurchase of up to 3,500,000 additional shares of common stock. There were no repurchases of common stock during 2001.

        As partial consideration in the acquisition of the Rosenthal Agency on July 6, 2000 (see Note 2), the Company issued 790,888 common stock purchase warrants recorded at a fair value of $2,000,000. Each warrant is convertible into one share of Class A Common Stock at an exercise price of $13.12 per share. The warrants become exercisable July 7, 2003 and expire July 6, 2005.

13 | EMPLOYEE BENEFIT PLANS

        The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Employees contribute a portion of their compensation with the Company matching 100% of the first 5%. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. Participants may elect to immediately transfer Company contributions received to any of the plan’s investment options. At December 31, 2001, the RSP owned approximately 3,959,000 shares of Hibernia Class A Common Stock. The Company’s contributions to the RSP totaled $7,291,000 in 2001, $6,401,000 in 2000 and $5,627,000 in 1999.

        The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $52,646,000, $35,469,000 and $24,371,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

        During 1998, the Company established a plan (1998-2000 Plan) for the grant of performance share awards under its Long-Term Incentive Plan for certain members of management. Under the 1998-2000 Plan, if the Company achieved certain predetermined performance goals during the three-year period from January 1, 1998 through December 31, 2000, the Company would award Hibernia Class A Common Stock to certain members of management who contributed to that achievement. Compensation ___ expense of $8,000,000 was recorded in 1998 relating to the 1998-2000 Plan and reversed in 1999. The reversal resulted from the failure to meet certain requirements necessary to achieve a payout under the plan, and accordingly, no expense relating to this plan was recorded in 2000.

14 | EMPLOYEE STOCK OWNERSHIP PLAN

        The Company has an internally-leveraged employee stock ownership plan (ESOP) in which substantially all employees participate. The ESOP owned approximately 3,868,000 and 3,872,000 shares of Hibernia Class A Common Stock at December 31, 2001 and 2000, respectively. The outstanding debt obligation of the ESOP totaled $26,483,000 and $30,937,000 at December 31, 2001 and 2000, respectively. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors, but at least equal to the ESOP’s minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 2001, 2000 and 1999 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants.

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

        Compensation expense of $5,337,000, $3,570,000 and $2,763,000 relating to the ESOP was recorded during 2001, 2000 and 1999, respectively. The ESOP held 1,798,000 and 1,459,000 allocated shares and 2,070,000 and 2,413,000 suspense shares at December 31, 2001 and 2000, respectively. The fair value of the suspense shares at December 31, 2001 and 2000 was $36,826,000 and $30,762,000, respectively.

15 | STOCK OPTIONS

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

        The Company’s stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. Options granted to non-employee directors upon inception of service as a director and certain options granted to directors who retire as employees vest in six months. Until October 1997, those options were granted under the 1987 Stock Option Plan; after October 1997, those options are granted under the 1993 Directors’ Stock Option Plan. Other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant. During 2001, an option was granted to a former chief executive officer, prior to his separation from the Company, under an individual stock option plan referred to as the 2001 Nonqualified Stock Option Plan. That option vested on July 26, 2001.

        The 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan have been approved by shareholders. The 2001 Nonqualified Stock Option Plan is a non-shareholder approved plan.

        Options granted to employees and directors generally become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted unless the holder leaves the employ of the Company other than through retirement, death or disability, in which case the options expire at the date of termination. Options granted under the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally expire 10 years from the date of grant unless the holder dies, retires, becomes permanently disabled or otherwise leaves the employ or ceases to be a director of the Company, in which case the options expire at various times ranging from 90 days to 12 months. The option granted under the 2001 Nonqualified Stock Option Plan expires January 31, 2006, unless the holder dies, in which case the option expires one year following the death (but not later than January 31, 2006). All options vest immediately upon a change of control of the Company. Shares to be issued upon the exercise of the option granted under the 2001 Nonqualified Stock Option Plan are to be issued out of the Company’s treasury stock.

        The following summarizes the option activity in the plans during 2001, 2000 and 1999. During 1997, the 1987 Stock Option Plan was terminated; therefore, there are no shares available for grant under this plan. The termination did not impact options outstanding under the 1987 Stock Option Plan. An option to purchase 250,000 shares at $13.84 per share, weighted-average fair value of $3.61 per share, was granted to a former chief executive officer during 2001 under the 2001 Nonqualified Stock Option Plan. This option remains outstanding at December 31, 2001. There are no shares available for grant under the 2001 Nonqualified Stock Option Plan at December 31, 2001.

				Weighted-
				Average
				Exercise
	Incentive	Non-Qualified	Total	Price

1987 Stock Option Plan:
Outstanding, December 31, 1998	50,163	1,179,337	1,229,500	$ 7.00
Canceled	-	(86,876)	(86,876)	18.80
Exercised	(6,250)	(8,949)	(15,199)	6.05

Outstanding, December 31, 1999	43,913	1,083,512	1,127,425	6.10
Canceled	-	(2,000)	(2,000)	14.94
Exercised	-	(2,233)	(2,233)	4.94

Outstanding, December 31, 2000	43,913	1,079,279	1,123,192	6.09
Exercised	(22,500)	(84,856)	(107,356)	5.15
Converted to non-qualified	(13,913)	13,913	-	7.19

Outstanding, December 31, 2001	7,500	1,008,336	1,015,836	$ 6.19

Exercisable, December 31, 2001	7,500	1,008,336	1,015,836	$ 6.19

Long-Term Incentive Plan:
Outstanding, December 31, 1998	12,598	7,066,149	7,078,747	$ 11.97
Granted (weighted-average fair value $4.49 per share)	-	2,411,175	2,411,175	15.95
Canceled	-	(260,788)	(260,788)	16.29
Exercised	-	(407,062)	(407,062)	8.40

Outstanding, December 31, 1999	12,598	8,809,474	8,822,072	13.09
Granted (weighted-average fair value $2.33 per share)	-	2,890,335	2,890,335	10.04
Canceled	-	(513,057)	(513,057)	13.66
Exercised	-	(206,218)	(206,218)	8.03

Outstanding, December 31, 2000	12,598	10,980,534	10,993,132	12.36
Granted (weighted-average fair value $3.66 per share)	-	2,774,585	2,774,585	13.54
Canceled	-	(507,855)	(507,855)	13.68
Exercised	-	(1,158,247)	(1,158,247)	9.77
Converted to non-qualified	(12,598)	12,598	-	7.94

Outstanding, December 31, 2001	-	12,101,615	12,101,615	$ 12.82

Exercisable, December 31, 2001	-	5,992,262	5,992,262	$ 12.81

Available for Grant, December 31, 2001			1,223,735

				Weighted-
				Average
				Exercise
	Incentive	Non-Qualified	Total	Price

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1998	-	335,000	335,000	$ 12.21
Granted (weighted-average fair value $3.45 per share)	-	80,000	80,000	12.90
Canceled	-	(5,000)	(5,000)	21.72
Exercised	-	(40,000)	(40,000)	9.79

Outstanding, December 31, 1999	-	370,000	370,000	12.49
Granted (weighted-average fair value $2.42 per share)	-	60,000	60,000	10.38

Outstanding, December 31, 2000	-	430,000	430,000	12.20
Granted (weighted-average fair value $4.35 per share)	-	60,000	60,000	15.48
Canceled	-	(10,000)	(10,000)	21.72
Exercised	-	(77,500)	(77,500)	9.78

Outstanding, December 31, 2001	-	402,500	402,500	$ 12.91

Exercisable, December 31, 2001	-	240,000	240,000	$ 12.48

Available for Grant, December 31, 2001			392,500

        In addition to the above option activity in the plans, 41,350 shares, 112,814 shares and 82,346 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 2001, 2000 and 1999, respectively.

        The following table presents the weighted-average remaining life as of December 31, 2001 for options outstanding for the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan within the stated exercise price ranges. The 2001 Nonqualified Stock Option Plan had 250,000 options outstanding and exercisable with a weighted-average exercise price of $13.84 and weighted-average remaining life of 4.07 years.

	Outstanding			Exercisable
		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Number	Average
Exercise Price Range Per Share	of Options	Exercise Price	Remaining Life	of Options	Exercise Price

1987 Stock Option Plan:
$4.19 to $5.31	353,170	$ 4.25	.23 years	353,170	$ 4.25
$7.19 to $8.75	662,666	$ 7.22	1.28 years	662,666	$ 7.22

Long-Term Incentive Plan:
$6.94 to $9.91	3,918,352	$ 8.97	5.85 years	1,734,187	$ 7.79
$10.19 to $13.47	4,629,810	$ 12.84	7.30 years	1,991,550	$ 12.12
$13.88 to $16.79	2,029,124	$ 16.04	7.19 years	1,077,897	$ 16.05
$18.28 to $20.25	1,524,329	$ 18.36	6.08 years	1,188,628	$ 18.35

1993 Directors' Stock Option Plan:
$7.31 to $8.13	75,000	$ 7.83	2.45 years	75,000	$ 7.83
$10.38 to $13.00	207,500	$ 11.63	6.60 years	117,500	$ 12.00
$15.48 to $21.72	120,000	$ 18.31	7.83 years	47,500	$ 20.99

        The following pro forma information was determined as if the Company had accounted for stock options using the fair-value-based method as defined in SFAS No. 123, in which the estimated fair value of the options granted is amortized to expense over the options’ vesting period. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 5.62%, 6.79%, and 4.92%; expected dividend yields of 3.83%, 4.82% and 2.66%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 35%, 32%, and 29%; and the expected life of the options.

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

($ in thousands, except per-share data)	Year Ended December 31

	2001		2000		1999

	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma

Net income	$ 218,798	$ 213,150	$ 170,633	$ 165,937	$ 175,103	$ 170,348
Net income per common share	$ 1.37	$ 1.34	$ 1.05	$ 1.02	$ 1.07	$ 1.04
Net income per common share -
assuming dilution	$ 1.35	$ 1.31	$ 1.04	$ 1.01	$ 1.06	$ 1.03

16 | LEASES

        The Company leases its headquarters, operations center and certain other office space, bank premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years.

        Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $15,462,000, $14,582,000 and $13,697,000 in 2001, 2000 and 1999, respectively.

        Minimum rental commitments for long-term operating leases are as follows: 2002 - $13,167,000; 2003 - $12,918,000; 2004 - $12,260,000; 2005 - $11,967,000; 2006 - $9,560,000; and thereafter - $24,355,000.

17 | OTHER OPERATING EXPENSE

         The following is a summary of other operating expense.

($ in thousands)	Year Ended December 31

	2001	2000	1999

State taxes on equity	$ 14,652	$ 13,707	$ 12,115
Telecommunications	9,220	8,922	9,844
Loan collection expense	8,850	6,163	5,003
Postage	7,940	7,375	7,256
Professional fees	7,398	5,894	7,371
Stationery and supplies	5,604	4,612	6,344
Regulatory expense	4,244	4,225	3,061
Other	48,981	38,849	42,890

Total other operating expense	$ 106,889	$ 89,747	$ 93,884

18 | INCOME TAXES

        Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The following is a summary of the components of income tax expense.

($ in thousands)	Year Ended December 31

	2001	2000	1999

Current tax expense:
Federal income tax	$ 98,980	$ 80,433	$ 90,089
State income tax	7,219	7,402	6,963

Total current tax expense	106,199	87,835	97,052

Deferred tax expense (benefit):
Federal income tax	12,253	4,048	(1,368)

Total deferred tax expense (benefit)	12,253	4,048	(1,368)

Income tax expense	$ 118,452	$ 91,883	$ 95,684

Tax liabilities (benefits) recorded directly to shareholders' equity:
(Increase) decrease in net unrealized gain (loss)
on securities and cash flow hedges	$ 7,517	$ 28,776	$ (44,166)

(Increase) decrease related to stock options
and the employee stock ownership plan	(2,251)	19	(1,051)

Total tax liabilities (benefits) recorded directly to shareholders' equity	$ 5,266	$ 28,795	$ (45,217)

        The following is a reconciliation of the federal statutory income tax rate to the Company’s effective rate.

($ in thousands)	Year Ended December 31

	2001		2000		1999

	Amount	Rate	Amount	Rate	Amount	Rate

Tax expense based on federal statutory rate	$ 118,038	35.0%	$ 91,881	35.0%	$ 94,775	35.0%
Tax-exempt interest	(5,536)	(1.7)	(5,951)	(2.3)	(6,634)	(2.5)
State income tax, net of federal benefit	4,693	1.4	4,811	1.8	4,526	1.7
Amortization of non-deductible goodwill	3,307	1.0	3,089	1.2	2,873	1.0
Other	(2,050)	(0.6)	(1,947)	(0.7)	144	0.1

Income tax expense	$ 118,452	35.1%	$ 91,883	35.0%	$ 95,684	35.3%

        Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities are detailed in the following table.

($ in thousands)		December 31

		2001	2000

Deferred tax assets:	Reserve for loan losses	$ 68,518	$ 62,389
	Sale/leaseback	4,049	5,116
	Loan fees	4,020	3,992
	Accrued expenses	8,833	8,503
	Deferred compensation	5,776	4,764
	Goodwill and other purchase accounting intangibles	1,407	408
	Net unrealized losses on securities available for sale	-	366
	Other	9,821	6,683

	Total deferred tax assets	102,424	92,221

Deferred tax liabilities:	Net unrealized gains on securities available for sale
	and cash flow hedges	7,151	-
	Depreciation	12,338	12,415
	Leasing	20,822	11,440
	Mortgage servicing rights	23,226	7,476
	Other	17,487	19,459

	Total deferred tax liabilities	81,024	50,790

	Deferred tax assets, net of deferred tax liabilities	$ 21,400	$ 41,431

        Management assesses realizability of the net deferred tax asset based on the Company’s ability to first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

19 | NET INCOME PER COMMON SHARE DATA

        The following sets forth the computation of net income per common share and net income per common share - assuming dilution.

($ in thousands, except per-share data)		Year Ended December 31

		2001	2000	1999

Numerator:	Net income	$ 218,798	$ 170,633	$ 175,103
	Preferred stock dividends	(4,500)	(6,433)	(6,900)

	Numerator for net income per common share	214,298	164,200	168,203
	Effect of dilutive securities	-	-	-

	Numerator for net income per common
	share - assuming dilution	$ 214,298	$ 164,200	$ 168,203

Denominator:	Denominator for net income per common
	share (weighted-average shares outstanding)	156,206,702	156,655,470	157,253,229
	Effect of dilutive securities:
	Stock options	2,724,389	1,196,116	1,548,018
	Purchase warrants	137,583	-	-
	Restricted stock awards	167,535	168,785	100,775

	Denominator for net income per common
	share - assuming dilution	159,236,209	158,020,371	158,902,022

Net income per common share		$ 1.37	$ 1.05	$ 1.07

Net income per common share - assuming dilution		$ 1.35	$ 1.04	$ 1.06

        The weighted-average shares outstanding exclude 2,298,581, 2,621,757 and 2,902,121 average common shares in 2001, 2000 and 1999, respectively, held by the Hibernia ESOP (see Note 14) which have not been committed to be released. The common shares issued in the merger accounted for as a pooling of interests consummated in 1999 are considered to be outstanding as of the beginning of the earliest period presented.

        Options with an exercise price greater than the average market price of the Company’s Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share - assuming dilution. During 2001 there were 3,505,653 antidilutive options outstanding with exercise prices ranging from $16.09 to $21.72, during 2000 there were 5,411,417 antidilutive options outstanding with exercise prices ranging from $11.38 to $21.72, and during 1999 there were 4,014,750 antidilutive options outstanding with exercise prices ranging from $13.97 to $21.72.

20 | COMPREHENSIVE INCOME

         The following is a summary of the components of other comprehensive income.

		Income Tax
	Before	Expense	After
($ in thousands)	Income Taxes	(Benefit)	Income Taxes

Year ended December 31, 2001

Unrealized gains (losses) on securities available for sale, net	$ 30,686	$ 10,741	$ 19,945
Reclassification adjustment for net (gains) losses realized in net income	1,844	645	1,199

Unrealized gains (losses) on securities available for sale, net	32,530	11,386	21,144

Unrealized gains (losses) on cash flow hedges	(11,055)	(3,869)	(7,186)
Reclassification adjustment for net (gains) losses realized in net income	-	-	-

Unrealized gains (losses) on cash flow hedges, net	(11,055)	(3,869)	(7,186)

Other comprehensive income	$ 21,475	$ 7,517	$ 13,958

Year ended December 31, 2000

Unrealized gains (losses) on securities available for sale, net	$ 81,661	$ 28,581	$ 53,080
Reclassification adjustment for net (gains) losses realized in net income	558	195	363

Other comprehensive income	$ 82,219	$ 28,776	$ 53,443

Year ended December 31, 1999

Unrealized gains (losses) on securities available for sale, net	$(124,472)	$ (43,552)	$ (80,920)
Reclassification adjustment for net (gains) losses realized in net income	(1,754)	(614)	(1,140)

Other comprehensive income	$(126,226)	$ (44,166)	$ (82,060)

         The following is a summary of the components of accumulated other comprehensive income.

($ in thousands)	December 31

	2001	2000

Unrealized gains (losses) on securities available for sale, net	$ 20,465	$ (679)
Unrealized losses on cash flow hedges	(7,186)	-

Total accumulated other comprehensive income	$ 13,279	$ (679)

21 | RELATED-PARTY TRANSACTIONS

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

        Loans outstanding to these related parties were $16,922,000 and $17,916,000 at December 31, 2001 and 2000, respectively. The change during 2001 reflects $96,665,000 in loan advances and $97,659,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.

        Additionally, the Company has a 50% interest in a joint venture with an unrelated third party to originate, sell and service loans under the Federal National Mortgage Association (Fannie Mae) Delegated Underwriting and Servicing (DUS) program. The Company’s investment in this joint venture, which is accounted for using the equity method, totaled $5,066,000 at December 31, 2001. Pretax earnings of $1,432,000 were realized during 2001 related to the joint venture. At December 31, 2001, the Company had extended a $57,500,000 line of credit to this joint venture. The line of credit at December 31, 2000 totaled $75,000,000. Loans outstanding under the line of credit were $42,450,000 and $41,635,000 at December 31, 2001 and 2000, respectively. The change from 2001 reflects $170,434,000 in advances and $169,619,000 in payments. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.

        Securities sold to related parties under repurchase agreements amounted to $7,992,000 and $8,158,000 at December 31, 2001 and 2000, respectively.

22 | FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

        Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, including core deposit intangibles, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The carrying amount of cash and cash equivalents, trading account assets, noninterest-bearing deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities, interest rate agreements and other derivative instruments is based on quoted market prices, dealer quotes and prices obtained from independent pricing services. The estimated fair value of loans, interest-bearing deposits and Federal Home Loan Bank advances is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The estimated fair value of mortgage servicing rights is based on present values of estimated future cash flows. Mortgage servicing rights are valued on an individual loan basis, grouped in tranches stratified by loan type, rate type (fixed vs. adjustable) and interest rate. The estimated fair value of commitments to extend credit and letters of credit and financial guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

        Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

        Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses which totaled $195,766,000 and $178,253,000 at December 31, 2001 and 2000, respectively. In addition, credit risk exposure on loans is mitigated by many factors including maintaining a diversified portfolio and the extent to which collateral or other forms of credit support are obtained from the borrower. The loan portfolio is diversified by loan type, industry and borrower. The requirements for collateral, covenants or guarantees are assessed as part of the Company’s underwriting process based on the loan type and the borrower’s credit worthiness. The Company’s credit policies provide standards with respect to monitoring and valuation of collateral.

        The fair value estimates presented are based on information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

($ in thousands)	December 31

	2001		2000

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Cash and cash equivalents	$ 698,713	$ 698,713	$ 820,272	$ 820,272
Trading account assets	$ 18,078	$ 18,078	$ 62	$ 62
Securities available for sale	$ 3,241,277	$ 3,241,277	$ 2,686,988	$ 2,686,988
Securities held to maturity	$ 249,884	$ 254,087	$ 361,872	$ 356,211
Mortgage loans held for sale	$ 566,933	$ 566,933	$ 123,671	$ 124,400
Commercial loans	$ 2,962,377	$ 3,000,313	$ 3,501,622	$ 3,509,632
Small business loans	$ 2,490,847	$ 2,535,368	$ 2,395,959	$ 2,395,010
Consumer loans	$ 5,787,758	$ 6,012,780	$ 6,227,097	$ 6,165,144
Mortgage servicing rights, net	$ 95,022	$ 97,756	$ 55,321	$ 68,926

Liabilities
Noninterest-bearing deposits	$ 2,484,812	$ 2,484,812	$ 2,243,044	$ 2,243,044
Interest-bearing deposits	$ 10,468,300	$ 10,536,299	$ 10,449,688	$ 10,454,291
Short-term borrowings	$ 752,747	$ 752,747	$ 1,310,515	$ 1,310,515
Federal Home Loan Bank advances	$ 1,042,983	$ 1,106,422	$ 1,043,996	$ 1,039,702

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

        The following table represents the contractual amounts and estimated fair value of these off-balance-sheet financial instruments.

($ in thousands)	December 31

	2001		2000

	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value

Commitments to extend credit	$ 2,998,802	$ (24,883)	$ 2,994,929	$ (25,564)
Letters of credit and financial guarantees	$ 351,514	$ (4,361)	$ 297,000	$ (2,217)

        Effective January 1, 2001 the Company adopted the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” These statements require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through other operating income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in the fair value of the hedged item through other operating income or recognized in other comprehensive income until the hedged item is recognized in earnings. As a result of the adoption of SFAS No. 133 (as amended) on January 1, 2001, $640,000 was recognized in noninterest income due to the cumulative effect of the accounting change. The after-tax cumulative effect of the accounting change of $416,000 was considered immaterial and therefore is not separately presented in the Consolidated Income Statements.

        The Company maintains positions in a variety of derivative financial instruments. Many of these positions are customer-oriented, and generally, matched positions are established for these customer-oriented activities to minimize risk to the Company. Additionally, the Company enters into forward sales contracts for its own account related to mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (including anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. Portions of these contracts are designated as fair value hedges. The Company also enters into interest rate swap agreements to manage interest rate risk on its FHLB advances and into foreign exchange forward contracts to minimize risk on loans which will be repaid in foreign currencies. These contracts are designated as hedges.

        The amounts disclosed in the following table represent the notional amounts and estimated fair values at December 31, 2001, of derivative financial instruments which are not designated as hedges. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments.

($ in thousands)	December 31, 2001

	Notional	Estimated
	Amount	Fair Value

Interest rate swaps:
Assets	$ 828,069	$ 22,880
Liabilities	$ 722,828	$ (19,585)
Options, caps and floors held	$ 8,174	$ 667
Options, caps and floors written	$ 8,174	$ (667)
Interest rate lock commitments	$ 447,519	$ (4,106)
Forward sales contracts	$ 447,519	$ 4,529
Foreign exchange contracts:
Purchased	$ 429	$ 1
Sold	$ 429	$ 2

         During 2001, noninterest income of $4,068,000 was recognized on interest rate contracts not designated as hedges and $423,000 was recognized in noninterest income relating to the value of interest rate lock commitment derivatives and the related forward sales contracts resulting from the Company's mortgage origination activity.

         The amounts disclosed in the following table represent the notional amounts and estimated fair values at December 31, 2001, of derivative financial instruments which are designated as hedges. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments.

($ in thousands)	December 31, 2001

	Derivative Instrument		Hedged Item

Change in
	Notional	Estimated	Hedged	Estimated
	Amount	Fair Value	Amount	Fair Value

Fair value hedges:
Forward sales contracts	$ 483,491	$ 8,834
Mortgage loans held for sale			$ 483,491	$(8,834)
Foreign exchange contracts	$ 10,576	$ 197
Foreign-denominated loans			$ 10,576	$ (197)
Cash flow hedges:
Interest rate swap liability	$ 600,000	$(11,055)

        Fair value hedges: Portions of the forward sales contracts relating to mortgage loans held for sale are designated as fair value hedges. The purpose of these contracts is to protect the Company from the risk that changes in the interest rate environment will affect the sales price of loans when they are eventually sold. As interest rates rise, the decline in the value of the loans is offset by the increase in the value of the forward sales contracts. Conversely, as interest rates decline, the value of the forward sales contracts decreases, but the value of the loans increases. The notional values of these forward sales contracts total $483,491,000 with an estimated fair value of $8,834,000 at December 31, 2001. The estimated fair values of the corresponding hedged loans reflected a decrease of $8,834,000 from their book values at December 31, 2001, resulting in no impact on earnings.

        The Company enters into forward exchange contracts to hedge certain expected loan payments denominated in foreign currencies. The purpose of these derivative contracts is to protect the Company from risk that changes in the foreign exchange rates will affect the value of the foreign-denominated loans. The notional amount of these contracts totaled approximately $10,576,000 with an estimated fair value of $197,000 at December 31, 2001. The estimated fair values of the corresponding hedged loans reflected a decrease of $197,000 from their book values at December 31, 2001, resulting in no impact on earnings.

        Cash flow hedges: The Company enters into interest rate contracts in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into such interest rate contracts. At December 31, 2001, the Company has interest rate swap agreements that effectively modify the Company’s exposure to interest rate risk by converting a portion of the Company’s variable rate Federal Home Loan Bank (FHLB) advances to a fixed rate. These contracts are designated as cash flow hedges. The notional amount of the swaps, which mature in 2005 and 2008, total $600,000,000. These agreements involve the receipt of floating rate amounts in exchange for fixed-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. The estimated negative fair value of these interest rate swaps was $11,055,000 at December 31, 2001. There was no effect on income related to hedge ineffectiveness. As a result of this swap, interest expense was increased by $5,892,000 for the year ended December 31, 2001. This impact represents the difference between fixed and floating rates for the period the swap was in effect. As interest is accrued monthly on the underlying FHLB advance, the fair value of the swap recorded in other comprehensive income is adjusted and the current month’s swap payable or receivable is recorded in interest expense. In accordance with the provisions of SFAS No. 133 for cash flow hedges, the hedged FHLB advances are not marked to market and therefore are not reflected in the preceding table.

        During 2001, the Company entered into an interest rate swap agreement relating to the indirect automobile loan securitization discussed in Note 6. A loss of $1,025,000 was recognized in other noninterest income on the termination of this swap.

        Prior to the adoption of SFAS No. 133 on January 1, 2001, derivative financial instruments were not recorded on the balance sheet. The amounts disclosed in the following table represent the end-of-period notional and estimated fair value of derivative financial instruments held or issued for trading purposes at December 31, 2000 and the average aggregate fair value of those instruments during the year. Net trading gains recognized in earnings on derivative contracts outstanding were immaterial in 2000.

Year Ended
($ in thousands)	December 31, 2000		December 31, 2000

	Notional Amount	Fair Value	Average Fair Value

Interest rate swaps:
Assets	$ 204,583	$ 2,672	$ 2,324
Liabilities	$ 204,583	$ (2,188)	$ (1,741)
Options, caps and floors held	$ 8,277	$ 323	$ 219
Options, caps and floors written	$ 8,277	$ (323)	$ (219)
Foreign exchange contracts:
Purchased	$ 1,806	$ 137	$ 133
Sold	$ 1,807	$ (131)	$ (128)

        In addition to the derivative financial instruments held or issued for trading purposes discussed above, the Company held other off-balance-sheet derivative financial instruments at December 31, 2000. The Company entered into limited foreign exchange contracts to manage its exposure to foreign currency changes for certain foreign currency denominated loans. These contracts had notional amounts of $11,481,000 and an estimated negative fair value of $161,000 at December 31, 2000. The Company also entered into forward sales contracts for its own account related to mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (including anticipated loan fundings) due to changes in market conditions. These contracts had notional amounts outstanding of $224,285,000 and an estimated negative fair value of $2,564,000 at December 31, 2000.

23 | REGULATORY MATTERS AND DIVIDEND RESTRICTIONS

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

        As of December 31, 2001 and 2000, the most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Bank’s categories.

        The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table.

($ in thousands)	Tier 1 Risk-Based Capital		Total Risk-Based Capital		Leverage

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2001

Hibernia Corporation	$ 1,307,655	10.14%	$ 1,469,283	11.39%	$ 1,307,655	8.14%
Hibernia National Bank	$ 1,205,435	9.37%	$ 1,366,761	10.62%	$ 1,205,435	7.51%

December 31, 2000

Hibernia Corporation	$ 1,230,725	9.69%	$ 1,389,796	10.94%	$ 1,230,725	7.65%
Hibernia National Bank	$ 1,146,704	9.04%	$ 1,305,423	10.30%	$ 1,146,704	7.13%

         Under current FRB regulations, the Bank may lend the Parent Company up to 10% of its capital and surplus.

         The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 2002, the Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $116,159,000, plus net retained profits earned in 2002 prior to the dividend declaration date.

        Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $23,408,000 in 2001 and $16,708,000 in 2000.

24 | CONTINGENCIES

        The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.

25 | HIBERNIA CORPORATION

        The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

Balance Sheets	December 31

($ in thousands)	2001	2000

Investment in bank subsidiary	$ 1,429,652	$ 1,366,330
Investment in nonbank subsidiaries	60,341	62,970
Other assets	104,818	95,336

Total assets	$ 1,594,811	$ 1,524,636

Other liabilities	$ 8,549	$ 14,048
Debt (ESOP guarantee)	26,483	30,937
Shareholders' equity	1,559,779	1,479,651

Total liabilities and shareholders' equity	$ 1,594,811	$ 1,524,636

Income Statements	Year Ended December 31

($ in thousands)	2001	2000	1999

Equity in undistributed net income of subsidiaries	$ 42,095	$ 66,823	$ 96,087
Dividends from subsidiaries	179,260	104,263	77,044
Other income	3,648	7,014	9,384
Securities gains (losses), net	(15)	(3,991)	364

Total income	224,988	174,109	182,879
Total expense	4,993	3,186	7,183

Income before income taxes	219,995	170,923	175,696
Income tax expense	1,197	290	593

Net income	$ 218,798	$ 170,633	$ 175,103

Statements of Cash Flows	Year Ended December 31

($ in thousands)	2001	2000	1999

Operating activities
Net income	$ 218,798	$ 170,633	$ 175,103
Non-cash adjustment for equity in
subsidiaries' undistributed net income	(42,095)	(66,823)	(96,087)
Realized securities (gains) losses, net	15	3,991	(364)
Other adjustments	3,888	(1,949)	4,817

Net cash provided by operating activities	180,606	105,852	83,469

Investing activities
Investment in subsidiaries	(4,024)	(27,187)	(15,500)
Purchases of securities available for sale	(947)	(3,807)	(9,292)
Proceeds from sales of securities available for sale	750	2,008	603
Other	1,118	496	4,455

Net cash used by investing activities	(3,103)	(28,490)	(19,734)

Financing activities
Dividends paid	(88,722)	(83,453)	(75,022)
Issuance of common stock	12,095	1,737	5,090
Redemption of preferred stock	(86,950)	(12,798)	-
Purchase of treasury stock	-	(38,140)	-
Other	-	-	(647)

Net cash used by financing activities	(163,577)	(132,654)	(70,579)

Increase (decrease) in cash and cash equivalents	13,926	(55,292)	(6,844)
Cash and cash equivalents at beginning of year	72,474	127,766	134,610

Cash and cash equivalents at end of year	$ 86,400	$ 72,474	$ 127,766

26 | SEGMENT INFORMATION

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

        The Company’s segment information is presented by line of business. Each line of business is a strategic unit that provides various products and services to groups of customers that have certain common characteristics. The reportable operating segments are Commercial, Small Business, Consumer, and Investments and Public Funds. The Commercial and Small Business segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, factoring, treasury management, investment banking, property and casualty insurance and private equity investments. The Commercial segment provides products and services to larger business entities and the Small Business segment provides products and services to mid-size and smaller business entities. The Consumer segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage and life and health insurance. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest rate risk, and liquidity and funding positions.

        The accounting policies used by each segment are the same as those discussed in the summary of significant accounting policies, except as described in the reconciliation of segment totals to consolidated totals. The following is a summary of certain average balances by segment.

Investments
		Small		and Public		Segment
($ in thousands)	Commercial	Business	Consumer	Funds	Other	Total

December 31, 2001

Average loans	$ 3,128,900	$ 2,434,100	$ 6,039,200	$ 1,300	$ 19,300	$ 11,622,800
Average assets	$ 3,203,200	$ 2,439,100	$ 8,692,000	$ 3,224,400	$ 694,700	$ 18,253,400
Average deposits	$ 1,106,300	$ 1,883,000	$ 7,361,100	$ 1,912,100	$ 22,800	$ 12,285,300

December 31, 2000

Average loans	$ 3,596,000	$ 2,346,200	$ 5,537,500	$ 900	$ 24,100	$ 11,504,700
Average assets	$ 3,659,400	$ 2,352,600	$ 8,200,700	$ 3,200,500	$ 694,900	$ 18,108,100
Average deposits	$ 1,055,700	$ 1,733,900	$ 7,116,500	$ 1,871,400	$ 7,700	$ 11,785,200

         The following table presents condensed income statements for each segment.

				Investments
		Small		and Public		Segment
($ in thousands)	Commercial	Business	Consumer	Funds	Other	Total

Year ended December 31, 2001

Net interest income	$ 119,317	$ 167,454	$ 320,270	$ 68,721	$ (6,690)	$ 669,072
Provision for loan losses	40,622	22,130	34,485	-	13	97,250

Net interest income after
provision for loan losses	78,695	145,324	285,785	68,721	(6,703)	571,822

Noninterest income	59,178	29,007	220,949	1,987	7,003	318,124
Noninterest expense	105,285	100,094	321,118	9,361	12,437	548,295

Income before income taxes	32,588	74,237	185,616	61,347	(12,137)	341,651
Income tax expense	11,406	25,983	64,966	21,471	445	124,271

Net income	$ 21,182	$ 48,254	$ 120,650	$ 39,876	$ (12,582)	$ 217,380

Year ended December 31, 2000

Net interest income	$ 128,681	$ 148,777	$ 284,565	$ 54,804	$(1,426)	$ 615,401
Provision for loan losses	63,480	21,660	35,443	-	67	120,650

Net interest income after
provision for loan losses	65,201	127,117	249,122	54,804	(1,493)	494,751

Noninterest income	45,584	25,650	169,552	1,208	6,691	248,685
Noninterest expense	89,989	91,500	282,295	8,604	3,690	476,078

Income before income taxes	20,796	61,267	136,379	47,408	1,508	267,358
Income tax expense	7,279	21,443	47,733	16,593	5,339	98,387

Net income	$ 13,517	$ 39,824	$ 88,646	$ 30,815	$(3,831)	$ 168,971

Year ended December 31, 1999

Net interest income	$ 133,188	$ 143,894	$ 260,160	$ 56,594	$(4,089)	$ 589,747
Provision for loan losses	43,393	18,307	26,015	-	85	87,800

Net interest income after
provision for loan losses	89,795	125,587	234,145	56,594	(4,174)	501,947

Noninterest income	32,795	22,666	151,838	1,480	5,924	214,703
Noninterest expense	69,112	90,539	280,186	7,768	(6,684)	440,921

Income before income taxes	53,478	57,714	105,797	50,306	8,434	275,729
Income tax expense	18,717	20,200	37,029	17,607	7,479	101,032

Net income	$ 34,761	$ 37,514	$ 68,768	$ 32,699	$ 955	$ 174,697

        Each segment’s balance sheet is adjusted to reflect its net funding position. Assets are increased if excess funds are provided; liabilities are increased if the funds are needed to support assets. Segment assets and deposits are decreased for cash items in process of collection, which are reclassified from assets to deposits.

        Each segment’s net interest income includes an adjustment for match funding of the segment’s earning assets and liabilities. Match funding is calculated as the net interest income attributable to the various products of the segment and also indicates the historical interest rate risk taken by the entity as a whole. Interest income for tax-exempt and tax-deferred loans is adjusted to a taxable-equivalent basis. Each segment is charged a provision for loan losses that is determined based on each loan’s risk rating or loan type. In addition, each reportable segment recognizes income tax assuming a 35% income tax rate. State income tax expense is included in the Other segment.

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

         The following is a reconciliation of segment totals to consolidated totals.

	Average	Average	Average
($ in thousands)	Loans	Assets	Deposits

December 31, 2001

Segment total	$ 11,622,800	$ 18,253,400	$ 12,285,300
Excess funds invested	-	(2,098,000)	-
Reclassification of cash items in process of collection	-	323,000	323,000

Consolidated total	$ 11,622,800	$ 16,478,400	$ 12,608,300

December 31, 2000

Segment total	$ 11,504,700	$ 18,108,100	$ 11,785,200
Excess funds invested	-	(2,563,800)	-
Reclassification of cash items in process of collection	-	309,900	309,900

Consolidated total	$ 11,504,700	$ 15,854,200	$ 12,095,100

		Provision			Income Tax
	Net Interest	for Loan	Noninterest	Noninterest	Expense
($ in thousands)	Income	Losses	Income	Expense	(Benefit)	Net Income

Year ended December 31, 2001

Segment total	$ 669,072	$ 97,250	$ 318,124	$ 548,295	$ 124,271	$ 217,380
Taxable-equivalent adjustment	(4,401)	-	-	-	(1,540)	(2,861)
Income tax expense	-	-	-	-	(4,279)	4,279

Consolidated total	$ 664,671	$ 97,250	$ 318,124	$ 548,295	$ 118,452	$ 218,798

Year ended December 31, 2000

Segment total	$ 615,401	$ 120,650	$ 248,685	$ 476,078	$ 98,387	$ 168,971
Taxable-equivalent adjustment	(4,842)	-	-	-	(1,695)	(3,147)
Income tax expense	-	-	-	-	(4,809)	4,809

Consolidated total	$ 610,559	$ 120,650	$ 248,685	$ 476,078	$ 91,883	$ 170,633

Year ended December 31, 1999

Segment total	$ 589,747	$ 87,800	$ 214,703	$ 440,921	$ 101,032	$ 174,697
Taxable-equivalent adjustment	(4,942)	-	-	-	(1,730)	(3,212)
Income tax expense	-	-	-	-	(3,618)	3,618

Consolidated total	$ 584,805	$ 87,800	$ 214,703	$ 440,921	$ 95,684	$ 175,103