Form 10-K, Exhibit 13
period 2002-12-31
HIBERNIA CORP
filed 2003-03-07
CIK 47288

EXHIBIT 13

HIBERNIA CORPORATION

CORPORATE OFFICES
313 Carondelet Street
New Orleans, LA 70130
504-533-3333

MAILING ADDRESS
P.O. Box 61540
New Orleans, LA 70161

ELECTRONIC ADDRESS
Internet: Hibernia.com
E-mail: Hibernia.com/emailus

SHAREHOLDER, EMPLOYEE DATA
(at December 31, 2002)
Shareholder's of record: 14,926
Full-time equivalent employees: 5,588

STOCK LISTING
Common Stock
Exchange: NYSE      Symbol: HIB
Price and volume
Listed as“Hibernia” or “HIB” in the Wall Street Journal and under similar designations in other daily newspapers.

Hibernia Stock Price and Dividend Information
	2002			2001

			Cash			Cash
	Market Price (1)		Dividends	Market Price (1)		Dividends
	High	Low	Declared	High	Low	Declared

1st quarter	$19.23	$17.52	$.14	$14.70	$11.88	$.13
2nd quarter	$20.47	$18.65	$.14	$17.80	$13.34	$.13
3rd quarter	$21.60	$18.20	$.14	$19.23	$14.70	$.13
4th quarter	$20.47	$16.80	$.15	$17.93	$14.49	$.14

(1)NYSE closing price.

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
        Analysts and others requesting financial data: Trisha Voltz, Senior Vice President and Manager of Investor Relations, 504-533-2180 or 800-245-4388, option 2.
        For fax access to news releases, quarterly reports and dividend reinvestment details, call 800-207-9063.
        The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Company's web site as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. The Company's web site address is www.hibernia.com.

DUPLICATE MAILINGS
Shareholders of record who receive more than one copy of this annual report can contact Mellon Investor Services at the address to the left and arrange to have their accounts consolidated.

Five-Year Consolidated Summary of Income and Selected Financial Data (1)

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31
($ in thousands, except per-share data)	2002	2001	2000	1999	1998

Interest income	$ 987,094	$ 1,159,400	$ 1,217,319	$ 1,055,325	$ 977,728
Interest expense	282,857	494,729	606,760	470,520	434,934

Net interest income	704,237	664,671	610,559	584,805	542,794
Provision for loan losses	80,625	97,250	120,650	87,800	27,226

Net interest income after
provision for loan losses	623,612	567,421	489,909	497,005	515,568

Noninterest income:
Noninterest income	366,258	329,539	255,216	217,054	184,234
Securities gains (losses), net	(13,353)	(8,921)	(3,921)	432	5,899

Noninterest income	352,905	320,618	251,295	217,486	190,133
Noninterest expense	593,697	550,789	478,688	443,704	428,859

Income before taxes	382,820	337,250	262,516	270,787	276,842
Income tax expense	132,963	118,452	91,883	95,684	95,886

Net income	$ 249,857	$ 218,798	$ 170,633	$ 175,103	$ 180,956

Net income applicable to common shareholders	$ 249,857	$ 214,298	$ 164,200	$ 168,203	$ 174,056

Adjusted net income(2)	$ 249,857	$ 230,307	$ 181,404	$ 184,332	$ 189,546

Adjusted net income applicable to common shareholders(2)	$ 249,857	$ 225,807	$ 174,971	$ 177,432	$ 182,646

Per common share information: (3)
Net income	$ 1.59	$ 1.37	$ 1.05	$ 1.07	$ 1.11
Net income - assuming dilution	$ 1.56	$ 1.35	$ 1.04	$ 1.06	$ 1.09
Adjusted net income(2)	$ 1.59	$ 1.45	$ 1.12	$ 1.13	$ 1.16
Adjusted net income - assuming dilution(2)	$ 1.56	$ 1.42	$ 1.11	$ 1.12	$ 1.14
Cash dividends declared	$ 0.57	$ 0.53	$ 0.49	$ 0.435	$ 0.375
Average shares outstanding (000s)	156,808	156,207	156,655	157,253	157,169
Average shares outstanding - assuming dilution (000s)	160,057	159,236	158,020	158,902	159,615
Dividend payout ratio	35.85%	38.69%	46.67%	40.65%	33.78%

Selected year-end balances (in millions)
Loans	$ 11,492.2	$ 11,241.0	$ 12,124.7	$ 10,856.7	$ 9,907.2
Deposits	$ 13,481.0	$ 12,953.1	$ 12,692.7	$ 11,855.9	$ 10,892.6
Federal Home Loan Bank advances	$ 1,102.2	$ 1,043.0	$ 1,044.0	$ 844.8	$ 806.3
Equity	$ 1,680.9	$ 1,559.8	$ 1,479.7	$ 1,375.5	$ 1,344.6
Total assets	$ 17,392.7	$ 16,618.2	$ 16,698.0	$ 15,314.2	$ 14,329.9

Selected average balances (in millions)
Loans	$ 11,274.9	$ 11,622.8	$ 11,504.7	$ 10,455.8	$ 9,121.6
Deposits	$ 12,866.7	$ 12,608.3	$ 12,095.1	$ 11,177.2	$ 10,218.2
Federal Home Loan Bank advances	$ 1,040.0	$ 1,116.0	$ 886.8	$ 840.5	$ 711.6
Equity	$ 1,619.2	$ 1,551.6	$ 1,422.5	$ 1,359.7	$ 1,286.4
Total assets	$ 16,561.2	$ 16,478.4	$ 15,854.2	$ 14,637.0	$ 13,212.8

Selected ratios
Net interest margin (taxable-equivalent)	4.62%	4.39%	4.21%	4.38%	4.51%
Return on assets	1.51%	1.33%	1.08%	1.20%	1.37%
Return on common equity	15.43%	14.42%	12.35%	13.35%	14.67%
Return on total equity	15.43%	14.10%	12.00%	12.88%	14.07%
Efficiency ratio	55.04%	54.87%	54.63%	54.55%	58.08%
Adjusted efficiency ratio(2)	55.04%	53.61%	53.28%	53.34%	56.92%
Average equity/average assets	9.78%	9.42%	8.97%	9.29%	9.74%
Tier 1 risk-based capital ratio	10.57%	10.14%	9.69%	10.21%	10.78%
Total risk-based capital ratio	11.82%	11.39%	10.94%	11.46%	11.98%
Leverage ratio	8.45%	8.14%	7.65%	8.11%	8.55%

(1)All financial information has been restated for mergers accounted for as poolings of interests. The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2)Excludes amortization of goodwill.
(3)Dividends per common share are historical amounts. For a discussion of net income per common share computations refer to Note 20 of the consolidated financial statements -
"Net Income Per Common Share Data."

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion presents a review of the major factors and trends affecting the performance of Hibernia Corporation and its subsidiaries (collectively, the “Company” or “Hibernia”), principally Hibernia National Bank (the “Bank”).
This discussion should be read in conjunction with the accompanying tables and consolidated financial statements.

2002 Highlights

•	Net income for 2002 totaled $249.9 million, a 14% increase compared to $218.8 million for 2001. Net income per common share for 2002 of $1.59 increased 16% compared to $1.37 for 2001, and net income per common share — assuming dilution was $1.56 for 2002, an increase of 16% compared to $1.35 for 2001.

•	Net income, adjusted to exclude goodwill amortization, which was eliminated beginning in 2002 under a new accounting rule, increased 8% from $230.3 million in 2001. On that same basis, net income per common share and net income per common share — assuming dilution were up 10% from $1.45 and $1.42, respectively.

•	Net interest income increased $39.6 million (6%) to $704.2 million in 2002 from $664.7 million in 2001. The net interest margin was 4.62% for 2002, compared to 4.39% for 2001. The increase in the margin was primarily the result of a favorable change in the mix of interest-bearing liabilities, combined with funding costs declining faster than earning asset yields.

•	On a taxable-equivalent basis, excluding securities transactions, revenues for 2002 totaled $1,078.7 million, a $74.9 million (7%) increase from the 2001 level of $1,003.8 million. Excluding the $10.4 million second-quarter 2001 net indirect auto securitization gain, 2002 revenues would have increased $85.3 million (9%) from the 2001 level of $993.4 million.

•	Noninterest income totaled $352.9 million at December 31, 2002, an increase of $32.3 million (10%) from $320.6 million at December 31, 2001. Noninterest income, excluding securities transactions and adjusted to exclude the net indirect auto securitization gain in the second quarter of 2001, increased $47.1 million (15%) from $319.1 million at December 31, 2001.

•	Deposits grew to $13.5 billion at December 31, 2002, a $527.9 million (4%) increase from December 31, 2001. Noninterest-bearing deposits grew to $2.9 billion at December 31, 2002, a $382.5 million increase (15%) from December 31, 2001.

•	The provision for loan losses in 2002 totaled $80.6 million compared to $97.3 million in 2001. The 2002 provision exceeded net charge-offs by $17.0 million.

•	Reserve coverage of total loans improved to 1.85% at December 31, 2002, compared to 1.74% a year earlier. The reserve coverage of nonperforming loans at December 31, 2002 improved to 388%, compared to 276% a year earlier. The nonperforming asset and nonperforming loan ratios improved to 0.54% and 0.48%, respectively, at December 31, 2002, compared to 0.69% and 0.63% a year earlier.

•	Capital remained strong at December 31, 2002, with a leverage ratio of 8.45% compared to 8.14% at December 31, 2001. In 2002, the Company repurchased approximately 5.5 million shares of its common stock under buyback programs.

•	Return on assets and return on common equity ratios improved to 1.51% and 15.43%, respectively, for the year ended December 31, 2002, compared to 1.33% and 14.42% for the prior year.

•	Cash dividends per common share for 2002 increased to $.57, and were 8% higher than the 2001 cash dividend of $.53 per common share and 16% higher than the 2000 cash dividend of $.49 per common share.

•	Hibernia funded a record $5.3 billion in mortgage loans in 2002, up 18% from $4.5 billion a year earlier.

•	Hibernia reported total assets exceeding $17 billion for the first time in the Company’s history.

•	Hibernia’s common stock price experienced an 8% increase during 2002, closing at $19.26 per share at December 31, 2002, compared to $17.79 per share at December 31, 2001.
Application of Critical Accounting Policies

        The Company’s management exercises judgment in choosing and applying the most appropriate accounting policies and methodologies in many different areas. These choices are important; not only to ensure compliance with generally accepted accounting principles, but also to reflect the exercise of management’s judgment in determining the most appropriate manner in which to record Hibernia’s financial performance. For Hibernia, these key areas include the accounting for the reserve for loan losses, the valuations of goodwill and mortgage servicing rights, and the accounting for stock options.

        The reserve for loan losses is maintained to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The reserve is comprised of three components: specific reserves on certain problem loans, general reserves determined from historical loss allocation factors applied to pools of loans, and an unallocated portion. The reserve is calculated using both objective and subjective information. The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. For further discussion on this calculation and assumptions and methods used, see the “Reserve and Provision for Loan Losses” section of this analysis.

        The Company is required to perform valuations of assets in accordance with various generally accepted accounting principles. Impairment testing of goodwill requires the Company to determine its fair value by reporting unit. Impairment testing is a two step process that first compares the fair value of a reporting unit with its carrying amount, and second measures impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units are operating segments as defined by Statement of Financial Accounting Standard (SFAS) No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The Company’s reporting units are based on lines of business. Assets and liabilities are allocated to reporting units using the Company’s internal management reporting system. Goodwill is allocated directly to these reporting units, when applicable, or based on the allocation of loans to the reporting segments for each region in which the goodwill originated. When quoted market prices are not available for assets and liabilities, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. However, management uses assumptions that it considers to be conservative in its impairment testing. The results of these tests did not indicate impairment of goodwill in 2002.

        The Company records a servicing asset when the right to service mortgage loans for others is acquired through a purchase or retained upon the sale of loans. Based upon current fair values, servicing rights are periodically assessed for impairment. For this valuation, the mortgage servicing portfolio is stratified on the basis of certain risk characteristics including loan type and interest rate. A discounted cash flow analysis is performed using various assumptions including prepayment speeds, discount rates and servicing costs. The Company uses national prepayment speed assumptions and adjusts them to meet actual prepayment behavior of its own portfolio with information obtained from an independent third party. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. Permanent impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. Changes in these assumptions could materially affect the operating results of the Company, however, management considers the assumptions used to be appropriate.

        The Company has elected to account for its stock-based compensation plans under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” which is allowed by SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with APB Opinion No. 25, compensation expense relating to stock options is not reflected in net income provided the exercise price of the stock options granted equals or exceeds the market value of the underlying common stock at the date of grant. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. If the Company had elected to apply the fair value recognition provisions of SFAS No. 123 for stock options, net income would have been reduced by $6.1 million, $5.6 million and $4.7 million at December 31, 2002, 2001 and 2000, respectively. Net income per common share would have been $1.55, $1.34 and $1.02 at December 31, 2002, 2001 and 2000, respectively. Compensation expense under the fair value method was calculated using the Black-Scholes option valuation model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 4.68%, 5.62% and 6.79%; expected dividend yields of 3.11%, 3.83% and 4.82%; expected volatility factors of the market price of Hibernia Class A Common Stock of 33%, 35% and 32%; and the expected life of the options. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Applications of the nonamortization provisions of SFAS No. 142 increased net income by approximately $11.0 million ($.07 per share) in 2002.

        The Company’s management has discussed the development and selection of these critical accounting policies with the Audit Committee of our Board of Directors and the Audit Committee has reviewed the Company’s disclosure relating to these policies in this annual report.

Merger Activity

        On April 1, 2002, the Company enhanced its expertise in life insurance and financial planning by consummating the purchase of Friedler/LaRocca Financial Partners, L.L.C. (Friedler/LaRocca). Friedler/LaRocca, a New Orleans based firm specializing in life insurance and other financial services for wealthy clients, serves customers in shipping, financial services, legal and other key regional industries. It now operates as part of Hibernia’s Private Client Group and continues to serve the needs of clients in such areas as life insurance, incentive-compensation and deferred compensation planning, estate and financial planning, retirement planning and other investment products. The Company did not consummate any mergers in 2001. In 2000, Hibernia broadened its range of financial products and services through the completion of mergers with Southcoast Capital, L.L.C. (Southcoast), a full-service investment banking firm, and Rosenthal Agency, Inc. (Rosenthal), Louisiana’s largest independent insurance broker. Additionally in 2000, the Company purchased the assets and assumed the liabilities of three East Texas banking offices from Compass Bank (the Compass transaction). These transactions were accounted for using the purchase method of accounting.

        All prior-year information has been restated to reflect the effect of mergers in 1999 and previous years which were accounted for as poolings of interests. For all purchase transactions, the financial information of those institutions is combined with Hibernia as of and subsequent to consummation.

Financial Condition

EARNING ASSETS

        Interest income from earning assets (primarily loans and securities) is the Company’s main source of income. Average earning assets totaled $15.4 billion in 2002, unchanged from 2001 and up from $14.8 billion in 2000. The increase of $612.6 million in average earning assets for 2001 compared to 2000 was due to growth spread among all asset categories.

        Average loans as a percentage of average earning assets decreased to 73.2% in 2002 compared to 75.6% in 2001 and 78.0% in 2000. Average securities were 22.5% of average earning assets in 2002 compared to 20.8% in 2001 and 20.6% in 2000.

        Total earning assets at December 31, 2002, were $16.1 billion, up from $15.3 billion (5%) a year earlier. This change was primarily due to growth in short-term investments, loans and securities.

LOANS
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

        Hibernia engages in commercial, small business and consumer lending. The specific underwriting criteria for each major loan category are outlined in a credit policy that is approved by the Board of Directors. In general, commercial loans and larger small business loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit scoring models which consider factors including payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower may be considered. Hibernia’s credit policy, including the underwriting criteria for major loan categories, is reviewed on a regular basis and adjusted when warranted.

        Average loans decreased $347.9 million (3%) in 2002 and increased $118.1 million (1%) in 2001. The decrease in 2002 compared to 2001 is primarily due to continued efforts to diversify the risk of the portfolio, discussed in further detail below, weak loan demand and some tightening of credit underwriting standards.

        Table 1 details Hibernia’s commercial and small business loans classified by repayment source and consumer loans classified by type. In 2002, commercial loans decreased $85.9 million (3%), small business loans increased $17.0 million (1%) and consumer loans increased $320.1 million (6%). The portfolio mix was 25% commercial, 22% small business and 53% consumer at year-end 2002, compared to 26%, 22% and 52%, respectively, at year-end 2001.

Table 1

COMPOSITION OF LOAN PORTFOLIO

December 31 ($ in millions)	2002		2001

	Balance	Percent	Balance	Percent

Commercial
Commercial and industrial	$ 1,030.5	9.0%	$ 1,084.7	9.6%
Services industry	663.9	5.8	717.1	6.4
Real estate	405.8	3.5	422.5	3.7
Health care	219.9	1.9	265.3	2.4
Transportation, communications and utilities	160.6	1.4	154.6	1.4
Energy	291.9	2.5	235.1	2.1
Other	103.9	0.9	83.1	0.7

Total commercial	2,876.5	25.0	2,962.4	26.3

Small Business
Commercial and industrial	737.1	6.4	775.9	6.9
Services industry	634.3	5.5	632.0	5.6
Real estate	478.8	4.2	422.8	3.8
Health care	161.9	1.4	149.7	1.3
Transportation, communications and utilities	97.5	0.8	106.7	1.0
Energy	27.1	0.2	33.9	0.3
Other	371.1	3.3	369.8	3.3

Total small business	2,507.8	21.8	2,490.8	22.2

Consumer
Residential mortgages:
First mortgages	2,445.3	21.3	2,615.5	23.3
Junior liens	536.9	4.7	500.1	4.4
Indirect	1,957.1	17.0	1,535.6	13.7
Revolving credit:
Secured	550.9	4.8	412.4	3.7
Unsecured	105.9	0.9	106.1	0.9
Other:
Secured	366.0	3.2	462.8	4.1
Unsecured	145.8	1.3	155.3	1.4

Total consumer	6,107.9	53.2	5,787.8	51.5

Total loans	$ 11,492.2	100.0%	$ 11,241.0	100.0%

Commercial Loans The change in the commercial portfolio was due to decreases in commercial and industrial, down $54.2 million (5%); the services industry, down $53.2 million (7%); and health care, down $45.4 million (17%), partially offset by increases in energy, up $56.8 million (24%) and other commercial loans, up $20.8 million (25%).

        The decrease in commercial loans was the result of weak loan demand and management’s strategy over the past few years to achieve more granularity in the commercial portfolio and to decrease participation in broadly syndicated shared national credits. This strategy focuses on lending to customers who operate in Hibernia’s markets, particularly those who use other Company services, and on retaining a smaller piece of the credit relationship. Shared national credits totaled $803.0 million at December 31, 2002, down 8% from $873.4 million a year earlier. A shared national credit is one that is shared by three or more banks and aggregates $20 million or more.

        Hibernia’s commercial loan portfolio remains well diversified across industries, as evidenced by the portfolio percentages presented in Table 1. Hibernia’s commercial loan portfolio does not contain significant exposure to foreign countries.

Small Business Loans Hibernia generally categorizes companies with annual revenues of less than $10 million as small businesses. The small business portfolio showed growth primarily in real estate, up $56.0 million (13%) and health care, up $12.2 million (8%), partially offset by a decrease in commercial and industrial, down $38.8 million (5%). The small business portfolio continued to be impacted by slow demand for loans as a result of the soft economy.

Consumer Loans The increase in the consumer portfolio was primarily due to the increase in indirect, up $421.5 million (27%), partially offset by a decrease in first mortgages, down $170.2 million (7%). An indirect loan is a loan purchased from a retailer who arranged the loan to the consumer.

        During 2001, the Company securitized and sold $592.2 million of indirect auto loans from its consumer portfolio. This transaction further diversified the loan portfolio and reduced short-term borrowings.

        Residential mortgage loans comprise almost half of the consumer loan portfolio. The favorable interest rate environment, along with the customer-oriented application and approval process, resulted in $5.3 billion in loan fundings during 2002, compared to $4.5 billion in 2001. While the Company experienced a record volume of fundings, the majority of these loans were fixed-rate mortgages and were sold with servicing retained. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. At December 31, 2002, Hibernia serviced approximately $10.8 billion in residential mortgage loans.

        During 2001, Hibernia securitized $305.2 million of its residential first mortgages through the Federal National Mortgage Association (FNMA). These portions of the consumer portfolio were securitized and classified as available for sale securities with recourse provisions. Reserves have been established to cover estimated losses. These transactions affect the categorization of individual line items on the balance sheet by reducing mortgage loans and increasing securities.

        In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Hibernia Equity PrimeLineSM, an attractively priced line of credit secured by the customer’s residence.

INVESTMENT SECURITIES
        At the end of 2002, investment securities totaled $3.7 billion, an increase of $160.5 million, or 5%, from the end of 2001. Of total investment securities at December 31, 2002, 89% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund deposits. The composition of the investment securities portfolio is shown in Table 2.

Securities Available for Sale Average securities available for sale increased $381.0 million (13%) to $3.3 billion in 2002. This increase was primarily due to purchases of securities required to collateralize certain public fund deposits and repurchase agreements. Further, as the Company experienced slower loan growth, additional purchases of securities available for sale helped enhance its earning assets yields. Average securities available for sale increased $195.9 million, or 7%, from 2000 to 2001.

Table 2

COMPOSITION OF INVESTMENT SECURITIES

December 31 ($ in millions)		2002	2001	2000

Available for sale:	U.S. Treasuries	$ 32.4	$ 37.8	$ 230.7
	U.S. government agencies:
	Mortgage-backed securities	1,995.2	1,066.3	820.3
	Bonds	1,129.6	1,740.1	1,204.4
	Stocks	99.4	103.4	110.8
	States and political subdivisions	159.2	189.6	215.9
	Other	95.4	104.1	104.9

Total available for sale		3,511.2	3,241.3	2,687.0

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	140.5	249.9	361.9

Total held to maturity		140.5	249.9	361.9

Total investment securities		$ 3,651.7	$ 3,491.2	$ 3,048.9

Table 3

MATURITIES AND YIELDS OF INVESTMENT SECURITIES (1)

			Due after 1		Due after 5
	Due in 1 year		year through		years through		Due after
December 31, 2002 ($ in millions)	or less		5 years		10 years		10 years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Available for sale:
U.S. Treasuries	$ -	-%	$ 32.4	3.04%	$ -	-%	$ -	-%	$ 32.4	3.04%
U.S. government agencies:
Mortgage-backed securities	2.3	4.59	38.2	6.90	305.1	5.56	1,649.6	5.27	1,995.2	5.35
Bonds	1.3	5.81	203.8	4.35	101.0	5.18	823.5	4.78	1,129.6	4.75
Stocks	99.4	3.31	-	-	-	-	-	-	99.4	3.31
States and political subdivisions	9.3	7.85	37.8	7.42	20.6	7.87	91.5	7.96	159.2	7.81
Other	92.5	3.18	2.6	5.32	-	-	0.3	4.93	95.4	3.24

Total available for sale	$ 204.8	3.49%	$ 314.8	4.90%	$ 426.7	5.58%	$ 2,564.9	5.21%	$ 3,511.2	5.13%

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$ -	-%	$ 1.8	4.72%	$ -	-%	$ 138.7	5.71%	$ 140.5	5.70%

Total held to maturity	$ -	-%	$ 1.8	4.72%	$ -	-%	$ 138.7	5.71%	$ 140.5	5.70%

(1)Yield computations are presented on a taxable-equivalent basis using market values for securities available for sale, amortized cost for securities held to maturity and a statutory income tax rate of 35%.

        At December 31, 2002, the securities available for sale portfolio included $986.5 million of adjustable-rate securities, primarily mortgage-backed securities, which are tied to a cost-of-funds index. In much the same manner as Hibernia’s cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

        The average repricing period of securities available for sale at December 31, 2002, was 3.5 years, up from 2.2 years at December 31, 2001. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.

Securities Held to Maturity Average securities held to maturity totaled $201.3 million in 2002, down from $316.6 million in 2001. This decrease is due to increased prepayments on mortgage-backed securities.

        At December 31, 2002, the securities held to maturity portfolio included $113.0 million of adjustable-rate mortgage-backed securities which are tied to a cost-of-funds index. The average repricing period of securities held to maturity at December 31, 2002, was 2.0 years, down from 2.8 years at December 31, 2001.

        Maturities and yields of investment securities at year-end 2002 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

SHORT-TERM INVESTMENTS
        Average short-term investments, primarily federal funds sold, securities purchased under agreements to resell (reverse repurchase agreements) and an interest-only strip receivable resulting from the previously mentioned indirect auto loan securitization, increased $36.6 million (16%) in 2002 to $269.2 million. This increase in short-term investments resulted from an increase in federal funds sold, partially offset by a decreased level of reverse repurchase agreements. Average short-term investments increased $118.0 million (103%) in 2001 compared to 2000. This increase in short-term investments is primarily due to higher levels of cash resulting from the previously mentioned securitization and sale of indirect auto loans in 2001.

        At December 31, 2002 and 2001, the Company held minimal amounts of trading account assets resulting from activity in its investment banking subsidiary. Trading gains and losses on these securities are included in other noninterest income. There were no material trading gains or losses for 2002, 2001 or 2000.

MORTGAGE LOANS HELD FOR SALE
        Mortgage loans held for sale are loans that have been originated and are pending securitization or sale in the secondary market. Average mortgage loans held for sale were $397.5 million in 2002, an $86.3 million (28%) increase from $311.2 million in 2001. Average mortgage loans held for sale in 2001 increased $220.3 million (242%) from $90.9 million in 2000. As a result of changes in the interest-rate environment, there was an increased demand for fixed-rate mortgages during 2002 and 2001 as compared to 2000. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans.

        Since mortgage warehouse loans are generally held in inventory for a short period of time (30 to 60 days), there may be significant differences between average and period-end balances. At year-end 2002, mortgage loans held for sale totaled $526.3 million compared to $566.9 million and $123.7 million in 2001 and 2000, respectively.

ASSET QUALITY

        Several key measures are used to evaluate and monitor the Company’s asset quality. These measures include the level of loan delinquencies; nonaccrual loans; restructured loans; charge-offs; and foreclosed assets and excess bank-owned property, in addition to their related ratios.

        A loan’s past due or delinquency status is based on contractual terms. Table 4 details loan delinquencies and delinquencies as a percentage of their related portfolio segment and in total for each of the past five years. Managed accruing, delinquent loans past due 30 days or more were $61.1 million, or 0.52% of total managed loans at December 31, 2002, down from $71.5 million, or 0.61% at December 31, 2001, and $78.4 million, or 0.65% at year-end 2000. These decreases reflect improvement in the quality of the portfolio despite the impact of slow economic conditions over the last several years. The decrease in delinquent loans in 2002 reflected declines in delinquencies in the commercial and consumer portfolios. Commercial delinquencies decreased to 0.05% at year-end 2002, down from 0.25% a year ago and 0.33% at year-end 2000. The small business loan delinquency ratio was 0.41% at December 31, 2002, unchanged from December 31, 2001, and down from 0.63% at December 31, 2000. The managed consumer loan delinquency ratio decreased to 0.78% at year-end 2002, down from 0.87% at year-end 2001 and 0.83% at the end of 2000.

Table 4

LOAN DELINQUENCIES

December 31 ($ in millions)	2002	2001	2000	1999	1998

Days past due:
30 to 89 days	$ 46.9	$ 57.8	$ 69.5	$ 43.6	$ 52.6
90 days or more	10.8	8.0	8.9	6.0	7.0

Total delinquencies	57.7	65.8	78.4	49.6	59.6
Securitized indirect auto delinquencies	3.4	5.7	-	-	-

Total managed delinquencies	$ 61.1	$ 71.5	$ 78.4	$ 49.6	$ 59.6

Total delinquencies as a percentage of loans:
Commercial	0.05%	0.25%	0.33%	0.15%	0.27%
Small business	0.41%	0.41%	0.63%	0.34%	0.50%
Consumer	0.75%	0.84%	0.83%	0.75%	0.98%
Total held loans	0.50%	0.59%	0.65%	0.46%	0.60%
Managed consumer	0.78%	0.87%	0.83%	0.75%	0.98%
Total managed loans	0.52%	0.61%	0.65%	0.46%	0.60%

        Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower). Nonperforming loans totaled $54.9 million at December 31, 2002, down from $70.9 million a year ago and $82.0 million in 2000. Total additions to nonperforming loans in 2002 were $56.2 million, down 51% from $114.5 million in 2001. The decline in nonperforming loans was driven by a $12.5 million or 44%, decrease in commercial nonperforming loans resulting primarily from fewer additions, charge-offs, payments and sales. Commercial nonperforming loans comprised 29% of total nonperforming loans at December 31, 2002, down from 40% a year ago and 73% in 2000. Small business and consumer nonperforming loans at December 31, 2002 also decreased from the prior year-end. The majority of nonperforming consumer loans are residential mortgage loans on which no significant losses are expected. The composition of nonperforming loans, foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property, as well as certain key asset quality ratios for the past five years, are presented in Table 5.

        Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility.

        Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Specific reserves are established for impaired loans based on a review of the collectibility of the principal after considering any prior charge-offs. Included in nonaccrual loans are loans that are considered to be impaired under SFAS No. 114, totaling $44.6 million at December 31, 2002 and $59.8 million at December 31, 2001. These amounts included $32.3 million and $49.7 million, respectively, of impaired loans for which the related reserve for loan losses was $6.8 million and $11.0 million at December 31, 2002 and 2001, respectively. The remaining impaired loans did not require specific reserves. Impaired loans are included in nonaccrual loans in Table 5.

Table 5

NONPERFORMING ASSETS

($ in thousands)	2002	2001	2000	1999	1998

Nonaccrual loans:
Commercial	$ 15,905	$ 28,361	$ 59,916	$ 51,620	$ 19,215
Small business	28,668	31,448	16,005	18,329	17,694
Consumer	10,307	11,079	6,034	6,512	4,031

Total nonperforming loans	54,880	70,888	81,955	76,461	40,940

Foreclosed assets	5,919	5,782	4,267	7,710	10,762
Excess bank-owned property	902	1,482	2,586	4,197	2,648

Total nonperforming assets	$ 61,701	$ 78,152	$ 88,808	$ 88,368	$ 54,350

Reserve for loan losses	$ 212,765	$ 195,766	$ 178,253	$ 156,072	$ 130,347
Nonperforming loan ratio:
Commercial loans	0.55%	0.96%	1.71%	1.40%	0.50%
Small business loans	1.14%	1.26%	0.67%	0.78%	0.85%
Consumer loans	0.17%	0.19%	0.10%	0.14%	0.10%
Total loans	0.48%	0.63%	0.68%	0.70%	0.41%
Nonperforming asset ratio	0.54%	0.69%	0.73%	0.81%	0.55%
Reserve for loan losses as a
percentage of nonperforming loans	387.69%	276.16%	217.50%	204.12%	318.39%

        In addition to the nonperforming loans discussed earlier, there are $44.2 million of loans which, in management’s opinion, are currently subject to potential future classification as nonperforming.

        Table 6 presents a summary of changes in nonperforming loans for 2002 by loan type (commercial real estate, other commercial, small business and consumer). Loans totaling $56.2 million were added during 2002, down from $114.5 million in 2001. The majority of the additions in the prior year related to the commercial loan portfolio. While small business loans were the largest component of the additions to nonperforming loans in 2002, additions from this portfolio of $30.9 million in 2002 were down from $36.3 million in 2001. The additions to nonperforming loans in 2002 were offset by charge-offs of $22.4 million and sales of $9.2 million. Payments of $30.6 million also reduced nonperforming loans in 2002. Recoveries experienced on previously charged-off loans are reflected in the reserve for loan losses in Table 7 and are not a component of nonperforming loan activity.

        Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling costs, totaled $6.8 million at December 31, 2002, down from $7.3 million at December 31, 2001, and $6.9 million at December 31, 2000.

        Nonperforming assets as a percentage of total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 2002, the Company’s nonperforming asset ratio was 0.54% compared to 0.69% at year-end 2001 and 0.73% at year-end 2000.

Table 6

SUMMARY OF NONPERFORMING LOAN ACTIVITY

	Commercial	Other	Small
($ in thousands)	Real Estate	Commercial	Business	Consumer	Total

Nonperforming loans at December 31, 2001	$ 5,185	$ 23,176	$ 31,448	$ 11,079	$ 70,888
Additions	-	13,141	30,905	12,195	56,241
Gross charge-offs	(2,018)	(7,349)	(13,019)	-	(22,386)
Transfers to foreclosed assets	-	(310)	(3,295)	(3,413)	(7,018)
Returned to performing status	-	-	(554)	(2,477)	(3,031)
Payments	(1,523)	(6,729)	(15,284)	(7,077)	(30,613)
Sales	-	(7,668)	(1,533)	-	(9,201)

Nonperforming loans at December 31, 2002	$ 1,644	$ 14,261	$ 28,668	$ 10,307	$ 54,880

        Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As shown in Table 7, net charge-offs totaled $63.6 million in 2002 compared to $72.4 million in 2001 and $98.9 million in 2000. Net charge-offs as a percentage of average loans were 0.56% in 2002 compared to 0.62% in 2001 and 0.86% in 2000. The decrease was principally due to the commercial loan portfolio which had a net charge-off ratio of 0.22% in 2002, down from 0.76% in 2001 and 1.76% in 2000. The commercial charge-offs in each of the last three years primarily related to large syndicated loans, with a significant portion resulting from credits to borrowers with relatively high levels of leverage. As previously discussed, exposure to these types of credits has been significantly reduced over the past several years. The small business net charge-off ratio increased to 0.91% in 2002, up from 0.70% in 2001 and 0.48% in 2000. The increases in 2002 and 2001 were primarily due to the impact of the weaker economy. The increase in the consumer loan net charge-off ratio to 0.58% in 2002 from 0.52% in 2001 and 0.43% in 2000 was driven primarily by increased charge-offs in the indirect portfolio.

RESERVE AND PROVISION FOR LOAN LOSSES

        The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded an $80.6 million provision for loan losses in 2002 compared to $97.3 million in 2001 and $120.7 million in 2000. The provision for loan losses for 2002 exceeded net charge-offs by $17.0 million. Table 7 presents an analysis of the activity in the reserve for loan losses for the past three years.

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

Table 7

RESERVE FOR LOAN LOSSES ACTIVITY

Year Ended December 31 ($ in thousands)	2002	2001	2000

Balance at beginning of year	$ 195,766	$ 178,253	$ 156,072
Loans charged off:
Commercial	(9,381)	(29,982)	(65,750)
Small business	(27,244)	(21,796)	(15,337)
Consumer	(43,210)	(39,847)	(31,366)
Recoveries:
Commercial	3,127	6,203	2,182
Small business	4,579	4,564	3,929
Consumer	8,503	8,412	7,491

Net loans charged off	(63,626)	(72,446)	(98,851)
Provision for loan losses	80,625	97,250	120,650
Addition due to purchase transactions	-	-	450
Transfer due to securitizations	-	(7,291)	(68)

Balance at end of year	$ 212,765	$ 195,766	$ 178,253

Reserve for loan losses as a percentage of loans	1.85%	1.74%	1.47%
Net charge-offs as a percentage of average loans:
Commercial	0.22%	0.76%	1.76%
Small business	0.91%	0.70%	0.48%
Consumer	0.58%	0.52%	0.43%
Total loans	0.56%	0.62%	0.86%

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

        The composition of the loan portfolio reflected the previously discussed changes, including the decrease in the commercial portfolio which was driven by management’s strategy to continue to diversify risk in that portfolio. The loan portfolio composition was also impacted by growth in the consumer portfolio, primarily in the indirect portfolio. In addition, the residential mortgage portfolio was impacted by a high level of refinancing activity in 2002 and 2001 which resulted in higher levels of fixed-rate loans, the majority of which were sold in the secondary market with servicing retained. The Company continued to proactively manage its exposure to credit risk in 2002, including both tighter credit standards and enhancements to the underwriting and portfolio monitoring processes. Reserve levels increased during 2002 in view of current economic conditions, the risk profile of the portfolio and based upon consistent application of the Company’s reserve methodology.

        The reserve coverage of net charge-offs increased during 2002 to 334% from 270% in 2001 and 180% in 2000. These increases were due to the strengthened reserve levels discussed previously, as well as the lower level of commercial net charge-offs experienced. The reserve for loan losses is established to provide for losses which are inherent in the portfolio. Therefore, a comparison of historical charge-offs to the reserve, which is a backward-looking measure, is not necessarily an appropriate measure of reserve adequacy, especially in periods where net charge-off ratios are expected to significantly increase or decrease and where there is a lag between the timing of charge-offs and recoveries. This is particularly true with respect to the last three years, since a significant portion of charge-offs in these years related to the complete disposition through sale of several large commercial credits.

        The year-end 2002 reserve of $212.8 million provided 388% coverage of nonperforming loans compared to $195.8 million with 276% coverage at year-end 2001 and $178.3 million with 218% coverage at year-end 2000. As a percentage of total loans, the reserve for loan losses amounted to 1.85% at December 31, 2002, compared to 1.74% and 1.47% at December 31, 2001 and 2000, respectively.

        The allocation of the December 31, 2002, reserve for loan losses is presented in Table 8.

Table 8

ALLOCATION OF RESERVE FOR LOAN LOSSES

December 31, 2002	Reserve for	% of Total
($ in millions)	Loan Losses	Reserve

Commercial real estate loans	$ 2.4	1.1%
Other commercial loans	37.8	17.8
Small business loans	47.9	22.5
Consumer loans	70.2	33.0
Unallocated reserve	54.5	25.6

Total	$ 212.8	100.0%

        The assumptions and methodologies used in allocating the reserve for loan losses were relatively unchanged in 2002. Allocations to the commercial portfolio decreased to $40.2 million at December 31, 2002, from $50.9 million a year ago as a result of the lower levels of losses experienced over the past several years. The allocation to the small business portfolio increased from $42.1 million at December 31, 2001, to $47.9 million at December 31, 2002, reflecting higher charge-off experience in recent years. The allocation to the consumer portfolio increased from $55.0 million at December 31, 2001, to $70.2 million at December 31, 2002, primarily related to the indirect auto loan portfolio. The unallocated reserve increased from 24% of the total reserve in 2001 to 26% in 2002 as a result of the strengthening of reserves in view of the current weak economy which has resulted in negative earnings trends across many industries and increased personal and corporate bankruptcies. These allocations reflect the loan loss methodology which weighs recent history more heavily. As a result, the allocated portion of the reserve increases in periods when charge-offs are relatively high. Management considers both the allocated and unallocated reserve levels when assessing reserve adequacy.

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

        Average deposits totaled $12.9 billion in 2002, a $258.4 million (2%) increase from 2001. Average deposits totaled $12.6 billion in 2001, a $513.2 million (4%) increase from 2000.

        Average core deposits in 2002 totaled $10.5 billion or 81.9% of total average deposits, up $391.1 million (4%) compared to 2001. Average money market deposit accounts increased $280.3 million (12%), average noninterest-bearing deposits increased $268.1 million (12%) and average savings grew $107.8 million (4%), offset by a decrease in other consumer time deposits of $255.4 million (9%).

        In March 2002, Hibernia launched a high performance checking campaign, a simplified consumer-checking program that includes Hibernia’s Completely Free CheckingSM product. This program offers gifts to customers who open new personal checking accounts or refer prospects who then open new personal checking accounts. Following the successful introduction of the free checking program for consumers, Hibernia launched Completely Free Small Business CheckingSM in August of 2002. The Completely Free Small Business CheckingSM program, much like the consumer version, eliminates monthly cycle service charges, offers free gifts for new accounts and buys back unused checks and banking cards. The goal of both programs is to grow lower-cost deposits and increase revenues through cross-selling opportunities. These campaigns include extensive advertising and marketing programs that are focused on Hibernia’s Completely Free CheckingSM product and Hibernia’s Completely Free Small Business CheckingSM product as well as other high performance checking products. The introduction of the high performance checking products is anticipated to grow core deposits in 2003 and beyond.

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

Table 9

AVERAGE DEPOSIT RATES

	2002	2001	2000

NOW accounts	1.16%	2.37%	3.80%
Money market deposit accounts	1.06	2.12	2.88
Savings accounts	1.25	3.07	4.52
Other consumer time deposits	3.75	5.20	5.37
Public fund certificates of deposit of
$100,000 or more	2.37	4.66	6.09
Certificates of deposit of $100,000 or more	3.68	5.64	6.03
Foreign time deposits	1.50	3.56	5.93

Total interest-bearing deposits	2.13%	3.82%	4.77%

        NOW account average balances for 2002 decreased $9.7 million (3%) compared to 2001 and money market average deposits were up $280.3 million (12%) in 2002 compared to 2001. NOW account average balances for 2001 were up $49.3 million (16%) compared to 2000, and money market average deposits were up $112.1 million (5%) in 2001 compared to 2000. These balances are affected by the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer’s NOW account up to a maximum of six transfers per statement cycle. The effect of the Reserve Money Manager account on average balances was $2,105.8 million in 2002, $1,779.3 million in 2001 and $1,622.7 million in 2000 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $316.8 million (15%) in 2002 compared to 2001 and up $205.9 million (11%) in 2001 compared to 2000, and money market deposit account average balances were down $46.2 million (9%) in 2002 compared to 2001 and down $44.5 million (8%) in 2001 compared to 2000.

        Average noncore deposits decreased $132.7 million (5%) from 2001 to $2,326.1 million in 2002. Average public fund certificates of deposit of $100,000 or more increased $53.9 million (6%). Average other large-denomination certificates of deposit decreased $163.5 million (16%), and foreign deposits decreased $23.1 million (4%). The decrease in consumer time deposits was the result of competitive pricing in the market and the movement of longer-term deposit funds into more liquid deposit products as interest rates continued to fall in 2002.

        Average noncore deposits decreased $31.6 million (1%) from 2000 to $2,458.8 million in 2001. Average public fund certificates of deposit of $100,000 or more decreased $112.8 million (12%). Average other large-denomination certificates of deposit decreased $88.7 million (8%) and foreign deposits increased $169.9 million (41%). The decrease in consumer time deposits was primarily due to the declining rate environment. Foreign deposits were positively impacted by a treasury management sweep product.

Table 10

DEPOSIT COMPOSITION

	2002		2001		2000

	Average	% of	Average	% of	Average	% of
($ in millions)	Balances	Deposits	Balances	Deposits	Balances	Deposits

Noninterest-bearing	$ 2,490.0	19.3%	$ 2,221.9	17.6%	$ 2,090.5	17.3%
NOW accounts	346.0	2.7	355.7	2.8	306.4	2.5
Money market deposit accounts	2,552.7	19.8	2,272.4	18.0	2,160.3	17.9
Savings accounts	2,622.4	20.4	2,514.6	20.0	2,115.7	17.5
Other consumer time deposits	2,529.5	19.7	2,784.9	22.1	2,931.8	24.2

Total core deposits	10,540.6	81.9	10,149.5	80.5	9,604.7	79.4

Public fund certificates of
deposit of $100,000 or more	884.7	6.9	830.8	6.6	943.6	7.8
Certificates of deposit of
$100,000 or more	881.2	6.8	1,044.7	8.3	1,133.4	9.4
Foreign time deposits	560.2	4.4	583.3	4.6	413.4	3.4

Total deposits	$ 12,866.7	100.0%	$ 12,608.3	100.0%	$ 12,095.1	100.0%

        Deposits at December 31, 2002, totaled $13.5 billion, up $527.9 million (4%) from December 31, 2001.

BORROWINGS

        Average borrowings — which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan accounts; and Federal Home Loan Bank (FHLB) advances — decreased $398.9 million (19%) from 2001 to $1.7 billion in 2002.

        Average federal funds purchased and treasury, tax and loan borrowings were $75.3 million during 2002, a decrease of $287.2 million (79%) from 2001. This decrease reflects the reduction of federal funds purchased at the end of the second quarter of 2001 resulting from the proceeds of $570.0 million from the securitization and sale of a portion of the indirect auto loan portfolio discussed earlier and weaker loan demand experienced in 2002. Average repurchase agreements decreased $35.7 million (6%) in 2002 from 2001. This decrease is the result of customer demand for repurchase agreements due to the lower rate environment.

        The Company’s FHLB advances totaled $1.1 billion at December 31, 2002, and are comprised of various advances from the Federal Home Loan Bank of Dallas. The average rate on FHLB advances during 2002 was 5.12% compared to 5.29% during 2001. FHLB advances increased $59.3 million (6%) when compared to December 31, 2001. During 2002 and 2001, FHLB advances totaling $40 million and $300 million, respectively, reached maturity. Replacement funding consisted of FHLB advances of $100 million in fourth-quarter 2002 and $300 million in first-quarter 2001, each bearing quarterly adjustable rates. The FHLB may demand payment of $200 million in callable advances at quarterly intervals. An additional $200 million becomes callable at quarterly intervals beginning June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate.

        Of the $1.1 billion in FHLB advances outstanding at December 31, 2002, $700 million accrues interest at variable rates. Hibernia instituted hedges against the effect of rising interest rates on its variable rate debt by entering into a total of $600 million in interest rate swap agreements in 2001 and $100 million of interest rate swap agreements in 2002. The interest rate swap agreements enable Hibernia to receive quarterly variable rate (LIBOR) payments and pay a fixed rate on a notional amount of $700 million. The maturities of these interest rate swap agreements match the maturities of the underlying debt. The estimated negative fair value of these interest rate swap agreements totaled $36.4 million and $11.1 million at December 31, 2002 and 2001, respectively, and is recorded as a liability, with the corresponding offset, net of deferred taxes, recorded in other comprehensive income. Net settlements on the swap agreements are accrued monthly, effectively converting $700 million of FHLB advances from a variable rate to a fixed rate.

        In December 2002, the Company entered into agreements to borrow a total of $100 million in variable-rate advances from the FHLB to be received in January 2003.

        The Company’s reliance on borrowings continues to be within parameters determined by management to be prudent in terms of liquidity and interest rate sensitivity.

INTEREST RATE SENSITIVITY

        Interest rate risk represents the potential impact from changes in the level of interest rates on net income and capital resulting from mismatches in repricing opportunities of assets and liabilities. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest rate sensitivity (Gap) analyses. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of the Company’s net income and capital. Gap reports measure the net amounts of assets or liabilities that reprice in the same time period over the remaining lives of those assets and liabilities. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of securities available for sale, and enter into derivative contracts.

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

        Hibernia’s policy objective is to limit the change in after-tax net interest income, from an immediate and sustained change in interest rates of 200 basis points compared to a flat rate scenario, to 15% of projected 12-month net income. Based on the results of the simulation models at December 31, 2002, the Company would expect an increase in after-tax net interest income of $7.1 million in the event of a 200-basis-point increase in interest rates, and a decrease in after-tax net interest income of $32.0 million in the event of a 100-basis-point decrease in interest rates (utilized in place of a 200-basis-point-drop scenario due to the low interest rate environment). The $32.0 million decline in after-tax net interest income is the result of the rates on interest-bearing liabilities reaching their floor prior to the 100-basis-point decline, while the yields on interest-earning assets can decline the full 100 basis points. Results of both scenarios are within the limits of Hibernia’s policy objective. In addition, the Company projects an increase in after-tax net interest income of $1.3 million and a decrease of $1.8 million if interest rates gradually rise or decline, respectively, by 100 basis points over the next year.

        Based on the results of the simulation models at December 31, 2001, the Company would have expected a decrease in after-tax net interest income of $7.9 million in the event of a 200-basis-point increase in interest rates, and an increase in after-tax net interest income of $2.0 million in the event of a 100-basis-point decrease in interest rates (utilized in place of a 200-basis-point-drop scenario due to the low interest rate environment). Results of both scenarios were within the limits of Hibernia’s policy objective. In addition, the Company projected a decrease in after-tax net interest income of $2.9 million and an increase of $3.3 million if interest rates gradually increased or decreased, respectively, by 100 basis points over the next year.

        Table 11 presents Hibernia’s interest rate sensitivity position at December 31, 2002. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

Table 11

INTEREST RATE SENSITIVITY AND GAP ANALYSIS

						Over 5 Years
December 31, 2002	1-30	31-60	61-90	91-365	1 Year -	and Non-
($ in thousands)	Days	Days	Days	Days	5 Years	Sensitive	Total

Earning assets:
Loans	$ 3,887,993	$ 902,888	$ 818,165	$ 2,374,973	$ 3,291,034	$ 217,159	$ 11,492,212
Securities available for sale	3,511,153	-	-	-	-	-	3,511,153
Securities held to maturity	21,464	8,555	10,508	45,362	43,003	11,633	140,525
Mortgage loans held for sale	526,288	-	-	-	-	-	526,288
Other earning assets	383,264	-	-	-	-	-	383,264

Total earning assets	8,330,162	911,443	828,673	2,420,335	3,334,037	228,792	16,053,442

Funding sources:
NOW accounts	298,954	-	-	-	-	-	298,954
Money market deposit accounts	2,945,578	-	-	-	-	-	2,945,578
Savings accounts	2,568,850	-	-	-	-	-	2,568,850
Foreign deposits	530,943	-	-	-	-	-	530,943
Other interest-bearing deposits	1,484,908	337,504	390,512	1,207,392	781,160	67,914	4,269,390
Short-term borrowings	575,448	-	-	-	-	-	575,448
Federal Home Loan Bank advances	50	50	200,050	200,278	701,654	159	1,102,241
Noninterest-bearing sources	-	-	-	-	-	3,762,038	3,762,038

Total funding sources	8,404,731	337,554	590,562	1,407,670	1,482,814	3,830,111	16,053,442

Repricing/maturity gap:
Period	$ (74,569)	$ 573,889	$ 238,111	$ 1,012,665	$ 1,851,223	$ (3,601,319)
Cumulative	$ (74,569)	$ 499,320	$ 737,431	$ 1,750,096	$ 3,601,319	$ -

Gap/total earning assets:
Period	(0.5)%	3.6%	1.5%	6.3%	11.5%	(22.4)%
Cumulative	(0.5)%	3.1%	4.6%	10.9%	22.4%

        Although the Gap analysis indicates the Company is liability-sensitive (interest-bearing liabilities exceed interest-earning assets) for the 1-30 days deposit category, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 47% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, one of Hibernia’s deposit products is the consumer One Way CDSM, which gives the customer a one-time opportunity to adjust the rate on a certificate of deposit during its two-year term. As of December 31, 2002, these deposits totaled $498.3 million, of which approximately $23.3 million had been repriced. Of the remaining $475.0 million, $462.9 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

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

        On a limited basis the Company has entered into interest rate and foreign exchange rate swaps, forward and option contracts, and forward sales contracts to hedge interest rate or foreign exchange rate risk on specific assets and liabilities on behalf of itself and for customers. With the implementation of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001, previous off-balance sheet items, primarily interest rate swaps and forward sales contracts, are now recorded as assets and liabilities on the balance sheet.

        The Company enters into forward sales contracts relating to its mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (as well as anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. The Company designates a portion of these forward sales contracts relating to mortgage loans held for sale as fair value hedges. Forward sales contracts designated as fair value hedges had notional values of $451.4 million and $483.5 million at December 31, 2002 and 2001, respectively, with an estimated negative fair value of $8.2 million at December 31, 2002 and an estimated positive fair value of $8.8 million at December 31, 2001. The related hedged mortgage loans held for sale had principal balances of $451.4 million and $483.5 million at December 31, 2002 and 2001, respectively, and were increased by a positive change in fair value of $8.2 million at December 31, 2002 and decreased by a negative change in fair value of $8.8 million at December 31, 2001, resulting in no impact on earnings related to the hedges. The forward sales contracts relating to interest rate lock commitments are not designated as hedges and are adjusted to fair value through income. At December 31, 2002, interest rate lock commitments had a notional amount of $559.3 million with a positive fair value of $6.8 million, and the related forward sales contracts had a notional amount of $559.3 million and a negative fair value of $6.1 million. At December 31, 2001, interest rate lock commitments had a notional amount of $447.5 million with a negative fair value of $4.1 million, and the related forward sales contracts had a notional amount of $447.5 million and a positive fair value of $4.5 million.

        Derivative financial instruments are also held or issued by the Company to provide customers the ability to manage their own interest rate sensitivity. Matched positions are ordinarily established to minimize risk to the Company. The notional value of customer-related derivative financial instruments not designated as hedges totaled $1.9 billion at December 31, 2002, with positive fair values of $44.0 million and negative fair values of $40.3 million. Notional amounts at December 31, 2001 totaled $1.6 billion, with positive fair values of $23.5 million and negative fair values of $20.3 million.

        Hibernia holds foreign exchange rate forward contracts that had notional amounts totaling $6.5 million and $10.6 million at December 31, 2002 and 2001, respectively, which minimize the Company’s exchange rate risk on loans to be repaid in foreign currencies.

        The interest rate swap agreements discussed in “Borrowings” were entered into by the Company to hedge against the effect of rising interest rates on portions of its variable rate FHLB advances. Hibernia receives quarterly variable-rate (LIBOR) payments and pays fixed rates under the interest rate swap agreements. The notional amount of these interest rate swap agreements was $700 million at December 31, 2002 and $600 million at December 31, 2001. The estimated negative fair value of derivative financial instruments designated as cash flow hedges totaled $36.4 million and $11.1 million at December 31, 2002 and 2001, respectively.

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

        The net interest margin is comprised of the net interest spread, which measures the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds supporting earning assets (primarily demand deposits and shareholders’ equity). The net interest margin is impacted not only by the level of noninterest-bearing liabilities supporting earning assets, but also by the value of these funds in relation to the interest rate environment. Hibernia’s noninterest-bearing funds ratio was 21.83% in 2002 compared to 18.97% in 2001 and 17.59% in 2000. Table 12 details the components of the net interest margin for the past five years.

Table 12

NET INTEREST MARGIN (taxable-equivalent)

	2002	2001	2000	1999	1998

Yield on earning assets	6.46%	7.61%	8.32%	7.83%	8.04%
Rate on interest-bearing liabilities	2.35	3.97	4.99	4.24	4.40

Net interest spread	4.11	3.64	3.33	3.59	3.64
Contribution of noninterest-bearing funds	0.51	0.75	0.88	0.79	0.87

Net interest margin	4.62%	4.39%	4.21%	4.38%	4.51%

Noninterest-bearing funds supporting earning assets	21.83%	18.97%	17.59%	18.61%	19.67%

        The net interest margin of 4.62% in 2002 compares to 4.39% in 2001 and 4.21% in 2000. The increase in the net interest margin in 2002 reflects the benefits derived from the lower rate environment, steeper yield curve, an increase in broad-based low-cost deposit funding and accelerated downward repricing of liabilities in comparison to assets. The yield on average interest-earning assets declined 115 basis points while the rate on average interest-bearing liabilities declined 162 basis points for 2002 compared to 2001.

        The net interest margin of 4.39% in 2001 compares to 4.21% in 2000. The increase in the net interest margin in 2001 reflects the benefits derived from the Company’s net liability sensitive balance sheet position, as well as the favorable impact of a steepening yield curve. Rate cuts by the Federal Reserve caused the yield on average interest-earning assets to decline 71 basis points while the rate on average interest-bearing liabilities declined 102 basis points for 2001 compared to 2000. The indirect loan securitization in the second quarter of 2001, the average deposit growth and the slowing loan growth negated the need to replace maturing higher-rate liabilities.

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

Table 13

INTEREST-EARNING ASSET COMPOSITION

(Percentage of average balances)	2002	2001	2000	1999	1998

Commercial loans	18.5%	20.4%	24.5%	28.4%	28.5%
Small business loans	16.2	16.0	16.0	16.4	16.0
Consumer loans	38.5	39.3	37.5	31.9	29.7

Total loans	73.2	75.7	78.0	76.7	74.2

Securities available for sale	21.2	18.7	18.2	20.1	22.1
Securities held to maturity	1.3	2.1	2.4	0.2	-

Total securities	22.5	20.8	20.6	20.3	22.1

Short-term investments	1.7	1.5	0.8	1.7	2.1
Mortgage loans held for sale	2.6	2.0	0.6	1.3	1.6

Total interest-earning assets	100.0%	100.0%	100.0%	100.0%	100.0%

Results of Operations

        The Company earned $249.9 million, or $1.59 per common share, in 2002. In 2001, net income was $218.8 million, or $1.37 per common share, and 2000 net income was $170.6 million, or $1.05 per common share. Net income per common share — assuming dilution was $1.56 in 2002 compared to $1.35 and $1.04 for 2001 and 2000, respectively.

        Effective January 1, 2002, with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company applied the new accounting that eliminated amortization of goodwill. Net income adjusted to exclude goodwill amortization, net of taxes, for 2001 and 2000 was $230.3 million and $181.4 million, respectively. On that same basis, net income per common share and net income per common share — assuming dilution were $1.45 and $1.42, respectively, for 2002 and $1.12 and $1.11, respectively, for 2001.

        Operating results increased in 2002 due to a $38.2 million increase in taxable-equivalent net interest income, a $32.3 million increase in noninterest income (which includes a $4.4 million increase in net securities losses) and a $16.6 million decrease in the provision for loan losses compared to 2001. These positive effects on operations were partially offset by a $42.9 million increase in noninterest expense.

        The increase in 2001 from 2000 was due to increases in noninterest income of $69.3 million (which includes a $5.0 million increase in net securities losses), a $53.2 million increase in taxable-equivalent net interest income and a $23.4 million decrease in the provision for loan losses. Partially offsetting these positive effects was a $72.2 million increase in noninterest expense.

NET INTEREST INCOME

        Net interest income on a taxable-equivalent basis increased $38.2 million, or 6%, to $712.4 million in 2002 from $674.2 million in 2001. Taxable-equivalent net interest income in 2000 was $621.1 million. Taxable-equivalent net interest income increased in 2002 compared to 2001 primarily due to the change in the mix of funding sources, the impact of declining interest rates and funding costs decreasing faster than earning asset yields. The increase in taxable-equivalent net interest income in 2001 as compared to 2000 is primarily due to the growth in interest-earning assets and rates on interest-bearing liabilities declining faster than earning asset yields, reflecting the Company’s net liability sensitive balance sheet position.

        As indicated in Table 14, the change in volume increased taxable-equivalent net interest income in 2002 by $21.7 million from 2001. A $3.1 million decrease in taxable-equivalent interest income due to the volume of earning assets was offset by a $24.8 million decrease in interest expense due to the volume of interest-bearing liabilities. As interest rates declined in 2002, taxable-equivalent net interest income increased $16.5 million. Taxable-equivalent interest income on earning assets decreased $170.6 million due to decreases in yields. Interest expense decreased $187.1 million due to decreases in the rates paid on interest-bearing deposits and the maturity of some high-rate interest-bearing products.

        For 2001 compared to 2000, the change in net volume increased taxable-equivalent net interest income by $36.8 million. A $41.4 million increase in taxable-equivalent interest income due to the growth in earning assets was partially offset by a $4.6 million increase in interest expense due to growth in interest-bearing liabilities. The change in interest rates caused taxable-equivalent net interest income to increase $16.4 million. Taxable-equivalent interest income on earning assets decreased $100.3 million due to decreases in yields. Interest expense decreased $116.6 million due to decreases in the rates paid on interest-bearing deposits and the maturity of some high-rate interest-bearing products.

Table 14

CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)

	2002 Compared to 2001			2001 Compared to 2000

	Increase (Decrease) Due to Change In:

($ in thousands)	Volume	Rate	Total	Volume	Rate	Total

Taxable-equivalent interest earned on:
Commercial loans	$(19,114)	$(56,798)	$(75,912)	$(39,390)	$ (57,244)	$ (96,634)
Small business loans	3,058	(38,486)	(35,428)	8,644	(13,048)	(4,404)
Consumer loans	(8,079)	(39,729)	(47,808)	42,135	(6,596)	35,539

Loans	(24,135)	(135,013)	(159,148)	11,389	(76,888)	(65,499)

Securities available for sale	21,152	(28,846)	(7,694)	12,439	(18,078)	(5,639)
Securities held to maturity	(6,670)	(894)	(7,564)	(2,411)	(537)	(2,948)

Securities	14,482	(29,740)	(15,258)	10,028	(18,615)	(8,587)

Short-term investments	1,259	(4,127)	(2,868)	5,368	(3,594)	1,774
Mortgage loans held for sale	5,320	(1,726)	3,594	14,618	(1,168)	13,450

Total	(3,074)	(170,606)	(173,680)	41,403	(100,265)	(58,862)

Interest paid on:
NOW accounts	(224)	(4,200)	(4,424)	1,660	(4,846)	(3,186)
Money market deposit accounts	5,345	(26,245)	(20,900)	3,087	(17,194)	(14,107)
Savings accounts	3,176	(47,672)	(44,496)	15,891	(34,377)	(18,486)
Other consumer time deposits	(12,363)	(37,550)	(49,913)	(7,737)	(4,969)	(12,706)
Public fund certificates of
deposit of $100,000 or more	2,369	(20,092)	(17,723)	(6,323)	(12,386)	(18,709)
Certificates of deposit
of $100,000 or more	(8,226)	(18,246)	(26,472)	(5,158)	(4,248)	(9,406)
Foreign time deposits	(791)	(11,532)	(12,323)	8,028	(11,787)	(3,759)
Federal funds purchased	(8,920)	(7,912)	(16,832)	(20,105)	(9,164)	(29,269)
Repurchase agreements	(1,202)	(11,793)	(12,995)	2,855	(13,020)	(10,165)
Federal Home Loan Bank advances	(3,932)	(1,862)	(5,794)	12,402	(4,640)	7,762

Total	(24,768)	(187,104)	(211,872)	4,600	(116,631)	(112,031)

Taxable-equivalent net interest income	$ 21,694	$ 16,498	$ 38,192	$ 36,803	$ 16,366	$ 53,169

(1)Change due to mix (both volume and rate) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.

NONINTEREST INCOME

        Noninterest income totaled $352.9 million in 2002 compared to $320.6 million in 2001 and $251.3 million in 2000. Noninterest income was up $32.3 million (10%) in 2002 compared to 2001 and $69.3 million (28%) in 2001 compared to 2000.

        The major categories contributing to the 2002 increase in noninterest income were service charges on deposits, up $21.6 million; card-related fees, up $7.4 million; the gain on sales of mortgage loans, up $6.9 million; mortgage loan origination and servicing fees, up $6.1 million; insurance fees, up $2.8 million; and retail investment fees, up $2.5 million. These increases were partially offset by a decrease in gain on indirect auto loan securitization of $11.4 million and an increase in securities losses of $4.4 million.

        Service charges on deposits increased $21.6 million (18%) from 2001 to $138.9 million in 2002. This change was primarily due to growth in transaction-based fees due to a new fee structure implemented in the fourth quarter of 2001 and an increased number of accounts resulting from the high performance checking campaigns launched in 2002, as well as increased commercial account analysis fees.

        Card-related fees were $39.9 million in 2002, up $7.4 million (23%) compared to 2001. This increase resulted from fees generated by Hibernia’s debit and credit cards, annual card fees from the consumer and small business high performance checking campaigns launched in 2002, continued growth of off-premises ATMs and expansion of ATM services.

        Mortgage loan origination and servicing fees were $35.5 million in 2002, up $6.1 million (21%) compared to 2001. The increase in mortgage fees is primarily the result of increased mortgage activity due to favorable interest rates during 2002. The volume of mortgage loans serviced increased to $10.8 billion at December 31, 2002, compared to $8.8 billion at December 31, 2001. In 2002 Hibernia funded a record $5.3 billion in residential first mortgages compared to $4.5 billion in 2001.

        Retail investment fees were $30.5 million in 2002, up $2.5 million (9%) from 2001. This increase was due to higher fixed annuity income due to the current interest rate environment.

        Trust fees were $24.4 million in 2002, down $1.5 million (6%) compared to 2001, primarily due to a decline in market value of trust assets resulting in lower trust fees.

        Insurance fees were $16.1 million in 2002, up $2.8 million (21%) from 2001. This increase was primarily due to increased property and casualty commissions in 2002.

        Investment banking fees, which include brokerage commissions, contributed $15.0 million to noninterest income in 2002, up $1.7 million (13%) from 2001.

        The increase in other service, collection and exchange charges of $2.0 million (11%) was primarily due to increased commercial letter of credit fees in 2002.

        Gain on sales of mortgage loans increased $6.9 million (33%) in 2002 compared to 2001. This increase was primarily due to the lower interest rate environment, resulting in an increased volume of fixed-rate loans funded and subsequently sold. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights.

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

        Derivative income associated with interest rate contracts decreased $1.1 million (35%) in 2002 compared to 2001. This decrease was impacted by the adoption of SFAS No. 133, which accelerated the timing of revenue recognition on derivative instruments and a decrease in the volume of new interest rate swap agreements in 2002.

        Net securities losses totaled $13.4 million in 2002 compared to $8.9 million in 2001. The net securities losses in 2002 and 2001 are primarily due to the writedown for permanent impairment of private equity investments. The private-equity portfolio totaled $22.3 million at December 31, 2002, with additional unfunded commitments of $5.4 million. While the Company does not plan any new direct private-equity investments, there may be instances when additional uncommitted funding of existing investments will be required.

        The major categories contributing to the increase in noninterest income in 2001 compared to 2000 were gain on sales of mortgage loans, up $17.2 million; service charges on deposits, up $14.3 million; the gain on the indirect auto loan securitization of $11.4 million (which was offset by a $1.0 million loss on an interest rate swap related to this transaction); mortgage loan origination and servicing fees, up $6.5 million; insurance fees, up $6.2 million; card-related fees, up $4.5 million; other service, collection and exchange charges, up $4.5 million; and investment banking fees, up $4.1 million, offset by an increase in securities losses of $5.0 million.

Table 15

NONINTEREST INCOME

				Percent Increase (Decrease)

				2002	2001
($ in thousands)	2002	2001	2000	over 2001	over 2000

Service charges on deposits	$ 138,857	$ 117,265	$ 102,924	18.4%	13.9%
Card-related fees	39,949	32,521	28,061	22.8	15.9
Mortgage loan origination and servicing fees	35,485	29,366	22,828	20.8	28.6
Retail investment fees	30,488	27,953	28,264	9.1	(1.1)
Trust fees	24,394	25,851	26,906	(5.6)	(3.9)
Insurance	16,137	13,338	7,089	21.0	88.2
Investment banking	15,033	13,355	9,230	12.6	44.7
Other service, collection and exchange charges	20,769	18,776	14,256	10.6	31.7
Gain on sales of mortgage loans	27,987	21,073	3,904	32.8	439.8
Other operating income:
Gain on indirect auto loan securitization	-	11,417	-	(100.0)	-
Mortgage loan derivative income	230	423	-	(45.6)	-
Derivative income from interest rate contracts	1,982	3,043	609	(34.9)	399.7
Other income	14,947	15,158	11,145	(1.4)	36.0

Total other operating income	17,159	30,041	11,754	(42.9)	155.6

Securities gains (losses), net	(13,353)	(8,921)	(3,921)	(49.7)	(127.5)

Total noninterest income	$ 352,905	$ 320,618	$ 251,295	10.1%	27.6%

NONINTEREST EXPENSE

        Noninterest expense totaled $593.7 million in 2002 compared to $550.8 million in 2001 and $478.7 million in 2000.

        Noninterest expense increased $42.9 million (8%) in 2002 compared to 2001. The major categories contributing to the increase in noninterest expense were amortization of intangibles, up $24.0 million; staff costs, up $11.8 million; advertising and promotional expense, up $6.6 million; data processing expense, up $3.1 million; and professional fees, up $2.1 million, offset by a $12.7 million decrease in amortization of goodwill.

        Staff costs, which represent the largest component of noninterest expense, increased $11.8 million in 2002 compared to 2001. The increase compared to the prior year was primarily due to $6.2 million in wage increases and $5.1 million in higher incentives. The increase in incentive expense was driven primarily by the growth in revenues during the year.

        Data processing costs increased $3.1 million (10%) to $34.6 million in 2002. This change was primarily due to higher outside data processing services and software maintenance costs in 2002.

        Advertising and promotional expenses were up $6.6 million (42%) in 2002, primarily due to increased marketing expenses associated with the promotion of high performance checking products for consumers introduced in the first quarter of 2002 and for small businesses introduced in the third quarter of 2002.

        Effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, in which intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. The Company’s goodwill qualifies for the nonamortization provisions of this statement, and therefore, no goodwill amortization expense was recorded in 2002. The Company did not record any impairment of goodwill in 2002.

        Amortization of other intangibles, a non-cash expense, increased $24.0 million (71%) to $57.9 million in 2002. The increase is the result of higher amortization of mortgage servicing rights and an increase in the provision for the temporary impairment of these mortgage servicing rights. Amortization of mortgage servicing rights increased in 2002 as a result of the higher volume of mortgage loans serviced and increased expected future prepayments. Based upon current fair values, capitalized mortgage servicing rights are periodically assessed for impairment. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. Permanent impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. The Company recorded temporary impairment of $23.2 million in 2002 and $12.3 million in 2001, primarily due to an increase in the expected speed of mortgage loan repayments resulting from the low interest rate environment. Future increases in interest rates and slower expected prepayment speeds could result in a reversal of the temporary impairment reserve. Conversely, future decreases in interest rates and faster than expected prepayment speeds would necessitate an increase in the temporary impairment reserve. The Company has not recorded any permanent impairment on its mortgage loan servicing portfolio.

        Professional fees increased $2.1 million (29%) to $9.5 million in 2002. The increase in 2002 was primarily the result of a contingency fee associated with certain revenue enhancement initiatives and higher consulting fees related to the launch of the high performance checking products.

        Loan collection expense increased $1.4 million (16%) to $10.2 million in 2002. This increase reflects increased legal and collection agency fees associated with the collection of delinquent and criticized assets.

        Noninterest expense increased $72.1 million (15%) in 2001 compared to 2000. The major categories contributing to the increase in noninterest expense were staff costs, up $31.8 million; amortization of other intangibles, up $16.1 million; occupancy and equipment, up $3.4 million; and loan collection expenses, up $2.7 million.

        The Company’s efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of efforts to control costs and generate income efficiently. The efficiency ratio for 2002 was 55.04% compared to 54.87% in 2001 and 54.63% in 2000.

        The adjusted efficiency ratio, which excludes the impact of the amortization of goodwill, was 55.04% in 2002 compared to 53.61% in 2001 and 53.28% in 2000. The 2002 efficiency ratios were negatively impacted by the non-cash mortgage servicing impairment charges and increased marketing expense related to the high performance checking products. The marketing expenses are expected to build revenue over the long term.

Table 16

NONINTEREST EXPENSE

				Percent Increase (Decrease)

				2002	2001
($ in thousands)	2002	2001	2000	over 2001	over 2000

Salaries	$ 242,323	$ 233,445	$ 206,792	3.8%	12.9%
Benefits	46,941	44,063	38,921	6.5	13.2

Total staff costs	289,264	277,508	245,713	4.2	12.9

Occupancy, net	36,983	37,747	36,035	(2.0)	4.8
Equipment	31,238	31,356	29,679	(0.4)	5.7

Total occupancy and equipment	68,221	69,103	65,714	(1.3)	5.2

Data processing	34,560	31,427	29,670	10.0	5.9
Advertising and promotional expenses	22,471	15,877	14,804	41.5	7.2
Foreclosed property expense, net	1,088	887	711	22.7	24.8
Amortization of goodwill	-	12,668	11,839	(100.0)	7.0
Amortization of other intangibles	57,910	33,936	17,880	70.6	89.8
Telecommunications	9,345	9,220	8,922	1.4	3.3
Postage	7,838	7,940	7,375	(1.3)	7.7
Stationery and supplies	8,394	8,098	7,222	3.7	12.1
Professional fees	9,518	7,398	5,894	28.7	25.5
State taxes on equity	15,875	14,652	13,707	8.3	6.9
Regulatory expense	4,156	4,244	4,225	(2.1)	0.4
Loan collection expense	10,222	8,850	6,163	15.5	43.6
Other	54,835	48,981	38,849	12.0	26.1

Total noninterest expense	$ 593,697	$ 550,789	$ 478,688	7.8%	15.1%

Efficiency ratio (1)	55.04%	54.87%	54.63%

Adjusted efficiency ratio (2)	55.04%	53.61%	53.28%

(1) Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).
(2) Excludes amortization of goodwill.

INCOME TAXES

        The Company recorded a $133.0 million provision for income taxes in 2002 compared to $118.5 million in 2001 and $91.9 million in 2000. The Company’s effective tax rates for 2002, 2001 and 2000 were 34.7%, 35.1% and 35.0%, respectively. The 2002 effective tax rate declined primarily due to the elimination of non-deductible goodwill expense in 2002 as a result of the adoption of a new accounting standard, discussed earlier.

        Hibernia National Bank is subject to a Louisiana shareholders’ tax based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Company and the Bank are subject to Louisiana state income tax. The Texas operations of the Bank and certain subsidiaries of the Company are subject to Texas franchise tax.

SEGMENT RESULTS

        The Company’s segment information is presented by line of business with each line providing various products and services to groups of customers who share certain characteristics. The reportable operating segments are Consumer, Small Business, Commercial, and Investments and Public Funds. Segment net income for the last three years is presented in Table 17.

Table 17

SEGMENT RESULTS

($ in thousands)	2002	2001	2000

Consumer	$ 125,536	$ 108,215	$ 88,590
Small Business	49,096	44,771	39,273
Commercial	28,112	22,607	15,558
Investments and
Public Funds	61,471	54,350	31,394
Other	(18,177)	(12,563)	(5,844)

Segments total	246,038	217,380	168,971
Reconciling items(1)	3,819	1,418	1,662

Total net income	$ 249,857	$ 218,798	$ 170,633

(1)For a discussion of reconciling items refer to Note 28 of the consolidated financial statements.

        Net income for the Consumer segment was $125.5 million in 2002, up $17.3 million (16%) from $108.2 million for 2001. The increase in the Consumer segment net income is primarily due to increases in the mortgage and retail banking areas. The mortgage area has benefited from the lower interest rate environment. The retail banking area benefited from growth in transaction-based fees related to the new high performance checking campaign. The Small Business segment net income was up $4.3 million (10%) to $49.1 million for 2002 from $44.8 million in 2001. The increase in the Small Business segment is primarily due to an increase in noninterest income from treasury management products and service charges on deposits. The Commercial segment net income increased $5.5 million (24%) from $22.6 million in 2001 to $28.1 million in 2002, primarily due to a reduction in the provision for loan losses resulting from improved asset quality. The Investments and Public Funds segment net income was $61.5 million for 2002, up $7.1 million (13%) from $54.4 million for 2001. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest rate risk, and liquidity and funding positions. The increase in net income for this segment is primarily due to the benefit of the lower interest rate environment on the Company’s liability sensitive balance sheet structure. Other segment net losses increased $5.6 million to $18.2 million in 2002 from $12.6 million in 2001.

        In 2001, the Consumer segment net income increased $19.6 million (22%) to $108.2 million, from $88.6 million in 2000. The increase in the Consumer segment was primarily due to growth in the mortgage area and indirect lending area, which includes the 2001 securitization gain, offset by declines in the retail banking area. The Small Business segment net income was $44.8 million in 2001, up $5.5 million (14%) from $39.3 million in 2000. The increase in 2001 was primarily due to increased income associated with small business loans. The Commercial segment net income increased from $15.6 million in 2000 to $22.6 million in 2001. The increase in the Commercial segment is primarily due to a reduction in the provision for loan losses resulting from improved asset quality. The Investment and Public Funds segment net income was $54.4 million in 2001, up $23.0 million (73%) from the 2000 level of $31.4 million. The increase in the Investments and Public Funds segment is due to the benefit of the lower interest rate environment on the Company’s liability sensitive balance sheet. Other segment net losses totaled $12.6 million in 2001, an increase of $6.7 million from the 2000 loss of $5.8 million.

Capital

        Capital represents shareholder ownership in the Company — the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital and retention of earnings.

        Dividends of $.57 per share were declared on the Company’s common stock in 2002, representing an 8% increase over the $.53 per common share declared in 2001. Hibernia’s common dividend payout ratio (common dividends declared per share divided by net income per common share) was 35.9% in 2002, 38.7% in 2001 and 46.7% in 2000.

        Shareholders’ equity totaled $1,680.9 million at the end of 2002 compared to $1,559.8 million at the end of 2001 and $1,479.7 million at the end of 2000. The $121.1 million (8%) increase in 2002 was primarily due to earnings totaling $249.9 million, the issuance of $35.8 million of common stock, a net tax benefit related to stock option plans and the Employee Stock Ownership Plan of $12.7 million and a $12.1 million change in accumulated other comprehensive income. These increases were partially offset by the acquisition of $107.0 million of treasury stock, most of which was purchased under buyback programs, and payment of $89.4 million in dividends on common stock.

        During 2002, the Company repurchased approximately 5.5 million shares of its common stock at a cumulative weighted average price of $19.29 per share under common stock repurchase plans authorized by the Board of Directors. At December 31, 2002, approximately 2.8 million shares remained authorized for repurchase under the Company’s current repurchase plan.

        The $80.1 million (5%) increase in shareholders’ equity in 2001 was primarily due to $218.8 million in earnings, a $14.0 million increase in accumulated other comprehensive income and the issuance of $12.1 million of common stock, partially offset by the redemption of $87.0 million of preferred stock and $82.7 million in dividends on common stock.

        As part of the Company’s capital-management strategy, the Company redeemed its Series A Fixed/Adjustable Rate Noncumulative Preferred Stock on October 1, 2001. The redemption consisted of the repurchase of 1,739,000 shares at a par value of $50 per share for a total repurchase price of $87.0 million.

        Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 11.82% at year-end 2002, 11.39% at year-end 2001 and 10.94% at year-end 2000. Leverage ratios were 8.45%, 8.14% and 7.65% at year-end 2002, 2001 and 2000, respectively. Table 18 shows the calculation of capital ratios for the Company for the past five years.

Table 18

CAPITAL

($ in millions)		2002	2001	2000	1999	1998

Risk-based capital:	Tier 1	$ 1,412.3	$ 1,307.7	$ 1,230.7	$ 1,203.2	$ 1,166.0
	Total	1,580.0	1,469.3	1,389.8	1,350.7	1,296.3

Assets:	Quarterly average assets(1)	16,715.3	16,062.9	16,089.3	14,833.7	13,629.9
	Net risk-adjusted assets	13,367.1	12,894.7	12,706.5	11,788.6	10,819.7

Ratios:	Tier 1 risk-based capital	10.57%	10.14%	9.69%	10.21%	10.78%
	Total risk-based capital	11.82%	11.39%	10.94%	11.46%	11.98%
	Leverage	8.45%	8.14%	7.65%	8.11%	8.55%

(1)Excluding the adjustment for accumulated other comprehensive income and other disallowed assets.

        In addition, the most recent notifications from the Office of the Comptroller of the Currency categorized Hibernia National Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. At December 31, 2002, the Bank’s Tier 1, total risk-based and leverage ratios were 9.72%, 10.98% and 7.78%, respectively.

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

        Core deposits that are maintained at competitive rates are the Company’s primary source of liquidity. Core deposits totaled $11.1 billion at year-end 2002, up $475.5 million (4%) from $10.6 billion a year earlier. This increase is the result of Hibernia’s extensive banking office network, aided by the introduction and promotion of new and attractive deposit products. Management expects the volume of core deposits to continue to increase as a result of the promotion of high performance checking products, discussed earlier. In addition, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits that are a part of total customer relationships. Because of the nature of these relationships, the funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit and public funds were additional sources of liquidity during the year.

        Hibernia’s loan-to-deposit ratio at year-end 2002 decreased to 85.2% compared to 86.8% at year-end 2001 and 95.5% at year-end 2000. The decrease from the last two years is primarily due to slower loan growth, as discussed earlier.

        Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (including large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 17.7% of Hibernia’s earning assets were funded by net large liabilities (total liabilities less short-term investments) at year-end 2002, down approximately 326 basis points from the prior-year level of 21.0%.

        Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company’s current liquidity needs. Additional sources of liquidity available to the Company include the ability to issue brokered certificates of deposit and the ability to sell or securitize a substantial portion of the Company’s $2.4 billion residential first mortgage portfolio and $2.0 billion indirect consumer portfolio. The Company also has available federal funds lines and its membership in the FHLB to further augment liquidity by providing a readily accessible source of funds at competitive rates. As previously discussed, the Company securitized and sold $592.2 million of indirect auto loans from its consumer portfolio in the second quarter of 2001 and used the proceeds to substantially reduce the balance of federal funds purchased.

        Hibernia Corporation (the “Parent Company”) requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 2002, the Parent Company had $86.7 million in available funds. During 2002, the Parent Company received $167.7 million in dividends from its subsidiaries. The issuance of common stock during 2002 provided the Parent Company with $35.8 million of additional funds. The Parent Company repurchased $107.0 million in common stock and paid $89.4 million in dividends to common shareholders.

        The payment of dividends by the Bank to the Parent Company is restricted by various regulatory limitations. In 2003, the Bank would have available to pay dividends to the Parent Company, without prior approval of the Office of the Comptroller of the Currency, approximately $143.4 million plus net retained profits earned in 2003 prior to the dividend declaration date.

        The Consolidated Statements of Cash Flows can be used to assess the Company’s ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net increase in cash and cash equivalents in 2002 of $405.0 million. Net cash provided by operating activities totaled $508.4 million after adjusting 2002 net income for non-cash and other operating items. These activities were partially offset by net cash used in investing activities of $352.5 million, primarily resulting from a net increase in loans of $307.5 million, and the purchases of premises, equipment and other assets of $87.0 million. Cash provided by financing activities totaled $249.1 million, resulting from the increase in deposits of $527.9 million and a net increase in FHLB advances of $59.3 million, partially offset by the decrease in short-term borrowings of $177.3 million, the repurchase of common stock of $107.0 million and the payment of dividends of $89.4 million.

        Cash and cash equivalents decreased $121.6 million in 2001. Cash used in financing activities totaled $461.9 million, as a decrease in short-term borrowings of $557.8 million was partially offset by increased deposits of $260.4 million. Net cash used in operating activities totaled $83.1 million after adjusting 2001 net income for non-cash and other operating items. These activities were partially offset by net cash provided from investing activities of $423.3 million, primarily resulting from a net reduction in loans of $507.2 million and premises, equipment and other asset purchases of $74.3 million.

        Cash and cash equivalents decreased $7.4 million in 2000. Cash used in investing activities totaled $1,290.3 million, as loan growth (net of sales) used cash of $1,445.7 million. These activities were partially offset by net cash provided from financing activities of $991.1 million, as deposit growth provided cash of $717.0 million. Net cash provided by operating activities totaled $291.7 million after adjusting 2000 net income for non-cash and other operating items.

Quarterly Consolidated Summary of Income and Selected Financial Data (1)
HIBERNIA CORPORATION AND SUBSIDIARIES	2002				2001

($ in thousands, except per-share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$ 240,679	$ 252,682	$ 247,494	$ 246,239	$ 262,169	$ 283,424	$ 299,586	$ 314,221
Interest expense	64,256	70,517	72,763	75,321	89,767	117,803	131,823	155,336

Net interest income	176,423	182,165	174,731	170,918	172,402	165,621	167,763	158,885
Provision for loan losses	15,000	18,125	20,000	27,500	29,250	23,000	27,000	18,000

Net interest income after
provision for loan losses	161,423	164,040	154,731	143,418	143,152	142,621	140,763	140,885

Noninterest income:
Noninterest income	97,014	90,526	90,556	88,162	86,564	81,541	87,899	73,535
Securities gains (losses), net	(1,983)	(1,399)	(6,563)	(3,408)	424	23	(5,454)	(3,914)

Noninterest income	95,031	89,127	83,993	84,754	86,988	81,564	82,445	69,621
Noninterest expense	156,795	157,339	142,664	136,899	143,689	137,417	137,861	131,822

Income before taxes	99,659	95,828	96,060	91,273	86,451	86,768	85,347	78,684
Income tax expense	34,729	32,672	33,525	32,037	30,060	29,596	30,445	28,351

Net income	$ 64,930	$ 63,156	$ 62,535	$ 59,236	$ 56,391	$ 57,172	$ 54,902	$ 50,333

Net income applicable to common shareholders	$ 64,930	$ 63,156	$ 62,535	$ 59,236	$ 56,391	$ 55,672	$ 53,402	$ 48,833

Adjusted net income(2)	$ 64,930	$ 63,156	$ 62,535	$ 59,236	$ 59,203	$ 60,054	$ 57,818	$ 53,232

Adjusted net income applicable to common shareholders(2)	$ 64,930	$ 63,156	$ 62,535	$ 59,236	$ 59,203	$ 58,554	$ 56,318	$ 51,732

Per common share information:(3)
Net income	$ 0.42	$ 0.40	$ 0.40	$ 0.38	$ 0.36	$ 0.36	$ 0.34	$ 0.31
Net income - assuming dilution	$ 0.41	$ 0.40	$ 0.39	$ 0.37	$ 0.35	$ 0.35	$ 0.34	$ 0.31
Adjusted net income(2)	$ 0.42	$ 0.40	$ 0.40	$ 0.38	$ 0.38	$ 0.37	$ 0.36	$ 0.33
Adjusted net income - assuming dilution(2)	$ 0.41	$ 0.40	$ 0.39	$ 0.37	$ 0.37	$ 0.37	$ 0.35	$ 0.33
Cash dividends declared	$ 0.15	$ 0.14	$ 0.14	$ 0.14	$ 0.14	$ 0.13	$ 0.13	$ 0.13
Average shares outstanding (000s)	155,762	156,337	157,548	157,610	156,859	156,600	155,905	155,443
Average shares outstanding - assuming dilution (000s)	158,053	159,208	160,570	160,989	159,494	159,883	158,736	157,469
Dividend payout ratio	35.71%	35.00%	35.00%	36.84%	38.89%	36.11%	38.24%	41.94%

Selected quarter-end balances (in millions)
Loans	$ 11,492.2	$ 11,418.4	$ 11,345.5	$ 11,080.3	$ 11,241.0	$ 11,360.8	$ 11,286.2	$ 11,916.7
Deposits	$ 13,481.0	$ 13,072.1	$ 12,781.5	$ 12,772.0	$ 12,953.1	$ 12,929.0	$ 12,679.0	$ 12,700.5
Federal Home Loan Bank advances	$ 1,102.2	$ 1,002.4	$ 1,042.6	$ 1,042.8	$ 1,043.0	$ 1,143.2	$ 1,143.4	$ 1,143.6
Equity	$ 1,680.9	$ 1,647.9	$ 1,614.4	$ 1,585.4	$ 1,559.8	$ 1,618.7	$ 1,567.3	$ 1,529.8
Total assets	$ 17,392.7	$ 16,633.2	$ 16,285.7	$ 16,373.2	$ 16,618.2	$ 16,615.3	$ 16,306.6	$ 16,678.4

Selected average balances (in millions)
Loans	$ 11,393.5	$ 11,379.3	$ 11,189.1	$ 11,133.8	$ 11,253.5	$ 11,329.0	$ 11,808.4	$ 12,112.9
Deposits	$ 13,115.1	$ 12,808.5	$ 12,834.6	$ 12,704.7	$ 12,672.1	$ 12,792.9	$ 12,586.3	$ 12,376.7
Federal Home Loan Bank advances	$ 1,033.8	$ 1,040.7	$ 1,042.7	$ 1,042.8	$ 1,051.8	$ 1,143.3	$ 1,143.5	$ 1,126.0
Equity	$ 1,658.1	$ 1,629.1	$ 1,602.7	$ 1,586.0	$ 1,554.6	$ 1,596.7	$ 1,551.2	$ 1,502.7
Total assets	$ 16,983.4	$ 16,454.7	$ 16,423.4	$ 16,377.7	$ 16,332.5	$ 16,430.6	$ 16,448.0	$ 16,707.1

Selected ratios
Net interest margin (taxable-equivalent)	4.50%	4.79%	4.63%	4.59%	4.58%	4.37%	4.44%	4.17%
Annualized return on assets	1.53%	1.54%	1.52%	1.45%	1.38%	1.39%	1.34%	1.21%
Annualized return on common equity	15.66%	15.51%	15.61%	14.94%	14.51%	14.75%	14.59%	13.80%
Annualized return on total equity	15.66%	15.51%	15.61%	14.94%	14.51%	14.32%	14.16%	13.40%
Efficiency ratio	56.94%	57.28%	53.36%	52.40%	55.00%	55.07%	53.42%	56.11%
Adjusted efficiency ratio(2)	56.94%	57.28%	53.36%	52.40%	53.81%	53.80%	52.17%	54.75%
Average equity/average assets	9.76%	9.90%	9.76%	9.68%	9.52%	9.72%	9.43%	8.99%
Tier 1 risk-based capital ratio	10.57%	10.67%	10.61%	10.64%	10.14%	10.50%	10.21%	9.96%
Total risk-based capital ratio	11.82%	11.92%	11.87%	11.90%	11.39%	11.75%	11.46%	11.21%
Leverage ratio	8.45%	8.50%	8.37%	8.34%	8.14%	8.37%	8.09%	7.70%

(1)The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2)Excludes amortization of goodwill.
(3)For a discussion of net income per common share computations refer to Note 20 of the consolidated financial statements - "Net Income Per Common Share Data."
Fourth Quarter Results

        Hibernia reported net income of $64.9 million in the fourth quarter of 2002, compared to $56.4 million in the fourth quarter of 2001 and $63.2 million in the third quarter of 2002. Net income per common share was $.42 in the fourth quarter of 2002, compared to $.36 and $.40 in the fourth quarter of 2001 and the third quarter of 2002, respectively. Fourth quarter 2002 net income per common share — assuming dilution was $.41 compared to $.35 and $.40 for the fourth quarter of 2001 and the third quarter of 2002, respectively. Net income adjusted to exclude amortization of goodwill in the fourth quarter of 2001 was $59.2 million. On that same basis, net income per common share and net income per common share — assuming dilution for the fourth quarter of 2001 was $.38 and $.37, respectively.

        Average earning assets totaled $15.8 billion in the fourth quarter of 2002, a $601.3 million increase from the fourth quarter of 2001. Significant variances from the fourth quarter of 2001 include increases in securities of $249.9 million, short-term investments of $149.7 million and loans of $140.0 million. The increase in securities were partially due to increased purchases to collateralize certain public fund deposits and repurchase agreements, in addition to enhancing the earning asset yield due to the Company’s slow loan growth. Average earning assets were up $466.2 million in the fourth quarter of 2002 compared to the prior quarter. This increase is primarily due to the increases in securities of $198.0 million, mortgage loans held for sale of $148.3 million and short-term investments of $105.7 million.

        Average deposits increased $443.0 million (3%) to $13.1 billion in the fourth quarter of 2002 from $12.7 billion in the fourth quarter of 2001. Average deposits were up $306.6 million (2%) from the third quarter of 2002. Average short-term borrowings in the fourth quarter of 2002 decreased $140.0 million compared to the fourth quarter of 2001.

        Net interest income, on a taxable-equivalent basis, totaled $178.4 million in the fourth quarter of 2002 compared to $174.7 million in the fourth quarter of 2001 and $184.2 million in the third quarter of 2002. The increase in net interest income in the fourth quarter of 2002 compared to the fourth quarter of 2001 was primarily the result of an increase in earning assets, a reduction of interest-bearing liabilities and the impact of change in interest rates on the Company’s balance sheet. The decrease in net interest income as compared to the third quarter of 2002 is due to the accelerated downward repricing of interest-earning assets as compared to rates paid on interest-bearing liabilities and a $3.9 million prepayment fee on a commercial loan received in the third quarter of 2002.

        The net interest margin of 4.50% for the fourth quarter of 2002 decreased eight basis points from the fourth quarter of 2001. A 74 basis-point decrease in loan yields and an 81 basis-point decrease in securities yield led to the 82 basis-point decrease in the yield on earning assets. The rate on interest-bearing liabilities decreased 84 basis points, and the contribution of noninterest-bearing funds decreased 10 basis points compared to the fourth quarter of 2001.

        The net interest margin of 4.50% for the fourth quarter of 2002 decreased 29 basis points from 4.79% in the third quarter of 2002. The decrease in the margin was primarily the result of a decrease in the yield on earning assets of 50 basis points. The $3.9 million commercial loan prepayment fee in the third quarter of 2002 added 11 basis points to that quarter’s net interest margin. Table 19 illustrates the components of the net interest margin for the last eight quarters.

Table 19

NET INTEREST MARGIN (taxable-equivalent)

	2002				2001

	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Yield on earning assets	6.11%	6.61%	6.54%	6.59%	6.93%	7.42%	7.88%	8.21%
Rate on interest-bearing
liabilities	2.12	2.33	2.41	2.53	2.96	3.78	4.23	4.89

Net interest spread	3.99	4.28	4.13	4.06	3.97	3.64	3.65	3.32
Contribution of noninterest-
bearing funds	0.51	0.51	0.50	0.53	0.61	0.73	0.79	0.85

Net interest margin	4.50%	4.79%	4.63%	4.59%	4.58%	4.37%	4.44%	4.17%

Noninterest-bearing funds
supporting earning assets	23.97%	21.65%	20.92%	20.68%	20.75%	19.20%	18.57%	17.35%

        The Company recorded a $15.0 million provision for loan losses in the fourth quarter of 2002 compared to $18.1 million in the prior quarter and $29.3 million in the comparable period a year ago. Net charge-offs were $14.6 million in the fourth quarter, down from $18.1 million in the prior quarter and $15.7 million in the fourth quarter of 2001.

        Noninterest income was $95.0 million, up $8.0 million (9%) from the fourth quarter of 2001 and $5.9 million (7%) from the third quarter of 2002. Service charges on deposits; gain on the sales of mortgage loans; card-related fees; and mortgage loan origination and servicing fees were the major categories of noninterest income that increased in the fourth quarter of 2002 compared to the fourth quarter of 2001. Net securities losses of $2.0 million were recorded in the fourth quarter of 2002 relating to other-than-temporary impairment of private equity securities. Increased gain on sales of mortgage loans and service charges on deposits, offset by decreases in other operating income and retail investment fees, contributed to the increase in the fourth quarter of 2002 compared to the third quarter of 2002.

        Noninterest expense of $156.8 million in the fourth quarter of 2002 was $13.1 million (9%) higher than $143.7 million in the fourth quarter of 2001 and $0.5 million lower than $157.3 million in the third quarter of 2002. Noninterest expense was up $16.2 million (12%) compared to the fourth quarter of 2001, when adjusted to exclude amortization of goodwill of $3.1 million in the 2001 fourth quarter. The increase compared to the fourth quarter 2001 is primarily the result of increased amortization of mortgage servicing rights, increased salaries and benefits and increased advertising and promotional expenses associated with the promotion of high performance checking products for consumers and small businesses.

        The Company’s efficiency ratio was 56.94% in the fourth quarter of 2002 compared to 55.00% and 57.28% in the fourth quarter of 2001 and the third quarter of 2002, respectively. The adjusted efficiency ratio, which excludes the amortization of goodwill, was 56.94% in the fourth quarter of 2002 compared to 53.81% in the fourth quarter of 2001 and 57.28% in the third quarter of 2002.

        Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, loan demand, changes in business or consumer spending, borrowing or savings habits, competition, stock price volatility, government monetary policy, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, changes in real estate and construction costs and availability, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

Consolidated Average Balances, Interest and Rates

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	2002			2001

(Average balances $ in millions,	Average			Average
interest $ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Commercial loans	$ 2,845.0	$ 149,491	5.25%	$ 3,129.8	$ 225,403	7.20%
Small business loans	2,494.4	182,908	7.33	2,459.5	218,336	8.88
Consumer loans	5,935.5	456,459	7.69	6,033.5	504,267	8.36

Total loans(2)	11,274.9	788,858	7.00	11,622.8	948,006	8.16

Securities available for sale	3,263.3	164,664	5.05	2,882.3	172,358	5.98
Securities held to maturity	201.3	11,575	5.75	316.6	19,139	6.04

Total securities	3,464.6	176,239	5.09	3,198.9	191,497	5.99

Short-term investments	269.2	6,158	2.29	232.6	9,026	3.88
Mortgage loans held for sale	397.5	24,043	6.05	311.2	20,449	6.57

Total interest-earning assets	15,406.2	$ 995,298	6.46%	15,365.5	$ 1,168,978	7.61%

Reserve for loan losses	(208.7)			(182.1)
Noninterest-earning assets:
Cash and due from banks	544.2			516.2
Other assets	819.5			778.8

Total noninterest-earning assets	1,363.7			1,295.0

Total assets	$ 16,561.2			$ 16,478.4

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 346.0	$ 4,018	1.16%	$ 355.7	$ 8,442	2.37%
Money market deposit accounts	2,552.7	27,182	1.06	2,272.4	48,082	2.12
Savings accounts	2,622.4	32,666	1.25	2,514.6	77,162	3.07
Other consumer time deposits	2,529.5	94,880	3.75	2,784.9	144,793	5.20
Public fund certificates of deposit
of $100,000 or more	884.7	21,006	2.37	830.8	38,729	4.66
Certificates of deposit
of $100,000 or more	881.2	32,447	3.68	1,044.7	58,919	5.64
Foreign time deposits	560.2	8,418	1.50	583.3	20,741	3.56

Total interest-bearing deposits	10,376.7	220,617	2.13	10,386.4	396,868	3.82

Short-term borrowings:
Federal funds purchased	75.3	1,108	1.47	362.5	17,940	4.95
Repurchase agreements	550.3	7,898	1.44	586.0	20,893	3.57
Federal Home Loan Bank advances	1,040.0	53,234	5.12	1,116.0	59,028	5.29

Total interest-bearing liabilities	12,042.3	$ 282,857	2.35%	12,450.9	$ 494,729	3.97%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,490.0			2,221.9
Other liabilities	409.7			254.0

Total noninterest-bearing liabilities	2,899.7			2,475.9

Total shareholders' equity	1,619.2			1,551.6

Total liabilities and
shareholders' equity	$ 16,561.2			$ 16,478.4

Spread and Net Yield
Interest rate spread			4.11%			3.64%
Cost of funds supporting interest-earning assets			1.84%			3.22%
Net interest income/margin		$ 712,441	4.62%		$ 674,249	4.39%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.
Consolidated Average Balances, Interest and Rates

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	2000			1999

(Average balances $ in millions,	Average			Average
interest $ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Commercial loans	$ 3,608.9	$ 322,037	8.92%	$ 3,863.7	$ 306,945	7.94%
Small business loans	2,365.5	222,740	9.42	2,238.8	199,326	8.90
Consumer loans	5,530.3	468,728	8.48	4,353.3	360,981	8.29

Total loans(2)	11,504.7	1,013,505	8.81	10,455.8	867,252	8.29

Securities available for sale	2,686.4	177,997	6.63	2,741.2	174,755	6.38
Securities held to maturity	356.3	22,087	6.20	31.5	1,908	6.06

Total securities	3,042.7	200,084	6.58	2,772.7	176,663	6.37

Short-term investments	114.6	7,252	6.33	232.5	11,928	5.13
Mortgage loans held for sale	90.9	6,999	7.70	167.2	10,962	6.55

Total interest-earning assets	14,752.9	$ 1,227,840	8.32%	13,628.2	$ 1,066,805	7.83%

Reserve for loan losses	(163.2)			(147.9)
Noninterest-earning assets:
Cash and due from banks	493.8			492.5
Other assets	770.7			664.2

Total noninterest-earning assets	1,264.5			1,156.7

Total assets	$ 15,854.2			$ 14,637.0

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 306.4	$ 11,628	3.80%	$ 349.2	$ 9,182	2.63%
Money market deposit accounts	2,160.3	62,189	2.88	2,073.3	50,083	2.42
Savings accounts	2,115.7	95,648	4.52	1,688.0	62,292	3.69
Other consumer time deposits	2,931.8	157,499	5.37	2,948.3	144,427	4.90
Public fund certificates of deposit
of $100,000 or more	943.6	57,438	6.09	1,051.8	51,771	4.92
Certificates of deposit
of $100,000 or more	1,133.4	68,325	6.03	745.7	38,823	5.21
Foreign time deposits	413.4	24,500	5.93	308.5	14,266	4.62

Total interest-bearing deposits	10,004.6	477,227	4.77	9,164.8	370,844	4.05

Short-term borrowings:
Federal funds purchased	733.9	47,209	6.43	628.8	31,824	5.06
Repurchase agreements	532.8	31,058	5.83	457.7	20,932	4.57
Federal Home Loan Bank advances	886.8	51,266	5.78	840.5	46,920	5.58

Total interest-bearing liabilities	12,158.1	$ 606,760	4.99%	11,091.8	$ 470,520	4.24%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,090.5			2,012.4
Other liabilities	183.1			173.1

Total noninterest-bearing liabilities	2,273.6			2,185.5

Total shareholders' equity	1,422.5			1,359.7

Total liabilities and
shareholders' equity	$ 15,854.2			$ 14,637.0

Spread and Net Yield
Interest rate spread			3.33%			3.59%
Cost of funds supporting interest-earning assets			4.11%			3.45%
Net interest income/margin		$ 621,080	4.21%		$ 596,285	4.38%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.
Consolidated Average Balances, Interest and Rates

				5-Year
HIBERNIA CORPORATION AND SUBSIDIARIES				Compound

Taxable-equivalent basis (1)	1998			Growth Rate

(Average balances $ in millions,	Average			For Average
interest $ in thousands)	Balance	Interest	Rate	Balances

Assets
Interest-earning assets:
Commercial loans	$ 3,501.9	$ 296,427	8.46%	1.4%
Small business loans	1,962.2	180,726	9.21	7.3
Consumer loans	3,657.5	310,168	8.48	14.0

Total loans(2)	9,121.6	787,321	8.63	8.5

Securities available for sale	2,720.1	173,410	6.38	3.2
Securities held to maturity	-	-	-	-

Total securities	2,720.1	173,410	6.38	4.4

Short-term investments	257.1	15,036	5.85	(3.3)
Mortgage loans held for sale	199.5	13,273	6.65	44.2

Total interest-earning assets	12,298.3	$ 989,040	8.04%	7.6

Reserve for loan losses	(126.3)			8.9
Noninterest-earning assets:
Cash and due from banks	452.2			3.9
Other assets	588.6			8.0

Total noninterest-earning assets	1,040.8			6.3

Total assets	$ 13,212.8			7.5%

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 335.6	$ 11,146	3.32%	(7.5)%
Money market deposit accounts	2,031.8	51,701	2.54	7.2
Savings accounts	1,117.4	35,891	3.21	26.6
Other consumer time deposits	3,049.1	158,549	5.20	(3.7)
Public fund certificates of deposit
of $100,000 or more	1,005.0	53,734	5.35	(2.9)
Certificates of deposit
of $100,000 or more	611.7	32,398	5.30	10.6
Foreign time deposits	226.7	11,423	5.04	41.7

Total interest-bearing deposits	8,377.3	354,842	4.24	5.8

Short-term borrowings:
Federal funds purchased	395.2	21,304	5.39	(22.3)
Repurchase agreements	395.7	18,934	4.78	10.1
Federal Home Loan Bank advances	711.6	39,854	5.60	61.0

Total interest-bearing liabilities	9,879.8	$ 434,934	4.40%	7.1

Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,840.9			8.4
Other liabilities	205.7			18.8

Total noninterest-bearing liabilities	2,046.6			9.5

Total shareholders' equity	1,286.4			7.0

Total liabilities and
shareholders' equity	$ 13,212.8			7.5%

Spread and Net Yield
Interest rate spread			3.64%
Cost of funds supporting interest-earning assets			3.53%
Net interest income/margin		$ 554,106	4.51%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

GRAPHIC DESRIPTION	CROSS REFERENCE/FINANCIAL INFORMATION
Average Earning Assets Bar Graph	See Consolidated Average Balances, Interest and Rates
Total Deposits Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data
Taxable-Equivalent Net Interest Income Bar Graph	See Consolidated Average Balances, Interest and Rates
Annual Common Dividends Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data

Report of Independent Auditors

The Board of Directors and Shareholders
Hibernia Corporation

We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ Ernst & Young, LLP
New Orleans, Louisiana
January 15, 2003

Notes to Consolidated Financial Statements

Hibernia Cororation and Subsidiaries

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

MORTGAGE LOANS HELD FOR SALE

        Mortgage loans held for sale consist primarily of single-family residential loans collateralized by the underlying property. Effective January 1, 2001, with the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, mortgage loans held for sale that are covered by forward sales contracts are designated as hedged items. These mortgage loans are carried at cost, adjusted for changes in fair value based on sales commitments or current market quotes after the date of designation as a hedged item. Those loans not designated as hedged items are carried at the lower of aggregate cost or market. Prior to January 1, 2001, all mortgage loans held for sale were carried at the lower of aggregate cost or market. Market adjustments and realized gains and losses are classified as noninterest income.

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

        A loan’s past due or delinquency status is determined based on its contractual terms. Commercial and small business loans are placed in nonaccrual status when, in management’s opinion, there is doubt concerning full collectibility of both principal and interest. Commercial and small business nonaccrual loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. These loans are charged off when deemed uncollectible. Consumer loans are generally charged off when any payment of principal or interest is more than 120 days delinquent. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

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

PREMISES AND EQUIPMENT

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

FORECLOSED ASSETS AND EXCESS BANK-OWNED PROPERTY

        Foreclosed assets include real estate and other collateral acquired upon the default of loans. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. Losses arising from the initial reduction of an outstanding loan amount to fair value are deducted from the reserve for loan losses. Losses arising from the transfer of premises and equipment to excess bank-owned property are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in current earnings.

GOODWILL AND OTHER PURCHASE ACCOUNTING INTANGIBLES

        Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” which addresses the accounting and reporting for excess costs of net assets acquired in purchase transactions (goodwill) and other intangible assets. In accordance with these rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests. These impairment tests are performed at a reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Purchased intangible assets with finite useful lives are amortized using various methods over the period which each such asset is expected to contribute directly to the future cash flows of the Company.

        Prior to the adoption of SFAS No. 142, goodwill was being amortized using the straight-line method over the estimated periods benefited, generally 25 years. The Company reviewed its intangible assets periodically for other-than-temporary impairment. The realizability of goodwill was evaluated by geographic region and line of business based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income, before goodwill amortization expense, over the remaining amortization period of the associated goodwill. To the extent that impairment existed, write-downs to realizable value were recorded.

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

        Hibernia National Bank is subject to a Louisiana shareholders’ tax, which is based partly on income. The income portion is reported as state income tax. In addition, certain subsidiaries of the Parent Company and Hibernia National Bank are subject to Louisiana state income and franchise tax. The Texas operations of Hibernia National Bank and other subsidiaries of the Parent are subject to Texas franchise tax.

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

STOCK OPTIONS

        The Company provides stock-based compensation under plans which grant stock options to employees and directors (see Note 16). SFAS No. 123, “Accounting for Stock-Based Compensation,” defines financial accounting and reporting standards for stock-based compensation plans. However, SFAS No. 123 also allows an entity to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25. In accordance with APB Opinion No. 25, compensation expense relating to stock options is not reflected in net income provided the exercise price of the stock options granted equals or exceeds the market value of the underlying common stock at the date of the grant. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 for stock options.

( $ in thousands, except per share data)	Year ended December 31

	2002	2001	2000

Reported net income	$ 249,857	$ 218,798	$ 170,633
Deduct: Stock option compensation expense under the
fair value method, net of related tax effect (see Note 16)	(6,065)	(5,648)	(4,696)

Pro forma net income	$ 243,792	$ 213,150	$ 165,937

Reported net income per common share	$ 1.59	$ 1.37	$ 1.05

Pro forma net income per common share	$ 1.55	$ 1.34	$ 1.02

Reported net income per common share - assuming dilution	$ 1.56	$ 1.35	$ 1.04

Pro forma net income per common share- assuming dilution	$ 1.52	$ 1.31	$ 1.01

        The fair values of the options were estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics substantially different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

        Certain items included in the consolidated financial statements for 2001 and 2000 have been reclassified to conform with the 2002 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations,” effective for all business combinations initiated after June 30, 2001, and SFAS No. 142, “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. The Company applied the new rules regarding accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS No. 142 resulted in an increase in net income of approximately $11,000,000 ($.07 per share) in 2002. The required impairment tests of goodwill and indefinite-lived intangible assets performed by the Company in 2002 did not result in any impairment charges (see Note 8).

        In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 addresses the financial accounting and reporting requirements for the impairment or disposal of long-lived assets. The requirements of the statement were effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 in the first quarter of 2002 did not have a material impact on the financial condition or operating results of the Company.

        In July 2002, the FASB issued SFAS No. 146, “Obligations Associated with Disposal Activities.” Under SFAS No. 146, a liability for a disposal obligation is recognized and measured at fair value when it is incurred. SFAS No. 146 is effective for disposal activities initiated after December 31, 2002 and is not expected to have a material impact on the financial condition or operating results of the Company.

        In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions,” which amends SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 147 addresses the financial accounting and reporting requirements for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises, and provides guidance on accounting for the impairment and disposal of acquired long-term customer-relationship intangible assets, including those acquired in transactions between two or more mutual enterprises. SFAS No. 147 was effective October 1, 2002 and did not have a material impact on the financial condition or operating results of the Company.

        In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation requires additional disclosure of obligations under certain guarantees and requires the guarantor to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective for financial statements ending after December 15, 2002 and are included in this Annual Report. The recognition and measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Application of this interpretation is not expected to have a material impact on the financial condition or operating results of the Company.

        In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirement of SFAS No. 123, “Accounting for Stock-Based Compensation.” This statement is effective for fiscal years ending after December 15, 2002 and did not have an impact on the financial condition or operating results of the Company. The disclosure requirements are included in this Annual Report.

Note 2

MERGERS

        In 2000, the Company purchased a full-service investment banking firm, Southcoast Capital, L.L.C. (Southcoast), and an insurance brokerage firm, Rosenthal Agency, Inc. (Rosenthal). Additionally in 2000, the Company purchased the assets and assumed the liabilities of three East Texas banking offices of Compass Bank. In 2002, the Company purchased a firm specializing in life insurance and other financial services for wealthy clients, Friedler/LaRocca Financial Partners, L.L.C. (Friedler/LaRocca).

        The following table shows the merger date and consideration issued for the purchase transactions.

	Merger Date	Consideration(1)

Southcoast	April 1, 2000	$ 412,000
698,512 shares
East Texas banking offices of
Compass Bank	June 22, 2000	$ 13,417,000
Rosenthal	July 6, 2000	$ 21,000,000
790,888 purchase warrants
Friedler/LaRocca	April 1, 2002	$ 2,500,000

(1)All shares issued were Hibernia Class A Common Stock.

        Under the purchase method of accounting, the assets and liabilities of the purchased companies were adjusted to their estimated fair values as of the purchase date. The excess of cost over the fair value of net assets acquired in the Southcoast and Compass transactions was approximately $4.3 million and $10.6 million, respectively, and prior to the adoption of SFAS No. 142 on January 1, 2002, was being amortized on a straight-line basis over 20 years. In the Compass transaction, intangibles of $3.1 million related to core deposits were also recorded and are being amortized on an accelerated basis over approximately 10 years. The excess cost over the fair value of net assets acquired in the Rosenthal transaction was approximately $22.6 million and prior to the adoption of SFAS No. 142 on January 1, 2002 was being amortized on a straight-line basis over 15 years.

        On an unaudited pro forma basis, after giving effect to the purchase of Southcoast, the three East Texas banking offices of Compass Bank and Rosenthal as if the transactions had occurred at the beginning of the year, 2000 net interest and noninterest income would have been $869,784,000, net income would have been $169,676,000, and net income per common share and net income per common share – assuming dilution would have been $1.04 and $1.03, respectively. The Friedler/LaRocca purchase was not considered material to the operations of the Company and therefore was not included in the above computations. The effect of anticipated savings resulting from the mergers has not been included in the pro forma information. Unaudited pro forma information is not necessarily indicative of future results.

Note 3

CASH AND CASH EQUIVALENTS

        The following is a summary of cash and cash equivalents.

($ in thousands)	December 31

	2002	2001

Cash and due from banks	$ 728,991	$ 670,435
Federal funds sold	252,780	18,033
Securities purchased under agreements to resell	110,000	-
Interest-bearing time deposits in domestic banks	11,923	10,245

Total cash and cash equivalents	$ 1,103,694	$ 698,713

Note 4

SECURITIES

        The following is a summary of securities classified as available for sale and held to maturity.

($ in thousands)		December 31, 2002

		Amortized	Fair	Unrealized	Unrealized
		Cost	Value	Gains	Losses

Available for sale:	U.S. Treasuries	$ 31,459	$ 32,409	$ 950	$ -
	U.S. government agencies:
	Mortgage-backed securities	1,944,640	1,995,239	50,805	206
	Bonds	1,107,646	1,129,602	23,280	1,324
	Stocks	105,000	99,395	-	5,605
	States and political subdivisions	150,673	159,171	8,581	83
	Other	96,299	95,337	294	1,256

	Total securities available for sale	$ 3,435,717	$ 3,511,153	$ 83,910	$ 8,474

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$ 140,525	$ 146,369	$ 5,844	$ -

	Total securities held to maturity	$ 140,525	$ 146,369	$ 5,844	$ -

($ in thousands)		December 31, 2001

		Amortized	Fair	Unrealized	Unrealized
		Cost	Value	Gains	Losses

Available for sale:	U.S. Treasuries	$ 38,236	$ 37,737	$ 60	$ 559
	U.S. government agencies:
	Mortgage-backed securities	1,049,313	1,066,326	20,002	2,989
	Bonds	1,728,813	1,740,103	18,621	7,331
	Stocks	105,000	103,415	-	1,585
	States and political subdivisions	183,858	189,633	5,976	201
	Other	104,572	104,063	318	827

	Total securities available for sale	$ 3,209,792	$ 3,241,277	$ 44,977	$ 13,492

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$ 249,884	$ 254,087	$ 4,639	$ 436

	Total securities held to maturity	$ 249,884	$ 254,087	$ 4,639	$ 436

        The following is a summary of realized gains and losses from the sale or writedown due to other–than–temporary impairment of securities available for sale.

($ in thousands)	Year Ended December 31

	2002	2001	2000

Realized gains	$ 689	$ 850	$ 2,267
Realized losses	(14,042)	(9,771)	(6,188)

Net realized losses	$ (13,353)	$ (8,921)	$ (3,921)

        Securities with carrying values of $3,130,279,000 and $3,115,058,000 at December 31, 2002 and 2001, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements. The following is a summary of pledged securities.

($ in thousands)		December 31

		2002	2001

Available for sale:	U.S. Treasuries	$ 32,409	$ 37,737
	U.S. government agencies:
	Mortgage-backed securities	1,796,700	988,387
	Bonds	1,014,924	1,677,247
	States and political subdivisions	145,434	161,382
	Other	287	421

	Total available for sale	2,989,754	2,865,174

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	140,525	249,884

	Total held to maturity	140,525	249,884

	Total carrying value of pledged securities	$ 3,130,279	$ 3,115,058

        The amortized cost and estimated fair value by maturity of securities are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

($ in thousands)		December 31, 2002

		Amortized	Fair
		Cost	Value

Available for sale:	Due in 1 year or less	$ 211,143	$ 204,795
	Due after 1 year through 5 years	301,099	314,795
	Due after 5 years through 10 years	419,712	426,684
	Due after 10 years	2,503,763	2,564,879

	Total securities available for sale	$ 3,435,717	$ 3,511,153

Held to maturity:	Due after 1 years through 5 years	$ 1,807	$ 1,819
	Due after 10 years	138,718	144,550

	Total securities held to maturity	$ 140,525	$ 146,369

Note 5

LOANS

        The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

($ in thousands)		December 31

		2002	2001

Commercial:	Commercial and industrial	$ 1,030,456	$ 1,084,650
	Services industry	663,853	717,088
	Real estate	405,839	422,540
	Health care	219,944	265,302
	Transportation, communications and utilities	160,620	154,561
	Energy	291,879	235,114
	Other	103,880	83,122

	Total commercial	2,876,471	2,962,377

Small Business:	Commercial and industrial	737,085	775,928
	Services industry	634,332	631,997
	Real estate	478,814	422,810
	Health care	161,872	149,740
	Transportation, communications and utilities	97,465	106,670
	Energy	27,126	33,954
	Other	371,094	369,748

	Total small business	2,507,788	2,490,847

Consumer:	Residential mortgages:
	First mortgages	2,445,324	2,615,530
	Junior liens	536,881	500,098
	Indirect	1,957,069	1,535,589
	Revolving credit:
	Secured	550,899	412,396
	Unsecured	105,907	106,082
	Other:
	Secured	366,039	462,759
	Unsecured	145,834	155,304

	Total consumer	6,107,953	5,787,758

	Total loans	$11,492,212	$11,240,982

        The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

($ in thousands)	December 31

	2002	2001

Nonaccrual loans	$ 54,880	$ 70,888
Restructured loans	-	-

Nonperforming loans	54,880	70,888

Foreclosed assets	5,919	5,782
Excess bank-owned property	902	1,482

Total nonperforming assets	$ 61,701	$ 78,152

Loans 90 days or more past due	$ 10,843	$ 8,037

        At December 31, 2002 and 2001, the recorded investment in loans that were considered to be impaired was $44,573,000 and $59,809,000, respectively. Included in the 2002 and 2001 amounts were $32,346,000 and $49,723,000, respectively, of impaired loans for which the related reserve for loan losses was $6,804,000 and $10,966,000, respectively. At December 31, 2002 and 2001, impaired loans that did not require a reserve for loan losses amounted to $12,227,000 and $10,086,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 2002, 2001 and 2000 was approximately $55,205,000, $62,277,000 and $84,803,000, respectively.

        The amount of interest income actually recognized on nonperforming loans during 2002, 2001 and 2000 was approximately $903,000, $645,000 and $1,669,000, respectively, substantially all of which related to impaired loans. The amount of interest income that would have been recorded during 2002, 2001 and 2000 if these loans had been current in accordance with their original terms was approximately $5,322,000, $8,812,000 and $10,032,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income.

        The following is a summary of activity in the reserve for loan losses.

($ in thousands)	Year Ended December 31

	2002	2001	2000

Balance at beginning of year	$ 195,766	$ 178,253	$ 156,072
Loans charged off	(79,835)	(91,625)	(112,453)
Recoveries	16,209	19,179	13,602

Net loans charged off	(63,626)	(72,446)	(98,851)

Provision for loan losses	80,625	97,250	120,650
Addition due to purchase transaction	-	-	450
Transfer due to securitizations	-	(7,291)	(68)

Balance at end of year	$ 212,765	$ 195,766	$ 178,253

Note 6

LOAN SECURITIZATIONS

        In June 2001, the Company sold fixed-rate indirect automobile loans totaling $592,177,000 in a securitization transaction and recognized a pre-tax gain of $11,417,000, which was recorded in other operating income. This gain was partially offset by a loss of $1,025,000 on an interest rate swap used to lock in the gain on the transaction. Under the terms of the transaction, the Company receives annual servicing fees of approximately one percent of the outstanding balance of the automobile loans and retains the rights to future cash flows remaining after the investors in the securitization trust have received their contractual return. The investors have no recourse to the Company’s other assets beyond a cash reserve account in the event of failure of debtors to pay when due. The Company’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit and prepayment risks on the transferred financial assets.

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

        At December 31, 2002 and 2001, the outstanding principal balance of the securitized automobile loans totaled $245,720,000 and $446,354,000, respectively, of which $664,000 and $604,000, respectively were past due 90 days or more. Net charge-offs on these securitized automobile loans totaled $4,710,000 and $2,154,000 during 2002 and 2001, respectively. Cash flows consisted of $3,714,000 and $2,680,000 of servicing income and $482,000 and $416,000 of interest on the securitization proceeds receivable in 2002 and 2001, respectively. During 2002, $3,644,000 was added to the securitization proceeds receivable. Additionally, excess cash flows of $12,103,000 and $4,156,000 were applied to reduce the balance of the interest-only strip receivable during 2002 and 2001, respectively.

        At December 31, 2002 and 2001, key economic assumptions and the sensitivity to current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are reflected in the following table. These sensitivities are hypothetical and should be used with caution. In this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions; in actuality, changes in one factor may result in changes in another which could magnify or counteract the sensitivities.

($ in thousands)	December 31

	2002	2001

Carrying amount/fair value of retained interests	$ 33,734	$ 39,675

Prepayment speed assumption (monthly rate)	1.5%	1.5%
Impact on fair value of 10% adverse change	$ (633)	$ (1,091)
Impact on fair value of 20% adverse change	$ (1,372)	$ (2,259)

Expected credit losses (annual rate)	1.43%	0.98%
Impact on fair value of 10% adverse change	$ (266)	$ (556)
Impact on fair value of 20% adverse change	$ (532)	$ (1,137)

Residual cash flows discount rate (annual rate)	15%	15%
Impact on fair value of 10% adverse change	$ (591)	$ (938)
Impact on fair value of 20% adverse change	$ (1,169)	$ (1,846)

        The Company securitized and retained $305,245,000 of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA) during 2001. The loans were reclassified to investment securities. Investment securities resulting from mortgage loan securitizations had carrying values of $125,830,000 and $255,837,000 in securities available for sale at December 31, 2002 and 2001, respectively, and $140,525,000 and $249,884,000 in securities held to maturity at December 31, 2002 and 2001, respectively. The balance of these securitized loans, which are serviced by the Bank, totaled $276,015,000 and $527,070,000 at December 31, 2002 and 2001, respectively. Included in these balances are securitized loans 90 days or more past due of $601,000 and $1,011,000 at December 31, 2002 and 2001, respectively. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses.

Note 7

PREMISES AND EQUIPMENT

        The following tables detail premises and equipment and related depreciation and amortization expense.

($ in thousands)	December 31

	2002	2001

Land	$ 44,136	$ 42,754
Buildings	199,255	195,367
Leasehold improvements	37,721	37,947
Furniture and equipment	198,182	177,447

	479,294	453,515
Less accumulated depreciation and amortization	(269,320)	(248,676)

Total premises and equipment	$ 209,974	$ 204,839

($ in thousands)	Year Ended December 31

	2002	2001	2000

Provisions for depreciation and amortization included in:
Occupancy expense	$ 10,153	$ 10,140	$ 10,593
Equipment expense	15,637	14,935	14,370

Total depreciation and amortization expense	$ 25,790	$ 25,075	$ 24,963

Note 8

GOODWILL AND OTHER INTANGIBLES

        Effective January 1, 2002 the Company adopted the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the new accounting rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Other intangible assets continue to be amortized over their useful lives.

        The Company performed the required impairment tests of goodwill as of January 1, 2002 and its annual impairment tests as of September 30, 2002. The results of these tests did not indicate impairment of the Company’s recorded goodwill. The carrying amount of goodwill not subject to amortization totaled $206,625,000 at January 1, 2002, which was net of accumulated amortization of $66,914,000. On April 1, 2002, goodwill of $2,489,000 was recorded and added to the Consumer segment as a result of the Company’s purchase of Friedler/LaRocca. At December 31, 2002, goodwill totaled $209,114,000 and is included in the Company’s reportable segments as follows: Consumer — $102,490,000; Small Business — $48,340,000; Commercial — $58,276,000; and Investments and Public Funds — $8,000.

        The following table summarizes the Company’s purchase accounting intangible assets which are subject to amortization.

(in thousands)	December 31, 2002			December 31, 2001

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
Purchase accounting intangibles	Amount	Amortization	Amount	Amount	Amortization	Amount

Core deposit	$ 36,152	$ 29,458	$ 6,694	$ 36,152	$ 26,102	$ 10,050
Trust	17,059	9,545	7,514	17,059	7,398	9,661
Insurance expirations	4,253	949	3,304	3,884	512	3,372

Total	$ 57,464	$ 39,952	$ 17,512	$ 57,095	$ 34,012	$ 23,083

        Amortization expense relating to purchase accounting intangibles totaled $5,940,000, $7,342,000 and $8,766,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The weighted-average amortization period of these assets is 9 years. Estimated future amortization expense is as follows: 2003 — $5,045,000; 2004 — $4,372,000; 2005 — $3,778,000; 2006 — $2,254,000; 2007 — $756,000 and thereafter — $1,307,000. These estimates do not assume the additions of any new purchase accounting intangibles.

        Also included in intangible assets are capitalized mortgage servicing rights with net carrying amounts of $114,403,000 and $95,022,000 as of December 31, 2002 and 2001, respectively. The carrying amounts are net of a reserve for temporary impairment of $38,500,000 and $15,301,000 at December 31, 2002 and 2001, respectively. Amortization expense of mortgage servicing rights totaled $28,771,000, $14,293,000 and $6,914,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Activity in the valuation reserve included additions, recorded in amortization expense, of $23,199,000, $12,301,000 and $2,200,000 in 2002, 2001 and 2000, respectively.

Note 9

TIME DEPOSITS

        At December 31, 2002, time deposits with a remaining maturity of one year or more amounted to $1,578,773,000. Maturities of all time deposits are as follows: 2003 — $3,222,753,000; 2004 — $760,887,000; 2005 — $228,204,000; 2006 — $47,873,000; 2007 — $473,894,000; and thereafter — $67,915,000.

        Domestic certificates of deposit of $100,000 or more amounted to $1,927,822,000 and $1,808,231,000 at December 31, 2002 and 2001, respectively. Interest on these certificates amounted to $53,453,000, $97,648,000 and $125,763,000 in 2002, 2001 and 2000, respectively.

        Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $530,943,000 and $586,848,000 at December 31, 2002 and 2001, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $8,418,000, $20,741,000 and $24,500,000 for 2002, 2001 and 2000, respectively.

Note 10

SHORT - TERM BORROWINGS

        The following is a summary of short-term borrowings.

($ in thousands)	December 31

	2002	2001

Federal funds purchased	$ 40,045	$ 121,872
Securities sold under agreements to repurchase	472,681	554,118
Federal Reserve Bank treasury, tax and loan account	62,688	76,730
Trading account liabilities	34	27

Total short-term borrowings	$ 575,448	$ 752,747

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

($ in thousands)	December 31

	2002	2001	2000

Outstanding at December 31	$ 575,448	$ 752,747	$ 1,310,515
Maximum month-end outstandings	$ 722,157	$ 1,569,441	$ 1,583,381
Average daily outstandings	$ 625,611	$ 948,494	$ 1,266,792
Average rate during the year	1.44%	4.09%	6.18%
Average rate at year end	1.14%	1.51%	6.33%

Note 11

FEDERAL HOME LOAN BANK ADVANCES

        The following is a summary of Federal Home Loan Bank (FHLB) advances.

($ in thousands)	December 31

	2002	2001

Federal Home Loan Bank callable advances	$ 400,000	$ 400,000
Federal Home Loan Bank long-term advances	702,241	642,983

Total Federal Home Loan Bank advances	$ 1,102,241	$ 1,042,983

        The FHLB advances are secured by the Company’s investment in FHLB stock, which totaled $60,547,000 and $58,801,000 at December 31, 2002 and 2001, respectively, and also by a blanket floating lien on portions of the Company’s residential mortgage loan portfolio.

        The FHLB callable advances require monthly interest payments. An advance in the amount of $200,000,000 matures in 2004, accrues interest at a rate of 5.65%, and is callable at quarterly intervals which began in September 2001. Another $200,000,000 advance matures in 2008, accrues interest at a rate of 5.28%, and is callable at quarterly intervals which begin in June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate. At December 31, 2002, the FHLB long-term advances include advances of $2,241,000 which accrue interest at fixed contractual rates ranging from 5.70% to 8.36%, and advances of $700,000,000 which accrue interest at variable rates. The variable rate advances had rates ranging from 1.30% to 1.73% at December 31, 2002 and an average rate of 1.84% during 2002. The long-term fixed-rate advances are due in monthly installments and are scheduled to amortize through various dates between 2003 and 2008. However, should the residential mortgage loans for which the long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate. The variable rate advances have maturities ranging from 2004 to 2007.

        The Company instituted hedges against the effect of rising interest rates on its variable rate debt by entering into interest rate swap agreements during 2001 and 2002 whereby the Company will receive quarterly variable rate (LIBOR) payments and pay fixed rates on notional amounts totaling $700,000,000. The maturities of these interest rate swaps match the maturities of the underlying debt. Net settlements on the swap agreements are accrued monthly, effectively converting $700,000,000 of FHLB advances from variable rates to an average fixed rate of 4.80%.

        Maturities of FHLB advances are as follows: 2003 — $429,000; 2004 — $500,369,000; 2005 — $300,704,000; 2006 — $291,000; 2007 — $100,289,000; and thereafter — $200,159,000.

Note 12

OTHER ASSETS AND OTHER LIABILITIES

        The following are summaries of other assets and other liabilities.

($ in thousands)		December 31

		2002	2001

Other assets:	Accrued interest receivable	$ 74,266	$ 85,236
	Fair value derivative assets	51,013	36,925
	Accounts receivable	29,093	29,854
	Securitization proceeds receivable	25,381	21,732
	Cash surrender value of life insurance	26,870	23,837
	Other private equity investments	14,545	9,569
	Prepaid expenses	11,029	7,444
	Foreclosed assets and excess bank-owned property	6,821	7,264
	Deferred income taxes	4,952	21,400
	Other	28,020	25,245

	Total other assets	$ 271,990	$ 268,506

Other liabilities:	Trade date securities payable	$ 310,047	$ 135,702
	Fair value derivative liabilities	91,467	35,624
	Trade accounts payable and accrued liabilities	73,354	63,946
	Accrued interest payable	24,551	31,227
	Other	53,669	43,056

	Total other liabilities	$ 553,088	$ 309,555

Note 13

PREFERRED AND COMMON STOCK

        The Company has authorized 100,000,000 shares of no par value preferred stock. There were no preferred shares issued and outstanding at December 31, 2002 or 2001. At December 31, 2000, there were 1,739,000 shares of Series A Fixed/Adjustable Rate Noncumulative Preferred Stock (Series A Preferred Stock) issued and outstanding. The Series A Preferred Stock was nonconvertible, with a $50 per-share liquidation preference and a 6.9% annual dividend. The Series A Preferred Stock was redeemable at Hibernia’s option at any time after October 1, 2001. During 2000, with prior Federal Reserve Board approval, the Company redeemed 261,000 shares of the Series A Preferred Stock at a redemption price of approximately $49 per share for a total cost of $12,798,000. The redemption discount of $252,000 was included in surplus at December 31, 2000. On October 1, 2001, the Company redeemed the remaining 1,739,000 outstanding shares. The redemption price was $50 per share for a total cost of $86,950,000. The Series A Preferred Stock qualified as Tier 1 capital for regulatory purposes.

        The Company has authorized 300,000,000 shares of no par value Class A Common Stock. There were 166,252,171 and 162,351,682 shares issued and 157,412,166 and 159,066,962 shares outstanding at December 31, 2002 and 2001, respectively. The Company held 8,840,005 and 3,284,720 shares of Class A Common Stock in treasury at December 31, 2002 and 2001, respectively. During 2000, the Company repurchased 3,268,000 shares of common stock under a buyback program at a total cost of $35,677,000. During 2002, the Company repurchased 5,452,000 shares of common stock under buyback programs at a total cost of $105,175,000. There were no repurchases of common stock during 2001.

        As partial consideration in the acquisition of Rosenthal Agency, Inc. on July 6, 2000 (see Note 2), the Company issued 790,888 common stock purchase warrants recorded at a fair value of $2,000,000. Each warrant is convertible into one share of Class A Common Stock at an exercise price of $13.12 per share. The warrants become exercisable July 7, 2003 and expire July 6, 2005.

Note 14

EMPLOYEE BENEFIT PLANS

        The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Employees contribute a portion of their compensation with the Company matching 100% of the first 5%. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. Participants may elect to immediately transfer Company contributions received to any of the plan’s investment options. At December 31, 2002, the RSP owned approximately 3,895,000 shares of Hibernia Class A Common Stock. The Company’s contributions to the RSP totaled $8,071,000 in 2002, $7,291,000 in 2001 and $6,401,000 in 2000.

        The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $58,252,000, $52,646,000 and $35,469,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Note 15

EMPLOYEE STOCK OWNERSHIP PLANS

        The Company has an internally-leveraged employee stock ownership plan (ESOP) in which substantially all employees participate. The ESOP owned approximately 3,777,000 and 3,868,000 shares of Hibernia Class A Common Stock at December 31, 2002 and 2001, respectively. The outstanding debt obligation of the ESOP totaled $21,565,000 and $26,483,000 at December 31, 2002 and 2001, respectively. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors, but at least equal to the ESOP’s minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 2002, 2001 and 2000 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants.

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

        Compensation expense of $5,971,000, $5,337,000 and $3,570,000 relating to the ESOP was recorded during 2002, 2001 and 2000, respectively. The ESOP held 2,072,000 and 1,798,000 allocated shares and 1,705,000 and 2,070,000 suspense shares at December 31, 2002 and 2001, respectively. The fair value of the suspense shares at December 31, 2002 and 2001 was $32,833,000 and $36,826,000, respectively.

Note 16

STOCK OPTIONS

        SFAS No. 123, “Accounting for Stock-Based Compensation,” defines financial accounting and reporting standards for stock-based compensation plans. Those plans include all arrangements by which employees and directors receive shares of stock or other equity instruments of a company, or a company incurs liabilities to employees or directors in amounts based on the price of the stock. SFAS No. 123 defines a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to continue to measure stock-based compensation cost using the intrinsic value method of APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to retain the accounting prescribed in APB No. 25 must make pro forma disclosures of net income, net income per common share and net income per common share — assuming dilution as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied. The Company retained the provisions of APB No. 25 for expense recognition purposes. Under APB No. 25, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The Company’s stock option plans provide incentive and non-qualified options to various key employees and non-employee directors. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. Options granted to non-employee directors upon inception of service as a director and certain options granted to directors who retire as employees vest in six months. Until October 1997, those options were granted under the 1987 Stock Option Plan; after October 1997, those options are granted under the 1993 Directors’ Stock Option Plan. Other options granted under the 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally become exercisable in the following increments: 50% after the expiration of two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant. During 2001, an option was granted to a former chief executive officer, prior to his separation from the Company, under an individual stock option plan referred to as the 2001 Nonqualified Stock Option Plan. That option vested in July 2001.

        The 1987 Stock Option Plan, the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan have been approved by shareholders. The 2001 Nonqualified Stock Option Plan is a non-shareholder approved plan.

        Options granted to employees and directors generally become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted unless the holder leaves the employ of the Company other than through retirement, death or disability, in which case the options expire at the date of termination. Options granted under the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally expire 10 years from the date of grant; although they may expire earlier if the holder dies, retires, becomes permanently disabled or otherwise leaves the employ of the Company (in which case the options expire at various times ranging from 90 days to 12 months). The option granted under the 2001 Nonqualified Stock Option Plan expires January 31, 2006, unless the holder dies, in which case the option expires one year following the death (but not later than January 31, 2006). All options vest immediately upon a change of control of the Company. Shares to be issued upon the exercise of the option granted under the 2001 Nonqualified Stock Option Plan are to be issued out of the Company’s treasury stock.

        The following summarizes the option activity in the plans during 2002, 2001 and 2000. During 1997, the 1987 Stock Option Plan was terminated; therefore, there are no shares available for grant under this plan. The termination did not impact options outstanding under the 1987 Stock Option Plan. At December 31, 2002 there were 3,619,372 shares available for grant under the Long-Term Incentive Plan and 322,500 shares available for grant under the 1993 Directors’ Stock Option Plan. There are no shares available for grant under the 2001 Nonqualified Stock Option Plan.

				Weighted-
				Average
				Exercise
	Incentive	Non-Qualified	Total	Price

1987 Stock Option Plan:
Outstanding, December 31, 1999	43,913	1,083,512	1,127,425	$ 6.10
Canceled	-	(2,000)	(2,000)	$ 14.94
Exercised	-	(2,233)	(2,233)	$ 4.94

Outstanding, December 31, 2000	43,913	1,079,279	1,123,192	$ 6.09
Exercised	(22,500)	(84,856)	(107,356)	$ 5.15
Converted to non-qualified	(13,913)	13,913	-	$ 7.19

Outstanding, December 31, 2001	7,500	1,008,336	1,015,836	$ 6.19
Exercised	(7,500)	(988,336)	(995,836)	$ 6.15

Outstanding, December 31, 2002	-	20,000	20,000	$ 8.31

Exercisable, December 31, 2002	-	20,000	20,000	$ 8.31

Long-Term Incentive Plan:
Outstanding, December 31, 1999	12,598	8,809,474	8,822,072	$ 13.09
Granted (weighted-average fair value $2.33 per share)	-	2,890,335	2,890,335	$ 10.04
Canceled	-	(513,057)	(513,057)	$ 13.66
Exercised	-	(206,218)	(206,218)	$ 8.03

Outstanding, December 31, 2000	12,598	10,980,534	10,993,132	$ 12.36
Granted (weighted-average fair value $3.66 per share)	-	2,774,585	2,774,585	$ 13.54
Canceled	-	(507,855)	(507,855)	$ 13.68
Exercised	-	(1,158,247)	(1,158,247)	$ 9.77
Converted to non-qualified	(12,598)	12,598	-	$ 7.94

Outstanding, December 31, 2001	-	12,101,615	12,101,615	$ 12.82
Granted (weighted-average fair value $4.87 per share)	-	2,880,522	2,880,522	$ 17.97
Canceled	-	(394,924)	(394,924)	$ 15.06
Exercised	-	(2,840,385)	(2,840,385)	$ 10.56

Outstanding, December 31, 2002	-	11,746,828	11,746,828	$ 14.56

Exercisable, December 31, 2002	-	5,021,983	5,021,983	$ 14.05

1993 Directors' Stock Option Plan:
Outstanding, December 31, 1999	-	370,000	370,000	$ 12.49
Granted (weighted-average fair value $2.42 per share)	-	60,000	60,000	$ 10.38

Outstanding, December 31, 2000	-	430,000	430,000	$ 12.20
Granted (weighted-average fair value $4.35 per share)	-	60,000	60,000	$ 15.48
Canceled	-	(10,000)	(10,000)	$ 21.72
Exercised	-	(77,500)	(77,500)	$ 9.78

Outstanding, December 31, 2001	-	402,500	402,500	$ 12.91
Granted (weighted-average fair value $5.47 per share)	-	70,000	70,000	$ 19.80
Exercised	-	(18,750)	(18,750)	$ 12.15

Outstanding, December 31, 2002	-	453,750	453,750	$ 14.01

Exercisable, December 31, 2002	-	283,750	283,750	$ 12.82

				Weighted-
				Average
				Exercise
	Incentive	Non-Qualified	Total	Price

2001 Nonqualified Stock Option Plan:
Granted (weighted-average fair value $3.61 per share)	-	250,000	250,000	$ 13.84

Outstanding, December 31, 2001	-	250,000	250,000	$ 13.84

Outstanding, December 31, 2002	-	250,000	250,000	$ 13.84

Exercisable, December 31, 2002	-	250,000	250,000	$ 13.84

        In addition to the above option activity in the plans, 44,627 shares, 41,350 shares and 112,814 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 2002, 2001 and 2000, respectively.

        The following table presents the weighted-average remaining life by plan as of December 31, 2002 for options outstanding within the stated exercise price ranges.

	Outstanding			Exercisable

		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Number	Average
Exercise Price Range Per Share	of Options	Exercise Price	Remaining Life	of Options	Exercise Price

1987 Stock Option Plan:
$7.88 to $8.75	20,000	$ 8.31	1.82 years	20,000	$ 8.31

Long-Term Incentive Plan:
$6.94 to $11.88	2,718,563	$ 9.57	5.53 years	1,635,656	$ 9.30
$12.04 to $14.00	3,218,085	$ 13.45	7.17 years	808,125	$ 13.41
$15.13 to $16.79	1,720,380	$ 16.08	6.18 years	1,246,638	$ 16.09
$17.96 to $18.89	3,992,800	$ 18.06	7.84 years	1,243,064	$ 18.28
$19.03 to $20.25	97,000	$ 19.60	5.50 years	88,500	$ 19.58

1993 Directors' Stock Option Plan:
$7.31 to $10.44	170,000	$ 9.26	3.78 years	140,000	$ 9.03
$11.81 to $15.48	153,750	$ 13.83	6.59 years	78,750	$ 12.79
$17.00 to $21.72	130,000	$ 20.42	7.48 years	65,000	$ 21.04

2001 Nonqualified Stock Option Plan:
$13.84	250,000	$ 13.84	3.09 years	250,000	$ 13.84

        The following pro forma information was determined as if the Company had accounted for stock options using the fair-value-based method as defined in SFAS No. 123, in which the estimated fair value of the options granted is amortized to expense over the options’ vesting period. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rates of 4.68%, 5.62% and 6.79%; expected dividend yields of 3.11%, 3.83% and 4.82%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 33%, 35% and 32%; and the expected life of the options.

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

($ in thousands, except per-share data)	Year Ended December 31

	2002		2001		2000

	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma

Net income	$ 249,857	$ 243,792	$ 218,798	$ 213,150	$ 170,633	$ 165,937
Net income per common share	$ 1.59	$ 1.55	$ 1.37	$ 1.34	$ 1.05	$ 1.02
Net income per common share - assuming dilution	$ 1.56	$ 1.52	$ 1.35	$ 1.31	$ 1.04	$ 1.01

Note 17

LEASES

        The Company leases its headquarters, operations center and certain other office space, premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years.

        Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $16,030,000, $15,462,000 and $14,582,000 in 2002, 2001 and 2000, respectively.

        Minimum rental commitments for long-term operating leases are as follows: 2003 — $13,441,000; 2004 — $13,257,000; 2005 — $12,906,000; 2006 — $10,203,000; 2007 — $9,709,000; and thereafter — $16,817,000.

Note 18

OTHER OPERATING EXPENSES

        The following is a summary of other operating expense.

($ in thousands)	Year Ended December 31

	2002	2001	2000

State taxes on equity	$ 15,875	$ 14,652	$ 13,707
Loan collection expense	10,222	8,850	6,163
Professional fees	9,518	7,398	5,894
Telecommunications	9,345	9,220	8,922
Stationery and supplies	8,394	8,098	7,222
Postage	7,838	7,940	7,375
Regulatory expense	4,156	4,244	4,225
Other	54,835	48,981	38,849

Total other operating expense	$ 120,183	$ 109,383	$ 92,357

Note 19

INCOME TAXES

        Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities are detailed in the following table.

($ in thousands)		December 31

		2002	2001

Deferred tax assets:	Reserve for loan losses	$ 74,468	$ 68,518
	Net unrealized losses on cash flow hedges	12,733	3,869
	Securities writedowns	8,603	3,697
	Loan fees	3,739	4,020
	Accrued expenses	11,283	8,833
	Deferred compensation	6,418	5,776
	Goodwill and other purchase accounting intangibles	837	1,407
	Other	14,552	10,173

	Total deferred tax assets	132,633	106,293

Deferred tax liabilities:	Net unrealized gains on securities available for sale	26,403	11,020
	Depreciation	15,972	12,338
	Leasing	27,717	20,822
	Mortgage servicing rights	32,720	23,226
	Other	24,869	17,487

	Total deferred tax liabilities	127,681	84,893

	Deferred tax assets, net of deferred tax liabilities	$ 4,952	$ 21,400

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

($ in thousands)	Year Ended December 31

	2002	2001	2000

Current tax expense:
Federal income tax	$ 113,944	$ 98,980	$ 80,433
State income tax	8,433	7,219	7,402

Total current tax expense	122,377	106,199	87,835

Deferred tax expense:
Federal income tax	10,586	12,253	4,048

Total deferred tax expense	10,586	12,253	4,048

Income tax expense	$ 132,963	$ 118,452	$ 91,883

        The preceding table does not reflect the tax effects of unrealized gains and losses on securities and cash flow hedges that are included in shareholders’ equity, and the tax effects recorded in shareholders’ equity related to the Company’s stock option plans and employee stock ownership plan. As a result of these tax effects, shareholders’ equity increased by $6,169,000 in 2002, decreased by $5,266,000 in 2001 and decreased by $28,795,000 in 2000.

        The following is a reconciliation of the federal statutory income tax rate to the Company’s effective rate.

($ in thousands)	Year Ended December 31

	2002		2001		2000

	Amount	Rate	Amount	Rate	Amount	Rate

Tax expense based on federal statutory rate	$ 133,987	35.0%	$ 118,038	35.0%	$ 91,881	35.0%
Tax-exempt interest	(4,997)	(1.3)	(5,536)	(1.7)	(5,951)	(2.3)
State income tax, net of federal benefit	5,482	1.4	4,693	1.4	4,811	1.8
Amortization of non-deductible goodwill	-	-	3,307	1.0	3,089	1.2
Other	(1,509)	(0.4)	(2,050)	(0.6)	(1,947)	(0.7)

Income tax expense	$ 132,963	34.7%	$ 118,452	35.1%	$ 91,883	35.0%

Note 20

NET INCOME PER COMMON SHARE DATA

        The following sets forth the computation of net income per common share and net income per common share — assuming dilution.

($ in thousands, except per-share data)		Year Ended December 31

		2002	2001	2000

Numerator:	Net income	$ 249,857	$ 218,798	$ 170,633
	Preferred stock dividends	-	(4,500)	(6,433)

	Numerator for net income per common share	249,857	214,298	164,200
	Effect of dilutive securities	-	-	-

	Numerator for net income per common share - assuming dilution	$ 249,857	$ 214,298	$ 164,200

Denominator:	Denominator for net income per common
	share (weighted-average shares outstanding)	156,808,005	156,206,702	156,655,470
	Effect of dilutive securities:
	Stock options	2,905,523	2,724,389	1,196,116
	Purchase warrants	253,359	137,583	-
	Restricted stock awards	90,277	167,535	168,785

	Denominator for net income per common share - assuming dilution	160,057,164	159,236,209	158,020,371

Net income per common share		$ 1.59	$ 1.37	$ 1.05

Net income per common share - assuming dilution		$ 1.56	$ 1.35	$ 1.04

        The weighted-average shares outstanding exclude 1,952,030, 2,298,581 and 2,621,757 average common shares in 2002, 2001 and 2000, respectively, held by the Hibernia ESOP (see Note 15) which have not been committed to be released.

        Options with an exercise price greater than the average market price of the Company’s Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share — assuming dilution. During 2002 there were 218,500 antidilutive options outstanding (which had exercise prices ranging from $19.50 to $21.72), during 2001 there were 3,505,653 antidilutive options outstanding (which had exercise prices ranging from $16.09 to $21.72) and during 2000 there were 5,411,417 antidilutive options outstanding (which had exercise prices ranging from $11.38 to $21.72).

Note 21

COMPREHENSIVE INCOME

        The following is a summary of the components of other comprehensive income.

		Income Tax
	Before	Expense	After
($ in thousands)	Income Taxes	(Benefit)	Income Taxes

Year ended December 31, 2002

Unrealized gains (losses) on securities available for sale, net	$ 43,990	$ 15,397	$ 28,593
Reclassification adjustment for net (gains) losses realized in net income	(39)	(14)	(25)

Unrealized gains (losses) on securities available for sale, net	43,951	15,383	28,568

Unrealized gains (losses) on cash flow hedges	(25,324)	(8,864)	(16,460)
Reclassification adjustment for net (gains) losses realized in net income	-	-	-

Unrealized gains (losses) on cash flow hedges, net	(25,324)	(8,864)	(16,460)

Other comprehensive income	$ 18,627	$ 6,519	$ 12,108

Year ended December 31, 2001

Unrealized gains (losses) on securities available for sale, net	$ 30,686	$ 10,741	$ 19,945
Reclassification adjustment for net (gains) losses realized in net income	1,844	645	1,199

Unrealized gains (losses) on securities available for sale, net	32,530	11,386	21,144

Unrealized gains (losses) on cash flow hedges	(11,055)	(3,869)	(7,186)
Reclassification adjustment for net (gains) losses realized in net income	-	-	-

Unrealized gains (losses) on cash flow hedges, net	(11,055)	(3,869)	(7,186)

Other comprehensive income	$ 21,475	$ 7,517	$ 13,958

Year ended December 31, 2000

Unrealized gains (losses) on securities available for sale, net	$ 81,661	$ 28,581	$ 53,080
Reclassification adjustment for net (gains) losses realized in net income	558	195	363

Other comprehensive income	$ 82,219	$ 28,776	$ 53,443

        The following is a summary of the components of accumulated other comprehensive income.

($ in thousands)	December 31

	2002	2001

Unrealized gains on securities available for sale, net	$ 49,033	$ 20,465
Unrealized losses on cash flow hedges	(23,646)	(7,186)

Total accumulated other comprehensive income	$ 25,387	$ 13,279

Note 22

DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

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

        The Company maintains positions in a variety of derivative financial instruments. Many of these positions are customer-oriented and include interest rate swaps, options, caps, floors and foreign exchange contracts. Matched positions are generally established for these customer-oriented activities to minimize risk to the Company. Additionally, the Company enters into forward sales contracts for its own account related to mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (as well as anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. Portions of these contracts are designated as fair value hedges. The Company also enters into interest rate swap agreements to manage interest rate risk on its FHLB advances and into foreign exchange forward contracts to minimize risk on loans which will be repaid in foreign currencies. These contracts are designated as hedges.

        Interest rate contracts are entered into by the Company in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into such interest rate contracts.

        The amounts disclosed in the following table represent the notional amounts and estimated fair values of derivative financial instruments which were not designated as hedges at December 31, 2002 and 2001. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments, based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

December 31

($ in thousands)	2002		2001

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value

Interest rate swaps:
Assets	$ 929,956	$ 43,103	$ 828,069	$ 22,880
Liabilities	$ 929,956	$ (39,434)	$ 722,828	$ (19,585)
Options, caps and floors held	$ 21,569	$ 898	$ 8,174	$ 667
Options, caps and floors written	$ 21,569	$ (898)	$ 8,174	$ (667)
Mortgage interest rate lock commitments	$ 559,337	$ 6,776	$ 447,519	$ (4,106)
Mortgage forward sales contracts	$ 559,337	$ (6,124)	$ 447,519	$ 4,529
Foreign exchange contracts:
Purchased	$ 1,703	$ 170	$ 429	$ 1
Sold	$ 1,704	$ (161)	$ 429	$ 2

        During 2002 and 2001, noninterest income of $1,982,000 and $4,068,000, respectively, was recognized on interest rate contracts not designated as hedges. Also during 2002 and 2001, noninterest income of $230,000 and $423,000, respectively, was recognized on the value of interest rate lock commitment derivatives and the related forward sales contracts resulting from the Company’s mortgage origination activity.

        The amounts disclosed in the following table represent the notional amounts and estimated fair values of derivative financial instruments which were designated as hedges at December 31, 2002 and 2001. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments, based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

($ in thousands)	December 31, 2002				December 31, 2001

			Hedged Item				Hedged Item

				Change in				Change in
	Notional	Estimated	Hedged	Estimated	Notional	Estimated	Hedged	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value

Fair value hedges:
Mortgage forward sales contracts	$ 451,399	$ (8,190)			$ 483,491	$ 8,834
Mortgage loans held for sale			$ 451,399	$ 8,190			$ 483,491	$ (8,834)
Foreign exchange contracts	$ 6,451	$ (215)			$ 10,576	$ 197
Foreign-denominated loans			$ 6,451	$ 215			$ 10,576	$ (197)
Cash flow hedges:
Interest rate swap liability
relating to FHLB advances	$ 700,000	$ (36,379)			$ 600,000	$ (11,055)

        Fair value hedges: Portions of the forward sales contracts relating to mortgage loans held for sale are designated as fair value hedges. The purpose of these contracts is to protect the Company from the risk that changes in the interest rate environment will affect the sales price of loans when they are eventually sold. As interest rates rise, the decline in the value of the loans is offset by the increase in the value of the forward sales contracts. Conversely, as interest rates decline, the value of the forward sales contracts decreases, but the value of the loans increases, resulting in no impact on earnings. There was no effect on income related to hedge ineffectiveness in 2002 and 2001.

        The Company enters into forward exchange contracts to hedge certain expected loan payments denominated in foreign currencies. The purpose of these derivative contracts is to protect the Company from risk that changes in the foreign exchange rates will affect the value of the foreign-denominated loans. Changes in the fair value of the foreign exchange contracts are offset by changes in the fair value of the corresponding hedged loans, resulting in no impact on earnings.

        Cash flow hedges: During 2002 and 2001, the Company entered into interest rate swap agreements that effectively modify the Company’s exposure to interest rate risk by converting a portion of the Company’s variable rate Federal Home Loan Bank (FHLB) advances to fixed rates. The maturities of these interest rate swaps match the maturities of the underlying debt, with various maturities from 2004 to 2007. These contracts are designated as cash flow hedges. These agreements involve the receipt of floating rate amounts in exchange for fixed-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. There was no effect on income related to hedge ineffectiveness in 2002 and 2001. As a result of these swaps, interest expense was increased by $19,176,000 and $5,892,000 for the years ended December 31, 2002 and 2001, respectively. This impact represents the difference between fixed and floating rates for the period the swap was in effect. As interest is accrued monthly on the underlying FHLB advance, the fair value of the swap recorded in other comprehensive income is adjusted and the current month’s swap payable or receivable is recorded in interest expense. In accordance with the provisions of SFAS No. 133 for cash flow hedges, the hedged FHLB advances are not marked to market and therefore are not reflected in the preceding table.

        During 2001, the Company entered into an interest rate swap agreement designated as a fair value hedge relating to the indirect automobile loan securitization discussed in Note 6. A loss of $1,025,000 was recognized in other noninterest income upon the termination of this swap.

        Prior to the adoption of SFAS No. 133 on January 1, 2001, derivative financial instruments were not recorded on the balance sheet. Net trading gains recognized in earnings on derivative contracts were immaterial in 2000.

Note 23

COMMITMENTS AND CONTINGENCIES

        In the normal course of business, the Company enters into a number of financial commitments. Commitments to extend credit are legally binding, conditional agreements generally having fixed expiration or termination dates and specified interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements.

        The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. At December 31, 2002, standby letters of credit had expiration dates ranging from 2003 through 2007. Collateral requirements are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company’s reserve for loan losses. Management does not anticipate any material losses related to these instruments.

        The Company entered into agreements for advances from the Federal Home Loan Bank of Dallas in December 2002 to be received in January 2003. These advances will mature in 2006 and will accrue interest at variable rates that adjust quarterly.

        The following is a summary of the contractual amounts of financial commitments at December 31, 2002 and 2001.

($ in thousands)	December 31

	2002	2001

Commitments to extend credit	$ 3,145,890	$ 2,998,802
Letters of credit and financial guarantees	$ 456,047	$ 351,514
Commitment for Federal Home Loan Bank advance	$ 100,000	$ -

        The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.

Note 24

FAIR VALUE OF FINANCIAL INSTRUMENTS

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

        The carrying amount of cash and cash equivalents, trading account assets, mortgage loans held for sale, noninterest-bearing deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices and prices obtained from independent pricing services, when available, or estimated by management using various factors for securities for which there is no public market. The estimated fair value of loans, interest-bearing deposits and Federal Home Loan Bank (FHLB) advances is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The estimated fair value of mortgage servicing rights is based on present values of estimated future cash flows. Mortgage servicing rights are valued on an individual loan basis, grouped in tranches stratified by loan type, rate type (fixed vs. adjustable) and interest rate. The estimated fair value of commitments to extend credit and letters of credit and financial guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of the commitment for FHLB advances is based on the estimated fee charged to cancel the commitment, which is based on changes in the interest rate environment from the date of the commitment.

        Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

        Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses which totaled $212,765,000 and $195,766,000 at December 31, 2002 and 2001, respectively. In addition, credit risk exposure on loans is mitigated by many factors including maintaining a diversified portfolio and obtaining collateral or other forms of credit support from the borrower. The loan portfolio is diversified by loan type, industry and borrower. The requirements for collateral, covenants or guarantees are assessed as part of the Company’s underwriting process based on the loan type and the borrower’s credit worthiness. The Company’s credit policies provide standards with respect to monitoring and valuation of collateral.

        The fair value estimates presented are based on information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

($ in thousands)	December 31

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Cash and cash equivalents	$ 1,103,694	$ 1,103,694	$ 698,713	$ 698,713
Trading account assets	$ 8,561	$ 8,561	$ 18,078	$ 18,078
Securities available for sale	$ 3,511,153	$ 3,511,153	$ 3,241,277	$ 3,241,277
Securities held to maturity	$ 140,525	$ 146,369	$ 249,884	$ 254,087
Mortgage loans held for sale	$ 526,288	$ 526,288	$ 566,933	$ 566,933
Commercial loans	$ 2,876,471	$ 2,902,807	$ 2,962,377	$ 3,000,313
Small business loans	$ 2,507,788	$ 2,539,811	$ 2,490,847	$ 2,535,368
Consumer loans	$ 6,107,953	$ 6,186,058	$ 5,787,758	$ 6,012,780
Mortgage servicing rights, net	$ 114,403	$ 114,520	$ 95,022	$ 97,756

Liabilities
Noninterest-bearing deposits	$ 2,867,307	$ 2,867,307	$ 2,484,812	$ 2,484,812
Interest-bearing deposits	$ 10,613,715	$ 10,704,627	$ 10,468,300	$ 10,536,299
Short-term borrowings	$ 575,448	$ 575,448	$ 752,747	$ 752,747
Federal Home Loan Bank advances	$ 1,102,241	$ 1,163,935	$ 1,042,983	$ 1,106,422

        The following table represents the contractual amounts and estimated fair value of other financial instruments.

($ in thousands)	December 31

	2002		2001

	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value

Commitments to extend credit	$ 3,145,890	$ (25,269)	$ 2,998,802	$ (24,883)
Letters of credit and financial guarantees	$ 456,047	$ (5,682)	$ 351,514	$ (4,361)
Commitments for Federal Home Loan Bank advances	$ 100,000	$ -	$ -	$ -

        See Note 22 for fair value information on derivative financial instruments.

Note 25

RELATED - PARTY TRANSACTIONS

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

        Loans outstanding to these related parties were $17,924,000 and $16,922,000 at December 31, 2002 and 2001, respectively. The change during 2002 reflects $63,073,000 in loan advances, $74,224,000 in loan payments and $12,153,000 in other increases due to the change in status of those who are considered related parties. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.

        Additionally, the Company has a 50% interest in a joint venture with an unrelated third party to originate, sell and service loans under the Federal National Mortgage Association (Fannie Mae) Delegated Underwriting and Servicing (DUS) program. The Company’s investment in this joint venture, which is accounted for using the equity method, totaled $4,716,000 at December 31, 2002 and $5,066,000 at December 31, 2001. Pretax earnings of $1,345,000 and $1,432,000 related to the joint venture were recorded during 2002 and 2001, respectively. At December 31, 2002 and 2001, the Company had extended a line of credit to this joint venture totaling $35,000,000 and $57,500,000, respectively. Loans outstanding under the line of credit were $9,165,000 and $42,450,000 at December 31, 2002 and 2001, respectively. The change from 2002 reflects $81,629,000 in advances and $114,914,000 in payments. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features.

        Securities sold to related parties under repurchase agreements amounted to $8,427,000 and $7,992,000 at December 31, 2002 and 2001, respectively.

Note 26

REGULATORY MATTERS AND DIVIDEND RESTRICTIONS

        The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.

        As of December 31, 2002 and 2001, the most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Bank’s categories.

        The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table.

($ in thousands)	Tier 1 Risk-Based Capital		Total Risk-Based Capital		Leverage

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2002

Hibernia Corporation	$ 1,412,327	10.57%	$ 1,579,991	11.82%	$ 1,412,327	8.45%
Hibernia National Bank	$ 1,298,624	9.72%	$ 1,466,172	10.98%	$ 1,298,624	7.78%

December 31, 2001

Hibernia Corporation	$ 1,307,655	10.14%	$ 1,469,283	11.39%	$ 1,307,655	8.14%
Hibernia National Bank	$ 1,205,435	9.37%	$ 1,366,761	10.62%	$ 1,205,435	7.51%

        Under current FRB regulations, the Bank may lend the Parent Company up to 10% of its capital and surplus, provided that any such loan is secured at the time of the transaction by collateral having the market value required by applicable regulations.

        The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 2003, the Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $143,446,000, plus net retained profits earned in 2003 prior to the dividend declaration date.

        Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $28,430,000 in 2002 and $23,408,000 in 2001.

Note 27

HIBERNIA CORPORATION

        The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

Balance Sheets	December 31

($ in thousands)	2002	2001

Investment in bank subsidiary	$ 1,536,110	$ 1,429,652
Investment in nonbank subsidiaries	61,749	60,341
Other assets	109,770	104,818

Total assets	$ 1,707,629	$ 1,594,811

Other liabilities	$ 5,202	$ 8,549
Debt (ESOP guarantee)	21,565	26,483
Shareholders' equity	1,680,862	1,559,779

Total liabilities and shareholders' equity	$ 1,707,629	$ 1,594,811

Income Statements	Year Ended December 31

($ in thousands)	2002	2001	2000

Equity in undistributed net income of subsidiaries	$ 85,506	$ 42,095	$ 66,823
Dividends from subsidiaries	167,650	179,260	104,263
Other income	1,800	3,648	7,014
Securities losses, net	(873)	(15)	(3,991)

Total income	254,083	224,988	174,109
Total expense	2,608	4,993	3,186

Income before income taxes	251,475	219,995	170,923
Income tax expense	1,618	1,197	290

Net income	$ 249,857	$ 218,798	$ 170,633

Statements of Cash Flows	Year Ended December 31

($ in thousands)	2002	2001	2000

Operating activities
Net income	$ 249,857	$ 218,798	$ 170,633
Non-cash adjustment for equity in
subsidiaries' undistributed net income	(85,506)	(42,095)	(66,823)
Realized securities losses, net	873	15	3,991
Other adjustments	5,212	3,888	(1,949)

Net cash provided by operating activities	170,436	180,606	105,852

Investing activities
Investment in subsidiaries	(9,975)	(4,024)	(27,187)
Purchases of securities available for sale	(1,094)	(947)	(3,807)
Proceeds from sales of securities available for sale	1,058	750	2,008
Other	571	1,118	496

Net cash used by investing activities	(9,440)	(3,103)	(28,490)

Financing activities
Dividends paid	(89,442)	(88,722)	(83,453)
Issuance of common stock	35,783	12,095	1,737
Redemption of preferred stock	-	(86,950)	(12,798)
Purchase of treasury stock	(107,004)	-	(38,140)

Net cash used by financing activities	(160,663)	(163,577)	(132,654)

Increase (decrease) in cash and cash equivalents	333	13,926	(55,292)
Cash and cash equivalents at beginning of year	86,400	72,474	127,766

Cash and cash equivalents at end of year	$ 86,733	$ 86,400	$ 72,474

Note 28

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

        The Company’s segment information is presented by line of business. Each line of business is a strategic unit that provides various products and services to groups of customers that have certain common characteristics. The reportable operating segments are Consumer, Small Business, Commercial, and Investments and Public Funds. The Consumer segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage, and life and health insurance. The Small Business and Commercial segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, treasury management, investment banking, property and casualty insurance and private equity investments. The Small Business segment provides products and services to mid-size and smaller business entities and the Commercial segment provides products and services to larger business entities. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest rate risk, and liquidity and funding positions.

        The accounting policies used by each segment are the same as those discussed in the summary of significant accounting policies, except as described in the reconciliation of segment totals to consolidated totals. The following is a summary of certain average balances by segment.

				Investments
		Small		and Public		Segment
($ in thousands)	Consumer	Business	Commercial	Funds	Other	Total

December 31, 2002

Average loans	$ 5,968,000	$ 2,473,100	$ 2,825,300	$ 1,900	$ 6,600	$11,274,900
Average assets	$ 8,714,500	$ 2,479,900	$ 2,913,200	$ 3,491,800	$ 655,800	$18,255,200
Average deposits	$ 7,393,800	$ 1,917,600	$ 1,097,500	$ 2,096,400	$ 19,000	$12,524,300

December 31, 2001

Average loans	$ 6,039,200	$ 2,434,100	$ 3,128,900	$ 1,300	$ 19,300	$11,622,800
Average assets	$ 8,696,100	$ 2,439,100	$ 3,203,200	$ 3,224,400	$ 694,800	$18,257,600
Average deposits	$ 7,361,100	$ 1,883,000	$ 1,106,300	$ 1,912,100	$ 22,800	$12,285,300

        The following table presents condensed income statements for each segment.

				Investments
		Small		and Public		Segment
($ in thousands)	Consumer	Business	Commercial	Funds	Other	Total

Year ended December 31, 2002

Net interest income	$ 343,173	$ 168,845	$ 111,339	$ 101,649	$ (16,637)	$ 708,369
Provision for loan losses	28,445	22,043	30,191	-	(54)	80,625

Net interest income after
provision for loan losses	314,728	146,802	81,148	101,649	(16,583)	627,744

Noninterest income	248,324	32,602	60,041	2,867	9,071	352,905
Noninterest expense	369,920	103,872	97,940	9,945	12,020	593,697

Income before income taxes	193,132	75,532	43,249	94,571	(19,532)	386,952
Income tax expense	67,596	26,436	15,137	33,100	(1,355)	140,914

Net income	$ 125,536	$ 49,096	$ 28,112	$ 61,471	$ (18,177)	$ 246,038

Year ended December 31, 2001

Net interest income	$ 307,078	$ 164,523	$ 118,636	$ 90,959	$ (12,124)	$ 669,072
Provision for loan losses	34,496	22,144	40,596	-	14	97,250

Net interest income after
provision for loan losses	272,582	142,379	78,040	90,959	(12,138)	571,822

Noninterest income	223,773	29,002	59,191	1,984	6,668	320,618
Noninterest expense	329,870	102,503	102,451	9,327	6,638	550,789

Income before income taxes	166,485	68,878	34,780	83,616	(12,108)	341,651
Income tax expense	58,270	24,107	12,173	29,266	455	124,271

Net income	$ 108,215	$ 44,771	$ 22,607	$ 54,350	$ (12,563)	$ 217,380

Year ended December 31, 2000

Net interest income	$ 284,204	$ 148,717	$ 128,632	$ 55,575	$ (1,727)	$ 615,401
Provision for loan losses	35,483	21,581	63,519	-	67	120,650

Net interest income after
provision for loan losses	248,721	127,136	65,113	55,575	(1,794)	494,751

Noninterest income	172,307	25,647	45,588	1,206	6,547	251,295
Noninterest expense	284,735	92,363	86,765	8,483	6,342	478,688

Income before income taxes	136,293	60,420	23,936	48,298	(1,589)	267,358
Income tax expense	47,703	21,147	8,378	16,904	4,255	98,387

Net income	$ 88,590	$ 39,273	$ 15,558	$ 31,394	$ (5,844)	$ 168,971

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

        The following is a reconciliation of segment totals to consolidated totals.

	Average	Average	Average
($ in thousands)	Loans	Assets	Deposits

December 31, 2002

Segment total	$ 11,274,900	$ 18,255,200	$ 12,524,300
Excess funds invested	-	(2,036,400)	-
Reclassification of cash items in process of collection	-	342,400	342,400

Consolidated total	$ 11,274,900	$ 16,561,200	$ 12,866,700

December 31, 2001

Segment total	$ 11,622,800	$ 18,257,600	$ 12,285,300
Excess funds invested	-	(2,102,200)	-
Reclassification of cash items in process of collection	-	323,000	323,000

Consolidated total	$ 11,622,800	$ 16,478,400	$ 12,608,300

		Provision			Income Tax
	Net Interest	for Loan	Noninterest	Noninterest	Expense
($ in thousands)	Income	Losses	Income	Expense	(Benefit)	Net Income

Year ended December 31, 2002

Segment total	$ 708,369	$ 80,625	$ 352,905	$ 593,697	$ 140,914	$ 246,038
Taxable-equivalent adjustment	(4,132)	-	-	-	(4,132)	-
Income tax expense	-	-	-	-	(3,819)	3,819

Consolidated total	$ 704,237	$ 80,625	$ 352,905	$ 593,697	$ 132,963	$ 249,857

Year ended December 31, 2001

Segment total	$ 669,072	$ 97,250	$ 320,618	$ 550,789	$ 124,271	$ 217,380
Taxable-equivalent adjustment	(4,401)	-	-	-	(4,401)	-
Income tax expense	-	-	-	-	(1,418)	1,418

Consolidated total	$ 664,671	$ 97,250	$ 320,618	$ 550,789	$ 118,452	$ 218,798

Year ended December 31, 2000

Segment total	$ 615,401	$ 120,650	$ 251,295	$ 478,688	$ 98,387	$ 168,971
Taxable-equivalent adjustment	(4,842)	-	-	-	(4,842)	-
Income tax expense	-	-	-	-	(1,662)	1,662

Consolidated total	$ 610,559	$ 120,650	$ 251,295	$ 478,688	$ 91,883	$ 170,633