Form 10-K/A, Exhibit 13
period 2002-12-31
HIBERNIA CORP
filed 2003-03-07
CIK 47288

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

/s/ Ernst & Young, LLP
New Orleans, Louisiana
January 15, 2003

Consolidated Balance Sheets

HIBERNIA CORPORATION AND SUBSIDIARIES
December 31 ($ in thousands)	2002	2001

Assets
Cash and cash equivalents	$ 1,103,694	$ 698,713
Trading account assets	8,561	18,078
Securities available for sale	3,511,153	3,241,277
Securities held to maturity (estimated fair value of $146,369 and $254,087
at December 31, 2002 and 2001, respectively)	140,525	249,884
Mortgage loans held for sale	526,288	566,933
Loans, net of unearned income	11,492,212	11,240,982
Reserve for loan losses	(212,765)	(195,766)

Loans, net	11,279,447	11,045,216

Premises and equipment	209,974	204,839
Goodwill	209,114	206,625
Other intangible assets	131,915	118,105
Other assets	271,990	268,506

Total assets	$ 17,392,661	$ 16,618,176

Liabilities
Deposits:
Noninterest-bearing	$ 2,867,307	$ 2,484,812
Interest-bearing	10,613,715	10,468,300

Total deposits	13,481,022	12,953,112

Short-term borrowings	575,448	752,747
Other liabilities	553,088	309,555
Federal Home Loan Bank advances	1,102,241	1,042,983

Total liabilities	15,711,799	15,058,397

Shareholders' equity
Class A Common Stock, no par value:
Authorized - 300,000,000 shares; issued - 166,252,171 and
162,351,682 shares at December 31, 2002 and 2001, respectively	319,204	311,715
Surplus	490,057	446,900
Retained earnings	1,010,710	850,295
Treasury stock at cost - 8,840,005 and 3,284,720 shares at December 31, 2002
and 2001, respectively	(142,931)	(35,927)
Accumulated other comprehensive income	25,387	13,279
Unearned compensation	(21,565)	(26,483)

Total shareholders' equity	1,680,862	1,559,779

Total liabilities and shareholders' equity	$ 17,392,661	$ 16,618,176

See notes to consolidated financial statements.

Consolidated Income Statements

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands, except per-share data)	2002	2001	2000

Interest income
Interest and fees on loans	$ 785,296	$ 943,991	$ 1,009,067
Interest on securities available for sale	160,022	166,795	171,914
Interest on securities held to maturity	11,575	19,139	22,087
Interest on short-term investments	6,158	9,026	7,252
Interest on mortgage loans held for sale	24,043	20,449	6,999

Total interest income	987,094	1,159,400	1,217,319

Interest expense
Interest on deposits	220,617	396,868	477,227
Interest on short-term borrowings	9,006	38,833	78,267
Interest on Federal Home Loan Bank advances	53,234	59,028	51,266

Total interest expense	282,857	494,729	606,760

Net interest income	704,237	664,671	610,559
Provision for loan losses	80,625	97,250	120,650

Net interest income after provision for loan losses	623,612	567,421	489,909

Noninterest income
Service charges on deposits	138,857	117,265	102,924
Card-related fees	39,949	32,521	28,061
Mortgage loan origination and servicing fees	35,485	29,366	22,828
Retail investment fees	30,488	27,953	28,264
Trust fees	24,394	25,851	26,906
Insurance	16,137	13,338	7,089
Investment banking	15,033	13,355	9,230
Other service, collection and exchange charges	20,769	18,776	14,256
Gain on sales of mortgage loans	27,987	21,073	3,904
Other operating income	17,159	30,041	11,754
Securities gains (losses), net	(13,353)	(8,921)	(3,921)

Total noninterest income	352,905	320,618	251,295

Noninterest expense
Salaries and employee benefits	289,264	277,508	245,713
Occupancy expense, net	36,983	37,747	36,035
Equipment expense	31,238	31,356	29,679
Data processing expense	34,560	31,427	29,670
Advertising and promotional expense	22,471	15,877	14,804
Foreclosed property expense, net	1,088	887	711
Amortization of goodwill	-	12,668	11,839
Amortization of other intangibles	57,910	33,936	17,880
Other operating expense	120,183	109,383	92,357

Total noninterest expense	593,697	550,789	478,688

Income before income taxes	382,820	337,250	262,516
Income tax expense	132,963	118,452	91,883

Net income	$ 249,857	$ 218,798	$ 170,633

Net income applicable to common shareholders	$ 249,857	$ 214,298	$ 164,200

Net income excluding amortization of goodwill	$ 249,857	$ 230,307	$ 181,404

Net income applicable to common shareholders excluding
amortization of goodwill	$ 249,857	$ 225,807	$ 174,971

Per common share information:
Net income	$ 1.59	$ 1.37	$ 1.05

Net income - assuming dilution	$ 1.56	$ 1.35	$ 1.04

Net income excluding amortization of goodwill	$ 1.59	$ 1.45	$ 1.12

Net income excluding amortization of goodwill - assuming dilution	$ 1.56	$ 1.42	$ 1.11

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

HIBERNIA CORPORATION AND SUBSIDIARIES
($ in thousands, except per-share data)
					Accumulated
					Other
	Preferred	Common		Retained	Comprehensive		Comprehensive
	Stock	Stock	Surplus	Earnings	Income	Other	Income

Balances at December 31, 1999	$ 100,000	$ 307,824	$ 425,185	$ 631,314	$ (54,122)	$ (34,686)
Net income for 2000	-	-	-	170,633	-	-	$ 170,633
Change in unrealized gains (losses) on securities,
net of reclassification adjustments	-	-	-	-	53,443	-	53,443
Comprehensive income							$ 224,076
Issuance of common stock:
Stock option plans	-	277	706	-	-	572
Restricted stock awards	-	31	151	-	-	-
Shares issued in acquisitions	-	1,015	4,264	-	-	1,641
Cash dividends declared:
Preferred ($3.45 per share)	-	-	-	(6,433)	-	-
Common ($.49 per share)	-	-	-	(76,795)	-	-
Issuance of 790,888 common stock
purchase warrants in acquisition	-	-	2,000	-	-	-
Acquisition of treasury stock	-	-	-	-	-	(38,140)
Redemption of preferred stock	(13,050)	-	252	-	-	-
Allocation of ESOP shares	-	-	157	-	-	3,749
Net tax benefit related to stock option
plans and ESOP	-	-	(19)	-	-	-
Other	-	-	(318)	-	-	-

Balances at December 31, 2000	86,950	309,147	432,378	718,719	(679)	(66,864)

Net income for 2001	-	-	-	218,798	-	-	$ 218,798
Change in unrealized gains (losses) on securities,
net of reclassification adjustments	-	-	-	-	21,144	-	21,144
Change in accumulated gains (losses)
on cash flow hedges, net of
reclassification adjustments	-	-	-	-	(7,186)	-	(7,186)
Comprehensive income							$ 232,756
Issuance of common stock:
Stock option plans	-	2,528	9,687	-	-	-
Restricted stock awards	-	40	289	-	-	-
Cash dividends declared:
Preferred ($2.5875 per share)	-	-	-	(4,500)	-	-
Common ($.53 per share)	-	-	-	(82,722)	-	-
Acceleration of vesting of
stock options	-	-	844	-	-	-
Redemption of preferred stock	(86,950)	-	-	-	-	-
Allocation of ESOP shares	-	-	1,900	-	-	4,454
Net tax benefit related to stock option
plans and ESOP	-	-	2,251	-	-	-
Other	-	-	(449)	-	-	-

Balances at December 31, 2001	-	311,715	446,900	850,295	13,279	(62,410)

Net income for 2002	-	-	-	249,857	-	-	$ 249,857
Change in unrealized gains (losses) on securities,
net of reclassification adjustments	-	-	-	-	28,568	-	28,568
Change in accumulated gains (losses)
on cash flow hedges, net of
reclassification adjustments	-	-	-	-	(16,460)	-	(16,460)
Comprehensive income							$ 261,965
Issuance of common stock:
Stock option plans	-	7,334	28,307	-	-	-
Restricted stock awards	-	155	731	-	-	-
Cash dividends declared:
Common ($.57 per share)	-	-	-	(89,442)	-	-
Acquisition of treasury stock	-	-	-	-	-	(107,004)
Allocation of ESOP shares	-	-	2,175	-	-	4,918
Net tax benefit related to stock option
plans and ESOP	-	-	12,688	-	-	-
Other	-	-	(744)	-	-	-

Balances at December 31, 2002	$ -	$ 319,204	$ 490,057	$1,010,710	$ 25,387	$(164,496)

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands)	2002	2001	2000

Operating activities
Net income	$ 249,857	$ 218,798	$ 170,633
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
Provision for loan losses	80,625	97,250	120,650
Amortization of intangibles and deferred charges	57,889	46,561	29,610
Depreciation and amortization	31,449	29,841	28,087
Non-cash derivative instruments gains, net	(609)	(3,720)	-
Non-cash compensation expense	-	844	-
Premium amortization (discount accretion), net	5,640	(373)	(2,424)
Realized securities losses, net	13,353	8,921	3,921
Gains on sales of assets, net	(260)	(11,889)	(1,346)
Provision for losses on foreclosed and other assets	912	866	868
Decrease (increase) in mortgage loans held for sale	57,669	(452,096)	(30,967)
Decrease in deferred income tax asset	9,929	12,514	3,872
Net tax benefit (expense) related to stock options and the employee
stock ownership plan	12,688	2,251	(19)
Increase in interest receivable and other assets	(16,897)	(43,005)	(30,955)
Increase (decrease) in interest payable and other liabilities	6,122	10,187	(196)

Net cash provided (used) by operating activities	508,367	(83,050)	291,734

Investing activities
Purchases of securities available for sale	(5,464,046)	(4,028,550)	(2,030,492)
Proceeds from maturities of securities available for sale	5,098,285	3,313,196	2,001,187
Proceeds from maturities of securities held to maturity	109,106	111,758	51,066
Proceeds from sales of securities available for sale	293,837	587,402	118,873
Net decrease (increase) in loans	3,105	279,037	(901,536)
Proceeds from sales of loans	21,105	656,542	16,646
Purchases of loans	(331,670)	(428,412)	(560,803)
Acquisitions, net of cash acquired of $36 and $78,049 for the years
ended December 31, 2002 and 2000, respectively	(2,464)	-	43,287
Purchases of premises, equipment and other assets	(87,004)	(74,322)	(40,054)
Proceeds from sales of foreclosed assets and excess bank-owned property	6,275	5,190	10,608
Proceeds from sales of premises, equipment and other assets	1,021	1,508	925

Net cash provided (used) by investing activities	(352,450)	423,349	(1,290,293)

Financing activities
Net increase in deposits	527,910	260,380	716,996
Net increase (decrease) in short-term borrowings	(177,299)	(557,768)	207,825
Proceeds from issuance of Federal Home Loan Bank advances	100,000	300,000	300,000
Payments on Federal Home Loan Bank advances	(40,742)	(301,013)	(100,853)
Proceeds from issuance of common stock	35,641	12,215	1,555
Dividends paid	(89,442)	(88,722)	(83,453)
Redemption of preferred shares	-	(86,950)	(12,798)
Acquisition of treasury stock	(107,004)	-	(38,140)

Net cash provided (used) by financing activities	249,064	(461,858)	991,132

Increase (decrease) in cash and cash equivalents	404,981	(121,559)	(7,427)
Cash and cash equivalents at beginning of year	698,713	820,272	827,699

Cash and cash equivalents at end of year	$ 1,103,694	$ 698,713	$ 820,272

Supplemental disclosures
Cash paid during the year for:
Interest expense	$ 289,533	$ 503,598	$ 606,375
Income taxes	$ 104,750	$ 89,600	$ 89,800
Non-cash investing and financing activities:
Loans and premises and equipment transferred to foreclosed
assets and excess bank-owned property	$ 5,970	$ 5,276	$ 5,342
Mortgage loans securitized and retained	$ -	$ 305,245	$ 112,476
Acquisitions:
Common stock issued	$ -	$ -	$ 6,920
Common stock purchase warrants issued	$ -	$ -	$ 2,000
Fair value of assets acquired	$ 2,535	$ -	$ 169,390
Fair value of liabilities assumed	$ (35)	$ -	$ 125,708

See notes to consolidated financial statements.

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