Form 10-K, Exhibit 13
period 2003-12-31
HIBERNIA CORP
filed 2004-03-02
CIK 47288

Exhibit   13

HIBERNIA CORPORATION

CORPORATE OFFICES
313 Carondelet Street
New Orleans, LA 70130
504-533-3333

MAILING ADDRESS
P.O. Box 61540
New Orleans, LA 70161

ELECTRONIC ADDRESS
Internet: Hibernia.com
E-mail: Hibernia.com/emailus

SHAREHOLDER, EMPLOYEE DATA
(at December 31, 2003)
Shareholder's of record: 15,021
Full-time equivalent employees: 5,339

STOCK LISTING
Common Stock
Exchange: NYSE      Symbol: HIB
Price and volume
Listed as“Hibernia” or “HIB” in The Wall Street Journal and under similar designations in other daily newspapers.

Hibernia Stock Price and Dividend Information
	2003			2002

			Cash			Cash
	Market Price (1)		Dividends	Market Price (1)		Dividends
	High	Low	Declared	High	Low	Declared

1st quarter	$20.33	$16.47	$.15	$19.23	$17.52	$.14
2nd quarter	$19.56	$16.82	$.15	$20.47	$18.65	$.14
3rd quarter	$21.15	$18.56	$.15	$21.60	$18.20	$.14
4th quarter	$23.69	$20.90	$.18	$20.47	$16.80	$.15

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

DUPLICATE MAILINGS
Shareholders of record who receive more than one copy of this annual report can contact Mellon Investor Services at the address above and arrange to have their accounts consolidated.

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
        The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Company’s Web site as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. The Company’s Web site address is www.hibernia.com.
        Corporate governance information, including the Company’s Code of Ethics that applies to its principal executive officer and senior financial officers, is available on the Company’s Web site (www.hibernia.com) under “Corporate, Investor and Media Relations” in the “Corporate Governance” section located within the Company Overview. The Company will also post amendments to or waivers from that Code of Ethics on its Web site.
        The Company has filed the CEO and CFO certifications required by Section 302 of the Sarbanes-Oxley Act as an exhibit to its 2003 Form 10-K.

Purpose Statement
Hibernia’s purpose is to help people achieve their financial goals and realize their dreams.

New Mission Statement
Hibernia announced a new mission statement in fourth-quarter 2003: Hibernia will continue to be Louisiana’s first choice as a trusted financial resource, and by 2007 will have at least 25% of our deposits in Texas, while growing earnings 8% to 10% annually.

Five-Year Consolidated Summary of Income and Selected Financial Data(1)

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31
($ in thousands, except per-share data)	2003	2002	2001	2000	1999

Interest income	$910,305	$987,094	$1,159,400	$1,217,319	$1,055,325
Interest expense	239,552	282,857	494,729	606,760	470,520

Net interest income	670,753	704,237	664,671	610,559	584,805
Provision for loan losses	60,050	80,625	97,250	120,650	87,800

Net interest income after
provision for loan losses	610,703	623,612	567,421	489,909	497,005

Noninterest income:
Noninterest income	356,894	314,288	302,945	246,102	210,380
Securities gains (losses), net	(6,811)	(13,353)	(8,921)	(3,921)	432

Noninterest income	350,083	300,935	294,024	242,181	210,812
Noninterest expense	564,383	541,727	524,195	469,574	437,030

Income before income taxes	396,403	382,820	337,250	262,516	270,787
Income tax expense	138,067	132,963	118,452	91,883	95,684

Net income	$258,336	$249,857	$218,798	$170,633	$175,103

Net income applicable to common shareholders	$258,336	$249,857	$214,298	$164,200	$168,203

Adjusted net income(2)	$258,336	$249,857	$230,307	$181,404	$184,332

Adjusted net income applicable to common shareholders(2)	$258,336	$249,857	$225,807	$174,971	$177,432

Per common share information: (3)
Net income	$1.67	$1.59	$1.37	$1.05	$1.07
Net income - assuming dilution	$1.64	$1.56	$1.35	$1.04	$1.06
Adjusted net income(2)	$1.67	$1.59	$1.45	$1.12	$1.13
Adjusted net income - assuming dilution(2)	$1.64	$1.56	$1.42	$1.11	$1.12
Cash dividends declared	$0.63	$0.57	$0.53	$0.49	$0.435
Average shares outstanding (000s)	154,500	156,808	156,207	156,655	157,253
Average shares outstanding - assuming dilution (000s)	157,600	160,057	159,236	158,020	158,902
Dividend payout ratio	37.72%	35.85%	38.69%	46.67%	40.65%

Selected year-end balances (in millions)
Loans	$12,883.0	$11,492.2	$11,241.0	$12,124.7	$10,856.7
Deposits	$14,159.5	$13,481.0	$12,953.1	$12,692.7	$11,855.9
Federal Home Loan Bank advances	$1,101.8	$1,102.2	$1,043.0	$1,044.0	$844.8
Equity	$1,777.5	$1,680.9	$1,559.8	$1,479.7	$1,375.5
Total assets	$18,560.4	$17,392.7	$16,618.2	$16,698.0	$15,314.2

Selected average balances (in millions)
Loans	$11,915.0	$11,274.9	$11,622.8	$11,504.7	$10,455.8
Deposits	$13,608.9	$12,866.7	$12,608.3	$12,095.1	$11,177.2
Federal Home Loan Bank advances	$1,224.2	$1,040.0	$1,116.0	$886.8	$840.5
Equity	$1,713.4	$1,619.2	$1,551.6	$1,422.5	$1,359.7
Total assets	$17,757.0	$16,561.2	$16,478.4	$15,854.2	$14,637.0

Selected ratios
Net interest margin (taxable-equivalent)	4.16%	4.68%	4.41%	4.21%	4.38%
Return on assets	1.45%	1.51%	1.33%	1.08%	1.20%
Return on common equity	15.08%	15.43%	14.42%	12.35%	13.35%
Return on total equity	15.08%	15.43%	14.10%	12.00%	12.88%
Efficiency ratio	54.56%	52.76%	53.64%	54.15%	54.18%
Adjusted efficiency ratio(2)	54.56%	52.76%	52.35%	52.78%	52.96%
Average equity/average assets	9.65%	9.78%	9.42%	8.97%	9.29%
Tier 1 risk-based capital ratio	10.50%	10.57%	10.14%	9.69%	10.21%
Total risk-based capital ratio	11.75%	11.82%	11.39%	10.94%	11.46%
Leverage ratio	8.65%	8.45%	8.14%	7.65%	8.11%

(1)All financial information has been restated for mergers accounted for as poolings of interests. The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2)Excludes amortization of goodwill.
(3)Dividends per common share are historical amounts. For a discussion of net income per common share computations refer to Note 21 of the “Notes to the Consolidated Financial Statements.”

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

2003 Overview

        Hibernia Corporation is a financial holding company which, through its bank and nonbank subsidiaries, provides a broad array of financial products and services throughout Louisiana and portions of Texas. At December 31, 2003, the Company operated 259 locations in 34 Louisiana parishes and 18 Texas counties and two mortgage loan production and retail brokerage services offices in Southern Mississippi. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; insurance; and trust and investment management. The Bank, through a wholly owned subsidiary, also acts as a retail broker, providing access to alternative investments products, including mutual funds and annuities.

        Financial results for 2003 include:

•	Net income for 2003 totaled $258.3 million, a 3% increase compared to $249.9 million for 2002. Net income per common share for 2003 of $1.67 increased 5% compared to $1.59 for 2002, and net income per common share – assuming dilution was $1.64 for 2003, an increase of 5% compared to $1.56 for 2002.

•	Loans increased to $12.9 billion at December 31, 2003, a $1.4 billion (12%) increase from $11.5 billion at December 31, 2002. Consumer loans totaled $7.0 billion at December 31, 2003, up 15% from $6.1 billion a year earlier; commercial loans were $3.2 billion, up 12% from $2.9 billion at December 31, 2002; and small business loans were $2.6 billion, up 5% from $2.5 billion a year earlier. Hibernia’s participation in shared national credits continued to decrease and totaled $698.3 million, or 5.4% of total loans, at the end of 2003, as compared to $803.0 million, or 7% of total loans, at the end of 2002.

•	Deposits grew to $14.2 billion at December 31, 2003, a $678.5 million (5%) increase from December 31, 2002.

•	Hibernia reported total assets of $18.6 billion at December 31, 2003, up 7% from $17.4 billion a year earlier.

•	The provision for loan losses in 2003 totaled $60.1 million, down 26% from $80.6 million in 2002. Net charge-offs were $59.5 million in 2003, down 6% from $63.6 million in 2002. The net charge-off ratio for 2003 was 0.50% as compared to 0.56% for 2002.

•	Reserve coverage of total and nonperforming loans remained strong at 1.66% and 384%, respectively, at December 31, 2003, compared to 1.85% and 388%, a year earlier. The nonperforming asset and nonperforming loan ratios improved to 0.53% and 0.43%, respectively, at December 31, 2003, compared to 0.54% and 0.48% a year earlier.

•	Net interest income totaled $670.8 million for 2003, down 5% from 2002, primarily due to $20.7 million in expenses for the prepayment of a $300 million Federal Home Loan Bank advance and the termination of a related interest rate swap, as well as the low interest rate environment throughout the year. The net interest margin was 4.16% for 2003, compared to 4.68% for 2002.

•	Noninterest income totaled $350.1 million for the year ended December 31, 2003, an increase of $49.1 million (16%) from $300.9 million for the year ended December 31, 2002. Mortgage banking income totaled $26.5 million in 2003, compared to $11.5 million a year earlier. Hibernia funded a record $6.4 billion in mortgage loans in 2003, up 21% from $5.3 billion a year earlier.

•	Noninterest expense totaled $564.4 million for 2003, up 4% from $541.7 million in 2002. Contributing to the increase was a $9.6 million valuation adjustment of an energy asset reclassified from the private-equity portfolio to other foreclosed assets, as well as expenses associated with a reduction in force that was announced in the second quarter of 2003.

•	Return on assets and return on common equity ratios were 1.45% and 15.08%, respectively, for the year ended December 31, 2003, compared to 1.51% and 15.43% for the prior year.

•	Cash dividends per common share for 2003 increased to $.63, 11% higher than the 2002 cash dividend of $.57 per common share and 19% higher than the 2001 cash dividend of $.53 per common share. In the fourth quarter of 2003, the Company increased its targeted dividend payout ratio to be between 35% to 45%, compared to its previous target of 30% to 40%.

•	Capital remained strong at December 31, 2003, with a leverage ratio of 8.65%, compared to 8.45% at December 31, 2002. In 2003, the Company repurchased approximately 4.5 million shares of its common stock under buyback programs.

•	Hibernia’s common stock price experienced a 22% increase during 2003, closing at $23.51 per share at December 31, 2003, compared to $19.26 per share at December 31, 2002.

        Over the past three years, Hibernia’s emphasis has been on developing a stronger sales culture, growing within its geographic footprint, generating more fee income, improving credit quality and expanding and enhancing its delivery channels. To help guide and build the franchise in 2004 and beyond, Hibernia developed a new mission statement in 2003. The new mission statement reads as follows: Hibernia will continue to be Louisiana’s first choice as a trusted financial resource, and by 2007 will have at least 25% of our deposits in Texas, while growing earnings 8% to 10% annually.

        To achieve these goals, Hibernia launched a Texas de novo branch expansion and embarked on plans for its largest merger to date. The Company’s Texas expansion program made significant strides in 2003, including the opening of Hibernia’s second Texas commercial financial center, located in Houston, and the addition of three new branches in high-growth Texas markets. In the first week of 2004, Hibernia opened a new branch in South Plano, a suburb of Dallas, and expects to open an additional 15 de novo offices in Texas during 2004. In the fourth quarter of 2003, Hibernia announced plans for its largest merger ever by signing a definitive merger agreement with $2.7-billion-asset Coastal Bancorp, Inc. (Coastal), a transaction which would give Hibernia an increased presence in Houston and entry into additional Texas markets from Austin to the Rio Grande Valley. The merger is subject to, among other things, regulatory and Coastal shareholder approval.

        Looking forward to 2004, Hibernia expects earnings per share- assuming dilution to remain in line with its mission’s stated goal of 8% to 10% annual growth. This projection does not include the Coastal transaction, which is expected to be neutral to slightly accretive to earnings in 2004 and accretive to earnings in 2005. Excluding the Coastal transaction, the Company expects high single-digit growth for revenues and expenses in 2004. The Company expects mortgage-related revenues to decline during the year as a result of a shrinking mortgage pipeline, a growing percentage of adjustable rate mortgages and Hibernia’s decision to exit correspondent mortgage lending. The Company’s guidance for 2004 does not include any addition or reversal of the reserve for temporary impairment of mortgage servicing rights, although either of these may occur. The projected expense growth includes increased costs associated with the Texas de novo branch expansion program. These branches are expected to positively contribute to net income within two years, however, will negatively impact 2004 earnings as expenses exceed revenues.

Application of Critical Accounting Policies

        The Company’s management exercises judgment in choosing and applying the most appropriate accounting policies and methodologies in many different areas. These choices are important, not only to ensure compliance with generally accepted accounting principles, but also to reflect the exercise of management’s judgment in determining the most appropriate manner in which to record Hibernia’s financial performance. For Hibernia, these key areas include the accounting for the reserve for loan losses, the valuations of goodwill and mortgage servicing rights, and the accounting for stock options.

        The reserve for loan losses is maintained to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The reserve is comprised of three components: specific reserves on certain problem loans, general reserves determined from historical loss allocation factors applied to pools of loans and an unallocated portion for exposures arising from factors which are not addressed by the general and specific reserves. The reserve is calculated using both objective and subjective information. The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. For further discussion on this calculation and assumptions and methods used, see the “Reserve and Provision for Loan Losses” section of this analysis.

        The Company is required to perform valuations of assets in accordance with various generally accepted accounting principles. Impairment testing of goodwill requires the Company to determine its fair value by reporting unit. Impairment testing is a two-step process that first compares the fair value of a reporting unit with its carrying amount, and second, if necessary, measures impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units are operating segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The Company’s reporting units are based on lines of business. Assets and liabilities are allocated to reporting units using the Company’s internal management reporting system. Goodwill is allocated directly to these reporting units, when applicable, or based on the allocation of loans to the reporting segments for each region in which the goodwill originated. When quoted market prices are not available for assets and liabilities, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. However, management uses assumptions that it considers to be appropriate in its impairment testing. The Company has recorded no impairment of goodwill in 2003 or 2002.

        The Company records a servicing asset when the right to service mortgage loans for others is acquired through a purchase or retained upon the sale of loans. Based upon current fair values, servicing rights are periodically assessed for impairment. For this valuation, the mortgage servicing portfolio is stratified on the basis of certain risk characteristics including loan type and interest rate. A discounted cash flow analysis is performed using various assumptions including prepayment speeds, discount rates and servicing costs. The Company uses national prepayment speed assumptions and adjusts them based on actual prepayment behavior of its own portfolio with information obtained from an independent third party. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. If market conditions improve, the valuation allowance is reversed in current earnings. Other-than-temporary impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. Changes in these assumptions could materially affect the operating results of the Company, however, management considers the assumptions used to be appropriate. For a discussion of the sensitivity of significant assumptions, see the “Interest Rate Sensitivity” section of this analysis. For additional third-party mortgage servicing portfolio data, see the “Noninterest Income” section of this analysis.

        The Company has elected to account for its stock-based compensation plans under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” which is allowed by SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with APB Opinion No. 25, compensation expense relating to stock options is not reflected in net income provided the exercise price of the stock options granted equals or exceeds the market value of the underlying common stock at the date of grant. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. If the Company had elected to apply the fair value recognition provisions of SFAS No. 123 for stock options, year-to-date net income would have been reduced by $6.0 million ($0.04 per common share), $6.1 million ($0.04 per common share) and $5.6 million ($0.03 per common share) for the periods ended December 31, 2003, 2002 and 2001, respectively. Compensation expense under the fair value method was calculated using the Black-Scholes option valuation model.

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

        The Company’s management has discussed the development and selection of these critical accounting policies with the Audit Committee of the Company’s Board of Directors and the Audit Committee has reviewed the Company’s disclosure relating to these policies.

Merger Activity

        In December 2003, the Company signed a definitive merger agreement with Coastal Bancorp, Inc. (Coastal), headquartered in Houston, Texas. The proposed merger, the largest in Company history, would give Hibernia an increased presence in Houston and entry into the Austin and Rio Grande Valley areas. At December 31, 2003, Coastal had loans of $2.0 billion, deposits of $1.7 billion and total assets of $2.7 billion. Upon completion of the transaction, approximately 22% of Hibernia’s deposits would be in Texas, up from 12% at December 31, 2003. Under terms of the agreement, Hibernia would purchase all of the outstanding stock and options of Coastal for approximately $230 million in cash. The merger is subject to approvals by regulators and Coastal shareholders and, assuming all approvals are obtained and other considerations are satisfied or waived, should be completed in or near the second quarter of 2004.

        On April 1, 2002, the Company enhanced its expertise in life insurance and financial planning by consummating the purchase of Friedler/LaRocca Financial Partners, L.L.C. (Friedler/LaRocca). Friedler/LaRocca, a New Orleans based firm specializing in life insurance and other financial services for wealthy clients, serves customers in shipping, financial services, legal and other key regional industries. It now operates as part of Hibernia’s Private Client Group and continues to serve the needs of clients in such areas as life insurance, incentive-compensation and deferred compensation planning, estate and financial planning, retirement planning and other investment products. The Company did not consummate any mergers in 2003 or 2001.

Consolidated Average Balances, Interest and Rates

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	2003			2002

(Average balances $ in millions,	Average			Average
interest $ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Commercial loans	$ 2,914.1	$ 129,222	4.43%	$ 2,845.0	$ 149,491	5.25%
Small business loans	2,545.0	163,562	6.43	2,494.4	182,908	7.33
Consumer loans	6,455.9	442,463	6.85	5,935.5	456,459	7.69

Total loans(2)	11,915.0	735,247	6.17	11,274.9	788,858	7.00

Securities available for sale	3,620.8	151,250	4.18	3,080.0	164,664	5.35
Securities held to maturity	96.8	5,207	5.38	201.3	11,575	5.75

Total securities	3,717.6	156,457	4.21	3,281.3	176,239	5.37

Short-term investments	230.4	3,424	1.49	269.2	6,158	2.29
Mortgage loans held for sale	421.9	22,010	5.22	397.5	24,043	6.05

Total interest-earning assets	16,284.9	$ 917,138	5.63%	15,222.9	$ 995,298	6.54%

Reserve for loan losses	(213.8)			(208.7)
Noninterest-earning assets:
Cash and due from banks	595.7			544.2
Trade-date securities available for sale	225.5			183.3
Other assets	864.7			819.5

Total noninterest-earning assets	1,685.9			1,547.0

Total assets	$ 17,757.0			$ 16,561.2

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 393.5	$ 2,811	0.71%	$ 346.0	$ 4,018	1.16%
Money market deposit accounts	3,164.5	23,976	0.76	2,552.7	27,182	1.06
Savings accounts	2,532.4	18,354	0.72	2,622.4	32,666	1.25
Other consumer time deposits	2,307.1	67,228	2.91	2,529.5	94,880	3.75
Public fund certificates of deposit
of $100,000 or more	838.2	13,175	1.57	884.7	21,006	2.37
Certificates of deposit
of $100,000 or more	904.2	27,083	3.00	881.2	32,447	3.68
Foreign time deposits	577.1	5,668	0.98	560.2	8,418	1.50

Total interest-bearing deposits	10,717.0	158,295	1.48	10,376.7	220,617	2.13

Short-term borrowings:
Federal funds purchased	171.9	1,744	1.01	75.3	1,108	1.47
Repurchase agreements	537.7	4,594	0.85	550.3	7,898	1.44
Federal Home Loan Bank advances	1,224.2	74,919	6.12	1,040.0	53,234	5.12

Total interest-bearing liabilities	12,650.8	$ 239,552	1.89%	12,042.3	$ 282,857	2.35%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,891.9			2,490.0
Other liabilities	500.9			409.7

Total noninterest-bearing liabilities	3,392.8			2,899.7

Total shareholders' equity	1,713.4			1,619.2

Total liabilities and
shareholders' equity	$ 17,757.0			$ 16,561.2

Spread and Net Yield
Interest rate spread			3.74%			4.19%
Cost of funds supporting interest-earning assets			1.47%			1.86%
Net interest income/margin		$ 677,586	4.16%		$ 712,441	4.68%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

Consolidated Average Balances, Interest and Rates

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	2001			2000

(Average balances $ in millions,	Average			Average
interest $ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest-earning assets:
Commercial loans	$ 3,129.8	$ 225,403	7.20%	$ 3,608.9	$ 322,037	8.92%
Small business loans	2,459.5	218,336	8.88	2,365.5	222,740	9.42
Consumer loans	6,033.5	504,267	8.36	5,530.3	468,728	8.48

Total loans(2)	11,622.8	948,006	8.16	11,504.7	1,013,505	8.81

Securities available for sale	2,820.9	172,358	6.11	2,681.1	177,997	6.64
Securities held to maturity	316.6	19,139	6.04	356.3	22,087	6.20

Total securities	3,137.5	191,497	6.10	3,037.4	200,084	6.59

Short-term investments	232.6	9,026	3.88	114.6	7,252	6.33
Mortgage loans held for sale	311.2	20,449	6.57	90.9	6,999	7.70

Total interest-earning assets	15,304.1	$ 1,168,978	7.64%	14,747.6	$ 1,227,840	8.33%

Reserve for loan losses	(182.1)			(163.2)
Noninterest-earning assets:
Cash and due from banks	516.2			493.8
Trade-date securities available for sale	61.4			5.3
Other assets	778.8			770.7

Total noninterest-earning assets	1,356.4			1,269.8

Total assets	$ 16,478.4			$ 15,854.2

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 355.7	$ 8,442	2.37%	$ 306.4	$ 11,628	3.80%
Money market deposit accounts	2,272.4	48,082	2.12	2,160.3	62,189	2.88
Savings accounts	2,514.6	77,162	3.07	2,115.7	95,648	4.52
Other consumer time deposits	2,784.9	144,793	5.20	2,931.8	157,499	5.37
Public fund certificates of deposit
of $100,000 or more	830.8	38,729	4.66	943.6	57,438	6.09
Certificates of deposit
of $100,000 or more	1,044.7	58,919	5.64	1,133.4	68,325	6.03
Foreign time deposits	583.3	20,741	3.56	413.4	24,500	5.93

Total interest-bearing deposits	10,386.4	396,868	3.82	10,004.6	477,227	4.77

Short-term borrowings:
Federal funds purchased	362.5	17,940	4.95	733.9	47,209	6.43
Repurchase agreements	586.0	20,893	3.57	532.8	31,058	5.83
Federal Home Loan Bank advances	1,116.0	59,028	5.29	886.8	51,266	5.78

Total interest-bearing liabilities	12,450.9	$ 494,729	3.97%	12,158.1	$ 606,760	4.99%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,221.9			2,090.5
Other liabilities	254.0			183.1

Total noninterest-bearing liabilities	2,475.9			2,273.6

Total shareholders' equity	1,551.6			1,422.5

Total liabilities and
shareholders' equity	$ 16,478.4			$ 15,854.2

Spread and Net Yield
Interest rate spread			3.67%			3.34%
Cost of funds supporting interest-earning assets			3.23%			4.12%
Net interest income/margin		$ 674,249	4.41%		$ 621,080	4.21%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

Consolidated Average Balances, Interest and Rates

				5-Year
HIBERNIA CORPORATION AND SUBSIDIARIES				Compound

Taxable-equivalent basis (1)	1999			Growth Rate

(Average balances $ in millions,	Average			For Average
interest $ in thousands)	Balance	Interest	Rate	Balances

Assets
Interest-earning assets:
Commercial loans	$ 3,863.7	$ 306,945	7.94%	(3.6)%
Small business loans	2,238.8	199,326	8.90	5.3
Consumer loans	4,353.3	360,981	8.29	12.0

Total loans(2)	10,455.8	867,252	8.29	5.5

Securities available for sale	2,731.2	174,755	6.40	5.9
Securities held to maturity	31.5	1,908	6.06	-

Total securities	2,762.7	176,663	6.39	6.5

Short-term investments	232.5	11,928	5.13	(2.2)
Mortgage loans held for sale	167.2	10,962	6.55	16.2

Total interest-earning assets	13,618.2	$ 1,066,805	7.83%	5.8

Reserve for loan losses	(147.9)			11.1
Noninterest-earning assets:
Cash and due from banks	492.5			5.7
Trade-date securities available for sale	10.0			148.1
Other assets	664.2			8.0

Total noninterest-earning assets	1,166.7			10.1

Total assets	$ 14,637.0			6.1%

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$ 349.2	$ 9,182	2.63%	3.2%
Money market deposit accounts	2,073.3	50,083	2.42	9.3
Savings accounts	1,688.0	62,292	3.69	17.8
Other consumer time deposits	2,948.3	144,427	4.90	(5.4)
Public fund certificates of deposit
of $100,000 or more	1,051.8	51,771	4.92	(3.6)
Certificates of deposit
of $100,000 or more	745.7	38,823	5.21	8.1
Foreign time deposits	308.5	14,266	4.62	20.6

Total interest-bearing deposits	9,164.8	370,844	4.05	5.1

Short-term borrowings:
Federal funds purchased	628.8	31,824	5.06	(15.3)
Repurchase agreements	457.7	20,932	4.57	6.3
Federal Home Loan Bank advances	840.5	46,920	5.58	11.5

Total interest-bearing liabilities	11,091.8	$ 470,520	4.24%	5.1

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,012.4			9.5
Other liabilities	173.1			19.5

Total noninterest-bearing liabilities	2,185.5			10.6

Total shareholders' equity	1,359.7			5.9

Total liabilities and
shareholders' equity	$ 14,637.0			6.1%

Spread and Net Yield
Interest rate spread			3.59%
Cost of funds supporting interest-earning assets			3.45%
Net interest income/margin		$ 596,285	4.38%

(1)Based on the statutory income tax rate of 35%.
(2)Yield computations include nonaccrual loans in loans outstanding.

Financial Condition

EARNING ASSETS

        Interest income from earning assets (primarily loans and securities) is the Company’s main source of income. Average earning assets totaled $16.3 billion in 2003, up from $15.2 billion and $15.3 billion in 2002 and 2001, respectively. The increase of $1.1 billion in average earning assets for 2003 compared to 2002 was primarily due to growth in securities available for sale, adjusted for trade-date transactions, of $540.8 million and consumer loans of $520.4 million.

        Average loans as a percentage of average earning assets decreased to 73.2% in 2003, compared to 74.1% in 2002 and 75.9% in 2001. Average securities were 22.8% of average earning assets in 2003 compared to 21.6% in 2002 and 20.5% in 2001.

        Total earning assets at December 31, 2003, were $17.2 billion, up from $15.7 billion (9%) a year earlier. This increase was due to growth in loans and securities, offset by declines in mortgage loans held for sale and short-term investments.

        Beginning in the first quarter of 2003, securities that have been purchased but are not yet settled (trade-date securities purchased) were reclassified as noninterest-earning assets. Trade-date securities purchased were previously classified as securities in interest-earning assets. Securities that have been sold but are not yet settled (trade-date securities sold) remain classified as interest-earning assets until settlement. Previously, trade-date securities sold reduced earning assets at the trade date. Prior periods have been restated to conform to the current presentation.

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

        Average loans increased $640.1 million (6%) in 2003 and decreased $347.9 million (3%) in 2002. Growth in the consumer loan portfolio was responsible for the largest portion of the increase in 2003. The decrease in 2002 compared to 2001 was primarily due to efforts to diversify the risk of the portfolio, weak loan demand and tightening of some credit underwriting standards.

        Loan demand improved in all of the Company’s portfolios in 2003. Loan growth is expected to continue in 2004, excluding the impact of any acquisitions. This growth is expected to be led by the consumer portfolio, with higher levels of growth in all portfolios as the economy continues to recover and the Company continues its expansion into strategic Texas markets.

        Table 1 details Hibernia’s commercial and small business loans classified by repayment source and consumer loans classified by type. In 2003, commercial loans increased $357.7 million (12%), small business loans increased $135.1 million (5%) and consumer loans increased $898.0 million (15%). The portfolio mix was 25% commercial, 21% small business and 54% consumer at year-end 2003, compared to 25%, 22% and 53%, respectively, at year-end 2002.

Commercial Loans   The change in the commercial portfolio was due to increases in real estate, up $185.0 million (46%); energy, up $95.6 million (33%); the services industry, up $35.4 million (5%); other commercial, up $22.2 million (21%); commercial and industrial, up $20.8 million (2%); and health care, up $17.3 million (8%); offset by a decline in transportation, communications and utilities, down $18.6 million (12%).

        The growth in commercial loans was the result of improved loan demand driven by a strengthening economy. Shared national credits totaled $698.3 million at December 31, 2003, down 13% from $803.0 million a year earlier. The Company’s strategy related to shared national credits is to focus on lending to customers who operate in Hibernia’s markets, particularly those who use other Company services. A shared national credit is one that is shared by three or more banks and aggregates $20 million or more.

Table 1 COMPOSITION OF LOAN PORTFOLIO

December 31 ($ in millions)	2003		2002

	Balance	Percent	Balance	Percent

Commercial
Commercial and industrial	$1,051.3	8.2%	$1,030.5	9.0%
Services industry	699.3	5.4	663.9	5.8
Real estate	590.8	4.6	405.8	3.5
Health care	237.2	1.8	219.9	1.9
Transportation, communications and utilities	142.0	1.1	160.6	1.4
Energy	387.5	3.0	291.9	2.5
Other	126.1	1.0	103.9	0.9

Total commercial	3,234.2	25.1	2,876.5	25.0

Small Business
Commercial and industrial	725.5	5.6	737.1	6.4
Services industry	654.9	5.1	634.3	5.5
Real estate	604.8	4.7	478.8	4.2
Health care	188.2	1.5	161.9	1.4
Transportation, communications and utilities	99.5	0.8	97.5	0.8
Energy	29.6	0.2	27.1	0.2
Other	340.4	2.6	371.1	3.3

Total small business	2,642.9	20.5	2,507.8	21.8

Consumer
Residential mortgages:
First mortgages	3,151.1	24.5	2,445.3	21.3
Junior liens	369.6	2.9	536.9	4.7
Indirect	2,234.6	17.3	1,957.1	17.0
Revolving credit:
Secured	657.9	5.1	550.9	4.8
Unsecured	106.7	0.8	105.9	0.9
Other:
Secured	309.3	2.4	366.0	3.2
Unsecured	176.7	1.4	145.8	1.3

Total consumer	7,005.9	54.4	6,107.9	53.2

Total loans	$12,883.0	100.0%	$11,492.2	100.0%

        Hibernia’s commercial loan portfolio remains well diversified across industries, as evidenced by the portfolio percentages presented in Table 1. Hibernia’s commercial loan portfolio does not contain significant exposure to foreign countries.

Small Business Loans   Hibernia generally categorizes companies with annual revenues of less than $10 million as small businesses. The small business portfolio showed growth primarily in real estate, up $126.0 million (26%); health care, up $26.3 million (16%); and the services industry, up $20.6 million (3%), partially offset by decreases in other small business loans, down $30.7 million (8%) and commercial and industrial, down $11.6 million (2%). While this portfolio has been impacted by slow demand for loans in recent years, loan demand increased in 2003 in line with improving economic indicators.

Consumer Loans   The increase in the consumer portfolio was primarily due to increases in residential first mortgages, up $705.8 million (29%); indirect, up $277.5 million (14%); revolving credit secured, up $107.0 million (19%); and other unsecured consumer loans, up $30.9 million (21%), partially offset by decreases in residential junior liens, down $167.3 million (31%) and other consumer secured loans, down $56.7 million (15%). An indirect loan is a loan purchased from a retailer who arranged the loan to the consumer. During the fourth quarter of 2003, Hibernia reclassified $204.9 million of junior liens to first mortgages based on a review of the collateral securing these loans.

        Residential mortgage loans comprise half of the consumer loan portfolio. The relatively low interest rate environment resulted in $6.4 billion in mortgage loan fundings for the purchase or refinancing of homes during 2003, compared to $5.3 billion in 2002. While the Company experienced a record volume of fundings, the majority of these loans were fixed-rate mortgages and were sold with servicing retained. The Company did, however, experience an 83% increase in variable-rate mortgages, resulting in an increase in the consumer loan portfolio. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. At December 31, 2003, Hibernia serviced approximately $12.1 billion in residential mortgage loans. In addition to loans for the purchase of homes, Hibernia offers customers a broad assortment of loans secured by residential mortgages, including the Hibernia Equity PrimeLineSM, an attractively priced line of credit secured by the customer’s residence.

        During 2001, Hibernia securitized $305.2 million of its residential first mortgages through the Federal National Mortgage Association (FNMA). These portions of the consumer portfolio were securitized and classified as available for sale securities. Under recourse provisions with FNMA, the Company assumes the risk of borrower default on these loans. Reserves have been established to cover estimated losses. These transactions affect the categorization of individual line items on the balance sheet by reducing mortgage loans and increasing securities.

        During 2001, the Company securitized and sold $592.2 million of indirect auto loans from its consumer portfolio. This transaction further diversified the loan portfolio and reduced short-term borrowings.

INVESTMENT SECURITIES
        At the end of 2003, investment securities totaled $3.9 billion, an increase of $275.0 million, or 8%, from the end of 2002. Of total investment securities at December 31, 2003, 92% are debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund or trust deposits. A repurchase agreement is a transaction, primarily overnight, involving the sale of financial assets by one party to another, subject to an agreement by the seller to repurchase the assets at a specified date or in specified circumstances. Public fund deposits are monies of various governmental units of states, counties, municipalities and other public entities deposited in financial institutions. Deposits of this type as well as certain trust deposits are required by state law to be collateralized for collected balances in excess of applicable deposit insurance. The composition of the investment securities portfolio is shown in Table 2.

Securities Available for Sale   Average securities available for sale, adjusted for trade-date transactions, increased $540.8 million (18%) to $3.6 billion in 2003. This increase was partially due to purchases of securities required to collateralize certain public fund deposits and repurchase agreements. Further, as the Company continued to increase borrowings and experience higher deposit growth compared to loan growth, additional purchases of securities available for sale helped to increase income on earning assets. The securities purchased generally have relatively short average lives which exhibit limited extension risk as interest rates rise. These purchases were partially offset by the sale of $293.7 million of mortgage-backed and collateral mortgage obligation securities in June 2003 and $25.0 million of Fannie Mae preferred stock in September 2003. Average securities available for sale, adjusted for trade-date transactions, increased $259.1 million, or 9%, from 2001 to 2002.

        At December 31, 2003, the securities available for sale portfolio included $1.7 billion of adjustable-rate securities, primarily mortgage-backed securities, which are tied to a cost-of-funds index. In much the same manner as Hibernia’s cost of funds adjusts to new market rates over a period of time, the rates on these securities may not fully reflect a change in market interest rates for more than a year.

        The average repricing period of securities available for sale at December 31, 2003, was 3.0 years, down from 3.5 years at December 31, 2002. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.

Table 2 COMPOSITION OF INVESTMENT SECURITIES

December 31 ($ in millions)	2003	2002	2001

Available for sale: U.S. Treasuries	$31.2	$32.4	$37.8
U.S. government agencies:
Mortgage-backed securities	2,761.9	1,995.2	1,066.3
Bonds	765.8	1,129.6	1,740.1
Stocks	67.8	99.4	103.4
States and political subdivisions	133.3	159.2	189.6
Other	106.5	95.4	104.1

Total available for sale	3,866.5	3,511.2	3,241.3

Held to maturity: U.S. government agencies:
Mortgage-backed securities	60.2	140.5	249.9

Total held to maturity	60.2	140.5	249.9

Total investment securities	$3,926.7	$3,651.7	$3,491.2

Table 3 MATURITIES AND YIELDS OF INVESTMENT SECURITIES(1)

December 31, 2003 ($ in millions)	Due in 1 year or less			Due after 1 year through 5 years			Due after 5 years through 10 years			Due after 10 years			Total

	Amount	Yield		Amount	Yield		Amount	Yield		Amount	Yield		Amount	Yield

Available for sale:
U.S. Treasuries	$31.2	3	.08%	$--		-- %	$--		-- %	$--		-- %	$31.2	3	.08%
U.S. government agencies:
Mortgage-backed securities	0.2	6.48		52.2	5.25		990.8	3.82		1,718.7	4.46		2,761.9	4.24
Bonds	14.7	6.90		92.7	5.91		121.2	3.77		537.2	3.91		765.8	4.19
Stocks	67.8	3.56		--		--	--		--	--		--	67.8	3.56
States and political subdivisions	8.9	7.79		20.8	7.65		22.6	7.78		81.0	7.86		133.3	7.81
Other	104.5	2.68		2.0	5.30		--		--	--		--	106.5	2.73

Total available for sale	$227.3	3	.47%	$167.7	5	.91%	$1,134.6	3	.89%	$2,336.9	4	.45%	$3,866.5	4	.29%

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$--		-- %	$0.9	3	.32%	$59.3	5	.30%	$--		-- %	$60.2	5	.28%

Total held to maturity	$--		-- %	$0.9	3	.32%	$59.3	5	.30%	$--		-- %	$60.2	5	.28%

(1)Yield computations are presented on a taxable-equivalent basis using market values for securities available for sale, amortized cost for securities held to maturity and a statutory income tax rate of 35%.

Securities Held to Maturity   Hibernia’s held to maturity securities are comprised of U.S. government agency mortgage-backed securities. Average securities held to maturity totaled $96.8 million in 2003, down from $201.3 million in 2002. This decrease is due to both contractually due payments and prepayments on mortgage-backed securities.

        At December 31, 2003, the securities held to maturity portfolio included $45.7 million of adjustable-rate mortgage-backed securities which are tied to a cost-of-funds index. The average repricing period of securities held to maturity at December 31, 2003, was 1.9 years, down from 2.0 years at December 31, 2002.

        Maturities and yields of investment securities at year-end 2003 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

SHORT-TERM INVESTMENTS
        Short-term investments consist of federal funds sold, securities purchased under agreements to resell (reverse repurchase agreements) and an interest-only strip receivable resulting from the previously mentioned indirect auto loan securitization. The interest-only strip receivable is classified as a trading account asset; all other short-term investments are considered to be cash equivalents. Average short-term investments decreased $38.8 million (14%) in 2003 to $230.4 million. This decrease in average short-term investments was due in part to a $45.4 million decrease in average federal funds sold, partially offset by a $17.4 million increase in average reverse repurchase agreements. The interest-only strip totaled $3.2 million at December 31, 2003, down $5.2 million from $8.4 million at December 31, 2002. Average short-term investments increased $36.6 million (16%) in 2002 compared to 2001. This increase in short-term investments resulted from an increase in federal funds sold, partially offset by a decreased level of reverse repurchase agreements.

        At December 31, 2003 and 2002, the Company held minimal amounts of trading account assets resulting from activity in its investment banking subsidiary. Trading gains and losses on these securities are included in other noninterest income. There were no material trading gains or losses for 2003, 2002 or 2001.

MORTGAGE LOANS HELD FOR SALE
        Mortgage loans held for sale are loans that have been originated and are pending securitization or sale in the secondary market. Average mortgage loans held for sale were $421.9 million in 2003, a $24.4 million (6%) increase from $397.5 million in 2002. Average mortgage loans held for sale in 2002 increased $86.3 million (28%) from $311.2 million in 2001. As a result of continued low interest rates in 2003, the Company experienced an increase in the volume of fixed-rate mortgage loans originated as compared to the same periods in 2002 and 2001. Generally, Hibernia retains adjustable-rate mortgage loans and sells most fixed-rate mortgage loans.

        Since mortgage warehouse loans are generally held in inventory for a short period of time (30 to 60 days), there may be significant differences between average and period-end balances. At year-end 2003, mortgage loans held for sale totaled $195.2 million compared to $526.3 million and $566.9 million in 2002 and 2001, respectively.

        The mortgage pipeline at December 31, 2003 was $450.4 million, down from $862.9 million at September 30, 2003, as refinancing activity declined. That trend is expected to continue in 2004. Also, in a change of strategy, the Company is exiting correspondent mortgage lending, a move that will allow Hibernia to focus its efforts and resources on retail mortgage banking as expansion into high growth Texas markets continues. As a result, the level of mortgage loans held for sale is expected to decline in 2004.

ASSET QUALITY

        Several key measures are used to evaluate and monitor the Company’s asset quality. These measures include the level of loan delinquencies; nonaccrual loans; restructured loans; charge-offs; and foreclosed assets and excess bank-owned property, in addition to their related ratios.

        A loan’s past due or delinquency status is based on contractual terms. Table 4 details loan delinquencies and delinquencies as a percentage of their related portfolio segment and in total for each of the past five years. Loans in Table 4 are still in accrual status and are not included in nonperforming loans. Managed accruing, delinquent loans past due 30 days or more were $57.8 million, or 0.45% of total managed loans at December 31, 2003, down from $61.1 million, or 0.52% at December 31, 2002, and $71.5 million, or 0.61% at year-end 2001. These decreases evidence improvement in the quality of the portfolio and reflect a modest recovery from the slow economic conditions of the last few years. The decrease in delinquent loans in 2003 reflected a decline in delinquencies in the small business loan portfolio offset by modest increases in the commercial and consumer portfolios. Small business delinquencies decreased to 0.19% at year-end 2003, down from 0.41% at year-end 2002 and 2001. Commercial delinquencies increased to 0.07% at year-end 2003, up from 0.05% at year-end 2002, but down from 0.25% at year-end 2001. Delinquent consumer loans increased from a year ago, but declined as a percentage of the portfolio due to growth in the consumer loan portfolio. The consumer delinquencies ratio was 0.68% at year-end 2003, down from 0.75% a year ago and 0.84% at year-end 2001. The indirect automobile delinquency ratio was up slightly from the prior year but down from year-end 2001. Residential mortgage delinquency ratios decreased from both 2002 and 2001. The secured nature of these loans results in low levels of charge-offs in this portfolio. Other consumer delinquencies, which includes real estate secured revolving lines of credit, were down from both year-end 2002 and 2001, led by declines in the other secured loan portfolio. The managed consumer loan delinquency ratio decreased to 0.71% at year-end 2003, down from 0.78% at year-end 2002 and 0.87% at the end of 2001.

Table 4 LOAN DELINQUENCIES

December 31 ($ in millions)	2003	2002	2001	2000	1999

Days past due and still accruing:
30 to 89 days	$47.4	$46.9	$57.8	$69.5	$43.6
90 days or more	7.7	10.8	8.0	8.9	6.0

Total delinquencies	55.1	57.7	65.8	78.4	49.6
Securitized indirect auto delinquencies	2.7	3.4	5.7	--	--

Total managed delinquencies	$57.8	$61.1	$71.5	$78.4	$49.6

Total delinquencies as a percentage of loans:
Commercial	0.07%	0.05%	0.25%	0.33%	0.15%
Small business	0.19%	0.41%	0.41%	0.63%	0.34%
Consumer:
Residential mortgage	0.47%	0.58%	0.51%	0.55%	0.47%
Indirect	0.99%	0.93%	1.43%	1.19%	1.06%
Other Consumer	0.74%	0.90%	0.92%	1.06%	1.09%
Total Consumer	0.68%	0.75%	0.84%	0.83%	0.75%
Total held loans	0.43%	0.50%	0.59%	0.65%	0.46%
Managed consumer	0.71%	0.78%	0.87%	0.83%	0.75%
Total managed loans	0.45%	0.52%	0.61%	0.65%	0.46%

Table 5 NONPERFORMING ASSETS

($ in thousands)	2003	2002	2001	2000	1999

Nonaccrual loans:
Commercial	$ 20,113	$ 15,905	$ 28,361	$ 59,916	$ 51,620
Small business	22,994	28,668	31,448	16,005	18,329
Consumer
Residential mortgage	11,407	8,554	9,686	5,590	5,877
Other consumer	1,062	1,753	1,393	444	635

Total nonperforming loans	55,576	54,880	70,888	81,955	76,461

Foreclosed assets	11,512	5,919	5,782	4,267	7,710
Excess bank-owned property	678	902	1,482	2,586	4,197

Total nonperforming assets	$ 67,766	$ 61,701	$ 78,152	$ 88,808	$ 88,368

Reserve for loan losses	$ 213,275	$ 212,765	$ 195,766	$ 178,253	$ 156,072
Nonperforming loan ratio:
Commercial loans	0.62%	0.55%	0.96%	1.71%	1.40%
Small business loans	0.87%	1.14%	1.26%	0.67%	0.78%
Consumer loans
Residential mortgage	0.32%	0.29%	0.31%	0.17%	0.23%
Other consumer	0.03%	0.06%	0.05%	0.02%	0.03%
Total consumer	0.18%	0.17%	0.19%	0.10%	0.14%
Total loans	0.43%	0.48%	0.63%	0.68%	0.70%
Nonperforming asset ratio	0.53%	0.54%	0.69%	0.73%	0.81%
Reserve for loan losses as a
percentage of nonperforming loans	383.75%	387.69%	276.16%	217.50%	204.12%

        Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower). Commercial and small business loans are placed in nonaccrual status at 90 days past due or sooner if, in management’s opinion, there is doubt concerning full collectibility of both principal and interest. Real estate secured consumer loans are placed in nonaccrual status at 180 days past due. All other consumer loans are subject to mandatory charge-off when any payment of principal or interest is more than 120 days delinquent and are therefore not placed in nonaccrual status prior to charge-off. Nonperforming loans totaled $55.6 million at December 31, 2003, up from $54.9 million a year ago and down from $70.9 million in 2001. Total additions to nonperforming loans in 2003 were $78.2 million, up from $56.2 million in the prior year but down from $114.5 million in 2001. The modest increase in nonperforming loans was driven by increases in commercial and consumer nonperforming loans offset in part by a decline in small business nonperforming loans. Commercial nonperforming loans comprised 36% of total nonperforming loans at December 31, 2003, up from 29% a year ago but down from 40% in 2001. The majority of nonperforming consumer loans are residential mortgage loans on which no significant losses are expected. The composition of nonperforming loans, foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property, as well as certain key asset quality ratios for the past five years, are presented in Table 5.

        Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility.

        Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Specific reserves are established for impaired loans based on a review of the collectibility of the principal after considering any prior charge-offs. Loans that are considered to be impaired under SFAS No. 114 totaled $43.1 million at December 31, 2003 and $44.6 million at December 31, 2002. These amounts include $27.0 million and $32.3 million, respectively, of impaired loans for which the related reserve for loan losses was $3.4 million and $6.8 million at December 31, 2003 and 2002, respectively. The remaining impaired loans did not require specific reserves. Impaired loans are included in nonaccrual loans in Table 5.

Table 6 SUMMARY OF NONPERFORMING LOAN ACTIVITY

($ in thousands)	Commercial Real Estate	Other Commercial	Small Business	Consumer Residential Mortgages	Other Consumer	Total

Nonperforming loans at December 31, 2002	$ 1,644	$ 14,261	$ 28,668	$ 8,554	$ 1,753	$ 54,880
Additions	--	36,229	26,630	13,895	1,464	78,218
Charge-offs, gross	--	(8,103)	(10,231)	(140)	--	(18,474)
Transfers to foreclosed assets	--	(12)	(3,998)	(4,033)	--	(8,043)
Returns to performing status	--	--	(1,338)	(1,416)	--	(2,754)
Payments	--	(9,396)	(16,087)	(5,453)	(2,155)	(33,091)
Sales	(1,644)	(12,866)	(650)	--	--	(15,160)

Nonperforming loans at December 31, 2003	$ --	$ 20,113	$ 22,994	$ 11,407	$ 1,062	$ 55,576

        The amount of interest income actually recognized on nonperforming loans during 2003, 2002 and 2001 was approximately $1.0 million, $0.9 million and $0.6 million, respectively, substantially all of which related to impaired loans. The amount of interest income that would have been recorded during 2003, 2002 and 2001 if these loans had been current in accordance with their original terms was approximately $4.9 million, $5.3 million and $8.8 million, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income.

        In addition to the nonperforming loans discussed earlier, there were $20.5 million of loans at December 31, 2003, which in management’s opinion, were subject to potential future classification as nonperforming, compared to $44.2 million at December 31, 2002.

        Table 6 presents a summary of changes in nonperforming loans for 2003 by loan type (commercial real estate, other commercial, small business, consumer residential mortgages and other consumer). Loans totaling $78.2 million were added during 2003, up from $56.2 million in 2002. Commercial loans were the largest component of the additions to nonperforming loans in 2003. Additions of $36.2 million from this portfolio were up from $13.1 million in 2002 but down from $64.0 million in 2001. The majority of the additions in the prior year related to the small business loan portfolio. Total additions to nonperforming loans in 2003 were offset by charge-offs of $18.5 million and sales of $15.2 million as management decided to exit certain credits. Payments of $33.1 million also reduced nonperforming loans in 2003. Recoveries experienced on previously charged-off loans are reflected in the reserve for loan losses in Table 7 and are not a component of nonperforming loan activity.

        Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling costs, totaled $12.2 million at December 31, 2003, up from $6.8 million at December 31, 2002, and $7.3 million at December 31, 2001. The increase in the current year was driven by the reclassification of a $4.6 million energy asset to foreclosed assets in the third quarter of 2003, further discussed in the “Noninterest Expense” section of this analysis.

        Nonperforming assets as a percentage of total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 2003, the Company’s nonperforming asset ratio was 0.53%, compared to 0.54% at year-end 2002 and 0.69% at year-end 2001.

        Another measure of asset quality is the amount of net charge-offs during the year compared to average loans. As shown in Table 7, net charge-offs totaled $59.5 million in 2003, compared to $63.6 million in 2002 and $72.4 million in 2001. Net charge-offs as a percentage of average loans were 0.50% in 2003, compared to 0.56% in 2002 and 0.62% in 2001. The decrease was principally due to the small business loan portfolio which had a net charge-off ratio of 0.64% in 2003, down from 0.91% in 2002 and 0.70% in 2001. The commercial net charge-off ratio decreased to 0.19% in 2003 from 0.22% in 2002 and was down significantly from 0.76% in 2001. The commercial charge-offs in each of the last three years primarily related to shared national credits. As previously discussed, exposure to these types of credits has been significantly reduced over the past several years. Net charge-offs in both the small business and commercial loan portfolios included losses relating to the factoring portfolio, a business which the Company has exited. Losses relating to the factoring portfolio negatively affected the small business net charge-off ratio by eight basis points in 2003 and 15 basis points in 2002 and the commercial net charge-off ratio by six basis points in 2003. The consumer loan net charge-off ratio was 0.59% in 2003, virtually unchanged from 0.58% in 2002 and up modestly from 0.52% in 2001. The decrease in other consumer net charge-offs was driven by lower losses across most loan types.

Table 7 RESERVE FOR LOAN LOSSES ACTIVITY

Year Ended December 31 ($ in thousands)	2003	2002	2001

Balance at beginning of year	$ 212,765	$ 195,766	$ 178,253
Loans charged off:
Commercial	(8,285)	(9,381)	(29,982)
Small business	(20,724)	(27,244)	(21,796)
Consumer:
Residential mortgage	(3,599)	(3,073)	(2,454)
Indirect	(27,273)	(25,626)	(23,054)
Other consumer	(13,390)	(14,511)	(14,339)
Recoveries:
Commercial	2,721	3,127	6,203
Small business	4,532	4,579	4,564
Consumer:
Residential mortgage	496	519	512
Indirect	3,452	5,120	4,867
Other consumer	2,530	2,864	3,033

Net loans charged off	(59,540)	(63,626)	(72,446)
Provision for loan losses	60,050	80,625	97,250
Transfer due to securitizations	--	--	(7,291)

Balance at end of year	$ 213,275	$ 212,765	$ 195,766

Reserve for loan losses as a percentage of loans	1.66%	1.85%	1.74%
Net charge-offs as a percentage of average loans:
Commercial	0.19%	0.22%	0.76%
Small business	0.64%	0.91%	0.70%
Consumer:
Residential mortgage	0.10%	0.08%	0.06%
Indirect	1.13%	1.18%	1.06%
Other consumer	0.90%	1.03%	1.02%
Total consumer	0.59%	0.58%	0.52%
Total loans	0.50%	0.56%	0.62%

RESERVE AND PROVISION FOR LOAN LOSSES

        The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded a $60.1 million provision for loan losses in 2003, compared to $80.6 million in 2002 and $97.3 million in 2001. Table 7 presents an analysis of the activity in the reserve for loan losses for the past three years.

        The reserve for loan losses is comprised of specific reserves (assessed for each loan that is reviewed for impairment or for which a probable loss has been identified), general reserves and an unallocated reserve.

        The Company continuously evaluates its reserve for loan losses to maintain an adequate level to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan’s initial effective interest rate, the observable market value of the loan or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based on historical charge-offs, considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under-allocations of specific reserves. As a part of the evaluation of the unallocated reserve, management also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, management considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio also impact the unallocated reserve levels. The results of reviews performed by internal and external examiners are also considered.

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

        The composition of the loan portfolio reflected the previously discussed changes, which included growth in the commercial, small business and consumer portfolios. The growth in the consumer portfolio included increases in the residential mortgage and indirect portfolios. The residential mortgage portfolio was impacted by the rebound in mortgage rates in the second half of 2003 which resulted in a renewed interest in adjustable-rate mortgage loans. The majority of fixed-rate consumer mortgages are sold in the secondary market with servicing retained, while adjustable-rate mortgages are retained in the Company’s portfolio.

        The Company continued to proactively manage its exposure to credit risk in 2003, and enhanced its underwriting and portfolio monitoring processes. Reserve levels were relatively unchanged in 2003, but declined as a percentage of the total portfolio in view of current improving economic conditions, growth in the portfolio, the risk profile of the portfolio and based upon consistent application of the Company’s reserve methodology.

        The reserve coverage of net charge-offs was 358% at December 31, 2003, up from 334% in 2002 and 270% in 2001. The reserve for loan losses is established to provide for losses which are inherent in the portfolio. Therefore, a comparison of historical charge-offs to the reserve, which is a backward-looking measure, is not necessarily an appropriate measure of reserve adequacy, especially in periods where net charge-off ratios are expected to significantly increase or decrease and where there is a lag between the timing of charge-offs and recoveries. This is particularly true with respect to the last three years, since a significant portion of charge-offs in these years related to the complete disposition through sale of several large commercial credits.

        The year-end 2003 reserve of $213.3 million provided 384% coverage of nonperforming loans compared to $212.8 million with 388% coverage at year-end 2002 and $195.8 million with 276% coverage at year-end 2001. As a percentage of total loans, the reserve for loan losses was 1.66% at December 31, 2003, compared to 1.85% and 1.74% at December 31, 2002 and 2001, respectively.

        The allocation of the reserve for loan losses at December 31, 2003 is presented in Table 8.

Table 8 ALLOCATION OF RESERVE FOR LOAN LOSSES

December 31, 2003 ($ in millions)	Reserve for Loan Losses	% of Total Reserve

Commercial real estate loans	$2.7	1.3%
Other commercial loans	23.8	11.1
Small business loans	49.5	23.2
Residential mortgage loans	7.4	3.5
Indirect loans	53.2	24.9
Other consumer loans	24.1	11.3
Unallocated reserve	52.6	24.7

Total	$213.3	100.0%

        The basic assumptions and methodologies used in allocating the reserve for loan losses were relatively unchanged in 2003, however, refinements to the existing methodology continue to be made as evolving risk trends are identified. As a result, the allocation to the high-risk tier asset-based-lending portfolio was discontinued in the third quarter of 2003 as the Company had essentially exited this line of business. Allocations to the commercial portfolio decreased to $26.5 million at December 31, 2003, from $40.2 million a year ago as a result of the decrease in several portfolio segments which had been experiencing higher levels of losses over the past several years. The allocation to the small business portfolio increased from $47.9 million at December 31, 2002, to $49.5 million at December 31, 2003, reflecting higher charge-off experience in recent years. The allocation to the consumer portfolio increased from $70.2 million at December 31, 2002, to $84.7 million at December 31, 2003, primarily related to the growth in the indirect auto loan portfolio and increased charge-offs. The unallocated reserve was virtually unchanged at 25% of the total reserve in 2003 compared to 26% in 2002. These allocations reflect the loan loss methodology which weighs recent history more heavily. As a result, the allocated portion of the reserve increases in periods when charge-offs are relatively high. Management considers both the allocated and unallocated reserve levels when assessing reserve adequacy.

        Management believes the present level of the reserve for loan losses is adequate to absorb probable loan losses inherent in the portfolio considering the level and mix of the loan portfolio, the level of delinquent and nonperforming loans, the Company’s risk management strategies and current expectations with respect to economic conditions and market trends. Current forecasts for the overall U.S. economy predict a continued strengthening of economic conditions, and as a result, the reserve as a percentage of the loan portfolio is expected to decline. The Company will continue to evaluate economic trends and their impact on credit quality and provide for losses accordingly.

Funding Sources

DEPOSITS

        Deposits are the Company’s primary source of funding for earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of average deposit rates and deposit composition are presented in Tables 9 and 10, respectively.

        Average deposits totaled $13.6 billion in 2003, a $742.2 million (6%) increase from 2002. Average deposits totaled $12.9 billion in 2002, a $258.4 million (2%) increase from 2001.

        Average core deposits in 2003 totaled $11.3 billion or 83.0% of total average deposits, up $748.8 million (7%) compared to 2002. Average money market deposit accounts increased $611.8 million (24%), average noninterest-bearing deposits increased $401.9 million (16%) and average NOW accounts grew $47.5 million (14%), offset by decreases in other consumer time deposits of $222.4 million (9%) and savings of $90.0 million (3%). Contributing to the increase in average noninterest-bearing deposits was a $168.2 million increase in mortgage-related demand deposits as a result of the high level of refinancing activity. Increases in average noninterest-bearing and NOW account balances also resulted from the marketing of Hibernia’s Completely Free CheckingSM program, discussed below.

        In March 2002, Hibernia launched a high performance checking campaign, a simplified consumer-checking program that includes Hibernia’s Completely Free CheckingSM product. This program offers gifts to customers who open new personal checking accounts or refer prospects who then open new personal checking accounts. Following the successful introduction of the free checking program for consumers, Hibernia launched Completely Free Small Business CheckingSM in August of 2002. The Completely Free Small Business CheckingSM program, much like the consumer version, eliminates monthly cycle service charges, offers free gifts for new accounts and buys back unused checks and banking cards. The goal of both programs is to grow lower-cost deposits and increase revenues through cross-selling opportunities. These programs include extensive advertising and marketing that continue today. These programs continue to substantially increase the number of new account openings, with new consumer checking account openings for 2003 up 4% and new small business checking account openings for 2003 up 25% when compared to the same periods last year. The high performance checking products are anticipated to continue to grow core deposits in 2004 and beyond. In addition, in September 2003, the Company introduced free online bill pay, which is anticipated to further contribute to deposit account growth and increase deposit retention.

Table 9 AVERAGE DEPOSIT RATES

	2003	2002	2001

NOW accounts	0.71%	1.16%	2.37%
Money market deposit accounts	0.76	1.06	2.12
Savings accounts	0.72	1.25	3.07
Other consumer time deposits	2.91	3.75	5.20
Public fund certificates of deposit of $100,000 or more	1.57	2.37	4.66
Certificates of deposit of $100,000 or more	3.00	3.68	5.64
Foreign time deposits	0.98	1.50	3.56

Total interest-bearing deposits	1.48%	2.13%	3.82%

        NOW account average balances for 2003 increased $47.5 million (14%) compared to 2002 and money market average deposits were up $611.8 million (24%) in 2003 compared to 2002. NOW account average balances for 2002 were down $9.7 million (3%) compared to 2001, and money market average deposits were up $280.3 million (12%) in 2002 compared to 2001. These balances are affected by the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer’s NOW account up to a maximum of six transfers per statement cycle. The effect of the Reserve Money Manager account on average balances was $2,638.5 million in 2003, $2,105.8 million in 2002 and $1,779.3 million in 2001 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $580.2 million (24%) in 2003 compared to 2002 and $316.8 million (15%) in 2002 compared to 2001, and money market deposit account average balances were up $79.0 million (18%) in 2003 compared to 2002 and down $46.2 million (9%) in 2002 compared to 2001.

        Average core deposits in 2002 totaled $10.5 billion or 81.9% of total average deposits, up $391.1 million (4%) compared to 2001. Average NOW accounts, net of the effect of the reserve money manager account, increased $316.8 million (15%), average noninterest-bearing deposits increased $268.1 million (12%) and average savings accounts grew $107.8 million (4%), offset by a decrease in other consumer time deposits of $255.4 million (9%). Contributing to the increase in NOW and noninterest-bearing deposits was the launch of the consumer high performance checking campaign and an increase of $90.0 million in mortgage-related demand deposits.

Table 10 DEPOSIT COMPOSITION

	2003		2002		2001

($ in millions)	Average Balances	% of Deposits	Average Balances	% of Deposits	Average Balances	% of Deposits

Noninterest-bearing	$2,891.9	21.2%	$2,490.0	19.3%	$2,221.9	17.6%
NOW accounts	393.5	2.9	346.0	2.7	355.7	2.8
Money market deposit accounts	3,164.5	23.3	2,552.7	19.8	2,272.4	18.0
Savings accounts	2,532.4	18.6	2,622.4	20.4	2,514.6	20.0
Other consumer time deposits	2,307.1	17.0	2,529.5	19.7	2,784.9	22.1

Total core deposits	11,289.4	83.0	10,540.6	81.9	10,149.5	80.5

Public fund certificates of
deposit of $100,000 or more	838.2	6.2	884.7	6.9	830.8	6.6
Certificates of deposit of
$100,000 or more	904.2	6.6	881.2	6.8	1,044.7	8.3
Foreign time deposits	577.1	4.2	560.2	4.4	583.3	4.6

Total deposits	$13,608.9	100.0%	$12,866.7	100.0%	$12,608.3	100.0%

        Average noncore deposits decreased $6.6 million from 2002 to $2,319.5 million in 2003. This decrease was due to competitive pricing in the market on public fund certificates of deposit. Average public fund certificates of deposit of $100,000 or more decreased $46.5 million (5%). Average other large-denomination certificates of deposit increased $23.0 million (3%), and foreign deposits increased $16.9 million (3%).

        Average noncore deposits decreased $132.7 million (5%) from 2001 to $2,326.1 million in 2002. Average public fund certificates of deposit of $100,000 or more increased $53.9 million (6%). Average other large-denomination certificates of deposit decreased $163.5 million (16%) and foreign deposits decreased $23.1 million (4%). The decrease in large denomination consumer time deposits was the result of competitive pricing in the market and the movement of longer-term deposit funds into more liquid deposit products as interest rates continued to fall in 2002.

        Deposits at December 31, 2003, totaled $14.2 billion, up $678.5 million (5%) from December 31, 2002.

BORROWINGS

        Average borrowings — which include federal funds purchased; securities sold under agreements to repurchase (repurchase agreements); treasury, tax and loan accounts; and Federal Home Loan Bank (FHLB) advances — increased $268.2 million (16%) from 2002 to $1.9 billion in 2003.

        Average federal funds purchased and treasury, tax and loan borrowings were $171.9 million during 2003, an increase of $96.6 million (128%) from 2002. Fluctuations in federal funds purchased stem from differences in the timing of growth in the loan portfolio and growth of other funding sources (deposits, proceeds from maturing and sold securities, and FHLB advances). Average repurchase agreements decreased $12.6 million (2%) in 2003 from 2002. This decline is the result of decreased customer demand for repurchase agreements due to the lower rate environment. For additional information on short-term borrowings, see Note 10 of the “Notes to Consolidated Financial Statements.”

        The Company’s FHLB advances totaled $1.1 billion at December 31, 2003, and are comprised of various advances from the Federal Home Loan Bank of Dallas. The average rate on FHLB advances during 2003 was 6.12%, compared to 5.12% during 2002. During 2003, FHLB advances totaling $100 million and $200 million were funded in January and June, respectively. These advances were offset by the prepayment of a $300 million advance late in September 2003, which negatively impacted the average rate on FHLB advances in 2003 by 169 basis points.

        The FHLB may demand payment of $400 million in callable advances at quarterly intervals. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate.

        Of the $1.1 billion in FHLB advances outstanding at December 31, 2003, $700 million accrues interest at variable rates. In 2001 and 2002, Hibernia instituted hedges against the effect of rising interest rates on a portion of its variable rate debt by entering into interest rate swap agreements. These interest rate swap agreements enable Hibernia to receive quarterly variable rate (LIBOR) payments and pay fixed rates. The maturities of these interest rate swap agreements match the maturities of the underlying debt. The Company had interest rate swap agreements outstanding with notional amounts of $400 million and $700 million at December 31, 2003 and 2002, respectively. The estimated negative fair value of these interest rate swap agreements totaled $2.4 million and $36.4 million at December 31, 2003 and 2002, respectively, and are recorded on the balance sheet as liabilities, with the corresponding offset, net of income taxes, recorded in other comprehensive income. Net settlements on the swap agreements are accrued monthly and effectively convert the hedged FHLB advances from variable to fixed rates.

        In September 2003, Hibernia prepaid a five-year $300 million variable-rate FHLB advance which originated in September 2000, and terminated the related interest rate swap agreement. The total cost associated with the prepayment of the FHLB advance and the termination of the related swap was $20.7 million. Although these transactions increased interest expense and negatively impacted the net interest margin, this action is expected to reduce interest expense in the future based on management’s current assumptions about interest rates.

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

        The objective of Hibernia’s interest rate risk policy is to limit the change in after-tax net interest income, from an immediate and sustained change in interest rates of 200 basis points, compared to a flat rate scenario, to 15% of projected 12-month net income. Based on the results of the simulation models at December 31, 2003, the Company would expect a decrease in after-tax net interest income of $1.5 million from a 200-basis-point increase in interest rates. In the event of a 50-basis-point decrease in interest rates (utilized in place of a 200-basis-point-drop scenario due to the low interest rate environment), the Company would expect after-tax net interest income to decrease by $10.6 million. Results of both scenarios are within the limits of Hibernia’s policy, although there is no assurance that actual results would be the same as the model. In addition, the Company projects an increase in after-tax net interest income of $3.0 million and a decrease of $13.3 million if interest rates gradually rise or decline, respectively, by 100 basis points over the next year. The projected decline in net interest income in the 50-basis-point decrease and the gradual decline simulations reflect the limited flexibility to reduce rates further on interest-bearing deposits in the current low interest rate environment.

        Based on the results of the simulation models at December 31, 2002, the Company would have expected an increase in after-tax net interest income of $7.1 million in the event of a 200-basis-point increase in interest rates, and a decrease in after-tax net interest income of $32.0 million in the event of a 100-basis-point decrease in interest rates (utilized in place of a 200-basis-point-drop scenario due to the low interest rate environment). Results of both scenarios were within the limits of Hibernia’s policy. In addition, the Company projected an increase in after-tax net interest income of $1.3 million and a decrease of $1.8 million if interest rates gradually increased or decreased, respectively, by 100 basis points over the next year.

Table 11 INTEREST RATE SENSITIVITY AND GAP ANALYSIS

December 31, 2003 ($ in thousands)	1-30 Days	31-60 Days	61-90 Days	91-365 Days	1 Year - 5 Years	Over 5 Years and Non- Sensitive	Total

Earning assets:
Loans	$4,455,920	$912,996	$873,662	$2,585,562	$3,676,589	$378,257	$12,882,986
Securities available for sale(1)	3,806,540	--	--	--	--	--	3,806,540
Securities held to maturity	5,707	4,339	3,852	21,371	20,587	4,353	60,209
Mortgage loans held for sale	195,177	--	--	--	--	--	195,177
Other earning assets	262,404	--	--	--	--	--	262,404

Total earning assets	8,725,748	917,335	877,514	2,606,933	3,697,176	382,610	17,207,316

Funding sources:
NOW accounts	409,329	--	--	--	--	--	409,329
Money market deposit accounts	3,795,820	--	--	--	--	--	3,795,820
Savings accounts	2,509,174	--	--	--	--	--	2,509,174
Foreign deposits	703,183	--	--	--	--	--	703,183
Other interest-bearing deposits	1,410,470	298,241	270,928	1,203,575	654,063	77,094	3,914,371
Short-term borrowings	1,280,802	--	--	--	--	--	1,280,802
Federal Home Loan Bank advances	400,031	31	600,030	277	101,443	--	1,101,812
Noninterest-bearing sources	--	--	--	--	--	3,492,825	3,492,825

Total funding sources	10,508,809	298,272	870,958	1,203,852	755,506	3,569,919	17,207,316

Repricing/maturity gap:
Period	$(1,783,061)	$619,063	$6,556	$1,403,081	$2,941,670	$(3,187,309)
Cumulative	$(1,783,061)	$(1,163,998)	$(1,157,442)	$245,639	$3,187,309	$--

Gap/total earning assets:
Period	(10.4)%	3.6%	--%	8.2%	17.1%	(18.5)%
Cumulative	(10.4)%	(6.8)%	(6.8)%	1.4%	18.5%

(1)Excludes trade-date securities transactions.

        Table 11 presents Hibernia’s interest rate sensitivity position at December 31, 2003. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

        Although the Gap analysis indicates the Company is liability-sensitive (repricing of interest-bearing liabilities exceeds repricing of interest-earning assets) for the 1-30 days category, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 49% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, Hibernia’s deposit products include certain certificates of deposit that give customers an opportunity to adjust rates. As of December 31, 2003, these deposits totaled $632.6 million, of which approximately $28.4 million had been repriced. Of the remaining $604.2 million, $581.0 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

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

        The level of interest rates also affects the prepayment assumptions used in the valuation of mortgage servicing rights. As an indication of the sensitivity of the fair value of mortgage servicing rights, at December 31, 2003, an immediate 10% and 25% adverse change in the prepayment speed assumptions would decrease after-tax net income by $3.8 million and $8.6 million, respectively. At December 31, 2003, an immediate 10% and 25% adverse change in the discount rate assumptions would decrease after-tax net income by $2.2 million and $5.4 million, respectively. At December 31, 2002, an immediate 10% and 25% adverse change in prepayment speed assumptions would decrease after-tax net income by $3.4 million and $8.1 million, respectively; and an immediate 10% and 25% adverse change in discount rates would decrease after-tax net income by $1.6 million and $3.8 million, respectively. These sensitivities are hypothetical and should be used with caution. The effect of a variation in a particular assumption on the fair value of mortgage servicing rights is calculated without changing any other assumptions; in actuality, changes of one factor may result in changes in another, which could magnify or counteract the sensitivities.

        On a limited basis, the Company has entered into interest rate and foreign exchange rate swaps, forward and option contracts, and forward sales contracts to hedge interest rate or foreign exchange rate risk on specific assets and liabilities on behalf of itself and for customers.

        The Company enters into forward sales contracts relating to its mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (as well as anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. The Company designates a portion of these forward sales contracts relating to mortgage loans held for sale as fair value hedges. Forward sales contracts designated as fair value hedges had notional values of $141.3 million and $451.4 million at December 31, 2003 and 2002, respectively, with estimated negative fair values of $2.5 million and $8.2 million at December 31, 2003 and 2002, respectively. The related hedged mortgage loans held for sale had principal balances of $141.3 million and $451.4 million at December 31, 2003 and 2002, respectively, and were increased by positive changes in fair value of $2.5 million and $8.2 million at December 31, 2003 and 2002, respectively, resulting in no impact on earnings related to the hedges. The forward sales contracts relating to interest rate lock commitments are not designated as hedges and are adjusted to fair value through income. At December 31, 2003, interest rate lock commitments had notional amounts that totaled $189.1 million with a positive fair value of $2.0 million, and the related forward sales contracts had notional amounts that totaled $189.1 million with a negative fair value of $1.8 million. At December 31, 2002, interest rate lock commitments had notional amounts that totaled $559.3 million with a positive fair value of $6.8 million, and the related forward sales contracts had notional amounts that totaled $559.3 million with a negative fair value of $6.1 million.

        Derivative financial instruments are also held or issued by the Company to provide customers the ability to manage their own interest rate sensitivity. Matched positions are established to minimize risk to the Company. The notional value of customer-related derivative financial instruments not designated as hedges totaled $2.1 billion at December 31, 2003, with positive fair values of $32.3 million and negative fair values of $27.7 million. Notional amounts at December 31, 2002 totaled $1.9 billion, with positive fair values of $44.0 million and negative fair values of $40.3 million.

        Hibernia holds foreign exchange rate forward contracts that had notional amounts totaling $7.7 million and $6.5 million at December 31, 2003 and 2002, respectively, which minimize the Company’s exchange rate risk on loans to be repaid in foreign currencies.

        The interest rate swap agreements discussed in “Borrowings” were entered into by the Company to hedge against the effect of rising interest rates on portions of its variable rate FHLB advances. Hibernia receives quarterly variable-rate (LIBOR) payments and pays fixed rates under the interest rate swap agreements. The notional amount of these interest rate swap agreements was $400 million at December 31, 2003 and $700 million at December 31, 2002. The estimated negative fair value of derivative financial instruments designated as cash flow hedges totaled $2.4 million and $36.4 million at December 31, 2003 and 2002, respectively.

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
• volume, amount of noninterest-bearing funds supporting earning assets; and
• interest rate environment.

        The net interest margin is comprised of the net interest spread, which measures the difference between the average yield earned on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds supporting earning assets (primarily demand deposits and shareholders’ equity). The net interest margin is impacted not only by the level of noninterest-bearing liabilities supporting earning assets, but also by the value of these funds in relation to the interest rate environment. Hibernia’s noninterest-bearing funds ratio was 22.32% in 2003, compared to 20.89% in 2002 and 18.64% in 2001. Table 12 details the components of the net interest margin for the past five years.

        The net interest margin of 4.16% in 2003 compares to 4.68% in 2002 and 4.41% in 2001. The decrease in the net interest margin in 2003 reflects the continued low interest rate environment, which resulted in downward repricing of loans, increased prepayments on mortgage-backed securities along with higher levels of premium amortization, and the replacement of securities maturing and sold with lower-yielding instruments. In addition, the rates on interest-bearing deposits have limited downward movement since many have already reached their floor. The prepayment of the FHLB advance and the related interest rate swap termination, previously discussed, also negatively impacted the 2003 margin by 13 basis points.

Table 12 NET INTEREST MARGIN (taxable-equivalent)

	2003	2002	2001	2000	1999

Yield on earning assets	5.63%	6.54%	7.64%	8.33%	7.83%
Rate on interest-bearing liabilities	1.89	2.35	3.97	4.99	4.24

Net interest spread	3.74	4.19	3.67	3.34	3.59
Contribution of noninterest-bearing funds	0.42	0.49	0.74	0.87	0.79

Net interest margin	4.16%	4.68%	4.41%	4.21%	4.38%

Noninterest-bearing funds supporting earning assets	22.32%	20.89%	18.64%	17.56%	18.55%

        The net interest margin of 4.68% in 2002 compares to 4.41% in 2001. The increase in the net interest margin in 2002 reflected the benefits derived from the lower rate environment, steeper yield curve, an increase in broad-based low-cost deposit funding and accelerated downward repricing of liabilities in comparison to assets. The yield on average interest-earning assets declined 110 basis points while the rate on average interest-bearing liabilities declined 162 basis points for 2002 compared to 2001.

        The Company expects the 2004 net interest margin to be comparable to the fourth quarter 2003 level of 4.27%, as presented in Table 23 in the "Fourth Quarter Results" section of this analysis.

Results of Operations

        The Company earned $258.3 million, or $1.67 per common share, in 2003. In 2002, net income was $249.9 million, or $1.59 per common share, and 2001 net income was $218.8 million, or $1.37 per common share. Net income per common share — assuming dilution was $1.64 in 2003, compared to $1.56 and $1.35 for 2002 and 2001, respectively.

        Effective January 1, 2002, with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company applied accounting rules that eliminated amortization of goodwill. Net income adjusted to exclude goodwill amortization, net of taxes, for 2001 was $230.3 million. On that same basis, net income per common share and net income per common share — assuming dilution for 2001 was $1.45 and $1.42, respectively.

        Operating results increased in 2003 due to a $49.1 million increase in noninterest income (which includes a $6.5 million decrease in net securities losses) and a $20.6 million decrease in the provision for loan losses compared to 2002. These positive effects on operations were partially offset by a $34.9 million decrease in taxable-equivalent net interest income and a $22.7 million increase in noninterest expense.

Table 13 INTEREST-EARNING ASSET COMPOSITION

(Percentage of average balances)	2003	2002	2001	2000	1999

Commercial loans	17.9%	18.7%	20.5%	24.5%	28.4%
Small business loans	15.6	16.4	16.1	16.0	16.4
Consumer loans	39.7	39.0	39.4	37.5	32.0

Total loans	73.2	74.1	76.0	78.0	76.8

Securities available for sale	22.2	20.2	18.4	18.2	20.1
Securities held to maturity	0.6	1.3	2.1	2.4	0.2

Total securities	22.8	21.5	20.5	20.6	20.3

Short-term investments	1.4	1.8	1.5	0.8	1.7
Mortgage loans held for sale	2.6	2.6	2.0	0.6	1.2

Total interest-earning assets	100.0%	100.0%	100.0%	100.0%	100.0%

Table 14 CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME(1)

	2003 Compared to 2002			2002 Compared to 2001

	Increase (Decrease) Due to Change In:

($ in thousands)	Volume	Rate	Total	Volume	Rate	Total

Taxable-equivalent interest earned on:
Commercial loans	$3,555	$(23,824)	$(20,269)	$(19,114)	$(56,798)	$(75,912)
Small business loans	3,646	(22,992)	(19,346)	3,058	(38,486)	(35,428)
Consumer loans	38,077	(52,073)	(13,996)	(8,079)	(39,729)	(47,808)

Loans	45,278	(98,889)	(53,611)	(24,135)	(135,013)	(159,148)

Securities available for sale	26,097	(39,511)	(13,414)	14,993	(22,687)	(7,694)
Securities held to maturity	(5,664)	(704)	(6,368)	(6,670)	(894)	(7,564)

Securities	20,433	(40,215)	(19,782)	8,323	(23,581)	(15,258)

Short-term investments	(797)	(1,937)	(2,734)	1,259	(4,127)	(2,868)
Mortgage loans held for sale	1,413	(3,446)	(2,033)	5,320	(1,726)	3,594

Total	66,327	(144,487)	(78,160)	(9,233)	(164,447)	(173,680)

Interest paid on:
NOW accounts	496	(1,703)	(1,207)	(224)	(4,200)	(4,424)
Money market deposit accounts	5,662	(8,868)	(3,206)	5,345	(26,245)	(20,900)
Savings accounts	(1,086)	(13,226)	(14,312)	3,176	(47,672)	(44,496)
Other consumer time deposits	(7,816)	(19,836)	(27,652)	(12,363)	(37,550)	(49,913)
Public fund certificates of
deposit of $100,000 or more	(1,054)	(6,777)	(7,831)	2,369	(20,092)	(17,723)
Certificates of deposit
of $100,000 or more	828	(6,192)	(5,364)	(8,226)	(18,246)	(26,472)
Foreign time deposits	247	(2,997)	(2,750)	(791)	(11,532)	(12,323)
Federal funds purchased	1,066	(430)	636	(8,920)	(7,912)	(16,832)
Repurchase agreements	(177)	(3,127)	(3,304)	(1,202)	(11,793)	(12,995)
Federal Home Loan Bank advances	10,305	11,380	21,685	(3,932)	(1,862)	(5,794)

Total	8,471	(51,776)	(43,305)	(24,768)	(187,104)	(211,872)

Taxable-equivalent net interest income	$57,856	$(92,711)	$(34,855)	$15,535	$22,657	$38,192

(1)Change due to mix (both volume and rate) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.

        The increase in 2002 from 2001 was due to increases in taxable-equivalent net interest income of $38.2 million, a $16.6 million decrease in the provision for loan losses and a $6.9 million increase in noninterest income (which includes a $4.4 million increase in net securities losses). Partially offsetting these positive effects was a $17.5 million increase in noninterest expense.

NET INTEREST INCOME

        Taxable-equivalent net interest income, based on the statutory tax rate of 35%, decreased $34.9 million, or 5%, to $677.6 million in 2003 from $712.4 million in 2002. Taxable-equivalent net interest income in 2001 was $674.2 million. Included in interest expense for 2003 is $20.7 million in charges related to the prepayment of a $300 million FHLB advance and termination of the related interest rate swap, discussed further in the “Borrowings” section of this analysis. Taxable-equivalent net interest income decreased in 2003 compared to 2002 as a result of yields on interest-earning assets decreasing more than funding costs on interest-bearing liabilities. The average yield on earning assets declined 91 basis points while the average rate paid on interest-bearing liabilities decreased 46 basis points. The decrease in the Company’s earning asset yield was the result of the continued downward repricing of loan yields; increased prepayments on mortgage-backed securities along with higher levels of premium amortization; and the decreasing yield on the investment portfolio, as higher-rate securities paid down, matured or were sold and replaced by lower-yielding securities in the current low interest rate environment. The FHLB transactions, mentioned previously, increased the average rate on interest-bearing liabilities 16 basis points for the year. In addition, the rates paid on certain interest-bearing deposit products have limited ability to be repriced downward since many have already reached rate floors. The increase in taxable-equivalent net interest income in 2002 as compared to 2001 was due to the change in the mix of funding sources and the impact from declining interest rates resulting in funding costs decreasing faster than earning asset yields.

        As indicated in Table 14, the change in volume increased taxable-equivalent net interest income in 2003 by $57.9 million from 2002. A $66.3 million increase in taxable-equivalent interest income due to growth in earning assets was partially offset by an $8.5 million increase in interest expense from an increase in the volume of interest-bearing liabilities. As interest rates declined in 2003, taxable-equivalent net interest income decreased $92.7 million. Taxable-equivalent interest income on earning assets decreased $144.5 million reflecting decreases in earning asset yields. Interest expense decreased $51.8 million due to decreases in the rates paid on interest-bearing deposits, the maturity of some high-rate interest-bearing products, and the previously mentioned FHLB transactions.

        For 2002 compared to 2001, the change in net volume increased taxable-equivalent net interest income by $15.5 million. A $9.2 million decrease in taxable-equivalent interest income due to a decrease in earning assets was offset by a $24.8 million decrease in interest expense from the lower volume of interest-bearing liabilities. As interest rates declined in 2002, taxable-equivalent net interest income increased $22.7 million. Taxable-equivalent interest income on earning assets decreased $164.4 million due to decreases in yields. Interest expense decreased $187.1 million due to decreases in the rates paid on interest-bearing deposits and the maturity of some high-rate interest-bearing products.

Table 15 NONINTEREST INCOME

				Percent Increase (Decrease)

($ in thousands)	2003	2002	2001	2003 over 2002		2002 over 2001

Service charges on deposits	$ 157,748	$ 138,857	$ 117,265	13	.6%	18	.4%
Card-related fees	47,923	39,949	32,521	20.0		22.8
Mortgage Banking:
Mortgage loan origination and servicing fees	38,205	35,485	29,366	7.7		20.8
Amortization of mortgage servicing rights	(44,438)	(28,771)	(14,293)	54.5		101.3
Provision for temporary impairment of
mortgage servicing rights	(18,500)	(23,199)	(12,301)	(20.3)		88.6
Gain on sales of mortgage loans	51,239	27,987	21,073	83.1		32.8

Total mortgage banking	26,506	11,502	23,845	130.4		(51.8)

Retail investment fees	27,241	30,488	27,953	(10.7)		9.1
Trust fees	23,520	24,394	25,851	(3.6)		(5.6)
Insurance	18,181	16,137	13,338	12.7		21.0
Investment banking	12,460	15,033	13,355	(17.1)		12.6
Other service, collection and exchange charges	19,933	20,769	18,776	(4.0)		10.6
Other operating income:
Gain on indirect auto loan securitization	--	--	11,417	-	-	(100.0)
Mortgage loan derivative income	(412)	230	423	(279.1)		(45.6)
Derivative income from interest rate contracts	2,492	1,982	3,043	25.7		(34.9)
Other income	21,302	14,947	15,158	42.5		(1.4)

Total other operating income	23,382	17,159	30,041	36.3		(42.9)

Securities gains (losses), net	(6,811)	(13,353)	(8,921)	49.0		(49.7)

Total noninterest income	$ 350,083	$ 300,935	$ 294,024	16	.3%	2	.4%

NONINTEREST INCOME

        Noninterest income totaled $350.1 million in 2003 compared to $300.9 million in 2002 and $294.0 million in 2001. Noninterest income was up $49.1 million (16%) in 2003 compared to 2002 and $6.9 million (2%) in 2002 compared to 2001.

        The major categories contributing to the 2003 increase in noninterest income were the service charges on deposits, up $18.9 million; mortgage banking up $15.0 million; card-related fees, up $8.0 million; securities losses, down $6.5 million; other operating income, up $6.2 million; and insurance, up $2.0 million. These increases were partially offset by declines in retail investment fees, down $3.2 million; investment banking income of $2.6 million; trust fees, down $0.9 million; and other service collection and exchange charges of $0.8 million.

        Service charges on deposits increased $18.9 million (14%) from 2002 to $157.7 million in 2003. This change was the result of growth in transaction-based fees due to an increased number of accounts resulting from the high performance checking campaigns launched in 2002 and increased account related fee revenue due to other revenue initiatives implemented in the past year. Fees from treasury management products and services also increased compared to the prior year. These increases were partially offset by declines in fees as a result of new deposit products featuring no service charges.

        Card-related fees were $47.9 million in 2003, up $8.0 million (20%) compared to 2002. This increase resulted from fees generated by Hibernia’s debit and credit cards due to increased activity and annual card fees from the consumer and small business high performance checking products launched in 2002. Debit card fees from retailers increased, despite the settlement of a national lawsuit in August 2003 which lowered the transaction fees the Company receives on debit card transactions.

        Effective in the first quarter of 2003, mortgage loan origination and servicing fees, gain on sales of mortgage loans, amortization of mortgage servicing rights and the provision for temporary impairment of mortgage servicing rights are listed collectively in noninterest income under “mortgage banking.” In previous financial statements, amortization of mortgage servicing rights and the provision for temporary impairment of mortgage servicing rights were classified in “amortization of other intangibles” in noninterest expense. The reclassification is consistent with industry practice and did not affect net income. Prior periods have been reclassified to conform to the new presentation.

        Total mortgage banking increased $15.0 million (130%) to $26.5 million for 2003 as compared to $11.5 million in 2002.

        Mortgage loan origination and servicing fees increased $2.7 million (8%) to $38.2 million in 2003, compared to $35.5 million in 2002. The increase in these mortgage fees resulted from increased mortgage activity due to favorable interest rates during 2003. Hibernia closed and funded $6.4 billion in residential first mortgages in 2003, compared to $5.3 billion in 2002. The volume of mortgage loans serviced for third parties increased to $10.2 billion at December 31, 2003, compared to $9.0 billion at December 31, 2002.

        Amortization of mortgage servicing rights, a non-cash expense, increased $15.7 million (54%) to $44.4 million in 2003, compared to $28.8 million for 2002. The increase is the result of an increased volume of mortgage loans serviced as well as shorter expected lives of the loans serviced. In 2003, the Company recorded net provision for temporary impairment expense of $18.5 million as compared to $23.2 million in 2002. These non-cash provisions are due to changes in the actual and expected speeds of mortgage loan prepayments resulting from the fluctuating interest rate environment. In 2003, the Company reclassified $25.9 million of mortgage servicing rights impairment from temporary to other-than-temporary, which reduced the impairment reserve and the gross mortgage servicing rights balance with no effect to the net mortgage servicing rights asset. At December 31, 2003, the impairment reserve totaled $31.1 million, compared to $38.5 million at December 31, 2002. Future increases in interest rates and/or slower-than-expected prepayment speeds could result in a reversal of the temporary impairment reserve. Conversely, future decreases in interest rates and/or faster-than-expected prepayment speeds could necessitate an increase in the temporary impairment reserve and could result in additional other-than-temporary impairment.

        Amortization of mortgage servicing rights and the provision for temporary impairment of mortgage servicing rights are calculated using the present value of expected future cash flows. This cash flow analysis is performed using various assumptions including estimated future prepayment speeds, discount rates and servicing costs. The Company uses national prepayment speed assumptions and adjusts these assumptions to approximate actual prepayment behavior of its own portfolio based on information obtained from an independent third party. Actual results may vary from these assumptions. Table 16 provides selected third party mortgage servicing portfolio data at December 31, 2003 and 2002.

Table 16 THIRD PARTY MORTGAGE SERVICING PORTFOLIO DATA

December 31 ($ in thousands)	2003		2002

Third party servicing portfolio	$ 10,224,051		$ 8,971,247
Weighted average annual note rate	6.04%		6.80%
Capitalized mortgage servicing rights, net	$ 118,334		$ 114,403
Mortgage servicing rights as a percentage of servicing portfolio	1.16%		1.28%
Average annual servicing fee (basis points)	27.3		28.0
Mortgage servicing rights as a multiple of average annual servicing fee	4.24	x	4.55	x
Weighted average annual constant prepayment rate	15.5%		26.0%
Weighted average annual discount rate	9.2%		9.3%
Weighted average life (months)	72		44

Table 17 STRATIFICATION OF MORTGAGE SERVICING RIGHTS

December 31, 2003 ($ in thousands)

Loan type	Rate Band	Gross Book Value	Impairment Reserve	Net Book Value	Estimated Fair Value	Weighted Average Life (months)	Weighted Average Annual Constant Prepayment Rate

Adjustable	All loans	$1,076	$(307)	$769	$769	39	26.6%
Conventional	Below 5.25%	19,984	--	19,984	23,843	102	9.7%
Conventional	5.25% to 6.74%	88,127	(18,295)	69,832	69,832	75	15.1%
Conventional	6.75% to 8.24%	23,790	(9,552)	14,238	14,238	36	28.5%
Conventional	8.25% and higher	400	(92)	308	308	27	32.0%
Governmental	Below 5.25%	357	--	357	536	131	8.0%
Governmental	5.25% to 6.74%	7,467	--	7,467	8,138	86	13.6%
Governmental	6.75% to 8.24%	7,715	(2,736)	4,979	4,979	39	26.3%
Governmental	8.25% and higher	539	(139)	400	400	33	29.1%

		$149,455	$(31,121)	$118,334	$123,043	72	15.5%

        In measuring the impairment of mortgage servicing rights, loans in Hibernia’s servicing portfolio are grouped in tranches stratified on the basis of certain risk characteristics, including loan type, rate type (fixed vs. adjustable) and interest rate. Impairment is measured by estimating the fair value of each tranche. An impairment allowance for a tranche is recorded when, and in the amount by which, its fair value is less than its carrying value. Table 17 details the stratification of mortgage servicing rights, including the related prepayment speed assumptions, at December 31, 2003.

        Table 18 presents a sensitivity analysis of the fair value of mortgage servicing rights of a hypothetical immediate 10% and 25% adverse change in selected key assumptions. These sensitivities are theoretical and should be used with caution. Changes in fair value based on a given variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Additionally, the effect of a variation in a particular assumption on the fair value of mortgage servicing rights is calculated without changing any other assumptions; in actuality, changes of one factor may result in changes in another which could magnify or counteract the sensitivities.

Table 18 SENSITIVITY ANALYSIS OF MORTGAGE SERVICING RIGHTS

December 31 ($ in thousands)	2003	2002

Fair value of mortgage servicing rights	$123,043	$114,520
Weighted average life (months)	72	44
Weighted average annual constant prepayment rate assumption	15.5%	26.0%
Weighted average annual discount rate	9.2%	9.3%
Impact on fair value of 10% adverse change in prepayment rate assumptions	$(5,801)	$(5,249)
Impact on fair value of 25% adverse change in prepayment rate assumptions	$(13,288)	$(12,397)
Impact on fair value of 10% adverse change in discount rate assumptions	$(3,446)	$(2,445)
Impact on fair value of 25% adverse change in discount rate assumptions	$(8,282)	$(5,907)

        Gain on sales of mortgage loans increased $23.3 million (83%) in 2003 compared to 2002. This increase was primarily due to the continued low interest rate environment, resulting in an increased volume of fixed-rate loans. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans, while retaining the associated servicing rights. In addition, during 2003, the Company recorded a $5.3 million gain on the sale of $137.8 million of portfolio mortgage loans.

        Retail investment fees were $27.2 million in 2003, down $3.2 million (11%) from 2002. The decrease was due to market conditions which resulted in a reduction in the sales of fixed annuities, mutual funds and discount brokerage services. These decreases were partially offset by increased sales of variable rate annuities.

        Trust fees were $23.5 million in 2003, down $0.9 million (4%) compared to 2002. The decrease was due to fluctuations in stock market indices which directly affect trust account values and the associated asset management fees. To remain competitive in the marketplace, certain trust fees were also reduced in 2003.

        Hibernia National Bank manages mutual funds and, through a wholly-owned subsidiary, acts as a broker in providing access to mutual funds and variable annuities, but does not underwrite annuities. Through an insurance subsidiary of Hibernia Corporation, the Company also provides access to fixed annuities. Income from the sale and servicing of mutual funds and annuities totaled $25.9 million, a decrease of $3.1 million for 2003, compared to $29.0 million in 2002. These commissions and fees are included in retail investment and trust fees, discussed earlier.

        Insurance fees were $18.2 million in 2003, up $2.0 million (13%) from 2002. This increase was due to increased property and casualty commission income, as well as higher life and health commission income.

        Investment banking fees, which include brokerage commission income, contributed $12.5 million to noninterest income in 2003, down $2.6 million (17%) from 2002. The decrease was due to lower levels of commission income and decreased investment banking transactions in 2003, partially offset by an increase in corporate underwriting bond income of $1.6 million for the year.

        Other operating income increased $6.2 million (36%) to $23.4 million in 2003, compared to $17.2 million in 2002. This increase is due to a $6.2 million gain from the sale of Hibernia’s interest in a company formed to originate, sell and service loans under Fannie Mae’s delegated underwriting and servicing (DUS) lender program.

        Net securities losses totaled $6.8 million in 2003, compared to $13.4 million in 2002. The net securities losses in 2003 are primarily due to securities losses of $12.2 million from the writedown for other-than-temporary impairment of Fannie Mae preferred stock held in the investment securities portfolio and $5.4 million of losses associated with the sale of $25.0 million of Fannie Mae preferred stock, partially offset by gains of $9.9 million related to the sale of $293.7 million in mortgage-backed and collateral mortgage obligation securities. The net securities losses in 2002 were due to the writedown for other-than-temporary impairment of certain private equity investments.

        The Company’s private equity investments are valued at current fair value as determined by management. In establishing these values, management considers, among other factors, the cost of the investment to the Company, developments since the acquisition of the investment, the financial condition and operating results of the investee, the long-term potential of the business of the investee, the quoted price of securities that are publicly traded, recent arm’s-length transactions involving similar securities, and expected initial public offering prices. On investments for which there is no public market, the Company, in making its valuations, relies on financial data of the investees and, in many instances, on information from the Board of Directors and management of the investee companies as to the potential effect of future developments. Because of the inherent uncertainty in these valuations, those estimated fair values may differ significantly from the values that would have been derived had a ready market for the portfolio securities existed.

        The private equity portfolio totaled $7.0 million and $22.3 million at December 31, 2003 and 2002, respectively. During the third quarter of 2003, Hibernia reclassified an energy asset totaling $14.2 million that had been part of the Company’s private equity portfolio to “other foreclosed assets,” and designated it as “held for sale,” which resulted in a $9.6 million valuation adjustment and added $4.6 million to nonperforming assets.

        While the Company does not plan any new private equity investments, there will be instances when additional funding of existing investments is required. The Company has current commitments for existing private equity investments totaling $4.7 million. For the years ended December 31, 2003 and 2002, the Company funded $3.3 million and $7.7 million, respectively, to these existing private equity investments.

        The major categories contributing to the increase in noninterest income in 2002 compared to 2001 were service charges on deposits, up $21.6 million; card-related fees, up $7.4 million; insurance fees, up $2.8 million; and retail investment fees, up $2.5 million; other service collection and exchange charges, up $2.0 million; investment banking, up $1.7 million; offset by decreases in other operating income, down $12.9 million (primarily due to $11.4 million gain on indirect auto loan securitization in 2001); mortgage banking, down $12.3 million (primarily due to a $10.9 million increase in the provision for temporary impairment of mortgage servicing rights) and an increase in securities losses, up $4.4 million.

        The Company expects high single digit growth in noninterest income in 2004 absent the effect of the Coastal merger. Mortgage refinancing activity is expected to continue to decline and, in a change of strategy, the Company will exit mortgage correspondent lending in 2004. This is expected to allow the Company to focus its efforts and resources on retail mortgage banking, as the Company continues to expand in Texas markets. As a result, the Company expects a decline in mortgage revenues. This projection does not include any addition to or reversal of mortgage servicing impairment, although either of these may occur.

NONINTEREST EXPENSE

        Noninterest expense totaled $564.4 million in 2003 compared to $541.7 million in 2002 and $524.2 million in 2001.

        Noninterest expense increased $22.7 million (4%) in 2003 compared to 2002. The major categories contributing to the increase in noninterest expense were foreclosed property expense, up $8.8 million; staff costs, up $6.9 million; other expense, up $3.6 million; occupancy and equipment expense, up $2.4 million; card-related processing expense, up $1.9 million; data processing expense, up $1.4 million; and advertising and promotional expense, up $1.2 million, offset by a $1.8 million decrease in professional fees.

        Staff costs increased $6.9 million in 2003 compared to 2002. The increase compared to the prior year was due to $5.2 million in expenses associated with a workforce reduction announced in the second quarter of 2003; a $3.0 million increase in salaries, primarily due to wage increases; and a $0.5 million increase in incentives. These increases were partially offset by a $1.1 million decrease in ESOP compensation expense and a $0.4 million decrease in other compensation related expenses.

        Occupancy and equipment expenses increased $2.4 million (4%) to $70.7 million in 2003. The increase in 2003 was due to increased depreciation and utility expenses.

        Data processing costs increased $1.4 million (4%) to $35.9 million in 2003, due to increased software maintenance expenses in 2003.

        Advertising and promotional expenses were up $1.2 million (6%) in 2003, due to increased marketing expenses associated with the promotion of high performance checking products and increased advertising in the Texas markets.

Table 19 NONINTEREST EXPENSE

				Percent Increase (Decrease)

($ in thousands)	2003	2002	2001	2003 over 2002		2002 over 2001

Salaries	$ 248,602	$ 242,323	$ 233,445	2	.6%	3	.8%
Benefits	47,525	46,941	44,063	1.2		6.5

Total staff costs	296,127	289,264	277,508	2.4		4.2

Occupancy, net	37,815	36,983	37,747	2.2		(2.0)
Equipment	32,842	31,238	31,356	5.1		(0.4)

Total occupancy and equipment	70,657	68,221	69,103	3.6		(1.3)

Data processing	35,922	34,560	31,427	3.9		10.0
Advertising and promotional expenses	23,710	22,471	15,877	5.5		41.5
Foreclosed property expense, net	9,867	1,088	887	806.9		22.7
Amortization of goodwill	--	--	12,668	--		(100.0)
Amortization of other intangibles	5,055	5,940	7,342	(14.9)		(19.1)
State taxes on equity	16,237	15,875	14,652	2.3		8.3
Loan collection expense	9,451	10,222	8,850	(7.5)		15.5
Telecommunications	9,005	9,345	9,220	(3.6)		1.4
Card-related processing expense	8,836	6,914	5,922	27.8		16.8
Postage	8,229	7,838	7,940	5.0		(1.3)
Stationery and supplies	7,875	8,394	8,098	(6.2)		3.7
Professional fees	7,674	9,518	7,398	(19.4)		28.7
Regulatory expense	4,254	4,156	4,244	2.4		(2.1)
Other	51,484	47,921	43,059	7.4		11.3

Total noninterest expense	$ 564,383	$ 541,727	$ 524,195	4	.2%	3	.3%

Efficiency ratio(1)	54.56%	52.76%	53.64%

Adjusted efficiency ratio(2)	54.56%	52.76%	52.35%

(1)Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).
(2) Excludes amortization of goodwill.

        Foreclosed property expense increased $8.8 million (807%) to $9.9 million in 2003. This increase is due to the writedown of an energy asset reclassified from private equity investments to other foreclosed assets, which is designated as held for sale, resulting in a $9.6 million valuation adjustment.

        Card-related processing expense increased $1.9 million (28%) to $8.8 million in 2003. The increase was due to higher debit card and ATM processing expenses in 2003 due to increased transactions.

        Professional fees decreased $1.8 million (19%) to $7.7 million in 2003. The decrease in professional fees was due to a contingency fee associated with certain revenue enhancement initiatives and higher consulting fees related to high performance checking products in 2002.

        Other noninterest expense increased $3.6 million (7%) to $51.5 million in 2003. This increase is due to higher NSF/overdraft charge-offs, increased insurance premiums, higher loan closing costs and an increase in fraud losses.

        Noninterest expense increased $17.5 million (3%) in 2002 compared to 2001. The major categories contributing to the increase were staff costs, up $11.8 million; advertising and promotional expenses, up $6.6 million; other expenses, up $4.9 million; data processing, up $3.1 million; and professional fees, up $2.1 million. These increases were partially offset by a $12.7 million decrease in amortization of goodwill in 2002 due to a change in accounting principle, discussed earlier.

        The Company’s efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is one measure of the success of efforts to control costs and generate income efficiently. The efficiency ratio for 2003 was 54.56%, compared to 52.76% in 2002 and 53.64% in 2001. The 2001 adjusted efficiency ratio, which excludes the impact of the amortization of goodwill, was 52.35%. The efficiency ratio for 2003 was negatively impacted by expenses of $20.7 million associated with the FHLB transactions, a net provision for the reserve for temporary impairment of mortgage servicing rights of $18.5 million, a valuation adjustment of $9.6 million on an energy asset and charges totaling $6.1 million relating to a workforce reduction, partially offset by a gain on sale of portfolio mortgage loans of $5.3 million. As discussed earlier, effective in the first quarter of 2003, amortization of mortgage servicing rights and the provision for temporary impairment of mortgage servicing rights were reclassified from noninterest expense to noninterest income. While the reclassification of prior periods did not affect income, it did have a positive effect on the efficiency ratio.

        Hibernia implemented expense initiatives designed to reduce spending levels across the Company beginning in the second quarter of 2003. First among these initiatives was a company-wide reduction in workforce. In addition, other cost saving measures have been implemented targeting employee-related expenses, marketing, hardware and software, and many other expenses.

        The Company expects noninterest expense growth in 2004 to be in the high single digits, without the effect of the Coastal merger. This expense growth includes increased expenses due to the Texas de novo branch expansion.

INCOME TAXES

        The Company recorded a $138.1 million provision for income taxes in 2003, compared to $133.0 million in 2002 and $118.5 million in 2001. The Company’s effective tax rates for 2003, 2002 and 2001 were 34.8%, 34.7% and 35.1%, respectively. The 2003 and 2002 effective tax rates declined compared to 2001 primarily due to the elimination of non-deductible goodwill expense as a result of the adoption of a new accounting standard in 2002, discussed earlier.

        Hibernia National Bank is subject to a Louisiana shareholders’ tax based partly on income. The income portion is reported as state income tax. In addition, certain other subsidiaries of the Company are subject to Louisiana state income tax. The Texas operations of the Bank and certain other subsidiaries of the Company are also subject to Texas franchise tax.

SEGMENT RESULTS

        The Company’s segment information is presented by line of business. Each line of business provides various products and services to groups of customers who share certain characteristics. The reportable operating segments are Consumer, Small Business, Commercial, Investments and Public Funds, and Other. The Consumer segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage, and life and health insurance. The Small Business and Commercial segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, treasury management, investment banking, property and casualty insurance and private equity investments. The Small Business segment provides products and services to mid-size and smaller business entities and the Commercial segment provides products and services to larger business entities. The Investments and Public Funds segment includes the management of public entity deposits and provides the treasury function for the Company by managing the investment portfolio, interest rate risk, and liquidity and funding positions. The provision for temporary impairment of mortgage servicing rights, primarily a function of interest rate risk, is also included in this segment. The Other segment includes the areas of support services and facilities management as well as income and expense items considered to be unusual. Segment net income for the years ended 2003, 2002 and 2001 is presented in Table 20.

        Net income for the Consumer segment was $177.6 million in 2003, up $46.8 million (36%) from $130.8 million for 2002. The increase in the Consumer segment net income is due to increases in the retail banking and mortgage areas. The retail banking area benefited from growth in transaction-based fees related to increased number of accounts from the high performance checking products and other revenue initiatives. The increase in the mortgage area was due to the increased volume of mortgage loans originated due to the favorable rate environment. The Small Business segment net income was up $5.2 million (11%) to $50.6 million for 2003 from $45.4 million in 2002. The Commercial segment net income increased $19.5 million (65%) from $30.2 million in 2002 to $49.7 million in 2003. The increases in the Small Business and Commercial segments were due in part to reductions in the provision for loan losses resulting from improved asset quality. The Commercial segment also improved as a result of a $6.2 million gain on the sale of an interest in a Fannie Mae DUS lender, increases in treasury management as well as fewer losses on private equity investments in 2003 compared to 2002. The Investments and Public Funds segment net loss was $8.9 million for 2003, down $51.7 million (121%) from net income of $42.8 million for 2002. The decrease in net income for this segment is due to a decline in net interest income as the Company experienced margin compression in 2003 resulting from the low interest rate environment. Net losses in the other segment increased $11.1 million to $14.2 million in 2003 from $3.1 million in 2002. This segment was negatively impacted by the $20.7 million of charges related to the prepayment of a $300 million FHLB advance and termination of the related interest rate swap, discussed earlier, and $6.1 million of charges related to the reduction in force announced in the second quarter of 2003.

        In 2002, the Consumer segment net income increased $18.3 million (16%) to $130.8 million, from $112.5 million in 2001. The increase in the Consumer segment net income is primarily due to increases in the mortgage and retail banking areas. The mortgage area benefited from the lower interest rate environment. The retail banking area benefited from growth in transaction-based fees related to the new high performance checking campaign. The Small Business segment net income was $45.4 million in 2002, up $3.6 million (9%) from $41.8 million in 2001. The increase in the Small Business segment was primarily due to an increase in noninterest income from treasury management products and service charges on deposits. The Commercial segment net income increased from $24.1 million in 2001 to $30.2 million in 2002. The increase in the Commercial segment was due to a reduction in the provision for loan losses resulting from improved asset quality. The Investment and Public Funds segment net income was $42.8 million in 2002, down $0.8 million (2%) from the 2001 level of $43.5 million. The Other segment net losses totaled $3.1 million in 2002, a decrease of $1.5 million from the 2001 loss of $4.6 million.

Table 20 SEGMENT RESULTS

($ in thousands)	2003	2002	2001

Consumer	$ 177,565	$ 130,755	$ 112,492
Small Business	50,567	45,402	41,800
Commercial	49,707	30,186	24,128
Investments and
Public Funds	(8,904)	42,762	43,536
Other	(14,164)	(3,067)	(4,576)

Segment Total	254,771	246,038	217,380
Reconciling items (1)	3,565	3,819	1,418

Total net income	$ 258,336	$ 249,857	$ 218,798

(1) For a discussion of reconciling items refer to Note 29 of the “Notes to the Consolidated Financial Statements.”

Capital

        Capital represents shareholder ownership in the Company — the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserve for loan losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital, and retention of earnings.

        Dividends of $.63 per share were declared on the Company’s common stock in 2003, representing an 11% increase over the $.57 per common share declared in 2002. Hibernia’s common dividend payout ratio (common dividends declared per share divided by net income per common share) was 37.7% in 2003, 35.9% in 2002 and 38.7% in 2001. The Company continues to evaluate its dividend payout policy as part of its capital management. Hibernia’s future dividend payout ratio is targeted between 35% and 45%, although the payout target is subject to change and the dividend payments are at the discretion of its Board of Directors and subject to regulatory requirements.

Table 21 CAPITAL

($ in millions)		2003	2002	2001	2000	1999

Risk-based capital:	Tier 1	$1,534.1	$1,412.3	$1,307.7	$1,230.7	$1,203.2
	Total	$1,717.1	$1,580.0	$1,469.3	$1,389.8	$1,350.7

Assets:	Quarterly average assets(1)	$17,740.1	$16,715.3	$16,062.9	$16,089.3	$14,833.7
	Net risk-adjusted assets	$14,609.0	$13,367.1	$12,894.7	$12,706.5	$11,788.6

Ratios:	Tier 1 risk-based capital	10.50%	10.57%	10.14%	9.69%	10.21%
	Total risk-based capital	11.75%	11.82%	11.39%	10.94%	11.46%
	Leverage	8.65%	8.45%	8.14%	7.65%	8.11% %

(1)Excluding the adjustment for accumulated other comprehensive income and other disallowed assets.

        Shareholders’ equity totaled $1,777.5 million at the end of 2003, compared to $1,680.9 million at the end of 2002 and $1,559.8 million at the end of 2001. The $96.6 million (6%) increase in 2003 was primarily due to earnings totaling $258.3 million and the issuance of $26.0 million of common stock. These increases were partially offset by the payment of $97.5 million in dividends on common stock, the acquisition of $87.6 million of treasury stock (most of which was purchased under buyback programs) and a $12.6 million decline in accumulated other comprehensive income.

        During 2003, the Company repurchased approximately 4.5 million shares of its common stock at a cumulative weighted average price of $19.65 per share under common stock repurchase plans authorized by the Board of Directors. At December 31, 2003, approximately 1.8 million shares remained authorized for repurchase under a plan announced in July 2003 that allowed for the repurchase of up to 3.5 million shares of the Company’s common stock until July 2004.

        The $121.1 million (8%) increase in 2002 compared to 2001 was primarily due to earnings totaling $249.9 million, the issuance of $35.8 million of common stock, a net tax benefit related to stock option plans and the ESOP of $12.7 million and a $12.1 million change in accumulated other comprehensive income. These increases were partially offset by the acquisition of $107.0 million of treasury stock, most of which was purchased under buyback programs, and payment of $89.4 million in dividends on common stock.

        Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 11.75% at year-end 2003, 11.82% at year-end 2002 and 11.39% at year-end 2001. Leverage ratios were 8.65%, 8.45% and 8.14% at year-end 2003, 2002 and 2001, respectively. Table 21 shows the calculation of capital ratios for the Company for the past five years. The Company expects its leverage ratio to decline in 2004 to between 7% and 8% following the completion of the Coastal merger.

        The most recent notifications from the Office of the Comptroller of the Currency categorized Hibernia National Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. At December 31, 2003, the Bank’s Tier 1, total risk-based and leverage ratios were 9.47%, 10.72% and 7.80%, respectively.

Off-Balance Sheet Arrangements and Contractual Obligations

        In the normal course of business, the Company enters into a number of financial commitments. Commitments to extend credit (loan commitments) are legally binding, conditional agreements having fixed expiration or termination dates and specific interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements. At December 31, 2003, commitments to extend credit totaled $3.6 billion, compared to $3.1 billion a year ago.

        The Company also issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. At December 31, 2003, standby letters of credit had expiration dates through 2010. Collateral requirements are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company’s loss reserves. Management does not anticipate any material losses related to these instruments. Letters of credit and financial guarantees totaled $562.7 million and $456.0 million at December 31, 2003 and 2002, respectively.

        Additional information regarding commitments and letters of credit can be found in Note 24 of the “Notes to Consolidated Financial Statements.”

        In June 2001, the Company sold fixed-rate indirect automobile loans totaling $592.2 million in a securitization transaction. Under the terms of the transaction, the Company receives annual servicing fees of approximately one percent of the outstanding balance of the automobile loans and retains the rights to future cash flows remaining after the investors in the securitization trust have received their contractual return. The investors have no recourse to the Company’s other assets beyond a cash reserve account in the event of failure of debtors to pay when due. The Company’s retained interests are subordinate to the investors’ interests. The value of the retained interests is subject to credit and prepayment risks on the transferred financial assets. At December 31, 2003 and 2002, the outstanding principal balance of the securitized automobile loans totaled $111.1 million and $245.7 million, respectively. The retained interests totaled $31.9 million at December 31, 2003, and consisted of $3.2 million of an interest-only strip receivable, included in trading account assets, and $28.7 million of securitization proceeds receivable, included in other assets.

        From 1999 through 2001, the Company securitized and retained portions of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA). The loans were reclassified to investment securities, which resulted in the retention of 100% of the interests in the securitizations. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses. Individual securities from these securitizations have been sold from the available for sale portfolio and control over the assets were surrendered. For securities that were sold, the remaining interest consists only of the servicing rights asset and the recourse provision. Investment securities resulting from mortgage loan securitizations had carrying values of $69.1 million at December 31, 2003. At December 31, 2003, the balance of these securitized loans, which are serviced by the Bank, totaled $115.9 million and the recourse reserve, included in other liabilities, totaled $0.5 million.

        Table 22 presents the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date, at December 31, 2003. The payment amounts represent those amounts that are contractually due to the recipient as of December 31, 2003, for time deposits, Federal Home Loan Bank (FHLB) advances and operating leases. These amounts do not include interest that may accrue over the periods presented. The contractual amount was estimated for the purchase obligation for Coastal Bancorp, Inc.

Table 22 CONTRACTUAL OBLIGATIONS

	Payments Due By Period

December 31, 2003 ($ in thousands)	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years

Time deposits	$ 4,617,554	$ 3,291,406	$ 560,980	$ 688,074	$ 77,094
Federal Home Loan Bank advances	1,101,812	500,369	200,995	400,448	--
Operating leases	75,560	15,908	27,065	19,611	12,976
Purchase obligation for Coastal Bancorp, Inc.	230,000	230,000	--	--	--

Total	$ 6,024,926	$ 4,037,683	$ 789,040	$ 1,108,133	$ 90,070

        Time deposits are included in Table 22 based on contractual maturities. Contractual maturities presented in the table are not necessarily an indication of cash obligations as customers often automatically renew their time deposits or may withdraw the funds prior to maturity. For further discussion of time deposits see the “Deposits” section of this analysis and Note 9 in the “Notes to Consolidated Financial Statements.”

        The Company’s FHLB advances totaled $1.1 billion at December 31, 2003, and are comprised of various advances from the Federal Home Loan Bank of Dallas. FHLB advances consist of both callable and long-term advances totaling $400.0 million and $701.8 million, respectively, at December 31, 2003. Additional information regarding rates and terms of the various FHLB advances is included in the “Borrowings” section of this discussion and Note 11 of the “Notes to Consolidated Financial Statements.”

        The Company leases its headquarters, operations center and certain other office space, premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of these leases have escalation clauses and renewal options ranging from one to 50 years. Required payments under facilities leases totaled $72.7 million while required payments attributable to equipment leases totaled $2.9 million at December 31, 2003. Additional information regarding leases can be found in Note 18 of the “Notes to Consolidated Financial Statements.”

        In December 2003, the Company signed a definitive merger agreement with Coastal Bancorp, Inc. Under the terms of the agreement, Hibernia would purchase all of the outstanding common stock and options of Coastal for approximately $230 million in cash in or near the second quarter of 2004. The merger is pending certain regulatory approvals and the approval of Coastal shareholders.

        The Company also has various other contracts with vendors that were entered into in the ordinary course of business and are not included in Table 22. Payments under these contracts are included in the operating expenses of the Company.

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

        Core deposits that are maintained at competitive rates are the Company’s primary source of liquidity. Core deposits totaled $11.7 billion at year-end 2003, up $645.8 million (6%) from $11.1 billion a year earlier. This increase is the result of Hibernia’s extensive branch network, aided by the promotion of the high performance deposit products, discussed earlier. Management expects the volume of core deposits to further increase as a result of the continued promotion of these products and the Company’s strategic expansion into Texas markets. In addition, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits which are part of a customer’s relationship. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination certificates of deposit were additional sources of liquidity during the year.

        Hibernia’s loan-to-deposit ratio at year-end 2003 increased to 91.0% from 85.2% at year-end 2002 and 86.8% at year-end 2001. The increase from the last two years is due to the significant growth in loans, which outpaced increases in the deposit base.

        Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (including large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 17.4% of Hibernia’s earning assets were funded by net large liabilities (total liabilities less short-term investments) at year-end 2003, down 51 basis points from the prior-year level of 17.9%.

        Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company’s current liquidity needs. Additional sources of liquidity available to the Company include the ability to issue brokered certificates of deposit and the ability to sell or securitize a substantial portion of the Company’s $3.2 billion residential first mortgage portfolio and $2.2 billion indirect consumer portfolio. The Company also had federal funds lines of credit totaling $2.2 billion at December 31, 2003, and its membership in the FHLB which provided an additional line totaling $1.6 billion to further augment liquidity by providing a readily accessible source of funds at competitive rates. In the beginning of 2004, the FHLB line of credit was increased to a total of $1.9 billion. Outstanding borrowings under these facilities totaled $1.7 billion at December 31, 2003.

        Hibernia Corporation (the “Parent Company”) requires liquidity to fund operating expenses and investments and to pay dividends. At December 31, 2003, the Parent Company had $134.0 million in available funds. During 2003, the Parent Company received $195.3 million in dividends from its subsidiaries. The issuance of common stock during 2003 provided the Parent Company with $26.0 million of additional funds. The Parent Company paid $97.5 million in dividends to common shareholders and repurchased $87.6 million in common stock during 2003.

        In accordance with the definitive merger agreement with Coastal, the Parent Company will purchase all of the outstanding stock and options of Coastal for approximately $230.0 million. The merger is pending the approval of regulators and Coastal shareholders, and is expected to be completed in or near the second quarter of 2004. The Parent Company plans to fund this transaction through approximately $100.0 million in debt at the Parent Company level, with the remaining balance funded through available cash and bank dividends.

        The payment of dividends by the Bank to the Parent Company is restricted by various regulatory limitations. In 2004, the Bank would have available to pay dividends to the Parent Company, without prior approval of the Office of the Comptroller of the Currency, approximately $165.4 million plus net retained profits earned in 2004 prior to the dividend declaration date.

        The Consolidated Statements of Cash Flows can be used to assess the Company’s ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net decrease in cash and cash equivalents in 2003 of $146.1 million. Net cash used by investing activities totaled $2.1 billion, resulting from a net increase in loans of $1.5 billion, net purchases of securities totaling $615.2 million and purchases of premises, equipment and other assets of $84.7 million. These activities were partially offset by cash provided from financing activities of $1.2 billion, resulting from an increase in short-term borrowings of $705.4 million and an increase in deposits of $678.5 million, partially offset by the payment of dividends of $97.5 million and the repurchase of common stock of $87.6 million. Net cash provided by operating activities totaled $766.1 million after adjusting 2003 net income for non-cash and other operating items.

        Cash and cash equivalents increased $405.0 million in 2002. Net cash provided by operating activities totaled $508.4 million after adjusting 2002 net income for non-cash and other operating items. These activities were partially offset by net cash used in investing activities of $352.5 million, primarily resulting from a net increase in loans of $307.5 million, and purchases of premises, equipment and other assets of $87.0 million. Cash provided by financing activities totaled $249.1 million, resulting from the increase in deposits of $527.9 million and a net increase in FHLB advances of $59.3 million, partially offset by the decrease in short-term borrowings of $177.3 million, the repurchase of common stock of $107.0 million and the payment of dividends of $89.4 million.

        Cash and cash equivalents decreased $121.6 million in 2001. Cash used in financing activities totaled $461.9 million, primarily due to a decrease in short-term borrowings of $557.8 million, cash paid for dividends of $88.7 million and the repurchase of common stock of $87.0 million, partially offset by increased deposits of $260.4 million. Net cash used in operating activities totaled $83.1 million after adjusting 2001 net income for non-cash and other operating items. These activities were partially offset by net cash provided from investing activities of $423.3 million, primarily resulting from a net reduction in loans of $507.2 million, offset by the purchase of premises, equipment and other assets of $74.3 million.

Quarterly Consolidated Summary of Income and Selected Financial Data (1)

HIBERNIA CORPORATION AND SUBSIDIARIES	2003				2002

($ in thousands, except per-share data)	Fourth	Third	Second	First	Fourth	Third	Second	First

Interest income	$225,074	$222,987	$231,486	$230,758	$240,679	$252,682	$247,494	$246,239
Interest expense	49,638	73,218	57,669	59,027	64,256	70,517	72,763	75,321

Net interest income	175,436	149,769	173,817	171,731	176,423	182,165	174,731	170,918
Provision for loan losses	13,300	16,000	13,000	17,750	15,000	18,125	20,000	27,500

Net interest income after
provision for loan losses	162,136	133,769	160,817	153,981	161,423	164,040	154,731	143,418

Noninterest income:
Noninterest income	90,570	127,386	66,469	72,469	78,945	68,999	83,337	83,007
Securities gains (losses), net	(12,152)	(4,859)	10,191	9	(1,983)	(1,399)	(6,563)	(3,408)

Noninterest income	78,418	122,527	76,660	72,478	76,962	67,600	76,774	79,599
Noninterest expense	131,605	149,852	142,763	140,163	138,726	135,812	135,445	131,744

Income before income taxes	108,949	106,444	94,714	86,296	99,659	95,828	96,060	91,273
Income tax expense	37,456	37,182	33,333	30,096	34,729	32,672	33,525	32,037

Net income	$71,493	$69,262	$61,381	$56,200	$64,930	$63,156	$62,535	$59,236

Per common share information: (2)
Net income	$0.47	$0.45	$0.40	$0.36	$0.42	$0.40	$0.40	$0.38
Net income - assuming dilution	$0.46	$0.44	$0.39	$0.36	$0.41	$0.40	$0.39	$0.37
Cash dividends declared	$0.18	$0.15	$0.15	$0.15	$0.15	$0.14	$0.14	$0.14
Average shares outstanding (000s)	153,669	154,070	154,875	155,410	155,762	156,337	157,548	157,610
Average shares outstanding - assuming dilution (000s)	156,572	156,540	156,857	157,416	158,053	159,208	160,570	160,989
Dividend payout ratio	38.30%	33.33%	37.50%	41.67%	35.71%	35.00%	35.00%	36.84%

Selected quarter-end balances (in millions)
Loans	$12,883.0	$12,226.3	$11,852.0	$11,550.0	$11,492.2	$11,418.4	$11,345.5	$11,080.3
Deposits	$14,159.5	$13,542.7	$13,700.9	$13,796.5	$13,481.0	$13,072.1	$12,781.5	$12,772.0
Federal Home Loan Bank advances	$1,101.8	$1,101.9	$1,402.0	$1,202.1	$1,102.2	$1,002.4	$1,042.6	$1,042.8
Equity	$1,777.5	$1,726.9	$1,713.6	$1,704.4	$1,680.9	$1,647.9	$1,614.4	$1,585.4
Total assets	$18,560.4	$17,565.4	$17,920.4	$17,652.2	$17,392.7	$16,633.2	$16,285.7	$16,373.2

Selected average balances (in millions)
Loans	$12,513.8	$11,974.5	$11,686.9	$11,472.7	$11,393.5	$11,379.3	$11,189.1	$11,133.8
Deposits	$13,655.4	$13,710.3	$13,663.1	$13,402.9	$13,115.1	$12,808.5	$12,834.6	$12,704.7
Federal Home Loan Bank advances	$1,101.8	$1,385.6	$1,215.2	$1,193.3	$1,033.8	$1,040.7	$1,042.7	$1,042.8
Equity	$1,735.7	$1,697.3	$1,722.0	$1,698.5	$1,658.1	$1,629.1	$1,602.7	$1,586.0
Total assets	$17,979.3	$17,918.8	$17,661.9	$17,460.4	$16,983.4	$16,454.7	$16,423.4	$16,377.7

Selected ratios
Net interest margin (taxable-equivalent)	4.27%	3.65%	4.32%	4.42%	4.60%	4.82%	4.66%	4.63%
Annualized return on assets	1.59%	1.55%	1.39%	1.29%	1.53%	1.54%	1.52%	1.45%
Annualized return on equity	16.48%	16.32%	14.26%	13.24%	15.66%	15.51%	15.61%	14.94%
Efficiency ratio	49.18%	53.74%	59.00%	56.97%	53.91%	53.65%	52.07%	51.44%
Average equity/average assets	9.65%	9.47%	9.75%	9.73%	9.76%	9.90%	9.76%	9.68%
Tier 1 risk-based capital ratio	10.50%	10.52%	10.35%	10.56%	10.57%	10.67%	10.61%	10.64%
Total risk-based capital ratio	11.75%	11.78%	11.60%	11.82%	11.82%	11.92%	11.87%	11.90%
Leverage ratio	8.65%	8.32%	8.39%	8.34%	8.45%	8.50%	8.37%	8.34%

(1)The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.
(2)For a discussion of net income per common share computations refer to Note 21 of the “Notes to Consolidated Financial Statements.”

Fourth Quarter Results

        Hibernia reported net income of $71.5 million in the fourth quarter of 2003, compared to $64.9 million in the fourth quarter of 2002 and $69.3 million in the third quarter of 2003. Net income per common share was $.47 in the fourth quarter of 2003, compared to $.42 and $.45 in the fourth quarter of 2002 and the third quarter of 2003, respectively. Fourth-quarter 2003 net income per common share — assuming dilution was $.46 compared to $.41 and $.44 for the fourth quarter of 2002 and the third quarter of 2003, respectively.

        Average earning assets totaled $16.5 billion in the fourth quarter of 2003, a $1.1 billion increase from the fourth quarter of 2002. The increase from the fourth quarter of 2002 was due to increases in average loans of $1.1 billion and average securities, adjusted for trade date transactions, of $417.8 million, partially offset by decreases in average mortgage loans held for sale of $301.8 million and average short-term investments of $185.1 million. The increase in average loans from the same period last year is due to growth in all portfolios as economic conditions have improved. The increase in average securities was due to increased purchases to collateralize certain public fund deposits and repurchase agreements, and reflects the investment of excess funds from deposits and other borrowings. Average earning assets were down $32.8 million in the fourth quarter of 2003 compared to the prior quarter. This decrease is due to decreases in average mortgage loans held for sale of $271.8 million; average short-term investments of $194.7 million; and average securities, net of trade-date transactions, of $105.6 million; partially offset by an increase in average loans of $539.3 million, primarily in the consumer portfolio.

        Average deposits increased $540.3 million (4%) to $13.7 billion in the fourth quarter of 2003 from $13.1 billion in the fourth quarter of 2002. Average deposits were down $54.9 million from the third quarter of 2003. Average short-term borrowings in the fourth quarter of 2003 increased $412.0 million compared to the fourth quarter of 2002 and $274.5 compared to the third quarter of 2003. Average FHLB advances increased $68.0 million compared to fourth-quarter 2002 and $283.8 million compared to third-quarter 2003.

        Net interest income, on a taxable-equivalent basis, totaled $177.0 million in the fourth quarter of 2003, compared to $178.4 million in the fourth quarter of 2002 and $151.5 million in the third quarter of 2003. The increase in net interest income in the fourth quarter of 2003 compared to the fourth quarter of 2002 was the result of yields on interest-earning assets decreasing more than the rates on interest-bearing liabilities, partially offset by an increased volume of earning assets. The increase in net interest income as compared to the third quarter of 2003 is due to a charge to interest expense totaling $20.7 million related to the prepayment of a $300 million FHLB advance and termination of the related interest rate swap in the third quarter of 2003, discussed earlier.

        The net interest margin of 4.27% for the fourth quarter of 2003 decreased 33 basis points from the fourth quarter of 2002. An 87 basis-point decrease in loan yields and an 83 basis-point decrease in securities yields led to the 78 basis-point decrease in the yield on earning assets. The rate on interest-bearing liabilities decreased 59 basis points, and the contribution of noninterest-bearing funds decreased 14 basis points compared to the fourth quarter of 2002.

        The net interest margin of 4.27% for the fourth quarter of 2003 increased 62 basis points from 3.65% in the third quarter of 2003. The increase in the margin was primarily the result of the $20.7 million charge related to the FHLB transactions in the third quarter of 2003, discussed earlier. The effect of this charge resulted in a decrease in the third-quarter 2003 net interest margin of 50 basis points. Table 23 illustrates the components of the net interest margin for the last eight quarters.

Table 23 NET INTEREST MARGIN (taxable-equivalent)

	2003				2002

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Yield on earning assets	5.47%	5.41%	5.74%	5.93%	6.25%	6.66%	6.58%	6.66%
Rate on interest-bearing
liabilities	1.53	2.29	1.83	1.93	2.12	2.33	2.41	2.53

Net interest spread	3.94	3.12	3.91	4.00	4.13	4.33	4.17	4.13
Contribution of noninterest-
bearing funds	0.33	0.53	0.41	0.42	0.47	0.49	0.49	0.50

Net interest margin	4.27%	3.65%	4.32%	4.42%	4.60%	4.82%	4.66%	4.63%

Noninterest-bearing funds
supporting earning assets	21.92%	23.17%	22.58%	21.56%	22.24%	21.09%	20.36%	19.82%

        The Company recorded a $13.3 million provision for loan losses in the fourth quarter of 2003 compared to $16.0 million in the prior quarter and $15.0 million in the comparable period a year ago. Net charge-offs were $13.3 million in the fourth quarter of 2003, down from $15.9 million in the prior quarter and $14.6 million in the fourth quarter of 2002.

        Noninterest income was $78.4 million, up $1.5 million (2%) from the fourth quarter of 2002 and down $44.1 million (36%) from the third quarter of 2003. Significant changes in noninterest income from fourth quarter 2002 include increased securities losses of $10.2 million, of which $12.2 million is due to the writedown of Fannie Mae preferred stock; a $6.2 million gain on the sale of Hibernia’s interest in a Fannie Mae DUS lender; an increase of $5.4 million in service charges on deposits due to increased number of deposit accounts and the implementation of revenue incentives in the past year; and a $2.7 million decrease in mortgage banking income. Mortgage banking income decreased $43.4 million in the fourth quarter of 2003, compared to the third quarter of 2003, resulting from the reversal of $27.5 million of temporary impairment of mortgage servicing rights (compared to a $3.5 million provision expense for temporary impairment in the fourth quarter of 2003) and higher gains on sales of mortgage loans in the third quarter of 2003.

        Noninterest expense of $131.6 million in the fourth quarter of 2003 was $7.1 million (5%) lower than $138.7 million in the fourth quarter of 2002 and $18.2 million (12%) lower than $149.9 million in the third quarter of 2003. The decrease compared to the fourth quarter 2002 is the result of the reversal of a portion of the medical insurance reserve in the fourth quarter of 2003 and lower incentives, primarily in the mortgage banking. Also contributing to the decrease when compared to the previous quarter was a $9.6 million expense due to the writedown of an energy asset in the third quarter of 2003.

        The Company’s efficiency ratio was 49.18% in the fourth quarter of 2003 compared to 53.9% and 53.7% in the fourth quarter of 2002 and the third quarter of 2003, respectively.

        Statements in this report that are not historical facts should be considered forward-looking statements with respect to Hibernia. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, prepayment speeds, servicing costs, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary policy, anticipated expense levels, changes in laws and regulations, the level of success of the Company’s asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, unexpected costs or issues in its expansion or acquisition plans and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements and could impact Hibernia’s ability to achieve the goals described in its mission statement. Hibernia undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

GRAPHIC DESCRIPTION	CROSS REFERENCE/FINANCIAL INFORMATION
Average Earning Assets Bar Graph	See Consolidated Average Balances, Interest and Rates
Total Deposits Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data
Noninterest Interest Income Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data
Annual Common Dividends Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data
Total Shareholders' Equity Bar Graph	See Five-Year Consolidated Summmary of Income and Selected Financial Data

Report of Independent Auditors

The Board of Directors and Shareholders
Hibernia Corporation

We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ Ernst & Young, LLP
New Orleans, Louisiana
January 15, 2004

Consolidated Balance Sheets

HIBERNIA CORPORATION AND SUBSIDIARIES
December 31 ($ in thousands)	2003	2002

Assets
Cash and cash equivalents	$ 957,611	$ 1,103,694
Trading account assets	3,853	8,561
Securities available for sale	3,866,470	3,511,153
Securities held to maturity (estimated fair value of $61,633 and $146,369
at December 31, 2003 and 2002, respectively)	60,209	140,525
Mortgage loans held for sale	195,177	526,288
Loans, net of unearned income	12,882,986	11,492,212
Reserve for loan losses	(213,275)	(212,765)

Loans, net	12,669,711	11,279,447

Premises and equipment	217,399	209,974
Customers' acceptance liability	131	--
Goodwill	209,114	209,114
Other intangible assets	130,996	131,915
Other assets	249,771	271,990

Total assets	$ 18,560,442	$ 17,392,661

Liabilities
Deposits:
Noninterest-bearing	$ 2,827,642	$ 2,867,307
Interest-bearing	11,331,877	10,613,715

Total deposits	14,159,519	13,481,022

Short-term borrowings	1,280,802	575,448
Liability on acceptances	131	--
Other liabilities	240,693	553,088
Federal Home Loan Bank advances	1,101,812	1,102,241

Total liabilities	16,782,957	15,711,799

Shareholders' equity
Class A Common Stock, no par value:
Authorized - 300,000,000 shares; issued - 168,214,757 and
166,252,171 shares at December 31, 2003 and 2002, respectively	322,972	319,204
Surplus	515,289	490,057
Retained earnings	1,171,537	1,010,710
Treasury stock at cost - 12,953,260 and 8,840,005 shares at December 31, 2003
and 2002, respectively	(226,970)	(142,931)
Accumulated other comprehensive income	12,779	25,387
Unearned compensation	(18,122)	(21,565)

Total shareholders' equity	1,777,485	1,680,862

Total liabilities and shareholders' equity	$ 18,560,442	$ 17,392,661

See notes to consolidated financial statements.

Consolidated Income Statements

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands, except per-share data)	2003	2002	2001

Interest income
Interest and fees on loans	$ 732,399	$ 785,296	$ 943,991
Interest on securities available for sale	147,265	160,022	166,795
Interest on securities held to maturity	5,207	11,575	19,139
Interest on short-term investments	3,424	6,158	9,026
Interest on mortgage loans held for sale	22,010	24,043	20,449

Total interest income	910,305	987,094	1,159,400

Interest expense
Interest on deposits	158,295	220,617	396,868
Interest on short-term borrowings	6,338	9,006	38,833
Interest on Federal Home Loan Bank advances	74,919	53,234	59,028

Total interest expense	239,552	282,857	494,729

Net interest income	670,753	704,237	664,671
Provision for loan losses	60,050	80,625	97,250

Net interest income after provision for loan losses	610,703	623,612	567,421

Noninterest income
Service charges on deposits	157,748	138,857	117,265
Card-related fees	47,923	39,949	32,521
Mortgage banking	26,506	11,502	23,845
Retail investment fees	27,241	30,488	27,953
Trust fees	23,520	24,394	25,851
Insurance	18,181	16,137	13,338
Investment banking	12,460	15,033	13,355
Other service, collection and exchange charges	19,933	20,769	18,776
Other operating income	23,382	17,159	30,041
Securities gains (losses), net	(6,811)	(13,353)	(8,921)

Total noninterest income	350,083	300,935	294,024

Noninterest expense
Salaries and employee benefits	296,127	289,264	277,508
Occupancy expense, net	37,815	36,983	37,747
Equipment expense	32,842	31,238	31,356
Data processing expense	35,922	34,560	31,427
Advertising and promotional expense	23,710	22,471	15,877
Foreclosed property expense, net	9,867	1,088	887
Amortization of goodwill	--	--	12,668
Amortization of other intangibles	5,055	5,940	7,342
Other operating expense	123,045	120,183	109,383

Total noninterest expense	564,383	541,727	524,195

Income before income taxes	396,403	382,820	337,250
Income tax expense	138,067	132,963	118,452

Net income	$ 258,336	$ 249,857	$ 218,798

Net income applicable to common shareholders	$ 258,336	$ 249,857	$ 214,298

Net income excluding amortization of goodwill	$ 258,336	$ 249,857	$ 230,307

Net income applicable to common shareholders excluding
amortization of goodwill	$ 258,336	$ 249,857	$ 225,807

Per common share information:
Net income	$ 1.67	$ 1.59	$ 1.37

Net income - assuming dilution	$ 1.64	$ 1.56	$ 1.35

Net income excluding amortization of goodwill	$ 1.67	$ 1.59	$ 1.45

Net income excluding amortization of goodwill - assuming dilution	$ 1.64	$ 1.56	$ 1.42

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity

HIBERNIA CORPORATION AND SUBSIDIARIES
($ in thousands, except per-share data)
	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Other	Comprehensive Income

Balances at December 31, 2000	$ 86,950	$ 309,147	$ 432,378	$ 718,719	$ (679)	$ (66,864)
Net income for 2001	--	--	--	218,798	--	--	$ 218,798
Change in unrealized gains (losses) on
securities, net of reclassification
adjustments	--	--	--	--	21,144	--	21,144
Change in accumulated gains (losses)
on cash flow hedges, net of
reclassification adjustments	--	--	--	--	(7,186)	--	(7,186)

Comprehensive income							$ 232,756

Issuance of common stock:
Stock option plans	--	2,528	9,687	--	--	--
Restricted stock awards	--	40	289	--	--	--
Cash dividends declared:
Preferred ($2.5875 per share)	--	--	--	(4,500)	--	--
Common ($.53 per share)		--	--	(82,722)	--	--
Acceleration of vesting of
stock options	--	--	844	--	--	--
Redemption of preferred stock	(86,950)	--	--	--	--	--
Allocation of ESOP shares	--	--	1,900	--	--	4,454
Net tax benefit related to stock option plans
and ESOP	--	--	2,251	--	--	--
Other	--	--	(449)	--	--	--

Balances at December 31, 2001	--	311,715	446,900	850,295	13,279	(62,410)

Net income for 2002	--	--	--	249,857	--	--	$ 249,857
Change in unrealized gains (losses) on
securities, net of reclassification
adjustments	--	--	--	--	28,568	--	28,568
Change in accumulated gains (losses)
on cash flow hedges, net of
reclassification adjustments	--	--	--	--	(16,460)	--	(16,460)

Comprehensive income							$ 261,965

Issuance of common stock:
Stock option plans	--	7,334	28,307	--	--	--
Restricted stock awards	--	155	731	--	--	--
Cash dividends declared on
common ($.57 per share)	--	--	--	(89,442)	--	--
Acquisition of treasury stock	--	--	--	--	--	(107,004)
Allocation of ESOP shares	--	--	2,175	--	--	4,918
Net tax benefit related to stock option plans
and ESOP	--	--	12,688	--	--	--
Other	--	--	(744)	--	--	--

Balances at December 31, 2002	--	319,204	490,057	1,010,710	25,387	(164,496)

Net income for 2003	--	--	--	258,336	--	--	$ 258,336
Change in unrealized gains (losses) on
securities, net of reclassification
adjustments	--	--	--	--	(34,675)	--	(34,675)
Change in accumulated gains (losses)
on cash flow hedges, net of
reclassification adjustments	--	--	--	--	22,067	--	22,067

Comprehensive income							$ 245,728

Issuance of common stock:
Stock option plans	--	3,652	20,074	--	--	--
Restricted stock awards	--	80	734	--	--	--
Directors' compensation	--	--	337	--	--	464
Purchase warrants	--	--	(2,446)	--	--	3,102
Cash dividends declared on
common ($.63 per share)	--	--	--	(97,509)	--	--
Acquisition of treasury stock	--	--	--	--	--	(87,605)
Allocation of ESOP shares	--	--	2,339	--	--	3,443
Net tax benefit related to stock option plans
and ESOP	--	--	4,210	--	--	--
Other	--	36	(16)	--	--	--

Balances at December 31, 2003	$ -	$ 322,972	$ 515,289	$ 1,171,537	$ 12,779	$ (245,092)

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

HIBERNIA CORPORATION AND SUBSIDIARIES
Year Ended December 31 ($ in thousands)	2003	2002	2001

Operating activities
Net income	$258,336	$249,857	$218,798
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
Provision for loan losses	60,050	80,625	97,250
Amortization of intangibles and deferred charges	67,972	57,889	46,561
Depreciation and amortization	33,566	31,449	29,841
Non-cash derivative instruments gains, net	(548)	(609)	(3,720)
Non-cash compensation expense	--	--	844
Premium amortization (discount accretion), net	27,859	5,640	(373)
Realized securities losses, net	6,811	13,353	8,921
Gains on sales of assets, net	(11,861)	(260)	(11,889)
Provision for losses on foreclosed and other assets	11,134	912	866
Decrease (increase) in mortgage loans held for sale	325,385	57,669	(452,096)
Decrease (increase) in deferred income tax asset	(916)	9,929	12,514
Net tax benefit related to stock options and the employee
stock ownership plan	4,210	12,688	2,251
Increase in interest receivable and other assets	(17,796)	(16,897)	(43,005)
Increase in interest payable and other liabilities	1,901	6,122	10,187

Net cash provided (used) by operating activities	766,103	508,367	(83,050)

Investing activities
Purchases of securities available for sale	(2,928,633)	(5,464,046)	(4,028,550)
Proceeds from maturities of securities available for sale	1,729,529	5,098,285	3,313,196
Proceeds from maturities of securities held to maturity	80,152	109,106	111,758
Proceeds from sales of securities available for sale	503,734	293,837	587,402
Net decrease (increase) in loans	(880,404)	3,105	279,037
Proceeds from sales of loans	172,610	21,105	656,542
Purchases of loans	(745,730)	(331,670)	(428,412)
Acquisitions, net of cash acquired of $36 for the year ended December 31, 2002	--	(2,464)	--
Purchases of premises, equipment and other assets	(84,714)	(87,004)	(74,322)
Proceeds from sales of foreclosed assets and excess bank-owned property	8,499	6,275	5,190
Proceeds from sales of premises, equipment and other assets	10,081	1,021	1,508

Net cash provided (used) by investing activities	(2,134,876)	(352,450)	423,349

Financing activities
Net increase in deposits	678,497	527,910	260,380
Net increase (decrease) in short-term borrowings	705,354	(177,299)	(557,768)
Proceeds from issuance of Federal Home Loan Bank advances	300,000	100,000	300,000
Payments on Federal Home Loan Bank advances	(300,429)	(40,742)	(301,013)
Proceeds from issuance of common stock	24,382	35,641	12,215
Dividends paid	(97,509)	(89,442)	(88,722)
Redemption of preferred shares	--	--	(86,950)
Acquisition of treasury stock	(87,605)	(107,004)	--

Net cash provided (used) by financing activities	1,222,690	249,064	(461,858)

Increase (decrease) in cash and cash equivalents	(146,083)	404,981	(121,559)
Cash and cash equivalents at beginning of year	1,103,694	698,713	820,272

Cash and cash equivalents at end of year	$957,611	$1,103,694	$698,713

Supplemental disclosures
Cash paid during the year for:
Interest expense	$247,377	$289,533	$503,598
Income taxes	$122,500	$104,750	$89,600
Non-cash investing and financing activities:
Loans, bank premises and equipment and other assests transferred
to foreclosed assets and excess bank-owned property	$22,508	$5,970	$5,276
Mortgage loans securitized and retained	$--	$--	$305,245
Acquisitions:
Fair value of assets acquired	$--	$2,535	$--
Fair value of liabilities assumed	$--	$(35)	$--

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Hibernia Corporation and Subsidiaries

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Hibernia Corporation (the Parent Company) is a financial holding company which, through its bank and nonbank subsidiaries, provides a broad array of financial products and services throughout Louisiana, portions of Texas and South Mississippi. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; insurance; and trust and investment management. Hibernia National Bank (the Bank), through a wholly owned subsidiary, also acts as a retail broker, providing access to alternative investment products, including mutual funds and annuities.

        The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with accounting principles generally accepted in the United States and those generally practiced within the banking industry.

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

SHORT-TERM INVESTMENTS
        Short-term investments include interest-bearing time deposits in domestic banks, federal funds sold, securities purchased under agreements to resell and trading account assets. Included in trading account assets is an interest-only strip receivable resulting from a loan securitization and securities held by an investment banking subsidiary. Certain short-term investments are considered to be cash equivalents.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
        Securities purchased under agreements to resell and securities sold under agreements to repurchase aregenerally treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of securities pledged as collateral under these agreements is continually monitored to ensure protection of the Company’s assets.

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

        Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized cost. Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in shareholders’ equity and included in other comprehensive income. Securities with limited marketability, such as stocks of the Federal Reserve Bank and Federal Home Loan Bank, are carried at cost and are included in securities available for sale.

        The estimated fair value of securities is based on quoted market prices and prices obtained from independent pricing services, when available, or estimated by management for securities for which there is no public market. In establishing values for securities for which there is no public market, including the Company’s private equity portfolio, the Company’s management considers, among other factors, the cost of the investment to the Company, developments since the acquisition of the investment, the financial condition and operating results of the investee, the long-term potential of the business of the investee, recent arm’s-length transactions involving similar securities, and expected initial public offering prices. For these investments, the Company has relied on financial data of the investees and, in many instances, on information from the Board of Directors and management of the investee companies as to the potential effect of future developments.

        The amortized cost of securities classified as held to maturity or available for sale is adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Amortization, accretion and accruing interest are included in interest income on securities using the level-yield method. Realized gains and losses on sales are included in net securities gains (losses). The cost of securities sold is determined based on the specific identification method.

        The Company reviews investment securities for impairment at least quarterly. Impairment is considered to be other-than-temporary if it is likely that all amounts contractually due will not be received for debt securities and when there is no positive evidence indicating that an investment’s carrying amount is recoverable for equity securities. When impairment is considered other-than-temporary, the cost basis of the security is written down to fair value and the write-down is included in earnings in net securities gains (losses). The new cost basis is not changed for subsequent recoveries in fair value. Increases in fair value above cost are reflected net of tax in shareholders’ equity and included in other comprehensive income. In evaluating whether impairment is temporary or other-than-temporary, the Company considers, among other things, the time period the security has been in an unrealized loss position; the financial condition of the issuer and its industry; recommendations of investment advisors; economic forecasts; market or industry trends; changes in tax laws, regulations or other governmental policies significantly affecting the issuer; any downgrades from rating agencies; and any reduction or elimination of dividends. The intent and ability of the Company to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value is also considered.

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

        A loan’s past due or delinquency status is determined based on its contractual terms. Commercial and small business loans are placed in nonaccrual status at 90 days past due or sooner if, in management’s opinion, there is doubt concerning full collectibility of both principal and interest. Real estate secured consumer loans are placed in nonaccrual status at 180 days past due. All other consumer loans are subject to mandatory charge-off when any payment of principal or interest is more than 120 days delinquent and are therefore not placed in nonaccrual status prior to charge-off. Commercial and small business nonaccrual loans are considered to be impaired in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that all amounts due in accordance with the contractual terms will not be collected. For purposes of determining impairment, consumer loans are collectively evaluated as they are considered to be comprised of large groups of smaller-balance homogeneous loans and therefore are not individually evaluated for impairment under the provisions of SFAS No. 114. Nonaccrual loans are charged off when deemed uncollectible by management. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest and the borrower demonstrates the ability to fulfill the contractual obligation.

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

        General reserves are established based on historical charge-offs considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under-allocations of specific reserves. In evaluating the unallocated reserve, management considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, management considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio also impact the unallocated reserve levels. The results of loan reviews performed by internal and external examiners are also considered.

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

CUSTOMERS’ ACCEPTANCE LIABILITIES AND LIABILITY ON ACCEPTANCES
        Customers’ acceptance liabilities are recorded when funds are payable to another financial institution on behalf of the Company’s customer. At the time the amount is determined to be payable (due to a triggering event such as delivery of goods), a liability on acceptances is recorded to reflect the amount payable, offset with a customers’ acceptance liability receivable from the customer. Prior to the triggering event, the contractual amount of the agreement is included in standby letters of credit.

FORECLOSED ASSETS AND EXCESS BANK-OWNED PROPERTY
        Foreclosed assets include real estate and other collateral acquired upon the default of loans. Foreclosed assets and excess bank-owned property are recorded at the fair value of the assets less estimated selling costs. The initial reduction of an outstanding loan amount to fair value upon transfer to foreclosed assets is deducted from the reserve for loan losses. Losses arising from the transfer of premises and equipment and other assets to excess bank-owned property or foreclosed assets are charged to expense. A valuation reserve for foreclosed assets and excess bank-owned property is maintained for subsequent valuation adjustments on a specific-property basis. Income and expenses associated with foreclosed assets and excess bank-owned property prior to sale are included in noninterest expense.

GOODWILL AND OTHER PURCHASE ACCOUNTING INTANGIBLES
        Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which addresses the accounting and reporting for excess costs of net assets acquired in purchase transactions (goodwill) and other intangible assets. In accordance with these rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests. These impairment tests are performed at a reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. To the extent that impairment exists, write-downs to realizable value are recorded. Purchased intangible assets with finite useful lives are amortized using various methods over the period which each such asset is expected to contribute directly to the future cash flows of the Company.

        Prior to the adoption of SFAS No. 142, goodwill was being amortized using the straight-line method over the estimated periods benefited, generally 25 years. The Company reviewed its intangible assets periodically for other-than-temporary impairment. The realizability of goodwill was evaluated by geographic region and line of business based on a comparison of the recorded balance of goodwill to the applicable discounted cumulative net income before goodwill amortization expense, over the remaining amortization period of the associated goodwill. To the extent that impairment existed, write-downs to realizable value were recorded.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS
        The Company sells mortgage and other loans through secondary market securitizations. A transfer of financial assets is accounted for as a sale when control is surrendered over the asset transferred. Control is considered surrendered when 1) the transferred assets have been isolated from the transferor; 2) each transferee has the right to pledge or exchange the asset; and 3) the transferor does not maintain effective control over the assets through either any agreement that entitles or obligates the transferor to repurchase the assets or the ability to unilaterally cause the holder to return specific assets. Upon consummation of the sale, the securitized loans are removed from the balance sheet and a gain or loss on the sale is recognized. If the securitized asset is retained rather than sold, the asset is reclassified on the balance sheet and no gain or loss is recognized.

        The Company may retain residual interests in the securitized and sold assets, which may take the form of an interest-only strip receivable, a cash reserve account (securitization proceeds receivable) or a servicing asset. Gains and losses on sales of loans depend in part on the previous carrying amount of the financial assets involved in the transfer. These carrying amounts are allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer. The fair value of retained interests are determined using quoted market prices, if available, or estimated based on the present value of expected future cash flows using management’s estimates of key assumptions. Key assumptions may include credit losses, prepayment speeds and discount rates commensurate with the risks involved.

        Interest-only strip receivables are carried at fair value in trading account assets. Cash receipts are applied as a reduction of the balance. Securitization proceeds receivable are included in other assets. Changes in the fair value of retained interests are recorded as other operating income.

        A servicing asset is recorded when the right to service loans for others is acquired through a purchase or retained upon the sale of loans. The fair value of capitalized servicing rights is based upon the present value of estimated future cash flows. Based upon current fair values, capitalized servicing rights are periodically assessed for impairment. To the extent that temporary impairment exists, write-downs are recognized in current earnings as an adjustment to the corresponding valuation allowance. Other-than-temporary impairment is recognized through a write-down of the asset with a corresponding reduction in the valuation allowance. Impairment is considered to be other-than-temporary when the Company determines that the carrying value is expected to continue to exceed the fair value for an extended period of time based on forecasted assumptions, including expected interest rate levels and prepayment speeds. For purposes of performing an impairment evaluation, the portfolio is stratified on the basis of certain risk characteristics including loan type and interest rate. Capitalized servicing rights are amortized over the period of estimated net servicing income, which considers appropriate prepayment assumptions.

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

        For derivatives designated as hedging the exposure to changes in the fair value of an asset or liability (fair value hedge), the gain or loss is recognized in earnings in the period of the fair value change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. Earnings will be affected to the extent to which the hedge is not effective in achieving offsetting changes in fair value. For derivatives designated as hedging exposure to variable cash flows of a forecasted transaction (cash flow hedge), the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings or when the hedge is terminated. The ineffective portion of the gain or loss is reported in earnings immediately. For derivatives that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately.

        In applying hedge accounting for derivatives, the Company establishes a method for assessing the effectiveness of the hedging derivative and a measurement approach for determining the ineffective aspect of the hedge upon the inception of the hedge. These methods are consistent with the Company’s approach to managing risk.

STOCK OPTIONS
        The Company provides stock-based compensation under plans which grant stock options to employees and directors (see Note 16). SFAS No. 123, “Accounting for Stock-Based Compensation,” defines financial accounting and reporting standards for stock-based compensation plans using a fair-value-based method of accounting for stock-based compensation. However, SFAS No. 123 also allows an entity to measure stock-based compensation cost using the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company has elected to account for its stock-based compensation plans under APB Opinion No. 25. In accordance with APB Opinion No. 25, compensation expense relating to stock options is not reflected in net income provided the exercise price of the stock options granted equals or exceeds the market value of the underlying common stock at the date of the grant. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 for stock options.

( $ in thousands, except per share data)	Year ended December 31

	2003	2002	2001

Reported net income	$ 258,336	$ 249,857	$ 218,798
Deduct: Stock option compensation expense under the
fair value method, net of related tax effect (see Note 16)	(6,021)	(6,065)	(5,648)

Pro forma net income	$ 252,315	$ 243,792	$ 213,150

Reported net income per common share	$ 1.67	$ 1.59	$ 1.37

Pro forma net income per common share	$ 1.63	$ 1.55	$ 1.34

Reported net income per common share - assuming dilution	$ 1.64	$ 1.56	$ 1.35

Pro forma net income per common share - assuming dilution	$ 1.60	$ 1.52	$ 1.31

        The fair values of the options were estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics substantially different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

USE OF ESTIMATES
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The determination of the allowance for loan losses, the valuation of mortgage servicing rights and judgments regarding goodwill impairment are particularly critical because they involve a higher degree of complexity and subjectivity and require estimates and assumptions about uncertain matters. Actual results could differ from those estimates.

RECLASSIFICATION
        Certain items included in the consolidated financial statements for 2002 and 2001 have been reclassified to conform with the 2003 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS
        In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation requires additional disclosure of obligations under certain guarantees and requires the guarantor to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements were effective for financial statements ending after December 15, 2002. The recognition and measurement provisions of the interpretation were applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Application of this interpretation did not have a material impact on the financial condition or operating results of the Company.

        In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” This interpretation addresses consolidation by business enterprises of certain variable interest entities in which they have controlling financial interests. This interpretation applied immediately to any variable interest entities created after January 31, 2003, and was effective July 1, 2003 for variable interests acquired prior to February 1, 2003. The effective date was later delayed, however the Company adopted the requirements of FIN 46 effective July 1, 2003, with no impact on the financial condition or operating results of the Company. In December 2003, the FASB issued a revised FIN 46 that incorporated guidance from certain FASB staff positions relating to the original interpretation. The revised FIN 46 is effective for periods ending after December 15 or March 15, 2004, depending on the type of variable interest entity. The issuance of the revised FIN 46 did not affect the Company’s initial adoption. The interpretation of FIN 46 and its application to various transaction types and structures are still evolving and management will continue to monitor these emerging issues.

        In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003. Application of this statement did not have a material impact on the financial condition or operating results of the Company.

        In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 was effective July 1, 2003 and did not have a material impact on the financial condition or operating results of the Company.

        In December 2003, the Securities and Exchange Commission (SEC) staff issued informal interim guidance relating to the accounting for interest rate lock commitments that are subject to SFAS No. 133 Implementation Issue No. C13, which includes the Company’s mortgage loan interest rate lock commitments. Under the Company’s current accounting policy, described in Note 23, an asset or a liability is recorded for the fair value of the interest rate lock commitments depending on whether interest rates have decreased or increased from the date of commitment to the valuation date. The SEC interim guidance will require that all interest rate lock commitments entered into in the period beginning after March 15, 2004 (April 1, 2004 for the Company), be recorded as a written option liability with a corresponding expense charge. As the guidance has not yet been formalized in a Staff Accounting Bulletin and details of the valuation methodology are not available, it is difficult to ascertain the effect on the Company; however, it is not anticipated that the adoption of this guidance will have a material effect on the financial condition or the operating results of the Company.

Note 2 MERGERS

        On April 1, 2002, the Company purchased Friedler/LaRocca Financial Partners, L.L.C. (Friedler/LaRocca), a firm specializing in life insurance and other financial services for wealthy clients, for a total purchase price of $2,500,000. Under the purchase method of accounting, the assets and liabilities of the purchased company were adjusted to their estimated fair values as of the purchase date. Pro forma results of operations have not been presented as the effect of the Friedler/LaRocca acquisition was not considered material to the operations of the Company.

        Hibernia is a party to a definitive merger agreement with Coastal Bancorp, Inc. (Coastal). Under the terms of the agreement, the Company would purchase all of the outstanding stock and options of Coastal for approximately $230,000,000 in cash. Coastal is the parent of Coastal Banc Holding Company, Inc., which owns Coastal Banc ssb, a Texas-chartered FDIC insured state savings bank headquartered in Houston, Texas. At December 31, 2003, Coastal had $2,001,313,000 in loans, $1,676,131,000 in deposits and $2,682,990,000 in assets, and operated 43 branch offices in 18 Texas counties. The merger is subject to certain regulatory and shareholder approvals. The Company anticipates that this merger will be consummated in or near second-quarter 2004.

Note 3 CASH AND CASH EQUIVALENTS

        The following is a summary of cash and cash equivalents.

($ in thousands)	December 31

	2003	2002

Cash and due from banks	$699,060	$ 728,991
Federal funds sold	10,302	252,780
Securities purchased under agreements to resell	235,000	110,000
Interest-bearing time deposits in domestic banks	13,249	11,923

Total cash and cash equivalents	$957,611	$1,103,694

Note 4 SECURITIES

        The following is a summary of securities classified as available for sale and held to maturity.

($ in thousands)		December 31, 2003

		Amortized	Fair	Unrealized	Unrealized
		Cost	Value	Gains	Losses

Available for sale:	U.S. Treasuries	$ 30,680	$ 31,209	$ 529	$ -
	U.S. government agencies:
	Mortgage-backed securities	2,748,486	2,761,905	23,578	10,159
	Bonds	764,564	765,780	10,457	9,241
	Stocks	67,832	67,832	-	-
	States and political subdivisions	124,940	133,242	8,319	17
	Other	107,878	106,502	184	1,560

	Total securities available for sale	$3,844,380	$3,866,470	$43,067	$20,977

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$ 60,209	$ 61,633	$ 1,427	$ 3

	Total securities held to maturity	$ 60,209	$ 61,633	$ 1,427	$ 3

($ in thousands)		December 31, 2002

		Amortized	Fair	Unrealized	Unrealized
		Cost	Value	Gains	Losses

Available for sale:	U.S. Treasuries	$ 31,459	$ 32,409	$ 950	$ -
	U.S. government agencies:
	Mortgage-backed securities	1,944,640	1,995,239	50,805	206
	Bonds	1,107,646	1,129,602	23,280	1,324
	Stocks	105,000	99,395		5,605
	States and political subdivisions	150,673	159,171	8,581	83
	Other	96,299	95,337	294	1,256

	Total securities available for sale	$3,435,717	$3,511,153	$83,910	$ 8,474

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$ 140,525	$ 146,369	$ 5,844	$ -

	Total securities held to maturity	$ 140,525	$ 146,369	$ 5,844	$ -

        The following is a summary of realized gains and losses from sales and writedowns due to other–than–temporary impairment of securities available for sale.

($ in thousands)	Year Ended December 31, 2003

	2003	2002	2001

Realized gains	$ 10,887	$ 689	$ 850
Realized losses	(5,403)	(25)	-
Writedowns due to other-than-temporary impairment	(12,295)	(14,017)	(9,771)

Securities gains (losses), net	$ (6,811)	$(13,353)	$(8,921)

        Included in realized gains are gains on sales of private equity securities. These gains totaled $725,000 and $497,000 for the years ended December 31, 2003 and 2002, respectively. There were no private equity securities gains in 2001. Included in writedowns due to other-than-temporary impairment are losses associated with private equity securities. These losses totaled $128,000, $14,017,000 and $9,756,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

        The following is a summary of securities in an unrealized loss position at December 31, 2003, by category and length of time that the individual securities have been in a continuous unrealized loss position.

($ in thousands)	December 31, 2003

	Less than 12 Months		12 Months or Longer		Total

		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available for sale:
U.S. government agencies:
Mortgage-backed securities	$1,041,412	$10,045	$ 4,954	$ 114	$1,046,366	$10,159
Bonds	186,531	9,240	47	1	186,578	9,241
States and political subdivisions	34	6	463	11	497	17
Other	4,929	85	7,032	1,475	11,961	1,560

Total temporarily impaired available for sale	$1,232,906	$19,376	$12,496	$1,601	$1,245,402	$20,977

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$ 857	$ 3	$ -	$ -	$ 857	$ 3

Total temporarily impaired held to maturity	$ 857	$ 3	$ -	$ -	$ 857	$ 3

        Included in U.S. government agency securities available for sale are five individual debt securities, purchased at a premium, which have been in a continuous unrealized loss position for 12 months or longer. These securities had fair values totaling $5,001,000 and unrealized losses totaling $115,000 at December 31, 2003. The temporary impairment on these securities is caused by the relatively low interest rate environment and faster than expected prepayments. The Company believes it will collect all amounts contractually due on these securities and that it has the intent and ability to hold these securities until the fair value is at least equal to the carrying value. Included in states and political subdivisions securities available for sale are three individual debt securities which have been in a continuous unrealized loss position for 12 months or longer. These securities had fair values totaling $463,000 and unrealized losses totaling $11,000 at December 31, 2003. The temporary impairment on these securities is also caused by the relatively low interest rate environment. The Company believes it will collect all amounts contractually due on these securities and that it has the intent and ability to hold these securities until the fair value is at least equal to the carrying value.

        Included in other securities available for sale are private equity securities which have been in a continuous unrealized loss position for 12 months or longer. These securities had fair values totaling $7,032,000 and unrealized losses totaling $1,475,000 at December 31, 2003. These securities consist of equity interests in four limited partnerships that invest in various other companies. Three of the four partnerships have been impaired since 2001; however, other-than-temporary impairment writedowns have been reported on portions of each of these investments during this period of impairment, as information indicated that the impairment would not be recoverable. The fourth investment has been impaired since the third quarter of 2002. In establishing the fair value of these investments, the Company’s management considers, among other factors, the cost of the investment to the Company, developments since the acquisition of the investment, the financial condition and operating results of the investee, the long-term potential of the business of the investee, the quoted price of the securities that are publicly traded, recent arm’s length transactions involving similar securities, and expected initial public offering prices. There is no public market for these private equity investments and the Company, in making its valuations, has relied on financial data of the investees and, in many instances, on information from the Board of Directors and management of the investee companies as to the potential effect of future developments. Based on all information available, including financial and other information provided by the investee, the Company considers this impairment to be temporary.

        The Company considers the impairment on the securities that have been in an unrealized loss position for less than 12 months to be temporary. The Company believes that it will collect all amounts contractually due and has the intent and the ability to hold these securities until the fair value is at least equal to the carrying value.

        Securities with carrying values of $3,682,617,000 and $3,130,279,000 at December 31, 2003 and 2002, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements. The following is a summary of pledged securities.

($ in thousands)		December 31

		2003	2002

Available for sale:	U.S. Treasuries	$ 31,209	$ 32,409
	U.S. government agencies:
	Mortgage-backed securities	2,701,056	1,796,700
	Bonds	764,500	1,014,924
	States and political subdivisions	125,610	145,434
	Other	33	287

	Total available for sale	3,622,408	2,989,754

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	60,209	140,525

	Total held to maturity	60,209	140,525

	Total carrying value of pledged securities	$3,682,617	$3,130,279

        The amortized cost and estimated fair value by maturity of securities are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

($ in thousands)		December 31, 2003

		Amortized	Fair
		Cost	Value

Available for sale:	Due in 1 year or less	$ 227,546	$ 227,307
	Due after 1 year through 5 years	160,261	167,657
	Due after 5 years through 10 years	1,147,012	1,134,560
	Due after 10 years	2,309,561	2,336,946

	Total securities available for sale	$3,844,380	$3,866,470

Held to maturity:	Due after 1 years through 5 years	$ 860	$ 857
	Due after 10 years	59,349	60,776

	Total securities held to maturity	$ 60,209	$ 61,633

Note 5 LOANS

        The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

($ in thousands)		December 31

		2003	2002

Commercial:	Commercial and industrial	$ 1,051,349	$ 1,030,456
	Services industry	699,253	663,853
	Real estate	590,784	405,839
	Health care	237,162	219,944
	Transportation, communications and utilities	141,978	160,620
	Energy	387,514	291,879
	Other	126,138	103,880

	Total commercial	3,234,178	2,876,471

Small Business:	Commercial and industrial	725,495	737,085
	Services industry	654,871	634,332
	Real estate	604,777	478,814
	Health care	188,234	161,872
	Transportation, communications and utilities	99,501	97,465
	Energy	29,612	27,126
	Other	340,412	371,094

	Total small business	2,642,902	2,507,788

Consumer:	Residential mortgages:
	First mortgages	3,151,076	2,445,324
	Junior liens	369,582	536,881
	Indirect	2,234,653	1,957,069
	Revolving credit:
	Secured	657,926	550,899
	Unsecured	106,659	105,907
	Other:
	Secured	309,327	366,039
	Unsecured	176,683	145,834

	Total consumer	7,005,906	6,107,953

	Total loans	$12,882,986	$11,492,212

        The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

($ in thousands)	December 31

	2003	2002

Nonaccrual loans	$55,576	$54,880
Restructured loans	-	-

Nonperforming loans	55,576	54,880

Foreclosed assets	11,512	5,919
Excess bank-owned property	678	902

Total nonperforming assets	$67,766	$61,701

Loans 90 days or more past due and still accruing	$ 7,730	$10,843

        At December 31, 2003 and 2002, the recorded investment in loans that were considered to be impaired was $43,107,000 and $44,573,000, respectively. Included in the 2003 and 2002 amounts were $27,008,000 and $32,346,000, respectively, of impaired loans for which the related reserve for loan losses was $3,367,000 and $6,804,000, respectively. At December 31, 2003 and 2002, impaired loans that did not require a reserve for loan losses amounted to $16,099,000 and $12,227,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 2003, 2002 and 2001 was approximately $42,851,000, $55,205,000 and $62,277,000, respectively.

        The amount of interest income actually recognized on nonperforming loans during 2003, 2002 and 2001 was approximately $962,000, $903,000 and $645,000, respectively, substantially all of which related to impaired loans. The amount of interest income that would have been recorded during 2003, 2002 and 2001 if these loans had been current in accordance with their original terms was approximately $4,885,000, $5,322,000 and $8,812,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income.

        The following is a summary of activity in the reserve for loan losses.

($ in thousands)	Year Ended December 31

	2003	2002	2001

Balance at beginning of year	$ 212,765	$ 195,766	$ 178,253
Loans charged off	(73,271)	(79,835)	(91,625)
Recoveries	13,731	16,209	19,179

Net loans charged off	(59,540)	(63,626)	(72,446)

Provision for loan losses	60,050	80,625	97,250
Transfer due to securitizations	-	-	(7,291)

Balance at end of year	$ 213,275	$ 212,765	$ 195,766

        The 2001 transfer due to securitizations includes a reduction of the reserve for loan losses of $7,168,000 associated with an indirect auto loan securitization. This transfer reduced the book value of the loans sold, thereby increasing the gain on sale in the transaction. Also included in the transfer due to securitization is a reduction of the reserve for loan losses of $123,000 associated with the securitization of mortgage loans that were reclassified to securities available for sale. This reduction in the reserve for loan losses was reclassified to a recourse reserve included in other liabilities.

Note 6 SECURITIZATIONS

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

        Key economic assumptions used in measuring the retained interests and the components of retained interests at the date of securitization were as follows: a monthly prepayment rate of 1.5%, a weighted average remaining life of 1.5 years, expected annual net credit losses of 0.98% and residual cash flows discounted at 15%. The fair value of the retained interests at the date of the securitization included an interest-only strip receivable of $24,648,000, recorded as a trading account asset, and a cash reserve account (securitization proceeds receivable) of $20,494,000, included in other assets. Cash flows from the securitization and sale consisted of proceeds received of $570,041,000. No servicing rights were recorded on this transaction as the expected benefits of servicing were just adequate to compensate the Company for the expected costs of its servicing responsibilities.

        At December 31, 2003 and 2002, the outstanding principal balance of the securitized automobile loans totaled $111,062,000 and $245,720,000, respectively, of which $279,000 and $664,000, respectively, were past due 90 days or more. Net charge-offs on these securitized automobile loans totaled $2,982,000 and $4,710,000 during 2003 and 2002, respectively. Cash flows consisted of $1,930,000, $3,714,000 and $2,680,000 of servicing income and $342,000, $482,000 and $416,000 of interest on the securitization proceeds receivable in 2003, 2002 and 2001, respectively. The securitization proceeds receivable was increased by $1,560,000 and $3,644,000 during 2003 and 2002, respectively. There were no additions to the securitization proceeds receivable in 2001. Additionally, excess cash flows of $5,634,000, $12,103,000 and $4,156,000 were applied to reduce the balance of the interest-only strip receivable during 2003, 2002 and 2001, respectively. The interest-only strip totaled $3,226,000 and $8,353,000 at December 31, 2003 and 2002, respectively. The securitization proceeds receivable totaled $28,743,000 and $25,381,000 at December 31, 2003 and 2002, respectively.

        At December 31, 2003 and 2002, key economic assumptions and the sensitivity to current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are reflected in the following table. These sensitivities are hypothetical and should be used with caution. In this table, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumptions; in actuality, changes in one factor may result in changes in another which could magnify or counteract the sensitivities.

($ in thousands)	December 31

	2003	2002

Carrying amount/fair value of retained interests	$ 31,969	$ 33,734

Prepayment speed assumption (monthly rate)	1.25%	1.50%
Impact on fair value of 10% adverse change	$ (138)	$ (633)
Impact on fair value of 20% adverse change	$ (311)	$ (1,372)

Expected credit losses (annual rate)	1.82%	1.43%
Impact on fair value of 10% adverse change	$ (107)	$ (266)
Impact on fair value of 20% adverse change	$ (214)	$ (532)

Residual cash flows discount rate (annual rate)	8%	15%
Impact on fair value of 10% adverse change	$ (235)	$ (591)
Impact on fair value of 20% adverse change	$ (469)	$ (1,169)

        From 1999 through 2001, the Company securitized and retained portions of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA). The loans were reclassified to investment securities, which resulted in the retention of 100% of the interests in the securitizations. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses. For loans reclassified as available for sale securities, a servicing rights asset was recorded and is being amortized over the period of net servicing income. No servicing rights asset was recorded on the loans reclassified as held to maturity securities. Individual securities from these securitizations have been sold from the available for sale portfolio and control over the assets was surrendered. For securities that were sold, the remaining interests consist only of the servicing rights asset and the recourse provision. Investment securities resulting from mortgage loan securitizations had carrying values of $8,884,000 and $125,830,000 in securities available for sale at December 31, 2003 and 2002, respectively, and $60,209,000 and $140,525,000 in securities held to maturity at December 31, 2003 and 2002, respectively. The balance of these securitized loans, which are serviced by the Bank, totaled $115,937,000 and $276,015,000 at December 31, 2003 and 2002, respectively. Included in these balances are securitized loans 90 days or more past due of $349,000 and $601,000 at December 31, 2003 and 2002, respectively.

Note 7 PREMISES AND EQUIPMENT

        The following tables detail premises and equipment and related depreciation and amortization expense.

($ in thousands)	December 31

	2003	2002

Land	$ 55,966	$ 44,136
Buildings	205,203	199,255
Leasehold improvements	38,096	37,721
Furniture and equipment	198,726	198,182

	497,991	479,294
Less accumulated depreciation and amortization	(280,592)	(269,320)

Total premises and equipment	$ 217,399	$ 209,974

($ in thousands)	Year Ended December 31

	2003	2002	2001

Provisions for depreciation and amortization included in:
Occupancy expense	$10,108	$10,153	$10,140
Equipment expense	17,770	15,637	14,935

Total depreciation and amortization expense	$27,878	$25,790	$25,075

Note 8 GOODWILL AND OTHER INTANGIBLES

        Effective January 1, 2002, the Company adopted the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets.” Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to annual impairment tests in accordance with the provisions of SFAS No. 142. Other intangible assets continue to be amortized over their useful lives.

        The Company performed the first of the required impairment tests of goodwill as of January 1, 2002 and its annual impairment tests as of September 30, 2003 and 2002. The results of these tests did not indicate impairment of the Company’s recorded goodwill. The carrying amount of goodwill not subject to amortization totaled $206,625,000 at January 1, 2002, which was net of accumulated amortization of $66,914,000. On April 1, 2002, goodwill of $2,489,000 was recorded and added to the Consumer segment as a result of the purchase of Friedler/LaRocca. At December 31, 2003 and 2002, goodwill totaled $209,114,000 and is included in the Company’s reportable segments as follows: Consumer — $102,490,000; Small Business — $48,340,000; Commercial — $58,276,000; and Investments and Public Funds — $8,000.

        The Company records purchase accounting intangible assets that consist of core deposit intangibles, trust intangibles and insurance customer lists intangibles, which are subject to amortization. These include both contractual and noncontractual customer relationships. The core deposit and trust intangibles reflect the value of deposit and trust customer relationships which arose from the purchases of financial institutions. The insurance customer lists intangibles represent the purchase of customer lists and contracts from individual insurance agents or agencies. The following table summarizes the Company’s purchase accounting intangible assets subject to amortization.

(in thousands)	December 31, 2003			December 31, 2002

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
Purchase accounting intangibles	Amount	Amortization	Amount	Amount	Amortization	Amount

Core deposit	$36,152	$31,925	$ 4,227	$36,152	$29,458	$ 6,694
Trust	17,059	11,692	5,367	17,059	9,545	7,514
Insurance customer lists	4,458	1,390	3,068	4,253	949	3,304

Total	$57,669	$45,007	$12,662	$57,464	$39,952	$17,512

        Amortization expense relating to purchase accounting intangibles totaled $5,055,000, $5,940,000 and $7,342,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The weighted-average amortization period of these assets is 9 years. Estimated future amortization expense is as follows: 2004 — $4,392,000; 2005 — $3,799,000; 2006 — $2,274,000; 2007 -$776,000; 2008 — $610,000; and thereafter — $811,000. These estimates do not assume the addition of any new purchase accounting intangibles.

        Also included in intangible assets are capitalized mortgage servicing rights with net carrying amounts of $118,334,000 and $114,403,000 at December 31, 2003 and 2002, respectively. The carrying amounts are net of a reserve for temporary impairment of $31,121,000 and $38,500,000 at December 31, 2003 and 2002, respectively. Amortization expense of mortgage servicing rights, included in noninterest income, totaled $44,438,000, $28,771,000 and $14,293,000 for the years ended 2003, 2002 and 2001, respectively. Activity in the valuation reserve included net additions, recorded in noninterest income, of $18,500,000, $23,199,000 and $12,301,000 in 2003, 2002 and 2001, respectively. In addition, in 2003 the Company reduced the valuation reserve by recording other-than-temporary impairment totaling $25,879,000.

Note 9 TIME DEPOSITS

        At December 31, 2003, time deposits with a remaining maturity of one year or more amounted to $1,326,148,000. Maturities of all time deposits are as follows: 2004 — $3,291,406,000; 2005 — $429,406,000; 2006 — $131,574,000; 2007 — $470,577,000; 2008 — $217,497,000; and thereafter — $77,094,000.

        Domestic certificates of deposit of $100,000 or more amounted to $1,801,313,000 and $1,927,822,000 at December 31, 2003 and 2002, respectively. Interest on these certificates amounted to $40,258,000, $53,453,000 and $97,648,000 in 2003, 2002 and 2001, respectively.

        Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $703,183,000 and $530,943,000 at December 31, 2003 and 2002, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $5,668,000, $8,418,000 and $20,741,000 for 2003, 2002 and 2001, respectively.

Note 10 SHORT-TERM BORROWINGS

        The following is a summary of short-term borrowings.

($ in thousands)	December 31

	2003	2002

Federal funds purchased	$ 616,692	$ 40,045
Securities sold under agreements to repurchase	613,805	472,681
Federal Reserve Bank treasury, tax and loan account	50,305	62,688
Trading account liabilities	-	34

Total short-term borrowings	$1,280,802	$575,448

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

($ in thousands)	December 31

	2003	2002	2001

Outstanding at December 31	$1,280,802	$575,448	$ 752,747
Maximum month-end outstandings	$1,280,802	$722,157	$1,569,441
Average daily outstandings	$ 709,553	$625,611	$ 948,494
Average rate during the year	0.89%	1.44%	4.09%
Average rate at year end	0.80%	1.14%	1.51%

Note 11 FEDERAL HOME LOAN BANK ADVANCES

        The following is a summary of Federal Home Loan Bank (FHLB) advances.

($ in thousands)	December 31

	2003	2002

Federal Home Loan Bank callable advances	$ 400,000	$ 400,000
Federal Home Loan Bank long-term advances	701,812	702,241

Total Federal Home Loan Bank advances	$1,101,812	$1,102,241

        The FHLB advances are secured by the Company’s investment in FHLB stock and by a blanket floating lien on portions of the Company’s residential mortgage loan portfolio. FHLB stock totaled $72,575,000 and $60,547,000 at December 31, 2003 and 2002, respectively, and is included in securities available for sale.

        The FHLB callable advances require monthly interest payments. An advance in the amount of $200,000,000 matures in 2004, accrues interest at a rate of 5.65%, and is callable at quarterly intervals which began in September 2001. Another $200,000,000 advance matures in 2008, accrues interest at a rate of 5.28%, and is callable at quarterly intervals which began in June 2003. If called prior to maturity, replacement funding will be offered by the FHLB at a then-current rate.

        The FHLB long-term advances include advances of $1,812,000 and $2,241,000 at December 31, 2003 and 2002, respectively, which accrue interest at fixed contractual rates ranging from 5.70% to 8.36%, and advances of $700,000,000, for both periods, which accrue interest at variable rates. The long-term fixed-rate advances are due in monthly installments and are scheduled to amortize through various dates through 2008. The variable rate advances had rates ranging from 1.10% to 1.14% at December 31, 2003 and 1.30% to 1.73% at December 31, 2002 and average rates of 1.19% during 2003 and 1.84% during 2002. These variable rate advances require quarterly interest payments and have maturities ranging from 2004 to 2008. Should the residential mortgage loans for which the fixed or variable long-term advances were obtained repay at a faster rate than anticipated, the advances are to be repaid at a correspondingly faster rate.

        The Company instituted hedges against the effect of rising interest rates on a portion of its variable rate debt by entering into interest rate swap agreements during 2001 and 2002 whereby the Company will receive quarterly variable rate (LIBOR) payments and pay fixed rates on notional amounts. These notional amounts totaled $400,000,000 and $700,000,000 at December 31, 2003 and 2002, respectively. The maturities of these interest rate swaps match the maturities of the underlying debt. Net settlements on the swap agreements are accrued monthly, effectively converting the related FHLB advances from variable rates to weighted average fixed rates of 4.51% and 4.80% for the years ended December 31, 2003 and 2002, respectively.

        Maturities of FHLB advances are as follows: 2004 — $500,369,000; 2005 — $704,000; 2006 — $200,291,000; 2007 — $100,289,000; and 2008 — $300,159,000.

Note 12 OTHER ASSETS AND OTHER LIABILITIES

        The following are summaries of other assets and other liabilities.

($ in thousands)		December 31

		2003	2002

Other assets:	Accrued interest receivable	$ 69,577	$ 74,266
	Fair value derivative assets	34,364	51,013
	Accounts receivable	33,060	29,093
	Securitization proceeds receivable	28,743	25,381
	Cash surrender value of life insurance	26,667	26,870
	Deferred income taxes	12,657	4,952
	Foreclosed assets and excess bank-owned property	12,190	6,821
	Prepaid expenses	8,275	11,029
	Other private equity investments	-	14,545
	Other	24,238	28,020

	Total other assets	$249,771	$271,990

Other liabilities:	Trade accounts payable and accrued liabilities	$ 73,815	$ 73,354
	Trade date securities payable	59,931	310,047
	Fair value derivative liabilities	34,363	91,467
	Accrued interest payable	16,726	24,551
	Other	55,858	53,669

	Total other liabilities	$240,693	$553,088

Note 13 PREFERRED AND COMMON STOCK

        The Company has authorized 100,000,000 shares of no par value preferred stock. There were no preferred shares issued and outstanding at December 31, 2003 or 2002.

        The Company has authorized 300,000,000 shares of no par value Class A Common Stock. There were 168,214,757 and 166,252,171 shares issued and 155,261,497 and 157,412,166 shares outstanding at December 31, 2003 and 2002, respectively. The Company held 12,953,260 and 8,840,005 shares of Class A Common Stock in treasury at December 31, 2003 and 2002, respectively. During 2003, the Company repurchased 4,454,000 shares of common stock under buyback programs at a total cost of $87,527,000. During 2002, the Company repurchased 5,452,000 shares of common stock under a buyback program at a total cost of $105,175,000. There were no repurchases of common stock during 2001.

        As partial consideration in the July 6, 2000 acquisition of Rosenthal Agency, Inc., an insurance brokerage firm, the Company issued 790,888 common stock purchase warrants recorded at a fair value of $2,000,000. Each warrant was convertible into one share of Class A Common Stock at an exercise price of $13.12 per share. The warrants became exercisable July 7, 2003 and were exercised during 2003.

Note 14 EMPLOYEE BENEFIT PLANS

        The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Employees contribute a portion of their compensation with the Company matching 100% of the first 5%. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. Participants may elect to immediately transfer Company contributions received to any of the plan’s investment options. At December 31, 2003, the RSP owned approximately 3,835,000 shares of Hibernia Class A Common Stock. The Company’s contributions to the RSP totaled $8,673,000 in 2003, $8,071,000 in 2002 and $7,291,000 in 2001.

        The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $58,803,000, $58,252,000 and $52,646,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 15 EMPLOYEE STOCK OWNERSHIP PLAN

        The Company has an internally-leveraged employee stock ownership plan (ESOP) in which substantially all employees participate. The ESOP owned approximately 3,523,000 and 3,777,000 shares of Hibernia Class A Common Stock at December 31, 2003 and 2002, respectively. The outstanding debt obligation of the ESOP totaled $18,122,000 and $21,565,000 at December 31, 2003 and 2002, respectively. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors (or a committee authorized by the Board of Directors), but at least equal to the ESOP’s minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 2003, 2002 and 2001 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants.

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

        Compensation expense of $4,881,000, $5,971,000 and $5,337,000 relating to the ESOP was recorded during 2003, 2002 and 2001, respectively. The ESOP held 2,093,000 and 2,072,000 allocated shares and 1,430,000 and 1,705,000 suspense shares at December 31, 2003 and 2002, respectively. The fair value of the suspense shares at December 31, 2003 and 2002 was $33,622,000 and $32,833,000, respectively.

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

        The Company’s stock option plans provide incentive and nonqualified options to various key employees and non-employee directors. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. Until October 1997, options granted to non-employee directors were granted under the 1987 Stock Option Plan; after October 1997 through January 2003, those options were granted under the 1993 Directors’ Stock Option Plan. Under those plans, options granted to non-employee directors upon inception of service as a director and certain options granted to directors who retire as employees vest six months from the date of grant. Other options granted to directors under those plans and options granted to employees under the 1987 Stock Option Plan and the Long-Term Incentive Plan generally become exercisable in the following increments: 50% two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant. During 2001, an option was granted to a former chief executive officer, prior to his separation from the Company, under an individual stock option plan referred to as the 2001 Nonqualified Stock Option Plan. That option vested in July 2001.

        Options granted to employees and directors under the plans described above generally become immediately exercisable if the holder of the option dies while the option is outstanding. Options granted under the 1987 Stock Option Plan generally expire 10 years from the date granted unless the holder leaves the employ of the Company other than through retirement, death or disability, in which case the options expire at the date of termination. Options granted under the Long-Term Incentive Plan and the 1993 Directors’ Stock Option Plan generally expire 10 years from the date of grant, although they may expire earlier if the holder dies, retires, becomes permanently disabled or otherwise leaves the employ of the Company (in which case the options expire at various times ranging from 90 days to 12 months). All options vest immediately upon a change of control of the Company.

        During 2003, shareholders approved the 2003 Long-Term Incentive Compensation Plan (2003 Plan). The 2003 Plan supersedes and replaces the Company’s Long-Term Incentive Plan and replaces the 1993 Directors’ Stock Option Plan. Existing options granted under these plans remain outstanding under the original terms of the plans. Options that are granted to employees under the 2003 Plan that have a vesting schedule that is based on length of service (as opposed to performance measures) generally are exercisable in the same increments as those issued under the Long-Term Incentive Plan, although they may vest earlier in the event of termination of employment as a result of death, disability or retirement or in the event of a change in control of the Company. Options issued to non-employee directors under the 2003 Plan vest immediately. Stock issued to non-employee directors pursuant to the exercise of those options (other than those used to pay the exercise price, if permitted) is subject to a minimum one-year holding period. Options issued under the 2003 Plan generally expire 10 years from the date of grant, although they may expire earlier if (i) the holder leaves the employ or service of the Company other than through retirement, death or disability, in which case vested options expire in 90 days (or at original expiration date, if earlier), or (ii) the holder retires, dies or becomes disabled, in which case vested options expire in 3 years (or at original expiration date, if earlier). All options vest immediately upon a change of control of the Company. Unvested options are forfeited upon termination.

        The option granted under the 2001 Nonqualified Stock Option Plan expires January 31, 2006, unless the holder dies, in which case the option expires one year following the death (but not later than January 31, 2006). Shares to be issued upon the exercise of the option granted under the 2001 Nonqualified Stock Option Plan are to be issued out of the Company’s treasury stock.

        The following summarizes the option activity in the plans during 2003, 2002 and 2001. At December 31, 2003 there were 9,695,754 shares available for grant under the 2003 Long-Term Incentive Compensation Plan. There are no shares available for grant under the 1987 Stock Option Plan, the Long-Term Incentive Plan, the 1993 Directors’ Stock Option Plan and the 2001 Nonqualified Stock Option Plan.

				Weighted-
				Average
				Exercise
	Incentive	Nonqualified	Total	Price

1987 Stock Option Plan:
Outstanding, December 31, 2000	43,913	1,079,279	1,123,192	$ 6.09
Exercised	(22,500)	(84,856)	(107,356)	$ 5.15
Converted to nonqualified	(13,913)	13,913	-	$ 7.19

Outstanding, December 31, 2001	7,500	1,008,336	1,015,836	$ 6.19
Exercised	(7,500)	(988,336)	(995,836)	$ 6.15

Outstanding, December 31, 2002	-	20,000	20,000	$ 8.31
Exercised	-	(15,000)	(15,000)	$ 8.46

Outstanding, December 31, 2003	-	5,000	5,000	$ 7.88

Exercisable, December 31, 2003	-	5,000	5,000	$ 7.88

Long-Term Incentive Plan:
Outstanding, December 31, 2000	12,598	10,980,534	10,993,132	$ 12.36
Granted (weighted-average fair value $3.66 per share)	-	2,774,585	2,774,585	$ 13.54
Canceled	-	(507,855)	(507,855)	$ 13.68
Exercised	-	(1,158,247)	(1,158,247)	$ 9.77
Converted to nonqualified	(12,598)	12,598	-	$ 7.94

Outstanding, December 31, 2001	-	12,101,615	12,101,615	$ 12.82
Granted (weighted-average fair value $4.87 per share)	-	2,880,522	2,880,522	$ 17.97
Canceled	-	(394,924)	(394,924)	$ 15.06
Exercised	-	(2,840,385)	(2,840,385)	$ 10.56

Outstanding, December 31, 2002	-	11,746,828	11,746,828	$ 14.56
Granted (weighted-average fair value $4.15 per share)	-	2,962,760	2,962,760	$ 18.52
Canceled	-	(669,359)	(669,359)	$ 16.56
Exercised	-	(1,746,544)	(1,746,544)	$ 12.56

Outstanding, December 31, 2003	-	12,293,685	12,293,685	$ 15.69

Exercisable, December 31, 2003	-	5,454,070	5,454,070	$ 14.16

1993 Directors' Stock Option Plan:
Outstanding, December 31, 2000	-	430,000	430,000	$ 12.20
Granted (weighted-average fair value $4.35 per share)	-	60,000	60,000	$ 15.48
Canceled	-	(10,000)	(10,000)	$ 21.72
Exercised	-	(77,500)	(77,500)	$ 9.78

Outstanding, December 31, 2001	-	402,500	402,500	$ 12.91
Granted (weighted-average fair value $5.47 per share)	-	70,000	70,000	$ 19.80
Exercised	-	(18,750)	(18,750)	$ 12.15

Outstanding, December 31, 2002	-	453,750	453,750	$ 14.01
Exercised	-	(146,250)	(146,250)	$ 12.22

Outstanding, December 31, 2003	-	307,500	307,500	$ 14.86

Exercisable, December 31, 2003	-	232,500	232,500	$ 14.04

				Weighted-
				Average
				Exercise
	Incentive	Nonqualified	Total	Price

2001 Nonqualified Stock Option Plan:
Granted (weighted-average fair value $3.61 per share)	-	250,000	250,000	$ 13.84

Outstanding, December 31, 2001	-	250,000	250,000	$ 13.84

Outstanding, December 31, 2002	-	250,000	250,000	$ 13.84

Outstanding, December 31, 2003	-	250,000	250,000	$ 13.84

Exercisable, December 31, 2003	-	250,000	250,000	$ 13.84

2003 Long - Term Incentive Compensation Plan:
Granted (weighted-average fair value $4.14 per share)	-	67,250	67,250	$ 18.80
Exercised	-	(5,000)	(5,000)	$ 18.23

Outstanding, December 31, 2003	-	62,250	62,250	$ 18.85

Exercisable, December 31, 2003	-	45,000	45,000	$ 18.23

        In addition to the above option activity in the plans, 3,000 shares, 44,627 shares and 41,350 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 2003, 2002 and 2001, respectively. During the year ended December 31, 2003, 30,950 shares of restricted stock were awarded under the 2003 Long-Term Incentive Compensation Plan.

        The following table presents the weighted-average remaining life by plan as of December 31, 2003 for options outstanding within the stated exercise price ranges.

	Outstanding			Exercisable

		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Number	Average
Exercise Price Range Per Share	of Options	Exercise Price	Remaining Life	of Options	Exercise Price

1987 Stock Option Plan:
$7.88	5,000	$ 7.88	0.07 years	5,000	$ 7.88

Long-Term Incentive Plan:
$6.94 to $12.13	1,974,293	$ 9.70	4.76 years	1,484,051	$ 9.61
$13.31 to $14.00	2,483,208	$ 13.46	6.16 years	1,406,889	$ 13.46
$15.13 to $17.15	1,369,860	$ 16.09	5.16 years	1,347,320	$ 16.09
$17.75 to $18.54	6,367,824	$ 18.26	7.82 years	1,127,310	$ 18.28
$18.89 to $20.25	98,500	$ 19.58	4.57 years	88,500	$ 19.58

1993 Directors' Stock Option Plan:
$7.88 to $10.44	92,500	$ 9.64	3.50 years	82,500	$ 9.55
$11.81 to $15.48	110,000	$ 13.75	5.51 years	90,000	$ 13.36
$19.80 to $21.72	105,000	$ 20.62	6.59 years	60,000	$ 21.24

2001 Nonqualified Stock Option Plan:
$13.84	250,000	$ 13.84	2.09 years	250,000	$ 13.84

2003 Long - Term Incentive Compensation Plan:
$18.23 to $22.97	62,250	$ 18.85	9.42 years	45,000	$ 18.23

        The following pro forma information was determined as if the Company had accounted for stock options using the fair-value-based method as defined in SFAS No. 123, in which the estimated fair value of the options granted is amortized to expense over the options’ vesting period. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rates of 3.25%, 4.68% and 5.62%; expected dividend yields of 3.24%, 3.11% and 3.83%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 30%, 33% and 35%; and the expected life of the options.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee and director stock options.

($ in thousands, except per-share data)	Year Ended December 31

	2003		2002		2001

	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma

Net income	$ 258,336	$ 252,315	$ 249,857	$ 243,792	$ 218,798	$ 213,150
Net income per common share	$ 1.67	$ 1.63	$ 1.59	$ 1.55	$ 1.37	$ 1.34
Net income per common share -
assuming dilution	$ 1.64	$ 1.60	$ 1.56	$ 1.52	$ 1.35	$ 1.31

Note 17 MORTGAGE BANKING

        The following is a summary of the components of mortgage banking income.

($ in thousands)	Year Ended December 31

	2003	2002	2001

Mortgage loan origination and servicing fees	$ 38,205	$ 35,485	$ 29,366
Amortization of mortgage servicing rights	(44,438)	(28,771)	(14,293)
Provision for temporary impairment of mortgage servicing rights	(18,500)	(23,199)	(12,301)
Gain on sales of mortgage loans	51,239	27,987	21,073

Total mortgage banking	$ 26,506	$ 11,502	$ 23,845

Note 18 LEASES

        The Company leases its headquarters, operations center and certain other office space, premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years.

        Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $15,875,000, $16,030,000 and $15,462,000 in 2003, 2002 and 2001, respectively.

        Minimum rental commitments for long-term operating leases are as follows: 2004 — $15,598,000; 2005 — $15,156,000; 2006 — $11,909,000; 2007 — $11,174,000; 2008 — $8,437,000; and thereafter — $12,976,000.

Note 19 OTHER OPERATING EXPENSE

        The following is a summary of other operating expense.

($ in thousands)	Year Ended December 31

	2003	2002	2001

State taxes on equity	$ 16,237	$ 15,875	$ 14,652
Loan collection expense	9,451	10,222	8,850
Telecommunications	9,005	9,345	9,220
Card-related processing expense	8,836	6,914	5,922
Postage	8,229	7,838	7,940
Stationery and supplies	7,875	8,394	8,098
Professional fees	7,674	9,518	7,398
Regulatory expense	4,254	4,156	4,244
Other	51,484	47,921	43,059

Total other operating expense	$123,045	$120,183	$109,383

Note 20 INCOME TAXES

        Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The following is a summary of the components of income tax expense.

($ in thousands)	Year Ended December 31

	2003	2002	2001

Current tax expense:
Federal income tax	$ 130,907	$113,944	$ 98,980
State income tax	7,989	8,433	7,219

Total current tax expense	138,896	122,377	106,199

Deferred tax expense (benefit):
Federal income tax	(829)	10,586	12,253

Total deferred tax expense (benefit)	(829)	10,586	12,253

Income tax expense	$ 138,067	$132,963	$118,452

        The preceding table does not reflect the tax effects of unrealized gains and losses on securities and cash flow hedges that are included in shareholders’ equity, and the tax effects recorded in shareholders’ equity related to the Company’s stock option plans and employee stock ownership plan. As a result of these tax effects, shareholders’ equity increased by $10,998,000 and $6,169,000 in 2003 and 2002, respectively, and decreased by $5,266,000 in 2001.

        The following is a reconciliation of the federal statutory income tax rate to the Company’s effective rate.

($ in thousands)	Year Ended December 31

	2003			2002			2001

	Amount	Rat	e	Amount	Rat	e	Amount	Rat	e

Tax expense based on federal statutory rate	$ 138,741	35.	0%	$ 133,987	35.0%		$ 118,038	35.	0%
Tax-exempt interest	(4,244)	(1.1)		(4,997)	(1.3)		(5,536)	(1.7)
State income tax, net of federal benefit	5,193	1.3		5,482	1.4		4,693	1.4
Amortization of non-deductible goodwill	-		-	-		-	3,307	1.0
Other	(1,623)	(0.4)		(1,509)	(0.4)		(2,050)	(0.6)

Income tax expense	$ 138,067	34.	8%	$ 132,963	34.7%		$ 118,452	35.	1%

        Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities are detailed in the following table.

($ in thousands)		December 31

		2003	2002

Deferred tax assets:	Reserve for loan losses	$ 74,646	$ 74,468
	Accrued expenses	10,883	11,283
	Securities writedowns	10,178	8,603
	Deferred compensation	7,158	6,418
	Loan fees	2,792	3,739
	Net unrealized losses on cash flow hedges	850	12,733
	Goodwill and other purchase accounting intangibles	-	837
	Other	13,878	14,552

	Total deferred tax assets	120,385	132,633

Deferred tax liabilities:	Mortgage servicing rights	36,321	32,720
	Leasing	24,936	27,717
	Depreciation	17,084	15,972
	Net unrealized gains on securities available for sale	7,732	26,403
	Other	21,655	24,869

	Total deferred tax liabilities	107,728	127,681

	Deferred tax assets, net of deferred tax liabilities	$ 12,657	$ 4,952

        Management assesses realizability of the net deferred tax asset based on the Company’s ability to first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. A deferred tax valuation reserve is established, if needed, to limit the net deferred tax asset to its realizable value.

Note 21 NET INCOME PER COMMON SHARE DATA

        The following sets forth the computation of net income per common share and net income per common share — assuming dilution.

($ in thousands, except per-share data)		Year Ended December 31

		2003	2002	2001

Numerator:	Net income	$ 258,336	$ 249,857	$ 218,798
	Preferred stock dividends	-	-	(4,500)

	Numerator for net income per common share	258,336	249,857	214,298
	Effect of dilutive securities	-	-	-

	Numerator for net income per common
	share - assuming dilution	$ 258,336	$ 249,857	$ 214,298

Denominator:	Denominator for net income per common
	share (weighted-average shares outstanding)	154,500,054	156,808,005	156,206,702
	Effect of dilutive securities:
	Stock options	3,036,045	2,905,523	2,724,389
	Purchase warrants	-	253,359	137,583
	Restricted stock awards	64,125	90,277	167,535

	Denominator for net income per common
	share - assuming dilution	157,600,224	160,057,164	159,236,209

Net income per common share		$ 1.67	$ 1.59	$ 1.37

Net income per common share - assuming dilution		$ 1.64	$ 1.56	$ 1.35

        The weighted-average shares outstanding exclude 1,620,221, 1,952,030 and 2,298,581 average common shares in 2003, 2002 and 2001, respectively, held by the Hibernia ESOP (see Note 15) which have not been committed to be released.

        Options with an exercise price greater than the average market price of the Company’s Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share — assuming dilution. During 2003 there were 73,000 antidilutive options outstanding (which had exercise prices ranging from $19.86 to $22.97 per option share), during 2002 there were 218,500 antidilutive options outstanding (which had exercise prices ranging from $19.50 to $21.72 per option share) and during 2001 there were 3,505,653 antidilutive options outstanding (which had exercise prices ranging from $16.09 to $21.72 per option share).

Note 22 COMPREHENSIVE INCOME

        The following is a summary of the components of other comprehensive income.

		Income Tax
	Before	Expense	After
($ in thousands)	Income Taxes	(Benefit)	Income Taxes

Year ended December 31, 2003

Unrealized gains (losses) on securities available for sale, net	$(39,630)	$(13,870)	$(25,760)
Reclassification adjustment for net (gains) losses realized in net income	(13,716)	(4,801)	(8,915)

Unrealized gains (losses) on securities available for sale, net	(53,346)	(18,671)	(34,675)

Unrealized gains (losses) on cash flow hedges, net	10,376	3,632	6,744
Reclassification adjustment for net (gains) losses realized in net income	23,574	8,251	15,323

Unrealized gains (losses) on cash flow hedges, net	33,950	11,883	22,067

Other comprehensive income	$(19,396)	$(6,788)	$(12,608)

Year ended December 31, 2002

Unrealized gains (losses) on securities available for sale, net	$ 43,990	$ 15,397	$ 28,593
Reclassification adjustment for net (gains) losses realized in net income	(39)	(14)	(25)

Unrealized gains (losses) on securities available for sale, net	43,951	15,383	28,568

Unrealized gains (losses) on cash flow hedges, net	(25,324)	(8,864)	(16,460)
Reclassification adjustment for net (gains) losses realized in net income	-	-	-

Unrealized gains (losses) on cash flow hedges, net	(25,324)	(8,864)	(16,460)

Other comprehensive income	$ 18,627	$ 6,519	$ 12,108

Year ended December 31, 2001

Unrealized gains (losses) on securities available for sale, net	$ 30,686	$ 10,741	$ 19,945
Reclassification adjustment for net (gains) losses realized in net income	1,844	645	1,199

Unrealized gains (losses) on securities available for sale, net	32,530	11,386	21,144

Unrealized gains (losses) on cash flow hedges, net	(11,055)	(3,869)	(7,186)
Reclassification adjustment for net (gains) losses realized in net income	-	-	-

Unrealized gains (losses) on cash flow hedges, net	(11,055)	(3,869)	(7,186)

Other comprehensive income	$ 21,475	$ 7,517	$ 13,958

        The following is a summary of the components of accumulated other comprehensive income.

($ in thousands)	December 31

	2003	2002

Unrealized gains on securities available for sale, net	$ 14,358	$ 49,033
Unrealized losses on cash flow hedges, net	(1,579)	(23,646)

Total accumulated other comprehensive income	$ 12,779	$ 25,387

Note 23 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

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

        The Company maintains positions in a variety of derivative financial instruments. Many of these positions are customer-oriented and include interest rate swaps, options, caps, floors and foreign exchange contracts. Matched positions are established for these customer-oriented activities to minimize risk to the Company. Additionally, the Company enters into forward sales contracts for its own account related to mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (as well as anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. Portions of these contracts are designated as fair value hedges. The Company also enters into interest rate swap agreements to manage interest rate risk on a portion of its Federal Home Loan Bank (FHLB) advances and into foreign exchange forward contracts to minimize risk on loans which will be repaid in foreign currencies. These contracts are designated as hedges.

        Interest rate contracts are entered into by the Company in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into such interest rate contracts.

        The amounts disclosed in the following table represent the notional amounts and estimated fair values of derivative financial instruments which were not designated as hedges at December 31, 2003 and 2002. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments, based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

	December 31

($ in thousands)	2003		2002

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value

Interest rate swaps:
Assets	$1,066,327	$31,703	$929,956	$43,103
Liabilities	$921,822	$(27,069)	$929,956	$(39,434)
Options, caps and floors held	$32,248	$603	$21,569	$898
Options, caps and floors written	$32,248	$(603)	$21,569	$(898)
Mortgage interest rate lock commitments	$189,107	$2,004	$559,337	$6,776
Mortgage forward sales contracts	$189,107	$(1,764)	$559,337	$(6,124)
Foreign exchange contracts:
Purchased	$404	$38	$1,703	$170
Sold	$408	$(33)	$1,704	$(161)

        Noninterest income of $2,492,000, $1,982,000 and $4,068,000 was recognized on interest rate contracts not designated as hedges during 2003, 2002 and 2001, respectively. Also during 2003, 2002 and 2001, noninterest income was reduced by $412,000, and increased by $230,000 and $423,000, respectively, relating to the value of interest rate lock commitment derivatives and the related forward sales contracts resulting from the Company’s mortgage origination activity.

        The amounts disclosed in the following table represent the notional amounts and estimated fair values of derivative financial instruments which were designated as hedges at December 31, 2003 and 2002. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments, based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

($ in thousands)	December 31, 2003				December 31, 2002

	Hedged Item				Hedged Item

				Change in				Change in
	Notional	Estimated	Hedged	Estimated	Notional	Estimated	Hedged	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value

Fair value hedges:
Mortgage forward sales contracts	$ 141,265	$ (2,465)			$ 451,399	$ (8,190)
Mortgage loans held for sale			$ 141,265	$ 2,465			$ 451,399	$ 8,190
Foreign exchange contracts	$ 7,665	$ 16			$ 6,451	$ (215)
Foreign-denominated loans			$ 7,665	$ (16)			$ 6,451	$ 215
Cash flow hedges:
Interest rate swap liability
relating to FHLB advances	$ 400,000	$ (2,429)			$700,000	$ (36,379)

         Fair value hedges: Portions of the forward sales contracts relating to mortgage loans held for sale are designated as fair value hedges. The purpose of these contracts is to protect the Company from the risk that changes in the interest rate environment will affect the sales price of loans when they are eventually sold. As interest rates rise, the decline in the value of the loans is offset by the increase in the value of the forward sales contracts. Conversely, as interest rates decline, the value of the forward sales contracts decreases, but the value of the loans increases, resulting in no impact on earnings. There was no effect on income related to hedge ineffectiveness in 2003, 2002 or 2001.

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

        Cash flow hedges: During 2002 and 2001, the Company entered into interest rate swap agreements that effectively modify the Company’s exposure to interest rate risk by converting a portion of the Company’s variable rate FHLB advances to fixed rates. The maturities of these interest rate swaps match the maturities of the underlying debt, with various maturities from 2004 to 2007. These contracts are designated as cash flow hedges. These agreements involve the receipt of floating rate amounts in exchange for fixed-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. There was no effect on income related to hedge ineffectiveness in 2003, 2002 or 2001. As a result of these swaps, interest expense was increased by $21,121,000, $19,176,000 and $5,892,000 for the years ended December 31, 2003, 2002 and 2001, respectively. This impact represents the difference between fixed and floating rates for the period the swaps were in effect. As interest is accrued monthly on the underlying FHLB advances, the fair value of the swaps recorded in other comprehensive income is adjusted and the current month’s swap payable or receivable is recorded in interest expense. In accordance with the provisions of SFAS No. 133 for cash flow hedges, the hedged FHLB advances are not marked to market and therefore are not reflected in the preceding table.

        During 2003, the Company prepaid a five-year $300 million variable-rate FHLB advance and terminated the related interest rate swap agreement. The cost associated with the termination of the related swap agreement was $19,690,000, which was recorded in interest expense.

        During 2001, the Company entered into an interest rate swap agreement designated as a fair value hedge relating to the indirect automobile loan securitization discussed in Note 6. A loss of $1,025,000 was recognized in other noninterest income upon the termination of this swap.

Note 24 COMMITMENTS AND CONTINGENCIES

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

        The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of performance guarantees. At December 31, 2003, standby letters of credit had expiration dates through 2010. Collateral requirements are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company’s loss reserves. Management does not anticipate any material losses related to these instruments.

        Effective January 1, 2003, the Company adopted the recognition and measurement provisions of FASB Interpretation No 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The recognition and measurement provisions of the interpretation were applicable on a prospective basis to certain guarantees issued or modified after December 31, 2002 and require the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Of the standby letters of credit and financial guarantees outstanding at December 31, 2003, $248,970,000 relate to guarantees entered into after January 1, 2003, which have a negative fair value of $2,591,000 and are included in other liabilities.

        The Company entered into agreements for advances from the Federal Home Loan Bank of Dallas in December 2002, which were received in January 2003 and are included in the outstanding FHLB advance balance as of December 31, 2003.

        The following is a summary of the contractual amounts of financial commitments at December 31, 2003 and 2002.

($ in thousands)	December 31

	2003	2002

Commitments to extend credit	$3,561,661	$3,145,890
Letters of credit and financial guarantees	$ 562,659	$ 456,047
Commitments for Federal Home Loan Bank advances	$ -	$ 100,000

        In December 2003, the Company signed a definitive merger agreement with Coastal Bancorp, Inc. Under the terms of the agreement, Hibernia would purchase all of the outstanding common stock and options of Coastal for approximately $230,000,000 in cash in or near the second quarter of 2004. The merger is pending certain regulatory approvals and the approval of Coastal shareholders.

        The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.

Note 25 FAIR VALUE OF FINANCIAL INSTRUMENTS

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

        The carrying amount of cash and cash equivalents, trading account assets, mortgage loans held for sale, noninterest-bearing deposits and short-term borrowings approximates the estimated fair value of these financial instruments. The estimated fair value of securities is based on quoted market prices and prices obtained from independent pricing services, when available, or estimated by management using various factors for securities for which there is no public market. The estimated fair value of loans, interest-bearing deposits and FHLB advances is based on present values using applicable risk-adjusted spreads to the appropriate yield curve to approximate current interest rates applicable to each category of these financial instruments. The estimated fair value of mortgage servicing rights is based on present values of estimated future cash flows. Mortgage servicing rights are valued on an individual loan basis, grouped in tranches stratified by loan type, rate type (fixed vs. adjustable) and interest rate. The estimated fair value of commitments to extend credit and letters of credit and financial guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair value of the commitment for FHLB advances is based on the estimated fee charged to cancel the commitment, which is based on changes in the interest rate environment from the date of the commitment.

        Interest rates are not adjusted for changes in credit risk of performing commercial and small business loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories and believes the risk factor embedded in the interest rates results in a fair valuation of these loans on an entry-value basis.

        Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses which totaled $213,275,000 and $212,765,000 at December 31, 2003 and 2002, respectively. In addition, credit risk exposure on loans is mitigated by many factors including maintaining a diversified portfolio and obtaining collateral or other forms of credit support from borrowers. The loan portfolio is diversified by loan type, industry and borrower. The requirements for collateral, covenants or guarantees are assessed as part of the Company’s underwriting process based on the loan type and the borrower’s credit-worthiness. The Company’s credit policies provide standards with respect to monitoring and valuation of collateral.

        The fair value estimates presented are based on information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

($ in thousands)	December 31

	2003		2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Cash and cash equivalents	$ 957,611	$ 957,611	$ 1,103,694	$ 1,103,694
Trading account assets	$ 3,853	$ 3,853	$ 8,561	$ 8,561
Securities available for sale	$ 3,866,470	$ 3,866,470	$ 3,511,153	$ 3,511,153
Securities held to maturity	$ 60,209	$ 61,633	$ 140,525	$ 146,369
Mortgage loans held for sale	$ 195,177	$ 195,177	$ 526,288	$ 526,288
Commercial loans	$ 3,234,178	$ 3,242,837	$ 2,876,471	$ 2,902,807
Small business loans	$ 2,642,902	$ 2,661,307	$ 2,507,788	$ 2,539,811
Consumer loans	$ 7,005,906	$ 7,056,031	$ 6,107,953	$ 6,186,058
Mortgage servicing rights, net	$ 118,334	$ 123,043	$ 114,403	$ 114,520

Liabilities
Noninterest-bearing deposits	$ 2,827,642	$ 2,827,642	$ 2,867,307	$ 2,867,307
Interest-bearing deposits	$11,331,877	$11,387,857	$10,613,715	$10,704,627
Short-term borrowings	$ 1,280,802	$ 1,280,802	$ 575,448	$ 575,448
Federal Home Loan Bank advances	$ 1,101,812	$ 1,144,530	$ 1,102,241	$ 1,163,935

        The following table represents the contractual amounts and estimated fair value of other financial instruments.

($ in thousands)	December 31

	2003		2002

	Contract	Fair	Contract	Fair
	Amount	Value	Amount	Value

Commitments to extend credit	$3,561,661	$(14,600)	$3,145,890	$(25,269)
Letters of credit and financial guarantees	$562,659	$(5,834)	$456,047	$(5,682)
Commitments for Federal Home Loan Bank advances	$-	$-	$100,000	$-

        See Note 23 for fair value information on derivative financial instruments.

Note 26 RELATED-PARTY TRANSACTIONS

        Certain directors and officers of the Company, members of their immediate families and entities in which they or members of their immediate families have principal ownership interests are customers of and have other transactions with the Company in the ordinary course of business. As customers, related parties engage in various transactions including but not limited to loans, deposits and securities sold under repurchase agreements.

        Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features. Loans outstanding to these related parties were $21,428,000 and $17,924,000 at December 31, 2003 and 2002, respectively. The change during 2003 reflects $14,334,000 in loan advances and $10,830,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.

        Securities sold to related parties under repurchase agreements amounted to $7,494,000 and $8,427,000 at December 31, 2003 and 2002, respectively. The security repurchase agreements are between the Bank and entities with which directors of the Company have affiliations. These agreements are made in the ordinary course of business and are on the same terms as those with unrelated entities.

        In November 2003, the Company sold its 50% interest in a joint venture with an unrelated third party to originate, sell and service loans under the Federal National Mortgage Association (Fannie Mae) Delegated Underwriting & Servicing (DUS) program. A gain of $6,166,000 was recorded on the sale of the Company’s interest in the joint venture and is included in other operating income. The Company’s investment in this joint venture had been accounted for using the equity method, and totaled $4,716,000 at December 31, 2002. Pretax operating earnings of $965,000 and $1,345,000 related to this joint venture were recorded during 2003 and 2002, respectively. The joint venture originated loans which totaled $72,265,000 during 2003 and $81,629,000 during 2002. All loans originated were sold within a short time period (less than one quarter) after origination. These loan originations corresponded directly with an amount advanced on the joint venture’s line of credit with the Company. The Company had extended a line of credit to this joint venture which totaled $35,000,000 and had an outstanding loan balance related to this line of credit of $9,165,000 at December 31, 2002. During 2003, during the period in which the joint venture remained a related party, the joint venture drew advances of $72,265,000 and made payments of $81,430,000 on its line of credit. These advances were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third party transactions and did not involve more than normal risk of collectibility or present other unfavorable features.

        The Company’s joint venture was not a party to any loan securitizations involving the Company. The loans originated by the joint venture were commercial real estate loans, primarily multifamily properties. The loans were sold to investors (primarily FNMA), and servicing rights were recorded at the time of the sale by the joint venture. The other partner in the joint venture serviced these loans under a sub-servicing agreement. The servicing rights were carried at the lower of amortized cost or market value in the financial statements of the joint venture. There were no security interests purchased by the Company or the other partner in the joint venture that related to any loans sold by the joint venture.

Note 27 REGULATORY MATTERS AND DIVIDEND RESTRICTIONS

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

        As of December 31, 2003 and 2002, the most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Bank’s categories nor is management aware of any material unresolved regulatory issues.

        The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table.

($ in thousands)	Tier 1 Risk-Based Capital		Total Risk-Based Capital		Leverage

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2003

Hibernia Corporation	$1,534,079	10.50%	$1,717,078	11.75%	$1,534,079	8.65%
Hibernia National Bank	$1,381,815	9.47%	$1,564,639	10.72%	$1,381,815	7.80%

December 31, 2002

Hibernia Corporation	$1,412,327	10.57%	$1,579,991	11.82%	$1,412,327	8.45%
Hibernia National Bank	$1,298,624	9.72%	$1,466,172	10.98%	$1,298,624	7.78%

        Under current FRB regulations, the Bank may lend the Parent Company up to 10% of its capital and surplus, provided that any such loan is secured at the time of the transaction by collateral having the market value required by applicable regulations.

        The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 2004, the Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $165,419,000, plus net retained profits earned in 2004 prior to the dividend declaration date.

        Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $44,576,000 in 2003 and $28,430,000 in 2002.

Note 28 HIBERNIA CORPORATION

        The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

Balance Sheets	December 31

($ in thousands)	2003	2002

Investment in bank subsidiary	$1,594,992	$1,536,110
Investment in nonbank subsidiaries	56,102	61,749
Other assets	155,249	109,770

Total assets	$1,806,343	$1,707,629

Other liabilities	$ 10,736	$ 5,202
Debt (ESOP guarantee)	18,122	21,565
Shareholders' equity	1,777,485	1,680,862

Total liabilities and shareholders' equity	$1,806,343	$1,707,629

Income Statements	Year Ended December 31

($ in thousands)	2003	2002	2001

Equity in undistributed net income of subsidiaries	$ 64,224	$ 85,506	$ 42,095
Dividends from subsidiaries	195,340	167,650	179,260
Other income	1,307	1,800	3,648
Securities gains (losses), net	699	(873)	(15)

Total income	261,570	254,083	224,988
Total expense	2,502	2,608	4,993

Income before income taxes	259,068	251,475	219,995
Income tax expense	732	1,618	1,197

Net income	$258,336	$ 249,857	$ 218,798

Statements of Cash Flows	Year Ended December 31

($ in thousands)	2003	2002	2001

Operating activities:
Net income	$ 258,336	$ 249,857	$ 218,798
Non-cash adjustment for equity in
subsidiaries' undistributed net income	(64,224)	(85,506)	(42,095)
Realized securities (gains) losses, net	(699)	873	15
Other adjustments	13,403	5,212	3,888

Net cash provided by operating activities	206,816	170,436	180,606

Investing activities:
Investment in and advances to subsidiaries	(4,700)	(9,975)	(4,024)
Repayment of advances to subsidiaries	3,250	-	-
Purchases of securities available for sale	(466)	(1,094)	(947)
Proceeds from sales of securities available for sale	1,457	1,058	750
Other	-	571	1,118

Net cash used by investing activities	(459)	(9,440)	(3,103)

Financing activities:
Dividends paid	(97,509)	(89,442)	(88,722)
Issuance of common stock	25,997	35,783	12,095
Redemption of preferred stock	-	-	(86,950)
Purchase of treasury stock	(87,605)	(107,004)	-

Net cash used by financing activities	(159,117)	(160,663)	(163,577)

Increase in cash and cash equivalents	47,240	333	13,926
Cash and cash equivalents at beginning of year	86,733	86,400	72,474

Cash and cash equivalents at end of year	$ 133,973	$ 86,733	$ 86,400

Note 29 SEGMENT INFORMATION

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

        The Company’s segment information is presented by line of business. Each line of business is a strategic unit that provides various products and services to groups of customers that have certain common characteristics. The reportable operating segments are Consumer, Small Business, Commercial, and Investments and Public Funds. The Consumer segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage, and life and health insurance. The Small Business and Commercial segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, treasury management, investment banking, property and casualty insurance and private equity investments. The Small Business segment provides products and services to mid-size and smaller business entities (generally with annual revenues less than $10,000,000) and the Commercial segment provides products and services to larger business entities. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest rate risk, and liquidity and funding positions. The provision for temporary impairment of mortgage servicing rights, primarily a function of interest rate risks, is also included in this segment. The Other segment includes the areas of support services and facilities management as well as income and expense items considered to be unusual.

        The accounting policies used by each segment are the same as those discussed in the summary of significant accounting policies, except as described in the reconciliation of segment totals to consolidated totals. The following is a summary of certain average balances by segment.

				Investments
		Small		and Public		Segment
($ in thousands)	Consumer	Business	Commercial	Funds	Other	Total

December 31, 2003

Average loans	$6,459,600	$2,521,700	$2,931,900	$ 300	$ 1,500	$11,915,000
Average assets	$9,187,900	$2,561,000	$3,028,400	$3,969,200	$672,600	$19,419,100
Average deposits	$7,721,900	$1,960,500	$1,229,600	$2,314,400	$ 24,400	$13,250,800

December 31, 2002

Average loans	$5,968,000	$2,473,000	$2,820,800	$ 1,900	$ 11,200	$11,274,900
Average assets	$8,704,300	$2,483,700	$2,915,000	$3,491,800	$654,100	$18,248,900
Average deposits	$7,393,800	$1,917,500	$1,097,500	$2,096,400	$ 19,100	$12,524,300

        The following table presents condensed income statements for each segment.

				Investments
		Small		and Public		Segment
($ in thousands)	Consumer	Business	Commercial	Funds	Other	Total

Year ended December 31, 2003

Net interest income	$401,227	$172,742	$119,084	$ 23,954	$(42,712)	$674,295
Provision for loan losses	24,424	16,393	19,227	-	6	60,050

Net interest income after
provision for loan losses	376,803	156,349	99,857	23,954	(42,718)	614,245

Noninterest income	252,495	35,121	82,668	(23,343)	3,142	350,083
Noninterest expense	356,121	113,675	106,053	14,309	(25,775)	564,383

Income before income taxes	273,177	77,795	76,472	(13,698)	(13,801)	399,945
Income tax expense	95,612	27,228	26,765	(4,794)	363	145,174

Net income	$177,565	$ 50,567	$ 49,707	$ (8,904)	$(14,164)	$254,771

Year ended December 31, 2002

Net interest income	$344,548	$168,909	$111,340	$ 100,148	$(16,576)	$708,369
Provision for loan losses	28,197	21,715	30,703	-	10	80,625

Net interest income after
provision for loan losses	316,351	147,194	80,637	100,148	(16,586)	627,744

Noninterest income	219,553	32,601	60,042	(20,332)	9,071	300,935
Noninterest expense	334,743	109,945	94,239	14,029	(11,229)	541,727

Income before income taxes	201,161	69,850	46,440	65,787	3,714	386,952
Income tax expense	70,406	24,448	16,254	23,025	6,781	140,914

Net income	$130,755	$ 45,402	$ 30,186	$ 42,762	$(3,067)	$246,038

Year ended December 31, 2001

Net interest income	$307,307	$164,638	$118,629	$ 90,593	$(12,095)	$669,072
Provision for loan losses	34,441	20,810	41,992	-	7	97,250

Net interest income after
provision for loan losses	272,866	143,828	76,637	90,593	(12,102)	571,822

Noninterest income	209,479	29,002	59,193	(10,317)	6,667	294,024
Noninterest expense	309,281	108,522	98,710	13,298	(5,616)	524,195

Income before income taxes	173,064	64,308	37,120	66,978	181	341,651
Income tax expense	60,572	22,508	12,992	23,442	4,757	124,271

Net income	$112,492	$ 41,800	$ 24,128	$ 43,536	$(4,576)	$217,380

        In order to analyze segments on an individual basis, each segment’s balance sheet is balanced by adjusting assets or liabilities to reflect its net funding position. Assets are increased if the segment has excess funds; liabilities are increased if the segment requires funding. Segment assets and deposits are decreased for cash items in process of collection, which are reclassified from assets to deposits.

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

        The following is a reconciliation of segment totals to consolidated totals.

	Average	Average	Average
($ in thousands)	Loans	Assets	Deposits

December 31, 2003

Segment total	$11,915,000	$ 19,419,100	$13,250,800
Excess funds invested	-	(2,020,200)	-
Reclassification of cash items in process of collection	-	358,100	358,100

Consolidated total	$11,915,000	$ 17,757,000	$13,608,900

December 31, 2002

Segment total	$11,274,900	$ 18,248,900	$12,524,300
Excess funds invested	-	(2,030,100)	-
Reclassification of cash items in process of collection	-	342,400	342,400

Consolidated total	$11,274,900	$ 16,561,200	$12,866,700

		Provision			Income Tax
	Net Interest	for Loan	Noninterest	Noninterest	Expense
($ in thousands)	Income	Losses	Income	Expense	(Benefit)	Net Income

Year ended December 31, 2003

Segment total	$ 674,295	$60,050	$350,083	$564,383	$ 145,174	$254,771
Taxable-equivalent adjustment	(3,542)	-	-	-	(3,542)	-
Income tax expense	-	-	-	-	(3,565)	3,565

Consolidated total	$ 670,753	$60,050	$350,083	$564,383	$ 138,067	$258,336

Year ended December 31, 2002

Segment total	$ 708,369	$80,625	$300,935	$541,727	$ 140,914	$246,038
Taxable-equivalent adjustment	(4,132)	-	-	-	(4,132)	-
Income tax expense	-	-	-	-	(3,819)	3,819

Consolidated total	$ 704,237	$80,625	$300,935	$541,727	$ 132,963	$249,857

Year ended December 31, 2001

Segment total	$ 669,072	$97,250	$294,024	$524,195	$ 124,271	$217,380
Taxable-equivalent adjustment	(4,401)	-	-	-	(4,401)	-
Income tax expense	-	-	-	-	(1,418)	1,418

Consolidated total	$ 664,671	$97,250	$294,024	$524,195	$ 118,452	$218,798