Form 10-K, Exhibit 13
period 2004-12-31
HIBERNIA CORP
filed 2005-03-04
CIK 47288

Exhibit 13

HIBERNIA CORPORATION

Corporate Offices

313 Carondelet Street

New Orleans, LA 70130

504-533-3333

Mailing Address

P.O. Box 61540

New Orleans, LA 70161

Electronic Address

Internet: Hibernia.com

E-mail: Hibernia.com/emailus

Shareholder, Employee Data

(at December 31, 2004)

Shareholders of record: 14,716

Full-time equivalent employees: 6,210

Stock Listing

Common Stock

Exchange: NYSE            Symbol: HIB

Price and volume

Listed as “Hibernia” or “HIB” in The Wall Street Journal and under similar designations in other daily newspapers.

HIBERNIA STOCK PRICE AND DIVIDEND INFORMATION

	2004			2003
	Market Price (1)		Cash Dividends Declared	Market Price (1)		Cash Dividends Declared
	High	Low		High	Low
1st quarter	$24.04	$22.68	$.18	$20.33	$16.47	$.15
2nd quarter	$24.30	$21.72	$.18	$19.56	$16.82	$.15
3rd quarter	$26.85	$23.75	$.20	$21.15	$18.56	$.15
4th quarter	$29.98	$26.62	$.20	$23.69	$20.90	$.18

(1)	NYSE closing price.

Shareholder Assistance

For change of address, records, transfer of stock from one name to another, assistance with lost certificates, direct deposit of dividends, or a Dividend Reinvestment and Stock Purchase Plan prospectus:

Mellon Investor Services

Securityholder Relations Department

85 Challenger Road, Overpeck Centre

Ridgefield Park, NJ 07660

Toll free: 800-814-0305

www.melloninvestor.com

Dividend Reinvestment and Stock Purchase Plan

Once enrolled, shareholders may purchase new shares directly from the Company through reinvested dividends, optional cash purchases or both-an economical, convenient way to increase Hibernia holdings. For more information: 800-814-0305.

Direct Deposit of Dividends

Obtain dividends faster through direct deposit. To sign up or receive information, call 800-814-0305.

Duplicate Mailings

Shareholders of record who receive more than one copy of this annual report can contact Mellon Investor Services at the above address and arrange to have their accounts consolidated.

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

The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through the Company’s Web site as soon as reasonable practicable after such material is electronically filed or furnished to the SEC. The Company’s Web site address is www.hibernia.com.

Corporate governance information, including the Company’s Code of Ethics that applies to its principal executive officer and senior financial officers, is available on the Company’s Web site (www.hibernia.com.) under “About Hibernia” in the “Corporate Governance” section located within the Company Overview. The Company will also post amendments to or waivers from that Code of Ethics on its Web site.

The Company has included as Exhibit 31 to its 2004 Form 10-K filed with the SEC certificates of the CEO and CFO of the Company certifying the quality of the Company’s public disclosure. The Company submitted to the NYSE in 2004 a certificate of the CEO of the Company certifying that he is not aware of any violation of the Company of NYSE corporate governance listings standards.

Five-Year Consolidated Summary of Income and Selected Financial Data (1)

HIBERNIA CORPORATION AND SUBSIDIARIES

Year Ended December 31 ($ in thousands, except per-share data)	2004	2003	2002	2001	2000
Interest income	$1,002,433	$910,305	$987,094	$1,159,400	$1,217,319
Interest expense	251,760	239,552	282,857	494,729	606,760

Net interest income	750,673	670,753	704,237	664,671	610,559
Provision for loan losses	48,250	60,050	80,625	97,250	120,650

Net interest income after provision for loan losses	702,423	610,703	623,612	567,421	489,909

Noninterest income:
Noninterest income	407,770	356,894	314,288	302,945	246,102
Securities losses, net	(20,344)	(6,811)	(13,353)	(8,921)	(3,921)

Noninterest income	387,426	350,083	300,935	294,024	242,181
Noninterest expense	640,131	564,383	541,727	524,195	469,574

Income before income taxes and minority interest	449,718	396,403	382,820	337,250	262,516
Income tax expense	156,688	138,067	132,963	118,452	91,883
Minority interest, net of income tax expense	76	—	—	—	—

Net income	$292,954	$258,336	$249,857	$218,798	$170,633

Net income applicable to common shareholders	$292,954	$258,336	$249,857	$214,298	$164,200

Adjusted net income(2)	$292,954	$258,336	$249,857	$230,307	$181,404

Adjusted net income applicable to common shareholders(2)	$292,954	$258,336	$249,857	$225,807	$174,971

Per common share information: (3)
Net income	$1.90	$1.67	$1.59	$1.37	$1.05
Net income - assuming dilution	$1.86	$1.64	$1.56	$1.35	$1.04
Adjusted net income(2)	$1.90	$1.67	$1.59	$1.45	$1.12
Adjusted net income - assuming dilution	$1.86	$1.64	$1.56	$1.42	$1.11
Cash dividends declared	$0.76	$0.63	$0.57	$0.53	$0.49
Average shares outstanding (000s)	153,859	154,500	156,808	156,207	156,655
Average shares outstanding - assuming dilution (000s)	157,499	157,600	160,057	159,236	158,020
Dividend payout ratio	40.00%	37.72%	35.85%	38.69%	46.67%

Selected year-end balances (in millions)
Loans	$15,719.2	$12,883.0	$11,492.2	$11,241.0	$12,124.7
Deposits	$17,378.9	$14,159.5	$13,481.0	$12,953.1	$12,692.7
Debt	$1,910.6	$1,101.8	$1,102.2	$1,043.0	$1,044.0
Equity	$1,941.9	$1,777.5	$1,680.9	$1,559.8	$1,479.7
Total assets	$22,308.1	$18,560.4	$17,392.7	$16,618.2	$16,698.0

Selected average balances (in millions)
Loans	$14,558.0	$11,915.0	$11,274.9	$11,622.8	$11,504.7
Deposits	$15,908.8	$13,608.9	$12,866.7	$12,608.3	$12,095.1
Debt	$1,640.1	$1,224.2	$1,040.0	$1,116.0	$886.8
Equity	$1,848.7	$1,713.4	$1,619.2	$1,551.6	$1,422.5
Total assets	$20,451.2	$17,757.0	$16,561.2	$16,478.4	$15,854.2

Selected ratios
Net interest margin (taxable-equivalent)	3.98%	4.16%	4.68%	4.41%	4.21%
Return on assets	1.43%	1.45%	1.51%	1.33%	1.08%
Return on common equity	15.85%	15.08%	15.43%	14.42%	12.35%
Return on total equity	15.85%	15.08%	15.43%	14.10%	12.00%
Efficiency ratio	54.97%	54.56%	52.76%	53.64%	54.15%
Adjusted efficiency ratio(2)	54.97%	54.56%	52.76%	52.35%	52.78%
Average equity/average assets	9.04%	9.65%	9.78%	9.42%	8.97%
Tier 1 risk-based capital ratio	9.48%	10.50%	10.57%	10.14%	9.69%
Total risk-based capital ratio	11.32%	11.75%	11.82%	11.39%	10.94%
Leverage ratio	7.51%	8.65%	8.45%	8.14%	7.65%

(1)	The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.

(2)	Excludes amortization of goodwill.

(3)	For a discussion of net income per common share computations, refer to Note 21 of the “Notes to the Consolidated Financial Statements.”

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

2004 Overview

Hibernia Corporation is a financial holding company which, through its bank and nonbank subsidiaries, provides a broad array of financial products and services throughout Louisiana and Texas and portions of Mississippi. At December 31, 2004, the Company operated 314 locations in 34 Louisiana parishes and 34 Texas counties and two mortgage loan production and retail brokerage services offices in Southern Mississippi. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; merchant processing; insurance; and trust and investment management. The Bank, through a wholly-owned subsidiary, also acts as a retail broker, providing access to alternative investment products, including stocks, bonds, mutual funds and annuities.

Earnings for fiscal year 2004 remained strong. Hibernia’s merger with Coastal Bancorp, Inc. (Coastal), parent of a $2.7-billion-asset Texas savings bank, became effective May 13, 2004. The transaction significantly expanded Hibernia’s presence in Houston and provided entry into Austin, Corpus Christi, the Rio Grande Valley and other communities in South Texas. The merger was accounted for as a purchase, and the results for 2004 include the operating results of Coastal from the date of consummation of the merger. Loans and deposits reached record levels, and the Texas expansion program moved forward.

Financial results for fiscal year 2004 include:

•	Net income for 2004 totaled $293.0 million, a 13% increase compared to $258.3 million for 2003. Net income per common share for 2004 of $1.90 increased 14% compared to $1.67 for 2003, and net income per common share - assuming dilution was $1.86 for 2004, an increase of 13% compared to $1.64 for 2003.

•	Hibernia reported total assets of $22.3 billion at December 31, 2004, up 20% from $18.6 billion a year earlier. The Coastal merger added approximately $2.7 billion in assets on the May 13 merger date.

•	Loans increased to $15.7 billion at December 31, 2004, a $2.8 billion (22%) increase from $12.9 billion at December 31, 2003. Consumer loans totaled $8.5 billion at December 31, 2004, up 21% from $7.0 billion a year earlier; commercial loans were $4.0 billion, up 24% from $3.2 billion at December 31, 2003; and small business loans were $3.2 billion, up 23% from $2.6 billion a year earlier. The Coastal merger contributed approximately $2.0 billion in loans at the May 13 merger date.

•	Deposits grew to $17.4 billion at December 31, 2004, a $3.2 billion (23%) increase from December 31, 2003. The Coastal merger added approximately $1.7 billion in deposits on the May 13 merger date.

•	Net interest income totaled $750.7 million for 2004, up 12% from 2003. The increase was due in part to the addition of Coastal in the second quarter of 2004 and the impact of $20.7 million in charges related to the prepayment of a $300 million Federal Home Loan Bank (FHLB) advance and the termination of the related interest rate swap in the third quarter of 2003. The net interest margin was 3.98% for 2004, compared to 4.16% for 2003. The decline resulted from a combination of the Coastal merger and earning assets repricing downward in the low interest rate environment.

•	The provision for loan losses in 2004 totaled $48.3 million, down 20% from $60.1 million in 2003. Net charge-offs were $48.8 million in 2004, down 18% from $59.5 million in 2003. The net charge-off ratio for 2004 was 0.34% as compared to 0.50% for 2003.

•	Reserve coverage of total and nonperforming loans remained strong at 1.45% and 350%, respectively, at December 31, 2004, compared to 1.66% and 384%, a year earlier. The nonperforming asset and nonperforming loan ratios were 0.49% and 0.41%, respectively, at December 31, 2004, compared to 0.53% and 0.43% a year earlier.

•	Noninterest income totaled $387.4 million for the year ended December 31, 2004, an increase of $37.3 million (11%) from $350.1 million for the year ended December 31, 2003. This increase is due to an increase in service charges on deposits, card-related fees, mortgage-banking income, investment-banking fees and retail investment fees.

•	Noninterest expense totaled $640.1 million for 2004, up 13% from $564.4 million in 2003. This increase includes the addition of Coastal and the 12 new Texas branches opened during 2004.

•	Return on assets and return on common equity ratios were 1.43% and 15.85%, respectively, for the year ended December 31, 2004, compared to 1.45% and 15.08% for the prior year.

•	Capital remained strong at December 31, 2004, with a leverage ratio of 7.51%, compared to 8.65% at December 31, 2003. The leverage ratio declined as a result of the Coastal merger and is in line with management’s expectations. In 2004, the Company repurchased approximately 2.9 million shares of its common stock under buyback programs authorized by the Board of Directors.

•	Cash dividends per common share for 2004 increased to $0.76, 21% higher than the 2003 cash dividend of $0.63 per common share and 33% higher than the 2002 cash dividend of $0.57 per common share.

The Company’s emphasis continues to be on developing a stronger sales and service culture, growing within its geographic footprint, generating more fee income, maintaining good credit quality and expanding and enhancing its delivery channels. The Company’s mission statement reads as follows: Hibernia will continue to be Louisiana’s first choice as a trusted financial resource, and by 2007 will have at least 25% of our deposits in Texas, while growing earnings 8% to 10% annually. The Company’s management is working to achieve these goals while remaining committed to operating in a careful, cautious and conservative manner.

In line with the mission statement, Hibernia significantly strengthened its position in Texas by completing the merger with Coastal. Hibernia also continued its de novo office expansion into Texas by opening 12 new offices in the high-growth markets of Dallas-Fort Worth and Houston. In addition, the Company eliminated a significant amount of volatility from its earnings by selling most of the residential mortgage servicing portfolio to CitiMortgage, Inc. in the second half of the year. The Company will continue to originate home loans, maintain its adjustable-rate mortgages and sell the servicing rights for fixed-rate first mortgage loans.

Looking forward to 2005, Hibernia expects earnings per share- assuming dilution to remain in line with its mission’s stated goal of 8% to 10% annual growth. Not included in 2005 earnings guidance are expensing of stock options and first quarter gains from two events: the sale of an energy asset that was reclassified in 2003 from the private-equity portfolio to other foreclosed assets and the merger of the PULSE and Discover networks. These gains are expected to total $0.08 per diluted common share after tax. The Company will begin expensing stock options in third-quarter 2005.

In 2005, Hibernia plans to open approximately 20 new branches in the Houston and Dallas-Fort Worth areas. In December 2004, the Board of Directors authorized an additional $150 million to extend the Texas de novo program beyond 2005, bringing the total Texas de novo program investment to $250 million. By the end of 2007, the Company expects to have opened approximately 70 offices as part of the de novo program.

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

The reserve for loan losses is maintained to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet dates. The reserve is comprised of three components: specific reserves on certain problem loans, general reserves determined primarily from historical loss allocation factors applied to pools of loans and an unallocated portion. The reserve is calculated using both objective and subjective information. The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. For further discussion on this calculation and assumptions and methods used, see the “Reserve and Provision for Loan Losses” section of this analysis.

The Company is required to perform valuations of assets and liabilities in accordance with various generally accepted accounting principles. Under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” the purchase price in an acquisition is allocated to the estimated fair value of the assets acquired and liabilities assumed, including identifiable intangible assets. The excess of costs over the fair value of the net assets acquired is recorded as goodwill. Impairment testing of goodwill, which is performed annually or more frequently if certain conditions occur, requires the Company to determine its fair value by reporting unit. Impairment testing is a two-step process that first compares the fair value of a reporting unit with its carrying amount, and second, if necessary, measures impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units are operating segments as defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The Company’s reporting units are based on lines of business. Assets and liabilities are allocated to reporting units using the Company’s internal management reporting system. Goodwill is allocated directly to these reporting units, when applicable, or based on the allocation of loans to the reporting segments for each region in which the goodwill originated. When quoted market prices are not available for assets and liabilities, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. However, management uses assumptions that it considers to be appropriate in its impairment testing. The Company did not record impairment of goodwill in 2004 or 2003. Additional information on goodwill and other intangible assets can be found in Note 8 of the “Notes to Consolidated Financial Statements.”

The Company records a servicing asset when the right to service mortgage loans for others is acquired through a purchase or retained upon the sale of loans. Based upon current fair values, servicing rights are periodically assessed for impairment. For this valuation, the mortgage servicing portfolio is stratified into tranches on the basis of certain risk characteristics including loan type and interest rate. A discounted cash flow analysis is performed using various assumptions including prepayment speeds, discount rates and servicing costs. The Company uses national prepayment speed assumptions and adjusts them based on actual prepayment behavior of its own portfolio with information obtained from an independent third party. To the extent that temporary impairment exists in a tranche, writedowns are recognized in current earnings as an adjustment to the corresponding valuation allowance. As market conditions improve, the valuation allowance is reversed in current earnings. Impairment is considered to be other-than-temporary when the Company determines that the carrying value of a tranche is expected to exceed the fair value for an extended period of time based on forecasted assumptions, including expected interest-rate levels and prepayment speeds. Other-than-temporary impairment is recognized through a writedown of the asset with a corresponding reduction in the valuation allowance. On September 30, 2004, the Company sold substantially all of its approximately $10 billion third-party residential mortgage servicing portfolio. At December 31, 2004, remaining mortgage servicing rights totaled $1.6 million. The Company’s current practice is to sell the servicing rights associated with the mortgage loans sold. This accounting policy will not be significant in 2005.

The Company has elected to account for its stock-based compensation plans under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” which is allowed by SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with APB Opinion No. 25, compensation expense relating to stock options is not reflected in net income provided the exercise price of the stock options granted equals or exceeds the market value of the underlying common stock at the date of grant. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. If the Company had elected to apply the fair value recognition provisions of SFAS No. 123 for stock options, net income would have been reduced by $7.5 million ($0.04 per common share), $6.0 million ($0.04 per common share) and $6.1 million ($0.04 per common share) for the years ended December 31, 2004, 2003 and 2002, respectively. Compensation expense under the fair value method was calculated using the Black-Scholes option valuation model. In accordance with new accounting guidance requiring the expensing of stock-based compensation, the Company will begin expensing stock options in July 2005.

The Black-Scholes model estimates the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

The Company’s management has discussed the development and selection of these critical accounting policies with the Audit Committee of the Company’s Board of Directors, and the Audit Committee has reviewed the Company’s disclosure relating to these policies.

Merger Activity

On May 13, 2004, Hibernia completed its merger with Coastal Bancorp, Inc. (Coastal), headquartered in Houston, Texas. The merger almost doubled Hibernia’s Texas customer deposits to approximately 22% of the Company’s total customer deposits, moving the Company closer to achieving its goal of having 25% of its deposits in Texas by 2007. The transaction significantly expanded Hibernia’s presence in Houston and provided entry into Austin, Corpus Christi, the Rio Grande Valley and other communities in South Texas. Under terms of the merger agreement, Hibernia purchased all of the outstanding stock and options of Coastal for $231.0 million in cash, or $41.50 per share of Coastal stock, net of exercise price for options (and including tax withholding).

The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the fair value of tangible and intangible assets acquired and liabilities assumed. The results of operations of Coastal have been included in the Company’s consolidated financial statements since the date of acquisition. At the date of acquisition, Coastal had approximately $2.7 billion in assets, $2.0 billion in loans and $1.7 billion in deposits. In connection with the allocation of the purchase price, goodwill of $116.9 million and a core deposit intangible of $23.6 million were recorded.

On April 28, 2004, Hibernia National Bank purchased 50% of the outstanding shares of The MerchantNet.com Corporation (MerchantNet), with an option to purchase the remaining 50% at a later date. MerchantNet is a provider of payment solutions for merchants and is currently doing business under the name “Hibernia Merchant Services.” MerchantNet is a variable interest entity. The Company is the primary beneficiary in accordance with Financial Accounting Standards Board Interpretation (FIN) No. 46(R) and therefore MerchantNet is consolidated in the Company’s financial statements. Because the Company does not own 100% of MechantNet, a liability for the minority ownership interest of the subsidiary is included in other liabilities in the consolidated balance sheets, and the net income relating to the minority interest, net of income tax, is deducted as a single line item in the consolidated income statements.

On April 1, 2002, the Company enhanced its expertise in life insurance and financial planning by consummating the purchase of Friedler/LaRocca Financial Partners, L.L.C. (Friedler/LaRocca). Friedler/LaRocca, a New Orleans based firm specializing in life insurance and other financial services for wealthy clients, serves customers in shipping, financial services, legal and other key regional industries. It now operates as part of Hibernia’s Private Client Group and continues to serve the needs of clients in such areas as life insurance, incentive compensation and deferred compensation planning, estate and financial planning, retirement planning and other investment products.

Consolidated Average Balances, Interest and Rates

HIBERNIA CORPORATION AND SUBSIDIARIES

Taxable-equivalent basis (1)	2004			2003
(Average balances $ in millions, interest $ in thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Interest-earning assets:
Commercial loans	$3,481.2	$158,359	4.55%	$2,914.1	$129,222	4.43%
Small business loans	3,143.2	188,849	6.01	2,545.0	163,562	6.43
Consumer loans	7,933.6	482,769	6.09	6,455.9	442,463	6.85

Total loans (2)	14,558.0	829,977	5.70	11,915.0	735,247	6.17

Securities available for sale	4,015.0	165,106	4.11	3,620.8	151,250	4.18
Securities held to maturity	47.3	2,486	5.25	96.8	5,207	5.38

Total securities	4,062.3	167,592	4.13	3,717.6	156,457	4.21

Short-term investments	255.3	4,217	1.65	230.4	3,424	1.49
Mortgage loans held for sale	122.1	6,644	5.44	421.9	22,010	5.22

Total interest-earning assets	18,997.7	$1,008,430	5.31%	16,284.9	$917,138	5.63%

Reserve for loan losses	(228.8)			(213.8)
Noninterest-earning assets:
Cash and due from banks	617.4			595.7
Trade-date securities available for sale	88.9			225.5
Other assets	976.0			864.7

Total noninterest-earning assets	1,682.3			1,685.9

Total assets	$20,451.2			$17,757.0

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$424.2	$3,624	0.85%	$393.5	$2,811	0.71%
Money market deposit accounts	4,321.8	43,820	1.01	3,164.5	23,976	0.76
Savings accounts	2,546.1	20,499	0.81	2,532.4	18,354	0.72
Other consumer time deposits	2,851.5	70,332	2.47	2,307.1	67,228	2.91
Public fund certificates of deposit of $100,000 or more	793.1	11,382	1.44	838.2	13,175	1.57
Certificates of deposit of $100,000 or more	1,116.5	31,514	2.82	904.2	27,083	3.00
Foreign time deposits	679.4	8,004	1.18	577.1	5,668	0.98

Total interest-bearing deposits	12,732.6	189,175	1.49	10,717.0	158,295	1.48

Short-term borrowings:
Federal funds purchased	203.0	2,261	1.11	171.9	1,744	1.01
Repurchase agreements	516.4	4,885	0.95	537.7	4,594	0.85
Debt	1,640.1	55,439	3.38	1,224.2	74,919	6.12

Total interest-bearing liabilities	15,092.1	$251,760	1.67%	12,650.8	$239,552	1.89%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	3,176.2			2,891.9
Other liabilities	334.2			500.9

Total noninterest-bearing liabilities	3,510.4			3,392.8

Total shareholders’ equity	1,848.7			1,713.4

Total liabilities and shareholders’ equity	$20,451.2			$17,757.0

Spread and Net Yield
Interest rate spread			3.64%			3.74%
Cost of funds supporting interest-earning assets			1.33%			1.47%
Net interest income/margin		$756,670	3.98%		$677,586	4.16%

Taxable-equivalent basis (1)	2002			2001
(Average balances $ in millions, interest $ in thousands)	Average Balance	Interest	Rate	Average Balance	Interest	Rate
Assets
Interest-earning assets:
Commercial loans	$2,845.0	$149,491	5.25%	$3,129.8	$225,403	7.20%
Small business loans	2,494.4	182,908	7.33	2,459.5	218,336	8.88
Consumer loans	5,935.5	456,459	7.69	6,033.5	504,267	8.36

Total loans (2)	11,274.9	788,858	7.00	11,622.8	948,006	8.16

Securities available for sale	3,080.0	164,664	5.35	2,820.9	172,358	6.11
Securities held to maturity	201.3	11,575	5.75	316.6	19,139	6.04

Total securities	3,281.3	176,239	5.37	3,137.5	191,497	6.10

Short-term investments	269.2	6,158	2.29	232.6	9,026	3.88
Mortgage loans held for sale	397.5	24,043	6.05	311.2	20,449	6.57

Total interest-earning assets	15,222.9	$995,298	6.54%	15,304.1	$1,168,978	7.64%

Reserve for loan losses	(208.7)			(182.1)
Noninterest-earning assets:
Cash and due from banks	544.2			516.2
Trade-date securities available for sale	183.3			61.4
Other assets	819.5			778.8

Total noninterest-earning assets	1,547.0			1,356.4

Total assets	$16,561.2			$16,478.4

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$346.0	$4,018	1.16%	$355.7	$8,442	2.37%
Money market deposit accounts	2,552.7	27,182	1.06	2,272.4	48,082	2.12
Savings accounts	2,622.4	32,666	1.25	2,514.6	77,162	3.07
Other consumer time deposits	2,529.5	94,880	3.75	2,784.9	144,793	5.20
Public fund certificates of deposit of $100,000 or more	884.7	21,006	2.37	830.8	38,729	4.66
Certificates of deposit of $100,000 or more	881.2	32,447	3.68	1,044.7	58,919	5.64
Foreign time deposits	560.2	8,418	1.50	583.3	20,741	3.56

Total interest-bearing deposits	10,376.7	220,617	2.13	10,386.4	396,868	3.82

Short-term borrowings:
Federal funds purchased	75.3	1,108	1.47	362.5	17,940	4.95
Repurchase agreements	550.3	7,898	1.44	586.0	20,893	3.57
Debt	1,040.0	53,234	5.12	1,116.0	59,028	5.29

Total interest-bearing liabilities	12,042.3	$282,857	2.35%	12,450.9	$494,729	3.97%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,490.0			2,221.9
Other liabilities	409.7			254.0

Total noninterest-bearing liabilities	2,899.7			2,475.9

Total shareholders’ equity	1,619.2			1,551.6

Total liabilities and shareholders’ equity	$16,561.2			$16,478.4

Spread and Net Yield
Interest rate spread			4.19%			3.67%
Cost of funds supporting interest-earning assets			1.86%			3.23%
Net interest income/margin		$712,441	4.68%		$674,249	4.41%

				5-Year Compound Growth Rate For Average Balances
Taxable-equivalent basis (1)	2000
(Average balances $ in millions, interest $ in thousands)	Average Balance	Interest	Rate
Assets
Interest-earning assets:
Commercial loans	$3,608.9	$322,037	8.92%	(2.1)%
Small business loans	2,365.5	222,740	9.42	7.0
Consumer loans	5,530.3	468,728	8.48	12.8

Total loans (2)	11,504.7	1,013,505	8.81	6.8

Securities available for sale	2,681.1	177,997	6.64	8.0
Securities held to maturity	356.3	22,087	6.20	8.5

Total securities	3,037.4	200,084	6.59	8.0

Short-term investments	114.6	7,252	6.33	1.9
Mortgage loans held for sale	90.9	6,999	7.70	(6.1)

Total interest-earning assets	14,747.6	$1,227,840	8.33%	6.9

Reserve for loan losses	(163.2)			9.1
Noninterest-earning assets:
Cash and due from banks	493.8			4.6
Trade-date securities available for sale	5.3			54.8
Other assets	770.7			8.0

Total noninterest-earning assets	1,269.8			7.6

Total assets	$15,854.2			6.9%

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	$306.4	$11,628	3.80%	4.0%
Money market deposit accounts	2,160.3	62,189	2.88	15.8
Savings accounts	2,115.7	95,648	4.52	8.6
Other consumer time deposits	2,931.8	157,499	5.37	(0.7)
Public fund certificates of deposit of $100,000 or more	943.6	57,438	6.09	(5.5)
Certificates of deposit of $100,000 or more	1,133.4	68,325	6.03	8.4
Foreign time deposits	413.4	24,500	5.93	17.1

Total interest-bearing deposits	10,004.6	477,227	4.77	6.8

Short-term borrowings:
Federal funds purchased	733.9	47,209	6.43	(20.2)
Repurchase agreements	532.8	31,058	5.83	2.4
Debt	886.8	51,266	5.78	14.3

Total interest-bearing liabilities	12,158.1	$606,760	4.99%	6.4

Noninterest-bearing liabilities:
Noninterest-bearing deposits	2,090.5			9.6
Other liabilities	183.1			14.1

Total noninterest-bearing liabilities	2,273.6			9.9

Total shareholders’ equity	1,422.5			6.3

Total liabilities and shareholders’ equity	$15,854.2			6.9%

Spread and Net Yield
Interest rate spread			3.34%
Cost of funds supporting interest-earning assets			4.12%
Net interest income/margin		$621,080	4.21%

(1)	Based on the statutory income tax rate of 35%.

(2)	Yield computations include nonaccrual loans in loans outstanding.

Financial Condition

EARNING ASSETS

Interest income from earning assets (primarily loans and securities) is the Company’s main source of income. Average earning assets totaled $19.0 billion in 2004, up from $16.3 billion and $15.2 billion in 2003 and 2002, respectively. The increase of $2.7 billion in average earning assets for 2004 compared to 2003 was primarily due to growth in consumer loans of $1.5 billion, small business loans of $598.2 million and commercial loans of $567.1 million. The growth in the portfolio was due in part to the impact of the merger with Coastal which was consummated in May of 2004. Coastal loan outstandings were approximately $2.0 billion as of the merger date.

Average loans as a percentage of average earning assets increased to 76.6% in 2004, compared to 73.2% in 2003 and 74.1% in 2002. Average securities (excluding trade-date transactions) were 21.4% of average earning assets in 2004 compared to 22.8% in 2003 and 21.5% in 2002.

Total earning assets at December 31, 2004, were $20.6 billion, up $3.4 billion (20%) from $17.2 billion a year earlier. This increase was due to increases in all loan categories and securities available for sale, discussed below.

AVERAGE EARNING ASSETS GRAPH

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

Hibernia engages in commercial, small business and consumer lending. The specific underwriting criteria for each major loan category are outlined in a credit policy that is approved by a committee of the Board of Directors. In general, commercial loans and larger small business loans are evaluated based on cash flow, collateral, market conditions, prevailing economic trends, character and leverage capacity of the borrower, and capital and investment in a particular property, if applicable. Most small business and consumer loans are underwritten using credit scoring models which consider factors including payment capacity, credit history and collateral. In addition, market conditions, economic trends and the character of the borrower may be considered. Hibernia’s credit policy, including the underwriting criteria for major loan categories, is reviewed on a regular basis and adjusted when warranted.

Average loans increased $2.6 billion (22%) in 2004 and $640.1 million (6%) in 2003, and decreased $347.9 million (3%) in 2002. Growth in the consumer loan portfolio was responsible for the largest portion of the increases in 2004 and 2003. The decrease in 2002 compared to 2001 was primarily due to efforts to diversify the risk of the portfolio, weak loan demand and tightening of some credit underwriting standards.

Table 1 details Hibernia’s commercial and small business loans classified by repayment source and consumer loans classified by type. Beginning in 2004, revolving lines of credit secured by real estate have been reclassified from revolving secured loans to real estate secured loans. Prior periods have been adjusted to conform with this new classification. In 2004, commercial loans increased $763.7 million (24%), small business loans increased $598.2 million (23%) and consumer loans increased $1.5 billion (21%). The portfolio mix was 25% commercial, 21% small business and 54% consumer at year-end 2004, unchanged from 2003. The Coastal merger contributed approximately $2.0 billion in loans at the May 13, 2004 merger date.

Loan demand improved in all of the Company’s portfolios in 2004. Loan growth for 2005 is expected to be approximately 7%. This growth is expected to be led by the consumer portfolio, with higher levels of growth in all portfolios as the economy continues to recover and the Company continues its expansion into strategic Texas markets. At year end 2004, more than 20% of the loans outstanding were to customers in our Texas markets.

Consumer Loans The increase in the consumer portfolio was primarily due to increases in residential first mortgages, up $1.1 billion (33%); residential revolving credit real estate secured, up $207.3 million (32%), indirect (loans purchased from a retailer who arranged the loan to the consumer), up $188.3 million (8%); and other consumer unsecured, up $65.0 million (37%). The Coastal merger added approximately $1.0 billion in consumer loans at the merger date, the majority of which were residential first mortgage loans.

Residential mortgage loans comprise more than half of the consumer loan portfolio. Generally, Hibernia retains adjustable-rate mortgage loans and sells fixed-rate mortgage loans. During 2003, the Company made a strategic decision to exit correspondent lending and focus more on its retail mortgage operations. Hibernia continues to offer customers a broad assortment of loans secured by residential mortgages, including the Hibernia Equity PrimeLineSM, an attractively priced line of credit secured by the customer’s residence.

Table 1 COMPOSITION OF LOAN PORTFOLIO

	2004		2003
December 31 ($ in millions)	Balance	Percent	Balance	Percent
Commercial
Commercial and industrial	$1,240.5	7.9%	$1,051.3	8.2%
Real estate	1,089.8	6.9	590.8	4.6
Services industry	728.2	4.6	699.3	5.4
Health care	207.7	1.3	237.2	1.8
Transportation, communications and utilities	141.4	0.9	142.0	1.1
Energy	433.2	2.8	387.5	3.0
Other	157.1	1.0	126.1	1.0

Total commercial	3,997.9	25.4	3,234.2	25.1

Small Business
Commercial and industrial	883.6	5.6	725.5	5.6
Real estate	836.9	5.3	604.8	4.7
Services industry	755.3	4.8	654.9	5.1
Health care	229.8	1.5	188.2	1.5
Transportation, communications and utilities	109.2	0.7	99.5	0.8
Energy	49.5	0.3	29.6	0.2
Other	376.8	2.4	340.4	2.6

Total small business	3,241.1	20.6	2,642.9	20.5

Consumer
Residential mortgages:
First mortgages	4,201.1	26.7	3,151.1	24.5
Junior liens	359.6	2.3	369.6	2.9
Real estate secured revolving credit	853.5	5.4	646.2	5.0
Indirect	2,422.9	15.4	2,234.6	17.3
Revolving credit:
Secured	9.7	0.1	11.7	0.1
Unsecured	120.4	0.8	106.7	0.8
Other:
Secured	271.3	1.7	309.3	2.4
Unsecured	241.7	1.6	176.7	1.4

Total consumer	8,480.2	54.0	7,005.9	54.4

Total loans	$15,719.2	100.0%	$12,883.0	100.0%

During 2001, the Company securitized and sold $592.2 million of fixed-rate indirect automobile loans from its consumer portfolio. Under the terms of the agreement, the Company maintained the option to repurchase the loans when the outstanding principal balance reached 10% of the original principal balance. The Company exercised this option in August 2004, and repurchased $58.2 million of outstanding indirect loans.

Commercial Loans The change in the commercial portfolio was due to increases in real estate, up $499.0 million (84%); commercial and industrial, up $189.2 million (18%); energy, up $45.7 million (12%); other commercial, up $31.0 million (25%); the services industry, up $28.9 million (4%); offset by a decline in health care, down $29.5 million (12%). The increase in commercial loans includes approximately $0.4 billion which was added by Coastal at the merger date, most of which were in the commercial real estate portfolio.

The growth in commercial loans resulted from the Coastal merger, improved loan demand driven by a strengthening economy and the reclassification of approximately $300 million of larger small business loans to the commercial portfolio. Hibernia’s commercial loan portfolio remains well diversified across industries, as evidenced by the portfolio percentages presented in Table 1. Hibernia’s commercial loan portfolio does not contain significant exposure to foreign countries.

Small Business Loans Hibernia generally categorizes companies with annual revenues of less than $10 million as small businesses, with a $15 million threshold in the larger Texas markets. The small business portfolio increased in all industries, with the largest increases in real estate, up $232.1 million (38%); commercial and industrial, up $158.1 million (22%) and the services industry, up $100.4 million (15%). At the merger date, Coastal added approximately $0.6 billion in small business loans. The small business portfolio was also affected by the previously mentioned reclassification of larger loans to the commercial portfolio.

INVESTMENT SECURITIES

At the end of 2004, investment securities totaled $4.6 billion, an increase of $633.4 million, or 16%, from the end of 2003. Of total investment securities at December 31, 2004, 92% were debt securities of the U.S. government or its agencies. Most securities held by the Company qualify as pledgeable securities and are used to collateralize repurchase agreements and public fund or trust deposits. A repurchase agreement is a transaction, primarily overnight, involving the sale of financial assets by one party to another, subject to an agreement by the seller to repurchase the assets at a specified date or in specified circumstances. Public fund deposits are monies of various governmental units of states, counties, municipalities and other public entities deposited in financial institutions. Deposits of this type, as well as certain trust deposits, are required by state law to be collateralized for collected balances in excess of applicable deposit insurance. The composition of the investment securities portfolio is shown in Table 2.

Securities Available for Sale Average securities available for sale, adjusted for trade-date transactions, increased $394.2 million (11%) to $4.0 billion in 2004. This increase was primarily due to the Coastal merger that added approximately $505.0 million in securities available for sale at the merger date.

In the second quarter of 2004, Hibernia recorded securities losses totaling $18.4 million from the sale of approximately $300 million of securities. The sale was part of a balance sheet restructuring designed to take advantage of a rising interest rate environment.

In 2003, the Company purchased securities to increase income on earning assets as the Company experienced higher deposit growth compared to loan growth. These purchases were partially offset by the sale of $293.7 million of mortgage-backed and collateral mortgage obligation securities in June 2003 and $25.0 million of Fannie Mae preferred stock in September 2003.

At December 31, 2004, the securities available for sale portfolio included $2.9 billion of adjustable–rate securities, primarily mortgage-backed securities. The rates on these securities may not fully reflect a change in market interest rates for more than a year.

The average repricing period of securities available for sale at December 31, 2004, was 3.3 years, up from 3.0 years at December 31, 2003. Carrying securities available for sale at market value has the effect of recognizing a yield on the securities equal to the current market yield.

Securities Held to Maturity Hibernia’s held to maturity securities are comprised of U.S. government agency mortgage-backed securities. Average securities held to maturity totaled $47.3 million in 2004, down from $96.8 million in 2003. This decrease is a result of both contractually due payments and prepayments on mortgage-backed securities.

At December 31, 2004, the securities in the held to maturity portfolio included $27.0 million of adjustable-rate mortgage-backed securities. The average repricing period of securities held to maturity at December 31, 2004, was 3.3 years, up from 1.9 years at December 31, 2003.

Maturities and yields of investment securities at year-end 2004 are detailed in Table 3. Mortgage-backed securities are classified according to contractual maturity without consideration of principal amortization, projected prepayments or call options.

Table 2 COMPOSITION OF INVESTMENT SECURITIES

December 31 ($ in millions)		2004	2003	2002
Available for sale:	U.S. Treasuries	$30.2	$31.2	$32.4
	U.S. government agencies:
	Mortgage-backed securities	3,494.5	2,761.9	1,995.2
	Bonds	634.2	765.8	1,129.6
	Stocks	57.2	67.8	99.4
	States and political subdivisions	99.3	133.3	159.2
	Other	208.9	106.5	95.4

Total available for sale		4,524.3	3,866.5	3,511.2

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	35.8	60.2	140.5

Total held to maturity		35.8	60.2	140.5

Total investment securities		$4,560.1	$3,926.7	$3,651.7

Table 3 MATURITIES AND YIELDS OF INVESTMENT SECURITIES(1)

	Due in 1 year or less		Due after 1 year through 5 years		Due after 5 years through 10 years		Due after 10 years		Total

December 31, 2004 ($ in millions)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available for sale:
U.S. Treasuries	$—	—%	$30.2	3.17%	$—	—%	$—	—%	$30.2	3.17%
U.S. government agencies:
Mortgage-backed securities	0.2	6.78	52.3	5.11	625.3	3.89	2,816.7	4.45	3,494.5	4.36
Bonds	54.0	5.16	129.5	4.00	1.3	1.97	449.4	3.98	634.2	4.08
Stocks	57.2	1.53	—	—	—	—	—	—	57.2	1.53
States and political subdivisions	4.7	7.77	10.3	7.78	24.3	7.86	60.0	8.00	99.3	7.93
Other	157.1	2.88	2.5	4.70	—	—	49.3	3.35	208.9	3.01

Total available for sale	$273.2	3.13%	$224.8	4.33%	$650.9	4.04%	$3,375.4	4.44%	$4,524.3	4.29%

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$—	—%	$0.3	4.39%	$8.5	4.82%	$27.0	5.22%	$35.8	5.12%

Total held to maturity	$—	—%	$0.3	4.39%	$8.5	4.82%	$27.0	5.22%	$35.8	5.12%

(1)	Yield computations are presented on a taxable-equivalent basis using market values for securities available for sale, amortized cost for securities held to maturity and a statutory income tax rate of 35%.

SHORT-TERM INVESTMENTS

Short-term investments consist primarily of federal funds sold, securities purchased under agreements to resell (reverse repurchase agreements), interest-bearing deposits in domestic banks and an interest-only strip receivable resulting from a securitization of indirect automobile loans in 2001. As discussed earlier, the Company repurchased the remaining balance of the securitized loans in August 2004, resulting in the elimination of the interest-only strip receivable.

Average short-term investments increased $24.9 million (11%) in 2004 to $255.3 million. This increase in average short-term investments was primarily due to increases of $25.1 million in average reverse repurchase agreements, $2.4 million in interest-bearing deposits in domestic banks and $1.6 million in average federal funds sold, partially offset by a $4.2 million decrease in trading account assets. Average short-term investments decreased $38.8 million (14%) in 2003 to $230.4 million. This decrease in average short-term investments was due in part to a $45.4 million decrease in average federal funds sold, partially offset by a $17.4 million increase in average reverse repurchase agreements.

The Company holds minimal amounts of trading account assets resulting from activity in its investment banking subsidiary. Trading gains and losses on these securities are included in other noninterest income. There were no material trading gains or losses for 2004, 2003 or 2002.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are loans that have been originated and are pending securitization or sale in the secondary market. Generally, Hibernia retains adjustable-rate mortgage loans and sells most fixed-rate mortgage loans. Since mortgage warehouse loans are generally held in inventory for a short period of time (30 to 60 days), there may be significant differences between average and period-end balances. Average mortgage loans held for sale were $122.1 million in 2004, a $299.8 million (71%) decrease from $421.9 million in 2003. The decrease was driven by the interest rate environment along with the Company’s strategic decision to exit correspondent lending. Average mortgage loans held for sale in 2003 increased $24.4 million (6%) from $397.5 million in 2002 due to increased volume of mortgage loans originated in 2003 resulting from the interest rate environment.

At year-end 2004, mortgage loans held for sale totaled $78.1 million compared to $195.2 million and $526.3 million in 2003 and 2002, respectively. Hibernia’s mortgage pipeline at the end of 2004 was $226.5 million, down from $372.7 million at September 30, 2004.

ASSET QUALITY

Several key measures are used to evaluate and monitor the Company’s asset quality. These measures include the level of loan delinquencies; nonaccrual loans; restructured loans; charge-offs; and foreclosed assets and excess bank-owned property, in addition to their related ratios.

A loan’s past due or delinquency status is based on contractual terms. Table 4 details loan delinquencies and delinquencies as a percentage of their related portfolio segment and in total for each of the past five years. Loans in Table 4 are still in accrual status and are not included in nonperforming loans. Managed consumer delinquencies include those related to indirect automobile loans previously securitized and sold. In the third quarter of 2004, the Company repurchased the previously securitized portfolio in accordance with the provisions of the securitization which allowed for the repurchase when the portfolio declined to nominal levels. Consequently, from that time forward, managed delinquencies are the same as held delinquencies. Managed accruing delinquent loans past due 30 days or more were $69.9 million, or 0.44% of total managed loans at December 31, 2004, up from $57.8 million, or 0.45% at December 31, 2003, and $61.1 million, or 0.52% at year-end 2002. Loans past due 90 days or more are primarily comprised of consumer loans.

The increase in managed delinquencies for 2004 compared to 2003 was due primarily to the impact of the Coastal merger in the second quarter of 2004. Small business and consumer loan portfolio delinquencies increased in 2004 offset by a modest decrease in the commercial portfolio. Small business delinquencies as a percentage of total loans increased to 0.46% at year-end 2004, up from 0.19% at year-end 2003 and 0.41% at year-end 2002. The increase in 2004 includes a large delinquent real estate secured loan which is expected to be brought current in the first quarter of 2005 as well as the impact of the Coastal merger. Commercial delinquencies as a percentage of total loans decreased to 0.02% at year-end 2004, down from 0.07% at year-end 2003, and 0.05% at year-end 2002. Delinquent consumer loans increased from a year ago driven by the impact of the Coastal merger, but declined as a percentage of the portfolio due to increases in the consumer portfolio as a result of the Coastal merger as well as core loan growth. The consumer delinquency ratio was 0.64% at year-end 2004, down from 0.68% a year ago and 0.75% at year-end 2002. Residential mortgage delinquency ratios, which include real estate secured revolving lines, increased slightly from a year ago, but decreased from 2002. The secured nature of these loans results in low levels of charge-offs in this portfolio. The indirect automobile delinquency ratio was relatively stable over the past three years. Other consumer delinquencies were down from both year-end 2003 and 2002, led by declines in the other secured loan portfolio, offset in part by modest increases in the unsecured portfolio driven primarily by portfolio growth. The managed consumer loan delinquency ratio decreased to 0.64% at year-end 2004, down from 0.71% at year-end 2003 and 0.78% at the end of 2002.

Table 4 LOAN DELINQUENCIES

December 31 ($ in millions)	2004	2003	2002	2001	2000
Days past due and still accruing:
30 to 89 days	$60.3	$47.4	$46.9	$57.8	$69.5
90 days or more	9.6	7.7	10.8	8.0	8.9

Total delinquencies	69.9	55.1	57.7	65.8	78.4
Securitized indirect auto delinquencies	—	2.7	3.4	5.7	—

Total managed delinquencies	$69.9	$57.8	$61.1	$71.5	$78.4

Total delinquencies as a percentage of loans:
Commercial	0.02%	0.07%	0.05%	0.25%	0.33%
Small business	0.46%	0.19%	0.41%	0.41%	0.63%
Consumer:
Residential mortgage	0.44%	0.43%	0.52%	0.49%	0.54%
Indirect	0.96%	0.99%	0.93%	1.43%	1.19%
Other consumer	1.15%	1.30%	1.52%	1.27%	1.34%
Total consumer	0.64%	0.68%	0.75%	0.84%	0.83%
Total held loans	0.44%	0.43%	0.50%	0.59%	0.65%
Managed consumer	0.64%	0.71%	0.78%	0.87%	0.83%
Total managed loans	0.44%	0.45%	0.52%	0.61%	0.65%

Table 5 NONPERFORMING ASSETS

($ in thousands)	2004	2003	2002	2001	2000
Nonaccrual loans:
Commercial	$27,973	$20,113	$15,905	$28,361	$59,916
Small business	19,381	22,994	28,668	31,448	16,005
Consumer
Residential mortgage	17,190	12,198	9,890	10,802	5,859
Other consumer	542	271	417	277	175

Total nonperforming loans	65,086	55,576	54,880	70,888	81,955

Foreclosed assets	11,685	11,512	5,919	5,782	4,267
Excess bank-owned property	986	678	902	1,482	2,586

Total nonperforming assets	$77,757	$67,766	$61,701	$78,152	$88,808

Reserve for loan losses	$227,574	$213,275	$212,765	$195,766	$178,253
Nonperforming loan ratio:
Commercial loans	0.70%	0.62%	0.55%	0.96%	1.71%
Small business loans	0.60%	0.87%	1.14%	1.26%	0.67%
Consumer loans
Residential mortgage	0.32%	0.29%	0.28%	0.31%	0.16%
Other consumer	0.02%	0.01%	0.02%	0.01%	0.01%
Total consumer	0.21%	0.18%	0.17%	0.19%	0.10%
Total loans	0.41%	0.43%	0.48%	0.63%	0.68%
Nonperforming asset ratio	0.49%	0.53%	0.54%	0.69%	0.73%
Reserve for loan losses as a percentage of nonperforming loans	349.65%	383.75%	387.69%	276.16%	217.50%

Nonperforming loans consist of nonaccrual loans (loans on which interest income is not currently recognized) and restructured loans (loans with below-market interest rates or other concessions due to the deteriorated financial condition of the borrower). Commercial and small business loans are placed in nonaccrual status at 90 days past due or sooner if, in management’s opinion, there is doubt concerning the ability to fully collect both principal and interest. Real estate secured consumer loans are placed in nonaccrual status at 180 days past due. All other consumer loans are subject to mandatory charge-off when any payment of principal or interest is more than 120 days delinquent and are therefore not placed in nonaccrual status prior to charge-off. Nonperforming loans totaled $65.1 million at December 31, 2004, up from $55.6 million a year ago and $54.9 million at December 31, 2002. The increase in nonperforming loans in 2004 resulted from loans acquired in the Coastal merger. Increases in commercial and consumer nonperforming loans in 2004 were offset in part by a decline in small business nonperforming loans. Commercial nonperforming loans comprised 43% of total nonperforming loans at December 31, 2004, up from 36% a year ago and 29% in 2002. The majority of nonperforming consumer loans are residential mortgage loans on which no significant losses are expected. The composition of nonperforming loans, foreclosed assets (assets to which title has been assumed in satisfaction of debt) and excess bank-owned property, as well as certain key asset quality ratios for the past five years, are presented in Table 5.

Interest payments received on nonperforming loans are applied to reduce principal if there is doubt as to the ability to collect the principal; otherwise, these receipts are recorded as interest income. Certain nonperforming loans are current as to principal and interest payments but are classified as nonperforming because there is doubt concerning full collectibility.

Loans are considered to be impaired when it is probable that all amounts due in accordance with the contractual terms will not be collected. Loans that are considered to be impaired under SFAS No. 114 totaled $47.4 million at December 31, 2004 and $43.1 million at December 31, 2003. These amounts include $33.8 million and $27.0 million, respectively, of impaired loans for which the related reserve for loan losses was $4.0 million and $3.4 million at December 31, 2004 and 2003, respectively. The remaining impaired loans did not require specific reserves. Impaired loans are included in nonaccrual loans in Table 5.

The amount of interest income recognized on nonperforming loans during 2004, 2003 and 2002 was approximately $2.5 million, $1.0 million and $0.9 million, respectively, substantially all of which related to impaired loans. The amount of interest income that would have been recorded during 2004, 2003 and 2002 if these loans had been current in accordance with their original terms was approximately $5.0 million, $4.9 million and $5.3 million, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the ability to collect the principal; otherwise, these receipts are recorded as interest income.

Table 6 SUMMARY OF NONPERFORMING LOAN ACTIVITY

($ in thousands)	Commercial Real Estate	Other Commercial	Small Business	Consumer Residential Mortgage	Other Consumer	Total
Nonperforming loans at December 31, 2003	$—	$20,113	$22,994	$12,198	$271	$55,576
Additions	98	30,416	32,841	20,051	602	84,008
Gross charge-offs	—	(1,368)	(9,159)	(237)	—	(10,764)
Transfers to foreclosed assets	—	—	(3,416)	(2,365)	—	(5,781)
Returns to performing status	—	(3,574)	(527)	(693)	(6)	(4,800)
Payments	—	(14,467)	(16,364)	(11,764)	(325)	(42,920)
Sales	—	(3,245)	(6,988)	—	—	(10,233)

Nonperforming loans at December 31, 2004	$98	$27,875	$19,381	$17,190	$542	$65,086

In addition to the nonperforming loans discussed earlier, there were $30.1 million of loans at December 31, 2004, which in management’s opinion were subject to potential future classification as nonperforming, compared to $20.5 million at December 31, 2003.

Table 6 presents a summary of changes in nonperforming loans for 2004 by loan type (commercial real estate, other commercial, small business, consumer residential mortgages and other consumer). Loans totaling $84.0 million were added during 2004, up from $78.2 million in 2003. Approximately one third of the additions to nonperforming loans in 2004 related to loans acquired in the Coastal merger. Small business loans were the largest component of the additions to nonperforming loans in 2004. Additions of $32.8 million from this portfolio were up from $26.6 million in 2003 and from $30.9 million in 2002. In 2003, commercial loans accounted for the largest component of additions. Total additions to nonperforming loans in 2004 were offset by charge-offs of $10.8 million and sales of $10.2 million as management decided to exit certain credits. This included $8.3 million of sales and charge-offs of nonperforming loans related to the Coastal merger in the second quarter of 2004. Payments of $42.9 million also reduced nonperforming loans in 2004. Recoveries experienced on previously charged-off loans are reflected in the reserve for loan losses in Table 7 and are not a component of nonperforming loan activity.

Foreclosed assets and excess bank-owned property, which are recorded at fair value less estimated selling costs, totaled $12.7 million at December 31, 2004, up from $12.2 million at December 31, 2003, and $6.8 million at December 31, 2002. The increase in the prior year was driven by the reclassification of a $4.6 million energy asset to foreclosed assets in the third quarter of 2003, further discussed in the “Noninterest Expense” section of this analysis. This asset was sold at a gain in the first quarter of 2005.

Nonperforming assets as a percentage of total loans plus foreclosed assets and excess bank-owned property (nonperforming asset ratio) is one measure of asset quality. At December 31, 2004, the Company’s nonperforming asset ratio was 0.49%, compared to 0.53% at year-end 2003 and 0.54% at year-end 2002.

Another measure of asset quality is the amount of net charge–offs during the year compared to average loans. As shown in Table 7, net charge–offs totaled $48.8 million in 2004, compared to $59.5 million in 2003 and $63.6 million in 2002, reflecting continued improvements in asset quality. Net charge–offs as a percentage of average loans were 0.34% in 2004, compared to 0.50% in 2003 and 0.56% in 2002. The decrease was principally due to the small business loan portfolio, which had a net charge-off ratio of 0.43% in 2004, down from 0.64% in 2003 and 0.91% in 2002. The commercial net charge-off ratio decreased to a net recovery of 0.03% in 2004 from net charge-offs of 0.19% in 2003 and 0.22% in 2002. The net recovery in 2004 was driven by a large recovery on a loan which was charged off in 2001. The commercial charge-offs in each of the previous two years primarily related to shared national credits. Exposure to these types of credits has been significantly reduced over the past several years. In 2003, net charge-offs in both the small business and commercial loan portfolios included losses relating to the factoring portfolio, a business which the Company has exited. Losses relating to the factoring portfolio negatively affected the small business net charge-off ratio by eight basis points in 2003 and 15 basis points in 2002 and the commercial net charge-off ratio by six basis points in 2003. The consumer loan net charge-off ratio was 0.46% in 2004, down from 0.59% in 2003 and 0.58% in 2002. The decrease in consumer net charge-offs was driven by lower losses across most consumer loan types.

RESERVE AND PROVISION FOR LOAN LOSSES

The provision for loan losses is a charge to earnings to maintain the reserve for loan losses at a level consistent with management’s assessment of the loan portfolio in light of current economic conditions and market trends. The Company recorded a $48.3 million provision for loan losses in 2004, compared to $60.1 million in 2003 and $80.6 million in 2002. This decline in provision was driven by improvements in credit quality as evidenced by the lower levels of net charge-offs in 2004. In addition, the loan loss reserve was increased by $20.8 million in 2004 as a result of reserves transferred in the Coastal acquisition. Table 7 presents an analysis of the activity in the reserve for loan losses for the past three years.

Table 7 LOAN LOSS RESERVE ACTIVITY

Year Ended December 31 ($ in thousands)	2004	2003	2002
Balance at beginning of year	$213,275	$212,765	$195,766
Loans charged off:
Commercial	(1,738)	(8,285)	(9,381)
Small business	(17,811)	(20,724)	(27,244)
Consumer:
Real estate secured	(4,932)	(5,205)	(3,987)
Indirect	(27,051)	(27,273)	(25,626)
Other consumer	(11,074)	(11,784)	(13,597)
Recoveries:
Commercial	2,825	2,721	3,127
Small business	4,196	4,532	4,579
Consumer:
Real estate secured	803	644	614
Indirect	3,833	3,452	5,120
Other consumer	2,162	2,382	2,769

Net loans charged off	(48,787)	(59,540)	(63,626)
Provision for loan losses	48,250	60,050	80,625
Addition due to acquisition	20,836	—	—
Transfer to a reserve for lending related commitments	(6,000)	—	—

Balance at end of year	$227,574	$213,275	$212,765

Reserve for loan losses as a percentage of loans	1.45%	1.66%	1.85%
Net charge-offs as a percentage of average loans:
Commercial	-0.03%	0.19%	0.22%
Small business	0.43%	0.64%	0.91%
Consumer:
Real estate secured	0.08%	0.12%	0.10%
Indirect	0.98%	1.13%	1.18%
Other consumer	1.42%	1.50%	1.61%
Total consumer	0.46%	0.59%	0.58%
Total loans	0.34%	0.50%	0.56%

On December 31, 2004, the Company transferred $6.0 million from the reserve for loan losses to a reserve for lending related commitments as noted in Table 7. This reserve considers the credit risk related to exposures arising from unfunded commitments, letters of credit, financial guarantees (standby letters of credit) and derivative instruments.

The reserve for loan losses is established to provide only for losses inherent in the funded portion of the loan portfolio. In addition, the Company refined its approach to evaluating the adequacy of the allowance for loan losses. Many of the factors which were previously considered in the unallocated reserve are now considered in general reserves.

The reserve for loan losses is comprised of specific reserves (assessed for each loan that is reviewed for impairment or for which a probable loss has been identified), general reserves and an unallocated reserve. The Company continuously evaluates its reserve for loan losses to maintain an adequate level to absorb loan losses inherent in the loan portfolio. Reserves on impaired loans are based on discounted cash flows using the loan’s initial effective interest rate, the observable market value of the loan or the fair value of the collateral for certain collateral-dependent loans. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established based primarily on historical charge-offs, considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. These general reserves are then adjusted for other factors which could impact expected losses including the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, management considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collections of the loan portfolio are also considered as well as the results of reviews performed by internal and external examiners. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and possible over- or under-allocations of specific reserves.

The methodology used in the periodic review of reserve adequacy, which is performed at least quarterly, is designed to be dynamic and responsive to changes in actual and expected credit losses. These changes are reflected in both the general and unallocated reserves. The historical loss ratios, which are key factors in this analysis, are updated quarterly and are weighted more heavily for recent charge-off experience. The review of reserve adequacy is performed by executive management and presented quarterly to the Board of Directors for its review, consideration and ratification.

The composition of the loan portfolio reflected the previously discussed changes, including growth in the commercial, small business and consumer portfolios and the impact of the Coastal merger.

The Company continued to proactively manage its exposure to credit risk in 2004, and enhanced its underwriting and portfolio monitoring processes. Reserve levels increased slightly in 2004, but declined as a percentage of the total portfolio in view of current improving economic conditions, the growth and risk profile of the portfolio, and based upon consistent application of the Company's current reserve methodology.

The reserve coverage of net charge-offs was 466% at December 31, 2004, up from 358% in 2003 and 334% in 2002. The reserve for loan losses is established to provide for losses which are inherent in the portfolio. Therefore, a comparison of historical charge-offs to the reserve, which is a backward-looking measure, is not necessarily an appropriate measure of reserve adequacy, especially in periods where net charge-off ratios are expected to significantly increase or decrease and where there is a lag between the timing of charge-offs and recoveries. This is particularly true with respect to prior years, since a significant portion of charge-offs in these years related to the complete disposition through sale of several large commercial credits.

The year-end 2004 reserve of $227.6 million provided 350% coverage of nonperforming loans compared to $213.3 million with 384% coverage at year–end 2003 and $212.8 million with 388% coverage at year–end 2002. As a percentage of total loans, the reserve for loan losses was 1.45% at December 31, 2004, compared to 1.66% and 1.85% at December 31, 2003 and 2002, respectively.

The allocation of the reserve for loan losses at December 31, 2004 is presented in Table 8.

Table 8 ALLOCATION OF RESERVE FOR LOAN LOSSES

December 31, 2004 ($ in millions)	Reserve for Loan Losses	% of Total Reserve
Commercial real estate loans	$6.1	2.7%
Other commercial loans	26.6	11.7
Small business loans	65.5	28.8
Residential mortgage loans	19.8	8.7
Indirect loans	67.2	29.5
Other consumer loans	24.1	10.6
Unallocated reserve	18.3	8.0

Total	$227.6	100.0%

Refinements are continuously made to the existing methodology as evolving risk trends are identified. Allocations to the various portfolios increased significantly in 2004 as a result of previously discussed changes to the method used to establish general and unallocated reserves. In addition, allocations were impacted by the Coastal merger and the transfer of approximately $300 million of loans from the small business portfolio to the commercial portfolio. On a comparable basis, the allocations to the various portfolios as a percentage of the total reserve did not materially change for 2004 compared to 2003. Additionally, the allocations as a percentage of the portfolio outstandings were also in line with the prior year. The unallocated reserve decreased modestly for 2004 compared to 2003. These allocations are driven in large part by the loan loss methodology which weighs recent history more heavily as well as judgmental factors considered in allocating general reserves. As a result, the allocated portion of the reserve generally increases in periods when charge-offs are relatively high. Management considers both the allocated and unallocated reserve levels when assessing reserve adequacy.

Management believes the present level of the reserve for loan losses is adequate to absorb probable loan losses inherent in the portfolio considering the level and mix of the loan portfolio, the level of delinquent and nonperforming loans, the Company’s risk management strategies and current expectations with respect to economic conditions and market trends. Current forecasts for the overall U.S. economy predict a continued strengthening of economic conditions, and as a result, the reserve as a percentage of the loan portfolio may decline further in 2005. The Company will continue to evaluate economic trends and their impact on credit quality and provide for losses accordingly.

Funding Sources

DEPOSITS

Deposits are the Company’s primary source of funding for earning assets. Hibernia offers a variety of products designed to attract and retain customers, with the primary focus on core deposits. Summaries of average deposit rates and deposit composition are presented in Tables 9 and 10, respectively.

Table 9 AVERAGE DEPOSIT RATES

	2004	2003	2002
NOW accounts	0.85%	0.71%	1.16%
Money market deposit accounts	1.01	0.76	1.06
Savings accounts	0.81	0.72	1.25
Other consumer time deposits	2.47	2.91	3.75
Public fund certificates of deposit of $100,000 or more	1.44	1.57	2.37
Certificates of deposit of $100,000 or more	2.82	3.00	3.68
Foreign time deposits	1.18	0.98	1.50

Total interest-bearing deposits	1.49%	1.48%	2.13%

Average deposits totaled $15.9 billion in 2004, a $2.3 billion (17%) increase from 2003. Average deposits totaled $13.6 billion in 2003, a $742.2 million (6%) increase from 2002. Coastal added approximately $1.7 billion in deposits at the May 13, 2004 merger date.

Average core deposits in 2004 totaled $13.3 billion, or 83.7% of average total deposits, up $2.0 billion (18%) compared to 2003. The increase was due to growth in average money market deposit accounts of $1.2 billion (37%), average other consumer time deposits of $544.4 million (24%), average noninterest-bearing deposits of $284.3 million (10%), average NOW accounts of $30.7 million (8%) and average savings of $13.7 million (1%). These increases resulted from the Coastal merger and Texas expansion as well as the continued marketing and success of Hibernia’s high performance checking programs, discussed below.

Hibernia has high performance checking programs that offer simplified checking to consumer and small business customers. These programs offer gifts to customers who open new checking accounts or refer prospects who then open new checking accounts. Through these programs, the Company also eliminates monthly cycle service charges and buys back unused checks and banking cards. The goal of both programs is to grow lower-cost deposits and increase revenues through cross-selling opportunities. These programs include extensive advertising and marketing and are focused on Hibernia’s Completely Free CheckingSM product and Hibernia’s Completely Free Small Business CheckingSM product as well as other high performance checking products. These programs continue to increase the number of new account openings, with new checking account openings for 2004 up 11% compared to 2003. In third-quarter 2003, the Company introduced free online bill pay and in fourth-quarter 2004 eliminated the annual debit card fee associated with these accounts as it continues to enhance its high performance checking products and promote deposit account retention. The Coastal merger, Texas de novo office expansion program and continued marketing of the high performance checking products, especially in the new Texas markets, are anticipated to continue to grow core deposits in 2005 and beyond.

NOW account average balances for 2004 increased $30.7 million (8%) compared to 2003 and money market average deposits were up $1.2 billion (37%) in 2004 compared to 2003. NOW account average balances for 2003 were up $47.5 million (14%) compared to 2002, and money market average deposits were up $611.8 million (24%) in 2003 compared to 2002. These balances are affected by the Reserve Money Manager account, in which each NOW account is joined with a money market deposit account. As needed, funds are moved from the money market deposit account to cover items presented for payment to the customer’s NOW account up to a maximum of six transfers per statement cycle. The effect of the Reserve Money Manager account on average balances was $3,145.1 million in 2004, $2,638.5 million in 2003 and $2,105.8 million in 2002 (reducing NOW account average balances and increasing money market deposit account average balances). Net of this effect, NOW account average balances were up $537.3 million (18%) in 2004 compared to 2003 and $580.2 million (24%) in 2003 compared to 2002, and money market deposit account average balances were up $650.7 million (124%) in 2004 compared to 2003 and up $79.1 million (18%) in 2003 compared to 2002.

Average consumer time deposits increased $544.4 million in 2004 compared to 2003. A portion of the consumer time deposits consists of retail brokered certificates of deposit, a wholesale funding source originated in the first quarter of 2004. Retail brokered certificates of deposit averaged $313.6 million and totaled $628.9 million at December 31, 2004. Retail brokered certificates of deposit are expected to become a larger part of consumer time deposits in the future.

Average noncore deposits increased $269.5 million (12%) from 2003 to $2,589.0 million in 2004. Average large-denomination certificates of deposit increased $212.3 million (24%), and foreign deposits increased $102.3 million (18%). Coastal added approximately $130.5 million in large-denomination certificates of deposit at the May 13 merger date. Average public fund certificates of deposit of $100,000 or more decreased $45.1 million (5%). This decrease was due to competitive pricing in the market on public fund certificates of deposit.

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

Table 10 DEPOSIT COMPOSITION

	2004		2003		2002
($ in millions)	Average Balances	% of Deposits	Average Balances	% of Deposits	Average Balances	% of Deposits
Noninterest-bearing	$3,176.2	20.0%	$2,891.9	21.2%	$2,490.0	19.3%
NOW accounts	424.2	2.7	393.5	2.9	346.0	2.7
Money market deposit accounts	4,321.8	27.1	3,164.5	23.3	2,552.7	19.8
Savings accounts	2,546.1	16.0	2,532.4	18.6	2,622.4	20.4
Other consumer time deposits	2,851.5	17.9	2,307.1	17.0	2,529.5	19.7

Total core deposits	13,319.8	83.7	11,289.4	83.0	10,540.6	81.9

Public fund certificates of deposit of $100,000 or more	793.1	5.0	838.2	6.2	884.7	6.9
Certificates of deposit of $100,000 or more	1,116.5	7.0	904.2	6.6	881.2	6.8
Foreign time deposits	679.4	4.3	577.1	4.2	560.2	4.4

Total deposits	$15,908.8	100.0%	$13,608.9	100.0%	$12,866.7	100.0%

noninterest bearing deposits was a $168.2 million increase in mortgage-related demand deposits. Average noncore deposits decreased $6.6 million from 2002 to $2.3 billion in 2003. This decrease was due to competitive pricing in the market on public fund certificates of deposit. Average public fund certificates of deposit of $100,000 or more decreased $46.5 million (5%). Average other large-denomination certificates of deposit increased $23.0 million (3%), and foreign deposits increased $16.9 million (3%).

Deposits at December 31, 2004, totaled $17.4 billion, up $3.2 billion (23%) from December 31, 2003. Coastal contributed approximately $1.7 billion in deposits on the merger date. Hibernia expects deposit growth for 2005 to be approximately 8%.

DEPOSITS GRAPH

The Company estimates that approximately 22% of its current total customer deposits are in Texas, which is close to its goal of having 25% of its customer deposits in Texas by 2007. With about one-third of Hibernia’s branches currently located in Texas and plans to build additional de novo locations, the Company believes it has the infrastructure that could support a higher deposit goal in Texas over the long term.

BORROWINGS

Average borrowings include federal funds purchased; securities sold under agreements to repurchase; treasury, tax and loan accounts; FHLB advances and subordinated debt. Average borrowings increased $425.7 million (22%) from 2003 to $2.4 billion in 2004.

Average federal funds purchased and treasury, tax and loan borrowings were $203.0 million during 2004, an increase of $31.1 million (18%) from 2003. Fluctuations in federal funds purchased stem from differences in the timing of growth in the loan portfolio and growth of other funding sources (deposits, proceeds from maturing and sold securities, and debt). Average repurchase agreements decreased $21.3 million (4%) in 2004 from 2003. This decline is the result of decreased customer demand for repurchase agreements due to the lower interest rate environment. For additional information on short-term borrowings, see Note 10 of the “Notes to Consolidated Financial Statements.”

Average debt for 2004 totaled $1.6 billion, up from $1.2 billion for 2003. Debt at December 31, 2004 totaled $1.9 billion, up $808.8 million (73%) from $1.1 billion in 2003. This increase is the result of the assumption of Coastal’s debt, which added $723.6 million of FHLB advances and $65.7 million of subordinated debentures, and the issuance of $100.0 million of subordinated notes to finance a portion of the Coastal transaction. Also during 2004, FHLB advances totaling $679.0 million matured and the Company secured additional FHLB advances totaling $600.0 million.

FHLB advances totaled $1.7 billion and $1.1 billion at December 31, 2004 and 2003, respectively. Fixed rate advances totaled $520.0 million and $401.8 million and variable rate advances totaled $1.2 billion and $700.0 million at December 31, 2004 and 2003, respectively. The weighted average rate on the fixed rate advances totaled 3.88% and 5.47% at December 31, 2004 and 2003, respectively. Included in the fixed rate advances are convertible advances totaling $200.0 million and $400.0 million at December 31, 2004 and 2003, respectively. A $200.0 million advance matured during 2004. The remaining convertible advance accrues interest at a rate of 5.28%, and is convertible by the FHLB to a floating rate at quarterly intervals which began in June 2003. The Company has the option to repay the advance in the event of conversion by the FHLB. The weighted average rate on the variable advances totaled 1.54% and 1.19% during 2004 and 2003, respectively.

Hibernia instituted hedges against the effect of rising interest rates on a portion of its variable rate FHLB advances by entering into interest rate swap agreements. These interest rate swap agreements enable Hibernia to receive quarterly variable rate (LIBOR) payments and pay fixed rates. The maturities of these interest rate swap agreements match the maturities of the underlying debt. The Company had interest rate swap agreements outstanding with notional amounts of $700 million and $400 million at December 31, 2004 and 2003, respectively. Net settlements on the swap agreements are accrued monthly and effectively convert the related hedged debt from variable to weighted average fixed rates of 3.53% and 4.51% at December 31, 2004 and 2003, respectively.

In September 2003, Hibernia prepaid a five-year $300 million variable-rate FHLB advance and terminated the related interest rate swap agreement. The total cost associated with these transactions was $20.7 million. This transaction was expected to reduce interest expense in future quarters based on interest rate assumptions.

As part of the financing for the purchase of Coastal, Hibernia Corporation issued $100 million in ten year 5.35% fixed-rate subordinated notes in April 2004. In March 2004, the Company entered into a $50 million forward-start interest rate swap agreement and a $50 million treasury interest rate lock agreement to protect against a rise in interest rates. The contracts were terminated upon the issuance of the subordinated debt, resulting in a gain of $4.7 million. This gain and the debt issuance costs have been deferred and are being recognized over the life of the subordinated notes using the level-yield method, resulting in an effective rate of 4.98%.

In connection with the Coastal merger, the Company assumed $51.5 million aggregate principal amount of 9.0% junior subordinated debentures due June 30, 2032. The debentures were issued by Coastal to Coastal Capital Trust I (CCTI), a business trust. The Company became the sponsor of CCTI, which issued 2,000,000 of 9.0% Cumulative Trust Preferred Securities. The trust preferred securities have a liquidation amount of $25 per security and are traded on the Nasdaq National Market under the symbol “CBSAN”. The Company also assumed $10.3 million aggregate principal amount of floating rate (LIBOR plus 3.05%, reset quarterly) junior subordinated debentures due June 30, 2033, issued by Coastal to Coastal Capital Trust II (CCTII), a business trust. The Company became the sponsor of CCTII, which issued 10,000 floating rate (LIBOR plus 3.05%, reset quarterly) trust preferred securities to a private institutional investor. The trust preferred securities have a liquidation rate of $1,000 per security. The trust preferred securities represent an interest in the Company’s junior subordinated debentures, which were purchased by the business trusts and have substantially the same terms as the trust preferred securities. The subordinated debentures were recorded on the Company’s books at the fair value on May 13, 2004, which totaled $65.7 million. The fair value adjustment of $3.8 million is being amortized over the estimated life of the subordinated debentures, which is calculated using the earliest redemption date. The unamortized balance of the fair value adjustment totaled $3.1 million at December 31, 2004. Interest expense for 2004 was decreased by $0.8 million as a result of the amortization of this fair value adjustment. Debt issuance costs associated with CCTI and II are also being amortized over the estimated lives of the instruments. Unamortized debt issuance costs totaled $1.6 million at December 31, 2004. Amortization of debt issuance costs increased interest expense by $0.4 million in 2004. A portion of these instruments qualifies as Tier 1 capital under Federal Reserve Bank regulatory capital rules.

Maturity information on the Company’s long-term debt can be found in the “Off-Balance Sheet Arrangements and Contractual Obligations” section of this analysis.

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

TABLE 11 INTEREST RATE SENSITIVITY AND GAP ANALYSIS

December 31, 2004 ($ in thousands)	1-30 Days	31-60 Days	61-90 Days	91-365 Days	1 Year - 5 Years	Over 5 Years and Non-Sensitive	Total
Earning assets:
Loans	$5,740,567	$1,041,411	$981,616	$3,111,014	$4,420,775	$423,833	$15,719,216
Securities available for sale(1)	4,194,598	—	—	—	—	—	4,194,598
Securities held to maturity	4,135	2,210	2,014	12,317	14,618	525	35,819
Mortgage loans held for sale	78,136	—	—	—	—	—	78,136
Other earning assets	538,194	—	—	—	—	—	538,194

Total earning assets	10,555,630	1,043,621	983,630	3,123,331	4,435,393	424,358	20,565,963

Funding sources:
NOW accounts	453,374	—	—	—	—	—	453,374
Money market deposit accounts	4,785,474	—	—	—	—	—	4,785,474
Savings accounts	2,524,524	—	—	—	—	—	2,524,524
Foreign deposits	936,758	—	—	—	—	—	936,758
Other interest-bearing deposits	2,231,492	400,780	338,277	1,574,560	736,720	132,797	5,414,626
Short-term borrowings	555,325	—	—	—	—	—	555,325
Debt	268,053	85,903	255,555	147,632	1,030,254	123,179	1,910,576
Noninterest-bearing sources	—	—	—	—	—	3,985,306	3,985,306

Total funding sources	11,755,000	486,683	593,832	1,722,192	1,766,974	4,241,282	20,565,963

Repricing/maturity gap:
Period	$(1,199,370)	$556,938	$389,798	$1,401,139	$2,668,419	$(3,816,924)
Cumulative	$(1,199,370)	$(642,432)	$(252,634)	$1,148,505	$3,816,924	$—

Gap/total earning assets:
Period	(5.8)%	2.7%	1.9%	6.8%	13.0%	(18.6)%
Cumulative	(5.8)%	(3.1)%	(1.2)%	5.6%	18.6%

(1)	Excludes trade-date securities transactions.

The objective of Hibernia’s interest rate risk policy is to limit the change in after-tax net interest income, from an immediate and sustained change in interest rates of 200 basis points, compared to a flat rate scenario, to 15% of projected 12-month net income. Based on the results of the simulation models at December 31, 2004, the Company would expect an increase in after-tax net interest income of $13.3 million from a 200-basis-point increase in interest rates. In the event of a 100-basis-point decrease in interest rates (utilized in place of a 200-basis-point-drop scenario due to the low interest rate environment), the Company would expect after-tax net interest income to decrease by $9.7 million. Results of both scenarios are within the limits of Hibernia’s policy, although there is no assurance that actual results would be the same as the model. In addition, the Company projects an increase in after-tax net interest income of $3.8 million and a decrease of $2.2 million if interest rates gradually rise or decline, respectively, by 100 basis points over the next year. The projected decline in net interest income in the 100-basis-point decrease and the gradual decline simulations reflect the limited flexibility to reduce rates further on interest-bearing deposits in the current low interest rate environment.

Based on the results of the simulation models at December 31, 2003, the Company would have expected a decrease in after-tax net interest income of $1.5 million from a 200-basis-point increase in interest rates. In the event of a 50-basis-point decrease in interest rates (utilized in place of a 200-basis-point-drop scenario due to the low interest rate environment), the Company would have expected after-tax net interest income to decrease by $10.6 million. Results of both scenarios were within the limits of Hibernia’s policy. In addition, the Company projected an increase in after-tax net interest income of $3.0 million and a decrease of $13.3 million if interest rates had gradually risen or declined, respectively, by 100 basis points over the next year.

Table 11 presents Hibernia’s interest rate sensitivity position at December 31, 2004. This Gap analysis is based on a point in time and may not be meaningful because assets and liabilities must be categorized according to contractual maturities and repricing periods rather than estimating more realistic behaviors, as is done in the simulation models. Also, the Gap analysis does not consider subsequent changes in interest rate levels or spreads between asset and liability categories.

Although the Gap analysis indicates the Company is liability-sensitive (repricing of interest-bearing liabilities exceeds repricing of interest-earning assets) for the 1-30 days category, this may not be true in practice. The 1-30 days deposit category includes NOW, money market and savings deposits which have indeterminate maturities. The rates paid on these core deposits, which account for 47% of interest-bearing liabilities, do not necessarily reprice in a direct relationship to changes in market interest rates. In addition, Hibernia’s deposit products include certain certificates of deposit that give customers an opportunity to adjust rates. As of December 31, 2004, these deposits totaled $732.5 million, of which approximately $32.7 million had been repriced. Of the remaining $699.8 million, $687.0 million are included in the 1-30 days deposit category because they may reprice at any time. However, these deposits adjust to market rates over a much longer period as depositors choose when to exercise the option to adjust the rate on their deposits.

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

The Company enters into forward sales contracts relating to its mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (including anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. The Company designates the portion of these forward sales contracts relating to mortgage loans held for sale as fair value hedges. Forward sales contracts with a notional value of $69.3 million and an estimated net positive fair value of $27,000 were designated as fair value hedges at December 31, 2004. The related hedged mortgage loans held for sale had a principal balance of $69.3 million and were decreased by a negative change in fair value of $27,000 at December 31, 2004, resulting in no impact on earnings related to the hedge. The forward sales contracts relating to interest rate lock commitments are not designated as hedges and are adjusted to fair value through income. At December 31, 2004, interest rate lock commitments had a notional amount of $51.7 million with a negative fair value of $0.3 million. The related forward sales contracts had a notional amount of $51.7 million and a net positive fair value of $0.2 million at December 31, 2004.

Derivative financial instruments are also held or issued by the Company to provide customers the ability to manage their own interest rate sensitivity. Matched positions are established to minimize risk to the Company. The notional value of customer-related derivative financial instruments not designated as hedges totaled $1.8 billion at December 31, 2004, with positive fair values of $17.0 million and negative fair values of $13.6 million.

The interest rate swap agreements discussed in “Borrowings” were entered into by the Company to hedge against the effect of rising interest rates on portions of its variable rate FHLB advances. Hibernia will receive quarterly variable rate (LIBOR) payments and pay fixed rates under the interest rate swap agreements on a total notional amount of $700 million. These derivative financial instruments designated as cash flow hedges had positive fair values of $10.0 million and negative fair values of $0.1 million at December 31, 2004.

In 2004, the Company entered into interest rate contracts relating to certificates of deposit on its own behalf. These contracts are designated as fair value hedges. The purpose of these contracts is to convert fixed interest rate certificates of deposit to variable interest rates. These interest rate contracts had notional amounts totaling $468.3 million at December 31, 2004, with a net negative fair value of $4.9 million. The related hedged certificates of deposit totaled $467.7 million with a positive fair value of $4.9 million, resulting in a reduction of noninterest income of $18,000 due to hedge ineffectiveness.

In March 2004, the Company entered into a $50 million forward-start interest rate swap agreement and a $50 million treasury interest rate lock agreement to protect against a rise in interest rates on the subordinated notes to be issued in April 2004 for the purchase of Coastal. The contracts were terminated upon the issuance of the subordinated debt in April 2004, resulting in a gain of $4.7 million which has been deferred and will be recognized over the life of the subordinated notes using the level yield method.

On September 30, 2004, the Company sold substantially all of its approximately $10 billion third-party residential mortgage servicing portfolio to CitiMortgage, Inc. Prior to the sale, these servicing rights were periodically assessed for impairment based on current fair values, determined by a discounted cash flow analysis using various assumptions, including prepayment speeds and discount rates. The sale of the servicing portfolio will eliminate the earnings volatility that the Company has experienced from the valuation of these servicing rights in the changing interest rate environment. The Company’s current practice is to sell the servicing rights associated with the mortgage loans sold.

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

The net interest margin is comprised of the net interest spread, which measures the difference between the average yield earned on earning assets and the average rate paid on interest-bearing liabilities, and the contribution of noninterest-bearing funds supporting earning assets (primarily demand deposits and shareholders’ equity). The net interest margin is impacted not only by the level of noninterest-bearing liabilities supporting earning assets, but also by the value of the funds in relation to the interest rate environment. Hibernia’s noninterest-bearing funds ratio was 20.56% in 2004, compared to 22.32% in 2003 and 20.89% in 2002. Table 12 details the components of the net interest margin for the past five years.

TABLE 12 NET INTEREST MARGIN (taxable-equivalent)

	2004	2003	2002	2001	2000
Yield on earning assets	5.31%	5.63%	6.54%	7.64%	8.33%
Rate on interest-bearing liabilities	1.67	1.89	2.35	3.97	4.99

Net interest spread	3.64	3.74	4.19	3.67	3.34
Contribution of noninterest-bearing funds	0.34	0.42	0.49	0.74	0.87

Net interest margin	3.98%	4.16%	4.68%	4.41%	4.21%

Noninterest-bearing funds supporting earning assets	20.56%	22.32%	20.89%	18.64%	17.56%

The net interest margin of 3.98% in 2004 is down from 4.16% in 2003 and 4.68% in 2002. The decrease in the net interest margin in 2004 resulted from a combination of the Coastal merger and earning assets continuing to reprice downward in the low interest rate environment. The 2003 net interest margin was negatively impacted 13 basis points by the prepayment of the FHLB advance and termination of the related interest-rate swap.

The net interest margin of 4.16% in 2003 was down from 4.68% in 2002. The decrease in the net interest margin in 2003 reflects the continued low interest rate environment, which resulted in downward repricing of loans, increased prepayments on mortgage-backed securities along with higher levels of premium amortization, and the replacement of securities maturing and sold with lower-yielding instruments. In addition, the rates on interest-bearing deposits had limited downward movement since many had already reached their floor. The prepayment of the FHLB advance and the related interest rate swap termination, previously discussed, also negatively impacted the 2003 margin by 13 basis points.

The Company expects the 2005 net interest margin to remain relatively flat compared to the fourth quarter 2004 margin of 3.90%, as presented in Table 20 in the “Fourth Quarter Results” section of this analysis.

NET INCOME GRAPH

NET INCOME PER COMMON SHARE GRAPH

Results of Operations

Net income for 2004 totaled $293.0 million ($1.90 per common share), up 13% compared to $258.3 million ($1.67 per common share) in 2003. In 2002, net income totaled $249.9 million ($1.59 per common share). Earnings per common share—assuming dilution was $1.86 in 2004 compared to $1.64 and $1.56 for 2003 and 2002, respectively.

Operating results for 2004 increased due to an increase in net interest income of $79.9 million (12%), a decrease in the provision for loan losses of $11.8 million (20%) and an increase in noninterest income of $37.3 million (11%); offset by increases in noninterest expense of $75.7 million (13%) and income tax expense of $18.6 million (13%). Results for 2004 include the operations of Coastal from May 13, 2004. A detailed explanation of the decline in the provision for loan losses is included in the “Reserve and Provision for Loan Losses” section of this analysis, with the explanations of the other variances detailed later in this analysis.

TABLE 13 INTEREST-EARNING ASSET COMPOSITION

(Percentage of average balances)	2004	2003	2002	2001	2000
Commercial loans	18.3%	17.9%	18.7%	20.5%	24.5%
Small business loans	16.5	15.6	16.4	16.1	16.0
Consumer loans	41.8	39.7	39.0	39.4	37.5

Total loans	76.6	73.2	74.1	76.0	78.0

Securities available for sale	21.1	22.2	20.2	18.4	18.2
Securities held to maturity	0.3	0.6	1.3	2.1	2.4

Total securities	21.4	22.8	21.5	20.5	20.6

Short-term investments	1.4	1.4	1.8	1.5	0.8
Mortgage loans held for sale	0.6	2.6	2.6	2.0	0.6

Total interest-earning assets	100.0%	100.0%	100.0%	100.0%	100.0%

Operating results for 2003 increased due to a $49.1 million increase in noninterest income and a $20.6 million decrease in the provision for loan losses, offset by a decrease in net interest income of $33.5 million, an increase of $22.7 million in noninterest expense and an increase of $5.1 in income tax expense.

In 2005, management expects earnings per share – assuming dilution to be in line with the Company’s stated mission of 8% to 10% annual growth. This guidance does not include first-quarter 2005 gains from the sale of an energy asset that was in other foreclosed assets and the merger of the PULSE and Discover networks, which is expected to increase first quarter 2005 after tax net income per common share – assuming dilution by $0.08. In addition, the above guidance does not include the effect of expensing stock options which is required to begin in the third quarter of 2005. The new accounting guidance for stock options is expected to decrease after tax net income per common share – assuming dilution by $0.05, if the modified retrospective application is applied to periods prior to July 1, 2005.

Sales results from the Texas de novo offices have exceeded expectations; however, these offices are operating at a loss. It is anticipated that as the de novo building program accelerates in 2005, the expense from these offices could be somewhat higher than the current year impact. In December 2004, the Board of Directors authorized an additional $150.0 million to extend the Texas de novo program until 2007. Management believes that the Texas de novo program is a good use of capital and that the Company can still meet its mission statement’s earnings goal as noted earlier.

NET INTEREST INCOME

Taxable-equivalent net interest income, based on the statutory tax rate of 35%, increased $79.1 million, or 12%, to $756.7 million in 2004 from $677.6 million in 2003. Taxable-equivalent net interest income in 2002 was $712.4 million. The increase in 2004 is partially due to the addition of Coastal in the second quarter of 2004 and the impact of $20.7 million in charges related to the prepayment of a $300 million FHLB advance and the termination of the related interest rate swap in the third quarter of 2003.

As indicated in Table 14, the change in volume increased taxable-equivalent net interest income in 2004 by $101.4 million from 2003. A $153.6 million increase in taxable-equivalent interest income due to growth in earning assets was partially offset by a $52.2 million increase in interest expense from an increase in the volume of interest-bearing liabilities. The increase in volume is primarily due to the Coastal merger. Taxable-equivalent net interest income decreased $22.3 million as a result of the change in rates. Taxable-equivalent interest income on earning assets decreased $62.3 million reflecting decreases in yields as earning assets continued to reprice downward in the low interest rate environment. Interest expense decreased $40.0 million due to decreases in the rates paid on interest-bearing deposits, the maturity of some higher-rate time deposits, and the previously mentioned FHLB transactions.

For 2003 compared to 2002, taxable-equivalent net interest income decreased as a result of yields on interest-earning assets decreasing more than funding costs on interest-bearing liabilities. The average yield on earning assets declined 91 basis points while the average rate paid on interest-bearing liabilities decreased 46 basis points. The decrease in the Company’s earning asset yield was the result of the continued downward repricing of loan yields; increased prepayments on mortgage-backed securities along with higher levels of premium amortization; and the decreasing yield on the investment portfolio. The FHLB transactions increased the average rate on interest-bearing liabilities 16 basis points for the year. In addition, the rates paid on certain interest-bearing deposit products had limited ability to be repriced downward since many had already reached rate floors.

TABLE 14 CHANGES IN TAXABLE-EQUIVALENT NET INTEREST INCOME (1)

	2004 Compared to 2003			2003 Compared to 2002
	Increase (Decrease) Due to Change In:
($ in thousands)	Volume	Rate	Total	Volume	Rate	Total
Taxable-equivalent interest earned on:
Commercial loans	$25,723	$3,414	$29,137	$3,555	$(23,824)	$(20,269)
Small business loans	36,482	(11,195)	25,287	3,646	(22,992)	(19,346)
Consumer loans	93,654	(53,348)	40,306	38,077	(52,073)	(13,996)

Loans	155,859	(61,129)	94,730	45,278	(98,889)	(53,611)

Securities available for sale	16,241	(2,385)	13,856	26,097	(39,511)	(13,414)
Securities held to maturity	(2,605)	(116)	(2,721)	(5,664)	(704)	(6,368)

Securities	13,636	(2,501)	11,135	20,433	(40,215)	(19,782)

Short-term investments	391	402	793	(797)	(1,937)	(2,734)
Mortgage loans held for sale	(16,272)	906	(15,366)	1,413	(3,446)	(2,033)

Total	153,614	(62,322)	91,292	66,327	(144,487)	(78,160)

Interest paid on:
NOW accounts	232	581	813	496	(1,703)	(1,207)
Money market deposit accounts	10,310	9,534	19,844	5,662	(8,868)	(3,206)
Savings accounts	100	2,045	2,145	(1,086)	(13,226)	(14,312)
Other consumer time deposits	14,387	(11,283)	3,104	(7,816)	(19,836)	(27,652)
Public fund certificates of deposit of $100,000 or more	(685)	(1,108)	(1,793)	(1,054)	(6,777)	(7,831)
Certificates of deposit of $100,000 or more	6,064	(1,633)	4,431	828	(6,192)	(5,364)
Foreign time deposits	1,099	1,237	2,336	247	(2,997)	(2,750)
Federal funds purchased	336	181	517	1,066	(430)	636
Repurchase agreements	(187)	478	291	(177)	(3,127)	(3,304)
Debt	20,539	(40,019)	(19,480)	10,305	11,380	21,685

Total	52,195	(39,987)	12,208	8,471	(51,776)	(43,305)

Taxable-equivalent net interest income	$101,419	$(22,335)	$79,084	$57,856	$(92,711)	$(34,855)

(1)	Change due to mix (both volume and rate) has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts to the changes in each.

NONINTEREST INCOME

Noninterest income totaled $387.4 million in 2004 compared to $350.1 million in 2003 and $300.9 million in 2002. Noninterest income was up $37.3 million (11%) in 2004 compared to 2003 and $49.1 million (16%) in 2003 compared to 2002.

The major categories contributing to the 2004 increase in noninterest income were the service charges on deposits, up $23.9 million; card-related fees, up $12.2 million; mortgage banking, up $8.3 million; investment banking, up $6.2 million; retail investment fees, up $3.1 million; and other service, collection and exchange charges, up $1.5 million. These increases were partially offset by an increase in securities losses, up $13.5 million and a decrease in other operating income, down $4.7 million.

Service charges on deposits increased $23.9 million (15%) from 2003 to $181.7 million in 2004. This change was the result of growth in transaction-based fees due to an increased number of accounts resulting from the high performance checking programs and increased account-related fees due to revenue initiatives implemented late in 2003. Approximately $5.5 million of the increase for 2004 is estimated to be from accounts acquired in the Coastal merger. These increases were partially offset by declines in fees as a result of new deposit products featuring no service charges.

Card-related fees were $60.1 million in 2004, up $12.2 million (25%) compared to 2003. This increase resulted from fees generated by Hibernia’s debit and credit cards due to increased activity and growth in accounts with annual card fees from the consumer and small business high performance checking products as well as increased ATM fees. Also included in the increase were $2.8 million of fees from the Company’s 50% interest in The MerchantNet.com Corporation which was purchased in April 2004. In the fourth quarter of 2004, the Company began to waive the annual fee on debit cards. This was in response to a change in the competitive market and is part of an effort to retain existing accounts.

Total mortgage banking increased $8.3 million (31%) to $34.8 million for 2004 as compared to $26.5 million in 2003.

TABLE 15 NONINTEREST INCOME

	2004	2003	2002	Percent Increase (Decrease)
($ in thousands)				2004 over 2003	2003 over 2002
Service charges on deposits	$181,684	$157,748	$138,857	15.2%	13.6%
Card-related fees	60,074	47,923	39,949	25.4	20.0
Mortgage banking:
Mortgage loan origination and servicing fees	33,942	38,205	35,485	(11.2)	7.7
Amortization of mortgage servicing rights	(23,089)	(44,438)	(28,771)	(48.0)	54.5
Reversal of (provision for) temporary impairment of mortgage servicing rights	14,000	(18,500)	(23,199)	(175.7)	(20.3)
Gain on sales of mortgage loans	11,900	51,239	27,987	(76.8)	83.1
Loss on sale of mortgage servicing portfolio	(1,908)	—	—	—	—

Total mortgage banking	34,845	26,506	11,502	31.5	130.4

Retail investment fees	30,357	27,241	30,488	11.4	(10.7)
Trust fees	23,273	23,520	24,394	(1.1)	(3.6)
Insurance	18,725	18,181	16,137	3.0	12.7
Investment banking	18,660	12,460	15,033	49.8	(17.1)
Other service, collection and exchange charges	21,438	19,933	20,769	7.6	(4.0)
Other operating income:
Mortgage loan derivative income	(368)	(412)	230	(10.7)	(279.1)
Derivative income from customer-related interest rate contracts	424	2,492	1,982	(83.0)	25.7
Other income	18,658	21,302	14,947	(12.4)	42.5

Total other operating income	18,714	23,382	17,159	(20.0)	36.3

Securities losses, net	(20,344)	(6,811)	(13,353)	(198.7)	49.0

Total noninterest income	$387,426	$350,083	$300,935	10.7%	16.3%

Mortgage loan origination and servicing fees decreased $4.3 million (11%) to $33.9 million in 2004, compared to $38.2 million in 2003. Mortgage loan origination fees totaled $4.9 million in 2004, down $5.4 million (53%) compared to 2003, due to a decrease in mortgage originations. Servicing fees totaled $29.0 million in 2004, up $1.2 million (4%) compared to 2003. Servicing fees were up due to an increase in the volume of mortgage loans serviced during 2004.

Amortization of mortgage servicing rights, a non-cash expense, decreased $21.3 million (48%) to $23.1 million in 2004. This decrease was due to a decrease in expected prepayment speeds and the sale of mortgage servicing rights in the third quarter.

On September 30, 2004, the Company sold substantially all of its mortgage servicing portfolio (including excess servicing) to CitiMortgage, Inc. The net carrying value of the capitalized mortgage servicing rights sold was $122.1 million. After recording expenses of $3.8 million associated with the sale, the transaction resulted in a net loss of $1.9 million, which includes a fourth-quarter adjustment relating to settlement of the sale. The Company retained a portion of its capitalized mortgage servicing rights portfolio, which is recorded in intangible assets and had a net carrying amount of $1.6 million at December 31, 2004. The sale of the servicing portfolio will enable the Company to eliminate the earnings volatility associated with the valuation of the sold portfolio. This sale will also reduce future mortgage loan servicing fees as well as the related amortization expense. The Company is servicing the sold portfolio until the mortgage files are transferred, which is expected to occur in first-quarter 2005. Hibernia continues to originate mortgage loans and is currently selling the servicing rights associated with loans sold.

The Company recorded net reversals of $14.0 million of previously recorded temporary impairment expense in 2004. A net provision expense for temporary impairment of mortgage servicing rights of $18.5 million was recorded in 2003. The net non-cash reversal of and provision for the temporary impairment of mortgage servicing rights were the result of changes in the actual and expected speeds of mortgage loan prepayments resulting from the fluctuating interest rate environment.

Gain on sales of mortgage loans decreased $39.3 million (77%) in 2004. This decrease was due to a reduction in the volume of loans originated as a result of the current interest rate environment and Hibernia’s strategic decision to exit correspondent mortgage lending. In 2004, Hibernia originated $1.1 billion of fixed-rate residential first mortgages for the purchase and refinancing of homes compared to $4.9 billion in 2003.

Retail investment fees increased $3.1 million (11%) in 2004 compared to 2003. The growth was due to increased sales of variable and fixed annuities and higher brokerage commissions due to an increased volume of sales of mutual funds, stocks and bonds, due in part to the addition of brokers in the Coastal locations in the second half of the year.

Hibernia National Bank manages mutual funds and, through a wholly-owned subsidiary, acts as a broker in providing access to mutual funds and variable annuities, but does not underwrite annuities. Through an insurance subsidiary of Hibernia Corporation, the Company also provides access to fixed annuities. Income from the sale and servicing of mutual funds and annuities totaled $31.5 million in 2004, up $3.0 million (11%) from the previous year. These commissions and fees are included in retail investment and trust fees.

Investment banking fees, which include brokerage commission income, contributed $18.7 million to noninterest income in 2004, up $6.2 million (50%) from 2003. The increase was primarily due to increases in commissions as well as management and underwriting fees that were generated by the Company’s investment banking subsidiary, partially offset by a decrease in corporate underwriting bond income of $1.1 million for the year.

Other service, collection and exchange charges increased $1.5 million (8%) in 2004 compared to 2003. This increase was due to increases in commercial letter of credit fees and credit life protection income, partially offset by a decrease in indirect lending servicing fee income as a result of the August 2004 repurchase of the indirect automobile loans securitized in 2001.

Other operating income decreased $4.7 million (20%) to $18.7 million in 2004, compared to $23.4 million in 2003. This decrease was primarily due to a $6.2 million gain in 2003 from the sale of Hibernia’s interest in a company formed to originate, sell and service loans under Fannie Mae’s delegated underwriting and servicing (DUS) lender program and decreases in 2004 derivative income from customer-related interest rate contracts due to a reduction in the volume of derivatives sold. The decrease was partially offset by higher revenues included in other income which were generated from the sales of a package of non-bank benefits marketed to Hibernia customers.

Net securities losses totaled $20.3 million in 2004, compared to $6.8 million in 2003. The net securities losses in 2004 were primarily due to losses of $18.4 million in the second quarter from the sale of approximately $300 million in securities as a part of a restructuring of Hibernia’s balance sheet in a rising interest rate environment. This restructuring was designed to increase the yield and cash flow and shorten the average life of the investment securities portfolio. The Company also recorded other-than-temporary impairment of $4.0 million on Fannie Mae preferred stock in 2004. The net securities losses in 2003 resulted from $12.2 million in writedowns for other-than-temporary impairment and a $5.4 million loss from the sale of Fannie Mae preferred stock, partially offset by gains of $9.9 million related to the sale of $293.7 million in mortgage-backed and collateral mortgage obligation securities.

The major categories contributing to the increase in noninterest income of $49.1 million in 2003 compared to 2002 were service charges on deposits, up $18.9 million; mortgage banking, up $15.0 million; card-related fees, up $8.0 million; securities losses, down $6.5 million; other operating income, up $6.2 million; and insurance, up $2.0 million. These increases were partially offset by declines in retail investment fees of $3.2 million; investment banking income of $2.6 million; trust fees of $0.9 million; and other service collection and exchange charges of $0.8 million.

NONINTEREST INCOME GRAPH

NONINTEREST EXPENSE

Noninterest expense totaled $640.1 million in 2004 compared to $564.4 million in 2003 and $541.7 million in 2002.

Noninterest expense increased $75.7 million (13%) in 2004 compared to 2003. The major categories contributing to the increase in noninterest expense were staff costs, up $40.3 million; other expense, up $13.6 million; occupancy and equipment expense, up $12.9 million; advertising and promotional expense, up $8.0 million, card-related processing expense, up $3.5 million; data processing expense, up $2.2 million; stationary and supplies, up $1.8 million; and amortization of purchase accounting intangibles, up $1.4 million, offset by an $11.5 million decrease in foreclosed property expense. Included in noninterest expense in 2004 is $6.4 million of Coastal merger-related costs. These expenses include items such as salaries, occupancy and equipment, and data processing and advertising as well as other expenses associated with the merger and integration of Coastal.

Staff costs increased $40.3 million in 2004 compared to 2003. Higher wages, resulting from the annual wage increase and additional staff added with the Coastal merger, were responsible for $24.3 million of the increase. Incentives increased $12.0 million. Other increases include higher medical insurance expense and $1.9 million of staff costs associated with duplicate operations prior to the data processing conversion of Coastal. Staff costs in 2003 included a $5.1 million charge associated with a reduction in the workforce.

Occupancy and equipment expenses increased $12.9 million (18%) to $83.6 million in 2004. The increase in 2004 was primarily due to increased rent and real estate taxes resulting from the Coastal merger and the Texas de novo office expansion, as well as increased maintenance, utilities and depreciation expenses.

TABLE 16 NONINTEREST EXPENSE

	2004	2003	2002	Percent Increase (Decrease)
				2004 over 2003	2003 over 2002
($ in thousands)
Salaries	$282,157	$248,602	$242,323	13.5%	2.6%
Benefits	54,235	47,525	46,941	14.1	1.2

Total staff costs	336,392	296,127	289,264	13.6	2.4

Occupancy, net	46,337	37,815	36,983	22.5	2.2
Equipment	37,260	32,842	31,238	13.5	5.1

Total occupancy and equipment	83,597	70,657	68,221	18.3	3.6

Data processing	38,128	35,922	34,560	6.1	3.9
Advertising and promotional expenses	31,698	23,710	22,471	33.7	5.5
Amortization of purchase accounting intangibles	6,442	5,055	5,940	27.4	(14.9)
Foreclosed property expense, net	(1,619)	9,867	1,088	(116.4)	806.9
State taxes on equity	17,575	16,237	15,875	8.2	2.3
Card-related processing expense	12,330	8,836	6,914	39.5	27.8
Telecommunications	9,940	9,005	9,345	10.4	(3.6)
Stationery and supplies	9,721	7,875	8,394	23.4	(6.2)
Loan collection expense	9,117	9,451	10,222	(3.5)	(7.5)
Postage	8,962	8,229	7,838	8.9	5.0
Professional fees	8,054	7,674	9,518	5.0	(19.4)
Regulatory expense	4,670	4,254	4,156	9.8	2.4
Other	65,124	51,484	47,921	26.5	7.4

Total noninterest expense	$640,131	$564,383	$541,727	13.4%	4.2%

Efficiency ratio (1)	54.97%	54.56%	52.76%

(1)	Noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions).

Data processing costs increased $2.2 million (6%) to $38.1 million in 2004, due to higher outside data processing expense, including $0.6 million in merger-related expenses, as well as increased software maintenance expenses.

Advertising and promotional expenses were up $8.0 million (34%) in 2004. The increase from the prior year was due to increased marketing expenses in Texas associated with the Coastal acquisition and the Texas de novo expansion, in addition to the promotion of the free checking program in the Texas markets. Also included in advertising and promotional expenses in 2004 were $1.3 million of merger-related expenses.

Amortization of purchase accounting intangibles increased $1.4 million (27%) to $6.4 million due to increased amortization of core deposit and customer lists intangibles originating from the 2004 purchase transactions.

Foreclosed property expense decreased $11.5 million (116%) in 2004. This decrease was due to the 2003 writedown of an energy asset reclassified from private equity investments to other foreclosed assets resulting in a $9.6 million valuation adjustment. In 2004, this asset produced net revenues of $2.1 million. This asset was sold at a gain in the first quarter of 2005.

Card-related processing expense increased $3.5 million (40%) to $12.3 million in 2004. The increase was due to higher debit card and ATM processing expenses in 2004 due to increased transactions.

Stationery and supplies expense increased $1.8 million (23%) to $9.7 million in 2004, primarily due to the Coastal acquisition.

Other noninterest expense increased $13.6 million (27%) to $65.1 million in 2004. This increase is due to higher NSF/overdraft charge-offs, higher employee related expenses partially due to the Coastal merger, increased fraud losses, increased insurance premiums and increased sales and shareholders’ tax expense. In addition, other operating expense includes $1.8 million of merger-related expenses.

Noninterest expense increased $22.7 million (4%) in 2003 compared to 2002. The major categories contributing to the increase in noninterest expense were foreclosed property expense, up $8.8 million; staff costs, up $6.9 million; other expense, up $3.6 million; occupancy and equipment expense, up $2.4 million; card-related processing expense, up $1.9 million; data processing expense, up $1.4 million; and advertising and promotional expense, up $1.2 million, offset by a $1.8 million decrease in professional fees. Results for 2003 include a $5.2 million charge associated with a reduction in force.

The Company’s efficiency ratio, defined as noninterest expense as a percentage of taxable-equivalent net interest income plus noninterest income (excluding securities transactions), is a key measure used to evaluate the success of efforts to control costs while generating revenue efficiently. The efficiency ratio for 2004 was 54.97%, compared to 54.56% in 2003 and 52.76% in 2002.

INCOME TAXES

The Company recorded a $156.7 million provision for income taxes in 2004, compared to $138.1 million in 2003 and $133.0 million in 2002. The Company’s effective tax rate was 34.8% for 2004 and 2003 and was 34.7% for 2002.

Hibernia National Bank is subject to a Louisiana shareholders’ tax based partly on income. The income portion is reported as state income tax. In addition, certain other subsidiaries of the Company are subject to Louisiana state income tax. The Texas operations of the Bank and certain other subsidiaries of the Company are also subject to Texas franchise tax

SEGMENT RESULTS

The Company’s segment information is presented by line of business. Each line of business provides various products and services to groups of customers who share certain characteristics. The reportable operating segments are Consumer, Small Business, Commercial and Investments and Public Funds. The Consumer segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage, and life and health insurance. The Small Business and Commercial segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, treasury management, merchant processing, investment banking, property and casualty insurance and private equity investments. The Small Business segment provides products and services to mid-size and smaller business entities and the Commercial segment provides products and services to larger business entities. The Investments and Public Funds segment includes the management of public entity deposits and provides the treasury function for the Company by managing the investment portfolio, interest rate risk, and liquidity and funding positions. The provision for temporary impairment of mortgage servicing rights, primarily a function of interest rate risk, is also included in this segment. The Other segment includes the areas of support services and facilities management as well as income and expense items considered to be unusual. Segment net income for the years ended 2004, 2003 and 2002 is presented in Table 17.

TABLE 17 SEGMENT RESULTS

($ in thousands)	2004	2003	2002
Consumer	$174,002	$162,258	$114,431
Small business	60,166	54,413	51,168
Commercial	68,908	52,985	35,788
Investments and public funds	2,684	7,480	58,708
Other	(15,700)	(22,365)	(14,057)

Segment total	290,060	254,771	246,038
Reconciling items (1)	2,894	3,565	3,819

Total net income	$292,954	$258,336	$249,857

(1)	For a discussion of reconciling items, refer to Note 29 of the “Notes to Consolidated Financial Statements.”

Net income for the Consumer segment was $174.0 million in 2004, up $11.7 million (7%) from $162.3 million for 2003. The increase in the Consumer segment net income resulted primarily from a strong increase in its retail area due in part to increased transaction-based fees and card-related fees. These increases were offset by declines in the mortgage area due to the Company’s decision to exit correspondent mortgage banking and the interest rate environment. The Small Business segment net income was up $5.8 million (11%) to $60.2 million for 2004 compared to $54.4 million in 2003. The Commercial segment net income increased $15.9 million (30%) from $53.0 million in 2003 to $68.9 million in 2004. The increases in the Small Business and Commercial segments were due to increases in net interest income associated with growth in loans and deposits, as well as the Coastal merger. In addition, the Commercial segment was up as 2003 results included the $9.6 million valuation adjustment on the transfer of an energy related private equity investment to foreclosed assets, offset by a $6.2 million gain on the sale of an interest in a Fannie Mae DUS lender. The Investments and Public Funds segment net income decreased $4.8 million (64%) for 2004, to $2.7 million from $7.5 million in 2003. This segment’s noninterest income was negatively impacted by a decline in match funded net interest income and higher net securities losses in 2004 compared to 2003. These declines were partially offset by the net reversal of $14.0 million of the reserve for temporary impairment of mortgage servicing rights in 2004 compared to a provision expense of $18.5 million in 2003. The net loss in the Other segment decreased $6.7 million to $15.7 million in 2004 from $22.4 million in 2003. The Other segment results for 2003 include $20.7 million of charges related to the prepayment of a $300 million FHLB advance and termination of the related interest rate swap, and $6.1 million of charges related to the reduction in the Company’s work force. Results for 2004 were negatively impacted by Coastal’s operations prior to conversion, including merger-related expenses for duplicate operations. After the operational conversion in June 2004, Coastal was included by its lines of business.

In 2003, the Consumer segment net income increased $47.8 million (42%) to $162.3 million. The increase in the Consumer segment net income was due to increases in the retail banking and mortgage areas. The retail banking area benefited from growth in transaction-based fees related to an increased number of accounts from the high performance checking products and other revenue initiatives. The increase in the mortgage area was due to the increased volume of mortgage loans originated due to the favorable interest rate environment. The Small Business segment net income was up $3.2 million (6%) to $54.4 million for 2003 from $51.2 million in 2002. The Commercial segment net income increased $17.2 million (48%) from $35.8 million in 2002 to $53.0 million in 2003. The increases in the Small Business and Commercial segments were due in part to reductions in the provision for loan losses resulting from improved asset quality. The Commercial segment also improved as a result of a $6.2 million gain on the sale of an interest in a Fannie Mae DUS lender, increases in treasury management as well as fewer losses on private equity investments in 2003 compared to 2002. The Investments and Public Funds segment net income was $7.5 million for 2003, down $51.2 million (87%) from $58.7 million for 2002. The decrease in net income for this segment was due to a decline in net interest income as the Company experienced margin compression in 2003. Net losses in the Other segment increased $8.3 million to $22.4 million in 2003 from $14.1 million in 2002. This segment was negatively impacted by the previously mentioned debt prepayment and swap transaction as well as the reduction in force.

Capital

Capital represents shareholder ownership in the Company—the book value of assets in excess of liabilities. It provides a base for asset growth while serving, together with the reserves for loan and other losses, as a cushion against potential losses. Support for future asset expansion could come from utilization of existing capital, issuance of debt or new capital, and retention of earnings.

Dividends of $0.76 per share were declared on the Company’s common stock in 2004, representing a 21% increase over the $0.63 per common share declared in 2003. The Company increased its quarterly dividend in the second quarter of 2004. For several years, the Company has announced dividend changes in the fourth quarter; however, the Board of Directors felt it appropriate to share the Company’s positive results earlier in the year with its shareholders in 2004. This change should not impact when the Board of Directors will consider future dividend increases. Hibernia’s common dividend payout ratio (common dividends declared per share divided by net income per common share) was 40.0% in 2004, 37.7% in 2003 and 35.9% in 2002. The Company continues to evaluate its dividend payout policy as part of its capital management. In recommending proposed dividends to the Board of Directors, Hibernia’s management is currently targeting a dividend payout ratio between 35% and 45%. The payout target is subject to change. The dividend payments are at the discretion of its Board of Directors and subject to regulatory requirements.

ANNUAL COMMON DIVIDENDS GRAPH

Shareholders’ equity totaled $1,941.9 million at the end of 2004, compared to $1,777.5 million at the end of 2003 and $1,680.9 million at the end of 2002. The $164.4 million (9%) increase in 2004 was primarily due to earnings totaling $293.0 million, the issuance of $40.4 million of common stock, and the net tax benefit related to stock option plans and the Employee Stock Ownership Plan (ESOP) of $9.7 million. These increases were partially offset by the payment of $116.9 million in dividends on common stock and the acquisition of $70.7 million of treasury stock, most of which was purchased under buyback programs.

During 2004, the Company repurchased approximately 2.9 million shares of its common stock at a cumulative weighted average price of $24.35 per share under common stock repurchase plans authorized by the Board of Directors. At December 31, 2004, approximately 2.5 million shares remained authorized for repurchase under a plan announced in April 2004 that allowed for the repurchase of up to 3.5 million shares of the Company’s common stock until April 2005.

The $96.6 million (6%) increase in 2003 compared to 2002 was primarily due to earnings totaling $258.3 million and the issuance of $26.0 million of common stock. These increases were partially offset by the payment of $97.5 million in dividends on common stock, the acquisition of $87.6 million of treasury stock, most of which was purchased under buyback programs, and a $12.6 million decrease in accumulated other comprehensive income.

SHAREHOLDERS EQUITY GRAPH

In connection with the Coastal merger, the Company assumed a total of $61.9 million of subordinated debentures issued by Coastal Capital Trust I and II and became the sponsor of Coastal Capital Trust I and II, business trusts that issued cumulative trust preferred securities totaling $60.0 million, discussed further in the “Borrowings” section of this analysis. Coastal Capital Trust I and II are special purpose entities that are not consolidated under the requirements of FIN 46(R). Under Federal Reserve Bank regulatory capital requirements, bank holding companies can include in Tier I capital the amount of notes payable to unconsolidated subsidiaries that issue qualifying trust preferred securities, net of the bank holding company’s investment in the special purpose entities, up to the limits for cumulative preferred stock. At December 31, 2004, the Company included $59.6 million in Tier 1 capital relating to these instruments.

Regulations applicable to national banks and their holding companies prescribe minimum capital levels. These levels are based on established guidelines which relate required capital standards to both risk-weighted assets (risk-based capital ratios) and total assets (leverage ratio). In accordance with risk-based guidelines, assets and off-balance-sheet financial instruments are assigned weights to measure their levels of risk. The total risk-based capital ratio for the Company was 11.32% at year-end 2004, 11.75% at year-end 2003 and 11.82% at year-end 2002. Leverage ratios were 7.51%, 8.65% and 8.45% at year-end 2004, 2003 and 2002, respectively. Table 18 shows the calculation of capital ratios for the Company for the past five years. As expected, the Company’s leverage ratio declined in 2004 following the completion of the Coastal merger. Management believes the purchase of Coastal is an excellent use of accumulated capital, and with the Company’s current risk profile, is comfortable operating the Company with this level of capital.

Table 18 CAPITAL

($ in millions)		2004	2003	2002	2001	2000
Risk-based capital:	Tier 1	$1,612.5	$1,534.1	$1,412.3	$1,307.7	$1,230.7
	Total	$1,925.2	$1,717.1	$1,580.0	$1,469.3	$1,389.8
Assets:	Quarterly average assets(1)	$21,482.8	$17,740.1	$16,715.3	$16,062.9	$16,089.3
	Net risk-adjusted assets	$17,002.8	$14,609.0	$13,367.1	$12,894.7	$12,706.5
Ratios:	Tier 1 risk-based capital	9.48%	10.50%	10.57%	10.14%	9.69%
	Total risk-based capital	11.32%	11.75%	11.82%	11.39%	10.94%
	Leverage	7.51%	8.65%	8.45%	8.14%	7.65%

(1)	Excluding the adjustment for accumulated other comprehensive income and other disallowed assets.

The most recent notifications from the Office of the Comptroller of the Currency categorized Hibernia National Bank as “well-capitalized” under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. At December 31, 2004, the Bank’s Tier 1, total risk-based and leverage ratios were 9.44%, 10.69% and 7.47%, respectively.

Contractual Obligations and Commercial Commitments

In the normal course of business, the Company enters into a number of financial commitments. Commitments to extend credit (loan commitments) are legally binding, conditional agreements having fixed expiration or termination dates and specific interest rates and purposes. These commitments generally require customers to maintain certain credit standards. Collateral requirements and loan-to-value ratios are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Commitments may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future requirements. At December 31, 2004, commitments to extend credit totaled $4.3 billion, compared to $3.6 billion a year ago.

The Company also issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of financial guarantees. At December 31, 2004, standby letters of credit had expiration dates through 2010. Collateral requirements are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company’s loss reserves. Management does not anticipate any material losses related to these instruments. Letters of credit and financial guarantees totaled $662.9 million and $562.7 million at December 31, 2004 and 2003, respectively.

On December 31, 2004, the Company transferred its reserve for lending related commitments, which includes unfunded commitments to extend credit, letters of credit, financial guarantees and derivative instruments, from the reserve for loan losses to other liabilities. The reserve totaled $6.0 million at December 31, 2004.

Additional information regarding commitments and letters of credit can be found in Note 24 of the “Notes to Consolidated Financial Statements.”

From 1999 through 2001, the Company securitized and retained portions of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA). The loans were reclassified to investment securities, which resulted in the retention of 100% of the interests in the securitizations. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses. Individual securities from these securitizations were sold from the available for sale portfolio, and control over the assets was surrendered. For securities that were sold, the remaining interest consists only of the servicing rights asset and the recourse provision. Investment securities resulting from mortgage loan securitizations had carrying values of $41.0 million at December 31, 2004. At December 31, 2004, the balance of these securitized loans, which are serviced by the Bank, totaled $71.3 million and a recourse reserve, included in other liabilities, totaled $0.5 million.

Table 19 presents the Company’s significant fixed and determinable contractual obligations, within the categories described below, by payment date, at December 31, 2004. The payment amounts represent those amounts that are contractually due to the recipient as of December 31, 2004, for time deposits, debt and operating leases. These amounts do not include interest that may accrue over the periods presented.

Table 19 CONTRACTUAL OBLIGATIONS

	Payments Due By Period
December 31, 2004 ($ in thousands)	Total	Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Time deposits	$6,351,385	$3,918,039	$1,327,185	$622,826	$483,335
Debt	1,910,576	382,143	422,203	918,122	188,108
Operating leases	141,903	37,785	40,187	23,522	40,409

Total	$8,403,864	$4,337,967	$1,789,575	$1,564,470	$711,852

Time deposits are included in Table 19 based on contractual maturities. Contractual maturities presented in the table are not necessarily an indication of cash obligations as customers often automatically renew their time deposits or may withdraw the funds prior to maturity. For further discussion of time deposits, see the “Deposits” section of this analysis and Note 9 in the “Notes to Consolidated Financial Statements.”

The Company’s debt totaled $1.9 billion at December 31, 2004, and is comprised primarily of advances from the Federal Home Loan Bank of Dallas and subordinated notes and debentures. Additional information regarding rates and terms of debt is included in the “Borrowings” section of this analysis and Note 11 of the “Notes to Consolidated Financial Statements.”

The Company leases its headquarters, operations center and certain other office space, premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years. Required payments under facilities leases totaled $139.7 million while required payments attributable to equipment leases totaled $2.2 million at December 31, 2004. Additional information regarding leases can be found in Note 18 of the “Notes to Consolidated Financial Statements.”

The Company also has various other contracts with vendors that were entered into in the ordinary course of business and are not included in Table 19. Payments under these contracts are included in the operating expenses of the Company.

Liquidity

Liquidity is a measure of the ability to fund loan commitments and meet deposit maturities and withdrawals in a timely and cost-effective way. These needs can be met by generating profits, attracting new deposits, converting assets (including short-term investments, mortgage loans held for sale, securities available for sale and loans) to cash through sales or securitizations, increasing borrowings and raising new capital. To minimize funding risks, management monitors liquidity through periodic reviews of maturity profiles, yield and rate behaviors, and loan and deposit forecasts.

Core deposits maintained at competitive rates are the Company’s primary source of liquidity. Core deposits totaled $14.4 billion at year-end 2004, up $2.6 billion (22%) from $11.7 billion a year earlier. This increase is primarily the result of the Coastal merger, which added approximately $1.6 billion in core deposits as of the merger date, increasing Hibernia’s extensive banking office network. The growth in core deposits was further aided by the continued marketing and success of the Company’s high performance deposit products, discussed earlier. Management expects the volume of core deposits to continue to increase in the near future as a result of the continued promotion of these products and the Company’s strategic expansion in Texas markets. In addition, Hibernia has a large base of treasury management-related repurchase agreements and foreign deposits as part of total customer relationships. Because of the nature of the relationships, these funds are considered stable and not subject to the same volatility as other sources of noncore funds. Large-denomination and brokered certificates of deposit were additional sources of liquidity for the Company.

Hibernia’s loan-to-deposit ratio at year-end 2004 decreased to 90.4% from 91.0% at year-end 2003. The loan-to-deposit ratio was 85.2% at year-end 2002. Another indicator of liquidity is the large liability dependence ratio, which measures reliance on short-term borrowings and other large liabilities (including large-denomination and public fund certificates of deposit and foreign deposits). Based on average balances, 19.2% of Hibernia’s earning assets were funded by net large liabilities (total liabilities less short-term investments) at year-end 2004, up 175 basis points from the prior-year level of 17.4%.

Management believes that the current level of short-term investments and securities available for sale is adequate to meet the Company’s current liquidity needs. Additional sources of liquidity available to the Company include the ability to issue additional retail brokered certificates of deposit and the ability to sell or securitize a substantial portion of the Company’s $4.2 billion residential first mortgage portfolio and $2.4 billion indirect consumer portfolio. The Company also had federal funds lines of credit totaling $3.2 billion at December 31, 2004, and its membership in the FHLB which provided an additional line totaling $3.9 billion to further augment liquidity by providing a readily accessible source of funds at competitive rates. Outstanding borrowings under these facilities totaled $1.8 billion at December 31, 2004.

Hibernia Corporation (the “Parent Company”) requires liquidity to fund operating expenses and investments and to pay interest and dividends. At December 31, 2004, the Parent Company had $84.0 million in available funds. During 2004, the Parent Company paid $227.8 million to purchase Coastal, $116.9 million in dividends to common shareholders and repurchased $70.7 million in common stock. The Parent Company received $217.0 million in dividends from its subsidiaries during 2004. The issuance of common stock provided the Parent Company with $40.4 million of additional funds. Also during 2004, in connection with the Coastal acquisition, the Parent Company received $103.7 million in proceeds from the issuance of debt, which is net of debt issuance costs and includes associated derivative gains.

The payment of dividends by the Bank to the Parent Company is restricted by various regulatory limitations. In 2005, the Bank will have available to pay dividends to the Parent Company, without prior approval of the Office of the Comptroller of the Currency, approximately $152.5 million plus net retained profits earned in 2005 prior to the dividend declaration date.

The Consolidated Statements of Cash Flows can be used to assess the Company’s ability to generate positive future net cash flows from operations and its ability to meet future obligations. The Company had a net increase in cash and cash equivalents in 2004 of $193.5 million. Net cash used by investing activities totaled $1.1 billion, resulting from a net increase in loans of $933.5 million, the purchases of Coastal and MerchantNet totaling $217.8 million, net purchases of securities totaling $91.2 million and purchases of premises, equipment and other assets of $89.0 million. These activities were partially offset by cash provided from financing activities of $682.2 million. Cash provided from financing activities includes an increase in deposits of $1.5 billion, which was partially offset by a decrease in short-term borrowings of $725.5 million, the payment of dividends of $116.9 million and the repurchase of common stock of $70.7 million. Net cash provided by operating activities totaled 612.2 million after adjusting 2004 net income for non-cash and other operating items.

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

Quarterly Consolidated Summary of Income and Selected Financial Data (1)

HIBERNIA CORPORATION AND SUBSIDIARIES

	2004				2003
($ in thousands, except per-share data)	Fourth	Third	Second	First	Fourth	Third	Second	First
Interest income	$272,936	$261,558	$240,060	$227,879	$225,074	$222,987	$231,486	$230,758
Interest expense	77,065	69,719	55,540	49,436	49,638	73,218	57,669	59,027

Net interest income	195,871	191,839	184,520	178,443	175,436	149,769	173,817	171,731
Provision for loan losses	12,000	12,250	12,000	12,000	13,300	16,000	13,000	17,750

Net interest income after provision for loan losses	183,871	179,589	172,520	166,443	162,136	133,769	160,817	153,981

Noninterest income:
Noninterest income	101,873	103,938	123,768	78,191	90,570	127,386	66,469	72,469
Securities gains (losses), net	43	153	(22,405)	1,865	(12,152)	(4,859)	10,191	9

Noninterest income	101,916	104,091	101,363	80,056	78,418	122,527	76,660	72,478
Noninterest expense	167,919	166,351	160,802	145,059	131,605	149,852	142,763	140,163

Income before income taxes and minority interest	117,868	117,329	113,081	101,440	108,949	106,444	94,714	86,296
Income tax expense	40,746	40,823	39,700	35,419	37,456	37,182	33,333	30,096
Minority interest, net of income tax expense	5	40	31	—	—	—	—	—

Net income	$77,117	$76,466	$73,350	$66,021	$71,493	$69,262	$61,381	$56,200

Per common share information: (2)
Net income	$0.50	$0.50	$0.48	$0.43	$0.47	$0.45	$0.40	$0.36
Net income - assuming dilution	$0.49	$0.49	$0.47	$0.42	$0.46	$0.44	$0.39	$0.36
Cash dividends declared	$0.20	$0.20	$0.18	$0.18	$0.18	$0.15	$0.15	$0.15
Average shares outstanding (000s)	153,845	153,908	153,805	153,876	153,669	154,070	154,875	155,410
Average shares outstanding - assuming dilution (000s)	157,240	156,899	156,353	156,960	156,572	156,540	156,857	157,416
Dividend payout ratio	40.00%	40.00%	37.50%	41.86%	38.30%	33.33%	37.50%	41.67%

Selected quarter-end balances (in millions)
Loans	$15,719.2	$15,502.0	$15,329.6	$13,091.9	$12,883.0	$12,226.3	$11,852.0	$11,550.0
Deposits	$17,378.9	$16,741.7	$16,377.6	$14,882.2	$14,159.5	$13,542.7	$13,700.9	$13,796.5
Debt	$1,910.6	$1,925.2	$1,956.0	$1,101.7	$1,101.8	$1,101.9	$1,402.0	$1,202.1
Equity	$1,941.9	$1,891.5	$1,841.4	$1,831.8	$1,777.5	$1,726.9	$1,713.6	$1,704.4
Total assets	$22,308.1	$21,353.4	$21,311.1	$18,716.8	$18,560.4	$17,565.4	$17,920.4	$17,652.2

Selected average balances (in millions)
Loans	$15,555.9	$15,407.4	$14,252.5	$12,996.1	$12,513.8	$11,974.5	$11,686.9	$11,472.7
Deposits	$17,017.7	$16,583.5	$15,719.1	$14,295.4	$13,665.4	$13,710.3	$13,663.1	$13,402.9
Debt	$1,917.6	$1,950.9	$1,583.9	$1,101.8	$1,101.8	$1,385.6	$1,215.2	$1,193.3
Equity	$1,906.2	$1,865.4	$1,820.8	$1,801.5	$1,735.7	$1,697.3	$1,722.0	$1,698.5
Total assets	$21,871.7	$21,269.1	$20,093.6	$18,545.7	$17,979.3	$17,918.8	$17,661.9	$17,460.4

Selected ratios
Net interest margin (taxable-equivalent)	3.90%	3.90%	4.00%	4.17%	4.27%	3.65%	4.32%	4.42%
Annualized return on assets	1.41%	1.44%	1.46%	1.42%	1.59%	1.55%	1.39%	1.29%
Annualized return on equity	16.18%	16.40%	16.11%	14.66%	16.48%	16.32%	14.26%	13.24%
Efficiency ratio	56.12%	55.97%	51.91%	56.18%	49.18%	53.74%	59.00%	56.97%
Average equity/average assets	8.72%	8.77%	9.06%	9.71%	9.65%	9.47%	9.75%	9.73%
Tier 1 risk-based capital ratio	9.48%	9.35%	8.95%	10.49%	10.50%	10.52%	10.35%	10.56%
Total risk-based capital ratio	11.32%	11.21%	10.79%	11.74%	11.75%	11.78%	11.60%	11.82%
Leverage ratio	7.51%	7.46%	7.69%	8.56%	8.65%	8.32%	8.39%	8.34%

(1)	The effects of mergers accounted for as purchase transactions have been included from the date of consummation. Prior periods have been conformed to current-period presentation.

(2)	For a discussion of net income per common share computations, refer to Note 21 of the “Notes to Consolidated Financial Statements.”

Fourth Quarter Results

Hibernia reported net income of $77.1 million in the fourth quarter of 2004, compared to $71.5 million in the fourth quarter of 2003 and $76.5 million in the third quarter of 2004. Net income per common share was $0.50 in the fourth quarter of 2004, compared to $0.47 and $0.50 in the fourth quarter of 2003 and the third quarter of 2004, respectively. Fourth-quarter 2004 net income per common share - assuming dilution was $0.49 compared to $0.46 and $0.49 for the fourth quarter of 2003 and the third quarter of 2004, respectively.

Average earning assets totaled $20.2 billion in the fourth quarter of 2004, a $3.7 billion increase from the fourth quarter of 2003. The increase from the fourth quarter of 2003 was primarily due to increases in average loans of $3.0 billion; average securities, adjusted for trade-date transactions, of $423.6 million; and average short-term investments of $400.2 million; partially offset by decreases in average mortgage loans held for sale of $143.1 million. The increase in average loans from the same period last year is due to the Coastal merger along with additional growth in all portfolios as economic conditions have improved. Average earning assets were up $442.1 million in the fourth quarter of 2004 compared to the prior quarter. This increase was due to an increase in short-term investments of $390.5 million and loans of $148.5 million, offset by decreases in securities of $88.6 million and mortgage loans held for sale of $8.3 million.

Net interest income totaled $195.9 million in the fourth quarter of 2004, up $20.4 million (12%) from $175.4 million in the fourth quarter of 2003 and $4.0 million (2%) from $191.8 million in the third quarter of 2004. The increase compared to the prior year was due to increased volume of interest-bearing assets and liabilities due to the Coastal merger. The net interest margin of 3.90% for the fourth quarter of 2004 decreased 37 basis points from the fourth quarter of 2003 and remained unchanged from the third quarter of 2004. The decline in the fourth-quarter 2004 margin compared to fourth-quarter 2003 is primarily due to an increase in the rates on interest-bearing liabilities.

The Company recorded a $12.0 million provision for loan losses in the fourth quarter of 2004 compared to $12.3 million in the prior quarter and $13.3 million in the comparable period a year ago. Net charge-offs were $13.7 million in the fourth quarter of 2004, up 3% from $13.3 million a year earlier and up 13% from $12.1 million for third-quarter 2004.

Noninterest income was $101.9 million, up $23.5 million (30%) from the fourth quarter of 2003 and down $2.2 million (2%) from the third quarter of 2004. Significant changes in noninterest income from fourth-quarter 2003 include decreased securities losses of $12.2 million; an increase of $5.5 million in service charges on deposits due to increased number of deposit accounts; an increase in card-related fees of $4.5 million; an increase in mortgage banking of $5.1 million; and an increase in investment banking of $3.1 million, partially offset by a decrease in other operating income of $6.5 million. The decline in fourth-quarter 2004 noninterest income compared to third-quarter 2004 was due to declines in retail investment fees, down $1.3 million; other operating income, down $1.2 million; and trust fees and insurance, both down $0.5 million. These declines were offset by an increase in investment banking income of $1.2 million.

Noninterest expense of $167.9 million in the fourth quarter of 2004 was $36.3 million (28%) higher than $131.6 million in the fourth quarter of 2003 and $1.6 million (1%) higher than $166.4 million in the third quarter of 2004. The increase over the prior year was due in part to the merger of Coastal operations and the Texas de novo expansion.

The Company’s efficiency ratio was 56.12% in the fourth quarter of 2004 compared to 49.18% and 55.97% in the fourth quarter of 2003 and the third quarter of 2004, respectively.

Table 20 NET INTEREST MARGIN (taxable-equivalent)

	2004				2003
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Yield on earning assets	5.41%	5.30%	5.19%	5.32%	5.47%	5.41%	5.74%	5.93%
Rate on interest-bearing liabilities	1.90	1.74	1.51	1.46	1.53	2.29	1.83	1.93

Net interest spread	3.51	3.56	3.68	3.86	3.94	3.12	3.91	4.00
Contribution of noninterest-bearing funds	0.39	0.34	0.32	0.31	0.33	0.53	0.41	0.42

Net interest margin	3.90%	3.90%	4.00%	4.17%	4.27%	3.65%	4.32%	4.42%

Noninterest-bearing funds supporting earning assets	20.15%	19.73%	20.92%	21.60%	21.92%	23.17%	22.58%	21.56%

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

GRAPHIC DESCRIPTION	CROSS REFERENCE/FINANCIAL INFORMATION
Average Earning Assets Bar Graph	See Consolidated Average Balances, Interest and Rates

Deposits Bar Graph	See Five-Year Consolidated Summary of Income and Selected Financial Data

Net Income Applicable To Common Shareholders Bar Graph	See Five-Year Consolidated Summary of Income and Selected Financial Data

Net Income Per Common Share—Assuming Dilution Bar Graph	See Five-Year Consolidated Summary of Income and Selected Financial Data

Noninterest Income Bar Graph	See Five-Year Consolidated Summary of Income and Selected Financial Data

Annual Common Dividends Bar Graph	See Five-Year Consolidated Summary of Income and Selected Financial Data

Shareholders’ Equity Bar Graph	See Five-Year Consolidated Summary of Income and Selected Financial Data

February 23, 2005

Management’s Report on Internal Control over Financial Reporting

To the Board of Directors and Shareholders of Hibernia Corporation:

Management of Hibernia Corporation (the Company) is responsible for the preparation, integrity, and fair presentation of its published financial statements as of December 31, 2004, and for the year then ended. The consolidated financial statements of Hibernia Corporation have been prepared in accordance with accounting principles generally accepted in the United States and, as such, include some amounts that are based on judgments and estimates of management, giving due consideration to materiality. Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Exchange Act rules 13a-15(f) and 15d-15(f).

Management has in place an internal accounting control system designed to safeguard corporate assets from material loss or misuse. The internal control system includes an organizational structure that provides appropriate delegation of authority and segregation of duties, established policies and procedures, and comprehensive internal audit and loan review programs. Management believes that this system provides assurance that assets are adequately safeguarded and that the accounting records, which are the basis for the preparation of all financial statements, are reliable. There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. This evaluation was based on criteria for effective internal control over financial reporting described in “Internal Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation, management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by Ernst & Young LLP, as stated in their report of independent registered public accounting firm, which is included herein.

/s/ J. Herbert Boydstun	/s/ Marsha M. Gassan
J. Herbert Boydstun President and Chief Executive Officer	Marsha M. Gassan Senior Executive Vice President and Chief Financial Officer

/s/ Jan M. Macaluso
Jan M. Macaluso Executive Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Hibernia Corporation

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Hibernia Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Hibernia Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because management’s assessment and our audit were conducted to also meet the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA), management’s assessment and our audit of Hibernia Corporation’s internal control over financial reporting included controls over the preparation of financial statements in accordance with the instructions for the preparation of Consolidated Financial Statements for Bank Holding Companies (Form FRY-9C). A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Hibernia Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Hibernia Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Hibernia Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 and our report dated February 23, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young, LLP

New Orleans, Louisiana

February 23, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Hibernia Corporation

We have audited the accompanying consolidated balance sheets of Hibernia Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hibernia Corporation and Subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Hibernia Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2005, expressed an unqualified opinion thereon.

/s/ Ernst & Young, LLP

New Orleans, Louisiana

February 23, 2005

Consolidated Balance Sheets

HIBERNIA CORPORATION AND SUBSIDIARIES

December 31 ($ in thousands)	2004	2003
Assets
Cash and cash equivalents	$1,151,066	$957,611
Trading account assets	—	3,853
Securities available for sale	4,524,340	3,866,470
Securities held to maturity (estimated fair value of $36,564 and $61,633 at December 31, 2004 and 2003, respectively)	35,819	60,209
Mortgage loans held for sale	78,136	195,177
Loans, net of unearned income	15,719,216	12,882,986
Reserve for loan losses	(227,574)	(213,275)

Loans, net	15,491,642	12,669,711

Premises and equipment	293,356	217,399
Customers’ acceptance liability	141	131
Goodwill	337,441	209,114
Other intangible assets	33,328	130,996
Other assets	362,819	249,771

Total assets	$22,308,088	$18,560,442

Liabilities
Deposits:
Noninterest-bearing	$3,264,190	$2,827,642
Interest-bearing	14,114,756	11,331,877

Total deposits	17,378,946	14,159,519

Short-term borrowings	555,325	1,280,802
Liability on acceptances	141	131
Other liabilities	521,203	240,693
Debt	1,910,576	1,101,812

Total liabilities	20,366,191	16,782,957

Shareholders’ equity
Class A Common Stock, no par value:
Authorized - 300,000,000 shares; issued - 171,095,717 and 168,214,757 shares at December 31, 2004 and 2003, respectively	328,504	322,972
Surplus	562,969	515,289
Retained earnings	1,347,544	1,171,537
Treasury stock at cost - 15,850,266 and 12,953,260 shares at December 31, 2004 and 2003, respectively	(297,626)	(226,970)
Accumulated other comprehensive income	15,198	12,779
Unearned compensation	(14,692)	(18,122)

Total shareholders’ equity	1,941,897	1,777,485

Total liabilities and shareholders’ equity	$22,308,088	$18,560,442

See notes to consolidated financial statements.

Consolidated Income Statements

HIBERNIA CORPORATION AND SUBSIDIARIES

Year Ended December 31 ($ in thousands, except per-share data)	2004	2003	2002
Interest income
Interest and fees on loans	$827,060	$732,399	$785,296
Interest on securities available for sale	162,026	147,265	160,022
Interest on securities held to maturity	2,486	5,207	11,575
Interest on short-term investments	4,217	3,424	6,158
Interest on mortgage loans held for sale	6,644	22,010	24,043

Total interest income	1,002,433	910,305	987,094

Interest expense
Interest on deposits	189,175	158,295	220,617
Interest on short-term borrowings	7,146	6,338	9,006
Interest on debt	55,439	74,919	53,234

Total interest expense	251,760	239,552	282,857

Net interest income	750,673	670,753	704,237
Provision for loan losses	48,250	60,050	80,625

Net interest income after provision for loan losses	702,423	610,703	623,612

Noninterest income
Service charges on deposits	181,684	157,748	138,857
Card-related fees	60,074	47,923	39,949
Mortgage banking	34,845	26,506	11,502
Retail investment fees	30,357	27,241	30,488
Trust fees	23,273	23,520	24,394
Insurance	18,725	18,181	16,137
Investment banking	18,660	12,460	15,033
Other service, collection and exchange charges	21,438	19,933	20,769
Other operating income	18,714	23,382	17,159
Securities losses, net	(20,344)	(6,811)	(13,353)

Total noninterest income	387,426	350,083	300,935

Noninterest expense
Salaries and employee benefits	336,392	296,127	289,264
Occupancy expense, net	46,337	37,815	36,983
Equipment expense	37,260	32,842	31,238
Data processing expense	38,128	35,922	34,560
Advertising and promotional expense	31,698	23,710	22,471
Amortization of purchase accounting intangibles	6,442	5,055	5,940
Foreclosed property expense, net	(1,619)	9,867	1,088
Other operating expense	145,493	123,045	120,183

Total noninterest expense	640,131	564,383	541,727

Income before income taxes and minority interest	449,718	396,403	382,820
Income tax expense	156,688	138,067	132,963
Minority interest, net of income tax expense	76	—	—

Net income	$292,954	$258,336	$249,857

Net income per common share	$1.90	$1.67	$1.59

Net income per common share - assuming dilution	$1.86	$1.64	$1.56

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

HIBERNIA CORPORATION AND SUBSIDIARIES

($ in thousands, except per-share data)

	Common Stock	Surplus	Retained Earnings	Treasury	Accumulated Other Comprehensive Income	Unearned Compensation	Comprehensive Income
Balances at December 31, 2001	$311,715	$446,900	$850,295	$(35,927)	$13,279	$(26,483)
Net income for 2002	—	—	249,857	—	—	—	$249,857
Change in unrealized gains (losses) on securities, net of reclassification adjustments	—	—	—	—	28,568	—	28,568
Change in accumulated gains (losses) on cash flow hedges, net of reclassification adjustments	—	—	—	—	(16,460)	—	(16,460)

Comprehensive income							$261,965

Issuance of common stock:
Stock option plans	7,334	28,307	—	—	—	—
Restricted stock awards	155	731	—	—	—	—
Cash dividends declared on common ($.57 per share)	—	—	(89,442)	—	—	—
Acquisition of treasury stock	—	—	—	(107,004)	—	—
Allocation of ESOP shares	—	2,175	—	—	—	4,918
Net tax benefit related to stock option plans and ESOP	—	12,688	—	—	—	—
Other	—	(744)	—	—	—	—

Balances at December 31, 2002	319,204	490,057	1,010,710	(142,931)	25,387	(21,565)

Net income for 2003	—	—	258,336	—	—	—	$258,336
Change in unrealized gains (losses) on securities, net of reclassification adjustments	—	—	—	—	(34,675)	—	(34,675)
Change in accumulated gains (losses) on cash flow hedges, net of reclassification adjustments	—	—	—	—	22,067	—	22,067

Comprehensive income							$245,728

Issuance of common stock:
Stock option plans	3,652	20,074	—	—	—	—
Restricted stock awards	80	734	—	—	—	—
Directors’ compensation	—	337	—	464	—	—
Purchase warrants	—	(2,446)	—	3,102	—	—
Cash dividends declared on common ($.63 per share)	—	—	(97,509)	—	—	—
Acquisition of treasury stock	—	—	—	(87,605)	—	—
Allocation of ESOP shares	—	2,339	—	—	—	3,443
Net tax benefit related to stock option plans and ESOP	—	4,210	—	—	—	—
Other	36	(16)	—	—	—	—

Balances at December 31, 2003	322,972	515,289	1,171,537	(226,970)	12,779	(18,122)

Net income for 2004	—	—	292,954	—	—	—	$292,954
Change in unrealized gains (losses) on securities, net of reclassification adjustments	—	—	—	—	(8,443)	—	(8,443)
Change in accumulated gains (losses) on cash flow hedges, net of reclassification adjustments	—	—	—	—	10,862	—	10,862

Comprehensive income							$295,373

Issuance of common stock:
Stock option plans	5,439	33,596	—	—	—	—
Restricted stock awards	93	1,096	—	—	—	—
Directors’ compensation	—	83	—	75	—	—
Cash dividends declared on common ($.76 per share)	—	—	(116,947)	—	—	—
Acquisition of treasury stock	—	—	—	(70,731)	—	—
Allocation of ESOP shares	—	3,163	—	—	—	3,430
Net tax benefit related to stock option plans and ESOP	—	9,742	—	—	—	—

Balances at December 31, 2004	$328,504	$562,969	$1,347,544	$(297,626)	$15,198	$(14,692)

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

HIBERNIA CORPORATION AND SUBSIDIARIES

Year Ended December 31 ($ in thousands)	2004	2003	2002
Operating activities
Net income	$292,954	$258,336	$249,857
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	48,250	60,050	80,625
Minority interest in net income	76	—	—
Amortization of intangibles and deferred charges	11,420	67,972	57,889
Depreciation and amortization	37,895	33,566	31,449
Non-cash derivative instruments losses (gains), net	1,657	(548)	(609)
Non-cash compensation expense	798	498	886
Premium amortization, net	15,176	27,859	5,640
Realized securities losses, net	20,344	6,811	13,353
Losses (gains) on sales of assets, net	234	(11,861)	(260)
Provision for losses on foreclosed and other assets	552	11,134	912
Decrease in mortgage loans held for sale	149,236	325,385	57,669
Decrease (increase) in deferred income tax asset	(25,193)	(916)	9,929
Net tax benefit related to stock options and the employee
stock ownership plan	9,742	4,210	12,688
Decrease (increase) in interest receivable and other assets	40,594	(17,480)	(16,897)
Increase in interest payable and other liabilities	8,451	1,087	5,236

Net cash provided by operating activities	612,186	766,103	508,367

Investing activities
Purchases of securities available for sale	(2,145,801)	(2,928,633)	(5,464,046)
Proceeds from maturities of securities available for sale	1,844,145	1,729,529	5,098,285
Proceeds from maturities of securities held to maturity	24,344	80,152	109,106
Proceeds from sales of securities available for sale	368,522	503,734	293,837
Net decrease (increase) in loans	(819,672)	(880,404)	3,105
Proceeds from sales of loans	36,639	172,610	21,105
Purchases of loans	(150,501)	(745,730)	(331,670)
Acquisitions, net of cash acquired of $34,111 and $36 for the years ended December 31, 2004 and 2002, respectively	(217,815)	—	(2,464)
Purchases of premises, equipment and other assets	(88,957)	(84,714)	(87,004)
Proceeds from sales of foreclosed assets and excess bank-owned property	9,036	8,499	6,275
Proceeds from sales of premises, equipment and other assets	39,106	10,081	1,021

Net cash used by investing activities	(1,100,954)	(2,134,876)	(352,450)

Financing activities
Net increase in deposits	1,531,669	678,497	527,910
Net increase (decrease) in short-term borrowings	(725,477)	705,354	(177,299)
Proceeds from issuance of debt	703,720	300,000	100,000
Payments on debt	(679,046)	(300,429)	(40,742)
Proceeds from issuance of common stock	39,035	24,382	35,641
Dividends paid	(116,947)	(97,509)	(89,442)
Acquisition of treasury stock	(70,731)	(87,605)	(107,004)

Net cash provided by financing activities	682,223	1,222,690	249,064

Increase (decrease) in cash and cash equivalents	193,455	(146,083)	404,981
Cash and cash equivalents at beginning of year	957,611	1,103,694	698,713

Cash and cash equivalents at end of year	$1,151,066	$957,611	$1,103,694

Supplemental disclosures
Cash paid during the year for:
Interest expense	$247,058	$247,377	$289,533
Income taxes	$168,250	$122,500	$104,750
Non-cash investing and financing activities:
Loans, bank premises and equipment and other assests transferred to foreclosed assets and excess bank-owned property	$6,454	$22,508	$5,970
Acquisitions:
Fair value of assets acquired	$2,751,647	$—	$2,535
Fair value of liabilities assumed	$2,499,721	$—	$35

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements Hibernia Corporation and Subsidiaries

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Hibernia Corporation (the Parent Company) is a financial holding company which, through its bank and nonbank subsidiaries, provides a broad array of financial products and services throughout Louisiana, Texas and portions of South Mississippi. The principal products and services offered include retail, small business, commercial, international, mortgage and private banking; leasing; investment banking; corporate finance; treasury management; merchant processing; insurance; and trust and investment management. Hibernia National Bank (the Bank), through a wholly owned subsidiary, also acts as a retail broker, providing access to alternative investment products, including stocks, bonds, mutual funds and annuities.

The accounting principles followed by Hibernia Corporation and Subsidiaries (the Company or Hibernia) and the methods of applying those principles conform with accounting principles generally accepted in the United States and those generally practiced within the banking industry.

CONSOLIDATION

The consolidated financial statements include the accounts of the Parent Company, its wholly owned subsidiaries and a consolidated variable interest entity. The effects of mergers accounted for as purchase transactions have been included from the date of consummation (see Note 2). All significant intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with stated maturities of three months or less when purchased to be cash equivalents.

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

Securities classified as trading account assets are carried at market value and are included in short-term investments. Gains and losses, both realized and unrealized, are reflected in earnings as other operating income. Securities classified as held to maturity are stated at amortized cost. Securities classified as available for sale are stated at fair value, with unrealized gains and losses, net of tax, reported in shareholders’ equity and included in other comprehensive income. Securities with limited marketability, such as stocks of the Federal Reserve Bank and Federal Home Loan Bank, are carried at fair value, which approximates cost, and are included in securities available for sale.

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

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

The Company reviews investment securities for impairment at least quarterly. Impairment is considered to be other-than-temporary if it is likely that all amounts contractually due will not be received for debt securities and when there is no positive evidence indicating that an investment’s carrying amount is recoverable in the near term for equity securities. When impairment is considered other-than-temporary, the cost basis of the security is written down to fair value, with the impairment charge included in earnings in net securities gains (losses). The new cost basis is not changed for subsequent recoveries in fair value. Increases in fair value above cost are reflected net of tax in shareholders’ equity and included in other comprehensive income. In evaluating whether impairment is temporary or other-than-temporary, the Company considers, among other things, the time period the security has been in an unrealized loss position; the financial condition of the issuer and its industry; recommendations of investment advisors; economic forecasts; market or industry trends; changes in tax laws, regulations or other governmental policies significantly affecting the issuer; any downgrades from rating agencies; and any reduction or elimination of dividends. The intent and ability of the Company to hold a security for a period of time sufficient to allow for any anticipated recovery in fair value is also considered.

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

A loan’s past due or delinquency status is determined based on its contractual terms. Commercial and small business loans are placed in nonaccrual status at 90 days past due or sooner if, in management’s opinion, there is doubt concerning full collectibility of both principal and interest. Real estate secured consumer loans are placed in nonaccrual status at 180 days past due. All other consumer loans are subject to mandatory charge-off when any payment of principal or interest is more than 120 days delinquent and are therefore not placed in nonaccrual status prior to charge-off. Commercial and small business nonaccrual loans are considered to be impaired in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that all amounts due in accordance with the contractual terms will not be collected. For purposes of determining impairment, consumer loans are collectively evaluated as they are considered to be comprised of large groups of smaller-balance homogeneous loans and therefore are not individually evaluated for impairment under the provisions of SFAS No. 114. Nonaccrual loans are charged off when deemed uncollectible by management. Interest payments received on nonaccrual loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income. A loan remains in nonaccrual status until it is current as to principal and interest, and the borrower demonstrates the ability to fulfill the contractual obligation.

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

General reserves are established based primarily on historical charge-offs, considering factors which include risk rating, industry concentration and loan type, with the most recent charge-off experience weighted more heavily. These general reserves are then adjusted for other factors which could include the impact of expected losses, including the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

increase or decrease significantly. In addition, management considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, the degree of seasoning in the various loan products and loans recently acquired through mergers. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio are also considered, as well as the results of loan reviews performed by internal and external examiners. The unallocated reserve, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating loan losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under-allocations of specific reserves.

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

GOODWILL AND OTHER PURCHASE ACCOUNTING INTANGIBLES

Under the purchase method of accounting, in accordance with SFAS No. 141, “Business Combinations,” the purchase price in an acquisition is allocated to the estimated fair value of the assets acquired and liabilities assumed, including identifiable intangible assets. The excess of costs over the fair value of the net assets acquired is recorded as goodwill. The Company accounts for excess costs of net assets acquired in purchase transactions (goodwill) and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” In accordance with these rules, goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to impairment tests. Impairment testing is a two-step process that first compares the fair value of a reporting unit with its carrying amount, and second, if necessary, measures impairment loss by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units are operating segments as defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The Company’s reporting units are based on lines of business. Assets and liabilities are allocated to reporting units using the Company’s internal management reporting system. Goodwill is allocated directly to these reporting units, when applicable, or based on the allocation of loans to the reporting segments for each region in which the goodwill originated. When quoted market prices are not available for assets and liabilities, fair values are based on estimates using present value or other valuation techniques. These impairment tests are performed at a reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. To the extent that impairment exists, write-downs to realizable value are recorded. Purchased intangible assets with finite useful lives are amortized using various methods over the period which each such asset is expected to contribute directly to the future cash flows of the Company.

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

TRANSFERS AND SERVICING OF FINANCIAL ASSETS

The Company sells mortgage and other loans through secondary market securitizations. A transfer of financial assets is accounted for as a sale when control is surrendered over the asset transferred. Control is considered surrendered when 1) the transferred assets have been isolated from the transferor; 2) each transferee has the right to pledge or exchange the asset; and 3) the transferor does not maintain effective control over the assets either through any agreement that entitles or obligates the transferor to repurchase the assets or through the ability to unilaterally cause the holder to return specific assets. Upon consummation of the sale, the securitized loans are removed from the balance sheet and a gain or loss on the sale is recognized. If the securitized asset is retained rather than sold, the asset is reclassified on the balance sheet and no gain or loss is recognized.

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

RESERVE FOR LENDING RELATED COMMITMENTS

The Company maintains an allowance to cover probable credit losses inherent in lending related commitments, which include unfunded commitments to extend credit, letters of credit, financial guarantees (standby letters of credit) and derivative instruments. On December 31, 2004, this allowance was transferred from the reserve for loan losses to other liabilities. The adequacy of the reserve is assessed on a basis consistent with that of funded transactions. Prior to December 31, 2004, increases or decreases to this reserve were included in the provision for loan losses. Subsequent increases or decreases are reflected in noninterest expense.

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

For derivatives designated as hedging the exposure to changes in the fair value of an asset or liability (fair value hedge), the gain or loss is recognized in earnings in the period of the fair value change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. Earnings will be affected to the extent to which the hedge is not effective in achieving offsetting changes in fair value. For derivatives designated as hedging exposure to variable cash flows of a forecasted transaction (cash flow hedge), the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings or in certain circumstances, when the hedge is terminated. The ineffective portion of the gain or loss is reported in earnings immediately. For derivatives that are not designated as hedging instruments, changes in the fair value of the derivatives are recognized in earnings immediately.

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

	Year ended December 31
($ in thousands, except per share data)	2004	2003	2002
Reported net income	$292,954	$258,336	$249,857
Deduct: Stock option compensation expense under the fair value method, net of related tax effect (see Note 16)	(7,510)	(6,021)	(6,065)

Pro forma net income	$285,444	$252,315	$243,792

Reported net income per common share	$1.90	$1.67	$1.59

Pro forma net income per common share	$1.86	$1.63	$1.55

Reported net income per common share - assuming dilution	$1.86	$1.64	$1.56

Pro forma net income per common share- assuming dilution	$1.81	$1.60	$1.52

The fair values of the options were estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. The option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Changes in subjective input assumptions can materially affect the fair value estimate.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The determination of the allowance for loan losses, the valuation of mortgage servicing rights, the allocation of the purchase price in acquisitions and judgments regarding goodwill impairment are particularly critical because they involve a higher degree of complexity and subjectivity and require estimates and assumptions about uncertain matters. Actual results could differ from those estimates.

RECLASSIFICATION

Certain items included in the consolidated financial statements for 2003 and 2002 have been reclassified to conform with the 2004 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2004, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin 105 (SAB 105), “Application of Accounting Principles to Loan Commitments.” SAB 105 informs registrants of the SEC staff’s view on the accounting for loan commitments that are subject to SFAS No. 133 Implementation Issue No. C13, which includes the Company’s mortgage loan interest rate lock commitments. Under the Company’s previous accounting policy, an asset was recorded upon inception of the commitment based on projected revenues, net of expenses, and adjusted upward or downward depending on whether interest rates had decreased or increased from the date of commitment to the valuation date. Under the new guidance, expected future cash flows from servicing rights must be excluded from projected net revenues. SAB 105 was effective for loan commitments entered into after March 31, 2004 that are accounted for as derivatives. The adoption of this guidance did not have a material impact on the financial condition or the operating results of the Company.

Note 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123(R)). This statement is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Shares Issued to Employees,” and related implementation guidance. This statement eliminates the alternative to use APB Opinion No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued. As a result, this statement requires a public entity to measure the cost of employee services received in exchange for an award of equity based instruments based on the grant-date fair value of the award and recognize the cost over the period during which an employee is required to provide service in exchange for the award. In addition, this statement amends the treatment of award forfeitures and the accounting for the tax effects of share–based compensation awards. SFAS 123(R) is effective at the beginning of the first interim or annual period beginning after June 15, 2005 and applies to all awards granted, modified, repurchased or cancelled after that date. The Company anticipates that the adoption of SFAS No. 123(R) will decrease 2005 after tax net income per common share – assuming dilution by approximately $0.05 if the modified retrospective application is applied for periods prior to July 1, 2005.

Note 2 MERGERS

On May 13, 2004, the Company purchased all of the outstanding stock and options of Coastal Bancorp, Inc. (Coastal) for $231,014,000 in cash (including tax withholding). Coastal was the parent of Coastal Banc Holding Company, Inc., which owned Coastal Banc ssb, a Texas-chartered FDIC-insured state savings bank headquartered in Houston, Texas. This transaction significantly increased the Company’s presence in the Houston area and provided entry into Austin, Corpus Christi, the Rio Grande Valley and other communities in South Texas.

The acquisition was accounted for as a purchase in accordance with SFAS No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values as of the purchase date. At May 13, 2004, the Company recorded fair values of $1,957,767,000 in loans, $2,738,087,000 in total assets, $1,695,936,000 in deposits and $2,498,754,000 in total liabilities. The excess of cost over the fair value of the net assets acquired (goodwill) totaled $116,934,000. Coastal goodwill was allocated to the Company’s reportable segments as follows: Consumer - $60,277,000, Small Business - $35,155,000 and Commercial - $21,502,000. In accordance with SFAS No. 142, the carrying amount of goodwill will not be amortized but will be subject to annual impairment testing. In addition, a core deposit intangible of $23,596,000 was recorded and is being amortized on an accelerated basis over 10 years. The results of operations of Coastal have been included in the Company’s consolidated financial statements since the date of acquisition.

Unaudited pro forma consolidated operating results giving effect to the purchase of Coastal as if the transaction had occurred at the beginning of each period presented is included in the table below. These pro forma results combine historical results of Coastal into the Company’s operating results, with certain adjustments made for the estimated impact of purchase accounting adjustments and acquisition funding. In addition, pro forma information does not include the effect of anticipated savings resulting from the merger. Unaudited pro forma data is not necessarily indicative of the results that would have occurred had the acquisition taken place at the beginning of the periods presented or of future results.

	Year Ended December 31
($ in thousands, except per-share data)	2004	2003	2002
Net interest and noninterest income	$1,437,241	$1,393,565	$1,443,608
Net income	$295,965	$271,776	$267,475
Net income per common share	$1.92	$1.76	$1.71
Net income per common share - assuming dilution	$1.88	$1.72	$1.67

Included in the 2004 results are $6,448,000 of merger related expenses incurred by the Company. These merger-related expenses include items such as salaries and benefits, occupancy and equipment, data processing, advertising and other expenses associated with the merger and integration of Coastal.

On April 28, 2004, Hibernia National Bank, a subsidiary of Hibernia Corporation, purchased 50% of the outstanding shares of The MerchantNet.com Corporation (MerchantNet), with an option to purchase the remaining 50% at a later date. MerchantNet is a provider of payment solutions for merchants and is currently doing business under the name “Hibernia Merchant Services.” MerchantNet is included in the Company’s consolidated financial statements as it meets the definition of a variable interest entity and the Company is the primary beneficiary as defined in Financial Accounting Standards Board Interpretation (FIN) No. 46(R), “Consolidation of Variable Interest Entities.” The transaction was accounted for as a purchase in accordance with SFAS No. 141. The purchase price of $12,500,000 was allocated to the assets acquired and liabilities assumed based on their estimated fair values, resulting in goodwill totaling $11,393,000, which is included in the Company’s Commercial segment. In addition, a customer

Note 2 MERGERS (continued)

list intangible of $1,845,000 was recorded and is being amortized on an accelerated basis over 10 years. The results of MerchantNet’s operations have been included in the Company’s consolidated financial statements since the date of acquisition. Because the Company does not own 100% of MerchantNet, a liability for the minority ownership interest of the entity is included in other liabilities in the consolidated balance sheets and the net income relating to the minority interest, net of income tax, is deducted as a single line item in the consolidated income statements. Pro forma results of operations have not been presented as the effect of the MerchantNet acquisition was not considered material to the operations of the Company.

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

Note 3 CASH AND CASH EQUIVALENTS

The following is a summary of cash and cash equivalents.

	December 31
($ in thousands)	2004	2003
Cash and due from banks	$612,872	$699,060
Federal funds sold	431,500	10,302
Securities purchased under agreements to resell	90,000	235,000
Interest-bearing time deposits in domestic banks	16,694	13,249

Total cash and cash equivalents	$1,151,066	$957,611

Note 4 SECURITIES

The following is a summary of securities classified as available for sale and held to maturity.

		December 31, 2004
($ in thousands)		Amortized Cost	Fair Value	Unrealized Gains	Unrealized Losses
Available for sale:	U.S. Treasuries	$30,364	$30,222	$—	$142
	U.S. government agencies:
	Mortgage-backed securities	3,483,752	3,494,482	21,002	10,272
	Bonds	634,070	634,240	1,740	1,570
	Stocks	63,840	57,200	—	6,640
	States and political subdivisions	94,234	99,345	5,122	11
	Other	208,979	208,851	274	402

	Total securities available for sale	$4,515,239	$4,524,340	$28,138	$19,037

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$35,819	$36,564	$748	$3

	Total securities held to maturity	$35,819	$36,564	$748	$3

Note 4 SECURITIES (continued)

		December 31, 2003
($ in thousands)		Amortized Cost	Fair Value	Unrealized Gains	Unrealized Losses
Available for sale:	U.S. Treasuries	$30,680	$31,209	$529	$—
	U.S. government agencies:
	Mortgage-backed securities	2,748,486	2,761,905	23,578	10,159
	Bonds	764,564	765,780	10,457	9,241
	Stocks	67,832	67,832	—	—
	States and political subdivisions	124,940	133,242	8,319	17
	Other	107,878	106,502	184	1,560

	Total securities available for sale	$3,844,380	$3,866,470	$43,067	$20,977

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	$60,209	$61,633	$1,427	$3

	Total securities held to maturity	$60,209	$61,633	$1,427	$3

The following is a summary of realized gains and losses from sales and writedowns due to other–than–temporary impairment of securities available for sale.

	Year Ended December 31
($ in thousands)	2004	2003	2002
Realized gains	$3,566	$10,887	$689
Realized losses	(18,403)	(5,403)	(25)
Writedowns due to other–than–temporary impairment	(5,507)	(12,295)	(14,017)

Securities losses, net	$(20,344)	$(6,811)	$(13,353)

Included in realized gains and losses are gains and losses on sales of private equity securities. Private equity gains totaled $1,501,000, $725,000 and $497,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Private equity losses totaling $76,000 were incurred during 2004. Included in writedowns due to other-than-temporary impairment are losses associated with private equity securities totaling $1,515,000, $128,000 and $14,017,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Private equity securities totaled $3,932,000 and $7,032,000 at December 31, 2004 and 2003, respectively.

The following is a summary of securities in an unrealized loss position at December 31, 2004 and 2003, by category and length of time that the individual securities have been in a continuous unrealized loss position.

	December 31, 2004
	Less than 12 Months		12 Months or Longer		Total
($ in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
U.S. Treasuries	$30,222	$142	$—	$—	$30,222	$142
U.S. government agencies:
Mortgage-backed securities	935,560	6,969	368,389	3,303	1,303,949	10,272
Bonds	300,847	1,545	223	25	301,070	1,570
Stocks	57,200	6,640	—	—	57,200	6,640
States and political subdivisions	2,742	2	246	9	2,988	11
Other	20,813	75	8,419	327	29,232	402

Total temporarily impaired available for sale	$1,347,384	$15,373	$377,277	$3,664	$1,724,661	$19,037

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$—	$—	$300	$3	$300	$3

Total temporarily impaired held to maturity	$—	$—	$300	$3	$300	$3

Note 4 SECURITIES (continued)

	December 31, 2003
	Less than 12 Months		12 Months or Longer		Total
($ in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for sale:
U.S. government agencies:
Mortgage-backed securities	$1,041,412	$10,045	$4,954	$114	$1,046,366	$10,159
Bonds	186,531	9,240	47	1	186,578	9,241
States and political subdivisions	34	6	463	11	497	17
Other	4,929	85	7,032	1,475	11,961	1,560

Total temporarily impaired available for sale	$1,232,906	$19,376	$12,496	$1,601	$1,245,402	$20,977

Held to maturity:
U.S. government agencies:
Mortgage-backed securities	$857	$3	$—	$—	$857	$3

Total temporarily impaired held to maturity	$857	$3	$—	$—	$857	$3

Included in U.S. government agency securities available for sale at December 31, 2004 are 26 individual debt securities which have been in a continuous unrealized loss position for 12 months or longer. These securities had fair values totaling $368,612,000 and unrealized losses totaling $3,328,000 at December 31, 2004. Included in states and political subdivisions securities available for sale is one individual debt security which has been in a continuous unrealized loss position for 12 months or longer. This security had a fair value of $246,000 and an unrealized loss of $9,000 at December 31, 2004. These U.S. government agency and municipal debt securities are primarily fixed rate securities that were acquired in a low interest rate environment. Interest rates have risen since acquisition causing the value of the debt securities to decline.

Included in other securities available for sale at December 31, 2004 are two private equity securities which have been in a continuous unrealized loss position for 12 months or longer. These securities had fair values totaling $3,519,000 and unrealized losses totaling $227,000 at December 31, 2004. These securities consist of equity interests in limited partnerships that invest in various other companies. One partnership has been impaired since 2001; however, the Company has recorded other-than-temporary impairment on a portion of this investment during this period of impairment, as information indicated that the impairment would not be recoverable. The other partnership has been impaired since the third quarter of 2002. In establishing the fair value of these investments, the Company’s management considers, among other factors, the cost of the investment to the Company, developments since the acquisition of the investment, the financial condition and operating results of the investee, the long-term potential of the business of the investee, recent arm’s length transactions involving similar securities, and expected initial public offering prices. There is no public market for these private equity investments and the Company, in making its valuations, has relied on financial data of the investees and, in many instances, on information from the Board of Directors and management of the investee companies as to the potential effect of future developments. Based on all information available, including financial and other information provided by the investee, the Company considers this impairment to be temporary.

Also included in other securities at December 31, 2004 is a mutual fund with a fair value of $4,900,000 and an unrealized loss of $100,000. This mutual fund is a private, closed-end fund which invests in mortgage-backed securities in pre-defined areas. These mortgage-backed securities were acquired in a low interest rate environment. As interest rates have risen, the value of these securities has declined.

The Company considers the impairment on the available for sale securities that are in unrealized loss positions to be temporary. The Company believes that it will collect all amounts contractually due and recover its net investment, and that it has the intent and the ability to hold these securities until the fair value is at least equal to the carrying value.

Included in U.S. government agency securities held to maturity at December 31, 2004 is one individual debt security which has been in a continuous unrealized loss position for 12 months or longer. This security had a fair value of $300,000 and an unrealized loss of $3,000 at December 31, 2004. The Company believes it will collect all amounts contractually due on this security as it will be held until maturity.

Note 4 SECURITIES (continued)

Securities with carrying values of $3,936,867,000 and $3,682,617,000 at December 31, 2004 and 2003, respectively, were pledged to secure public or trust deposits or were sold under repurchase agreements. The following is a summary of pledged securities.

		December 31
($ in thousands)		2004	2003
Available for sale:	U.S. Treasuries	$30,222	$31,209
	U.S. government agencies:
	Mortgage-backed securities	3,154,947	2,701,056
	Bonds	628,577	764,500
	States and political subdivisions	87,293	125,610
	Other	9	33

	Total available for sale	3,901,048	3,622,408

Held to maturity:	U.S. government agencies:
	Mortgage-backed securities	35,819	60,209

	Total held to maturity	35,819	60,209

	Total carrying value of pledged securities	$3,936,867	$3,682,617

The amortized cost and estimated fair value by maturity of securities are shown in the following table. Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. Accordingly, actual maturities may differ from contractual maturities.

		December 31, 2004
($ in thousands)		Amortized Cost	Fair Value
Available for sale:	Due in 1 year or less	$279,906	$273,225
	Due after 1 year through 5 years	224,398	224,803
	Due after 5 years through 10 years	650,275	650,945
	Due after 10 years	3,360,660	3,375,367

	Total securities available for sale	$4,515,239	$4,524,340

Held to maturity:	Due after 1 years through 5 years	$303	$300
	Due after 5 years through 10 years	8,549	8,713
	Due after 10 years	26,967	27,551

	Total securities held to maturity	$35,819	$36,564

Note 5 LOANS

The following is a summary of commercial and small business loans classified by repayment source and consumer loans classified by type.

		December 31
($ in thousands)		2004	2003
Commercial:	Commercial and industrial	$1,240,460	$1,051,349
	Real estate	1,089,763	590,784
	Services industry	728,171	699,253
	Health care	207,703	237,162
	Transportation, communications and utilities	141,389	141,978
	Energy	433,252	387,514
	Other	157,172	126,138

	Total commercial	3,997,910	3,234,178

Small Business:	Commercial and industrial	883,595	725,495
	Real estate	836,935	604,777
	Services industry	755,292	654,871
	Health care	229,833	188,234
	Transportation, communications and utilities	109,163	99,501
	Energy	49,523	29,612
	Other	376,794	340,412

	Total small business	3,241,135	2,642,902

Consumer:	Residential mortgages:
	First mortgages	4,201,076	3,151,076
	Junior liens	359,578	369,582
	Real estate secured revolving credit	853,538	646,168
	Indirect	2,422,919	2,234,653
	Revolving credit:
	Secured	9,734	11,758
	Unsecured	120,378	106,659
	Other:
	Secured	271,298	309,327
	Unsecured	241,650	176,683

	Total consumer	8,480,171	7,005,906

	Total loans	$15,719,216	$12,882,986

The following is a summary of nonperforming loans, foreclosed assets and excess bank-owned property.

	December 31
($ in thousands)	2004	2003
Nonaccrual loans	$65,086	$55,576
Restructured loans	—	—

Nonperforming loans	65,086	55,576

Foreclosed assets	11,685	11,512
Excess bank-owned property	986	678

Total nonperforming assets	$77,757	$67,766

Loans 90 days or more past due and still accruing	$9,569	$7,730

Note 5 LOANS (continued)

At December 31, 2004 and 2003, the recorded investment in loans that were considered to be impaired was $47,354,000 and $43,107,000, respectively. Included in the 2004 and 2003 amounts were $33,763,000 and $27,008,000, respectively, of impaired loans for which the related reserve for loan losses was $3,985,000 and $3,367,000, respectively. At December 31, 2004 and 2003, impaired loans that did not require a reserve for loan losses amounted to $13,591,000 and $16,099,000, respectively. The average recorded investment in impaired loans during the years ended December 31, 2004, 2003 and 2002 was approximately $46,640,000, $42,851,000 and $55,205,000, respectively.

The amount of interest income actually recognized on nonperforming loans during 2004, 2003 and 2002 was approximately $2,547,000, $962,000 and $903,000, respectively, substantially all of which related to impaired loans. The amount of interest income that would have been recorded during 2004, 2003 and 2002 if these loans had been current in accordance with their original terms was approximately $5,038,000, $4,885,000 and $5,322,000, respectively. Interest payments received on impaired loans are applied to principal if there is doubt as to the collectibility of the principal; otherwise, these receipts are recorded as interest income.

The following is a summary of activity in the reserve for loan losses.

	Year Ended December 31
($ in thousands)	2004	2003	2002
Balance at beginning of year	$213,275	$212,765	$195,766
Loans charged off	(62,606)	(73,271)	(79,835)
Recoveries	13,819	13,731	16,209

Net loans charged off	(48,787)	(59,540)	(63,626)

Provision for loan losses	48,250	60,050	80,625
Addition due to purchase transaction	20,836	—	—
Transfer to a reserve for lending related commitments	(6,000)	—	—

Balance at end of year	$227,574	$213,275	$212,765

On December 31, 2004, the Company transferred its reserve for lending related commitments from the reserve for loan losses to other liabilities. This reserve is maintained to cover probable credit losses inherent in lending related commitments, which include unfunded commitments to extend credit, letters of credit, financial guarantees (standby letters of credit) and derivative instruments.

Note 6 LOAN SECURITIZATIONS

In June 2001, the Company sold fixed-rate indirect automobile loans totaling $592,177,000 in a securitization transaction. Under the terms of the agreement, the Company received annual servicing fees of approximately one percent of the outstanding balance of the automobile loans and maintained the option to repurchase the loans when the outstanding principal balance reached 10% of the original principal balance. The fair value of the retained interests at the date of the securitization included an interest-only strip receivable of $24,648,000, recorded as a trading asset, and a cash reserve account (securitization proceeds receivable) of $20,494,000, included in other assets. In August 2004, the Company exercised its option to repurchase the outstanding indirect auto loans, which totaled $58,225,000. The repurchase transaction resulted in a gain of $651,000, which was deferred and is being amortized as an adjustment to interest income on the loans over the estimated life of the repurchased portfolio. During 2004, $182,000 of this deferred gain was recognized as income.

At December 31, 2003, the outstanding principal balance of the securitized automobile loans totaled $111,062,000, of which $279,000 was past due 90 days or more. Net charge-offs on the securitized automobile loans totaled $941,000 and $2,982,000 during 2004 (through the repurchase date) and 2003, respectively. The related interest-only strip totaled $3,226,000 and the securitization proceeds receivable totaled $28,743,000 at December 31, 2003. Cash flows consisted of $625,000, $1,930,000 and $3,714,000 of servicing income and $224,000, $342,000 and $482,000 of interest on the securitization proceeds receivable in 2004, 2003 and 2002, respectively. The securitization proceeds receivable was increased by $1,560,000 and $3,644,000 during 2003 and 2002, respectively. Additionally, excess cash flows of $2,181,000, $5,634,000 and $12,103,000 were applied to reduce the balance of the interest-only strip receivable during 2004, 2003 and 2002, respectively. The retained interests were liquidated upon the repurchase of the outstanding loan balances in 2004, resulting in a cash receipt of $30,482,000.

Note 6 LOAN SECURITIZATIONS (continued)

From 1999 through 2001, the Company securitized and retained portions of its first residential mortgage loans with recourse provisions through the Federal National Mortgage Association (FNMA). The loans were reclassified to investment securities, which resulted in the retention of 100% of the interests in the securitizations. Under the recourse provisions with FNMA, the Company assumes the risk of borrower default and has established reserves to cover potential losses. For loans reclassified as available for sale securities, a servicing rights asset was recorded and is being amortized over the period of net servicing income. A servicing rights asset was not recorded on the loans reclassified as held to maturity securities. The balance of these securitized loans, which are serviced by the Bank, totaled $71,255,000 and $115,937,000 at December 31, 2004 and 2003, respectively. Included in these balances are securitized loans 90 days or more past due of $591,000 and $349,000 at December 31, 2004 and 2003, respectively. Certain individual securities from these securitizations have been sold from the available for sale portfolio and control over these assets was surrendered. For securities that were sold, the remaining interests consist only of the servicing rights asset and the recourse provision. Investment securities resulting from mortgage loan securitizations had carrying values of $5,229,000 and $8,884,000 in securities available for sale at December 31, 2004 and 2003, respectively, and $35,819,000 and $60,209,000 in securities held to maturity at December 31, 2004 and 2003, respectively.

Note 7 PREMISES AND EQUIPMENT

The following tables detail premises and equipment and related depreciation and amortization expense.

($ in thousands)	December 31
	2004	2003
Land	$83,487	$55,966
Buildings	242,623	205,203
Leasehold improvements	45,589	38,096
Furniture and equipment	230,588	198,726

	602,287	497,991
Less accumulated depreciation and amortization	(308,931)	(280,592)

Total premises and equipment	$293,356	$217,399

($ in thousands)	Year Ended December 31
	2004	2003	2002
Provisions for depreciation and amortization included in:
Occupancy expense	$11,313	$10,108	$10,153
Equipment expense	20,509	17,770	15,637

Total depreciation and amortization expense	$31,822	$27,878	$25,790

Note 8 GOODWILL AND OTHER INTANGIBLE ASSETS

The Company accounts for goodwill and other intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under these rules, goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to annual impairment tests. Other intangible assets are amortized over their useful lives.

The carrying amount of goodwill not subject to amortization totaled $337,441,000 and $209,114,000 at December 31, 2004 and 2003, respectively, which was net of accumulated amortization of $66,914,000. At December 31, 2004, goodwill is included in the Company’s reportable segments as

Note 8 GOODWILL AND OTHER INTANGIBLE ASSETS (continued)

follows: Consumer - $162,767,000; Small Business - $83,495,000; Commercial - $91,171,000; and Investments and Public Funds - $8,000. The Company performed annual impairment tests as of September 30, 2004 and 2003, which did not indicate impairment of the Company’s recorded goodwill. Management is not aware of any changes in circumstances since the impairment testing that would indicate that goodwill might be impaired.

The Company records purchase accounting intangible assets that consist of core deposit intangibles, trust intangibles and customer lists intangibles, which are subject to amortization. These include both contractual and noncontractual customer relationships. The core deposit and trust intangibles reflect the value of deposit and trust customer relationships which arose from the purchases of financial institutions. The customer lists intangibles represent the purchase of customer lists and contracts from a merchant processing company and individual insurance agents or agencies. The following table summarizes the Company’s purchase accounting intangible assets included in other intangible assets.

	December 31, 2004			December 31, 2003
($ in thousands) Purchase accounting intangibles	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit	$59,748	$35,445	$24,303	$36,152	$31,925	$4,227
Trust	17,059	13,839	3,220	17,059	11,692	5,367
Customer lists	6,260	2,086	4,174	4,458	1,390	3,068

Total	$83,067	$51,370	$31,697	$57,669	$45,007	$12,662

Amortization expense relating to purchase accounting intangibles totaled $6,442,000, $5,055,000 and $5,940,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The weighted-average amortization period of these assets is 9 years. Estimated future amortization expense is as follows: 2005 - $6,638,000; 2006 - $4,938,000; 2007 - $3,355,000; 2008 - $3,048,000; 2009 - $2,924,000; and thereafter - $10,794,000. These estimates do not assume the addition of any new purchase accounting intangibles.

Also included in other intangible assets are capitalized mortgage servicing rights with net carrying amounts of $1,631,000 and $118,334,000 at December 31, 2004 and 2003, respectively. The carrying amount at December 31, 2003 is net of a reserve for temporary impairment of $31,121,000. Amortization expense of mortgage servicing rights and the net reversal of (provision for) temporary impairment are recorded in noninterest income.

During 2004, the Company sold substantially all of its mortgage servicing portfolio (including excess servicing) for $123,983,000. The net carrying value of the capitalized mortgage servicing rights sold was $120,164,000. Excess servicing rights (which are included in other assets) with a net carrying value of $1,899,000 were included in this transaction. After recording expenses of $3,828,000 associated with the sale, the transaction resulted in a net loss of $1,908,000.

The following is a summary of the activity in capitalized mortgage servicing rights net of the valuation reserve for temporary impairment.

($ in thousands)	Year Ended December 31
	2004	2003	2002
Mortgage servicing rights at beginning of year	$149,455	$152,903	$95,022
Additions	10,327	66,869	86,652
Acquired in merger	2,299	—	—
Amortization expense	(23,089)	(44,438)	(28,771)
Other-than-temporary impairment	(8,007)	(25,879)	—
Sales	(129,354)	—	—

Mortgage servicing rights at end of year	1,631	149,455	152,903

Valuation reserve for temporary impairment at beginning of year	(31,121)	(38,500)	(15,301)
Reversal of (provision for) temporary impairment, net	14,000	(18,500)	(23,199)
Other-than-temporary impairment	8,007	25,879	—
Reversal due to sales	9,114	—	—

Valuation reserve for temporary impairment at end of year	—	(31,121)	(38,500)

Mortgage servicing rights, net at end of year	$1,631	$118,334	$114,403

Note 9 TIME DEPOSITS

At December 31, 2004, time deposits with a remaining maturity of one year or more amounted to $2,433,346,000. Maturities of all time deposits are as follows: 2005 - $3,918,039,000; 2006 - $670,357,000; 2007 - $656,828,000; 2008 - $244,588,000; 2009 - $378,238,000; and thereafter - $483,335,000.

Domestic certificates of deposit of $100,000 or more amounted to $2,185,998,000 and $1,801,313,000 at December 31, 2004 and 2003, respectively. Interest on these certificates amounted to $42,896,000, $40,258,000 and $53,453,000 in 2004, 2003 and 2002, respectively.

Foreign deposits, which are deposit liabilities of the Cayman Island office of Hibernia National Bank, amounted to $936,758,000 and $703,183,000 at December 31, 2004 and 2003, respectively. These deposits are comprised primarily of individual deposits of $100,000 or more. Interest expense on foreign deposits amounted to $8,004,000, $5,668,000 and $8,418,000 for 2004, 2003 and 2002, respectively.

Note 10 SHORT-TERM BORROWINGS

The following is a summary of short-term borrowings.

($ in thousands)	December 31
	2004	2003
Securities sold under agreements to repurchase	$475,252	$613,805
Federal Reserve Bank treasury, tax and loan account	43,084	50,305
Federal funds purchased	36,989	616,692

Total short-term borrowings	$555,325	$1,280,802

Federal funds purchased and securities sold under agreements to repurchase generally mature within one to three days from the transaction date. The Federal Reserve Bank treasury, tax and loan account is an open-ended note option with the Federal Reserve Bank of Atlanta. The following is a summary of pertinent data related to short-term borrowings.

($ in thousands)	December 31
	2004	2003	2002
Outstanding at December 31	$555,325	$1,280,802	$575,448
Maximum month-end outstandings	$1,384,458	$1,280,802	$722,157
Average daily outstandings	$719,386	$709,553	$625,611
Average rate during the year	0.99%	0.89%	1.44%
Average rate at year end	1.69%	0.80%	1.14%

Note 11 DEBT

The following is a summary of debt.

($ in thousands)	December 31
	2004	2003
Federal Home Loan Bank long-term advances	$1,745,638	$1,101,812
Subordinated notes	99,970	—
Subordinated debentures	64,929	—
Other debt	39	—

Total debt	$1,910,576	$1,101,812

The Federal Reserve Home Loan Bank (FHLB) advances are secured by the Company’s investment in FHLB stock and by a blanket floating lien on portions of the Company’s residential mortgage loan portfolio. FHLB stock totaled $117,976,000 and $72,575,000 at December 31, 2004 and 2003, respectively, and is included in securities available for sale.

The FHLB long-term advances include advances of $520,024,000 and $401,812,000 at December 31, 2004 and 2003, respectively, which accrue interest at fixed contractual rates and advances of $1,225,000,000 and $700,000,000 at December 31, 2004 and 2003, respectively, which accrue interest at variable rates. In connection with the Coastal acquisition, the Company assumed $722,250,000 of FHLB advances and recorded a fair value adjustment totaling $1,390,000. The fair value adjustment is being amortized over the lives of the related advances. The unamortized balance of the fair value adjustment totaled $614,000 at December 31, 2004. Interest expense was decreased by $776,000 during 2004 as a result of amortization of the fair value adjustment.

The long-term fixed rate advances amortize and/or mature at various dates through 2019. The weighted average rate on the fixed rate advances totaled 3.88% and 5.47% at December 31, 2004 and 2003, respectively. Included in the fixed rate advances are convertible advances totaling $200,000,000 and $400,000,000 at December 31, 2004 and 2003, respectively. A $200,000,000 advance matured during 2004. The remaining convertible advance matures in 2008, accrues interest at a rate of 5.28%, and is convertible by the FHLB to a floating rate at quarterly intervals which began in June, 2003. The Company has the option to repay the advance in the event of conversion by the FHLB. The variable rate advances mature at various dates through 2009. The weighted average rate on the variable advances totaled 1.54% and 1.19% during 2004 and 2003, respectively.

The Company instituted hedges against the effect of rising interest rates on a portion of its variable rate FHLB advances by entering into interest rate swap agreements whereby the Company receives quarterly variable rate (LIBOR) payments and pays fixed rates on notional amounts. The notional amounts of these interest rate swaps totaled $700,000,000 and $400,000,000 at December 31, 2004 and 2003, respectively. The maturities of these interest rate swaps match the maturities of the underlying debt, which ranged from 2007 to 2009 at December 31, 2004. Net settlements on the swap agreements are accrued monthly, effectively converting the related FHLB advances from variable rates to weighted average fixed rates of 3.53% and 4.51% at December 31, 2004 and 2003, respectively.

As part of the financing for the purchase of Coastal Bancorp, Inc., Hibernia Corporation issued $100,000,000 in ten year 5.35% fixed-rate subordinated notes in April 2004, at a discount of $32,000. The discount is being amortized over the life of the subordinated notes. In March 2004, the Company entered into a $50,000,000 forward-start interest rate swap agreement and a $50,000,000 treasury interest rate lock agreement to protect against a rise in interest rates. The contracts were terminated upon the issuance of the subordinated notes, resulting in a gain of $4,692,000. This gain and debt issuance costs of $939,000 have been deferred and are being recognized over the life of the subordinated notes using the level-yield method, resulting in an effective rate of 4.98%.

In connection with the Coastal merger, the Company assumed $51,546,000 aggregate principal amount of 9.0% junior subordinated debentures due June 30, 2032. The debentures were issued by Coastal to Coastal Capital Trust I (CCTI), a business trust. The Company became the sponsor of CCTI which issued 2,000,000 of 9.0% Cumulative Trust Preferred Securities. The trust preferred securities have a liquidation amount of $25 per security and are traded on the Nasdaq National Market. The Company also assumed $10,310,000 aggregate principal amount of floating rate (LIBOR plus 3.05%, reset quarterly) junior subordinated debentures due June 30, 2033. The debentures were issued by Coastal to Coastal Capital Trust II (CCTII), a business trust. The Company became the sponsor of CCTII which issued 10,000 floating rate (LIBOR plus 3.05%, reset quarterly) trust preferred securities to a private institutional investor. These trust preferred securities have a liquidation rate of $1,000 per security. The weighted average contractual interest rate on these floating rate instruments was 4.69% during 2004. The trust preferred securities represent an interest in the Company’s junior subordinated debentures, which were purchased by the business trusts and have substantially the same payment terms as the trust preferred securities. The junior subordinated debentures are the only assets of CCTI and II and interest payments from the debentures, payable quarterly, finance the

Note 11 DEBT (continued)

distributions paid on the trust preferred securities. The trust preferred securities are subject to mandatory redemption at the liquidation preference, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable prior to the maturity date, at the option of the Company, in whole or in part, subject to the terms of the trust indentures, on or after June 30, 2007 and June 30, 2008, for the subordinated debentures payable to CCTI and CCTII, respectively. The junior subordinated debentures are also redeemable at any time in whole, but not in part, upon the occurrence of specific events defined within the trust indentures. The Company has the option to defer interest payments on either junior subordinated debenture for a period not to exceed 20 consecutive quarters. The subordinated debentures were recorded on the Company’s books at their fair value on May 13, 2004, which totaled $65,704,000. The fair value adjustment of $3,847,000 is being amortized over the estimated life of the subordinated debentures, which is assumed to terminate at the earliest redemption date. The unamortized balance of the fair value adjustment totaled $3,073,000 at December 31, 2004. Interest expense for 2004 was decreased by $774,000 as a result of the amortization of this fair value adjustment. Debt issuance costs associated with CCTI and CCTII are also being amortized over the estimated lives of the instruments. Unamortized debt issuance costs totaled $1,645,000 at December 31, 2004. Amortization of debt issuance costs increased interest expense by $416,000 in 2004. A portion of these subordinated debentures qualifies as Tier 1 Capital under Federal Reserve Bank regulatory capital rules.

The other debt outstanding as of December 31, 2004 consists of a note payable by MerchantNet, which is due in monthly installment payments through 2006.

Maturities of debt are as follows: 2005 - $382,143,000; 2006 - $316,427,000; 2007 - $105,776,000; 2008 - $314,297,000; 2009 - $603,825,000; and thereafter - $188,108,000.

Note 12 OTHER ASSETS AND OTHER LIABILITIES

The following are summaries of other assets and other liabilities.

($ in thousands)		December 31
		2004	2003
Other assets:	Proceeds receivable from sale of mortgage servicing rights	$85,986	$—
	Accrued interest receivable	80,436	69,577
	Deferred income taxes	45,405	12,657
	Accounts receivable	43,485	33,060
	Fair value derivative assets	27,394	34,364
	Cash surrender value of life insurance	24,839	26,667
	Prepaid expenses	15,059	8,275
	Foreclosed assets and excess bank-owned property	12,671	12,190
	Securitization proceeds receivable	—	28,743
	Other	27,544	24,238

	Total other assets	$362,819	$249,771

Other liabilities:	Trade date securities payable	$329,743	$59,931
	Trade accounts payable and accrued liabilities	89,611	73,815
	Accrued interest payable	21,428	16,726
	Fair value derivative liabilities	19,099	34,363
	Other	61,322	55,858

	Total other liabilities	$521,203	$240,693

Note 13 PREFERRED AND COMMON STOCK

The Company has authorized 100,000,000 shares of no par value preferred stock. There were no preferred shares issued and outstanding at December 31, 2004 or 2003.

The Company has authorized 300,000,000 shares of no par value Class A Common Stock. There were 171,095,717 and 168,214,757 shares issued and 155,245,451 and 155,261,497 shares outstanding at December 31, 2004 and 2003, respectively. The Company held 15,850,266 and 12,953,260 shares of Class A Common Stock in treasury at December 31, 2004 and 2003, respectively. The Company repurchased 2,882,000, 4,454,000, and 5,452,000 shares of common stock under buyback programs at a total cost of $70,158,000, $87,527,000, and $105,175,000 during 2004, 2003 and 2002, respectively.

As partial consideration in the July 6, 2000 acquisition of Rosenthal Agency, Inc., an insurance brokerage firm, the Company issued 790,888 common stock purchase warrants recorded at a fair value of $2,000,000. Each warrant was convertible into one share of Class A Common Stock at an exercise price of $13.12 per share. The warrants became exercisable July 7, 2003 and were exercised during 2003.

Note 14 EMPLOYEE BENEFIT PLANS

The Company maintains a defined-contribution benefit plan under Section 401(k) of the Internal Revenue Code, the Retirement Security Plan (RSP). Substantially all employees who have completed one year of service are eligible to participate in the RSP. Employees contribute a portion of their compensation with the Company matching 100% of the first 5%. The matching contributions are invested in Hibernia Class A Common Stock and are charged to employee benefits expense. Participants may elect to immediately transfer Company contributions received to any of the plan’s other investment options. At December 31, 2004, the RSP owned approximately 3,878,000 shares of Hibernia Class A Common Stock. The Company’s contributions to the RSP totaled $9,350,000 in 2004, $8,673,000 in 2003 and $8,071,000 in 2002.

The Company maintains incentive pay and bonus programs for certain employees. Costs of these programs were $70,819,000, $58,803,000 and $58,252,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 15 EMPLOYEE STOCK OWNERSHIP PLAN

The Company has an internally-leveraged employee stock ownership plan (ESOP) in which substantially all employees participate. The ESOP owned approximately 3,364,000 and 3,523,000 shares of Hibernia Class A Common Stock at December 31, 2004 and 2003, respectively. The outstanding debt obligation of the ESOP totaled $14,692,000 and $18,122,000 at December 31, 2004 and 2003, respectively. The Bank makes annual contributions to the ESOP in an amount determined by its Board of Directors (or a committee authorized by the Board of Directors), but at least equal to the ESOP’s minimum debt service less dividends received by the ESOP. Dividends received by the ESOP in 2004, 2003 and 2002 were used to pay debt service, and it is anticipated that this practice will continue in the future. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active participants.

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

Compensation expense of $5,406,000, $4,881,000 and $5,971,000 relating to the ESOP was recorded during 2004, 2003 and 2002, respectively. The ESOP held 2,218,000 and 2,093,000 allocated shares and 1,146,000 and 1,430,000 suspense shares at December 31, 2004 and 2003, respectively. The fair value of the suspense shares at December 31, 2004 and 2003 was $33,814,000 and $33,622,000, respectively.

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

The Company’s stock option plans provide incentive and nonqualified options to various key employees and non-employee directors. The Company’s practice has been to grant options at no less than the fair market value of the stock at the date of grant. Until October 1997, options granted to non-employee directors were granted under the 1987 Stock Option Plan; after October 1997 through January 2003, those options were granted under the 1993 Directors’ Stock Option Plan. Under those plans, options granted to non-employee directors upon inception of service as a director and certain options granted to directors who retire as employees vest six months from the date of grant. Other options granted to directors under those plans and options granted to employees under the 1987 Stock Option Plan and the Long-Term Incentive Plan generally become exercisable in the following increments: 50% two years from the date of grant, an additional 25% three years from the date of grant and the remaining 25% four years from the date of grant. All options vest immediately upon a change in control of the Company. Existing options granted under these plans remain outstanding under the original terms of the plans.

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

During 2003, shareholders approved the 2003 Long-Term Incentive Compensation Plan (2003 Plan). The 2003 Plan supersedes and replaces the Company’s Long-Term Incentive Plan and replaces the 1993 Directors’ Stock Option Plan. Options that are granted to employees under the 2003 Plan that vest based on length of service (as opposed to performance measures) generally are exercisable in the same increments as those issued under the Long-Term Incentive Plan, although they may vest earlier in the event of termination of employment as a result of death, disability or retirement or in the event of a change in control of the Company. Options issued to non-employee directors under the 2003 Plan vest immediately. Stock issued to non-employee directors pursuant to the exercise of those options (other than those used to pay the exercise price, if permitted) is subject to a minimum one-year holding period. Options issued under the 2003 Plan generally expire 10 years from the date of grant, although they may expire earlier if (i) the holder leaves the employ or service of the Company other than through retirement, death or disability, in which case (except as provided below) vested options expire in 90 days (or at original expiration date, if earlier), or (ii) the holder retires, dies or becomes disabled, in which case vested options expire in three years (or at original expiration date, if earlier). All options vest immediately upon a change of control of the Company. Unvested options are forfeited upon termination. As to options issued after September 22, 2004, upon termination for certain specific elements of cause (as defined in the 2003 plan) vested options are also forfeited.

The option granted under the 2001 Nonqualified Stock Option Plan expires January 31, 2006, unless the holder dies, in which case the option expires one year following the death (but not later than January 31, 2006). Shares to be issued upon the exercise of the option granted under the 2001 Nonqualified Stock Option Plan are to be issued out of the Company’s treasury stock.

Note 16 STOCK OPTIONS (continued)

The following summarizes the option activity in the plans during 2004, 2003 and 2002. At December 31, 2004 there were 7,038,353 shares available for grant under the 2003 Long-Term Incentive Compensation Plan. There are no shares available for grant under the 1987 Stock Option Plan, the Long-Term Incentive Plan, the 1993 Directors’ Stock Option Plan and the 2001 Nonqualified Stock Option Plan.

	Incentive	Nonqualified	Total	Weighted- Average Exercise Price
1987 Stock Option Plan:

Outstanding, December 31, 2001	7,500	1,008,336	1,015,836	$6.19
Exercised	(7,500)	(988,336)	(995,836)	$6.15

Outstanding, December 31, 2002	—	20,000	20,000	$8.31
Exercised	—	(15,000)	(15,000)	$8.46

Outstanding, December 31, 2003	—	5,000	5,000	$7.88
Exercised	—	(5,000)	(5,000)	$7.88

Outstanding, December 31, 2004	—	—	—	—

Long-Term Incentive Plan:

Outstanding, December 31, 2001	—	12,101,615	12,101,615	$12.82
Granted (weighted-average fair value $4.87 per share)	—	2,880,522	2,880,522	$17.97
Canceled	—	(394,924)	(394,924)	$15.06
Exercised	—	(2,840,385)	(2,840,385)	$10.56

Outstanding, December 31, 2002	—	11,746,828	11,746,828	$14.56
Granted (weighted-average fair value $4.15 per share)	—	2,962,760	2,962,760	$18.52
Canceled	—	(669,359)	(669,359)	$16.56
Exercised	—	(1,746,544)	(1,746,544)	$12.56

Outstanding, December 31, 2003	—	12,293,685	12,293,685	$15.69
Canceled	—	(181,997)	(181,997)	$17.63
Exercised	—	(2,766,507)	(2,766,507)	$13.81

Outstanding, December 31, 2004	—	9,345,181	9,345,181	$16.20

Exercisable, December 31, 2004	—	4,976,544	4,976,544	$14.83

1993 Directors’ Stock Option Plan:

Outstanding, December 31, 2001	—	402,500	402,500	$12.91
Granted (weighted-average fair value $5.47 per share)	—	70,000	70,000	$19.80
Exercised	—	(18,750)	(18,750)	$12.15

Outstanding, December 31, 2002	—	453,750	453,750	$14.01
Exercised	—	(146,250)	(146,250)	$12.22

Outstanding, December 31, 2003	—	307,500	307,500	$14.86
Canceled	—	(5,000)	(5,000)	$21.72
Exercised	—	(60,000)	(60,000)	$13.22

Outstanding, December 31, 2004	—	242,500	242,500	$15.12

Exercisable, December 31, 2004	—	210,000	210,000	$14.60

Note 16 STOCK OPTIONS (continued)

	Incentive	Nonqualified	Total	Weighted- Average Exercise Price
2001 Nonqualified Stock Option Plan:
Outstanding, December 31, 2002	—	250,000	250,000	$13.84

Outstanding, December 31, 2003	—	250,000	250,000	$13.84

Outstanding, December 31, 2004	—	250,000	250,000	$13.84

Exercisable, December 31, 2004	—	250,000	250,000	$13.84

2003 Long - Term Incentive Compensation Plan:
Granted (weighted-average fair value $4.14 per share)	—	67,250	67,250	$18.80
Exercised	—	(5,000)	(5,000)	$18.23

Outstanding, December 31, 2003	—	62,250	62,250	$18.85
Granted (weighted-average fair value $5.45 per share)	—	2,681,971	2,681,971	$23.23
Canceled	—	(60,435)	(60,435)	$23.23
Exercised	—	(4,000)	(4,000)	$18.23

Outstanding, December 31, 2004	—	2,679,786	2,679,786	$23.13

Exercisable, December 31, 2004	—	98,250	98,250	$20.47

In addition to the above option activity in the plans, 38,565 and 30,950 shares of restricted stock were awarded under the 2003 Long-Term Incentive Compensation Plan during the years ended December 31, 2004 and 2003, respectively, and 3,000 and 44,627 shares of restricted stock were awarded under the Long-Term Incentive Plan during the years ended December 31, 2003 and 2002, respectively. The following table presents the weighted-average remaining life by plan as of December 31, 2004 for options outstanding within the stated exercise price ranges.

	Outstanding			Exercisable
Exercise Price Range Per Share	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Life	Number of Options	Weighted- Average Exercise Price
Long-Term Incentive Plan:
$6.94 to $12.13	1,007,842	$10.03	4.25 years	1,007,842	$10.03
$13.31 to $17.15	2,865,692	$14.39	4.86 years	2,335,934	$14.58
$17.75 to $18.54	5,421,397	$18.28	7.01 years	1,585,768	$18.11
$18.89 to $20.22	50,250	$19.45	3.63 years	47,000	$19.47

1993 Directors’ Stock Option Plan:
$8.13 to $10.44	61,250	$10.03	3.18 years	61,250	$10.03
$11.81 to $15.48	98,750	$13.69	4.41 years	88,750	$13.49
$19.80 to $21.72	82,500	$20.62	5.61 years	60,000	$20.92

2001 Nonqualified Stock Option Plan:
$13.84	250,000	$13.84	1.07 years	250,000	$13.84

2003 Long - Term Incentive Compensation Plan:
$18.23 to $21.99	108,000	$20.24	8.84 years	91,000	$20.25
$22.97 to $23.65	2,559,786	$23.23	9.08 years	7,250	$23.23
$26.36 to $29.25	12,000	$28.68	9.90 years	—	—

Note 16 STOCK OPTIONS (continued)

The following pro forma information was determined as if the Company had accounted for stock options using the fair-value-based method as defined in SFAS No. 123, in which the estimated fair value of the options granted is amortized to expense on a straight-line basis over the options’ vesting period. The fair value of the options was estimated using a Black-Scholes option valuation model with the following weighted-average assumptions for 2004, 2003 and 2002, respectively: risk-free interest rates of 3.41%, 3.25% and 4.68%; expected dividend yields of 3.10%, 3.24% and 3.11%; expected volatility factors of the market price of the Hibernia Class A Common Stock of 29%, 30% and 33%; and an expected life of the options of six years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. The option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

($ in thousands, except per-share data)	Year Ended December 31
	2004		2003		2002
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Net income	$292,954	$285,444	$258,336	$252,315	$249,857	$243,792
Net income per common share	$1.90	$1.86	$1.67	$1.63	$1.59	$1.55
Net income per common share - assuming dilution	$1.86	$1.81	$1.64	$1.60	$1.56	$1.52

Note 17 MORTGAGE BANKING

The following is a summary of the components of mortgage banking income.

($ in thousands)	Year Ended December 31
	2004	2003	2002
Mortgage loan origination and servicing fees	$33,942	$38,205	$35,485
Amortization of mortgage servicing rights	(23,089)	(44,438)	(28,771)
Reversal of (provision for) temporary impairment of mortgage servicing rights	14,000	(18,500)	(23,199)
Gain on sales of mortgage loans	11,900	51,239	27,987
Loss on sale of mortgage servicing portfolio	(1,908)	—	—

Total mortgage banking	$34,845	$26,506	$11,502

Note 18 LEASES

The Company leases its headquarters, operations center and certain other office space, premises and equipment under non-cancelable operating leases which expire at various dates through 2035. Certain of the leases have escalation clauses and renewal options ranging from one to 50 years.

Total rental expense (none of which represents contingent rentals) included in occupancy and equipment expense was $19,768,000, $15,875,000 and $16,030,000 in 2004, 2003 and 2002, respectively.

Minimum rental commitments for long-term operating leases are as follows: 2005 - $18,626,000; 2006 - $20,737,000; 2007 - $19,450,000; 2008 - $15,412,000; 2009 - $8,110,000; and thereafter - $40,409,000.

Note 19 OTHER OPERATING EXPENSE

The following is a summary of other operating expense.

($ in thousands)	Year Ended December 31
	2004	2003	2002
State taxes on equity	$17,575	$16,237	$15,875
Card-related processing expense	12,330	8,836	6,914
Telecommunications	9,940	9,005	9,345
Stationery and supplies	9,721	7,875	8,394
Loan collection expense	9,117	9,451	10,222
Postage	8,962	8,229	7,838
Professional fees	8,054	7,674	9,518
Regulatory expense	4,670	4,254	4,156
Other	65,124	51,484	47,921

Total other operating expense	$145,493	$123,045	$120,183

Note 20 INCOME TAXES

Income tax expense includes amounts currently payable and amounts deferred to or from other years as a result of differences in the timing of recognition of income and expense for financial reporting and federal tax purposes. The following is a summary of the components of income tax expense.

($ in thousands)	Year Ended December 31
	2004	2003	2002
Current tax expense:
Federal income tax	$173,965	$130,907	$113,944
State income tax	7,069	7,989	8,433

Total current tax expense	181,034	138,896	122,377

Deferred tax expense (benefit):
Federal income tax	(24,346)	(829)	10,586

Total deferred tax expense (benefit)	(24,346)	(829)	10,586

Income tax expense	$156,688	$138,067	$132,963

The preceding table does not reflect the tax effects of unrealized gains and losses on securities and cash flow hedges that are included in shareholders’ equity, or the tax effects recorded in shareholders’ equity related to the Company’s stock option plans and employee stock ownership plan. As a result of these tax effects, shareholders’ equity increased by $8,439,000, $10,998,000 and $6,169,000 in 2004, 2003 and 2002, respectively.

Note 20 INCOME TAXES (continued)

The following is a reconciliation of the federal statutory income tax rate to the Company’s effective rate.

($ in thousands)	Year Ended December 31
	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
Tax expense based on federal statutory rate	$157,401	35.0%	$138,741	35.0%	$133,987	35.0%
Tax-exempt interest	(3,674)	(0.8)	(4,244)	(1.1)	(4,997)	(1.3)
State income tax, net of federal benefit	4,595	1.0	5,193	1.3	5,482	1.4
Other	(1,634)	(0.4)	(1,623)	(0.4)	(1,509)	(0.4)

Income tax expense	$156,688	34.8%	$138,067	34.8%	$132,963	34.7%

Deferred income taxes are based on differences between the bases of assets and liabilities for financial statement purposes and tax reporting purposes and capital loss and net operating loss carryforwards. The tax effects of the cumulative temporary differences and loss carryforwards which create deferred tax assets and liabilities are detailed in the following table.

($ in thousands)		December 31
		2004	2003
Deferred tax assets:	Reserve for loan losses	$81,751	$74,646
	Accrued expenses	10,970	10,883
	Securities writedowns	10,022	10,178
	Deferred compensation	7,307	7,158
	Loan fees	3,205	2,792
	Net unrealized losses on cash flow hedges	—	850
	Alternative minimum tax credit carryforward	1,316	—
	Other	15,934	13,878

	Total deferred tax assets	130,505	120,385

Deferred tax liabilities:	Leasing	21,447	24,936
	Depreciation	18,648	17,084
	Goodwill and other purchase accounting intangibles	10,427	—
	Net unrealized gains on cash flow hedges	4,999	—
	Net unrealized gains on securities available for sale	3,186	7,732
	Mortgage servicing rights	508	36,321
	Other	18,090	13,860

	Total deferred tax liabilities	77,305	99,933

	Deferred tax assets, net of deferred tax liabilities	53,200	20,452

	Deferred tax valuation allowance	7,795	7,795

	Total net deferred tax asset	$45,405	$12,657

Management assesses realizability of the net deferred tax asset based on the Company’s ability to first, recover taxes previously paid and, second, generate taxable income and capital gains in the future. The securities writedowns, when realized for tax purposes, will be capital losses for which the Company will need to generate capital gains in order to utilize these capital losses. A deferred tax valuation allowance of $7,795,000 has been established to reduce the deferred tax asset related to securities writedowns to the estimated realizable value.

Included in deferred tax assets at December 31, 2004 are $1,316,000 in alternative minimum tax credit carryforwards which do not expire.

Note 21 NET INCOME PER COMMON SHARE DATA

The following sets forth the computation of net income per common share and net income per common share - assuming dilution.

($ in thousands, except per-share data)		Year Ended December 31
		2004	2003	2002
Numerator:	Net income	$292,954	$258,336	$249,857
	Effect of dilutive securities	—	—	—

	Numerator for net income per common share - assuming dilution	$292,954	$258,336	$249,857

Denominator:	Denominator for net income per common share (weighted-average shares outstanding)	153,858,514	154,500,054	156,808,005
	Effect of dilutive securities:
	Stock options	3,604,839	3,036,045	2,905,523
	Purchase warrants	—	—	253,359
	Restricted stock awards	35,553	64,125	90,277

	Denominator for net income per common share - assuming dilution	157,498,906	157,600,224	160,057,164

Net income per common share		$1.90	$1.67	$1.59

Net income per common share - assuming dilution		$1.86	$1.64	$1.56

The weighted-average shares outstanding exclude 1,353,000, 1,620,221 and 1,952,030 average common shares in 2004, 2003 and 2002, respectively, held by the Hibernia ESOP (see Note 15) which have not been committed to be released.

Options with an exercise price greater than the average market price of the Company’s Class A Common Stock for the year are antidilutive and, therefore, are not included in the computation of net income per common share - assuming dilution. During 2004 there were 12,000 antidilutive options outstanding (which had exercise prices ranging from $26.36 to $29.25 per option share), during 2003 there were 73,000 antidilutive options outstanding (which had exercise prices ranging from $19.86 to $22.97 per option share) and during 2002 there were 218,500 antidilutive options outstanding (which had exercise prices ranging from $19.50 to $21.72 per option share).

Note 22 COMPREHENSIVE INCOME

The following is a summary of the components of other comprehensive income.

($ in thousands)	Before Income Taxes	Income Tax Expense (Benefit)	After Income Taxes
Year ended December 31, 2004
Unrealized gains (losses) on securities available for sale, net	$(24,147)	$(8,451)	$(15,696)
Reclassification adjustment for net (gains) losses realized in net income	11,158	3,905	7,253

Unrealized gains (losses) on securities available for sale, net	(12,989)	(4,546)	(8,443)

Unrealized gains (losses) on cash flow hedges, net	15,850	5,548	10,302
Reclassification adjustment for net (gains) losses realized in net income	861	301	560

Unrealized gains (losses) on cash flow hedges, net	16,711	5,849	10,862

Other comprehensive income	$3,722	$1,303	$2,419

Year ended December 31, 2003
Unrealized gains (losses) on securities available for sale, net	$(39,630)	$(13,870)	$(25,760)
Reclassification adjustment for net (gains) losses realized in net income	(13,716)	(4,801)	(8,915)

Unrealized gains (losses) on securities available for sale, net	(53,346)	(18,671)	(34,675)

Unrealized gains (losses) on cash flow hedges, net	10,376	3,632	6,744
Reclassification adjustment for net (gains) losses realized in net income	23,574	8,251	15,323

Unrealized gains (losses) on cash flow hedges, net	33,950	11,883	22,067

Other comprehensive income	$(19,396)	$(6,788)	$(12,608)

Year ended December 31, 2002
Unrealized gains (losses) on securities available for sale, net	$43,990	$15,397	$28,593
Reclassification adjustment for net (gains) losses realized in net income	(39)	(14)	(25)

Unrealized gains (losses) on securities available for sale, net	43,951	15,383	28,568

Unrealized gains (losses) on cash flow hedges, net	(25,324)	(8,864)	(16,460)
Reclassification adjustment for net (gains) losses realized in net income	—	—	—

Unrealized gains (losses) on cash flow hedges, net	(25,324)	(8,864)	(16,460)

Other comprehensive income	$18,627	$6,519	$12,108

The following is a summary of the components of accumulated other comprehensive income.

($ in thousands)	December 31
	2004	2003
Unrealized gains on securities available for sale, net	$5,915	$14,358
Unrealized gains (losses) on cash flow hedges, net	9,283	(1,579)

Total accumulated other comprehensive income	$15,198	$12,779

Note 23 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

The Company maintains positions in a variety of derivative financial instruments. Many of these positions are customer-oriented and include interest rate swaps, options, caps, floors and foreign exchange contracts. Matched positions are established for these customer-oriented activities to minimize risk to the Company. Additionally, the Company enters into forward sales contracts for its own account related to mortgage origination activity. These contracts protect the Company against changes in the fair value of mortgage loans held for sale (as well as anticipated loan fundings) due to changes in market conditions, primarily the interest rate environment. Portions of these contracts are designated as fair value hedges. The Company also enters into interest rate swap agreements to manage interest rate risk on a portion of its FHLB advances and certain certificates of deposit as well as foreign exchange forward contracts to minimize risk on loans which will be repaid in foreign currencies. These contracts are designated as hedges.

Interest rate contracts are entered into by the Company in order to manage interest rate exposure. Interest rate contracts involve the risk of dealing with counterparties and their ability to meet contractual terms. These counterparties must receive appropriate credit approval before the Company enters into such interest rate contracts.

The amounts disclosed in the following table represent the notional amounts and estimated fair values of derivative financial instruments which were not designated as hedges at December 31, 2004 and 2003. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments, based on quoted market prices, dealer quotes and prices obtained from independent pricing services. Positive fair values of the derivative contracts are reported in other assets, negative fair values are reported in other liabilities.

($ in thousands)	December 31
	2004		2003
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Interest rate swaps:
Assets	$957,663	$16,969	$1,066,327	$31,703
Liabilities	$850,645	$(13,603)	$921,822	$(27,069)
Options, caps and floors held	$15,000	$—	$32,248	$603
Options, caps and floors written	$15,000	$—	$32,248	$(603)
Mortgage interest rate lock commitments	$51,708	$(281)	$189,107	$2,004
Mortgage forward sales contracts	$51,708	$154	$189,107	$(1,764)
Foreign exchange contracts:
Purchased	$22	$—	$404	$38
Sold	$22	$—	$408	$(33)

Noninterest income of $424,000, $2,492,000 and $1,982,000 was recognized on customer-related interest rate contracts not designated as hedges during 2004, 2003 and 2002, respectively. Also during 2004, 2003 and 2002, noninterest income was reduced by $368,000 and $412,000, and increased by $230,000, respectively, relating to the value of interest rate lock commitment derivatives and the related forward sales contracts resulting from the Company’s mortgage origination activity.

The amounts disclosed in the following table represent the notional amounts and estimated fair values of derivative financial instruments which were designated as hedges at December 31, 2004 and 2003. Notional principal amounts express the volume of these derivative financial instruments although the amounts potentially subject to credit and market risk are much smaller. The estimated fair values represent the net present values of the expected future cash flows of these derivative financial instruments, based on quoted market prices, dealer quotes and prices obtained from independent pricing services. Positive fair values of the derivative contracts are reported in other assets. Negative fair values of derivative contracts are reported in other liabilities. For fair value hedges, the change in the estimated fair value of the hedged item adjusts the carrying amount of the hedged item.

Note 23 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (continued)

	December 31, 2004				December 31, 2003
			Hedged Item				Hedged Item
($ in thousands)	Notional Amount	Estimated Fair Value	Hedged Amount	Change in Estimated Fair Value	Notional Amount	Estimated Fair Value	Hedged Amount	Change in Estimated Fair Value
Fair value hedges:
Mortgage forward sales contracts	$69,284	$27			$141,265	$(2,465)
Mortgage loans held for sale			$69,284	$(27)			$141,265	$2,465
Interest rate swaps relating to certificates of deposit:
Assets	$42,750	$222			$—	$—
Liabilities	$425,500	$(5,101)			$—	$—
Certificates of deposit			$467,742	$4,861			$—	$—
Foreign exchange contracts	$—	$—			$7,665	$16
Foreign-denominated loans			$—	$—			$7,665	$(16)
Cash flow hedges:
Interest rate swaps relating to FHLB advances:
Assets	$650,000	$10,022			$—	$—
Liabilities	$50,000	$(114)			$400,000	$(2,429)

Fair value hedges: Portions of the forward sales contracts relating to mortgage loans held for sale are designated as fair value hedges. The purpose of these contracts is to protect the Company from the risk that changes in the interest rate environment will affect the sales price of loans when they are eventually sold. As interest rates rise, the decline in the value of the loans is offset by the increase in the value of the forward sales contracts. Conversely, as interest rates decline, the value of the forward sales contracts decreases, but the value of the loans increases, resulting in no impact on earnings. There was no effect on income related to hedge ineffectiveness in 2004, 2003 or 2002.

During 2004, the Company entered into interest rate swap agreements that modify the Company’s exposure to interest rate risk by effectively converting a portion of the Company’s brokered and public fund certificates of deposit from fixed rates to variable rates. The maturities and call features of these interest rate swaps match the features of the hedged deposits. As interest rates fall, the decline in the value of the certificates of deposit is offset by the increase in the value of the interest rate swaps. Conversely, as interest rates rise, the value of the underlying deposits increase, but the value of the interest rate swaps decrease, resulting in no impact on earnings. Hedge ineffectiveness on these transactions resulted in a reduction of noninterest income of $18,000 in 2004. As a result of these swaps, interest expense on deposits was reduced by $5,066,000 during 2004, which is the difference between the fixed and floating rates for the period the swaps were in effect.

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

Cash flow hedges: The Company enters into interest rate swap agreements that effectively modify the Company’s exposure to interest rate risk by converting a portion of the Company’s variable rate FHLB advances to fixed rates. The maturities of these interest rate swaps match the maturities of the underlying debt, with various maturities from 2007 to 2009. These contracts are designated as cash flow hedges. These agreements involve the receipt of floating rate amounts in exchange for fixed-rate interest payments over the life of the agreements without an exchange of the underlying principal amount. There was no effect on income related to hedge ineffectiveness in 2004, 2003 or 2002. As a result of these swaps, interest expense was increased by $9,673,000, $21,121,000 and $19,176,000 for the years ended December 31, 2004, 2003 and 2002, respectively. This impact represents the difference between fixed and floating rates for the period the swaps were in effect. As interest is accrued monthly on the underlying FHLB advances, the fair value of the swaps recorded in other comprehensive income is adjusted and the current month’s swap payable or receivable is recorded in interest expense. In accordance with the provisions of SFAS No. 133 for cash flow hedges, the hedged FHLB advances are not marked to market and therefore are not reflected in the preceding table.

Note 23 DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (continued)

In March 2004, the Company entered into a $50,000,000 forward-start interest rate swap agreement and a $50,000,000 treasury interest rate lock agreement to protect against a rise in interest rates on subordinated notes issued in April 2004. The contracts were terminated upon the issuance of the subordinated notes, resulting in a gain of $4,692,000. This gain has been deferred and is being recognized over the life of the subordinated notes using the level-yield method. A total of $469,000 relating to this deferred gain is expected to be recognized in 2005.

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

The Company issues letters of credit and financial guarantees (standby letters of credit) whereby it agrees to honor certain financial commitments in the event its customers are unable to perform. The majority of the standby letters of credit consist of financial guarantees. At December 31, 2004, standby letters of credit had expiration dates through 2010. Collateral requirements are the same as those for funded transactions and are established based on management’s credit assessment of the customer. Management conducts regular reviews of all outstanding standby letters of credit, and the results of these reviews are considered in assessing the adequacy of the Company’s loss reserves. Management does not anticipate any material losses related to these instruments.

On December 31, 2004, the Company transferred its reserve for lending related commitments, which includes unfunded commitments to extend credit, letters of credit, financial guarantees (standby letters of credit) and derivative instruments from the reserve for loan losses to other liabilities. The reserve totaled $6,000,000 at December 31, 2004.

Effective January 1, 2003, the Company adopted the recognition and measurement provisions of FASB Interpretation No 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The recognition and measurement provisions of the interpretation were applicable on a prospective basis to certain guarantees issued or modified after December 31, 2002 and require the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Of the standby letters of credit and financial guarantees outstanding at December 31, 2004 and 2003, $499,299,000 and $248,970,000, respectively, relate to guarantees entered into after January 1, 2003, which have negative fair values of $7,262,000 and $2,591,000, respectively and are included in other liabilities.

The following is a summary of the contractual amounts of financial commitments at December 31, 2004 and 2003.

	December 31
($ in thousands)	2004	2003
Commitments to extend credit	$4,307,301	$3,561,661
Letters of credit and financial guarantees	$662,931	$562,659

In December 2003, the Company entered into a binding commitment by signing a definitive merger agreement with Coastal. The merger was completed in the second quarter of 2004. See Note 2 for further discussion of the merger.

The Company is a party to certain legal proceedings arising from matters incidental to its business. Management and counsel are of the opinion that these actions will not have a material effect on the financial condition or operating results of the Company.

Note 25 FAIR VALUE OF FINANCIAL INSTRUMENTS

Generally accepted accounting principles require disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not the financial instruments are recognized in the financial statements. When quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions

Note 25 FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated through comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all non-financial instruments are excluded from these disclosure requirements. Further, the disclosures do not include estimated fair values for items which are not financial instruments but which represent significant value to the Company, including core deposit intangibles, trust operations and other fee-generating businesses. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

Variances between the carrying amount and the estimated fair value of loans reflect both credit risk and interest rate risk. The Company is protected against changes in credit risk by the reserve for loan losses which totaled $227,574,000 and $213,275,000 at December 31, 2004 and 2003, respectively. In addition, credit risk exposure on loans is mitigated by many factors including maintaining a diversified portfolio and obtaining collateral or other forms of credit support from borrowers. The loan portfolio is diversified by loan type, industry and borrower. The requirements for collateral, covenants or guarantees are assessed as part of the Company’s underwriting process based on the loan type and the borrower’s creditworthiness. The Company’s credit policies provide standards with respect to monitoring and valuation of collateral.

The fair value estimates presented are based on information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been revalued for purposes of these financial statements since those dates. Therefore, current estimates of fair value may differ significantly from the amounts presented.

	December 31
	2004		2003
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$1,151,066	$1,151,066	$957,611	$957,611
Trading account assets	$—	$—	$3,853	$3,853
Securities available for sale	$4,524,340	$4,524,340	$3,866,470	$3,866,470
Securities held to maturity	$35,819	$36,564	$60,209	$61,633
Mortgage loans held for sale	$78,136	$78,136	$195,177	$195,177
Commercial loans	$3,997,910	$3,999,265	$3,234,178	$3,242,837
Small business loans	$3,241,135	$3,253,989	$2,642,902	$2,661,307
Consumer loans	$8,480,171	$8,331,164	$7,005,906	$7,056,031
Mortgage servicing rights, net	$1,631	$1,799	$118,334	$123,043

Liabilities
Noninterest-bearing deposits	$3,264,190	$3,264,190	$2,827,642	$2,827,642
Interest-bearing deposits	$14,114,756	$14,143,813	$11,331,877	$11,387,857
Short-term borrowings	$555,325	$555,325	$1,280,802	$1,280,802
Debt	$1,910,576	$1,941,006	$1,101,812	$1,144,530

Note 25 FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The following table represents the contractual amounts and estimated fair value of other financial instruments.

($ in thousands)	December 31
	2004		2003
	Contract Amount	Fair Value	Contract Amount	Fair Value
Commitments to extend credit	$4,307,301	$(17,199)	$3,561,661	$(14,600)
Letters of credit and financial guarantees	$662,931	$(9,590)	$562,659	$(5,834)

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

Loans to these parties are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions and do not involve more than normal risks of collectibility or present other unfavorable features. Loans outstanding to these related parties were $15,475,000 and $21,428,000 at December 31, 2004 and 2003, respectively. The change during 2004 reflects $13,747,000 in loan advances and $19,700,000 in loan payments. These amounts do not include loans made in the ordinary course of business to other entities with which the Company has no relationship, other than a director of the Company being a director of the other entity, unless that director had the ability to significantly influence the other entity.

Securities sold to related parties under repurchase agreements amounted to $10,339,000 and $7,494,000 at December 31, 2004 and 2003, respectively. The security repurchase agreements are between the Bank and entities with which directors of the Company have affiliations. These agreements are made in the ordinary course of business and are on the same terms as those with unrelated entities.

In November 2003, the Company sold its 50% interest in a joint venture with an unrelated third party to originate, sell and service loans under the Federal National Mortgage Association (Fannie Mae) Delegated Underwriting & Servicing (DUS) program. A gain of $6,166,000 was recorded on the sale of the Company’s interest in the joint venture and was included in other operating income in 2003. The Company’s investment in this joint venture had been accounted for using the equity method. Pretax operating earnings of $965,000 and $1,345,000 related to this joint venture were recorded during 2003 and 2002, respectively. The joint venture originated loans which totaled $72,265,000 during 2003. All loans originated were sold within a short time period (less than one quarter) after origination. These loan originations corresponded directly with an amount advanced on the joint venture’s line of credit with the Company. Prior to the sale, the Company had extended a line of credit to this joint venture which totaled $35,000,000. During 2003, in the period in which the joint venture remained a related party, the joint venture drew advances of $72,265,000 and made payments of $81,430,000 on its line of credit. These advances were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third party transactions and did not involve more than normal risk of collectibility or present other unfavorable features.

The Company’s joint venture was not a party to any loan securitizations involving the Company. The loans originated by the joint venture were commercial real estate loans, primarily multifamily properties. The loans were sold to investors (primarily Fannie Mae), and servicing rights were recorded at the time of the sale by the joint venture. The other partner in the joint venture serviced these loans under a sub-servicing agreement. The servicing rights were carried at the lower of amortized cost or market value in the financial statements of the joint venture. There were no security interests purchased by the Company or the other partner in the joint venture that related to any loans sold by the joint venture.

Note 27 REGULATORY MATTERS AND DIVIDEND RESTRICTIONS

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal Reserve Bank (FRB) and the Office of the Comptroller of the Currency (OCC), respectively. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by the FRB and OCC that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the FRB and OCC about components, risk weightings and other factors.

As of December 31, 2004 and 2003, the most recent notifications from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. For a bank to be designated as well capitalized, it must have Tier 1 and total risk-based capital ratios of at least 6.0% and 10.0%, respectively, and a leverage ratio of at least 5.0%. There are no conditions or events since those notifications that management believes have changed the Bank’s categories nor is management aware of any material unresolved regulatory issues.

The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table.

($ in thousands)	Tier 1 Risk-Based Capital		Total Risk-Based Capital		Leverage
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Hibernia Corporation	$1,612,466	9.48%	$1,925,231	11.32%	$1,612,466	7.51%
Hibernia National Bank	$1,602,679	9.44%	$1,815,229	10.69%	$1,602,679	7.47%

December 31, 2003
Hibernia Corporation	$1,534,079	10.50%	$1,717,078	11.75%	$1,534,079	8.65%
Hibernia National Bank	$1,381,815	9.47%	$1,564,639	10.72%	$1,381,815	7.80%

Under current FRB regulations, the Bank may lend the Parent Company up to 10% of its capital and surplus, provided that any such loan is secured at the time of the transaction by collateral having the market value required by applicable regulations.

The payment of dividends by the Bank to the Parent Company is restricted by various regulatory and statutory limitations. In 2005, the Bank would have available to pay dividends to the Parent Company, without approval of the OCC, approximately $152,452,000, plus net retained profits earned in 2005 prior to the dividend declaration date.

Banks are required to maintain cash on hand or noninterest-bearing balances with the FRB to meet reserve requirements. Average noninterest-bearing balances with the FRB were $30,519,000 in 2004 and $44,576,000 in 2003.

Note 28 HIBERNIA CORPORATION

The following Balance Sheets, Income Statements and Statements of Cash Flows reflect the financial position and results of operations for the Parent Company only.

Balance Sheets	December 31
($ in thousands)	2004	2003
Investment in bank subsidiary	$1,959,103	$1,594,992
Investment in nonbank subsidiaries	57,382	56,102
Other assets	107,937	155,249

Total assets	$2,124,422	$1,806,343

Other liabilities	$2,933	$10,736
Debt	179,592	18,122
Shareholders’ equity	1,941,897	1,777,485

Total liabilities and shareholders’ equity	$2,124,422	$1,806,343

Note 28 HIBERNIA CORPORATION (continued)

Income Statements	Year Ended December 31
($ in thousands)	2004	2003	2002
Equity in undistributed net income of subsidiaries	$82,408	$64,224	$85,506
Dividends from subsidiaries	217,000	195,340	167,650
Interest income	1,278	984	1,536
Other income	159	323	264
Securities gains (losses), net	(90)	699	(873)

Total income	300,755	261,570	254,083

Interest expense	6,279	—	—
Other expense	3,458	2,502	2,608

Total expense	9,737	2,502	2,608

Income before income taxes	291,018	259,068	251,475
Income tax expense (benefit)	(1,936)	732	1,618

Net income	$292,954	$258,336	$249,857

Statements of Cash Flows	Year Ended December 31
($ in thousands)	2004	2003	2002
Operating activities:
Net income	$292,954	$258,336	$249,857
Non-cash adjustment for equity in subsidiaries’ undistributed net income	(82,408)	(64,224)	(85,506)
Realized securities (gains) losses, net	90	(699)	873
Other adjustments	8,894	13,403	5,212

Net cash provided by operating activities	219,530	206,816	170,436

Investing activities:
Acquisitions, net of cash acquired of $3,167	(227,847)	—	—
Investment in and advances to subsidiaries	(26,500)	(4,700)	(9,975)
Repayment of advances to subsidiaries	24,000	3,250	—
Purchases of securities available for sale	(995)	(466)	(1,094)
Proceeds from sales of securities available for sale	5,455	1,457	1,058
Other	—	—	571

Net cash used by investing activities	(225,887)	(459)	(9,440)

Financing activities:
Dividends paid	(116,947)	(97,509)	(89,442)
Issuance of common stock	40,382	25,997	35,783
Proceeds from issuance of debt	103,721	—	—
Purchase of treasury stock	(70,731)	(87,605)	(107,004)

Net cash used by financing activities	(43,575)	(159,117)	(160,663)

Increase (decrease) in cash and cash equivalents	(49,932)	47,240	333
Cash and cash equivalents at beginning of year	133,973	86,733	86,400

Cash and cash equivalents at end of year	$84,041	$133,973	$86,733

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

The Company’s segment information is presented by line of business. Each line of business is a strategic unit that provides various products and services to groups of customers that have certain common characteristics. The reportable operating segments are Consumer, Small Business, Commercial, and Investments and Public Funds. The Consumer segment provides individuals with comprehensive products and services, including mortgage and other loans, deposit accounts, trust and investment management, brokerage, and life and health insurance. The Small Business and Commercial segments provide business entities with comprehensive products and services, including loans, deposit accounts, leasing, treasury management, investment banking, property and casualty insurance and private equity investments. The Small Business segment provides products and services to mid-size and smaller business entities (generally with annual revenues less than $10,000,000 with higher thresholds in larger Texas markets) and the Commercial segment provides products and services to larger business entities. The Investments and Public Funds segment provides a treasury function for the Company by managing public entity deposits, the investment portfolio, interest rate risk, and liquidity and funding positions. The provision for temporary impairment of mortgage servicing rights, primarily a function of interest rate risks, is also included in this segment. The Other segment includes the areas of support services and facilities management as well as income and expense items considered to be unusual.

The accounting policies used by each segment are the same as those discussed in the summary of significant accounting policies, except as described in the reconciliation of segment totals to consolidated totals. The following is a summary of certain average balances by segment.

($ in thousands)	Consumer	Small Business	Commercial	Investments and Public Funds	Other	Segment Total
December 31, 2004
Average loans	$8,027,200	$3,051,500	$3,474,100	$300	$4,900	$14,558,000
Average assets	$10,754,800	$3,061,400	$3,555,800	$4,190,600	$830,600	$22,393,200
Average deposits	$8,752,000	$2,224,600	$1,590,200	$2,629,200	$33,400	$15,229,400

December 31, 2003
Average loans	$6,459,600	$2,522,900	$2,930,700	$300	$1,500	$11,915,000
Average assets	$9,144,600	$2,532,400	$3,027,300	$3,969,200	$672,600	$19,346,100
Average deposits	$7,721,900	$1,960,700	$1,229,400	$2,314,400	$24,400	$13,250,800

Note 29 SEGMENT INFORMATION (continued)

The following table presents condensed income statements for each segment.

($ in thousands)	Consumer	Small Business	Commercial	Investments and Public Funds	Other	Segment Total
Year ended December 31, 2004
Net interest income	$434,824	$193,373	$140,554	$21,746	$(36,149)	$754,348
Provision for loan losses	26,619	10,024	11,576	—	31	48,250

Net interest income after provision for loan losses	408,205	183,349	128,978	21,746	(36,180)	706,098

Noninterest income	259,859	37,836	87,996	(2,648)	4,383	387,426
Noninterest expense	400,356	128,621	110,885	14,969	(14,700)	640,131

Income before income taxes and minority interest	267,708	92,564	106,089	4,129	(17,097)	453,393
Income tax expense	93,706	32,398	37,105	1,445	(1,397)	163,257
Minority interest	—	—	76	—	—	76

Net income	$174,002	$60,166	$68,908	$2,684	$(15,700)	$290,060

Year ended December 31, 2003
Net interest income	$389,723	$172,450	$118,446	$48,956	$(55,280)	$674,295
Provision for loan losses	34,189	11,755	14,099	—	7	60,050

Net interest income after provision for loan losses	355,534	160,695	104,347	48,956	(55,287)	614,245

Noninterest income	252,495	35,122	82,667	(23,342)	3,141	350,083
Noninterest expense	358,387	112,104	105,499	14,107	(25,714)	564,383

Income before income taxes	249,642	83,713	81,515	11,507	(26,432)	399,945
Income tax expense	87,384	29,300	28,530	4,027	(4,067)	145,174

Net income	$162,258	$54,413	$52,985	$7,480	$(22,365)	$254,771

Year ended December 31, 2002
Net interest income	$338,205	$168,807	$110,124	$124,610	$(33,377)	$708,369
Provision for loan losses	43,844	15,709	21,062	—	10	80,625

Net interest income after provision for loan losses	294,361	153,098	89,062	124,610	(33,387)	627,744

Noninterest income	219,556	32,599	60,042	(20,331)	9,069	300,935
Noninterest expense	337,859	106,977	94,045	13,960	(11,114)	541,727

Income before income taxes	176,058	78,720	55,059	90,319	(13,204)	386,952
Income tax expense	61,627	27,552	19,271	31,611	853	140,914

Net income	$114,431	$51,168	$35,788	$58,708	$(14,057)	$246,038

In order to analyze segments on an individual basis, each segment’s balance sheet is balanced by adjusting assets or liabilities to reflect its net funding position. Assets are increased if the segment has excess funds; liabilities are increased if the segment requires funding. Segment assets and deposits are decreased for cash items in process of collection, which are reclassified from assets to deposits. In 2004, the Company began to purchase brokered certificates of deposits. Brokered certificates of deposit are not included in deposits in the segment analysis and therefore are shown in the reconciliation of segment totals to consolidated totals.

Each segment’s net interest income includes an adjustment for match funding of the segment’s earning assets and liabilities. Match funding is calculated as the net interest income attributable to the various products of the segment and also indicates the historical interest rate risk taken by the entity as a whole. Interest income for tax-exempt and tax-deferred loans is adjusted to a taxable-equivalent basis. Each segment is charged a provision for loan losses that is determined based on each loan’s risk rating or loan type. In addition, each reportable segment recognizes federal income tax assuming a 35% income tax rate. State income tax expense is separately recorded on certain regulated entities that are included in the consumer segment with the remaining balance included in the other segment.

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

Note 29 SEGMENT INFORMATION (continued)

The following is a reconciliation of segment totals to consolidated totals.

($ in thousands)	Average Loans	Average Assets	Average Deposits
December 31, 2004
Segment total	$14,558,000	$22,393,200	$15,229,400
Excess funds invested	—	(2,304,700)	—
Brokered certificates of deposit	—	—	316,700
Reclassification of cash items in process of collection	—	362,700	362,700

Consolidated total	$14,558,000	$20,451,200	$15,908,800

December 31, 2003
Segment total	$11,915,000	$19,346,100	$13,250,800
Excess funds invested	—	(1,947,200)	—
Reclassification of cash items in process of collection	—	358,100	358,100

Consolidated total	$11,915,000	$17,757,000	$13,608,900

($ in thousands)	Net Interest Income	Provision for Loan Losses	Noninterest Income	Noninterest Expense	Income Tax Expense (Benefit)	Minority Interest	Net Income
Year ended December 31, 2004
Segment total	$754,348	$48,250	$387,426	$640,131	$163,257	$76	$290,060
Taxable-equivalent adjustment	(3,675)	—	—	—	(3,675)	—	—
Income tax expense	—	—	—	—	(2,894)	—	2,894

Consolidated total	$750,673	$48,250	$387,426	$640,131	$156,688	$76	$292,954

Year ended December 31, 2003
Segment total	$674,295	$60,050	$350,083	$564,383	$145,174	$—	$254,771
Taxable-equivalent adjustment	(3,542)	—	—	—	(3,542)	—	—
Income tax expense	—	—	—	—	(3,565)	—	3,565

Consolidated total	$670,753	$60,050	$350,083	$564,383	$138,067	$—	$258,336

Year ended December 31, 2002
Segment total	$708,369	$80,625	$300,935	$541,727	$140,914	$—	$246,038
Taxable-equivalent adjustment	(4,132)	—	—	—	(4,132)	—	—
Income tax expense	—	—	—	—	(3,819)	—	3,819

Consolidated total	$704,237	$80,625	$300,935	$541,727	$132,963	$—	$249,857